As filed with the Securities and Exchange Commission on April 23, 2025
Registration No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mallinckrodt plc
(Exact Name of Registrant as Specified in Its Charter)
Ireland (State or other jurisdiction of incorporation or organization)	College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, D15 TX2V, Ireland (Primary Standard Industrial Classification Code Number)	98-1088325 (I.R.S. Employer Identification No.)
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
+353 1 696 0000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark Tyndall
Executive Vice President,
Chief Legal Officer &
Corporate Secretary
College Business & Technology Park, Cruiserath, Blanchardstown,
Dublin 15, D15 TX2V, Ireland
+353 1 696 0000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Adam O. Emmerich Victor Goldfeld Viktor Sapezhnikov Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Matthew J. Maletta Executive Vice President, Chief Legal Officer & Secretary Endo, Inc. 9 Great Valley Parkway Malvern, PA 19355 (484) 216-0000	Michael Kaplan Michael Davis Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 +1 (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and upon completion or waiver of all other conditions to the closing of the transactions described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission (“SEC”), acting pursuant to said Section 8(a), may determine.

The information accompanying this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED April 23, 2025
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS — YOUR VOTE IS VERY IMPORTANT
Endo, Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
[       ], 2025
Dear Endo Stockholder:
You are cordially invited to attend a special meeting of the stockholders (the “Endo special meeting”) of Endo, Inc. (“Endo”), to be held on [      ], 2025 at [      ] a.m., Eastern Time, [online] at [       ].
At the Endo special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Transaction Agreement, dated March 13, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Transaction Agreement”), by and among Mallinckrodt plc (“Mallinckrodt”), Endo and Salvare Merger Sub LLC, a wholly owned subsidiary of Mallinckrodt (“Merger Sub”), including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation (the “Endo transaction proposal”). Pursuant to the terms of the Transaction Agreement: (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement (the “articles scheme amendment”) under the Companies Act of 2014 of Ireland (as amended) (the “scheme” or “scheme of arrangement”), which requires shareholder approval and Irish High Court sanction; (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM following the articles scheme amendment (the “post-scheme amendments” and together with the articles scheme amendment, the “constitution amendments”); and (iii) Merger Sub will merge with and into Endo (such merger, the “business combination”, and, together with the scheme of arrangement, the constitution amendments and the other transactions contemplated by the Transaction Agreement to occur at completion referred to collectively as the “transaction”), with Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt. You will also be asked to consider and vote on: (i) two non-binding advisory proposals to approve the creation of “distributable reserves” of Mallinckrodt (being the first Mallinckrodt distributable reserves creation and the second Mallinckrodt distributable reserves creation), which are required under Irish law in order for Mallinckrodt to pay dividends and make other types of distributions and to repurchase or redeem shares in the future following the completion of the transaction, if and when the board of directors of Mallinckrodt should determine to do so (each, an “Endo distributable reserve proposal”, and together the “Endo distributable reserves proposals”); (ii) a non-binding advisory proposal relating to the compensation that may be paid or become payable to Endo’s named executive officers that is based on or otherwise relates to the transaction (the “Endo combination-related compensation proposal”); and (iii) non-binding advisory proposals to approve certain amendments to Mallinckrodt’s articles of association to ensure that Mallinckrodt’s articles of association are in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt ordinary shares on the NYSE (the “Endo amendment proposals”).
If the transaction is completed, each share of common stock, par value $0.001 per share, of Endo (the “Endo common stock”) (other than certain excluded shares, such as the shares of Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries) issued and outstanding immediately prior to the business combination will be canceled and will automatically be converted into the right to receive a number of ordinary shares of Mallinckrodt, par value $0.01 (the “Mallinckrodt ordinary shares”) (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)) (together, the “transaction consideration”). The exchange ratio will not fluctuate up or down based on the price of the Endo common stock or the Mallinckrodt ordinary shares prior to the transaction. Upon completion of the transaction, the parties expect that former shareholders of Endo will own an amount equal to 49.9%, and the existing shareholders of Mallinckrodt will own an amount equal to 50.1%, of the outstanding Mallinckrodt ordinary shares.
On March 12, 2025, Endo’s board of directors (the “Endo board of directors”) reviewed and considered the terms and conditions of the Transaction Agreement and the transaction and, after considering various factors, including those described in the accompanying joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of Endo and the Endo stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the transaction; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by Endo, the performance by Endo of its covenants and other obligations under the Transaction Agreement, and the consummation of the transaction, including the business combination; and resolved that the Transaction Agreement be submitted to Endo stockholders for adoption.
The Endo board of directors recommends that you vote (i) “FOR” the Endo transaction proposal, (ii) “FOR” the Endo distributable reserves proposals, (iii) “FOR” the Endo combination-related compensation proposal and (iv) “FOR” the Endo amendment proposals each as described in more detail under “The Endo Proposals” beginning at page [•] in the accompanying joint proxy statement/prospectus.
The enclosed joint proxy statement/prospectus provides detailed information about the Endo special meeting, the Transaction Agreement, the business combination and each of the Endo stockholder proposals. A copy of the Transaction Agreement is attached as Annex B to accompany the joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus also describes the actions and determinations of the Endo board of directors in connection with its evaluation of the Transaction Agreement and the business combination. You are encouraged to read the accompanying joint proxy statement/prospectus and its annexes carefully and in their entirety, including the section of the accompanying joint proxy statement/prospectus entitled “Risk Factors” beginning on page 49, for a discussion of risks relating to the business combination and the combined company following the transaction. You may also obtain more information about Endo from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
The business combination cannot be completed unless Endo’s stockholders approve the Endo transaction proposal. Your vote on these matters is very important, regardless of the number of shares you own. We appreciate you taking the time to vote promptly and encourage you to do so electronically, whether or not you plan to attend the Endo special meeting. After reading the accompanying joint proxy statement/prospectus, please vote at your earliest convenience by voting over the Internet using the Internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Endo special meeting.
If your shares of Endo common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, then the broker, bank, trustee or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name”. “Street name” holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trustee or other nominee how to vote their shares using the methods described above. Because the proposals are “non-routine matters”, your broker, bank, trustee or other nominee does not have discretionary authority to vote your shares on the proposals. If your shares of Endo common stock are held in “street name”, your broker, bank, trustee or other nominee has enclosed a voting instruction form with the accompanying joint proxy statement/prospectus. If you hold your shares in “street name” and give voting instructions to your broker, bank, trustee or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then those shares will be deemed present at the Endo special meeting for purposes of establishing a quorum at the Endo special meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. We encourage you to authorize your broker, bank, trustee or other nominee to vote your shares “FOR” each of the proposals by following the instructions provided on the enclosed voting instruction form to provide your instructions over the

Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. We encourage you to vote electronically.
The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Endo special meeting will have the same effect as a vote “AGAINST” the Endo transaction proposal, will not have any effect on the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals, and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction at business at the Endo special meeting. Abstentions will be counted as votes “AGAINST” the Endo proposals.
Because each of the proposals presented to Endo stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Endo special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Endo special meeting, and otherwise will have no effect on a particular proposal.
The Endo special meeting will be held virtually and you will be able to attend the meeting and vote via the Internet at [      ] by using the 16-digit control number included in your proxy materials. You will not be able to attend the Endo special meeting in person.
If you have any questions about the accompanying joint proxy statement/prospectus, the Endo special meeting, the Transaction Agreement, the business combination or the transaction or need assistance with voting procedures, please contact [      ] by calling [       ] (TOLL-FREE from the United States and Canada) or [•] (from other locations).
On behalf of the Endo board of directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,
Paul Herendeen Chairman of the Board
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the transaction and the Mallinckrodt share issuance in connection with the transaction, or determined if the information contained in the accompanying joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The joint proxy statement/prospectus is dated [      ], 2025 and, together with the enclosed form of proxy card, is first being mailed to Endo stockholders on or about [      ], 2025.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY―SUBJECT TO COMPLETION, DATED April 23, 2025
MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
To our Shareholders:
You are cordially invited to attend five special meetings of the shareholders of Mallinckrodt plc (“Mallinckrodt”). The first four special meetings shall be a special court meeting for each relevant class of our shareholders (as described in more detail below) (each a “court meeting” and collectively the “court meetings”), to be held on [      ] at [      ] a.m., at [      ] a.m., at [      ] a.m., at [      ] a.m. local time, respectively, or if later, immediately after the conclusion or adjournment of the preceding court meeting, each to be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. The final special meeting, the extraordinary general meeting of Mallinckrodt shareholders, referred to as the EGM (together with the court meetings, as applicable, the “special meetings”), is to be held on [      ] at [      ] a.m. local time, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, or, if later, immediately after the conclusion or adjournment of the applicable court meetings.
As previously announced, on March 13, 2025, Mallinckrodt entered into a Transaction Agreement (as it may be amended, supplemented, or otherwise modified from time to time, the “Transaction Agreement”) with Endo, Inc. (“Endo”) and Salvare Merger Sub LLC (“Merger Sub”), which provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that: (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement (the “articles scheme amendment”) under the Companies Act 2014 of Ireland (as amended) (the “scheme” or “scheme of arrangement”), which requires shareholder approval and Irish High Court sanction; (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM following the articles scheme amendment (the “post-scheme amendments” and together with the articles scheme amendment, the “constitution amendments”); and (iii) Merger Sub will merge with and into Endo, with Endo surviving the merger as a wholly owned subsidiary of Mallinckrodt (the “business combination”, and together with the scheme of arrangement, the constitution amendments and the other transactions contemplated by the Transaction Agreement to occur at or prior to completion are referred to collectively as the “transaction”).
As a result of the business combination, each share of common stock, par value $0.001 per share, of Endo outstanding immediately prior to the business combination (“Endo common stock”), other than certain excluded shares of Endo common stock, will be canceled and converted into the right to receive a number of ordinary shares of Mallinckrodt, par value $0.01 (the “Mallinckrodt ordinary shares”) (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)) (together, the “transaction consideration”). The exchange ratio will be such that upon completion of the transaction, former shareholders of Endo are expected to own an amount equal to 49.9%, and the existing shareholders of Mallinckrodt are expected to own an amount equal to 50.1%, of the outstanding Mallinckrodt ordinary shares.
On March 10, 2025, Mallinckrodt’s board of directors (the “Mallinckrodt board of directors”) reviewed and considered the terms and conditions of the Transaction Agreement and the transaction and, after considering various factors, and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of Mallinckrodt and the Mallinckrodt shareholders, and declared it advisable, to enter into the Transaction Agreement and consummate the transaction; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by Mallinckrodt, the performance by Mallinckrodt of its covenants and other obligations under the Transaction Agreement, and the consummation of the transaction, including the scheme and the business combination and resolved that the proposals described in more detail under “The Mallinckrodt EGM Proposals” beginning at page [•] in the accompanying joint proxy statement/prospectus be submitted to the Mallinckrodt shareholders for approval.

You are being asked to vote on a proposal to approve the scheme of arrangement being presented at both (i) the respective court meeting(s) applicable to you; and (ii) the EGM.
Mallinckrodt currently has one class of outstanding shares, being the Mallinckrodt ordinary shares. However, in considering the scheme, and the composition of the underlying court meetings, the Irish High Court may divide shareholders into additional voting classes, based on shareholders whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. Accordingly, due to the rights granted under the existing Mallinckrodt constitution to the first list shareholders, the second designator shareholders and the third designator shareholders (each as defined in the scheme) respectively, it is possible that each of these shareholder groups may be considered a ‘class’ by the Irish High Court for the purpose of approving the scheme.
Therefore, due to the different rights amongst the above shareholder groups, Mallinckrodt considers that certain shareholders should vote in a separate class at the court meetings to approve the scheme: (i) first list shareholders; (ii)  the second designator shareholders; (iii) the third designator shareholders; and (iv) the non-designated shareholders (being all those Mallinckrodt ordinary shareholders other than the first list shareholders, the second designator shareholders and the third designator shareholders).
Unlike the court meetings, the composition of the EGM is determined by the class of outstanding shares in accordance with the Irish Companies Act. Accordingly, as Mallinckrodt only has one class of outstanding shares (being the Mallinckrodt ordinary shares), the EGM will be comprised of one meeting of the Mallinckrodt shareholders.
Further details as regards the composition of each class of shareholders at each court meeting are contained under [•] beginning at page [•] in the accompanying joint proxy statement/prospectus.
You are also being asked to vote on nine additional proposals being presented at the EGM (the “EGM proposals”), certain of which Mallinckrodt shareholders must approve in order to properly implement the scheme and for the transaction to complete. In addition to approving the scheme and the authorization of the directors of Mallinckrodt to implement the scheme, you will also be asked to: (i) subject to and conditional upon the scheme being approved by the requisite majorities at each of the court meetings and the sanction of the scheme by the Irish High Court, approve the amendment of the articles of association of Mallinckrodt in accordance with the articles scheme amendment; (ii) subject to and conditional upon the foregoing resolutions being approved and the scheme of arrangement becoming effective, (x) approve a variation and increase in Mallinckrodt’s authorized share capital, and (y) approve the post-scheme amendments to be effective upon the completion of the transaction (which include several amendments to both the memorandum of association of Mallinckrodt and to the articles of association of Mallinckrodt); (iii) approve the creation of “distributable reserves” of Mallinckrodt which are required under Irish law in order for Mallinckrodt to, among other things, be able to pay dividends following completion of the transaction (pursuant to the Mallinckrodt distributable reserves proposals); (iv) approve the amended and restated registration rights agreement of Mallinckrodt; and (v) approve the adjournment of the EGM in certain circumstances, each as described in more detail under “The Mallinckrodt EGM Proposals” beginning at page [•] in the accompanying joint proxy statement/prospectus.
More information about the transaction and the proposals is contained in the accompanying joint proxy statement/prospectus. We urge all Mallinckrodt shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 49 of the accompanying joint proxy statement/prospectus.
Your proxy is being solicited by the board of directors of Mallinckrodt. The Mallinckrodt board of directors unanimously recommends that the shareholders of Mallinckrodt vote in favor of the scheme at the court meetings and in favor of the scheme and other resolutions at the EGM described in the accompanying joint proxy statement/prospectus. In considering the recommendation of the Mallinckrodt board of directors, you should be aware that directors and executive officers of Mallinckrodt may have interests in the transaction that may be in addition to, or different from, any interests they may have as shareholders. Your vote is very important. Please vote as soon as possible, whether or not you plan to attend the Mallinckrodt special meetings, by following the instructions in the accompanying joint proxy statement/prospectus.
The transaction cannot be completed unless Mallinckrodt’s shareholders approve the scheme of arrangement at the court meetings and the EGM and approve the constitution amendments at the EGM. Your vote on these matters is very important, regardless of the number of Mallinckrodt shares you own. We appreciate you taking the time to vote promptly and encourage you to do so electronically, whether or not you plan to attend the Mallinckrodt special meetings. After reading the accompanying joint proxy statement/prospectus, please vote at your earliest convenience by telephone using the toll-free number on the proxy card or over the Internet as instructed on the applicable enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and mailing your completed and signed proxy cards in the enclosed return envelope in accordance with the instructions contained therein. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the applicable Mallinckrodt special meeting.

On behalf of the Mallinckrodt board of directors, thank you for your consideration and continued support.
Very truly yours,
Paul M. Bisaro
Chairman of the Board
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies Act 2014 of Ireland (as amended), the European Union (Prospectus) Regulations 2019 of Ireland (as amended) or the Central Bank (Investment Market Conduct) Rules 2019 of Ireland issued by the Central Bank of Ireland, and the Central Bank of Ireland has not approved this document.
The accompanying joint proxy statement/prospectus is dated [      ], 2025, and is first being mailed to shareholders of Mallinckrodt on or about [      ], 2025.

YOUR VOTE IS IMPORTANT.
IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE COURT MEETINGS (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF MALLINCKRODT SHAREHOLDERS IN THE COURT’S OPINION. TO ENSURE YOUR REPRESENTATION AT THE RELEVANT SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE APPLICABLE ENCLOSED FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE MANNER PROVIDED BELOW. IF YOU ATTEND THE RELEVANT SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A COMPLETED FORM OF PROXY, BUT YOUR VOTE AT THE RELEVANT SPECIAL MEETING WILL SUPERSEDE YOUR PREVIOUSLY SUBMITTED PROXY.
Dated [           ], 2025
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Solicitors for Mallinckrodt plc

Endo, Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
NOTICE OF SPECIAL MEETING OF ENDO STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY.
TO THE STOCKHOLDERS OF ENDO, INC.:
You are cordially invited to attend a special meeting of stockholders (the “Endo special meeting”) of Endo, Inc. (“Endo”) to be held on [           ], 2025, at [           ] Eastern Time, at [           ].
The Endo special meeting will be held for the following purposes:
1.
to consider and vote on a proposal to approve and adopt the Transaction Agreement, dated as of March 13, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Mallinckrodt plc (“Mallinckrodt”), Endo and Salvare Merger Sub LLC, a wholly owned subsidiary of Mallinckrodt (“Merger Sub”), including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation, which is further described in the sections of the accompanying joint proxy statement/prospectus (the “joint proxy statement/prospectus”) entitled “The Transaction” and “The Transaction Agreement” beginning on page [•] and page [•], respectively, of the accompanying joint proxy statement/prospectus, and a copy of which is attached as Annex B to the accompanying joint proxy statement/prospectus accompanying this notice (the “Endo transaction proposal”);

2.
to consider and vote on two non-binding, advisory proposals to approve: (i) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of the accompanying joint proxy statement/prospectus (the “first Mallinckrodt distributable reserves creation”); and (ii) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement) (the “second Mallinckrodt distributable reserves creation”), to allow for the creation of distributable reserves of Mallinckrodt which are required under Irish law in order to allow Mallinckrodt to make distributions and to pay dividends and repurchase or redeem shares (the “Endo distributable reserves proposals”);

3.
to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Endo to its named executive officers in connection with the transactions contemplated by the Transaction Agreement (the “Endo combination-related compensation proposal”); and

4.
to consider and vote on non-binding, advisory proposals to approve certain amendments to the articles of association of Mallinckrodt, which are further described in the section of the accompanying joint proxy statement/prospectus entitled “The Endo Proposals” beginning on page

[•] of the accompanying joint proxy statement/prospectus (the “Endo amendment proposals”, and, together with the Endo transaction proposal, the Endo distributable reserves proposals and the Endo combination-related compensation proposal, the “Endo proposals”).
The affirmative vote of a majority of the outstanding shares of Endo’s common stock, par value $0.001 per share (“Endo common stock”), entitled to vote thereon is required to approve the Endo transaction proposal. The affirmative vote of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding advisory votes, the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals. The failure of any Endo stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Endo special meeting will have the same effect as a vote “AGAINST” the Endo transaction proposal, will not have any effect on the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals, and will cause such Endo stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction at business at the Endo special meeting. Abstentions will be counted as votes “AGAINST” the Endo proposals. Because each of the proposals presented to Endo stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Endo special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Endo special meeting, and otherwise will have no effect on a particular proposal.
Only Endo stockholders of record as of the close of business on [           ], 2025 are entitled to notice of the Endo special meeting and to vote at the Endo special meeting or at any adjournment or postponement thereof. A list of Endo stockholders entitled to vote at the Endo special meeting will be available in our principal executive offices, located at 9 Great Valley Parkway, Malvern, Pennsylvania 19355, United States, during regular business hours for a period of no less than ten days ending on the day before the date of the Endo special meeting.
Endo stockholders and beneficial owners who do not vote in favor of the Endo proposals will have the right to seek appraisal of the fair value of their shares of Endo common stock if they comply with the requirements of, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law, which are summarized in the joint proxy statement/prospectus accompanying this notice in the section of the joint proxy statement/prospectus entitled “Appraisal Rights of Endo Stockholders” beginning on page [•]. A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/.
Endo’s board of directors (the “Endo board of directors”) recommends that you vote “FOR” the Endo transaction proposal, “FOR” the Endo distributable reserves proposals, “FOR” the Endo combination-related compensation proposal and “FOR” the Endo amendment proposals. In considering the recommendation of the Endo board of directors, Endo stockholders should be aware that Endo’s executive officers and members of the Endo board of directors may have agreements and arrangements in place that provide them with interests in the transaction and the other transactions contemplated by the Transaction Agreement that may be different from, or in addition to, those of Endo stockholders generally. See the section of the accompanying joint proxy statement/prospectus entitled “Interests of Certain Persons in the Transaction — Endo” beginning on page [•] of the accompanying joint proxy statement/prospectus.
The accompanying joint proxy statement/prospectus provides detailed information about the Endo special meeting and a summary of the Transaction Agreement and the transaction. The enclosed proxy statement/prospectus, including the copy of the Transaction Agreement attached thereto as Annex B, is incorporated by reference into this Notice of Special Meeting.
Our Notice of Special Meeting and the accompanying joint proxy statement/prospectus are available at [           ].

By order of the Board of Directors,

Matthew J. Maletta Executive Vice President, Chief Legal Officer and Secretary
[ ], 2025
IMPORTANT
Your vote is extremely important. Whether or not you plan to virtually attend the Endo special meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” each of the Endo proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
D.F. King & Co., Inc.
Endo Stockholders May Call: [        ] (TOLL-FREE from the U.S. and Canada)
or [        ] (from other locations)
Banks and Brokers May Call Collect: [        ]

MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
NOTICE OF COURT MEETING OF THE FIRST LIST SHAREHOLDERS
THE HIGH COURT, COMMERCIAL, 2025 No. 2025 [           ] COS
IN THE MATTER OF MALLINCKRODT PLC
— and —
IN THE MATTER OF THE COMPANIES ACT 2014 OF IRELAND
NOTICE IS HEREBY GIVEN that, by an order dated [           ] 2025 made in the above matter (the “order”), the Irish High Court has, in accordance with Section 450 of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), directed that a meeting (the “first list shareholders’ court meeting”) be convened of the first list shareholders (as such term is defined in the existing Mallinckrodt articles of association) as holders of their respective Mallinckrodt ordinary shares (the “first list shares”) for the purpose of considering and, if thought fit, approving (i) a resolution to approve (with or without modification) a scheme of arrangement pursuant to Chapter 1 of Part 9 of the Irish Companies Act proposed to be made between Mallinckrodt and all Mallinckrodt shareholders (the “scheme” or “scheme of arrangement”), and (ii) any motion by the chair of the first list shareholders’ court meeting (the “chair”) to adjourn the first list shareholders’ court meeting, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the first list shareholders’ court meeting to approve the scheme, and that such first list shareholders’ court meeting be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ], at which place and time all first list shareholders are invited to attend and vote; such resolution being in the following terms:
“THAT the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court be approved.”
As required by Section 449(1) of the Irish Companies Act, the resolution to approve the scheme of arrangement requires the approval at the first list shareholders’ court meeting (or any adjournment of such meeting) of a majority in number of the first list shareholders representing at least three-fourths (75%) in value of the first list shares held by such first list shareholders as of the voting record time, voted at such first list shareholders’ court meeting, either in person or by proxy. The quorum for the first list shareholders’ court meeting shall be one or more persons holding or representing by proxy, at least [a third (33%)] of the nominal value of the issued first list shares, which quorum has been approved by the Irish High Court. The scheme resolution shall be decided on a poll. Because the vote required to approve the resolution at the first list shareholders’ court meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the resolution.
A copy of the scheme document and a copy of the scheme explanatory statement required to be furnished pursuant to Section 452 of the Irish Companies Act are incorporated in the accompanying joint proxy statement/prospectus of which this notice forms part.
Terms used in this notice have the meanings given to them in the accompanying joint proxy statement/prospectus (save as otherwise defined in this notice).

By the said order, the Irish High Court has designated Mr. Paul M. Bisaro, or, failing him, such other person as the Mallinckrodt board of directors may determine to act as chair of the first list shareholders’ court meeting and has directed that such chair report the result of the first list shareholders’ court meeting to the Irish High Court.
Subject to, amongst other items, the approval of the resolution to approve the scheme of arrangement proposed at the first list shareholders’ court meeting convened by this notice, the approval of the resolution to approve the scheme proposed at each of the other court meetings, the approval of certain of the resolutions to be proposed at the extraordinary general meeting of Mallinckrodt shareholders, in each case convened for [           ] 2025, it is anticipated that Mallinckrodt will (subject to the availability of the Irish High Court) apply to the Irish High Court to sanction the scheme and anticipates that said application will be heard in [mid-]2025 (subject to the discretion of the Irish High Court and the timing of the receipt of all the necessary regulatory approvals (as applicable)).
YOUR VOTE IS IMPORTANT. IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE FIRST LIST SHAREHOLDERS’ COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF FIRST LIST SHAREHOLDERS IN THE COURT’S OPINION. TO ENSURE YOUR REPRESENTATION AT THE FIRST LIST SHAREHOLDERS’ COURT MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY FOR THE FIRST LIST SHAREHOLDERS’ COURT MEETING AS PROMPTLY AS POSSIBLE IN THE MANNER PROVIDED BELOW. IF YOU ATTEND THE FIRST LIST SHAREHOLDERS’ COURT MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A COMPLETED FORM OF PROXY, BUT YOUR VOTE AT THE FIRST LIST SHAREHOLDERS’ COURT MEETING WILL SUPERSEDE YOUR PREVIOUSLY SUBMITTED PROXY.
Dated: [           ] 2025
By order of the High Court of Ireland
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380
Ireland
Irish Legal Counsel for Mallinckrodt plc

NOTES TO THE NOTICE OF FIRST LIST SHAREHOLDERS’ COURT MEETING
Availability of documents and information in connection with the first list shareholders’ court meeting
1.
Information regarding the first list shareholders’ court meeting, including the full, unabridged text of the documents and resolutions to be submitted to the first list shareholders’ court meeting, is available to shareholders of record at proxyvote.com. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.

2.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this notice.

Appointment of Proxies
3.
Any shareholder entitled to attend and vote at the first list shareholders’ court meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed via the Internet or by phone in the manner set out in our proxy card or by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by [           ] on [           ] 2025.

4.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the first list shareholders’ court meeting in person in order for your votes to be cast.

Record Date
5.
The record date for the first list shareholders’ court meeting shall be [           ] 2025.

MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
NOTICE OF COURT MEETING OF THE SECOND DESIGNATOR SHAREHOLDERS
THE HIGH COURT, COMMERCIAL, 2025 No. 2025 [           ] COS
IN THE MATTER OF MALLINCKRODT PLC
— and —
IN THE MATTER OF THE COMPANIES ACT 2014 OF IRELAND
NOTICE IS HEREBY GIVEN that, by an order dated [           ] 2025 made in the above matter (the “order”), the Irish High Court has, in accordance with Section 450 of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), directed that a meeting (the “second designator shareholders’ court meeting”) be convened of the second designator shareholders (as such term is defined in the existing Mallinckrodt articles of association) as holders of their respective Mallinckrodt ordinary shares (the “second designator shares”), for the purpose of considering and, if thought fit, approving (i) a resolution to approve (with or without modification) a scheme of arrangement pursuant to Chapter 1 of Part 9 of the Irish Companies Act proposed to be made between Mallinckrodt and all Mallinckrodt shareholders (the “scheme” or “scheme of arrangement”), and (ii) any motion by the chair of the second designator shareholders’ court meeting (the “chair”) to adjourn the second designator shareholders’ court meeting, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the second designator shareholders’ court meeting to approve the scheme, and that such second designator shareholders’ court meeting be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ] or, if later, immediately after the conclusion or adjournment of the first list shareholders’ court meeting, at which place and time all second designator shareholders are invited to attend and vote; such resolution being in the following terms:
“THAT the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court be approved.”
As required by Section 449(1) of the Irish Companies Act, the resolution to approve the scheme of arrangement requires the approval at the second designator shareholders’ court meeting (or any adjournment of such meeting) of a majority in number of the second designator shareholders representing at least three-fourths (75%) in value of the second designator shares held by such second designator shareholders as of the voting record time, voted at such second designator shareholders’ court meeting, either in person or by proxy. The quorum for the second designator shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [a third (33%)] of the nominal value of the issued second designator shares, which quorum has been approved by the Irish High Court. The scheme resolution shall be decided on a poll. Because the vote required to approve the resolution at the second designator shareholders’ court meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the resolution.
A copy of the scheme document and a copy of the scheme explanatory statement required to be furnished pursuant to Section 452 of the Irish Companies Act are incorporated in the accompanying joint proxy statement/prospectus of which this notice forms part.

Terms used in this notice have the meanings given to them in the accompanying joint proxy statement/prospectus (save as otherwise defined in this notice).
By the said order, the Irish High Court has designated Mr. Paul M. Bisaro, or, failing him, such other person as the Mallinckrodt board of directors may determine to act as chair of the second designator shareholders’ court meeting and has directed that such chair report the result of the second designator shareholders’ court meeting to the Irish High Court.
Subject to, amongst other items, the approval of the resolution to approve the scheme of arrangement proposed at the second designator shareholders’ court meeting convened by this notice, the approval of the resolution to approve the scheme proposed at each of the other court meetings, the approval of certain of the resolutions to be proposed at the extraordinary general meeting of Mallinckrodt shareholders, in each case convened for [           ] 2025 it is anticipated that Mallinckrodt will (subject to the availability of the Irish High Court) apply to the Irish High Court to sanction the scheme and anticipates that said application will be heard in [mid-]2025. (subject to the discretion of the Irish High Court and the timing of the receipt of all the necessary regulatory approvals (as applicable)).
YOUR VOTE IS IMPORTANT. IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SECOND DESIGNATOR SHAREHOLDERS IN THE COURT’S OPINION. TO ENSURE YOUR REPRESENTATION AT THE SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY FOR THE SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING AS PROMPTLY AS POSSIBLE IN THE MANNER PROVIDED BELOW. IF YOU ATTEND THE SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A COMPLETED FORM OF PROXY, BUT YOUR VOTE AT THE SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING WILL SUPERSEDE YOUR PREVIOUSLY SUBMITTED PROXY.
Dated: [           ] 2025
By order of the High Court of Ireland
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380
Ireland
Irish Legal Counsel for Mallinckrodt plc

NOTES TO THE NOTICE OF SECOND DESIGNATOR SHAREHOLDERS’ COURT MEETING
Availability of documents and information in connection with the second designator shareholders’ court meeting
1.
Information regarding the second designator shareholders’ court meeting, including the full, unabridged text of the documents and resolutions to be submitted to the second designator shareholders’ court meeting, is available to shareholders of record at proxyvote.com. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.

2.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this notice.

Appointment of Proxies
3.
Any shareholder entitled to attend and vote at the second designator shareholders’ court meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed via the Internet or by phone in the manner set out in our proxy card or by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by [           ] on [           ] 2025.

4.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the second designator shareholders’ court meeting in person in order for your votes to be cast.

Record Date
5.
The record date for the second designator shareholders’ court meeting shall be [           ] 2025.

MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
NOTICE OF COURT MEETING OF THE THIRD DESIGNATOR SHAREHOLDERS
THE HIGH COURT, COMMERCIAL, 2025 No. 2025 [           ] COS
IN THE MATTER OF MALLINCKRODT PLC
— and —
IN THE MATTER OF THE COMPANIES ACT 2014 OF IRELAND
NOTICE IS HEREBY GIVEN that, by an order dated [           ] 2025 made in the above matter (the “order”), the Irish High Court has, in accordance with Section 450 of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), directed that a meeting (the “third designator shareholders’ court meeting”) be convened of the third designator shareholders (as such term is defined in the existing Mallinckrodt articles of association) as holders of their respective Mallinckrodt ordinary shares (the “third designator shares”), for the purpose of considering and, if thought fit, approving (i) a resolution to approve (with or without modification) a scheme of arrangement pursuant to Chapter 1 of Part 9 of the Irish Companies Act proposed to be made between Mallinckrodt and all Mallinckrodt shareholders (the “scheme” or “scheme of arrangement”), and (ii) any motion by the chair of the third designator shareholders’ court meeting (the “chair”) to adjourn the third designator shareholders’ court meeting, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the third designator shareholders’ court meeting to approve the scheme, and that such third designator shareholders’ court meeting be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ] or, if later, immediately after the conclusion or adjournment of the second designators’ court meeting, at which place and time all third designator shareholders are invited to attend and vote; such resolution being in the following terms:
“THAT the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court be approved.”
As required by Section 449(1) of the Irish Companies Act, the resolution to approve the scheme of arrangement requires the approval at the third designator shareholders’ court meeting (or any adjournment of such meeting) of a majority in number of the third designator shareholders representing at least three-fourths (75%) in value of the third designator shares held by such third designator shareholders as of the voting record time, voted at such third designator shareholders’ court meeting, either in person or by proxy. The quorum for the third designator shareholders’ court meeting shall be one or more persons holding or representing by proxy, at least [a third (33%)] of the nominal value of the issued third designator shares, which quorum has been approved by the Irish High Court. The scheme resolution shall be decided on a poll. Because the vote required to approve the resolution at the third designator shareholders’ court meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the resolution.
A copy of the scheme document and a copy of the scheme explanatory statement required to be furnished pursuant to Section 452 of the Irish Companies Act are incorporated in the accompanying joint proxy statement/prospectus, of which this notice forms part.

Terms used in this notice have the meanings given to them in the accompanying joint proxy statement/prospectus (save as otherwise defined in this notice).
By the said order, the Irish High Court has designated Mr. Paul M. Bisaro, or, failing him, such other person as the Mallinckrodt board of directors may determine to act as chair of the third designator shareholders’ court meeting and has directed that such chair report the result of the third designator shareholders’ court meeting to the Irish High Court.
Subject to, amongst other items, the approval of the resolution to approve the scheme of arrangement proposed at the third designator shareholders’ court meeting convened by this notice, the approval of the resolution to approve the scheme proposed at each of the other court meetings, the approval of certain of the resolutions to be proposed at the extraordinary general meeting of Mallinckrodt shareholders, in each case convened for [           ] 2025, it is anticipated that Mallinckrodt will (subject to the availability of the Irish High Court) apply to the Irish High Court to sanction the scheme and anticipates that said application will be heard in [mid-]2025 (subject to the discretion of the Irish High Court and the timing of the receipt of all the necessary regulatory approvals (as applicable)).
YOUR VOTE IS IMPORTANT. IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF THIRD DESIGNATOR SHAREHOLDERS IN THE COURT’S OPINION. TO ENSURE YOUR REPRESENTATION AT THE THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY FOR THE THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING AS PROMPTLY AS POSSIBLE IN THE MANNER PROVIDED BELOW. IF YOU ATTEND THE THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A COMPLETED FORM OF PROXY, BUT YOUR VOTE AT THE THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING WILL SUPERSEDE YOUR PREVIOUSLY SUBMITTED PROXY.
Dated: [           ] 2025
By order of the High Court of Ireland
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380
Ireland
Irish Legal Counsel for Mallinckrodt plc

NOTES TO THE NOTICE OF THIRD DESIGNATOR SHAREHOLDERS’ COURT MEETING
Availability of documents and information in connection with the third designator shareholders’ court meeting
1.
Information regarding the third designator shareholders’ court meeting, including the full, unabridged text of the documents and resolutions to be submitted to the third designator shareholders’ court meeting, is available to shareholders of record at proxyvote.com. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.

2.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this notice.

Appointment of Proxies
3.
Any shareholder entitled to attend and vote at the third designator shareholders’ court meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed via the internet or by phone in the manner set out in our proxy card or by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by [           ] on [           ] 2025.

4.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the third designator shareholders’ court meeting in person in order for your votes to be cast.

Record Date
5.
The record date for the third designator shareholders’ court meeting shall be [           ], 2025.

MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
NOTICE OF COURT MEETING OF THE NON-DESIGNATED SHAREHOLDERS
THE HIGH COURT, COMMERCIAL, 2025 No. 2025 [           ] COS
IN THE MATTER OF MALLINCKRODT PLC
— and —
IN THE MATTER OF THE COMPANIES ACT 2014 OF IRELAND
NOTICE IS HEREBY GIVEN that, by an order dated [           ], 2025 made in the above matter (the “order”), the Irish High Court has, in accordance with Section 450 of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), directed that a meeting (the “non-designated shareholders’ court meeting”) be convened of the non-designated shareholders (being all Mallinckrodt shareholders who are not otherwise deemed to be first list shareholders, second designator shareholders, or third designator shareholders in accordance with the existing Mallinckrodt articles of association), as holders of their respective Mallinckrodt ordinary shares (the “non-designated shares”), for the purpose of considering and, if thought fit, approving (i) a resolution to approve (with or without modification) a scheme of arrangement pursuant to Chapter 1 of Part 9 of the Irish Companies Act proposed to be made between Mallinckrodt and all Mallinckrodt shareholders (the “scheme” or “scheme of arrangement”), and (ii) any motion by the chair of the non-designated shareholders’ court meeting (the “chair”) to adjourn the non-designated shareholders’ court meeting, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the non-designated shareholders’ court meeting to approve the scheme, and that such non-designated shareholders’ court meeting be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ], 2025 at [           ] or, if later, immediately after the conclusion or adjournment of the third designator shareholders’ court meeting, at which place and time all non-designated shareholders are invited to attend and vote; such resolution being in the following terms:
“THAT the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court be approved.”
As required by Section 449(1) of the Irish Companies Act, the resolution to approve the scheme of arrangement requires the approval at the non-designated shareholders’ court meeting (or any adjournment of such meeting) of a majority in number of the non-designated shareholders representing at least three-fourths (75%) in value of the non-designated shares held by such non-designated shareholders as of the voting record time, voted at such non-designated shareholders’ meeting, either in person or by proxy. The quorum for the non-designated shareholders’ court meeting shall be one or more persons holding or representing by proxy at least [a third (33%)] of the nominal value of the issued non-designated shares, which quorum has been approved by the Irish High Court. The scheme resolution shall be decided on a poll. Because the vote required to approve the resolution at the non-designated shareholders’ court meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the resolution.

A copy of the scheme document and a copy of the scheme explanatory statement required to be furnished pursuant to Section 452 of the Irish Companies Act are incorporated in the accompanying joint proxy statement/prospectus, of which this notice forms part.
Terms used in this notice have the meanings given to them in the accompanying joint proxy statement/prospectus (save as otherwise defined in this notice).
By the said order, the Irish High Court has designated Mr. Paul M. Bisaro, or, failing him, such other person as the Mallinckrodt board of directors may determine to act as chair of the non-designated shareholders’ court meeting and has directed that such chair report the result of the non-designated shareholders’ court meeting to the Irish High Court.
Subject to, amongst other items, the approval of the resolution to approve the scheme of arrangement proposed at the non-designated shareholders’ court meeting convened by this notice, the approval of the resolution to approve the scheme proposed at each of the other court meetings, the approval of certain of the resolutions to be proposed at the extraordinary general meeting of Mallinckrodt shareholders, in each case convened for [           ] 2025 it is anticipated that Mallinckrodt will (subject to the availability of the Irish High Court) apply to the Irish High Court to sanction the scheme and anticipates that said application will be heard in [mid-]2025 (subject to the discretion of the Irish High Court and the timing of the receipt of all the necessary regulatory approvals (as applicable)).
YOUR VOTE IS IMPORTANT. IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE NON-DESIGNATED SHAREHOLDERS’ COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF NON-DESIGNATED SHAREHOLDERS IN THE COURT’S OPINION. TO ENSURE YOUR REPRESENTATION AT THE NON-DESIGNATED SHAREHOLDERS’ COURT MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY FOR THE NON-DESIGNATED SHAREHOLDERS’ COURT MEETING AS PROMPTLY AS POSSIBLE IN THE MANNER PROVIDED BELOW. IF YOU ATTEND THE NON-DESIGNATED SHAREHOLDERS’ COURT MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A COMPLETED FORM OF PROXY, BUT YOUR VOTE AT THE NON-DESIGNATED SHAREHOLDERS’ COURT MEETING WILL SUPERSEDE YOUR PREVIOUSLY SUBMITTED PROXY.
Dated: [           ] 2025
By order of the High Court of Ireland
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380
Ireland
Irish Legal Counsel for Mallinckrodt plc

NOTES TO THE NOTICE OF NON-DESIGNATED SHAREHOLDERS’ COURT MEETING
Availability of documents and information in connection with the non-designated shareholders’ court meeting
1.
Information regarding the non-designated shareholders’ court meeting, including the full, unabridged text of the documents and resolutions to be submitted to the non-designated shareholders’ court meeting, is available to shareholders of record at proxyvote.com. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.

2.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this notice.

Appointment of Proxies
3.
Any shareholder entitled to attend and vote at the non-designated shareholders’ court meeting may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed via the Internet or by phone in the manner set out in our proxy card or by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by [           ] on [           ] 2025.

4.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the non-designated shareholders’ court meeting in person in order for your votes to be cast.

Record Date
5.
The record date for the non-designated shareholders’ court meeting shall be [           ], 2025.

MALLINCKRODT PLC
College Business & Technology Park, Cruiserath,
Blanchardstown, Dublin 15, D15 TX2V, Ireland
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF MALLINCKRODT PLC
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (“EGM”) of the shareholders of Mallinckrodt plc (“Mallinckrodt”) will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ], 2025 at [           ] (Irish time) (or, if the court meetings have not concluded by [           ] immediately after the conclusion or adjournment of the preceding court meetings) for the purposes of considering and, if thought fit, passing the following resolutions:
1.
Ordinary Resolution:   Approval of the scheme of arrangement and authorization of Mallinckrodt’s directors to implement the scheme

THAT, subject to the approval of the scheme of arrangement by the requisite majorities at the court meetings, the scheme (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court, be and is hereby approved and the Mallinckrodt board of directors be and is hereby authorized to take all such action as it (or any duly authorized committee thereof) considers necessary or appropriate for carrying the scheme of arrangement into effect.
2.
Special Resolution:   Approval of the Mallinckrodt articles scheme amendment

THAT, subject to and conditional upon the scheme of arrangement becoming effective, the articles of association of Mallinckrodt produced to the meeting be amended by the deletion of Article 6 of the existing Mallinckrodt articles of association and the insertion of the following as the new Article 6:
Article 6
If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provision of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.
3.
Ordinary Resolution:   Approval of the variation of authorized share capital

THAT, subject to and conditional upon the adoption of Resolutions 1 and 2 and the scheme of arrangement becoming effective, the authorized share capital of Mallinckrodt, which currently stands at US$5,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each, be and is hereby varied and increased by the creation of a new class of Preferred Shares of 500,000,000 of US$0.01 each, having the rights attaching to such class of share as set out in the articles of association of Mallinckrodt to be adopted pursuant to Resolutions 5(a)-(i) below, such that the authorized share capital of Mallinckrodt shall be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.
4.
Special Resolution:   Approval of the amended memorandum of association

THAT, subject to and conditional upon the adoption of Resolutions 1, 2 and 3 and the scheme of arrangement becoming effective, the existing Mallinckrodt memorandum of association be and is hereby amended by the deletion of the existing Clause 4 and the insertion of the following as the new Clause 4:
The share capital of the Company is US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.
5.
Special Resolutions:   Approval of the amended articles of association

As separate special resolutions:
(a) THAT, subject to and conditional upon (i) the adoption of Resolutions 1,2,3, and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of each of the following resolutions 5(b)-(i), each of the amendments to the Mallinckrodt articles of association set out hereto as Annex I, be adopted as the new Mallinckrodt articles of association, in substitution for and to the exclusion of the articles of association of Mallinckrodt;
(b) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a), and 5(c)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend certain provisions related to Mallinckrodt’s capital structure including to remove non-statutory pre-emption rights and to introduce provisions related to the rights attaching to the Preferred Shares, in the manner provided in hereto at Annex K-2;
(c) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(b) and 5(d)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding dealings in transfers and registration of Mallinckrodt shares, in the manner provided in hereto at Annex K-3;
(d) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(c) and 5(e)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding Mallinckrodt shareholder meetings in the manner provided in hereto at Annex K-4;
(e) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(d) and 5(f)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding transactions involving Mallinckrodt, in the manner provided in hereto at Annex K-5;
(f) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(e) and 5(g)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding proceedings of Mallinckrodt directors, in the manner provided in hereto at Annex K-6;
(g) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(f)

and 5(h)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding appointment and removal of Mallinckrodt directors, in the manner provided in hereto at Annex K-7;
(h) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(g) and 5(i), the articles of association of Mallinckrodt be and are hereby amended to remove the provisions regarding information rights and board observers for certain Mallinckrodt shareholders, in the manner provided in hereto at Annex K-8; and
(i) THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(h), the articles of association of Mallinckrodt be and are hereby amended to amend certain additional minor miscellaneous provisions in the manner provided in hereto at Annex K-9.
6.
Special Resolution:   Approval of the first Mallinckrodt distributable reserves creation

THAT:
(a)
subject to and with the consent of the Irish High Court in accordance with the provisions of sections 84 and 85 of the Irish Companies Act, the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) (the “pre-merger authorized amount”) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus be canceled and extinguished such that the reserve resulting from such cancellation be treated as profits available for distribution as defined by section 117 of the Irish Companies Act; and

(b)
subject to the adoption of Resolution 6(a), each director, secretary or executive officer of Mallinckrodt, be and is hereby authorized on behalf of Mallinckrodt, to proceed to seek the confirmation of the Irish High Court to a reduction of company capital by the pre-merger authorized amount.

7.
Special Resolution:   Approval of the second Mallinckrodt distributable reserves creation

THAT,
(a)
subject to and with the consent of the Irish High Court in accordance with the provisions of sections 84 and 85 of the Irish Companies Act, the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) (the “authorized amount”) standing to the credit of Mallinckrodt’s share premium account following the closing of the transaction (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement) be canceled and extinguished such that the reserve resulting from such cancellation be treated as profits available for distribution as defined by section 117 of the Irish Companies Act; and

(b)
subject to the adoption of Resolution 7(a), each director, secretary or executive officer of Mallinckrodt, be and is hereby authorized on behalf of Mallinckrodt, to proceed to seek the confirmation of the Irish High Court to a reduction of company capital by the authorized amount.

8.
Special Resolution:   Approval for the amended & restated registration rights agreement

THAT, the Registration Rights Agreement, dated as of November 14, 2023, by and among Mallinckrodt and certain shareholders be amended and restated (as so amended and restated, the “amended and restated registration rights agreement”), in the form produced to the meeting (and attached hereto at Annex L), with the amended and restated registration rights agreement, to be effective upon the occurrence of a Mallinckrodt IPO. A Mallinckrodt IPO means (A) an initial underwritten offering of the Mallinckrodt ordinary shares (or any other equity interests of any successor to Mallinckrodt formed for the purpose of facilitating an IPO of Mallinckrodt) pursuant to an effective registration statement filed under the Securities Act (other than a registration (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Mallinckrodt pursuant to any employee stock plan or other employee benefit arrangement); (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto); or (iii) in connection with any dividend or distribution reinvestment or similar plan) or (B) a “direct listing”, following which Mallinckrodt ordinary shares are listed on a national securities exchange in the United States.
9.
Ordinary Resolution:   Approval for the adjournment of the EGM

THAT, any motion by the chair to adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve resolutions 1 through 8, be approved.
At the EGM, the requisite approval of each of the above resolutions depends on whether it is: (i) an “ordinary resolution”, which requires the approval of the holders of at least a majority (50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy; or (ii) a “special resolution”, which requires the approval of the holders of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy. For all the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the EGM, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the EGM resolutions.
Terms used, but not defined, in this notice shall bear the meanings given to those terms in the accompanying joint proxy statement/prospectus. We urge all Mallinckrodt shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page [•] of the accompanying joint proxy statement/prospectus.
Dated: [           ] 2025
By order of the board of directors of Mallinckrodt plc
Mark Tyndall
Company Secretary
Mallinckrodt plc
College Business & Technology Park
Cruiserath
Blanchardstown
Dublin 15
D15 TX2V
Ireland

NOTES TO THE NOTICE OF EGM
Availability of documents and information in connection with the EGM
1.
Information regarding the EGM, including the full, unabridged text of the documents and resolutions to be submitted to the EGM, is available to shareholders of record at proxyvote.com. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.

2.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this notice.

Appointment of Proxies
3.
Any shareholder entitled to attend and vote at the EGM may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed via the Internet or by phone in the manner set out in our proxy card or by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by [           ] on [           ], 2025.

4.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the EGM in person in order for your votes to be cast.

Record Date
5.
The record date for the EGM shall be [           ], 2025.

ADDITIONAL INFORMATION
Mallinckrodt plc
The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Mallinckrodt from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Mallinckrodt at the following address, e-mail or telephone number:
Mallinckrodt plc
College Business & Technology Park,
Cruiserath, Blanchardstown,
Dublin 15, D15 TX2V, Ireland
+353 1 696 0000
investor.relations@mnk.com
ir.mallinckrodt.com
In addition, if you have questions about the transaction or the Mallinckrodt special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, or any documents incorporated by reference by Mallinckrodt in the joint proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.
[                 ]
If you would like to request documents, please do so by [           ], 2025, in order to receive them before the Mallinckrodt special meetings.
For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [•] of the accompanying joint proxy statement/prospectus.
Endo, Inc.
Any person may request copies of the accompanying joint proxy statement/prospectus or other information concerning Endo, without charge, by written or telephonic request directed to Endo, Inc., 9 Great Valley Parkway, Malvern, Pennsylvania 19355, United States, Telephone: +1 (484) 216-0000; or D.F. King & Co., Inc., Endo’s proxy solicitor, by calling toll-free at [           ] from the United States and Canada, or [           ] from other locations. Banks, brokerage firms and other nominees may call collect at [           ].
In order for you to receive timely delivery of the documents in advance of the Endo special meeting to be held on [           ], 2025, you must request the information no later than five business days prior to the date of the Endo special meeting (i.e., by [           ], 2025).
To find more information, see the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•] of the accompanying joint proxy statement/prospectus.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Mallinckrodt plc (“Mallinckrodt”), constitutes a prospectus of Mallinckrodt under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of $0.01 each in the capital of Mallinckrodt (the “Mallinckrodt ordinary shares”) to be issued to the holders of shares of common stock of Endo, Inc. (“Endo”), par value $0.001 per share (“Endo common stock”) pursuant to the Transaction Agreement.
This document also constitutes a joint proxy statement of Mallinckrodt and Endo under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a: (i) notice of meeting with respect to the Endo special meeting at which the holders of shares of Endo common stock (the “Endo stockholders”) will be asked to consider and vote upon the adoption and approval of the Transaction Agreement, including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation, and to consider a non-binding vote on compensatory arrangements and a non-binding vote on two resolutions to create distributable reserves of Mallinckrodt (being the first Mallinckrodt distributable reserves creation, and the second Mallinckrodt distributable reserves creation), each as described in more detail under the section entitled “The Endo Proposals” beginning on page [•] of this joint proxy statement/prospectus; and (ii) a notice of meeting (y) with respect to the four court meetings at which the holders of Mallinckrodt ordinary shares (the “Mallinckrodt shareholders”) will be asked to approve the scheme of arrangement, and (z) with respect to the EGM in which the Mallinckrodt shareholders will be asked to approve: (a) the scheme of arrangement and the authorization of the directors of Mallinckrodt to implement the scheme of arrangement; (b) subject to and conditional upon the scheme being approved by the requisite majorities at each of the court meetings and the sanction of the scheme by the Irish High Court, the amendment of the articles of association of Mallinckrodt, in accordance with the articles scheme amendment; (c) subject to and conditional upon the foregoing resolutions being approved and the scheme of arrangement becoming effective, (x) a variation and increase in Mallinckrodt’s authorized share capital, and (y) the post-scheme amendments (which include several amendments to the memorandum of association of Mallinckrodt and amendments to the articles of association of Mallinckrodt), to be effective upon the completion of the transaction; (d) the creation of distributable reserves of Mallinckrodt which are required under Irish law in order for Mallinckrodt to, among other things, be able to pay dividends following completion of the transaction (pursuant to the Mallinckrodt distributable reserves proposals); (e) approve the amended and restated registration rights agreement of Mallinckrodt; and (f) approve the adjournment of the EGM in certain circumstances, each as described in more detail under the section entitled “The Mallinckrodt EGM Proposals” beginning on page [•] of this joint proxy statement/prospectus.
This joint proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
This joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies Act 2014 of Ireland (as amended) (the “Irish Companies Act”), the European Union (Prospectus) Regulations 2019 of Ireland (as amended) (the “Irish Prospectus Rules”) or Central Bank (Investment Market Conduct) Rules 2019 of Ireland issued by the Central Bank of Ireland (the “Irish CBI Rules”), and the Central Bank of Ireland has not approved this joint proxy statement/prospectus.
Mallinckrodt has supplied all information contained in this joint proxy statement/prospectus relating to Mallinckrodt, and Endo has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Endo.
Mallinckrodt and Endo have not authorized anyone to provide any information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus and Mallinckrodt and Endo take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This joint proxy statement/prospectus is dated [           ], 2025 and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Mallinckrodt shareholders or Endo stockholders nor the issuance by Mallinckrodt of Mallinckrodt ordinary shares pursuant to the Transaction Agreement will create any implication to the contrary.
Nothing in this joint proxy statement/prospectus or anything communicated to holders or potential holders of the shares in Mallinckrodt or Endo is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for the shares in Mallinckrodt or Endo or the exercise of any rights attached to them. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice as soon as possible from your stockbroker, bank, solicitor, accountant or other appropriate independent professional financial advisor (being, in the case of Mallinckrodt shareholders in Ireland, an organization or firm authorized or exempted under the Investment Intermediaries Act, 1995 of Ireland (as amended) or the European Union (Markets in Financial Instruments) Regulations 2017 of Ireland (as amended) or from another appropriately authorized independent financial advisor if you are in a territory outside Ireland).

i

v

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETINGS
The following questions and answers are intended to address briefly some commonly asked questions regarding the transaction, the Endo special meeting and the Mallinckrodt special meetings (as applicable). These questions and answers only highlight some of the information contained in this joint proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, to understand fully the transaction and the voting procedures for the special meetings. See “Where You Can Find More Information”, beginning on page [•] of this joint proxy statement/prospectus.
If you are in any doubt about this transaction, you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (No’s 1 to 3) 2007 (as amended).
Unless otherwise specified, all references in this joint proxy statement/prospectus to:
•
“certain excluded shares” refer to the (i) shares of Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries; and (ii) dissenting shares;

•
“Consolidated Financial Statements” refer to the Endo consolidated financial statements as of December 31, 2024 and for the year then ended, as of December 31, 2023 and for the period from January 1, 2024 through April 23, 2024, and for each of the two years in the period ended December 31, 2023, prepared in accordance with U.S. GAAP as included in this proxy statement/prospectus as Annex A;

•
“dollars” or “$” refer to U.S. dollars;

•
“Endo” refer to Endo, Inc., a Delaware corporation;

•
“Endo International plc” refer to the predecessor entity to Endo for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Plan Effective Date;

•
“Endo voting agreements” refer to the voting agreements entered into between Endo and certain of its shareholders, a form of which is included as Annex E to this joint proxy statement/prospectus;

•
“Mallinckrodt” refer to Mallinckrodt public limited company, a public limited company incorporated in Ireland;

•
“Mallinckrodt voting agreements” refer to the voting agreements entered into between Mallinckrodt and certain of its shareholders, a form of which is included as Annex D to this joint proxy statement/prospectus;

•
“Merger Sub” refer to Salvare Merger Sub LLC, a Delaware limited liability company;

•
“scheme document” refer to a document or the relevant sections of this joint proxy statement/prospectus comprising the scheme document (including any amendments or supplements thereto) to be distributed to Mallinckrodt shareholders containing (i) the scheme, (ii) the notice or notices of the Mallinckrodt special meetings (including the court meetings and EGM), as applicable, (iii) an explanatory statement as required by the Irish Companies Act with respect to the scheme, (iv) such other information as may be required or necessary pursuant to the Irish Companies Act, and (v) such other information as Mallinckrodt may reasonably determine in consultation with Endo; and

•
“Transaction Agreement” refer to the Transaction Agreement, dated as of March 13, 2025, by and among Endo, Mallinckrodt and Merger Sub, as it may be amended, supplemented, or otherwise modified from time to time, a copy of which is included as Annex B to this joint proxy statement/prospectus.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Endo, Mallinckrodt and Merger Sub have entered into the Transaction Agreement on March 13, 2025, which provides among other things, and subject to the satisfaction or waiver of the conditions set forth therein that: (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement (the “articles scheme amendment”) under Section 450 of the Irish Companies Act (the “scheme” or the “scheme of arrangement”), which requires shareholder approval and sanction from the High Court of Ireland (the “Irish High Court”, and such sanction, the “Irish High Court sanction”); (ii) subject to the scheme of arrangement becoming effective, the memorandum of association of Mallinckrodt and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM (the “post-scheme amendments”) (such amended memorandum and articles of association, the “new Mallinckrodt constitution”, and together with the articles scheme amendment, the “constitution amendments”); and (iii) Merger Sub will merge with and into Endo (the “business combination”), with Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt (the “surviving corporation”). The scheme of arrangement, the business combination, the constitution amendments and the other transactions contemplated by the Transaction Agreement are referred to collectively in this joint proxy statement/prospectus as the “transaction.”
Endo is holding the Endo special meeting of Endo stockholders in order to obtain approval of its stockholders to approve and adopt the Transaction Agreement, including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation, as described in this joint proxy statement/prospectus (the “Endo stockholder approval”).
Mallinckrodt is convening court meetings of each class of its shareholders in order to obtain shareholder approval of the scheme, which are each referred to herein as a “court meeting”, and collectively as the “court meetings”, as further described in “Part 2: Scheme of Arrangement Explanatory Statement” and “Part 3: The Scheme of Arrangement” beginning at page [•] of this joint proxy statement/prospectus. If Mallinckrodt obtains the necessary shareholder approval in respect of the scheme of arrangement at the court meetings, immediately after the conclusion or adjournment of those preceding court meetings, Mallinckrodt will convene an extraordinary general meeting, or the “EGM”, in order to obtain shareholder approval of the resolutions necessary to implement the scheme (being EGM resolutions 1, 2, 3, 4 and 5(a)-(i)) and other resolutions required in connection with the transaction (such approvals being the EGM proposals). The Mallinckrodt court meetings and the EGM are referred to herein collectively as the “Mallinckrodt special meetings”.
Each of Endo and Mallinckrodt is sending these materials to its respective shareholders to help them decide how to vote their Endo common stock or Mallinckrodt ordinary shares, as the case may be, with respect to the matters to be considered at the Endo special meeting and Mallinckrodt special meetings, respectively.
We will be unable to complete the transaction unless the requisite Endo stockholder approval and Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4, and 5(a)-(i) described above are obtained at each of the respective special meetings and the scheme of arrangement is sanctioned by the Irish High Court. However, as described below, the transaction is not conditioned on approval of certain additional matters being presented at the Endo special meeting and the Mallinckrodt special meetings.
For the avoidance of doubt, this joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Irish Companies Act, the Irish Prospectus Rules or the Irish CBI Rules, and the Central Bank of Ireland has not approved this document.
We have included in this joint proxy statement/prospectus important information about the scheme of arrangement, the business combination, the Transaction Agreement (a copy of which is attached as Annex B), the Mallinckrodt voting agreements (a form of which is attached as Annex D), the Endo voting agreements (a form of which is attached as Annex E), the Endo special meeting and the Mallinckrodt special meetings. You should read this information carefully and in its entirety. If you are a record holder, the enclosed voting materials allow you to vote your shares without attending the applicable special meeting by granting a proxy or voting your shares by mail, telephone or over the Internet. If you hold your shares through a bank, brokerage firm or other similar organization, you should follow the instructions provided by your bank, brokerage firm or other similar organization in order to instruct them how to vote such shares. See also the answers to the following questions below: “What is the difference between holding shares as a shareholder of record and as a beneficial owner?”

and “If my shares are held in “street name” by my bank, brokerage firm or other similar organization, will my bank, brokerage firm or other similar organization automatically vote my shares for me?”.
Q:
What is a scheme of arrangement?

A:
A “scheme” or a “scheme of arrangement” is an Irish statutory procedure pursuant to the Irish Companies Act under which the Irish High Court may sanction an arrangement between a company and all of its shareholders, following which the scheme shall be binding on both the company and all its shareholders in accordance with its terms (subject to the delivery of the court order sanctioning the scheme to the registrar of companies).

In the context of the transaction, the scheme of arrangement shall effect an amendment to the Mallinckrodt articles of association, in accordance with its terms. See “Part 2: Scheme of Arrangement Explanatory Statement” beginning at page [•] of this joint proxy statement/prospectus for a more detailed description of the scheme of arrangement.
Q:
When and where will the Endo and Mallinckrodt special meetings be held?

A:
The Endo special meeting will be held [online] on [           ], 2025 at [           ], local time.]

The Mallinckrodt special meetings will be held as follows:
The court meeting of the first list shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ].
The court meeting of the second designator shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ], or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.
The court meeting of the third designator shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ] or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.
The court meeting of the non-designated shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ] 2025 at [           ] or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.
The EGM will be convened at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on [           ], at [           ] a.m., local time or, if later, immediately after the conclusion or adjournment of the preceding court meetings.
Q:
What will the Endo stockholders receive as consideration in the transaction?

A:
Upon the effective time of the business combination (the “merger effective time”), each share of Endo common stock issued and outstanding immediately prior to the business combination (other than certain excluded shares) will be canceled and will automatically be converted into the right to receive a number of ordinary shares of Mallinckrodt (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)) (together, the “transaction consideration”). The exchange ratio in the Transaction Agreement will be such that former stockholders of Endo are expected to own an amount equal to 49.9%, and Mallinckrodt’s existing shareholders are expected to own an amount equal to 50.1%, of the Mallinckrodt ordinary shares as of immediately following the merger effective time. The exchange ratio does not include the cash consideration to be paid to the Endo stockholders.

The exchange ratio will not fluctuate up or down based on the price of the Endo common stock or the Mallinckrodt ordinary shares prior to the completion of the transaction.
No fractions of Mallinckrodt ordinary shares will be issued by Mallinckrodt in connection with the business combination. Each holder of Endo common stock exchanged pursuant to the business combination who would otherwise have been entitled to receive a fractional entitlement of a Mallinckrodt ordinary share shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of the fraction constituting such fractional entitlement and the fair market value of a Mallinckrodt ordinary share as determined by the post-completion Mallinckrodt board in good faith.
Q:
Are Endo stockholders entitled to appraisal rights under the DGCL in connection with the business combination?

A:
Holders of Endo common stock are entitled to exercise appraisal or dissenters’ rights. Endo stockholders who comply with the applicable requirements of Section 262 of the Delaware General Corporation Law (the “DGCL”) will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Court of Chancery if the transaction is completed. For more information, see the section titled “The Transaction — Appraisal Rights of Endo Stockholders” beginning on page [•] of this joint proxy statement/prospectus. A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/.

Q:
Are Mallinckrodt shareholders entitled to appraisal rights in connection with the business combination?

A:
Under Irish law, Mallinckrodt shareholders do not have dissenters’ or appraisal rights in connection with the business combination.

Q:
What will the Mallinckrodt shareholders receive as consideration in the transaction?

A:
Mallinckrodt shareholders will not receive any consideration in the transaction, and their Mallinckrodt ordinary shares will remain outstanding and will constitute shares of the post-completion Mallinckrodt.

Mallinckrodt’s existing shareholders are expected to own an amount equal to 50.1% of the Mallinckrodt ordinary shares as of immediately following the merger effective time.
Q:
What proposals are being voted on at the Endo special meeting and what shareholder vote is required to approve those proposals?

A:
The Endo stockholders are being asked to vote on the following proposals at the Endo special meeting:

Proposal No.	Proposal	Transaction Conditioned on Approval of Proposal?
1.	To approve and adopt the Transaction Agreement, including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation (the “Endo transaction proposal”)	Yes
2.	To approve, on a non-binding advisory basis, (i) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus (being the first Mallinckrodt distributable reserves creation); and (ii) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination, (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the	No

Proposal No.	Proposal	Transaction Conditioned on Approval of Proposal?
Transaction Agreement) to allow for the creation of distributable reserves of Mallinckrodt which are required under Irish law in order to allow Mallinckrodt to make distributions and to pay dividends and repurchase or redeem shares (the “Endo distributable reserves proposals”)
3.	To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Endo’s named executive officers that is based on or otherwise relates to the Transaction Agreement and the business combination (the “Endo combination-related compensation proposal”)	No
4.	To approve, on a non-binding advisory basis, the amendments to the articles of association of Mallinckrodt listed below (the “Endo amendment proposals”).	No

(a)
the amendment to certain provisions related to Mallinckrodt’s capital structure including to create a new class of Preferred Shares, to remove non-statutory pre-emption rights and to introduce provisions related to the rights attaching to the Preferred Shares, in the manner provided in hereto at Annex K-2;

No
	(b) the amendment to the provisions regarding dealings, in transfers and registration of Mallinckrodt shares, in the manner provided in hereto at Annex K-3;	No
	(c) the amendment to the provisions regarding Mallinckrodt shareholder meetings in the manner provided in hereto at Annex K-4;	No
	(d) the amendment to the provisions regarding transactions involving Mallinckrodt, in the manner provided in hereto at Annex K-5;	No
	(e) the amendment to the provisions regarding proceedings of Mallinckrodt directors, in the manner provided in hereto at Annex K-6;	No
	(f) the amendment to the provisions regarding appointment and removal of Mallinckrodt directors, in the manner provided in hereto at Annex K-7;	No
	(g) the amendment to remove the provisions regarding the removal of information rights and board observers for certain Mallinckrodt shareholders, in the manner provided in hereto at Annex K-8; and	No
	(h) the amendments to certain additional minor miscellaneous provisions in the manner provided in hereto at Annex K-9.	No
The affirmative vote of a majority of the outstanding shares of Endo’s common stock entitled to vote thereon is required to approve the Endo transaction proposal. The affirmative vote of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding advisory vote, the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals.
The vote on the Endo distributable reserves proposals is a vote separate and apart from the vote on the Endo transaction proposal. Accordingly, you may vote to approve the Endo transaction proposal and vote not to approve the Endo distributable reserves proposals and vice versa. Approval of the Endo distributable reserves proposals requires more votes are cast “FOR” than “AGAINST” the Endo distributable reserves proposals at a duly held meeting at which a quorum is present (in person or represented by proxy).
The vote on the Endo combination-related compensation proposal is a vote separate and apart from the vote on the Endo transaction proposal. Accordingly, you may vote to approve the Endo transaction proposal and vote not to approve the Endo combination-related compensation proposal and vice versa. Approval of the Endo combination-related compensation proposal requires more votes are cast

“FOR” than “AGAINST” or as “ABSTENTION” the Endo combination-related compensation proposal at a duly held meeting at which a quorum is present (in person or represented by proxy).
The vote on the Endo amendment proposals is a vote separate and apart from the vote on the Endo transaction proposal. Accordingly, you may vote to approve the Endo transaction proposal and vote not to approve the Endo amendment proposals and vice versa. Approval of the Endo amendment proposals requires more votes are cast “FOR” than “AGAINST” the Endo amendment proposals at a duly held meeting at which a quorum is present (in person or represented by proxy).
The failure of any Endo stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Endo special meeting will have the same effect as a vote “AGAINST” the Endo transaction proposal, will not have any effect on the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals, and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction at business at the Endo special meeting. Abstentions will be counted as votes “AGAINST” the Endo proposals.
Because each of the proposals presented to Endo stockholders will be considered non-discretionary, Endo does not anticipate any broker non-votes at the Endo special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Endo special meeting, and otherwise will have no effect on a particular proposal.
Q:
What proposals are being voted on at the Mallinckrodt special meetings, and what shareholder votes are required to approve those proposals?

A:
Mallinckrodt court meetings:

Mallinckrodt shareholders are being asked to vote on a proposal to approve the scheme of arrangement at the applicable Mallinckrodt court meetings (the “court meeting resolution”).
As set out in full under “Part 2 — Scheme of Arrangement Explanatory Statement” beginning on page [•] of this joint proxy statement/prospectus and “Part 3 — The Scheme of Arrangement” beginning on page [•] of this joint proxy statement/prospectus respectively, the approval required at each of the court meetings is a majority in number of the class of shareholders representing at least three-fourths (75%) in value of the class of shares held by such shareholders as of the voting record time, present and voting either in person or by proxy, at each of the respective court meetings (or at any adjournment of such meeting). Because the vote required to approve the proposal at the court meetings is based on votes properly cast at the respective court meetings, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on such proposal.
Mallinckrodt EGM:
At the EGM, the requisite approval of each of the below resolutions (together, the “EGM proposals” and together with the court meeting resolution, the “Mallinckrodt proposals”) depends on whether it is:
•
an “ordinary resolution” (EGM resolutions 1, 3 and 9 as listed below), which requires the approval of the holders of at least a majority (50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy; or

•
a “special resolution” (EGM resolutions 2, 4, 5, 6, 7 and 8 as listed below), which requires the approval of the holders of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy.

For all the EGM proposals, because the votes required to approve such resolutions are based on votes properly cast at the EGM, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the EGM proposals. Additionally, approval of the new Mallinckrodt articles of association requires approval of each of EGM Resolutions 5(a)-(i).
Details of the relevant EGM proposals are outlined below:

Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?
1.	THAT, subject to the approval of the scheme by the requisite majorities at the court meetings, the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court, be and is hereby approved and the Mallinckrodt board of directors be and is hereby authorized to take all such action as it (or any duly authorized committee thereof) consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes
2.
THAT, subject to and conditional upon the scheme of arrangement becoming effective, the articles of association of Mallinckrodt produced to the meeting be amended by the deletion of Article 6 of the existing Mallinckrodt articles of association and the insertion of the following as the new Article 6:
Article 6
If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provision of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.
		Special	Yes
3.	THAT, subject to and conditional upon the adoption of Resolutions 1 and 2 and the scheme of arrangement becoming effective, the authorized share capital of Mallinckrodt, which currently stands at US$5,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each, be and is hereby varied and increased by the creation of a new class of Preferred Shares of 500,000,000 of US$0.01 each, having the rights attaching to such class of share as set out in the articles of association of Mallinckrodt to be adopted pursuant to Resolutions 5(a)-(i) below, such that the authorized share capital of Mallinckrodt shall be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.	Ordinary	Yes
4.	THAT, subject to and conditional upon the adoption of Resolutions 1, 2 and 3 and the scheme of arrangement becoming effective, the existing Mallinckrodt memorandum of association be and is hereby amended by the deletion of the existing Clause 4 and	Special	Yes

Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?

the insertion of the following as the new Clause 4:
The share capital of the Company is US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.

5.
As separate special resolutions:
(a)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1,2,3, and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of each of the following resolutions 5(b)-(i), each of the amendments to the Mallinckrodt articles of association set out hereto as Annex  I, be adopted as the new Mallinckrodt articles of association, in substitution for and to the exclusion of the articles of association of Mallinckrodt;

		Special	Yes

(b)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a) and 5(b)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend certain provisions related to Mallinckrodt’s capital structure including to remove non-statutory pre-emption rights and to introduce provisions related to the rights attaching to the Preferred Shares, in the manner provided in hereto at Annex K-2;

		Special	Yes

(c)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(b) and 5(d)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding dealings in transfers and registration of Mallinckrodt shares, in the manner provided in hereto at Annex K-3;

		Special	Yes

(d)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(c) and 5(e)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding Mallinckrodt shareholder meetings in the manner provided in hereto at Annex K-4;

		Special	Yes

(e)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(d) and 5(f)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding transactions involving Mallinckrodt, in the manner provided in hereto at Annex K-5;

		Special	Yes

(f)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(e) and 5(g)-(i), the articles of association of Mallinckrodt

		Special	Yes

Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?
be and are hereby amended to amend the provisions regarding proceedings of Mallinckrodt directors, in the manner provided in hereto at Annex K-6;

(g)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(f) and 5(h)-(i), the articles of association of Mallinckrodt be and are hereby amended to amend the provisions regarding appointment and removal of Mallinckrodt directors, in the manner provided in hereto at Annex K-7;

		Special	Yes

(h)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(g) and 5(i), the articles of association of Mallinckrodt be and are hereby amended to remove the provisions regarding information rights and board observers for certain Mallinckrodt shareholders, in the manner provided in hereto at Annex K-8; and

		Special	Yes

(i)
THAT, subject to and conditional upon (i) the adoption of Resolutions 1, 2, 3 and 4; (ii) the scheme of arrangement becoming effective; and (iii) the approval of Resolutions 5(a)-(h), the articles of association of Mallinckrodt be and are hereby amended to amend certain additional minor miscellaneous provisions in the manner provided in hereto at Annex K-9.

		Special	Yes
6.
THAT:
(a)
subject to and with the consent of the Irish High Court in accordance with the provisions of sections 84 and 85 of the Irish Companies Act, the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) (the “pre-merger authorized amount”) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus be canceled and extinguished such that the reserve resulting from such cancellation be treated as profits available for distribution as defined by section 117 of the Irish Companies Act; and

(b)
subject to the adoption of Resolution 6(a), each director, secretary or executive officer of Mallinckrodt, be and is hereby authorized on behalf of Mallinckrodt, to proceed to seek the confirmation of the Irish High Court to a reduction of company capital by the pre-merger authorized amount (together, the “first Mallinckrodt distributable reserves creation.”)

		Special	No
7.	THAT: (a) subject to and with the consent of the Irish High Court in accordance with the provisions of sections 84 and 85 of the Irish Companies Act, the entire amount (or such lesser amount	Special	No

Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?

as the directors of Mallinckrodt or the Irish High Court may determine) (the “authorized amount”) standing to the credit of Mallinckrodt’s share premium account following the closing of the transaction (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement) be canceled and extinguished such that the reserve resulting from such cancellation be treated as profits available for distribution as defined by section 117 of the Irish Companies Act; and
(b)
subject to the adoption of Resolution 6(a), each director, secretary or executive officer of Mallinckrodt, be and is hereby authorized on behalf of Mallinckrodt, to proceed to seek the confirmation of the Irish High Court to a reduction of company capital by the authorized amount (together, the “second distributable reserves creation”, and together with the first Mallinckrodt distributable reserves creation, the “Mallinckrodt distributable reserves proposals.”)

8.	THAT, the Registration Rights Agreement, dated as of November 14, 2023, by and among Mallinckrodt and certain shareholders be amended and restated (as so amended and restated, the “amended and restated registration rights agreement”), in the form produced to the meeting (and attached hereto at Annex L), with the amended and restated registration rights agreement, to be effective upon the occurrence of a Mallinckrodt IPO. A Mallinckrodt IPO means (A) an initial underwritten offering of the Mallinckrodt ordinary shares (or any other equity interests of any successor to Mallinckrodt formed for the purpose of facilitating an IPO of Mallinckrodt) pursuant to an effective registration statement filed under the Securities Act (other than a registration (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Mallinckrodt pursuant to any employee stock plan or other employee benefit arrangement); (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto); or (iii) in connection with any dividend or distribution reinvestment or similar plan) or (B) a “direct listing”, following which Mallinckrodt ordinary shares are listed on a national securities exchange in the United States.	Special	No
9.	THAT, any motion by the chair to adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve resolutions 1 through 8, be approved.	Ordinary	No

Q:
Why are there multiple Mallinckrodt special meetings?

A:
A number of separate special meetings must be held: (i) the court meetings (in respect of each of the first list shareholders, the second designator shareholders, the third designator shareholders and the non-designated shareholders, each of which constitute a separate class for the purpose of the court meetings under the Irish Companies Act); and (ii) the EGM. Both the court meetings and the EGM are necessary to cause the scheme and the underlying EGM proposals to become effective.

Mallinckrodt currently has one class of outstanding shares, being the Mallinckrodt ordinary shares. For the purposes of the scheme and the composition of the court meetings, the Irish High Court may require shareholders be divided into additional voting classes of shareholders, based on shareholders whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. Accordingly, due to the rights granted under the existing Mallinckrodt constitution to the first list shareholders, the second designator shareholders and the third designator shareholders respectively, it is possible that each of these shareholder groups may be considered a separate ‘class’ by the Irish High Court for the purpose of approving the scheme and Mallinckrodt considers that certain shareholder groups should vote as separate classes at the court meetings to approve the scheme: (i) first list shareholders; (ii) the second designator shareholders; (iii) the third designator shareholders; and (iv) the non-designated shareholders (being all those Mallinckrodt ordinary shareholders at the record date other than the first list shareholders, the second designator shareholders and the third designator shareholders).
Unlike the court meetings, the composition of the EGM is determined by the class of outstanding share in accordance with the Irish Companies Act. Accordingly, as Mallinckrodt only has one class of outstanding shares (being the Mallinckrodt ordinary shares), the EGM will be comprised of one meeting of the Mallinckrodt shareholders.
At the court meetings, each of the first list shareholders, the second designator shareholders, the third designator shareholders and the non-designated shareholders will be asked to approve the scheme for the purposes of satisfying the requirements of the Irish legislation upon which the scheme is based. At the EGM, Mallinckrodt shareholders will also be asked, amongst other related matters, to approve the scheme, authorize the Mallinckrodt board of directors to take whatever actions they deem necessary or appropriate for carrying the scheme into effect and approve the post-scheme amendments as set out in the sections of this joint proxy statement/prospectus entitled “The Mallinckrodt EGM Proposals — Resolution 4 — Approval of the Amended Memorandum of Association” and “The Mallinckrodt EGM Proposals — Resolutions 5(a)-(i): Approval of the Amended Articles of Association” beginning at page [•] and page [•], respectively, of this joint proxy statement/prospectus.
It is important that as many votes as possible are cast at the court meetings so that the Irish High Court may be satisfied that there was at such meetings a fair representation of each of the first list shareholders, the second designator shareholders, the third designator shareholders and the non-designated shareholders respective opinions.
YOU ARE THEREFORE STRONGLY URGED TO COMPLETE AND RETURN YOUR PROXY CARD FOR THE SPECIAL MEETINGS AS SOON AS POSSIBLE IN THE MANNER PROVIDED BELOW.
Q:
What constitutes a quorum?

A:
Endo:

The holders of a majority of the voting power of the shares of Endo common stock outstanding and entitled to vote at the Endo special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Endo special meeting.
Mallinckrodt:
The quorum for the first list shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [a third (33%)] in nominal value of the issued first list shares as at the voting record time.

The quorum for the second designator shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [a third (33%)] in nominal value of the issued second designator shares as at the voting record time.
The quorum for the third designator shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [a third (33%)] in nominal value of the third designator shares as at the voting record time.
The quorum for the non-designated shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [a third (33%)] in nominal value of the issued non-designated shares as at the voting record time.
The court meeting resolution in respect of each court meeting shall be decided on a poll.
The quorum for the EGM shall be one or more persons, present in person or by proxy (whether or not such holder actually exercises his/her voting rights in whole, in part or at all at the EGM), entitled to exercise a majority of the voting power of Mallinckrodt at the voting record time. Abstentions that are present in person or represented by proxy at the EGM will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast for or against any of the EGM proposals. The EGM proposals shall be decided on a poll.
Q:
Why am I being asked to approve the distributable reserves proposals?

A:
Under Irish law, dividends and distributions and, generally, share repurchases and redemptions may only be made from “distributable reserves” in Mallinckrodt’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act. Mallinckrodt shall also require sufficient distributable reserves if the post-completion Mallinckrodt board decides to effect the separation (as defined below) following the completion by way of a spin-off or split off, which Mallinckrodt may not have immediately following the completion of the transaction. Distributable reserves generally relate to the accumulated realized profits less accumulated realized losses and includes reserves created by way of a reduction in the share premium account. In addition, no distribution or dividend may be made by Mallinckrodt unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus undistributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Distributable reserves do not include share premium, such as the significant share premium that will be created as a result of the transaction.

Mallinckrodt shareholders and Endo stockholders (on an advisory basis) are therefore being asked at the EGM and the Endo special meeting respectively, to approve two separate resolutions to create distributable reserves of Mallinckrodt (through the reduction of the share premium account of Mallinckrodt) in order to facilitate Mallinckrodt’s ability to pay dividends (or repurchase or redeem shares) after the transaction. Pursuant to such resolutions, Mallinckrodt shareholders and Endo stockholders are being asked (i) to approve the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus (being the first Mallinckrodt distributable reserves creation); and (ii) to approve the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement) (being the second Mallinckrodt distributable reserves creation).
Please see the sections of this joint proxy statement/prospectus entitled “The Mallinckrodt EGM Proposals — Resolution 6: Approval of the First Mallinckrodt Distributable Reserves Creation” and “The Mallinckrodt EGM Proposals — Resolution 7: Approval of the Second Mallinckrodt Distributable Reserves Creation” beginning on page [•] and page [•], respectively, of this joint proxy statement/prospectus.

The approval of the first Mallinckrodt distributable reserves creation and the second Mallinckrodt distributable reserves creation (pursuant to the Mallinckrodt distributable reserves proposals and the Endo distributable reserves proposals (as applicable)) are not conditions to the completion of the transaction and whether or not such proposals are approved will have no impact on the completion of the transaction. Accordingly, if the Mallinckrodt shareholders approve the scheme at the court meetings and EGM resolutions 1, 2, 3, 4 and 5(a)-(i) at the EGM in connection with the transaction, but the Mallinckrodt shareholders do not approve the Mallinckrodt distributable reserves proposals and/or Endo stockholders do not approve the Endo distributable reserves proposals, as applicable, the transaction will still be completed.
The creation of distributable reserves of Mallinckrodt as proposed requires confirmation by the Irish High Court. Until the Irish High Court approval is obtained, or distributable reserves are created as a result of the profitable operation of Mallinckrodt and all of its subsidiaries (the “Mallinckrodt group”), Mallinckrodt may not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transaction. In addition, although Mallinckrodt is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Even if the relevant distributable reserves proposals are approved by Mallinckrodt shareholders and by Endo stockholders (on an advisory basis), the issuance of the required order is a matter for the discretion of the Irish High Court, and there is no guarantee of such confirmation from the Irish High Court, particularly if it is not satisfied that there is sufficient support among shareholders.
Please see the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page [•] of this joint proxy statement/prospectus, “The Mallinckrodt EGM Proposals — Resolution 6: Approval of the First Mallinckrodt Distributable Reserves Creation” and “The Mallinckrodt EGM Proposals — Resolution 7: Approval of the Second Mallinckrodt Distributable Reserves Creation” beginning on page [•], and page [•] respectively, of this joint proxy statement/prospectus, for further information.
Q:
Why am I being asked to approve the Endo combination-related compensation proposal?

A:
Under SEC rules, Endo is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Endo’s named executive officers as a result of, or that may be considered as being related to, the business combination, commonly referred to as “golden parachute” compensation.

Q:
Why am I being asked to approve the registration rights agreement proposal?

A:
In connection with its emergence from the Mallinckrodt 2023 bankruptcy proceedings, Mallinckrodt entered into a registration rights agreements with certain holders of Mallinckrodt ordinary shares, dated as of November 14, 2023 (the “original registration rights agreement”). In preparation for the potential future listing of Mallinckrodt ordinary shares on the NYSE and in consideration of certain administrative burdens imposed by the original registration rights agreement, Mallinckrodt is proposing the adoption of the amended and restated registration rights agreement in the form produced to the meeting (and attached hereto at Annex L).

The original registration rights agreement provides that following a Mallinckrodt IPO (as defined in the original registration rights agreement, and which includes a direct listing on a national securities exchange in the United States, such as the NYSE), certain Mallinckrodt shareholders that owned 1% or more of the registrable securities (calculated in accordance with the original registration rights agreement) have customary “piggyback” registration rights. The original registration rights agreement also provides that 180 days following a Mallinckrodt IPO, any Mallinckrodt shareholder owning at least 15% of registrable securities (calculated in accordance with the original registration rights agreement) has the right to initiate up to three (3) demand registrations each, subject to customary exceptions. The original registration rights agreement also requires Mallinckrodt to put up a shelf registration statement following a Mallinckrodt IPO covering the resale of all registrable securities beneficially owned by the holders of registrable securities.

The amended and restated registration rights agreement will provide that following a Mallinckrodt IPO, certain Holders of Registrable Securities (as defined in the amended and restated registration rights agreement, and which includes a direct listing on a national securities exchange in the United States, such as the NYSE) shall have customary “piggyback” registration rights. In addition, 180 days following a Mallinckrodt IPO, any Holder of Registrable Securities owning at least 15% of Registrable Securities (as defined in the amended and restated registration rights agreement) shall have the right to initiate up to three (3) demand registrations each, subject to customary exceptions. Under the amended and restated registration rights agreement, a Holder of Registrable Securities may only transfer such securities to an affiliate of such holder, subject to certain transfer conditions set forth therein. The amended and restated registration rights agreement will not require Mallinckrodt to put up a shelf registration statement following a Mallinckrodt IPO. In addition to other changes, the amended and restated registration rights agreement will also provide that Registrable Securities will cease being so on the date such Registrable Securities may be resold under Rule 144 of the Securities Act without any limitation as to volume or manner of sale. A redline showing the proposed amendments is attached as Annex M to this joint proxy statement/prospectus.
In light of the administrative burdens imposed by the original registration rights agreement, the Mallinckrodt board of directors unanimously recommends that Mallinckrodt shareholders vote “FOR” the adoption of the amended and restated registration rights agreement, to be effective upon a Mallinckrodt IPO.
This summary of the amended and restated registration rights agreement is only a summary and is qualified in its entirety by reference to the complete text of the proposed amended and restated registration rights agreement, which is attached to this joint proxy statement/prospectus as Annex L. We urge you to read Annex L in its entirety before casting your vote.
Q:
What are the recommendations of the Endo and Mallinckrodt boards of directors regarding the proposals being put to a vote at their respective special meetings?

A:
Endo:

The Endo board of directors (the “Endo board of directors”) has unanimously determined that the Transaction Agreement, the business combination, and the other transactions completed in connection therewith were advisable for, fair to and in the best interests of Endo and the Endo stockholders.
The Endo board of directors unanimously recommends that the Endo stockholders vote:
•
“FOR” the Endo transaction proposal;

•
“FOR” the Endo distributable reserves proposals;

•
“FOR” the combination-related compensation proposal; and

•
“FOR” the Endo amendment proposals

See “The Transaction — Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction” beginning on page [•] of this joint proxy statement/prospectus for further information.
In considering the recommendation of the Endo board of directors, you should be aware that directors and executive officers of Endo may have interests in the proposed transaction that are in addition to, or different from, any interests that apply to Endo stockholders generally. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Endo” beginning on page [•] of this joint proxy statement/prospectus for further details.
Mallinckrodt:
The Mallinckrodt board of directors (the “Mallinckrodt board of directors”) has unanimously determined that the Transaction Agreement, the business combination, the issuance of Mallinckrodt ordinary shares to Endo stockholders in the business combination, the constitution amendments and the other transactions contemplated in connection therewith, were advisable for, fair to and in the best interests of Mallinckrodt and the Mallinckrodt shareholders.

The Mallinckrodt board of directors unanimously recommends that Mallinckrodt shareholders vote:
•
“FOR” the scheme of arrangement at each of the respective court meetings;

•
“FOR” the scheme of arrangement at the EGM;

•
“FOR” the amendment of the articles of association of Mallinckrodt in accordance with the articles scheme amendment;

•
“FOR” the variation and increase in Mallinckrodt’s authorized share capital;

•
“FOR” the adoption of the amended memorandum of association of Mallinckrodt to be effective upon the completion of the transaction;

•
“FOR” the adoption of the new articles of association of Mallinckrodt to be effective upon the completion of the transaction through Resolutions 5(a)-(i);

•
“FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus;

•
“FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement);

•
“FOR” the adoption of the amended and restated registration rights agreement of Mallinckrodt to be effective upon the completion of the transaction; and

•
“FOR” the approval of the authority to adjourn the EGM to another time or place if necessary or appropriate to effect particular steps.

See “The Transaction — Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction” beginning on page [•] of this joint proxy statement/prospectus for further information.
In considering the recommendation of the Mallinckrodt board of directors, you should be aware that directors and executive officers of Mallinckrodt may have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus for further details.
Q:
When is the transaction expected to be completed?

A:
As of the date of this joint proxy statement/prospectus, the transaction is expected to be completed in the second half of 2025. However, no assurance can be provided as to when or if the transaction will be completed. The required vote of Endo stockholders and Mallinckrodt shareholders to adopt the required shareholder proposals at their respective special meetings, as well as the necessary regulatory consents (as applicable) and approvals, must first be obtained and other conditions specified in this joint proxy statement/prospectus must be satisfied or, to the extent applicable, waived.

Q:
Who will serve on the post-completion Mallinckrodt board and management?

A:
After completion, the Mallinckrodt board of directors immediately following the merger effective time (the “post-completion Mallinckrodt board”) will consist of nine directors. The members of the post-completion Mallinckrodt board are expected to be:

•
four individuals who are members of the Endo board of directors as of immediately prior to the merger effective time (the “Endo selected directors”);

•
four individuals who are members of the Mallinckrodt board of directors as of immediately prior to the merger effective time (including the chief executive officer of Mallinckrodt as of immediately prior to the merger effective time) (the “Mallinckrodt selected directors”); and

•
one individual selected prior to the completion by a majority of the persons designated to be Endo selected directors or Mallinckrodt selected directors to become a member of the post-completion Mallinckrodt board; provided, that the person who shall be the chair of the post-completion Mallinckrodt board consents to such selection and shall have a casting vote in the event of a tie (such individual, the “jointly selected director”).

Effective as of the merger effective time, Paul Efron will serve as the chair of the post-completion Mallinckrodt board, unless he is not a member of the Endo board of directors immediately prior to the merger effective time and Sigurdur Olafsson will serve as the chief executive officer and director of Mallinckrodt unless he is not the chief executive officer of Mallinckrodt immediately prior to the merger effective time. The balance of directors that will be appointed to the post-completion Mallinckrodt board will be selected prior to the completion of the transaction. For more information regarding the governance of Mallinckrodt following completion, see the section entitled “The Transaction — Board of Directors and Management After the Transaction” beginning on page [•] of this joint proxy statement/prospectus.
Q:
Who is entitled to vote?

A:
Endo:   The Endo board of directors has fixed [        ] (Eastern Time in the United States) on [        ] as the Endo record date. If you were an Endo stockholders of record as of [        ] (Eastern Time in the United States) on [        ], you are entitled to receive notice of and to vote at the Endo special meeting and any adjournments thereof.

Mallinckrodt:   The Mallinckrodt board of directors has fixed [        ] (Eastern Time in the United States) on [        ] 2025 as the Mallinckrodt voting record time and the record date respectively. If you were a Mallinckrodt shareholder of record as of [        ] 2025, you are entitled to receive notice of and to vote at the applicable Mallinckrodt special meetings and any adjournments thereof.
In respect of the first list shareholders’ court meeting, only first list shareholders of record as of the voting record time shall be entitled to receive notice of and to vote at the first list shareholders’ court meeting and any adjournments thereof.
In respect of the second designator shareholders’ court meeting, only second designator shareholders of record as of the voting record time shall be entitled to receive notice of and to vote at the second designator shareholders’ court meeting and any adjournments thereof.
In respect of the third designator shareholders’ court meeting, only third designator shareholders of record as of the voting record time shall be entitled to receive notice of and to vote at the third designator shareholders’ court meeting and any adjournments thereof.
In respect of the non-designated shareholders’ court meeting, only non-designated shareholders of record as of the voting record time shall be entitled to receive notice of and to vote at the non-designated shareholders’ court meeting and any adjournments thereof.
In respect of the EGM, only Mallinckrodt shareholders of record as of the voting record time shall be entitled to receive notice of and to vote at the EGM and any adjournments thereof.
Q:
What if I sell my Endo common stock before the Endo special meeting or my Mallinckrodt ordinary shares before the Mallinckrodt special meetings?

A:
Endo:   If you transfer your Endo common stock after the Endo record date but before the Endo special meeting, you will retain your right to vote at the Endo special meeting, but will have transferred the right to receive the transaction consideration. In order to receive the transaction consideration, you must hold your shares of Endo common stock through completion of the transaction.

Mallinckrodt:   If you sell or otherwise transfer your Mallinckrodt ordinary shares before the voting record time, you will not be entitled to attend or vote at the court meetings or the EGM. Additionally, if you acquire additional Mallinckrodt ordinary shares after the voting record time, you will not have the right to vote in respect of those additional Mallinckrodt ordinary shares at the Mallinckrodt special meetings. If you sell or otherwise transfer your Mallinckrodt ordinary shares after the voting record time, but before the court meetings and EGM, you will retain your right to vote at the court meetings and EGM.
Because administrative steps to transfer Mallinckrodt ordinary shares take additional time, there may be a delay between the nominal transfer of shares and the recording of such transfer on the Register, and as a result, there may be a delay between when a new shareholder purchases the ordinary shares and when that shareholder is able to exercise their rights as a shareholder (including the right to vote at the court meetings or the EGM, which will be available only to shareholders to the extent they are recorded as the owners of shares in the Register at the voting record time). Please see “The Transaction —  Deregistration of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus, for additional details on trading in Mallinckrodt ordinary shares, including related tax implications.
Q:
Will I be subject to U.S. federal income tax upon the exchange of my shares of Endo common stock for Mallinckrodt ordinary shares and cash pursuant to the business combination?

A:
Your receipt of Mallinckrodt ordinary shares and cash consideration in exchange for your Endo common stock pursuant to the business combination generally will be a taxable transaction for U.S. federal income tax purposes. Except as described in the following paragraphs, it is expected that you generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Mallinckrodt ordinary shares and the cash consideration received in the business combination and (ii) your adjusted tax basis in the shares of Endo common stock surrendered in the business combination.

The Transaction Agreement provides that the cash consideration in excess of $0.05 per share of Endo common stock will be funded by Endo, and that the remaining $0.05 per share of Endo common stock will be funded by Mallinckrodt. With respect to the portion of the cash consideration you receive that is funded by Endo, the treatment of the cash consideration described in the preceding paragraph will generally apply, and the parties intend to instruct the Exchange Agent (as defined in the Transaction Agreement) to treat the receipt of cash consideration in such manner, as long as you execute and provide a Section 302(b)(3) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Endo Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to you. Even if you complete such Section 302(b)(3) Tax Certificate, a broker or other applicable withholding agent may require you to complete additional documentation relating to the application of Section 302 of the Internal Revenue Code of 1986 (the “Code”) and/or may treat such cash consideration funded by Endo as a dividend subject to tax reporting and backup withholding, regardless of the documentation you provide.
With respect to the portion of the cash consideration you receive that is funded by Mallinckrodt, the U.S. federal income tax treatment will depend, under Sections 304 and 302 of the Code, on whether and the extent to which your direct or indirect ownership of Endo after the business combination is less than your direct or indirect ownership of Endo prior to the business combination (in each case, after taking into account the application of certain constructive ownership rules under the Code). Based on the application of these rules, it is possible that the portion of the cash consideration you receive that is funded by Mallinckrodt may be treated as a taxable dividend for U.S. federal income tax purposes. If you are not a U.S. Holder (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page [•] of this joint proxy statement/prospectus), any such dividend is expected to be subject to 30% U.S. withholding tax, unless such withholding tax is reduced or eliminated under an applicable income tax treaty. The parties intend to instruct the Exchange Agent to treat the portion of the cash consideration you receive that is funded by Mallinckrodt as a taxable dividend unless you execute and provide a Section 302(b)(2) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Mallinckrodt Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to you. Even if you complete such Section 302(b)(2) Tax Certificate, a broker or other applicable withholding agent may require you to complete additional documentation relating to the application of Section 302 and/or Section 304 of the Code and/or may treat such cash consideration funded by Mallinckrodt as a dividend subject to tax reporting and backup withholding, regardless of the documentation you provide.
YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION TO YOU, INCLUDING THE TREATMENT OF ANY CASH CONSIDERATION RECEIVED AND YOUR ABILITY TO COMPLETE THE 302(B)(2) TAX CERTIFICATE AND THE 302(B)(3) TAX CERTIFICATE.
For a more complete description of the material U.S. federal income tax consequences of the business combination to holders of Endo common stock, please see the sections entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock “ beginning on page [•] of this joint proxy statement/prospectus and “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to Non-U.S. Holders of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the business combination to a particular holder of Endo common stock will depend on such holder’s particular facts and circumstances. Holders of Endo common stock should consult their own tax advisors to determine the specific tax consequences to them of the business combination.
Q:
What impact will the business combination have on Endo’s outstanding long-term equity and cash incentive awards?

A:
At the merger effective time, each outstanding restricted stock unit award relating to Endo common stock that is subject only to time-based vesting requirements (an “Endo RSU Award”) that is held by an employee or other service provider of Endo or a subsidiary of Endo (other than a non-employee director), will be assumed by Mallinckrodt and converted into a restricted unit award in respect of Mallinckrodt ordinary shares (a “Mallinckrodt RSU Award”), which Mallinckrodt RSU Award will relate to the number of Mallinckrodt ordinary shares equal to (i) the total number of Endo common stock underlying such Endo RSU Award as of immediately prior to the merger effective time multiplied by (ii) the sum of (x) the Per Share Stock Consideration (as defined in the Transaction Agreement) (the “Per Share Stock Consideration”) plus (y) the quotient obtained by dividing the Per Share Cash Consideration (as defined in the Transaction Agreement) (the “Per Share Cash Consideration”) by the Macaw Per Share Price (as defined in the Transaction Agreement) (the “Mallinckrodt Per Share Cash Consideration”). Each Mallinckrodt RSU Award will continue to have, and will be subject to, the same terms and conditions (including vesting schedules) that applied to the corresponding Endo RSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment or service, as described below.

At the merger effective time, each outstanding Endo RSU Award that is held by a non-employee director of Endo will become fully vested and all rights in respect of such Endo RSU Award will be canceled and automatically converted into the right of the non-employee director to receive an amount in cash equal to the product of (i) the number of Endo common stock underlying such Endo RSU Award multiplied by (ii) the sum of (x) the Mallinckrodt Per Share Price multiplied by the Per Share Stock Consideration plus (y) the Per Share Cash Consideration.

At the merger effective time, each outstanding restricted stock unit award relating to Endo common stock that is subject, in whole or in part, to performance-based vesting conditions (an “Endo PSU Award”) will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award in respect of a number of Mallinckrodt ordinary shares equal to the product of (i) the total number of Endo common stock underlying such Endo PSU Award as of immediately prior to the merger effective time, assuming performance goals are achieved based on target performance, multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Such award will otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo PSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
As of the merger effective time, each outstanding long-term cash award granted by Endo which is subject to time-based vesting requirements and/or performance-based vesting requirements (and “Endo Cash LTI Award”) will be assumed by Mallinckrodt and converted into a long-term cash award granted by Mallinckrodt (a “Mallinckrodt Cash LTI Award”). Such Mallinckrodt Cash LTI Award will be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo Cash LTI Award immediately prior to the merger effective time; provided that any performance goals that applied to the Endo Cash LTI Award will be assumed to have been earned at the target level as of immediately prior to the merger effective time and provided that such Mallinckrodt Cash LTI Award will be accelerated upon certain terminations of employment, as described below.
In the event that an employee of Endo incurs a termination without “cause” (as defined in the Endo, Inc. 2024 Stock Incentive Plan) or resigns for “good reason” (to the extent the employee has an employment agreement that provides for severance benefits upon a resignation for good reason), in either case, during the twenty-four (24) month period following the merger effective time, the Mallinckrodt RSU Awards and Mallinckrodt Cash LTI Awards held by such individual will become fully vested at the time of such termination.
Q:
What are the conditions that must be satisfied in order to consummate the transaction and can Mallinckrodt and Endo waive the closing conditions?

A:
There are a number of conditions to the consummation of the transaction. These include: (i) the approval of the scheme of arrangement at the court meetings and the approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) at the EGM (including the new Mallinckrodt constitution); (ii) the adoption of the Transaction Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Endo common stock; (iii) the sanction of the scheme of arrangement by the Irish High Court and the delivery of the court order sanctioning the scheme to the registrar of companies; (iv) the effectiveness of this registration statement for the offer of Mallinckrodt ordinary shares to be issued in the business combination; (v)  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (vi) the absence of any statute, rule or regulation which prohibits or makes illegal the consummation of the transaction and any order or injunction preventing the consummation of the transaction; and (vii) the accuracy (subject to certain materiality standards) of the representations and warranties made by the parties and material compliance by the parties with the covenants contained in the Transaction Agreement. For a summary of the conditions that must be satisfied or waived prior to the consummation of the transaction, see the section entitled “The Transaction Agreement — Conditions that Must Be Satisfied or Waived for the Transaction to Occur,” beginning on page [•] of this joint proxy statement/prospectus. Certain of the conditions may be waived by Mallinckrodt, Endo, or both parties as applicable, but such waiver is in the party’s sole discretion and no party is required to waive any closing conditions.

Q:
Are there any other risks to me from the transaction that I should consider?

A:
Yes. There are risks associated with all business combinations, including the transaction. See the sections entitled “Cautionary Statement Regarding Forward Looking Statements” and “Risk Factors” beginning on pages [•] and [•], respectively, of this joint proxy statement/prospectus.

Q:
How do I vote?

A:
Endo:   If you are an Endo stockholder of record, you may vote your shares at the Endo special meeting in one of the following ways:

•
by mailing your applicable completed and signed proxy cards in the enclosed return envelope;

•
by voting by telephone or over the Internet as instructed on the applicable enclosed proxy card; or

•
by attending the Endo special meeting and voting in person.

To vote in person, you must bring proof of ownership as of the Endo record date and valid picture identification. If you are an Endo stockholder of record, the shares listed on your proxy cards will include the shares held in a book-entry account at [•], Endo’s transfer agent.
If you hold your shares through a bank, brokerage firm or other similar organization, you should follow the instructions provided by your bank, brokerage firm or other similar organization in order to instruct them how to vote such shares.
Mallinckrodt:   If you are a Mallinckrodt shareholder of record, you may vote your shares at the Mallinckrodt special meetings in one of the following ways:
•
by mailing your applicable completed and signed proxy cards in the enclosed return envelope;

•
by voting by telephone or over the Internet as instructed on the applicable enclosed proxy card; or

•
by attending the applicable Mallinckrodt special meetings and voting in person.

If you vote by telephone or over the internet, you will need the control number provided on the proxy card.
To vote in person, you must bring proof of ownership as of the Mallinckrodt record date and valid picture identification. If you are a Mallinckrodt shareholder of record, the shares listed on your proxy cards will include the shares held in a book-entry account at Computershare Investor Services (Ireland) Limited, Mallinckrodt’s transfer agent.
If you are a beneficial owner of shares held in “street name”, you should follow the instructions provided by your bank, brokerage firm or other similar organization in order to instruct them how to vote such shares. If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the Mallinckrodt special meetings, you must obtain a legal proxy from the bank, brokerage firm or other similar organization that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Mallinckrodt special meetings without a legal proxy and a signed ballot.
For more information on shares held in “street name” see the Q&A below entitled “What is the difference between holding shares as a shareholder of record and as a beneficial owner?”
Q:
How do I vote shares acquired through an employee program?

A:
Endo:   Employees of Endo do not hold shares under any employee program.

Mallinckrodt:   If you are a Mallinckrodt shareholder of record, the Mallinckrodt ordinary shares listed in each of your proxy cards will include, if applicable, your shares issued under Mallinckrodt’s Management Incentive Program and held in a book-entry account at Computershare Investor Services (Ireland) Limited, Mallinckrodt’s transfer agent. Please see the Q&A above for “How do I vote?” with respect to such Mallinckrodt ordinary shares.
If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them how to vote such shares. If you hold your shares through a bank, broker or other nominee and you wish to vote in person at the Mallinckrodt special meetings, you must obtain a legal proxy from the bank, brokerage firm or other similar organization that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Mallinckrodt special meetings without a legal proxy and a signed ballot.
Q:
What if I have purchased Mallinckrodt ordinary shares but I am not listed as the registered holder on Mallinckrodt’s register of members?

A:
Mallinckrodt:   Under Irish law and the existing Mallinckrodt constitution, rights in respect of Mallinckrodt ordinary shares are exercisable by the registered shareholder as entered in the register of members. For example, the exercise of voting rights is only effective under Irish law if executed by the registered shareholder. Because administrative steps to record the legal transfer of Mallinckrodt ordinary shares on the register of members take additional time, there is a delay between the contractual transfer of shares and the recording of such transfer on the register of members, and as a result, there is a delay between when a shareholder purchases Mallinckrodt ordinary shares and when that shareholder is able to directly exercise their rights as a shareholder over those shares. Additional information on transfer forms and the payment of the stamp duty on transfers is available on Mallinckrodt’s Investor Relations website ir.mallinckrodt.com/corporate-governance/highlights.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Endo:   “Stockholder of record” refers to those holders whose names appear in the stock ledger of Endo and are considered the stockholder of record of those shares. “Beneficial owner” of shares held in “street name” refers to holders of Endo common stock held in an account at a bank, brokerage firm or other similar organization and are ordinarily considered the beneficial owner of shares held in “street name”. If you are such a beneficial owner, you should contact your bank, brokerage firm or similar organization to understand your rights with respect to voting and the process for doing so, as beneficial owners generally have the right to direct the shares held in their account.

Mallinckrodt:   “Shareholder of record” refers to those “holders” whose names appear in the register of members of Mallinckrodt and are considered the shareholder of record of those shares under the Irish Companies Act. “Beneficial owner of shares held in “street name” refers to holders of Mallinckrodt ordinary shares held in an account at a bank, brokerage firm or other similar organization and are ordinarily considered the beneficial owner of shares held in “street name”. As a beneficial owner, you have the right to direct your bank, brokerage firm or other similar organization how to vote the shares held in your account.
Q:
If my shares are held in “street name” by my bank, brokerage firm or other similar organization, will my bank, brokerage firm or other similar organization automatically vote my shares for me?

A:
Endo:

No. Your bank, brokerage firm or other similar organization will not vote your shares if you do not provide your bank, brokerage firm or other similar organization with instructions about how your shares are to be voted, such failure to vote being referred to as a “broker non-vote”. Therefore, you should instruct your bank, brokerage firm or other similar organization to vote your shares by following the directions your bank, brokerage firm or other similar organization provides.
Brokers do not have discretionary authority to vote on any of the Endo proposals or on any of the Mallinckrodt proposals.
If you believe you are such a beneficial owner, you should contact your bank, brokerage firm or similar organization to understand your rights with respect to voting and the process for doing so, as beneficial owners generally have the right to direct the shares held in their account.
Mallinckrodt:
No. Your bank, brokerage firm or other similar organization will not vote your shares if you do not provide your bank, brokerage firm or other similar organization with instructions about how your shares are to be voted with respect to your shares. If you do not provide instructions to your bank, brokerage firm or other similar organization, your shares will not be voted on any proposal on which the bank, brokerage firm or other similar organization does not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they may not have discretionary power to vote your shares on “non-routine” matters. We expect that the Mallinckrodt proposals will be considered non-routine matters. In these cases, the bank, brokerage firm or other similar organization will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals. A bank, brokerage firm or similar organization may not be permitted by its rules to vote your shares with respect to non-routine matters if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.
Please see section entitled “The Special Meetings of Mallinckrodt’s Shareholders — Voting Ordinary Shares Held in Street Name” beginning on page [•] of this joint proxy statement/prospectus for further details.
If you believe you are such a beneficial owner, you should contact your bank, brokerage firm or similar organization to understand your rights with respect to voting and the process for doing so, as beneficial owners generally have the right to direct the shares held in their account.
Q:
How many votes do I have?

A:
Endo:   You are entitled to one vote for each share of Endo common stock that you owned as of [        ] (Eastern Time in the United States) on the Endo record date. As of [        ] (Eastern Time in the United States) on the Endo record date, [        ] shares of Endo common stock were outstanding and entitled to vote at the Endo special meeting.

Mallinckrodt:   You are entitled to one vote for each Mallinckrodt share that you owned as of [        ] (Eastern Time in the United States) on [        ] 2025 (being the “voting record time”). As of the voting record time, [        ] Mallinckrodt ordinary shares were outstanding and entitled to vote at the Mallinckrodt court meetings and at the EGM.
Q:
What if I hold shares in both Endo and Mallinckrodt?

A:
If you are both an Endo stockholder and a Mallinckrodt shareholder, you will receive two separate packages of proxy materials. A vote as an Endo stockholder on the proposal to adopt the transaction and the Transaction Agreement or any of the other proposals at the Endo special meeting will not constitute a vote as a Mallinckrodt shareholder on the proposal to approve the scheme of arrangement or any of the other proposals at the Mallinckrodt court meetings or EGM, or vice versa.

THEREFORE, IF YOU ARE A RECORD HOLDER, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM ENDO OR MALLINCKRODT, OR SUBMIT A SEPARATE PROXY AS BOTH AN ENDO STOCKHOLDER AND A MALLINCKRODT SHAREHOLDER FOR EACH ENDO SPECIAL MEETING AND MALLINCKRODT SPECIAL MEETINGS (AS APPLICABLE), OVER THE INTERNET OR BY TELEPHONE.
IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKERAGE FIRM OR OTHER SIMILAR ORGANIZATION, YOU SHOULD FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER SIMILAR ORGANIZATION IN ORDER TO INSTRUCT THEM ON HOW TO VOTE SUCH SHARES AS BOTH AN ENDO STOCKHOLDER AND A MALLINCKRODT SHAREHOLDER FOR EACH APPLICABLE SPECIAL MEETING.
Q:
Should I send in my share/stock certificates now?

A:
Endo:   No. Endo common stock are held in uncertificated form and no share certificates have been issued to Endo stockholders.

Mallinckrodt:   No. Mallinckrodt ordinary shares are held in uncertificated form and no share certificates have been issued to Mallinckrodt shareholders.
Q:
What do I need to do now?

A:
Shareholder of record

If you are entitled to vote at a special meeting of your company’s shareholders, you can vote in person by completing a ballot at the relevant special meeting, or you can vote by proxy before the relevant special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote by proxy before the special meeting. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the relevant enclosed proxy card, or mark, sign and date the relevant proxy card, and return it in the enclosed prepaid envelope as soon as possible so that your shares may be voted at your company’s relevant special meeting. Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at your company’s relevant special meeting as directed by you.
Endo:
You will find enclosed with this joint proxy statement/prospectus a form of proxy for use at the Endo special meeting.
Information regarding the Endo special meeting, including the full, unabridged text of the documents and resolutions to be submitted to the Endo special meeting, is available to shareholders of record at [        ]. These materials are also publicly available on the investor relations section of Endo’s website at https://investor.endo.com/.
Any stockholder entitled to attend and vote at the Endo special meeting may appoint a proxy, who need not be a stockholder of Endo, to act on their behalf. Proxies may be appointed (i) via the Internet, by visiting [        ], (ii) by calling [        ] and providing your proxy details by telephone; to do this, you will need your shareholder reference number (SRN), control number and PIN, all of which can be found on your respective form of proxy, or (iii) by returning a signed instrument of proxy (or proxy card) to the following locations by [        ] on [        ] 2025:
•
Endo, Inc. c/o [•] (which [•] will arrange to forward to Endo, Inc.’s registered address electronically); and

•
Endo, Inc., 9 Great Valley Parkway, Malvern, Pennsylvania 19355, attention corporate secretary.

If you wish to appoint a person other than the individuals specified on Endo’s proxy card, please contact Endo’s corporate secretary via e-mail at [•] and also note that your appointed proxy must attend the Endo special meetings in person in order for your votes to be cast.
Further instructions on how to appoint a proxy are set out in the Notice of Special Meeting, and on the form of proxy in respect of Endo.
The completion and return of a form of proxy (including an electronic proxy appointment) will not prevent an Endo stockholder from attending and voting in person at the Endo special meeting, or any adjournment thereof, should they wish to do so.
Mallinckrodt:
You will find enclosed with this joint proxy statement/prospectus, (i) a [Colour] form of proxy for use at the Mallinckrodt first list shareholders’ court meeting, a [Colour] form of proxy for use at the Mallinckrodt second designator shareholders’ court meeting, a [Colour] form of proxy for use at the Mallinckrodt third designator shareholders’ court meeting, or a [Colour] form of proxy for use at the Mallinckrodt non-designated shareholders’ court meeting, as applicable, and (ii) a [Colour] form of proxy for use at the EGM.

If you believe you have received the wrong proxy card for use at the respective court meetings and/or EGM (as applicable), or believe you should be entitled to attend an alternative Mallinckrodt court meeting, please contact Innisfree M&A Incorporated, the proxy solicitation agent for Mallinckrodt, by mail at 501 Madison Avenue, 20th floor New York, New York 10022, or by telephone at (888) 750-9498 (toll free in the United States and Canada) or (412) 232-3651 (from other countries), as soon as possible.
Information regarding the Mallinckrodt special meetings, including the full, unabridged text of the documents and resolutions to be submitted to the Mallinckrodt special meetings, is available to shareholders of record at [proxyvote.com]. These materials are also publicly available on the investor relations section of our website at ir.mallinckrodt.com.
Website references throughout this notice are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this joint proxy statement/prospectus.
Any Mallinckrodt shareholder entitled to attend and vote at the Mallinckrodt special meetings may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt, to act on their behalf. Proxies may be appointed (i) via the Internet, by visiting [proxyvote.com] (please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form); (ii) by calling [+353 1 696 0000] (please have your proxy card in hand when you call and then follow the instructions); or (iii) by returning a signed instrument of proxy (or proxy card) to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by [        ] on [        ] 2025.
If you wish to appoint a person other than the individuals specified on our proxy card, please contact our corporate secretary via e-mail at corporate.secretary@mnk.com and also note that your appointed proxy must attend the Mallinckrodt special meetings in person in order for your votes to be cast.
Further instructions on how to appoint a proxy are set out in the notes to the applicable Notice of Court Meetings and Notice of EGM, and on the respective forms of proxy in respect of Mallinckrodt.
The completion and return of a proxy card (including an electronic proxy appointment) will not prevent a Mallinckrodt shareholder from attending and voting in person at the Mallinckrodt special meetings, or any adjournment thereof, should they wish to do so.
Beneficial owner of shares
If you hold your Endo common stock or Mallinckrodt ordinary shares through a bank, brokerage firm or other similar organization, you should follow the instructions provided by your bank, brokerage firm or other similar organization when instructing them how to vote your Endo common stock or Mallinckrodt ordinary shares. Please refer to the section of this joint proxy statement/prospectus entitled “How do I vote?”, beginning on page [•] of this joint proxy statement/prospectus, for further information.
Q:
May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:
Yes, you may change or revoke your vote before it is voted at the Endo special meeting or at the Mallinckrodt court meetings or the EGM, as applicable. For instructions on how an Endo stockholder should change or revoke their vote, please see the section entitled “How You May Revoke or Change Your Vote” beginning on page [•] of this joint proxy statement/prospectus. For instructions on how a Mallinckrodt shareholder should change or revoke their vote, please see the section entitled “Changing or Revoking Your Vote” beginning on page [•] of this joint proxy statement/prospectus.

If your Endo common stock or Mallinckrodt ordinary shares are held in an account through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to change or revoke your vote.

Q:
Who will count the votes?

A:
Endo:   The inspector of elections appointed for the Endo special meeting, [           ], will tabulate votes cast by proxy or by ballot at the Endo special meeting. The inspector of elections will also determine whether a quorum is present.

Mallinckrodt:   The inspector of elections appointed for the Mallinckrodt special meetings, [        ], will tabulate votes cast by proxy or by ballot at the Mallinckrodt special meetings. The inspector of elections will also determine whether a quorum is present.
Q:
Who can help answer my questions?

A:
If you have questions about the transaction, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an Endo stockholder, you should contact D.F. King & Co. Inc. (‘‘D.F. King”), the proxy solicitation agent for Endo, by mail at [•], by telephone at [•] (toll free) or [•] (International) or by e-mail at [•].
If you are a Mallinckrodt shareholder, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for Mallinckrodt, by mail at 501 Madison Avenue, 20th floor New York, New York 10022, by telephone at (888) 750-9498 (toll free in the United States and Canada) or (412) 232-3651 (from other countries).
If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information. You are recommended to consult with your stockbroker or other intermediary at the earliest opportunity (where applicable).
Q:
Where can I find more information about Endo and Mallinckrodt?

A:
You can find more information about Endo and Mallinckrodt from various sources described under the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.

Q:
Will there be Irish stamp duty on the business combination?

A:
No Irish stamp duty should be payable in respect of the business combination.

Q:
Will I be liable for Irish stamp duty on the transfer of Mallinckrodt ordinary shares following the business combination?

A:
Any transfer of Mallinckrodt ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the Mallinckrodt ordinary shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for Irish stamp duty could adversely affect the price of your Mallinckrodt ordinary shares and limit the liquidity of such shares.

Q:
Will there be Irish withholding tax on future dividends, if any, by Mallinckrodt?

A:
In certain limited circumstances, Irish dividend withholding tax (“DWT”) (currently at a rate of 25%) may arise in respect of any dividends paid on Mallinckrodt ordinary shares. A number of exemptions from DWT exist such that Mallinckrodt shareholders resident in the United States and Mallinckrodt shareholders resident in certain other countries may be entitled to exemptions from DWT.

U.S. resident Mallinckrodt shareholders and Mallinckrodt shareholders resident in certain other countries will not be subject to DWT provided the beneficial owners of such Mallinckrodt ordinary shares have furnished completed and valid DWT forms or an IRS Form 6166, as appropriate, to Mallinckrodt’s transfer agent or their brokers (and such brokers have further transmitted the relevant forms to our transfer agent). However, other Mallinckrodt shareholders may be subject to DWT, which could adversely affect the price of the Mallinckrodt ordinary shares.
Please see “Material Tax Consequences of the Proposed Transaction — Material Irish Tax Consequences — Dividend Withholding Tax” beginning on page [•] of this joint proxy statement/prospectus, for details on the relevant information and forms which should be completed and furnished to Mallinckrodt’s transfer agent, in order to avail of an exemption from DWT (if applicable).
Q:
What will be the process for transferring my Endo common stock after the completion of the transaction?

A:
Transfers in Mallinckrodt ordinary shares are currently registered through a transfer agent and are not eligible for settlement through DTC, which ordinarily facilitates trades in listed securities in the U.S. As a result, Mallinckrodt ordinary shares are not able to be traded through the facilities of DTC and can only be held in registered form. If you currently hold your Endo common stock through DTC, you should contact the bank, brokerage firm or similar organization through which you hold your Endo common stock for more information about how you will receive Mallinckrodt ordinary shares issued as consideration in the transaction.

Trading in Mallinckrodt ordinary shares requires additional administrative steps as compared to shares that are listed on a national securities exchange or quoted on the OTCQX market. In particular, transfers of Mallinckrodt’s ordinary shares will have to be registered on Mallinckrodt’s register of members (“Register”). In order to transfer Mallinckrodt ordinary shares, the selling shareholder must create an account on the Computershare Investor Centre platform and complete the necessary share transfer form, which can be downloaded at www.investorcentre.com/ie. If the selling shareholder has not registered their account on the Computershare Investor Centre platform, the selling shareholder will need to contact Computershare using the contact details below in order to obtain the necessary share transfer form:
Computershare Investor Services (Ireland) Limited 3100 Lake Drive
Citywest Business Campus Dublin 24
D24 AK82
Ireland
Attention: Issuer Services Dublin (WebCorres@computershare.co.uk)
00353 1 696 8480
The selling shareholder should also contact Computershare using the above contact details if they have any queries on completing the share transfer form. The selling shareholder will then need to complete and sign the share transfer form in accordance with the instructions. The signed share transfer form, together with the seller’s Irish tax reference number (if required), should be provided to the transferee and all necessary stamp duty must be paid before such transfer can be registered. Once a stamp duty certificate has been issued by the Irish Revenue Commissioners, it should be attached to the signed share transfer form. The share transfer form and accompanying stamp duty certificate should then be sent to Mallinckrodt’s transfer agent, Computershare, at Computershare Investor Services (Ireland) Limited, at the address set forth above. For more detailed information on the process for transferring Mallinckrodt ordinary shares, including details on stamp duty, please visit https://ir.mallinckrodt.com/.
Because administrative steps to transfer Mallinckrodt ordinary shares take additional time, there may be a delay between the nominal transfer of shares and the recording of such transfer on the Register, and as a result, there may be a delay between when a new shareholder purchases the ordinary shares and when that shareholder is able to exercise their rights as a shareholder. Please see “The Transaction — Deregistration of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus, for additional details on trading in Mallinckrodt ordinary shares, including related tax implications.
Nothing in the foregoing constitutes financial, legal, tax or any other advice by Mallinckrodt or Endo and Mallinckrodt shareholders and prospective shareholders are encouraged to seek advice from a professional before engaging in transactions involving Mallinckrodt’s ordinary shares.

Q:
Where will Mallinckrodt ordinary shares be listed following the completion of the Transaction?

A:
Mallinckrodt ordinary shares are not currently listed on a stock exchange, following a delisting of the shares from the NYSE in 2020, and subsequent listing and delisting from NYSE American in 2023. It is expected that Mallinckrodt ordinary shares will be listed on the NYSE following the completion of the transaction, subject to approval by the post-completion Mallinckrodt board of directors, and the necessary approvals. The parties expect that the listing will occur substantially concurrently with the intended separation (as defined below), if the separation occurs. The listing is not a condition to the completion of the transaction.

SUMMARY
This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
Information about the Companies (Page [•])
Endo
Endo, Inc., a Delaware corporation, and the Successor entity to Endo International plc for financial reporting purposes, is a diversified pharmaceutical company boldly transforming insights into life-enhancing therapies. Endo operates in four reportable business segments: (1) Branded Pharmaceuticals, (2) Sterile Injectables, (3) Generic Pharmaceuticals and (4) International Pharmaceuticals. These reportable business segments generated total revenues of $1.18 billion and $0.58 billion during the year ended December 31, 2024 (Successor) and the period January 1, 2024 through April 23, 2024 (Predecessor), respectively.
Endo’s common stock is currently traded on the OTCQX Best Market (“OTCQX”) under the ticker symbol “NDOI”.
Mallinckrodt
Mallinckrodt plc, a public limited company incorporated in Ireland, is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. Mallinckrodt’s Specialty Brands reportable segment’s areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, hepatology, nephrology, pulmonology and ophthalmology; neonatal respiratory critical care therapies; and gastrointestinal products. Its Specialty Generics reportable segment includes specialty generic drugs and active pharmaceutical ingredients. Mallinckrodt reported net sales of $1.98 billion for the fiscal year ended December 27, 2024.
On November 29, 2024, Mallinckrodt completed the sale of the Therakos business to affiliates of CVC Capital Partners IX for total cash consideration of $887.6 million, which amount is net of preliminary purchase price adjustments, including an adjustment based on estimated net working capital at close.
Merger Sub
Salvare Merger Sub LLC is a limited liability company formed under the laws of the State of Delaware and a direct, wholly owned subsidiary of Mallinckrodt. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the Transaction Agreement, and the preparation of regulatory filings made in connection with the proposed transaction and other matters related to the transactions contemplated by the Transaction Agreement. At the merger effective time, Merger Sub will merge with and into Endo, as a result of which the separate corporate existence of Merger Sub will cease and Endo will continue as the surviving corporation and as a direct, wholly owned subsidiary of Mallinckrodt. Merger Sub’s registered office is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801, United States.
The Transaction (Page [•])
On March 13, 2025, Mallinckrodt, Endo and Merger Sub entered into the Transaction Agreement, pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement under the Irish Companies Act, which requires shareholder approval and Irish High Court sanction, (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM, and (iii) Merger

Sub will merge with and into Endo, with Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt. On April 23, 2025, the parties entered into an amendment to the Transaction Agreement, which is included in Annex C to this joint proxy statement/prospectus.
The Transaction Consideration (Page [•])
At the merger effective time, each share of Endo common stock issued and outstanding immediately prior to the business combination (other than certain excluded shares) will be canceled and will automatically be converted into the right to receive a number of ordinary shares of Mallinckrodt (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)). The exchange ratio in the Transaction Agreement will be such that former shareholders of Endo are expected to own an amount equal to 49.9%, and Mallinckrodt’s existing shareholders are expected to own an amount equal to 50.1%, of the Mallinckrodt ordinary shares as of immediately following the effective time of the business combination. The exchange ratio does not include the cash consideration to be paid to Endo’s stockholders.
The exchange ratio will not fluctuate up or down based on the price of the Endo common stock or the Mallinckrodt ordinary shares prior to the transaction.
No fractions of Mallinckrodt ordinary shares will be issued by Mallinckrodt in connection with the business combination, and such fractional entitlements shall not entitle the owner thereof to vote or to any rights as a shareholder of Mallinckrodt. Each holder of Endo common stock exchanged pursuant to the business combination who would otherwise have been entitled to receive a fractional entitlement shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of the fraction constituting such fractional entitlement of a Mallinckrodt ordinary share and the fair market value of a Mallinckrodt ordinary share as determined by the post-completion Mallinckrodt board in good faith.
Treatment of Endo Equity Awards (Page [•])
Endo RSU Awards
At the merger effective time, each Endo RSU Award that is held by an employee of Endo or a subsidiary of Endo, will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award, which will relate to the number of Mallinckrodt ordinary shares equal to (i) the total number of Endo common stock underlying such Endo RSU Award as of immediately prior to the merger effective time multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Each Mallinckrodt RSU Award will continue to have, and will be subject to, the same terms and conditions (including vesting schedules) that applied to the corresponding Endo RSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
At the merger effective time, each outstanding Endo RSU Award that is held by a non-employee director of Endo will become fully vested and all rights in respect of such Endo RSU Award will be canceled and automatically converted into the right of the non-employee director to receive an amount in cash equal to the product of (i) the number of Endo common stock underlying such Endo RSU Award multiplied by (ii) the sum of (x) the Mallinckrodt Per Share Price multiplied by the Per Share Stock Consideration plus (y) the Per Share Cash Consideration.
Endo PSU Awards
At the merger effective time, each Endo PSU Award will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award in respect of a number of Mallinckrodt ordinary shares equal to the product of (i) the total number of Endo common stock underlying such Endo PSU Award as of immediately prior to the merger effective time, assuming performance goals are achieved based on target performance, multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Such award will otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo PSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
Endo Long-Term Cash Awards
As of the merger effective time, each Endo Cash LTI Award will be assumed by Mallinckrodt and converted into a Mallinckrodt Cash LTI Award. Such Mallinckrodt Cash LTI Award will be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo Cash LTI Award immediately prior to the merger effective time; provided that any performance goals that applied to the Endo Cash LTI Award will be assumed to have been earned at the target level as of immediately prior to the merger effective time and provided that such Mallinckrodt Cash LTI Award will be accelerated upon certain terminations of employment, as described below.
In the event that an employee of Endo incurs a termination without “cause” or resigns for “good reason”, in either case, during the twenty-four (24) month period following the merger effective time, the Mallinckrodt RSU Awards and Mallinckrodt Cash LTI Awards held by such individual will become fully vested at the time of such termination.
Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction (Page [•])
On March 12, 2025, the Endo board of directors, after considering various factors, including those factors described in the section of this joint proxy statement/prospectus entitled “— Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction” beginning on page [•], and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of Endo and Endo stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Transaction; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by Endo, the performance by Endo of its covenants and other obligations under the Transaction Agreement, and the consummation of the Transaction; and resolved that the Transaction Agreement be submitted to Endo stockholders for adoption. The Endo board of directors recommends that Endo stockholders vote in favor of the Endo transaction proposal, in favor of the second Mallinckrodt distributable reserves creation pursuant to the Endo distributable reserves proposals, in favor of the Endo combination-related compensation proposal, and in favor of the Endo amendment proposals.
In considering the recommendation of the Endo board of directors, Endo stockholders should be aware that directors and executive officers of Endo may have interests in the proposed transaction that are in addition to, or different from, any interests they might have as stockholders. See “The Transaction — Interests of Certain Persons in the Transaction — Endo.”
Opinion of Endo’s Financial Advisor (Page [•])
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Endo board of directors that, as of March 13, 2025, and based upon and subject to the factors and assumptions set forth therein, the Per Share Base Cash Consideration (as defined in the Transaction Agreement) (the “Per Share Base Cash Consideration”), the Per Share Eagle Funded Cash Consideration (as defined in the Transaction Agreement) (the “Per Share Endo Funded Cash Consideration”) and the Per Share Stock Consideration (collectively, the “Endo Aggregate Consideration”) to be paid to the holders (other than holders of certain excluded shares) of Endo common stock pursuant to the Transaction Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated March 13, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs acted as financial advisor to Endo in connection with, and participated in certain of the negotiations leading to, the transaction, and provided advisory services and its opinion for the information and assistance of the Endo board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any Endo stockholder should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Endo and Goldman Sachs, Endo has agreed to pay Goldman Sachs a transaction fee of $30 million, $5 million of which became payable upon the execution of the engagement letter on March 12, 2025, and the remainder of which is contingent upon consummation of the transaction.
Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction (Page [•])
The Mallinckrodt board of directors has unanimously determined that the Transaction Agreement, the business combination, the issuance of Mallinckrodt ordinary shares to Endo stockholders in connection with the business combination, the constitution amendments and the other transactions contemplated in connection therewith, are advisable for, fair to and in the best interests of Mallinckrodt and the Mallinckrodt shareholders.
The Mallinckrodt board of directors unanimously recommends that Mallinckrodt shareholders vote:
•
“FOR” the scheme of arrangement at each of the respective court meetings;

•
“FOR” the scheme of arrangement at the EGM;

•
“FOR” the amendment of the articles of association of Mallinckrodt in accordance with the articles scheme amendment;

•
“FOR” the variation and increase in Mallinckrodt’s authorized share capital;

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“FOR” the adoption of the amended memorandum of association of Mallinckrodt to be effective upon the completion of the transaction;

•
“FOR” the adoption of the new articles of association of Mallinckrodt (through the approval of Resolutions 5(a)-(i)) to be effective upon the completion of the transaction;

•
“FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus;

•
“FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination, (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement);

•
“FOR” the adoption of the amended and restated registration rights agreement of Mallinckrodt to be effective upon the completion of the transaction; and

•
“FOR” the approval of the authority to adjourn the EGM to another time or place if necessary or appropriate to effect particular steps.

In reaching its decision in respect of the above recommendations, the Mallinckrodt board of directors considered a number of factors as generally supporting its decision to enter into the Transaction Agreement. For a discussion of these factors, see “The Transaction — Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction” beginning on page [•] of this joint proxy statement/prospectus.
In considering the recommendation of the Mallinckrodt board of directors, Mallinckrodt shareholders should be aware that directors and executive officers of Mallinckrodt may have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders. See “The Transaction — Interests of Certain Persons in the Transaction — Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus.
Opinion of Mallinckrodt’s Financial Advisor (Page [•])
Mallinckrodt retained Lazard Frères & Co. LLC (“Lazard”) as its financial advisor in connection with the transaction. In connection with Lazard’s engagement, Mallinckrodt requested that Lazard evaluate the fairness, from a financial point of view, to Mallinckrodt of the Consideration (as defined in Lazard’s written opinion) to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration). On March 13, 2025, Lazard delivered to the Mallinckrodt board of directors its written opinion, dated March 13, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration) was fair, from a financial point of view, to Mallinckrodt.
The full text of Lazard’s written opinion, dated March 13, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, please see the section of this joint proxy statement/prospectus captioned “The Transaction — Opinion of Mallinckrodt’s Financial Advisor”. The summary of the written opinion of Lazard, dated March 13, 2025, set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex F. You are encouraged to read Lazard’s opinion and the summary contained in this joint proxy statement/prospectus carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Mallinckrodt board of directors (in its capacity as such) and Lazard’s opinion was delivered to the Mallinckrodt board of directors in connection with its evaluation of the transaction and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Mallinckrodt of the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration). Lazard’s opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which Mallinckrodt might engage or the merits of the underlying decision by Mallinckrodt to engage in the transaction. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
Interests of Certain Persons in the Transaction (Page [•])
Endo
In considering the recommendation of the Endo board of directors, Endo stockholders should be aware that Endo directors and executive officers may have interests in the proposed transaction that are in addition to, or different from, any interests they may have as stockholders. Interests of Endo’s directors and executive officers that may be in addition to, or different from, any interests of Endo stockholders include evaluating and negotiating the Transaction Agreement and the business combination, and in approving the Transaction Agreement and the transactions contemplated by the Transaction Agreement (including the business combination), and in recommending that the Transaction Agreement be adopted by Endo stockholders.
These interests are discussed in more detail in the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Endo” beginning on page [•] of this joint proxy statement/prospectus. The Endo board of directors was aware of the additional or different interests set forth herein (other than any interests that arose following Endo’s entry into the Transaction Agreement) and considered such interests along with other matters in evaluating the transaction, negotiating and approving the Transaction Agreement and the transactions contemplated by the Transaction Agreement.
Mallinckrodt
In considering the recommendation of the Mallinckrodt board of directors, Mallinckrodt shareholders should be aware that Mallinckrodt directors and executive officers may have interests in the proposed transaction that are in addition to, or different from, any interests they may have as shareholders. Interests of Mallinckrodt’s directors and executive officers that may be in addition to, or different from, any interests of Mallinckrodt shareholders include evaluating and negotiating the Transaction Agreement and the business combination, and in approving the Transaction Agreement and the transactions contemplated by the Transaction Agreement (including the business combination), and in recommending that the Transaction Agreement be adopted by Mallinckrodt shareholders.
These interests are discussed in more detail in the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus. The Mallinckrodt board of directors was aware of the additional or different interests set forth herein (other than any interests that arose following Mallinckrodt’s entry into the Transaction Agreement) and considered such interests along with other matters in evaluating the transaction, negotiating and approving the Transaction Agreement and the transactions contemplated by the Transaction Agreement.
Board of Directors and Management After the Transaction (Page [•])
Pursuant to the Transaction Agreement, effective as of the completion of the transaction, the post-completion Mallinckrodt board is expected to have nine members, consisting of (i) four individuals who are members of the Endo board of directors as of immediately prior to the merger effective time (being the Endo selected directors), (ii) four individuals who are members of the Mallinckrodt board as of immediately prior to the merger effective time (including the chief executive officer of Mallinckrodt as of immediately prior to the merger effective time) (being the Mallinckrodt selected directors), and (iii) one individual selected prior to the completion by a majority of the persons designated to be Endo selected directors or Mallinckrodt selected directors to become a member of the post-completion Mallinckrodt board; provided, that the person who shall be the chair of the post-completion Mallinckrodt board consents to such selection and shall have a casting vote in the event of a tie (being the jointly selected director).
Effective as of the merger effective time, Paul Efron will serve as the chair of the post-completion Mallinckrodt board, unless he is not a member of the Endo board of directors immediately prior to the merger effective time and Sigurdur Olafsson will serve as the chief executive officer and a director of Mallinckrodt unless he is not the chief executive officer of Mallinckrodt immediately prior to the merger effective time.
The balance of directors that will be appointed to the post-completion Mallinckrodt board will be selected prior to the completion of the transaction.
Material Tax Consequences of the Transaction (Page [•])
The receipt by Endo stockholders of Mallinckrodt ordinary shares and cash consideration in exchange for their Endo common stock pursuant to the business combination generally will be a taxable transaction for U.S. federal income tax purposes. Except as described in the following paragraphs, it is expected that an Endo stockholder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Mallinckrodt ordinary shares and the cash consideration received by such shareholder in the business combination and (ii) such shareholder’s adjusted tax basis in the shares of Endo common stock surrendered in the business combination.
The Transaction Agreement provides that the cash consideration in excess of $0.05 per share of Endo common stock will be funded by Endo, and that the remaining $0.05 per share of Endo common stock will be funded by Mallinckrodt. With respect to the portion of the cash consideration received by an Endo stockholder that is funded by Endo, the treatment of the cash consideration described in the preceding paragraph will generally apply, and the parties intend to instruct the Exchange Agent to treat the receipt of cash consideration in such manner, as long such Endo stockholder executes and provides a Section 302(b)(3) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction —  Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Endo Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to Endo stockholders. Even if an Endo stockholder completes such Section 302(b)(3) Tax Certificate, a broker or other applicable withholding agent may require such Endo stockholder to complete additional documentation relating to the application of Section 302 of the Code and/or may treat such cash consideration funded by Endo as a dividend subject to tax reporting and withholding, regardless of the documentation the Endo stockholder provides.
With respect to the portion of the cash consideration received by an Endo stockholder that is funded by Mallinckrodt, the U.S. federal income tax treatment will depend, under Sections 304 and 302 of the Code, on whether and the extent to which such shareholder’s direct or indirect ownership of Endo after the business combination is less than its direct or indirect ownership of Endo prior to the business combination (in each case, after taking into account the application of certain constructive ownership rules under the Code). Based on the application of these rules, it is possible that the portion of the cash consideration received by an Endo stockholder that is funded by Mallinckrodt may be treated as a taxable dividend for U.S. federal income tax purposes. If the Endo stockholder is not a U.S. Holder (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page [•] of this joint proxy statement/prospectus), any such dividend is expected to be subject to 30% U.S. withholding tax, unless such withholding tax is reduced or eliminated under an applicable income tax treaty. The parties intend to instruct the Exchange Agent to treat the portion of the cash consideration an Endo stockholder receives that is funded by Mallinckrodt as a taxable dividend, unless such Endo stockholder executes and provides a Section 302(b)(2) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction —  Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Mallinckrodt Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to Endo stockholders. Even if an Endo stockholder completes such Section 302(b)(2) Tax Certificate, a broker or other applicable withholding agent may require such Endo stockholder to complete additional documentation relating to the application of Section 302 and/or Section 304 of the Code and/or may treat such cash consideration funded by Mallinckrodt as a dividend subject to tax reporting and withholding, regardless of the documentation the Endo stockholder provides.
ENDO STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE TREATMENT OF ANY CASH CONSIDERATION RECEIVED AND THEIR ABILITY TO COMPLETE THE 302(B)(2) TAX CERTIFICATE AND THE 302(B)(3) TAX CERTIFICATE.
For a more complete description of the U.S. federal income tax consequences of the business combination, please see the sections entitled “Material Tax Consequences of the Proposed Transaction —  Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus and “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to Non-U.S. Holders of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the business combination to a particular holder of Endo common stock will depend on such holder’s particular facts and circumstances. Holders of Endo common stock should consult their own tax advisors to determine the specific tax consequences to them of the business combination.
Appraisal Rights of Endo Stockholders (Page [•])
If the transaction is completed, Endo stockholders who hold Endo common stock issued and outstanding immediately prior to the merger effective time, who do not vote in favor of the approval and adoption of the Transaction Agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL (the “dissenting shares”) will be entitled to exercise dissenting rights thereunder (the “Dissenting Rights”) and obtain payment in cash for the fair value of their dissenting shares, subject to certain limitations under the DGCL. Any Endo stockholder who continues to own such shares through the merger effective time, who has not voted in favor of the approval and adoption of the Transaction Agreement, and who has demanded appraisal for such shares in accordance with the DGCL will, at the merger effective time, have their shares of the Endo common stock converted to the right to receive the fair value of such dissenting shares to the extent afforded by the Dissenting Rights in lieu of the right to receive the transaction consideration, unless such Endo stockholder fails to perfect, effectively withdraws, waives or otherwise loses such shareholder’s appraisal rights under the DGCL. If such Endo stockholder fails to perfect, effectively withdraws, waives or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the merger effective time into a right to receive the transaction consideration.
Due to the complexity of the procedures for exercising your appraisal rights, Endo stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For additional information, please see the section of this joint proxy statement/prospectus entitled “The Transaction — Appraisal Rights of Endo Stockholders” beginning on page [•] and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety.
Regulatory Approvals Required (Page [•])
United States Antitrust
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), certain transactions, including the transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division and the Federal Trade Commission (“FTC”), and all statutory waiting period requirements have been satisfied. The transaction is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Mallinckrodt and Endo each filed their respective HSR Act notification forms on April 11, 2025.
Irish Court Approvals
The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Mallinckrodt to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Mallinckrodt that would be effected by EGM resolutions 6 and 7 respectively. Mallinckrodt intends to issue an application to the Irish High Court to set a date for the hearing to sanction the scheme, which hearing will not occur until after the special meetings of the Endo and Mallinckrodt shareholders. The precise timing of Mallinckrodt’s applications both (a) to sanction the scheme; and (b) to confirm the reductions of capital, will depend on a number of factors, including court availability. In respect of the scheme, Mallinckrodt shall issue an application to the Irish High Court to sanction the scheme either (i) following satisfaction and/or waiver of all conditions to the scheme (other than those conditions that by their nature can only be satisfied on the date of completion) in which case the scheme shall take effect on the date and time as set out in the court order, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies, or (ii) prior to the satisfaction and/or waiver of certain conditions to the scheme in which case the scheme shall take effect following satisfaction and/or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion) on a date and time set in accordance with the terms of the court order and the scheme, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies. In each case, the effectiveness of the scheme will be notified to shareholders by (i) the filing of a Form 8-K with the SEC by Mallinckrodt; and (ii) in such other manner as the Irish High Court might direct. The date ultimately set by the Irish High Court for the sanction hearing is at the Irish High Court’s discretion.
Please see the sections of this joint proxy statement/prospectus entitled “The Mallinckrodt EGM Proposals — Resolution 6: Approval of the First Mallinckrodt Distributable Reserves Creation” and “The Mallinckrodt EGM Proposals — Resolution 7: Approval of the Second Mallinckrodt Distributable Reserves Creation” beginning on page [•] and beginning on page [•] respectively, of this joint proxy statement/prospectus.
The Separation (Page [•])
Mallinckrodt and Endo intend, following the completion of the transaction, to separate the combined businesses of the “Specialty Generics” reporting segment of Mallinckrodt and the “Generic Pharmaceuticals”

and “Sterile Injectables” reporting segments of Endo from Mallinckrodt (the “separation”), and the entity holding the separated businesses, (“GxCo”). The parties are considering, subject to approval by the post-completion Mallinckrodt board, implementing the separation by a spin-off and in a manner that would not require registration of the separation under the Securities Act or the registration of the GxCo securities under the Exchange Act. The spin-off may take the form of a distribution of GxCo securities only to categories of Mallinckrodt shareholders following the completion of the transaction to whom such a distribution may be made without such registration, and distribution of cash in lieu of GxCo securities to remaining Mallinckrodt shareholders, but the separation may take a different form (such as a different spin-off structure, or a split-off, sale or other structure). The parties currently anticipate consummating the intended separation as soon as practicable following the completion of the transaction; however, no assurance can be given as to the timing of the separation, or that such separation will occur at all, as consummation of the intended separation is not a condition to the completion of the transaction and is subject to approval by the post-completion Mallinckrodt board.
Listing of Mallinckrodt Ordinary Shares on the New York Stock Exchange (Page [•])
Mallinckrodt ordinary shares currently are not traded or quoted on a stock exchange or quotation system. It is expected that Mallinckrodt ordinary shares will be listed on the NYSE following the completion of the transaction, subject to approval by the post-completion Mallinckrodt board, and the necessary approvals. The parties currently expect that the listing will occur substantially concurrently with the intended separation, if the separation occurs. The listing is not a condition to the completion of the transaction.
Conditions to the Completion of the Transaction (Page [•])
Each of the constitution amendments and business combination are conditional upon the scheme of arrangement becoming effective and unconditional by not later than the end date (“end date” means December 15, 2025 (as such date may be extended pursuant to the Transaction Agreement)) (or such later date as Mallinckrodt and Endo may agree in writing and (if required) the Irish High Court may allow, provided that the end date may not go beyond June 13, 2026).
Conditions That Must Be Satisfied for the Scheme of Arrangement to Occur
The scheme of arrangement is conditional upon:
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the approval of the scheme of arrangement at each court meeting by a majority in number of each class of Mallinckrodt shareholders, and at least three fourths (75%) in value of the Mallinckrodt ordinary shares held by such class that are present and voting either in person or by proxy at the Voting Record Time (as defined in the scheme of arrangement);

•
the EGM resolutions 1, 2, 3, 4, and 5(a)-(i) being duly passed by the requisite majorities of Mallinckrodt shareholders at Mallinckrodt’s EGM (or at any adjournment of such meeting), to be held no later than the end date;

•
the sanction by the Irish High Court (without material modification) of the scheme of arrangement pursuant to Section 453 of the Companies Act 2014 of Ireland (such date, the “sanction date”) occurring on or before the end date; and

•
a copy of the order or orders of the Irish High Court sanctioning the scheme (the “court order”) having been delivered for registration to the registrar of companies within 21 days of the sanction date.

Conditions That Must Be Satisfied or Waived for the Transaction to Occur
Mutual Conditions
Each of the constitution amendments and the business combination is conditional upon the following matters having been satisfied or, in the sole discretion of both parties, waived to the extent lawfully permitted:
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obtaining approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i), and the Endo stockholder approval;

•
the registration statement (containing this joint proxy statement/prospectus) having become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued by the SEC and remaining in effect and no proceeding to that effect being pending or threatened by the SEC;
•
all required clearances under the HSR Act, and the laws of any other specified jurisdictions in connection with the consummation of the transaction having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate);

•
absence of any statute, rule or regulation having been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the transaction, and

•
absence of any order or injunction of a court of competent jurisdiction preventing the consummation of the transaction.

The business combination is also conditional on the new Mallinckrodt constitution becoming effective.
Conditions to Obligations of Mallinckrodt and Merger Sub
The obligations of each of Mallinckrodt and Merger Sub to effect the constitution amendments and the business combination are also subject to the satisfaction or waiver (in writing) by Mallinckrodt in its sole discretion of the following conditions on or before the sanction date:
•
the representations and warranties of Endo with respect to certain capitalization matters being true and correct, except for any de minimis inaccuracies, as of March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Endo with respect to (i) qualification, organization, good standing and corporate or other similar powers, (ii) certain capitalization matters, (iii) certain corporate authority and non-violation matters, (iv) fees payable to investment bankers, brokers or finders in connection with the transaction, and (v) Endo’s existing indebtedness, being true and correct in all material respects as March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Endo with respect to the absence of certain changes or events since September 30, 2024 that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo being true and correct in all respects as of March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date;

•
each of the other representations and warranties of Endo set forth in the Transaction Agreement being true and correct on March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Endo;

•
Endo having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the sanction date; and

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Mallinckrodt receiving a certificate signed on behalf of Endo by a duly authorized executive officer and dated as of the sanction date starting that the foregoing conditions have been satisfied.

Conditions to Obligations of Endo
The obligations of Endo to effect the business combination are subject to the satisfaction or waiver (in writing) by Endo in its sole discretion of each of the following conditions on or before the sanction date:
•
the representations and warranties of Mallinckrodt with respect to certain capitalization matters being true and correct, except for any de minimis inaccuracies on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Mallinckrodt with respect to (i) qualification, organization, good standing and corporate or other similar powers, (ii) certain capitalization matters, (iii) certain corporate authority and non-violation matters, and (iv) fees payable to investment bankers, brokers or finders in connection with the transaction, being true and correct in all material respects on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the representations and warranties of Mallinckrodt with respect to the absence of certain changes or events since September 30, 2024 that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mallinckrodt being true and correct in all respects as of March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date;

•
each of the other representations and warranties of Mallinckrodt set forth in the Transaction Agreement being true and correct on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Mallinckrodt;

•
each of Mallinckrodt and Merger Sub having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the sanction date; and

•
Endo receiving a certificate signed on behalf of Mallinckrodt by a duly authorized executive officer and dated as of the sanction date starting that the foregoing conditions have been satisfied.

Non-Solicitation (Page [•])
The Transaction Agreement (except as noted below) generally restricts both Mallinckrodt’s and Endo’s ability to:
•
solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a competing proposal (as defined in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation” beginning on page [•] of this joint proxy statement/prospectus);

•
participate in any negotiations regarding, or furnish to any person any non-public information relating to the party or any subsidiary of such party in connection with a competing proposal;

•
engage in discussions with any person with respect to any competing proposal;

•
except as required by the duties of the members of the party’s board of directors under applicable law, waive, terminate, modify or release any person (other than, in the case of Endo, Mallinckrodt and

Merger Sub and their respective affiliates, and, in the case of Mallinckrodt, Endo and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;
•
make a change of recommendation (as defined in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus); or

•
resolve or agree to do any of the foregoing.

If a party receives, prior to the receipt of such party’s requisite shareholder approval required under the Transaction Agreement, a bona fide, unsolicited, written competing proposal which the relevant party’s board of directors determines in good faith after consultation with such party’s outside legal and financial advisors (i) constitutes a superior proposal (as defined in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus) or (ii) would reasonably be expected to result, after such party takes any of the actions referred to in either of clause (x) or (y) below, in a superior proposal, then in either event (if such party has not breached (other than any de minimis breaches)) its non-solicitation obligations under the Transaction Agreement, the party may (x) furnish non-public information to the person making such superior proposal, if, and only if, prior to so furnishing such information, such party receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to such party than those contained in the confidentiality agreement between Mallinckrodt and Endo, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to competing proposals, and promptly (but in no event later than twenty-four (24) hours thereafter) provide a copy thereof to the other party and (y) engage in discussions or negotiations with such person with respect to the competing proposal.
Board Recommendation (Page [•])
Subject to certain exceptions described in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus, neither the Mallinckrodt board of directors nor the Endo board of directors may make a change of recommendation.
However, prior to the receipt of such party’s requisite shareholder approval required under the Transaction Agreement, the Endo board of directors and the Mallinckrodt board of directors, as applicable, may, subject to complying with certain obligations described in more detail in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus, make a change of recommendation following the receipt of a bona fide, unsolicited written competing proposal which such party’s board of directors determines in good faith after consultation with their outside legal and financial advisors is a superior proposal if, and only if, such party did not breach their non-solicitation obligations set forth in the Transaction Agreement (other than de minimis breaches) in connection with such competing proposal or in response to an intervening event (as defined in the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus). which such party’s board of directors determines in good faith after consultation with its outside legal advisors is an intervening event.
Termination of the Transaction Agreement (Page [•])
The Transaction Agreement may be terminated at any time prior to the merger effective time in any of the following ways:
(i)
by either Mallinckrodt or Endo, if:

(a)
the court meetings or the EGM are completed and the court meeting resolution or the EGM resolutions 1, 2, 3, 4 and 5(a)-(i), as applicable, are not approved by the requisite majorities and the Endo special meeting has been completed (such termination right as applicable to Mallinckrodt or Endo, respectively, the “Mallinckrodt shareholder approval failure termination right”);

(b)
the Endo special meeting is completed and the Endo stockholder approval is not obtained and the court meetings and the EGM (in the case of the EGM, solely to the extent the court meeting resolution has been approved by the requisite majorities) has been completed (such termination right as applicable to Mallinckrodt or Endo, respectively, the “Endo stockholder approval failure termination right”);

(c)
the merger effective time has not occurred by 5:00 p.m., New York City Time, on the end date; provided that the right to terminate the Transaction Agreement pursuant to this provision will not be available to a party whose breach of any provision of the Transaction Agreement has been the primary cause of the failure of the merger effective time to have occurred by such time (such termination right as applicable to Mallinckrodt or Endo, respectively, the “end date termination right”);

(d)
the Irish High Court declines or refuses to sanction the scheme of arrangement, unless both parties agree in writing that the decision of the Irish High Court must be appealed (provided that an adjournment or postponement by the Irish High Court of a sanction hearing will not constitute a declination or refusal by the Irish High Court to sanction the scheme of arrangement);

(e)
any injunction, restraint or prohibition has been enacted or entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transaction and, such injunction, restraint or prohibition has become final and non-appealable; provided that the right to terminate the Transaction Agreement pursuant to this provision will not be available to a party whose breach of any provision of the Transaction Agreement has been the primary cause of such injunction, restraint or prohibition.

(ii)
by Mallinckrodt:

(a)
if Endo has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (a) would result in the conditions to Mallinckrodt’s obligation to consummate the transaction under the Transaction Agreement to not be satisfied and (b) is either not reasonably capable of being cured by the end date or, if curable, Mallinckrodt must have given Endo written notice stating Mallinckrodt’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three business days prior to the end date and (ii) 30 days following written notice by Mallinckrodt thereof (provided that Mallinckrodt is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that Endo would have the right to terminate pursuant to the Endo material breach termination right) (such termination right the “Mallinckrodt material breach termination right”); or

(b)
in the event that the Endo board of directors has effected a change of recommendation prior to the receipt of the Endo stockholder approvals, or there has been a willful breach by Endo of any of its non-solicitation obligations under the Transaction Agreement (such termination right the “Mallinckrodt change of recommendation termination right”).

(iii)
by Endo:

(a)
if Mallinckrodt or Merger Sub has breached or failed to perform in any material respect any of their respective covenants or other agreements contained in the Transaction Agreement or if any of their respective representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (a) would result in the conditions to Endo’s obligation to consummate the transaction under the Transaction Agreement to not be satisfied and (b) is either not reasonably capable of being cured by the end date or, if curable, Endo must have given Mallinckrodt written notice stating Endo’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three business days prior to the end date and (ii) 30 days following written notice by Endo thereof (provided that Endo is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that Mallinckrodt would have the right to terminate pursuant to the Mallinckrodt material breach termination right) (such termination right, the “Endo material breach termination right”); or
(b)
in the event that the Mallinckrodt board of directors has effected a change of recommendation prior to receipt of the approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i), or there has been a willful breach by Mallinckrodt of any of its non-solicitation obligations under the Transaction Agreement (such termination right, the “Endo change of recommendation termination right”).

(iv)
by mutual written consent of Mallinckrodt and Endo.

Termination Amounts
Endo has agreed to pay Mallinckrodt a termination fee of $83 million (the “Endo termination amount”) if the Transaction Agreement is terminated:
•
by Mallinckrodt pursuant to the Mallinckrodt change of recommendation termination right; or

•
(i) by either Mallinckrodt or Endo pursuant to the end date termination right or the Endo stockholder approval failure termination right, or by Mallinckrodt pursuant to the Mallinckrodt material breach termination right; (ii) a competing proposal has been communicated to the Endo board of directors or publicly disclosed and not withdrawn without qualification (publicly, in the event that such competing proposal was publicly disclosed) at least four business days prior to (a) the Endo special meeting (in the case of termination pursuant to Endo stockholder approval failure termination right), (b) the applicable breach (in the case of termination pursuant to the Mallinckrodt material breach termination right), or (c) the end date (in the case of termination pursuant to the end date termination right) and (iii) within 12 months of such termination, Endo consummates a competing proposal or Endo enters into a definitive agreement providing for a competing proposal.

Endo has agreed to pay Mallinckrodt a termination fee amount of $31.9 million (the “Endo no-vote termination amount”) if the Transaction Agreement is terminated pursuant to the Endo stockholder approval failure termination right and prior to such termination the court meeting resolution and the approval of EGM resolutions 1, 2, 3, 4, and 5(a)-(i)) have been approved. Such amount will be credited towards any subsequent termination fee amount payable by Endo.
Mallinckrodt has agreed to pay Endo a termination fee of $80.2 million (the “Mallinckrodt termination amount”) if the Transaction Agreement is terminated:
•
by Endo pursuant to the Endo change of recommendation termination right; or

•
(i) by either Mallinckrodt or Endo pursuant to the end date termination right or the Mallinckrodt shareholder approval failure termination right, or by Endo pursuant to the Endo material breach termination right; (ii) a competing proposal has been communicated to the Mallinckrodt board of directors or publicly disclosed and not withdrawn without qualification (publicly, in the event that such competing proposal was publicly disclosed) at least four business days prior to (a) the earlier of the EGM and the court meetings (in the case of termination pursuant to the Mallinckrodt shareholder approval failure termination right), (b) the applicable breach (in the case of termination pursuant to the Endo material breach termination right), or (c) the end date (in the case of termination pursuant to the end date termination right); and (iii) within 12 months of such termination, Mallinckrodt consummates a competing proposal or Mallinckrodt enters into a definitive agreement providing for a competing proposal.

Mallinckrodt has agreed to pay Endo a termination fee of $30.8 million (the “Mallinckrodt no-vote termination amount”) if the Transaction Agreement is terminated pursuant to the Mallinckrodt shareholder approval failure termination right and prior to such termination the Endo stockholder approval has been obtained. Such amount will be credited towards any subsequent termination amount payable by Mallinckrodt.

See “The Transaction Agreement — Termination Amounts” beginning on page [•] of this joint proxy statement/prospectus.
Voting Agreements (Page [•])
Mallinckrodt
On March 13, 2025, concurrently with the execution of the Transaction Agreement, Mallinckrodt entered into voting agreements with certain of its shareholders (the “Mallinckrodt subject shareholders”) in their respective capacities as record and/or beneficial owners of shares of Mallinckrodt ordinary shares (such shares the “Mallinckrodt covered shares”), pursuant to which, the Mallinckrodt subject shareholders agreed, on the terms and subject to the conditions set forth in the respective voting agreements, among other things, until the expiration time (as defined in the section of this joint proxy statement/prospectus entitled “Voting Agreements — The Mallinckrodt Voting Agreements” beginning on page [•] of this joint proxy statement/prospectus), at every meeting of Mallinckrodt shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Mallinckrodt shareholders by written consent with respect to such matters, the Mallinckrodt subject shareholder will vote (including via proxy) all of the Mallinckrodt covered shares: (a) in favor of the approval of the EGM proposals and the court meeting resolution; and (b) against any Mallinckrodt competing proposal (as defined in the section entitled “The Transaction Agreement — Non Solicitation” beginning on page [•] of this joint proxy statement/prospectus). At the close of business on the Mallinckrodt record date, the covered shares represented approximately [         ]% of the outstanding number of Mallinckrodt ordinary shares.
Endo
On March 13, 2025, concurrently with the execution of the Transaction Agreement, Endo entered into voting agreements with certain of its stockholders (the “Endo subject stockholders”) in their respective capacities as record and/or beneficial owners of shares of Endo common stock (such shares the “Endo covered shares”), pursuant to which, the Endo subject stockholders agreed, on the terms and subject to the conditions set forth in the respective voting agreements, among other things, until the expiration time (as defined in the section of this joint proxy statement/prospectus entitled “Voting Agreements — The Endo Voting Agreements” beginning on page [•]), at every meeting of Endo stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Endo stockholders by written consent with respect to such matters, the Endo subject stockholder will vote (including via proxy) all of the Endo covered shares: (a) in favor of the approval of the Endo transaction proposal and in favor of the second Mallinckrodt distributable reserves creation pursuant to the Endo distributable reserves proposals; and (b) against any Endo competing proposal (as defined in the section entitled “The Transaction Agreement — Non Solicitation,” beginning on page [•] of this joint proxy statement/prospectus). At the close of business on the record date, the covered shares represented approximately [         ]% of the outstanding number of Endo common stock.
See “Voting Agreements” beginning on page [•] of this joint proxy statement/prospectus. The complete text of the form of the Mallinckrodt voting agreements and Endo voting agreements, are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively, to this joint proxy statement/prospectus.
Financing Relating to the Transaction (Page [•])
In connection with the Transaction Agreement, Endo Finance Holdings, Inc. (“Endo Finance”), a wholly-owned subsidiary of Endo, entered into a debt commitment letter, engagement letter and fee letters dated as of March 13, 2025 (collectively, the “debt commitment papers”). The debt commitment papers provide for (i) up to $500 million aggregate principal amount of senior secured term loans (the “incremental term facility”) under Endo Finance’s existing credit agreement (the “existing Endo credit agreement”) to be borrowed by Mallinckrodt International Finance S.A. or another new or existing wholly-owned subsidiary of Mallinckrodt that will be a direct or indirect wholly owned subsidiary of Endo and formed or organized under the laws of any state of the United States of America, the District of Columbia, Luxembourg or

another jurisdiction acceptable to Goldman Sachs Bank USA (“Goldman Sachs Bank USA”), in its capacity as lead arranger, in its sole discretion (the “Mallinckrodt Borrower”), as an additional borrower thereunder; and (ii) up to $400 million aggregate principal amount of senior secured bridge loans less the gross proceeds of any senior secured notes issued by the Mallinckrodt Borrower and sold on or prior to the date of the consummation of the transactions contemplated by the Transaction Agreement (the “bridge facility” and, together with the incremental term facility, the “committed financing”). The debt in respect of the commitments contemplated by the debt commitment papers will be guaranteed by certain material U.S., Irish and Luxembourg subsidiaries of the combined company (subject to exceptions and exclusions consistent with the existing Endo credit agreement) (referred to as the “guarantors”) and shall be secured by liens on substantially all assets of the Mallinckrodt Borrower and the guarantors (subject to exceptions and exclusions consistent with the existing Endo credit agreement) (referred to as the “collateral”). Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the committed financing set forth in the debt commitment papers.
Accounting Treatment of the Transaction (Page [•])
Mallinckrodt and Endo prepare their respective financial statements in accordance with U.S. GAAP. The business combination will be accounted for as an acquisition of Endo by Mallinckrodt under the acquisition method of accounting, and Mallinckrodt will be treated as the acquirer for accounting purposes.
Comparison of the Rights of Holders of Endo Common Stock and Mallinckrodt Ordinary Shares (Page [•])
Upon completion of the transaction, Endo stockholders will become shareholders of Mallinckrodt (except for holders of certain excluded shares) and the existing Mallinckrodt constitution will be amended to be in substantially the form attached as Annex I to this joint proxy statement/prospectus. As a result, the rights of former Endo stockholders following the combination will be governed by the new Mallinckrodt constitution and the laws of Ireland. Following the transaction, former Endo stockholders will have different rights as Mallinckrodt shareholders than they had as Endo stockholders. Differences between the rights of Mallinckrodt shareholders following the transaction and the rights of Endo stockholders before the transaction include, among other things, differences with respect to dividends, repurchases and redemptions, lien on shares, calls on shares and forfeiture of shares, appointment and removal of directors, the convening of extraordinary shareholder meetings, notices required to make nominations of directors or bring other business in front of shareholder meetings, quorums at shareholder meetings, adjournments of shareholder meetings, the shareholder vote required to approve variations of class rights, shareholder approval of transaction(s), anti-takeover measures and shareholder vote required for amendments of governing documents. See “Description of Mallinckrodt Ordinary Shares” beginning on page [•] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Endo Common Stock and Mallinckrodt Ordinary Shares” beginning on page [•] of this joint proxy statement/prospectus.
Risk Factors (Page [•])
There are risks relating to the transaction, some of which are related to the business combination and others of which are related to Mallinckrodt’s and Endo’s respective businesses and investing in and the ownership of Mallinckrodt ordinary shares following the business combination, assuming it occurs. See the section of this joint proxy statement/prospectus entitled “Risk Factors”, beginning on page [•] of this joint proxy statement/prospectus. In considering the transaction and prior to making your investment or voting decision, you should carefully consider these risks, including, among others, the following, together with the other information included or incorporated by reference into this joint proxy statement/prospectus:
•
There is no assurance when or if the transaction will be completed.

•
Completion is subject to a number of conditions which may not be satisfied or waived, or which may not be capable of satisfaction without the imposition of undertakings, conditions, or divestments, which could be material. These factors could jeopardize or delay, or result in conditions or restrictions on, completion, lead to additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction, or prevent completion entirely.
•
The Transaction Agreement contains restrictions on the ability of Mallinckrodt and Endo to pursue alternatives to the transaction.

•
Some of Mallinckrodt’s and Endo’s directors and executive officers may have interests in the transaction that are in addition to, or different from, any interests they might have as shareholders.

•
While the transaction is pending, Mallinckrodt and Endo will be subject to business uncertainties that could adversely affect their businesses.

•
Upon completion, certain change-of-control rights under agreements will or may be triggered, which may result in third parties terminating or altering existing contracts or relationships with Mallinckrodt and Endo or, following completion, Mallinckrodt.

•
Each of Mallinckrodt and Endo and, following completion, Mallinckrodt may have difficulty attracting, motivating and retaining executives and other employees in light of the transaction.

•
Each of Mallinckrodt and Endo will incur substantial fees and costs in connection with the transaction, regardless of whether the transaction is completed, and will incur integration costs, and these fees and costs may be greater than anticipated.

•
Mallinckrodt and Endo may be subject to litigation challenging the transaction, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the transaction and/or result in substantial costs.

•
Mallinckrodt may encounter significant unexpected difficulties in integrating the two businesses, including their individual cultures and philosophies. Mallinckrodt may not realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected.

•
Current Mallinckrodt and Endo stockholders will have a reduced ownership and voting interest in, and will exercise less influence over management of, Mallinckrodt after completion than they did with respect to the companies prior to completion.

•
The Mallinckrodt ordinary shares to be received by Endo stockholders in connection with the transaction will have different rights from the Endo common stock.

•
Irish law differs from the laws in effect in the United States and may afford less protection to holders of securities in Mallinckrodt.

•
Any attempts to acquire Mallinckrodt may be subject to the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Act, 1997, Takeover Rules 2022 (the “Irish Takeover Rules”) and subject to the supervisory jurisdiction of the Irish Takeover Panel and Mallinckrodt and the Mallinckrodt board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

•
Mallinckrodt’s post-completion substantial leverage and debt service obligations could adversely affect Mallinckrodt’s business.

•
There is no assurance that the separation will be completed on the expected terms or at all, and, if completed, it may not achieve the intended benefits and could have unforeseen consequences.

•
The transaction is expected to be a taxable transaction for U.S. federal income tax purposes.

•
The IRS may not agree with the conclusion that Mallinckrodt is to be treated as a foreign corporation for U.S. federal income tax purposes following the business combination or may assert that Mallinckrodt is subject to certain adverse U.S. federal income tax consequences under Section 7874.

•
Depending on the specific terms, structure and timing of the separation, the separation may be integrated with the business combination for U.S. federal income tax purposes.

•
If Mallinckrodt is a passive foreign investment company, U.S. holders of Mallinckrodt ordinary shares could be subject to adverse U.S. federal income tax consequences.

•
If a U.S. holder is treated for U.S. federal income tax purposes as owning directly or indirectly at least 10% of Mallinckrodt ordinary shares, such U.S. holder may be subject to adverse U.S. federal income tax consequences.

•
The combined company may not be able to maintain a competitive effective corporate tax rate.

•
Following the completion of the transaction, a transfer of your Mallinckrodt ordinary shares may be subject to Irish stamp duty.

•
In certain limited circumstances, dividends paid by Mallinckrodt may be subject to Irish dividend withholding tax.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated into it by reference contain forward-looking statements concerning Endo or Mallinckrodt, the scheme of arrangement, business combination and the other transactions contemplated by the Transaction Agreement that involve risks and uncertainties. These statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “project”, “anticipate”, “approximately”, “estimate”, “predict”, “potential”, “continue”, “may”, “will”, “could”, “should” or the negative of these terms or similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, many of which are outside the control of Endo and Mallinckrodt, which may include the risk factors set forth below and other market, business, legal and operational uncertainties discussed elsewhere in this joint proxy statement/prospectus and the documents that are incorporated herein by reference. Those uncertainties include, but are not limited to:
•
the risk that the conditions to the proposed transaction may not be satisfied (or waived to the extent permitted by law) on a timely basis or at all or the failure of the proposed business combination transaction to close for any other reason or to close on the anticipated terms, including the intended tax treatment;

•
the risk that any regulatory approval, consent or authorization that may be required for the proposed business combination transaction may not be obtained or may be obtained subject to conditions that are not anticipated;

•
the uncertainty regarding the timing of the closing of the proposed business combination transaction;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction;

•
the risks that the new businesses will not be integrated successfully or the expected benefits and synergies of the proposed transaction may not be fully realized in a timely manner, or at all;

•
the effect of the announcement, pendency or completion of the proposed transactions on the parties’ business relationships and business operations generally;

•
the risks related to the financing in connection with the transaction;

•
the inherent uncertainty associated with financial projections;

•
the uncertainties related to the future separation;

•
the certain restrictions on the ability of Mallinckrodt and Endo to pursue certain business activities or strategic transactions during the pendency of the transaction;

•
the significant transaction costs related to the proposed transaction;

•
the risks related to increased indebtedness as a result of the proposed transaction;

•
the risks that the proposed transactions may disrupt current plans and operations of Mallinckrodt and Endo and their respective management teams and potential difficulties in hiring, retaining and motivating employees as a result of the proposed transactions;

•
the potential litigation relating to the proposed transactions that could be instituted against Mallinckrodt, Endo or their respective directors or officers;

•
risks related to certain tax matters, including the risk that the IRS may not agree with the conclusion that Mallinckrodt is to be treated as a foreign corporation for U.S. federal income tax purposes following the business combination transaction.

•
the risks related to Mallinckrodt’s business, including potential changes in Mallinckrodt’s business strategy and performance; Mallinckrodt’s initiative to explore a variety of potential divestiture, financing and other transactional opportunities; the exercise of contingent value rights by the Opioid Master Disbursement Trust II; governmental investigations and inquiries, regulatory actions, and lawsuits, in each case related to Mallinckrodt or its officers; Mallinckrodt’s contractual and court-ordered compliance obligations that, if violated, could result in penalties; compliance with and restrictions under the global settlement to resolve all opioid-related claims; matters related to Acthar Gel, including the settlement with governmental parties to resolve certain disputes and compliance with and restrictions under the related corporate integrity agreement; the ability to maintain relationships with Mallinckrodt’s suppliers, customers, employees and other third parties following the emergence from the 2023 bankruptcy proceedings; scrutiny from governments, legislative bodies and enforcement agencies related to sales, marketing and pricing practices; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ or other payers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers; complex reporting and payment obligations under the Medicare and Medicaid rebate programs and other governmental purchasing and rebate programs; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; changes in or failure to comply with relevant laws and regulations; any undesirable side effects caused by Mallinckrodt’s approved and investigational products, which could limit their commercial profile or result in other negative consequences; Mallinckrodt’s and its partners’ ability to successfully develop, commercialize or launch new products or expand commercial opportunities of existing products, including Acthar Gel (repository corticotropin injection) SelfJect™ and the INOmax Evolve DS delivery system; Mallinckrodt’s ability to successfully identify or discover additional products or product candidates; Mallinckrodt’s ability to navigate price fluctuations and pressures, including the ability to achieve anticipated benefits of price increases of its products; competition; Mallinckrodt’s ability to protect intellectual property rights, including in relation to ongoing and future litigation; limited clinical trial data for Acthar Gel; the timing, expense and uncertainty associated with clinical studies and related regulatory processes; product liability losses and other litigation liability; material health, safety and environmental laws and related liabilities; business development activities or other strategic transactions; attraction and retention of key personnel; the effectiveness of information technology infrastructure, including risks of external attacks or failures; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; Mallinckrodt’s ability to receive sufficient procurement and production quotas granted by the U.S. Drug Enforcement Administration; complex manufacturing processes; reliance on third-party manufacturers and supply chain providers and related market disruptions; conducting business internationally; Mallinckrodt’s significant levels of intangible assets and related impairment testing; natural disasters or other catastrophic events; Mallinckrodt’s substantial indebtedness and settlement obligation, its ability to generate sufficient cash to reduce its indebtedness and its potential need and ability to incur further indebtedness; restrictions contained in the agreements governing Mallinckrodt’s indebtedness and settlement obligation on Mallinckrodt’s operations, future financings and use of proceeds; Mallinckrodt’s variable rate indebtedness; Mallinckrodt’s and the business combination’s tax treatment by the Internal Revenue Service (“IRS”) under Section 7874 of the Code; future changes to applicable tax laws or the impact of disputes with governmental tax authorities; the impact of Irish laws; the impact on the holders of Mallinckrodt’s ordinary shares if Mallinckrodt were to cease to be a reporting company in the United States; the comparability of Mallinckrodt’s post-emergence financial results and the projections filed with the Bankruptcy Court; and the lack of comparability of Mallinckrodt’s historical financial statements and information contained in its financial statements after the adoption of fresh-start accounting following emergence from the 2023 bankruptcy proceedings; and
•
the risks related to Endo’s business, including future capital expenditures, expenses, revenues, economic performance, financial conditions, market growth and future prospects; changes in competitive, market or regulatory conditions; changes in legislation or regulations; global political changes, including those related to the new U.S. presidential administration; Endo’s use of artificial intelligence and data science; the ability to obtain and maintain adequate protection for intellectual property rights; the impacts of competition such as those related to XIAFLEX®; the timing and uncertainty of the results of both the research and development and regulatory processes; health care and cost containment reforms, including government pricing, tax and reimbursement policies; litigation, government investigations and inquiries; the performance including the approval, introduction and consumer and physician acceptance of current and new products; the performance of third parties upon whom Endo relies for goods and services; issues associated with Endo’s supply chain; Endo’s ability to develop and expand its product pipeline and to launch new products and to continue to develop the market for XIAFLEX® and other branded, sterile injectable or generic products; the effectiveness of advertising and other promotional campaigns; and the timely and successful implementation of business development opportunities and/or any other strategic priorities.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our businesses described herein and in Mallinckrodt’s and Endo’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other documents filed from time to time with the SEC or incorporated herein by reference.
Actual results might differ materially from those expressed or implied by these forward-looking statements because these forward-looking statements are subject to assumptions and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference, and Mallinckrodt and Endo do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law. All subsequent written and oral forward-looking statements concerning the merger, the acquisition or the other matters addressed in this joint proxy statement/prospectus and attributable to Endo or Mallinckrodt or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus or any document incorporated by reference might not occur.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning at page [•] of this joint proxy statement/prospectus. You should also read and consider the risks associated with the business of Mallinckrodt and the risks associated with the business of Endo because these risks will also affect Mallinckrodt following the completion of the transaction. The risks associated with the business of Endo can be found below in the section entitled “Risks Relating to Endo’s Business and Industry” beginning on page [•] of this joint proxy statement/prospectus. The risks associated with the business of Mallinckrodt can be found in the Mallinckrodt Annual Report on Form 10-K for the fiscal year ended December 27, 2024, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus for further information.
Risks Relating to the Transaction
Completion is subject to a number of conditions which may not be satisfied or waived, or which may not be capable of satisfaction without the imposition of undertakings, conditions, or divestments, which could be material. These factors could jeopardize or delay, or result in conditions or restrictions on, completion, lead to additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction, or prevent completion entirely. As a result, there is no assurance when or if the transaction will be completed.
The transaction is subject to customary closing conditions. These closing conditions include, among others: (i) the approval of the scheme of arrangement and the approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) by Mallinckrodt’s shareholders; (ii) the adoption of the Transaction Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Endo common stock; (iii) the sanction of the scheme of arrangement by the Irish High Court; (iv) the effectiveness of this registration statement for the offer of Mallinckrodt ordinary shares to be issued in the business combination; (v) the expiration or termination of the waiting period under the HSR Act, as amended; (vi) the absence of any statute, rule or regulation which prohibits or makes illegal the consummation of the transaction and any order or injunction preventing the consummation of the transaction; and (vii) the accuracy (subject to certain materiality standards) of the representations and warranties made by the parties and material compliance by the parties with the covenants contained in the Transaction Agreement. For a more detailed summary of the conditions that must be satisfied or waived prior to the consummation of the transaction, see the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Conditions that Must Be Satisfied or Waived for the Transaction to Occur” beginning on page [•] of this joint proxy statement/prospectus. Certain of the conditions may be waived by Mallinckrodt, Endo, or both parties as applicable, to the extent permitted by applicable law and the terms of the Transaction Agreement, but such waiver is in the party’s sole discretion and no party is required to waive any closing conditions.
As a result of the regulatory conditions, various consents, orders and approvals must be obtained from regulatory and governmental entities as described in the section entitled “The Transaction ― Regulatory Approvals” beginning on page [•] of this joint proxy statement/prospectus. Mallinckrodt and Endo have made, or will make, various filings and submissions with governmental entities in connection with, and pursuant to, the Transaction Agreement and are pursuing all required consents, orders and approvals in accordance with the terms of the Transaction Agreement. However, the governmental agencies from which the parties will seek certain of these clearances have broad discretion in administering the governing regulations. As a condition to their clearance of the business combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Mallinckrodt’s business after the completion. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the transaction or may reduce the anticipated benefits of the transaction. Further, no assurance can be given that the required shareholder approvals or the sanction of the Irish High Court will be obtained or that the other required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Mallinckrodt and Endo agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the business combination, these requirements, limitations, costs, divestitures or restrictions could adversely affect the parties’ ability to integrate the combined businesses or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transaction or have a material adverse effect on Mallinckrodt’s business and results of operations.
It is possible that not all the required regulatory approvals for the transaction will have been met at the time of the Endo special meeting and the Mallinckrodt special meetings, and that Mallinckrodt and/or Endo may waive one or more of the conditions after receipt of the relevant shareholder approvals without re-soliciting shareholder approval of the proposals approved by the relevant shareholders.
The Endo special meeting and Mallinckrodt special meetings may take place before all of the required regulatory approvals for the transaction have been obtained and before all conditions to such approval, if any, are known. Nevertheless, if the relevant shareholder approvals are received at the Endo special meeting and the Mallinckrodt special meetings (as applicable), the parties would not be required to seek further approval of the shareholders, even if the conditions imposed in obtaining required regulatory approvals could have a material adverse effect on either Mallinckrodt or Endo before completion, or on Mallinckrodt after completion.
Furthermore, certain of the conditions set forth in the Transaction Agreement may be waived by Mallinckrodt and/or Endo to the extent permitted by applicable law and the terms of the Transaction Agreement. If any conditions are waived, Mallinckrodt and Endo may evaluate whether an amendment of this joint proxy statement/prospectus and re-solicitation of proxies would be warranted. Subject to applicable law, if Mallinckrodt and Endo determine that re-solicitation is not warranted, the parties will have the discretion to proceed to completion without seeking further approval from the shareholders. Any determination of whether to waive any condition or as to re-soliciting the shareholder approval or amending this joint proxy statement/prospectus as a result of the waiver will be made by Mallinckrodt and/or Endo, as applicable, at the time of the determination based on the facts and circumstances as they exist at that time. In the event that Mallinckrodt and/or Endo determine to waive any of the conditions, such waiver may have an adverse effect on Mallinckrodt, the Mallinckrodt shareholders, Endo and the Endo stockholders.
If the transaction is not completed by the end date, which is subject to certain extensions in specified circumstances in accordance with the Transaction Agreement, either Mallinckrodt or Endo may have the right to terminate the Transaction Agreement.
If the merger effective time does not occur by 5:00 p.m., New York City Time, on December 15, 2025 (subject to extension until June 13, 2026 (i.e., the fifteen month anniversary of the signing of the Transaction Agreement) in accordance with the Transaction Agreement), either Mallinckrodt or Endo may have the right to terminate the Transaction Agreement. However, this right to terminate the Transaction Agreement shall not be available to a party whose breach of any provision of the Transaction Agreement is the primary cause of the failure of the merger effective time to have occurred by such time. Mallinckrodt or Endo may elect to terminate the Transaction Agreement in certain other circumstances, including if the Mallinckrodt shareholders or Endo stockholders fail to approve the transaction at their respective special meetings, and Mallinckrodt or Endo can mutually decide to terminate the Transaction Agreement at any time prior to the merger effective time, before or after the required shareholder approvals. For more information, see the sections of this joint proxy statement/prospectus entitled “The Transaction Agreement — Conditions That Must Be Satisfied or Waived for the Transaction to Occur” and “The Transaction Agreement — Termination of the Transaction Agreement” beginning on page [ •] and page [•], respectively, of this joint proxy statement/prospectus.
The Transaction Agreement contains restrictions on the ability of Mallinckrodt and Endo to pursue alternatives to the transaction.
The Transaction Agreement contains provisions that may discourage a third party from submitting a competing proposal that might result in greater value to Mallinckrodt shareholders or Endo stockholders than the transaction, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Endo or Mallinckrodt than it might otherwise have proposed to pay.
These provisions include, among others, a general prohibition on Mallinckrodt and Endo from soliciting or, subject to certain exceptions provided in the Transaction Agreement, entering into discussion with any third party regarding any competing proposal. Further, subject to certain exceptions, the Transaction

Agreement prohibits the Mallinckrodt and Endo boards of directors from making a change of recommendation. Prior to the receipt of such party’s requisite shareholder approval required under the Transaction Agreement, the Endo board of directors and the Mallinckrodt board of directors, as applicable, may, subject to complying with certain obligations, make a change of recommendation following the receipt of a bona fide, unsolicited written competing proposal that such party’s board of directors determines in good faith after consultation with their outside legal and financial advisors is a superior proposal if, and only if, such party did not breach their non-solicitation obligations set forth in the Transaction Agreement (other than de minimis breaches) in connection with such competing proposal or in response to an intervening event that such party’s board of directors determines in good faith after consultation with its outside legal advisors is an intervening event, in each case, subject to certain “last look” obligations as described elsewhere in this joint proxy statement/prospectus. If the Mallinckrodt board of directors or the Endo board of directors, as applicable, makes a change of recommendation prior to the receipt of the requisite shareholder approval, the other party will be entitled to terminate the Transaction Agreement and Mallinckrodt or Endo, as applicable, will be required to pay to the other party a specified termination amount ($83 million in the case of Endo and $80.2 million in the case of Mallinckrodt). See the sections of this joint proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation” and “The Transaction Agreement — Termination Amounts” beginning on page [•] and page [•] respectively, of this joint proxy statement/prospectus, for a more complete discussion of these restrictions and consequences.
Failure to consummate the transaction could negatively impact the share price and the future business and financial results of Mallinckrodt and/or Endo.
If the transaction is not consummated, the ongoing businesses of Mallinckrodt and/or Endo may be adversely affected and, without realizing any of the potential benefits of having consummated the transaction, Mallinckrodt and/or Endo will be subject to a number of risks, including the following:
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Mallinckrodt and/or Endo will be required to pay certain costs and expenses relating to the proposed transaction;

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if the Transaction Agreement is terminated under specified circumstances, Mallinckrodt may be required to pay to Endo a termination fee equal to $80.2 million;

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if the Transaction Agreement is terminated under specified circumstances, Endo may be required to pay to Mallinckrodt a termination fee equal to $83 million;

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if Mallinckrodt or Endo terminates the Transaction Agreement for failure to get the requisite Endo stockholder approval and prior to such termination the court meeting resolution and EGM resolutions 1, 2, 3, 4, and 5(a)-(i) have been approved, Endo may be required to pay to Mallinckrodt a termination fee equal to $31.9 million;

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if Mallinckrodt or Endo terminates the Transaction Agreement for failure to get the requisite approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) and prior to such termination the Endo stockholder approval has been obtained, Mallinckrodt may be required to pay to Endo a termination fee equal to $30.8 million;

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matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by Endo management and Mallinckrodt management, which could otherwise have been devoted to other opportunities that may have been beneficial to Endo or Mallinckrodt, as the case may be;

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the Transaction Agreement restricts Mallinckrodt and Endo, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the transactions occurs or the Transaction Agreement terminates; these restrictions may prevent Mallinckrodt and Endo from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the transaction or termination of the Transaction Agreement; and

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Endo or Mallinckrodt also could be subject to litigation related to any failure to consummate the transaction or related to any enforcement proceeding commenced against Endo or Mallinckrodt to perform their respective obligations under the Transaction Agreement.

If the transaction is not consummated, these risks may materialize and may adversely affect Endo’s or Mallinckrodt’s business, financial results and share price, without realizing any of the benefits of the transaction.
Some of Mallinckrodt’s and Endo’s directors and executive officers may have interests in the transaction that are in addition to, or different from, any interests they might have as shareholders.
The directors and executive officers of Mallinckrodt and Endo may have interests in the transaction that are different from or in addition to those of the respective shareholders, generally. These interests include the continued service of certain directors or executive officers of Mallinckrodt or Endo as directors or executive officers of Mallinckrodt following the completion, the treatment in the transaction of equity awards, change-in-control or severance agreements and other rights held by Mallinckrodt’s and Endo’s directors or executive officers and the indemnification of their former directors and officers. Mallinckrodt and Endo stockholders should be aware of these interests when they consider the recommendation of the Mallinckrodt board of directors and Endo board of directors that they vote in favor of the proposals set forth herein. The Mallinckrodt board of directors and Endo board of directors were aware of these interests when they respectively determined that the Transaction Agreement and the transactions contemplated thereby and have determined that the aforementioned actions were advisable and fair to, and in the best interests of, the Mallinckrodt shareholders and Endo stockholders, respectively, and recommended that the Mallinckrodt shareholders and the Endo stockholders vote “FOR” the respective proposals set forth herein. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Transaction — Interests of Certain Persons in the Transaction” beginning on page [•] of this joint proxy statement/prospectus.
While the transaction is pending, Mallinckrodt and Endo will be subject to business uncertainties that could adversely affect their businesses.
Uncertainty about the effect of the transaction on employees, customers and suppliers may have an adverse effect on Mallinckrodt and Endo and, consequently, on Mallinckrodt following the completion. These uncertainties may impair Mallinckrodt’s and Endo’s ability to attract, retain and motivate key personnel until the transaction is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Mallinckrodt and Endo to seek to change or terminate existing business relationships with Mallinckrodt and Endo. Employee retention may be particularly challenging during the pendency of the transaction because employees may experience uncertainty about their future roles with Mallinckrodt following the completion. If, despite Mallinckrodt’s and Endo’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mallinckrodt following the completion, Mallinckrodt’s business could be seriously harmed.
Upon completion, certain change-of-control rights under agreements will or may be triggered, which may result in third parties terminating or altering existing contracts or relationships with Mallinckrodt and Endo or, following completion, Mallinckrodt.
Mallinckrodt and Endo have contracts with customers, suppliers, vendors, distributors, landlords, lenders, licensors and other business partners, which will or may require Mallinckrodt and Endo to obtain consents from these other parties in connection with the transaction. If these consents cannot be obtained, the counterparties to these contracts may have the ability to terminate, reduce the scope of or otherwise seek to vary the terms of their relationships or the terms of such contracts with either or both parties in anticipation of the transaction, or with Mallinckrodt following completion. The pursuit of such rights may result in Mallinckrodt, Endo, or, following completion, Mallinckrodt suffering a loss of potential future revenue, incurring liabilities in connection with breaches of agreements or losing rights that are material to their respective businesses. Any such disruptions could limit Mallinckrodt’s ability to achieve the anticipated benefits of the business combination. The material adverse effect of such disruptions could also be exacerbated by a delay in completion.
Each of Mallinckrodt and Endo and, following completion, Mallinckrodt may have difficulty attracting, motivating and retaining executives and other employees in light of the transaction.
The success of the transaction will depend in part on Mallinckrodt’s ability to retain the talents and dedication of key employees currently employed by Mallinckrodt and Endo. It is possible that these employees may decide not to remain with Mallinckrodt or Endo, as applicable, while the transaction is pending or with Mallinckrodt after the transaction is completed. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, Mallinckrodt’s business activities may be materially adversely affected and management’s attention may be diverted from successfully integrating Mallinckrodt and Endo to hiring suitable replacements, which may cause Mallinckrodt’s business to suffer. In addition, Mallinckrodt and Endo and, following completion, Mallinckrodt may not be able to locate suitable replacements for any key employees who leave, or offer employment to potential replacements on reasonable terms.
Each of Mallinckrodt and Endo will incur substantial fees and costs in connection with the transaction, regardless of whether the transaction is completed, and will incur integration costs, and these fees and costs may be greater than anticipated.
Mallinckrodt and Endo have incurred and expect to incur a number of nonrecurring costs associated with the transaction. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Certain of these costs have already been incurred or are otherwise payable by Mallinckrodt and Endo regardless of whether or not the transaction is completed, and may be greater than either party anticipated. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the transaction and the integration of the Mallinckrodt and Endo businesses. While both Mallinckrodt and Endo have assumed that a certain level of expenses will be incurred in connection with the transaction, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be significant additional, unanticipated costs and charges in connection with the transaction that Mallinckrodt may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Mallinckrodt expects to achieve from the transaction. Although Mallinckrodt and Endo expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
The opinions of Mallinckrodt’s and Endo’s financial advisors do not reflect changes in circumstances that may occur between the signing of the Transaction Agreement and completion.
Consistent with market practice, the Mallinckrodt board of directors and the Endo board of directors have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated, revised or reaffirmed opinions prior to completion. Changes in the operations and prospects of Mallinckrodt and Endo, general market and economic conditions and other factors that may be beyond the control of Mallinckrodt and Endo, and on which Mallinckrodt’s and Endo’s financial advisors’ opinions are based, may significantly alter the value of Mallinckrodt and Endo or the value of their respective shares by the time of completion. The opinions do not speak as of the time of completion or as of any date other than the date of the opinions. Because Mallinckrodt’s and Endo’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the transaction consideration from a financial point of view at the time of completion. The Mallinckrodt and Endo board recommendations that the Mallinckrodt shareholders and Endo stockholders, respectively, vote “FOR” the proposals described herein, however, is made as of the date of this joint proxy statement/prospectus. For a description of the opinion that the Mallinckrodt board of directors received from its financial advisor, see the section of this joint proxy statement/prospectus entitled “The Transaction — Opinion of Mallinckrodt’s Financial Advisor” beginning on page [•] of this joint proxy statement/prospectus and for a description of the opinion that the Endo board of directors received from its financial advisor, see the section of this joint proxy statement/prospectus entitled “The Transaction — Opinion of Endo’s Financial Advisor” beginning on page [•] of this joint proxy statement/prospectus.
Mallinckrodt and Endo may be subject to litigation challenging the transaction, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the transaction and/or result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into transaction agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Mallinckrodt and Endo.
Lawsuits related to the transaction may be filed against Mallinckrodt, Endo and their respective affiliates, directors and officers. If dismissals are not obtained or a settlement is not reached, these lawsuits could prevent or delay completion of the transaction and/or result in substantial costs to the parties. These lawsuits could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Transaction Agreement already implemented and to otherwise enjoin the parties from consummating the transaction. One of the conditions to the transaction is that there is no order or injunction preventing the consummation of the transaction. For a detailed discussion of the terms and conditions of the transaction, see the section entitled “The Transaction Agreement — Conditions That Must Be Satisfied or Waived for the Transaction to Occur” beginning on page [•] of this joint proxy statement/prospectus. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the transaction, then that injunction may delay or prevent the transaction from being completed, which may adversely affect Mallinckrodt and Endo’s business, financial position and results of operation. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the transaction is completed may adversely affect Mallinckrodt’s ongoing business, financial condition, results of operations and cash flows.
While Mallinckrodt and Endo expect to obtain financing in connection with the transaction and their obligations to complete the transaction are not conditioned upon the receipt of such financing, Mallinckrodt and Endo cannot guarantee that they will be able to obtain such financing on favorable terms or at all.
Mallinckrodt and Endo anticipate that the funds needed to complete the transaction will be derived from a combination of available cash on hand, borrowings under existing credit facilities and/or the proceeds from new third-party debt and/or equity financing. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the committed financing set forth in the debt commitment papers. See “The Transaction —  Financing” for additional information regarding the anticipated financing of the transaction.
Mallinckrodt’s and Endo’s ability to obtain any new financing will depend on, among other factors, prevailing market conditions and other factors beyond their control. Mallinckrodt and Endo cannot assure you that they will be able to obtain new financing on terms acceptable to them or at all, and any such failure could materially adversely affect their operations and financial condition. Mallinckrodt’s and Endo’s obligations to complete the merger is not conditioned upon the receipt of any financing.
The IRS may not agree with the conclusion that Mallinckrodt is to be treated as a foreign corporation for U.S. federal income tax purposes following the business combination or may assert that Mallinckrodt is subject to certain adverse U.S. federal income tax consequences under Section 7874.
A corporation organized under non-U.S. law, such as Mallinckrodt, is generally treated as a foreign corporation for U.S. federal income tax purposes. Section 7874 of the Code (“Section 7874”) and the Treasury regulations promulgated thereunder provide an exception to this general rule under which a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for U.S. federal income tax purposes if, following an acquisition of a U.S. corporation by such foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation “by reason of” holding stock of such U.S. corporation (such percentage is referred to as the “Section 7874 ownership percentage”), and the “expanded affiliated group,” which includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Mallinckrodt were to be treated as a U.S. corporation for U.S. federal income tax purposes, Mallinckrodt and its subsidiaries could be subject to substantial additional U.S. federal income tax liability, and U.S. withholding taxes would generally apply to any dividend paid to Mallinckrodt’s shareholders that are not U.S. persons within the meaning of the Code at a statutory rate of 30%, subject to reduction under an applicable income tax treaty.

In addition, even if Mallinckrodt were not treated as a U.S. corporation, Section 7874 may cause Mallinckrodt to be subject to certain unfavorable U.S. federal income tax rules in the event that the Section 7874 ownership percentage attributable to former Endo stockholders is at least 60% and the “expanded affiliated group” that includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Mallinckrodt were to be subject to these rules, Mallinckrodt and its subsidiaries could be subject to adverse tax consequences, including restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, and significant additional tax liability under the so-called “base erosion and anti-abuse” minimum tax rules. Further, Mallinckrodt’s U.S. shareholders could be subject to a higher rate of tax on any dividends received from Mallinckrodt.
Based on current law and the percentage of Mallinckrodt ordinary shares to be received by Endo stockholders in the business combination, and taking into account certain adjustments required under Section 7874 to be made in determining the Section 7874 ownership percentage, Mallinckrodt does not currently expect Section 7874 to apply so as to cause Mallinckrodt to be treated as a U.S. corporation for U.S. federal income tax purposes or to otherwise be subject to Section 7874. However, the ownership of Mallinckrodt for purposes of Section 7874 must be finally determined after the merger effective time, by which time there could be adverse changes to the relevant facts and circumstances.
In addition, the rules for determining ownership under Section 7874 are complex, unclear and subject to change. Moreover, because there is no direct authority addressing the application of Section 7874 in circumstances similar to the business combination, as discussed in more detail in the section below entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Consequences of the Business Combination to Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus, the conclusion that Section 7874 will not be implicated by the business combination is subject to uncertainty. Accordingly, there can be no assurance that the IRS would not challenge such conclusion or that such challenge, if any, would not be sustained by a court. Endo stockholders are urged to consult with their tax advisors regarding the potential application of Section 7874 to the business combination.
The transaction is expected to be a taxable transaction for U.S. federal income tax purposes.
The receipt by Endo stockholders of Mallinckrodt ordinary shares and cash consideration in exchange for their Endo common stock pursuant to the business combination generally will be a taxable transaction for U.S. federal income tax purposes. Except as described in the following paragraphs, it is expected that an Endo stockholder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Mallinckrodt ordinary shares and the cash consideration received by such shareholder in the business combination and (ii) such shareholder’s adjusted tax basis in the shares of Endo common stock surrendered in the business combination.
The Transaction Agreement provides that the cash consideration in excess of $0.05 per share of Endo common stock will be funded by Endo, and that the remaining $0.05 per share of Endo common stock will be funded by Mallinckrodt. With respect to the portion of the cash consideration received by an Endo stockholder that is funded by Endo, the treatment of the cash consideration described in the preceding paragraph will generally apply, and the parties intend to instruct the Exchange Agent to treat the receipt of cash consideration in such manner, as long such Endo stockholder executes and provides a Section 302(b)(3) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Endo Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to Endo stockholders. Even if an Endo stockholder completes such Section 302(b)(3) Tax Certificate, a broker or other applicable withholding agent may require such Endo stockholder to complete additional documentation relating to the application of Section 302 of the Code and/or may treat such cash consideration funded by Endo as a dividend subject to tax reporting and withholding, regardless of the documentation the Endo stockholder provides.

With respect to the portion of the cash consideration received by an Endo stockholder that is funded by Mallinckrodt, the U.S. federal income tax treatment will depend, under Sections 304 and 302 of the Code, on whether and the extent to which such shareholder’s direct or indirect ownership of Endo after the business combination is less than its direct or indirect ownership of Endo prior to the business combination (in each case, after taking into account the application of certain constructive ownership rules under the Code). Based on the application of these rules, it is possible that the portion of the cash consideration received by an Endo stockholder that is funded by Mallinckrodt may be treated as a taxable dividend for U.S. federal income tax purposes. If the Endo stockholder is not a U.S. Holder (as defined as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page [•] of this joint proxy statement/prospectus), any such dividend is expected to be subject to 30% U.S. withholding tax, unless such withholding tax is reduced or eliminated under an applicable income tax treaty. The parties intend to instruct the Exchange Agent to treat the portion of the cash consideration an Endo stockholder receives that is funded by Mallinckrodt as a taxable dividend, unless such Endo stockholder executes and provides a Section 302(b)(2) Tax Certificate (as defined in the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Mallinckrodt Funded Cash Consideration” beginning on page [•] of this joint proxy statement/prospectus) that will be included in the letter of transmittal or otherwise be made available to Endo stockholders. Even if an Endo stockholder completes such Section 302(b)(2) Tax Certificate, a broker or other applicable withholding agent may require such Endo stockholder to complete additional documentation relating to the application of Section 302 and/or Section 304 of the Code and/or may treat such cash consideration funded by Mallinckrodt as a dividend subject to tax reporting and withholding, regardless of the documentation the Endo stockholder provides.
For a more complete description of the U.S. federal income tax consequences of the business combination, please see the sections entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus and “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Business Combination to Non-U.S. Holders of Endo Common Stock” beginning on page [•] of this joint proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the business combination to a particular holder of Endo common stock will depend on such holder’s particular facts and circumstances. Holders of Endo common stock should consult their own tax advisors to determine the specific tax consequences to them of the business combination.
Depending on the specific terms, structure and timing of the separation, the separation may be integrated with the business combination for U.S. federal income tax purposes.
As described under the section entitled “Summary — The Separation” beginning on page [•] of this joint proxy statement/prospectus, Mallinckrodt and Endo currently intend to effect the separation following the completion of the business combination. However, the specific terms, structure and timing of such separation (if any) have not yet been determined, and there can be no assurance that the separation will ultimately be effected. Based on currently available information, the parties expect that the separation, if effected, will be respected as a transaction separate from the business combination, and thus will not be integrated with the business combination for U.S. federal income tax purposes. However, the treatment of the separation and its impact on the business combination (if any) will depend on future events and the specific facts and circumstances surrounding the separation, including the structure and timing thereof, and accordingly cannot be determined at this time. Accordingly, there can be no assurance that the separation, if effected, will be respected as separate from, and not integrated with, the business combination. Further, as there are no cases or administrative guidance that directly address the U.S. federal income tax treatment of transactions similar to the business combination and the subsequent separation (if any), any determination that such separation will be treated as separate from, and not integrated with, the business combination for U.S. federal income tax purposes is likely to be subject to significant uncertainty. Thus, even if the parties determine that the separation should be so treated, there can be no assurance that the IRS will not challenge such treatment or that such challenge, if any, would not be sustained by a court.

If the separation were to be integrated with the business combination for U.S. federal income tax purposes, the U.S. federal income tax consequences of the business combination to Mallinckrodt and/or the holders of Endo common stock could be materially different than those described under the heading “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination” beginning on page [•] of this joint proxy statement/prospectus. For example, it is possible that any such integration could adversely affect the determination as to whether Section 7874 will apply to Mallinckrodt following the business combination. If Section 7874 were to so apply, Mallinckrodt and its shareholders (including former Endo stockholders that receive Mallinckrodt ordinary shares in the business combination) could be subject to significant additional U.S. federal income tax liability as described below under “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Consequences of the Business Combination to Mallinckrodt — Tax Residence of Mallinckrodt as a Result of the Business Combination” beginning on page [•] of this joint proxy statement/prospectus. In addition, any such integration could cause the receipt of GxCo securities by Mallinckrodt shareholders (including former Endo stockholders) in the separation to be taxable for U.S. federal income tax purposes (even if such receipt would not have been treated as taxable in the absence of such integration) or to be taxed at higher U.S. federal income tax rates. Endo stockholders are urged to consult their own tax advisors as to the potential integration of the separation (if any) with the business combination, and the U.S. federal income tax consequences of such integration.
Risks Relating to the Business and Ordinary Shares of the Combined Company
Any attempts to acquire Mallinckrodt may be subject to the Irish Takeover Rules and subject to the supervisory jurisdiction of the Irish Takeover Panel and the Mallinckrodt board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.
In the event that the Mallinckrodt ordinary shares are listed on the NYSE, Mallinckrodt will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.
Under the Irish Takeover Rules, Mallinckrodt would not be permitted to take certain actions that might “frustrate” an offer for Mallinckrodt ordinary shares once the Mallinckrodt board of directors has received an offer, or has reason to believe an offer is or may be imminent, without the consent of the Irish Takeover Panel and, in some instances, approval of holders of more than 50% of the shares entitled to vote at a general meeting of Mallinckrodt shareholders.
This could limit the ability of the Mallinckrodt board of directors to take defensive actions even if it believes that such defensive actions would be in Mallinckrodt’s best interests or the best interests of Mallinckrodt shareholders.
The operation of the Irish Takeover Rules in the event that the Mallinckrodt ordinary shares are listed on the NYSE and/or provisions of the new Mallinckrodt constitution may affect the ability of certain parties to acquire Mallinckrodt ordinary shares.
In the event that the Mallinckrodt ordinary shares are listed on the NYSE, the Irish Takeover Rules will apply to Mallinckrodt. The operation of the Irish Takeover Rules and/or provisions of the Mallinckrodt constitution could delay, defer or prevent a third party from acquiring Mallinckrodt or otherwise adversely affect the price of Mallinckrodt ordinary shares.
For example, the Irish Takeover Rules provide if that an acquisition of Mallinckrodt ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to Mallinckrodt ordinary shares that represent 30% or more of the voting rights of Mallinckrodt, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding Mallinckrodt ordinary shares at a price not less than the highest price paid for the Mallinckrodt ordinary shares by the acquirer or its concert parties during the previous 12 months.

This requirement would also be triggered by an acquisition of Mallinckrodt ordinary shares by any person holding (together with its concert parties) Mallinckrodt ordinary shares that represent between 30% and 50% of the voting rights in Mallinckrodt if the effect of such acquisition were to increase that person’s percentage of the voting rights by 0.05% within a 12-month period.
Following any admission of Mallinckrodt ordinary shares to the NYSE, under the Irish Takeover Rules, certain separate persons will be presumed to be acting in concert. The Mallinckrodt board of directors and their relevant family members, related trusts and “controlled companies” are presumed to be acting in concert with any corporate shareholder who holds 20% or more of Mallinckrodt.
The application of these presumptions may result in restrictions upon the ability of any of the concert parties and/or members of the Mallinckrodt board of directors to acquire more of Mallinckrodt’s securities, including under the terms of any executive incentive arrangements. Accordingly, the application of the Irish Takeover Rules may frustrate the ability of certain of Mallinckrodt shareholders and directors to acquire Mallinckrodt ordinary shares.
Additionally, the new Mallinckrodt constitution will provide (i) that the Mallinckrodt board of directors may issue preference shares without shareholder approval, with such rights and preferences as it may designate; (ii) that the Mallinckrodt board of directors may, subject to applicable law, adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in the best interests of Mallinckrodt; (iii) for an advance notice procedure for shareholder proposals to be brought before the annual general meeting, including proposed nominations of persons for election to the Mallinckrodt board of directors; and (iv) that the Mallinckrodt board of directors may fill vacancies on the Mallinckrodt board of directors in certain circumstances.
These provisions may discourage potential takeover attempts, discourage bids for Mallinckrodt ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, the Mallinckrodt ordinary shares. These provisions could also discourage proxy contests and make it more difficult for Mallinckrodt shareholders to elect directors other than the candidates nominated by the Mallinckrodt board of directors. See the section of this joint proxy statement/prospectus entitled “Description of Mallinckrodt Ordinary Shares” beginning on page [•] of this joint proxy statement/prospectus and the section of this joint proxy statement/prospectus entitled “Resolutions 5(a)-(i): Approval of the Amended Articles of Association” beginning on page [•] of this joint proxy statement/prospectus for additional information on the anti-takeover measures that may be applicable to Mallinckrodt.
Mallinckrodt may encounter significant unexpected difficulties in integrating the two businesses, including their individual cultures and philosophies. Mallinckrodt may not realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected.
Historically, Mallinckrodt and Endo have operated as independent companies, and they will continue to do so until completion. Our ability to realize the anticipated benefits of the transaction will depend, to a large extent, on our ability to integrate the Mallinckrodt and Endo businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Mallinckrodt and Endo. The integration process may disrupt the businesses and, if implemented ineffectively or if impacted by unforeseen negative economic or market conditions or other factors, we may not realize the full anticipated benefits of the transaction. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of Mallinckrodt and could adversely affect Mallinckrodt’s results of operations. There can be no assurance that their businesses can be integrated successfully. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:
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the diversion of management’s attention to integration matters;

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difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Mallinckrodt with that of Endo;

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difficulties in the integration of operations and systems;

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difficulties in the assimilation of employees;

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difficulties in managing the expanded operations of a significantly larger and more complex company;

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challenges in keeping existing customers and obtaining new customers; and

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challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of Mallinckrodt following the completion. In addition, even if the operations of the businesses of Mallinckrodt and Endo are integrated successfully, we may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses of Mallinckrodt and Endo. All of these factors could negatively impact the earnings per share of Mallinckrodt, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of our ordinary shares. As a result, we cannot assure you that the combination of the Mallinckrodt and Endo businesses will result in the realization of the full benefits anticipated from the transaction.
Mallinckrodt’s and Endo’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.
The pro forma financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of what Mallinckrodt’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited historical financial statements of Mallinckrodt and Endo and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Endo have been measured at fair value based on various preliminary estimates using assumptions that Mallinckrodt management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion. Any potential decline in Mallinckrodt’s financial condition or results of operations may cause significant variations in the share price of Mallinckrodt. Please see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•] of this joint proxy statement/prospectus.
The price of Mallinckrodt ordinary shares may be particularly volatile in the period following completion, and holders of the Mallinckrodt ordinary shares could lose a significant portion of their investment due to drops in the price of the Mallinckrodt ordinary shares.
The price and trading volume of our ordinary shares may be volatile following completion, and our shareholders may not be able to resell their Mallinckrodt ordinary shares at or above their value at the merger effective time due to fluctuations in the price, including changes in price caused by factors unrelated to Mallinckrodt’s operating performance or prospects. The price of Mallinckrodt ordinary shares could fluctuate significantly for many reasons, including, without limitation, as a result of the risk factors listed in this joint proxy statement/prospectus, actual or anticipated fluctuations in our operating results; for reasons unrelated to operating performance, such as negative announcements by our customers or competitors regarding their own performance, regulatory changes that could impact our business; and general economic and industry conditions.
The results of operations of the combined company, as well as the price of the Mallinckrodt ordinary shares after the transaction may be affected by other factors, in addition to those currently affecting Mallinckrodt’s or Endo’s results of operations and the prices of Mallinckrodt ordinary shares and Endo common stock. These factors include (i) a greater number of shares of the combined company outstanding as compared to the number of currently outstanding Mallinckrodt ordinary shares; (ii) different shareholders; and (iii) different assets and capitalizations. Accordingly, the historical prices and financial results of Mallinckrodt and Endo may not be indicative for the combined company after the transaction. For a discussion of the businesses of Mallinckrodt and Endo and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Mallinckrodt into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus, and for Endo, the sections of this joint proxy statement/prospectus titled ENDO’S BUSINESS beginning on page [•] of this joint proxy statement/prospectus.
An active, liquid and orderly market for Mallinckrodt ordinary shares may not develop or be sustained.
The Mallinckrodt ordinary shares may not be listed on the NYSE or any other securities exchange following the completion. Therefore, an active, liquid and orderly trading market for Mallinckrodt ordinary shares may not develop following completion or be sustained, which could significantly depress the price of the Mallinckrodt ordinary shares and/or result in significant price and trading volume volatility, which could affect shareholders’ ability to sell shares of Mallinckrodt ordinary shares.
Mallinckrodt shareholders may experience dilution in the future.
The percentage ownership of the combined company’s shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that we may grant to our directors, officers, and employees. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the value of the Mallinckrodt ordinary shares.
Mallinckrodt may have less flexibility with respect to certain aspects of capital management than Endo currently has.
Irish law generally provides that a board of directors of a public limited company may allot and issue shares (or rights to subscribe for or convert into shares) if authorized to do so by a company’s constitution or by an ordinary resolution. Such authorization may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. Subject to the constitution amendments being approved, Mallinckrodt’s directors will have authority to allot and issue shares up to the authorized share capital of Mallinckrodt upon completion. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in seeking renewals for shorter periods or for less than the maximum permitted number of shares.
Irish law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for these rights to be disapplied by a company’s constitution or by a special resolution. Such disapplication may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution. Subject to the constitution amendments being approved, such preemption rights of Mallinckrodt shareholders will be disapplied in respect of the entire authorized but unissued share capital of Mallinckrodt upon completion. This disapplication will need to be renewed by special resolution (approval by not less than three-fourths (75%) of the votes cast in person or by proxy) upon its expiration and at periodic intervals thereafter. Again, while a disapplication of preemption rights may be authorized for up to five years at each renewal, governance considerations may result in seeking renewals for shorter periods or for less than the maximum permitted number of unissued shares.

Mallinckrodt cannot guarantee that renewal of the authorization to allot and issue shares and disapplication of preemption rights set out above will always be sought or approved. We cannot provide assurances that these Irish legal restrictions will not interfere with our capital management.
Current Mallinckrodt and Endo stockholders will have a reduced ownership and voting interest in, and will exercise less influence over management of, Mallinckrodt after completion than they did with respect to the companies prior to completion.
Upon completion, each Endo stockholder that receives Mallinckrodt ordinary shares will become a shareholder of Mallinckrodt with a percentage ownership of Mallinckrodt that is smaller than the shareholder’s current percentage ownership of Endo. The exchange ratio of the transaction consideration is such that upon completion of the transaction, former shareholders of Endo are expected to own an amount equal to 49.9%, and the existing shareholders of Mallinckrodt are expected to own an amount equal to 50.1%, of the outstanding Mallinckrodt ordinary shares. The exchange ratio does not include the cash consideration to be paid to Endo’s stockholders. In addition, upon completion, the post-completion Mallinckrodt board will consist of nine directors, four of whom will be from the existing Mallinckrodt board of directors and selected by Mallinckrodt, four of whom will be from the existing Endo board of directors and selected by Endo and one of whom will be the jointly selected director. As a result, Mallinckrodt shareholders and Endo stockholders, respectively as a group, will have less influence on the management and policies of Mallinckrodt following the completion than they currently have on the management and policies of Mallinckrodt and Endo, as applicable.
The Mallinckrodt ordinary shares to be received by Endo stockholders in connection with the transaction will have different rights from the Endo common stock.
Upon completion of the business combination, Endo stockholders will become Mallinckrodt shareholders and their rights as shareholders will be governed by Irish law and the new Mallinckrodt constitution, in the form attached as Annex I to this joint proxy statement/prospectus. The rights associated with Endo common stock are different from the rights associated with Mallinckrodt ordinary shares. See the section entitled “Comparison of the Rights of Holders of Endo Common Stock and Mallinckrodt Ordinary Shares” beginning on page [•] of this joint proxy statement/prospectus for further details.
Irish law differs from the laws in effect in the United States and may afford less protection to equity holders.
It may not be possible to enforce court judgments obtained in the United States against Mallinckrodt in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Mallinckrodt or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Mallinckrodt or those persons based on those laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.
A judgment obtained against Mallinckrodt will be enforced by the courts of Ireland if the following general requirements are met: (i) U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule) and (ii) the judgment must be final and conclusive and the decree must be final and unalterable in the court that pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where, however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: if (i) the judgment is not for a definite sum of money; (ii) the judgment was obtained by fraud; (iii) the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (iv) the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland; or (v) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules.
As an Irish company, Mallinckrodt is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to Mallinckrodt only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of Mallinckrodt and may exercise such rights of action on behalf of Mallinckrodt only in limited circumstances. Accordingly, holders of securities in Mallinckrodt may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.
After giving effect to the transaction (including Endo’s contemplated financing), Mallinckrodt’s substantial leverage and debt service obligations could adversely affect Mallinckrodt’s business.
After giving effect to the transaction and assuming incremental borrowing by Endo prior to or in connection with the transaction as well as the repayment of certain of Mallinckrodt’s existing indebtedness in connection with the transaction, Mallinckrodt expects to have total consolidated external debt of approximately $[          ] billion. Mallinckrodt’s net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the indebtedness, taxes and other factors.
The degree to which Mallinckrodt will be leveraged following the transaction could have important consequences to our shareholders, including, but not limited to, potentially:
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increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

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requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research, dividends, share repurchases and development or other general corporate purposes;

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limiting our flexibility in planning for, or reacting to, changes in our business and the competitive environment and the industry in which we operate;

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placing us at a competitive disadvantage as compared to our competitors, to the extent that they are not as highly leveraged;

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causing the long-term and short-term debt ratings of Mallinckrodt and our subsidiaries to be lower than the long-term and short-term debt ratings currently applicable to Mallinckrodt and Endo; and

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limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Mallinckrodt’s results may suffer if it does not effectively manage its expanded operations following the transaction.
Following completion of the transaction, our success will depend, in part, on our ability to manage our expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Endo into the Mallinckrodt business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.
The financial forecasts relating to Mallinckrodt and Endo prepared in connection with the transaction may not be realized, which may adversely affect the market price of the Mallinckrodt ordinary shares following the completion of the transaction.
This joint proxy statement/prospectus includes certain financial forecasts considered by Mallinckrodt and Endo in connection with their respective businesses. None of the financial forecasts prepared by Mallinckrodt or Endo was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP (as defined below), or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry, and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Mallinckrodt and Endo. Important factors that may affect the actual results of Mallinckrodt and Endo and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to, among others, Mallinckrodt’s and Endo’s future results, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations, including tax laws, market conditions, ability to successfully develop, commercialize or launch new products, incremental growth from new products introductions, general, and administrative expenses, research and development (“R&D”) costs, general economic conditions, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•] and page [•], respectively, of this joint proxy statement/prospectus.
In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Mallinckrodt’s and Endo’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that Mallinckrodt’s and Endo’s, or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasts.
There is no assurance that the separation will be completed on the expected terms or at all, and, if completed, it may not achieve the intended benefits and could have unforeseen consequences.
Mallinckrodt and Endo intend, following the completion of the transaction, to separate the combined businesses of the “Specialty Generics” reporting segment of Mallinckrodt and the “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo from Mallinckrodt. The parties are considering, subject to approval by the post-completion Mallinckrodt board, implementing the separation by way of a spin-off and in a manner that would not require registration of the separation under the Securities Act or the registration of the GxCo securities under the Exchange Act. The spin-off may take the form of a distribution of GxCo securities only to categories of Mallinckrodt shareholders following the completion of the transaction to whom such a distribution may be made without such registration, and distribution of cash in lieu of GxCo securities to remaining Mallinckrodt shareholders, but the separation may take a different form (such as a different spin-off structure, or a split-off, sale or other structure). The parties currently anticipate consummating the intended separation as soon as practicable following the completion of the transaction. There can be no assurance that the combined company will pursue the separation, whether it may take a different form (such as a different spin-off structure, or a split-off, sale or other structure), whether it will be completed on the expected terms or within the anticipated time frame, or whether it will be completed at all. Even if the separation is consummated, the combined company may not realize the expected benefits, synergies, or strategic objectives. Additionally, the separation may result in unforeseen risks, costs, or disruptions to the combined company’s business, including higher than expected separation costs, dis-synergies, loss of key personnel, adverse market reactions, or other unanticipated consequences that could negatively affect the combined company’s financial condition and results of operations.
Mallinckrodt will seek Irish High Court approval of the creation of distributable reserves. Mallinckrodt expects this will be forthcoming, but cannot guarantee this.
Under Irish law, dividends may only be paid out of “distributable reserves” and share repurchases and redemptions must also generally be funded only out of “distributable reserves”, which Mallinckrodt may not have immediately following the completion of the transaction. The creation of additional distributable reserves of Mallinckrodt involves a reduction in Mallinckrodt’s share premium account (which will, post-completion, include any share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement (or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of the Mallinckrodt ordinary shares pursuant to the Transaction Agreement)), which requires the confirmation of the Irish High Court and, in connection with seeking such court approval, the approval of Mallinckrodt shareholders and Endo stockholders is being sought. Mallinckrodt proposes to carry out two reductions of Mallinckrodt’s share premium account pursuant to the Mallinckrodt distributable reserves proposals, namely (i) to approve the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus (being the first Mallinckrodt distributable reserves creation); and (ii) to approve the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination, (including, but not limited to, the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement).
Mallinckrodt is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves in this manner; however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approvals by Mallinckrodt shareholders and Endo stockholders will be obtained. Even if the proposals are approved by the Mallinckrodt shareholders and Endo stockholders, and Mallinckrodt will seek the Irish High Court’s confirmation as soon as practicable, the issuance of the required order is a matter for the discretion of the Irish High Court, and there is no guarantee of such confirmation from the Irish High Court, particularly if it is not satisfied that there is sufficient support among each of the Mallinckrodt shareholders and Endo stockholders, particularly where the resolutions are not each approved by more than three fourths (75%) of the votes cast in respect of the relevant resolutions. If distributable reserves of Mallinckrodt are not created, then no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such Mallinckrodt has created sufficient distributable reserves from its business activities.
Irish law requires Mallinckrodt to have available “distributable reserves” to pay dividends to shareholders and generally to make share repurchases and redemptions.
As noted above, under Irish law, Mallinckrodt may only pay dividends and, generally, make share repurchases and redemptions from distributable reserves. Mallinckrodt shall also require sufficient distributable reserves if the post-completion Mallinckrodt board decides to effect the separation following the completion by way of a spin-off or split off, which Mallinckrodt may not have immediately following the completion of the transaction. Distributable reserves may be created through the earnings of Mallinckrodt or other methods (including certain intra-group reorganizations involving the capitalization of Mallinckrodt’s un-distributable reserves and their subsequent reduction). While it is the intention of Mallinckrodt to maintain a sufficient level of distributable reserves, there is no assurance that Mallinckrodt will maintain the necessary level of distributable reserves to do so.
If Mallinckrodt is a passive foreign investment company, U.S. holders of Mallinckrodt ordinary shares could be subject to adverse U.S. federal income tax consequences.
A non-U.S. corporation, such as Mallinckrodt, will be classified as a passive foreign investment company (“PFIC”) for any taxable year if either (1) 75% or more of its gross income for such year consists of certain types of “passive” income, or (2) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Under certain “look-through” rules, a non-U.S. corporation is treated for purposes of determining whether it is a PFIC as owning a proportionate share of the assets, and receiving a proportionate share of the gross income, of subsidiaries in which it directly or indirectly owns a 25% or greater interest. Based on the current composition of its income, assets and operations, and the expected composition of its income, assets and operations after the transaction, Mallinckrodt believes (i) that it was not a PFIC for its taxable year prior to the closing; and (ii) that it will not be a PFIC for its taxable year that includes the completion of the business combination or the foreseeable future. Because the determination of PFIC status is a fact-intensive exercise made on an annual basis and depends on the composition of a non-U.S. corporation’s assets and income during each year, no assurance can be given that Mallinckrodt is not, and Mallinckrodt will not be, classified as a PFIC. If Mallinckrodt were a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder of Mallinckrodt ordinary shares, such U.S. holder could be subject to certain adverse U.S. federal income tax consequences and could be subject to additional reporting requirements. There can be no assurance that Mallinckrodt will not be a PFIC for U.S. federal income tax purposes for the taxable year that includes the closing or for future taxable years.

For more information, please see the section entitled “Material Tax Consequences of the Proposed Transaction — Material U.S. Federal Income Tax Consequences of the Business Combination — Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Mallinckrodt Ordinary Shares to U.S. Holders — Passive Foreign Investment Company Considerations” beginning on page [•] of this joint proxy statement/prospectus for a more detailed discussion with respect to Mallinckrodt’s potential PFIC status and certain tax implications thereof. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Mallinckrodt ordinary shares.
If a U.S. holder is treated for U.S. federal income tax purposes as owning directly or indirectly at least 10% of Mallinckrodt ordinary shares, such U.S. holder may be subject to adverse U.S. federal income tax consequences.
For U.S. federal income tax purposes, if a U.S. holder is treated for U.S. federal income tax purposes as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Mallinckrodt ordinary shares, such U.S. holder may be treated as a “United States shareholder” with respect to Mallinckrodt, or any of its non-U.S. subsidiaries, which could result in adverse U.S. federal income tax consequences to such U.S. investor if Mallinckrodt or such subsidiary is a “controlled foreign corporation”. A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (i) the total combined voting power of all classes of stock of such corporation entitled to vote, or (ii) the total value of the stock of such corporation is owned or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders on any day during the taxable year of such non-U.S. corporation. As Mallinckrodt will have U.S. subsidiaries following the transaction, certain of Mallinckrodt’s non-U.S. subsidiaries could be treated as controlled foreign corporations under certain attribution rules regardless of whether Mallinckrodt is treated as a controlled foreign corporation.
Under these rules, certain U.S. shareholders (that directly, indirectly or constructively own at least 10% of the value or voting power of Mallinckrodt ordinary shares) may be required to report annually and include in their U.S. federal taxable income their pro rata share of Mallinckrodt’s and/or its non-U.S. subsidiaries’ “Subpart F income,” and to take into account their pro rata share of Mallinckrodt’s and/or its non-U.S. subsidiaries’ relevant income in computing their “global intangible low-taxed income” and “tested income,” as well as their pro rata share of the amount of certain U.S. investments held by such entities, regardless of whether Mallinckrodt makes any distributions to such U.S. shareholders. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such U.S. shareholder to significant monetary penalties and may extend the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. Mallinckrodt does not intend to assist U.S. holders in determining whether Mallinckrodt or any of its non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. holder is treated as a U.S. shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Mallinckrodt, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. holders who directly, indirectly or constructively own 10% or more of the combined voting power or value of Mallinckrodt ordinary shares are strongly encouraged to consult their own tax advisors regarding the U.S. tax consequences of owning or disposing of Mallinckrodt ordinary shares.
The combined company may not be able to maintain a competitive effective corporate tax rate.
We cannot give any assurance as to what the combined company’s effective tax rate will be after the transaction, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where the combined company will operate. The combined company’s actual effective tax rate may vary from this expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in the combined company’s effective tax rate.
The European Commission, U.S. Congress and Treasury Department, the Organization for Economic Co-operation and Development (“OECD”), and other government agencies in jurisdictions where the combined company and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations, particularly payments made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.K., Ireland, E.U., Switzerland, Japan, India, United States and other countries in which the combined company and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect the combined company and its affiliates.
Recent examples include the European Commission’s Anti-Tax Avoidance Directives (ATAD I and ATAD II), the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (Multilateral Instrument) and the new corporate alternative minimum tax enacted in the U.S. by the Inflation Reduction Act.
In addition, in December 2021, the OECD published Pillar Two Model Rules defining a global minimum tax, which calls for the taxation of large corporate groups at a minimum rate of 15% in each jurisdiction in which the group operates. Broadly, the global minimum tax applies to groups with revenues of at least €750 million, for accounting periods beginning on or after December 31, 2023. The OECD has since issued administrative guidance providing transition and safe harbor rules around the implementation of the Pillar Two global minimum tax. A number of countries, including Ireland, have enacted domestic legislation to implement the core elements of Pillar Two with effect for accounting periods beginning on or after December 31, 2023. It is expected that Pillar Two will be effective for the combined company as of its fiscal year ending December 26, 2025. The parties are monitoring developments in order to evaluate the impacts these new rules will have on the combined company’s tax rate, including the eligibility of the combined company to qualify for safe harbor rules; however, at this time, it is not anticipated that the impact on the combined company will be material. Similar legislation could have an adverse impact on the combined company’s effective tax rate.
Future changes to U.S. and foreign tax laws, including the Pillar Two rules, could adversely affect the combined company and the combined company’s affiliates by increasing the combined company’s effective tax rate and cash tax obligations, which could have a material adverse effect on the combined company’s competitive position, business, financial condition, results of operations, and cash flows.
Following the completion of the transaction, a transfer of your Mallinckrodt ordinary shares may be subject to Irish stamp duty.
A transfer of Mallinckrodt ordinary shares could be subject to Irish stamp duty (currently at a rate of 1% of the higher of the price paid or the market value of the shares acquired). Where Irish stamp duty arises, it is generally a liability of the buyer or transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
Mallinckrodt ordinary shares are not currently listed on a national securities exchange. Accordingly, Mallinckrodt ordinary shares to be issued to Endo stockholders pursuant to the business combination will be issued through a transfer agent and will not be eligible for settlement through The Depository Trust Company (“DTC”), which ordinarily facilitates trades in listed securities in the United States. As a result, Mallinckrodt ordinary shares are not able to be traded through the facilities of DTC and can only be held in registered form, which could be either directly or beneficially through a bank, brokerage firm or other similar organization. This means that trading in Mallinckrodt ordinary shares requires additional administrative steps as compared to shares that are listed on a national securities exchange. Furthermore, until the Mallinckrodt ordinary shares are listed on a recognized stock exchange in the United States (such as the NYSE) and made eligible for deposit, book-entry and clearance services by DTC, a transfer of Mallinckrodt ordinary shares could be subject to Irish stamp duty and additional administrative steps will be necessary to effect the sale, transfer and settlement of shares.
So long as the Mallinckrodt ordinary shares are not listed on a recognized stock exchange in the United States (such as the NYSE) so that transfers of Mallinckrodt ordinary shares can be effected by the debit/credit of book entry interest representing the Mallinckrodt ordinary shares through DTC, it will be an offense for a transferee of ordinary shares to fail to comply with requirements to file an Irish stamp duty return and to pay any Irish stamp duty due with the Irish Revenue Commissioners following such transfer, and interest and penalties may accrue. The filing of such returns and payment of the stamp duty requires both the transferee and transferor to have obtained an Irish tax reference number from the Irish Revenue Commissioners and generally requires the appointment of an Irish tax agent to file the return and facilitate the payment of the stamp duty to the Irish Revenue Commissioners. Until such stamp duty return has been duly filed and the related stamp duty duly paid (or the transfer is exempt), the transfer will not be registered on the register of members of Mallinckrodt.
In the event of a listing of the Mallinckrodt ordinary shares on a recognized stock exchange in the United States (such as the NYSE), Mallinckrodt expects to enter into arrangements with DTC to make the Mallinckrodt ordinary shares eligible for deposit, book-entry and clearance services by DTC and its affiliates, but there can be no assurances that Mallinckrodt will enter into such arrangements.
In certain limited circumstances, dividends paid by Mallinckrodt may be subject to Irish dividend withholding tax.
In certain limited circumstances, DWT (currently at a rate of 25%) may arise in respect of dividends paid on Mallinckrodt ordinary shares. A number of exemptions from DWT exist such that Mallinckrodt shareholders resident in the United States and Mallinckrodt shareholders resident in the countries listed in Annex N attached to this joint proxy statement/prospectus may be entitled to exemptions from DWT. The potential for DWT could adversely affect the price of your Mallinckrodt ordinary shares.
Please see the section entitled “Material Tax Consequences of the Proposed Transaction — Material Irish Tax Consequences — Dividend Withholding Tax” beginning on page [•] of this joint proxy statement/prospectus, and, in particular, please note the requirement to complete certain DWT forms to qualify for many of the exemptions.
It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding Mallinckrodt ordinary shares in and receiving dividends from Mallinckrodt.
Risks Relating to Endo
Risks Related to Endo’s Business and Industry
Endo operates in a highly competitive industry.
The pharmaceutical industry is intensely competitive and Endo faces competition in both Endo’s U.S. and international branded and generic pharmaceutical businesses. Competitive factors include, without limitation, product development, technological innovation, safety, efficacy, commercialization, marketing, promotion, product quality, price, cost-effectiveness, reputation, service, patient convenience and access to scientific and technical information. Many of Endo’s competitors have, and future competitors may have, greater resources than Endo does, and Endo cannot predict with certainty the timing or impact of competitors’ products and commercialization strategies. In addition, Endo’s competitors may make greater R&D investments and have more efficient or superior processes and systems and more experience in the development of new products that permit them to respond more quickly to new or emerging technologies and changes in customer demand which may make Endo’s products or technologies uncompetitive or obsolete. Furthermore, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection and may establish collaborative arrangements for competitive products or programs. If Endo fails to compete successfully, it could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Certain of Endo’s branded products do not currently compete with on-market generic products but are likely to face generic competition in the future. The entrance of generic competitors can occur at any time and cannot be predicted with certainty. Generic products Endo currently sells with generic exclusivity could in the future be subject to competition from other generic competitors. Many of Endo’s products, including XIAFLEX®, TESTOPEL®, SUPPRELIN® LA, ADRENALIN® and VASOSTRICT®, are also subject to competitive risks. During the first quarter of 2022, multiple competitive generic alternatives to VASOSTRICT® were launched, beginning with a generic that was launched at risk and began shipping toward the end of January 2022. Since then, additional competitive alternatives entered the market, including authorized generics.
Manufacturers of generic products typically invest far less in R&D than research-based companies. Additionally, generic competitors, including Asian or other overseas generic competitors, may be able to manufacture products at costs lower than Endo. For these reasons, competitors may price their products lower than Endo’s, and such differences could be significant. Due to lower prices, generic versions, where available, may be substituted by pharmacies or required in preference to branded versions under third-party reimbursement programs. As a result, generic competition could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Legislation encouraging early and rapid approval of generic drugs could also increase the degree of generic competition Endo faces. For example, the U.S. federal government has taken numerous legislative and regulatory actions to expedite the development and approval of generic drugs and biosimilars. Congress, the U.S. Food and Drug Administration (“FDA”) and other regulatory agencies are considering, and have enacted, various legislative and regulatory initiatives focused on drug competition, including legislation focused on drug patenting and the provision of drugs to generic applicants for testing. See the clause entitled “Risks Related to Endo’s Business and Industry.” If other pharmaceutical companies use litigation and regulatory means to obtain approval for generic, biosimilar, over-the-counter or other competing versions of Endo’s products, Endo’s sales may suffer.
In addition, Endo’s generics business faces competition from brand-name pharmaceutical companies, which have taken and may continue to take aggressive steps to thwart or delay competition from generic equivalents of their brand-name products, including bringing litigation alleging patent infringement or other violations of intellectual property rights. The actions taken by competing brand-name pharmaceutical companies may increase the costs and risks associated with Endo’s efforts to introduce generic products and may delay or prevent such introduction altogether. For example, if a brand-name pharmaceutical company’s patent were held to be valid and infringed by Endo’s generic products in a particular jurisdiction, Endo would be required to either obtain a license from the patent holder or delay or cease the manufacture and sale of such generic product. Any of these factors could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo’s sales may also suffer as a result of changes in consumer demand for Endo’s products, including as a result of fluctuations in consumer buying patterns, changes in market conditions or actions taken by Endo’s competitors, including the introduction of new products or price reductions for existing products. Any of these factors or any event that adversely affects XIAFLEX® or the market for XIAFLEX® could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
If other pharmaceutical companies use litigation and regulatory means to obtain approval for generic, biosimilar, over-the-counter or other competing versions of Endo’s products, Endo’s sales may suffer.
Various manufacturers have filed Abbreviated New Drug Applications (“ANDA”), seeking FDA approval for generic versions of certain of Endo’s key pharmaceutical products. In connection with such filings, these manufacturers have challenged the validity and/or enforceability of one or more of the underlying patents protecting Endo’s products. Many of Endo’s products, including TESTOPEL®, SUPPRELIN® LA, ADRENALIN® and VASOSTRICT®, face generic and/or other forms of competition and such competition is expected to increase in the future. Any launch of competing versions of any of Endo’s products, including XIAFLEX®, could decrease the revenue of such products, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo’s practice is to vigorously defend and pursue all available legal and regulatory avenues in defense of the intellectual property rights protecting Endo’s products. Despite Endo’s efforts, litigation is inherently uncertain, and Endo cannot predict the timing or outcome of Endo’s efforts. If Endo is not successful in defending Endo’s intellectual property rights or opt to settle, or if a product’s marketing or data exclusivity rights expire or become otherwise unenforceable, Endo’s competitors could ultimately launch generic, biosimilar, over-the-counter, or other competing versions of Endo’s products. Upon the loss or expiration of patent protection for one of Endo’s products, or upon the “at-risk” launch (despite pending patent infringement litigation against the generic product) by a generic manufacturer of a generic version of one of Endo’s patented products, Endo’s sales and revenues of the affected products would likely decline rapidly and materially, which could require Endo to write off a portion or all of the intangible assets associated with the affected product and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
There are currently pending legal proceedings brought by Endo and/or Endo’s subsidiaries and, in certain cases, Endo’s third-party partners, against manufacturers seeking FDA (as defined below) approval for generic versions of Endo’s products.

Endo also believes it is likely that manufacturers may seek FDA approvals for generic, over-the-counter or other competing versions of other of Endo’s key pharmaceutical products, either through the filing of ANDAs, through the over-the-counter monograph process or through the use of other means.
If pharmacies or outsourcing facilities produce compounded versions of Endo’s products, Endo’s sales may suffer.
Compounded drugs do not typically require the same R&D investments as either branded or generic drugs and, therefore, can compete favorably on price with both branded and generic versions of a drug. The introduction of compounded versions of Endo’s products by pharmacies or outsourcing facilities could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
If Endo fails to successfully identify and develop additional branded and generic pharmaceutical products, obtain and maintain exclusive marketing rights for Endo’s branded and generic products or fail to introduce branded and generic products on a timely basis, Endo’s revenues, gross margin and operating results may decline.
Endo’s financial results depend, to a significant extent, upon Endo’s ability, and the ability of Endo’s partners, to identify, develop, obtain regulatory approval for, launch and commercialize a pipeline of commercially successful branded and generic products, including first-to-file or first-to-market opportunities. Due to the significant competition Endo faces and the importance of being the first (or one of the first) to market, no assurances can be given that Endo will be able to develop, introduce and maintain commercially successful products in the future. Competition could cause Endo’s revenues to decrease significantly, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Identifying and developing additional product candidates are prone to risks of failure inherent in product development. Endo conducts R&D to enable Endo to manufacture and market pharmaceutical products in accordance with specific government regulations. Much of Endo’s product development effort is focused on technically difficult-to-formulate products and/or products that require advanced manufacturing technology. Typically, expenses related to research, development and regulatory approval of compounds for Endo’s branded products are significantly greater than those expenses associated with generic products. Should Endo expand Endo’s R&D efforts, Endo’s research expenses are likely to increase. Because of the inherent risk associated with R&D efforts in the healthcare industry, particularly with respect to new products, Endo’s R&D expenditures may not result in the successful regulatory approval and introduction of new products and failure in the development of any new product can occur at any point in the process, including late in the process after substantial investment. Also, after Endo submits a regulatory application, the relevant governmental health authority may require that Endo conduct additional studies. As a result, Endo may be unable to reasonably predict the total R&D costs to develop a particular product and there is a significant risk that the funds Endo invests in R&D will not generate financial returns. In addition, Endo’s operating results and financial condition may fluctuate as the amount Endo spends to research and develop, commercialize, acquire or license new products, technologies and businesses changes.
The process of developing and obtaining regulatory approvals for new products is time consuming, costly and inherently unpredictable. Even if Endo is able to identify and develop additional product candidates, Endo may fail to obtain exclusive marketing rights, such as the 180-day ANDA first-filer marketing exclusivity period provided for in the Hatch-Waxman amendments to the U.S. Federal Food, Drug, and Cosmetic Act (“FFDCA”), or the 180-day exclusivity for competitive generic therapies established by the FDA Reauthorization Act of 2017, for such product candidates. Even if Endo were to secure such exclusivities, risks associated with securing timely approval, as well as risks of unfavorable litigation dispositions, put such exclusivities at risk of being forfeited. The approval of Endo’s ANDAs may also be stayed by the FDA for up to 30 months if such ANDAs become the subject of patent litigation. Even where Endo is awarded marketing exclusivity, Endo may be required to share Endo’s exclusivity period with other ANDA applicants or with authorized generics that are not prohibited from sale during the 180-day marketing exclusivity period. Endo’s revenues have historically included sales of generic products with limited competition resulting from marketing exclusivity or other factors, and the failure to timely and effectively file any New Drug Applications (“NDAs”), ANDA, Biologics License Application (“BLA”) or Supplemental Biologics License Application (“sBLA”) with the FDA or similar filings with other regulatory agencies, or to partner with parties that have obtained marketing exclusivity, could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Furthermore, the successful commercialization of a product is subject to a number of factors, including:
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the effectiveness, ease of use and safety of Endo’s products as compared to existing products;

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customer demand and the willingness of physicians and customers to adopt Endo’s products over products with which they may have more loyalty or familiarity and overcoming any biases toward competitors’ products or against Endo’s products;

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the cost of Endo’s products compared to alternative products and the pricing and commercialization strategies of Endo’s competitors;

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the success of Endo’s launch and marketing efforts;

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adverse publicity about Endo, Endo’s products, Endo’s competitors and their products or the industry as a whole or favorable publicity about competitors or their products;

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the advent of new and innovative alternative products;

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any unforeseen issues or adverse developments in connection with Endo’s products and any resulting litigation, regulatory scrutiny and/or harm to Endo’s reputation;

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changes in the regulatory environment; and

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other risks that may be out of Endo’s control, including the decision by a collaboration partner to make substantial changes to a product’s formulation or design, or a collaboration partner refusing to perform its obligations under Endo’s collaboration agreement, which may cause delays and additional costs in developing and marketing a product.

Moreover, the development of Endo’s product candidates may be delayed by other events beyond Endo’s control. For example, action by the new federal government administration to limit federal agency budgets or personnel, may result in reductions to the FDA’s budget, employees, and operations, which may impact response times or review periods, potentially affecting Endo’s ability to progress development of Endo’s product candidates or obtain regulatory approval for Endo’s product candidates.
Third-party reimbursement for Endo’s products is uncertain and price levels may be difficult to maintain. Additionally, the market may not accept products for which third-party reimbursement is not adequately provided, and government-led efforts may lower prices for Endo’s products.
Endo’s ability to commercialize Endo’s products depends, in part, on the extent to which reimbursement for the costs of these products is available from government healthcare programs, such as Medicaid and Medicare, private health insurers and others. Endo cannot be certain that, over time, third-party reimbursements for Endo’s products will be adequate for Endo to maintain price levels sufficient for realization of an appropriate return on Endo’s investment. Government payers, private insurers and other third-party payers are increasingly attempting to contain healthcare costs by: (i) limiting both coverage and the level of reimbursement (including adjusting co-pays) for products; (ii) refusing, in some cases, to provide any coverage for off-label uses for products; and (iii) requiring or encouraging, through more favorable reimbursement levels or otherwise, the substitution of generic alternatives to branded products. For instance, government agencies or third-party payers could attempt to reduce reimbursement for physician-administered products through their interpretation of complex government price reporting obligations and payment and reimbursement coding rules, and could attempt to reduce reimbursement for separate physician-administered products that share an active ingredient by requiring the blending of sales and pricing information in the same payment and reimbursement code.
There have been several recent U.S. congressional inquiries, hearings and proposed and enacted federal and state legislation and rules, as well as executive orders, designed to, among other things: (i) reduce or limit the prices of drugs and make them more affordable for patients, such as by tying the prices that Medicare reimburses for physician-administered drugs to the prices of drugs in other countries; (ii) reform the structure and financing of Medicare Part D pharmaceutical benefits, including through increasing manufacturer contributions to offset Medicare beneficiary costs; (iii) bring more transparency to how manufacturers price their medicines; (iv) enable the government to directly negotiate prices for drugs covered under Medicare; (v) revise rules associated with the calculation of Medicaid Average Manufacturer Price and Best Price, including with regard to the manner in which pharmaceutical manufacturers may provide copayment assistance to patients and the identification of “line extension” drugs, which affect the amount of rebates that manufacturers must pay on prescription drugs under Medicaid; (vi) eliminate anti-kickback statute discount safe harbor protection for manufacturer rebate arrangements with Medicare Part D Plan Sponsors and pharmacy benefit managers on behalf of Part D Plan Sponsors; (vii) create new anti-kickback statute safe harbors applicable to certain point-of-sale discounts to patients and fixed-fee administrative fee payment arrangements with pharmacy benefit managers; and (viii) facilitate the importation of certain lower-cost drugs from other countries. In addition, state legislatures and regulatory agencies have enacted legislation and regulations designed to control pharmaceutical and biological product pricing, including restrictions on pricing or reimbursement at the state government level, limitations on discounts to patients, advance notices of price increases, marketing cost disclosure and transparency measures, and, in some cases, policies to encourage importation of drugs from other countries (subject to federal approval) and bulk purchasing, including the National Medicaid Pooling Initiative. While Endo cannot predict the final form of any pending legislative, regulatory and/or administrative measures, as well as the impact of any ongoing or future legal challenges to such measures, pending and enacted legislative proposals or executive rulemaking, such as those incorporating most-favored-nation models, or changes in legislative or policy priorities by the new federal government administration, could significantly reduce the coverage and levels of reimbursement for Endo’s products.
In addition, in August 2022, the United States enacted the Inflation Reduction Act of 2022 (“IRA”). Subject to subsequent rulemaking, this act, among other changes: (i) gives the U.S. Department of Health and Human Services (“HHS”) the ability and authority to directly negotiate with manufacturers the price that Medicare will pay for certain drugs; (ii) requires manufacturers of certain Part B and Part D drugs to issue rebates to HHS based on certain calculations and triggers, such as when drug price increases outpace the rate of inflation; (iii) places certain limitations on out-of-pocket spending for Medicare Part D enrollees; (iv) implements a 15% corporate alternative minimum tax on book income on corporations whose average annual adjusted financial statement income during the most recently- completed three-year period exceeds $1.0 billion; (v) implements a 1% excise tax on net stock repurchases; and (vi) implements several tax incentives to promote clean energy. These provisions started taking effect incrementally in late 2022 and currently are subject to various legal challenges. For example, the U.S. Centers for Medicare and Medicaid Services (“CMS”) has released initial revised guidance addressing the Medicare Part B and Medicare Part D inflation rebate provisions of the IRA. In addition, in January 2025, CMS announced the list of 15 Part D drugs selected for the second round of price negotiation under the Medicare Drug Price Negotiation Program, which negotiated prices are slated to take effect in 2027; Endo’s revenues may be significantly impacted if one or more of Endo’s products are eventually selected for evaluation under this program. While the impact of the IRA was not material to Endo in 2023 or 2024, Endo is continuing to evaluate the act and its requirements, as well as any potential impact on Endo’s business. The IRA is currently subject to legal challenges and it is unclear how the IRA will be effectuated or changed under the new federal government administration, but it is possible that the act will have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows in the future.
The new federal government administration has taken additional action to limit or change healthcare policies pursued by the Biden administration. For example, the new administration rescinded an executive order issued by former President Biden, pursuant to which the Center for Medicare and Medicaid Innovation (“CMMI”) created three drug pricing experiments, and it is unclear whether CMMI will continue to pursue some or any of these models. Likewise, it remains unclear whether the new U.S. administration will continue an initiative announced by the Biden administration to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act. Endo expects that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for, or additional pricing pressures on, any of Endo’s current products or product candidates approved in the future. These cost containment measures may include, among other possible actions, implementation or modification of controls on government-funded reimbursement for drugs, mandatory discount requirements under certain government-sponsored programs, caps on drug reimbursement under commercial insurance, challenges to the pricing of drugs or limits or prohibitions on reimbursement for specific products through other means, reform of drug importation laws, delegation of decision-making to state Medicaid agencies and waiver of coverage and reimbursement requirements, mechanisms utilized by managed care organizations to control utilization of drugs and other healthcare initiatives, and prohibition on direct-to-consumer advertising or drug marketing practices. Endo cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States or at the state level or any other jurisdiction. If Endo or any third parties Endo may rely on are slow or unable to adapt to changes in existing or new requirements or policies, or if Endo or such third parties are not able to maintain regulatory compliance, any current or future product candidates Endo develops may lose any regulatory approval that may have been obtained and Endo may not achieve or sustain profitability.
Endo expects that these and other healthcare reform measures may result in more rigorous coverage criteria and additional downward pressure on the price that Endo may receive for any product approved in the future, which could have an adverse effect on demand for Endo’s products. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The adoption of cost containment measures or other healthcare reforms, and Endo’s associated compliance obligations, may prevent Endo from being able to generate revenue, attain profitability or commercialize any product candidates, if approved. The unavailability of, or a reduction in, the reimbursement of Endo’s products could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo may experience pricing pressure on Endo’s products due to social or political pressures, which would reduce Endo’s revenue and future profitability.
Endo may experience downward pricing pressure on Endo’s products due to social or political pressures, which would reduce Endo’s revenue and future profitability. Price increases have resulted in increased public and governmental scrutiny of the cost of pharmaceutical products. For example, U.S. federal prosecutors have issued subpoenas to pharmaceutical companies in connection with an investigation into pricing practices conducted by the U.S. Department of Justice (“DOJ”). Several state attorneys general also have commenced drug pricing investigations and filed lawsuits against pharmaceutical companies, and the U.S. Senate has investigated a number of pharmaceutical companies relating to price increases and pricing practices. Endo’s revenue and future profitability could be negatively affected if these or other inquiries were to result in legislative or regulatory proposals limiting Endo’s ability to increase or maintain the prices of Endo’s products.
In addition, the federal government and a number of federal legislators continue to scrutinize pharmaceutical prices and seek ways to lower prices. For example, recent legislation, including the IRA, seeks to reduce prescription drug costs in a variety of ways.
Endo’s business is highly dependent upon market perceptions of Endo, Endo’s brands and the safety and quality of Endo’s products and similar products, and may be adversely impacted by negative publicity or findings.
Endo is dependent on market perceptions and consumer preferences. Negative publicity or findings associated with product quality, safety, efficacy, patient illness, side effects or other adverse effects related to, or perceived to be related to, Endo’s products, or similar products, or Endo’s or Endo’s partners’ and suppliers’ manufacturing facilities, could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Market perceptions and consumer preferences are very important to Endo’s business, especially with respect to Endo’s brands, company name and the safety and quality of Endo’s products. Endo’s products and similar products are subject to market withdrawal or recall and may be claimed or proven to be ineffective or harmful to consumers.
Endo’s products may cause known or unknown adverse or other side effects. If Endo or Endo’s partners, suppliers or brands are negatively impacted by publicity, media coverage, market perception or consumer preference, it could impact the commercial viability of Endo’s products, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
The pharmaceutical supply chain has been increasingly challenged by the vulnerability of distribution channels to illegal counterfeiting and the presence of counterfeit products in a growing number of markets and over the Internet. Third parties may illegally distribute and sell counterfeit versions of Endo’s products that do not meet the rigorous manufacturing and testing standards that Endo’s products undergo. Counterfeit products are frequently unsafe or ineffective and can be potentially life-threatening. Counterfeit medicines may contain harmful substances, the wrong dose of active pharmaceutical ingredients (“APIs”) or no API at all. However, to distributors and users, counterfeit products may be visually indistinguishable from the authentic version.
Negative posts or comments about Endo on any social networking website could seriously damage Endo’s reputation. The inappropriate use of certain social media vehicles could cause brand damage or information leakage or could lead to legal implications from the improper collection and/or dissemination of personally identifiable information or the improper dissemination of material nonpublic information.
Unfavorable media coverage or negative publicity about Endo or Endo’s products could have an adverse effect on the potential size of the market for new or existing products and could decrease revenues and royalties, any of which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo’s business and financial condition may be adversely affected by existing or future legislation and regulations and changes thereto.
Endo cannot predict with any certainty how existing laws may be applied or how laws or legal standards may change in the future, including as a result of executive orders. Current or future legislation and regulations, whether state or federal, or in any of the non-U.S. jurisdictions with authority over Endo’s operations, may have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
In Canada, certain regulations increase the risk that the prices of Endo’s pharmaceutical products could be deemed excessive or otherwise result in Endo having to reduce the prices of Endo’s products or increase the payments Endo makes to the Canadian government.
Current or future laws or regulations could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo’s customer concentration may adversely affect Endo’s financial condition and results of operations.
Endo primarily sells Endo’s products to wholesalers, retail drug store chains, supermarket chains, mass merchandisers, distributors, mail order accounts, hospitals and/or government agencies. Endo’s wholesalers and/or distributors purchase products from Endo and, in turn, supply products to retail drug store chains, independent pharmacies, hospitals, long-term care facilities, clinics, home infusion pharmacies, government facilities and managed care organizations (“MCOs”). Endo’s current customer group reflects significant consolidation in recent years, marked by mergers and acquisitions and other alliances. Consolidations and joint purchasing arrangements have resulted in increased pricing and other competitive pressures on pharmaceutical companies, including Endo. Additionally, the emergence of large buying groups representing independent retail pharmacies and other distributors and the prevalence and influence of MCOs and similar institutions have increased the negotiating power of these groups, enabling them to attempt to extract various demands, including, without limitation, price discounts, rebates and other restrictive pricing terms. These competitive trends could continue in the future and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
There have not been significant changes in such customers and percentages for the periods covered by the Consolidated Financial Statements attached as Annex A. Net revenues from these customers are generally included within each of Endo’s segments. XIAFLEX® sales account for a significant portion of Endo’s total revenues and a significant portion of net revenues from certain of these customers. Accordingly, Endo’s revenues, financial condition or results of operations may also be unduly affected by fluctuations in the buying or distribution patterns of these customers, particularly with respect to XIAFLEX® sales. These fluctuations may result from seasonality, pricing, wholesaler inventory objectives or other factors. These customers are generally not contractually obligated to purchase a minimum amount of product from Endo. If Endo were to lose the business of any of these customers, or if any customers were to fail to pay Endo on a timely basis, it could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.

Endo is currently dependent on outside manufacturers for the manufacture of a large number of Endo’s products; therefore, Endo has and expects to continue to have limited control of the manufacturing process and related costs. Certain of Endo’s manufacturers currently constitute the sole source of one or more of Endo’s products.
Endo relies on third parties to manufacture a large number of Endo’s products pursuant to contractual arrangements. Certain of Endo’s manufacturers currently constitute the sole source of Endo’s products. For example, Teikoku Seiyaku Co., Ltd. is Endo’s sole source of Endo’s lidocaine patch 5% product. As a result of the sale of certain of Endo’s manufacturing facilities and related assets, Endo’s reliance on third-party manufacturers has increased. Because of contractual restraints and the lead-time necessary to obtain FDA approval, U.S. Drug Enforcement Agency (“DEA”) registration of a new manufacturer and/or obtain any applicable state licenses, there are no readily accessible alternatives to these manufacturers and replacement of any of these manufacturers may be expensive and time consuming and may cause interruptions in Endo’s supply of products to customers. Endo’s business and financial viability are dependent on these third-party manufacturers for continued manufacture of Endo’s products, the continued regulatory and legal compliance of these manufacturers and the strength, validity and terms of Endo’s various contracts with these manufacturers. Any interruption or failure by these manufacturers to meet their obligations pursuant to various agreements with Endo on schedule or in accordance with Endo’s expectations, or any termination by these manufacturers of Endo’s supply arrangements, which, in each case, could be the result of one or many factors outside of Endo’s control, or any failure to meet regulatory or legal requirements could delay or prevent Endo’s ability to achieve sales expectations, cause interruptions in Endo’s supply of products to customers, cause Endo to incur failure-to-supply penalties, disrupt Endo’s operations or cause reputational harm to Endo, any or all of which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo is dependent on third parties to supply raw materials and APIs used in Endo’s products and in Endo’s product development activities and to provide services for certain core aspects of Endo’s business. Any interruption, delay, inability, mistake or failure by suppliers, distributors and collaboration partners to meet Endo’s projected timelines or their contractual obligations with Endo or to comply with regulatory and legal requirements could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo relies on third parties to supply raw materials and APIs used in Endo’s products and in Endo’s product development activities. In addition, Endo relies on third-party suppliers, distributors, manufacturers and collaboration partners to provide services for certain core aspects of Endo’s business, including manufacturing, product approval, development and commercialization, packaging, shipping, warehousing, distribution, customer service support, medical affairs services, clinical studies, sales and other technical and financial services. Third-party suppliers and contractors are subject to FDA, DEA, state and foreign regulatory and legal requirements. Endo’s business and financial viability are dependent on the continued supply of goods and services by these third parties, the regulatory and legal compliance of these third parties and on the strength, validity and terms of Endo’s various contracts with these third parties. Any interruption, delay, inability, mistake or failure by Endo’s suppliers, distributors and collaboration partners to meet Endo’s projected timelines or their contractual obligations with Endo on schedule or in accordance with Endo’s expectations, or any termination by these third parties of their arrangements with Endo, which, in each case, could be the result of one or many factors outside of Endo’s control, could delay or prevent the development, approval, manufacture, launch or commercialization of Endo’s products, result in non-compliance with applicable laws and regulations, cause Endo to incur failure-to-supply penalties, disrupt Endo’s operations or cause reputational harm to Endo, any or all of which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Endo may also be unsuccessful in resolving any underlying issues with such suppliers, distributors, manufacturers and partners or replacing them within a reasonable time and on commercially reasonable terms.
APIs imported into the European Union (“EU”) must be certified as complying with the good manufacturing practice standards established by the EU, as stipulated by the International Conference for Harmonization. These regulations place the certification requirement on the regulatory bodies of the exporting countries. Accordingly, the national regulatory authorities of each exporting country must: (i) ensure that all manufacturing plants within their borders that export API into the EU comply with EU manufacturing standards, and (ii) for each API exported, present a written document confirming that the exporting plant conforms to EU manufacturing standards. The imposition of this responsibility on the governments of the nations exporting API may cause a shortage of API necessary to manufacture Endo’s products, as certain governments may not be willing or able to comply with the regulation in a timely fashion, or at all.
A shortage in API may cause Endo to cease manufacturing of certain products or to incur costs and delays to qualify other suppliers to substitute for those API manufacturers unable to supply Endo, or delay or prevent Endo from developing, commercializing, launching or obtaining approval for new products. This could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo is dependent on third parties to provide Endo with various estimates as a basis for Endo’s financial reporting. While Endo undertakes certain procedures to review the reasonableness of this information, Endo cannot obtain absolute assurance over the accounting methods and controls over the information provided to Endo by third parties. As a result, Endo is at risk of them providing Endo with erroneous data which could impact Endo’s reporting.
Endo may encounter difficulties in Endo’s manufacturing processes for Endo’s biologics products, which could materially adversely affect Endo’s results of operations or delay or disrupt the manufacture and supply of those products that are reliant upon Endo’s manufacturing operations.
The manufacture of biologic products requires significant expertise and capital investment. Endo manufacture collagenase clostridium histolyticum (“CCH”), which is included in XIAFLEX®, in Endo’s Horsham, Pennsylvania facility. Biologics such as CCH require processing steps that are highly complex and generally more difficult than those required for most chemical pharmaceuticals. In addition, TESTOPEL® is manufactured using a unique, proprietary process. If the manufacturing processes are disrupted at the facilities where Endo’s biologic products are manufactured, it may be difficult to find alternate manufacturing sites. Endo may encounter difficulties with the manufacture of CCH and the active ingredient of TESTOPEL®, which could delay, disrupt or halt Endo’s manufacture of such products and/or product candidates, result in supply disruption or delay, product recalls, market withdrawals or product liability claims, require write-offs or otherwise have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
The DEA limits the availability of the active ingredients used in many of Endo’s products as well as the production of these products, and, as a result, Endo’s procurement and production quotas may not be sufficient to meet commercial demand or complete clinical trials.
The DEA limits the availability of the active ingredients used in many of Endo’s products and sets a quota on the production of these products. Endo, or Endo’s contract manufacturing organizations, must annually apply to the DEA for procurement and production quotas in order to obtain these substances and produce Endo’s products. As a result, Endo’s procurement and production quotas may not be sufficient to meet commercial demand or to complete clinical trials. Moreover, the DEA may adjust these quotas from time to time during the year. Any delay or refusal by the DEA in establishing Endo’s quotas, or modification of Endo’s quotas, could delay or result in the stoppage of clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
If Endo is unable to retain Endo’s key personnel and continue to attract additional professional staff, Endo may be unable to maintain or expand Endo’s business.
Because of the specialized scientific nature of Endo’s business, Endo’s ability to develop products and to compete with Endo’s current and future competitors will remain highly dependent, in large part, upon Endo’s ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel or the failure to recruit additional key scientific, technical and commercial personnel could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. While Endo has consulting agreements with certain key individuals and institutions and has employment agreements with Endo’s key executives, Endo may be unsuccessful in retaining personnel or their services under existing agreements. There is intense competition for qualified personnel in Endo’s industry, and Endo may be unable to continue to attract and retain the qualified personnel necessary for the successful development of Endo’s business.
Endo’s operations could be disrupted if Endo’s information systems fail or are not upgraded or are subject to cyber-attacks.
Endo’s business depends on the efficient and uninterrupted operation of Endo’s computer and communications systems and networks, hardware and software systems and Endo’s other information technology. As such, Endo continues to invest financial and other resources to maintain, enhance, further develop, replace or add to Endo’s information technology infrastructure. Such efforts carry risks such as cost overruns, project delays and business interruptions, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Additionally, these measures are not guaranteed to protect against all cybersecurity incidents.
In the ordinary course of Endo’s business, Endo collects and maintains information, which includes confidential, proprietary and personal information regarding Endo’s customers and employees, in digital form. Data maintained in digital form is subject to risk of cyber-attacks, which are increasing in frequency and sophistication and are made by groups and individuals with a wide range of motives and expertise, including criminal groups, “hackers” and others. Cyber-attacks could include the deployment of harmful malware, viruses, worms, denial-of-service attacks, ransomware, phishing, social engineering and other means to affect service reliability and threaten data confidentiality, integrity and availability. Despite Endo’s efforts to monitor and safeguard Endo’s systems to prevent data compromise, the possibility of a future data compromise cannot be eliminated entirely, and risks associated with intrusion, tampering and theft remain. If Endo’s systems were to fail or Endo is unable to successfully expand the capacity of these systems, or Endo is unable to integrate new technologies into Endo’s existing systems, Endo’s operations and financial results could suffer.
Endo also has outsourced certain elements and functions of Endo’s operations, including elements of Endo’s information technology infrastructure, to third parties, some of which operate outside the United States. As a result, Endo manages many independent vendor relationships with third parties who may or could have access to Endo’s confidential information. The size and complexity of Endo’s and Endo’s vendors’ systems make such systems potentially vulnerable to service interruptions and to security breaches from inadvertent or intentional actions by Endo’s employees, Endo’s partners, Endo’s vendors or other third parties, or from attacks by malicious third parties.
Endo’s and Endo’s vendors’ information technology operations are spread across multiple, sometimes inconsistent platforms, which pose difficulties in maintaining data integrity across systems. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional or improper dissemination or destruction of confidential information stored in Endo’s systems. In the past, Endo has been subject to cyber-attacks along with Endo’s vendors and Endo expects that cyber-attacks will continue to occur in the future.
Any breach of Endo’s security measures or the security measures of Endo’s vendors, or the loss, disclosure, dissemination, misappropriation or misuse of trade secrets, proprietary information or other confidential information, whether as a result of theft, fraud, cyber-attacks, hacking, trickery or other forms of deception or any other cause, could enable others to produce competing products, use Endo’s proprietary technology or information and/or adversely affect Endo’s business position. Further, any such interruption, security breach, loss or disclosure of confidential, proprietary or personal information could result in financial, legal, business and reputational harm to Endo and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
The risks related to Endo’s global operations may adversely impact Endo’s revenues, results of operations and financial condition.
For the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (“Predecessor”), approximately 4% of the business’s total revenues were from customers outside the United States. Some of these sales were to governmental entities and other organizations with extended payment terms. Conducting business internationally, including the sourcing, manufacturing, development, sale and distribution of Endo’s products and services across international borders, subjects Endo to extensive U.S. and foreign governmental trade regulations, such as various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), export control laws, customs and import laws and anti-boycott laws. The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Endo cannot provide assurances that Endo’s internal controls and procedures will always protect Endo from criminal acts committed by Endo’s employees or third parties with whom Endo works. If Endo is found liable for violations of the FCPA or other applicable laws and regulations, either due to Endo’s own acts or out of inadvertence, or due to the acts or inadvertence of others, Endo could suffer significant criminal, civil and administrative penalties, including, but not limited to, imprisonment of individuals, fines, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting, as well as reputational harm. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of Endo’s shipping and sales activities.
In addition, some countries where Endo sources, develops, manufactures or sells products are subject to political, economic and/or social instability. Endo’s non-U.S. R&D, manufacturing and sales operations expose Endo and Endo’s employees, representatives, agents and distributors to risks inherent in operating in non-U.S. jurisdictions. For example, Endo currently performs significant R&D and manufacturing operations in India and may expand these operations. A disruption in Endo’s Indian operations could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Risks associated with Endo’s global operations include, among others:
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the imposition of additional U.S. and non-U.S. governmental controls or regulations;

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the imposition of costly and lengthy new export licensing requirements;

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the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom Endo does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

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economic or political instability or disruptions, including local or regional instability, civil unrest or hostilities, rioting, military activity, terror attacks or armed hostilities;

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disruptions due to natural disasters, earthquakes, cyclones, tornados, typhoons, flooding, droughts, landslides, geological events or severe weather events which may be exacerbated by the effects of climate change;

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the imposition of or changes in sanctions, duties and new or increased tariffs, license obligations and other non-tariff barriers to trade;

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the imposition of new trade restrictions including foreign exchange controls;

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supply disruptions and increases in energy and transportation costs;

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the imposition of restrictions on the activities of foreign agents, representatives and distributors;

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changes in global tax laws and/or the imposition by tax authorities of significant fines, penalties and additional taxes;

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pricing pressure that Endo may experience internationally;

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fluctuations in foreign currency exchange rates;

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competition from local, regional and international competitors;

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difficulties and costs of staffing and managing foreign operations, including cultural differences and additional employment regulations, union workforce negotiations and potential disputes in the jurisdictions in which Endo operates;

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difficulties and costs of obtaining and maintaining labs, R&D sites, manufacturing facilities and other locations in which Endo operates;

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pandemics, epidemics or outbreaks of infectious diseases as described under “Widespread health problems could materially and adversely affect Endo’s business” beginning on page [•] of this joint proxy statement/prospectus;

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laws and business practices favoring local companies;

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difficulties in enforcing or defending intellectual property rights; and

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exposure to different legal and political standards due to Endo’s conducting business in foreign countries.

Endo also faces the risk that some of Endo’s competitors have more experience with operations in such countries or with international operations generally and may be able to manage unexpected crises more easily. Furthermore, whether due to language, cultural or other differences, public and other statements that Endo makes may be misinterpreted, misconstrued or taken out of context in different jurisdictions. Moreover, the internal political stability of, or the relationship between, any country or countries where Endo conducts business operations may deteriorate, including relationships between the United States and other countries. Changes in other countries’ economic conditions, product pricing, political stability or the state of relations between any such countries are difficult to predict and could adversely affect Endo’s operations, payment and credit terms and Endo’s ability to collect foreign receivables. Any such changes could lead to a decline in Endo’s profitability and/or adversely impact Endo’s ability to do business. Any meaningful deterioration of the political or social stability in and/or diplomatic relations between any countries in which Endo or Endo’s partners and suppliers do business could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. A substantial slowdown of the global economy, or major national economies, could negatively affect growth in the markets in which Endo operates. Such a slowdown could result in national governments making significant cuts to their public spending, including national healthcare budgets, or reducing the level of reimbursement they are willing and able to provide to Endo for Endo’s products and, as a result, adversely affect Endo’s revenues, financial condition or results of operations. Endo has little influence over these factors and any changes could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo cannot provide assurance that one or more of these factors will not harm Endo’s business. Risks associated with Endo’s non-U.S. R&D, manufacturing or sales could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Widespread health problems could materially and adversely affect Endo’s business.
Public health outbreaks, epidemics or pandemics, could materially and adversely impact Endo’s business. Public health directives or orders could materially disrupt Endo’s business (including Endo’s manufacturing and supply chain operations by significantly reducing Endo’s output), negatively impact Endo’s productivity, delay Endo’s product development programs and decrease demand for Endo’s products.
Widespread health problems may have significant impacts on third-party arrangements, including those with Endo’s manufacturing, supply chain and distribution partners, information technology and other service providers and business partners. For example, there may be significant disruptions in the ability of any or all of these third-party providers to meet their obligations to Endo on a timely basis, or at all, which may be caused by their own financial or operational difficulties, including any closures of their facilities pursuant to a governmental order or otherwise. Additionally, the supply of goods and services worldwide may be adversely affected as a result of increased pressure on global logistics network infrastructure and capacity or otherwise, which could result in interruptions of supply and/or increased costs based upon inability to obtain, and/or delayed deliveries of, raw materials and/or critical supplies necessary to continue Endo’s manufacturing activities and/or those of Endo’s third-party suppliers. See “Supply chain and other manufacturing disruptions could negatively impact Endo’s businesses”.
Due to these disruptions and other factors, including changes to Endo’s workforce availability and increased demand for critical care products, Endo’s ability to meet Endo’s obligations to third-party distribution partners may be negatively impacted. Endo has delivered, and in the future Endo or Endo’s third-party providers may deliver, notices of the occurrence of force majeure or similar events under certain of Endo’s third-party contracts, which could result in prolonged commercial disputes and ultimately legal proceedings to enforce contractual performance and/or recover losses. Any such occurrences could result in significant management distraction and use of resources and, in the event of an adverse judgment, could result in significant cash payments. Further, the publicity of any such dispute could harm Endo’s reputation and make the negotiation of any replacement contracts more difficult and costly, thereby prolonging the effects of any resulting disruption in Endo’s operations. Such disruptions could be acute with respect to certain of Endo’s raw material suppliers where Endo may not have readily accessible alternatives or alternatives may take longer to source than usual. While Endo attempts, when possible, to mitigate Endo’s raw material supply risks through stock management and alternative sourcing strategies, some raw materials are only available from one source. Any of these disruptions could harm Endo’s ability to meet consumer demand, including any increase in demand for any of Endo’s products, including Endo’s critical care products used during a pandemic.
Economic crises and increases in unemployment rates resulting from widespread health problems have the potential to significantly reduce individual disposable income, result in lower levels of healthcare insurance coverage and/or depress consumer confidence, any of which could limit the ability of some consumers to purchase certain pharmaceutical products and reduce consumer spend on certain medical procedures in both the short- and medium-term. Endo is unable to predict the impact that widespread health problems may have going forward on the business, results of operations or financial position of any of Endo’s major customers, which could impact each customer to varying degrees and at different times and could ultimately impact Endo’s own financial performance. Certain of Endo’s competitors may also be better equipped to weather the impact of widespread health problems both domestically and abroad and be better able to address changes in customer demand.
Additionally, Endo’s product development programs have been, and may continue to be, adversely affected by epidemics, pandemics and other widespread health problems. Public health directives may cause delays, increased costs and additional challenges in Endo’s product development programs, including obtaining adequate patient enrollment and successfully bringing product candidates to market. In addition, Endo may face further challenges receiving regulatory approvals as previously scheduled dates or anticipated deadlines for action by the FDA on Endo’s applications and products in development could be subject to delays beyond Endo’s control.
Widespread health problems could increase the magnitude of many of the other risks described herein and have other adverse effects on Endo’s operations that Endo is not able to predict. For example, global economic disruptions and volatility in the financial markets could further depress Endo’s ability to obtain or renew insurance on satisfactory terms or at all. Further, Endo may be required to delay or limit Endo’s internal strategies in the short- and medium-term by, for example, redirecting significant resources and management attention away from implementing Endo’s strategic priorities or executing opportunistic corporate development transactions.
Any of the risks described herein could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows and could cause significant volatility in the trading prices of Endo’s securities.
Supply chain and other manufacturing disruptions could negatively impact Endo’s businesses.
Endo has experienced in the past, is currently experiencing and expects to experience in the future infrastructure capacity challenges to Endo’s global logistics network. Materials, equipment and labor shortages, shipping, logistics and other delays and other internal or external supply chain and manufacturing disruptions can make it more difficult and costly for Endo to obtain raw materials, APIs, supplies or services from third parties, to manufacture Endo’s own products, to develop Endo’s product pipeline, to obtain approval for, commercialize and launch new products, and to pursue clinical development activities, and may also result in temporary disruptions or delays as Endo seeks alternatives. Economic or political instability or disruptions, such as the conflicts in Ukraine and the Middle East, could negatively affect Endo’s supply chain or increase Endo’s costs. If these types of events or disruptions continue to occur, they could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo may be impacted by the effects of climate change and encounter challenges implementing sustainability-related measures.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to Endo’s operations, including an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters.

Severe weather events, natural disasters and other disruptions, such as earthquakes, geological events, hurricanes, cyclones, tornados, typhoons, flooding, droughts, landslides and wildfires, may pose physical risks to Endo’s facilities and disrupt the operation of Endo’s supply chain. The impacts of the changing climate on water resources may result in water scarcity, limiting Endo’s ability to access sufficient high-quality water in certain locations, which may increase operational costs.
Concern over climate change may also result in new or additional legal or regulatory requirements designed to reduce greenhouse gas emissions and/or mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory obligations, Endo may experience disruption in, or an increase in the costs associated with, sourcing, manufacturing and distributing Endo’s products, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Endo may be unable to successfully implement sustainability-related measures pursuant to Endo’s environmental, social and governance, also referred to as corporate responsibility, strategy or to adequately respond to increased stakeholder focus on corporate responsibility matters.
Risks Related to Endo’s Litigation and Liabilities
Endo’s business has regularly been the subject of material legal proceedings, including significant lawsuits, product liability claims, governmental investigations and product recalls, and Endo may in the future be subject to such proceedings, any of which could have a material adverse effect on Endo.
Endo’s business exposes Endo to significant potential risks from lawsuits and other material legal proceedings including, but not limited to, matters associated with the testing, manufacturing, marketing, sale and use of Endo’s products. Some plaintiffs have received substantial damage awards against or entered into significant settlements with healthcare companies based upon various legal theories, including, without limitation, claims for injuries allegedly caused by the use of their products. Endo may in the future be subject to various lawsuits, product liability claims, other material legal proceedings, governmental investigations and/or product recalls, any of which could have a material adverse effect on Endo.
Additionally, Endo cannot assure you whether Endo will be subject to claims for actions by the pre-emergence Debtors (as defined below). For example, in April 2024, Endo International plc, along with 35 other defendants, were the subject of a private complaint alleging price fixing and similar matters. The complaint specifically included a reference that the plaintiffs reserved their rights to bring claims against Endo following the effectiveness of the Plan. The claims included in the complaint are similar to other claims that were consolidated in a federal multidistrict litigation in the U.S. District Court for the Eastern District of Pennsylvania and subsequently discharged in accordance with the chapter 11 plan of reorganization (as amended, including on January 5, 2024, January 9, 2024 and March 18, 2024, and including any exhibits and supplements filed with respect thereto, the “Plan”).
Endo may decide to settle claims even though Endo believes it has meritorious defenses because of the significant legal and other costs required to defend such claims. There can be no assurance of the impact of any settlement agreements on claims against Endo.
Awards against or settlements by Endo or Endo’s competitors could incentivize parties to bring additional claims against Endo or increase settlement demands against Endo. In addition to the risks of direct expenditures for defense costs, settlements and/or judgments in connection with various claims, proceedings and investigations, there is a possibility of loss of revenues, injunctions and disruption of business. Additionally, Endo may receive claims or requests for indemnification from other persons or entities named in or subject to discovery in various lawsuits or other legal proceedings, including certain of Endo’s customers.
Endo’s current, past or future products may subject Endo to negative publicity and press, which could harm Endo’s brand and the demand for Endo’s products.
Any failure to effectively identify, analyze, report and protect adverse event data and/or to fully comply with relevant laws, rules and regulations around adverse event reporting could expose Endo to legal proceedings, penalties, fines and/or reputational damage.

In addition, in the age of social media, plaintiffs’ attorneys have a wide variety of tools to advertise their services and solicit new clients for litigation, including using judgments and settlements obtained in litigation against Endo or other pharmaceutical companies as an advertising tool. For these or other reasons, any product liability or other litigation in which Endo is a defendant could have a larger number of plaintiffs than such actions have seen historically and Endo could also see an increase in the number of cases filed against Endo because of the increasing use of widespread and media-varied advertising. This could also complicate any settlement discussions Endo may be engaged in. Furthermore, a ruling against other pharmaceutical companies in product liability or other litigation, or any related settlement, in which Endo is not a defendant could have a negative impact on pending litigation where Endo is a defendant.
In addition, in certain circumstances, such as in the case of products that do not meet approved specifications or which subsequent data demonstrate may be unsafe, ineffective or misused, it may be necessary for Endo to initiate voluntary or mandatory recalls or withdraw such products from the market. Any such recall or withdrawal could result in adverse publicity, costs connected to the recall and loss of revenue. Adverse publicity could also result in an increased number of additional product liability claims, whether or not these claims have a basis in scientific fact.
If Endo is found liable in any lawsuits, including legal proceedings related to Endo’s sale, marketing and/or distribution of prescription medications and other products, including product liability claims or actions related to Endo’s sales, marketing or pricing practices or if Endo is subject to governmental investigations or product recalls, it could result in the imposition of material damages, including punitive damages, fines, reputational harm, civil lawsuits, criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against Endo or Endo’s personnel as well as significant legal and other costs. At any given time, Endo may be engaged in settlement or similar discussions, and Endo may voluntarily settle claims even if Endo believes that it has meritorious defenses because of the significant legal and other costs that may be required to defend such claims. Any judgments, claims, settlements and related costs could be well in excess of any applicable insurance or accruals. As a result, Endo may experience significant negative impacts on Endo’s results of operations or financial condition. To satisfy judgments or settlements or to pursue certain appeals, Endo may need to seek financing or bonding, which may not be available on terms acceptable to Endo, or at all, when required, particularly given the nature and amount of the claims against Endo. Judgments against Endo could also cause defaults under Endo’s debt agreements (which could result in cross-defaults or cross-accelerations in other agreements) and/or restrictions on product use or business practices and Endo could incur losses as a result. Any of the risks above could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo may not have and may be unable to obtain or maintain insurance adequate to cover potential liabilities.
Endo may not have and may be unable to obtain or maintain insurance on acceptable terms or with adequate coverage against potential liabilities or other losses, including costs, judgments, settlements and other liabilities incurred in connection with current or future legal proceedings, regardless of the success or failure of the claim. Additionally, Endo may be limited by the surviving insurance policies of acquired entities, which may not be adequate to cover potential liabilities or other losses. Even where claims are submitted to insurance carriers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge Endo’s right to reimbursement in whole or in part. The failure to generate sufficient cash flow or to obtain other financing could affect Endo’s ability to pay amounts due under those liabilities not covered by insurance. Additionally, the nature of Endo’s business, the legal proceedings to which Endo is exposed and any losses Endo suffers may increase the cost of insurance, which could impact Endo’s decisions regarding Endo’s insurance programs.
Risks Related to Endo’s Indebtedness and Liquidity
Endo has substantial indebtedness as a result of the consummation of the Plan, which may adversely affect Endo’s financial position and operating flexibility.
Endo has a substantial amount of indebtedness. In connection with the consummation of the Plan, Endo incurred indebtedness of $2.5 billion, consisting of a $1.5 billion senior secured term loan facility, a

$0.4 billion super priority senior secured revolving credit facility that was undrawn as of December 31, 2024 and $1.0 billion aggregate principal amount of senior secured notes. This substantial amount of indebtedness could have important consequences to Endo, including:
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making it difficult for Endo to satisfy its financial obligations, including making applicable scheduled principal and interest payments on its indebtedness;

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limiting Endo’s ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

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limiting Endo’s ability to use its cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

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limiting Endo’s ability to incur judgments above certain thresholds;

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exposing Endo to the risk of rising interest rates with respect to the borrowings under any variable rate indebtedness;

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requiring Endo to use a substantial portion of its cash on hand and/or from future operations to make debt service payments;

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limiting Endo’s flexibility to plan for, or react to, changes in its business and industry;

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placing Endo at a competitive disadvantage compared to its less leveraged competitors; and

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increasing Endo’s vulnerability to the impact of adverse economic and industry conditions, which may further limit Endo’s ability to satisfy its financial obligations.

Endo’s financing agreements contain various covenants restricting, among other things, Endo’s ability to:
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incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

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issue redeemable stock and preferred stock;

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pay dividends or distributions or redeem or repurchase capital stock;

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prepay, redeem or repurchase certain debt;

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make loans, investments and capital expenditures;

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enter into agreements that restrict distributions from Endo’s subsidiaries;

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sell assets and capital stock of Endo’s subsidiaries;

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enter into certain transactions with affiliates; and

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consolidate or merge with or into, or sell substantially all of Endo’s assets to, another person.

If Endo is unable to pay amounts due under its outstanding indebtedness or to fund other liquidity needs, such as future capital expenditures or contingent liabilities as a result of adverse business developments, including expenses related to future legal proceedings and governmental investigations or decreased revenues, as well as increased pricing pressures or otherwise, Endo may be required to refinance all or part of its outstanding indebtedness, sell assets, reduce or delay capital expenditures or seek to raise additional capital.
To the extent that Endo is required or chooses to seek third-party financing in the future, Endo may not be able to obtain any such required financing on a timely basis or at all, particularly in light of the recent bankruptcy proceedings. Additionally, any future financing arrangements could include terms that are not commercially beneficial to Endo, which could further restrict Endo’s operations and exacerbate any impact on Endo’s results of operations and liquidity that may result from any of the factors described herein or other factors.
Any of these factors could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.

Endo’s ability to fund Endo’s operations, maintain adequate liquidity and meet Endo’s financing obligations is reliant on Endo’s operations, which are subject to significant risks and uncertainties.
Endo relies on cash from operations as well as access to the financial markets to fund Endo’s operations, maintain liquidity and meet Endo’s financial obligations. Endo’s operations are subject to many significant risks and uncertainties, including those related to: (i) generic competition and legal challenges that could impact Endo’s key products; (ii) potential future legal proceedings and governmental investigations; (iii) uncertainties in the global banking system that could impact Endo or Endo’s customers or suppliers; and (iv) other risks and uncertainties. Any negative development or outcome in connection with any or all of these risks and uncertainties could result in significant consequences, including one or more of the following:
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causing a substantial portion of Endo’s cash flows from operations to be dedicated to the payment of legal or related expenses and therefore unavailable for other purposes, including the payment of principal and interest on Endo’s indebtedness, Endo’s operations, capital expenditures and future business opportunities;

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limiting Endo’s ability to adjust to changing market conditions, causing Endo to be more vulnerable to periods of negative or slow growth in the general economy or in Endo’s business, causing Endo to be unable to carry out capital spending that is important to Endo’s growth and placing Endo at a competitive disadvantage;

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limiting Endo’s ability to attract and retain key personnel;

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causing Endo to be unable to maintain compliance with or making it more difficult for Endo to satisfy its financial obligations under certain of its outstanding debt obligations, causing a downgrade of Endo’s debt and long-term corporate ratings (which could increase Endo’s cost of capital) and exposing Endo to potential events of default (if not cured or waived) under financial and operating covenants contained in Endo’s or Endo’s subsidiaries’ outstanding indebtedness;

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limiting Endo’s ability to incur additional borrowings under the covenants in Endo’s then-existing facilities or to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance Endo’s indebtedness; and/or

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causing a significant reduction in Endo’s short-term and long-term revenues and/or otherwise causing Endo to be unable to fund Endo’s operations and liquidity needs, such as future capital expenditures and payment of Endo’s indebtedness.

Potential impairments of intangible assets, including indefinite-lived intangible assets, may significantly impact Endo’s profitability.
Goodwill and other intangibles have historically represented a significant portion of the Predecessor assets. As of December 31, 2024 and December 31, 2023, indefinite-lived intangibles, including goodwill, as applicable, and other intangibles comprising approximately 42% and 55%, respectively, total assets. The valuation of identified tangible and intangible assets in connection with the application of fresh start accounting is reflected in the section entitled “Note 3. Fresh Start Accounting” of the Consolidated Financial Statements attached as Annex A. Indefinite-lived intangible assets are subject to impairment tests at least annually.] Additionally, impairment tests must be performed for certain assets whenever events or changes in circumstances indicate such assets’ carrying amounts may not be recoverable.
Events giving rise to asset impairments are an inherent risk in the pharmaceutical industry and often cannot be predicted. As a result of the significance of intangible assets, including potentially goodwill, Endo’s results of operations and financial position in future periods could be negatively impacted should future impairments of these assets occur. For additional discussion, refer to the section entitled “Endo Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates” in this joint proxy statement/prospectus.
Endo’s variable rate indebtedness exposes Endo to interest rate risk, which could cause Endo’s debt costs to increase significantly.
Endo’s borrowings under the new revolving credit facility and new term loan facility are at variable rates of interest, exposing Endo to interest rate risks. Any future borrowings could also be at variable rates.

Endo will be exposed to the risk of rising interest rates to the extent that Endo funds Endo’s operations with short-term or variable-rate borrowings. As of December 31, 2024, Endo had debt with an aggregate principal amount totaling $2.5 billion, including $1.5 billion of floating-rate debt under the new term loan facility. If the Secured Overnight Financing Rate (“SOFR”) increases in the future, such increases in interest expense on Endo’s floating-rate debt could have a material adverse effect on Endo’s interest expense.
Endo may not realize the anticipated benefits from its strategic actions.
Endo continues to seek to optimize its operations and increase its overall efficiency through strategic actions. These actions may involve decisions to exit manufacturing or research sites, transfer the manufacture of products to other internal and external sites within Endo’s manufacturing network and simplify business process activities. There can be no assurance that Endo will achieve the benefits and savings of actions such as these in the expected amounts and/or with the expected timing, if at all. Endo will also incur certain charges in connection with such actions and future costs could also be incurred. It is also possible that charges and cash expenditures associated with such actions could be higher than estimated. Any of these risks could ultimately have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Risks Related to Endo’s Legal and Regulatory Environment
Agreements between branded and generic pharmaceutical companies are facing increased government scrutiny.
Endo is and may in the future be involved in patent litigations in which generic companies challenge the validity or enforceability of Endo’s products’ listed patents and/or the applicability of these patents to the generic applicant’s products. Likewise, Endo is and may in the future be involved in patent litigations in which Endo challenges the validity or enforceability of innovator companies’ listed patents and/or their applicability to Endo’s generic products. Therefore, settling patent litigations has been and is likely to continue to be part of Endo’s business. Parties to such settlement agreements in the United States, including Endo, are required by law to file them with the FTC and the Antitrust Division of the DOJ for review. In some instances, the FTC has brought actions against brand and generic companies that have entered into such agreements, alleging that they violate antitrust laws. Even in the absence of an FTC challenge, other governmental or private litigants may assert antitrust or other claims relating to such agreements. Endo may receive formal or informal requests from the FTC or other governmental entities for information about any such settlement agreement Endo enters into or about other matters, and there is a risk that the FTC or other governmental or private litigants may commence an action against Endo alleging violation of antitrust laws or other claims.
The U.S. Supreme Court, in FTC v. Actavis, determined that patent settlement agreements between generic and brand companies should be evaluated under the rule of reason, but provided limited guidance beyond the selection of this standard. Because the U.S. Supreme Court did not articulate the full range of criteria upon which a determination of the legality of such settlements would be based, or provide guidance on the precise circumstances under which such settlements would qualify as legal, there has been and may continue to be extensive litigation over what constitutes a reasonable and lawful patent settlement between a brand and generic company.
There have been federal and state legislative efforts to overturn the FTC v. Actavis decision and make certain terms in patent settlement agreements per se unlawful. For example, some members of the U.S. Congress have proposed legislation that would limit the types of settlement agreements generic manufacturers and brand companies can enter into. The state of California enacted legislation, effective January 1, 2020, that deems a settlement of a patent infringement claim to be presumptively anticompetitive and allows the California Attorney General to seek monetary penalties if a generic company receives anything of value from the branded company and the generic company agrees to delay research and development, manufacturing, marketing or sales of the generic product for any period of time. The California law carves out from the definition of “anything of value” certain types of settlement terms and it allows the settling parties to rebut the presumption of anticompetitive harm.

Endo is subject to various laws, court orders and regulations pertaining to the marketing of Endo’s products and services.
The marketing and pricing of Endo’s products and services, including product promotion, educational activities, support of continuing medical education programs and other interactions with healthcare professionals, are governed by various laws, regulations and settlements, including FDA regulations, the U.S. federal Anti-Kickback Statute and the voluntary opioid operating injunction (the VOI). Additionally, many states have adopted laws similar to the federal Anti-Kickback Statute, without identical exceptions or exemptions. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third-party payer, not only the Medicare and Medicaid programs. Any such regulations or requirements could be difficult and expensive for Endo to comply with, could delay Endo’s introduction of new products and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Sanctions for violating these laws include criminal penalties and civil sanctions and possible exclusion from federally funded healthcare programs such as Medicare and Medicaid, as well as potential liability under the U.S. False Claims Act (“FCA”), and applicable state false claims acts. There can be no assurance that Endo’s practices will not be challenged under these laws in the future, that changes in these laws or interpretation of these laws would not give rise to new challenges of Endo’s practices or that any such challenge would not have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. Law enforcement agencies sometimes initiate investigations into sales, marketing and/or pricing practices based on preliminary information or evidence, and such investigations can be and often are closed without any enforcement action. Nevertheless, these types of investigations and any related litigation can result in: (i) large expenditures of cash for legal fees, payment of penalties and compliance activities; (ii) limitations on operations; (iii) diversion of management resources; (iv) injury to Endo’s reputation; and (v) decreased demand for Endo’s products.
The FFDCA and FDA regulations and guidance restrict the ability of healthcare companies, such as Endo, to communicate with patients, physicians and other third parties about uses of prescription pharmaceuticals or devices that are not cleared or approved by the FDA, which are commonly referred to as “off-label” uses. Prohibitions on the promotion of off-label uses and against promotional practices deemed false or misleading are actively enforced by various parties at both the federal and state levels. A company that is found to have improperly promoted its products under these laws may be subject to significant liability, such as significant administrative, civil and criminal sanctions, including, but not limited to, significant civil damages, criminal fines and exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Applicable laws governing product promotion also provide for administrative, civil and criminal liability for individuals, including, in some circumstances, potential strict vicarious liability. Conduct giving rise to such liability could also form the basis for private civil litigation by third-party payers or other persons allegedly harmed by such conduct.
Although Endo has established and implemented a corporate compliance program designed to prevent, detect and correct violations of state and federal healthcare laws, including laws related to advertising and promotion of Endo’s products, governmental agencies or private parties may take the position that Endo is not in compliance with such requirements and, if such non-compliance is proven, Endo and, in some cases, individual employees, may be subject to significant liability, including the aforementioned administrative, civil and criminal sanctions.
The pharmaceutical industry is heavily regulated, which creates uncertainty about Endo’s ability to bring new products to market and imposes substantial compliance costs on Endo’s business.
Governmental authorities, including, without limitation, the FDA, impose substantial requirements on the development, manufacture, holding, labeling, marketing, advertising, promotion, distribution and sale of therapeutic pharmaceutical products.
Regulatory approvals for the sale of any new product candidate may require preclinical studies and clinical trials that such product candidate is safe and effective for its intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of a product candidate. Likewise, Endo may not be able to demonstrate through clinical trials that a product candidate’s therapeutic benefits outweigh its risks. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large-scale trials. A failure to demonstrate safety and efficacy would result in Endo’s failure to obtain regulatory approvals.
Clinical trials can be delayed for reasons outside of Endo’s control, which can lead to increased development costs and delays in regulatory approval. It is possible that regulators, independent data monitoring committees, institutional review boards, safety committees, ethics committees and/or other third parties may request or require that Endo suspend or terminate Endo’s clinical trials for various reasons, including, among others, non- compliance with regulatory requirements, unforeseen safety issues or adverse side effects or failure to demonstrate a benefit from using Endo’s product candidates. There is substantial competition to enroll patients in clinical trials, and such competition has delayed clinical development of Endo’s products in the past. For example, patients could enroll in clinical trials more slowly than expected or could drop out before or during clinical trials. In addition, Endo may rely on collaboration partners that may control or make changes in trial protocol and design enhancements, or encounter clinical trial compliance-related issues, which may also delay clinical trials. The FDA may impose more arduous requirements on Endo regarding trial size or a long-term safety study that will significantly slow or forestall Endo’s development program. Product supplies may be delayed or insufficient to treat the patients participating in the clinical trials, and manufacturers or suppliers may not meet the requirements of the FDA or foreign regulatory authorities, such as those relating to the FDA’s current Good Manufacturing Practice (“cGMP”) regulations.
Compliance with clinical trial requirements and cGMP regulations requires significant expenditures and the dedication of substantial resources. The FDA may place a hold on a clinical trial and may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, or a third-party contract manufacturing facility faces manufacturing problems, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval. Although the FDA is not required to follow the recommendations of its advisory committees, it usually does.
A negative advisory committee meeting could signal a lower likelihood of approval, although the FDA may still end up approving Endo’s application. Regardless of an advisory committee meeting outcome or the FDA’s final approval decision, public presentation of Endo’s data may shed positive or negative light on Endo’s application.
Endo may seek FDA approval for certain unapproved marketed products through the 505(b)(2) regulatory pathway. Even if Endo receive approval for an NDA under Section 505(b)(2) of the FFDCA, the FDA may not take timely enforcement action against companies marketing unapproved versions of the product; therefore, Endo cannot be sure that that Endo will receive the benefit of any de facto exclusive marketing period or that Endo will fully recoup the expenses incurred to obtain an approval. In addition, certain competitors and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, this could delay or even prevent the FDA from approving any NDAs that Endo submits under Section 505(b)(2).
The ANDA approval process for a new product varies in time, generally requiring a minimum of 10 months following submission of the ANDA to the FDA, but could also take several years from the date of application. The timing for the ANDA approval process for generic products is difficult to estimate and can vary significantly. ANDA approvals, if granted, may not include all uses (known as indications) for which a company may seek to market a product.
The submission of an NDA, Supplemental New Drug Application, ANDA, BLA or sBLA to the FDA with supporting clinical safety and efficacy data does not guarantee that the FDA will grant approval to market the product. Meeting the FDA’s regulatory requirements to obtain approval to market a drug product, which vary substantially based on the type, complexity and novelty of the product candidate, typically takes years, if approved at all, and is subject to uncertainty. The FDA or foreign regulatory authorities may not agree with Endo’s assessment of the clinical data or they may interpret it differently. Such regulatory authorities may require additional or expanded clinical trials. Any approval by regulatory agencies may subject the marketing of Endo’s products to certain limits on indicated use. For example, regulatory authorities may approve any of Endo’s product candidates for fewer or more limited indications than Endo may request, may grant approval contingent on conditions such as the performance and results of costly post-marketing clinical trials or Risk Evaluation and Mitigation Strategies or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Additionally, reimbursement by government payers or other payers may not be approved at the price Endo intends to charge for Endo’s products. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals or clearances of products developed by Endo would adversely affect the marketing of these products and Endo’s ability to generate product revenue. Endo could also be at risk for the value of any capitalized pre- launch inventories related to products under development. These factors could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Once a product is approved or cleared for marketing, failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals or clearances; seizures or recalls of products; injunctions against the manufacture, holding, distribution, marketing and sale of a product; and civil and criminal sanctions. For example, any failure to effectively identify, analyze, report and protect adverse event data and/or to fully comply with relevant laws, rules and regulations around adverse event reporting could expose Endo to legal proceedings, penalties, fines and reputational damage. Furthermore, changes in existing regulations or the adoption of new regulations could prevent Endo from obtaining, or affect the timing of, future regulatory approvals or clearances. Meeting regulatory requirements and evolving government standards may delay marketing of Endo’s new products for a considerable period of time, impose costly procedures upon Endo’s activities and result in a competitive advantage to other companies that compete against Endo.
In addition, after a product is approved or cleared for marketing, new data and information, including information about product misuse or abuse at the user level, may lead government agencies, professional societies, practice management groups or patient or trade organizations to recommend or publish guidance or guidelines related to the use of Endo’s products, which may lead to reduced sales of Endo’s products. Existing or new regulations or requirements could be difficult and expensive for Endo to comply with and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Based on scientific developments, post-market experience, legislative or regulatory changes or other factors, the current FDA standards of review for approving new pharmaceutical products, or new indications or uses for approved or cleared products, are sometimes more stringent than those that were applied in the past.
Some new or evolving FDA review standards or conditions for approval or clearance were not applied to many established products currently on the market. As a result, the FDA does not have safety databases on these products that are as extensive as some products developed more recently. Accordingly, Endo believes the FDA may develop such databases for certain of these products. In particular, the FDA has expressed interest in specific chemical structures that may be present as impurities in a number of products or APIs. The FDA has required, and may continue to require, more stringent controls of the levels of these or other impurities in products.
Also, the FDA may require labeling revisions, formulation or manufacturing changes and/or product modifications for new or existing products containing impurities. More stringent requirements, together with any additional testing or remedial measures that may be necessary, could result in increased costs for, or delays in, obtaining approvals. Although Endo does not believe that the FDA would seek to remove a currently marketed product from the market unless the effects of alleged impurities are believed to indicate a significant risk to patient health, Endo cannot make any such assurance.
The FDA’s exercise of its authority under the FFDCA could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products.

Post-marketing studies and other emerging data about marketed products, such as adverse event reports, may adversely affect sales of Endo’s products. Furthermore, the discovery of significant safety or efficacy concerns or problems with a product in the same therapeutic class as one of Endo’s products that implicate or appear to implicate the entire class of products could have an adverse effect on sales of Endo’s product or, in some cases, result in product withdrawals. The FDA has continuing authority over the approval of an NDA, ANDA or BLA and may withdraw approval if, among other reasons, post-marketing clinical or other experience, tests or data show that a product is unsafe for use under the conditions upon which it was approved or licensed, or if FDA determines that there is a lack of substantial evidence of the product’s efficacy under the conditions described in its labeling.
In addition to the FDA and other U.S. regulatory agencies, non-U.S. regulatory agencies may have authority over various aspects of Endo’s business and may impose additional requirements and costs. Similar to other healthcare companies, Endo’s facilities in multiple countries across the full range of Endo’s business units are subject to routine and new-product related inspections by regulatory authorities including the FDA in the United States, the Medicines and Healthcare products Regulatory Agency in the United Kingdom, the Health Products Regulatory Authority in Ireland and Health Canada in Canada. In the past, some of these inspections have resulted in inspection observations (including FDA Form 483 observations). Recent inspections have resulted, and future inspections may result, in additional inspection observations or other corrective actions, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Certain of Endo’s products contain controlled substances. Stringent DEA and other governmental regulations on Endo’s use of controlled substances include restrictions on their use in research, manufacture, distribution and storage. A breach of these regulations could result in imposition of civil penalties, refusal to renew or action to revoke necessary registrations, or other restrictions on operations involving controlled substances. In addition, failure to comply with applicable legal requirements could subject the manufacturing facilities of Endo’s subsidiaries and manufacturing partners to possible legal or regulatory action, including shutdown. Any such shutdown may adversely affect their ability to manufacture or supply product and thus, Endo’s ability to market affected products. This could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. See “The DEA limits the availability of the active ingredients used in many of Endo’s products as well as the production of these products, and, as a result, Endo’s procurement and production quotas may not be sufficient to meet commercial demand or complete clinical trials”.
In addition, Endo is subject to the U.S. Drug Supply Chain Security Act of 2013, as amended (the “DSCSA”), which requires development of an electronic pedigree to track and trace each prescription product at the salable unit level through the distribution system. The DSCSA became effective incrementally over a 10-year period from its enactment on November 27, 2013. Compliance with DSCSA and future U.S. federal or state electronic pedigree requirements could require significant capital expenditures, increase Endo’s operating costs and impose significant administrative burdens.
Endo cannot determine what effect changes in laws, regulations or legal interpretations or requirements by the new federal government administration, the FDA, the courts or others, when and if promulgated or issued, or advisory committee meetings may have on Endo’s business in the future. Changes could, among other things, require expanded or different labeling, additional testing, monitoring of patients, interaction with physicians, education programs for patients or physicians, curtailment of necessary supplies, limitations on product distribution, the recall or discontinuance of certain products and additional recordkeeping. Any such changes could result in additional litigation and may have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows. The evolving and complex nature of regulatory science and regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that, from time to time, Endo will be adversely affected by regulatory actions despite Endo’s ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.
Changes in funding for the FDA and other government agencies could hinder Endo’s ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact Endo’s business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, payment of user fees and reauthorization of user fee programs, ability to hire and retain key personnel, as well as statutory, regulatory and policy changes, and average review times at the FDA have fluctuated in recent years as a result. In addition, funding of other government agencies that support research and development activities that pertain to FDA review, such as research to understand new technologies or establish new standards, is subject to the political process, which is inherently fluid and unpredictable.
The current administration has implemented policies that may affect the FDA review process, including efforts to downsize the federal workforce, remove job elimination protections for federal workers, limit certain communications, and potentially interfere with user fee reauthorization. If political pressure or global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process Endo’s regulatory submissions, which could have a material adverse effect on Endo’s business.
Endo’s reporting and payment obligations under Medicaid and other governmental drug pricing programs are complex and may involve subjective decisions. Any failure to comply with those obligations could subject Endo to penalties and sanctions.
Endo is subject to federal and state laws prohibiting the presentation (or the causing to be presented) of claims for payment (by Medicare, Medicaid or other third-party payers) that are determined to be false or fraudulent, including presenting a claim for an item or service that was not provided. These false claims statutes include the federal civil FCA, which permits private persons to bring suit in the name of the government alleging false or fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in the healthcare industry in recent years. These actions against pharmaceutical companies, which do not require proof of a specific intent to defraud the government, may result in payment of fines to and/or administrative exclusion from the Medicare, Medicaid and/or other government healthcare programs.
Endo is subject to laws that require Endo to enter into a Medicaid Drug Rebate Agreement, a 340B Pharmaceutical Pricing Agreement and agreements with the Department of Veterans Affairs as a condition for having Endo’s products eligible for payment under Medicare Part B and Medicaid. Endo has entered into such agreements. In addition, Endo is required to report certain pricing information to CMS, the Health Resources and Services Administration and the Department of Veterans Affairs on a periodic basis to facilitate rebate payments to the state Medicaid programs, to set Medicare Part B reimbursement levels and to establish the prices that can be charged to certain purchasers, including 340B-covered entities and certain government entities. In addition, under the IRA, Endo may be required to enter into drug pricing negotiations. See “Third-party reimbursement for Endo’s products is uncertain and price levels may be difficult to maintain. Additionally, the market may not accept products for which third-party reimbursement is not adequately provided, and government-led efforts may lower prices for Endo’s products”. Pricing and rebate calculations vary across products and programs, are complex and often subject to interpretation by regulatory agencies and the courts that can change and evolve over time. Incorrect reporting or price recalculations can increase compliance costs, result in an overage or underage in rebate liability for past quarters or affect the ceiling price at which Endo is required to offer Endo’s products. Civil monetary penalties can be applied if Endo fails to submit required price data on a timely basis or pay the required rebate, or if Endo is found to have made a misrepresentation in the reporting of Endo’s average sales price, knowingly submitted false price or product information, or knowingly and intentionally charged 340B-covered entities more than the statutorily mandated ceiling price. CMS could terminate Endo’s Medicaid Drug Rebate Agreement and Health Resources and Services Administration could terminate Endo’s 340B Pharmaceutical Pricing Agreement, in which case federal payments may not be available under Medicaid or Medicare Part B. Any failure to comply with these laws and agreements could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
In December 2020, CMS issued a final rule, referred to herein as the 2020 Final Rule, for Medicaid that made changes with regard to: (i) the calculation of Medicaid Best Price for certain value- or outcomes-based discounting arrangements; (ii) the standard for excluding the value of manufacturer copayment assistance and other patient support arrangements from the calculation of Average Manufacturer Price and Best Price; (iii) the identification of “line extension” drugs that are subject to higher Medicaid rebate liability; and (iv) establishment of additional drug utilization review requirements.

Multiple pharmaceutical companies have been named as defendants in a number of lawsuits filed by various government entities generally alleging the reporting of false pricing information in connection with certain products that are reimbursable by state Medicaid programs, which are partially funded by the federal government. There is a risk Endo will be subject to similar investigations or litigations, that Endo will suffer adverse decisions or verdicts of substantial amounts or that Endo will enter into monetary settlements. Any unfavorable outcomes as a result of such proceedings could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Decreases in the degree to which individuals are covered by healthcare insurance could result in decreased use of Endo’s products.
Employers may seek to reduce costs by reducing or eliminating employer group healthcare plans or transferring a greater portion of healthcare costs to their employees. Job losses or other economic hardships may also result in reduced levels of coverage for some individuals, potentially resulting in lower levels of healthcare coverage for themselves or their families. Further, in addition to the fact that the U.S. Tax Cuts and Jobs Act of 2017, as amended, eliminated the requirement of the U.S. Patient Protection and Affordable Care Act (“PPACA”) that individuals maintain insurance or face a penalty, additional steps to limit or overturn the PPACA or to limit or end cost-sharing subsidies to lower-income Americans may increase instability in the insurance marketplace and the number of uninsured Americans. These economic conditions may affect patients’ ability to afford healthcare as a result of increased co-pay or deductible obligations, greater cost sensitivity to existing co-pay or deductible obligations and lost healthcare insurance coverage or for other reasons. Endo believes such conditions could lead to changes in patient behavior and spending patterns that negatively affect usage of certain of Endo’s products, including some patients delaying treatment, rationing prescription medications, leaving prescriptions unfilled, reducing the frequency of visits to healthcare facilities, utilizing alternative therapies or foregoing healthcare insurance coverage. Such changes may result in reduced demand for Endo’s products, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
If Endo’s or Endo’s third-party manufacturing facilities are unable to manufacture Endo’s products or Endo faces interruptions in the manufacturing process due to regulatory or other factors, it could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
If any of Endo’s or Endo’s third-party manufacturing facilities fail to comply with regulatory requirements, such as failing to obtain or renew any required licenses or certifications from any regulatory authorities, or encounter other manufacturing difficulties, it could adversely affect Endo’s ability to supply products, Endo’s ability to distribute and/or Endo’s ability to engage in regulated activities in a particular state and could negatively impact Endo’s operations, financial condition and cash flows. All facilities and manufacturing processes used for the manufacture of pharmaceutical products are subject to inspection by regulatory agencies at any time and must be operated in conformity with cGMP, state licensing laws and regulations, and, in the case of controlled substances, DEA regulations. Compliance with the FDA’s cGMP and DEA requirements applies to both products for which regulatory approval is being sought and to approved products. In complying with cGMP requirements, pharmaceutical manufacturing facilities must continually expend significant time, money and effort in production, recordkeeping, quality assurance and quality control so that their products meet applicable specifications and other requirements for product safety, efficacy and quality. Failure to comply with applicable legal requirements subjects Endo, Endo’s manufacturing facilities and Endo’s third-party manufacturing facilities to possible legal or regulatory action, including shutdown, fines, penalties and other sanctions, which may adversely affect Endo’s ability to supply Endo’s products. Additionally, Endo’s facilities and Endo’s third-party manufacturing facilities may face other significant disruptions due to labor strikes, failure to reach acceptable agreement with labor unions, infringement of intellectual property rights, vandalism, natural disaster, outbreak and spread of viral or other diseases, storm or other environmental damage, civil or political unrest, export or import restrictions or other events. If Endo is not able to manufacture products at Endo’s or Endo’s third-party manufacturing facilities because of regulatory, business or any other reasons, the manufacture and marketing of these products could be interrupted, Endo’s reputation may be harmed, Endo may be restricted from engaging in regulated activities in certain states, and Endo may be exposed to liability and the loss of customers and business. This could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.

For example, the manufacturing facilities qualified to manufacture the enzyme CCH, which is included in XIAFLEX®, are subject to such regulatory requirements and oversight. If such facilities fail to comply with cGMP requirements, Endo may not be permitted to sell Endo’s products or may be limited in the jurisdictions in which Endo is permitted to sell them. Further, if an inspection by regulatory authorities indicates that there are deficiencies, including non-compliance with regulatory requirements, Endo could be required to take remedial actions, stop production or close Endo’s facilities, which could disrupt the manufacturing processes and could limit the supply of CCH and/or delay clinical trials and subsequent licensure and/or limit the sale of commercial supplies. In addition, future non-compliance with any applicable regulatory requirements may result in refusal by regulatory authorities to allow use of CCH in clinical trials, refusal by the government to allow distribution of CCH within the United States or other jurisdictions, criminal prosecution, fines, recall or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products, refusal to allow the entering into of federal and state supply contracts and civil litigation.
Endo purchases certain API and other materials used in Endo’s manufacturing operations from foreign and U.S. suppliers. The price and availability of API and other materials is subject to volatility for a number of reasons, many of which may be outside of Endo’s control. There is no guarantee that Endo will always have timely, sufficient or affordable access to critical raw materials or supplies from third parties. An increase in the price, or an interruption in the supply, of any API or raw material could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Non-U.S. regulatory requirements vary, including with respect to the regulatory approval process, and failure to obtain regulatory approval or maintain compliance with requirements in non-U.S. jurisdictions would prevent or impact the marketing of Endo’s products in those jurisdictions.
Endo has worldwide intellectual property rights to market many of Endo’s products and product candidates and may seek approval to market certain of Endo’s existing or potential future products outside of the United States. Approval of a product by the regulatory authorities of a particular country is generally required prior to manufacturing or marketing that product in that country. The approval procedure varies among countries and can involve additional testing and the time required to obtain such approval may differ from that required to obtain FDA approval. Non-U.S. regulatory approval processes generally include risks similar to those associated with obtaining FDA approval, as further described herein. FDA approval does not guarantee approval by the regulatory authorities of any other country, nor does the approval by foreign regulatory authorities in one country guarantee approval by regulatory authorities in other foreign countries or by the FDA.
Outside of the United States, regulatory agencies generally evaluate and monitor the safety, efficacy and quality of pharmaceutical products and devices and impose regulatory requirements applicable to manufacturing processes, stability testing, recordkeeping and quality standards, among others. These requirements vary by jurisdiction. In certain countries, the applicable healthcare and drug regulatory regimes may continue to evolve and implement new requirements. Ensuring and maintaining compliance with these varying and evolving requirements is and will continue to be difficult, time-consuming and costly. In seeking regulatory approvals in non-U.S. jurisdictions, Endo must also continue to comply with U.S. laws and regulations, including those imposed by the FCPA. See “— The risks related to Endo’s global operations may adversely impact Endo’s revenues, results of operations and financial condition”. If Endo fails to comply with these various regulatory requirements or fail to obtain and maintain required approvals, Endo’s target market will be reduced and Endo’s ability to generate non-U.S. revenue will be adversely affected.
If pharmaceutical companies are successful in limiting the use of generics through their legislative, regulatory and other efforts, Endo’s sales of generic products may suffer.
Many pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition.
These efforts have included:
•
pursuing new patents for existing products which may be granted just before the expiration of earlier patents, which could extend patent protection for additional years;

•
using the citizen petition process (for example, under 21 C.F.R. § 10.30) to request amendments to FDA standards;

•
attempting to use the legislative and regulatory process to have products reclassified or rescheduled or to set definitions of abuse-deterrent formulations to protect patents and profits; and

•
engaging in state-by-state initiatives to enact legislation that restricts the substitution of some generic products.

If pharmaceutical companies or other third parties are successful in limiting the use of generic products through these or other means, Endo’s sales of generic products and Endo’s growth prospects may decline, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
New or increased tariffs and evolving trade relations between the United States and other countries could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo conducts business globally and Endo’s operations, including third-party suppliers, span numerous countries outside the United States. There is uncertainty about the future relationship between the United States and various other countries with respect to trade policies, treaties, government regulations and tariffs.
The U.S. government may seek to impose additional restrictions on international trade, such as increased tariffs on goods imported into the United States. Such tariffs could potentially disrupt Endo’s existing supply chains and impose additional costs on Endo’s business, including costs with respect to raw materials upon which Endo’s business depends. Furthermore, if tariffs, trade restrictions or trade barriers are placed on products such as ours by foreign governments, it could cause Endo to raise prices for Endo’s products, which may result in the loss of customers. If Endo is unable to pass along increased costs to Endo’s customers, Endo’s margins could be adversely affected. Additionally, it is possible that further tariffs may be imposed that could affect imports of APIs and other materials used in Endo’s products, or Endo’s business may be adversely impacted by retaliatory trade measures taken by other countries, including restricted access to APIs or other materials used in Endo’s products, causing Endo to raise prices or make changes to Endo’s products. Further, the continued threats of new or increased tariffs, sanctions, trade restrictions and trade barriers could have a generally more disruptive impact on the global economy and, therefore, negatively impact Endo’s sales. Given the volatility and uncertainty regarding the scope and duration of these tariffs and other aspects of U.S. international trade policy, under the current U.S. administration the impact on Endo’s operations and results is uncertain and could be significant. Further governmental action related to tariffs, additional taxes, regulatory changes or other retaliatory trade measures could occur in the future. Any of these factors could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo is subject to information privacy and data protection laws that include penalties for non-compliance. Endo’s failure to comply with various laws protecting the confidentiality of personal information, patient health information or other data could result in penalties and reputational damage.
Endo is subject to a number of privacy and data protection laws and regulations globally. The legislative and regulatory landscape for privacy and data security continues to evolve at a rapid pace. Various countries in which Endo operates have enacted, or are developing, laws governing the confidentiality, privacy and protection and the use, disclosure, transfer or other processing of personal information, including patient health information. These include federal, state and international laws and regulations in the United States, Europe and other markets, the scope of which are constantly changing, and in some cases, these laws and regulations are inconsistent and conflicting and subject to differing interpretations.
For example, multiple U.S. states have passed or enacted data privacy legislation that provides data privacy rights for consumers and imposes operational requirements for businesses. The California Consumer Privacy Act of 2018, as amended (the “CCPA”), went into effect on January 1, 2020 and established a privacy framework for covered businesses by creating an expanded definition of personal information, establishing certain data privacy rights for consumers in the state of California and creating a potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. More recently, Virginia, Colorado,

Connecticut, Utah and various other U.S. states have passed or enacted laws similar in scope to the CCPA, and in California, the California Privacy Rights Act took effect, which amended the CCPA and expanded on the existing consumer rights under the same, imposed additional obligations on governed businesses and created a new state enforcement agency dedicated to enforcing California consumers’ privacy rights. U.S. state legislatures can be expected to continue to regulate data privacy in the absence of legislation from the U.S. federal government. Many aspects of the CCPA and newer U.S. state privacy laws have not been interpreted by courts and best practices are still being developed, all of which increases the risk, cost and complexity of compliance and could have material adverse impacts on Endo’s operations.
In addition, data protection laws in other international jurisdictions impose restrictions on Endo’s authority to collect, analyze and transfer personal data, including health data, across international borders. For example, the EU’s General Data Protection Regulation (the “GDPR”) and related implementing laws in individual EU Member States, strictly regulate Endo’s ability to collect, analyze and transfer personal data regarding persons in the European Union, including health data from clinical trials and adverse event reporting. The GDPR, which has extra-territorial scope and substantial fines for breaches (up to 4% of global annual revenue or €20 million, whichever is greater) grants individuals whose personal data (which is very broadly defined) is collected or otherwise processed the right to access the data, request its deletion and control its use and disclosure. The GDPR also requires notification of a breach in the security of such data to be provided within 72 hours of discovering the breach. Although the GDPR itself is self-executing across all EU Member States, data protection authorities from different EU Member States may interpret and apply the regulation somewhat differently, which adds to the complexity of processing personal data in the European Union. Uncertainty in the interpretation and enforcement of the regulation by the EU Member States’ different data protection authorities contributes to liability exposure risk.
The GDPR prohibits the transfer of personal data to countries outside of the European Union that are not considered by the European Commission to provide an adequate level of data protection, and transfers of personal data to such countries may be made only in certain circumstances, such as where the transfer is necessary for important reasons of public interest or the individual to whom the personal data relates has given his or her explicit consent to the transfer after being informed of the risks involved. Even when certain circumstances are met, a July 2020 decision by the Court of Justice of the European Union, placed transfers of personal data from the European Union to the United States under considerable uncertainty as the decision raised concerns about governmental entity access to personal data under U.S. national security laws. Transfers of personal data out of the European Union to the United States remain an unresolved matter for political negotiation between the U.S. and EU representatives.
Other applicable data privacy laws may also impose stringent requirements on Endo’s collection, use of and ability to process and transfer personal data from certain countries and increase the risk and complexity of compliance with respect to Endo’s global operations. In many cases, enforcement of international data privacy laws and regulations is uncertain and evolving, or enforcement priorities may be shifting, all of which may constrain Endo’s implementation of global business processes and may impose additional costs for compliance.
Endo has policies and practices that Endo believes make it compliant with applicable privacy laws and regulations. However, as new laws of this nature are proposed and adopted worldwide, which may become increasingly rigorous, Endo currently, and from time to time, may not be in technical compliance with all such laws. In addition, enforcement practices are likely to remain unpredictable for the foreseeable future. Should a transgression be deemed or perceived to have occurred, it could lead to government enforcement actions or investigations, result in significant sanctions or penalties against Endo and subject Endo to negative publicity. Such liabilities could materially adversely affect Endo’s business, financial condition, results of operations and cash flows.
There has also been increased enforcement activity and litigation in the United States related to privacy and data security breaches. A violation of these laws or regulations by Endo or Endo’s third-party vendors, which has occurred in the past and may occur in the future, could subject Endo to penalties, fines, sanctions, liability and/or possible exclusion from Medicare or Medicaid and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.

Risks Related to Endo’s Intellectual Property
Endo’s ability to protect and maintain Endo’s proprietary and licensed technology, which is vital to Endo’s business, is uncertain.
Endo’s success, competitive position and future income depend in part on Endo’s ability, and the ability of Endo’s partners and suppliers, to obtain and protect patent and other intellectual property rights relating to Endo’s current and future technologies, processes and products. The degree of protection any patents will afford is uncertain, including whether the protection obtained will be of sufficient breadth and degree to protect Endo’s commercial interests in all the jurisdictions where Endo conducts business. That is, the issuance of a patent is not conclusive as to its claimed scope, validity or enforceability. Patent rights may be challenged, revoked, invalidated, infringed or circumvented by third parties. For example, if an invention qualifies as a joint invention, the joint inventor may have intellectual property rights in the invention, which might not be protected. A third party may also infringe upon, design around or develop uses not covered by any patent issued or licensed to Endo and Endo’s patents may not otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain and involves complex legal and factual questions. Even issued patents may later be modified or revoked by the U.S. Patent and Trademark Office by comparable foreign patent offices or by a court following legal proceedings. Laws relating to such rights may in the future also be changed or withdrawn.
There is no assurance that any of Endo’s patent claims in Endo’s pending non-provisional and provisional patent applications relating to Endo’s technologies, processes or products will be issued or, if issued, that any of Endo’s existing and future patent claims will be held valid and enforceable against third-party infringement. Endo could incur significant costs and management distraction if Endo initiates litigation against others to protect or enforce Endo’s intellectual property rights. Such patent disputes may be lengthy and a potential violator of Endo’s patents may bring a potentially infringing product to market during the dispute, subjecting Endo to competition and damages due to infringement of the competitor product. Upon the expiration or loss of intellectual property protection for a product, others may manufacture and distribute such patented product, which may result in the loss of a significant portion of Endo’s sales of that product.
Endo also relies on trade secrets and other unpatented proprietary information, which Endo generally seek to protect by confidentiality and nondisclosure agreements with Endo’s employees, consultants, advisors and partners. These agreements may not effectively prevent disclosure of confidential information and may not provide Endo with an adequate remedy in the event of unauthorized disclosure. Even if third parties misappropriate or infringe upon Endo’s proprietary rights, Endo may not be able to discover or determine the extent of any such unauthorized use and Endo may not be able to prevent third parties from misappropriating or infringing upon Endo’s proprietary rights. In addition, if Endo’s employees, scientific consultants or partners develop inventions or processes that may be applicable to Endo’s existing products or products under development, such inventions and processes will not necessarily become Endo’s property and may remain the property of those persons or their employers.
Any failure by Endo to adequately protect Endo’s technology, trade secrets or proprietary know-how or to enforce Endo’s intellectual property rights could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Endo’s competitors or other third parties may allege that Endo is infringing their intellectual property, forcing Endo to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to “at-risk” product launches, could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Companies that produce branded pharmaceutical products routinely bring litigation against ANDA or similar applicants that seek regulatory approval to manufacture and market generic forms of branded products, alleging patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling approved generic products. Litigation often involves significant expense. Additionally, if the patents of others are held valid, enforceable and infringed by Endo’s current products or future product candidates, Endo would, unless Endo could obtain a license from the patent holder, need to delay selling Endo’s corresponding generic product and, if Endo is already selling Endo’s product, cease selling and potentially destroy existing product stock. Additionally, Endo could be required to pay monetary damages or royalties to license proprietary rights from third parties and Endo may not be able to obtain such licenses on commercially reasonable terms or at all.
There may be situations in which Endo may make business and legal judgments to market and sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts based upon Endo’s belief that such patents are invalid, unenforceable or are not infringed by Endo’s marketing and sale of such products. This is commonly referred to in the pharmaceutical industry as an “at-risk” launch. The risk involved in an at-risk launch can be substantial because, if a patent holder ultimately prevails against Endo, the remedies available to such holder may include, among other things, damages calculated based on the profits lost by the patent holder, which can be significantly higher than the profits Endo makes from selling the generic version of the product. Moreover, if a court determines that such infringement is willful, the damages could be subject to trebling. Endo could face substantial damages from adverse court decisions in such matters. Endo could also be at risk for the value of such inventory that Endo is unable to market or sell.
Risks Relating to Mallinckrodt
Mallinckrodt’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Mallinckrodt’s Annual Report on Form 10-K for the year ended December 27, 2024, which may be updated or supplemented in Mallinckrodt’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

PART 1 — THE TRANSACTION AND THE SPECIAL MEETINGS
THE SPECIAL MEETING OF ENDO’S SHAREHOLDERS
Date, Time and Place of the Endo Special Meeting
This joint proxy statement/prospectus is being furnished to Endo stockholders as a part of the solicitation of proxies by the Endo board of directors for use at the Endo special meeting to be held on [            ] 2025 at [            ], Eastern Time, or at any adjournment or postponement thereof. Endo will hold the Endo special meeting [in a virtual format only] at [            ].
Purpose of the Endo Special Meeting
At the Endo special meeting, Endo stockholders will be asked to consider and vote to approve:
(i)
the Endo transaction proposal;

(ii)
the Endo distributable reserves proposals;

(iii)
the Endo combination-related compensation proposal; and

(iv)
the Endo amendment proposals.

The transaction is conditional on the approval of the Endo transaction proposal. The transaction is not conditioned on approval of the Endo distributable reserves proposals, the Endo combination-related compensation proposal or the Endo amendment proposals.
Record Date; Shares Entitled to Vote; Quorum
Only Endo stockholders of record as of the close of business on [            ], 2025 are entitled to notice of the Endo special meeting and to vote at the Endo special meeting. A list of stockholders entitled to vote at the Endo special meeting will be available for inspection in Endo’s headquarters located at 9 Great Valley Parkway, Malvern, Pennsylvania 19355, United States, during regular business hours for a period of at least 10 days ending on the day before the date of the Endo special meeting.
The inspector of elections appointed for the Endo special meeting will tabulate votes cast by proxy or by ballot at the Endo special meeting. The inspector of elections will also determine whether a quorum is present. The presence of the holders of a majority of the voting power of the stock outstanding and entitled to vote at the Endo special meeting, present in person or represented by proxy, shall constitute a quorum. Where Endo stockholders abstain from voting their shares of Endo common stock on any proposal, such shares of Endo common stock will be treated as present and entitled to vote at the Endo special meeting for purposes of determining whether a quorum is present.
With respect to shares held in “street name”, your broker, bank, trust or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. Because the proposals presented to Endo stockholders are considered non-discretionary, there will not be any broker non-votes at the Endo special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Endo special meeting, and otherwise will have no effect on a particular proposal.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Endo common stock entitled to vote thereon is required to approve the Endo transaction proposal. This means that the Endo transaction proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Endo common stock entitled to vote at the Endo special meeting. The affirmative vote of the holders of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve the Endo distributable reserves proposals. The affirmative vote of the holders of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the

Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Endo combination-related compensation proposal. The affirmative vote of the holders of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Endo amendment proposals. Abstentions will have the same effect as votes “AGAINST” the Endo transaction proposal, the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals. Because the proposals presented to Endo stockholders will be considered non-discretionary, Endo does not anticipate any broker non-votes at the Endo special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Endo special meeting, and otherwise will have no effect on a particular proposal. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then those shares will be deemed present at the Endo special meeting for purposes of establishing a quorum at the Endo special meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.
Voting of Proxies
If your shares of Endo common stock are registered in your name with Endo’s transfer agent, Computershare, you may cause your shares of Endo common stock to be voted by submitting electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Endo encourages all Endo stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend and desire to vote at the Endo special meeting in a virtual format, you will be provided with a virtual ballot at the Endo special meeting. Even if you plan to attend the Endo special meeting, we encourage you to submit your proxy to vote your shares in advance of the Endo special meeting.
Voting instructions are included on your enclosed proxy card. All shares of Endo common stock represented by properly executed proxies received in time for the Endo special meeting will be voted at the Endo special meeting in accordance with the instructions of the Endo stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Endo transaction proposal, “FOR” the Endo distributable reserves proposals, “FOR” the Endo combination-related compensation proposal and “FOR” the Endo amendment proposals. No proxy that is specifically marked against the Endo transaction proposal will be voted in favor of the Endo distributable reserves proposals, the Endo combination-related compensation proposal or the Endo amendment proposals, unless it is specifically marked “FOR” the approval of such proposal.
If your shares of Endo common stock are held in “street name” and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because the proposals are “non-routine matters”, your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the proposals.
If your shares of Endo common stock are held in “street name,” your broker, bank, trust or other nominee has enclosed a voting instruction form with this joint proxy statement/prospectus. Endo encourages you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the proposals by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank, trust or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Endo special meeting and vote with a proxy from your broker, bank, trust or other nominee, it will be counted as a vote “AGAINST” the Endo transaction proposal and will not have any effect on the Endo distributable reserves proposals, the Endo combination-related compensation proposal and the Endo amendment proposals. If you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then those shares will be deemed present at the Endo special meeting for purposes of establishing a quorum at the Endo special meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.
How You May Revoke or Change Your Vote
You may change or revoke your previously submitted proxy at any time before the Endo special meeting or, if you attend the Endo special meeting in a virtual format, by voting by virtual ballot at the Endo special meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
(i)
by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

(ii)
by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

(iii)
by delivering a signed revocation letter to Endo’s Corporate Secretary, at Endo’s address above before the Endo special meeting, which states that you have revoked your proxy; or

(iv)
by attending the Endo special meeting in a virtual format and voting by virtual ballot. Attending the Endo special meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Endo special meeting for your previous proxy to be revoked. To vote during the Endo special meeting, you must do so by logging into [•] using the 16-digit control number included in your proxy materials.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by Endo’s Corporate Secretary prior to the Endo special meeting.
If your shares of Endo common stock are held in “street name” by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. You may also vote at the Endo special meeting by ballot if you register in advance to attend the Endo special meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank, trust or other nominee.
Any adjournment, recess or postponement of the Endo special meeting for the purpose of soliciting additional proxies will allow Endo stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Endo special meeting which was adjourned, recessed or postponed.
Adjournments
If a quorum is not present or if there are not sufficient votes for the approval of the Endo transaction proposal, Endo expects that the Endo special meeting will be adjourned by the chairperson at the Endo special meeting pursuant to the Endo bylaws to solicit additional proxies in accordance with the Transaction Agreement. At any subsequent reconvening of the Endo special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Endo special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
If the Endo special meeting is adjourned, Endo is not required to give notice of the time and place of the adjourned meeting if announced at the Endo special meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or the Endo board of directors fixes a new record date for the Endo special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original Endo special meeting.
Technical Difficulties or Trouble Accessing the Virtual Meeting Website
If Endo experiences technical difficulties during the Endo special meeting (e.g., a temporary or prolonged power outage), it will determine whether the Endo special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Endo special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Endo will promptly notify stockholders of the decision via the virtual meeting website.
Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Endo special meeting.
Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the Endo special meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The cost of this proxy solicitation will be borne by Endo except that pursuant to the Transaction Agreement, the costs associated with the filing, printing, publication and posting of this joint proxy statement/prospectus to Mallinckrodt shareholders and Endo stockholders will be paid 50% by Endo and 50% by Mallinckrodt. Endo’s directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of- pocket expenses incurred in forwarding this joint proxy statement/prospectus and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Endo common stock.
Anticipated Date of Completion
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Endo stockholder approval and receipt of required regulatory approvals, Endo currently anticipates that completion will take place in [            ].
Attending the Endo Special Meeting
Endo stockholders may log into the Endo special meeting using the 16-digit control number on their proxy cards. Once admitted to the Endo special meeting, Endo stockholders may vote their shares by following the instructions available on the meeting website.
The virtual meeting site is supported on Internet browsers and devices (e.g., desktops, laptops, tablets and smart phones) running the most updated version of applicable software and plugins. Each participant should ensure strong WiFi or other Internet connection, allow plenty of time to log in and ensure that he or she can hear streaming audio prior to the start of the Endo special meeting.
Voting at the Endo Special Meeting
To vote during the Endo special meeting, you must do so by logging into [         ] using the 16-digit control number included in your proxy materials. After accessing the Endo special meeting as described above, shareholders may vote by clicking on the “Vote Here!” button, selecting your voting choices from those shown on the screen and then clicking “Submit”. Confirmation that your vote has been received should appear once submitted. For as long as the polls remain open during the Endo special meeting, you will be able to change your vote by selecting another voting choice. Endo encourages you to vote your proxy via the Internet, telephone or proxy card prior to the Endo special meeting, even if you plan to attend the Endo special meeting.
Endo stockholders are reminded that they can vote their shares of Endo common stock prior to the Endo special meeting over the Internet using the website indicated on the proxy card, by telephone using the toll-free number on the proxy card or by signing, dating and returning the proxy card in the postage-paid envelope previously provided. Endo encourages Endo stockholders to vote electronically. If you have submitted your vote by proxy in advance of the Endo special meeting, you do not need to vote by ballot, unless you wish to change your vote.

Shares Held by Endo’s Directors and Executive Officers
As of [            ], 2025, the Record Date, Endo’s directors and executive officers beneficially owned, and were entitled to vote, in the aggregate, [            ] shares of Endo common stock, representing approximately [         ]% of the outstanding shares of Endo common stock. Endo expects that Endo’s directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the Record Date. Endo currently expects its directors and executive officers to vote their shares of Endo common stock “FOR” the Endo transaction proposal, “FOR” the Endo distributable reserves proposals, “FOR” the Endo combination-related compensation proposal and “FOR” the Endo amendment proposals.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Endo special meeting, please contact D.F. King, by calling [•] or [•] (from other locations). Brokers, banks and other nominees may call collect at [•].

THE SPECIAL MEETINGS OF MALLINCKRODT’S SHAREHOLDERS
Overview
This joint proxy statement/prospectus is being provided to Mallinckrodt shareholders as part of a solicitation of proxies by the Mallinckrodt board of directors for use at the special meetings referred to below of Mallinckrodt shareholders and at any adjournments or postponements of such meetings. This joint proxy statement/prospectus is being furnished to Mallinckrodt shareholders on or about [            ], 2025. In addition, this joint proxy statement/prospectus constitutes a notice of meeting (i) with respect to each relevant court meeting at which each class of Mallinckrodt shareholder will be asked to approve the scheme of arrangement (please see the section of this joint proxy statement prospectus entitled [•] beginning on page [•] for an explanation of why the court meetings are being divided into four classes), and (ii) with respect to the EGM in which the Mallinckrodt shareholders will be asked to approve the EGM proposals, each as described in more detail under the section of this joint proxy statement/prospectus entitled “The Mallinckrodt EGM Proposals” beginning on page [•] of this joint proxy statement/prospectus.
This joint proxy statement/prospectus provides Mallinckrodt shareholders with information they need to be able to vote or instruct their vote to be cast at the Mallinckrodt special meetings.
Date, Time and Place of the Mallinckrodt Special Meetings
Mallinckrodt court meetings:   Mallinckrodt will hold the following court meetings to obtain shareholder approval of the scheme of arrangement:
•
The court meeting of the first list shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ], 2025 at [           ].

•
The court meeting of the second designator shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ], 2025 at [           ], or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.

•
The court meeting of the third designator shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ], 2025 at [           ] or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.

•
The court meeting of the non-designated shareholders will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [           ], 2025 at [           ] or, if later, immediately after the conclusion or the adjournment of the preceding court meeting.

Mallinckrodt EGM:   Mallinckrodt will also convene an extraordinary general meeting of shareholders at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on [               ], 2025, at [            ] a.m., local time or, if later, immediately after the conclusion or adjournment of the preceding court meetings.
Attendance
Attendance at the court meetings and EGM is limited to Mallinckrodt shareholders on the Mallinckrodt record date and their proxies. Please indicate on the relevant proxy cards if you plan to attend the Mallinckrodt special meetings.
In connection with the court meetings, attendance in respect of the court meetings and any adjournments thereof shall be limited to:
•
in respect of the first list shareholders’ court meeting, the first list shareholders of record as of the voting record time;

•
in respect of the second designator shareholders’ court meeting, the second designator shareholders of record as of the voting record time;

•
in respect of the third designator shareholders’ court meeting, the third designator shareholders of record as of the voting record time; and

•
in respect of the non-designated shareholders’ court meeting, the non-designated shareholders of record as of the voting record time.

If you are a Mallinckrodt shareholder of record, you may vote your shares at the Mallinckrodt special meetings in one of the following ways:
•
by mailing your applicable completed and signed proxy cards in the enclosed return envelope;

•
by voting by telephone or over the Internet as instructed on the applicable enclosed proxy card; or

•
by attending the applicable Mallinckrodt special meetings and voting in person.

If you vote by telephone or over the internet, you will need the control number provided on the proxy card. For admission to the EGM, shareholders of record should bring picture identification to the registered shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact Mallinckrodt’s company secretary prior to the meeting.
Those who have beneficial ownership of Mallinckrodt ordinary shares held in “street name” by a bank, brokerage firm or other similar organization should come to the beneficial owners check-in areas. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers (i.e. a legal proxy) that they owned their Mallinckrodt ordinary shares on [            ] 2025, the record date.
Proposals
Mallinckrodt court meetings:   Each relevant class of Mallinckrodt shareholder is being asked to vote on a proposal to approve the scheme of arrangement at each of the applicable court meetings.
Mallinckrodt EGM:   Mallinckrodt shareholders are also being asked to consider and vote on a proposal at the EGM to approve the scheme of arrangement, in addition to certain other proposals set forth in the EGM proposals described below.
The first two EGM resolutions relate to the approval of the scheme of arrangement and of actions required to be taken in connection with the scheme — specifically the approval of the scheme of arrangement itself, and the amendment to Article 6 of the existing Mallinckrodt articles of association in accordance with the terms of the scheme of arrangement. The third and fourth resolutions relate to the amendment to the authorized share capital of Mallinckrodt, and related amendments to the memorandum of association of Mallinckrodt. The fifth resolution relates to the further amendment to the articles of association of Mallinckrodt. The transaction is conditioned on the approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i).
1.
Resolution 1:   To approve the scheme of arrangement and authorize the directors of Mallinckrodt to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.

2.
Resolution 2:   In connection with Resolution 1, and subject to the scheme of arrangement becoming effective, to approve the amendment to Article 6 of the existing Mallinckrodt articles of association pursuant to the scheme of arrangement.

3.
Resolution 3:   Subject to the approval of Resolutions 1 and 2, and the scheme of arrangement becoming effective, to approve the variation and increase of Mallinckrodt’s authorized share capital by the creation of a new class of preferred shares of US$500,000,000 of US$0.01 each, such that, post-completion, the authorized share capital of Mallinckrodt shall be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.

4.
Resolution 4:   In connection with Resolution 3, and subject to the approval of Resolutions 1, 2 and 3, and the scheme of arrangement becoming effective, to approve the amendment to Clause 4 of Mallinckrodt’s memorandum of association to reflect the variation and increase in Mallinckrodt’s authorized share capital pursuant to Resolution 3.

5.
Resolutions 5(a)-(i):   Subject to the approval of Resolutions 1, 2, 3 and 4, and the scheme of arrangement becoming effective, to approve the adoption of the new Mallinckrodt articles of association to ensure that Mallinckrodt’s articles of association are in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt ordinary shares on the NYSE.

The transaction is not conditioned on approval of the remaining EGM resolutions. The sixth EGM resolution relates to the first Mallinckrodt distributable reserves creation, being the reduction of the share premium standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus, and the seventh EGM resolution relates to the second Mallinckrodt distributable reserves creation, being the reduction of the share premium standing to the credit of Mallinckrodt’s share premium account following the closing of the transaction (including, but not limited to, the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement). These resolutions are intended to create distributable reserves which are required under Irish law in order for Mallinckrodt to be able to pay dividends and repurchase or redeem shares after completion of the transaction. The eighth EGM resolution relates to the amendment of Mallinckrodt’s registration rights agreement in connection with the transaction. The final resolution relates to the authority of the chair of the EGM to adjourn the EGM where required.
6.
Resolution 6:   To approve the reduction of the share premium standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus, to allow for the creation of distributable reserves of Mallinckrodt (pursuant to the first Mallinckrodt distributable reserves creation).

7.
Resolution 7:   To approve the reduction of the share premium standing to the credit of Mallinckrodt’s share premium account following the closing of the transaction (including, but not limited to, the share premium arising from the issuance of the merger consideration pursuant to the Transaction Agreement (or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of the Mallinckrodt ordinary shares pursuant to the Transaction Agreement)) to allow for the creation of distributable reserves of Mallinckrodt (pursuant to the second Mallinckrodt distributable reserves creation).

8.
Resolution 8:   To approve the amendment and restatement of the Registration Rights Agreement, dated as of November 14, 2023, by and among Mallinckrodt and certain shareholders.

9.
Resolution 9:   To approve an adjournment of the EGM to another time or place if necessary or appropriate to (i) solicit additional proxies if there are insufficient votes at the time of the EGM to adopt and approve the scheme and EGM proposals, (ii) provide to the Mallinckrodt shareholders in advance of the EGM any supplement or amendment to the joint proxy statement/prospectus, or (iii) disseminate any other information that is material to the Mallinckrodt shareholders voting at the EGM.

Record Date; Outstanding Ordinary Shares; Ordinary Shares Entitled to Vote
Only holders of Mallinckrodt ordinary shares as of [                 ] (Eastern Time in the United States) on [            ] 2025, the record date for the Mallinckrodt special meetings, will be entitled to notice of, and to vote at, the Mallinckrodt special meetings or any adjournments thereof. As of the Mallinckrodt record date, there were [            ] Mallinckrodt ordinary shares outstanding, held by [         ] holders of record. Each outstanding Mallinckrodt ordinary share is entitled to one vote on each proposal and any other matter properly coming before the Mallinckrodt special meetings.
Quorum
Mallinckrodt court meetings:   The scheme of arrangement requires the approval by the Mallinckrodt shareholders at the respective court meetings, being the meetings of each of the first list shareholders, the second designator shareholders, the third designator shareholders and the non-designated shareholders (with each court meeting expected to take place immediately after the preceding meeting in the above order). The quorum for each court meeting is as follows:
•
the quorum for the first list shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [one-third (33%)] in nominal value of the issued first list shares as at the voting record time;

•
the quorum for the second designator shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [one-third (33%)] in nominal value of the issued second designator shares as at the voting record time;

•
the quorum for the third designator shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [one-third (33%)] in nominal value of the issued third designator shares as at the voting record time; and

•
the quorum for the non-designated shareholders’ court meeting shall be [one or more persons] holding or representing by proxy at least [one-third (33%)] in nominal value of the issued non-designated shares as at the voting record time.

Mallinckrodt EGM:   The quorum for the EGM shall be one or more persons, present in person or by proxy (whether or not such holder actually exercises his/her voting rights in whole, in part or at all at the EGM), entitled to exercise a majority (%)) of the voting power of Mallinckrodt as at the voting record time. Abstentions that are present in person or represented by proxy at the EGM will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast for or against any of the EGM proposals.
The court meeting resolution in respect of each court meeting and the EGM proposals shall be decided on a poll.
Ordinary Share Ownership and Voting by Mallinckrodt’s Directors and Officers
As of the Mallinckrodt record date, the Mallinckrodt directors and executive officers had the right to vote approximately [         ] of the then-outstanding Mallinckrodt ordinary shares at the Mallinckrodt special meetings, representing approximately [         ]% of the Mallinckrodt ordinary shares then outstanding and entitled to vote at the court meetings in their capacity as non-designated shareholders and approximately [         ]% of the Mallinckrodt ordinary shares then outstanding and entitled to vote at the EGM. The Mallinckrodt directors and executive officers who are shareholders of Mallinckrodt intend to vote “FOR” the scheme of arrangement at each of the respective court meetings, “FOR” the scheme of arrangement at the EGM, “FOR” the amendment of the articles of association of Mallinckrodt in accordance with the articles scheme of amendment, “FOR” the variation and increase in Mallinckrodt’s authorized share capital, “FOR” the adoption of the amended memorandum of association of Mallinckrodt to be effective upon the completion of the transaction, “FOR” the adoption of the new articles of association of Mallinckrodt to be effective upon completion of the transaction, “FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus (being the first Mallinckrodt distributable reserves creation), “FOR” the proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination, (including, but not limited to, the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement), “FOR” the adoption of the amended and restated registration rights agreement of Mallinckrodt to be effective upon the completion of the transaction, and “FOR” the approval of the authority to adjourn the EGM to another time or place if necessary or appropriate to effect particular steps.

Vote Required; Recommendation of Mallinckrodt’s Board of Directors
Mallinckrodt Court Meeting
Proposal to approve the scheme of arrangement:   Each class of Mallinckrodt shareholders is being asked to vote on a proposal to approve the scheme at each of the court meeting and all Mallinckrodt shareholders are being asked to vote on a similar proposal at the EGM. The vote required for such proposal is different at each respective meeting, however. As set out in full under “Part 2: The Scheme of Arrangement Explanatory Statement” beginning on page [•] of this joint proxy statement/prospectus and “Part 3: The Scheme of Arrangement” beginning on page [•] of this joint proxy statement/prospectus, the approval required at the court meetings is three-fourths (75%) in value of each of the first list shares, second designator shares, third designator shares and non-designated shares, as applicable, held by such applicable holders, present and voting either in person or by proxy, at each of the respective court meetings (or at any adjournment of such meetings).
Because the vote required to approve the proposal at the court meetings is based on votes properly cast at the respective court meetings, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on such proposal.
The transaction is conditioned on approval of the scheme at the court meetings.
The Mallinckrodt board of directors recommends that each class of Mallinckrodt shareholders vote “FOR” the proposal to approve the scheme of arrangement at each of the respective court meetings.
In considering the recommendation of the Mallinckrodt board of directors, Mallinckrodt shareholders should be aware that directors and executive officers of Mallinckrodt may have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus for further details.
Mallinckrodt EGM
Set forth below is a table summarising certain information with respect to the EGM proposals:
EGM Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?
1.	Approve the scheme of arrangement and authorize the directors of Mallinckrodt to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes
2.	Approve, in connection with Resolution 1, the amendment to the Article 6 of the existing Mallinckrodt articles of association pursuant to the scheme.	Special	Yes
3.	To approve the variation and increase of Mallinckrodt’s authorized share capital by the creation of a new class of preferred shares of US$500,000,000 Preferred Shares of US$0.01 each, such that post-completion the authorized share capital of Mallinckrodt shall be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.	Ordinary	Yes
4.	Approve, in connection with Resolution 3, and subject to the approval of Resolutions 1, 2 and 3, and the scheme of arrangement becoming effective, the amendment to Clause 4 of Mallinckrodt’s memorandum of association to reflect the variation and increase in Mallinckrodt’s authorized share capital pursuant to Resolution 3.	Special	Yes

EGM Resolution No.	EGM Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of EGM Resolution?
5.
(a)
Approve, subject to the approval of Resolutions 1, 2, 3 and 4, and the scheme of arrangement becoming effective, the adoption of the new Mallinckrodt articles of association through the approval of the following resolutions:

		Special	Yes

(b)
approval of the amendment to certain provisions related to Mallinckrodt’s capital structure including to remove non-statutory pre-emption rights and to introduce provisions related to the rights attaching to the Preferred Shares;

		Special	Yes
	(c) approval of the amendments to the provisions regarding dealings in transfers and registration of Mallinckrodt shares;	Special	Yes
	(d) approval of the amendments to the provisions regarding Mallinckrodt shareholder meetings;	Special	Yes
	(e) approval of the amendments to the provisions regarding transactions involving Mallinckrodt;	Special	Yes
	(f) approval of the amendments to the provisions regarding proceedings of Mallinckrodt directors;	Special	Yes
	(g) approval of the amendments to the provisions regarding appointment and removal of Mallinckrodt directors;	Special	Yes
	(h) approval of the removal of information rights and board observer; and	Special	Yes
	(i) approval of certain other miscellaneous changes.	Special	Yes
6.	Approve the reduction of the share premium of Mallinckrodt standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus, to allow for the creation of distributable reserves of Mallinckrodt (pursuant to the first Mallinckrodt distributable reserves creation).	Special	No
7.	Approve the reduction of the share premium of Mallinckrodt standing to the credit of Mallinckrodt’s share premium account following the closing of the transaction (including but not limited to the share premium arising from the issuance of the merger consideration pursuant to the Transaction Agreement (or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of the Mallinckrodt ordinary shares pursuant to the Transaction Agreement)) to allow for the creation of distributable reserves of Mallinckrodt (pursuant to the second Mallinckrodt distributable reserves creation).	Special	No
8.	Approve the amended and restated registration rights agreement for administrative purposes and in preparation for the potential future listing of Mallinckrodt ordinary shares on the NYSE.	Special	No
9.	Approve the authority of the chair to adjourn the EGM to another time and place if necessary in certain circumstances.	Ordinary	No
At the EGM, the requisite approval of each of the EGM proposals depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, and 9), which requires the approval of the holders of a simple majority (>50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2, 4, 5, 6, 7 and 8), which requires the approval of the holders of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy. Additionally, approval of the new Mallinckrodt articles of association requires approval of each of the EGM resolutions 5(a)-(i).

For all the EGM proposals, because the votes required to approve such resolutions are based on votes properly cast at the EGM, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the EGM proposals.
The Mallinckrodt board of directors recommends that Mallinckrodt shareholders vote “FOR” the proposals to approve each of the EGM proposals.
In considering the recommendation of the Mallinckrodt board of directors, Mallinckrodt shareholders should be aware that directors and executive officers of Mallinckrodt may have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction — Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus for further details.
Voting Your Ordinary Shares
Mallinckrodt shareholders may vote by proxy or in person at the Mallinckrodt special meetings. Mallinckrodt recommends that you submit your proxy even if you plan to attend the Mallinckrodt special meetings. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Mallinckrodt special meetings.
If you hold Mallinckrodt ordinary shares and your name appears in the register of members of Mallinckrodt, you are considered the shareholder of record of those shares. If your Mallinckrodt ordinary shares are held in an account at a bank, brokerage firm or other similar organization, then you are considered the beneficial owner of shares held in “street name.”
If you are a Mallinckrodt shareholder of record, you may use the enclosed proxy cards to tell the persons named as proxies how to vote your shares.
If you properly complete, sign and date a proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Mallinckrodt special meetings for which proxies have been properly submitted and not revoked. If you sign and return a proxy card appointing the chair as your proxy but do not mark your card to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendations of the Mallinckrodt board of directors.
Mallinckrodt shareholders may also vote over the Internet at [proxyvote.com] or by telephone at +353 1 696 0000. Voting instructions are printed on the proxy cards or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Mallinckrodt special meetings.
Voting Ordinary Shares Held in Street Name
If your shares are held in an account through a bank, brokerage firm or other similar organization, you must instruct the bank, brokerage firm or other similar organization how to vote your shares by following the instructions that the bank, brokerage firm or other similar organization provides you along with this joint proxy statement/prospectus. Your bank, brokerage firm or other similar organization, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your bank, brokerage firm or other similar organization.
If you do not provide instructions about how your shares are to be voted to your bank, brokerage firm or other similar organization, your shares will not be voted on any proposal on which the bank, brokerage firm or other similar organization does not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they may not have discretionary power to vote your shares on “non-routine” matters. We expect that the Mallinckrodt proposals will be considered non-routine matters. In these cases, the bank, brokerage firm or other similar organization will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.
Accordingly, if you fail to provide instructions about how your shares are to be voted to your bank, brokerage firm or other similar organization, your shares held through such bank, brokerage firm or other similar organization will not be voted.
If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the Mallinckrodt special meetings, you must obtain a legal proxy from the bank, brokerage firm or other similar organization that holds your shares. You will need to bring the legal proxy with you to the applicable Mallinckrodt special meetings and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Mallinckrodt special meetings without a legal proxy and a signed ballot.
Changing or Revoking Your Vote
You have the right to change or revoke your proxy before it is voted at the EGM. You may change your vote by voting again on a later date by Internet or by telephone or by signing and returning a new proxy card with a later date, within the voting deadlines described above. Only your latest proxy submitted prior to the meeting will be counted.
Your attendance at the EGM will not automatically revoke a previously submitted proxy unless you actually vote in person at the meeting or file a written instrument with our Corporate Secretary prior to the start of the meeting requesting that your prior proxy be revoked.
If your ordinary shares are held in an account through a bank, broker or other nominee, you should follow the instructions provided by such organization to change or revoke your vote.
Costs of Solicitation
Mallinckrodt will bear the cost of soliciting proxies from its shareholders, except that, pursuant to the Transaction Agreement, the costs associated with the filing, printing, publication and posting of this joint proxy statement/prospectus to Mallinckrodt’s shareholders and Endo stockholders will be paid 50% by Endo and 50% by Mallinckrodt.
Mallinckrodt will solicit proxies by mail. In addition, the directors, officers and employees of Mallinckrodt may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Mallinckrodt will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Mallinckrodt ordinary shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials and expenses.
Mallinckrodt has engaged a professional proxy solicitation firm, [            ], to assist in soliciting proxies for a fee of approximately $[            ]. In addition, Mallinckrodt will reimburse [            ] for its reasonable disbursements.
Other Business
Mallinckrodt is not aware of any other business to be acted upon at the Mallinckrodt special meetings. If, however, other matters are properly brought before the Mallinckrodt special meetings, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Mallinckrodt board of directors may recommend.
Adjournment; Postponement
Any adjournment or postponement of the court meetings will result in an adjournment or postponement, as applicable, of the EGM.

Under the Mallinckrodt articles of association, the chairman of the EGM may at any time adjourn the EGM or the court meetings if, in his/her opinion, it would facilitate the conduct of the business of the EGM or the court meetings, as applicable, to do so or if he/she is so directed by the Mallinckrodt board of directors. Pursuant to this authority, subject to certain limitations contained in the Transaction Agreement, the EGM or the court meetings may be adjourned to, among other things, solicit proxies if there are not sufficient votes at the time of the EGM or the court meetings, as applicable, in favor of the above-described proposals and resolutions, as applicable.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Mallinckrodt special meetings, please contact [            ], the proxy solicitation agent for Mallinckrodt, by mail at [•], by telephone at [                 ] (toll free in the United States and Canada) or [                 ] (collect), or by e-mail at [               ].

THE TRANSACTION
The Business Combination and Scheme
Endo, Mallinckrodt and Merger Sub have entered into the Transaction Agreement, pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement under the Irish Companies Act, which requires shareholder approval and Irish High Court sanction, (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM, and (iii) Merger Sub will merge with and into Endo, with Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt.
As set out above, in connection with the transaction, the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement under section 450 of the Irish Companies Act.
The scheme of arrangement will require, among other things, (i) approval by each class of Mallinckrodt shareholders as of the voting record time of the court meeting resolution at each of the court meetings; (ii) approval by the Mallinckrodt shareholders as of the voting record time of certain of the resolutions at the EGM; and (iii) an application by Mallinckrodt to the Irish High Court to sanction the scheme of arrangement at the court hearing.
Mallinckrodt intends to issue an application to the Irish High Court to set a date for the hearing to sanction the scheme, which hearing will not occur until after the special meetings of the Endo and Mallinckrodt shareholders. The precise timing of Mallinckrodt’s application to sanction the scheme will depend on a number of factors, including court availability. Mallinckrodt shall issue an application to the Irish High Court to sanction the scheme either (i) following satisfaction and/or waiver of all conditions to the scheme (other than those conditions that by their nature can only be satisfied on the date of completion) in which case the scheme shall take effect on the date and time as set out in the court order, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies, or (ii) prior to the satisfaction and/or waiver of certain conditions to the scheme in which case the scheme shall take effect following satisfaction and/or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion) on a date and time set in accordance with the terms of the court order and the scheme, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies. In each case, the effectiveness of the scheme will be notified to shareholders by (i) the filing of a Form 8-K with the SEC by Mallinckrodt; and (ii) in such other manner as the Irish High Court might direct. The date ultimately set by the Irish High Court for the sanction hearing is at the Irish High Court’s discretion. Upon the scheme becoming effective, it will be binding on all Mallinckrodt shareholders, irrespective of whether or not they attended or voted at the court meetings or the EGM (as applicable).
The Transaction Consideration
Upon the merger effective time, each share of Endo common stock issued and outstanding immediately prior to the business combination (other than certain excluded shares) will be canceled and will automatically be converted into the right to receive a number of ordinary shares of Mallinckrodt (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)). The exchange ratio in the Transaction Agreement will be such that the former shareholders of Endo are expected to own an amount equal to 49.9%, and Mallinckrodt’s existing shareholders are expected to own an amount equal to 50.1%, of the Mallinckrodt ordinary shares as of immediately following the merger effective time. The exchange ratio does not include the cash consideration to be paid to Endo’s stockholders.
The exchange ratio will not fluctuate up or down based on the price of the Endo common stock or the Mallinckrodt ordinary shares prior to the transaction.

No fractions of Mallinckrodt ordinary shares will be issued by Mallinckrodt in connection with the business combination, and such fractional entitlements shall not entitle the owner thereof to vote or to any rights as a shareholder of Mallinckrodt. Each holder of Endo common stock exchanged pursuant to the business combination who would otherwise have been entitled to receive a fractional entitlement shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of the fraction constituting such fractional entitlement and the fair market value of a Mallinckrodt share as determined by the post-completion Mallinckrodt board in good faith.
Background of the Transaction
The Endo board of directors and Endo management periodically review Endo’s business and operations, competitive position, historical performance, future prospects and long-term strategic plan with the goal of maximizing stockholder value. As part of these ongoing evaluations, the Endo board of directors and Endo management have, from time to time and with the assistance of Endo’s financial and legal advisors and major stockholders, considered various strategic alternatives, including the continued execution of Endo’s strategy as a stand-alone public company, a separation transaction involving a portion of Endo’s business or the possible combination of Endo with a third party.
The Mallinckrodt board of directors and Mallinckrodt management periodically review Mallinckrodt’s business and operations, competitive position, historical performance, future prospects and long-term strategic plan with the goal of maximizing shareholder value. At the direction of the Mallinckrodt board of directors, since its emergence from bankruptcy, Mallinckrodt has been exploring a variety of transactions, including potential divestiture, financing and other opportunities, with a goal of maximizing shareholder value and potentially further reducing Mallinckrodt debt.
In furtherance of this objective, the Mallinckrodt board of directors authorized the creation of a transaction review committee (“Mallinckrodt Transaction Committee”), which was formed on February 2, 2024. The Mallinckrodt Transaction Committee was delegated, among other things, the authority to review, monitor and assess potential strategic transactions that qualify for payments under Mallinckrodt Transaction Incentive Plan, make recommendations to the Mallinckrodt board of directors in respect of proposed transactions and receive periodic reports regarding negotiations and engagement with interested parties in connection with potential transactions. The members of the Mallinckrodt Transaction Committee are Jonathan Zinman, Paul Bisaro, Sigurdur (Siggi) Olafsson, and David Stetson, with Mr. Zinman serving as the chairman of the Mallinckrodt Transaction Committee. Pursuant to Mallinckrodt’s corporate governance guidelines, all directors are welcome to attend meetings of the Mallinckrodt Transaction Committee in the ordinary course, and directors not on the Mallinckrodt Transaction Committee often attend such meetings. Additionally, the Mallinckrodt Transaction Committee regularly provides updates to the full Mallinckrodt board of directors with respect to its review and oversight of strategic transactions.
On May 14, 2024, Mr. Olafsson, president and chief executive officer of Mallinckrodt, reached out to Paul Herendeen, chairperson of the Endo board of directors, to arrange a call among Paul Bisaro, chairperson of the Mallinckrodt board of directors, Mr. Olafsson and Mr. Herendeen, whom Mr. Olafsson and Mr. Bisaro knew from prior business interactions. On May 28, 2024, Mr. Bisaro, Mr. Olafsson and Mr. Herendeen had a meeting and discussed various matters regarding the two companies and agreed to stay in touch to evaluate potential opportunities for transactions between the two companies should they arise in the future.
On July 24, 2024, the Endo board of directors held a regularly scheduled meeting, at which representatives of Goldman Sachs, financial advisor to Endo from time to time, were present. At the meeting, Goldman Sachs presented their preliminary view of Endo’s strategic alternatives, including a general discussion of standalone valuation as well as a general discussion of potential business combination candidates, including Mallinckrodt. Throughout the Goldman Sachs presentation, the Endo board of directors asked questions which were answered by Goldman Sachs and Endo management.
On September 12, 2024, Mr. Olafsson called Mr. Herendeen to propose that the parties have a call to discuss a potential business combination transaction between Endo and Mallinckrodt. Later on the same day, Mr. Herendeen emailed the other members of the Endo board of directors to inform the members of the call from Mr. Olafsson and notified the members that, to facilitate high level sharing of information, Endo and Mallinckrodt intend to enter into a short-form confidentiality agreement, pursuant to which each party would agree to keep confidential any information received in connection with such discussions. The aforementioned confidentiality agreement was entered into on September 12, 2024.
On September 18, 2024, Mr. Zinman, at such time an observer on the Endo board of directors, and Paul Efron, a member of the Endo board of directors, had a telephone call with Mr. Olafsson during which Mr. Olafsson proposed a potential business combination between Endo and Mallinckrodt. The parties did not discuss valuation. Mr. Zinman was recused from all meetings of the Endo board of directors in which the potential transaction with Mallinckrodt was discussed.
On September 19, 2024, Mr. Olafsson and Mr. Herendeen, Mr. Efron, Andy Pasternak, a member of the Endo board of directors, and Scott Hirsch, interim chief executive officer and a member of the Endo board of directors, met virtually. At the meeting, Mr. Olafsson outlined a potential business combination between the parties and discussed Mallinckrodt’s rationale for such the potential transaction, including an overview of Mallinckrodt’s branded and generic products, strategies for separating the generics business from the branded business of Mallinckrodt, potential synergies between the two companies, potential transaction structures and other initial considerations and diligence topics. The parties did not discuss valuation.
On October 3, 2024, Endo engaged L.E.K. Consulting to conduct diligence on the business of Mallinckrodt, including its key product offerings.
On October 11, 2024, the Mallinckrodt Transaction Committee held a meeting, at which representatives of Lazard, which had been acting as financial advisor to Mallinckrodt since September 2024, were present. At the meeting, members of Mallinckrodt management provided the Mallinckrodt Transaction Committee with an overview of the potential benefits and other considerations of a business combination transaction between Mallinckrodt and Endo. Representatives from Lazard were asked to provide the Mallinckrodt Transaction Committee with their perspectives on the potential transaction, including timelines, risks and complexities, based on Lazard’s extensive experience in advising companies in connection with similar potential strategic transactions and Lazard’s knowledge and understanding of the businesses and industries of the parties. A consensus emerged among members of the Mallinckrodt Transaction Committee that Mallinckrodt should engage in further discussions with Endo regarding a potential business combination and the Mallinckrodt Transaction Committee authorized Mallinckrodt management to send a non-binding proposal letter to Endo.
On October 16, 2024, Mr. Olafsson sent to Mr. Herendeen a non-binding proposal letter which outlined Mallinckrodt’s view of the potential benefits of a business combination transaction between Endo and Mallinckrodt, and expressed Mallinckrodt’s desire to engage further on diligence and discussions regarding a potential transaction. No specific transaction terms for the business combination were proposed in this letter. Also on October 16, 2024, Mr. Herendeen shared the non-binding proposal letter with the Endo board of directors.
On October 23, 2024, the Endo board of directors held a regularly scheduled meeting, at which representatives of Goldman Sachs were present. Goldman Sachs was asked, at the request of members of the Endo board of directors, to attend the meeting and advise on Mallinckrodt’s October 16, 2024 non-binding proposal letter and the Endo board of directors’ continued review of strategic alternatives on the basis of, among other factors, Goldman Sachs’ qualifications, extensive experience in advising companies in connection with potential strategic transactions and Goldman Sachs’ knowledge and understanding of Endo’s business and industry. At the meeting, Goldman Sachs reviewed with the Endo board of directors potential strategic alternatives for Endo, including Goldman Sachs’ assessment of a preliminary subset of potential strategic and financial combination partners, which included key considerations for the Endo board of directors in assessing a potential strategic transaction with select merger partners, a financial overview of each such select merger partner, and Goldman Sachs’ preliminary analyses of the pro forma financial impact of a potential combination with each such select merger partner. At the meeting, members of Endo management also reviewed with the Endo board of directors a preliminary draft long-term plan prepared by Endo management. The Endo board of directors asked questions regarding the assumptions underlying the preliminary draft long-term plan and directed Endo management to update the preliminary draft long-term plan.

On November 18, 2024, following internal discussions among Mr. Bisaro, Mr. Zinman and members of Mallinckrodt management, an affiliate of Mallinckrodt entered into a confidentiality agreement with an affiliate of Silver Point Capital, L.P. (together with its affiliates, “Silver Point”) to be able to, among other things, share certain information with Silver Point regarding the proposed transaction with Endo and seek Silver Point’s support for the transaction. Mr. Zinman had been an employee of Silver Point until September 2024, and was designated by Silver Point as a member of the Mallinckrodt board of directors, a position he has held since November 2023.
On November 22, 2024, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs were present. Mr. Hirsch led a discussion regarding Endo’s existing prospects, including pathways to drive growth in Endo’s existing business/portfolio, unlock value through monetization of “non-core” assets and allocate capital to growth drivers. Members of Endo management and representatives of Goldman Sachs then reviewed with the Endo board of directors an updated preliminary draft of the long-term plan prepared by Endo management, with members of Endo management explaining the revisions that had been made since the previous meeting. A discussion ensued regarding further updates to the long-term plan, with representatives of Goldman Sachs and members of Endo management noting that further refinement of the preliminary draft long-range plan would be conducted by Endo management based on the Endo board of directors’ feedback.
Representatives of Goldman Sachs then reviewed key considerations for the Endo board of directors in evaluating a potential business combination with Mallinckrodt, noting that a potential combination with Mallinckrodt could diversify Endo’s branded business and add scale to its generics business, be accretive, and improve Endo’s leverage profile. Furthermore, representatives of Goldman Sachs noted that a combination with Mallinckrodt could offer a potential pathway to separate the combined generics assets from the combined branded portfolio and a discussion ensued amongst the Endo board of directors, Endo management and representatives of Goldman Sachs regarding the potential benefits of such a separation and preliminary structuring considerations for separating the combined generics assets. The Endo board of directors then discussed key threshold questions and considerations in evaluating such potential transaction, including the relative contribution multiples, the assets and liabilities that would be in a combined company, the potential to spin out the generics businesses of the companies and the potential sale of Endo’s international business.
On November 25, 2024, Mr. Olafsson called Mr. Herendeen proposing that the parties have a call to discuss the potential business combination transaction. After the call, on November 27, 2024, Mr. Herendeen emailed Mr. Olafsson to arrange a meeting to discuss the potential business combination transaction and the parties scheduled the aforementioned meeting for December 10, 2024 (which is described below).
On November 26, 2024, Mallinckrodt entered into an engagement letter with Lazard to formally retain Lazard as its financial advisor for the transaction.
On November 29, 2024, Endo and Mallinckrodt entered into a confidentiality agreement in connection with the potential negotiated transaction between Endo and Mallinckrodt, which superseded the September 12, 2024 confidentiality agreement. The confidentiality agreement contained mutual, customary standstill provisions restricting each of Endo and Mallinckrodt from acquiring securities of the other party, participating in proxy solicitations for stockholder votes of the other party and taking similar actions, except for confidential proposals to the board of directors of the other party and other customary exceptions, and provided that such restrictions on Endo and Mallinckrodt would cease to apply upon the occurrence of certain events, including a party entering into a binding written agreement that, if consummated, would result in one or more third parties acquiring a majority of the outstanding voting securities of such party or all or substantially all of the assets of such party or the commencement by a third party of a tender or exchange offer for a majority of the outstanding voting power of such party that is recommended by the board of such party (or with respect to which the board of such party expresses no opinion).
On December 4, 2024, the Mallinckrodt board of directors held a regular meeting. Members of Mallinckrodt management summarized recent communications with Endo, anticipated timelines, diligence priorities and next steps in the negotiations with Endo regarding the potential business combination transaction. Members of Mallinckrodt management also provided the Mallinckrodt board of directors with their perspectives on value creation operations and a potential transaction structure.

On December 10, 2024, the Endo board of directors had an informational meeting with Mr. Olafsson, at which Mr. Olafsson described Mallinckrodt’s views on the potential business combination transaction between Endo and Mallinckrodt, including potential synergies between the two companies, the combined growth strategy for the companies, and perspectives on potential transaction structures. The parties did not discuss valuation. Later on the same day, the Endo board of directors received from Mallinckrodt a deck prepared by Lazard and Mallinckrodt regarding the potential transaction covering the topics discussed at the meeting which occurred that day.
On December 13, 2024, representatives of Davis Polk & Wardwell LLP (“Davis Polk”), legal counsel to Endo, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Mallinckrodt, held an introductory call and discussed issues relating to the structure and implementation of the potential transaction between the companies. Following such introductory call, representatives of Davis Polk and Wachtell Lipton continued to be in regular communication through the execution of the Transaction Agreement to discuss issues relating to the structure, terms and implementation of the potential transaction.
On January 2, 2025, representatives of Endo, Davis Polk, Mallinckrodt and Wachtell Lipton held a virtual meeting to discuss legal due diligence matters relating to the companies, including litigation and regulatory matters.
On or shortly prior to January 6, 2025, Mr. Efron had a discussion with Ian Foster, a partner at GoldenTree Asset Management LP (“GoldenTree”), and during the discussion GoldenTree informed Mr. Efron that it had restricted itself from trading shares of Endo common stock so that Endo and GoldenTree could have general discussions regarding a potential business combination transaction involving Endo. On January 6, 2025, Mr. Herendeen followed up with Mr. Foster to preview the type of cleansable information Endo would provide once GoldenTree signs a confidentiality agreement with Endo. Around this time, a representative of GoldenTree also informed Mr. Olafsson that GoldenTree had restricted itself from trading Mallinckrodt ordinary shares.
On January 15, 2025, Silver Point notified Endo that, effective January 16, 2025, Timothy Lavelle would be replacing Mr. Zinman as Silver Point’s designated observer on the Endo board of directors. This change was primarily intended to address any potential conflicts arising from Mr. Zinman’s role on the Mallinckrodt board of directors. Mr. Lavelle generally recused himself from discussions of the Endo board of directors related to the potential transaction with Mallinckrodt.
On January 16, 2025, representatives of Endo, Davis Polk, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), legal counsel to the Endo board of directors, and Silver Point held a confidential virtual meeting to discuss the potential transaction given Silver Point’s status as a significant stockholder in Endo at which Silver Point noted that they would like to receive diligence information in connection with the potential transaction and that they were willing to sign a non-disclosure agreement with Endo.
On January 17, 2025, Endo opened an electronic data room containing information from Endo, to which Mallinckrodt and its representatives were granted access, and Mallinckrodt opened an electronic data room containing information from Mallinckrodt, to which Endo and its representatives were granted access.
Beginning with the opening of the electronic data rooms on January 18, 2025, and continuing through March 13, 2025, Endo and Mallinckrodt representatives, in consultation with their respective financial and legal advisors, conducted ongoing due diligence on the businesses, operations and long range plans of Endo and Mallinckrodt, the synergies potentially achievable from the potential transaction, regulatory clearances required for the potential transaction and other matters relevant to the potential transaction between the companies. During this due diligence review, the parties conducted various meetings and telephone calls, including compliance diligence calls on January 31, 2025 and February 3, 2025, an intellectual property diligence call on February 4, 2025, a legal due diligence call on February 12, 2025 and an operations, quality and environmental, social and governance diligence call on February 13, 2025.
On January 21, 2025, Endo and Mallinckrodt entered into a clean team agreement which provided for special procedures for reviewing and handling competitively sensitive information of Endo and Mallinckrodt provided to the other party and its representatives as part of the due diligence process relating to the potential transaction.

On January 22, 2025, the Mallinckrodt Transaction Committee held a meeting, at which representatives of Lazard and Wachtell Lipton were present. Members of Mallinckrodt management provided the Mallinckrodt Transaction Committee with an update on the status of the ongoing diligence and negotiations with Endo, and noted that the parties were working towards presenting a proposal to their respective boards towards the end of February, with a view towards announcing the transaction in early March, if agreement was ultimately reached.
On January 24, 2025, at the direction of Endo and Mallinckrodt, representatives of each of Goldman Sachs and Lazard exchanged the long-range plans of Endo (prepared by Endo management and which had been reviewed with and authorized by the Endo board of directors) and Mallinckrodt (prepared by Mallinckrodt management and which had been reviewed with and authorized by the Mallinckrodt Transaction Committee) via the electronic data room.
On January 27, 2025, the Mallinckrodt Transaction Committee held a meeting, at which representatives of Lazard and Wachtell Lipton were present. Members of Mallinckrodt management and representatives of Lazard provided the Mallinckrodt Transaction Committee with their perspectives on key structural and tax considerations for the business combination transaction and the status of ongoing discussions with Endo and its advisors.
On January 28, 2025, Endo and an affiliate of Silver Point entered into a confidentiality agreement in connection with the potential transaction between Endo and Mallinckrodt, pursuant to which Silver Point agreed to keep confidential certain information shared with Silver Point by Endo relating to Endo, Mallinckrodt and the potential transaction, and Endo agreed to make certain public disclosures of information relating to Endo, Mallinckrodt and the potential transaction upon termination of such confidentiality agreement, in order to “cleanse” Silver Point of material non-public confidential information shared under the terms of such confidentiality agreement.
On January 30, 2025, the Mallinckrodt board of directors held a meeting, at which representatives of Lazard and Wachtell Lipton were present. At this meeting, members of Mallinckrodt management and representatives of Lazard provided the Mallinckrodt board of directors with their perspectives on the benefits and risks of the business combination transaction with Endo. Representatives of Lazard reviewed with the Mallinckrodt board of directors preliminary financial analyses of each of Mallinckrodt and Endo. Representatives of Wachtell Lipton reviewed with the Mallinckrodt board of directors certain legal considerations with respect to the proposed transaction. Following discussion, the Mallinckrodt board of directors authorized Mallinckrodt’s management and its advisors to continue evaluating the potential transaction with Endo.
On February 3, 2025, Lazard delivered a customary relationship disclosure letter to Wachtell Lipton, who subsequently made it available to Mallinckrodt.
On February 5, 2025, Endo and GoldenTree entered into a confidentiality agreement in connection with the potential transaction between Endo and Mallinckrodt, pursuant to which GoldenTree agreed to keep confidential certain information shared with GoldenTree by Endo relating to Endo, Mallinckrodt and the potential transaction, and Endo agreed to make certain public disclosures of information relating to Endo, Mallinckrodt and the potential transaction upon termination of such confidentiality agreement, in order to cleanse GoldenTree of material non-public confidential information shared under the terms of such confidentiality agreement. Mallinckrodt entered into a similar confidentiality agreement with GoldenTree on February 10, 2025.
From February 5, 2025, through March 13, 2025, Endo shared select diligence information related to Endo, Mallinckrodt and the potential transaction, including with respect to potential synergies, pro forma capital structure and potential transaction structure, with each of Silver Point and GoldenTree to facilitate their evaluation of the potential transaction and updated them on proposed transaction terms, and throughout this period such stockholders provided their perspectives to Endo on the potential transaction.
On February 6, 2025, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. Members of Endo management and representatives of Goldman Sachs updated the Endo board of directors on the status of discussions with Mallinckrodt and on the diligence that had been conducted to date. Representatives of Goldman Sachs noted that the long-range plan that had previously been provided to the Endo board of directors and reflected the feedback provided by the Endo board of directors at its several prior meetings had been provided to Mallinckrodt. The Endo board of directors formally approved the long-range plan for ongoing use by Endo management and Endo’s advisors (including Goldman Sachs) in connection with the potential transaction. Representatives of Goldman Sachs also reviewed with the Endo board of directors the long-range plan that had been provided by Mallinckrodt and a discussion ensued with respect to the assumptions underlying Mallinckrodt’s long-range plan. Representatives of Goldman Sachs then compared the financial profiles of each of Endo and Mallinckrodt as standalone entities against the pro forma financial profile of a combined company, noting, among other things, that a combination between Endo and Mallinckrodt offered (i) a strengthened and diversified branded business (“BrandedCo”), (ii) a more scaled generics business (“GxCo”), (iii) significant operational synergies, (iv) an improved leverage profile and (v) improved access to capital. Representatives of Goldman Sachs also noted the potential risks of a combination with Mallinckrodt, including, among other things, the risk of multiple compression and the exposure associated with Mallinckrodt’s controlled substances business. A discussion ensued on the pro forma financial projections for a combined BrandedCo and a combined GxCo, and the Endo board of directors asked questions regarding the valuation of certain products, which representatives of Goldman Sachs answered with input from Endo management. Representatives of Goldman Sachs also reviewed with the Endo board of directors (i) the illustrative pro forma financial profiles of BrandedCo and GxCo in the combined company and (ii) the illustrative contribution ranges of Endo and Mallinckrodt to, and the potential value creation of, a combined company under various pro forma ownership scenarios. A discussion ensued with the Endo board of directors asking questions regarding the value creation analysis.
Representatives of Paul Weiss then reviewed with the Endo board of directors its fiduciary duties in connection with the potential transaction with Mallinckrodt. Representatives of Paul Weiss also noted that they had circulated a relationship disclosure questionnaire in advance of the meeting and discussed the responses to the questionnaires, noting that none of the directors had reported any material or disabling conflicts of interest. Representatives of Davis Polk and Paul Weiss also reviewed with the Endo board of directors the non-disclosure agreements Endo entered into with certain stockholders and a discussion ensued on the parameters of information sharing with the stockholders. It was noted that Endo would have to limit certain information shared with stockholders in light of potential cleansing obligations, and also limit the participation of Silver Point’s designated board observer in certain portions of board meetings that related to the potential transaction. Throughout the presentation and discussion, the Endo board of directors asked questions of, and engaged further in discussions with, Endo’s management and advisors regarding fiduciary duties, transaction considerations and stockholder communications. The representatives of Davis Polk and Paul Weiss also reviewed with the Endo board of directors the fact that there were expected to be multiple channels of communication regarding the potential transaction, including with certain stockholders of Endo who were also shareholders of Mallinckrodt, and recommended that the Endo board of directors speak with one voice vis-a-vis any communications with stockholders. Following discussion, the Endo board of directors authorized Endo’s management and its advisors to continue evaluating the potential transaction with Mallinckrodt.
On February 7, 2025, the Mallinckrodt Transaction Committee held a meeting, at which representatives of Lazard and Wachtell Lipton were present. Members of Mallinckrodt management provided the Mallinckrodt Transaction Committee with an update on the status of ongoing negotiations with Endo, including with respect to pro forma equity splits, overview of structural considerations and potential risks and complexities. Representatives of Lazard reviewed with the Mallinckrodt Transaction Committee financing considerations and Endo’s long-range plan.
On February 11, 2025, Mr. Hirsch discussed the potential transaction with Mr. Olafsson. During such discussions, Mr. Olafsson shared with Mr. Hirsch a presentation prepared by representatives of Lazard that included preliminary financial analysis. In this discussion, Mr. Olafsson indicated that the implied intrinsic values of each of Endo and Mallinckrodt supported a pro forma ownership of 54% of the pro forma combined company by Mallinckrodt shareholders and a pro forma ownership of 46% of the pro forma combined company by Endo stockholders.
On February 13, 2025, Mr. Olafsson and Mr. Efron discussed potential leadership transition strategies for the combined company that would result from the potential transaction. On the following day,

Mr. Olafsson shared with Mr. Efron materials setting forth in additional detail the potential strategies that were discussed, including key considerations relating to the selection or recruitment of the post-transaction chief executive officer for the combined company.
On February 14, 2025, the Endo board of directors held a special meeting, at which representatives of Davis Polk and Paul Weiss were present. Mr. Hirsch and Mr. Efron updated the Endo board of directors on discussions that had occurred with representatives of Mallinckrodt. The Endo board of directors discussed, among other things, (i) the opportunities and challenges facing Endo as a standalone company, (ii) the transaction thesis of a potential combination with Mallinckrodt, including the potential for the combination to allow for the creation of a BrandedCo and a GxCo, and (iii) the potential risk of multiple compression from a combination with Mallinckrodt given historic trading multiples of the two entities and opioid exposure. Mr. Hirsch also reviewed several potential pathways to catalyze value creation for Endo stockholders in combining Endo and Mallinckrodt, and subsequently separating GxCo, including significant operational synergies, valuation unlock on the pro forma BrandedCo, and additional capacity for M&A. Mr. Hirsch then walked through the potential for value creation for each company at various ownership thresholds. Following a discussion, the Endo board of directors approved Mr. Hirsch to negotiate the potential transaction based on a pro forma ownership split where Endo shareholders would receive between 57% and 53% of the combined company.
On February 18, 2025, the Mallinckrodt board of directors had an information session, at which representatives of Lazard and Wachtell Lipton were present. Members of Mallinckrodt management provided an update on the status of negotiations with Endo, including regarding relative valuation and pro forma ownership, and that subject to the approval of their respective boards, the parties were targeting an announcement in the middle of March. To facilitate the process of obtaining shareholder approval, members of the Mallinckrodt board of directors supported Mallinckrodt management’s proposal to enter into confidentiality agreements with additional large shareholders of Mallinckrodt to be able to provide them with information regarding the proposed transaction. Members of the Mallinckrodt board of directors also supported Mallinckrodt management’s proposal to send a letter to Endo’s chief executive officer to provide Endo with Mallinckrodt’s views regarding the appropriate pro forma equity split of the combined company.
Subsequently, Mallinckrodt management reached out to certain large shareholders and entered into customary confidentiality agreements with such shareholders (together with the confidentiality agreements that Mallinckrodt had previously entered into with Silver Point and GoldenTree, the “Mallinckrodt Shareholder NDAs”), which generally contained a requirement to cleanse such shareholders of material non-public information by March 13, 2025. The Silver Point confidentiality agreement entered into in November 2024 also was amended to include a cleansing obligation.
Following entry into a Mallinckrodt Shareholder NDA with each of the applicable Mallinckrodt shareholders party thereto and through March 13, 2025, Mallinckrodt shared select diligence information related to Mallinckrodt, Endo and the potential transaction, including with respect to potential synergies, pro forma capital structure and potential transaction structure, with such Mallinckrodt shareholders to facilitate their evaluation of a potential transaction and updated them on proposed transaction terms, and throughout this period such shareholders provided their perspectives to Mallinckrodt on the potential transaction.
On February 18, 2025, Mr. Herendeen received an unsolicited letter from Mallinckrodt, which proposed the potential transaction whereby Endo stockholders would own 47% of the pro forma combined company and Mallinckrodt shareholders would own 53% of the pro forma combined company. Upon receiving the unsolicited letter from Mallinckrodt, Mr. Herendeen forwarded the letter to all members of the Endo board of directors.
On February 20, 2025, after discussion with members of the Endo board of directors, Mr. Hirsch and Mr. Olafsson had a call during which Mr. Hirsch relayed to Mr. Olafsson that, based on Endo’s views on valuation with respect to the potential business combination transaction, Endo stockholders should own 57% of the pro forma combined company. Following the call on the same day, Mr. Hirsch sent an exchange ratio analysis presentation prepared by Goldman Sachs to Mr. Olafsson which supported the views on valuation that Mr. Hirsch had communicated to Mr. Olafsson during the call earlier that day.

On February 23, 2025, after further discussion with members of the Endo board of directors and Goldman Sachs, Mr. Herendeen delivered to Mr. Bisaro a proposal that set forth that Endo would be willing to agree to a transaction in which Endo stockholders would own 49.9% of the pro forma combined company only if the Endo stockholders would receive $240 million of cash in the potential transaction, which Endo calculated as the amount that would result in the Endo stockholders receiving a 53% share of the total value of the pro forma combined company (the “February 23 Proposal”).
On February 24, 2025, the Mallinckrodt board of directors held an information session, at which representatives of Lazard and Wachtell Lipton were present. At this meeting, members of Mallinckrodt management and representatives of Lazard and Wachtell reviewed with the Mallinckrodt board of directors the February 23 Proposal. Members of Mallinckrodt management provided the Mallinckrodt board of directors with their views on the Endo financial projections provided by Endo and due diligence findings with respect to Endo. The Mallinckrodt board of directors also discussed with members of Mallinckrodt management and representatives of Lazard alternatives to the potential transaction with Endo should the parties be unable to agree on terms for the transaction. A discussion ensued and a consensus emerged that Mallinckrodt should continue to engage with Endo, with a view towards improving the economic terms in favor of Mallinckrodt, and that Mallinckrodt should send a draft transaction agreement to Endo.
Also on February 24, 2025, representatives of Wachtell Lipton sent an initial draft of the Transaction Agreement to representatives of Davis Polk. The draft Transaction Agreement proposed, among other things, (i) a transaction structure whereby Mallinckrodt would acquire Endo through an Irish scheme of arrangement and a merger of Endo with and into a subsidiary of Mallinckrodt, (ii) a termination fee of 3.9% of each party’s respective equity value payable by each party under certain circumstances, (iii) that Mallinckrodt’s chief executive officer be the combined company’s chief executive officer, (iv) a combined company board consisting of three members from each party’s board, Mallinckrodt’s chief executive officer and two members to be jointly selected by the parties and (v) that the closing of the potential transaction would be conditioned on the shares of the combined company having been approved for listing on the New York Stock Exchange (“NYSE”). The draft Transaction Agreement did not include a proposal for the exchange ratio.
On February 26, 2025, the Endo board of directors held a regularly scheduled meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. At the meeting, Mr. Herendeen, Mr. Hirsch and Mr. Efron reviewed with the Endo board of directors discussions that had occurred with Mallinckrodt and the latest status of the negotiations with Mallinckrodt, including the terms of the February 23 Proposal. Representatives of Goldman Sachs reviewed with the Endo board of directors a financial analysis of the terms of the February 23 Proposal. The Endo board of directors unanimously confirmed their agreement with the terms of the February 23 Proposal and instructed Endo management to continue negotiating the potential transaction with Mallinckrodt on the proposed terms. Representatives of Davis Polk then reviewed with the Endo board of directors the terms of the draft Transaction Agreement circulated by Wachtell Lipton.
Also on February 26, 2025, Goldman Sachs delivered its customary relationship disclosure letter to Endo, which letter (i) was subsequently circulated to the Endo board of directors in advance of the special meeting of the Endo board of directors on March 3, 2025 and (ii) stated that Goldman Sachs’ view was that there was no material conflict that would impact the ability of Goldman Sachs to act as a financial advisor to the Endo board of directors.
On February 28, 2025, representatives of Wachtell Lipton sent an initial draft of the voting agreement to representatives of Davis Polk. The draft contemplated that certain Mallinckrodt shareholders would agree, among other things, and subject to the terms and conditions thereof, to vote all ordinary shares of Mallinckrodt owned by such shareholders in favor of the proposed transaction.
On March 1, 2025, Mr. Olafsson called Mr. Hirsch to propose a counteroffer to the February 23 Proposal, which contemplated a transaction in which Endo stockholders would own 49.5% of the pro forma combined company and receive $80 million in cash in the potential transaction (the “March 1 Proposal”). Mr. Olafsson communicated to Mr. Hirsch that two of Mallinckrodt’s large shareholders had indicated they would be unlikely to support to the potential transaction on the terms other than those set forth in the

March 1 Proposal. Such shareholders were not shareholders of Endo and given the size of their holdings in Mallinckrodt could potentially impair the ability of Mallinckrodt to obtain requisite shareholder approvals for the transaction.
Also on March 1, Mr. Hirsch shared the March 1 Proposal with the Endo board of directors via email and summarized its terms, noting that the decrease in the dividend from $240 million in the February 23 Proposal to $80 million in the March 1 proposal (which represented an approximately $80 million decrease in value to Endo stockholders after taking into account the portion of the dividend effectively borne by Endo) resulted in Endo stockholders receiving a 51% share of the total value of the pro forma combined company (inclusive of the dividend).
On March 3, 2025, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. At the meeting, Mr. Hirsch and representatives of Goldman Sachs summarized the financial terms of the March 1 Proposal. The Endo board of directors discussed the March 1 Proposal, including the financial analysis of the implied relative valuation of Endo and Mallinckrodt and the implied value creation to their respective shareholders. Representatives of Goldman Sachs led the Endo board of directors through an analysis of Endo’s financial position as a standalone company and a discussion ensued regarding Endo’s standalone plan and the risks that it entailed. Following the discussion, the Endo board of directors determined that it was not in a position to agree to Mallinckrodt’s March 1 Proposal and instructed Endo management to convey to Mallinckrodt that the proposal was not acceptable and to conduct additional diligence on the latest developments from Mallinckrodt, the synergies that could be achieved in the potential transaction, and the benefits to be achieved from the GxCo separation in order to further ascertain the accretive value and associated risks of a transaction with Mallinckrodt.
Later in the day on March 3, 2025, Mr. Hirsch communicated to Mr. Olafsson that the March 1 Proposal was not acceptable and that Endo would require additional due diligence information to further ascertain the accretive value and associated risks of the potential transaction with Mallinckrodt for the Endo board of directors to assess whether the potential transaction in which Endo stockholders receive less than 53% share of the total value of the pro forma combined company may be acceptable.
On March 4, 2025, following discussion with various members of the Endo board of directors and representatives of Goldman Sachs, Davis Polk and Paul Weiss, Mr. Hirsch delivered to Mr. Bisaro a letter that provided that Endo would be willing to agree to a potential transaction in which Endo stockholders would own 49.9% of the pro forma combined company and receive $200 million in cash in the potential transaction, subject to confirmatory diligence.On March 5, 2025, the Mallinckrodt board of directors held a meeting, at which representatives of Lazard and Wachtell Lipton were present. Members of Mallinckrodt management advised the Mallinckrodt board of directors about Mr. Hirsch’s communications to Mr. Olafsson and that Endo required additional diligence to assess the proposed transaction. A discussion ensued and the Mallinckrodt board of directors directed Mallinckrodt management to continue to engage with Endo and work with Endo to address Endo’s diligence requests. Representatives of Lazard also reviewed with the Mallinckrodt board of directors Lazard’s financial analyses of the proposed transaction with Endo.
On March 6, 2025, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. At the meeting, the Endo board of directors discussed the latest status of the negotiations with Mallinckrodt and the fact that the confidentiality agreements with Endo stockholders required the public disclosure of information relating to the potential transaction to cleanse such Endo stockholders of material non-public confidential information by the release of Endo’s earnings results for the fourth quarter of fiscal year 2024, which was scheduled for March 11, 2025. The Endo board of directors discussed that additional due diligence information to further ascertain the accretive value and associated risks of the potential transaction with Mallinckrodt would be required, including with respect to the planned separation of GxCo, certain legal due diligence matters, diligence with respect to synergies and governance of the combined company. The Endo board of directors instructed Mr. Hirsch to propose to Mallinckrodt that each party delay its earnings announcement in order to enable the Endo board of directors to continue its evaluation of the potential transaction before the earnings announcement.

Later in the day on March 6, 2025, Mr. Hirsch spoke with Mr. Olafsson about the parties postponing the release of their fourth quarter and full year 2024 financial results and discussed potential economic options for the transaction that may be acceptable to both the Endo and Mallinckrodt boards of directors.
On March 7, 2025, Mr. Hirsch and Mr. Olafsson determined that Endo and Mallinckrodt, respectively, would postpone the release of their fourth quarter and full year 2024 financial results to March 13, 2025. During this discussion, Mr. Hirsch and Mr. Olafsson also agreed to discuss with their respective boards of directors a transaction in which Endo stockholders would own 49.9% of the pro forma combined company and receive $80 million in cash.
Also, on March 7, 2025, Mr. Efron and Mr. Olafsson discussed the post-closing governance of the combined company, including a structure where (i) the combined company board would have 9 directors (with 4 directors from the Mallinckrodt board of directors, 4 directors from the Endo board of directors and the ninth director to be subject to further discussion between the parties), (ii) Mr. Efron would be the chairman of the combined company board of directors and (iii) Mr. Olafsson would be the chief executive officer of the combined company.
Also on March 7, 2025, representatives of Davis Polk sent a revised draft of the Transaction Agreement to representatives of Wachtell Lipton which, among other things, (i) reflected a potential transaction structure in which Endo stockholders would receive cash in addition to Mallinckrodt shares, (ii) proposed that the combined company board consist of four members of the Endo board of directors, three members of the Mallinckrodt board of directors and two members to be jointly selected by the parties, (iii) proposed that a termination fee be payable by a party upon a termination of the Transaction Agreement due to the failure to receive the requisite shareholder approval by such party and (iv) reserved on whether the closing of the potential transaction would be conditioned on the shares of the combined company having been approved for listing on the NYSE.
From time to time from March 7, 2025 through March 13, 2025, representatives of Davis Polk and Wachtell Lipton spoke by telephone and virtual meetings to discuss the draft Transaction Agreement and exchanged drafts thereof.
Starting March 8, 2025, representatives of Mallinckrodt management sent to the Mallinckrodt shareholders subject to the Mallinckrodt Shareholder NDAs a draft voting agreement proposed to be executed by such stockholder, Endo and Mallinckrodt, pursuant to which such stockholder would agree, among other things, and subject to the terms and conditions of their respective voting agreement, to vote all Mallinckrodt ordinary shares owned by such stockholder in favor of the proposed transaction. Such voting agreements were finalized and executed concurrently with the execution of the Transaction Agreement.
On March 9, 2025, following discussions, the parties reached general alignment on the post-closing governance of the combined company, consistent with the views discussed on March 7, 2025 between Mr. Efron and Mr. Olafsson.
On March 10, 2025, Endo and Mallinckrodt each announced that it had rescheduled the release of its fourth quarter and full year 2024 financial results to March 13, 2025.
On March 10, 2025, the Mallinckrodt board of directors held a meeting, at which representatives of Lazard and Wachtell Lipton were present. Prior to the meeting, Lazard had delivered an updated customary relationship disclosure letter to Mallinckrodt, which letter had been circulated to the Mallinckrodt board of directors, and the Mallinckrodt board of directors determined that there were no material conflicts that would impact the ability of Lazard to act as a financial advisor to the Mallinckrodt board of directors in connection with the potential transaction. At the meeting, members of Mallinckrodt management provided the Mallinckrodt board of directors with an update on the status of negotiations and that the parties were close on finalizing the terms of the transaction, subject to the approval of their respective boards. Representatives of Wachtell, Lipton reviewed with the Mallinckrodt board of directors the key terms of the merger agreement and representatives of Arthur Cox, Irish law counsel to Mallinckrodt, advised the Mallinckrodt board of directors with respect to certain Irish law matters. Representatives of Lazard reviewed with the Mallinckrodt board of directors Lazard’s financial analyses of the proposed transaction with Endo. After considering the terms of the proposed transaction with Endo, and taking into consideration the matters discussed during that meeting and prior meetings of the Mallinckrodt board of directors, including the factors described in the section entitled “— Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction”, the Mallinckrodt board of directors unanimously determined that the Transaction Agreement, the business combination, the issuance of Mallinckrodt ordinary shares to Endo stockholders in connection with the business combination, the constitution amendments and the other transactions contemplated in connection therewith, were advisable for, fair to and in the best interests of Mallinckrodt and the Mallinckrodt shareholders.
Later on March 10, 2025, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. At the meeting, the Endo board of directors further reviewed the potential transaction, including updates with respect to the financial and legal terms of the potential transaction. Mr. Maletta reported to the Endo board of directors on the diligence conducted by the parties and Mark Bradley, Endo’s Executive Vice President and Chief Financial Officer, updated the Endo board of directors on the potential synergies that could be achieved in connection with the potential transaction. Representatives of Goldman Sachs then reviewed with the Endo board of directors the alternatives available to Endo if the Endo board of directors decided not to pursue a potential transaction with Mallinckrodt, including maintaining the status quo, divesting certain businesses and engaging with other partners for strategic transactions. Goldman Sachs also reviewed with the Endo board of directors the financial terms of the proposed transaction with Mallinckrodt and presented its preliminary financial analysis with respect to the potential transaction. Representatives of Davis Polk then reviewed with the Endo board of directors the key terms of the Transaction Agreement and a discussion ensued regarding the terms of the potential transaction and the open points that remained to be finalized.
On March 11, 2025, Endo announced entry into a definitive agreement to divest its international pharmaceuticals business.
Also on March 11, 2025, representatives of Davis Polk sent to representatives of each of Silver Point and GoldenTree a draft voting agreement proposed to be executed by such stockholder, Endo and Mallinckrodt, pursuant to which such stockholder would agree, among other things, and subject to the terms and conditions of their respective voting agreement, to vote all shares of Endo common stock owned by such stockholder in favor of the proposed transaction. Such voting agreements were finalized and executed concurrently with the execution of the Transaction Agreement.
On March 12, 2025, Endo and Goldman Sachs executed an engagement letter formally retaining Goldman Sachs as Endo’s financial advisor in connection with the proposed transaction with Mallinckrodt.
On March 12, 2025, the Endo board of directors held a special meeting, at which representatives of Goldman Sachs, Davis Polk and Paul Weiss were present. At the meeting, the Endo board of directors further reviewed the potential transaction, including updates with respect to the financial and legal terms of the potential transaction. Following the discussion of the updated terms, representatives of Goldman Sachs then reviewed its financial analysis of the potential transaction and rendered to the Endo board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion to the Endo board of directors dated March 13, 2025 (attached as Annex G to this joint proxy statement/prospectus), that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Endo Aggregate Consideration to be paid to the holders (other than Mallinckrodt and its affiliates) of Endo common stock pursuant to the Transaction Agreement was fair from a financial point of view to such holders. Representatives of Davis Polk then summarized the material terms of the draft Transaction Agreement and representatives of Paul Weiss reviewed with the Endo board of directors its fiduciary duties, including with respect to a potential transaction. After further discussion with respect to the potential transaction, the Endo board of directors unanimously: (a) declared the proposed Transaction Agreement and the consummation of the potential transaction to be advisable and fair to, and in the best interests of, Endo and the Endo stockholders, (b) approved the proposed Transaction Agreement and the potential transactions contemplated thereby, (c) authorized the execution, delivery and performance of the proposed Transaction Agreement on its terms, (d) directed that the proposed Transaction Agreement be submitted to a vote at the Endo special meeting and (e) recommended that the Endo stockholders approve the proposed Transaction Agreement. For a detailed discussion of Goldman Sachs’ opinion, please see the section of this joint proxy statement/prospectus entitled “— Opinion of Endo’s Financial Advisor.”

On March 13, 2025, Lazard delivered to the Mallinckrodt board of directors its written opinion, dated March 13, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration) was fair, from a financial point of view, to Mallinckrodt. For a detailed discussion of Lazard’s opinion, please see the section of this joint proxy statement/prospectus entitled “— Opinion of Mallinckrodt’s Financial Advisor.”
On March 13, 2025, Endo and Mallinckrodt finalized and executed the Transaction Agreement and the other definitive documentation on the terms approved by the Endo board of directors and the Mallinckrodt board of directors. The executed Transaction Agreement provided that, among other things, each share of Endo common stock will be cancelled and converted into the right to receive a number of Mallinckrodt ordinary shares and cash consideration (such consideration for all shares of Endo common stock to be $80 million in the aggregate (subject to potential adjustments not to exceed $20 million in the aggregate)). The exchange ratio in the Transaction Agreement will be such that the Endo stockholders will own 49.9% of the outstanding Mallinckrodt ordinary shares as of immediately following the merger effective time. The executed Transaction Agreement also provides that, upon the effective time of the business combination, (i) Paul Efron will serve as the chair of the board of directors of the combined company, and Mr. Olafsson will become the chief executive officer and a member of the board of directors of the combined company and (ii) the combined company’s board of directors will have a total of nine directors, including three additional directors selected by Endo, three additional directors selected by Mallinckrodt and a director to be selected by the other eight directors joining the combined company’s board of directors (with the post-closing chair of the board of directors of the combined company having both a consent right to the appointment and the casting vote in the event of a tie). No other decisions or agreements were made with respect to the executive management team for the combined company.
On the morning of March 13, 2025, Endo and Mallinckrodt issued a joint press release announcing the execution of the Transaction Agreement.
Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction
On March 12, 2025, the Endo board of directors, after considering various factors, including those described herein, and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of Endo and Endo stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the transaction; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by Endo, the performance by Endo of its covenants and other obligations under the Transaction Agreement, and the consummation of the transaction; and resolved that the Transaction Agreement be submitted to Endo stockholders for adoption.
The Endo board of directors recommends that you vote (i) “FOR” the Endo transaction proposal, (ii) “FOR” the Endo distributable reserves proposals, (iii) “FOR” the Endo combination-related compensation proposal and (iv) “FOR” the Endo amendment proposals.
In reaching its determinations and recommendations, the Endo board of directors considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Endo board of directors viewed as being generally positive or favorable in coming to a determination and recommendation:
Benefits of a Combined Company.
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Scale.   The Endo board of directors’ expectation that, following the consummation of the transaction, the combined company will have increased product diversity in its branded business and enhanced capabilities to develop, manufacture, market and distribute specialty pharmaceutical products and therapies.

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Divestment.   The Endo board of directors’ expectation that the business combination allows Endo to divest its sub-scale generics business with less value dilution than divesting as a standalone business.

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Complementary Businesses.   The Endo board of directors’ expectation that the combined business will, by bringing together the complementary product portfolios of Endo and Mallinckrodt, be able to provide a more diversified and complete suite of product offerings and research capabilities.

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Continuing Influence.   The fact that (i) four out of nine members of the post-completion Mallinckrodt board will be members of the Endo board of directors prior to the merger effective time, (ii) such members will have continuing influence on the execution of the strategy and business plan of the combined business following the business combination, and (iii) one of such members will be appointed to serve as the chairman of the Mallinckrodt board of directors.

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Growth Opportunities.   The Endo board of directors’ expectation, supported by the findings of the due diligence review of Mallinckrodt’s business undertaken by representatives of Endo prior to the public announcement of the transaction, that the improved capital structure (including improved leverage profile) resulting from the transaction will allow Endo to pursue growth enhancing opportunities through product and therapeutic area expansion, enhance Endo’s overall market position, and recruit needed management talent, all of which will result in value creation to Endo stockholders.

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Synergies.   The Endo board of directors’ expectation that the transaction will allow Endo stockholders to participate in the benefits of operational synergies, which are expected to generate at least $150 million of annual pre-tax run-rate operating synergies within 36 months from the completion of the transaction, and approximately $75 million of pre-tax synergies within 12 months from the completion of the transaction, achieved primarily from the following areas: R&D savings from economies of scale, utilization of a scaled platform that can be further built upon through the transaction, optimization of supply chain and other commercial and manufacturing infrastructure, removal of duplicate corporate costs and scale efficiencies in administrative functions.

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Positive Effect on Trading Value.   The Endo board of directors’ expectation that the transaction will be accretive to the trading value of the combined business.

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Form of Transaction Consideration.   The fact that Endo stockholders will receive a portion of the transaction consideration in the form of cash, which provides certainty of value, and a portion of the transaction consideration in the form of Mallinckrodt ordinary shares, which is expected to give Endo stockholders the opportunity to participate in the growth prospects of the combined business or, given the anticipated liquid market for Mallinckrodt ordinary shares (once approved for listing on the New York Stock Exchange), the opportunity to sell Mallinckrodt ordinary shares following the consummation of the business combination at their discretion.

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Value of Mallinckrodt Shares.   The Endo board of directors’ belief that the Mallinckrodt ordinary shares that will be delivered to Endo stockholders as part of the transaction consideration will benefit in the near and long-term from the business combination’s anticipated synergies, operational efficiencies and potential for growth.

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Opinion of Goldman Sachs.   The opinion of Goldman Sachs, dated March 13, 2025, to the Endo board of directors that, as of March 13, 2025, and based upon and subject to the factors and assumptions set forth therein, the Endo Aggregate Consideration to be paid to the holders (other than the holders of certain excluded shares) of Endo common stock pursuant to the Transaction Agreement was fair from a financial point of view to such holders, as more fully described below in the section of this joint proxy statement/prospectus entitled “Opinion of Endo’s Financial Advisor.”

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Financial Analysis.   The financial analysis reviewed and discussed with the Endo board of directors by representatives of Goldman Sachs.

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Other Strategic Alternatives.   The Endo board of directors’ assessment that the transaction consideration is more favorable to the Endo stockholders than the potential value that would reasonably be expected to result from other strategic alternatives reasonably available, including the continuation of Endo’s business plan as a stand-alone public company or a separation transaction involving a portion of Endo’s business.

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History of Negotiations.   The fact that the Endo board of directors negotiated vigorously with Mallinckrodt with respect to the transaction consideration and other terms of the Transaction

Agreement, including obtaining an increase of shareholding in the pro forma combined company by Endo stockholders from 46% to approximately 49.9%, plus $80.0 million in cash consideration (subject to potential increase not to exceed $20.0 million), which the Endo board of directors believed represented the highest price that Mallinckrodt was willing to pay.
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Loss of Opportunity.   The possibility that, if the Endo board of directors declined to approve the Transaction Agreement, there may not be another opportunity for the Endo stockholders to receive a comparably priced offer with a comparable level of closing certainty.

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Likelihood of Closing.   The likelihood that the business combination would be completed, based on, among other things (not in any relative order of importance):

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the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the business combination; and

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Endo’s ability, under certain circumstances pursuant to the Transaction Agreement, to seek specific performance to prevent breaches of the Transaction Agreement and enforce specifically the terms of the Transaction Agreement.

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Transaction Agreement Terms.   The terms of the Transaction Agreement, which were reviewed by the Endo board of directors with its independent legal and financial advisors, including:

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Endo’s ability to consider and respond to unsolicited competing proposals that constitute or would reasonably be expected to result in superior proposals, including to furnish information and conduct negotiations with third parties under certain circumstances subject to the terms specified in the Transaction Agreement;

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the Endo board of directors’ ability to effect a change of recommendation subject to the terms specified in the Transaction Agreement; and

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the combined company’s obligations under the Transaction Agreement to use reasonable best efforts to obtain regulatory clearances required for the closing of the business combination.

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Appraisal Rights.   The fact that Endo stockholders who do not vote to adopt the Transaction Agreement have the right to demand appraisal of their shares of Endo common stock in accordance with the procedures of Section 262 of the DGCL.

In the course of its deliberations, the Endo board of directors also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Transaction Agreement, including (not necessarily in order of relative importance):
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Current Conditions.   The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends, geopolitical risks, global pricing trends, supply chain and freight costs, risks related to additional tariffs or trade restrictions and the current and potential impact of these conditions in both the near term and long term on Endo’s industry and the trading price of the Endo common stock.

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Continuing Influence.   The fact that the four Endo board of directors members to be appointed to the post-completion Mallinckrodt board at completion will not constitute a majority of the post-completion Mallinckrodt board.

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Possible Failure to Achieve Synergies.   The potential challenges and difficulties in integrating the operations of Endo and Mallinckrodt and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the business combination, might not be realized or might take longer to realize than expected.

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Value of Transaction Consideration.   The fact that, because a significant portion of the transaction consideration consists of shares, and because the exchange ratio will not be adjusted for changes in the price of Mallinckrodt ordinary shares or Endo common stock, Endo stockholders bear the risk of a decrease in the trading price of the Mallinckrodt ordinary shares during the pendency of the business combination and the risk of a decrease in the trading price of Mallinckrodt ordinary shares following completion.

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Closing Certainty.   The risk that the business combination might not be completed in a timely manner or at all.

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Impact of Transaction Announcement.   The risk that disruptions from the business combination will harm (i) the businesses of Endo or Mallinckrodt, including current plans and operations, including during the pendency of the business combination, and (ii) the ability of Endo or Mallinckrodt to retain and hire key personnel during the pendency of the transaction or following completion of the business combination. The potential adverse reactions or changes to business relationships resulting from the announcement or completion of the business combination and potential business uncertainty, including changes to existing business relationships, during the pendency of the business combination that could affect the financial performance of Endo, Mallinckrodt or the combined company.

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Tax Treatment.   The fact that the receipt by Endo stockholders of the transaction consideration in exchange for their Endo common stock pursuant to the business combination generally will be a taxable transaction for U.S. federal income tax purposes, and the risk that the IRS may assert that Section 7874 of the Code might apply to the combined company after the business combination.

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Restrictions on Solicitation.   The restrictions imposed by the Transaction Agreement on Endo’s solicitation of competing proposals from third parties, and the risk that prospective bidders may perceive Mallinckrodt’s right under the Transaction Agreement to negotiate with Endo to match the terms of any Endo superior proposal prior to the Endo board of directors being able to make an Endo change of recommendation, or the Transaction Agreement’s requirement that Endo submit the Transaction Agreement for adoption by Endo stockholders even if the Endo board of directors makes an Endo change of recommendation, to be a deterrent to making competing proposals.

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Termination Fee.   The possibility that the Endo termination amount payable under certain circumstances, including if the Endo board of directors makes an Endo change of recommendation, could discourage other potential acquirors from making a competing proposal to acquire Endo (which termination amount would be equal to $83 million in cash, if the Transaction Agreement is terminated (A) by Mallinckrodt pursuant to the Mallinckrodt change of recommendation termination right or (B) under such circumstances where (i) the termination is by either Mallinckrodt or Endo pursuant to the end date termination right or the Endo stockholder approval failure termination right, or by Mallinckrodt pursuant to the Mallinckrodt material breach termination right, (ii) a competing proposal has been communicated to the Endo board of directors or publicly disclosed and not timely withdrawn under the Transaction Agreement, and (iii) within 12 months of such termination, Endo consummates or enters into a definitive agreement providing for a competing proposal). In addition, a termination amount would be equal to $31.9 million in cash if the Transaction Agreement is terminated pursuant to the Endo stockholder approval failure termination right and prior to such termination the court meeting resolution and the EGM proposals have been approved.

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Pre-Closing Covenants.   The restrictions placed on the conduct of Endo’s business prior to the completion of the business combination pursuant to the terms of the Transaction Agreement, which could delay or prevent Endo from undertaking business opportunities that may arise, or from undertaking any other action it would otherwise take with respect to the operations of Endo absent the pending completion of the business combination.

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Potential Litigation.   The potential for litigation by Endo stockholders or by Mallinckrodt shareholders in connection with the transaction contemplated by the Transaction Agreement, including the business combination, which, even where lacking in merit, could nonetheless result in distraction and expense.

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Business Risks.   The potential risks related to Mallinckrodt’s businesses.

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Transaction Costs.   The costs associated with the completion of the business combination, including management’s time and energy and potential opportunity cost.

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Other Risks.   Risks of the type and nature described under the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statements Regarding Forward- Looking Statements.”

The Endo board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the business combination were outweighed by the potential benefits that it expected Endo and its stockholders would achieve as a result of the transaction.
In addition, the Endo board of directors was aware of and considered the fact that some of Endo’s directors and executive officers may have interests in the business combination that are different from, or in addition to, Endo stockholders generally, including those interests that are a result of employment and compensation arrangements with Endo. For more information, see the section of this joint proxy statement/prospectus entitled “Interests of Certain Persons in the Transaction.”
The foregoing discussion of factors considered by the Endo board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Endo board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Endo board of directors. In light of the variety of factors considered in connection with its evaluation of the Transaction Agreement and the business combination, the Endo board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Endo board of directors based its decisions on the totality of the factors and information it considered. Moreover, each member of the Endo board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors.
Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction
On March 10, 2025, in Dublin, Ireland, the members of the Mallinckrodt board of directors unanimously determined that the Transaction Agreement and the transaction contemplated thereby, including the scheme of arrangement, were advisable for, fair to and in the best interests of Mallinckrodt and the Mallinckrodt shareholders, and that the terms of the scheme were fair and reasonable. In evaluating the Transaction Agreement and the proposed transaction, the Mallinckrodt board of directors consulted with management, as well as Mallinckrodt’s internal and outside legal counsel, its financial advisor, and considered a number of factors, weighing both perceived benefits of the transaction as well as potential risks of the transaction.
The Mallinckrodt board of directors unanimously recommends that the shareholders of Mallinckrodt vote in favor of the scheme at the court meetings and in favor of the scheme and other resolutions at the EGM described in this joint proxy statement/prospectus.
In reaching its determinations and recommendations, the Mallinckrodt board of directors considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Mallinckrodt board of directors viewed as being generally positive or favorable in coming to a determination and recommendation:
Continued Ownership of the Combined Company
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The fact that following the completion, the current shareholders of Mallinckrodt are expected to own 50.1% of the combined company and will be able to participate in the benefits the Mallinckrodt board of directors expects to derive from the business combination. Following the completion of the transaction, current Mallinckrodt shareholders’ will have the opportunity to benefit from the synergies and strategic considerations described below, to the extent of their interest in the combined company.

Synergies and Strategic Considerations
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Scaled and Diversified Branded Pharmaceuticals Portfolio.   The Mallinckrodt board of directors’ expectation that, following the consummation of the transaction, the combined company’s brands portfolio will comprise leading pharmaceutical brands across a range of therapeutic areas, including Acthar® Gel (repository corticotropin injection), XIAFLEX® (collagenase clostridium histolyticum), Terlivaz® (terlipressin), SUPPRELIN® LA (histrelin acetate) and AVEED® (testosterone undecanoate). With this enhanced commercial portfolio, and a strong foundation in rare and orphan diseases, the combined brands business will be poised to deliver strong growth with an attractive cash flow profile.

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Enhanced Financial Flexibility.   The Mallinckrodt board of directors’ expectation that the combined company will have a strong balance sheet with net debt leverage of approximately 2.3x expected at close, ample financial flexibility and additional leverage capacity.

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Scaled Sterile Injectables and Generics Pharmaceuticals Business.   The fact that the combined company’s sterile injectables and generics business will have a complementary product portfolio across multiple delivery technologies, formulations and dosage forms, as well as a leading controlled substances franchise. It will benefit from robust commercial and manufacturing infrastructure, extensive supply chain capabilities and deep expertise in complex, highly regulated products, as well as a strong compliance culture. This business is expected to generate significant free cash flow both immediately and over the long term.

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Financial Profile and Synergy Opportunities.   The Mallinckrodt board of directors’ expectation that the transaction presents an opportunity for a strong financial profile and compelling synergy opportunities based on its familiarity with and understanding of Mallinckrodt’s business, results of operations, financial and market position, and its expectations concerning Mallinckrodt’s future prospects, along with information and discussions with Mallinckrodt’s management, in consultation with representatives of Lazard, regarding Endo’s business, results of operations, financial and market position.

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Synergy Opportunities.   The Mallinckrodt board of directors’ expectation that, following the consummation of the transaction, the combined company is expected to generate pro forma 2025 revenue of $3.6 billion and pro forma 2025 Adjusted EBITDA of $1.2 billion. The combined company is expected to generate at least $150 million of annual pre-tax run-rate operating synergies by 36 months from the completion of the transaction, and approximately $75 million of pre-tax synergies within 12 months from the completion of the transaction, driven by business function integration, utilization of a scaled platform that can be further built upon through the transaction, optimization of supply chain and other commercial infrastructure, removal of duplicate corporate costs and scale efficiencies in administrative functions.

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U.S.-Focused Footprint.   The Mallinckrodt board of directors’ expectation that, following the consummation of the transaction, the combined company will have a robust operating footprint, primarily located in the United States and supported by capabilities in Europe, India, Australia and Japan. The combined company will have 17 manufacturing facilities, 30 distribution centers and approximately 5,700 employees at closing.

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Experienced Teams with Specialized Expertise.   The Mallinckrodt board of directors’ belief that Mallinckrodt and Endo’s teams both possess highly specialized expertise and proven track records of high quality, reliability and compliance across their respective businesses that will be valuable to the combined company. This includes deep clinical and regulatory expertise to drive approvals of complex drugs and devices, together with experience commercializing complex, highly regulated products.

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NYSE Listing.   The Mallinckrodt board of directors’ expectation that Mallinckrodt ordinary shares will be listed on NYSE following the completion of the transaction. Mallinckrodt and Endo have agreed to use reasonable best efforts to cause the Mallinckrodt ordinary shares to be approved for listing on the NYSE as soon as reasonably practicable following the completion, subject to approval of the post-completion Mallinckrodt board and necessary approvals. The parties currently expect that the listing will occur substantially concurrently with the intended separation, if the separation occurs.

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Other Strategic Alternatives.   The Mallinckrodt board of directors’ ongoing evaluation of strategic alternatives for maximizing shareholder value over the long term, including senior management’s standalone plan, and the potential risks, rewards and uncertainties associated with such alternatives, and the Mallinckrodt board’s belief that the proposed transaction with Endo was the most attractive option for Mallinckrodt and its shareholders.

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Loss of Opportunity.   The possibility that, if the Mallinckrodt board of directors declined to recommend the Transaction Agreement, or approve the Transaction Agreement, there may not be another opportunity for Mallinckrodt shareholders to receive a comparable opportunity with a comparable level of completion certainty.

Opinion of Financial Advisor
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Opinion of Lazard.   The financial analysis of the Consideration (as defined in Lazard’s written opinion) and the written opinion of Lazard, dated March 13, 2025, to the Mallinckrodt board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration), as more fully described below in the section entitled “— Opinion of Mallinckrodt’s Financial Advisor”.

Likelihood of Completion of the Transaction
The likelihood that the transaction will be consummated, based on, among other things:
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Limited Conditionality.   That closing of the transaction is subject to a limited set of customary closing conditions for a transaction of this nature.

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Regulatory Covenants.   The commitment made by Endo to cooperate and use reasonable best efforts to obtain regulatory clearances, including under the HSR Act, including to divest assets or commit to limitations on the businesses of Mallinckrodt and Endo to the extent provided in the Transaction Agreement, as discussed further under “The Transaction Agreement — Efforts to Obtain Required Approvals”, together with the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the transaction.

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Mallinckrodt’s ability, under certain circumstances pursuant to the Transaction Agreement, to seek specific performance to prevent breaches of the Transaction Agreement and enforce specifically the terms of the Transaction Agreement.

Favorable Terms of the Transaction Agreement
The terms and conditions of the Transaction Agreement and the course of negotiations of the Transaction Agreement, including, among other things:
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Alternative Offers.   The ability of Mallinckrodt, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described under “The Transaction Agreement — Non-Solicitation”;

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Change of Recommendation.   The ability of the Mallinckrodt board of directors, under certain circumstances, to change its recommendation to Mallinckrodt shareholders concerning the transaction, including in response to a superior proposal, as further described under “The Transaction Agreement — Board Change of Recommendation”.

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Non-Solicitation.   The terms of the Transaction Agreement that restrict Endo’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed under “The Transaction Agreement — Non-Solicitation”.

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Termination Fee.   The obligation of Endo to pay Mallinckrodt a termination fee equal to $83 million upon termination of the Transaction Agreement under specified circumstances.

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No-Vote Fee.   The obligation of Endo to pay Mallinckrodt a termination fee equal to $31.9 million if Mallinckrodt or Endo terminates the Transaction Agreement for failure to get the requisite Endo stockholder approval and prior to such termination the court meeting resolution and EGM proposals (excluding the Mallinckrodt distributable reserves resolution) have been approved.

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Stockholder Vote.   The requirement that Endo hold a shareholder vote on the Transaction Agreement, even though the Endo board of directors may have withdrawn or changed its recommendation.

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Continuing Influence.   The governance arrangements contained in the Transaction Agreement, which provide that, after completion of the transaction, the chief executive officer of

Mallinckrodt will be its current chief executive officer, and the board of directors of Mallinckrodt will consist of four individuals who are members of the Endo board of directors immediately prior to the completion of the transaction, four individuals who are members of the Mallinckrodt board of directors immediately prior to the completion of the transaction and one jointly selected director selected by a majority of the persons designated to be Endo selected directors or Mallinckrodt selected directors (provided, that the person who shall be the Chair of the post-completion Mallinckrodt board consents to such selection and will have a casting vote in the event of a tie). The Mallinckrodt board of directors expects that the Mallinckrodt selected directors, who will be selected based on their experience, skills and capabilities, as well as their interest in serving and ability to serve on the post-completion Mallinckrodt Board, will have continuing influence on the execution of the strategy and business plan of Mallinckrodt following the completion.
The Mallinckrodt board of directors also considered a variety of risks and other countervailing factors, including:
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Current Conditions.   The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends, geopolitical risks, global pricing trends, supply chain and freight costs, risks related to additional tariffs or trade restrictions and the current and potential impact of these conditions in both the near term and long term on Mallinckrodt’s industry.

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Changes in Share Price.   That the exchange ratio will not adjust downwards to compensate for changes in the price of Mallinckrodt ordinary shares or Endo common stock prior to the consummation of the transaction, and the terms of the Transaction Agreement do not include termination rights triggered by a decrease in the value of Endo or relative to the value of Mallinckrodt (although the Mallinckrodt board of directors determined that the exchange ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Mallinckrodt and Endo).

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Continuing Influence.   The fact that the four Mallinckrodt board members to be appointed to the post-completion Mallinckrodt board will not constitute a majority of the post-completion Mallinckrodt board.

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Interim Restrictions.   The restrictions on the conduct of Mallinckrodt’s business during the pendency of the transaction, which may delay or prevent Mallinckrodt from undertaking business opportunities that may arise or may negatively affect Mallinckrodt’s ability to attract and retain key personnel.

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Restrictions on Solicitation.   The terms of the Transaction Agreement that restrict Mallinckrodt’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed under “The Transaction Agreement — Non-Solicitation,” although the Mallinckrodt board of directors believed that such terms were reasonable and not likely to significantly deter another party from making a superior proposal.

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Possible Disruption of Mallinckrodt’s Business.   The potential for diversion of management and employee attrition and the possible effects of the announcement and pendency of the transaction on customers and business relationships.

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Risks of Delays.   The amount of time it could take to complete the transaction, including the fact that completion of the transaction depends on factors outside of Mallinckrodt’s control, and that there can be no assurance that the conditions to the transaction will be satisfied even if the necessary Mallinckrodt shareholder approval is obtained.

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Non-Completion.   The possibility of non-consummation of the transaction and the potential consequences of non-consummation, including the potential negative impacts on Mallinckrodt, its business and the price of its shares.

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Mallinckrodt No-Vote Fee.   The obligation of Mallinckrodt to pay Endo a termination fee equal to $30.8 million if Mallinckrodt or Endo terminates the Transaction Agreement for failure to get the requisite approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) and prior to such termination the Endo stockholder approval with respect to the transaction has been obtained.

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Superior Proposal.   The Transaction Agreement may not be terminated by Mallinckrodt in order to accept a superior proposal.

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Integration Costs.   The difficulty and costs inherent in integrating diverse, global businesses and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized.

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Other Risks.   The risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

The Mallinckrodt board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Mallinckrodt and its shareholders would achieve as a result of the transaction.
In addition, the Mallinckrodt board of directors was aware of and considered the fact that some of Mallinckrodt’s directors and executive officers may have interests in the business combination that are different from, or in addition to, Mallinckrodt shareholders. For more information, see the section of this joint proxy statement/prospectus entitled “— Interests of Certain Persons in the Transaction” beginning on page [•].
The foregoing discussion of factors considered by the Mallinckrodt board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Mallinckrodt board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Mallinckrodt board of directors. In light of the variety of factors considered in connection with its evaluation of the Transaction Agreement and the business combination, the Mallinckrodt board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Mallinckrodt board of directors based its decisions on the totality of the factors and information it considered. Moreover, each member of the Mallinckrodt board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors.
Opinion of Endo’s Financial Advisor
Goldman Sachs rendered its opinion to the Endo board of directors that, as of March 13, 2025, and based upon and subject to the factors and assumptions set forth therein, the Endo Aggregate Consideration to be paid to the holders (other than the holders of certain excluded shares) of Endo common stock pursuant to the Transaction Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated March 13, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Endo board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any Endo stockholder should vote with respect to the transaction or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the Transaction Agreement;

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Amendment No. 1 to the Registration Statement of Endo on Form S-1, dated July 25, 2024, including the prospectus incorporated therein, dated July 31, 2024, and each of the six supplements thereto, dated August 28, 2024, August 29, 2024, October 4, 2024, October 29, 2024, November 5, 2024 and January 7, 2024;

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annual reports to stockholders and Annual Reports on Form 10-K of Endo International plc, a predecessor to Endo, for the five fiscal years ending December 31, 2023;

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annual reports to stockholders and Annual Reports on Form 10-K of Mallinckrodt for the five fiscal years ended December 29, 2023;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Endo and Mallinckrodt;

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certain other communications from Endo and Mallinckrodt to their respective stockholders;

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certain publicly available research analyst reports for Endo and Mallinckrodt;

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certain internal financial analyses and forecasts for Mallinckrodt prepared by its management;

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certain internal financial analyses and forecasts for Endo prepared by its management and certain financial analyses and forecasts for Mallinckrodt standalone and pro forma for the transaction prepared by the management of Endo, in each case, as approved for Goldman Sachs’ use by Endo (the “Forecasts”), including certain operating synergies projected by the management of Endo to result from the transaction, as approved for Goldman Sachs’ use by Endo (the “Synergies”); and

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certain internal estimates of the Per Share Endo Funded Cash Consideration and the Per Share Stock Consideration prepared by the management of Endo in each case, as approved for Goldman Sachs’ use by Endo (the “Consideration Estimates”).

Goldman Sachs also held discussions with members of the senior managements of Endo and Mallinckrodt regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Endo and Mallinckrodt; reviewed the reported price and trading activity for the Endo common stock and the Mallinckrodt ordinary shares; compared certain financial and stock market information for Endo and Mallinckrodt with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty pharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Endo’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Endo’s consent that the Forecasts, including the Synergies, and the Consideration Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Endo. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Endo or Mallinckrodt or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Endo or Mallinckrodt or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the Transaction Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Endo to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Endo; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to the holders (other than the holders of certain excluded shares) of the Endo common stock of the Endo Aggregate Consideration to be paid to such holders pursuant to the Transaction Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Transaction Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the transaction, including the fairness of Sections 7.14 (Generics Separation), 7.20 (Post-Completion Restructuring) and 7.21 (Certain Structuring

and Tax Matters) of the Transaction Agreement, any allocation of the Endo Aggregate Consideration, and the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Endo; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Endo or Mallinckrodt, or class of such persons in connection with the transaction, whether relative to the Endo Aggregate Consideration to be paid to the Endo stockholders (other than the holders of certain excluded shares) pursuant to the Transaction Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Mallinckrodt ordinary shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Endo or Mallinckrodt or the transaction, or as to the impact of the transaction on the solvency or viability of Endo or Mallinckrodt or the ability of Endo or Mallinckrodt to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Endo board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 11, 2025, the second to last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.
At the direction of Endo, Goldman Sachs used the Consideration Estimates of 0.2629 Mallinckrodt ordinary shares per share of Endo common stock as the Per Share Stock Consideration and $1.03 per share of Endo common stock as the sum of the Per Share Endo Funded Cash Consideration and the Per Share Base Cash Consideration (together, the “Per Share Cash Consideration”), to calculate, for purposes of its analyses, an implied value for the Endo Aggregate Consideration. Goldman Sachs calculated, for purposes of its analyses, an implied value for the Endo Aggregate Consideration of $27.32 by adding (i) $26.29, which was obtained by multiplying 0.2629 Mallinckrodt ordinary shares by $100, which represented the price per Mallinckrodt ordinary share paid in the over the counter market for the purchase of Mallinckrodt ordinary shares on February 5, 2025 as provided and approved for Goldman Sachs’ use by the management of Endo as the last known transaction on the over the counter market for the purchase of Mallinckrodt ordinary shares, and (ii) the Per Share Cash Consideration of $1.03.
Illustrative Discounted Cash Flow Analysis
Endo Stand-Alone
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Endo to derive a range of illustrative present values per share of Endo common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 10.5%, reflecting estimates of Endo’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2024, (i) estimates of unlevered free cash flow for Endo for the fiscal years 2025 through 2034 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Endo, which were calculated by applying perpetuity growth rates ranging from (2.5)% to (1.5)%, to a terminal year estimate of the unlevered free cash flow and adjusted EBITDA (burdened by stock-based compensation) to be generated by Endo, as reflected in the Forecasts, which analysis implied terminal year EBITDA exit multiples ranging from 6.0x to 7.7x. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including

Endo’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Endo, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Endo by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Endo the amount of Endo’s net debt as of December 31, 2024, as provided and approved for Goldman Sachs’ use by the management of Endo, to derive a range of illustrative equity values for Endo. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted Endo common stock, as provided and approved for Goldman Sachs’ use by the management of Endo, using the treasury stock method, to derive a range of illustrative present values per share ranging from $26 to $36.
Pro Forma Combined Company
Using the Forecasts, including the Synergies, and the Consideration Estimates, Goldman Sachs performed an illustrative discounted cash flow analysis on Mallinckrodt pro forma for the transaction (“Pro Forma Combined Company”) to derive a range of illustrative present values of the Endo Aggregate Consideration to be paid per share of Endo common stock pursuant to the Transaction Agreement.
Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 10.5%, reflecting estimates of Pro Forma Combined Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2024, (i) estimates of unlevered free cash flow for Pro Forma Combined Company for the fiscal years 2025 through 2034 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Pro Forma Combined Company, which were calculated by applying perpetuity growth rates ranging from (2.5)% to (1.5)%, to a terminal year estimate of the unlevered free cash flow and adjusted EBITDA (burdened by stock compensation) to be generated by Pro Forma Combined Company, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 6.0x to 7.8x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts, including the Synergies, and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Pro Forma Combined Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Pro Forma Combined Company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Pro Forma Combined Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Pro Forma Combined Company the amount of Pro Forma Combined Company’s net debt as of December 31, 2024, as provided and approved for Goldman Sachs’ use by the management of Endo, to derive a range of illustrative equity values for Pro Forma Combined Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of post-completion Mallinckrodt ordinary shares, as provided and approved for Goldman Sachs’ use by the management of Endo, using the treasury stock method. Using the Consideration Estimates, as provided and approved for Goldman Sachs’ use by the management of Endo, Goldman Sachs then derived the implied value of the Endo Aggregate Consideration to be paid per share of Endo common stock pursuant to the Transaction Agreement by multiplying the implied equity value per share of post-completion Mallinckrodt ordinary shares by 0.2629 Mallinckrodt ordinary shares per share of Endo common stock as the Per Share Stock Consideration and adding $1.03 as the Per Share Cash Consideration. This analysis resulted in a range of illustrative present values of the Endo Aggregate Consideration to be paid per share of Endo common stock pursuant to the Transaction Agreement of $30 to $39.
Illustrative Present Value of Future Share Price Analysis
Endo Stand-Alone
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Endo common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Endo as of December 31 for each of the fiscal years 2025 through 2028, by applying a range multiples of illustrative enterprise value (“EV”) to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA)” of 6.0x to 8.0x to estimates of Endo’s NTM EBITDA (burdened by stock compensation) for each of the fiscal years 2026 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Endo.
Goldman Sachs then subtracted the amount of Endo’s net debt as of December 31 for each of the fiscal years 2025 through 2028, each as provided and approved for Goldman Sachs’ use by the management of Endo, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Endo for each of the fiscal years 2025 through 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Endo common stock for each of fiscal years 2025 through 2028, calculated using information provided by and approved for Goldman Sachs’ use by the management of Endo, to derive a range of implied future values per share of Endo common stock. Goldman Sachs then discounted these implied future equity values per share of Endo common stock to December 31, 2024, using an illustrative discount rate of 10.5%, reflecting an estimate of Endo’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Endo, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share ranging from $23 to $43.
Pro Forma Combined Company
Using the Forecasts, including the Synergies, and the Consideration Estimates, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the post-completion Mallinckrodt ordinary shares to derive a range of illustrative present values of the Endo Aggregate Consideration to be paid per share of Endo common stock pursuant to the Transaction Agreement.
For this analysis, Goldman Sachs first calculated the implied enterprise value for Pro Forma Combined Company as of December 31 for each of the fiscal years 2025 through 2028, by applying a range of multiples of illustrative EV/NTM EBITDA of 6.0x to 8.0x to estimates of the Pro Forma Combined Company’s NTM EBITDA (burdened by stock compensation) for each of the fiscal years 2026 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EBITDA multiples for Endo and Mallinckrodt.
Goldman Sachs then subtracted the amount of Endo and Mallinckrodt’s net debt and the net present value of remaining Acthar settlement payments as of December 31 for each of fiscal years 2025 through 2028, as provided and approved for Goldman Sachs’ use by the management of Endo, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Pro Forma Combined Company for each of the fiscal years 2025 through 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of post-completion Mallinckrodt ordinary shares for each of fiscal years 2025 through 2028, calculated using information provided and approved for Goldman Sachs’ use by the management of Endo, to derive a range of implied future values per share of post-completion Mallinckrodt ordinary shares. Goldman Sachs then discounted these implied future equity values per share of post-completion Mallinckrodt ordinary shares to December 31, 2024, using an illustrative discount rate of 10.5%, reflecting an estimate of Pro Forma Combined Company’s cost of equity. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Using the Consideration Estimates, as provided and approved for Goldman Sachs’ use by the management of Endo, prices for shares of post-completion Mallinckrodt ordinary shares were then multiplied by 0.2629 Mallinckrodt ordinary shares per share of Endo common stock as the Per Share Stock Consideration and increased by $1.03 as the Per Share Cash Consideration. This analysis resulted in a range of implied present values of the Endo Aggregate Consideration to be paid per share of Endo common stock pursuant to the Transaction Agreement of $26 to $47.
Selected Transactions Analysis.
Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty pharmaceutical industry since 2010. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last 12-month EBITDA (“LTM EBITDA”) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Endo, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Endo’s results, market sizes and product profile.
The following table presents the results of this analysis:
Announcement Date	Selected Transactions		Transaction EV/LTM EBITDA
	Acquiror	Target
July 2019	Upjohn	Mylan	6.5x
April 2014	Mallinckrodt	Questcor Pharmaceuticals	9.7x
May 2013	Actavis, Inc.	Warner Chilcott plc	5.9x
May 2011	Teva Pharmaceutical Industries	Cephalon, Inc.	7.2x
October 2010	Hikma	Baxter U.S. Generic Injectables	7.7x
75% Percentile			8.7x
Median			7.2x
25% Percentile			6.2x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 6.2x to 8.7x to Endo’s LTM adjusted EBITDA as of December 31, 2024, as provided and approved for Goldman Sachs’ use by the management of Endo, to derive a range of implied enterprise values for Endo. Goldman Sachs then subtracted the net debt of Endo as of December 31, 2024, as provided and approved for Goldman Sachs’ use by the management of Endo, and divided the result by the number of fully diluted outstanding Endo common stock as of December 31, 2024, as provided and approved for Goldman Sachs’ use by the management of Endo, to derive a reference range of implied values per share of Endo common stock of $24 to $44.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Endo or Mallinckrodt or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Endo board of directors as to the fairness from a financial point of view of the Endo Aggregate Consideration to be paid to the holders (other than the holders of certain excluded shares) of Endo common stock pursuant to the Transaction Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Endo, Mallinckrodt, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Endo Aggregate Consideration was determined through arm’s-length negotiations between Endo and Mallinckrodt and was approved by the Endo board of directors. Goldman Sachs provided advice to Endo during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Endo or the Endo board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the transaction.
As described in the section entitled “Recommendation of the Endo Board of Directors and Endo’s Reasons for the Transaction” beginning on page [•] of this joint proxy statement/prospectus, Goldman Sachs’ opinion to the Endo board of directors was one of many factors taken into consideration by the Endo board of directors in making its determination to approve the Transaction Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Endo, Mallinckrodt, any of their respective affiliates and third parties, including GoldenTree Asset Management, LP, a significant shareholder of Endo and Mallinckrodt (the “Significant Shareholder”), and any of its affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction. Goldman Sachs acted as financial advisor to Endo in connection with, and participated in certain of the negotiations leading to, the transaction. At Endo’s request, an affiliate of Goldman Sachs has entered into financing commitments and agreements to provide Pro Forma Combined Company with a new financing in connection with the consummation of the transaction, subject to the terms of the agreements governing such financing commitments and agreements. The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection to the debt financing will depend upon, among other things, the aggregate amount and form of the debt financing incurred by Pro Forma Combined Company. Endo estimates that Goldman Sachs and its affiliates will in the aggregate receive no more than $[         ] in fees in connection with providing such financing. Goldman Sachs has provided certain financial advisory and/or underwriting services to Endo and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as arranger on a revolving credit facility and issuing a letter of credit. During the two-year period ended March 13, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Endo and/or its affiliates of approximately $8 million. During the two-year period ended March 13, 2025, Goldman Sachs Investment Banking has not been engaged by Mallinckrodt or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to the Significant Shareholder and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a financing to Travelodge Hotels Limited, a portfolio company of the Significant Shareholder, in April 2023. During the two-year period ended March 13, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Significant Shareholder or its affiliates and companies in which the Significant Shareholder or its affiliates holds a significant equity stake, of approximately $4 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Endo, Mallinckrodt, the Significant Shareholder and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. As of March 13, 2025, affiliates of Goldman Sachs are invested in equity interests of affiliates of the Significant Shareholder. Such affiliates may co-invest with, and invest in equity interests of, the Significant Shareholder and/or its respective affiliates or funds managed thereby in the future.
The Endo board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated March 12, 2025, Endo engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Endo and Goldman Sachs provides for a transaction fee of $30 million, $5 million of which became payable upon the announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, Endo has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Mallinckrodt’s Financial Advisor
Mallinckrodt retained Lazard as its financial advisor in connection with the transaction. In connection with Lazard’s engagement, Mallinckrodt requested that Lazard evaluate the fairness, from a financial point of view, to Mallinckrodt of the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration). On March 13, 2025, Lazard delivered to the Mallinckrodt board of directors its written opinion, dated March 13, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration) was fair, from a financial point of view, to Mallinckrodt.
The full text of Lazard’s written opinion, dated March 13, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated March 13, 2025, set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex F. You are encouraged to read Lazard’s opinion and the summary contained in this joint proxy statement/prospectus carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the Mallinckrodt board of directors (in its capacity as such) and Lazard’s opinion was delivered to the Mallinckrodt board of directors in connection with its evaluation of the transaction and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Mallinckrodt of the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration). Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
In connection with its opinion, Lazard:
•
reviewed the financial terms and conditions of a draft, dated March 13, 2025, of the Transaction Agreement;

•
reviewed certain historical business and financial information relating to Mallinckrodt and Endo;

•
reviewed various financial forecasts and other data provided to Lazard by Mallinckrodt relating to the business of Mallinckrodt, financial forecasts and other data provided to Lazard by Endo, as adjusted by management of Mallinckrodt, relating to the business of Endo and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Mallinckrodt to be realized from the transaction;

•
held discussions with members of the senior management of Mallinckrodt and Endo with respect to the businesses and prospects of Mallinckrodt and Endo, respectively, and with members of the senior management of Mallinckrodt with respect to the projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the transaction;

•
reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Mallinckrodt and Endo, respectively;

•
reviewed historical stock prices and trading volumes of Mallinckrodt ordinary shares and Endo common stock;

•
reviewed the potential pro forma financial impact of the transaction on Mallinckrodt based on the financial forecasts referred to above relating to Mallinckrodt and Endo and the projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the transaction; and

•
conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mallinckrodt or Endo or concerning the solvency or fair value of Mallinckrodt or Endo, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the transaction, Lazard assumed, with the consent of Mallinckrodt, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Mallinckrodt and Endo, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on Endo, Mallinckrodt or the transaction and Lazard did not express an opinion as to the effects of such volatility on Endo, Mallinckrodt or the transaction. Lazard did not express any opinion as to the prices at which shares of Mallinckrodt ordinary shares or Endo common stock may trade at any time subsequent to the announcement of the transaction. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Mallinckrodt. In addition, Lazard’s opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which Mallinckrodt might engage or the merits of the underlying decision by Mallinckrodt to engage in the transaction.
In rendering its opinion, Lazard assumed, with the consent of Mallinckrodt, that the transaction would be consummated on the terms described in the Transaction Agreement, without any waiver or modification of any material terms or conditions. Representatives of Mallinckrodt advised Lazard, and Lazard assumed, that the Transaction Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Mallinckrodt, that obtaining the necessary governmental, regulatory or third party approvals and consents for the transaction would not have an adverse effect on Mallinckrodt, Endo or the transaction. Lazard was advised by Endo’s management, and assumed with the consent of Mallinckrodt, that the sale of Endo’s International Pharmaceuticals segment would be consummated in accordance with the terms of the definitive agreement that was entered into with respect to such sale prior to the date of Lazard’s opinion. Lazard did not express any opinion as to any tax or other consequences that might result from the transaction, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Mallinckrodt obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified in the opinion) of the transaction, including, without limitation, the form or structure of the transaction or any agreements or arrangements entered into in connection with, or contemplated by the transaction. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the Consideration or otherwise. In addition, Lazard expressed no view or opinion as to the Endo distributable reserves proposal, the Mallinckrodt distributable reserves proposal, the generics separation or any other sale, spin-off, split-off or other disposition of any of the businesses or assets of Mallinckrodt, Endo or their respective subsidiaries. Lazard undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which Mallinckrodt, Endo or their respective subsidiaries were or may be parties or were or may be subject, and Lazard’s opinion did not consider the potential effects of any such litigation, actions, claims, other contingent liabilities or settlements.
Summary of Lazard Financial Analyses
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mallinckrodt and Endo. No company, business or transaction used in Lazard’s financial analyses and reviewed as a comparison is identical to Mallinckrodt, Endo or the combined company, or the transaction and related transactions contemplated by the Transaction Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical.
Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 6, 2025, and is not necessarily indicative of current market conditions.
Discounted Cash Flow Analysis
Using the Mallinckrodt projections for Mallinckrodt and the Mallinckrodt projections for Endo, respectively, Lazard performed a discounted cash flow analysis of Mallinckrodt and Endo.
A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
Mallinckrodt
Lazard calculated a range of implied enterprise values for Mallinckrodt by discounting to present value, utilizing discount rates ranging from 8.0% to 9.0%, chosen by Lazard based upon its analysis of the weighted average cost of capital of Mallinckrodt (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by Mallinckrodt from August 31, 2025 through end of fiscal year 2029 based on the Mallinckrodt projections for Mallinckrodt; (ii) estimated tax assets expected to occur after the end of fiscal year 2029; and (iii) a range of terminal values for Mallinckrodt.
The terminal values were derived by applying a perpetuity growth rate range of 0.0% to 2.0% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Mallinckrodt in Mallinckrodt’s Brands segment per the Mallinckrodt projections for Mallinckrodt and a perpetuity growth rate range of 1.0% to 3.0% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Mallinckrodt in Mallinckrodt’s Generics and Corporate segments per the Mallinckrodt projections for Mallinckrodt, implying a blended perpetuity growth rate range of 0.1% to 2.0% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Mallinckrodt. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience, taking into account the Mallinckrodt projections for Mallinckrodt for each segment.
Lazard then subtracted Mallinckrodt’s estimated net debt as of August 31, 2025 as provided by Mallinckrodt’s management from the range of implied enterprise values to derive a range of total equity values for Mallinckrodt of $4,315 million to $6,125 million, rounded to the nearest $5 million. Lazard then calculated a range of implied equity values per share of Mallinckrodt ordinary share by dividing such total equity values of Mallinckrodt by the number of fully diluted shares of Mallinckrodt ordinary shares (determined using the treasury stock method), as provided by Mallinckrodt’s management with respect to dilutive securities outstanding as of August 31, 2025. The results of this analysis implied an equity value per share range of Mallinckrodt ordinary shares of $210 to $300, rounded to the nearest $5.
Endo
Lazard calculated a range of implied enterprise values for Endo by discounting to present value, utilizing discount rates ranging from 8.0% to 9.0%, chosen by Lazard based upon its analysis of the weighted average cost of capital of Endo (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by Endo from August 31, 2025 through end of fiscal year 2029 based on the Mallinckrodt projections for Endo; (ii) estimated tax assets expected to occur after the end of fiscal year 2029; and (iii) a range of terminal values for Endo.
The terminal values were derived by applying a perpetuity growth rate range of 1.0% to 3.0% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Endo in Endo’s Brands and Corporate segments per the Mallinckrodt projections for Endo, a perpetuity growth rate range of 1.5% to 3.5% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Endo in Endo’s Sterile Injectable segment per the Mallinckrodt projections for Endo and a perpetuity growth rate range of (10.0%) to (5.0%) to the terminal year unlevered free cash flows per the Mallinckrodt projections for Endo in Endo’s Generics segment per the Mallinckrodt projections for Endo, implying a blended perpetuity growth rate range of 0.6% to 2.8% to the terminal year unlevered free cash flows per the Mallinckrodt projections for Endo. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience, taking into account the Mallinckrodt projections for Endo.
Lazard then subtracted Endo’s estimated net debt, added illustrative cash proceeds of $80 million from the sale of Endo’s International Pharmaceuticals segment and subtracted the cash payment to Endo stockholders of $80 million, each as of August 31, 2025 and based on information provided by Endo’s management, from the range of implied enterprise values to derive a range of total equity values for Endo of $4,050 million to $6,830 million, rounded to the nearest $5 million. Lazard then calculated a range of implied equity values per share of Endo common stock by dividing such total equity values of Endo by the number of fully diluted shares of Endo common stock (determined using the treasury stock method), as calculated based on information provided by Endo’s management with respect to dilutive securities outstanding as of August 31, 2025. The results of this analysis implied an equity value per share range of Endo common stock of $50 to $90, rounded to the nearest $5.

Implied Exchange Ratio
By dividing the high and low ends of the implied equity values per share based on the range of total equity values for Endo as described above by the low and high ends, respectively, of the implied equity values per share based on the range of total equity values derived for Mallinckrodt as described above and accounting for the $80 million cash payment to Endo stockholders, Lazard calculated an implied exchange ratio range of 0.17 to 0.42 and an implied pro forma ownership range of Mallinckrodt shareholders of 39% to 60%.
Selected Publicly Traded Companies Analysis
Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly traded specialty pharmaceutical companies (the “specialty pharmaceutical companies”) and generics companies (the “generics companies”, and together with the specialty pharmaceutical companies, the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for Mallinckrodt and Endo.
The specialty pharmaceutical companies for this analysis were as follows:
•
United Therapeutics Corporation

•
Recordati Industria Chimica e Farmaceutica S.p.A.

•
Ipsen S.A.

•
Jazz Pharmaceuticals plc

•
H. Lundbeck A/S

•
Bausch Health Companies Inc.

•
Almirall, S.A.

The generics companies for this analysis were as follows:
•
Teva Pharmaceutical Industries Limited

•
Viatris Inc.

•
Organon & Co.

•
Amneal Pharmaceuticals, Inc.

•
ANI Pharmaceuticals, Inc.

•
Amphastar Pharmaceuticals, Inc.

None of the selected companies is directly comparable to Mallinckrodt or Endo and certain of these companies may have characteristics that are materially different from those of Mallinckrodt and Endo. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Mallinckrodt and Endo and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (defined as equity market capitalization plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of March 6, 2025, as a multiple of such selected company’s estimated EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate), based on FactSet Research Systems and the companies’ public filings, for fiscal year 2025. The results of this analysis are summarized in the following tables:

Specialty Pharmaceutical
Benchmark	Low	25th Percentile	Median	Mean	75th Percentile	High
2025E EBITDA	6.2x	6.5x	6.7x	7.9x	8.2x	12.6x
Generics
Benchmark	Low	25th Percentile	Median	Mean	75th Percentile	High
2025E EBITDA	6.2x	6.4x	6.8x	7.4x	7.8x	10.2x
Mallinckrodt
Based on its experience and professional judgment, after taking into account, among other things, such observed multiples as well as enterprise value / EBITDA multiples for fiscal year 2025 for Mallinckrodt and Endo of 4.9x based on the Mallinckrodt projections for Mallinckrodt and 7.1x based on the Mallinckrodt projections for Endo, respectively, Lazard selected and applied the below range of multiples of enterprise value / EBITDA, in each case, based on the Mallinckrodt projections for Mallinckrodt:
Benchmark	Multiple Range
2025E Brands EBITDA	6.2x – 6.6x
2025E Generics EBITDA	5.0x – 6.9x
2025E Corporate Overhead	6.2x – 6.6x
Lazard then subtracted Mallinckrodt’s estimated net debt as of August 31, 2025 and based on information provided by Mallinckrodt’s management from the range of implied enterprise values to derive a range of total equity values for Mallinckrodt of $2,305 million to $2,970 million, rounded to the nearest $5 million. Lazard then calculated a range of implied equity values per share of Mallinckrodt ordinary shares by dividing such total equity values of Mallinckrodt by the number of fully diluted shares of Mallinckrodt ordinary shares (determined using the treasury stock method), as calculated based on information provided by Mallinckrodt’s management with respect to dilutive securities outstanding as of August 31, 2025. The results of this analysis implied an equity value per share range of Mallinckrodt ordinary shares of $115 to $150, rounded to the nearest $5.
Endo
Based on its experience and professional judgment, after taking into account, among other things, such observed multiples as well as enterprise value / EBITDA multiples for fiscal year 2025 for Mallinckrodt and Endo of 4.9x based on the Mallinckrodt projections for Mallinckrodt and 7.1x based on the Mallinckrodt projections for Endo, respectively, Lazard selected and applied the below range of multiples of enterprise value / EBITDA, in each case, based on the Mallinckrodt projections for Endo:
Benchmark	Multiple Range
2025E Brands EBITDA	6.2x – 7.9x
2025E Sterile Injectables EBITDA	6.5x – 8.2x
2025E Generics EBITDA	4.3x – 6.4x
2025E Corporate Overhead	5.7x – 7.5x
Lazard then subtracted Endo’s estimated net debt, added illustrative cash proceeds of $80 million from the sale of Endo’s International Pharmaceuticals segment and subtracted the cash payment to Endo stockholders of $80 million, each as of August 31, 2025 and based on information provided by Endo’s management, from the range of implied enterprise values to derive a range of total equity values for Endo of $1,660 million to $2,720 million, rounded to the nearest $5 million. Lazard then calculated a range of implied equity values per share of Endo common stock by dividing such total equity values of Endo by the number of fully diluted shares of Endo common stock (determined using the treasury stock method), as calculated based on information provided by Endo’s management with respect to dilutive securities outstanding as of August 31, 2025. The results of this analysis implied an equity value per share range of Endo common stock of $20 to $35, rounded to the nearest $5.

Implied Exchange Ratio
By dividing the high and low ends of the implied equity values per share based on the range of total equity values derived for Endo as described above by the low and high ends, respectively, of the implied equity value per share based on the range of total equity values derived for Mallinckrodt as described above and accounting for the $80 million cash payment to Endo stockholders, Lazard calculated an implied exchange ratio range of 0.15 to 0.30 and an implied pro forma ownership range of Mallinckrodt shareholders of 46% to 64%, as compared to the pro forma ownership of Mallinckrodt shareholders of 50.1% pursuant to the Transaction Agreement.
Other Analysis
The analysis and data described below were presented to the Mallinckrodt board of directors for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
“Has-Gets” Value Creation Analysis
Lazard prepared an illustrative “has-gets” value creation analysis for the holders of Mallinckrodt ordinary shares using two methodologies: (i) discounted cash flow-based value creation analysis; and (ii) publicly traded companies-based enterprise value to EBITDA value creation analysis.
In the discounted cash flow-based value creation analysis Lazard compared the midpoint of the unrounded implied equity value per share reference range for Mallinckrodt on a standalone basis derived using the analysis described above under the caption “Discounted Cash Flow Analysis” to the equity value per share of the combined company attributable to holders of Mallinckrodt ordinary shares implied by the pro forma ownership of Mallinckrodt shareholders of 50.1% as a result of the transaction pursuant to the Transaction Agreement. The implied midpoint of the discounted cash flow equity value per share of the combined company was derived based on (i) the sum of the midpoints of the unrounded implied equity value per share reference range for each of Mallinckrodt and Endo on a standalone basis derived using the analysis described under the caption “Discounted Cash Flow Analysis” above, (ii) the midpoint discounted cash flow value of the projected synergies anticipated by the management of Mallinckrodt to be realized from the transaction net of costs to achieve, each per Mallinckrodt management, (iii) the midpoint net present value per share of future tax assets per Mallinckrodt management and (iv) net changes to the combined company’s debt and cash positions expected as a result of Transaction, including the $80 million cash payment to Endo stockholders. This analysis implied approximately 23% value creation to the holders of Mallinckrodt ordinary shares.
In the publicly traded companies-based enterprise value to EBITDA value creation analysis, Lazard compared the midpoint of the unrounded implied equity value per share reference range for Mallinckrodt on a standalone basis derived using the analysis described above under the caption “Selected Publicly Traded Companies Analysis” to the equity value per share of the combined company attributable to holders of Mallinckrodt ordinary shares implied by the pro forma ownership of Mallinckrodt shareholders of 50.1% pursuant to the Transaction Agreement. The implied midpoint of the equity value per share of the combined company was derived based on (i) an implied equity value per share reference range for the combined company excluding synergies based on enterprise value / EBITDA multiples applied to the estimated EBITDA of each of Mallinckrodt’s and Endo’s segments for fiscal year 2025 based on the Mallinckrodt projections for Mallinckrodt, (ii) the implied value of the projected synergies anticipated by the management of Mallinckrodt to be realized from the transaction derived by applying an average enterprise value / EBITDA multiple for Mallinckrodt and Endo applied to the estimated run-rate synergies of the combined company based on the Mallinckrodt projections for Mallinckrodt, (iii) the midpoint net present value per share of future tax assets per Mallinckrodt management, (iv) net changes to the combined company’s debt and cash positions expected as a result of the transaction, including the $80 million cash payment to Endo stockholders, change-of-control and transaction costs and expenses and (v) an incremental value for the pro forma combined company implied by applying a multiple range of 0.00x to 0.75x to the pro forma combined company’s Brands EBITDA for fiscal year 2025 based on the Mallinckrodt projections for Mallinckrodt. This analysis implied approximately 13% value creation to the holders of Mallinckrodt ordinary shares, excluding the impact of the multiple uplift.

Miscellaneous
In connection with Lazard’s services as financial advisor to Mallinckrodt in connection with the transaction, Mallinckrodt agreed to pay Lazard an aggregate fee for such services of $35 million, $5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the consummation of the transaction. In addition, Mallinckrodt has agreed to reimburse certain of Lazard’s expenses incurred in connection with Lazard’s engagement and to indemnify Lazard against certain liabilities that may arise out of Lazard’s engagement. Lazard in the past has provided certain investment banking services to Mallinckrodt, including, during the two-year period prior to the date of Lazard’s opinion, having advised Mallinckrodt on various strategic alternatives, including Mallinckrodt’s sale of its Therakos business in November 2024, for which Lazard has received compensation of approximately $7.5 million. In addition, Lazard in the past has provided certain investment banking services to GoldenTree Asset Management LP, a significant shareholder of Mallinckrodt and Endo (“GoldenTree”), and certain of its affiliates, including, during the two-year period prior to the date of Lazard’s opinion, having advised three ad hoc groups of creditors where GoldenTree was a member of such ad hoc groups and advising an ad hoc group of creditors where GoldenTree was currently a member as of the date of the opinion, for which Lazard has received compensation of approximately $6.5 million.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Mallinckrodt, Endo, GoldenTree and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Mallinckrodt, Endo, GoldenTree and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
Mallinckrodt and Endo determined the Consideration in the transaction through arm’s-length negotiations, and the Mallinckrodt board of directors approved such Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Mallinckrodt board of directors as to the fairness, from a financial point of view, to Mallinckrodt of the Consideration to be paid by Mallinckrodt in the transaction (taking into account the payment of the Per Share Endo Funded Cash Consideration). Lazard did not recommend any specific consideration to the Mallinckrodt board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the transaction.
Lazard’s opinion was one of many factors considered by the Mallinckrodt board of directors, as discussed further in “— Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction.” Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Mallinckrodt board of directors with respect to the Consideration or of whether the Mallinckrodt board of directors would have been willing to recommend a different transaction or determine that a different consideration was fair.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Mallinckrodt board of directors after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the pharmaceuticals industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.
Mallinckrodt Unaudited Prospective Financial Information
Mallinckrodt does not as a matter of course, publicly disclose long-term projections or internal projections as to future performance, revenues, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the transaction, Mallinckrodt’s management prepared certain unaudited internal financial forecasts with respect to Mallinckrodt and adjusted certain unaudited internal financial forecasts provided by Endo management with respect to Endo, which were provided to the Mallinckrodt board of directors, as well as

Mallinckrodt’s financial advisor, in connection with the proposed transaction (collectively, the “Mallinckrodt forecasted financial information”). Some of the Mallinckrodt forecasted financial information was also provided to Lazard for their use and reliance, as directed by Mallinckrodt, in connection with the financial analyses that Lazard performed in connection with its opinion described in the section of this joint proxy statement/prospectus entitled “— Opinion of Mallinckrodt’s Financial Advisor”. Some of the financial forecasts with respect to Mallinckrodt were also provided to Endo and its financial advisor in connection with the proposed transaction. The inclusion of this information should not be regarded as an indication that any of Mallinckrodt, Endo, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
Certain Limitations on the Mallinckrodt Forecasted Financial Information
The summary of the Mallinckrodt forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any Mallinckrodt shareholder to vote in favor of the proposed transaction or any other matter, or to influence any person to make any investment decision with respect to the proposed transaction. The Mallinckrodt forecasted financial information should be evaluated, if at all, in conjunction with Mallinckrodt’s historical financial statements and other information regarding Mallinckrodt incorporated by reference in this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
This Mallinckrodt forecasted financial information is subjective in many respects. While presented with numeric specificity, the Mallinckrodt forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Mallinckrodt’s management, including, among others, Mallinckrodt’s and Endo’s future results, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations, including tax laws, market conditions, ability to successfully develop, commercialize or launch new products, incremental growth from new products introductions, general, and administrative expenses, R&D costs, general economic conditions, and other matters described in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”. The Mallinckrodt forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Mallinckrodt and Endo can give no assurance that the Mallinckrodt forecasted financial information and the underlying estimates and assumptions will be realized. In addition, since the Mallinckrodt forecasted financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Mallinckrodt forecasted financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Mallinckrodt’s and Endo’s business, strategies, budgets, objectives of management for future operations, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” . Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”.
Except to the extent required by applicable U.S. federal securities laws, none of Mallinckrodt nor Endo intends, and each expressly disclaims any obligation, to update or otherwise revise the Mallinckrodt forecasted financial information to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the Mallinckrodt forecasted financial information is shown to be inaccurate. Furthermore, the Mallinckrodt forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Mallinckrodt nor Endo can give any assurance that, had the Mallinckrodt forecasted financial information been prepared either as of the date of this joint proxy statement/prospectus or as of the date of the Mallinckrodt special meetings, similar estimates and assumptions would be used.

The Mallinckrodt forecasted financial information does not take into account all the possible financial and other effects on Mallinckrodt or Endo of the business combination, the effect on Mallinckrodt or Endo of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Transaction Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the business combination. Further, the unaudited prospective financial and operating information does not take into account the effect on Mallinckrodt or Endo of any possible failure of the business combination to occur. None of Mallinckrodt, Endo, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Mallinckrodt shareholder or Endo stockholder or other person regarding Mallinckrodt’s or Endo’s ultimate performance compared to the information contained in the Mallinckrodt forecasted financial information or that the forecasted results will be achieved. The inclusion of the Mallinckrodt forecasted financial information herein should not be deemed an admission or representation by Mallinckrodt, Endo, their respective advisors, or other representatives or any other person that the forecasts will be achieved, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Mallinckrodt forecasted financial information included below is not being included to influence your decision whether to vote in favor of the proposals to be considered at the special meetings but is being provided solely because it was made available to the Mallinckrodt board of directors and Mallinckrodt’s and Endo’s respective financial advisors in connection with the transaction.
The Mallinckrodt forecasted financial information was not prepared with a view toward compliance with published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The Mallinckrodt forecasted financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Mallinckrodt. PricewaterhouseCoopers LLP, Mallinckrodt’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Mallinckrodt forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The report of PricewaterhouseCoopers LLP incorporated by reference in this joint proxy statement/prospectus relates to Mallinckrodt’s previously issued financial statements. It does not extend to the Mallinckrodt forecasted financial information and should not be read to do so.
The Mallinckrodt forecasted financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Mallinckrodt. Deloitte & Touche LLP has not compiled, examined, or performed any procedures with respect to the Mallinckrodt forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Deloitte & Touche LLP incorporated by reference in this joint proxy statement/prospectus relates to Mallinckrodt's previously issued financial statements and does not extend to the Mallinckrodt forecasted financial information and should not be read to do so.
The Mallinckrodt forecasted financial information include non-GAAP financial measures. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP (as applicable), and non-GAAP financial measures in the Mallinckrodt forecasted financial information may not be comparable to similarly titled amounts used by other companies, including Endo, or in other contexts. These non-GAAP measures are included in this joint proxy statement/prospectus because such information was made available by Mallinckrodt to the Mallinckrodt board of directors, Lazard and, in the case of the Mallinckrodt projections for Mallinckrodt, Endo, and used in the process leading to the execution of the Transaction Agreement, as described elsewhere in this joint proxy statement/prospectus. No reconciliation of non-GAAP financial measures in the Mallinckrodt forecasted financial information to GAAP measures was created or used in connection with preparing the Mallinckrodt forecasted financial information and no such reconciliation of non-GAAP financial measures in the Mallinckrodt forecasted financial information was relied upon by the Mallinckrodt board of directors, Lazard or Endo, in connection with their respective evaluations of the proposed transaction.
In light of the foregoing, and considering that the shareholders meetings will be held several months after the Mallinckrodt forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, Mallinckrodt shareholders and Endo stockholders are cautioned not to place undue reliance on such information in making decisions regarding the proposed transaction, as the Mallinckrodt forecasted financial information may be materially different than the actual results. Mallinckrodt and Endo urge all Mallinckrodt shareholders and Endo stockholders to review Mallinckrodt’s most recent SEC filings for a description of Mallinckrodt’s reported financial results and Endo’s most recent SEC filings for a description of Endo’s reported financial results. Please see “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
Mallinckrodt Projections for Mallinckrodt
The following table sets forth certain summarized prospective financial information regarding Mallinckrodt on a standalone basis for the years ending 2025, through 2029 (the “Mallinckrodt projections for Mallinckrodt”), which information was prepared by Mallinckrodt management and directed by Mallinckrodt to be used and relied upon by Lazard in connection with the financial analyses that Lazard performed in connection with its opinion described in “— Opinion of Mallinckrodt’s Financial Advisor”. The Mallinckrodt projections for Mallinckrodt were also provided to Endo and its financial advisor. The Mallinckrodt projections for Mallinckrodt should not be regarded as an indication that Mallinckrodt considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	For the fiscal year ending December 31,(1)
(In millions)	2025	2026	2027	2028	2029
Revenue	$1,783	$1,827	$1,870	$1,920	$1,974
Gross Profit	$1,091	$1,102	$1,120	$1,153	$1,183
Adjusted EBITDA(2)	$500	$506	$529	$556	$574

(1)
Mallinckrodt reports its results based on a “52-53 week” year ending on the last Friday of December.

(2)
Adjusted EBITDA represents net income or loss prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and adjusted for certain items that management believes are not reflective of the operational performance of the business. Adjustments to GAAP amounts include, as applicable to each measure, interest expense, net; income taxes; depreciation; amortization from intangible assets and right-of use asset resulting from finance leases; restructuring charges, net; non-restructuring impairment charges; inventory step-up expense; discontinued operations; changes in fair value of contingent consideration obligations; significant legal and environmental charges; divestitures; liabilities management and separation costs; losses on debt extinguishment, net; unrealized gain or loss on equity investment; reorganization items, net; share-based compensation; fresh-start inventory related expenses; and other items identified by Mallinckrodt. Adjusted EBITDA is a non-GAAP measure, and it is not intended to represent, or to be used, as a substitute for net (loss) income, as a measure of operating performance or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently than Mallinckrodt, which limits comparability between companies.

Mallinckrodt Projections for Endo
Mallinckrodt management also provided to the Mallinckrodt board of directors certain unaudited prospective financial information with respect to Endo on a standalone basis, which was generally derived from the Endo forecasted financial information (as defined and described in the section of this joint proxy statement/prospectus entitled “Endo Unaudited Prospective Financial Information”) for the years 2025 through 2029, as adjusted by Mallinckrodt management (the “Mallinckrodt projections for Endo”). Such forecasts with respect to Endo also were provided to Lazard and were directed by Mallinckrodt for their use and reliance in connection with the financial analyses that Lazard performed in connection with their opinion described in “— Opinion of Mallinckrodt’s Financial Advisor”. The following table sets forth a summary of this prospective financial information regarding Endo for the years ending 2025, through 2029 as prepared by Endo and adjusted by Mallinckrodt management. The Mallinckrodt projections for Endo should not be regarded as an indication that Mallinckrodt considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	For the fiscal year ending December 31,(1)
(In millions)	2025	2026	2027	2028	2029
Revenue	$1,653	$1,630	$1,575	$1,594	$1,603
Gross Profit	$1,089	$1,084	$1,088	$1,109	$1,108
Adjusted EBITDA(2)	$607	$613	$607	$638	$638

(1)
On March 10, 2025, Endo entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The Endo projections as provided by Endo management included Endo’s International Pharmaceuticals business and were adjusted by Mallinckrodt to exclude the International Pharmaceuticals business, as reflected in this table.

(2)
Adjusted EBITDA represents net income (loss) before interest expense, net income tax expense (benefit), depreciation, amortization, including amortization of intangible assets and of inventory step-up adjustments, certain employee-related charges, including earn-outs, separation, retention, or relocation costs, changes in the fair value of contingent consideration, transaction costs of executed deals and integration or disintegration-related costs, certain amounts related to strategic review initiatives, certain cost reduction initiatives such as separation benefits, continuity payments and other exit costs, asset impairment charges, certain costs incurred in connection with debt or equity-financing activities, such as non-capitalizable transaction costs incurred in connection with a successful financing transaction and gains or losses associated with early repayments, extinguishment or modification of Endo’s debt instruments, litigation-related and other contingent matters, certain legal costs, gains or losses from the sales of businesses and other assets, gains or losses associated with discontinued operations, net of tax, foreign currency gains or losses on intercompany financing arrangements, reorganization items, net; stock-based compensation, and certain other items. Adjusted EBITDA is a non-GAAP measure, and it is not intended to represent, or to be used, as a substitute for net (loss) income, as a measure of operating performance or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently than Mallinckrodt, which limits comparability between companies.

Endo Unaudited Prospective Financial Information
Endo does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty, inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Endo board of director’s evaluation of the transaction, Endo management prepared certain unaudited internal financial forecasts with respect to Endo, and adjusted and extrapolated certain unaudited internal financial forecasts provided by Mallinckrodt management with respect to Mallinckrodt, which were provided to the Endo board of directors in connection with the proposed transaction (collectively, the “Endo forecasted financial information”). Some of the Endo forecasted financial information was also provided to Goldman Sachs for their use and reliance, as directed by Endo, in connection with the financial analyses that Goldman Sachs performed in connection with its opinion described in the section of this joint proxy statement/prospectus entitled “— Opinion of Endo’s Financial Advisor.” Some of the financial forecasts with respect to Endo were also provided to Mallinckrodt and its financial advisor in connection with the proposed transaction. The inclusion of this information should not be regarded as an indication that any of Endo, Mallinckrodt, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
Certain Limitations on the Endo Forecasted Financial Information
The summary of the Endo forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any Endo stockholder to vote in favor of the proposed transaction or any other matter, or to influence any person to make any investment decision with respect to the proposed transaction, including whether or not to seek dissenters’ rights with respect to shares of Endo common stock. The Endo forecasted financial information should be evaluated, if at all, in conjunction with Endo’s historical financial statements and other information regarding Endo contained in this joint proxy statement/prospectus and the following factors.
The Endo forecasted financial information is subjective in many respects. While presented with numeric specificity, the Endo forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Endo management, including, among others, Endo’s and Mallinckrodt’s future results, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations, including tax laws, market conditions, ability to successfully develop, commercialize or launch new products, incremental growth from new product introductions, general, and administrative expenses, R&D costs, general economic conditions, and other matters described in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Endo forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Endo and Mallinckrodt can give no assurance that the Endo forecasted financial information and the underlying estimates and assumptions will be realized. In addition, since the Endo forecasted financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Endo forecasted financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Mallinckrodt’s and Endo’s business, strategies, budgets, objectives of management for future operations, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the section of this joint proxy statement/prospectus entitled “Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
Except to the extent required by applicable U.S. federal securities laws, none of Endo nor Mallinckrodt intends, and each expressly disclaims any obligation, to update or otherwise revise the Endo forecasted financial information to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the Endo forecasted financial information is shown to be inaccurate. Neither Endo nor Mallinckrodt can give any assurance that, had the Endo forecasted financial information been prepared either as of the date of this joint proxy statement/prospectus or as of the date of the Endo special meeting, similar estimates and assumptions would be used.
The Endo forecasted financial information does not take into account all the possible financial and other effects on Endo or Mallinckrodt of the business combination, the effect on Endo or Mallinckrodt of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Transaction Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the business combination. Further, the unaudited prospective financial and operating information does not take into account the effect on Endo or Mallinckrodt of any possible failure of the business combination to occur. None of Endo, Mallinckrodt, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Endo stockholder or Mallinckrodt shareholder or other person regarding Endo’s or Mallinckrodt’s ultimate performance compared to the information contained in the Endo forecasted financial information or that the forecasted results will be achieved. The inclusion of the Endo forecasted financial information herein should not be deemed an admission or representation by Endo, Mallinckrodt, their respective advisors, or other representatives or any other person that the forecasts will be achieved, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Endo forecasted financial information included below is not being included to influence your decision whether to vote in favor of the proposals to be considered at the special meetings but is being provided solely because it was made available to the Endo board of directors and Endo’s financial advisor and, in the case of some of the Endo projections for Endo, Mallinckrodt and its financial advisor in connection with the transaction.
The Endo forecasted financial information was not prepared with a view to compliance with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The Endo forecasted financial information included in this document has been prepared by, and is the responsibility of, Endo management. Neither PricewaterhouseCoopers LLP, Endo's independent registered public accounting firm, nor any other audit firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Endo forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in this joint proxy statement/prospectus relate to Endo's historical financial information. They do not extend to the Endo forecasted financial information and should not be read to do so.
The Endo forecasted financial information includes non-GAAP financial measures. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP (as applicable), and non-GAAP financial measures in the Endo forecasted financial information may not be comparable to similarly titled amounts used by other companies, including Mallinckrodt, or in other contexts. These non-GAAP measures are included in this joint proxy statement/prospectus because such information was made available by Endo to the Endo board of directors, Goldman Sachs and, in the case of the Endo projections for Endo (as defined below), Mallinckrodt, and used in the process leading to the execution of the Transaction Agreement, as described elsewhere in this joint proxy statement/prospectus. No reconciliation of non-GAAP financial measures in the Endo forecasted financial information to GAAP measures was created or used in connection with preparing the Endo forecasted financial information and no such reconciliation of non-GAAP financial measures in the Endo forecasted financial information was relied upon by the Endo board of directors, Goldman Sachs or Mallinckrodt, in connection with their respective evaluations of the proposed transaction.
In light of the foregoing factors, and considering that the shareholders meetings will be held several months after the Endo forecasted financial information was prepared, as well as the uncertainties inherent in the Endo forecasted financial information, Endo stockholders and Mallinckrodt shareholders are cautioned not to place undue reliance on such information in making a decision regarding the proposed transaction, as the Endo forecasted financial information may be materially different than actual results. Endo and Mallinckrodt urge all Endo stockholders and Mallinckrodt shareholders to review Endo’s most recent SEC filings for a description of Endo’s reported financial results and Mallinckrodt’s most recent SEC filings for a description Mallinckrodt’s reported financial results. Please see “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
Endo Projections for Endo
The following table sets forth certain summarized prospective financial information regarding Endo on a standalone basis for the years ending 2025, through 2034 (the “Endo projections for Endo”), which information was prepared by Endo management and directed by Endo to be used and relied upon by Goldman Sachs in connection with the financial analyses that Goldman Sachs performed in connection with its opinion described in the section of this joint proxy statement/prospectus entitled “— Opinion of Endo’s Financial Advisor.” The Endo projections for Endo for the years ending 2025 through 2029 were also provided to Mallinckrodt and its financial advisor and included Endo’s International Pharmaceuticals business. The

Endo projections for Endo should not be regarded as an indication that Endo considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	Fiscal Year Ending December 31,(1)
$ million	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Revenue	$1,786	$1,809	$1,802	$1,898	$1,948	$1,885	$1,883	$1,883	$1,642	$1,579
Adjusted EBITDA(2)	$636	$660	$650	$712	$744	$687	$686	$693	$528	$472
Unlevered Free Cash Flow(3)	$446	$508	$521	$547	$587	$553	$549	$557	$446	$372

(1)
On March 10, 2025, Endo entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The projections provided in this table exclude the International Pharmaceuticals business. The Endo projections for the years ending 2025, through 2029 provided by Endo to Mallinckrodt included the International Pharmaceuticals business.

(2)
Adjusted EBITDA represents net income (loss) before interest expense, net income tax expense (benefit), depreciation, amortization, including amortization of intangible assets and of inventory step-up adjustments, certain employee-related charges, including earn-outs, separation, retention, or relocation costs, changes in the fair value of contingent consideration, transaction costs of executed deals and integration or disintegration-related costs, certain amounts related to strategic review initiatives, certain cost reduction initiatives such as separation benefits, continuity payments and other exit costs, asset impairment charges, certain costs incurred in connection with debt or equity-financing activities, such as non-capitalizable transaction costs incurred in connection with a successful financing transaction and gains or losses associated with early repayments, extinguishment or modification of Endo’s debt instruments, litigation-related and other contingent matters, certain legal costs, gains or losses from the sales of businesses and other assets, gains or losses associated with discontinued operations, net of tax, foreign currency gains or losses on intercompany financing arrangements, reorganization items, net; stock-based compensation, and certain other items. Adjusted EBITDA is a non-GAAP measure, and it is not intended to represent, or to be used, as a substitute for net (loss) income attributable to common stockholders as a measure of operating performance or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently than Endo, which limits comparability between companies.

(3)
Unlevered Free Cash Flow represents Adjusted EBITDA, less CAPEX, cash taxes, changes in net working capital and certain other one-time items. Unlevered Free Cash Flow is a non-GAAP measure, and is not intended to represent, or to be used, as a substitute for net cash provided by operating activities as a measure of liquidity or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.

Endo Projections for Mallinckrodt
Endo management also provided to the Endo board of directors certain unaudited prospective financial information with respect to Mallinckrodt on a standalone basis, which was generally derived from the Mallinckrodt for the years 2025 through 2029 (as defined and described in the section of this joint proxy statement/prospectus entitled “Mallinckrodt Unaudited Prospective Financial Information”), as adjusted and extrapolated by Endo management (the “Endo projections for Mallinckrodt”). Such forecasts with respect to Mallinckrodt also were provided to Goldman Sachs and were directed by Endo for their use and reliance in connection with the financial analyses that Goldman Sachs performed in connection with their opinion described in the section of this joint proxy statement/prospectus entitled “— Opinion of Endo’s Financial Advisor.” The following table sets forth a summary of this prospective financial information regarding Mallinckrodt for the years ending 2025, through 2029 as prepared by Mallinckrodt and adjusted by Endo management, and for the years ending 2030 through 2034 as extrapolated by Endo management from the foregoing. The Endo projections for Mallinckrodt should not be regarded as an indication that Endo considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
	Fiscal Year Ending December 31,(1)
$ million	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Revenue	$1,783	$1,783	$1,775	$1,803	$1,867	$1,784	$1,675	$1,632	$1,588	$1,540
Adjusted EBITDA(2)	$500	$462	$434	$438	$467	$411	$343	$308	$272	$235
Unlevered Free Cash Flow(3)	$232	$267	$259	$256	$297	$331	$273	$227	$194	$160

(1)
Mallinckrodt reports its results based on a “52-53 week” year ending on the last Friday of December.

(2)
Adjusted EBITDA represents net income (loss) before interest expense, net income tax expense (benefit), depreciation, amortization, including amortization of intangible assets and of inventory step-up adjustments, certain employee-related charges, including earn-outs, separation, retention, or relocation costs, changes in the fair value of contingent consideration, transaction costs of executed deals and integration or disintegration-related costs, certain amounts related to strategic review initiatives, certain cost reduction initiatives such as separation benefits, continuity payments and other exit costs, asset impairment charges, certain costs incurred in connection with debt or equity-financing activities, such as non-capitalizable transaction costs incurred in connection with a successful financing transaction and gains or losses associated with early repayments, extinguishment or modification of Mallinckrodt’s debt instruments, litigation-related and other contingent matters, certain legal costs, gains or losses from the sales of businesses and other assets, gains or losses associated with discontinued operations, net of tax, foreign currency gains or losses on intercompany financing arrangements, reorganization items, net; stock-based compensation, and certain other items. Adjusted EBITDA is a non-GAAP measure, and it is not intended to represent, or to be used, as a substitute for net (loss) income attributable to common stockholders as a measure of operating performance or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently than Endo, which limits comparability between companies.

(3)
Unlevered Free Cash Flow represents Adjusted EBITDA, less CAPEX, cash taxes, changes in net working capital and certain other one-time items. Unlevered Free Cash Flow is a non-GAAP measure, and is not intended to represent, or to be used, as a substitute for net cash provided by operating activities as a measure of liquidity or any other financial information presented in accordance with GAAP. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.

Financing
In connection with the Transaction Agreement, Endo Finance, a wholly-owned subsidiary of Endo, entered into the debt commitment papers. The debt commitment papers provide for (i) up to $500 million aggregate principal amount of senior secured term loans in the form of the incremental term facility under the existing Endo credit agreement to be borrowed by the Mallinckrodt Borrower, as an additional borrower thereunder and (ii) up to $400 million aggregate principal amount of senior secured bridge loans less the gross proceeds of any senior secured notes issued by the Mallinckrodt Borrower and sold on or prior to the date of the consummation of the transactions contemplated by the Transaction Agreement. The debt in respect of the commitments contemplated by the debt commitment papers will be guaranteed by the guarantors and will be secured by liens on the collateral. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the committed financing set forth in the debt commitment papers.
See “Financing Relating to the Transaction” beginning on page [•] of this joint proxy statement/prospectus.

Treatment of Endo Equity Awards
Endo RSU Awards
At the merger effective time, each Endo RSU Award that is held by an employee of Endo or a subsidiary of Endo, will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award, which Mallinckrodt RSU Award will relate to the number of Mallinckrodt ordinary shares equal to (i) the total number of Endo common stock underlying such Endo RSU Award as of immediately prior to the merger effective time multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Each Mallinckrodt RSU Award will continue to have, and will be subject to, the same terms and conditions (including vesting schedules) that applied to the corresponding Endo RSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
At the merger effective time, each outstanding Endo RSU Award that is held by a non-employee director of Endo will become fully vested and all rights in respect of such Endo RSU Award will be canceled and automatically converted into the right of the non-employee director to receive an amount in cash equal to the product of (i) the number of Endo common stock underlying such Endo RSU Award multiplied by (ii) the sum of (x) the Mallinckrodt Per Share Price multiplied by the Per Share Stock Consideration plus (y) the Per Share Cash Consideration.
Endo PSU Awards
At the merger effective time, each Endo PSU Award will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award in respect of a number of Mallinckrodt ordinary shares equal to the product of (i) the total number of Endo common stock underlying such Endo PSU Award as of immediately prior to the merger effective time, assuming performance goals are achieved based on target performance, multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Such award will otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo PSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
Endo Long-Term Cash Awards
As of the merger effective time, each Endo Cash LTI Award will be assumed by Mallinckrodt and converted into a Mallinckrodt Cash LTI Award. Such Mallinckrodt Cash LTI Award will be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo Cash LTI Award immediately prior to the merger effective time; provided that any performance goals that applied to the Endo Cash LTI Award will be assumed to have been earned at the target level as of immediately prior to the merger effective time and provided that such Mallinckrodt Cash LTI Award will be accelerated upon certain terminations of employment, as described below.
In the event that an employee of Endo incurs a termination without “cause” (as defined in the Endo 2024 Stock Incentive Plan) or resigns for “good reason” (to the extent the employee has an employment agreement that provides for severance benefits upon a resignation for good reason), in either case, during the 24-month period following the merger effective time, the Mallinckrodt RSU Awards and Mallinckrodt Cash LTI Awards held by such individual will become fully vested at the time of such termination.
Ownership of Endo Common Stock
As a group, the executive officers and non-employee directors of Endo owned zero shares of Endo common stock as of April 18, 2025 (not including Endo RSU Awards and Endo PSU Awards, as discussed above). In the event that the business combination were to be completed, Endo’s executive officers and non-employee directors would receive the same merger consideration per Endo common stock (on the same terms and conditions) as other Endo stockholders. The following table lists the number of Endo common stock held by Endo’s executive officers and non-employee directors as of April 18, 2025.

Name	Number of Endo common stock Held
Executive Officers	—
Scott Hirsch	—
Mark Bradley	—
Matthew Maletta	—
Patrick Barry	—
James Tursi	—
Former Executive Officers	—
Blaise Coleman	—
Non-employee Directors	—
Paul Herendeen	—
Paul Efron	—
Sophia Langlois	—
Andy Pasternak	—
Marc Yoskowitz	—
Interests of Certain Persons in the Transaction
Mallinckrodt
Mallinckrodt’s executive officers and directors may have certain interests in the transaction that may be different from, or in addition to, the interests of Mallinckrodt shareholders generally. The members of the Mallinckrodt board of directors were aware of and considered these interests in reaching the determination to approve the transaction and recommend to the Mallinckrodt shareholders that they vote to approve the proposals to be voted on at the special meetings.
For purposes of this disclosure, Mallinckrodt’s named executive officers are:
•
Sigurdur O. Olafsson — President and Chief Executive Officer

•
Bryan M. Reasons — Executive Vice President and Chief Financial Officer

•
Henriette Nielsen — Executive Vice President and Chief Transformation Officer

•
Lisa French — Executive Vice President and Chief Commercial Officer

•
Mark A. Tyndall — Executive Vice President and Chief Legal Officer and Company Secretary

For purposes of this disclosure, Mallinckrodt’s executive officers consist of its named executive officers and Kassie Harrold (Executive Vice President and Chief Compliance Officer), Peter Richardson (Executive Vice President and Chief Scientific Officer), Stephen Welch (Executive Vice President and Head of Specialty Generics), Jason Goodson (Executive Vice President and Chief Strategy Officer) and Paul O’Neill (Executive Vice President, Quality & Operations, Specialty Brands).
For purposes of this disclosure, Mallinckrodt’s non-employee directors are Paul M. Bisaro, Katina Dorton, Abbas Hussain, David Stetson, Wesley P. Wheeler and Jonathan Zinman.
Treatment of Mallinckrodt Equity Awards
Following the effective time of the transaction, time-vesting Mallinckrodt RSU Awards are expected to continue in accordance with their terms. The vesting of time-vesting Mallinckrodt RSU Awards would accelerate upon a termination of service without cause or, in the case of executive officers, for good reason, which acceleration would be in full for Mr. Olafsson and on a pro rata basis for other executive officers and directors. In addition, in the case of executive officers, the time-vesting Mallinckrodt RSU Awards would receive pro rata accelerated vesting upon a termination due to early retirement and would receive full accelerated vesting upon a termination due to normal retirement. As of the date hereof, only Bryan Reasons has satisfied the criteria for early retirement and none of the Mallinckrodt executive officers have satisfied the criteria for normal retirement. As permitted under the Transaction Agreement, Mallinckrodt expects to amend the provisions of its time-vesting Mallinckrodt RSU Awards to provide for full vesting (as opposed to pro rata vesting) in connection with an involuntary termination following the effective time of the transaction. The estimated values of time-vesting Mallinckrodt RSU Awards in this section are calculated assuming the amendment is adopted.
In accordance with their terms, performance-vesting Mallinckrodt RSU Awards will be converted into time-vesting Mallinckrodt RSU Awards upon the effective time of the transaction, with the applicable performance goal deemed fully achieved. Such converted time-vesting Mallinckrodt RSU Awards would vest in full upon a termination of service without cause or, in the case of executive officers, for good reason. In addition, in the case of executive officers, the vesting of such converted time-vesting Mallinckrodt RSU Awards would receive full accelerated vesting upon a termination due to early retirement or normal retirement.
The following table sets forth an estimate of the value of Mallinckrodt RSU Awards held by Mallinckrodt’s named executive officers and directors that would vest assuming that the effective time of the transaction occurs on April 18, 2025 and that each named executive officer’s employment and director’s service is terminated without cause on the same day. The amounts in this table are determined using a per share price of Mallinckrodt ordinary shares of $92.72. For purposes of the disclosure in this “Interests of Mallinckrodt’s Executive Officers and Directors in the Transaction,” the assumed fair value of Mallinckrodt ordinary shares is calculated consistent with the requirements of Item 402(t) of Regulation S-K based on the average closing price of a share of Endo common stock on the OTCQX over the first five business days following the public announcement of the transaction and assuming the application of the exchange ratio.
Name	Time-Vesting RSUs ($)	Performance- Vesting RSUs ($)
Named Executive Officers
Sigurdur O. Olafsson	5,072,989	15,218,783
Bryan M. Reasons	1,268,317	3,804,765
Henriette Nielsen	1,014,635	3,043,812
Lisa French	1,014,635	3,043,812
Mark A. Tyndall	1,014,635	3,043,812
Directors
Paul M. Bisaro	845,514	2,536,541
Katrina Dorton	507,364	1,521,906
Abbas Hussain	507,364	1,521,906
David Stetson	507,364	1,521,906
Wesley P. Wheeler	507,364	1,521,906
Jonathan Zinman	676,392	2,029,270

In addition, we estimate that the aggregate value of Mallinckrodt RSU Awards held by Mallinckrodt’s other executive officers that would vest assuming that the effective time of the transaction occurs on April 18, 2025 and that each executive officer’s employment is terminated without cause on the same day is $13,190,069.
Mallinckrodt Transaction Incentive Plan
The Mallinckrodt Transaction Incentive Plan compensates Mallinckrodt executive officers and directors with cash bonus payments to be made in connection with the consummation of certain “qualifying transactions” that occur on or after January 1, 2024 and until the earlier of January 1, 2027 and the occurrence of a “qualifying significant event”. For purposes of the Transaction Incentive Plan, the transaction is both a qualifying transaction and a qualifying significant event.
The aggregate value of the bonuses payable under the Transaction Incentive Plan varies based on both (i) the amount of proceeds received by, or the value attributed to, Mallinckrodt in connection with the applicable qualifying transaction and (ii) when such qualifying transaction signs or closes, and are expressed as a percentage of the proceeds received by or the value attributed to Mallinckrodt in connection with such qualifying transaction, provided that in no instance will the aggregate value of bonuses payable to executive officers and directors with respect to a qualifying transaction exceed 3%.
Each bonus payment earned under the Transaction Incentive Plan will generally be delivered 50% in connection with the closing of the applicable qualifying transaction and 50% on the earlier of (a) December 31, 2026 or a qualifying significant event and (b) certain sales, dispositions or similar transactions that meet criteria specified in the Transaction Incentive Plan.
In November 2024, Mallinckrodt completed the divesture of its Therakos business, which qualified as a qualifying transaction under the Transaction Incentive Plan. In accordance with the Transaction Incentive Plan, Mallinckrodt made payment of the first installment of transaction bonuses to its executive officers and directors subsequent to the closing of the Therakos divestiture. Pursuant to the terms of the Transaction Incentive Plan, upon consummation of the transaction, the Mallinckrodt executive officers and directors will be entitled to accelerated payment of the second installment of transaction bonuses attributable to the Therakos divestiture and additional payments based on value attributed to Mallinckrodt in connection with the transaction.
The following table sets forth an estimate of the value of the payments described above that would be payable to Mallinckrodt’s named executive officers and directors upon the effective time of the transaction as a result of the Transaction Incentive Plan.
Name	Transaction Incentive Plan Payments ($)
Named Executive Officers
Sigurdur O. Olafsson	34,420,210
Bryan M. Reasons	8,130,758
Henriette Nielsen	6,504,607
Lisa French	6,504,607
Mark A. Tyndall	6,504,607
Directors
Paul M. Bisaro	5,420,506
Katrina Dorton	3,252,303
Abbas Hussain	3,252,303
David Stetson	3,252,303
Wesley P. Wheeler	3,252,303
Jonathan Zinman	4,336,404
In addition, we estimate that the aggregate value of payments that would be payable to Mallinckrodt’s other executive officers upon the effective time of the transaction as a result of the Transaction Incentive Plan is $23,252,551.
Employment Agreements
As of the date hereof, no final decision has been made with respect to the executive officers who will continue as executive officers of Mallinckrodt following the effective time of the transaction, except that, as discussed below, the Transaction Agreement provides that Mr. Olafsson will serve as the Chief Executive Officer of Mallinckrodt following the completion. Accordingly, the following disclosure includes information with respect to the severance arrangements of the Mallinckrodt executive officers under the terms of their existing employment agreements, which severance arrangements are applicable without regard to whether the transaction is consummated.
Executive Officer Severance.   For all executive officers other than Mr. Olafsson, in the event that an executive officer is terminated by Mallinckrodt without cause or by the executive officer with good reason, the executive officer is entitled to the following severance compensation and benefits: (a) an amount equal to 1.5 times the sum of his or her annual base salary and target annual bonus payable in installments; (b) a lump sum payment of a prorated target annual bonus with respect to the year in which the termination occurs; (c) other than in the case of Mr. O’Neill, for whom COBRA is not applicable, a lump sum payment equal to 12 months of COBRA premiums that would have been payable by the executive officer if he or she had elected to continue coverage under the Mallinckrodt health and welfare plans; and (d) coverage of the cost of outplacement services for up to 12 months.
All of the foregoing severance compensation and benefits are subject to the executive officer’s execution and non-revocation of a general release of claims against Mallinckrodt and his or her continued compliance with the restrictive covenants described below.
The executive officer agreements provide that the executive officers will be restricted from soliciting Mallinckrodt’s employees and business partners during the 12-month period following termination of employment for any reason (the “Executive Restricted Period”). The executive officer agreements also provide that the executive officers will be restricted from competing with Mallinckrodt during the Executive Restricted Period; provided that the Executive Restricted Period will be reduced to six months for terminations that occur after June 30, 2025 and will not apply following termination of employment without cause or by the executive officer with good reason.
Mr. Olafsson’s Severance.   Under the employment agreement with the Mallinckrodt CEO (the “CEO Agreement”), in the event that Mr. Olafsson’s employment is terminated by Mallinckrodt without cause or by Mr. Olafsson with good reason, Mr. Olafsson will be entitled to the following severance compensation and benefits: (a) an amount equal to 2 times the sum of his annual base salary and target annual bonus payable in installments; (b) a lump sum payment of a prorated target annual bonus with respect to the year in which the termination occurs; (c) payment of COBRA premiums for 18 months or until he becomes eligible for comparable benefits through a new employment; and (d) coverage of the cost of outplacement services for up to 12 months.
All of the foregoing severance compensation and benefits are subject to Mr. Olafsson’s execution and non-revocation of a general release of claims against Mallinckrodt and his continued compliance with the restrictive covenants described below.
The CEO Agreement provides that Mr. Olafsson will be restricted from soliciting Mallinckrodt employees and business partners during the 12-month period following his termination of employment for any reason (the “Restricted Period”). The CEO Agreement also provides that Mr. Olafsson will be restricted from competing with Mallinckrodt during the Restricted Period, provided that the Restricted Period will be reduced to six months for terminations that occur between January 1, 2025 and December 31, 2025, and will not apply following Mr. Olafsson’s termination of employment if the date of termination is on or after January 1, 2026 or if Mr. Olafsson’s employment is terminated by Mallinckrodt without cause or by Mr. Olafsson with good reason.
For an estimate of the value of the severance payments and benefits described above that would be payable to Mallinckrodt’s named executive officers assuming that the effective time of the transaction occurs on April 18, 2025 and that each executive officer’s employment is terminated without cause on the same day, see footnote 1 to the table contained under “— Quantification of Payments and Benefits to Mallinckrodt’s Named Executive Officers” below. We estimate that the aggregate value of severance payments and benefits that would be payable to executive officers other than the named executive officers assuming that the effective time of the transaction occurs on April 18, 2025 and each executive officer’s employment is terminated without cause on the same day is $7,369,088.

Continuing Directors of Mallinckrodt
Under the Transaction Agreement, the post-completion Mallinckrodt board will consist of (i) four individuals who are members of the Mallinckrodt board of directors, including the Chief Executive Officer of Mallinckrodt as of immediately prior to the merger effective time, (ii) four individuals who are members of the Endo board of directors and (iii) one individual selected prior to completion of the transaction by a majority of the individuals designated to the post-completion Mallinckrodt board, provided that the individual who shall be the chair of the post-completion Mallinckrodt board consents to such selection and shall have a casting vote in the event of a tie.
Chief Executive Officer of Mallinckrodt
Under the Transaction Agreement, Mr. Olafsson will serve as the Chief Executive Officer of Mallinckrodt following the effective time of the transaction, unless he is not the Chief Executive Officer of Mallinckrodt immediately prior to the effective time of the transaction. If Mr. Olafsson is not the Chief Executive Officer of Mallinckrodt immediately prior to the effective time of the transaction, then the Endo board of directors and Mallinckrodt board of directors will jointly select the individual who will be the Chief Executive Officer of Mallinckrodt following the effective time of the transaction.
Indemnification and Insurance
Pursuant to the terms of the Transaction Agreement, Mallinckrodt’s executive officers and directors will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the transaction. For a more detailed description of the provisions of the Transaction Agreement relating to executive officer and director indemnification, please see the section entitled “Transaction Agreement — Directors’ and Officers’ Insurance and Indemnification.”
New Compensation Arrangements
Any executive officers and directors who are retained to provide services to Mallinckrodt following the effective time of the transaction may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Mallinckrodt or any of its affiliates. As of the date of this joint proxy statement/prospectus, the terms of any such compensation arrangements have not been established or determined.
In connection with the expected appointment of Mr. Olafsson as chief executive officer, Mallinckrodt anticipates that in connection with the consummation of the contemplated transaction, Mr. Olafsson will enter into a new executive employment agreement that provides for annual base salary, participation in an annual cash incentive program, and a long-term incentive award. In addition, Mr. Olafsson may receive an increase in severance benefits from those described in “— Employment Agreements” above.
Quantification of Payments and Benefits to Mallinckrodt’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to Mallinckrodt’s named executive officers that is based on or otherwise relates to the transaction. The amount of the payments and benefits that each of Mallinckrodt’s named executive officers would receive in connection with the transaction set forth in the table below assumes (i) that the transaction was consummated on April 18, 2025, which is the assumed date of the consummation of the transaction solely for purposes of this disclosure; (ii) a per share price of Mallinckrodt ordinary shares of shares of $92.72; (iii) that each named executive officer’s base salary and target annual bonus opportunity are those in effect as of April 18, 2025; and (iv) that each named executive officer’s outstanding Mallinckrodt RSU Awards are those that are outstanding and unvested as of April 18, 2025. The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this joint proxy statement/prospectus, including additional awards, grants or forfeitures that may occur prior to the effective time of the transaction or any awards that, by their terms, vest irrespective of the transaction prior to the effective time of the transaction. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Named Executive Officers
Sigurdur O. Olafsson President and Chief Executive Officer	—	—	34,420,210	34,420,210
Bryan M. Reasons Executive Vice President and Chief Financial Officer	—	—	8,130,758	8,130,758
Henriette Nielsen Executive Vice President and Chief Transformation Officer	—	—	6,504,607	6,504,607
Lisa French Executive Vice President and Chief Commercial Officer	—	—	6,504,607	6,504,607
Mark A. Tyndall Executive Vice President and Chief Legal Officer and Company Secretary	—	—	6,504,607	6,504,607

(1)
This column does not include the severance payments and benefits that would be payable in the event that a named executive officer is terminated by Mallinckrodt without cause or by the named executive officer with good reason following the effective time of the transaction. Such amounts are neither single-trigger nor double-trigger as the amounts are payable upon a termination without cause or for good reason regardless of whether a change in control of Mallinckrodt has occurred (which for clarity is not triggered by the transaction). The cash severance amounts that would be payable to the named executive officers consist of the following components: (a) an amount equal to 1.5x (2x for Mr. Olafsson) the sum of his or her annual base salary and target annual bonus payable in installments; (b) a lump sum payment of a prorated target annual bonus with respect to the year in which the termination occurs; (c) a lump sum payment equal to 12 months (18 months for Mr. Olafsson) of COBRA premiums; and (d) coverage of the cost of outplacement services for 12 months, as described under “— Employment Agreements” above.

The estimated amounts of each component of the cash severance payments are set forth in the table below.
Name	Severance Payment ($)	Annual Bonus ($)	COBRA Premiums and Outplacement ($)
Named Executive Officers
Sigurdur O. Olafsson	5,640,000	498,462	61,739
Bryan M. Reasons	1,771,539	155,740	61,621
Henriette Nielsen	1,743,420	153,268	61,599
Lisa French	1,670,878	146,890	36,767
Mark A. Tyndall	1,657,294	145,696	25,029

(2)
As described in “— Treatment of Mallinckrodt Equity Awards” above, Mallinckrodt RSU Awards generally continue (with performance-vesting awards converted to time-vesting awards) in accordance with their existing terms in connection with the transaction. The value of Mallinckrodt RSU Awards held by named executive officers that would vest assuming that the effective time of the transaction occurs on April 18, 2025 and that each named executive officer’s employment is terminated without cause on the same day is set forth in “— Treatment of Mallinckrodt Equity Awards” above. In the absence of a qualifying termination, based on current tracking of performance goals underlying the performance-vesting Mallinckrodt RSU Awards, we estimate that the incremental value of the conversion of performance-vesting Mallinckrodt RSU Awards into time-vesting Mallinckrodt RSU Awards in connection with the transaction is zero.
(3)
The amounts in this column reflect the value of payments under the Transaction Incentive Plan, as described under “— Mallinckrodt Transaction Incentive Plan” above.

Endo
In considering the recommendation of the Endo board of directors that Endo stockholders adopt the Transaction Agreement, Endo stockholders should be aware that the executive officers and non-employee directors of Endo have certain interests in the business combination that may be different from, or in addition to, the interests of Endo stockholders generally. The Endo board of directors was aware of these interests and considered them, among other matters, in approving the resolutions and the transactions contemplated hereby, including the business combination, and in making their recommendation that Endo stockholders approve the resolutions.
For purposes of this disclosure, Endo’s executive officers are:
•
Scott Hirsch, Interim Chief Executive Officer

•
Mark T. Bradley, Executive Vice President & Chief Financial Officer

•
Matthew J. Maletta, Executive Vice President, Chief Legal Officer & Secretary

•
Patrick A. Barry, Executive Vice President & President, Global Commercial Operations

•
James P. Tursi, M.D., Executive Vice President, Global Research & Development

•
Blaise Coleman, Former President & Chief Executive Officer

Mr. Hirsch has been a member of the Endo board of directors since April 23, 2024, and was appointed as Endo’s Interim Chief Executive Officer on August 29, 2024, following the departure of Mr. Coleman. Endo’s non-employee directors are Paul Herendeen (Board Chairperson), Paul Efron, Sophia Langlois, Andy Pasternak and Marc Yoskowitz.
Severance Benefits Payable Upon Termination of Employment
Endo has entered into a transition agreement with Mr. Hirsch, and Endo has entered into employment agreements with each of Messrs. Bradley, Maletta, Barry, and Tursi. Under each of these agreements, the executive would be entitled to severance payments and benefits in connection with certain terminations of employment.
Interim Chief Executive Officer Transition Agreement
Endo entered into an employment offer letter with Mr. Hirsch dated August 26, 2024, which was amended by a letter dated January 6, 2025 (as amended, the “Employment Offer Letter”). Concurrently with entering into the Transaction Agreement, on March 13, 2025, Endo entered into an employment side letter with Mr. Hirsch (the “Transition Agreement”). The Transition Agreement provides that Mr. Hirsch will remain employed through the merger effective time and for up to 30 days thereafter. In addition, in the event that Mr. Hirsch’s employment is terminated by Endo without Cause (as defined in the Employment Offer Letter) or Mr. Hirsch resigns for Good Reason (as defined in the Transition Agreement) following the consummation of the business combination, Mr. Hirsch will be entitled to receive, in addition to any other payments he may be owed under the Employment Offer Letter, (i) continued payment of his current monthly base salary for 12 months following such termination of employment, and (ii) contingent upon making a valid election to continue group health benefits in accordance with COBRA, payment of the full COBRA premiums for Mr. Hirsch and his dependents for 12 months following such termination of employment, in each case, subject to Mr. Hirsch’s execution of a release and separation agreement. In addition, according to the Employment Offer Letter, if Mr. Hirsch’s employment is terminated by Endo without Cause (as defined in the Employment Offer Letter) prior to August 15, 2025 or Mr. Hirsch resigns prior to August 15, 2025 after he is no longer interim chief executive officer in order to commence a new role at another company,

Mr. Hirsch will be entitled to receive a lump sum payment equal to the amount of base salary that Mr. Hirsch would have received after his termination date had he remained employed through August 15, 2025.
In consideration for the provision of the payments and benefits set forth above, Mr. Hirsch will be required to enter into a mutually agreeable noncompetition agreement with Endo.
Executive Employment Agreements
Each of Endo’s executive officers, other than Mr. Hirsch, has entered into an employment agreement with Endo. Pursuant to each executive’s employment agreement, in the event that the executive’s employment is terminated by Endo without cause or the executive resigns for good reason (as defined in the applicable employment agreement), then the executive would be entitled to receive, subject to the executive’s execution of a general release of claims, the following severance benefits: (i) an amount equal to the incentive compensation that the executive would have received for the year of termination had the executive remained employed for the entire year (based on actual results), pro-rated for the portion of the year that the executive was employed, paid in a lump sum, (ii) an amount equal to two times the sum of the executive’s current base salary and target annual cash incentive compensation, and (iii) continued coverage for the executive and the executive’s dependents under Endo’s health, medical, dental, vision and basic life insurance for 24 months following termination. The executive employment agreements provide that any amounts paid to the executive will be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Code, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.
As part of their employment agreements, each executive is subject to obligations that prohibit the executive, during the executive’s employment and for a 12-month period following a termination of employment for any reason, from competing with Endo and from soliciting any customers, clients, suppliers, employees or agents of Endo or any of its affiliates.
On April 11, 2025, Endo entered into a side letter agreement with Mr. Bradley regarding his additional responsibilities within a project management office (“PMO”) to be established by Endo for the purposes of facilitating business integration in connection with the business combination. Under the side letter agreement, Mr. Bradley’s role in the PMO will be in addition to, and not in lieu of, his current position as Chief Financial Officer of Endo. The side letter agreement clarifies that Mr. Bradley’s assignment to the PMO, in and of itself, will not constitute “good reason” under his employment agreement, as described above, or any other agreement or compensation program of Endo or any of its affiliates. The side letter agreement also clarifies that Mr. Bradley’s right to resign for “good reason” under his employment agreement or any other compensation program will be assessed disregarding any changes to his role, title, duties, authority, responsibilities, or reporting position resulting from the PMO assignment.
Retention Program
In order to incentivize certain Endo executive officers to remain with Endo and to motivate them to consummate the business combination, on April 1, 2025, the Compensation & Human Capital Committee of the Endo board of directors approved certain cash retention bonuses for such executive officers (the “Retention Bonuses”). The Retention Bonuses are composed of a target amount (the “Target Retention Bonus”) and a discretionary amount (the “Discretionary Retention Bonus”). The Target Retention Bonus is payable in two installments as follows: (i) the first installment, equal to 40% of the Target Retention Bonus, will vest on the earlier of the closing of the business combination and December 31, 2025, and (ii) the second installment will vest 90 days after the closing of the business combination; however, if the Transaction Agreement terminates for any reason, the second installment will vest on the later of the termination of the Transaction Agreement and December 31, 2026. If an executive vests in the second installment of the Target Retention Bonus, the executive will also be eligible for a Discretionary Retention Bonus in an amount of up to 15% of the Target Retention Bonus amount, with the actual amount of any Discretionary Retention Bonus being determined in the sole discretion of the Endo board of directors or its authorized delegate (or, if the determination is made after the closing of the business combination, in the sole discretion of the board of directors of the combined company or its authorized delegate).

The Target Retention Bonus amounts for such executive officers are as follows: $1,000,000 for Mr. Hirsch; $1,090,000 for Mr. Bradley; $740,000 for Mr. Maletta; and $690,000 for Mr. Barry. The Discretionary Retention Bonus amount for each such executive officer is up to an additional 15% of the foregoing respective amounts.
In the event of a termination of the executive’s employment by Endo without cause, due to death or disability, or by the executive for good reason, the unpaid portion of the Target Retention Bonus would accelerate and be paid as soon as practicable following a date that is at least 60 days following such termination.
280G Mitigation Actions
In the event that executives of Endo may, absent the actions described in this paragraph, become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Code and if the merger effective time does not occur on or prior to December 31, 2025, Endo may take any one or more of the following actions that it reasonably determines may mitigate adverse tax consequences to the Endo executives or to Mallinckrodt that may result from the application of Sections 280G or 4999 of the Code: (i) accelerating the vesting and payment into 2025 of any compensation and benefits that otherwise would reasonably be expected to have vested or been paid in 2026 (including, without limitation, (w) 2025 annual bonuses, (x) any unvested equity incentive awards that are scheduled to vest during the first half of 2026 or otherwise accelerate upon the merger effective time, (y) any transaction-related compensation that would be payable upon or as a result of the occurrence of the merger effective time, or (z) accrued vacation/PTO amounts); (ii) entering into non-competition agreements and obtaining third party valuations of restrictive covenants; or (iii) entering into “best net” cutback agreements with disqualified individuals.
At this time, Endo has not taken, or determined to take, any of the actions listed above with respect to compensation arrangements Endo has with their executive officers.
Quantification of Payments and Benefits to Endo’s Named Executive Officers
In accordance with Item 402(t) of Regulation S-K, the table below sets forth an estimate of the gross amount of the compensation that is or may become payable to Endo’s named executive officers as a result of the consummation of the business combination.
The amounts indicated in the table below are only estimates of the amounts that are or may become payable assuming, among other things and solely for purposes of this table, that (i) the completion of the transaction occurs on April 18, 2025, (ii) the transaction consideration paid to Endo stockholders is valued at an amount of $25.642 per share, which is calculated consistent with the requirements of Item 402(t) of Regulation S-K based on the average closing price of a share of Endo Common Stock on the OTCQX over the first five business days following the public announcement of the business combination, (iii) the executive’s employment is terminated by Endo without cause or by the executive officer for good reason, in each case, on that assumed completion date, (iv) the executive’s annual base salary and target annual bonus at the merger effective time are equal to the executive’s current annual base salary rate and target annual bonus amount, and (v) each of the named executive officers has executed any required releases and complied with all other requirements (including abiding by any applicable restrictive covenants) to receive all payments and benefits.
In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalent units that may accrue, prior to the completion date. For these and other reasons, the ultimate amounts that may be received by a named executive officer in connection with the business combination may differ from the amounts set forth below.

	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other(4)	Total ($)
Scott Hirsch Interim Chief Executive Officer	$9,000,000	$802,697	$30,116	$1,150,000	$10,982,813
Mark T. Bradley Executive Vice President & Chief Financial Officer	$2,613,921	$5,980,843	$60,232	$1,253,500	$9,908,496
Matthew J. Maletta Executive Vice President, Chief Legal Officer & Secretary	$2,652,934	$6,070,128	$33,630	$851,000	$9,607,692
Patrick A. Barry Executive Vice President & President, Global Commercial Operations	$2,457,866	$5,623,803	$60,232	$793,500	$8,935,401
James P. Tursi, M.D. Executive Vice President, Global Research & Development	$2,168,736	$3,617,881	$60,232	—	$5,846,849

(1)
The amounts in this column represent cash severance payments that may become payable under Mr. Hirsch’s Transition Agreement and the executive employment agreements (see “The Transaction — Interests of Certain Persons in the Transaction — Endo ― Severance Benefits Payable Upon Termination of Employment―Executive Employment Agreements”). The amounts described in this footnote 1 are “double-trigger” arrangements.

	Severance Payments ($)	Pro-Rated Bonus ($)	Total Cash ($)
Scott Hirsch	$9,000,000	—	$9,000,000
Mark T. Bradley	$2,463,828	$150,093	$2,613,921
Matthew J. Maletta	$2,500,601	$152,333	$2,652,934
Patrick A. Barry	$2,316,734	$141,132	$2,457,866
James P. Tursi, M.D.	$2,049,300	$119,436	$2,168,736

(2)
The amounts in this column represent the value of the target number of unvested equity-based awards held by each named executive officer in the event that an executive experiences a termination by Endo without cause, or if applicable, a resignation for good reason, following the closing of the business combination. Under the terms of the Transaction Agreement, such equity or equity-based awards will become fully payable. The amounts in this table are all “double-trigger”.

(3)
The amounts in this column represent the value of the employer portion of COBRA premiums for continuation of health care benefits elected by the executive for a period of 24 months (for Mr. Hirsch, 12 months) (see “The Transaction — Interests of Certain Persons in the Transaction — Endo — Severance Benefits Payable Upon Termination of Employment―Executive Employment Agreements”). This benefit constitutes a “double-trigger” arrangement.

COBRA Benefits
Scott Hirsch	$30,116
Mark T. Bradley	$60,232
Matthew J. Maletta	$33,630
Patrick A. Barry	$60,232
James P. Tursi, M.D.	$60,232

(4)
The amounts in this column represent the total cash compensation that is or may become payable to Endo’s named executive officers in connection with a cash retention bonus program (inclusive of both the Target Retention Bonus and the Discretionary Retention Bonus) (see “The Transaction — Interests

of Certain Persons in the Transaction — Endo―Retention Program”). The amounts described in this footnote 4 are a “single-trigger” arrangement.
Board of Directors and Management after the Transaction
Name of Company; Corporate Offices; Jurisdiction
Mallinckrodt’s headquarters in Dublin, Ireland, will serve as the combined company’s global headquarters following completion of the transaction. The location of the combined company’s U.S. headquarters will be announced in due course.
Board of Directors and Management
Pursuant to the Transaction Agreement, effective as of the merger effective time, the post-completion Mallinckrodt board will consist of nine directors. The members of the post-completion Mallinckrodt board are expected to be:
•
four individuals who are members of the Endo board of directors as of immediately prior to the merger effective time (being the Endo selected directors);

•
four individuals who are members of the Mallinckrodt board as of immediately prior to the merger effective time (including the chief executive officer of Mallinckrodt as of immediately prior to the merger effective time) (being the Mallinckrodt selected directors); and

•
one individual selected prior to the completion by a majority of the persons designated to be Endo selected directors or Mallinckrodt selected directors to become a member of the post-completion Mallinckrodt board; provided that the person who shall be the chair of the post-completion Mallinckrodt board consents to such selection and shall have a casting vote in the event of a tie (being the jointly selected director).

The balance of directors that will be appointed to the post-completion Mallinckrodt board will be selected prior to the completion of the transaction.
Biographical information with respect to the current Endo directors, from among whom the Endo designees to the post-completion Mallinckrodt board will be selected, is contained in the section herein entitled “Directors and Management of Endo” beginning on page [•] of this joint proxy statement/prospectus. Biographical information with respect to the current Mallinckrodt directors from among whom the designees to the post-completion Mallinckrodt board will be selected is contained in Mallinckrodt’s proxy statement on Schedule 14A for its 2025 annual general meeting of shareholders filed with the SEC on April 3, 2025, which is incorporated herein by reference.
Effective as of the merger effective time:
•
Paul Efron shall serve as the chair of the post-completion Mallinckrodt board, unless he is not a member of the Endo board of directors immediately prior to the merger effective time. If Paul Efron is not a member of the Endo board of directors immediately prior to the merger effective time, then the Endo board of directors will select the person who shall be chair of the post-completion Mallinckrodt board after consulting with the Mallinckrodt board of directors and considering the Mallinckrodt boards’ views in good faith.

•
Sigurdur Olafsson shall serve as the chief executive officer of Mallinckrodt unless he is not the Chief Executive Officer of Mallinckrodt immediately prior to the merger effective time. If Sigurdur Olafsson is not the chief executive officer of Mallinckrodt immediately prior to the merger effective time, then the Endo board of directors and the Mallinckrodt board of directors will jointly select the person who will be chief executive officer of Mallinckrodt following the merger effective time.

Governing Documents
As a result of the transaction, the rights of shareholders of the combined company will be governed by the laws of Ireland, including the Irish Companies Act, and the new Mallinckrodt constitution, subject to approval by the Mallinckrodt shareholders at the EGM, in the form attached as Annex I to this joint proxy statement/prospectus.
For additional information on post-completion governance, see the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Governance of Mallinckrodt following the Transaction” and “The Transaction Agreement — Completion and Effectiveness of the Transaction” beginning on page [•] and page [•], respectively, of this joint proxy statement/prospectus.
Regulatory Approvals
United States Antitrust
Under the HSR Act, certain transactions, including the transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements have been satisfied. The transaction is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Mallinckrodt and Endo each filed their respective HSR Act notification forms on April 11, 2025.
Irish Court Approvals
The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Mallinckrodt to the Irish High Court to sanction the scheme.
Mallinckrodt intends to issue an application to the Irish High Court to set a date for the hearing to sanction the scheme, which hearing will not occur until after the special meetings of the Endo and Mallinckrodt shareholders. The precise timing of Mallinckrodt’s applications both (a) to sanction the scheme; and (b) to confirm the reductions of capital, will depend on a number of factors, including court availability. In respect of the scheme, Mallinckrodt shall issue an application to the Irish High Court to sanction the scheme either (i) following satisfaction and/or waiver of all conditions to the scheme (other than those conditions that by their nature can only be satisfied on the date of completion) in which case the scheme shall take effect on the date and time as set out in the court order, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies, or (ii) prior to the satisfaction and/or waiver of certain conditions to the scheme in which case the scheme shall take effect following satisfaction and/or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion) on a date and time set in accordance with the terms of the court order and the scheme, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies. In each case, the effectiveness of the scheme will be notified to shareholders by (i) the filing of a Form 8-K with the SEC by Mallinckrodt; and (ii) in such other manner as the Irish High Court might direct. The date ultimately set by the Irish High Court for the sanction hearing is at the Irish High Court’s discretion.
The creation of distributable reserves of Mallinckrodt, which involves a reduction of Mallinckrodt’s share premium account, also requires the approval of the Irish High Court. See “The Mallinckrodt EGM Proposals — Resolution 6: Approval of the First Mallinckrodt Distributable Reserves Creation” and “The Mallinckrodt EGM Proposals — Resolution 7: Approval of the Second Mallinckrodt Distributable Reserves Creation”. beginning on page [•] and beginning on page [•], respectively, of this joint proxy statement/prospectus.
The Separation
Mallinckrodt and Endo intend, following the completion of the transaction, to separate the combined businesses of the “Specialty Generics” reporting segment of Mallinckrodt and the “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo from Mallinckrodt. The parties are considering, subject to approval by the post-completion Mallinckrodt board, implementing the separation by a spin-off and in a manner that would not require registration of the separation under the Securities Act or the registration of the GxCo securities under the Exchange Act. The spin-off may take the form of a distribution of GxCo securities only to categories of Mallinckrodt shareholders following the completion of the transaction to whom such a distribution may be made without such registration, and distribution of cash in lieu of GxCo securities to remaining Mallinckrodt shareholders, but the separation may take a different form (such as a different spin-off structure, or a split-off, sale or other structure). The parties currently anticipate consummating the intended separation as soon as practicable following the completion of the transaction; however, no assurance can be given as to the timing of the separation, or that such separation will occur at all, as consummation of the intended separation is not a condition to the completion of the transaction and is subject to approval by the post-completion Mallinckrodt board.
Appraisal Rights of Endo Stockholders
If you hold one or more shares of Endo common stock, you may be entitled to appraisal rights under Delaware law and have the right to dissent from the business combination, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the business combination) as of the completion of the business combination in place of the transaction consideration, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL, subject to certain limitations under the DGCL. Any such Endo stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the transaction consideration.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is accessible, without subscription or cost, at the following publicly available website, which is incorporated herein by reference https://delcode.delaware.gov/title8/c001/sc09/#262. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the holder of record of shares of Endo common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, Endo, not less than 20 days prior to the Endo special meeting, must notify each stockholder who was an Endo stockholder on the record date for notice of the Endo special meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice to Endo stockholders that appraisal rights are available in connection with the business combination. A holder of Endo common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion carefully. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the transaction consideration.
How to Exercise and Perfect Your Appraisal Rights.   If you are an Endo stockholder wishing to exercise the rights to seek an appraisal of your shares, you must do ALL of the following:
•
you must not vote in favor of the adoption of the Transaction Agreement (but failure to vote against the adoption of the Transaction Agreement, alone, will not constitute a waiver of appraisal rights). Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the Transaction Agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the Transaction Agreement or abstain from voting your shares;

•
you must deliver to Endo a written demand for appraisal of your shares before the vote on the adoption of the Transaction Agreement at the Endo special meeting and such demand must reasonably inform Endo of your identity and your intention to demand appraisal of your shares of Endo common stock;

•
you must continuously hold the shares from the date of making the demand through the completion of the business combination. You will lose your appraisal rights if you transfer such shares before the completion of the business combination; and

•
you or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the completion of the business combination. The surviving corporation is under no obligation to file any such petition in the Delaware

Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Endo stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Endo common stock within the time prescribed in Section 262 of the DGCL.
Voting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Transaction Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Who May Exercise Appraisal Rights.   Only a holder of record of shares of Endo common stock issued and outstanding at the time a demand for appraisal is made and that continue to be issued and outstanding and held of record by such holder immediately prior to the completion of the business combination may assert appraisal rights for the shares of Endo common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears in the stock ledger. The demand for appraisal must reasonably inform Endo of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Endo. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Endo common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Endo common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Endo common stock as to which appraisal is sought. Where no number of shares of Endo common stock is expressly mentioned, the demand will be presumed to cover all shares of Endo common stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.
If you own shares of Endo common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Endo common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Endo, Inc.
9 Great Valley Parkway
Malvern, PA 19355
Attention: Chief Legal Officer
Actions of the Surviving Corporation After the Completion of the Business Combination.   If the business combination is completed, the surviving corporation will give written notice of the completion of the business combination within 10 days after the completion of the business combination to you if you did not vote in favor of adoption of the Transaction Agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the completion of the business combination, if you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you have the right to withdraw the demand and to accept the transaction consideration in accordance with the Transaction Agreement for your shares of Endo common stock. Within 120 days after the completion of the business combination, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by you, demanding a determination of the fair value of the shares of Endo common stock held by all dissenting stockholders who are entitled to appraisal rights. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the completion of the business combination, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon your written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Transaction Agreement and with respect to which Endo has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Endo common stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph. As noted above, however, a demand for appraisal may only be made by or on behalf of a holder of record of shares of Endo common stock.
If a petition for appraisal is duly filed by you or another record holder of Endo common stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the office of the Delaware Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all persons who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Delaware Register in Chancery to give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and to the persons shown on such duly verified list at the addresses therein stated. The costs of these notices are borne by the surviving corporation. The Delaware Court of Chancery will then determine which persons are entitled to appraisal rights. If immediately before a transaction the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the transaction for such total number of shares exceeds $1 million or (3) the transaction was approved pursuant to Section 253 or 267 of the DGCL.
After determination of the persons entitled to appraisal of their shares of Endo common stock, the appraisal proceeding will be conducted as to the shares of Endo common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Endo common stock at the completion of the business combination held by dissenting stockholders who have properly exercised his, her or its appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the business combination, together with interest, if any, to be paid. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the completion of the business combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the completion of the business combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such person), in which case interest shall accrue after such payment only upon the sum of

(1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.
In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the transaction which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the [transaction]”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the [transaction] and not the product of speculation, may be considered”. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Endo common stock is less than the transaction consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a transaction is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.
Upon application by the surviving corporation or by any holder of Endo common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Endo stockholder whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights.
If no petition for appraisal is filed within 120 days after the completion of the business combination, or if you otherwise fail to perfect, successfully withdraw or lose your right to appraisal, then your right to appraisal will cease and you will be entitled to receive the transaction consideration described in the Transaction Agreement, without interest thereon, less any withholding taxes, if any.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL, you may not, after the completion of the business combination, vote the Endo common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to Endo stockholders as of a record date prior to the completion of the business combination.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you may withdraw a demand for appraisal and accept the transaction consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the transaction consideration to the surviving corporation, except that any attempt to withdraw made more than 60 days after the completion of the business combination will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the business combination within 60 days after the completion of the business combination. If you fail to perfect, effectively withdraw, waive or otherwise lose the appraisal right, your shares will be converted into the right to receive the transaction consideration.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the transaction consideration for your shares in accordance with the Transaction Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Endo stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
Accounting Treatment of the Transaction
Mallinckrodt and Endo prepare their respective financial statements in accordance with U.S. GAAP. The business combination will be accounted for as an acquisition of Endo by Mallinckrodt under the acquisition method of accounting, and Mallinckrodt will be treated as the acquirer for accounting purposes.
Listing of Mallinckrodt Ordinary Shares on Stock Exchange
Mallinckrodt ordinary shares are currently not traded or quoted on a stock exchange or quotation system. It is expected that Mallinckrodt ordinary shares will be listed on the NYSE following the completion of the transaction, subject to approval by the post-completion Mallinckrodt board, and the necessary approvals. The parties expect that the listing will occur substantially concurrently with the intended separation, if the separation occurs. The listing is not a condition to the completion of the transaction.
Deregistration of Endo Common Stock
Following consummation of the transaction, there will be no further market for the shares of Endo common stock and, as promptly as practicable following the effective time and in compliance with applicable law, Endo common stock will no longer be quoted on the OTCQX and price quotations will no longer be available for the Endo common stock. In addition, the registration of Endo common stock under the Exchange Act and Endo’s reporting obligations under the Exchange Act will be terminated following application to the SEC.
Transfers in Mallinckrodt ordinary shares are currently registered through a transfer agent and are not eligible for settlement through the DTC, which ordinarily facilitates trades in listed securities in the U.S. As a result, Mallinckrodt ordinary shares are not able to be traded through the facilities of DTC and can only be held in registered form. This means that trading in Mallinckrodt ordinary shares requires additional administrative steps as compared to shares that are listed on a national securities exchange or quoted on the OTCQX market. Furthermore, because the Mallinckrodt ordinary shares are not currently listed on a national securities exchange, additional transfer taxes and administrative steps will be necessary to effect the sale, transfer and settlement of shares. So long as the Mallinckrodt ordinary shares are not listed on a national securities exchange, it will be an offense for a transferee of ordinary shares to fail to comply with requirements to file an Irish stamp duty return and to pay any Irish stamp duty due to the Irish Revenue Commissioners following such transfer, and interest and penalties will accrue. The filing of such returns and payment of the stamp duty requires both the transferee and transferor to have obtained an Irish tax reference number from the Irish Revenue Commissioners and generally requires the appointment of an Irish tax agent to file the return and facilitate the payment of the stamp duty to the Irish Revenue Commissioners. Until such stamp duty return has been duly filed and the related stamp duty duly paid (or the transfer is exempt), the transfer will not be registered on Mallinckrodt’s Register. Under Irish law and Mallinckrodt’s articles of association, rights in respect of Mallinckrodt ordinary shares are exercisable only by the registered shareholder as entered in the Register. For example, the exercise of voting rights and rights related to the appointment or nomination of directors is only effective under Irish law if executed by the registered shareholder. Because administrative steps to transfer Mallinckrodt ordinary shares take additional time, there may be a delay between the nominal transfer of shares and the recording of such transfer on the Register, and as a result, there may be a delay between when a new shareholder purchases the ordinary shares and when that shareholder is able to exercise their rights as a shareholder. Where any transfer of Mallinckrodt ordinary shares occurs at less than market value, the transferor can be liable for all of the obligations of the transferee in relation to Irish stamp duty.
Because Mallinckrodt ordinary shares are not listed and because of the additional administrative steps and tax implications related to transferring ordinary shares, there is not an active trading market for Mallinckrodt ordinary shares and there may be limited liquidity for such shares, which could have a negative impact on the market price of Mallinckrodt ordinary shares. Mallinckrodt shareholders may have difficulty selling or transferring any ordinary shares that they hold, and the number of investors willing to hold or acquire Mallinckrodt ordinary shares may be reduced, the trading price of Mallinckrodt ordinary shares may be depressed, Mallinckrodt may receive decreased news and analyst coverage and Mallinckrodt may be limited in its ability to issue additional securities or obtain additional equity financing in the future on terms acceptable to Mallinckrodt, or at all.

MATERIAL TAX CONSEQUENCES OF THE PROPOSED TRANSACTION
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION
The following is a general discussion of certain material U.S. federal income tax consequences of: (i) the business combination to U.S. Holders and Non-U.S. Holders (each as defined below) of Endo common stock that receive the transaction consideration in the business combination, and (ii) with respect to a U.S. Holder, the ownership and disposition of Mallinckrodt ordinary shares received in the business combination. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the business combination, the potential application of the Medicare contribution tax on net investment income, any withholding considerations under provisions commonly known as the Foreign Account Tax Compliance Act (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as otherwise expressly stated below, any reporting requirements. This discussion is based upon the Code, the Treasury regulations promulgated under the Code, court decisions and administrative rulings of the IRS, and the income tax treaty between the United States and Ireland (the “Treaty”), all as in effect on the date of this joint proxy statement/prospectus. All of these laws and authorities are subject to change or differing interpretations, possibly retroactively, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion is for general information purposes only and does not constitute tax advice. This discussion is limited to U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders that hold their shares of Endo common stock, and, after the closing of the business combination, Mallinckrodt ordinary shares, as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
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banks and other financial institutions;

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tax-exempt organizations or accounts, governmental organizations, qualified retirement plans or individual retirement accounts;

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partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations” or other pass-through entities (or investors therein);

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insurance companies;

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mutual funds;

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dealers or brokers in stocks and securities or currencies;

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traders in securities that elect the mark-to-market method of tax accounting with respect to their Endo common stock or Mallinckrodt ordinary shares;

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holders of Endo common stock that received Endo common stock pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

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persons that have a functional currency other than the U.S. dollar;

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persons that hold Endo common stock or Mallinckrodt ordinary shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

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persons who actually or constructively own or have owned more than 5% of Endo’s common stock (by vote or value), or who, after the business combination, actually or constructively own 5% or more of Mallinckrodt’s ordinary shares (by vote or value);

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persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement);

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“controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax; or

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United States expatriates and former citizens or long-term residents of the United States.

For purposes of this joint proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Endo common stock or Mallinckrodt ordinary shares, as applicable, that is:
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A citizen or individual resident of the United States;

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A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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A trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

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An estate the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this joint proxy statement/prospectus, a beneficial owner of Endo common stock or Mallinckrodt ordinary shares, as applicable, that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) is referred to as a “Non-U.S. Holder”.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Endo common stock or Mallinckrodt ordinary shares, the U.S. federal income tax treatment of such partnership or a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in a partnership for U.S. federal income tax purposes should consult their own tax advisors with regard to the U.S. federal income tax consequences to them of the business combination and the ownership and disposition of Mallinckrodt ordinary shares received in the business combination.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. If the tax consequences described below are successfully challenged, the tax consequences applicable to the business combination and the ownership and disposition of Mallinckrodt ordinary shares may differ from the tax consequences described below.
THIS DISCUSSION DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF MALLINCKRODT ORDINARY SHARES RECEIVED IN THE COMBINATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF MALLINCKRODT ORDINARY SHARES RECEIVED IN THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Federal Income Tax Treatment of the Business Combination in General
As described under the section entitled “Summary — The Separation” beginning on page [•] of this joint proxy statement/prospectus, Mallinckrodt and Endo currently intend to effect the separation following the completion of the business combination. However, the specific terms, structure and timing of such separation (if any) have not yet been determined, and there can be no assurance that the separation will ultimately be effected. Based on currently available information, the parties expect that the separation, if effected, will be respected as a transaction separate from the business combination, and thus will not be integrated with the business combination for U.S. federal income tax purposes. However, the treatment of the separation and its impact on the business combination (if any) will depend on future events and the specific facts and circumstances surrounding the separation, including the structure and timing thereof, and accordingly cannot be determined at this time. Accordingly, there can be no assurance that the separation, if effected, will be respected as separate from, and not integrated with, the business combination. Further, as there are no cases or administrative guidance that directly address the U.S. federal income tax treatment of transactions similar to the business combination and the subsequent separation (if any), any determination that such separation will be treated as separate from, and not integrated with, the business combination for U.S. federal income tax purposes is likely to be subject to significant uncertainty. Thus, even if the parties determine that the separation should be so treated, there can be no assurance that the IRS will not challenge such treatment or that such challenge, if any, would not be sustained by a court.
If the separation were to be integrated with the business combination for U.S. federal income tax purposes, the U.S. federal income tax consequences of the business combination to Mallinckrodt and/or the holders of Endo common stock could be materially different than those described below. For example, it is possible that any such integration could adversely affect the determination as to whether Section 7874 will apply to Mallinckrodt following the business combination. If Section 7874 were to so apply, Mallinckrodt and its shareholders (including former Endo stockholders that receive Mallinckrodt ordinary shares in the business combination) could be subject to significant additional U.S. federal income tax liability as described below under “— U.S. Federal Income Tax Consequences of the Business Combination to Mallinckrodt — Tax Residence of Mallinckrodt as a Result of the Business Combination”. In addition, any such integration could cause the receipt of GxCo securities by Mallinckrodt shareholders (including former Endo stockholders) in the separation to be taxable for U.S. federal income tax purposes (even if such receipt would not have been treated as taxable in the absence of such integration) or to be taxed at higher U.S. federal income tax rates. Endo stockholders are urged to consult their own tax advisors as to the potential integration of the separation (if any) with the business combination, and the U.S. federal income tax consequences of such integration. The remainder of this discussion assumes that separation, if effected, will be respected as separate from, and not integrated with, the business combination for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the Business Combination to Mallinckrodt
U.S. Federal Income Tax Rules Regarding Tax Residency of a Corporation and Mallinckrodt’s Current Tax Status
Under current U.S. federal income tax law, a corporation is generally considered to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Mallinckrodt, which is incorporated under the laws of the Republic of Ireland, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes or otherwise subject to certain adverse U.S. federal income tax consequences.
Under Section 7874 and the Treasury regulations promulgated thereunder, a corporation created or organized outside the United States will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation, as determined for purposes of Section 7874 (such ownership generally, the “Section 7874 ownership percentage” and such 80% ownership condition, the “80% ownership test”) and (iii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities.
Under an alternative rule of Section 7874, if the conditions described in (i) and (iii) above are met and the former shareholders of the acquired U.S. corporation own, or are treated as owning, at least 60% but less than 80% (by vote or value) of the acquiring non-U.S. corporation after the acquisition by reason of holding shares of the U.S. acquired corporation (such 60% ownership condition, the “60% ownership test”), the non-U.S. corporation will be subject to special adverse U.S. tax rules but will not be treated as a U.S. corporation for U.S. federal income tax purposes.
Mallinckrodt believes, and the remainder of this discussion assumes, that Mallinckrodt is currently treated (and will continue to be treated prior to the business combination), as a non-U.S. corporation for U.S. federal income tax purposes, and that, prior to the business combination, Section 7874 is not applicable to Mallinckrodt or any of its subsidiaries. This conclusion, however, is not entirely free from doubt. If it were to be determined that Mallinckrodt is currently treated as a U.S. corporation for U.S. federal income tax purposes or that it or its subsidiaries are currently otherwise subject to Section 7874, Mallinckrodt, its subsidiaries and shareholders (including, Endo, its subsidiaries and shareholders after the business combination) could be subject to significant additional U.S. federal tax liability. Endo stockholders should read the section entitled “XI. Certain U.S. Income Tax Consequences of the Plan — B. U.S. Federal Income Tax Consequences to the U.S. Tax Group — 3. Application of Section 7874 of the Tax Code to Reorganized Parent” in the Disclosure Statement for the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed August 28, 2023, in the U.S. Bankruptcy Court for the District of Delaware for a discussion regarding the potential application of Section 7874 to Mallinckrodt in connection with its emergence from bankruptcy in 2024.
Tax Residence of Mallinckrodt as a Result of the Business Combination
As a result of the business combination, the conditions of Section 7874 described above in clauses (i) and (iii) of the second paragraph under the heading “— U.S. Federal Income Tax Rules Regarding Tax Residency of a Corporation and Mallinckrodt’s Current Tax Status” are expected to be satisfied. Based on the terms of the business combination, however, the Section 7874 ownership percentage is expected to be less than 60%, in which case the Section 7874 condition described above in clause (ii) of the second paragraph under the heading “— U.S. Federal Income Tax Rules Regarding Tax Residency of a Corporation and Mallinckrodt’s Current Tax Status” would not be met and Section 7874 would not be implicated by the business combination. Accordingly, Mallinckrodt intends to take the position that Section 7874 does not apply to Mallinckrodt and its subsidiaries following the business combination. However, the ownership of Mallinckrodt for purposes of Section 7874 must be finally determined after completion of the business combination, by which time there could be adverse changes to the relevant facts and circumstances. In addition, relevant ownership percentages are, for purposes of Section 7874, subject to various adjustments under the Code and the Treasury regulations promulgated thereunder, and the rules for determining ownership under Section 7874 are complex, unclear and subject to change. Further, there is limited guidance and lack of clarity regarding the application of Section 7874 to transactions similar to the business combination, particularly as it relates to the impact (if any) of Endo and Mallinckrodt’s prior bankruptcy transactions.
Under one of the adjustments referred to in the prior paragraph, the Section 7874 ownership percentage as applied to the business combination can be increased on account of any “non-ordinary course distributions” paid by the U.S. target corporation to its stockholders in each of the three 12-month periods prior to the merger effective time. As defined by Treasury regulations, “non-ordinary course distributions” are equal to the excess of all distributions, including dividends and stock repurchases, made during a particular 12-month period with respect to the U.S. target corporation’s common stock over 110% of the average of such distributions during the 36-month period immediately preceding such 12-month period (or such shorter period as prescribed by the regulations if the U.S. target corporation was formed less than 36 months before the relevant look-back year). The amount of any such excess would then increase the Section 7874 ownership percentage (with respect to value). Specifically, for purposes of Section 7874, the former shareholders of the U.S. target corporation are treated as receiving, by reason of holding stock in the U.S. target corporation, additional stock of the foreign acquiring corporation with a fair market value equal to the amount of “non-ordinary course distributions.”
For purposes of these non-ordinary course distribution rules, a U.S. target corporation is also treated as making certain distributions made by a predecessor. Generally, a predecessor for this purpose includes any corporation or partnership that was acquired by the U.S. target corporation in a “predecessor acquisition” and, after the predecessor acquisition and all related transactions are completed, the “tentative predecessor ownership percentage” is at least 10%. A “predecessor acquisition” is a transaction in which a potential successor entity directly or indirectly acquires substantially all of the property held directly or indirectly by a tentative predecessor. The “tentative predecessor ownership percentage” means, with respect to a potential predecessor acquisition, the percentage of stock or partnership interests (by value) in a potential successor entity held “by reason of” holding stock or partnership interests in the tentative predecessor.
Further, in certain circumstances, the Treasury regulations promulgated under Section 7874 treat creditor claims against a U.S. corporation in a case under title 11 of the United States Code (or similar case) as stock in such U.S. corporation (the “Creditor Rule”). Guidance regarding the application of the Creditor Rule is limited and unclear. In particular, it is uncertain whether, and to what extent, the Creditor Rule (or certain case law that treats creditor claims against a corporation as stock for purposes of the “continuity of interest” rules under the reorganization provisions of the Code) could apply in the context of determining “non-ordinary course distributions,” identifying a “predecessor acquisition” or in determining the “tentative predecessor ownership percentage” for the purpose of calculating the Section 7874 ownership percentage.
Endo was formed in connection with the transactions effecting the consummation of the Chapter 11 bankruptcy restructuring of Endo International plc and certain of its subsidiaries (including U.S. corporate subsidiaries, collectively, “Endo plc”) on April 23, 2024, and Endo has not made any distributions with respect to its stock since its formation. Accordingly, Endo itself has not made any “non-ordinary course distributions.” However, in connection with the implementation of the Endo plc bankruptcy restructuring, Endo and its subsidiaries acquired substantially all of the assets of Endo plc in exchange for a combination of cash and shares of Endo common stock. As part of the bankruptcy transactions, Endo International plc and certain of its subsidiaries that were obligors under certain indebtedness that constituted creditor claims to be settled as part of the bankruptcy plan, made cash payments to their creditors in respect of such claims. Mallinckrodt believes, and intends to take the position that, the Creditor Rule does not apply to these bankruptcy transactions so as to cause Endo International plc or any of its subsidiaries to be treated as a predecessor of Endo, or to treat cash payments in respect of such creditor claims as “non-ordinary course distributions.” However, the relevant Treasury regulations are unclear and there is no binding authority that directly addresses the application of these rules in circumstances similar to the business combination and the Endo plc bankruptcy. Accordingly, this position is subject to uncertainty.
Moreover, the ownership percentages for purposes of Section 7874 must be finally determined after the merger effective time, by which time there could be adverse changes to the relevant facts and circumstances, and transactions occurring after the business combination could, in some circumstances, affect such determination. And, as noted, the rules for determining ownership under Section 7874 are complex, unclear and subject to change. Accordingly, there can be no assurance that the IRS would not assert that Mallinckrodt should be treated as a U.S. corporation for U.S. federal income tax purposes, or that Section 7874 should otherwise apply to Mallinckrodt, as a result of the business combination, or that such an assertion would not be sustained by a court.
If the IRS were to successfully assert that the 80% ownership test is satisfied with respect to the business combination and that, accordingly, Mallinckrodt were to be treated as a U.S. corporation for U.S. federal income tax purposes, Mallinckrodt generally would be subject to U.S. federal income tax on its worldwide income and would be subject to other provisions of the U.S. income tax laws, including with respect to any of its subsidiaries that are treated as “controlled foreign corporations” for U.S. federal income tax purposes. Any such U.S. federal income tax liability could have a material adverse effect on the results of Mallinckrodt’s operations. Moreover, dividends (if any) paid by Mallinckrodt to Non-U.S. Holders generally would be characterized as U.S. source income, and would be subject to U.S. withholding tax at a statutory rate of 30%, subject to reduction under the terms of an applicable income tax treaty.
If the IRS were to successfully assert that the 60% ownership test is satisfied with respect to the business combination, Mallinckrodt would not be treated as a U.S. corporation for U.S. tax purposes, but several adverse U.S. federal income tax rules would apply to Mallinckrodt and its U.S. affiliates. For example, Section 7874 could limit the ability of such U.S. affiliates to use certain U.S. tax attributes (including net operating losses and certain tax credits) to offset any taxable income or gain resulting from certain transactions, including any transfers or license of property to a foreign related person during the ten-year period following the business combination. Further, Mallinckrodt’s U.S. affiliates would be subject to an expanded application of the so-called “base erosion and anti-abuse tax.” The application of these rules could result in significant additional U.S. federal income tax liability to the combined group. Finally, in such a case, Mallinckrodt’s U.S. shareholders would generally be subject to a higher rate of tax with respect to any dividends received from Mallinckrodt.
The rules of Section 7874 and the Treasury regulations promulgated thereunder are complex, unclear and subject to change. Holders are urged to consult with their tax advisors regarding the potential application of Section 7874 and such Treasury regulations with respect to the business combination. The remainder of this discussion assumes that Mallinckrodt is not currently, and will not be treated following the business combination, as a U.S. corporation by reason of Section 7874, and that Mallinckrodt and its affiliates are not currently, and will not be following the business combination, otherwise subject to Section 7874.
Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock
U.S. Federal Income Tax Characterization of the Business Combination
The business combination will generally be treated as a taxable transaction for U.S. federal income tax purposes. In addition, for U.S. federal income tax purposes, holders of Endo common stock will be treated as exchanging, by reason of the business combination, a portion of each share of their Endo common stock for each of the per share Stock Consideration (as defined below), the per share Endo Funded Cash Consideration (as defined below), and the per share Mallinckrodt Funded Cash Consideration (as defined below), that they receive in the business combination in proportion to the relative fair market of each such type of consideration.
Receipt of Stock Consideration in the Business Combination
In general, a U.S. Holder of Endo common stock receiving Mallinckrodt ordinary shares in exchange for Endo common stock pursuant to the business combination (the “Stock Consideration”) will, with respect to the portion of the share of Endo common stock treated as exchanged for the per share Stock Consideration, recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the fair market value of the per share Stock Consideration received and (ii) the U.S. Holder’s adjusted tax basis in the portion of the share of Endo common stock surrendered in the exchange for the per share Stock Consideration.
Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the portion of the share of Endo common stock surrendered in exchange for the per share Stock Consideration has been held for more than one year at the time of the completion of the business combination. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder of Endo common stock acquired Endo common stock at different times or at different prices, such holder should consult its tax advisor regarding the manner in which such gain or loss should be determined in connection with the receipt of the Stock Consideration.
A U.S. Holder’s tax basis in the shares of Mallinckrodt ordinary shares received in the business combination will be equal to the fair market value of such shares on the date on which the business combination is effective, and the U.S. Holder’s holding period with respect to such shares will begin on the day after such date.
Receipt of Cash Consideration in the Business Combination
The Transaction Agreement provides that cash consideration received in the business combination in excess of $0.05 per share of Endo common stock will be funded by Endo (the “Endo Funded Cash Consideration”), and that the remaining $0.05 per share of Endo common stock will be funded by Mallinckrodt (together with any cash paid in lieu of fractional entitlements, the “Mallinckrodt Funded Cash Consideration”). The receipt of cash consideration pursuant to the business combination by a U.S. Holder will, depending on such U.S. Holder’s particular circumstances, generally be treated as either a sale or exchange of a portion of such U.S. Holder’s shares of Endo common stock attributable to the receipt of the relevant cash consideration or as a distribution with respect to such shares of Endo common stock. Under Section 302(b) of the Code, the receipt of cash consideration pursuant to the business combination by a U.S. Holder generally will be treated as a sale or exchange if the receipt (i) results in a “complete termination” of the U.S. Holder’s interest in Endo, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the tests described in clauses (i), (ii) and (iii), and as further described below, the “Sale or Exchange Tests”). If the receipt of the relevant cash consideration pursuant to the business combination by a U.S. Holder does not satisfy one of the Sale or Exchange Tests, the receipt of the relevant cash consideration will be treated as a distribution, which distribution, as described in more detail below, is expected to be treated as a taxable dividend.
Endo Funded Cash Consideration
As described in the Transaction Agreement, the parties generally intend to treat a U.S. Holder’s receipt of the per share Endo Funded Cash Consideration as a redemption by Endo of a portion of each share of such holder’s Endo common stock, that is integrated with the disposition of the remaining portion of the holder’s Endo common stock in the business combination. Accordingly, although this treatment is not free from doubt, the receipt of the Endo Funded Cash Consideration by a U.S. Holder pursuant to the business combination generally will be treated as a sale or exchange if the receipt of such Endo Funded Cash Consideration satisfies one of the Sale or Exchange Tests described above. In particular, the receipt of the Endo Funded Cash Consideration by a U.S. Holder pursuant to the business combination will result in a complete termination of a U.S. Holder’s interest in the aggregate equity interests in Endo owned by such U.S. Holder prior to the business combination if, immediately after the business combination, either (i) the U.S. Holder does not own any Endo common stock (either actually or constructively), or (ii) the U.S. Holder does not actually own any Endo common stock (but does constructively own shares of Endo common stock) and, with respect to shares of Endo common stock constructively owned by the U.S. Holder immediately after the business combination, the U.S. Holder is eligible to waive, and effectively waives, attribution of all shares of Endo common stock constructively owned under the procedures described in Section 302(c)(2) of the Code. Pursuant to the attribution rules under Section 318 of the Code, stock that is owned by a party related to a U.S. Holder (such as family members or entities partially owned by a U.S. Holder), may be deemed to be owned by a U.S. Holder. Under the constructive ownership rules applicable to stock of a lower-tier corporation held by an upper-tier corporation, a U.S. Holder will be deemed to own a proportionate amount of the stock of such lower-tier corporation only if the U.S. Holder owns (either actually or constructively) 50% or more of the stock in the upper-tier corporation. Accordingly, because all of the Endo common stock will be owned by Mallinckrodt immediately after the business combination, the complete termination test should be met by each U.S. Holder of Endo common stock other than any U.S. Holder that owns, actually or constructively, 50% or more of the ordinary shares of Mallinckrodt, and therefore would be treated as owning Endo common stock, after the business combination.
If a U.S. Holder satisfies the “complete termination” test set forth in Section 302(b)(3), Section 302(a) of the Code will apply to such U.S. Holder, and the receipt of the Endo Funded Cash Consideration generally will be treated as described above under “— Receipt of Stock Consideration in the Business Combination.” Accordingly, such a U.S. Holder will generally be treated as if such U.S. Holder exchanged a portion of each share of such holder’s Endo common stock for the per share Endo Funded Cash Consideration received and will recognize gain or loss equal to the difference between the amount of such cash and the adjusted tax basis of the portion of such share treated as exchanged for such cash. Any gain or loss recognized on such exchange will be capital gain or loss and will constitute long-term capital gain or loss if the portion of the share of Endo common stock deemed to have been exchanged has been held for more than one year as of the merger effective time. The ability to deduct capital losses is subject to limitations. If a U.S. Holder of Endo common stock acquired Endo common stock at different times or at different prices, such U.S. Holder should consult its tax advisors regarding the manner in which gain or loss should be determined.
If none of the Sale or Exchange Tests are satisfied with respect to the Endo Funded Cash Consideration, the Endo Funded Cash Consideration will be treated as a distribution to which Section 301 of the Code applies in an amount equal to the amount of Endo Funded Cash Consideration received. As described in greater detail below under “— Distribution Treatment,” Endo expects that the entire amount of any distribution to which Section 301 applies received by a U.S. Holder will be treated as a dividend for U.S. federal income tax purposes and taxable as described under “— Distribution Treatment.”

Notwithstanding the fact that a U.S. Holder may qualify for “sale or exchange” treatment rather than “distribution” treatment, the parties intend to instruct the Exchange Agent to treat the Endo Funded Cash Consideration as a distribution treated as a dividend for U.S. federal income tax purposes, as described below under “— Distribution Treatment,” unless the U.S. Holder properly executes and provides a special certificate (the “Section 302(b)(3) Tax Certificate”) that will be included in the letter of transmittal or otherwise be made available to holders of Endo common stock. The Section 302(b)(3) Tax Certificate will require the U.S. Holder to provide certain information with respect to its ownership of Endo common stock before the business combination and its indirect ownership interest in Endo after the business combination, in each case taking into account the relevant attribution rules under Section 318 of the Code, and to certify, under penalties of perjury, that, with respect to the receipt by such holder of the Endo Funded Cash Consideration in exchange for a portion of such holder’s Endo common stock pursuant to the business combination, such holder satisfies the “complete termination” test set forth in Section 302(b)(3) of the Code. Even if a U.S. Holder completes such Section 302(b)(3) Tax Certificate, a broker or other applicable withholding agent may require the holder to complete additional documentation relating to the application of Section 302 of the Code and/or may treat such Endo Funded Cash Consideration as a dividend subject to tax reporting and backup withholding, regardless of the documentation provided by such holder.
The parties intend to instruct the Exchange Agent to neither solicit, accept nor rely upon any other form of tax certification under Section 302 of the Code with respect to the Endo Funded Cash Consideration, including any certification that the U.S. Holder satisfies the “substantially disproportionate” test under Section 302(b)(2) of the Code or the “not essentially equivalent to a dividend” test under Section 302(b)(1) of the Code.
Pursuant to the Transaction Agreement, in certain circumstances relating to the manner in which Endo funds the Endo Funded Cash Consideration, the parties have agreed to treat, solely for U.S. federal income tax purposes, some or all of the Endo Funded Cash Consideration as if it was Mallinckrodt Funded Cash Consideration, in which case such Endo Funded Cash Consideration would be treated by the parties, solely for U.S. federal income tax purposes, in the same manner as if it were Mallinckrodt Funded Cash Consideration, and therefore subject to the U.S. federal income tax treatment described below under “— Mallinckrodt Funded Cash Consideration,” rather than the federal income tax treatment described in this section. Although no assurance can be given in this regard, Endo does not currently expect that the manner in which it intends to fund the Endo Funded Cash Consideration will result in the treatment by the parties, pursuant to the Transaction Agreement, of any portion of the Endo Funded Cash Consideration as if it were Mallinckrodt Funded Cash Consideration for U.S. federal income tax purposes.
U.S. HOLDERS OF ENDO COMMON STOCK ARE URGED, TO THE EXTENT THEY ARE LEGALLY ABLE TO DO SO, TO COMPLETE THE SECTION 302(B)(3) TAX CERTIFICATE THAT WILL BE INCLUDED IN THE LETTER OF TRANSMITTAL OR OTHERWISE BE MADE AVAILABLE TO HOLDERS OF ENDO COMMON STOCK, AND TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX TREATMENT OF THE ENDO FUNDED CASH CONSIDERATION.
Mallinckrodt Funded Cash Consideration
Based on the existing overlapping ownership of Endo and Mallinckrodt, the parties expect that Section 304 of the Code will apply to the business combination with respect to the Mallinckrodt Funded Cash Consideration. In such case, under Section 304 of the Code, the Mallinckrodt Funded Cash Consideration will be treated as a distribution in redemption of the ordinary shares of Mallinckrodt, and the treatment of such redemption under Section 302 of the Code as either a sale or exchange or as a distribution will be determined by reference to the U.S. Holder’s ownership of Endo common stock before and after the business combination. Accordingly, whether the Mallinckrodt Funded Cash Consideration will be eligible for sale or exchange treatment (as opposed to distribution treatment) will depend on whether a U.S. Holder satisfies any of the Sale or Exchange Tests. However, as opposed to the application of the constructive ownership rules to the Sale or Exchange Tests described above under “— Endo Funded Cash Consideration,” under Section 304(b)(1), a U.S. Holder (regardless of whether or not such holder actually or constructively owns 50% or more of the ordinary shares of Mallinckrodt) will be deemed to constructively own the Endo common stock owned by Mallinckrodt in proportion to the value of the Mallinckrodt ordinary shares that the U.S. Holder owns relative to the aggregate value of all Mallinckrodt ordinary shares. Therefore, it is not expected that a U.S. Holder will be able to satisfy the complete termination test under Section 302(b)(3) of the Code and the U.S. federal income tax treatment of an Endo stockholder with respect to the Mallinckrodt Funded Cash Consideration will depend, under Sections 304 and 302 of the Code, on whether the U.S. Holder satisfies either the “substantially disproportionate” test under Section 302(b)(2) of the Code or the “not essentially equivalent to a dividend” test under Section 302(b)(1) of the Code, in each case as described in more detail below.
The receipt of the Mallinckrodt Funded Cash Consideration by a U.S. Holder pursuant to the business combination will constitute a “substantially disproportionate” redemption under Section 302(b)(2) of the Code as to the U.S. Holder if immediately after the business combination (i) the percentage of the outstanding shares of Endo common stock actually and constructively owned by the U.S. Holder is less than 80% of the percentage of the outstanding shares of Endo common stock actually and constructively owned by the U.S. Holder immediately before the business combination, (ii) the percentage of the outstanding voting stock of Endo actually and constructively owned by the U.S. Holder is less than 80% of the percentage of the outstanding voting stock of Endo actually and constructively owned by the U.S. Holder immediately before the business combination and (iii) the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of Endo common stock immediately after the business combination. Even if the receipt of the Mallinckrodt Funded Cash Consideration by a U.S. Holder pursuant to the business combination fails to satisfy the “substantially disproportionate” test under Section 302(b)(2) of the Code, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test under Section 302(b)(1) of the Code if the business combination results in a “meaningful reduction” in the U.S. Holder’s interest in Endo. Whether the receipt of the Mallinckrodt Funded Cash Consideration by a U.S. Holder will be treated as “not essentially equivalent to a dividend” will depend upon the facts and circumstances, and U.S. Holders are urged to consult their tax advisors with respect to this test.
If the receipt of the Mallinckrodt Funded Cash Consideration by a U.S. Holder pursuant to the business combination satisfies either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test, the receipt of the Mallinckrodt Funded Cash Consideration will be treated as described above under “— Receipt of Stock Consideration in the Business Combination.” Accordingly, such a U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the portion of each share of such U.S. Holder’s Endo common stock deemed to have been exchanged for the per share Mallinckrodt Funded Cash Consideration and the amount of the per share Mallinckrodt Funded Cash Consideration received in exchange therefor. Any gain or loss recognized on such exchange will be capital gain or loss and will constitute long-term capital gain or loss if the portion of the share of Endo common stock deemed to have been exchanged has been held for more than one year as of the merger effective time. The ability to deduct capital losses is subject to limitations. If a U.S. Holder of Endo common stock acquired Endo common stock at different times or at different prices, such holder should consult its tax advisor regarding the manner in which gain or loss should be determined.
If neither the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test are satisfied with respect to the Mallinckrodt Funded Cash Consideration, the Mallinckrodt Funded Cash Consideration will be treated as a distribution to which Section 301 of the Code applies in an amount equal to the amount of Mallinckrodt Funded Cash Consideration received. As described in greater detail below under “— Distribution Treatment,” Endo expects that the entire amount of any distribution to which Section 301 applies received by a U.S. Holder will be treated as a dividend for U.S. federal income tax purposes and taxable as described under “— Distribution Treatment.”
The parties intend to instruct the Exchange Agent to treat the Mallinckrodt Funded Cash Consideration as a distribution treated as a dividend for U.S. federal income tax purposes, as described below under “— Distribution Treatment” unless the U.S. Holder properly executes and provides a special certificate (the “Section 302(b)(2) Tax Certificate”, and, together with the Section 302(b)(3) Tax Certificate described above, the “Section 302 Tax Certificates”) that will be included in the letter of transmittal or otherwise be made available to holders of Endo common stock. The Section 302(b)(2) Tax Certificate will require the U.S. Holder to provide certain information with respect to its ownership of Endo common stock before the business combination and its indirect ownership interest in Endo after the business combination, in each case taking into account the relevant attribution rules under Section 318 of the Code, and to certify, under penalties of perjury, that, with respect to the receipt by such holder of the Mallinckrodt Funded Cash Consideration in exchange for a portion of such holder’s Endo common stock pursuant to the business combination, such holder satisfies the “substantially disproportionate” test set forth in Section 302(b)(2) of the Code. Even if a U.S. Holder completes such Section 302(b)(2) Tax Certificate, a broker or other applicable withholding agent may require the holder to complete additional documentation relating to the application of Section 302 and/or Section 304 of the Code and/or may treat such Mallinckrodt Funded Cash Consideration as a dividend subject to tax reporting and backup withholding, regardless of the documentation provided by such holder.
The parties intend to instruct the Exchange Agent to neither solicit, accept nor rely upon any other form of tax certification under Section 302 of the Code with respect to the Mallinckrodt Funded Cash Consideration, including any certification that the U.S. Holder satisfies the “not essentially equivalent to a dividend” test under Section 302(b)(1) of the Code.
As discussed above under “— Endo Funded Cash Consideration,” pursuant to the Transaction Agreement, in certain circumstances relating to the manner in which Endo funds the Endo Funded Cash Consideration, the parties have agreed to treat, solely for U.S. federal income tax purposes, some or all of the Endo Funded Cash Consideration as if it was Mallinckrodt Funded Cash Consideration, in which case such Endo Funded Cash Consideration would be treated by the parties, solely for U.S. federal income tax purposes, in the same manner as if it were Mallinckrodt Funded Cash Consideration, and therefore subject to the U.S. federal income tax treatment described in this section.
U.S. HOLDERS OF ENDO COMMON STOCK ARE URGED, TO THE EXTENT THEY ARE LEGALLY ABLE TO DO SO, TO COMPLETE THE SECTION 302(B)(2) TAX CERTIFICATE THAT WILL BE INCLUDED IN THE LETTER OF TRANSMITTAL OR OTHERWISE BE MADE AVAILABLE TO HOLDERS OF ENDO COMMON STOCK, AND TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MALLINCKRODT FUNDED CASH CONSIDERATION.
Distribution Treatment
If none of the Sale or Exchange Tests are satisfied with respect to the Endo Funded Cash Consideration or the Mallinckrodt Funded Cash Consideration, as applicable, then the Endo Funded Cash Consideration or the Mallinckrodt Funded Cash Consideration (as the case may be) will be treated as a distribution to which Section 301 applies in an amount equal to the amount of Endo Funded Cash Consideration or Mallinckrodt Funded Cash Consideration (as the case may be) received. The distribution will be treated as a dividend to the extent paid out of Endo’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Such a dividend would be taxed in its entirety without any reduction for the U.S. Holder’s adjusted U.S. federal income tax basis of the shares of Endo common stock exchanged, and the adjusted U.S. federal income tax basis of such exchanged shares of Endo common stock would be added to the adjusted U.S. federal income tax basis of the Mallinckrodt ordinary shares owned by the U.S. Holder. Provided that certain minimum holding periods and certain other requirements are met, non-corporate U.S. Holders (including individuals) generally may be eligible for U.S. federal income taxation at a maximum rate of 20% on amounts treated as dividends. A corporate U.S. Holder may be eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations).
The amount of any distribution to which Section 301 applies in excess of Endo’s current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its shares of Endo common stock, and any remaining portion of the distribution in excess of such basis would be treated as capital gain from the sale or exchange of the U.S. Holder’s shares of Endo common stock. Amounts treated as being received from the sale or exchange of the U.S. Holder’s shares of Endo common stock would be taxed as provided above under “— Receipt of Stock Consideration in the Business Combination.” Based on its current estimates, Endo believes that it will have current and accumulated earnings and profits that exceed the aggregate amount of the Endo Funded Cash Consideration and the Mallinckrodt Funded Cash Consideration that will be paid to holders of Endo common stock pursuant to the business combination, and therefore that the entire amount of any distribution to which Section 301 applies received by a U.S. Holder will be treated as a dividend for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences of the Business Combination to Non-U.S. Holders of Endo Common Stock
The receipt by a Non-U.S. Holder of Endo common stock (i) of the Stock Consideration, and (ii) if the receipt of the Endo Funded Cash Consideration or Mallinckrodt Funded Cash Consideration qualifies for “sale or exchange” treatment, of the Endo Funded Cash Consideration and/or the Mallinckrodt Funded Cash Consideration, as applicable, in each case will not be subject to U.S. federal income tax on gain recognized on such receipt unless:
•
the gain, if any, is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or, in the case of an individual, fixed base in the United States);

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the exchange of Endo common stock pursuant to the business combination and certain other conditions are met; or

•
the Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Endo common stock at any time during the five-year period preceding the business combination, and Endo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the business combination or the period that the Non-U.S. Holder held Endo common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, Endo believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the business combination.
Whether the receipt of cash consideration by a Non-U.S. Holder of Endo common stock pursuant to the business combination will be treated as a “sale or exchange” or as a “distribution” will be determined separately for the Endo Funded Cash Consideration and the Mallinckrodt Funded Cash Consideration in the manner described above under “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock.” If the receipt of either the Endo Funded Cash Consideration or the Mallinckrodt Funded Cash Consideration, or both, is treated as a distribution that is taxable as a dividend for U.S. federal income tax purposes, the payment of such Endo Funded Cash Consideration or Mallinckrodt Funded Cash Consideration, as applicable, will be subject to withholding of U.S. federal income tax at a rate of 30% unless a reduced rate of withholding is applicable pursuant to an applicable income tax treaty. In order to claim a reduction of withholding tax, a Non-U.S. Holder must provide a validly completed and executed IRS Form W-8BEN, Form W-8BEN-E, or other applicable form (with respect to applicable income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction before the payment is made. A Non-U.S. Holder that qualifies for a reduction of withholding by delivering IRS Form W-8ECI generally will be, as discussed above, subject to U.S. federal income tax on income derived from the business combination at the rates applicable to U.S. Holders. Additionally, in the case of a corporate Non-U.S. Holder, such income may be subject to branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).
As described above under “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock,” notwithstanding the fact that a Non-U.S. Holder of Endo common stock may qualify for “sale or exchange” treatment rather than “distribution” treatment under Sections 302 and/or Section 304 of the Code, the parties intend to instruct the Exchange Agent to treat the cash consideration as a distribution that is taxable as a dividend for U.S. federal income tax purposes, as described under “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Endo Common Stock — Receipt of Cash Consideration in the Business Combination — Distribution Treatment,” unless the Non-U.S. Holder properly executes and provides a Section 302(b)(3) Tax Certificate (with respect to the Endo Funded Cash Consideration) and a Section 302(b)(2) Tax Certificate (with respect to the Mallinckrodt Funded Cash Consideration), each of which will be included in the letter of transmittal or otherwise be made available to holders of Endo common stock. Even if a Non-U.S. Holder completes such Section 302 Tax Certificates, a broker or other applicable withholding agent may require the holder to complete additional documentation relating to the application of Section 302 and/or Section 304 of the Code and/or may treat such cash consideration as a dividend subject to tax reporting and withholding, regardless of the documentation provided by such holder.
NON-U.S. HOLDERS OF ENDO COMMON STOCK ARE URGED, TO THE EXTENT THEY ARE LEGALLY ABLE TO DO SO, TO COMPLETE BOTH OF THE SECTION 302 TAX CERTIFICATES THAT WILL BE INCLUDED IN THE LETTER OF TRANSMITTAL OR OTHERWISE BE MADE AVAILABLE TO HOLDERS OF ENDO COMMON STOCK, AND TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX TREATMENT OF THE ENDO FUNDED CASH CONSIDERATION AND THE MALLINCKRODT FUNDED CASH CONSIDERATION.
A Non-U.S. Holder of Endo common stock may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such Non-U.S. Holder meets one of the Sale or Exchange Tests with respect to the Endo Funded Cash Consideration and/or Mallinckrodt Funded Cash Consideration or (ii) if such Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due, provided, in either case, the required information is timely furnished to the IRS.
Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Mallinckrodt Ordinary Shares to U.S. Holders
Dividends
Distributions of cash and certain other property paid on Mallinckrodt ordinary shares received by a U.S. Holder in the business combination, including any amounts withheld in respect of Irish income taxes, will be treated as dividends to the extent paid out of Mallinckrodt’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The amount of any dividend income paid in a currency other than the U.S. dollar will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any distributions in excess of the current and accumulated earnings and profits of Mallinckrodt will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of Mallinckrodt ordinary shares and thereafter as capital gain. Because Mallinckrodt is a foreign corporation, it has not maintained, and in the future may not maintain, calculations of its earnings and profits in accordance with U.S. federal income tax principles, and accordingly, U.S. Holders should generally assume that any distribution with respect to Mallinckrodt ordinary shares will constitute ordinary dividend income.
Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” any dividends received by a non-corporate U.S. Holder of Mallinckrodt ordinary shares generally will be eligible for taxation as “qualified dividend income,” which is generally taxable at lower rates than generally apply to ordinary income, if Mallinckrodt qualifies for the Treaty for purposes of determining whether a dividend constitutes “qualified dividend income” or if the Mallinckrodt ordinary shares are then trading on the NYSE or other established securities market in the United States, and the non-corporate U.S. Holder satisfies certain holding period requirements. The rules for determining whether Mallinckrodt qualifies or will qualify for the Treaty for purposes of determining whether a dividend constitutes “qualified dividend income” are unclear and subject to limited guidance, and there can be no assurance that Mallinckrodt qualifies or will qualify for the Treaty for these purposes. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Any such dividends will generally not be eligible for the dividends-received deduction available to U.S. corporations under the Code.
For U.S. foreign tax credit purposes, any dividend generally will be treated as foreign-source dividend income and will generally constitute passive category income. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Irish income taxes withheld from dividends on Mallinckrodt ordinary shares (at a rate not exceeding the rate provided by the Treaty) generally will be creditable against the U.S. Holder’s U.S. federal income tax liability. Special rules may apply if Mallinckrodt is treated as a “United States-owned foreign corporation” within the meaning of Section 904(h) of the Code. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Irish income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Sale or Other Disposition of Mallinckrodt Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” upon any sale or other taxable disposition of Mallinckrodt ordinary shares received in the business combination, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in such Mallinckrodt ordinary shares and the amount realized on the disposition. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held Mallinckrodt ordinary shares for more than one year at the time of the disposition. Long-term capital gains recognized by a non-corporate U.S. Holder may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain recognized by a U.S. Holder on the sale or other disposition of Mallinckrodt ordinary shares generally will be treated as U.S. source gain for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as Mallinckrodt, will be classified as a PFIC for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income, or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Under certain “look-through” rules, a non-U.S. corporation is treated for purposes of determining whether it is a PFIC as owning a proportionate share of the assets, and receiving a proportionate share of the gross income, of subsidiaries in which it directly or indirectly owns a 25% or greater interest. Based on the current composition of its income, assets and operations, and, the expected composition of its income, assets and operations after the business combination, Mallinckrodt believes (i) that it was not a PFIC for its taxable year prior to the closing, and (ii) that it will not be a PFIC for its taxable year that includes the completion of the business combination or the foreseeable future. Because the determination of PFIC status is a fact-intensive exercise made on an annual basis and depends on the composition of a non-U.S. corporation’s assets and income during each year, no assurance can be given that Mallinckrodt is not, and Mallinckrodt will not be, classified as a PFIC. There can be no assurance that Mallinckrodt will not be a PFIC for U.S. federal income tax purposes for the taxable year that includes the closing or for future taxable years.
If Mallinckrodt were a PFIC for any taxable year during which a U.S. Holder held Mallinckrodt ordinary shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of Mallinckrodt ordinary shares would be allocated ratably over the U.S. Holder’s holding period for Mallinckrodt ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Mallinckrodt became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, to the extent any distribution in respect of Mallinckrodt ordinary shares exceeded 125% of the average of the annual distributions on Mallinckrodt ordinary shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever was shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections might be available that would result in alternative treatments (such as mark-to-market treatment) of Mallinckrodt ordinary shares.
In addition, if Mallinckrodt were a PFIC for the taxable year in which Mallinckrodt paid a dividend or for the prior taxable year, the favorable tax rates discussed above with respect to dividends paid to non-corporate U.S. Holders would not apply.
Each U.S. Holder is urged to consult its tax advisors concerning the U.S. federal income tax consequences of holding and disposing of Mallinckrodt ordinary shares if Mallinckrodt is, or Mallinckrodt becomes, classified as a PFIC, including the possibility of making a mark-to-market or other election.
Backup Withholding and Information Reporting
Payments of the cash consideration in the business combination to a U.S. Holder or Non-U.S. Holder of Endo common stock, and dividends on or proceeds from the sale of Mallinckrodt ordinary shares after the business combination received by, a U.S. Holder or Non-U.S. Holder of Mallinckrodt ordinary shares may, under certain circumstances, be subject to information reporting and backup withholding, unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
MATERIAL IRISH TAX CONSEQUENCES
This is a summary of the principal Irish tax consequences of (i) the business combination for certain beneficial owners of Endo common stock and (ii) the ownership and disposal of Mallinckrodt ordinary shares either received by Endo stockholders upon the consummation of the business combination or currently held by existing Mallinckrodt shareholders based on Irish taxation laws and the practices of the Irish Revenue Commissioners currently in force in Ireland. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the Endo stockholders or Mallinckrodt shareholders. It deals with Endo stockholders or Mallinckrodt shareholders who beneficially own their Endo common stock, and currently or will own, their Mallinckrodt ordinary shares, as an investment. Particular rules not discussed below may apply to certain classes of shareholders such as dealers in securities, collective investment schemes, insurance companies, trustees and shareholders who acquired their Endo common stock or who have, or who are deemed to have, acquired their Mallinckrodt ordinary shares by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).
The summary does not constitute tax or legal advice and the comments below are of a general nature only. The summary is not exhaustive and Endo stockholders and Mallinckrodt shareholders should consult their professional advisers on the tax implications of the business combination and of the acquisition, ownership and disposal of Mallinckrodt ordinary shares under the laws of their country of residence, citizenship or domicile. If you are in doubt as to your tax position or are subject to tax in a jurisdiction other than Ireland, you should consult an appropriate professional adviser without delay.

Taxation of Chargeable Gains
The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.
Non-resident shareholders
Endo stockholders that are neither resident nor ordinarily resident in Ireland for Irish tax purposes, and whose Endo common stock was not used in or for the purposes of a trade carried on by such shareholders through an Irish branch or agency or used, held or acquired for use by or for the purposes of an Irish branch or agency, should not be liable for Irish tax on chargeable gains (“Irish CGT”) on the cancellation of their Endo common stock, or on the receipt of Mallinckrodt ordinary shares, cash consideration and cash in lieu of fractional entitlements, pursuant to the business combination.
Any subsequent disposal of Mallinckrodt ordinary shares will not be within the charge to Irish CGT provided the holder of such Mallinckrodt ordinary shares is neither resident nor ordinarily resident in Ireland for Irish tax purposes and their Mallinckrodt ordinary shares were not used in or for the purposes of a trade carried on by such shareholders through an Irish branch or agency or used, held or acquired for use by or for the purposes of an Irish branch or agency.
Irish resident shareholders
Endo stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes or, whose Endo common stock are used in or for the purposes of a trade carried on by such shareholders through an Irish branch or agency or are used, held or acquired for use by or for the purposes of an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT arising on the cancellation of their Endo common stock, and the receipt of Mallinckrodt ordinary shares, cash consideration and cash in lieu of fractional entitlements pursuant to the business combination. Such shareholders should consult their own tax advisors as to the Irish tax consequences of the business combination.
A subsequent disposal of Mallinckrodt ordinary shares by a shareholder who is resident or ordinarily resident in Ireland for Irish tax purposes, or whose Mallinckrodt ordinary shares are used in or for the purposes of a trade carried on by such shareholders through an Irish branch or agency or are used, held or acquired for use by or for the purposes of an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT.
A Mallinckrodt shareholder who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon a subsequent disposal of Mallinckrodt ordinary shares during the period in which such individual is a non-resident.
Stamp Duty
The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is generally 1% of the greater of the price paid or market value of the shares acquired. Where Irish stamp duty arises, it is generally a liability of the buyer or transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
No Irish stamp duty should be payable on the cancellation of the Endo common stock, or the receipt of the Mallinckrodt ordinary shares, cash consideration or cash in lieu of fractional entitlements, pursuant to the business combination.
A transfer of Mallinckrodt ordinary shares may be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the Mallinckrodt ordinary shares).
In the event of a listing of the Mallinckrodt ordinary shares on a recognized stock exchange in the United States (such as the NYSE), Mallinckrodt expects to enter into arrangements with DTC to make the Mallinckrodt ordinary shares eligible for deposit, book-entry and clearance services by DTC and its affiliates but there can be no assurances that Mallinckrodt will enter into such arrangements. Transfers of

Mallinckrodt ordinary shares which are dealt on a recognized stock exchange in the United States (such as the NYSE) and effected by means of the debit/ credit of book-entry interests representing the Mallinckrodt ordinary shares through DTC will not be subject to Irish stamp duty.
Dividend Withholding Tax
Distributions made by Mallinckrodt will, in the absence of one of many exemptions, be subject to Irish DWT, currently at a rate of 25%.
For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Mallinckrodt to holders of Mallinckrodt ordinary shares, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of Mallinckrodt ordinary shares, Mallinckrodt is responsible for withholding DWT prior to making such distribution and forwarding the relevant payment to the Irish Revenue Commissioners.
General Exemptions
Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. Irish domestic law provides that non-Irish resident holders of Mallinckrodt ordinary shares are not subject to DWT on distributions received from Mallinckrodt if such holder of Mallinckrodt ordinary shares is beneficially entitled to the distribution and is either:
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a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, see Annex K attached to this joint proxy statement/prospectus);

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a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled, directly or indirectly, by persons who are not resident in a Relevant Territory;

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a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

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a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance,

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and provided that, in all cases noted above, Mallinckrodt has received from the holder of such Mallinckrodt ordinary shares, where required, the relevant DWT forms prior to the payment of the distribution, and such DWT forms remain valid. In practice, in order to ensure sufficient time to process the receipt of relevant DWT forms, the holders of Mallinckrodt ordinary shares should furnish the relevant DWT form to Mallinckrodt’s transfer agent at least seven business days before the record date for the distribution.

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Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. The information on such website does not constitute a part of, and is not incorporated by reference into, this filing.

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For non-Irish resident holders of Mallinckrodt ordinary shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of Mallinckrodt ordinary shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

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If any holders of Mallinckrodt ordinary shares are exempt from DWT, but receive distributions subject to DWT, such holders of Mallinckrodt ordinary shares may apply for refunds of such DWT from the Irish Revenue Commissioners.

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Mallinckrodt will rely on information received directly or indirectly from its transfer agent in determining whether they have provided the required DWT forms. Holders of Mallinckrodt ordinary shares that are required to file DWT forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year of issue of the forms and new forms must be filed before the expiration of that period in order to continue to enable them to receive distributions without DWT.

Income Tax on Dividends Paid on Mallinckrodt ordinary shares
Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.
A Mallinckrodt shareholder that is neither resident nor ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge (“USC”) on a dividend from Mallinckrodt. An exception to this position may apply where such shareholder holds Mallinckrodt ordinary shares through a branch or agency in Ireland through which a trade is carried on.
A Mallinckrodt shareholder that is neither resident nor ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or liability to the USC. The DWT deducted by Mallinckrodt discharges the liability to income tax and the USC. An exception to this position may apply where the shareholder holds Mallinckrodt ordinary shares through a branch or agency in Ireland through which a trade is carried on.
Irish resident or ordinarily resident shareholders may be subject to Irish tax and (in the case of an individual), the USC and/or Pay Related Social Insurance on dividends received from Mallinckrodt. Such Mallinckrodt shareholders should consult their own tax advisors.
Capital Acquisitions Tax (“CAT”)
CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of Mallinckrodt ordinary shares because Mallinckrodt ordinary shares are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT.
CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds. The appropriate tax-free threshold depends upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children have a lifetime tax-free threshold of €400,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.
ANY HOLDER OF ENDO COMMON STOCK OR MALLINCKRODT ORDINARY SHARES WHO HAS ANY DOUBT ABOUT HIS OR HER OWN TAXATION POSITION OR WHO IS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN IRELAND IS STRONGLY RECOMMENDED TO CONSULT HIS OR HER INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

INFORMATION ABOUT THE COMPANIES
Endo, Inc.
9 Great Valley Parkway
Malvern, PA 19355
(484) 216-0000
Endo, Inc., a Delaware corporation, and the Successor to Endo International plc for financial reporting purposes, is a diversified pharmaceutical company boldly transforming insights into life-enhancing therapies. Endo operates in four reportable business segments: (1) Branded Pharmaceuticals, (2) Sterile Injectables, (3) Generic Pharmaceuticals and (4) International Pharmaceuticals. These reportable business segments generated total revenues of $1.18 billion and $0.58 billion during the year ended December 31, 2024 (Successor) and the period January 1, 2024 through April 23, 2024 (Predecessor), respectively.
For more information about Endo, please visit Endo’s website at www.endo.com. The information provided on Endo’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Endo is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
Endo’s common stock is currently traded on the OTCQX under the ticker symbol “NDOI”.
Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, D15 TX2V, Ireland
+353 1 696 0000
Mallinckrodt plc, a public limited company incorporated in Ireland, is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. Mallinckrodt’s Specialty Brands reportable segment’s areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, hepatology, nephrology, pulmonology and ophthalmology; neonatal respiratory critical care therapies; and gastrointestinal products. Its Specialty Generics reportable segment includes specialty generic drugs and APIs. Mallinckrodt reported net sales of $1.98 billion for the fiscal year ended December 27, 2024.
On November 29, 2024, Mallinckrodt completed the sale of the Therakos business to affiliates of CVC Capital Partners IX for total cash consideration of $887.6 million, which amount is net of preliminary purchase price adjustments, including an adjustment based on estimated net working capital at close.
For more information about Mallinckrodt, please visit Mallinckrodt’s website at www.mallinckrodt.com. The information provided on Mallinckrodt’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Mallinckrodt is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
Salvare Merger Sub LLC
675 McDonnell Blvd. l
Hazelwood, MO 63042
(314) 654-3000
Salvare Merger Sub LLC is a limited liability company formed under the laws of the State of Delaware and a direct, wholly owned subsidiary of Mallinckrodt. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the Transaction Agreement, and the preparation of regulatory filings made in connection with the proposed transaction and other matters related to the transactions contemplated by the Transaction Agreement. At the merger effective time, Merger Sub will merge with and into Endo, as a result of which the separate corporate existence of Merger Sub will cease and Endo will continue as the surviving corporation and as a direct, wholly owned subsidiary of Mallinckrodt. Merger Sub’s registered office is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, DE 19801, United States.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) is derived from the historical consolidated financial statements of Mallinckrodt plc (“Mallinckrodt”), Endo, Inc. (“Endo”), and Endo International Plc (“Endo’s Predecessor”). The unaudited Pro Forma Financial Information is informational and presented to illustrate the estimated effects of the pending Business Combination (as defined below). The unaudited Pro Forma Financial Information is not necessarily indicative of the financial results that would have occurred if the transactions described below occurred on the dates indicated, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods. See “Risk Factors” for additional discussion of risk factors associated with the unaudited Pro Forma Financial Information.
The unaudited Pro Forma Financial Information should be read in conjunction with the accompanying notes to the unaudited Pro Forma Financial Information. In addition, the unaudited Pro Forma Financial Information were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Mallinckrodt, Endo, and Endo’s Predecessor for the applicable periods, which are incorporated by reference or appended in this joint proxy statement/prospectus:
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Separate historical financial statements of Mallinckrodt as of and for the fiscal year ended December 27, 2024 and the related notes included in Mallinckrodt’s Annual Report on Form 10-K (“Mallinckrodt’s 2024 Annual Report on Form 10-K.”)

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Separate historical financial statements of Endo as of and for the year ended December 31, 2024 and Endo’s Predecessor for the period from January 1, 2024 through April 23, 2024 and the related notes thereto included in Endo’s Annual Report on Form 10-K (“Endo’s 2024 Annual Report on Form 10-K”).

The unaudited Pro Forma Financial Information primarily reflects the pro forma effects of the following:
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Mallinckrodt and Endo Business Combination — On March 13, 2025, Mallinckrodt entered into a Transaction Agreement with Endo. The Transaction Agreement provides for a merger of a wholly owned subsidiary of Mallinckrodt with and into Endo, with Endo surviving as a wholly owned subsidiary of Mallinckrodt.

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Financing and Prepayment of Historical Mallinckrodt Indebtedness and Makewhole Premium — In connection with the execution of the Transaction Agreement, Endo Finance Holdings, Inc., a subsidiary of Endo entered into a debt commitment letter (the “Debt Commitment Letter”) pursuant to which Goldman Sachs Bank USA committed to provide an incremental term loan facility in an aggregate principal amount of up to $500.0 million and a bridge facility in an aggregate principal amount of up to $400.0 million less the amount of any new notes issued (the “Financing”), subject to customary closing conditions. The proceeds are expected to be utilized primarily to prepay or redeem, as applicable, certain of Mallinckrodt’s existing indebtedness (which, if so prepaid or redeemed prior to November 14, 2025, will require the payment of a makewhole premium) (the “Mallinckrodt Prepayment”). Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the Financing set forth in the Debt Commitment Letter.

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Therakos® Divestiture — On November 29, 2024, Mallinckrodt completed the divestiture of its Therakos business for total cash consideration of $887.6 million, net of preliminary purchase price adjustments (“Initial Net Proceeds”). During the fiscal year ended December 27, 2024, Mallinckrodt recorded a gain on sale of $754.4 million, comprised of the $887.6 million of Initial Net Proceeds less the elimination of $125.5 million of net assets divested and $7.7 million in success-based professional fees. Mallinckrodt was required to use the proceeds to make a mandatory prepayment on certain portions of its debt. Refer to Note 6 for further information on this divestiture.

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International Pharmaceuticals Business Divestiture — On March 11, 2025, Endo announced it had entered into a definitive agreement to divest its International Pharmaceuticals business, primarily operated through Canada-based specialty pharmaceutical company Paladin Pharma Inc., to Knight Therapeutics Inc. for total consideration of up to $99.0 million, consisting of an upfront cash payment of $84.0 million, subject to certain holdbacks and adjustments, and up to an additional $15.0 million in potential future payments contingent upon the achievement of certain milestones. The completion of the transaction is subject to the satisfaction of customary regulatory conditions including anti-trust clearance in Canada and is expected to occur in mid-2025.

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Reorganization and Fresh-Start Accounting — On April 23, 2024, Endo’s Predecessor’s Plan of Reorganization (the “Plan”) became effective (the “Effective Date”). In accordance with the Plan on the Effective Date, Endo acquired substantially all of the assets, as well as certain equity interests of and assumed certain liabilities of Endo’s Predecessor. In accordance with Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC 852”), the provisions of fresh-start accounting were applied on the Effective Date and Endo became the Successor entity for financial reporting purposes.

Mallinckrodt reports its results based on a “52 – 53 week” year ending on the last Friday of December, and for 2024, the fiscal year represented the period from December 30, 2023 to December 27, 2024. Endo reports its results on a calendar year basis, ending on December 31, 2024. The annual income statement information is combined within the Pro Forma Financial Information given the difference in the fiscal year end of Mallinckrodt and Endo is less than one quarter.
The unaudited pro forma condensed combined balance sheet combines the audited historical consolidated balance sheets of Mallinckrodt as of December 27, 2024 and Endo as of December 31, 2024 (Successor), giving effect to the Business Combination, the Financing, the Mallinckrodt Prepayment, and Endo’s sale of its International Pharmaceuticals business, as if they had occurred or been consummated on December 27, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 27, 2024 combines Mallinckrodt’s audited consolidated statements of operations for the fiscal year ended December 27, 2024, Endo’s audited consolidated statement of operations for the year ended December 31, 2024 (Successor), and Endo’s Predecessor’s audited consolidated statement of operations for the period from January 1, 2024 through April 23, 2024, respectively, giving effect to the Business Combination, the Financing, the Mallinckrodt Prepayment, and Mallinckrodt’s Therakos divestiture, as if they had been consummated on December 30, 2023, which is the beginning of Mallinckrodt’s most recently completed fiscal year and giving effect to Endo’s Predecessor’s Plan and the divestiture of Endo’s International Pharmaceuticals business, as if it had been completed as of January 1, 2024, which is the beginning of Endo’s most recently completed fiscal year.
The unaudited Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X. The Business Combination is reflected in the unaudited Pro Forma Financial Information, using the acquisition method of accounting under ASC Topic 805, Business Combinations (“ASC 805), which requires that one of the two companies in the Business Combination be designated as the acquirer for accounting purposes. Mallinckrodt has been designated as the acquirer in the Business Combination for accounting purposes, based on the evidence available, including consideration of the voting rights of all equity instruments, the planned composition of the corporate governing body and senior management, the relative size of each of the companies, and the terms of the exchange of equity interests. The assets and liabilities of Endo have been measured based on various preliminary estimates, using assumptions that Mallinckrodt believes are reasonable based on information that is currently available. In addition, the proposed Business Combination has not yet received all necessary approvals from governmental authorities.
The unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited Pro Forma Financial Information prepared in accordance with Article 11 of Regulation S-X. The acquisition accounting is preliminary, pending finalization of various estimates and analyses. Since the unaudited Pro Forma Financial Information has been prepared based on preliminary estimates of consideration and fair values attributable to the Business Combination, the actual amounts eventually recorded for the Business Combination, including goodwill, may differ materially from the information presented and could have a material impact on the accompanying unaudited Pro Forma Financial Information and the combined company’s future results of operations and financial position.
Upon completion of the Business Combination, Mallinckrodt will perform a detailed review of Endo’s accounting policies. As a result of that review, Mallinckrodt may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Mallinckrodt is not aware of any significant accounting policy differences.
The unaudited Pro Forma Financial Information does not reflect any cost or growth synergies that the combined company may achieve as a result of the Business Combination, or the costs to combine the operations of Mallinckrodt and Endo, or the costs necessary to achieve these cost or growth synergies.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 27, 2024
(unaudited; in millions, except per share data)
	Historical	Pro Forma (Note 7)	Transaction Adjustments				Pro Forma
	Mallinckrodt plc	Endo, Inc.	Reclassifications (Note 3)		Pro Forma Adjustments (Note 5)		Mallinckrodt plc
Assets
Current assets:
Cash and cash equivalents	$382.6	$466.7	$—		$(278.6)	5(a)	$570.7
Restricted cash and cash equivalents	—	89.2	21.5	3(a)	—		110.7
Accounts receivable, net	395.3	415.9	(0.4)	3(b)	—		810.8
Inventories	664.9	503.3	—		459.6	5(b)	1,627.8
Prepaid expenses and other current assets	186.3	51.8	(21.2)	3(c)	9.1	5(c)	226.0
Income taxes receivables	—	2.5	(2.5)	3(c)	—		—
Total current assets	$1,629.1	$1,529.4	$(2.6)		$190.1		$3,346.0
Property, plant and equipment, net	390.6	548.8	—		—		939.4
Operating lease assets	—	38.9	56.3	3(d)	—		95.2
Intangible assets, net	419.4	1,771.4	—		572.6	5(d)	2,763.4
Goodwill	—	—	—		299.1	5(e)	299.1
Deferred income taxes (asset)	651.8	240.2	—		(54.4)	5(f)	837.6
Other assets	211.7	230.6	(56.3)	3(d)	225.9	5(g)	611.9
Total Assets	$3,302.6	$4,359.3	$(2.6)		$1233.3		$8,892.6
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3.9	$15.0	$—		$1.1	5(h)	$20.0
Accounts payable	57.8	—	107.6	3(e)	—		165.4
Accounts payable and accrued expenses	—	472.7	(472.7)	3(e)	—		—
Accrued payroll and payroll-related costs	108.1	—	66.0	3(e)	—		174.1
Accrued interest	9.2	—	17.8	3(e)	—		27.0
Acthar Gel-Related Settlement	21.3	—	—		—		21.3
Current portion of legal settlement	—	1.3	(1.3)	3(f)	—		—
Current portion of operating lease liabilities	—	3.7	10.8	3(g)	—		14.5
Income taxes payable	—	19.2	(19.2)	3(h)	—		—
Accrued and other current liabilities	231.1	—	291.0	3(i)	84.4	5(i)	606.5
Total current liabilities	$431.4	$511.9	$—		$85.5		$1,028.8
Long-term debt	909.5	2,422.7	—		52.4	5(h)	3,384.6
Acthar Gel-Related Settlement	126.5	—	—		—		126.5
Long-term legal settlement accrual	—	6.1	(6.1)	3(j)	—		—
Operating lease liabilities	—	34.7	45.0	3(k)	—		79.7
Pension and postretirement benefits	26.5	—	—		—		26.5
Environmental liabilities	34.3	—	—		—		34.3
Other income tax liabilities	25.7	46.4	—		86.4	5(f)	158.5
Other liabilities	102.9	75.6	(38.9)	3(l)	—		139.6
Total Liabilities	$1,656.8	$3,097.4	$—		$224.3		$4,978.5
The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

	Historical	Pro Forma (Note 7)	Transaction Adjustments				Pro Forma
	Mallinckrodt plc	Endo, Inc.	Reclassifications (Note 3)		Pro Forma Adjustments (Note 5)		Mallinckrodt plc
Shareholders’ Equity:
Ordinary A shares, €1.00 par value, 25,000 authorized; none issued and outstanding	—	—	—		—		—
Ordinary shares, $0.01 par value, 500,000,000 authorized; 19,696,335 issued and outstanding	0.2	—	—		0.2	5(j)	0.4
Endo, Inc. common stock, $0.001 par value; 1,000,000,000 shares authorized; 76,211,329 shares issued and outstanding	—	0.1	—		(0.1)	5(j)	—
Additional paid-in capital	1,199.8	1,986.1	—		519.2	5(j)	3,705.1
Accumulated other comprehensive income	6.1	—	—		—		6.1
Retained earnings (deficit)	439.7	(724.3)	(2.6)	3(m)	489.7	5(j)	202.5
Total Shareholders’ Equity (Deficit)	$1,645.8	$1,261.9	$(2.6)		$1,009.0		$3,914.1
Total Liabilities and Shareholders’ Equity (Deficit)	$3,302.6	$4,359.3	$(2.6)		$1,233.3		$8,892.6

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Year Ended December 27, 2024
(unaudited; in millions, except per share data)
	Pro Forma (Note 6)	Pro Forma (Note 7)	Transaction Adjustments				Pro Forma Combined
	Mallinckrodt plc	Endo, Inc.	Reclassifications (Note 3)		Pro Forma Adjustments (Note 5)		Mallinckrodt plc
Net Sales	$1,738.1	$1,686.5	$(2.9)	3(n)	$—		$3,421.7
Cost of Sales	1,029.6	1,565.5	(2.9)	3(n)	26.4	5(k)	2,618.6
Gross Profit	708.5	121.0	—		(26.4)		803.1
Selling, general and administrative expenses	528.4	512.6	(8.2)	3(o)	142.8	5(l)	1,175.6
Research and development expenses	93.4	102.2	—		—		195.6
Restructuring charges, net	10.5	—	—		—		10.5
Non-restructuring impairment charges	—	—	245.7	3(p)	—		245.7
Combination and other related expenses	—	—	—		128.2	5(m)	128.2
Liabilities management and separation costs	43.9	—	—		—		43.9
Acquired in-process research and development	—	2.6	—		—		2.6
Litigation-related and other contingencies, net	—	0.4	(0.4)	3(o)	—		—
Asset impairment charges	—	245.7	(245.7)	3(p)	—		—
Acquisition-related and integration items, net	—	0.8	(0.8)	3(o)	—		—
Operating income (loss)	32.3	(743.3)	9.4		(297.4)		(999.0)
Interest expense	(138.4)	(225.5)	—		21.8	5(n)	(342.1)
Interest income	27.0	—	—		—		27.0
Gain on divestiture	754.4	—	—		—		754.4
(Loss) gain on debt extinguishment, net	(19.7)	—	—		23.5	5(o)	3.8
Other income (expense), net	0.3	10.8	—		—		11.1
Income (loss) from continuing operations before income taxes	655.9	(958.0)	9.4		(252.1)		(544.8)
Income tax expense (benefit)	131.2	(127.5)	2.2	3(q)	(17.7)	5(p)	(11.8)
Income (loss) from continuing operations	$524.7	$(830.5)	$7.2		$(234.4)		$(533.0)
Basic income (loss) per share:
Income from continuing operations	$26.63						$(13.53)
Basic weighted-average shares outstanding	19.7				19.7	5(q)	39.4
Diluted income (loss) per share:
Income (loss) from continuing operations	$26.50						$(13.53)
Diluted weighted-average shares outstanding	19.8						39.4
The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(unaudited; dollars in millions)
1.
Description of Transactions

The unaudited Pro Forma Financial Information gives effect to the following transactions:
•
Mallinckrodt and Endo Business Combination — On March 13, 2025, Mallinckrodt entered into a Transaction Agreement (“Transaction Agreement”), with Endo, a Delaware corporation and Salvare Merger Sub LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Mallinckrodt. The Transaction Agreement provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that (a) the memorandum and articles of association of Mallinckrodt will be amended by means of a scheme of arrangement (“Articles Scheme Amendment”) under the Companies Act 2014 (“Scheme”) and shareholder approval; (b) the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval following the Articles Scheme Amendment (together with the Articles Scheme Amendment, the “Articles Amendments”); and (c) Merger Sub will merge with and into Endo (such merger, the “Business Combination” and, together with the Articles Amendments, the “Transaction”), with Endo surviving the Business Combination as a wholly owned subsidiary of Mallinckrodt.

As a result of the Business Combination, at the merger effective time, each share of Endo common stock will be cancelled and converted into the right to receive a number of ordinary shares of Mallinckrodt (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)) (together, the “Transaction Consideration”). The exchange ratio will be such that upon completion of the Business Combination, former shareholders of Endo are expected to own 49.9%, and the shareholders of Mallinckrodt are expected to own 50.1%, of the outstanding Mallinckrodt ordinary shares.
The Mallinckrodt board of directors (“Mallinckrodt Board”) has unanimously approved the Transaction Agreement, the Business Combination, the issuance of Mallinckrodt ordinary shares to Endo shareholders, and the Articles Amendments and has recommended that holders of Mallinckrodt ordinary shares approve, among other items, the Articles Amendments. The Endo board of directors (“Endo Board”) has also approved the Transaction Agreement and the transactions contemplated thereby, including the Business Combination.
The completion of the Transaction is subject to the satisfaction or waiver of certain customary conditions to the completion of the Transaction (“completion”), including, but not limited to, (i) the approval of the Articles Amendments by Mallinckrodt’s shareholders; (ii) the adoption of the Transaction Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Endo common stock; (iii) the sanction of the scheme of arrangement by the Irish High Court (iv) the effectiveness of the registration statement for the offer of Mallinckrodt ordinary shares to be issued in the Business Combination; (v) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (vi) the absence of any statute, rule or regulation which prohibits or makes illegal the consummation of the Transaction and any order or injunction preventing the consummation of the Transaction; and (vii) the accuracy (subject to certain materiality standards) of the representations and warranties made by the parties and material compliance by the parties with the covenants contained in the Transaction Agreement. For a summary of the conditions that must be satisfied or waived prior to the consummation of the transaction, see the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Conditions that Must Be Satisfied or Waived for the Transaction to Occur.”
•
Financing and Prepayment of Historical Mallinckrodt Indebtedness and Makewhole Premium — In connection with the execution of the Transaction Agreement, Endo Finance Holdings, Inc., a subsidiary of Endo, entered into the Debt Commitment Letter pursuant to which Goldman Sachs Bank USA committed to provide the Financing, subject to customary closing conditions. The proceeds are expected to be utilized primarily to fund the Mallinckrodt Prepayment. The unaudited Pro

Forma Financial Information reflects a makewhole premium of $26.5 million in Note 5. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the Financing set forth in the Debt Commitment Letter.
•
Therakos® Divestiture — On November 29, 2024, Mallinckrodt completed the divestiture of its Therakos business for total cash consideration of $887.6 million, net of preliminary purchase price adjustments. During the fiscal year ended December 27, 2024, Mallinckrodt recorded a gain on sale of $754.4 million, comprised of the $887.6 million of Initial Net Proceeds less the elimination of $125.5 million of net assets divested and $7.7 million in success-based professional fees. Mallinckrodt was required to use the proceeds to make a $775.5 million mandatory prepayment on certain portions of its debt and $63.7 million in required makewhole premiums. Refer to Note 6 for further information regarding Mallinckrodt’s Therakos divestiture.

•
International Pharmaceuticals Business Divestiture — On March 11, 2025, Endo announced it had entered into a definitive agreement to divest its International Pharmaceuticals business, primarily operated through Canada-based specialty pharmaceutical company Paladin Pharma Inc., to Knight Therapeutics Inc. for a total consideration of up to $99.0 million, consisting of an upfront cash payment of $84 million, subject to certain holdbacks and adjustments, and up to an additional $15.0 million in potential future payments contingent upon the achievement of certain milestones. The completion of the transaction is subject to the satisfaction of customary regulatory conditions including anti-trust clearance in Canada and is expected to occur in mid-2025. Refer to Note 7 for further information regarding Endo’s International Pharmaceuticals business divestiture.

•
Reorganization and Fresh-Start Accounting — On April 23, 2024, Endo’s Predecessor’s Plan of Reorganization became effective. In accordance with the Plan on the Effective Date, Endo acquired substantially all of the assets, as well as certain equity interests of and assumed certain liabilities of Endo’s Predecessor. In accordance with ASC 852, the provisions of fresh-start accounting were applied on the Effective Date and Endo became the Successor entity for financial reporting purposes. Refer to Note 7 for further information regarding Endo’s reorganization and fresh-start accounting.

2.
Basis of Presentation

The unaudited Pro Forma Financial Information is presented in accordance with Article 11 of Regulation S-X, and has been compiled from historical consolidated financial statements of Mallinckrodt, Endo, and Endo’s Predecessor, each prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The unaudited Pro Forma Financial Information is provided for illustrative purposes only and may not provide an indication of results in the future. The unaudited Pro Forma Financial Information should be read in conjunction with the accompanying notes to the Pro Forma Financial Information, Mallinckrodt’s 2024 Annual Report on Form 10-K, and Endo’s 2024 Annual Report on Form 10-K, which are incorporated by reference or appended in this joint proxy statement/prospectus.
The unaudited Pro Forma Financial Information and underlying pro forma adjustments are based upon currently available information and include certain estimates and assumptions made by management; accordingly, actual results could differ materially from the unaudited Pro Forma Financial Information.
Mallinckrodt reports its results based on a “52-53 week” year ending on the last Friday of December, and for 2024, the fiscal year represented the period from December 30, 2023 to December 27, 2024. Endo reports its results on a calendar year basis, ending on December 31, 2024. The annual income statement information is combined within the Pro Forma Financial Information given the difference in the fiscal year end of Mallinckrodt and Endo is less than one quarter.
The unaudited pro forma condensed combined balance sheet combines the audited historical consolidated balance sheets of Mallinckrodt as of December 27, 2024 and Endo as of December 31, 2024

(Successor), giving effect to the Business Combination, the Financing, the Mallinckrodt Prepayment, and Endo’s sale of its International Pharmaceuticals business, as if they had occurred or been consummated on December 27, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 27, 2024 combines Mallinckrodt’s audited consolidated statements of operations for the fiscal year ended December 27, 2024, Endo’s audited consolidated statement of operations for the year ended December 31, 2024 (Successor), and Endo’s Predecessor’s audited consolidated statement of operations for the period January 1, 2024 through April 23, 2024, respectively, giving effect to the Business Combination, the Financing, the Mallinckrodt Prepayment, and Mallinckrodt’s Therakos divestiture, as if they had been consummated on December 30, 2023, which is the beginning of Mallinckrodt’s most recently completed fiscal year, and giving effect to Endo’s Predecessor’s Plan and the divestiture of Endo’s International Pharmaceuticals business, as if it had been completed as of January 1, 2024, which is the beginning of Endo’s most recently completed calendar year.
The Business Combination is reflected in the unaudited Pro Forma Financial Information using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the Business Combination be designated as the acquirer for accounting purposes based on the evidence available. Mallinckrodt will be treated as the acquiring entity for accounting purposes. In identifying Mallinckrodt as the acquiring entity for accounting purposes, Mallinckrodt took into account the voting rights of all equity instruments, the planned composition of the corporate governing body and senior management, the size of each of the companies, and the terms of the exchange of equity interests. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: net assets, revenue, and market capitalization. No single factor was the sole determinant in the overall conclusion that Mallinckrodt is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion. While the current Mallinckrodt shareholders will hold a majority of shares in the combined company, 50.1% to 49.9%, this ratio is not notable enough to be sufficient evidence of the accounting acquirer and the companies concluded other factors must also be considered. The planned composition of the senior management implies Mallinckrodt is the accounting acquirer, with Mallinckrodt’s current Chief Executive Officer (“CEO”), Sigurdur (“Siggi”) Olafsson, announced as the CEO of the combined company. Furthermore, Mallinckrodt’s role as initiator of the proposed Business Combination transaction, and the use of Mallinckrodt’s global headquarters are all further indicators of Mallinckrodt as the accounting acquirer.
Pursuant to the Transaction Agreement, effective as of the completion of the transaction, the post-completion Mallinckrodt Board is expected to have nine members, consisting of (i) four individuals who are members of the Endo Board as of immediately prior to the merger effective time and (ii) four individuals who are members of the Mallinckrodt Board of directors as of immediately prior to the merger effective time (including Mr. Olafsson) and (iii) one individual selected prior to the completion by a majority of the persons designated to be Endo selected directors or Mallinckrodt selected directors to become a member of the post-completion Mallinckrodt Board; provided, that the person who shall be the Chair of the post-completion Mallinckrodt Board consents to such selection and shall have a casting vote in the event of a tie. While the board composition is a potential indicator that Endo could be the accounting acquirer, the weight of all available evidence when taken as a whole indicates that Mallinckrodt is the accounting acquirer.
The acquisition method of accounting uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since the unaudited Pro Forma Financial Information was prepared based on preliminary estimates of consideration and fair values attributable to the Business Combination, the actual amounts eventually recorded for the Business Combination, including goodwill, may differ materially from the information presented.
The initial allocation of the preliminary consideration in the unaudited Pro Forma Financial Information is based upon an estimated preliminary consideration of approximately $2.6 billion. This amount is based on approximately 19.7 million ordinary shares that Mallinckrodt would expect to issue to holders of Endo common stock in connection with the Business Combination, based on the number of shares of Endo common stock outstanding as of March 12, 2025, the number of Endo equity awards subject to acceleration upon change in control, the number of Endo equity awards expected to be settled in cash and the Endo exchange ratio that will result in 49.9% of the outstanding ordinary shares of Mallinckrodt as of immediately following the time of the Business Combination being owned by former Endo shareholders. The preliminary consideration used a pro forma per ordinary share price post-announcement which reflects the value creation arising from the Business Combination to determine preliminary fair value of consideration transferred, equal to $126.73 per share. The actual number of ordinary shares of Mallinckrodt issued to holders of Endo common stock will be based upon the actual number of Endo shares issued and outstanding immediately prior to the effective time. The exchange ratio in the Transaction Agreement will be such that Mallinckrodt’s shareholders are expected to own 50.1% of Mallinckrodt ordinary shares as of immediately following the effective time of the Business Combination. The exchange ratio will not fluctuate up or down based on the market price of Endo common stock or Mallinckrodt ordinary shares prior to the transaction. Upon completion of the transaction, former shareholders of Endo are expected to own approximately 49.9%, and the shareholders of Mallinckrodt are expected to own approximately 50.1%, of the outstanding Mallinckrodt ordinary shares. As a result, the implied value of the Business Combination consideration to Mallinckrodt stockholders and Endo stockholders will fluctuate between now and the completion date of the Business Combination. The preliminary consideration also includes the estimated fair value of replaced Endo equity awards relating to pre-acquisition vesting of the equity holders’ requisite service periods.
Further, the unaudited Pro Forma Financial Information do not reflect the following items:
•
Restructuring or integration activities that have yet to be determined or other costs following the Business Combination that may be incurred to achieve cost or growth synergies of the combined company, including complete severance and retention bonus costs. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made.

•
The announced intent to pursue the separation of the combined businesses of the “Specialty Generics” reporting segment of Mallinckrodt and the “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo from Mallinckrodt (after giving effect to the completion of the Business Combination), as it is subject to approval of the post-completion Mallinckrodt Board. No determination has been made by the Mallinckrodt Board as to the form or structure or the timing of the separation, if any. We expect that the material facts, terms and conditions of the separation, if any, will not be determined by the Mallinckrodt Board until following the completion of the Business Combination. We expect that a determination to proceed with the separation will only be made by the Mallinckrodt Board after the completion of the Business Combination. Due to the uncertainties described above, management has determined that the separation is not probable, as that term is used in Article 11 of Regulation S-X, and any related pro forma adjustments are not supportable.

3.
Reclassification Adjustments

Certain reclassification adjustments and eliminations of intercompany transactions between the two companies have been made to Mallinckrodt and Endo’s standalone historical financial statements presented within the unaudited pro forma financial information to conform the presentation of historical balances.
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 27, 2024
The following reclassification adjustments were made to the unaudited pro forma condensed combined balance sheet:
3(a) On its historical consolidated balance sheet, Mallinckrodt presented $21.5 million of restricted cash within prepaid and other current assets. This balance is presented within a separate line item for restricted cash on the unaudited pro forma condensed combined balance sheet.

3(b) On its historical consolidated balance sheet, Mallinckrodt had $0.4 million of accounts receivable that was generated by transactions with Endo. These transactions are considered intercompany and eliminated for purposes of the unaudited Pro Forma Financial Information.
3(c) Prepaid expenses and other current assets on the unaudited pro forma condensed combined balance sheet decreased by $21.2 million, of which $21.5 million relates to the restricted cash reclassification described further in Note 3(a) and $2.2 million relates to the income tax effect of the elimination of transactions generated between Mallinckrodt and Endo as it is considered intercompany for purposes of the unaudited Pro Forma Financial Information as described in Note 3(n). On its historical consolidated balance sheet, Endo presented $2.5 million of income tax receivables as its own line item. This balance is presented within prepaid expenses and other current assets on the unaudited pro forma condensed combined balance sheet and offsets the previously noted reductions.
3(d) On its historical consolidated balance sheet, Mallinckrodt presented $56.3 million of operating lease assets within other assets. This balance is presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet.
3(e) On its historical consolidated balance sheet, Endo presented the below items within a single line item “Accounts payable and accrued expenses”. These balances, which reflect the pro forma elimination of certain balances related to Endo’s divestiture of the International Pharmaceuticals business, are presented in the respective captions on the unaudited pro forma condensed combined balance sheet noted below.
Endo, Inc. Historical Financial Statement Caption	Pro Forma (Note 7)	Pro Forma Condensed Combined Balance Sheet Caption
Trade accounts payable	$107.6	Accounts payable
Returns and allowances	99.4	Accrued and other current liabilities
Rebates	108.8	Accrued and other current liabilities
Other sales deductions	3.4	Accrued and other current liabilities
Accrued interest	17.8	Accrued interest
Accrued payroll and related benefits	66.0	Accrued payroll and payroll-related costs
Accrued royalties and other distribution partner payables	20.3	Accrued and other current liabilities
Acquisition-related contingent consideration – current	3.3	Accrued and other current liabilities
Other	46.1	Accrued and other current liabilities
Accounts payable and accrued expenses	$472.7
3(f) On its historical consolidated balance sheet, Endo presented $1.3 million of current portion of legal settlement as its own financial statement caption. This balance is presented within accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet.
3(g) On its historical consolidated balance sheet, Mallinckrodt presented $10.8 million of current operating lease liabilities within accrued and other current liabilities. This balance is presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet.
3(h) On its historical consolidated balance sheet, Endo presented $19.2 million of income taxes payable as its own financial statement caption. This balance is presented within accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet.
3(i) Accrued and other current liabilities increased $291.0 million as a result of the reclassification of $281.3 million shown in Note 3(e) together with the impacts noted in Notes 3(f) and 3(h), offset by the reclassification impact in Note 3(g).
3(j) On its historical consolidated balance sheet, Endo presented $6.1 million of long-term legal settlement accrual, less current portion as its own financial statement caption. This balance is presented within other liabilities on the unaudited pro forma condensed combined balance sheet.

3(k) On its historical consolidated balance sheet, Mallinckrodt presented $45.0 million of non-current operating lease liabilities within other liabilities. This balance is presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet.
3(l) This adjustment reflects the net impact of the reclassifications described in Notes 3(k) and 3(j).
3(m) This adjustment reflects the impact to retained earnings related to the intercompany elimination of $0.4 million of accounts receivable as described in Note 3(b) and $2.2 million impact to prepaid taxes related to the income tax effect of the elimination of transactions generated between Mallinckrodt and Endo as described in Note 3(n).
Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 27, 2024
The following conforming reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations for analogous historical financial statement captions:
•
On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented its net sales within a line item “revenue, net”. This activity is conformed as net sales on the unaudited pro forma condensed combined statement of operations.

•
On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented its cost of sales within a line item “cost of revenues”. This activity is conformed as cost of sales on the unaudited pro forma condensed combined statement of operations.

The following reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations:
3(n) On their historical consolidated statement of operations, Mallinckrodt and Endo reported activity that for purposes of the unaudited Pro Forma Financial Information are considered intercompany transactions. The elimination of these transactions resulted in a $2.9 million reduction to Mallinckrodt net sales and Endo’s cost of sales related to sales and purchases of Amitiza® (lubiprostone).
3(o) On their historical consolidated statement of operations, Mallinckrodt and Endo reported activity that for purposes of the unaudited Pro Forma Financial Information are considered intercompany transactions. The elimination of these transactions resulted in a reduction of $9.4 million of Mallinckrodt selling, general and administrative expenses (“SG&A”). The reduction in SG&A represents a $6.4 million reversal of previously recognized customer bad debt expense. Mallinckrodt reversed the bad debt expense in 2024 as a result of the effectiveness of Endo’s Predecessor’s Plan. The remaining $3.0 million reduction to SG&A for Mallinckrodt relates to the sale of fixed assets to Endo, which are appropriately recorded within property, plant and equipment, net on Endo’s historical consolidated balance sheet.
Additionally, on its historical consolidated statement of operations, Endo and Endo’s Predecessor presented a combined $0.4 million and $0.8 million of litigation-related and other contingencies, net, and acquisition-related and integration items, net, respectively, as separate financial statement captions. This activity is presented within SG&A on the unaudited pro forma condensed combined statement of operations. The net impact to SG&A on the unaudited pro forma condensed combined statement of operations is a reduction of $8.2 million.
3(p) On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented a combined $245.7 million of asset impairment charges as its own financial statement caption. This activity is presented within non-restructuring impairment charges on the unaudited pro forma condensed combined statement of operations.
3(q) This adjustment represents the estimated income tax effects of the intercompany eliminations described in Notes 3(n) and 3(o), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the pro forma adjustment is expected to be recognized. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustment.

4.
Preliminary Consideration

The preliminary consideration is calculated as follows (amounts in millions except exchange ratio and share price):
Endo common shares outstanding as of March 12, 2025	76,211,329
Plus: Endo share-based awards subject to change in control vesting	31,304
Subtotal	76,242,633
Endo exchange ratio	0.2581
Mallinckrodt ordinary shares issued in exchange		19,678,224
Mallinckrodt closing stock price(1)		126.73
Preliminary estimated fair value of Mallinckrodt ordinary shares issued		$2,493.8
Other cash consideration(2)		0.2
Payment to Endo shareholders		80.0
Other merger consideration attributable to Endo stock-based awards		7.5
Obligation to cash settle shares underlying certain Endo stock-based awards		3.9
Total estimated preliminary consideration (in millions)		$2,585.4

(1)
Mallinckrodt is not listed on a stock exchange or any other trading platform, and as such, used a pro forma per ordinary share price post-announcement which reflects the value creation arising from the Business Combination to determine preliminary fair value of consideration transferred.

(2)
Other cash consideration represents estimated cash payments to Endo shareholder in lieu of any fractional shares.

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the Endo stockholders when the Business Combination is completed. The Endo exchange ratio is a preliminary estimate of the exchange ratio. At the expected completion date of the Business Combination, former shareholders of Endo are expected to own 49.9%, and the shareholders of Mallinckrodt are expected to own approximately 50.1%, of the outstanding Mallinckrodt ordinary shares. The exchange ratio will not fluctuate up or down based on the market price of the Endo common stock or the Mallinckrodt ordinary shares prior to the transaction.
In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration will be measured on the completion date of the Business Combination at the then-current market price per share of Mallinckrodt ordinary shares. This requirement will likely result in a difference from the $126.73 per share assumed in the calculation, and that difference may be material. For example, an increase or decrease of 10% in the price of Mallinckrodt ordinary shares on the completion date of the Business Combination from the price of Mallinckrodt ordinary shares assumed in the unaudited Pro Forma Financial Information would change the value of the preliminary consideration by approximately $249.3 million, which would be reflected as a corresponding increase or decrease to goodwill.
Based on historical volatility, a 10% change in Mallinckrodt ordinary share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected completion date of the Business Combination. Additionally, in the event the payment to Endo shareholders increased as compared to the $80.0 million assumed in this joint proxy statement/prospectus, it would change the value of preliminary consideration, which would be reflected as a corresponding increase to goodwill.

The table below represents an initial allocation of the preliminary consideration to Endo’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of December 27, 2024 (amounts in millions).
Preliminary estimated fair value
Total estimated preliminary consideration	$2,585.4
Cash and cash equivalents	$462.7
Restricted cash and cash equivalent	89.2
Accounts receivable, net	415.9
Inventories	962.9
Prepaid expenses and other current assets	50.2
Income tax receivable	2.5
Property, plant and equipment, net	548.8
Operating lease assets	38.9
Intangible assets, net	2,344.0
Deferred income taxes	189.6
Other assets	460.5
Total Assets	$5,565.2
Current maturities of long-term debt	15.0
Accounts payable and accrued expenses	472.7
Current portion of legal settlement	1.3
Current portion of operating lease liabilities	3.7
Income taxes payable	18.3
Accrued and other current liabilities	—
Long-term debt	2,518.7
Long-term legal settlement accrual	6.1
Operating lease liabilities	34.7
Other income tax liabilities	132.8
Other liabilities	75.6
Net Assets	$2,286.3
Goodwill	$299.1
Mallinckrodt made preliminary allocation estimates based on information available at the time of the filing of this document and the final allocations may be materially different from those presented here. The final determination of the purchase price allocation will be completed as soon as practicable following the close of the Business Combination. Mallinckrodt anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, property, plant and equipment, developed technology, licenses, potentially other intangible assets and debt and potentially other non-interest bearing liabilities. The valuations will consist of appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

5.
Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 27, 2024
The unaudited pro forma condensed combined balance sheet as of December 27, 2024 reflects the following adjustments:
5(a) The pro forma adjustments to the cash balance are summarized as follows:
Sources of Cash
Proceeds from the Financing (Note 5(h))	$900.0
Total sources of cash	900.0
Uses of Cash
Prepayment of historical Mallinckrodt long-term debt (Note 5(h))	$865.6
Makewhole premium due on paydown of historical Mallinckrodt long-term debt (Note 5(h))	26.5
Payment of estimated debt issuance costs for the Financing (Note 5(h))	38.9
Payment to Endo shareholders (Note 4)	80.0
Other cash consideration (Note 4)	0.2
Obligation to cash settle shares underlying certain Endo stock-based awards (Note 4)	3.9
Payment of estimated transaction incentive bonuses for Mallinckrodt upon consummation of the Business Combination (Note 5(l))	108.5
Payment of success fee for Mallinckrodt upon consummation of the Business Combination (Note 5(m))	30.0
Payment of success fee for Endo upon consummation of the Business Combination (Note 5(m))	25.0
Total uses of cash	1,178.6
Total pro forma adjustments to cash	$(278.6)
5(b) This adjustment represents the preliminary fair value adjustments to current and non-current inventory, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. Mallinckrodt will recognize the increased value of inventory in cost of sales as the inventory is sold. For purposes of the unaudited Pro Forma Financial Information, it is assumed that the increased value of current inventory will be recognized in cost of sales the first year after the Business Combination, while the long-term inventory will be recognized in cost of sales within three years after the Business Combination. Refer to Note 5(g) for further information on pro forma long-term inventory.
5(c) As described in Note 5(h), the unaudited Pro Forma Financial Information reflects certain adjustments to the fair value of Endo’s existing debt instruments, which results in the elimination of Endo’s existing debt issuance costs and debt discounts. Approximately $1.6 million of Endo’s historical debt issuance costs were recorded to prepaid expenses and other current assets and resulted in a pro forma fair value adjustment to remove these costs. Additionally, this adjustment represents a net $10.7 million increase of prepaid taxes related to the estimated income tax effects of the Business Combination, the Financing and the Mallinckrodt Prepayment as described in Note 5(p).
5(d) This adjustment represents the preliminary fair value and resulting adjustment to intangible assets. The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows (in millions):

	Preliminary Fair Value	Estimated Life (Years)	Amortization Method	Amortization Expense for the year ended December 27, 2024
Developed technology – Branded	$2,040.0	8.0	Straight Line	$255.0
Developed technology – Sterile Injectables	120.0	8.0	Straight Line	15.0
Licenses – Generics	155.0	5.0	Straight Line	31.0
In-process research and development	29.0	—	N/A	—
Total intangible assets and amortization expense at pro forma fair value	2,344.0			301.0
Less: Endo historical Intangible assets, net and amortization expense	(1,771.4)			(250.5)
Total pro forma adjustments to intangible assets, net and amortization expense	$572.6			$50.5
With other assumptions held constant, a 10% change in the fair value for amortizable intangible assets would increase or decrease annual pro forma amortization by approximately $30.1 million. The estimated fair value of amortizable intangible assets was based on reasonable estimates; however, the fair values assigned should be considered preliminary and these amounts will ultimately be updated after the completion of the Business Combination, when a final purchase price allocation and valuation is performed as of the completion. The intangible asset fair values and estimated useful lives are subject to material revision following completion of the Business Combination.
5(e) The adjustment represents the preliminary goodwill as a result of the Business Combination. The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):
Preliminary purchase price (Note 4)	$2,585.4
Less: Fair value of net assets to be acquired (Note 4)	2,286.3
Total pro forma adjustment to goodwill	$299.1
Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 4. The goodwill will not be amortized and will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event Management determines that the value of goodwill has become impaired, Mallinckrodt will incur a non-cash impairment charge during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations. The goodwill is not expected to be deductible for tax purposes.
5(f) These adjustments represent estimated impacts to deferred income tax balances as shown below:
Estimated impact of purchase price adjustments to deferred tax assets(1)	$(54.4)
Estimated impact of purchase price adjustments to deferred tax liabilities(2)	86.4

(1)
This adjustment is included within deferred income taxes (asset) on the unaudited pro forma balance sheet.

(2)
This adjustment is included within other income tax liabilities on the unaudited pro forma balance sheet.

An evaluation of additional income tax adjustments will continue through the completion of acquisition accounting, which may result in material income tax adjustments.
5(g) As described in Note 5(h), the unaudited Pro Forma Financial Information reflects certain adjustments to the fair value of Endo’s existing debt instruments, which results in the elimination of Endo’s existing debt issuance costs and debt discounts. Approximately $5.2 million of Endo’s historical debt issuance costs were attributed to Endo’s revolving credit facility and are recorded to other assets, and resulted in a pro forma fair value adjustment to remove these costs. This adjustment also represents a $231.1 million increase to the preliminary fair value and resulting adjustment to long-term inventory. The long-term inventory is expected to be recognized in cost of sales within three years after the Business Combination.
5(h) In connection with the execution of the Transaction Agreement, Endo Finance Holdings, Inc., a subsidiary of Endo, entered into the Debt Commitment Letter pursuant to which Goldman Sachs Bank USA committed to provide the Financing, subject to customary closing conditions. This issuance of debt is expected to be used primarily to prepay or redeem $865.6 million of Mallinckrodt’s historical debt and fund other transaction costs. The actual amount of debt that is prepaid or redeemed, as applicable, will depend on the completion date of the Business Combination.
If the prepayment or redemption occurs prior to November 14, 2025, Mallinckrodt will be required to pay a makewhole premium at the time of such prepayment or redemption. Mallinckrodt estimates the makewhole premium as of the estimated close of the Business Combination to be $26.5 million as shown in Note 5(a). The prepayment or redemption, as applicable, including the payment of the makewhole premium, is non-recurring and not expected to have a continuing impact on the combined company’s operating results in future periods. In the event the Business Combination closes after November 14, 2025, there is no obligation to pay a makewhole premium in conjunction with the prepayment or redemption of Mallinckrodt’s historical debt.
The unaudited Pro Forma Financial Information assumes the issuance of $500.0 million of new term loans and $400.0 million of new notes. The unaudited Pro Forma Financial Information does not assume the utilization of the bridge facility. New estimated debt issuance costs of $38.9 million as shown in Note 5(a) are expected to be paid related to the Financing. $26.9 million of the financing fees relate to the new term loans and new notes, and are assumed to be recorded as a reduction to the carrying value of the debt liabilities and amortized using the effective interest rate method over the respective terms of the instruments, which are assumed to be seven years. The remaining $12.0 million of debt issuance costs relate to the bridge facility commitment fee, which is due upon close of the transaction whether or not the bridge facility is issued, and was reflected as a component of interest expense in the unaudited pro forma statement of operations. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the Financing set forth in the Debt Commitment Letter.
As a result of the prepayment or redemption of Mallinckrodt’s historical debt, the unaudited Pro Forma Financial Information also eliminates all Mallinckrodt existing debt premiums affiliated with the respective instruments that will be prepaid or redeemed in connection with the Business Combination. The unaudited Pro Forma Financial Information also reflects the adjustments to fair value of Endo’s existing debt instruments, which results in the elimination of Endo’s existing debt issuance costs and debt discounts.

The pro forma adjustments to debt are summarized as follows:
Current maturities of long-term debt
New debt financing	$5.0
Prepayment of historical Mallinckrodt term loan	(3.9)
Net pro forma adjustment to current maturities of long-term debt	$1.1
Long-term debt
New debt financing	$895.0
Prepayment of historical Mallinckrodt term loan	(384.5)
Prepayment of historical Mallinckrodt notes	(477.2)
Write off of historical Mallinckrodt term loan unamortized debt premium	(21.8)
Write off of historical Mallinckrodt notes unamortized debt premium	(28.2)
Estimated new debt issuance costs classified as reduction to liability	(26.9)
Fair value adjustment of Endo historical debt from purchase price allocation	96.0
Net adjustment to long-term debt	52.4
Total pro forma adjustments to debt	$53.5
The actual prepayment amount of historical indebtedness will depend on the completion date of the Business Combination. The prepayment amounts shown in the table above illustrate the prepayment of the balances as shown on Mallinckrodt’s consolidated balance sheet as of December 27, 2024.
5(i) This adjustment represents $60.0 million of professional fees that are estimated to be incurred as incremental direct costs payable during the sign to close period of the Business Combination. Mallinckrodt expects to incur additional fees related to the Business Combination after completion, which are not expected to have a continuing impact on Mallinckrodt’s operating results in future periods. This adjustment also includes $29.7 million of estimated incremental direct costs attributable to retention, severance, and the conversion of Endo share-based compensation, net of tax, that will be incurred by the combined company after completion of the Business Combination. Finally, this adjustment includes a reduction to income taxes payable of $5.3 million related to the tax impacts of certain transaction expenses as described further in Note 5(p).
5(j) This adjustment represents the elimination of Endo’s historical equity-related balances, the issuance of approximately 19.7 million of Mallinckrodt ordinary shares at the Completion and an $80.0 million cash payment (premium) to Endo’s stockholders. Refer to Note 4 for additional information.
The unaudited pro forma adjustment to Mallinckrodt’s ordinary shares is calculated as follows (in millions):
Ordinary shares issued in the Business Combination (Note 4)	$0.2
Less: Endo’s historical common stock (Note 7)	(0.1)
Total pro forma adjustment to ordinary shares	$0.1
The unaudited pro forma adjustment to Additional Paid-in-Capital is calculated as follows (in millions):
Additional paid in capital from the Business Combination	$2,505.3
Less: Endo’s historical additional paid in capital (Note 7)	(1,986.1)
Total pro forma adjustment to additional paid in capital	$519.2
The unaudited pro forma adjustment to retained earnings represents the impact of the adjustments described in Notes 5(a) through 5(i).
Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 27, 2024
5(k) This adjustment represents an increase in intangible asset amortization expense of $50.5 million, described in Note 5(d), partially offset by a reduction in inventory step up amortization expense of

$24.1 million, described in Note 5(b). With other assumptions held constant, a 10% increase in the fair value adjustment for inventory would increase annual pro forma inventory step up amortization by approximately $72.0 million.
5(l) This adjustment represents $142.8 million of compensation expenses related to the Business Combination. $105.7 million is related to Mallinckrodt’s Transaction Incentive Plan (“TrIP”), of which $93.9 million directly relates to the compensation expenses to be paid upon consummation of the Business Combination and $11.8 million relates to the acceleration of the service period component of the TrIP earned from Mallinckrodt’s sale of its Therakos business. Since the consummation of the Business Combination is a significant qualifying event as defined by the TrIP, the deferred component of the TrIP earned for the Therakos transaction accelerates to be due upon consummation of the Business Combination. Mallinckrodt accrued $2.7 million within accrued payroll and payroll-related costs in the historical balance sheet as of December 27, 2024.
Additionally, this represents $37.1 million of expense, net of tax, related to estimated cash payments to Endo employees for retention, severance, and the incremental share-based compensation expense related to Endo share-based awards. The compensation expenses related to Mallinckrodt’s TrIP, retention, severance, and the conversion of Endo share-based awards are non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.
5(m) This adjustment includes $55.0 million of success-based professional fees that are incremental direct costs payable by Mallinckrodt and Endo upon completion of the Business Combination. The success-based professional fees are shown as a use of cash in the pro forma balance sheet and reflected as a non-recurring expense in the pro forma statement of operations. This adjustment also includes $60.0 million of incremental professional fees that Mallinckrodt expects to incur prior to consummation of the Business Combination. These fees represent legal and other advisory costs. The timing of payment may vary given these fees are not success-based. As such, these fees are accrued in the pro forma balance sheet and reflected within combination and other related expenses on the pro forma statement of operations. Additionally, this adjustment represents $13.2 million of expense primarily related to estimated cash payments to Endo employees and non-employee directors. These non-success-based professional fees are non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.
5(n) This adjustment represents the reduction in interest expense of $21.8 million, of which $11.6 million related to the prepayment of historical Mallinckrodt indebtedness and incurrence of the Financing as illustrated in Note 5(a), as if the prepayment occurred on December 30, 2023. The interest expense calculated for the Financing was calculated assuming an approximately $500.0 million incremental term loan facility and approximately $400.0 million of new notes (in the event new notes are not attainable at consummation of the Business Combination, a bridge facility would be in place). The remaining reduction in interest expense of $10.2 million was a result of fair value adjustments to Endo’s historical debt as part of purchase price adjustments described in Note 4. For purposes of the unaudited Pro Forma Financial Information, the following assumptions were made:
•
For the $500.0 million incremental term loan facility, two options are provided for in the Debt Commitment Letter as it relates to calculating interest expense. Based on historical practice, it is probable that the combined company would elect to calculate interest based on SOFR + margin, which was approximately 9.95% for purposes of the unaudited Pro Forma Financial Information. For every 0.125% difference in interest rate, this would impact annual interest expense by approximately $0.6 million. In the event the combined company calculated its interest expense based on ABR + margin, the interest expense would be expected to increase by approximately $11.0 million annually.

•
Interest expense was calculated assuming $400.0 million of new notes were issued. The agreement is not yet finalized, and the Debt Commitment Letter provides that the effective yield of all debt issued shall not exceed the total cap of 11%. The interest expense was estimated utilizing $400.0 million as the borrowing amount and the same rate as the incremental term loan facility (SOFR + margin) of approximately 9.95%. For every 0.125% difference in interest rate, this would impact annual interest expense by approximately $0.5 million. Additionally, in the event the bridge facility were utilized in lieu of the new notes, this would increase annual interest expense by approximately $1.0 million.

•
Deferred financing fees were estimated to be approximately $38.9 million, of which $26.9 million are treated as a reduction to the outstanding debt principal balance. The prepayment of Mallinckrodt’s historical debt and incurrence of the Financing is being treated as an extinguishment based on information known at the time of this filing. Accounting treatment for the debt transactions could change once the final debt structure and syndication at close is known. The interest expense in the pro forma statement of operations reflects these fees being amortized over the respective instrument maturities of seven years, utilizing the effective interest rate method. The remaining $12.0 million relates to the bridge facility commitment fee, which is due upon close of the transaction whether or not the bridge facility is incurred. Since the transaction is assumed to have closed on December 30, 2023, this was reflected as a component of interest expense in the unaudited pro forma statement of operations.

5(o) This adjustment represents a $23.5 million gain on extinguishment of debt, comprised of an approximately $50.0 million gain to write-off certain unamortized premiums related to Mallinckrodt’s historical indebtedness, partially offset by an approximately $26.5 million payment of the makewhole premium. The gain on extinguishment of debt is non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.
5(p) This adjustment represents the estimated income tax effects of the Business Combination, the Financing and the Mallinckrodt Prepayment, and purchase price allocation impacts as described in Notes 5(l) through 5(o), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustment.
5(q) The following tables summarize pro forma ordinary shares outstanding for basic and diluted income (loss) per share:
Mallinckrodt ordinary shares outstanding – basic		19,762,306
Endo common shares outstanding – basic (Note 4)	76,242,633
Conversion ratio (Note 4)	0.2581
Endo pro forma converted common shares outstanding – basic		19,678,224
Mallinckrodt pro forma ordinary shares outstanding – basic		39,440,530
A net loss cannot be diluted, so when a company is in a net loss position, basic and diluted loss per share are the same. If Mallinckrodt records net income in the future, the denominator of a diluted earnings per share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive.
6.
Therakos Divestiture

On August 3, 2024, Mallinckrodt entered into a Purchase and Sale Agreement for Mallinckrodt’s Therakos business for a base purchase price of $925.0 million. On November 29, 2024, Mallinckrodt completed the divestiture of its Therakos business for total cash consideration of $887.6 million, net of preliminary purchase price adjustments. During the year ended December 27, 2024, Mallinckrodt recorded a non-recurring gain on sale of $754.4 million, comprised of the $887.6 million of Initial Net Proceeds less the elimination of $125.5 million of net assets divested and $7.7 million in non-recurring success-based professional fees. Mallinckrodt was required to use the proceeds to make a mandatory prepayment on certain portions of its debt.
On December 6, 2024, Mallinckrodt (i) mandatorily prepaid a portion of its historical term loans in an aggregate principal amount of approximately $474.1 million (of which approximately $227.1 million consisted of its “first-out” term loans and approximately $247.0 million consisted of its “second-out” term loans) together with a payment of approximately $36.4 million in required makewhole premium (of which approximately $15.2 million was in respect of its “first-out” term loans and approximately $21.2 million was in respect of its “second-out” term loans) and (ii) mandatorily redeemed $301.4 million in aggregate principal amount of its historical notes together with a payment of approximately $27.3 million in required makewhole premium.
As a result of the mandatory prepayment, Mallinckrodt recorded $19.7 million as a net loss on extinguishment of debt, comprised of the $63.7 million payment of the makewhole premium, offset by a $44.0 million gain to write-off certain unamortized premiums.
The Therakos divestiture is reflected in the historical financial information of Mallinckrodt, but adjustments are required to eliminate the results of the Therakos business from the historical Mallinckrodt amounts, as shown in the following table:
	Historical	Transaction Adjustments		Pro Forma
	Mallinckrodt plc	Therakos Divestiture		Mallinckrodt plc
Net Sales	$1,979.7	$(241.6)	6(a)	$1,738.1
Cost of Sales	1,152.6	(123.0)	6(a)	1,029.6
Gross Profit	827.1	(118.6)	6(a)	708.5
Selling, general and administrative expenses	566.8	(38.4)	6(a)	528.4
Research and development expenses	115.7	(22.3)	6(a)	93.4
Restructuring charges, net	10.5	—		10.5
Liabilities management and separation costs	43.9	—		43.9
Operating income	90.2	(57.9)	6(a)	32.3
Interest expense	(228.3)	89.9	6(b)	(138.4)
Interest income	27.0	—		27.0
Gain on divestiture	754.4	—		754.4
Loss on debt extinguishment, net	(19.7)	—		(19.7)
Other (expense) income, net	(9.1)	9.4	6(c)	0.3
Income from continuing operations before income taxes	614.5	41.4		655.9
Income tax expense (benefit)	137.9	(6.7)	6(d)	131.2
Income from continuing operations	476.6	48.1		524.7
Mallinckrodt plc Unaudited Pro Forma Condensed Statement of Operations for the year ended December 27, 2024
The unaudited pro forma condensed statement of operations for the year ended December 27, 2024 reflect the following adjustments:
6(a) This adjustment represents the elimination of the revenues, and direct operating expenses, including depreciation and amortization expense, associated with the Therakos divestiture.
6(b) This adjustment represents the removal of interest expense of $89.9 million, as if the pay down of debt occurred on December 30, 2023.
6(c) This adjustment primarily represents $8.2 million of income related to Mallinckrodt’s transition services agreement (“TSA”), as if the TSA commenced on December 29, 2023. The TSA was effective upon closing of the Therakos divestiture to provide certain business support services for up to 18 months after the closing date. These services include, but are not limited to, information technology, procurement, distribution, logistics and order to delivery, compliance, accounting, finance, and administrative activities. The remaining activity reflects the elimination of non-operating expenses associated with the Therakos divestiture.
6(d) This adjustment represents the estimated income tax effects of the Therakos divestiture described in Note 5(a), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustment.
7.
Unaudited Pro Forma Combined Financial Statements of Endo and Endo’s Predecessor

The unaudited Pro Forma Combined Financial Statements of Endo and Endo’s Predecessor give effect to the following transactions:
International Pharmaceuticals Divestiture
On March 11, 2025, Endo announced it had entered into a definitive agreement to divest its International Pharmaceuticals business, primarily operated through Canada-based specialty pharmaceutical company Paladin Pharma Inc., to Knight Therapeutics Inc. for total consideration of up to $99.0 million, consisting of an upfront cash payment of $84.0 million, subject to certain holdbacks and adjustments, and up to an additional $15.0 million in potential future payments contingent upon the achievement of certain milestones. The closing of the transaction is subject to the satisfaction of customary regulatory conditions including anti-trust clearance in Canada and is expected to occur in mid-2025.
The results of the International Pharmaceuticals business are reflected in the historical financial information of Endo and Endo’s Predecessor, but since it will not be acquired by Mallinckrodt as part of the Business Combination an adjustment is required to eliminate the results of the International Pharmaceutical business from the historical Endo amounts.
Endo Chapter 11 Restructuring
Prior to the Effective Date, Endo’s business was operated by Endo’s Predecessor. On August 16, 2022 (the “Petition Date”), Endo International plc, together with certain of its direct and indirect subsidiaries (the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States (“U.S.”) Code (the “Bankruptcy Code”). The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to jointly administer their chapter 11 cases (the “Chapter 11 Cases”) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Endo International plc, et al.
On December 19, 2023, the Debtors filed the Plan and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness on the Effective Date.
Adoption of Fresh-Start Accounting
Pursuant to the Plan, on the Effective Date, Endo, Inc. purchased substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo’s Predecessor. In accordance with ASC 852, fresh-start accounting was applied on the Effective Date because (i) the holders of existing Endo International plc voting shares received less than 50% of the voting shares of Endo, Inc., and (ii) the reorganization value of assets, which approximated $5.0 billion, immediately prior to the confirmation of the Plan was less than the corresponding total of all post-petition liabilities and allowed claims, which approximated $11.8 billion. Applying fresh-start accounting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. Accordingly, Endo’s financial statements are not comparable to the financial statements of Endo’s Predecessor prior to the Effective Date.
Fresh-start accounting required that the reorganization value be assigned to Endo, Inc.’s identified tangible and intangible assets based on their respective fair values, as determined in conformity with ASC 805, with any excess recorded as goodwill, if applicable; post-petition liabilities have generally been assumed by Endo, Inc. at their historical carrying values; Exit Financing Debt liabilities are measured and recorded by Endo, Inc. at their fair values; The amount of deferred taxes was determined in accordance with ASC Topic 740, Income Taxes (“ASC 740”) and ASC 852, and historical accumulated deficit and accumulated other comprehensive loss of Endo International plc was reset to zero by Endo, Inc. As applicable, Endo International plc’s liabilities subject to compromise and certain other liabilities were satisfied in accordance with the Plan’s terms. The Effective Date fair values of Endo’s assets and liabilities differed materially from their recorded values as reflected on the historic balance sheets of Endo’s Predecessor.

ENDO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2024
(unaudited; in millions, except per share data)
		Transaction Adjustments
	Historical	International Business Divestiture		Pro Forma
	Endo, Inc.			Endo, Inc.
Assets
Current assets:
Cash and cash equivalents	$387.2	$79.5	7(a)	$466.7
Restricted cash and cash equivalents	89.2	—		89.2
Accounts receivable, net	415.9	—		415.9
Inventories, net	527.7	(24.4)	7(b)	503.3
Prepaid expenses and other current assets	53.3	(1.5)	7(b)	51.8
Income taxes receivable	2.5	—		2.5
Total current assets	$1,475.8	$53.6		$1,529.4
Property and equipment, net	548.8	—		548.8
Operating Lease Assets	39.2	(0.3)	7(b)	38.9
Intangible assets, net	1,815.9	(44.5)	7(b)	1,771.4
Deferred income taxes	240.2	—		240.2
Other assets	233.0	(2.4)	7(b)	230.6
Total Assets	$4,352.9	$6.4		$4,359.3
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$475.5	$(2.8)	7(b)	$472.7
Current portion of legal settlement accrual	1.3	—		1.3
Current portion of operating lease liabilities	4.0	(0.3)	7(b)	3.7
Current portion of long-term debt	15.0	—		15.0
Income taxes payable	19.2	—		19.2
Total current liabilities	$515.0	$(3.1)		$511.9
Deferred Income Taxes	46.4	—		46.4
Long-term debt, less current portion, net	2,422.7	—		2,422.7
Long-term legal settlement accrual, less current portion	6.1	—		6.1
Operating lease liabilities, less current portion	34.8	(0.1)	7(b)	34.7
Other liabilities	75.6	—		75.6
Total Liabilities	$3,100.6	$(3.2)		$3,097.4
Shareholders’ Equity:
Endo, Inc. common stock, $0.001 par value; 1,000,000,000 shares authorized; 76,211,329 shares issued and outstanding at December 31, 2024	0.1	—		0.1
Additional paid-in capital	1,986.1	—		1,986.1
Accumulated other comprehensive loss	(3.0)	3.0	7(c)	—
Accumulated deficit	(730.9)	6.6	7(d)	(724.3)
Total Shareholders’ Equity	$1,252.3	$9.6		$1,261.9
Total Liabilities and Shareholders’ Equity	$4,352.9	$6.4		$4,359.3

Endo, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024
7(a) This adjustment represents approximately $79.5 million of cash proceeds, net of certain estimated holdback amounts, expected from the International Pharmaceuticals business divestiture.
7(b) This adjustment represents the elimination of the assets and liabilities in connection with the International Pharmaceuticals business divestiture.
7(c) This adjustment represents the elimination of foreign-exchange related gains and losses reflected in accumulated other comprehensive loss as the International Pharmaceuticals business divestiture represents the sale of substantially all of Endo’s operations in Canada.
7(d) This adjustment represents the estimated pre-tax gain on the International Pharmaceuticals business divestiture of approximately $6.6 million, which is based on the information currently available to Endo and includes the receipt of net cash proceeds described in Note 7(a), the elimination of assets and liabilities described in Note 7(b), and the write-off of cumulative translation adjustments described in Note 7(c). There is currently no expectation that any portion of the $15 million contingent payments, described above, are achieved and therefore do not impact the calculation of the estimated gain included in the unaudited pro forma condensed combined statement of operations. These amounts are reflected as an addition to retained earnings in the pro forma condensed balance sheet.
ENDO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2024
(unaudited; in millions, except per share data)
	Successor and Predecessor Pro Forma Combined(1)	Transaction Adjustments
		International Business Divestiture		Pro Forma
				Endo, Inc.
Net Sales	$1,760.2	$(73.7)	7(e)	$1,686.5
Cost of Sales	1,604.7	(39.2)	7(e)	1,565.5
Gross Profit	155.5	(34.5)		121.0
Selling, general and administrative expenses	541.9	(29.3)	7(e)	512.6
Research and development expenses	102.7	(0.5)	7(e)	102.2
Acquired in-process research and development	2.6	—		2.6
Litigation-related and other contingencies, net	0.4	—		0.4
Asset impairment charges	245.7	—		245.7
Acquisition-related and integration items, net	2.2	(1.4)	7(e)	0.8
Operating loss	(740.0)	(3.3)		(743.3)
Interest expense, net	225.5	—		225.5
Other income, net	(4.5)	(6.3)	7(e)	(10.8)
Income (loss) from continuing operations before income taxes	(961.0)	3.0		(958.0)
Income tax (benefit) expense	(136.6)	9.1	7(f)	(127.5)
Income (loss) from continuing operations	$(824.4)	$(6.1)		$(830.5)

(1)
Refer to the Endo, Inc. unaudited successor and predecessor pro forma combined statement of operations for the year ended December 31, 2024 below.

Endo, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 reflect the following adjustments:
7(e) This adjustment represents the elimination of the revenues, direct operating expenses, including depreciation and amortization expense, and other non-operating income, associated with the planned International Pharmaceuticals business divestiture. In addition, Other income, net reflects an estimated pre-tax gain of approximately $6.3 million reflected in the unaudited pro forma condensed combined statement of operations.
7(f) This adjustment represents the estimated income tax effects of the International Pharmaceuticals business divestiture, described in Note 7(e), including an $10.6 million tax benefit reversal associated with Endo’s Canadian affiliate and $0.6 million adjustment associated with Endo’s Irish affiliate’s pre-tax income. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the pro forma adjustment is expected to be recognized. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustment.
ENDO, INC.
UNAUDITED SUCCESSOR AND PREDECESSOR PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2024
(unaudited; in millions, except per share data)
	Predecessor	Successor	Pro Forma Adjustments
	Period from January 1, 2024 through April 23, 2024	Year Ended December 31, 2024	Reorganization and Fresh-Start Accounting		Successor and Predecessor Pro Forma Combined
Net Sales	$582.0	$1,178.2	$—		$1,760.2
Cost of Sales	259.6	1,184.5	160.6	7(g)	1,604.7
Gross Profit	322.4	(6.3)	(160.6)		155.5
Selling, general and administrative expenses	158.4	382.6	0.9	7(g)	541.9
Research and development expenses	32.0	70.7	—		102.7
Acquired in-process research and development	0.8	1.8	—		2.6
Litigation-related and other contingencies, net	0.2	0.2	—		0.4
Asset impairment charges	2.1	243.6	—		245.7
Acquisition-related and integration items, net	(0.2)	2.4	—		2.2
Operating income (loss)	129.1	(707.6)	(161.5)	7(g)	(740.0)
Interest expense, net	—	164.1	61.4	7(h)	225.5
Reorganization items, net	(6,125.1)	—	6,125.1	7(i)	—
Other expense (income), net	5.3	(9.8)	—		(4.5)
Income (loss) from continuing operations before income taxes	6,248.9	(861.9)	(6,348.0)		(961.0)
Income tax (benefit) expense	58.5	(131.0)	(64.1)	7(j)	(136.6)
Income (loss) from continuing operations	6,190.4	(730.9)	(6,283.9)		(824.4)

Endo, Inc. Unaudited Successor and Predecessor Pro Forma Combined Statement of Operations for the year ended December 31, 2024
The unaudited Successor and Predecessor pro forma combined statement of operations for the year ended December 31, 2024 reflect the following adjustments:
7(g) The adjustment to cost of sales reflects the change in inventory step-up amortization, fixed asset depreciation, and intangible amortization expense based on new asset values as a result of adopting fresh-start accounting, as if the fresh-start accounting was applied on January 1, 2024. The adjustment to SG&A is specific to incremental fixed asset depreciation based on new asset value as a result of adopting fresh-start accounting, as if fresh-start accounting was applied as of January 1, 2024.
7(h) This adjustment reflects the interest expense for Endo’s Exit Financing as if the financing transactions occurred on January 1, 2024.
7(i) This adjustment represents the elimination of reorganization items that were directly attributable to Endo’s Predecessor’s bankruptcy, which is assumed to have applied fresh-start accounting as of January 1, 2024. Endo’s Successor entity did not adopt ASC 852, and therefore is assumed to have not recognized reorganization items in 2024. Endo’s Predecessor’s reorganization items, net were comprised of the following:
Predecessor
Period From January 1, 2024 through April 23, 2024
Professional Fees	$68.1
Debt valuation adjustments(1)	192.3
Reorganization Adjustments	(5,996.0)
Fresh-Start Adjustments	(389.5)
Total reorganization items, net	$(6,125.1)

(1)
For the period January 1, 2024 through April 23, 2024, adequate protection payments were $192.3 million and recognized as a reduction to the carrying amount of the respective Predecessor First Lien Debt Instruments. Concurrently, as a result of adjusting to the estimated allowed claim amount for the corresponding debt instruments, a charge was recognized within Reorganization items, net. For the year ended December 31, 2023, adequate protection payments were $592.8 million. In December 2023, the Plan and related disclosure statement were filed with the Bankruptcy Court, which included for the first time, among other things, the estimated allowed claims with respect to outstanding debt obligations. As a result, the unsecured and potentially undersecured debt obligations as of December 31, 2023 were adjusted to equal the expected amount of the allowed claim as detailed in the Plan, resulting in an adjustment of approximately $905.9 million to Liabilities subject to compromise and a corresponding expense recognized within Reorganization items, net in the Consolidated Statement of Operations.

7(j) This adjustment represents the tax effect of the items, described in Notes 7(g) and 7(h) using the statutory tax rate applicable to these separate items, as well as the elimination of the tax-effects of the reorganization and fresh-start accounting. Additionally, the U.S. Internal Revenue Service’s (“IRS”) claims and uncertain tax positions related to the historical federal income tax positions not specifically challenged by the IRS, as well as certain federal income tax related claims that arose during the Endo’s Predecessor’s Chapter 11 Cases and as a result of the consummation of the Plan, were resolved in accordance with the global resolution reached by the Debtors with the Department of Justice with respect to claims filed in the Chapter 11 Cases by the United States of America (the “U.S. Government Economic Settlement”) which became effective on the Effective Date of the Plan. The US Government Economic Settlement Agreement is reflected in the adjustment described in Note 7(i) and the related impact on the predecessor tax provision is reflected in this adjustment as if settlement occurred on January 1, 2024.

ENDO’S BUSINESS
Overview
Unless otherwise indicated or required by the context, references throughout this section to “Endo” or the “Successor” refer to Endo and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Plan Effective Date. References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, refer to the predecessor entity to Endo for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Plan Effective Date.
Endo is a diversified pharmaceutical company. Endo was incorporated on December 5, 2023 for the express purpose of completing the transactions contemplated in the Plan and Purchase and Sale Agreement (“PSA”), which was entered into among Endo, certain other applicable purchaser entities, certain Debtors (as defined below) and certain non-debtor affiliates. From its formation on December 5, 2023 through the Plan Effective Date, Endo had no operations or business transactions or activities other than those taken in furtherance of the transactions contemplated by the Plan including in connection with the incurrence of the Exit Financing Debt and those incidental to the preparation of its Registration Statement on Form S-1, as amended, filed with the SEC on July 26, 2024 (the Registration Statement). Accordingly, all incidental charges were capitalized in Endo’s Condensed Consolidated Balance Sheet as incurred, primarily concentrated in the lead up to, or on, the Plan Effective Date and, where applicable, reflected as Reorganization Adjustments (as defined below) in the application of fresh start accounting. Immediately prior to the consummation of the Plan, Endo had approximately $8 million of assets and liabilities in connection with Exit Financing Debt activities. Endo had no other assets, liabilities or operating costs prior to the consummation of the Plan. As of the Plan Effective Date, and continuing through the date of the Consolidated Financial Statements attached as Annex A, Endo was a holding company and all of its business was conducted through its subsidiaries, and the financial results of such subsidiaries are consolidated in its financial statements.
Endo common stock is currently traded on the OTCQX under the ticker symbol “NDOI”.
Prior to cancellation on the Plan Effective Date, “ordinary shares”, which previously traded on the Nasdaq Global Select Market under the ticker symbol “ENDP” and over-the-counter market using the ticker symbol “ENDPQ” refer to Endo International plc’s ordinary shares (1,000,000,000 authorized, par value of $0.0001 per share). In addition, Endo International plc had 4,000,000 euro deferred shares outstanding (par value of $0.01 per share).
The address of Endo’s headquarters is 9 Great Valley Parkway, Malvern, Pennsylvania, 19355 (telephone number: +1 (484) 216-0000).
Endo’s focus is on pharmaceutical products and Endo targets areas where Endo believes it can build leading positions. Endo’s operating model is based on a lean and nimble structure, the rational allocation of capital and an emphasis on high-value R&D targets. While Endo’s primary focus is on organic growth, Endo evaluates and, where appropriate, executes on opportunities to expand through the licensing or acquisition of products or companies in areas that Endo believes serve patients and customers while offering attractive growth characteristics and margins. Endo believes Endo’s operating model and the execution of Endo’s corporate strategy will enable Endo to create shareholder value over the long-term.
The four reportable business segments in which Endo operates are: (1) Branded Pharmaceuticals, (2) Sterile Injectables, (3) Generic Pharmaceuticals and (4) International Pharmaceuticals. Additional information about Endo’s reportable business segments is included throughout this section. The results of operations of Endo’s reportable business segments are discussed in the section entitled “Endo Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [•] of this joint proxy statement/prospectus under the heading “RESULTS OF OPERATIONS.” These reportable business segments generated total revenues of $1.18 billion, $0.58 billion, $2.01 billion and $2.32 billion during the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively.

For branded products, which Endo sells primarily through Endo’s Branded Pharmaceuticals and Sterile Injectables segments, Endo seeks to invest in products or product candidates that have inherent scientific, regulatory, legal and technical complexities and market such products under recognizable brand names that are trademarked. For products Endo develops for the U.S. market, after the completion of required clinical trials and testing, Endo seeks approvals from regulatory bodies such as through the submission of NDAs or Biologics License Applications (“BLAs”) to the FDA. Endo believes that Endo’s patents, the protection of discoveries in connection with Endo’s development activities, Endo’s proprietary products, technologies, processes, trade secrets, know-how, innovations and all of Endo’s intellectual property are important to Endo’s business and achieving a competitive position. However, there can be no assurance that any of Endo’s patents, licenses or other intellectual property rights will afford Endo any protection from competition. Additional information is included throughout this section.
Generic products are the pharmaceutical and therapeutic equivalents of branded products and are generally sold under their generic (chemical) names rather than their brand names. For generic products, which Endo sells primarily through Endo’s Sterile Injectables and Generic Pharmaceuticals segments, Endo’s focus is on high-barrier-to-entry products, with an emphasis on complex sterile injectable products, such as ready-to-use (“RTU”) products, and first-to-file or first-to-market opportunities that are difficult to formulate or manufacture or face complex legal and regulatory challenges. In the U.S., first-to-file products refer to generic products for which the Abbreviated New Drug Applications (“ANDAs”) containing patent challenges (or Paragraph IV certifications) to the corresponding branded products’ listed patents were the first to be filed with the FDA. In the U.S., manufacturers that launch first-to-file products, after success in litigating or otherwise resolving related patent challenges, and receiving final FDA approval, have the opportunity for 180 days of generic marketing exclusivity from competing generic products other than authorized generics. First-to-market products refer to products that are the first marketed generic equivalents of the corresponding branded products for reasons apart from statutory marketing exclusivity. This can occur, for example, when a generic product is difficult to formulate or manufacture. First-to-market products allow manufacturers to mitigate risks from competitive pressures commonly associated with commoditized generic products. Additional information is included throughout this section.
The Chapter 11 Restructuring
Historically, Endo’s business has been operated by Endo International plc, together with its subsidiaries. On August 16, 2022 (the “Petition Date”), Endo International plc, together with certain of its direct and indirect subsidiaries (the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States (“U.S.”) Code (the “Bankruptcy Code”). The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to jointly administer their chapter 11 cases (the “Chapter 11 Cases”) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Endo International plc, et al.
On December 19, 2023, the Debtors filed the Plan and related disclosure statement with the Bankruptcy Court.
The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness on April 23, 2024. Pursuant to the Plan and the PSA, Endo acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan.
Endo’s Business Strategy
Endo’s strategy is driven by Endo’s aspiration to be a vibrant, growing, diversified pharmaceutical company delivering innovative, life-enhancing products. Endo is focused on driving long-term growth and value creation for Endo’s stakeholders through Endo’s diversified and durable portfolio of businesses, advancing product development, pursuing manufacturing and commercialization excellence and supporting a collaborative growth- minded culture committed to quality & compliance.

Diversified and Durable Portfolio of Businesses:   Endo strategically invests to strengthen Endo’s portfolio for sustainable growth. For Endo’s Branded Pharmaceuticals segment, this includes driving sustained long-term growth in XIAFLEX® through focused investment, successfully leveraging the XIAFLEX® pipeline-in-a-product platform to pursue new indications that will provide a more fulsome suite of non-surgical solutions to treat musculoskeletal conditions, and targeting external opportunities in urology, orthopedics and adjacent areas that can leverage existing commercial capabilities to accelerate growth. For Endo’s Sterile Injectables segment, this includes growing the product portfolio through the addition of differentiated and durable product opportunities and successfully launching new products that address Endo’s customers’ needs. For Endo’s Generic Pharmaceuticals and International Pharmaceuticals segments, this includes limited opportunistic investments that will help to deliver durable future cash flows that can be used to fund the core growth areas.
Manufacturing and Commercial Excellence:   Over the last several years, Endo has expanded and modernized Endo’s internal Sterile Injectables manufacturing capabilities, rationalized Endo’s Generic Pharmaceuticals manufacturing network and transformed Endo’s general and administrative functions. Endo intends to continue to invest to enhance those capabilities that are aligned with the growth strategies for Endo’s segments, particularly those capabilities that are necessary to support the continued development and manufacturing of more complex and differentiated sterile injectable products. Endo will also continue to execute initiatives to increase productivity and efficiencies, including with respect to the adoption and use of new technology that has the potential to meaningfully transform how Endo works. However, given Endo’s prior investments to expand and modernize Endo’s manufacturing network, Endo is not currently planning any meaningful capital expenditures for further expansion in the near term.
High Performing Culture:   Endo is dedicated to fostering an environment that promotes a highly engaged, inclusive and high-performing culture for Endo’s team, aligned with Endo’s collaborative growth-minded culture and commitment to quality and compliance. Additionally, Endo is committed to adopting responsible business practices that seek to promote the safe, efficient and responsible use of global resources, both directly and through Endo’s suppliers and logistics partners.
Endo intends to follow a disciplined approach to capital allocation to achieve Endo’s aspiration. First, Endo will fund organic growth through investments in promotional efforts to support on-market non-opioid products, development efforts to support Endo’s pipeline growth and capital improvements to support Endo’s manufacturing network. Next, Endo will pursue selective acquisitions or business development opportunities to expand Endo’s portfolio in Endo’s core growth areas and accelerate growth. Finally, Endo intends to use excess cash to pay down debt.
Several factors will be critical for the successful implementation of Endo’s strategy including executing the targeted strategies to deliver XIAFLEX® on-market growth; obtaining favorable XIAFLEX® clinical trial outcomes for new indications in development; progressing the development and launch of the Sterile Injectables pipeline products on a timely basis; implementing necessary capability enhancements; experiencing no significant performance issues with key third-party partners; and continuing to maintain a fully engaged, high-performing global team.
Endo’s Competitive Strengths
Endo believes Endo’s competitive strengths include Endo’s:
Large and Diversified Portfolio of Durable On-Market Products.   Endo has a large, durable and diversified portfolio of approximately 180 on-market products across all four of Endo’s reportable segments. These products are used for the treatment of medical conditions across a wide variety of therapeutic areas in over 95% of U.S. hospitals. While Endo does have a small number of large and growing on-market products such as XIAFLEX®, which is protected by a durable patent estate that extends into the late 2030s, most of Endo’s portfolio is made up of mature and non-promoted products that Endo believes can deliver steady cash flows over the longer-term with little investment. Endo believes these products will continue to be a durable source of cash flow that can be reinvested to further grow the business.

Robust Product Pipeline.   Endo has a robust pipeline of innovative and potentially differentiated product candidates primarily across Endo’s Branded Pharmaceuticals and Sterile Injectables segments. Within Endo’s Branded Pharmaceuticals segment, Endo is currently developing XIAFLEX® for additional indications including plantar fibromatosis currently in Phase 3, plantar fasciitis recently completing a Phase 2 proof-of-concept study and other potential indications, including hammer toe, urethral stricture and arthrofibrosis of the knee post arthroplasty, which are in pre-clinical development.
The plantar fibromatosis Phase 2 clinical study did not meet statistical significance in its primary endpoint, though a large patient subpopulation showed statistically significant improvement post-hoc across a majority of endpoints tested and there were no treatment-related serious adverse events. This analysis was used to design and initiate the Phase 3 clinical program.
In October 2024, Endo received results from its Phase 2 dose-ranging clinical study of CCH in participants with plantar fasciitis. While study participants receiving one treatment of CCH 0.6 mg showed numerical improvement from baseline on the Pain Intensity Numeric Rating Scale (“NRS”) average daily pain score compared to placebo, the difference was not statistically significant.
Though the Phase 2 study did not achieve its primary endpoint, the results were informative and, based on a post-hoc analysis, clinically meaningful for a subpopulation of patients — those with moderate to severe plantar fasciitis pain as determined by Foot Function Index subscales. Endo is continuing its evaluation to determine next steps.
Endo also has method of use patent applications on future indications that, if issued, are expected to expire in the early 2040s and potentially beyond which may add to the durability of XIAFLEX®. Endo’s remaining pipeline consists mainly of a variety of product candidates in Endo’s Sterile Injectables and Generic Pharmaceuticals segments. As of December 31, 2024, within these two segments, Endo was actively pursuing approximately 45 product candidates, including: (i) approximately eight ANDAs pending with the FDA, as well as (ii) greater than 30 additional projects in development. Approximately 90% of the product candidates are associated with Endo’s Sterile Injectables segment, including RTU and other more differentiated product candidates.
Proven Scalable Capabilities.   Endo has extensive commercial capabilities with an experienced sales and marketing team of approximately 200 professionals that primarily focuses on the promotion of certain products within Endo’s Specialty Products portfolios through a targeted, product-dependent approach. In addition, Endo has well-established patient support services and an experienced field reimbursement capability that can help to improve patient outcomes by helping healthcare providers navigate through the various aspects of reimbursement and coverage requirements for Endo’s Specialty Products portfolio. Endo’s proven formulation and product development know-how, strong project management and clinical development and regulatory expertise can be leveraged across Endo’s entire portfolio. Additionally, Endo has an efficient, high-quality and modernized manufacturing network, including four manufacturing facilities in the United States and three manufacturing facilities in India, that is capable of supporting an array of dosage forms. Although a large number of Endo’s products are manufactured by third parties, approximately 70% of Endo’s total revenues in the year ended December 31, 2024 was from products, including XIAFLEX®, that were manufactured in Endo’s facilities. Endo believes this comprehensive suite of capabilities increases the likelihood of success in commercializing complex and high-barrier-to-entry products that have the potential for more durable cash flows, provides Endo with a broader and more diversified product portfolio and allows Endo greater flexibility in the selection of targets for potential development.
Significantly Improved Balance Sheet and Strong Cash Flow Generation.   As a result of the consummation of the Plan on the Plan Effective Date, Endo has a more flexible, de-levered balance sheet with substantially reduced indebtedness. As a result of the consummation of the Plan, as of December 31, 2024, Endo has $2.5 billion of funded indebtedness in the form of a new money first lien secured debt financing (as amended, collectively, the “Exit Financing Debt”), $1.5 billion of which as of December 31, 2024 bears interest at a rate per annum equal to, at Endo’s option, (x) Term SOFR plus a range of 3.75% to 4.00% or (y) an alternate base rate plus a range of 2.75% to 3.00%, in each case based upon Endo’s First Lien Net Leverage Ratio (as defined in the Amended Credit Agreement), and $1.0 billion of which bears interest at 8.500% per annum. In addition, upon consummation of the Plan, opioid, mesh and other claims against Endo were discharged and channeled to certain settlement trusts in accordance with the Plan, with minimal obligations remaining, most of which are contingent upon business performance, thereby resolving substantially all of Endo’s litigation contingencies. Endo had $113.4 million, $(744.6) million, $435.1 million and $269.2 million of net cash provided by (used in) operating activities for the Successor year ended December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively. As a result of the consummation of the Plan, Endo believes Endo’s restructured and de-levered balance sheet provides Endo with a go-forward capital structure that will allow Endo the flexibility to use Endo’s strong cash flow in a disciplined way to fund Endo’s organic growth, pursue external opportunities to expand Endo’s portfolio and accelerate growth in Endo’s core areas, and to pay down debt and further de- lever Endo’s balance sheet, in addition to servicing the interest payments on Endo’s new debt and funding the payment obligations under the Plan that were not fully funded on the Plan Effective Date. Given Endo’s strong cash flow generation historically, Endo does not expect that Endo’s interest payments and future payment obligations under the Plan will erode Endo’s cash reserves.
Experienced and Dedicated Management Team.   Endo has a highly skilled and customer-focused management team in critical leadership positions with the experience, track record and comprehensive understanding of Endo’s business to execute strong performance. Endo’s senior management team has extensive experience in the pharmaceutical industry, including improving business performance through organic revenue growth, operational and commercial excellence and through the identification, consummation and integration of licensing and acquisition opportunities. This experience is demonstrated through a proven track record of developing and commercializing products across all segments, including approximately 45 products in Endo’s Sterile Injectables and Generic Pharmaceuticals segments within the past five years. Most of Endo’s senior management team held leadership roles at Endo International plc preceding the bankruptcy proceedings, remained in such roles through the bankruptcy proceedings and continue in such roles post-emergence. None of Endo’s senior management team held leadership roles at Endo International plc during the period covering the events related to the claims filed in the Chapter 11 Cases by the United States that were subject to the resolution reached with the DOJ, described in the section entitled “Risk Factors — Risks Related to Endo — The settlement reached with the DOJ in resolution of its pre-bankruptcy criminal and civil investigations of certain Debtors may lead to further disciplinary action” beginning on page [•] of this joint proxy statement/prospectus.
Products Overview
Branded Pharmaceuticals
The following table displays the revenues from external customers of Endo’s Branded Pharmaceuticals segment (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Specialty Products:
XIAFLEX®	$362,985	$152,638	$475,014	$438,680
SUPPRELIN® LA	59,307	26,213	96,849	113,011
Other Specialty(1)	36,147	21,120	73,797	70,009
Total Specialty Products	$458,439	$199,971	$645,660	$621,700
Established Products:
PERCOCET®	$63,486	$33,892	$106,375	$103,943
TESTOPEL®	27,872	13,225	42,464	38,727
Other Established(2)	60,413	32,626	64,588	86,772
Total Established Products	$151,771	$79,743	$213,427	$229,442
Total Branded Pharmaceuticals(3)	$610,210	$279,714	$859,087	$851,142

(1)
Products included within Other Specialty include, but are not limited to, AVEED®.

(2)
Products included within Other Established include, but are not limited to, EDEX®.

(3)
Individual products presented above represent the top two performing products in each product category for the 2024 periods presented and/or any product having revenues in excess of $25 million during any quarter presented for 2024 or 2023.

Specialty Products Portfolio
Endo commercializes a number of products within the market served by specialty distributors and specialty pharmacies and in which healthcare practitioners can purchase and bill payers directly (the buy and bill market). Endo’s current offerings primarily relate to the following areas: (i) urology treatments, which currently focus mainly on Peyronie’s disease (“PD”) and testosterone replacement therapies (“TRT”) for hypogonadism; (ii) orthopedics treatments, which currently focus on Dupuytren’s contracture (“DC”); and (iii) pediatric endocrinology treatments, which currently focus on central precocious puberty (“CPP”). Key product offerings in this portfolio include the following:
•
XIAFLEX®, which is a non-surgical treatment for both PD (for adult men with a collagen plaque and a penile curvature deformity of thirty degrees or greater at the start of therapy) and DC (for adult patients with an abnormal buildup of collagen in the fingers that limits or disables hand function).

•
SUPPRELIN® LA, which is a soft, flexible 12-month hydrogel implant based on Endo’s hydrogel polymer technology that delivers histrelin acetate, a gonadotropin-releasing hormone agonist, and is indicated for the treatment of CPP in children.

•
AVEED®, which is a novel, long-acting testosterone undecanoate for injection for the treatment of hypogonadism that is dosed only five times per year after the first month of therapy.

Established Products Portfolio
This portfolio’s current treatment offerings primarily relate to the following areas: (i) pain management, including products in the opioid analgesics segment and for the treatment of pain associated with post-herpetic neuralgia, and (ii) urology, focusing mainly on the treatment of hypogonadism. Key product offerings in this portfolio include, among others, the following:
•
PERCOCET®, which is an opioid analgesic approved for the management of pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate.

•
TESTOPEL®, which is a unique, long-acting implantable pellet indicated for TRT in conditions associated with a deficiency or absence of endogenous testosterone.

•
EDEX®, which is a penile injection used to treat erectile dysfunction caused by conditions affecting nerves, blood vessels, emotions and/or a combination of factors.

Endo’s pain products, including opioid products, are managed as mature brands and are not and have not been actively promoted for years.
Sterile Injectables
The following table displays the revenues from external customers of Endo’s Sterile Injectables segment (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
ADRENALIN®	$60,207	$38,601	$99,910	$114,304
VASOSTRICT®	36,354	34,309	93,180	253,696
Other Sterile Injectables(1)	132,307	59,621	236,473	221,633
Total Sterile Injectables(2)	$228,868	$132,531	$429,563	$589,633

(1)
Products included within Other Sterile Injectables include, but are not limited to, APLISOL®.

(2)
Individual products presented above represent the top two performing products within the Sterile Injectables segment for the 2024 periods presented and/or any product having revenues in excess of $25 million during any quarter presented for 2024 or 2023.

The Sterile Injectables segment includes a product portfolio of approximately 40 product families, including branded sterile injectable products that are currently protected by certain patent rights and have inherent scientific, regulatory, legal and technical complexities and generic injectable products that are difficult to formulate or manufacture or face complex legal and regulatory challenges. Endo’s sterile injectables products are manufactured in sterile facilities in various dosage forms and are administered at hospitals, clinics and long-term care facilities. Key product offerings in this segment include, among others, the following:
•
ADRENALIN®, which is a non-selective alpha and beta adrenergic agonist indicated for emergency treatment of certain allergic reactions, including anaphylaxis. Endo offers ADRENALIN® in multiple formulations, including the RTU premixed bag which launched in October 2024.

•
VASOSTRICT®, which is indicated to increase blood pressure in adults with vasodilatory shock who remain hypotensive despite fluids and catecholamines. Endo offers VASOSTRICT® in multiple formulations, including the RTU premixed bottle which launched in February 2022.

•
APLISOL®, which is a sterile aqueous solution of a purified protein derivative for intradermal administration as an aid in the diagnosis of tuberculosis.

Generic Pharmaceuticals
The Generic Pharmaceuticals segment includes a product portfolio of approximately 80 generic product families including patches (which are medicated adhesive patches designed to deliver the pharmaceutical through the skin), solid oral extended-release products, solid oral immediate-release products, liquids, semi-solids, powders, ophthalmics (which are sterile pharmaceutical preparations administered for ocular conditions) and sprays and includes products that treat and manage a wide variety of medical conditions.
Generic products are the pharmaceutical and therapeutic equivalents of branded products and are generally sold under their generic (chemical) names rather than their brand names. Generic products are substantially the same as branded products in dosage form, safety, efficacy, route of administration, quality, performance characteristics and intended use, but are generally sold at prices below those of the corresponding branded products and thus represent cost-effective alternatives for consumers.
Typically, a generic product may not be marketed until the expiration of applicable patent(s) on the corresponding branded product unless a resolution of patent litigation results in an earlier opportunity to enter the market. For additional detail, see “Governmental Regulation”. However, Endo’s generics portfolio also contains certain authorized generics, which are generic versions of branded products licensed by brand drug companies under an NDA and marketed as generics. Authorized generics do not face the same regulatory barriers to introduction and are not prohibited from sale during the 180-day marketing exclusivity period granted to the first-to-file ANDA applicant. From time to time, Endo’s authorized generics have included generic versions of Endo’s branded products. Endo also aims to be a partner of choice to large companies seeking authorized generic distributors for their branded products.
International Pharmaceuticals
Endo’s International Pharmaceuticals segment includes a variety of specialty pharmaceutical products, including over-the-counter products, sold outside the U.S., primarily in Canada through Endo’s operating company Paladin Pharma Inc.
On March 10, 2025, Endo entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The transaction is expected to close in mid-2025, pending customary regulatory approvals and satisfaction of other customary closing conditions.

Select Development Projects
XIAFLEX®
XIAFLEX® is currently approved by the FDA and marketed in the U.S. for the treatment of both DC and PD (two separate indications). In early 2020, Endo announced that Endo had initiated Endo’s XIAFLEX® development program for the treatment of plantar fibromatosis (“PFI”). In March 2023, Endo announced top-line results from Endo’s Phase 2 clinical study of XIAFLEX® in participants with PFI and initiated the Phase 3 clinical program in the fourth quarter of 2023. Endo also completed a proof-of-concept study in plantar fasciitis (“PFA”) during the third quarter of 2023 and, based on encouraging proof-of-concept study results initiated the Phase 2 clinical study in the fourth quarter of 2023. In October 2024, Endo received results from its Phase 2 dose-ranging clinical study of CCH in participants with plantar fasciitis. While study participants receiving one treatment of CCH 0.6 mg showed numerical improvement from baseline on the NRS average daily pain score compared to placebo, the difference was not statistically significant. Though the Phase 2 study did not achieve its primary endpoint, the results were informative and, based on a post-hoc analysis, clinically meaningful for a subpopulation of patients-those with moderate to severe plantar fasciitis pain as determined by Foot Function Index subscales. Endo is continuing its evaluation to determine next steps.
Endo may in the future develop Endo’s XIAFLEX® product for potential additional indications, advancing Endo’s strategy of developing non-surgical musculoskeletal care interventions.
Other
Endo’s remaining pipeline consists mainly of a variety of product candidates in Endo’s Sterile Injectables and Generic Pharmaceuticals segments. As of December 31, 2024, within these two segments, Endo was actively pursuing approximately 45 product candidates, including: (i) approximately eight ANDAs pending with the FDA, as well as (ii) greater than 30 additional projects in development. Approximately 90% of the product candidates are associated with Endo’s Sterile Injectables segment, including RTU and other more differentiated product candidates.
Endo expects to continue to focus investments in RTU and other differentiated product candidates in Endo’s Sterile Injectables segment, potentially including acquisitions and/or license and commercialization agreements.
Endo’s primary approach to developing products for these two segments is to target high-barrier-to-entry product opportunities, including developing injectable products with inherent scientific, regulatory, legal and technical complexities, as well as developing other dosage forms and technologies as well as first-to-file or first-to-market opportunities that are difficult to formulate or manufacture or face complex legal and regulatory challenges as well as products that meet the evolving needs of hospitals and health systems. Endo expects such product opportunities to result in products that are either the exclusive generic or have fewer generic competitors when launched, which Endo believes tends to lead to more sustainable market share and profitability for Endo’s product portfolio.
Endo periodically reviews Endo’s development projects in order to better direct investment toward those opportunities that Endo expects will deliver the greatest returns. This process can lead to decisions to discontinue certain R&D projects that may reduce the number of products in Endo’s previously reported pipeline. Following a review of expected revenue contribution and investment return, in late 2024, Endo decided to discontinue approximately 15 projects across Endo’s sterile and generic portfolios.
Major Customers
Endo primarily sells Endo’s products to wholesalers, retail drug store chains, supermarket chains, mass merchandisers, distributors, mail order accounts, hospitals and/or government agencies. Endo’s wholesalers and/or distributors purchase products from Endo and, in turn, supply products to retail drug store chains, independent pharmacies, hospitals, long-term care facilities, clinics, home infusion pharmacies, government facilities and MCOs. Endo’s current customer group reflects significant consolidation in recent years, marked by mergers and acquisitions and other alliances. Net revenues from direct customers that accounted for 10% or more of Endo’s total consolidated net revenues are as follows:
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Cencora, Inc., previously known as AmerisourceBergen Corporation(1)	31%	30%	29%	35%
McKesson Corporation	25%	26%	25%	26%
Cardinal Health, Inc.	14%	16%	17%	20%
CVS Health Corporation(1)	17%	16%	16%	4%

(1)
During the second quarter of 2022, CVS Health Corporation finalized the acquisition of ENDO Bioservices from Cencora, Inc. (known as AmerisourceBergen Corporation at the time).

Net revenues from these customers are generally included within each of Endo’s segments. XIAFLEX® sales account for a significant portion of Endo’s net revenues and a significant portion of net revenues from certain of these customers. These customers are generally not contractually obligated to purchase a minimum amount of product from Endo.
Some wholesalers and distributors have required pharmaceutical manufacturers, including Endo, to enter into distribution service agreements (“DSAs”) pursuant to which the wholesalers and distributors provide pharmaceutical manufacturers with certain services as well as certain information including, without limitation, periodic retail demand information, current inventory levels and other information. Endo has entered into certain of these agreements.
Competition
Branded Products
Endo’s branded products compete with products manufactured by many other companies in highly competitive markets.
Endo competes principally through targeted product development and through Endo’s acquisition and in-licensing strategies, where Endo faces intense competition as a result of the limited number of assets available and the number of competitors bidding on such assets. In addition to product development and acquisitions, other competitive factors with respect to branded products include product efficacy, safety, ease of use, price, demonstrated cost-effectiveness, marketing effectiveness, service, reputation and access to technical information.
Branded products often must compete with therapeutically similar branded or generic products or with generic equivalents. Such competition frequently increases over time. For example, if competitors introduce new products, delivery systems or processes with therapeutic or cost advantages, Endo’s products could be subject to progressive price reductions and/or decreased volume of sales. To successfully compete for business, Endo must often demonstrate that Endo’s products offer not only medical benefits, but also cost advantages as compared with other forms of care. Accordingly, Endo faces pressure to continually seek out technological innovations and to market Endo’s products effectively.
Manufacturers of generic products typically invest far less in R&D than research-based companies and can therefore price their products significantly lower than branded products. Accordingly, when a branded product loses its market exclusivity, it normally faces intense price competition from generic forms of the product. Due to lower prices, generic versions, where available, may be substituted by pharmacies or required in preference to branded versions under third-party reimbursement programs.

Branded Pharmaceuticals
This segment’s major competitors, including Viatris Inc. (“Viatris”), Jazz Pharmaceuticals plc (“Jazz”), Takeda Pharmaceutical Company Limited and Amgen, Inc., among others, vary depending on therapeutic and product category, dosage strength and drug-delivery systems, among other factors.
Several of this segment’s products, such as PERCOCET®, TESTOPEL® and SUPPRELIN® LA, face generic and/or other forms of competition. The degree of generic and/or other competition facing this segment could increase in the future.
Sterile Injectables
This segment’s major competitors, including Pfizer Hospital ENDO, Fresenius Kabi USA, LLC, Viatris, Amphastar Pharmaceuticals, Inc., Amneal Pharmaceuticals, Inc. (“Amneal”), Hikma Pharmaceuticals PLC and Sandoz Group AG (“Sandoz”), among others, vary by product. A significant portion of Endo’s sales, including sales to hospitals, clinics and long-term care facilities in the U.S., are controlled by a relatively small number of group purchasing organizations (“GPOs”), including HealthTrust Purchasing Group, L.P., Premier Inc. and Vizient, Inc. Accordingly, it is important for Endo to have strong relationships with these GPOs and achieve on-time product launches in order to secure new bid opportunities.
This segment’s products, including ADRENALIN® and VASOSTRICT®, face generic and/or other forms of competition. During the first quarter of 2022, multiple competitive generic alternatives to VASOSTRICT® were launched, beginning with a generic that was launched at risk and began shipping toward the end of January 2022. Since then, additional competitive alternatives entered the market, including authorized generics. The degree of generic and/or other competition facing this segment is expected to increase in the future.
Generic Products
Generic products generally face intense competition from branded equivalents, other generic equivalents (including authorized generics) and therapeutically similar branded or generic products. Endo’s major competitors, including Teva Pharmaceutical Industries Limited, Viatris, Sandoz, Aurobindo Pharma Limited and Amneal, among others, vary by product.
Consolidations of Endo’s customer base described above under the heading “Major Customers”, beginning on page [•] of this joint proxy statement/prospectus, have resulted in increased pricing and other competitive pressures on pharmaceutical companies, including Endo. Additionally, the emergence of large buying groups representing independent retail pharmacies and other distributors and the prevalence and influence of MCOs and similar institutions have increased the negotiating power of these groups, enabling them to attempt to extract various demands, including, without limitation, price discounts, rebates and other restrictive pricing terms. These competitive trends could continue in the future and could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Newly introduced generic products with limited or no other generic competition typically garner higher prices relative to commoditized generic products. As such, Endo’s primary strategy is to compete with a focus on high-value, first-to-file or first-to-market opportunities, regardless of therapeutic category, and products that present significant barriers to entry for reasons such as complex formulation or regulatory or legal challenges.
Even if Endo is successful in launching generic products with statutory generic exclusivity, competitors may enter the market when such exclusivity periods expire, resulting in significant price declines. Consequently, the success of Endo’s generics efforts depends on Endo’s continuing ability to select, develop, procure regulatory approvals of, overcome legal challenges to, launch and commercialize new generic products in a timely and cost efficient manner and to maintain efficient, high quality manufacturing capabilities.
Seasonality
Although Endo’s business is affected by the purchasing patterns and concentration of Endo’s customers, Endo’s business is not materially impacted by seasonality.

Patents, Trademarks, Licenses and Proprietary Property
Endo regards the protection of patents and other enforceable intellectual property rights that Endo owns or licenses as critical to Endo’s business and competitive position. Accordingly, Endo relies on patent, trade secret and copyright law, as well as nondisclosure and other contractual arrangements, to protect Endo’s intellectual property. Endo has a portfolio of patents and patent applications owned or licensed by Endo that cover aspects of Endo’s products. These patents and applications generally include claims directed to the compounds and/or methods of using the compounds, formulations of the compounds, pharmaceutical salt forms of the compounds or methods of manufacturing the compounds. Endo’s policy is to pursue patent applications on inventions that Endo believes are commercially important to the development and growth of Endo’s business.
Certain patents relating to products that are the subject of approved NDAs are listed in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations” (“Orange Book”). The Orange Book does not include a listing of patents related to biological products approved pursuant to a BLA. Included below is information about certain products for which Endo owns or licenses a BLA along with the date of expiration of certain relevant patents or regulatory exclusivity. In addition, Endo may have other relevant regulatory protection or patents that may extend beyond the expiration dates provided below.
As of March 4, 2025, Endo held approximately: 123 U.S. issued patents, 45 U.S. patent applications pending, 366 foreign issued patents and 142 foreign patent applications pending. In addition, as of March 4, 2025, Endo had licenses for approximately 43 U.S. issued patents, 12 U.S. patent applications pending, 110 foreign issued patents and 40 foreign patent applications pending. Endo is seeking additional patent protection related to several products, including XIAFLEX®. Endo may also obtain further patents or additional regulatory or patent exclusivity for one or more indications for any of Endo’s products in the future.
Endo’s products are subject to different patent expiration dates. For example, patents related to AVEED® expire in 2027 and Endo’s patents related to ADRENALIN® product presentations expire in 2035 and 2039.
While Endo considers Endo’s overall patent portfolio to be important to the operation of Endo’s business, except for Endo’s U.S. patents related to XIAFLEX®, Endo believes that no other single patent or patent portfolio is material to Endo’s business as a whole. XIAFLEX® is a biological product. Endo owns or has licensed rights to patents and patent applications related to XIAFLEX®, including drug product and methods of manufacture patents and patent applications that will expire into the late 2030s. Endo is seeking patent protection in support of the development efforts for a potential PFI indication for XIAFLEX®. Any method of use patent application for treating PFI would expire in the early 2040s. Endo is currently not aware of any material contested proceedings or third-party claims related to Endo’s XIAFLEX® patents.
Endo’s patents provide protection by allowing Endo to exclude others from making, using, selling, offering for sale or importing that which is covered by the patent claims. When patent protection is not feasible, Endo may rely on trade secrets, non-patented proprietary know-how or continuing technological innovation. Many of Endo’s products are sold under trademarks. Endo also relies on confidentiality agreements with Endo’s employees, consultants and other parties to protect, among other things, trade secrets and other proprietary information.
There can be no assurance that Endo’s patents, licenses or other intellectual property rights will afford Endo protection from competition. The expiration of a basic product patent or loss of patent protection resulting from a legal challenge typically results in significant competition from generic products or biosimilars against the originally patented product and can result in a significant reduction in revenues for that product in a very short period of time that may never be reversed. In some cases, however, it is possible to obtain commercial benefits from product manufacturing trade secrets, patents on uses for products, patents on processes and intermediates for the economical manufacture of the active ingredients or patents for special formulations of the product or delivery mechanisms. There can also be no assurance that Endo’s confidentiality agreements will not be breached, that Endo will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that other third parties will not otherwise gain access to Endo’s trade secrets and other intellectual property.

Additionally, any pending or future patent applications made by Endo or Endo’s subsidiaries, Endo’s license partners or entities Endo may acquire in the future are subject to risks and uncertainties. The coverage claimed in any such patent applications could be significantly reduced before the patent is issued and there can be no assurance that any such applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be challenged, circumvented or invalidated. Because unissued U.S. patent applications are maintained in secrecy for a period of eighteen months and certain U.S. patent applications are not disclosed until the patents are issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, Endo cannot be certain of the priority of inventions covered by pending patent applications. Moreover, Endo may have to participate in interference and other inter-partes proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, or in opposition proceedings in a foreign patent office, either of which could result in substantial cost to Endo, even if the eventual outcome is favorable to Endo. There can be no assurance that any patents, if issued, will be held valid by a court of competent jurisdiction. An adverse outcome could subject Endo to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Endo to cease using such technology. See “Risk Factors — Risks Relating to Endo’s Business and Industry — Endo’s ability to protect and maintain Endo’s proprietary and licensed technology, which is vital to Endo’s business, is uncertain”.
Endo may find it necessary to initiate litigation to enforce Endo’s patent rights, to protect Endo’s intellectual property or trade secrets or to determine the scope and validity of the proprietary rights of others. However, litigation is costly and time consuming and there can be no assurance that Endo will prevail. Any successful challenges to Endo’s intellectual property rights may result in a significant loss of revenue. See the section entitled “Note 17/ Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A.
Governmental Regulation
FDA and DEA
The pharmaceutical industry in the U.S. is subject to extensive and rigorous government regulation. The FFDCA, the U.S. Controlled Substances Act (“CSA”) and other federal and state statutes and regulations govern or influence the testing, manufacturing, packaging, labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of pharmaceutical products. Non-compliance with applicable requirements can result in criminal prosecution, fines, civil penalties, recall or seizure of products, total or partial suspension of production and/or distribution, injunctions and refusal of the government to enter into supply contracts or to approve NDAs, ANDAs, BLAs and/or other similar applications.
FDA approval is typically required before any new pharmaceutical or biologic product can be marketed. An NDA or BLA is a filing submitted to the FDA to obtain approval of new chemical entities and other innovations for which thorough applied research is required to demonstrate safety and effectiveness in use. The process generally involves, among other things:
•
completion of preclinical laboratory and animal testing and formulation studies in compliance with the FDA’s Good Laboratory Practice regulations;

•
submission to the FDA of an Investigational New Drug application (“IND”) for human clinical testing, which contains results of nonclinical studies (e.g., laboratory evaluations of the chemistry, formulation, stability and toxicity of the product candidate), together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, and must become effective before human clinical trials may begin in the United States;

•
approval by an independent institutional review board or ethics committee before each trial may be initiated and continuing review during the trial;

•
performance of human clinical trials, including adequate and well-controlled clinical trials in accordance with Good Clinical Practice (“GCP”), the protocol and the IND to establish the safety and efficacy of the proposed product for each intended use;

•
submission to the FDA of an NDA or BLA for marketing approval, which must include data from preclinical testing and clinical trials;

•
satisfactory completion of an FDA pre-approval inspection of the product’s manufacturing processes and facility or facilities and selected clinical investigators, clinical trial sites and/or the clinical trial sponsor to assess compliance with the FDA’s cGMP regulations and GCP, respectively, and/or review of the Chemistry, Manufacturing and Controls section of the NDA or BLA to assess whether the facilities, methods and controls are adequate to preserve the proposed product’s identity, strength, quality, purity and potency;

•
payment of user fees for FDA review of an NDA or BLA unless a fee waiver applies;

•
agreement with the FDA on the final labeling for the product and the design and implementation of any required Risk Evaluation and Mitigation Strategy (“REMS”);

•
satisfactory completion of an FDA advisory committee review, if applicable; and

•
approval by the FDA of the NDA or BLA.

Clinical trials are typically conducted in three sequential phases, although the phases may overlap or be combined. Those phases include:
•
Phase 1 trials, which involve the initial introduction of a new drug product candidate into humans, are initially conducted in a limited number of subjects to test the product candidate for safety, adverse effects, dosage, tolerance, absorption, distribution, metabolism, excretion and other elements of clinical pharmacology in healthy humans or patients.

•
Phase 2 trials typically involve a small sample of the intended patient population to provide enough data to assess the preliminary efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Multiple phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive phase 3 clinical trials. Phase 2 studies are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

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Phase 3 trials are undertaken to gather additional information about effectiveness and safety in an expanded patient population, typically at dispersed study sites, in order to determine the overall risk-benefit ratio of the compound following earlier phase evaluations, which will have provided preliminary evidence suggesting an effective dosage range and acceptable safety profile for the product candidate, and to provide an adequate basis for product labeling.

Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Clinical trials, clinical investigators and the trial sponsor are also subject to regulatory inspections by the FDA and other regulatory authorities to confirm compliance with applicable regulatory standards. The process of completing clinical trials for a new product may take many years and require the expenditures of substantial resources. See “Risk Factors — Risks to Endo’s Business and Industry — The pharmaceutical industry is heavily regulated, which creates uncertainty about Endo’s ability to bring new products to market and imposes substantial compliance costs on Endo’s business”.
As a condition of approval of an NDA or BLA, the FDA may require further studies, or companies may pursue additional studies, including Phase 4 post-marketing studies or post-marketing data reporting, such as evaluating known or signaled safety risks. Results of post-marketing programs may limit or expand the future marketing of the products and result in the FDA requiring labeling changes, including the addition of risk information. Failure to satisfy FDA post-marketing requirements can result in FDA enforcement action, up to and including withdrawal of NDA approval.
For some products, the FDA may require a REMS to confirm that a drug’s benefits outweigh its risks. REMS could include medication guides, physician communication plans or other elements. See “Risk Factors — Risks to Endo’s Business and Industry — The pharmaceutical industry is heavily regulated, which creates uncertainty about Endo’s ability to bring new products to market and imposes substantial compliance costs on Endo’s business”.

In most instances, FDA approval of an ANDA is required before a generic equivalent of an existing or reference-listed drug can be marketed. The ANDA process is abbreviated in that the FDA waives the requirement of conducting complete preclinical and clinical studies and generally instead relies principally on bioequivalence studies. Bioequivalence generally involves a comparison of the rate of absorption and levels of concentration of a generic product in the body with those of the previously approved product. When the rate and extent of absorption of systemically acting test and reference drugs are considered the same under the bioequivalence requirement, the two products are considered bioequivalent and are generally regarded as therapeutically equivalent (so long as the products also have the same active ingredient(s), strength/concentration, dosage form and route of administration), meaning that a pharmacist can substitute the generic product for the reference-listed drug. Under certain circumstances, an ANDA may also be submitted for a product authorized by approval of an ANDA suitability petition. Such petitions may be submitted to secure authorization to file an ANDA for a product that differs from a previously approved product in active ingredient, route of administration, dosage form or strength. In September 2007 and July 2012, the U.S. Congress re-authorized pediatric testing legislation, which now requires ANDAs approved via the suitability petition route to conduct pediatric testing. The timing of final FDA approval of an ANDA application depends on a variety of factors, including whether the applicant challenges any listed patents for the reference-listed drug and whether the manufacturer of the reference-listed drug is entitled to one or more statutory exclusivity periods during which the FDA is prohibited from finally approving generic products. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, thus blocking ANDAs from being approved even after the patent expiration date.
Certain of Endo’s products are or could become regulated and marketed as biologic products pursuant to BLAs. Endo’s BLA-licensed products were licensed based on a determination by the FDA of safety, purity and potency as required under the U.S. Public Health Service Act (“PHSA”). Although the ANDA framework referenced above does not apply to generics of BLA-licensed biologics, there is an abbreviated licensure pathway for products deemed to be biosimilar to, or interchangeable with, FDA-licensed reference biological products pursuant to the U.S. Biologics Price Competition and Innovation Act of 2009 (“BPCIA”). The BPCIA framework was enacted as part of the PPACA. Under the BPCIA, following the expiration of a 12-year reference exclusivity period, the FDA may license, under section 351(k) of the PHSA, a biological product that it determines is biosimilar to, or interchangeable with, a reference product licensed under section 351(a) of the PHSA. Although licensure of biosimilar or interchangeable products is generally expected to require less than the full complement of product-specific preclinical and clinical data required for innovator products, the FDA has considerable discretion over the kind and amount of scientific evidence required to demonstrate biosimilarity and interchangeability.
Some pharmaceutical products are available in the U.S. that are not the subject of an FDA-approved NDA. In 2011, the FDA’s Center for Drug Evaluation and Research (“CDER”) Office of Compliance modified its enforcement policy with regard to the marketing of such “unapproved” marketed products (the “Unapproved Drug Initiative”). Under CDER’s revised guidance, the FDA encourages manufacturers to obtain NDA approvals for such products by requiring unapproved versions to be removed from the market after an approved version has been introduced, subject to a grace period at the FDA’s discretion. This grace period is intended to allow an orderly transition of supply to the market and to mitigate any potential related product shortage. Depending on the length of the grace period and the time it takes for subsequent applications to be approved, this may result in a period of de facto market exclusivity to the first manufacturer that has obtained an approved NDA for the previously unapproved marketed product. In November 2020, the HHS announced that it was withdrawing its Unapproved Drugs Compliance Policy Guidance and terminating the Unapproved Drug Initiative described above, but in May 2021, HHS withdrew the November 2020 termination notice and stated that the FDA would issue new guidance on its enforcement priorities for unapproved marketed products. It is unclear whether or how the Unapproved Drug Initiative may be effectuated or changed under the new U.S. Administration.
Over-the-counter products may, depending on ingredients and proposed label claims, be marketed pursuant to the over-the-counter monograph process or could require NDA or ANDA approval. The over-the-counter monograph process allows for over-the-counter products to be marketed without premarket approval and generally does not require clinical studies. The U.S. Over-the-Counter Monograph Safety, Innovation, and Reform Act, enacted on March 27, 2020, modified this process by introducing administrative orders as a replacement to rulemaking for the development of over-the-counter monographs.

Laws and regulations impacting the pharmaceutical industry are constantly evolving. For example, in December 2019, the Further Consolidated Appropriations Act, 2020 became law. Section 610 of Division N Title I, titled “Actions for Delays of Generic Drugs and Biological Products”, provides generic (ANDA and 505(b)(2)) and biosimilar developers with a private right of action to obtain sufficient quantities of reference product from the brand manufacturer, or a generic or biosimilar manufacturer, necessary for approval of the developers’ generic or biosimilar product. If a generic or biosimilar developer is successful in its suit, the defendant manufacturer would be required to provide sufficient quantities of product on commercially reasonable, market-based terms and may be required to pay the developer’s reasonable attorney’s fees and costs as well as financial compensation under certain circumstances. The purpose of section 610 is to promote competition by facilitating the timely entry of lower-cost generic and biosimilar products. In addition, on March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) in response to the COVID-19 pandemic. Among other provisions, the CARES Act made a number of changes to the FFDCA aimed at preventing drug shortages. Moreover, as a result of the COVID-19 pandemic, there has been increasing political and regulatory scrutiny of foreign-sourced drugs and foreign drug supply chains, resulting in proposed legislative and executive actions, including executive orders, to incentivize or compel drug manufacturing operations to relocate to the U.S. Due to general uncertainty with respect to the current legal, regulatory and policy environment, and specifically regarding positions that the new U.S. administration may take with respect to these issues, Endo is unable to predict the impact of any future legislative, regulatory, third-party payer or policy actions. If enacted, Endo and any third parties Endo might engage may be unable to adapt to any changes implemented as a result of such measures, and Endo could face difficulties in maintaining or increasing profitability or otherwise experience a material adverse impact on Endo’s business, financial condition and results of operations.
A sponsor of an NDA is required to identify, in its application, any patent that claims the drug or a use of the drug subject to the application. Upon NDA approval, the FDA lists these patents in a publication referred to as the Orange Book. Any person that files an ANDA or NDA under Section 505(b)(2) of the FFDCA referencing the approved drug must make a certification in respect to any listed patents for the reference drug. The FDA may not approve such an ANDA or 505(b)(2) application until expiration of the reference drug’s listed patents unless: (i) the applicant certifies that the listed patents are invalid, unenforceable and/or not infringed by the proposed generic drug and gives notice to the holder of the NDA for the listed drug of the basis upon which the patents are challenged and (ii) the holder of the listed drug does not sue the later applicant for patent infringement within 45 days of receipt of notice. Under the current law, if an infringement suit is filed, the FDA may not approve the later application until the earliest of: (i) 30 months after submission; (ii) entry of an appellate court judgment holding the patent invalid, unenforceable or not infringed; (iii) such time as a court may order; or (iv) expiration of the patent.
One of the key motivators for challenging patents is the 180-day marketing exclusivity period granted to the developer of a generic version of a product that is the first to have a substantially complete ANDA received for review by the FDA and whose filing includes a certification that a reference product’s listed patent(s) are invalid, unenforceable and/or not infringed (a Paragraph IV certification) and that otherwise does not forfeit eligibility for the exclusivity. Under the U.S. Medicare Prescription Drug, Improvement, and Modernization Act of 2003, with accompanying Hatch-Waxman amendments to the U.S. Drug Price Competition and Patent Term Restoration Act, this marketing exclusivity would begin to run upon the earlier of the commercial launch of the generic product or upon an appellate court decision in the generic company’s favor or in favor of another ANDA applicant who had filed with a Paragraph IV certification and has tentative approval. In addition, the holder of the NDA for the listed drug may be entitled to certain non-patent exclusivity during which, depending on the type of exclusivity, the FDA either cannot accept or approve an application for a competing ANDA generic product or 505(b)(2) NDA product with the same active moiety. Depending on the exclusivity, the protection may apply to all of the reference drug’s approved conditions of use, or may be limited to a certain condition of use or other protected label information.
The FDA also regulates pharmacies and outsourcing facilities that prepare “compounded” drugs pursuant to section 503A and 503B of the FFDCA, respectively. For instance, under section 503A of the FFDCA, pharmacies may compound drugs for an identified individual based on the receipt of a valid prescription order, or notation approved by the prescribing practitioner, that a compounded product is necessary for the identified patient. Similarly, under section 503B of the FFDCA, outsourcing facilities may compound drugs and sell them to healthcare providers, but not wholesalers or distributors. Although section 503A pharmacies and section 503B outsourcing facilities are subject to many regulatory requirements, compounded drugs are not subject to premarket review by the FDA and, therefore, may not have the same level of safety and efficacy as products subject to premarket review and approval by the FDA. Because they are not subject to premarket review, compounded drugs are frequently lower cost than either branded or generic products.
The FDA enforces regulations to require that the methods used in, and the facilities and controls used for, the manufacture, processing, packing and holding of drugs conform to cGMPs. The cGMP regulations the FDA enforces are comprehensive and cover all aspects of pharmaceutical and biological product manufacturing operations. Compliance with the regulations requires a continuous commitment of time, money and effort in all operational areas.
The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packing, testing and holding of the products subject to NDAs and ANDAs and pre-license inspections of facilities engaged in similar activities for biologic products subject to BLAs. In addition, manufacturers of both pharmaceutical products and APIs used to formulate such products also ordinarily undergo pre-approval inspections. Failure of any facility to pass a pre-approval inspection will result in delayed approval.
Facilities that manufacture pharmaceutical or biological products must be registered with the FDA and all such products made in such facilities must be manufactured in accordance with the latest cGMP regulations. The FDA conducts periodic inspections of facilities to assess the cGMP status of marketed products. Following such inspections, the FDA could issue a Form 483 Notice of Inspectional Observations, which could require modification to certain activities identified during the inspection. If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions. The FDA also may issue an untitled letter as an initial correspondence that cites violations that do not meet the threshold of regulatory significance for a Warning Letter. FDA guidelines also provide for the issuance of Warning Letters for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action.
Imported API and other components needed to manufacture Endo’s products could be rejected by U.S. Customs and Border Protection. In respect to domestic establishments, the FDA could initiate product seizures or request, or in some instances require, product recalls and seek to enjoin or otherwise limit a product’s manufacture and distribution. In certain circumstances, violations could support civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing that company from receiving the necessary licenses to export its products and classifying that company as an unacceptable supplier, thereby disqualifying that company from selling products to federal agencies.
Certain of Endo’s subsidiaries sell products that are “controlled substances” as defined in the CSA and implementing regulations, which establish certain security and recordkeeping requirements administered by the DEA. The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in some of Endo’s products are listed by the DEA as Schedule II or III substances under the CSA. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. Less than 10% of Endo’s total consolidated revenues for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the years ended December 31, 2023 (Predecessor) and 2022 (Predecessor) were from sales of controlled substances.
The DEA limits the availability of the active ingredients that are subject to the CSA used in several of Endo’s products as well as the production of these products. Endo or Endo’s contract manufacturing organizations must annually apply to the DEA for procurement and production quotas in order to obtain and produce these substances. As a result, Endo’s quotas may not be sufficient to meet commercial demand or complete clinical trials. Moreover, the DEA may adjust these quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. See the section entitled “Risk Factors — Risks Related to Endo — The DEA limits the availability of the active ingredients used in many of Endo’s products as well as the production of these products, and, as a result, Endo’s procurement and production quotas may not be sufficient to meet commercial demand or complete clinical trials” of this joint proxy statement/prospectus.
To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Annual registration is required for any facility that manufactures, tests, distributes, dispenses, imports or exports any controlled substance. The facilities must have the security, control, accounting mechanisms and monitoring systems required by the DEA to prevent loss and diversion of controlled substances and to comply with reporting obligations. Failure to maintain compliance can result in enforcement action. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke or restrict those registrations or, with the DOJ, seek to impose civil penalties. In certain circumstances, violations could result in criminal proceedings.
In October 2018, the U.S. Congress enacted the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act (“H.R. 6”). Intended to achieve sweeping reform to combat opioid abuse, H.R. 6, among other provisions, amends related laws administered by the FDA, DEA and the CMS. Among other things, the law: (i) amends requirements related to the FDA’s authority to include packaging requirements in REMS requirements; (ii) increases civil and criminal penalties for manufacturers and distributors for failing to maintain effective controls against diversion of opioids or for failing to report suspicious opioid orders; (iii) requires the DEA to estimate the amount of opioid diversion when establishing manufacturing and procurement quotas; (iv) implements expanded anti-kickback and financial disclosure provisions; and (v) authorizes HHS to implement a demonstration program which would award grants to hospitals and emergency departments to develop, implement, enhance or study alternative pain management protocols and treatments that limit the use and prescription of opioids in emergency departments.
Individual states also regulate controlled substances and Endo, as well as Endo’s third-party API suppliers and manufacturers, are subject to such regulation by several states with respect to the manufacture and distribution of these products.
Coverage and Reimbursement
Sales of Endo’s approved products and any future products of ours will depend, in part, on the extent to which their costs will be covered by third-party payers, such as government health programs, commercial insurance and managed healthcare organizations. The process for determining whether a third-party payer will provide coverage for a pharmaceutical product is typically separate from the process for setting the price of such a product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, each third-party payer may have its own policy regarding what products it will cover, the conditions under which it will cover such products, and how much it will pay for such products. Third-party payers may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a third-party payer’s decision to provide coverage for a drug product does not guarantee what reimbursement rate, if any, will be approved. Patients may be less likely to use Endo’s products if coverage is not provided and reimbursement may not cover a significant portion of the cost of Endo’s products. In addition, even if favorable coverage and reimbursement status is attained for one or more products that receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
In the U.S. and other potentially significant markets for Endo’s products, government authorities and third-party payers are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which may result in lower average selling prices. In some cases, for example, third-party payers try to encourage the use of less expensive generic products through their prescription benefits coverage and reimbursement and co-pay policies. Further, the increased emphasis on managed healthcare in the U.S. and on country-specific and national pricing and reimbursement controls in the EU will put additional pressure on product pricing, reimbursement and usage, which may adversely affect Endo’s future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing coverage and/or reimbursement controls and measures, could have a material adverse impact on Endo’s net product revenues and results of operations.
For example, statutory and regulatory requirements for U.S. government healthcare programs such as Medicaid, Medicare Part B and Part D, and TRICARE govern access and provider reimbursement levels, and provide for other cost- containment measures such as requiring pharmaceutical companies to pay rebates or refunds for certain sales of products reimbursed by such programs, or subjecting products to certain price ceilings. In addition, sales to retail pharmacies under the TRICARE Retail Pharmacy Program are subject to certain price ceilings which require manufacturers to, among other things, pay refunds for prescriptions filled based on the applicable ceiling price limits. Beginning in the first quarter of 2017, pursuant to the Bipartisan Budget Act of 2015, manufacturers are required to pay additional rebates to state Medicaid programs if the prices of their non-innovator products rise at a rate faster than inflation (as continues to be the case for innovator products); this requirement previously existed only as to branded or innovator products.
The federal government may continue to pursue legislation aimed at containing or reducing payment levels for prescription pharmaceuticals paid for in whole or in part with government funds. These efforts could have material consequences for the pharmaceutical industry and Endo. From time to time, legislative changes are made to government healthcare programs that impact Endo’s business. The U.S. Congress continues to examine various Medicare and Medicaid policy proposals that may result in a downward pressure on the prices of prescription products in these programs, including, for example, as part of the IRA, which was enacted in August 2022. However, it is unclear how the IRA will be effectuated or changed under the new U.S. administration or the degree of impact that the IRA will ultimately have upon Endo’s business remains unclear. See the section entitled “Risk Factors — Risks Related to Endo — The availability of third-party reimbursement for Endo’s products is uncertain, and Endo may find it difficult to maintain current price levels. Additionally, the market may not accept those products for which third-party reimbursement is not adequately provided, and government-led efforts may seek to legislate or otherwise effect lower prices for Endo’s products” of this joint proxy statement/prospectus beginning on page [•].
Under the PPACA, pharmaceutical manufacturers of branded prescription products must pay an annual fee to the federal government. Each individual pharmaceutical manufacturer must pay a prorated share of the total industry fee based on the dollar value of its branded prescription product sales to specified federal programs.
In addition, the U.S. pharmaceutical industry has also been significantly impacted by other major legislative initiatives and related political contests. For instance, the PPACA has been subject to court challenges and repeal efforts, some of which have been successful, that have created considerable uncertainties for all businesses involved in healthcare, including Endo’s own. For example, the U.S. Tax Cuts and Jobs Act of 2017 repealed the requirement that individuals maintain health insurance coverage or face a penalty (known as the individual mandate). In June 2021, the U.S. Supreme Court held that state and individual plaintiffs did not have standing to challenge the minimum essential coverage provision of the PPACA; in so holding, the U.S. Supreme Court did not consider larger constitutional questions about the validity of this provision or the validity of the PPACA in its entirety. Ongoing efforts to repeal, substantially amend, eliminate or reduce funding for the PPACA may threaten the stability of the insurance marketplace and may have consequences for the coverage and accessibility of prescription drugs. Further, other legislative changes also have been proposed and adopted since passage of the PPACA. These have, among other things, reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers.
In addition, Endo participates in the 340B Drug Pricing Program (the “340B Program”), the Medicaid Drug Rebate Program, and other federal and state government pricing programs in the U.S. in order to obtain coverage for Endo’s products by certain government health care programs. These programs generally require Endo to make disclosures and to pay substantial rebates or offer Endo’s drugs at substantial discounts to certain purchasers (including “covered entities” purchasing under the 340B Program). Changes to Endo’s obligations under these government pricing programs occur frequently and program requirements are often ambiguous, and Endo cannot predict how future guidance or rules would affect Endo’s profitability (including the potential for increases in Endo’s overall Medicaid rebate liability and the obligation to charge greatly reduced prices to covered entities). For a discussion of the developments impacting Endo’s participation in the 340B program, see the section entitled “Risk Factors — Risks Related to Endo’s Business and Industry — Endo’s reporting and payment obligations under Medicaid and other governmental drug pricing programs are complex and may involve subjective decisions. Any failure to comply with those obligations could subject Endo to penalties and sanctions” beginning on page [•].
Endo is also required to discount Endo’s products to authorized users of the Federal Supply Schedule of the General Services Administration, under which additional laws and requirements apply. These programs require submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas and regulatory guidance, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations, and the guidance governing such calculations is not always clear. Compliance with such requirements can require significant investment in personnel, systems and resources. Failure to properly calculate prices, or to offer required discounts or rebates could subject Endo to substantial penalties.
At the state level, legislatures and regulatory agencies have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biotherapeutic product pricing, including restrictions on pricing or reimbursement at the state government level, limitations on discounts to patients, advance notices of price increases, marketing cost disclosure and transparency measures, and, in some cases, policies to encourage importation from other countries (subject to federal approval) and bulk purchasing. In addition, some states have enacted legislation that requires entities to pay assessments or taxes on the sale or distribution of opioid medications in order to address the misuse of prescription opioid medications or implemented price controls on pharmaceutical manufacturers, including authorities to limit reimbursement for certain drugs. Such efforts may expand to additional states. These laws may materially affect Endo’s sales, marketing, and other promotional activities by imposing administrative and compliance burdens on Endo. In addition, given the lack of clarity with respect to these laws and their implementation, Endo’s reporting actions could be subject to the penalty provisions of the pertinent state and federal authorities.
As a result of these developments and trends, third-party payers are increasingly attempting to contain healthcare costs by limiting coverage and the level of reimbursement of new drugs. These entities could refuse, limit or condition coverage for Endo’s products. Due to general uncertainty in the current regulatory and healthcare policy environment, and specifically regarding positions that the new U.S. administration may take with respect to these issues, Endo is unable to predict the impact of any legislative, regulatory, third-party payer or policy actions, including potential cost containment and healthcare reform measures. In addition, it is also possible that CMS could issue new rulemaking or guidance that would affect the amount of rebates owed under the Medicaid Drug Rebate Program.
Healthcare Fraud and Abuse Laws
Endo is subject to various federal, state and local laws and regulations targeting fraud and abuse in the healthcare industry, violations of which can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs. These laws are potentially applicable to Endo as both a manufacturer and a supplier of products reimbursed by federal healthcare programs, and they also apply to hospitals, physicians and other potential purchasers of Endo’s products. If Endo fails to comply with those laws, Endo could face substantial penalties and Endo’s business, results of operations, financial condition, and prospects could be adversely affected.
The U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Remuneration is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, coupons, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. Under the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, a person or entity need not have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim, including items or services resulting from a violation of 42 U.S.C.

§ 1320a-7b, constitutes a false or fraudulent claim for purposes of the civil FCA, which is discussed below, or the civil monetary penalties statute, which imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The federal Anti-Kickback Statute and implementing regulations provide for certain exceptions for “safe harbors” for certain discounting, rebating or personal services arrangements, among other things, which were amended in 2020. However, the lack of uniform court interpretation of the federal Anti-Kickback Statute, coupled with novel enforcement theories by government authorities and stayed implementation of certain regulatory changes, make compliance with the law difficult. Violations of the federal Anti-Kickback Statute can result in significant criminal fines, exclusion from participation in Medicare and Medicaid and follow-on civil litigation, among other things, for both entities and individuals.
The civil FCA, federal civil monetary penalties law, and similar state laws impose civil and criminal liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the FCA and similar state laws allow a private individual to bring civil actions on behalf of the federal or state government and to share in any monetary recovery. The U.S. Federal Physician Payments Sunshine Act of 2019 and similar state laws impose reporting requirements for various types of payments to physicians and teaching hospitals. Failure to comply with reporting requirements under these and other laws could subject manufacturers and others to substantial civil money penalties. In addition, government entities and private litigants have asserted claims under state consumer protection statutes against pharmaceutical and medical device companies for alleged false or misleading statements in connection with the marketing, promotion and/or sale of pharmaceutical and medical device products, including state investigations of Endo International plc regarding vaginal mesh devices previously sold by certain of Endo’s operating subsidiaries and investigations and litigation by certain government entities regarding the prior promotional practices of certain of Endo’s operating subsidiaries with respect to opioid products.
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Although pharmaceutical companies generally are not considered to be a covered entity or business associate under HIPAA, Endo could be subject to penalties if Endo uses or discloses individually identifiable health information in a manner not authorized or permitted by HIPAA. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.
International Regulations
Through Endo’s international operations, Endo is subject to laws and regulations that differ from those under which Endo operates in the U.S. In most cases, non-U.S. regulatory agencies evaluate and monitor the safety, efficacy and quality of pharmaceutical products, govern the approval of clinical trials and product registrations and regulate pricing and reimbursement. Certain international markets have differing product preferences and requirements and operate in an environment of government-mandated, cost-containment programs, including price controls, such as the Patented Medicine Prices Review Board (“PMPRB”) in Canada.

In Canada, the Regulations Amending the Patented Medicines Regulations (Additional Factors and Information Reporting Requirements) (the “Amendments”) came into force on July 1, 2022. The Amendments made a number of changes to the regulation of Canadian drug prices by the PMPRB. The PMPRB is an administrative board with a mandate to protect Canadians from excessive pricing of patented medicines. Pharmaceutical manufacturers that are patentees are required to report applicable patents and file sales information so the PMPRB can monitor for excessive pricing as long as the product is considered to be a patented medicine. If it is determined the average price for a patented medicine is too high based on pricing tests developed by the PMPRB, a payment must be made to the PMPRB to offset the excessive revenues that were generated and/or the price of the medicine must be reduced. The PMPRB’s authority to regulate the price of a drug product is linked to patent protection, specifically when there is a patent to an invention that is intended or capable of being used for medicine or for the preparation or production of medicine.
Certain governments have placed restrictions on physician prescription levels and patient reimbursements, emphasized greater use of generic products and enacted across-the-board price cuts as methods of cost control.
Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of other governments must be obtained prior to marketing the product in those jurisdictions. The approval process may be more or less rigorous than the U.S. process and the time required for approval may be longer or shorter than in the United States.
Environmental Matters
Endo’s operations are subject to substantial federal, state and local environmental laws and regulations concerning, among other matters, the generation, handling, storage, transportation, treatment and disposal of, and exposure to, hazardous substances. Violation of these laws and regulations, which may change, can lead to substantial fines and penalties. Many of Endo’s operations require environmental permits and controls to prevent and limit pollution of the environment. Endo believes that Endo’s facilities and the facilities of Endo’s third-party service providers are in substantial compliance with applicable environmental laws and regulations. As part of Endo’s corporate responsibility strategy, Endo is committed to operating Endo’s business in a responsible manner that seeks to minimize environmental impact, while promoting the safe, efficient and responsible use of global resources.
Service Agreements
Endo contracts with various third parties to provide certain critical services including manufacturing, packaging, supply, warehousing, distribution, customer service, certain financial functions, certain R&D activities and medical affairs, among others. See the sections entitled “Note 13. License, Collaboration and Asset Acquisition Agreements” and “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A.
Endo primarily purchases Endo’s raw materials for the production and development of Endo’s products in the open market from third-party suppliers. Endo attempts, when possible, to mitigate Endo’s raw material supply risks through inventory management and alternative sourcing strategies. However, some raw materials are only available from one source. Endo is required to identify the suppliers of all raw materials for Endo’s products in the drug applications that Endo files with the FDA. If the raw materials from an approved supplier for a particular product become unavailable, Endo would be required to qualify a substitute supplier with the FDA, which would likely interrupt manufacturing of the affected product. See the section entitled “Risk Factors — Risks Relating to Endo” beginning on page [•] of this joint proxy statement/prospectus for further discussion on the risks associated with the sourcing of Endo’s raw materials.

License & Collaboration Agreements and Acquisitions
Endo continues to seek to enhance Endo’s product line and develop a diversified portfolio of products through product acquisitions and in-licensing or acquiring licenses to products, compounds and technologies from third parties. Endo enters into strategic alliances and collaborative arrangements with third parties, which give Endo rights to develop, manufacture, market and/or sell pharmaceutical products, the rights to which are primarily owned by these third parties. These alliances and arrangements can take many forms, including licensing arrangements, co-development and co-marketing agreements, co-promotion arrangements, research collaborations and joint ventures. Such alliances and arrangements enable Endo to share the risk of incurring all R&D expenses that do not lead to revenue-generating products; however, because profits from alliance products are shared with the counter-parties to the collaborative arrangement, the gross margins on alliance products are generally lower, sometimes substantially so, than the gross margins that could be achieved had Endo not opted for a development partner. Refer to the section entitled “Endo’s Financial Statements — License, Collaboration and Asset Acquisition Agreements” beginning on page [•] for additional information.
Human Capital Resources
As of March 4, 2025, Endo had 3,116 employees. With the exception of approximately 230 production personnel in Endo’s Rochester, Michigan manufacturing facility, Endo’s employees are generally not represented by unions. A three-year collective bargaining agreement with United Steelworkers Local 176, which affects the production personnel in Endo’s Rochester, Michigan manufacturing facility, was ratified on May 31, 2024 and will expire on February 28, 2027. Endo believes that Endo’s relations with Endo’s employees are good.
Information about Endo’s Executive Officers
The following table sets forth, as of March 13, 2025, information about Endo’s executive officers:
Name	Age	Position and Offices
Scott A. Hirsch	48	Interim Chief Executive Officer
Patrick A. Barry	57	Executive Vice President; President Global Commercial Operations
Mark T. Bradley	56	Executive Vice President; Chief Financial Officer
Matthew J. Maletta	53	Executive Vice President; Chief Legal Officer and Secretary
James P. Tursi, M.D.	60	Executive Vice President, Global Research & Development
Scott A. Hirsch was appointed to serve as Endo’s Interim Chief Executive Officer effective August 29, 2024 and has served as a member of the Endo board of directors since April 23, 2024. Mr. Hirsch has over 20 years of experience in healthcare operations, investment management, and financial services. He has served as an executive operator and board member for privately held companies within Blackstone, Bain Capital, and Lauder Partner portfolios. Mr. Hirsch was formerly the CEO of Solta Medical, where he led the business growth, investment cycle, and global infrastructure development for a healthcare company operating in over 50 countries. Prior to Solta Medical, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb. In those roles, he had responsibility for operational performance, capital allocation, strategic planning, M&A, and investor communications. He additionally held the role of President of the Bausch Foundation and Patient Access with oversight of government affairs, product donation, and charitable giving. Prior to Bausch, Mr. Hirsch was a Portfolio Manager at Citadel’s Surveyor Capital fund overseeing investment and risk management decisions for a healthcare investment portfolio. Mr. Hirsch previously served in the investment banking group of Credit Suisse, where he was recognized by Institutional Investor magazine as a top Equity Research Analyst covering Specialty Pharmaceuticals, Biotechnology, and Global Generics companies. Mr. Hirsch began his career as a venture capital operator in product development, sales, and marketing roles at J.P. Morgan Partners and Morgan Stanley Ventures portfolio companies including Medsite, a healthcare technology company that was acquired by WebMD. Mr. Hirsch holds an M.B.A. in Healthcare Management and Finance from The Wharton School and B.F.A. with honors from The Rhode Island School of Design.

Patrick A. Barry served as Executive Vice President; President Global Commercial Operations of Endo International plc from April 2020 and continues to serve as Executive Vice President; President Global Commercial Operations following consummation of the Plan on the Plan Effective Date. In this role, Mr. Barry has responsibility for Endo’s global commercial organization across each of Endo’s four reportable segments, including Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. Mr. Barry previously served as Executive Vice President and Chief Commercial Officer, U.S. Branded Business of Endo International plc from February 2018 to April 2020, after joining Endo International plc in December 2016 as Senior Vice President, U.S. Branded Pharmaceuticals. Prior to joining Endo International plc, Mr. Barry worked at Sanofi S.A. from 1992 until December 2016, holding roles of increasing responsibility in areas such as Sales Leadership, Commercial Operations, Marketing, Launch Planning and Training and Leadership Development. Most recently, Mr. Barry served at Sanofi S.A. as its General Manager and Head of North America General Medicines starting in September 2015 and as Vice President and Head of U.S. Specialty from April 2014 until August 2015. During this time, Mr. Barry oversaw three complex and diverse businesses with responsibility for leading sales and marketing activities for branded and generic products across the U.S. and Canada. Mr. Barry has a diverse therapeutic experience including aesthetics and dermatology, oncology, urology, orthopedics and medical device and surgical experience. Mr. Barry holds a Master of Business Administration degree from Cornell University, Johnson School of Management and a Bachelor of Arts degree in Public Relations and Marketing from McKendree University.
Mark T. Bradley served as Executive Vice President; Chief Financial Officer of Endo International plc from March 2020 and continues to serve as Executive Vice President; Chief Financial Officer following consummation of the Plan on the Plan Effective Date. Mr. Bradley previously served as Senior Vice President, Corporate Development & Treasurer of Endo International plc from June 2017 to March 2020. Mr. Bradley joined Endo International plc in January 2007 as a Finance Director and held various positions of increasing responsibility. Prior to joining Endo International plc, Mr. Bradley spent nearly seven years as a management consultant, most recently with Deloitte Consulting, providing a broad range of strategic and operational advice and services to senior executives across a number of industries. In addition, Mr. Bradley served as a Finance Director for an industrial products company for approximately two years. Mr. Bradley spent the first five years of his career in public accounting at Ernst & Young LLP. Mr. Bradley is a licensed Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Saint Joseph’s University and a Master of Business Administration from The University of Texas at Austin.
Matthew J. Maletta served as Executive Vice President and Chief Legal Officer of Endo International plc from May 2015 until the consummation of the Plan, and as Company Secretary of Endo International plc from June 2020, and continues to serve as Executive Vice President; Chief Legal Officer and Secretary following consummation of the Plan on the Plan Effective Date. Mr. Maletta has global responsibility for all legal matters affecting Endo. Prior to joining Endo International plc in 2015, Mr. Maletta served as Vice President, Associate General Counsel and Corporate Secretary of Allergan. In this position, Mr. Maletta served as an advisor to the Chief Executive Officer and the board of directors and supervised several large transactions, including the $70 billion acquisition of Allergan by Actavis in 2015. Mr. Maletta also played a key role defending Allergan from an unsolicited takeover bid by Valeant Pharmaceuticals and Pershing Square Capital Management in 2014. Mr. Maletta joined Allergan in 2002 and during his tenure, held roles of increased responsibility, including serving as the lead commercial attorney for Allergan’s aesthetics businesses for several years and as Head of Human Resources in 2010. Prior to joining Allergan, Mr. Maletta was in private practice, focusing on general corporate matters, finance, governance, securities and transactions. Mr. Maletta holds a Bachelor of Arts degree in political science from the University of Minnesota, summa cum laude and Phi Beta Kappa, and a Juris Doctor degree, cum laude, from the University of Minnesota Law School.
James P. Tursi, M.D. served as Executive Vice President, Global Research & Development of Endo International plc from January 2022 and continues to serve as Executive Vice President, Global Research & Development following consummation of the Plan on the Plan Effective Date. In this role, Dr. Tursi is responsible for leading global research & development, medical affairs and regulatory operations. Prior to joining Endo International plc, Dr. Tursi held senior leadership roles at Ferring Pharmaceuticals USA, Antares Pharmaceuticals and Aralez Pharmaceuticals. Prior to Aralez, Dr. Tursi was Chief Medical Officer and Vice President of Clinical R&D at Auxilium Pharmaceuticals until its acquisition by Endo International plc in 2015. Dr. Tursi practiced medicine and surgery for over ten years and created a medical education company, I Will Pass®, which assisted physicians in the process of board certification. Dr. Tursi performed his residency in Gynecology and Obstetrics at the Johns Hopkins Hospital, holds a Bachelor of Science degree in Chemistry and Biology from Ursinus College and a Doctor of Medicine degree from the Medical College of Pennsylvania. Dr. Tursi is a member of the Ideal Image and Metavia, Inc. (formerly, NueroBo Pharmaceuticals) Boards of Directors.
Previously, Dr. Tursi served as a member of the Agile Therapeutics, Inc. Board of Directors from October 2014 to October 2022.
Endo has employment agreements with each of Endo’s executive officers.
Properties
This section provides information about the location and general character of Endo’s principal physical properties at December 31, 2024.
Endo’s global headquarters is located in Malvern, Pennsylvania which is a leased facility. The Malvern lease is described in more detail in the section entitled “Note 10. Leases” of the Consolidated Financial Statements attached as Annex A. This location supports each of Endo’s reportable segments. Endo’s segments conduct certain additional business functions, including quality assurance, supply chain, clinical development and R&D, manufacturing, distribution, and administration, at locations throughout the U.S. and select global markets. Additional information about the properties of Endo’s reportable segments is set forth below:
•
Branded Pharmaceuticals: This segment also conducts certain operations in the U.S. through leased and owned manufacturing properties in Pennsylvania, New Jersey, New York and Michigan, as well as certain administrative and R&D functions through leased properties in Pennsylvania.

•
Sterile Injectables: This segment also conducts certain manufacturing, quality assurance, R&D and administrative functions in the U.S. through owned and leased properties in Michigan, as well as certain R&D and administrative functions in New Jersey and India in the same facilities as Endo’s Generic Pharmaceuticals segment, as discussed below.

•
Generic Pharmaceuticals: This segment also conducts certain administrative functions through a leased property in New Jersey, as well as significant R&D operations and manufacturing and administrative functions in India through owned and leased facilities in Chennai, Indore and Mumbai.

•
International Pharmaceuticals: This segment’s operations are currently conducted through Paladin’s leased headquarters in Montreal, Canada.

As of December 31, 2024, Endo’s owned and leased properties consist of approximately 1.1 million and 0.5 million square feet, respectively. Endo believes that their properties are suitable and adequate to support their current and projected operations in all material respects.:
Legal Proceedings
In April 2025, Endo USA received subpoenas from the United States Department of Justice’s Consumer Protection Branch seeking documents and information, if any, related to the marketing and promotion of Supprelin® LA from January 2020 through the present for certain unapproved uses, including transgender care and gender dysphoria. Endo plans to cooperate with the subpoena, including to the extent that Endo USA serves as custodian of records for Endo Pharmaceuticals Inc. with respect to the period from January 2020 through the Plan Effective Date. Other legal proceedings related to Endo are described in the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A.

ENDO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations describes the principal factors affecting the results of operations, liquidity and capital resources and critical accounting estimates of Endo.
This section omits discussions about 2022 items and comparisons between 2023 and 2022. Such discussions can be found in Endo’s Registration Statement.
The discussions in this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Endo’s audited Consolidated Financial Statements and the related Notes thereto, attached as Annex A. Except for the historical information contained in this joint proxy statement/prospectus, including the following discussion, this joint proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Statement Regarding Forward — Looking Statements” beginning on page [•].
Unless otherwise indicated or required by the context, references throughout to “Endo” or the “Successor” refer to Endo, Inc. and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Plan Effective Date. References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, refer to the predecessor entity to Endo for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Plan Effective Date.
EXECUTIVE SUMMARY
This executive summary provides highlights from the results of operations for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 that follow:
•
Total revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 were $1,178.2 million and $582.0 million, respectively, compared to $2,011.5 million in 2023 (Predecessor), as competition resulted in a net decrease in revenue in the Generic Pharmaceuticals and Sterile Injectables segments, partially offset by increased revenues in Endo’s Branded Pharmaceuticals segment driven by increased revenues from XIAFLEX®.

•
Gross margin percentages for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 were (0.5)% and 55.4%, respectively, compared to 53.0% in 2023 (Predecessor). The decrease for the Successor year ended December 31, 2024 is primarily due to the impact from amortization of inventory step up, which represents approximately 52.0% of total revenues.

•
Selling, general and administrative expenses for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 were $382.6 million and $158.4 million, respectively, compared to $567.7 million in 2023 (Predecessor). The decrease is primarily due to decreased employee separation, continuity and other benefit-related charges as well as the effects of the acceleration of remaining unrecognized compensation expense during the first quarter 2023 related to the cancellation of all then-outstanding equity award instruments.

•
Asset impairment charges for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 were $243.6 million and $2.1 million, respectively, compared to $0.5 million in 2023 (Predecessor). The charges during the Successor year ended December 31, 2024 were primarily related to Sterile Injectables and Generic Pharmaceuticals indefinite-lived intangible assets.

•
Endo reported Loss from continuing operations of $730.9 million and Income from continuing operations of $6,190.5 million, respectively, for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024, compared to Loss from continuing operations of $2,447.8 million in 2023 (Predecessor).

Additionally, the following summary highlights certain recent developments that have resulted in and/or could in the future result in fluctuations in Endo’s results of operations and/or changes in Endo’s liquidity and capital resources:
•
The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan on the Plan Effective Date. As a result of the Plan, on the Plan Effective Date, Endo’s capital structure now includes: (i) a $400 million New Revolving Credit Facility; (ii) a $1,500 million New Term Facility; and (iii) New Senior Secured Notes in the aggregate principal amount of $1,000 million, due in 2031. In addition, on the Plan Effective Date, all equity interests of Endo International plc that were outstanding immediately prior to the Plan Effective Date were terminated and canceled and Endo issued common stock at a par value of $0.001 per share to first lien creditors and holders of second lien deficiency claims and unsecured notes claims in exchange for the satisfaction of their claims. All cash required for payments made by Endo International plc (or Endo) under the Plan on the Plan Effective Date was obtained from cash on hand and proceeds of the First Lien Rights Offering, GUC Rights Offering and Exit Financing Debt. Refer to the section entitled “Note 2. Effectiveness of the Plan of Reorganization” of the Consolidated Financial Statements attached as Annex A for additional information about the effects of the Plan.

•
Endo has qualified for and applied fresh start accounting on the Plan Effective Date. With the application of fresh start accounting, Endo allocated the reorganization value to Endo’s individual assets and liabilities based on their estimated fair values. The Plan Effective Date fair values of Endo’s assets and liabilities differed materially from their recorded values as reflected on the historical balance sheets. The application of fresh start accounting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. Accordingly, Endo’s financial statements and notes thereto after the Plan Effective Date are not comparable to Endo’s financial statements and notes prior to that date. To facilitate Endo’s discussion and analysis of Endo’s results of operations herein, Endo refers to the reorganized company as the “Successor” for periods subsequent to the Plan Effective Date, and “Predecessor” for periods prior to the Plan Effective Date. Furthermore, Endo’s presentation herein includes a “black line” division to delineate the lack of comparability between the Predecessor and Successor periods.

•
In September 2020, Endo International plc and/or certain of its subsidiaries entered into a manufacturing and services agreement with Novavax, Inc. (Novavax), pursuant to which Endo International plc and/or certain of its subsidiaries would provide fill-finish manufacturing services at Endo’s plant in Rochester, Michigan for Novavax’s COVID-19 vaccine candidate. In April 2023, Endo International plc and/or certain of its subsidiaries executed, and the Bankruptcy Court approved, a Settlement Agreement and Release of Claims with Novavax (the Novavax Settlement Agreement) to resolve a dispute under the manufacturing and services agreement. In connection with the Plan Effective Date of the Novavax Settlement Agreement, Novavax paid cash and transferred certain other non-cash consideration, with a total value of $33 million, which was recorded as revenue in the Consolidated Statements of Operations in the second quarter of 2023 and is reflected in the Sterile Injectables segment.

•
In November 2021, Endo International plc and/or certain of its subsidiaries entered into the U.S. Government Cooperative Agreement to expand Endo’s Sterile Injectables segment’s fill-finish manufacturing production capacity and capabilities at Endo’s Rochester, Michigan facility to support the U.S. government’s national defense efforts regarding production of critical medicines advancing pandemic preparation. The U.S. Government Cooperative Agreement has been transitioned to Endo and/or certain of its subsidiaries. Refer to the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A.

•
During the year ended December 31, 2023, multiple competitors launched alternative generic versions of varenicline tablets. These launches began to impact both Endo International plc’s market share and product price toward the middle of the first quarter of 2023, and the effects of additional subsequent competition has accelerated both price and volume erosion within the overall market.

•
Endo International plc was the subject of various legal proceedings, including with regard to the sale, marketing and/or distribution of prescription opioid medications, which are further discussed herein. For the Predecessor periods presented, the results reflect Endo International plc’s best estimate of the allowed claims related to the contingencies associated with these litigation claims against Endo International plc and its subsidiaries. Pursuant to the Plan, on the Plan Effective Date thereof, all such claims against the Debtors were discharged and resolved in accordance with the Plan. For further discussion, refer to the sections entitled “Note 1. Basis of Presentation”, “Note 2. Effectiveness of the Plan of Reorganization” and “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A, as well as the section entitled “Risk Factors — Risks Related to Endo’s Business and Industry” beginning on page [•].
RECENT DEVELOPMENTS
On March 10, 2025, Endo entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The total consideration for the transaction is up to $99 million, which includes an upfront cash payment of approximately $84 million, subject to certain hold backs and adjustments, and up to an additional $15 million in potential future payments contingent upon the achievement of certain milestones. The transaction is expected to close in mid-2025, pending customary regulatory approvals and satisfaction of other customary closing conditions.
On March 13, 2025, Endo and Mallinckrodt entered into the Transaction Agreement to effectuate a combination of the respective companies. Under the terms of the agreement, upon completion of the combination transaction, Endo stockholders will receive Mallinckrodt ordinary shares and their pro rata share of cash, totaling $80 million (subject to an adjustment of up to an additional $20 million) in the aggregate, for each share of Endo common stock owned as of the specified record date, such that upon completion of the combination transaction, Mallinckrodt will be the parent entity of the combined group and Mallinckrodt shareholders are expected to own an amount equal to 50.1%, and Endo stockholders are expected to own an amount equal to 49.9%, of the combined company. Mallinckrodt will continue as the holding company for the combined business, and Endo will become a wholly owned subsidiary of Mallinckrodt, with all of Mallinckrodt’s operating assets being contributed to Endo or its subsidiaries.
The transaction is expected to close in the second half of 2025, subject to approval by shareholders of both companies, regulatory approvals and customary closing conditions.
At this time, it is impracticable to accurately predict the extent of the potential accounting and financial reporting effects of the Transaction Agreement on Endo’s financial statements and operating results in future periods. However, subject to the completion of the transaction, Endo anticipates that the financial statements and operating results of the combined company subsequent to the closing will be significantly different from Endo’s historical financial statements and operating results in periods prior to the closing of the transaction.
RESULTS OF OPERATIONS
Consolidated Results Review
In accordance with Accounting Standards Codification Topic 852, Reorganizations (ASC 852), the results of operations are presented separately for the Predecessor and Successor periods in the Consolidated Statements of Operations. While Endo’s normal business operations continued uninterrupted between the Predecessor and Successor periods, the Predecessor and Successor financial statements, including the results of operations, are not comparable in many respects. For example, Endo will not apply the provisions of ASC 852, Reorganizations in the Successor period. Further, as a result of fresh start accounting, Endo’s assets, including Endo’s inventory, long-lived tangible and intangible assets and Endo’s liabilities, including debt, and contingent consideration, among others, were adjusted to their estimated fair values on the Plan Effective Date. These fair value adjustments and the corresponding subsequent impact on the Successor results of operations have caused the Successor results of operations to be disproportionately impacted compared to the Predecessor, most notably within Cost of sales, as a result of: (i) the amortization of inventory step up; (ii) increased amortization of intangible assets; and (iii) increased depreciation of fixed assets. Additionally, the Successor results of operations are disproportionately impacted compared to the Predecessor as a result of interest expense, due to the Exit Financing Debt. Other financial statement line items, such as Total revenues, net, Selling, general & administrative costs and Research and development costs are generally unaffected by the effects of fresh start accounting. Further, the 2024 Predecessor and

Successor periods each only reflect partial year to date of operating activity and results. As a result, in Endo’s discussion of the results of operations on a consolidated and segment basis below, Endo may at times describe the results of operations for the Predecessor and Successor in 2024 on a combined or aggregate basis, or describe common themes among the periods, and compare those results to the results in the corresponding Predecessor in 2023. Endo believes this discussion will facilitate an understanding of the results of continuing operations and trends in Endo’s business while also providing a reader insight into the underlying effects of the application of fresh start accounting that affect the comparability of certain financial statement line items between the respective periods. The discussion of combined 2024 Predecessor and Successor results of operations is solely to facilitate comparison to prior periods and is not intended to be indicative of the results of operations of Endo’s business going forward.
The following table displays Endo’s revenue, gross margin, gross margin percentage and other pre-tax expense or income (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Total revenues, net	$1,178,166	$581,974	$2,011,518
Cost of revenues	1,184,469	259,552	946,415
Gross margin	$(6,303)	$322,422	$1,065,103
Gross margin percentage	(0.5)%	55.4%	53.0%
Selling, general and administrative	382,629	158,391	567,727
Research and development	70,715	32,022	115,462
Acquired in-process research and development	1,750	750	—
Litigation-related and other contingencies, net	203	200	1,611,090
Asset impairment charges	243,635	2,103	503
Acquisition-related and integration items, net	2,370	(196)	1,972
Interest expense (income), net	164,051	(2)	—
Reorganization items, net	—	(6,125,099)	1,169,961
Other (income) expense, net	(9,769)	5,262	(9,688)
(Loss) income from continuing operations before income tax	$(861,887)	$6,248,991	$(2,391,924)
Total revenues, net.   The decrease in revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily due to competitive pressures in Endo’s Generic Pharmaceuticals segment across multiple products including varenicline tablets and dexlansoprazole delayed release capsules and Sterile Injectables segment driven primarily by VASOSTRICT®, as well as impact of the prior year Novavax Settlement Agreement. These decreases were partially offset by increased revenues from lidocaine patch 5% and XIAFLEX® in Endo’s Generic Pharmaceuticals segment and Branded Pharmaceuticals segment, respectively. Endo’s revenues are further disaggregated and described below under the heading “Business Segment Results Review” beginning on page [•] of this joint proxy statement/prospectus.

Cost of revenues and gross margin percentage.   Cost of revenues includes certain amounts that impact its comparability among periods, as well as the comparability of gross margin percentage. The following table summarizes such amounts (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Acquisition & divestitures(1)	$786,530	$15,081	$255,933
Restructuring or similar transactions(2)	1,897	—	4,515
Other	—	1	—
Total	$788,427	$15,082	$260,448

(1)
Cost of revenue amounts characterized as Acquisitions & divestitures primarily includes amortization of intangible assets, and in periods where applicable, inventory step-up amortization. Successor amortization of intangible assets and inventory step-up are impacts of fresh start accounting and are not comparable to the Predecessor. Predecessor amortization expense historically fluctuated based on changes in the total amount of amortizable intangible assets and the rate of amortization in effect for each intangible asset, both of which varied based on factors such as the amount and timing of acquisitions, dispositions, asset impairment charges, transfers between indefinite- and finite-lived intangibles assets, changes in foreign currency rates and changes in the composition of Endo’s intangible assets impacting the weighted average useful lives and amortization methodologies being utilized.

(2)
Restructuring or similar transactions primarily relate to continuity and separation benefits, cost reductions and/or strategic review initiatives that occur from time to time and are not comparable from period to period.

The increase in Cost of revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily due to the amortization of inventory step-up, which did not exist in the Predecessor periods presented. This increase in the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 is partially offset by decreased inventory provisions compared to 2023 (Predecessor).
The decrease in gross margin percentage for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily due to amortization of inventory step-up.
Selling, general and administrative expenses.   The decrease for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily due to a net decrease in employee separation, continuity and other benefit-related charges. In addition, 2023 (Predecessor) includes the effects of the acceleration of remaining unrecognized compensation expense during the first quarter 2023 related to the cancellation of all then-outstanding equity award instruments of Endo International plc, which did not recur in 2024. These decreases are partially offset by legal and accounting professional fees incurred in preparation of Endo’s anticipated future listing on a national exchange and implementation of fresh start accounting, compared to 2023 (Predecessor).
R&D expenses.   The decrease in R&D for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily driven by the timing of certain project spending, as well as nonrecurring contractual credits that were received during Q3 2024.
Total R&D expenses for the Successor year ended December 31, 2024, Predecessor period from January 1, 2024 through April 23, 2024 and 2023 (Predecessor) include $38.7 million, $15.4 million and $54.9 million, respectively related to Endo’s Branded Pharmaceuticals development projects, certain of which are further described below.

Endo continues to invest in Endo’s Branded Pharmaceuticals segment. In early 2020, Endo announced that Endo had initiated Endo’s XIAFLEX® development program for the treatment of PFI. In March 2023, Endo announced top-line results from Endo’s Phase 2 clinical study of XIAFLEX® in participants with PFI and Endo initiated the Phase 3 clinical program in the fourth quarter of 2023.
Endo also completed a Phase 1 proof-of-concept study in plantar fasciitis (PFA) during the third quarter of 2023 and, based on encouraging proof-of-concept study results, initiated the Phase 2 clinical study in the fourth quarter of 2023. In October 2024, Endo received results from its Phase 2 dose-ranging clinical study of CCH in participants with plantar fasciitis. While study participants receiving one treatment of CCH 0.6 mg showed numerical improvement from baseline on the NRS average daily pain score compared to a placebo, the difference was not statistically significant. Though the Phase 2 study did not achieve its primary endpoint, the results were informative and, based on a post-hoc analysis, clinically meaningful for a subpopulation of patients-those with moderate to severe plantar fasciitis pain as determined by Foot Function Index subscales. Endo is continuing to evaluate to determine next steps.
Endo may in the future develop Endo’s XIAFLEX® product for potential additional indications, such as arthrofibrosis of the knee or hammer toe, advancing Endo’s strategy of developing non-surgical musculoskeletal care interventions.
The remaining R&D expenses for these periods were primarily related to Endo’s Sterile Injectables segment. No individual development project in the Sterile Injectables segment has incurred direct R&D expenses that exceeded 5% of total R&D expenses for the periods presented. Refer to the section entitled “Endo’s Business-Overview” beginning on page [•] for further information about the Sterile Injectables pipeline.
As Endo’s development programs progress, it is possible that Endo’s R&D expenses could increase.
Acquired in-process research and development.   Costs incurred to acquire in-process research and development in an asset acquisition are expensed in the period incurred, which may be at the time of acquisition or when applicable future milestone payments prior to regulatory approval are made. Acquired in-process research and development charges during the Predecessor period from January 1, 2024 through April 23, 2024 represent costs incurred in connection with certain licensing arrangements where the product(s) were in development at the time of acquisition.
Acquired in-process research and development charges could increase in the future, and the amounts of any increases could be material.
Litigation-related and other contingencies, net.   Included within Litigation-related and other contingencies, net in the Predecessor periods are changes to Endo’s accruals for litigation-related charges, which represent the best estimate of allowed claims related to the contingencies associated with various opioid and other litigation claims against Endo International plc and certain of its subsidiaries. Legal proceedings and other contingent matters are described in more detail in the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A. Pursuant to the Plan, on the Plan Effective Date thereof, all such claims against the Debtors were discharged and resolved in accordance with the Plan. For further discussion, refer to sections entitled “Note 1. Basis of Presentation”, “Note 2. Effectiveness of the Plan of Reorganization” and “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A, as well as the section entitled “Risk Factors — Risks Related to Endo’s Business and Industry” beginning on page [•] of this joint proxy statement/prospectus.
Asset impairment charges.   The following table presents the components of Endo’s total Asset impairment charges (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Intangible assets – in process research and development impairment charges	$243,635	$—	$—
Property, plant and equipment impairment charge	—	2,103	503
Total asset impairment charges	$243,635	$2,103	$503

For additional information, refer to the sections entitled “Note 8. Fair Value Measurements” and “Note 12. Goodwill and Other Intangibles” of the Consolidated Financial Statements attached as Annex A, as well as the “Critical Accounting Estimates” section herein.
Acquisition-related and integration items, net.   Acquisition-related and integration items, net primarily consist of the net expense from changes in the fair value of acquisition-related contingent consideration liabilities resulting from changes to Endo’s estimates regarding the timing and amount of the future revenues of the underlying products and changes in other assumptions impacting the probability of incurring, and extent to which Endo could incur, related contingent obligations. See the section entitled “Note 8. Fair Value Measurements” of the Consolidated Financial Statements attached as Annex A for further discussion of Endo’s acquisition-related contingent consideration.
Interest expense, net.   The components of Interest expense (income), net are as follows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Interest expense	$166,443	$394	$991
Interest income	(2,392)	(396)	(991)
Interest expense (income), net	$164,051	$(2)	$—
Interest expense for the Successor year ended December 31, 2024 was primarily attributable to the indebtedness incurred under the Exit Financing Debt on the Plan Effective Date (as further discussed in the section entitled “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A). Beginning during the third quarter of 2022 and continuing through the Plan Effective Date, Endo International plc ceased the recognition of interest expense related to its then-outstanding debt obligations and became obligated to make certain adequate protection payments as a result of the Chapter 11 Cases, which were accounted for as a reduction of the principal balance of the then-outstanding first lien debt instruments. The first lien debt instruments were later adjusted to the estimated allowed claim amount, resulting in a corresponding charge to Reorganization items, net. Refer to the section entitled “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A for further discussion.
Interest income varies primarily based on the amounts of Endo’s interest-bearing investments, such as money market funds, as well as changes in the corresponding interest rates.
Reorganization items, net.   Amounts relate to the net expense or income recognized during Endo International plc’s bankruptcy proceedings required to be presented as Reorganization items, net under ASC 852. section entitled “Note 2. Effectiveness of the Plan of Reorganization” of the Consolidated Financial Statements attached as Annex A for further details.
Other expense (income), net.   The components of Other (income) expense, net are as follows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Net gain on sale of business and other assets	$(6,630)	$(115)	$(10,392)
Foreign currency (gain) loss, net	(2,614)	(376)	1,779
Net loss (gain) from Endo’s investments in the equity of other companies	163	5	(199)
Other miscellaneous, net	(688)	5,748	(876)
Other (income) expense, net	$(9,769)	$5,262	$(9,688)

For additional information on the components of Other expense (income), net, refer to the section entitled “Note 21. Other (Income), Net” of the Consolidated Financial Statements attached as Annex A.
Income tax expense.   The following table displays Endo’s (Loss) income from continuing operations before income tax, Income tax expense and Effective tax rate (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
(Loss) income from continuing operations before income tax	$(861,887)	$6,248,991	$(2,391,924)
Income tax (benefit) expense	$(131,023)	$58,511	$55,862
Effective Tax Rate (calculated)	15.2%	0.9%	(2.3)%
Endo’s tax rate is affected by recurring items, such as tax rates in non-U.S. jurisdictions as compared to the notional U.S. federal statutory tax rate, and the relative amount of income or loss in those various jurisdictions. It is also impacted by certain items that may occur in any given period but are not consistent from period to period.
The income tax benefit of $131.0 million for the Successor year ended December 31, 2024 primarily related to a $96.5 million tax benefit on pre-tax losses outside of the United States (OUS). Additionally, there was a $32.2 million tax benefit associated with a deferred tax benefit on a post-emergence intra-entity transfer.
The income tax expense of $58.5 million for the Predecessor period from January 1, 2024 through April 23, 2024 includes the income tax expense of $19 million related to the impact of the Plan and Fresh Start Adjustments. Related to the impact of the Plan, Endo International plc recorded an income tax benefit of $171.1 million for a release to the historical valuation allowances associated with certain deferred tax assets, $25.6 million from the reduction of certain net deferred tax liabilities and an income tax expense of $3.8 million for the reduction in income tax payable/receivables. These benefits are partially offset by $211.4 million of income tax expense for the deferred tax impact from Fresh Start Adjustments. The Company also recorded income tax expenses of $30.1 million related to increases in accrued interest on uncertain tax positions, $4.2 million Indian capital gain tax on the intercompany transfer of shares, and $9.3 million related to changes in valuation allowances. This was offset by an income tax benefit of $10.3 million associated with a reduction to Endo’s net UTP liability related to a Canadian statute lapse.
The income tax expense of $55.9 million for the Predecessor in 2023 primarily related to an increase in accrued interest on uncertain tax positions.
Endo is incorporated in the U.S. and also maintains subsidiaries in Ireland, Canada, India and Luxembourg. The U.S. Internal Revenue Service (IRS) and other taxing authorities may challenge Endo’s tax positions. Where appropriate, Endo has established reserves for tax-related uncertainties. Uncertain tax positions are reviewed quarterly and adjusted as necessary when events occur that impact potential tax liabilities, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, identification of new issues and issuance of new legislation, regulations or case law.
For additional information on Endo’s income taxes, see the section entitled “Note 22. Income Taxes” of the Consolidated Financial Statements attached as Annex A. For additional information about the effects of the Plan on the Predecessor period January 1, 2024 through April 23, 2024, see the section entitled “Note 3. Fresh Start Accounting” of the Consolidated Financial Statements attached as Annex A.

Discontinued operations, net of tax.   The operating results of Endo International plc’s Astora business, which was resolved to be wound down in 2016, are reported as Discontinued operations, net of tax in the Predecessor Consolidated Statements of Operations. The following table provides the operating results of Astora Discontinued operations, net of tax (in thousands):
	Predecessor
	Period From January 1, 2024 through April 23, 2024	2023
Litigation-related and other contingencies, net	$—	$495
Income (loss) from discontinued operations before income taxes	$182,696	$(2,329)
Income tax benefit	$(142)	$(308)
Discontinued operations, net of tax	$182,838	$(2,021)
The pre-tax income during the Predecessor period January 1, 2024 through April 23, 2024 primarily represents the gain on the resolution of certain mesh-related litigation matters as set forth in the Plan. The pre-tax loss for the Predecessor in 2023 was primarily related to mesh-related legal defense costs. For additional discussion of mesh-related matters, refer to the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A. There are no discontinued operations in the Successor period.
Business Segment Results Review
Revenues, net.   The following table displays Endo’s revenue by reportable segment (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Branded Pharmaceuticals	$610,210	$279,714	$859,087
Sterile Injectables	228,868	132,531	429,563
Generic Pharmaceuticals	291,430	143,677	650,352
International Pharmaceuticals(1)	47,658	26,052	72,516
Total net revenues from external customers	$1,178,166	$581,974	$2,011,518

(1)
Revenues generated by Endo’s International Pharmaceuticals segment are primarily attributable to external customers located in Canada.

Branded Pharmaceuticals.   The following table displays the significant components of Endo’s Branded Pharmaceuticals revenues from external customers (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Specialty Products:
XIAFLEX®	$362,985	$152,638	$475,014
SUPPRELIN® LA	59,307	26,213	96,849
Other Specialty(1)	36,147	21,120	73,797
Total Specialty Products	$458,439	$199,971	$645,660
Established Products:
PERCOCET®	$63,486	$33,892	$106,375
TESTOPEL®	27,872	13,225	42,464
Other Established(2)	60,413	32,626	64,588
Total Established Products	$151,771	$79,743	$213,427
Total Branded Pharmaceuticals(3)	$610,210	$279,714	$859,087

(1)
Products included within Other Specialty include, but are not limited to, AVEED®.

(2)
Products included within Other Established include, but are not limited to, EDEX®.

(3)
Individual products presented above represent the top two performing products in each product category for the 2024 periods presented and/or any product having revenues in excess of $25 million during any quarter presented for 2024 or 2023.

Specialty Products
The increase in XIAFLEX® revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was attributable to increased volumes and net price increases of approximately 5% and 4%, respectively. Increased volumes for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) were primarily the result of higher customer demand in the indications for the treatment of PD and DC.
The decrease in SUPPRELIN® LA revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to decreased volumes due to lower demand and overall market contraction, partially offset by increased net price.
The decrease in Other Specialty revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to decreased volumes of NASCOBAL® Nasal Spray due to product discontinuation.
Established Products
The decrease in PERCOCET® revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to decreased volumes due to lower demand and overall short acting opioid market contraction.
TESTOPEL® revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 are broadly in line with 2023 (Predecessor).
The increase in Established Products revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily related to a favorable nonrecurring gross-to-net reserve adjustment for previously discontinued products and increased royalties, including the achievement of certain contractual sales-based milestones.
Endo’s Established Products portfolio has been and is likely to continue to be affected by ongoing competitive pressures. The effects of competition could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Sterile Injectables.   The following table displays the significant components of Endo’s Sterile Injectables revenues from external customers (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
ADRENALIN®	$60,207	$38,601	$99,910
VASOSTRICT®	36,354	34,309	93,180
Other Sterile Injectables(1)	132,307	59,621	236,473
Total Sterile Injectables(2)	$228,868	$132,531	$429,563

(1)
Products included within Other Sterile Injectables include, but are not limited to, APLISOL®.

(2)
Individual products presented above represent the top two performing products within the Sterile Injectables segment for the 2024 periods presented and/or any product having revenues in excess of $25 million during any quarter presented for 2024 or 2023. No individual product within Other Sterile Injectables has exceeded 5% of consolidated total revenues for the periods presented.

The decrease in ADRENALIN® revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was attributable to decreased net price and volumes of approximately 4% and 5%, respectively, associated with the vial formulation both due to the impacts of continued competition, partially offset by revenues from the RTU premixed bag which launched in October 2024.
The decrease in VASOSTRICT® revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily driven by a 27% cumulative decrease in net price, partially offset by a 2% increase to volumes, reflecting continued competitive pressures.
The decrease in Other Sterile Injectables revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to the nonrecurring Novavax Settlement Agreement, which did not recur in 2024, and continued competitive pressures impacting both net price and volumes across multiple products.
Endo’s Sterile Injectables segment is likely to continue to be affected by ongoing competitive pressures. This could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Generic Pharmaceuticals.   The decrease in Generic Pharmaceuticals revenues for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to competitive pressures on varenicline tablets and dexlansoprazole delayed release capsules, partially offset by increased revenue from lidocaine patch 5% associated with increased volumes from new business opportunities.
In 2023 (Predecessor), varenicline tablets and dexlansoprazole delayed release capsules made up 8% and 6%, respectively, of consolidated total revenues. For both the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 varenicline tablets and dexlansoprazole delayed release capsules each made up less than 5%, respectively, of consolidated total revenues.
Other products in Endo’s Generic Pharmaceuticals segment are also likely to continue to be affected by ongoing competitive pressures. These factors could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Segment adjusted income from continuing operations before income tax.   The following table displays Endo’s Segment adjusted income from continuing operations before income tax (the measure Endo use to evaluate segment performance) by reportable segment (dollars in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Branded Pharmaceuticals	$350,883	$161,592	$459,309
Sterile Injectables	$42,745	$51,977	$157,179
Generic Pharmaceuticals	$67,679	$42,378	$237,870
International Pharmaceuticals	$4,727	$7,735	$16,733

Branded Pharmaceuticals.   The increase in Segment adjusted income from continuing operations before income tax for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to the gross margin effects of the increased revenues further described above.
Sterile Injectables.   The decrease in Segment adjusted income from continuing operations before income tax for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to the gross margin effects of the decreased revenues further described above.
Generic Pharmaceuticals.   The decrease in Segment adjusted income from continuing operations before income tax for the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 compared to 2023 (Predecessor) was primarily attributable to the gross margin effects of the decreased revenues, further described above, and product mix.
LIQUIDITY AND CAPITAL RESOURCES
Endo’s principal source of liquidity is cash generated from operations and access to Endo’s $400 million revolving credit facility (as described further below), which remains undrawn at December 31, 2024. Cash and cash equivalents, which primarily consisted of bank deposits and money market accounts, totaled $387.2 million at December 31, 2024 (Successor) compared to $777.9 million at December 31, 2023 (Predecessor). Endo’s principal liquidity requirements are primarily for working capital for operations, licenses, capital expenditures, mergers and acquisitions (including upfront and milestone payments to third parties), income taxes and debt service payments including principal and interest payments on the Exit Financing Debt. Endo believes Endo’s principal sources of liquidity and cash on hand will be sufficient to meet Endo’s principal liquidity requirements for the next twelve months from the date of issuance of the Consolidated Financial Statements.
Endo’s business is exposed to a variety of material risks as further described herein and Endo may face unexpected costs in connection with Endo’s business operations and Endo’s ongoing and future legal proceedings, governmental investigations and other contingent liabilities (including potential costs related to settlements and judgments, as well as legal defense costs). On a longer-term basis, Endo may not be able to accurately predict the effect of certain developments on Endo’s sales and gross margins, such as the degree of market acceptance, patent protection and exclusivity of Endo’s products, pricing pressures (including those due to the impact of competition), the effectiveness of Endo’s sales and marketing efforts and the outcome of Endo’s current efforts to develop, receive approval for and successfully launch Endo’s product candidates. Furthermore, Endo may not be successful in implementing, or may face unexpected changes or expenses in connection with, Endo’s strategic direction, including the potential for opportunistic corporate development transactions. Any of the above could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows and require Endo to seek additional sources of liquidity and capital resources as described below.
To the extent Endo is required or chooses to seek third-party financing in the future, there can be no assurance that Endo would be able to obtain any such required financing on a timely basis or at all, particularly in light of the Predecessor’s bankruptcy proceedings and the corresponding event of default on Endo’s then-existing debt instruments. Additionally, any future financing arrangements could include terms that are not commercially beneficial to Endo, which could further restrict Endo’s operations and exacerbate any impact on Endo’s results of operations and liquidity that may result from any of the factors described herein or other factors. At any given time, Endo may be evaluating or pursuing one or more opportunities that could reduce Endo’s liquidity position. Any such activities could impact Endo’s results of operations.
Indebtedness.   In connection with the Plan, Endo and certain of its subsidiaries incurred indebtedness of $2.5 billion related to the Exit Financing Debt. No amounts were drawn on the revolving credit facility on the Plan Effective Date or thereafter. Refer to the sections entitled “Note 2. Effectiveness of the Plan of Reorganization” and “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A for additional information about the Exit Financing Debt, including a summary of key terms, as amended, including applicable interest rates and maturities over the next five fiscal years. Prior to the Plan Effective

Date, Endo International plc and certain of its subsidiaries were party to an amended and restated credit agreement, dated as of March 25, 2021, also referred to herein, as amended, restated, amended and restated, supplemental or otherwise modified from time to time, the Predecessor Credit Agreement, governing the Predecessor Credit Facilities and the indentures governing various senior secured and senior unsecured notes. Refer to the sections entitled “Note 2. Effectiveness of the Plan of Reorganization” and “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A for a discussion of the Predecessor’s indebtedness, including the resolution of claims related to these obligations.
Credit Agreement.   On the Plan Effective Date, as contemplated in the Plan, Endo Finance Holdings, Inc., a wholly owned subsidiary of Endo, Inc., entered into the existing Endo credit agreement (which is also referred to herein as the “New Credit Agreement”) by and among Endo Finance, as borrower, Endo, Inc., as parent guarantor, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender, which provides for, among other things: (i) a $400 million senior secured five-year superpriority revolving credit facility (the “New Revolving Credit Facility”); (ii) a $1,500 million senior secured seven-year term loan facility (the “New Term Facility”). The New Credit Agreement provides Endo and its subsidiaries with the option to raise certain incremental credit facilities, subject to certain limitations and conditions specified in the New Credit Agreement. The New Revolving Credit Facility has a maturity date of April 23, 2029 and the New Term Facility has a maturity date of April 23, 2031.
On October 29, 2024, Endo entered into the First Amendment (the “Amendment”) to the New Credit Agreement, and as amended by the Amendment, the “Amended Credit Agreement”. The Amendment provides for, among other things, the refinancing of all outstanding initial term loans with a new tranche of term loans that bears interest at a rate per annum equal to, at Endo’s option, (x) Term SOFR plus a range of 3.75% to 4.00% or (y) an alternate base rate plus a range of 2.75% to 3.00%, in each case based upon Endo’s First Lien Net Leverage Ratio (as defined in the Amended Credit Agreement). The Amendment resulted in a 0.50% reduction in Endo’s term loan interest rate margins. At December 31, 2024, approximately $396 million of capacity under the New Revolving Credit Facility is undrawn and available to Endo, net of outstanding standby letters of credit. See the section entitled “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A for additional information.
Working capital.   The components of Endo’s working capital and Endo’s liquidity at December 31, 2024 and December 31, 2023 are below (dollars in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Total current assets	$1,475,887	$1,668,501
Less: total current liabilities	514,993	538,794
Working capital	$960,894	$1,129,707
Current ratio (total current assets divided by total current liabilities)	2.9:1	3.1:1
Working capital decreased by $168.8 million from December 31, 2023 (Predecessor) to December 31, 2024 (Successor). During this period, working capital was impacted from the favorable impacts to: (i) net current assets resulting from revenues and gross margins, excluding the non-cash impacts from the amortization of inventory step up, which are further described above; and (ii) inventory balances resulting from the step up of inventory to fair value as a result of fresh start accounting. These benefits were more than offset by, among other things, the following current period activity: (i) Adequate protection payments of $192.3 million; (ii) payments made pursuant to the Plan on the Plan Effective Date in excess of the net cash from financing activities, including the Exit Financing Debt, First Lien Rights Offering and GUC Rights Offering; and (iii) Capital expenditures, net of Proceeds from the U.S. Government Cooperative Agreement, of $36.8 million.
The bankruptcy proceedings have also resulted in adjustments to the classification of certain assets and liabilities in Endo International plc’s consolidated balance sheet at December 31, 2023, which have resulted in significant changes to working capital. For example, certain liabilities, including debt obligations due within one year, among others, previously classified as Liabilities subject to compromise are now included in current liabilities and are therefore included as part of Endo’s working capital. The classification and amounts of Endo’s assets and liabilities in Endo’s consolidated balance sheets has changed significantly as a result of the consummation of the Plan. Refer to the sections entitled “Note 2. Effectiveness of the Plan of Reorganization” and “Note 16. Debt” of the Consolidated Financial Statements attached as Annex A for additional information.
The following table summarizes Endo’s Consolidated Statements of Cash Flows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023
Net cash flow provided by (used in):
Operating activities	$113,419	$(744,641)	$435,098
Investing activities	(20,874)	(10,585)	(49,794)
Financing activities	(12,920)	123,608	(604,628)
Effect of foreign exchange rate	(200)	(1,998)	704
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$79,425	$(633,616)	$(218,620)
Operating activities.   Net cash provided by operating activities of the Successor year ended 2024 represents the cash receipts and cash disbursements from all of Endo’s activities other than investing activities and financing activities. Changes in cash from operating activities reflect, among other things, the timing of cash collections from customers, payments to suppliers, managed care organizations, government agencies, collaborative partners and employees in the ordinary course of business, as well as the timing and amount of cash payments and/or receipts related to interest, litigation-related matters, restructurings, reorganization items, income taxes and certain other items.
The $744.6 million net cash used in operating activities during the Predecessor period from January 1, 2024 through April 23, 2024 reflects payments made pursuant to the Plan, including among other things: (i) $441 million to fund the various trusts and sub-trusts; (ii) $200 million to fund the U.S. Government Economic Settlement; (iii) payments of certain professional fees and other cure amounts; and (iv) funding of the plan administrator wind down budget. Refer to the sections entitled “Note 2. Effectiveness of the Plan of Reorganization” and “Note 13. Fresh Start Accounting” of the Consolidated Financial Statements attached as Annex A for more information about the various sources and uses of funds pursuant to the Plan.
It is possible that Endo’s operating cash flows could decline in the future as a result of, among other things, reductions in revenues and payments associated with the implementation of the transactions contemplated by the Plan following the Plan Effective Date.
Investing activities.   Net cash used in investing activities during the Successor year ended December 31, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 reflects a decrease in Capital expenditures spending, partially offset by a decrease in Proceeds from the U.S. Government Cooperative Agreement.
Financing activities.   Net cash provided by financing activities during the Predecessor period from January 1, 2024 through April 23, 2024 primarily related to Proceeds from issuance of Endo common stock of $500.3 million, partially offset by issuances costs paid and Adequate protection payments of $192.3 million. Cash in excess of $200 million (as defined in the Plan as Exit Cash), of approximately $141.9 million was paid to the holders of first lien claims. The proceeds from the Exit Financing Debt have no impact on a net basis as the cash provided was paid to holders of first lien claims.
In 2023 (Predecessor), Net cash used in financing activities primarily related to Adequate protection payments of $592.8 million.
R&D.   As further described above under the heading “RESULTS OF OPERATIONS” beginning on page [•] of this joint proxy statement/prospectus, in recent years, Endo has incurred significant expenditures related to R&D. Endo expects to continue to incur R&D expenditures related to the development and advancement of Endo’s current product pipeline and any additional product candidates Endo may add via license, acquisition or organically. There can be no assurance that the results of any ongoing or future nonclinical or clinical trials related to these projects will be successful, that additional trials will not be required, that any compound, product or indication under development will receive regulatory approval in a timely manner or at all or that such compound, product or indication could be successfully manufactured in accordance with local current good manufacturing practices or marketed successfully, or that Endo will have sufficient funds to develop or commercialize any of Endo’s products.
Manufacturing, supply and other service agreements.   Endo contracts with various third-party manufacturers, suppliers and service providers to supply Endo’s products, or materials used in the manufacturing of Endo’s products, and to provide additional services such as packaging, processing, labeling, warehousing, distribution and customer service support. Any interruption to the goods or services provided for by these and similar contracts could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
License, collaboration and asset acquisition agreements.   Endo could become obligated to make certain contingent payments pursuant to Endo’s license, collaboration and asset acquisition agreements. Except for upfront payments, payments under these agreements generally become due and payable only upon the achievement of certain developmental, regulatory, commercial and/or other milestones. Due to the fact that it is uncertain whether and when certain of these milestones will be achieved, they have not been recorded in Endo’s Consolidated Balance Sheets. In addition, Endo may be required to make sales-based royalty or similar payments under certain arrangements.
Legal proceedings.   Endo’s business has been the subject of material legal proceedings, including significant lawsuits, product claims, government investigations and product recalls in the ordinary course of business, and Endo may in the future be subject to such proceedings, any of which could have a material adverse impact on Endo. Contingent accruals are recorded when Endo determines that a loss is both probable and reasonably estimable. Due to the fact that legal proceedings and other contingencies are inherently unpredictable, Endo’s assessments involve significant judgments regarding future events. For additional discussion of legal proceedings, see the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A.
Cash Requirements for Contractual and Other Obligations.   As of December 31, 2024 (Successor), Endo has various contractual and other obligations that Endo expects will require the use of cash in both the short-term and long-term. These include, without limitation, the following: (i) payments related to Endo’s debt, including principal and interest; (ii) lease payments; (iii) obligations related to license and collaboration agreements; (iv) commitments for capital expenditures; (v) other purchase obligations, which represent enforceable and legally binding obligations for purchases of goods and services, including minimum inventory contracts, that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and timing; and (vi) contractual payments for certain legal liability settlements.
Refer to the sections entitled “Note 10. Leases”, “Note 13. License”, “Note 16. Debt” and “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A for additional information about these obligations including, to the extent material, quantitative information about the related cash requirements.
Information about Endo’s unrecognized income tax positions is included in the section entitled “Note 22. Income Taxes” of the Consolidated Financial Statements attached as Annex A. Due to the nature and timing of the ultimate outcome of these unrecognized income tax positions, Endo cannot make a reliable estimate of the amount and period of related future payments, if any.
Fluctuations.   Quarterly results have fluctuated in the past and may continue to fluctuate. These fluctuations may be due to the business and financial statement effects of, among other things, new product launches by Endo or Endo’s competitors; market acceptance of Endo’s products; purchasing patterns of Endo’s customers; changes in pricing; changing inflation and interest rates; changes in the availability of Endo’s products; litigation-related and other contingencies; mergers, acquisitions, divestitures and other related activity; restructurings and other cost-reduction initiatives; financing activities; public health crises, like the COVID-19 pandemic, and epidemics; acquired in-process research and development charges; asset impairment charges; share-based and other long-term incentive compensation; and changes in the fair value of financial instruments.
Customer Concentration.   A substantial portion of Endo’s total revenues are through a limited number of distributors who in turn supply Endo’s products to pharmacies, hospitals and physicians. There are no material write-offs of trade receivables in any periods presented in the Consolidated Financial Statements attached as Annex A; however, due to the significant customer concentration, Endo may, in the future, be subject to a concentration of credit risk with respect to Endo’s trade receivables.
Inflation.   Materials, equipment and labor shortages, shipping, logistics and other delays and other supply chain and manufacturing disruptions continue to make it more difficult and costly for Endo to obtain raw materials, supplies or services from third parties, to manufacture Endo’s own products and to pursue clinical development activities. Economic or political instability or disruptions, such as the conflict in Ukraine and the Middle East, could negatively affect Endo’s supply chain or increase Endo’s costs. While Endo does not believe that inflation had a material adverse effect on Endo’s financial statements for the periods presented, if these types of events or disruptions continue to occur, they could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
Off-balance sheet arrangements.   Endo has no off-balance sheet arrangements.
CRITICAL ACCOUNTING ESTIMATES
The preparation of the Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires Endo to make estimates and assumptions that affect the amounts and disclosures in the Consolidated Financial Statements, including the Notes thereto, and elsewhere in the Consolidated Financial Statements attached as Annex A. For example, Endo is required, or was required in the predecessor period, to make significant estimates and assumptions related to revenue recognition, including sales deductions, long-lived assets, goodwill, intangible assets, income taxes, contingencies, financial instruments, share-based compensation, estimated allowed claim amounts, liabilities subject to compromise and reorganization items, net, among others. Some of these estimates can be subjective and complex. Uncertainties related to the magnitude and duration of potential public health crises, like the COVID-19 pandemic, and epidemics, the extent to which it may impact Endo’s estimated future financial results, worldwide macroeconomic conditions including interest rates, employment rates, consumer spending and health insurance coverage, among others, have increased the complexity of developing these estimates, including the allowance for expected credit losses and the carrying amounts of long-lived assets and intangible assets. Additionally, Endo may sell or otherwise dispose of or liquidate assets or settle liabilities for amounts other than those reflected in the accompanying Consolidated Financial Statements. The possibility or occurrence of any such actions could materially impact the amounts and classifications of such assets and liabilities reported in Endo’s Consolidated Balance Sheet. Although Endo believes that Endo’s estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, Endo’s estimates and assumptions are based upon information available at the time they were made. Actual results may differ significantly from Endo’s estimates, including as a result of the uncertainties described in the Consolidated Financial Statements attached as Annex A, those described in Endo’s other reports filed with the SEC or other uncertainties.
Accordingly, in order to understand the Consolidated Financial Statements, it is important to understand Endo’s critical accounting estimates. Endo considers an accounting estimate to be critical if both: (i) the accounting estimate requires Endo to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and (ii) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that Endo reasonably could have used in the current period, would have a material impact on Endo’s financial condition, results of operations or cash flows. Endo’s most critical accounting estimates are described below.
Revenue recognition
With respect to contracts with commercial substance that establish payment terms and each party’s rights regarding goods or services to be transferred, Endo recognizes revenue when (or as) Endo satisfies

Endo’s performance obligations for such contracts by transferring control of the underlying promised goods or services to Endo’s customers, to the extent collection of substantially all of the related consideration is probable. The amount of revenue Endo recognizes reflects Endo’s estimates of the consideration Endo expects to be entitled to receive, subject to certain constraints, in exchange for such goods or services. This amount is referred to as the transaction price.
Endo’s revenue consists almost entirely of sales of Endo’s products to customers, whereby Endo ships products to a customer pursuant to a purchase order. For contracts such as these, revenue is recognized when Endo’s contractual performance obligations have been fulfilled and control has been transferred to the customer pursuant to the contract’s terms, which is generally upon delivery to the customer. The amount of revenue Endo recognizes is equal to the fixed amount of the transaction price, adjusted for Endo’s estimates of a number of significant variable components including, but not limited to, estimates for chargebacks, rebates, sales incentives and allowances, DSA and other fees for services, returns and allowances (collectively “sales deductions”).
The Company utilizes the expected value method when estimating the amount of variable consideration to include in the transaction price with respect to each of the foregoing variable components and the most likely amount method when estimating the amount of variable consideration to include in the transaction price with respect to future potential milestone payments that do not qualify for the sales- and usage- based royalty exception. Variable consideration is included in the transaction price only to the extent it is probable that a significant revenue reversal will not occur when the uncertainty associated with the variable consideration is resolved. The variable component of the transaction price is estimated based on factors such as Endo’s direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with Endo’s direct and indirect customers and other competitive factors. Endo subsequently reviews Endo’s estimates for sales deductions based on new or revised information that becomes available to Endo and makes revisions to Endo’s estimates if and when appropriate. Refer to the “Sales deductions” section below for additional information.
Endo believes that speculative buying of product, particularly in anticipation of possible price increases, has been the historical practice of certain of Endo’s customers. The timing of purchasing decisions made by wholesaler and large retail chain customers can materially affect the level of Endo’s sales in any particular period. Accordingly, Endo’s sales may not correlate to the number of prescriptions written for Endo’s products based on external third-party data.
Endo has entered into DSAs with certain of Endo’s significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by Endo, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide Endo with specific services, including the provision of periodic retail demand information and current inventory levels for Endo’s pharmaceutical products held at their warehouse locations.
Sales deductions
As described above, the amount of revenue Endo recognizes is equal to the fixed amount of the transaction price, adjusted for Endo’s estimates of variable consideration, including sales deductions. If the assumptions Endo use to calculate Endo’s estimates for sales deductions do not appropriately reflect future activity, Endo’s financial position, results of operations and cash flows could be materially impacted.

The following tables present the activity and ending balances, for Endo’s product sales provisions (in thousands):
	Returns and Allowances	Rebates	Chargebacks	Other Sales Deductions	Total
Balance, December 31, 2023 (Successor)	$—	$—	$—	$—	$—
Acquisition of product sales provisions from Predecessor	113,285	110,560	146,959	38,160	408,964
Current year provision	34,080	236,109	1,177,061	59,098	1,506,348
Predecessor period provision	(403)	(243)	(974)	(7,296)	(8,916)
Payments or credits	(47,537)	(213,809)	(1,155,505)	(71,636)	(1,488,487)
Balance, December 31, 2024 (Successor)	$99,425	$132,617	$167,541	$18,326	$417,909
	Returns and Allowances	Rebates	Chargebacks	Other Sales Deductions	Total
Balance, December 31, 2022 (Predecessor)	$167,166	$213,276	$174,702	$45,013	$600,157
Current year provision	44,494	453,493	1,982,715	151,587	2,632,289
Prior year provision	(8,395)	(9,262)	100	(2,707)	(20,264)
Payments or credits	(76,912)	(523,336)	(2,016,436)	(161,546)	(2,778,230)
Balance, December 31, 2023 (Predecessor)	$126,353	$134,171	$141,081	$32,347	$433,952
Current year provision	16,581	104,225	543,267	50,035	714,108
Prior year provision	(4,857)	(2,358)	(34)	78	(7,171)
Payments or credits	(21,778)	(125,478)	(537,355)	(44,300)	(728,911)
Reorganization Adjustments (as defined below)	(3,014)	—	—	—	(3,014)
Balance, April 23, 2024 (Predecessor)	$113,285	$110,560	$146,959	$38,160	$408,964
Returns and Allowances
Consistent with industry practice, Endo maintains a return policy that generally allows customers to receive credit for expired products six months prior to expiration and between six months and one year after expiration. The primary factors Endo considers in estimating Endo’s potential product returns include:
•
the shelf life or expiration date of each product;

•
historical levels of expired product returns;

•
external data with respect to inventory levels in the wholesale distribution channel; and

•
external data with respect to prescription demand for Endo’s products.

In determining Endo’s estimates for returns and allowances, Endo is required to make certain assumptions regarding the timing of the introduction of new products and the potential of these products to capture market share. In addition, Endo makes certain assumptions with respect to the extent and pattern of decline associated with generic competition. To make these assessments, Endo utilizes market data for similar products as analogs for Endo’s estimations. Endo uses Endo’s best judgment to formulate these assumptions based on past experience and information available to Endo at the time. Endo continually reassesses and makes appropriate changes to Endo’s estimates and assumptions as new information becomes available to Endo.
Endo’s estimate for returns and allowances may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel. Where available, Endo utilizes information received from Endo’s wholesaler customers about the quantities of inventory held, including the information received pursuant to DSAs, which Endo has not independently verified. For other customers, Endo has estimated inventory held based on buying patterns. In addition, Endo evaluates market conditions for products primarily through the analysis of wholesaler and other third-party sell-through data, as well as internally generated information, to assess factors that could impact expected product demand at the estimate date. As of December 31, 2024, Endo believes that Endo’s estimates of the level of inventory held by Endo’s customers is within a reasonable range as compared to both historical amounts and expected demand for each respective product.
When Endo is aware of an increase in the level of inventory of Endo’s products in the distribution channel, Endo consider the reasons for the increase to determine whether Endo believes the increase is temporary or other-than-temporary. Increases in inventory levels assessed as temporary will not result in an adjustment to Endo’s provision for returns and allowances. Some of the factors that may be an indication that an increase in inventory levels will be temporary include:
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recently implemented or announced price increases for Endo’s products; and

•
new product launches or expanded indications for Endo’s existing products.

Conversely, other-than-temporary increases in inventory levels may be an indication that future product returns could be higher than originally anticipated and, accordingly, Endo may need to adjust Endo’s provision for returns and allowances. Some of the factors that may be an indication that an increase in inventory levels will be other-than-temporary include:
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declining sales trends based on prescription demand;

•
recent regulatory approvals to shorten the shelf life of Endo’s products, which could result in a period of higher returns related to older product still in the distribution channel;

•
introduction of generic, over-the-counter or other competing products;

•
increasing price competition from competitors; and

•
changes to the National Drug Codes (NDCs) of Endo’s products, which could result in a period of higher returns related to product with the old NDC, as Endo’s customers generally permit only one NDC per product for identification and tracking within their inventory systems.

Rebates
Endo’s provision for rebates, sales incentives and other allowances can generally be categorized into the following four types:
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direct rebates;

•
indirect rebates;

•
governmental rebates, including those for Medicaid, Medicare Part B and Part D, and TRICARE, among others; and

•
managed-care rebates.

Endo establishes contracts with wholesalers, chain stores and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from Endo, including fees paid to wholesalers under Endo’s DSAs, as described above. Indirect rebates are rebates paid to indirect customers that have purchased Endo’s products from a wholesaler or distributor under a contract with Endo.
Endo is subject to rebates on sales made under governmental and managed-care pricing programs based on relevant statutes with respect to governmental pricing programs and contractual sales terms with respect to managed-care providers and GPOs. For example, for qualifying sales made through December 31, 2024 Endo was required to provide a discount on certain of Endo’s products to patients who fell within the Medicare Part D coverage gap, also referred to as the donut hole. The Medicare Part D coverage gap program sunset on December 31, 2024 and was replaced by the Manufacturer Discount Program, effective January 1, 2025, which extends discounts beyond the coverage gap. Under the Manufacturer Discount

Program, coverage begins after a covered individual meets their Medicare Part D deductible, and imposes a $2,000 annual cap on covered drugs.
Endo participates in various federal and state government-managed programs whereby discounts and rebates are provided to participating government entities. For example, Medicaid rebates are amounts owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant. Medicaid reserves are based on expected payments, which are driven by patient usage, contract performance and field inventory that will be subject to a Medicaid rebate. Medicaid rebates are typically billed up to 180 days after the product is shipped, but can be as much as 270 days after the quarter in which the product is dispensed to the Medicaid participant. Periodically, Endo adjusts the Medicaid rebate provision based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of this provision for several periods. Because Medicaid pricing programs involve particularly difficult interpretations of complex statutes and regulatory guidance, Endo’s estimates could differ from actual experience.
In determining Endo’s estimates for rebates, Endo considers the terms of Endo’s contracts and relevant statutes, together with information about sales mix (to determine which sales are subject to rebates and the amount of such rebates), historical relationships of rebates to revenues, past payment experience, estimated inventory levels of Endo’s customers and estimated future trends. Endo’s provisions for rebates include estimates for both unbilled claims for end-customer sales that have already occurred and future claims that will be made when inventory in the distribution channel is sold through to end-customer plan participants. Changes in the level of utilization of Endo’s products through private or public benefit plans and GPOs will affect the amount of rebates that Endo owes.
Chargebacks
Endo markets and sells products to both: (i) direct customers including wholesalers, distributors, warehousing pharmacy chains and other direct purchasing entities and (ii) indirect customers including independent pharmacies, non-warehousing chains, MCOs, GPOs, hospitals and other healthcare institutions and government entities. Endo enters into agreements with certain of Endo’s indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, Endo may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, Endo provides credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. Such credit is called a chargeback.
Endo’s provision for chargebacks consists of Endo’s estimates for the credits described above. The primary factors Endo considers in developing and evaluating Endo’s provision for chargebacks include:
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the average historical chargeback credits;

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estimated future sales trends; and

•
an estimate of the inventory held by Endo’s wholesalers, based on internal analysis of a wholesaler’s historical purchases and contract sales.

Other sales deductions
Endo offers prompt-pay cash discounts to certain of Endo’s customers. Provisions for such discounts are estimated and recorded at the time of sale. Endo estimates provisions for cash discounts based on contractual sales terms with customers, an analysis of unpaid invoices and historical payment experience. Estimated cash discounts have historically been predictable and less subjective due to the limited number of assumptions involved, the consistency of historical experience and the fact that Endo generally settles these amounts upon receipt of payment by the customer.
Shelf-stock adjustments are credits issued to Endo’s customers to reflect decreases in the selling prices of Endo’s products. These credits are customary in the industry and are intended to reduce a customer’s inventory cost to better reflect current market prices. The primary factors Endo considers when deciding whether to record a reserve for a shelf-stock adjustment include:
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the estimated number of competing products being launched as well as the expected launch date, which Endo determines based on market intelligence;

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the estimated decline in the market price of Endo’s product, which Endo determines based on historical experience and customer input; and

•
the estimated levels of inventory held by Endo’s customers at the time of the anticipated decrease in market price, which Endo determines based upon historical experience and customer input.

Valuation of long-lived assets
As of December 31, 2024, Endo’s combined long-lived assets balance, including property, plant and equipment and finite-lived intangible assets, is approximately $2.3 billion. Endo’s finite-lived intangible assets consist of marketed products and license rights, as described below.
Marketed Products.   Endo’s developed technology assets subject to amortization have useful lives ranging from 3 years to 11 years, with a weighted average useful life of approximately 8 years. Intellectual property that generates operating profit through sales of products to customers is presented herein as marketed product intangible assets. Endo determines amortization periods and methods of amortization for marketed product assets based on Endo’s assessment of various factors impacting estimated useful lives and the timing and extent of estimated cash flows of the acquired assets, including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive and regulatory issues. Refer to the section entitled “Note 12. Goodwill and Other Intangibles” of the Consolidated Financial Statements attached as Annex A for additional information about the range of useful lives of certain marketed product assets.
License Rights.   Endo’s license rights subject to amortization have useful lives of approximately 5 years, with a weighted average useful life of approximately 5 years. Contracts with other parties that generate operating profit, other than through sales of products to customers, are presented herein as licensed intangible assets. Endo determines amortization periods for licenses based on Endo’s assessment of various factors including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive, developmental and regulatory issues. Refer to section entitled “Note 12. Goodwill and Other Intangibles” of the Consolidated Financial Statements attached as Annex A, for additional information about the range of useful lives of certain licensed assets.
Long-lived assets are generally initially recorded at fair value if acquired in a business combination, or at cost if acquired in an asset acquisition. To the extent any such asset is deemed to have a finite life and to be held and used, it is amortized over its estimated useful life using either the straight-line method or, in the case of certain assets in certain situations, an accelerated amortization model if such model better reflects the consumption of benefits of the asset. The values of these various assets are subject to continuing scientific, medical and marketplace uncertainty. Factors giving rise to Endo’s initial estimate of useful lives are subject to change. Significant changes to any of these factors may result in adjustments to the useful life of the asset and an acceleration of related amortization expense, which could cause Endo’s Net (loss) income and Net (loss) income per share to (increase) decrease. Amortization expense is not recorded on assets held for sale.
Long-lived assets are assessed for impairment whenever events or changes in circumstances indicate the assets may not be recoverable.
Recoverability of an asset that will continue to be used in Endo’s operations is measured by comparing the carrying amount of the asset to the forecasted undiscounted future cash flows related to the asset. In the event the carrying amount of the asset exceeds its undiscounted future cash flows and the carrying amount is not considered recoverable, impairment may exist. An impairment loss, if any, is measured as the excess of the asset’s carrying amount over its fair value, generally determined using an income approach based on a discounted future cash flow method, independent appraisals or binding offers from prospective buyers. An impairment loss would be recognized in the Consolidated Statements of Operations in the period that the impairment occurs.

In the case of long-lived assets to be disposed of by sale or otherwise, including assets held for sale, the assets and the associated liabilities to be disposed of together as a group in a single transaction (the disposal group) are measured at the lower of their carrying amount or fair value less cost to sell. Prior to disposal, losses are recognized for any initial or subsequent write-down to fair value less cost to sell, while gains are recognized for any subsequent increase in fair value less cost to sell, but not in excess of any cumulative losses previously recognized. Any gains or losses not previously recognized that result from the sale of a disposal group shall be recognized at the date of sale.
Endo’s reviews of long-lived assets during the periods covered by the Consolidated Financial Statements did not result in any material impairment charges; however, the Predecessor incurred significant impairment charges of Endo’s long-lived assets in the past. As of December 31, 2024, the carrying amount of Endo’s intangible assets associated with marketed products and license rights totaled approximately $1,765.4 million. Given the significance of Endo’s long-lived asset balances, including Endo’s intangible assets, Endo may be subject to future impairment charges which could have a material adverse impact on Endo’s financial position and results of operations. Endo’s impairment charges relating to long-lived assets were generally based on fair value estimates determined using discounted cash flow models or, in the case of disposal groups, a market approach. When testing a long-lived asset using a discounted cash flow model, Endo utilizes assumptions related to the future operating performance of the corresponding product based on management’s annual and ongoing budgeting, forecasting and planning processes, which represent Endo’s best estimate of future cash flows. These estimates are subject to many assumptions, such as the economic environment in which Endo operates, demand for Endo’s products, competitor actions and factors which could affect Endo’s tax rate. Estimated future pre-tax cash flows are adjusted for taxes using a market participant tax rate and discounted to present value using a market participant weighted average cost of capital. Financial and credit market volatility directly impacts certain inputs and assumptions used to develop the weighted average cost of capital such as the risk-free interest rate, industry beta, debt interest rate and certain capital structure considerations. Where appropriate, the weighted average cost of capital may also incorporate certain risk premiums, such as a company-specific risk premium (CSRP), which represents the incremental return that investors may require to compensate for the risks, uncertainties and variability in Endo’s estimated future cash flows. These assumptions are based on significant inputs and judgments not observable in the market, and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions would increase or decrease Endo’s estimated discounted future cash flows, the resulting estimated fair values and the amounts of Endo’s related impairments, if any. There were no intangible long-lived assets impaired during the periods presented in the Consolidated Financial Statements attached as Annex A.
Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted with certainty. Factors that Endo considers in deciding when to perform an impairment review include significant under-performance of a product line in relation to expectations, competitive events affecting the expected future performance of a product line, significant negative industry or economic trends and significant changes or planned changes in Endo’s use of the assets.
Goodwill and indefinite-lived intangible assets
Goodwill and indefinite-lived intangible assets are tested for impairment annually, as of October 1, and when events or changes in circumstances indicate that the asset might be impaired.
If goodwill exists, Endo performs the goodwill impairment test by estimating the fair value of the reporting units using an income approach that utilizes a discounted cash flow model or, where appropriate, a market approach. Any goodwill impairment charge recognized for a reporting unit is equal to the lesser of: (i) the total goodwill allocated to that reporting unit and (ii) the amount by which that reporting unit’s carrying amount exceeds its fair value.
Similarly, Endo performs Endo’s indefinite-lived intangible asset impairment tests by comparing the fair value of each intangible asset with its carrying amount. Endo estimates the fair values of Endo’s indefinite-lived intangible assets using an income approach that utilizes a discounted cash flow model. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

The discounted cash flow models reflect Endo’s estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of technical and regulatory success, all of which may differ from actual future cash flows.
As of December 31, 2024, Endo had no goodwill and the carrying amount of Endo’s indefinite-lived intangible assets totaled approximately $50.5 million. Given the significance of Endo’s remaining indefinite-lived intangible asset balances Endo may be subject to future impairment charges which could have a material adverse impact on Endo’s financial position and results of operations. Additionally, the Predecessor incurred significant goodwill as well as intangible asset impairment charges in the past.
Assumptions related to future operating performance are based on management’s annual and ongoing budgeting, forecasting and planning processes, which represent Endo’s best estimate of future cash flows. These estimates are subject to many assumptions, such as the economic environment in which Endo operates, demand for Endo’s products, competitor actions and factors which could affect Endo’s tax rate. Estimated future pre-tax cash flows are adjusted for taxes using a market participant tax rate and discounted to present value using a market participant weighted average cost of capital. Financial and credit market volatility directly impacts certain inputs and assumptions used to develop the weighted average cost of capital such as the risk-free interest rate, industry beta, debt interest rate and certain capital structure considerations. Where appropriate, the weighted average cost of capital may also incorporate certain risk premiums, such as a CSRP, which represents the incremental return that investors may require to compensate for the risks, uncertainties and variability in Endo’s estimated future cash flows. These assumptions are based on significant inputs and judgments not observable in the market, and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions would increase or decrease Endo’s estimated discounted future cash flows, the resulting estimated fair values and the amounts of Endo’s related impairments, if any.
If applicable, when testing goodwill for impairment, Endo also assesses the reasonableness of the calculated fair values of Endo’s reporting units by comparing the sum of the reporting units’ fair values to Endo’s market capitalization, together with the aggregate estimated fair value of Endo’s debt, and/or other observable data points, such as various preliminary indications of value ranges within documents filed with the Bankruptcy Court. Endo uses this comparison to calculate an implied control premium (the excess sum of the reporting units’ fair values over Endo’s market capitalization, together with the aggregate estimated fair value of its debt, and/or observable bids) or an implied control discount (the excess of Endo’s market capitalization, together with the aggregate estimated fair value of its debt, and/or observable bids over the sum of the reporting units’ fair values). Endo evaluates the implied control premium or discount by comparing it to control premiums or discounts of recent comparable market transactions, as applicable. If the control premium or discount is not reasonable in light of comparable recent transactions, or recent movements in Endo’s share price and/or the aggregate estimated fair value of its debt, Endo reevaluates the fair value estimates of the reporting units to determine whether it is appropriate to adjust discount rates and/or other assumptions. This re-evaluation could correlate to different implied fair values for certain or all of Endo’s reporting units.
Endo’s business is subject to various risks and uncertainties, including those described above and in the section entitled “Note 12. Goodwill and Other Intangibles” of the Consolidated Financial Statements attached as Annex A. If actual results for Endo’s business differ from Endo’s expectations, as a result of these or other risks and uncertainties, and/or if Endo makes related changes to Endo’s projected future cash flows, such changes could result in impairment charges that could be material.
Income taxes
Endo’s income tax expense, deferred tax assets and liabilities, income tax payable and reserves for unrecognized tax benefits reflect Endo’s best assessment of estimated current and future taxes to be paid. Endo is subject to income taxes in the U.S. and numerous other jurisdictions in which Endo operate. Significant judgments and estimates are required in determining the consolidated income tax expense or benefit for financial statement purposes. Deferred income taxes arise from temporary differences, which result in future taxable or deductible amounts, between the tax basis of assets and liabilities and the corresponding amounts reported in Endo’s Consolidated Financial Statements. In assessing the ability to realize deferred tax assets, Endo considers, when appropriate, future taxable income by tax jurisdiction and tax planning strategies. Where appropriate, Endo records a valuation allowance to reduce Endo’s net deferred tax assets to equal an amount that is more likely than not to be realized. In projecting future taxable income, Endo considers historical results, adjusted in certain cases for the results of discontinued operations, changes in tax laws or nonrecurring transactions. Endo incorporates assumptions about the amount of future earnings within a specific jurisdiction’s pre-tax income, adjusted for material changes included in business operations. The assumptions about future taxable income require significant judgment and, while these assumptions may include certain estimates, such estimates are consistent with those that are objectively verifiable based on the underlying business’s historical record. Future changes in tax laws and rates could affect recorded deferred tax assets and liabilities. Any adjustments to these estimates will generally be recorded as an income tax expense or benefit in the period the adjustment is determined.
The calculation of Endo’s tax liabilities often involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across Endo’s global operations. A benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained on the basis of the technical merits upon examination, including resolutions of any related appeals or litigation processes. Endo first records unrecognized tax benefits as liabilities and then adjust these liabilities when Endo’s judgment changes as a result of the evaluation of new information not previously available at the time of establishing the liability. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment, potentially including interest and penalties, that is materially different from Endo’s current estimate of the unrecognized tax benefit liabilities. These differences, along with any related interest and penalties, will generally be reflected as increases or decreases to income tax expense in the period in which new information becomes available.
Endo makes an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings of Endo’s subsidiaries are indefinitely reinvested. Refer to the section entitled “Note 22. Income Taxes” of the Consolidated Financial Statements attached as Annex A for information about Endo’s evaluation for the current reporting period and certain associated risks and uncertainties.
Contingencies
Material legal proceedings are discussed in the section entitled “Note 17. Commitments and Contingencies” of the Consolidated Financial Statements attached as Annex A. Liabilities for loss contingencies are recorded in the Consolidated Statements of Operations when Endo determines that a loss is both probable and reasonably estimable. Legal fees and other expenses related to litigation are expensed as incurred and are generally included in Selling, general and administrative expenses in the Consolidated Statements of Operations.
Due to the fact that loss contingencies are inherently unpredictable, Endo’s determination of the probability of loss and the estimated amount of any such loss involve significant judgment. When assessing the probability of loss and the estimate of potential loss Endo takes into account all information available to Endo, including, but not limited to, the nature and specific facts of the relevant contingency, the merits of Endo’s and Endo’s counterparty’s legal arguments, Endo’s experience with similar current or past contingencies, publicly available information regarding the losses incurred by other companies for similar matters and, in the case of litigation matters involving Endo’s products, the nature of the product and the current assessment of the science subject to the proceeding. Endo also evaluates the likelihood of reaching a settlement agreement, taking into account the costs and risks and uncertainties that may be involved in litigating a dispute.
Endo’s most significant loss contingencies have historically related to litigation claims against Endo. In order to evaluate whether a litigation claim is probable of loss, it is necessary to have sufficient information about the claim. Without access to and review of such information, Endo may not be in a position to determine whether a loss is probable. Further, the timing and extent to which Endo obtains any such information, and Endo’s evaluation thereof, is often impacted by items outside of Endo’s control including, without limitation, the normal cadence of the litigation process and the provision of claim information to Endo by plaintiff’s counsel. Accordingly, Endo’s assessment of the probability of loss and Endo’s estimates of the amount of such losses, if applicable, may change as Endo receives additional information and/or become aware of additional asserted or unasserted claims against Endo and such claims proceed to trial, there is a possibility that Endo could suffer adverse decisions or verdicts of substantial amounts which could be in excess of amounts previously accrued for, if any. Any changes to Endo’s liabilities for legal proceedings could have a material adverse effect on Endo’s business, financial condition, results of operations and cash flows.
As of December 31, 2024, Endo’s accrual for loss contingencies totaled $7.4 million, which represents the present value of remaining future payment obligations associated with the resolutions reached prior to the Plan Effective Date between the Predecessor and the Future Claimants’ Representative (the FCR).

DIRECTORS AND MANAGEMENT OF ENDO
Information about Endo’s Directors
The following table sets forth, as of March 13, 2025, information about the members of the Endo board of directors:
Name	Age	Position and Offices
Paul Herendeen	69	Chairman of the Endo board of directors
Paul Efron	70	Director
Scott Hirsch	48	Director, Interim Chief Executive Officer
Sophia Langlois	55	Director
Andy Pasternak	54	Director
Marc Yoskowitz	50	Director
Paul Herendeen has served as a member of the Elanco Pharmaceuticals Board of Directors since December 2020 and was appointed a member of the Endo board of directors of Directors of Grifols, S.A. in September 2024. Mr. Herendeen served as Advisor to the Chairman and Chief Executive Officer at Bausch Health Companies Inc. Prior to that, he was EVP and CFO of Bausch Health. Before joining Bausch Health, he served as EVP and CFO of Zoetis Inc. Prior to that time, Mr. Herendeen served as chief financial officer at Warner Chilcott, a specialty pharmaceuticals company. He rejoined Warner Chilcott after four years as EVP and CFO of MedPointe. Mr. Herendeen previously worked as a Principal Investor at Dominion Income Management and Cornerstone Partners and spent the early part of his career in banking and public accounting, holding various positions with the investment banking group of Oppenheimer & Company, the capital markets group of Continental Bank Corporation and as a senior auditor with Arthur Andersen & Company. Mr. Herendeen holds a bachelor’s degree from Boston College and earned an M.B.A. from the University of Virginia’s Darden School of Business. Mr. Herendeen was selected to serve on the Endo board of directors based on his extensive leadership and management experience in the pharmaceutical industry.
Paul Efron is a private investor and former Executive Chairman of Oodles Energy, Inc., which installs and operates fast DC chargers in apartments and hotels. He served in that role since he co-founded the company in December 2020 until December 2024. From 1984 to 2022, Mr. Efron worked in a variety of capacities at Goldman Sachs & Company. He was elected General Partner of the firm in 1998. He ran a variety of businesses for the firm, including Debt Capital Markets in London, New Product Development for the Investment Banking Division, and Leveraged Finance. Mr. Efron served for 20 years on the Firmwide Capital Committee, which reviewed the firm’s underwriting and fixed income capital commitments. Mr. Efron has served on the Endo board of directors of Directors of seven private companies and was the Chairman of the Endo board of directors of Trustees of his Alma Mater, Pomona College. Mr. Efron was selected to serve on the Endo board of directors based on his extensive leadership and management experience and his extensive capital markets experience.
Scott Hirsch has over 20 years of experience in healthcare operations, investment management, and financial services. He has served as an executive operator and Board member for privately held companies within Blackstone, Bain Capital, and Lauder Partner portfolios. Mr. Hirsch was formerly the CEO of Solta Medical, where he led the business growth, investment cycle, and global infrastructure development for a healthcare company operating in over 50 countries. Prior to Solta, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb. In those roles, he had responsibility for operational performance, capital allocation, strategic planning, M&A, and investor communications. He additionally held the role of President of the Bausch Foundation and Patient Access with oversight of government affairs, product donation, and charitable giving. Prior to Bausch, Mr. Hirsch was a Portfolio Manager at Citadel’s Surveyor Capital fund overseeing investment and risk management decisions for a healthcare portfolio. Mr. Hirsch started on Wall Street in the investment banking group of Credit Suisse, where he was recognized by Institutional Investor magazine as a top Equity Research Analyst covering Specialty Pharmaceuticals, Biotechnology, and Global Generics companies. Mr. Hirsch began his career as a venture capital operator in product development, sales, and marketing roles at J.P. Morgan Partners and Morgan Stanley Ventures portfolio companies including Medsite, a healthcare technology company that was acquired by WebMD. Mr. Hirsch holds an M.B.A. in Healthcare Management and Finance from The Wharton School and B.F.A. with honors from The Rhode Island School of Design. Mr. Hirsch was selected to serve on the Endo board of directors based on his extensive leadership and management experience in the healthcare industry. Mr. Hirsch is currently serving as Endo’s Interim CEO.
Sophia Langlois is presently a board member, compensation committee member and Chair of the audit committee for Alaris Equity Partners and also a board member, compensation committee member and audit committee member of Pason Systems Inc. Ms. Langlois was formerly a board member at Essential Energy Services and Loop Energy Inc. where she chaired both audit committees. She has been involved with numerous not-for-profit organizations and is presently on the Endo board of directors of Telus Spark Science Centre. As a public company audit partner with KPMG LLP in Calgary (2006 to 2020), she served domestic, cross-border and international companies across numerous industry sectors. She also led the Corporate Services group for KPMG Calgary and was the KPMG National Audit Partner in charge of People Strategy for three years. She received her Bachelor of Commerce degree from the University of Calgary, holds a Chartered Professional Accountant designation and is a member of the Human Resources Institute of Alberta. Ms. Langlois has been granted an IICDD designation by the Institute of Corporate Directors. Ms. Langlois was selected to serve on the Endo board of directors based on her extensive management experience and her experience serving as a director and audit committee member for various public and private companies.
Andy Pasternak is a biopharmaceutical executive and expert with over 25 years of experience. Most recently, Mr. Pasternak served as Executive Vice President, Chief Strategy Officer at Horizon Therapeutics, a biotechnology company focused on serious, rare autoimmune diseases; in this role, he was responsible for corporate strategy, M&A / business development, commercial development, and portfolio management, and he played a central role in the $28 billion acquisition of Horizon by Amgen, Inc. Prior to joining Horizon in 2019, Mr. Pasternak was a senior partner at Bain & Company, where he served as Head of the Healthcare Practice in the Americas. Earlier in his career, he was an analyst in the Investment Banking division of Chemical Securities, Inc. (now part of J.P. Morgan). Mr. Pasternak is currently a Senior Advisor to Bain & Company, and also serves as Chairman of the board of directors of Context Therapeutics, an oncology-focused biotechnology company. Mr. Pasternak is also an Adjunct Lecturer in the Healthcare Program at the Kellogg School of Management. Mr. Pasternak received his B.A. in economics from Northwestern University and an M.B.A. from the University of Chicago. Mr. Pasternak was selected to serve on the Endo board of directors based on his extensive leadership and management experience in the biopharmaceutical industry.
Marc Yoskowitz serves as Chief Executive Officer of Evozyne, Inc. a venture capital backed biotech designing novel proteins leveraging generative AI. He has served as a member of the Endo board of directors of Directors at Mereo BioPharma since 2022 where he is a member of the R&D Committee. Previously he served as EVP and Chief Strategy Officer, Life Sciences at Tempus AI, Inc. Prior to Tempus, Mr. Yoskowitz was Chief Business Officer, Pfizer Essential Health, leading a range of corporate initiatives within the Pfizer portfolio. Prior to Pfizer, he served as SVP, Strategy and Corporate Development at Hospira and was a member of the Executive Committee. Earlier in his career, Mr. Yoskowitz led business development at a specialty pharmaceutical company, spent eight years at McKinsey & Company where he was an Associate Principal, and began his career as an M&A lawyer at Davis, Polk & Wardwell in New York. Mr. Yoskowitz received a bachelor’s degree magna cum laude from Washington University in St. Louis and holds a J.D. from Columbia University School of Law. Mr. Yoskowitz was selected to serve on the Endo board of directors based on his extensive leadership and management experience in the pharmaceutical industry.

Information about Endo’s Executive Officers
The following table sets forth, as of March 13, 2025, information about Endo’s executive officers:
Name	Age	Position and Offices
Scott A. Hirsch	48	Interim Chief Executive Officer
Patrick A. Barry	57	Executive Vice President; President Global Commercial Operations
Mark T. Bradley	56	Executive Vice President; Chief Financial Officer
Matthew J. Maletta	53	Executive Vice President; Chief Legal Officer and Secretary
James P. Tursi, M.D.	60	Executive Vice President, Global Research & Development
Scott A. Hirsch was appointed to serve as Endo’s Interim Chief Executive Officer effective August 29, 2024 and has served as a member of the Endo board of directors since April 23, 2024. Mr. Hirsch has over 20 years of experience in healthcare operations, investment management, and financial services. He has served as an executive operator and board member for privately held companies within Blackstone, Bain Capital, and Lauder Partner portfolios. Mr. Hirsch was formerly the CEO of Solta Medical, where he led the business growth, investment cycle, and global infrastructure development for a healthcare company operating in over 50 countries. Prior to Solta Medical, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb. In those roles, he had responsibility for operational performance, capital allocation, strategic planning, M&A, and investor communications. He additionally held the role of President of the Bausch Foundation and Patient Access with oversight of government affairs, product donation, and charitable giving. Prior to Bausch, Mr. Hirsch was a Portfolio Manager at Citadel’s Surveyor Capital fund overseeing investment and risk management decisions for a healthcare investment portfolio. Mr. Hirsch previously served in the investment banking group of Credit Suisse, where he was recognized by Institutional Investor magazine as a top Equity Research Analyst covering Specialty Pharmaceuticals, Biotechnology, and Global Generics companies. Mr. Hirsch began his career as a venture capital operator in product development, sales, and marketing roles at J.P. Morgan Partners and Morgan Stanley Ventures portfolio companies including Medsite, a healthcare technology company that was acquired by WebMD. Mr. Hirsch holds an M.B.A. in Healthcare Management and Finance from The Wharton School and B.F.A. with honors from The Rhode Island School of Design.
Patrick A. Barry served as Executive Vice President; President Global Commercial Operations of Endo International plc from April 2020 and continues to serve as Executive Vice President; President Global Commercial Operations following consummation of the Plan on the Plan Effective Date. In this role, Mr. Barry has responsibility for Endo’s global commercial organization across each of Endo’s four reportable segments, including Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. Mr. Barry previously served as Executive Vice President and Chief Commercial Officer, U.S. Branded Business of Endo International plc from February 2018 to April 2020, after joining Endo International plc in December 2016 as Senior Vice President, U.S. Branded Pharmaceuticals. Prior to joining Endo International plc, Mr. Barry worked at Sanofi S.A. from 1992 until December 2016, holding roles of increasing responsibility in areas such as Sales Leadership, Commercial Operations, Marketing, Launch Planning and Training and Leadership Development. Most recently, Mr. Barry served at Sanofi S.A. as its General Manager and Head of North America General Medicines starting in September 2015 and as Vice President and Head of U.S. Specialty from April 2014 until August 2015. During this time, Mr. Barry oversaw three complex and diverse businesses with responsibility for leading sales and marketing activities for branded and generic products across the United States and Canada. Mr. Barry has a diverse therapeutic experience including aesthetics and dermatology, oncology, urology, orthopedics and medical device and surgical experience. Mr. Barry holds a Master of Business Administration degree from Cornell University, Johnson School of Management and a Bachelor of Arts degree in Public Relations and Marketing from McKendree University.
Mark T. Bradley served as Executive Vice President; Chief Financial Officer of Endo International plc from March 2020 and continues to serve as Executive Vice President; Chief Financial Officer following consummation of the Plan on the Plan Effective Date. Mr. Bradley previously served as Senior Vice President, Corporate Development & Treasurer of Endo International plc from June 2017 to March 2020. Mr. Bradley joined Endo International plc in January 2007 as a Finance Director and held various positions of increasing responsibility. Prior to joining Endo International plc, Mr. Bradley spent nearly seven years as a management consultant, most recently with Deloitte Consulting, providing a broad range of strategic and operational advice and services to senior executives across a number of industries. In addition, Mr. Bradley served as a Finance Director for an industrial products company for approximately two years. Mr. Bradley spent the first five years of his career in public accounting at Ernst & Young LLP. Mr. Bradley is a licensed Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Saint Joseph’s University and a Master of Business Administration from The University of Texas at Austin.
Matthew J. Maletta served as Executive Vice President and Chief Legal Officer of Endo International plc from May 2015 until the consummation of the Plan, and as Company Secretary of Endo International plc from June 2020, and continues to serve as Executive Vice President; Chief Legal Officer and Secretary following consummation of the Plan on the Plan Effective Date. Mr. Maletta has global responsibility for all legal matters affecting Endo. Prior to joining Endo International plc in 2015, Mr. Maletta served as Vice President, Associate General Counsel and Corporate Secretary of Allergan. In this position, Mr. Maletta served as an advisor to the Chief Executive Officer and the Endo board of directors of directors and supervised several large transactions, including the $70 billion acquisition of Allergan by Actavis in 2015. Mr. Maletta also played a key role defending Allergan from an unsolicited takeover bid by Valeant Pharmaceuticals and Pershing Square Capital Management in 2014. Mr. Maletta joined Allergan in 2002 and during his tenure, held roles of increased responsibility, including serving as the lead commercial attorney for Allergan’s aesthetics businesses for several years and as Head of Human Resources in 2010. Prior to joining Allergan, Mr. Maletta was in private practice, focusing on general corporate matters, finance, governance, securities and transactions. Mr. Maletta holds a Bachelor of Arts degree in political science from the University of Minnesota, summa cum laude and Phi Beta Kappa, and a Juris Doctor degree, cum laude, from the University of Minnesota Law School.
James P. Tursi, M.D. served as Executive Vice President, Global Research & Development of Endo International plc from January 2022 and continues to serve as Executive Vice President, Global Research & Development following consummation of the Plan on the Plan Effective Date. In this role, Dr. Tursi is responsible for leading global research & development, medical affairs and regulatory operations. Prior to joining Endo International plc, Dr. Tursi held senior leadership roles at Ferring Pharmaceuticals USA, Antares Pharmaceuticals and Aralez Pharmaceuticals. Prior to Aralez, Dr. Tursi was Chief Medical Officer and Vice President of Clinical R&D at Auxilium Pharmaceuticals until its acquisition by Endo International plc in 2015. Dr. Tursi practiced medicine and surgery for over ten years and created a medical education company, I Will Pass®, which assisted physicians in the process of board certification. Dr. Tursi performed his residency in Gynecology and Obstetrics at the Johns Hopkins Hospital, holds a Bachelor of Science degree in Chemistry and Biology from Ursinus College and a Doctor of Medicine degree from the Medical College of Pennsylvania. Dr. Tursi is a member of the Ideal Image and Metavia, Inc. (formerly, NueroBo Pharmaceuticals) Boards of Directors. Previously, Dr. Tursi served as a member of the Agile Therapeutics, Inc. Board of Directors from October 2014 to October 2022.
Endo has employment agreements with each of these executive officers.
Involvement in Certain Legal Proceedings
For information about the involvement of Endo’s directors and executive officers in certain legal proceedings refer to the section entitled “Note 17. Commitments and Contingencies” in the Consolidated Financial Statements attached as Annex A.
Code of Conduct
The Endo board of directors maintains a Code of Conduct that applies to Endo’s directors, executive officers (including its current Interim Chief Executive Officer and Executive Vice President and Chief Financial Officer) and other employees (the “Endo Code”). The Endo board of directors also maintains a Code of Conduct for the Endo board of directors (the “Director Code”). These codes are posted on Endo’s website at www.endo.com. The Endo Code is available under “Company-Policies & Statements”. The Director Code is available under “Investors — Board Policies & Guidelines.” Any waiver of either code for a director or executive officer of Endo, as applicable, may be made only by the Endo board of directors or a committee of the Endo board of directors. Such waivers and any amendments to either code will be disclosed on Endo’s website if required by law or any applicable stock exchange rules. The Endo board of directors reviews the Endo Code and the Director Code on an annual basis.
Insider Trading Policy
Endo has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of Endo’s securities by Endo’s directors, officers and employees. In addition, with regard to Endo’s trading in its own securities, it is Endo’s policy to comply with the federal securities laws and the applicable exchange listing requirements.
Audit & Finance Committee
Endo has a separately designated standing audit committee (the “Audit & Finance Committee”) established in accordance with the applicable sections of the Exchange Act. The members of the Audit & Finance Committee include Ms. Langlois (who also serves as the committee’s Chair), Mr. Herendeen and Mr. Pasternak. The Endo board of directors has determined that all members of the Audit & Finance Committee are “audit committee financial experts” as defined by the SEC regulations.
The Board has adopted and continues to apply categorical independence standards consistent with the NYSE listing standards. These standards are available on Endo’s website at www.endo.com, under “Investors — Board Policies & Guidelines”. All members of the Board’s Audit & Finance Committee must meet applicable NYSE independence requirements. The Nominating, Governance and Corporate Responsibility Committee has determined that all of the members of the Audit & Finance Committee meet the applicable independence tests of the NYSE listing rules.

ENDO EXECUTIVE AND DIRECTOR COMPENSATION
This section describes the executive compensation philosophy of Endo, the factors considered by Endo’s Compensation & Human Capital Committee (the “Endo CHCC”) and the Endo board of directors in setting executive compensation, the components of Endo’s 2024 executive compensation program and the factors considered by the Endo CHCC in determining payouts thereunder.
The executive officers of Endo whose compensation is discussed in this section and who are referred to as the named executive officers, or NEOs, are:
Name	Position and Offices as Employees
Current Named Executive Officers (“Current NEOs”):
Scott A. Hirsch	Interim Chief Executive Officer
Mark T. Bradley	Executive Vice President & Chief Financial Officer
Matthew J. Maletta	Executive Vice President, Chief Legal Officer & Secretary
Patrick A. Barry	Executive Vice President & President, Global Commercial Operations
James P. Tursi, M.D.	Executive Vice President, Global Research & Development
Former Named Executive Officer:
Blaise Coleman	Former President & Chief Executive Officer
Background
Immediately prior to the consummation of the Plan and the transfer on April 23, 2024 (the “Effective Date”) of substantially all of the assets of Endo International plc (the “Endo Predecessor”) to Endo, the NEOs (except for Mr. Hirsch) were executive officers of the Endo Predecessor. As a result, this section and the other compensation disclosures that follow discuss the 2024 compensation programs of both the Endo Predecessor, which generally applied prior to the consummation of the Plan, and Endo, which generally applied following the consummation of the Plan. Decisions regarding the compensation of the NEOs prior to the consummation of the Plan were made by the Compensation & Human Capital Committee of the Endo Predecessor (the “Predecessor CHCC”) or, in certain instances, by the Board of Directors of the Endo Predecessor. Following the consummation of the Plan, the Endo board of directors formed Endo CHCC, which, together with the Endo board of directors in certain instances, is now generally responsible for determining the executive compensation programs and policies of Endo. References to “NEO” in this section and the subsequent compensation disclosures refer to the individuals described above, regardless of whether the individual was performing services as an officer of the Endo Predecessor or, post-consummation of the Plan, was performing services as an officer of Endo.
Additionally, this section and the compensation disclosures that follow contain certain descriptions of 2024 activity that includes, but are not limited to, (i) NEO and company results, performance and achievements, including in the context of Endo’s performance-based compensation programs, and (ii) compensation decisions and amounts. Unless otherwise indicated or required by the context, descriptions and amounts relating to 2024 represent, for the NEOs, their full-year performance, achievements and compensation relating to their employment with the Endo Predecessor through the Effective Date and with the Successor through December 31, 2024. Additionally, in certain cases, this section includes descriptions and amounts relating to the full-year 2024 results, performance and achievements of the Endo Predecessor through the Effective Date and the Successor through December 31, 2024. Where provided, Endo believes this combined presentation provides comparability among periods and information about trends in Endo’s business and the results of Endo’s continuing operations. Additionally, Endo believes this combined presentation is consistent with certain of Endo’s 2024 compensation programs, including the 2024 annual cash incentive compensation (“IC”) program for which the performance targets and assessments approved by the Endo CHCC were based on full-year combined 2024 results. Discussions about periods prior to 2024 relate entirely to the Endo Predecessor.
Any combined 2024 financial measures relating to company performance included herein, including Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin, are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results per applicable regulations, do not reflect the actual results that would have been achieved absent the consummation of the Plan and may not be indicative of future results.
During the pendency of the bankruptcy proceedings of the Endo Predecessor, the Predecessor CHCC was generally restricted from making changes to the executive compensation program of the Endo Predecessor. Additionally, certain decisions and actions related to the executive compensation program of the Endo Predecessor occurred prior to the commencement of the bankruptcy proceedings of the Endo Predecessor.
2024 Business Update
This section highlights decisions made by the Predecessor CHCC, the Endo CHCC and the Endo board of directors in the context of significant transformation.
In April 2024, the Plan was successfully consummated, resulting in, among other things, the transfer of substantially all of the business, assets and employees (including the executive officers) of the Endo Predecessor to Endo. The consummation of the Plan was a substantial milestone and strategically positioned Endo to operate with a strong balance sheet, a diversified portfolio of on-market medicines across its four segments, a robust pipeline of innovative and differentiated product candidates and a highly skilled team.
Certain significant leadership changes also took place in 2024, including at both the Endo board of directors and Chief Executive Officer levels. Immediately following the consummation of the Plan, a new set of directors was appointed to the Endo board of directors. Except for Mr. Coleman, all of the directors appointed to the Endo board of directors had not previously served on the Endo Predecessor’s board of directors. In August 2024, Mr. Coleman ceased serving as a director and as President and Chief Executive Officer of Endo, and Scott Hirsch was appointed as Endo’s Interim Chief Executive Officer (in addition to his already-existing role as a director).
Endo’s business also faced a number of anticipated external challenges in 2024, including continued competitive pressures and market contraction impacting certain products. Despite these challenges, Endo delivered strong financial and operating performance in 2024, exceeding its Adjusted Revenue target contemplated in the 2024 IC program. Endo also delivered on a number of strategically significant initiatives in 2024 to drive sustainable performance, including the following:
•
The principal amount of Endo’s long-term debt decreased significantly, including a $5.6 billion reduction on the Effective Date associated with the consummation of the Plan.

•
Endo’s newly issued common shares commenced trading on the OTCQX under the ticker symbol NDOI.

•
Endo filed a registration statement on Form S-1, which was subsequently declared effective.

•
Endo achieved its XIAFLEX® maximization commercial and development objectives.

•
Endo launched five new products across its Sterile Injectables and Generic Pharmaceuticals segments, while also advancing a number of other key portfolio initiatives.

•
The U.S. FDA approved commercial production of VASOSTRICT® at Endo’s new aseptic manufacturing facility in Indore, India.

•
Endo progressed a number of manufacturing network optimization, quality and sustainability initiatives.

As further discussed in this section, consistent with Endo’s pay-for-performance philosophy, the Endo CHCC considered the management team’s 2024 accomplishments and performance when issuing awards under Endo’s performance-based incentive programs.
The Endo board of directors believes that, under the leadership of Endo’s Senior Executive Team, the newly restructured company is well-positioned to advance its strategic priorities in support of Endo’s vision of helping everyone Endo serves live their best life through the development and delivery of life-enhancing products.

Compensation Philosophy
To execute on Endo’s strategic objectives and achieve Endo’s vision, Endo’s compensation programs prioritize the importance of attracting, engaging and retaining experienced and well-qualified executive officers and other employees through policies, programs and strategies that advance Endo’s critical business and human capital development objectives and promote the creation of shareholder value over the long term.
The Endo CHCC has implemented an executive compensation philosophy that is designed to support Endo’s business strategy. The objectives of this philosophy include:
•
linking pay with individual and company performance, including through the use of pay-for-performance incentive compensation programs that align the interests of Endo’s executive officers and other employees with those of Endo’s stockholders, while embracing Endo’s values, behaviors and Code of Conduct;

•
balancing Endo’s short- and long-term business objectives and managing Endo’s goal-setting so as to discourage excessive risk-taking for the purposes of achieving a compensation result;

•
attracting and retaining experienced and well-qualified executive officers and other employees and motivating them to perform at the highest professional level by offering compensation opportunities that are market-competitive; and

•
considering shareholder input when designing and implementing Endo’s executive compensation programs.

In alignment with this philosophy, the Endo CHCC believes in prioritizing executive compensation programs pursuant to which:
•
a significant amount of executive compensation is variable and incentive-based and directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives, without encouraging excessive risk; and

•
total direct compensation levels are competitive as compared to Endo’s Pay Comparator Companies (as defined below).

Setting Executive Compensation
This section discusses the general policies and practices of management, the Endo CHCC and the Endo board of directors in making executive officer compensation decisions. Individual 2024 compensation considerations and decisions, including relating to Mr. Hirsch’s Interim CEO Arrangement (as defined below), are separately discussed below under the heading “2024 Executive Compensation Considerations and Determinations” beginning on page [•] of this joint proxy statement/prospectus.
General Role of Executive Officers and Other Members of Management
With oversight from Endo’s Chief Executive Officer, members of management (including from time to time other executive officers), formulate recommendations on Endo’s compensation philosophy, compensation plan design and compensation for executive officers other than the Chief Executive Officer. The Chief Executive Officer provides the Endo CHCC with performance assessments and compensation recommendations for each of the executive officers, other than himself. The Endo CHCC considers those recommendations with the assistance of its compensation consultant. Members of management do not participate in formulating, or in discussions with the Endo CHCC or the Endo board of directors regarding, their own compensation recommendations.
General Role of the Endo CHCC and the Endo Board of Directors
In making executive officer compensation decisions (or recommendations to the Board in the case of the Chief Executive Officer), the Endo CHCC considers individual and company performance, peer data, input from Endo CHCC’s compensation consultant (“LB&Co.”), feedback from shareholders, its own judgment and, except in the case of the Chief Executive Officer, performance assessments and compensation recommendations from the Chief Executive Officer. In the case of the Chief Executive Officer, the Endo CHCC shares the results of its analysis (including its evaluation of the Chief Executive Officer’s performance and its recommendations regarding the Chief Executive Officer’s compensation) with the full Endo board of directors, which is responsible for reviewing and approving such recommendations.
Individual and Company Performance Considerations
The performance of the Chief Executive Officer is assessed in relation to performance objectives approved for the year by the Endo CHCC, in consultation with the full Endo board of directors. The performance of the other executive officers is assessed in relation to individual performance objectives set for the year by the Chief Executive Officer. Other factors that are considered, for each of the executive officers, include the degree of risk and challenge involved in achieving individual performance objectives, contributions of the individual and his/her function to company performance, increases in competencies, skill development and alignment with Endo’s values.
Company performance is assessed in relation to strategic, operating, compliance and human capital objectives approved for the year by the Endo CHCC, in consultation with the full Endo board of directors. In setting these objectives, the Endo CHCC considers, among other things, input from the Endo board of directors, discussions with Endo’s Chief Executive Officer and senior management and feedback from shareholders. As further discussed below under the heading “2024 Annual Cash IC Considerations and Determinations” beginning on page [•] of this joint proxy statement/prospectus, this performance assessment directly impacts payouts under Endo’s annual cash IC program. Endo also sets multi-year performance goals when issuing PSUs that will ultimately be used in determining the payout under such awards.
Peer Data and Compensation Consultant Considerations
In making compensation decisions with respect to each element of compensation, the Endo CHCC and, as applicable, the Endo board of directors, considers the competitive market for executives and compensation levels provided by comparable companies by reviewing the compensation practices at companies with which Endo competes for talent, including businesses engaged in activities similar to those of Endo. While the Endo CHCC and the Endo board of directors do not believe that it is appropriate to establish compensation levels based solely on benchmarking, they generally believe that it is appropriate to set the target compensation of Endo’s executives near median levels (for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size), with the opportunity for top quartile compensation based upon individual and company performance.
For purposes of this peer analysis, the Endo CHCC annually consults with LB&Co., and approves the use of a sample of companies with similar operations to Endo, which is referred to collectively as the “Pay Comparator Companies”. This analysis takes into consideration comparative market data obtained from LB&Co. related to the Pay Comparator Companies.
The Endo CHCC believes that Endo competes with the Pay Comparator Companies for talent and for shareholder investment. In assessing the relevance of the Pay Comparator Companies, LB&Co. evaluates the appropriateness of including each company based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and enterprise value), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance. Additionally, the consolidation of viable peer companies and loss of many similarly sized competitor companies in recent years requires Endo to consider comparator companies that fall outside of the normal size parameters in order to include organizations relevant to Endo’s business. This includes companies both larger and smaller in size in an effort to include a balanced and fair assessment of the range of competitive pay levels. Ultimately, the Endo CHCC believes it is imperative that the Pay Comparator Companies align with Endo’s market for key talent in order to establish a reasonable assessment of competitive pay levels for Endo’s executive officers.
The Pay Comparator Companies typically have similar executive officer positions; however, the Endo CHCC does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Endo CHCC uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, internal pay equity, leadership, growth potential and secondary executive compensation survey sources specific to the life sciences industry, among others.
The Endo CHCC-approved Pay Comparator Companies for 2024 are listed in the table below:
2024 Pay Comparator Companies
Alkermes plc	Incyte Corporation
Amneal Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Amphastar Pharmaceuticals, Inc.	Lantheus Holdings, Inc.
Bausch Health Companies Inc.	Neurocrine Biosciences, Inc.
BioMarin Pharmaceutical Inc.	Organon & Co.
Catalent, Inc.	Perrigo Company plc
Corcept Therapeutics Incorporated	QuidelOrtho Corporation
Emergent BioSolutions Inc.	Sarepta Therapeutics, Inc.
Exelixis, Inc.	United Therapeutics Corporation
Hologic, Inc.
Pay Risk and Governance
The Endo CHCC regularly reviews industry compensation practices to align Endo’s compensation philosophy with Endo’s business strategy, while focusing on the enhancement of long-term shareholder value and management of risk.
Notwithstanding certain exceptions made with respect to the compensation of Mr. Hirsch (which relate to the interim nature of his role as Chief Executive Officer and are further discussed herein), the summary below reflects the general governance practices implemented and maintained by the Endo CHCC:
What Endo Does
Maintain a Compensation & Human Capital Committee composed entirely of independent directors
Engage with shareholders on governance and compensation matters
Retain an independent executive compensation consultant to the Endo CHCC
Conduct annual assessments of NEO pay positioning against Pay Comparator Companies
Complete independent annual reviews of risks associated with compensation arrangements, policies and practices
Implement an executive pay program that is highly concentrated on variable short- and long-term incentive compensation tied to individual and company performance
Grant long-term incentive (“LTI”) awards to NEOs (in respect of their service as NEOs) that are generally subject to multi-year vesting conditions and consist of a minimum of 50% PSUs
Maintain a conservative approach on executive perquisites
Maintain robust stock ownership guidelines for executive management and non-employee directors
Maintain compensation recovery (“clawback”) policies that collectively apply to all discretionary, performance-based and time-based incentive compensation, whether in the form of equity- or cash-based awards, in situations involving certain covered misconduct or negligence, or financial reporting errors impacting incentive compensation awards
Cap the sum of the aggregate fair market value of all equity-based grants paid to a single-non-employee director, for services as a non-employee director in a fiscal year, up to $750,000

What Endo Does Not Do
Reward executives for excessive, inappropriate or unnecessary risk-taking
Allow re-pricing of equity awards without shareholder approval
Allow cash buyouts of underwater options
Allow hedging and pledging of Endo common stock
Grant LTI awards to NEOs (in respect of their service as NEOs) that allow for single-trigger vesting upon change in control
Allow change in control gross-up payments
Allow for any excessive perquisites
On at least an annual basis, Endo conducts an assessment of the potential risks associated with Endo’s compensation arrangements, policies and practices. The assessment is conducted by LB&Co. and then reviewed by the Endo CHCC. A key objective is to determine whether Endo’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Endo. This risk assessment process includes identifying and analyzing compensation programs with the highest risk potential, including:
•
identifying the features within the programs that could potentially encourage excessive or imprudent risk-taking;

•
identifying business risks that these features could potentially encourage;

•
identifying controls and program features that mitigate the risks identified;

•
determining residual risk remaining after having identified mitigating controls and features; and

•
assessing whether residual risk is reasonably likely to have a material adverse effect on Endo as a whole.

The Endo CHCC also reviews Endo’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Endo CHCC also oversees the plans so it rewards both annual goal achievement and the long-term sustainable success of Endo. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve Endo’s executives, with a focus on analyzing whether any of the performance targets encourage excessive risk-taking. During the assessment, several control and design features of Endo’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an ongoing basis by Endo’s management team as new program designs are considered.
Based on the 2024 risk assessment, it was concluded that the potential risks associated with Endo’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Endo CHCC will continue to review Endo’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on Endo.
Executive Compensation Program Components
Summary
Endo’s executive compensation program includes three primary components:
•
base salary;

•
annual cash IC awards; and

•
annual LTI awards.

Apart from Mr. Hirsch, Endo’s executive officers are generally eligible to participate in these three compensation components. The Endo CHCC and Endo board of directors believe that the majority of the compensation of senior-most levels of management the levels of management having the greatest ability to influence performance should be variable and dependent upon performance. This is illustrated in the following chart, which shows the average of the 2024 compensation targets applicable for Messrs. Bradley, Maletta, Barry and Dr. Tursi, in respect of these three primary compensation components.
2024 Pay Mix
(Expected Target Value)

Current NEOs, Excluding Mr. Hirsch (Average)

18%
12%
70%
Base Salary
IC
LTI

Note:
This chart excludes the compensation of Messrs. Hirsch and Coleman because Mr. Coleman departed in the middle of the year and Mr. Hirsch has a special arrangement that excludes him from receiving incentive awards. Base salary represents the annual rate of base salary. The executive employment agreements of Messrs. Bradley, Maletta and Barry and Dr. Tursi do not provide for guaranteed annual LTI targets. The LTI target amounts reflected in the chart are based on the Initial LTI Targets (as defined and further discussed in the “2024 Annual LTI Considerations and Determinations” section below).

Mr. Coleman’s compensation package also reflected this belief, with a substantial majority of his target compensation opportunities prior to him ceasing to serve as President & Chief Executive Officer (effective August 29, 2024) being in the form LTI and IC. Refer to the “2024 Base Salary Considerations and Determinations” section below for a discussion of Mr. Hirsch’s compensation as Interim Chief Executive Officer.
The three primary components of Endo’s executive compensation program are further discussed below.
Base Salary
The first primary component of executive compensation is base salary. The objective of base salary is to reflect job responsibilities and value to Endo, while taking into consideration market competitiveness. Endo seeks to provide Endo’s executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of Endo’s executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary increases that the executives may receive from time to time, further supporting Endo’s pay-for-performance philosophy.
Initial NEO base salaries are documented in their employment agreements, which are described under “Executive Employment Agreements” below. Base salaries are subsequently reviewed at least annually thereafter. Initial NEO salaries and the amount of any increases over these salaries are determined by the Endo CHCC (together with the Endo board of directors in the case of the Chief Executive Officer) based on a variety of factors, including:
•
the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies and/or secondary executive compensation survey sources specific to the life sciences industry;

•
the expertise and competencies of the individual executive;

•
the competitiveness of the market for the executive’s services;

•
internal review of the executive’s compensation, both individually and relative to other NEOs;

•
the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation); and

•
actual and expected individual performance of the NEO, which includes:

•
achievement of individual annual goals and objectives, the risks and challenges involved and the impact of the results;

•
performance of day-to-day responsibilities;

•
increases in competencies and skill development;

•
the value of the NEO’s contribution to function and company goal achievement; and

•
the alignment of the NEO’s behaviors with Endo’s values.

Refer to the “2024 Executive Compensation Considerations and Determinations” section below for information regarding 2024 base salary decisions.
Annual Cash IC Awards
The second primary component of executive compensation is annual cash IC, which is a short-term performance-based incentive compensation program that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. In alignment with Endo’s pay-for-performance philosophy, the program provides each participant with an opportunity to earn an annual cash bonus subject to the achievement of individual and company performance objectives that are intended to correlate closely with shareholder value creation and preservation. Performance objectives are set at the beginning of the year, with company performance metrics governing the annual cash IC program documented in Endo’s enterprise “scorecard”. This scorecard includes both financial and non-financial performance metrics that align with Endo’s strategic and business plans, with the financial metrics taking into consideration Endo’s financial guidance for the year.
Each eligible NEO’s target annual cash IC award is set as a percentage of base salary. IC target percentages for the NEOs are initially set in their employment agreements and are typically reviewed at least annually thereafter. IC target percentages are set based on the factors that the Endo CHCC, and the Endo board of directors in the case of the Chief Executive Officer, deem relevant including, but not limited to, each NEO’s specific position, accountabilities and impact on overall company performance, as well as a review of Pay Comparator Company compensation levels.
After the end of each year, the Endo CHCC (together with the Endo board of directors in the case of the Chief Executive Officer) is responsible for approving each NEO’s award amount taking into consideration both individual performance and Endo’s achievement of its enterprise scorecard objectives. The resulting bonus payments can range between 0% and 195% of target. The relationship between payout and performance in respect of enterprise scorecard objectives is pre-established and formulaic; however, discretion may be applied in measuring performance, subject to certain limitations. For example, in determining the extent to which the annual performance goals are met for a given period, the Endo CHCC (and, as applicable, the Endo board of directors) may exercise judgment in determining whether to reflect or exclude the impact of changes in accounting principles and unusual or infrequently occurring events reported in Endo’s public filings. The Endo CHCC (and, as applicable, the Endo board of directors) also has the discretion to withhold annual cash IC awards that otherwise would be made to any employees, including the NEOs, if it determines company performance is below pre-established thresholds.
Annual LTI Awards
The third primary component of executive compensation is annual LTI, for which the realization of value depends significantly upon Endo’s delivery of shareholder value. LTI awards are subject to vest over a multi-year period and thus create a future reward structure for eligible employees. The Endo CHCC believes that the most effective means to encourage long-term performance by Endo’s NEOs is to create an ownership culture where Endo’s leaders have a meaningful stake in Endo’s financial future. This philosophy is implemented through the granting of the equity-based awards described below.
LTI awards are an important component supporting Endo’s compensation philosophy and are allocated most heavily to:
•
reward consistently high-performing individuals who make significant contributions to the success of Endo;

•
reward individuals at various levels who have high impact relative to the expectations and objectives of their role; and

•
retain eligible individuals who have skills critical to the long-term success of Endo.

The LTI compensation program normally provides an annual grant that is directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program. Typically, LTI awards for NEOs are equity-based, providing for the opportunity to award a combination of PSUs, Restricted Stock Units (“RSUs”) and/or stock options.
The Endo CHCC believes that targeted combinations of PSUs, RSUs and/or stock options closely equate the value of the benefit received by the recipient to the accounting expense of the benefit to Endo, while also being supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.
Factors considered by the Endo CHCC (together with the Endo board of directors in the case of the Chief Executive Officer) in determining the amounts of any LTI grants for the NEOs may include market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies, share usage and shareholder dilution.
In the case of annual grants made in respect of a given performance year, grant levels also take into consideration NEO performance assessments completed at the end of the performance year and, except in the case of awards to the Chief Executive Officer, the recommendations of the Chief Executive Officer. Performance assessments are based on, among other things, a group of factors that collectively contribute to Endo’s future success as a diversified pharmaceutical company committed to helping everyone Endo serves live their best life through the delivery of quality, life-enhancing therapies, including:
Factors
Development of a long-term vision for Endo and the successful execution of the overall business strategy	Strengthening the balance sheet by effectively managing capital and cash flow conversion
Focus on operational execution and the achievement of operating objectives and overall financial performance	Progress in the development and expansion of Endo’s product portfolio and pipeline
Success in forging Endo for long-term sustainable revenue and profitability growth	Advancement of Endo’s performance-oriented culture and efficient operating model
Achievement of quality, compliance and human capital objectives	Relative shareholder value creation and preservation

2024 Retention & Performance Awards
In addition to the three primary compensation components discussed above, following the date on which Mr. Coleman ceased serving as Endo’s President & Chief Executive Officer in August 2024, the Endo CHCC approved ad hoc retention and performance awards (the “Retention & Performance Awards”) on September 30, 2024 for each of the Current NEOs, excluding Mr. Hirsch. These awards provided the Current NEOs with the opportunity to earn cash payments of up to (i) $507,259 for Mr. Bradley, (ii) $514,830 for Mr. Maletta, (iii) $476,975 for Mr. Barry and (iv) $403,650 for Dr. Tursi, with each NEO’s award consisting of two components:
•
a performance-based component (70% of the award value), half of which was eligible for payout only if consolidated 2024 revenues exceeded $1.78 billion, with the other half eligible for payout only if 2024 Branded Pharmaceuticals segment revenue exceeded $905 million; and

•
a time-based component (30% of the award value).

In addition to the performance conditions associated with the performance-based component, both components generally require service through the vesting date of September 30, 2025 (the first anniversary of the grant date) to be eligible for a payout.
The Retention & Performance Awards were provided to incentivize outstanding performance, motivate the NEOs and encourage management continuity through a period of significant transition. Despite strong financial performance in 2024, the Endo CHCC determined, in February 2025, that the 2024 revenue targets underlying the performance-based component were not achieved, and no payouts were earned with respect to the performance-based component. Each of the Current NEOs remains eligible to receive payouts in respect of the time-based component, subject to remaining employed with Endo through September 30, 2025. Additionally, as further discussed in the “Potential Payments Upon Termination or Change in Control” section below, in the case of an NEO being terminated without cause prior to the vesting date, the respective NEO would be entitled to an accelerated payout of the time-based component.
Benefits and Executive Perquisites
The Current NEOs are eligible to participate in the benefit programs available to all eligible U.S. employees, including health and welfare benefits, life insurance benefits and Endo’s defined contribution 401(k) retirement plan. Additionally, while Endo’s current practice is to limit the use of perquisites, the NEOs are currently eligible for certain limited executive perquisites including financial and legal advisory services and executive physicals. Additionally, pursuant to the terms of Mr. Hirsch’s Interim CEO Arrangement, in acknowledgement of the fact that Mr. Hirsch resides outside the state of Pennsylvania, Endo has agreed to provide him reimbursements for reasonable travel and lodging expenses associated with trips to Endo’s offices while he is serving as Interim Chief Executive Officer.
Executive Employment Agreements
Endo generally enters into written employment agreements with its NEOs. The purpose of these agreements and the compensation and benefits provided for in the agreements is to aid recruitment and management continuity and to reinforce an ongoing commitment to shareholder value creation and preservation.
Following the consummation of the Plan, Endo entered into executive employment agreement with Messrs. Bradley, Maletta and Barry and Dr. Tursi effective May 10, 2024. Each of these agreements will generally continue until the termination of the respective NEO’s employment with Endo. These agreements generally provide for: (i) an initial base salary, (ii) an initial target annual cash IC award opportunity, (iii) eligibility for annual LTI awards and (iv) eligibility for benefits on the same basis as other similarly situated executives. These agreements each contain a 12-month non-competition covenant, a 12-month non-solicitation covenant, a non-disparagement covenant and a covenant providing for cooperation by each respective NEO in connection with any investigations and/or litigation.
In connection with the appointment of Mr. Hirsch as Endo’s Interim Chief Executive Officer, Endo entered into an employment agreement with Mr. Hirsch, effective August 29, 2024. The agreement was subsequently amended effective in January 2025 (as amended, the “Interim CEO Arrangement”). The Interim CEO Arrangement generally provides for employment of Mr. Hirsch until August 15, 2025; provided that in the event a permanent Chief Executive Officer commences employment with Endo prior to August 15, 2025, Mr. Hirsch would serve as Advisor to the Chief Executive Officer until August 15, 2025. The agreement provides for an initial base salary and eligibility for benefits. The agreement contains a 12-month non-solicitation covenant and a non-disparagement covenant. On March 13, 2025, Endo entered into a Transition Arrangement with Mr. Hirsch in connection with the business combination. For a detailed description of Mr. Hirsch’s Transition Arrangement, please see the section titled “The Transaction — Interests of Certain Persons in the Transaction — Endo — Severance Benefits Payable Upon Termination of Employment — Interim Chief Executive Officer Transition Agreement” beginning on page [•] of this joint proxy statement/prospectus.
The payments and benefits to be received by each Current NEO upon certain terminations of employment are governed by each NEO’s employment agreement, individual award agreements, the respective equity plan(s) to which each award relates and/or any other applicable compensatory arrangements. These payments and benefits and the triggering events are further described in the “Executive Compensation Tables” section below under the heading “Potential Payments Upon Termination or Change in Control” beginning on page [•] of this joint proxy statement/prospectus.
Endo may also from time to time enter into written separation agreements with NEOs upon termination of employment. The purpose of these agreements is to provide Endo with certainty regarding its post-termination protections and obligations. Refer to the discussion of Mr. Coleman’s separation arrangement in the “Executive Compensation Tables” section below.
2024 Executive Compensation Considerations and Determinations
2024 Base Salary Considerations and Determinations
Prior to the consummation of the Plan, the base salaries of the then-current NEOs had been set by the Predecessor CHCC, and had not changed since early 2022. In May 2024, shortly after the consummation of the Plan, the Endo CHCC (together with the Endo board of directors in the case of Mr. Coleman) approved base salary increases for each of the then-current NEOs, as follows:
Name	Base Salary Prior to 2024 Increase	Base Salary After 2024 Increase and as of December 31, 2024
Blaise Coleman	$1,000,000	$1,035,000
Mark T. Bradley	$700,150	$724,655
Matthew J. Maletta	$710,600	$735,471
Patrick A. Barry	$658,350	$681,392
James P. Tursi, M.D.	$600,000	$621,000
These increases took into consideration the factors described in the “Executive Compensation Program Components — Base Salary” section above beginning on page [•] of this joint proxy statement/prospectus.
Effective August 29, 2024, Mr. Coleman ceased serving as Endo’s President and Chief Executive Officer and Mr. Hirsch was appointed as Endo’s Interim Chief Executive Officer. Effective on his appointment date, Mr. Hirsch’s Interim Chief Executive Officer compensation package was set by the Endo board of directors in the Interim CEO Arrangement. Given the interim nature of Mr. Hirsch’s role as Chief Executive Officer and uncertainty regarding his term in such role, the Endo board of directors approved an interim compensation package for Mr. Hirsch, pursuant to which substantially all of his compensation as Interim Chief Executive Officer is in the form of base salary, with no eligibility to receive annual cash IC or annual LTI awards in his capacity as Interim Chief Executive Officer. The rate of base salary set for his initial term (August 29, 2024 through December 31, 2024) was $250,000 per month.
A permanent Chief Executive Officer had not been identified as of December 31, 2024 (the last day of the initial term noted above). To provide leadership certainty and a smooth transition when a permanent

Chief Executive Officer is named, the Endo board of directors took action in January 2025 to approve an extension of Mr. Hirsch’s agreement and an increase in his base salary rate. Following these actions, Mr. Hirsch will be compensated at a rate of $750,000 per month beginning January 1, 2025 and extending through August 15, 2025, either in his capacity as Interim Chief Executive Officer or, in the event a permanent Chief Executive Officer commences employment with Endo prior to August 15, 2025, as Advisor to the Chief Executive Officer.
The Endo CHCC and the Endo board of directors continue to believe that, under normal circumstances, a substantial majority of the Chief Executive Officer’s compensation should be variable and dependent upon performance.
2024 Annual Cash IC Considerations and Determinations
Annual Cash IC Target Levels.   The annual cash IC target percentages for Endo’s Current NEOs are expressed in the following chart. These target percentages, which did not change in 2024, relate to the 2024 performance year, payable in 2025. Pursuant to the terms of the Interim CEO Arrangement, Mr. Hirsch is not currently eligible for an annual cash IC award.
Percent of Annual Base Salary

70%
70%
70%
65%
Mark T. Bradley
Matthew J. Maletta
Patrick A. Barry
James P. Tursi, M.D.

2024 Enterprise Scorecard Mix.   The following information summarizes the 2024 enterprise scorecard objectives applicable to Endo’s annual cash IC program, which were approved by the Endo CHCC for 2024 performance. These objectives were weighted as follows (specific performance targets are discussed below):
2024 Financial Objectives and Results.   Financial objectives are set utilizing a budgeting approach that considers prior year performance and expected year-over-year changes in current year performance. Given that many factors can impact financial performance from year to year, the Endo CHCC believes that, in determining whether financial objectives are challenging and rigorous, it should consider all relevant factors and not merely a year-over-year comparison. For example, in light of external challenges (including continued competitive pressures and market contraction impacting certain products) contemplated by Endo during its 2024 budgeting process and reflected in its 2024 financial guidance, Endo anticipated year-over-year declines in Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin. The Endo CHCC took this into consideration when approving Endo’s 2024 financial enterprise scorecard objectives, which were intended to be challenging, yet aligned with Endo’s 2024 goals, taking into consideration the factors explained above.
Refer to the following table for Endo’s 2024 performance in relation to 2024 financial enterprise scorecard objectives (certain amounts may not recalculate due to rounding).
	Adjusted Revenue ($ in millions)(1)(2)	Adjusted Free Cash Flow ($ in millions)(1)(3)	Adjusted EBITDA Margin(1)(4)
2024 Threshold – 50% Payout Opportunity(5)	$1,642	$516	35.5%
2024 Target – 100% Payout Opportunity(5)	$1,728	$573	36.4%
2024 Maximum – 150% Payout Opportunity(5)	$1,901	$688	38.3%
2024 Results	$1,761	$549	36.4%
2024 Results as a Percentage of Target	101.9%	95.7%	99.9%
Corresponding Unweighted Payout Factor Based on Performance (0% – 150%)	109.5%	78.6%	97.8%

(1)
The Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin metrics contemplated in the enterprise scorecard are not prepared in accordance with GAAP. In calculating these amounts, each amount is adjusted from GAAP in order to keep participants from being advantaged or disadvantaged as a result of certain unplanned and unbudgeted events or changes throughout the performance period. Such adjustments may include, as applicable: for unbudgeted acquisitions during the performance period to include deal model base case revenue and EPS commitments in Endo’s performance targets; for unbudgeted dispositions during the performance period; and to neutralize foreign exchange impact versus budget during the performance period.

(2)
Adjusted Revenue in 2024 consisted of revenues of $1,178 million for the Successor and $582 million for the Endo Predecessor, each determined in accordance with GAAP, adjusted as described in note (1).

(3)
Adjusted Free Cash Flow represents Adjusted EBITDA (as described in note (4)), further adjusted to exclude the effects of capital expenditures and changes in net working capital. Adjusted Free Cash Flow in 2024 consisted of $113.4 million of Net cash provided by operating activities for the Successor and $744.6 million of Net cash used in operating activities for the Endo Predecessor, each determined in accordance with GAAP, adjusted as described herein.

(4)
EBITDA represents net income (loss) before interest expense, net; income taxes; depreciation; and amortization, each prepared in accordance with GAAP. Adjusted EBITDA further adjusts EBITDA by adjusting for the items enumerated in note (1) and by excluding other (income) expense, net; share-based compensation; acquisitions and divestitures, such as certain employee-related charges, including earn-outs, separation, retention, or relocation costs, changes in the fair value of contingent consideration, transaction costs of executed deals, and integration or disintegration-related costs; certain amounts related to strategic review initiatives; certain cost reduction initiatives such as separation benefits, continuity payments, other exit costs; asset impairment charges; certain costs incurred in connection with debt or equity-financing activities, such as non-capitalizable transaction costs incurred in connection with a successful financing transaction, and other debt modification costs; litigation-related and other contingent matters; certain legal costs; gains or losses associated with discontinued operations, net of tax; reorganization items, net; and certain other items. Finally, Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenue. Adjusted EBITDA Margin in 2024 was determined by dividing: (a) the sum of $731 million of net loss for the Successor and $6,373 million of net income for the Endo Predecessor, each determined in accordance with GAAP, adjusted as described herein, by (b) the sum of the 2024 Adjusted Revenue amounts above.

(5)
These amounts reflect the levels approved by the Endo CHCC for 2024 performance.

2024 Overall Performance Against Scorecard Objectives.   In addition to the financial objectives discussed above, other performance objectives are established in alignment with Endo’s strategic, operating, compliance and human capital priorities. These objectives are designed to incentivize strong annual operating performance results, while positioning Endo for longer-term success and enhanced shareholder value. Performance objectives are set to be challenging, while reasonably attainable given a concerted effort on the part of Endo’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2024 financial and other objectives, as summarized below.
In February 2025, the Endo CHCC reviewed Endo’s achievement of the enterprise scorecard objectives for 2024 and determined that, based on assessment of 2024 performance, the weighted payout factor for the annual cash IC program would be 95.5%, subject to further modification for each eligible NEO based on individual performance. Details behind Endo’s performance objectives, relative weighting and actual final results from the 2024 enterprise scorecard are summarized in the table below. Certain amounts may not recalculate due to rounding and select results have been generalized due to competitive considerations.

Scorecard Objective	2024 Results	Enterprise Scorecard Weight	Unweighted Payout Factor Based on Performance	Weighted Payout Factor
OVERALL RESULTS		100.0%		95.5%
Financial Objectives:		70.0%		66.2%
Achieve Adjusted Revenue(1) of $1,728 million	Adjusted Revenue(1) at 101.9% of target	30.0%	109.5%	32.8%
Achieve Adjusted Free Cash Flow(1) of $573 million	Adjusted Free Cash Flow(1) at 95.7% of target	30.0%	78.6%	23.6%
Achieve Adjusted EBITDA Margin(1) of $36.4%	Adjusted EBITDA Margin(1) at 99.9% of target	10.0%	97.8%	9.8%
Strategic, Operating, Compliance and Human Capital Priority Objectives:		30.0%		29.3%
Achieve key XIAFLEX® maximization development and commercial goals	Exceeded or achieved objectives related to demand for on-market indications and development for potential new indications	6.5%	114.2%	7.4%
Achieve product launch and portfolio development goals	Partially achieved milestones related to the identification, development and filing of product candidates, as well as the launch of new products intended to contribute revenue in the near term	6.9%	87.0%	6.0%
Achieve new product development process enhancement goals	All 2024 objectives met	2.0%	100.0%	2.0%
Achieve manufacturing network optimization goals	Partially achieved objectives related to optimizing and enhancing the capabilities of Endo’s internal and contract manufacturing networks	4.0%	54.5%	2.2%
Achieve “New Endo” goals	Consummated the Plan and exceeded related 2024 objectives	3.0%	150.0%	4.5%
Achieve goals to further advance Endo’s culture of quality and compliance in everything Endo does	Achieved quality and compliance objectives throughout supply chain and partially achieved objectives related to internal efficiency metrics	2.5%	96.6%	2.4%
Achieve human capital and “future of work” goals	All 2024 objectives met or exceeded	3.1%	101.6%	3.1%
Achieve sustainability goals	Achieved sourcing goals and partially achieved internal objectives	2.0%	81.3%	1.6%

(1)
Refer to the section above entitled “2024 Financial Objectives and Results” for discussion of Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin.

Based on company and individual performance, the 2024 bonuses paid in respect of the annual cash IC program were as follows (certain amounts may not recalculate due to rounding):
	(A)	(B)	(C)	(A) x (B) x (C)
	2024 Annual Cash IC Target (Salary x IC Target Percentage) ($)	Endo Payout Factor (%)	Individual Performance Factor (%)	2024 Annual Cash IC Actual ($)
Mark T. Bradley	$507,259	95.5%	100.0%	$484,432
Matthew J. Maletta	$514,830	95.5%	100.0%	$491,663
Patrick A. Barry	$476,975	95.5%	100.0%	$455,511
James P. Tursi, M.D.	$403,650	95.5%	100.0%	$385,486
Refer to the “Individual Compensation Determinations” section below for additional information about individual performance considerations.
2024 Annual LTI Considerations and Determinations
As noted above, the Endo CHCC believes that the most effective means to encourage long-term performance by Endo’s NEOs is to create an ownership culture where Endo’s leaders have a meaningful stake in Endo’s financial future. However, immediately following the consummation of the Plan in April 2024, the NEOs had no ownership stake in Endo and no outstanding LTI awards of any type.
As contemplated by the Plan, on the Effective Date, Endo adopted the 2024 Stock Plan and authorized and reserved 3.6 million shares for issuance pursuant to equity incentive awards to be granted under such plan. In order to quickly establish a meaningful equity stake in Endo for Messrs. Bradley, Maletta and Barry and Dr. Tursi, the Endo CHCC approved initial grants, from this reserve, of equity-based LTI awards for these individuals, which were granted on September 30, 2024 (the “Initial NEO Grants”). The amounts granted were determined as follows:
Endo CHCC Action	Considerations
The Endo CHCC established a target amount for each eligible NEO, determined as a percentage of salary, to be used solely for purposes of the respective NEO’s Initial NEO Grant. The target amount for each eligible NEO was set as the product of the respective NEO’s base salary and 425% for each of Messrs. Bradley, Maletta and Barry, and 300% for Dr. Tursi (the “Initial LTI Targets”).	The executive employment agreements of each eligible NEO specify that LTI awards will be determined at the sole discretion of the Endo CHCC. In determining the Initial LTI Targets, the Endo CHCC considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies and other factors as further discussed above under the heading “Annual LTI Awards”.
The Endo CHCC determined the total expected target value of each Initial NEO Grant by multiplying the respective NEO’s Initial LTI Target by a multiple of approximately 217.7% (the “Initial LTI Multiple”). The Initial NEO Grants were intended to represent upfront grants of both 2024 and 2025 LTI awards and, as such, the Endo CHCC has not authorized any separate 2025 LTI targets for the NEOs who received Initial NEO Grants.	Because the NEOs had no outstanding LTI awards on the grant date, the Endo CHCC considered the importance of both quickly establishing a meaningful equity stake in Endo for the NEOs and retaining its management team during a highly transitional period. While the Endo CHCC believes the use of a higher multiple would have been supported by market practices given applicable circumstances, the Endo CHCC also took into consideration the potential shareholder dilution impact of a higher multiple.
The Endo CHCC determined the number of awards to be granted to each eligible NEO by dividing the total expected target value of the respective NEO’s	While the Initial NEO Grants were approved by the Endo CHCC on September 30, 2024 when the closing price of Endo common stock was $25.48 per

Endo CHCC Action	Considerations
grant by $28.75, representing the estimated per-share fair market value of Endo common stock as of the Effective Date.	share, the Endo CHCC used the estimated per-share value of Endo’s shares on the Effective Date ($28.75) to determine the number of equity awards, which is the date on which the NEOs began serving as executive officers of Endo.
The Endo CHCC awarded a mix consisting of 70% PSUs and 30% RSUs.	The Endo CHCC considered market practices, the effects of each award type on shareholder dilution and the Endo CHCC’s desire to promote the creation and preservation of long-term shareholder value.
The resulting Initial NEO Grants are reflected in the following table (certain amounts may not recalculate due to rounding):
Name	Initial LTI Target (Defined Above) ($)	Initial LTI Multiple (Defined Above) (%)	Initial NEO Grant (Expected Target Value) ($)	Initial NEO Grant (Number of PSUs at Target) (#)	Initial NEO Grant (Number of RSUs) (#)	Initial NEO Grant (Grant Date Fair Value) ($)(1)
Mark T. Bradley	$3,079,784	217.7%	$6,705,765	163,271	69,973	$4,434,433
Matthew J. Maletta	$3,125,752	217.7%	$6,805,873	165,708	71,018	$4,500,637
Patrick A. Barry	$2,895,916	217.7%	$6,305,450	153,524	65,796	$4,169,712
James P. Tursi, M.D.	$1,863,000	217.7%	$4,056,395	98,765	42,327	$2,682,436

(1)
Refer to the Summary Compensation Table and corresponding footnotes for a discussion of grant date fair values, which were determined in accordance with ASC 718.

Performance Share Units.   Performance under the PSUs granted in 2024 is measured based on the compounded annual growth rate of the value of Endo’s common stock over a cumulative three-year performance period generally beginning on the Effective Date and ending on April 27, 2027. The number of PSUs awarded to each eligible NEO on the grant date was determined by the Endo CHCC upon grant, with the actual number of shares released at the end of the three-year period depending on how well Endo performs against the Adjusted Share Price CAGR (defined below) targets established on the grant date. Under the current design, the PSUs will not vest unless the three-year Adjusted Share Price CAGR reaches at least 10%, at which the threshold attainment multiple of 0.5x will apply. The target attainment multiple of 1.0x will apply if the three-year Adjusted Share Price CAGR is 15%, while the maximum attainment multiple of 1.5x can only be achieved if the three-year Adjusted Share Price CAGR reaches at least 20%. Attainment levels will be interpolated between the levels specified above. For purposes of these PSUs, the following definitions apply:
•
“Adjusted Share Price CAGR” means the Share Price CAGR (defined below), adjusted to neutralize the effects of any dividend, stock split, reverse stock split or other similar transaction or event during the Performance Period (defined below).

•
“Beginning Per Share Price” means $28.75.

•
“Ending Per Share Price” generally means the volume-weighted average price (VWAP) of shares of Endo’s common stock during the thirty consecutive trading days prior to last day of the Performance Period.

•
“Performance Period” means the period beginning on the Effective Date and ending on April 23, 2027.

•
“Share Price CAGR” means the compounded annual growth between the Beginning Per Share Price and the Ending Per Share Price.

Restricted Stock Units.   Each RSU represents the right to receive one ordinary share of Endo as of the date of vesting. The RSUs granted to the NEOs generally vest ratably, annually on each of the first, second and third anniversaries of the Effective Date.

Option Awards.   Endo does not currently grant stock options, stock appreciation rights or similar option-like instruments (“Options”), and the Endo CHCC does not presently intend to introduce Options into Endo’s LTI compensation program. Accordingly, Endo has no specific policy or practice on the timing of Options with respect to the disclosure of material nonpublic information by Endo. If Endo determines to grant Options, the Endo CHCC intends to adopt appropriate policies and practices regarding the timing of such awards with respect to the disclosure of material nonpublic information.
Grant Date Fair Market Value Determination.   The number of PSUs and RSUs awarded is based on a determined grant date fair market value (as determined in the sole discretion of the Endo CHCC, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant).
Interim Chief Executive Officer Considerations.   Mr. Hirsch is not currently eligible to receive LTI awards in his capacity as Interim Chief Executive Officer. Mr. Hirsch did however receive equity awards in 2024 in his capacity as a director. Refer to the discussion of the Initial Director Grants in the “Director Compensation” section below for additional information regarding Mr. Hirsch’s 2024 equity grants.
Stock Ownership Guidelines for Executive and Senior Management.   In making LTI and other compensation decisions, the Endo CHCC may also consider the Ownership Guidelines. The current Ownership Guidelines for executives and members of senior management are as follows:
•
Chief Executive Officer:   6x base salary;

•
Executive Vice Presidents:   3x base salary; and

•
Chief Accounting Officer and Senior Vice Presidents:   1x base salary.

Executives and members of senior management are generally expected to achieve the Ownership Guidelines within five years of the date on which they were appointed to their then-current level at Endo Executives and members of senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. For purposes of these Ownership Guidelines, common stock ownership includes (i) common shares individually owned, (ii) common shares owned together with immediate family members and (iii) time-based restricted stock units or restricted shares (whether or not vested), but does not include unexercised stock options or unvested performance share units or performance shares. Since the Effective Date, the NEOs subject to the Ownership Guidelines have made progress toward meeting the recommended guidelines.
Individual Compensation Determinations
Scott Hirsch
Interim Chief Executive Officer
Mr. Hirsch has served as Interim Chief Executive Officer since August 2024. Refer to the “2024 Base Salary Considerations and Determinations” section above for a discussion of the considerations and determinations relating to Mr. Hirsch’s compensation.
Mark T. Bradley
Executive Vice President & Chief Financial Officer
Mr. Bradley was appointed as Executive Vice President & Chief Financial Officer of the Endo Predecessor in March 2020 and continues to serve Endo in this capacity. Mr. Bradley has broad-based leadership skills, financial expertise and business acumen related to strategic and financial matters. Through Mr. Bradley’s financial management, Endo successfully executed on its “new Endo” goals, including the consummation of the Plan and the completion of related capital markets transactions, while also achieving strong 2024 financial performance despite the anticipated external challenges Endo faced. Throughout 2024, Mr. Bradley played a key leadership role in executing Endo’s strategic objectives, including the management of capital allocation priorities, such as investments supporting Endo’s key growth drivers. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Bradley was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations”

and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Endo CHCC for Mr. Bradley.
Matthew J. Maletta
Executive Vice President, Chief Legal Officer & Secretary
Mr. Maletta was appointed as Executive Vice President & Chief Legal Officer of the Endo Predecessor in May 2015 and as Company Secretary of the Endo Predecessor in June 2020, and he continues to serve Endo as Executive Vice President, Chief Legal Officer & Secretary. Mr. Maletta has approximately thirty years of legal experience and organizational leadership in the specialty pharmaceutical industry and with private law firms, including extensive experience in litigation strategy, M&A, corporate, governance, securities, antitrust, finance, commercial and employment law. Throughout 2024, Mr. Maletta played a key leadership role in developing and supporting the advancement of Endo’s overall strategy, which included both legal and operational priorities. His expertise and leadership were critical to Endo executing on its “new Endo” goals. He also provided leadership and advice on a wide range of significant legal and business matters, including commercial, intellectual property, business development, regulatory, corporate, investor and media relations. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Maletta was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Endo CHCC for Mr. Maletta.
Patrick A. Barry
Executive Vice President & President, Global Commercial Operations
Mr. Barry was appointed as Executive Vice President & President, Global Commercial Operations of the Endo Predecessor in April 2020 and continues to serve Endo in this capacity. In his current role, Mr. Barry has responsibility for Endo’s global commercial organization across each of Endo’s four reportable business segments, including Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. Under Mr. Barry’s leadership, Endo met its XIAFLEX® commercial maximization goals and achieved strong revenue performance in 2024 despite the anticipated external challenges Endo faced. Mr. Barry also successfully led the strategic and operational oversight of the launch of multiple new Sterile Injectables and Generic Pharmaceuticals products. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Barry was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Endo CHCC for Mr. Barry.
James P. Tursi, M.D.
Executive Vice President, Global Research & Development
Dr. Tursi was appointed as Executive Vice President, Global Research & Development of the Endo Predecessor in January 2022 and continues to serve Endo in this capacity. Dr. Tursi has responsibility for Endo’s global research & development efforts, including for current products and future product candidates across Endo’s segments. In 2024, under Dr. Tursi’s leadership, Endo launched five new products across its Sterile Injectables and Generic Pharmaceuticals segments, while also advancing a number of other key portfolio initiatives, including in relation to potential future indications for XIAFLEX®. Dr. Tursi’s leadership was also critical to Endo achieving its 2024 goals related to enhancing its product development process. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Dr. Tursi was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Endo CHCC for Dr. Tursi.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth the cash and non-cash compensation paid to or earned by the NEOs. Information has been included for each NEO for each of the years ending December 31, 2024, December 31, 2023 and December 31, 2022 in which that individual met the definition of a NEO, including for service as an executive officer of Endo following the consummation of the Plan and, as applicable, for the Endo Predecessor prior to the consummation of the Plan. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Current Named Executive Officers:
Scott Hirsch Interim Chief Executive Officer	2024	$986,739(5)	$—	$797,626	$—	$26,476	$1,810,841

Mark T. Bradley Executive Vice President & Chief Financial Officer	2024	$719,943	$—	$4,434,433	$484,432	$13,800	$5,652,608
	2023	$700,150	$—	$—	$1,386,297	$9,650	$2,096,097
Matthew J. Maletta Executive Vice President, Chief Legal Officer & Secretary	2024	$730,688	$—	$4,500,637	$491,663	$32,130	$5,755,118
	2023	$710,600	$—	$—	$1,406,988	$25,370	$2,142,958
	2022	$702,948	$3,517,470	$—	$—	$29,900	$4,250,318
Patrick A. Barry Executive Vice President & President, Global Commercial Operations	2024	$676,961	$—	$4,169,712	$455,511	$13,451	$5,315,635
	2023	$658,350	$—	$—	$1,303,533	$20,258	$1,982,141
James P. Tursi, M.D. Executive Vice President, Global Research & Development	2024	$616,962	$—	$2,682,436	$385,486	$13,680	$3,698,564
	2023	$600,000	$—	$—	$876,000	$13,350	$1,489,350
	2022	$562,802	$4,490,000	$899,997	$390,000	$16,350	$6,359,149
Former Named Executive Officer:
Blaise Coleman(4)(6) Former President & Chief Executive Officer	2024	$705,827	$—	$—	$—	$6,372,632	$7,078,459
	2023	$1,000,000	$—	$—	$4,740,000	$22,539	$5,762,539
	2022	$978,296	$11,850,000	$—	$—	$21,551	$12,849,847

(1)
The amounts shown in this column for 2022 include: (i) 2022 prepayments by the Endo Predecessor of certain compensation components that normally would have been earned, paid and/or granted subsequent to when the prepayments occurred and (ii) in the case of Dr. Tursi, amounts earned in the ordinary course in respect of then-outstanding cash compensation arrangements of the Endo Predecessor that were originally provided to Dr. Tursi in early 2022 in connection with his commencement of employment. The 2022 prepayments included in this column, which were previously disclosed, resulted in the acceleration of reporting of certain compensation components which, had they adhered to the normal compensation timeline, would have been reportable in one or more future years.

(2)
The amounts shown in this column represent grant date fair values determined in accordance with ASC 718. The amount in 2024 for Mr. Hirsch and the amount in 2022 for Dr. Tursi relate to RSUs. The amounts in 2024 for the other NEOs relate to a combination of RSUs and market-based PSUs measured based on the compounded annual growth rate of the value of Endo’s common stock (referred to as “CAGR-based PSUs”). RSUs were valued based on the closing price of Endo’s common shares on the date of grant and CAGR-based PSUs were valued using a Monte- Carlo variant valuation model that takes into account a variety of potential future share prices for Endo. Refer to the section entitled “Note 4. Summary of Significant Accounting Policies — Share-Based Compensation” of the Consolidated

Financial Statements attached as Annex A for the assumptions Endo uses in valuing and expensing stock awards in accordance with ASC 718. The values of the 2024 PSUs on the grant date assuming that the highest level of performance would be achieved (determined by multiplying the maximum number of shares issuable pursuant to such PSUs by the closing price of Endo’s common stock on the grant date of $25.48) were $6,240,230, $6,333,360, $5,867,687 and $3,774,811 for Mr. Bradley, Mr. Maletta, Mr. Barry and Dr. Tursi, respectively, compared to $2,651,521, $2,691,098, $2,493,230 and $1,603,944, respectively, representing the grant date fair values of such PSUs included in the table above. Mr. Hirsch was serving as both a director and as Interim Chief Executive Officer on the date that his 2024 stock awards were granted. Mr. Hirsch has not received, and is not currently eligible to receive, any stock awards in respect of his service as Endo’s Interim Chief Executive Officer. Instead, he was granted stock awards in respect of his service on the Endo board of directors, with amounts and vesting terms generally determined on the same basis as Endo’s non-employee directors. Refer to the discussion of the Initial Director Grants above in the “Director Compensation” section for additional information regarding Mr. Hirsch’s awards. For additional information on each of the 2024 amounts included in the Summary Compensation Table, refer to the “2024 Grants of Plan-Based Awards” table below.
(3)
The amounts shown in this column for 2024 represent amounts earned pursuant to Endo’s annual cash IC program with respect to 2024 performance, which were approved by the Endo CHCC on February 25, 2025. Mr. Hirsch is not currently eligible to participate in Endo’s annual cash IC program. As previously disclosed, (i) the amounts shown in this column for 2023 relate to outperformance bonuses associated with prior prepaid compensation arrangements of the Endo Predecessor, and were paid in lieu of any additional cash IC the NEOs would have otherwise been eligible to receive based on above-target 2023 performance under the Endo Predecessor annual cash IC program and (ii) the amount shown in 2022 relates to the 2022 prepayment of Dr. Tursi’s 2022 annual cash IC.

(4)
The amounts shown in this column for 2024 include the items summarized in the table that follows:

Name	Perquisites & Other Personal Benefits(a)	Registrant Contributions to Defined Contribution Plans(b)	Other(c)	Total
Current Named Executive Officers:
Scott Hirsch	$26,476	$—	$—	$26,476
Mark T. Bradley	$—	$13,800	$—	$13,800
Matthew J. Maletta	$18,330	$13,800	$—	$32,130
Patrick A. Barry	$—	$13,451	$—	$13,451
James P. Tursi, M.D.	$—	$13,680	$—	$13,680
Former Named Executive Officer:
Blaise Coleman	$—	$13,800	$6,358,832	$6,372,632

(a)
The total value of all perquisites and personal benefits for each NEO did not exceed $10,000 except for the amounts shown for Mr. Hirsch and Mr. Maletta. Pursuant to the terms of Mr. Hirsch’s Interim CEO Arrangement (which is further discussed above), in acknowledgement of the fact that Mr. Hirsch resides outside the state of Pennsylvania, Endo has agreed to provide him reimbursements for reasonable travel and lodging expenses associated with trips to Endo’s offices while he is serving as Interim Chief Executive Officer. The amount in the table above relates to such reimbursements. The amount for Mr. Maletta consists of $15,000 for financial and/or legal services, $2,900 for costs associated with executive physicals and $430 for miscellaneous other amounts.

(b)
Represents the employer’s contributions to defined contribution retirement plans.

(c)
In connection with his August 2024 termination of service, Endo and Mr. Coleman entered into a separation arrangement in August 2024, pursuant to which Mr. Coleman was entitled to the payments and benefits as required by terms of the employment agreement. In addition to the payment of any accrued but unpaid base salary and accrued but unused paid time off as of the termination date, Mr. Coleman received the following cash payments in connection with his separation: $5,175,000 in cash severance, $1,000,000 in respect of his 2024 annual cash IC (pro-rated) and $84,836 in lieu of notice of termination. His separation arrangement also provided for 24 months of health, welfare and life insurance benefits continuation valued at $68,996 and 12 months of outplacement services valued at $30,000. Mr. Coleman continues to be subject to the post-termination restrictive covenants provided for in his employment agreement with Endo, including with respect to non-competition and non-solicitation.
(5)
Mr. Hirsch commenced service as Endo’s Interim Chief Executive Officer on August 29, 2024. The amount for Mr. Hirsch includes $946,154 for his service as Interim Chief Executive Officer and, prior to the commencement of his service as Interim Chief Executive Officer, $40,585 for his cash retainer for Endo board of directors services.

(6)
The amount for Mr. Coleman’s salary reflects salary paid through August 28, 2024, the date of his termination of service.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation and other elements of the Summary Compensation Table are discussed above.
2024 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to the NEOs, including grants made under the 2024 Stock Plan, during the year ended December 31, 2024. Mr. Coleman did not receive any such grants in 2024.
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	Fair Value of Stock & Option Awards ($)(5)
Name	Award	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Current Named Executive Officers
Scott Hirsch	RSU(6)	30-Sep 24							$31,304	$797,626
Mark T. Bradley	Annual IC		$—	$507,259	$989,155
	Retention & Performance Award		$—	$355,081	$—
	PSU(7)	30-Sep 24				$81,636	$163,271	$244,907		$2,651,521
	RSU(7)	30-Sep 24							$69,973	$1,782,912
Matthew J. Maletta	Annual IC		$—	$514,830	$1,003,919
	Retention & Performance Award		$—	$360,381	$—
	PSU(7)	30-Sep 24				$82,854	$165,708	$248,562		$2,691,098
	RSU(7)	30-Sep 24							$71,018	$1,809,539
Patrick A. Barry	Annual IC		$—	$476,975	$930,101
	Retention & Performance Award		$—	$333,882	$—
	PSU(7)	30-Sep 24				$76,762	$153,524	$230,286		$2,493,230
	RSU(7)	30-Sep 24							$65,796	$1,676,482

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	Fair Value of Stock & Option Awards ($)(5)
Name	Award	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James P. Tursi, M.D.	Annual IC		$—	$403,650	$787,118
	Retention & Performance Award		$—	$282,555	$—
	PSU(7)	30-Sep 24				$49,383	$98,765	$148,148		$1,603,944
	RSU(7)	30-Sep 24							$42,327	$1,078,492

(1)
Represents the grant date determined in accordance with ASC 718.

(2)
With respect to the “Annual IC” rows of the table above, the amounts in these columns represent the target and maximum payout levels under the annual cash IC program; there is no corresponding threshold. With respect to the “Retention & Performance Award” rows of the table above, the amounts represent the target payout level related to the performance-based component of such awards; there is no corresponding threshold or maximum. Refer above for further discussion of both of these programs, including discussions related to performance conditions (which related entirely to 2024 performance) and any ultimate payouts that the Endo CHCC approved thereunder. The actual payouts related to the 2024 annual cash IC program are shown above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”. The Endo CHCC has determined that no payouts were earned with respect to the performance-based component of the 2024 Retention & Performance Awards.

(3)
The quantities shown in these columns represent the threshold, target and maximum quantities of shares that may be released at the end of the vesting period of the PSUs deemed to have been granted in accordance with ASC 718 during 2024. As described above in “2024 Annual LTI Considerations and Determinations”, the release of any shares under these PSUs assumes achievement of performance objectives at the threshold level or above. The PSUs granted in 2024 are included above in the Summary Compensation Table in the column titled “Stock Awards”.

(4)
The quantities shown in these columns consist entirely of RSUs deemed to have been granted in accordance with ASC 718 during 2024. The RSUs granted in 2024 are included above in the Summary Compensation Table in the column titled “Stock Awards”.

(5)
The amounts shown in this column represent the grant date fair values of the stock awards determined in accordance with ASC 718. The per-unit grant date fair values of the 2024 PSUs and RSUs were $16.24 and $25.48, respectively. Refer to footnote (3) of the Summary Compensation Table above for additional details.

(6)
As further described in the “Director Compensation” section below, the RSUs granted to Mr. Hirsch in 2024 represented upfront grants of 2024, 2025 and 2026 LTI retainers for Endo board of directors service. As of December 31, 2024, no additional stock awards have been approved by the Endo CHCC for Mr. Hirsch.

(7)
As further described above, except for Mr. Hirsch, the PSUs and RSUs granted to the Current NEOs in 2024 represented upfront grants of both 2024 and 2025 LTI awards. As of December 31, 2024, no additional stock awards have been approved by the Endo CHCC for these individuals.

Refer to the section above for discussion of the material terms, determining amounts payable, vesting schedules and other material conditions of these grants, including the summarized performance conditions associated with Endo’s PSU awards included under “2024 Annual LTI Considerations and Determinations — Performance Share Units”.

Outstanding Equity Awards at December 31, 2024
The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2024. There were no option awards outstanding as of December 31, 2024.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Scott Hirsch	31,304	$766,948	—	$—
Mark T. Bradley	69,973	$1,714,339	—	$—
	—	$—	81,636	$2,000,082
Matthew J. Maletta	71,018	$1,739,941	—	$—
	—	$—	82,854	$2,029,923
Patrick A. Barry	65,796	$1,612,002	—	$—
	—	$—	76,762	$1,880,669
James P. Tursi, M.D.	42,327	$1,037,012	—	$—
	—	$—	49,383	$1,209,884

(1)
These amounts consist entirely of the RSUs described in the 2024 Grants of Plan-Based Awards table above, which were granted on September 30, 2024 under the 2024 Stock Plan, with one-third being scheduled to vest on each of the first, second and third anniversaries of the Effective Date.

(2)
These values were calculated by multiplying the number of unvested RSUs by the closing price of Endo’s common stock on December 31, 2024 of $24.50.

(3)
These amounts relate entirely to the PSUs described in the 2024 Grants of Plan-Based Awards table above, which were granted on September 30, 2024 under the 2024 Stock Plan and are scheduled to vest, subject to the achievement of applicable performance conditions, on the third anniversary of the Effective Date. Amounts are reported at threshold performance levels (50% of target).

(4)
These values were calculated by multiplying the number of shares that would be earned pursuant to unvested PSUs at threshold performance levels (50% of target) by the closing price of Endo’s common stock on December 31, 2024 of $24.50. The actual number of shares earned from PSUs can be between 0% and 150% of the target performance level and depends on performance in relation to the terms of the PSUs. For additional information regarding the terms of Endo’s PSUs, refer above to “2024 Annual LTI Considerations and Determinations”.

Option Exercises and Stock Vested in 2024
No such activity occurred during the year ended December 31, 2024.
Potential Payments Upon Termination or Change in Control
The following section describes potential payments to the NEOs upon various termination and change in control scenarios as if such event(s) took place on December 31, 2024. The payments and benefits described in this section are governed by each NEO’s then-existing employment agreement, individual award agreements, the respective equity plan(s) to which each award relates and/or any other applicable compensatory arrangements. The consummation of the Plan on the Effective Date did not result in severance payments or benefits becoming due to any of the NEOs. The equity award acceleration amounts in the table that follows were calculated using the closing price of Endo common stock on December 31, 2024 of $24.50.

Name	Cash Separation Payment ($)	Health and Welfare and Life Insurance Benefits ($)	Disability Benefits ($)	Acceleration of Equity Awards (in the money value at December 31, 2024) ($)
Termination for Cause, Resignation or Retirement
Scott Hirsch	$—	$—	$—	$—
Mark T. Bradley	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—
Patrick A. Barry	$—	$—	$—	$—
James P. Tursi, M.D.	$—	$—	$—	$—
Death
Scott Hirsch	$—	$—	$—	$255,633
Mark T. Bradley	$484,432	$40,539	$—	$1,714,339
Matthew J. Maletta	$491,663	$15,917	$—	$1,739,941
Patrick A. Barry	$455,511	$40,539	$—	$1,612,002
James P. Tursi, M.D.	$385,486	$40,539	$—	$1,037,012
Disability
Scott Hirsch	$—	$—	$—	$255,633
Mark T. Bradley	$484,432	$60,232	$1,089,311	$1,714,339
Matthew J. Maletta	$491,663	$33,630	$1,110,942	$1,739,941
Patrick A. Barry	$455,511	$60,232	$942,785	$1,612,002
James P. Tursi, M.D.	$385,486	$60,232	$882,000	$1,037,012
Change in Control
Scott Hirsch	$—	$—	$—	$766,948
Mark T. Bradley	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—
Patrick A. Barry	$—	$—	$—	$—
James P. Tursi, M.D.	$—	$—	$—	$—
Termination Without Cause or Quit for Good Reason (Regardless of Whether Such Termination Follows a Change in Control)
Scott Hirsch	$—	$—	$—	$—
Mark T. Bradley	$3,100,438	$60,232	$—	$257,979
Matthew J. Maletta	$3,146,714	$33,630	$—	$261,828
Patrick A. Barry	$2,915,338	$60,232	$—	$242,583
James P. Tursi, M.D.	$2,555,881	$60,232	$—	$156,055
Cash Separation Payment
For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death or Disability (as defined in the applicable employment agreements), the respective NEO would be entitled to a cash payment equal to the NEO’s prorated IC for the year of termination (based on actual results).
For each of the Current NEOs except Mr. Hirsch, in the event of a termination by Endo without Cause or by the Executive for Good Reason (as defined in the applicable employment agreements), the respective NEO would, subject to the NEO executing and not revoking a release of claims, be entitled to a lump-sum cash payment equal to the sum of (i) the NEO’s prorated IC for the year of termination (based on actual results) and (ii) an amount equal to two times the sum of the NEO’s current base salary and target annual cash IC. A termination by Endo without Cause (as defined in the 2024 Retention & Performance Award agreements) would also entitle the respective NEO to an accelerated lump-sum cash payment in respect of the time-based component of the 2024 Retention & Performance Award ($152,178 for Mr. Bradley, $154,449 for Mr. Maletta, $143,093 for Mr. Barry and $121,095 for Dr. Tursi).
Health and Welfare and Life Insurance Benefits
For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death, the respective NEO’s eligible descendants would receive 24 months of continued health and welfare benefits, including medical, dental and vision, the estimated costs of which are included in the table above. Additionally, with respect to each of the Current NEOs, including Mr. Hirsch, death benefits would generally be payable by insurance providers under applicable life insurance policies (in the amount of $1,000,000 for each NEO).
For each of the Current NEOs except Mr. Hirsch, in the event of a termination for Disability or, subject to the respective NEO executing and not revoking a release of claims, a termination by Endo without Cause or by the Executive for Good Reason, health and welfare benefits, including medical, dental and vision, as well as life insurance benefits would continue to be provided on a monthly basis to the respective NEO (and any eligible dependents, if applicable) for a period of 24 months subsequent to the termination date, the estimated costs of which are included in the table above.
Disability Insurance Benefits
For each of the Current NEOs including Mr. Hirsch, upon Disability, disability insurance benefits would generally be payable by insurance providers under applicable disability insurance policies (at a rate of $17,500 per month in the case Mr. Barry and $15,000 per month in the case of the other Current NEOs). Additionally, for each of the Current NEOs except for Mr. Hirsch, Endo would make cash payments to the respective NEO equal to the excess, if any, of 24 months’ base salary over the respective NEO’s disability benefits. The amounts reflected in the table above represent Endo’s estimated payments.
Acceleration of Equity Awards
As discussed above, Mr. Hirsch was granted stock awards in respect of his service on the Endo board of directors, with amounts and vesting terms generally determined on the same basis as Endo’s non-employee directors. As such, the potential termination scenarios contemplated in his stock award agreement are based on his potential termination from the Endo board of directors (rather than from his position as Endo’s Interim Chief Executive Officer), and the termination and change in control provisions included in his stock award agreement are not indicative of the provisions that the Endo board of directors would have approved for Mr. Hirsch had such awards been granted in respect of his service as Endo’s Chief Executive Officer. In the event of a termination for death or Disability (as defined in the 2024 Stock Plan), Mr. Hirsch would be entitled to immediate vesting of the portion of his then-unvested stock awards that would otherwise vest on the first vesting date after his termination. In the event of a Change in Control (as defined in the 2024 Stock Plan), Mr. Hirsch would be entitled to immediate vesting of his then-unvested stock awards. Additionally, while not reflected in the table above, in the event Mr. Hirsch continues to provide service on the Endo board of directors through the annual shareholders meeting of any year after 2024, but chooses not to stand for re-election to the Endo board of directors at such meeting, Mr. Hirsch would be entitled to continued vesting of any then-unvested stock awards that would have otherwise vested during the year of such meeting.
For each of the Current NEOs except Mr. Hirsch, in the event of a Change in Control, any then-outstanding and unvested stock awards would not accelerate without termination as these awards require a “double trigger” in order to accelerate and become immediately vested. However, in the event such stock awards were not assumed or substituted in connection with the Change in Control, the stock awards would generally become subject to immediate vesting (except that the PSUs would be prorated and subject to actual performance).
For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death or Disability (as defined in the 2024 Stock Plan), the respective NEO would be entitled to immediate vesting of the stock awards (except that the PSUs would be forfeited without any consideration).

For each of the Current NEOs except Mr. Hirsch, in the event of a termination by Endo without Cause or by the Executive for Good Reason (as defined in the 2024 Stock Plan), the respective NEO would be entitled to immediate prorated vesting of any then-outstanding RSUs. The respective NEO would also remain entitled to continued vesting of any then-outstanding PSUs, with the ultimate number of shares issuable upon vesting being subject to (i) proration based on service through the termination date and (ii) performance, measured through the original vesting date.
Equity Grant Practices
Endo does not currently grant stock options, stock appreciation rights or similar option-like instruments (“Options”), and the Endo CHCC does not presently intend to introduce Options into Endo’s LTI compensation program. Accordingly, Endo has no specific policy or practice on the timing of Options or other stock-based awards with respect to the disclosure of material nonpublic information (“MNPI”) by Endo. If Endo determines to grant Options or other stock-based awards, the Endo CHCC intends to adopt appropriate policies and practices regarding the timing of such awards with respect to the disclosure of MNPI.
Additional Information for Mr. Hirsch
Effective January 1, 2025, Endo and Mr. Hirsch executed a letter (the “Hirsch Letter”) amending his initial employment letter that, among other things, extended the term of Mr. Hirsch’s employment as Endo’s Interim Chief Executive Officer until August 15, 2025; provided that in the event a permanent Chief Executive Officer commences employment with Endo prior to August 15, 2025, Mr. Hirsch would serve as Advisor to the Chief Executive Officer until August 15, 2025. The Hirsch Letter further provides that in the event of a termination of Mr. Hirsch by Endo without Cause (as defined in the Hirsch Letter) prior to August 15, 2025, or if Mr. Hirsch were to resign his employment to begin a role at another company after a permanent Chief Executive Officer commenced employment with Endo but prior to August 15, 2025, then Mr. Hirsch would, subject to him executing and not revoking a release of claims, be entitled to receive a lump sum payment equal to the amount of base compensation that he otherwise would have received after the date that his employment ceased had he remained employed through August 15, 2025. These potential payments, which Mr. Hirsch would not have been entitled to prior to the January 2025 execution of the Hirsch Letter, are not reflected in the table above.
On March 13, 2025, Endo entered into a Transition Arrangement with Mr. Hirsch in connection with the business combination. For a detailed description of Mr. Hirsch’s Transition Arrangement, please see the section titled “The Transaction — Interests of Certain Persons in the Transaction — Endo ― Severance Benefits Payable Upon Termination of Employment ― Interim Chief Executive Officer Transition Agreement”.
Additional Information for Mr. Coleman
Upon the termination of Mr. Coleman’s employment effective in August 2024, Mr. Coleman became entitled to the payments and benefits described above in footnote (5)(c) to the Summary Compensation Table above. Mr. Coleman continues to be subject to the post-termination restrictive covenants provided for in his employment agreement with Endo, including with respect to non-competition and non-solicitation.
Post-Termination Restrictive Covenants
As further discussed in the “Executive Employment Agreements” section above beginning on page [•] of this joint proxy statement/prospectus, the Current NEOs are subject to certain restrictive covenants that would, in the event of a termination, continue to apply for a specified period of time.
Director Compensation
The Endo CHCC is responsible for reviewing and approving Endo’s non-employee director compensation program and any fees or other benefits to be paid to non-employee directors. This compensation program is intended to offer competitive pay, taking into consideration compensation levels exhibited by Endo’s Pay Comparator Companies. Details of the compensation arrangements that have been approved by the Endo CHCC are summarized below.

Cash Retainers
Since the Effective Date, non-employee directors of Endo have generally been entitled to earn annual cash retainers based on their service on the Endo board of directors and on certain committees of the Endo board of directors during the annual compensation cycle (which generally runs from January 1st to December 31st of each year). The annual cash retainer amounts that non-employee directors have generally been entitled to earn since the Effective Date include:
Purpose	Endo Board of Directors Chairperson	Other Non-Employee Directors
Annual cash retainer for serving on the Endo board of directors	$135,000	$75,000
Annual cash retainer for serving as a member of specified committee, other than the Endo CHCC’s Chair(1)	$—	$12,500
Annual cash retainer for serving as Chair of a specified committee(1)	$—	$25,000

(1)
Amounts are determined on a committee-by-committee basis. Committees eligible for such fees include the Audit & Finance Committee, Endo CHCC, Nominating, Governance and Corporate Responsibility Committee, Compliance Committee and Product Portfolio Committee.

Effective August 29, 2024, Blaise Coleman ceased serving as Endo’s President and Chief Executive Officer and Mr. Hirsch was appointed as Endo’s Interim Chief Executive Officer. In connection with Mr. Hirsch’s appointment as Interim Chief Executive Officer, Mr. Hirsch immediately resigned from all of his then-current Endo board of directors committee appointments (except that he continued to serve as a member of the Product Portfolio Committee). Mr. Hirsch has been and remains ineligible to earn any of the Endo board of directors cash retainer amounts described in this section during his tenure as Interim Chief Executive Officer.
The Endo board of directors has commenced a search for a permanent Chief Executive Officer, which is ongoing. In consideration of the incremental time and commitment required by the non-employee directors of the Endo board of directors based on, among other things, the search for a permanent Chief Executive Officer and Mr. Hirsch’s resignation from most of his Endo board of directors committee appointments, the Endo CHCC has approved a temporary compensation arrangement pursuant to which each non-employee director, other than Mr. Hirsch, is eligible for a supplemental cash fee of $30,000 per month (or $40,000 per month in the case of the Endo board of directors Chairperson); provided, however, that while this temporary compensation arrangement is in place, non-employee directors are not eligible to earn cash retainers for any incremental committee appointments made after July 31, 2024. This temporary compensation arrangement became effective September 1, 2024 and is currently approved through March 31, 2025.
The cash amounts described above are generally earned ratably over the applicable service period, subject to proration, and paid in arrears in quarterly installments as soon as administratively practicable following the end of the calendar quarter in which the applicable services occurred.
Annual Equity Retainers
Pursuant to Endo’s non-employee director compensation program, non-employee directors of Endo are generally eligible to earn annual equity retainers with a targeted value $365,000 for the Endo board of directors Chairperson and $300,000 for the other directors, granted in the form of RSUs, which shall generally be granted on the first trading day after Endo’s Annual Shareholders Meeting. RSUs granted to each non-employee director shall generally vest after one year provided that the non-employee director continues to serve on the Endo board of directors until at least the date of the Annual Shareholders Meeting of the year of vesting.
Notwithstanding the general policy described above, annual equity retainers for service in 2024, 2025 and 2026 were granted to Messrs. Herendeen, Efron, Hirsch, Pasternak and Yoskowitz and Ms. Langlois upfront in 2024 in the form of RSUs (the “Initial Director Grants”), with one-third generally subject to vest on each of the first, second and third anniversaries of the Effective Date, in each case subject to the continued service requirements described above for each applicable vesting year. The number of RSUs granted to each eligible director pursuant to the Initial Director Grants was determined by the Endo CHCC by dividing the respective director’s aggregate targeted grant values for 2024, 2025 and 2026 ($1,095,000 for the Endo board of directors Chairperson and $900,000 for the other eligible directors) by $28.75, representing the estimated per-share fair market value of Endo. common stock as of the Effective Date. As further described below, the Endo CHCC approved the Initial Director Grants on September 30, 2024 when the closing price of Endo common stock was $25.48 per share, resulting in awards with grant date fair values, determined in accordance with Accounting Standard Codification Topic 718-Stock Compensation (ASC 718), of $970,457 for the Endo board of directors Chairperson and $797,626 for the other eligible directors. Pursuant to Endo’s current non-employee director compensation program, directors who received the Initial Director Grants are not currently eligible to receive any additional annual equity retainers in their capacity as directors until the 2027 annual compensation cycle.
Non-employee directors are eligible to defer a portion of their annual equity retainers under the Endo Directors Deferred Compensation Plan.
Meeting Fees
Pursuant to Endo’s non-employee director compensation program, non-employee directors of Endo are not eligible to receive any additional compensation for attending meetings of the Endo board of directors or any of the committees of the Endo board of directors.
Additional Arrangements
Non-employee directors of Endo are generally eligible to be provided or reimbursed for transportation, hotel, food and other incidental expenses related to attending Endo board of directors and committee meetings or participating in director education programs and other director orientation or educational meetings.
Insurance and Indemnification
Endo has retained directors and officers indemnification insurance coverage. This insurance covers non-employee directors and officers individually.
Non-Employee Director Compensation Table
The following table provides information concerning the 2024 compensation of Endo’s non-employee directors and includes any individual who received compensation as a non-employee director at any time during 2024, except for Mr. Hirsch who is a Named Executive Officer and whose 2024 compensation is fully reflected in the Summary Compensation Table under the heading “Executive Compensation Tables”. Mr. Coleman, who was a director of Endo during 2024, received no additional compensation for his service as director. For a complete understanding of the following table, please read the footnotes and the narrative disclosures that follow the table.

Name	Director Since	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Current Directors of Endo
Paul Herendeen	April 2024	$253,091	$970,457	$1,223,548
Paul Efron	April 2024	$197,576	$797,626	$995,202
Sophia Langlois	April 2024	$197,576	$797,626	$995,202
Andy Pasternak	April 2024	$199,894	$797,626	$997,520
Marc Yoskowitz	April 2024	$203,044	$797,626	$1,000,670
Former Directors of the Endo Predecessor:
Mark G. Barberio	February 2020(3)	$280,000	$—	$280,000
Jennifer M. Chao	February 2021(3)	$160,000	$—	$160,000
Shane M. Cooke	July 2014(3)	$168,333	$—	$168,333
Nancy J. Hutson, Ph.D.	February 2014(3)	$168,333	$—	$168,333
Michael Hyatt	February 2014(3)	$208,333	$—	$208,333
William P. Montague	February 2014(3)	$208,333	$—	$208,333
M. Christine Smith, Ph.D.	July 2020(3)	$160,000	$—	$160,000

(1)
The amounts in this column represent all cash fees earned by or paid to each non-employee director during 2024.

(2)
The amounts in this column represent the grant date fair values of the Initial Director Grants, which are RSUs that were granted upfront in 2024 in respect of 2024, 2025 and 2026 annual equity retainers and generally vest annually over time through April 23, 2027. The material terms of these Initial Director Grants are described in the “Annual Equity Retainers” section above. As noted therein, pursuant to Endo’s current non-employee director compensation program, directors who received the Initial Director Grants are not currently eligible to receive any additional annual equity retainers in their capacity as directors until the 2027 annual compensation cycle. As determined in accordance with ASC 718, the grant date for such RSUs was September 30, 2024 and the grant date fair value per RSU was $25.48. Refer to the section entitled “Note 4. Summary of Significant Accounting Policies — Share-Based Compensation” of the Consolidated Financial Statements attached as Annex A for the assumptions Endo uses in valuing and expensing stock awards in accordance with ASC 718.

(3)
These individuals served as non-employee directors of the Endo Predecessor through April 2024 and did not subsequently serve as non-employee directors of Endo. Pursuant to the terms of the Endo Predecessor’s non-employee director compensation program, these individuals earned cash fees in 2024 through April 2024 (paid monthly in arrears) at a rate of (i) $37,500 per month for serving as a non-employee director (or $50,000 in the case of the Endo board of directors Chairperson); (ii) $1,250 per month for serving as a member of (or $3,333 per month for chairing) each of the Endo Predecessor’s Audit & Finance, Predecessor CHCC, Nominating, Governance & Corporate Responsibility and Compliance Committees; and (iii) $10,000 per month for serving as a member of (or $15,000 per month for chairing) the Endo Predecessor Strategic Planning Committee.

The following table summarizes the aggregate number of stock awards, which consisted solely of RSUs, that were outstanding at December 31, 2024 for each non-employee director serving on the Endo board of directors on such date. There were no option awards outstanding for any of the non-employee directors serving on the Endo board of directors at December 31, 2024:
Name	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(1)
Paul Herendeen	38,087	933,132
Paul Efron	31,304	766,948
Scott Hirsch	31,304	766,948
Sophia Langlois	31,304	766,948
Andy Pasternak	31,304	766,948
Marc Yoskowitz	31,304	766,948

(1)
Based upon the closing price of Endo common stock on December 31, 2024 of $24.50.

THE TRANSACTION AGREEMENT
The summary of the material provisions of the Transaction Agreement below and in this joint proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex B. This summary may not contain all of the information about the Transaction Agreement that is important to you. You are advised to read the Transaction Agreement in its entirety carefully as it is the legal document governing the transaction.
The Transaction Agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the Transaction Agreement were made solely for purposes of the Transaction Agreement and the transaction and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed by Endo with the SEC or published and filed by Mallinckrodt with the SEC, registrar of companies or under the Irish Companies Act, and the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) are qualified by information in disclosure schedules provided by Endo to Mallinckrodt and by Mallinckrodt to Endo in connection with the signing of the Transaction Agreement and by certain information contained in certain of Endo’s filings with the SEC and by certain information contained in certain of Mallinckrodt’s filings and documents published and filed with the SEC, the registrar of companies or under the Irish Companies Act. These disclosure schedules, SEC filings, the registrar of companies filings and publications and filings under the Irish Companies Act contain information that may modify, qualify and create exceptions to the representations and warranties set forth in the Transaction Agreement. In addition, information concerning the subject matter of the representations and warranties may have changed after March 13, 2025, the date of the Transaction Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.
In addition, if specific material facts arise that contradict the representations and warranties in the Transaction Agreement, Mallinckrodt or Endo, as applicable, may disclose those material facts in the public filings that it makes with the SEC and the registrar of companies, as applicable, in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the Transaction Agreement and the description of them in this joint proxy statement/prospectus should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings Endo and Mallinckrodt have publicly filed with the SEC or have otherwise made publicly available, as applicable. Such information can be found in this joint proxy statement/prospectus and in the reports, statements and filings Endo and Mallinckrodt have publicly filed with the SEC or have otherwise made publicly available, as described in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
The Transaction
The Transaction Agreement provides that, if the transaction is approved by the Endo stockholders and the Mallinckrodt shareholders and the other conditions in the Transaction Agreement are satisfied or waived in accordance with the terms of the Transaction Agreement:
a.
on completion, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware and the conditions set forth in the Transaction Agreement, Merger Sub will be merged with and into Endo at the merger effective time, with Merger Sub’s separate corporate existence ceasing and Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt, pursuant to which each share of Endo common stock issued and outstanding immediately prior to the merger effective time, other than certain excluded shares, and all rights in respect thereof, will be canceled and automatically converted into the right to receive the transaction consideration; and

b.
the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger effective time will be canceled in exchange for one fully paid and non-assessable share of common stock of the surviving corporation.

As a result of the transaction, Endo will become a wholly owned subsidiary of Mallinckrodt, and the former Endo stockholders will become holders of Mallinckrodt ordinary shares.
Completion and Effectiveness of the Transaction
Completion will take place on a date to be agreed by the parties (such date to be as promptly as reasonably practicable following, but not later than the third business day after the satisfaction or waiver of all the conditions, other than those conditions that by their nature can only be satisfied at the completion date) or at such date and/or time as may be mutually agreed to by Mallinckrodt and Endo. If reasonably practicable, the completion will take place on the sanction date, subject to certain exceptions and qualifications set forth in the Transaction Agreement. The Transaction Agreement provides, however, that if the marketing period (as defined therein) has not ended at the time of the satisfaction or, in the sole discretion of the applicable party, waiver of all of the conditions (subject to certain exceptions), then Mallinckrodt will schedule the hearing to sanction the scheme as promptly as practicable after the earlier to occur of (x) a date during the marketing period specified by Endo on notice to Mallinckrodt and (y) three business days (or such shorter period as Endo may specify on notice to Mallinckrodt) after the final day of the marketing period (subject, in each case to the satisfaction or, in the sole discretion of the applicable party, waiver of all of the conditions (subject to certain exceptions)). As used herein, “marketing period” means the first period of 15 consecutive business days commencing on or after the date of the Transaction Agreement on the date of which Endo has received the Financing Information (as defined in the Transaction Agreement) and throughout which (i) such Financing Information is Compliant (as defined in the Transaction Agreement); and (ii)(A) no event has occurred and no conditions exist that would cause any of the mutual conditions and the conditions to Endo’s obligations to fail to be satisfied (subject to certain exceptions), assuming the completion were to be scheduled for any time during such 15-consecutive business day period and (B) the mutual conditions and the conditions to Endo’s obligations have been satisfied (subject to certain exceptions), subject to certain exceptions in the case of the foregoing clauses (i) and (ii).
On or prior to completion, Mallinckrodt will cause a meeting of the Mallinckrodt board of directors (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional on the completion) approving (i) the resignation or removal of such directors of Mallinckrodt as necessary to accomplish the post-completion Mallinckrodt board composition, (ii) the appointment of such persons as directors of Mallinckrodt as contemplated by the Transaction Agreement and (iii) the allotment and issue of the aggregate Per Share Stock Consideration pursuant to the transaction and the Transaction Agreement. Endo will use reasonable best efforts to deliver to Mallinckrodt resignations, in form reasonably acceptable to Mallinckrodt, executed by each current member of the Endo board of directors in office as of immediately prior to the merger effective time and effective upon the merger effective time.
On or substantially concurrently with completion and subject to the terms and conditions of the scheme of arrangement, Mallinckrodt will cause a copy of the court order and the articles scheme amendment to be delivered to the registrar of companies and cause a copy to be provided to Endo and cause a copy of the new Mallinckrodt constitution to be delivered to the registrar of companies.
At the merger effective time, a certificate of merger satisfying the applicable requirements of the DGCL will be duly executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The certificate of merger will become effective at such time as it is filed or at such other date and time as may be agreed by Mallinckrodt and Endo and specified in the certificate of merger (provided that in no event may the business combination become effective prior to the effectiveness of the constitution amendments).
At the merger effective time, the certificate of incorporation and bylaws of Endo will be amended and restated in their entirety to be in the form of the certificate of incorporation and bylaws of the surviving corporation, as attached to the Transaction Agreement as Exhibits A and B, respectively, and, as so amended will be the certificate of incorporation and bylaws, respectively, of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.
From and after the merger effective time, (i) the officers of Merger Sub immediately before the merger effective time will be the officers of the surviving corporation from and after the merger effective time and

(ii) the persons designated by Mallinckrodt prior to the merger effective time will be the directors of the surviving corporation from and after the merger effective time.
Transaction Consideration
At the merger effective time, by virtue of the business combination and without any action on the part of the parties or their respective shareholders, each share of Endo common stock issued and outstanding immediately prior to the merger effective time (other than certain excluded shares) will automatically be canceled and converted into and become the right to receive the transaction consideration, subject to any applicable withholding taxes. From and after the merger effective time, all such shares of Endo common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each applicable holder of shares of Endo common stock will cease to have any rights with respect to the Endo common stock, except the right to receive the transaction consideration therefor, upon surrender of such shares of Endo common stock in accordance with the Transaction Agreement.
At the merger effective time, all shares of Endo common stock that are owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries will be canceled and will cease to exist and no consideration will be delivered in exchange for such shares.
At the merger effective time, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the merger effective time will be canceled in exchange for one fully paid and non-assessable share of common stock of the surviving corporation.
No fractions of Mallinckrodt ordinary shares will be issued by Mallinckrodt in connection with the business combination, no dividends or distributions of Mallinckrodt may relate to such fractional entitlements, no certificates or book-entry positions for any such fractional entitlements will be issued, and such fractional entitlements will not entitle the owner thereof to vote or to any rights as a shareholder of Mallinckrodt. Each holder of Endo common stock exchanged pursuant to the business combination who would otherwise have been entitled to receive a fractional entitlement will receive, in lieu thereof, cash (without interest) in an amount equal to the product of the fraction constituting such fractional entitlement and the fair market value of a Mallinckrodt ordinary share as determined by the post-completion Mallinckrodt board in good faith.
Change in Shares
If at any time after the date of the Transaction Agreement and prior to the merger effective time, the outstanding shares of Endo common stock or Mallinckrodt ordinary shares are changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, transaction, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the transaction consideration, any other payment to be made pursuant to the treatment of the Mallinckrodt equity awards and the Endo equity awards in connection with the transaction pursuant to the terms of the Transaction Agreement and any other number or amount contained in the Transaction Agreement that is based upon the price or number of the Endo or Mallinckrodt ordinary shares, as the case may be, may be correspondingly adjusted to provide the holders of Endo common stock and Mallinckrodt ordinary shares the same economic effect as contemplated by the Transaction Agreement prior to such event.
Surrender and Exchange of Endo Common Stock
At or immediately after the merger effective time, Mallinckrodt will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of Endo stockholders, (i) evidence of Mallinckrodt ordinary shares in book-entry form equal to the aggregate Per Share Stock Consideration to which holders of Endo common stock (other than Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries) will become entitled and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Base Cash Consideration to which holders of Endo common stock (other than certain excluded shares) will become entitled, together with any amounts payable in respect of dividends or other distributions on the Mallinckrodt ordinary shares and any cash payable in lieu of fractional shares, in each case in accordance with the Transaction Agreement. Endo will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of Endo stockholders, cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Endo Funded Cash Consideration.
Promptly after the merger effective time, Mallinckrodt will cause the surviving corporation to cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the merger effective time represented outstanding Endo common stock (the “Endo certificates”) (other than certificates representing shares of Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries) or non-certificated Endo common stock represented by book-entry (the “Endo book-entry shares”) and whose shares of Endo common stock were converted pursuant to the Transaction Agreement into the right to receive the transaction consideration (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Endo certificates (or affidavits of loss in lieu thereof) and such Endo book-entry shares in exchange for the transaction consideration. The parties have agreed that references to “book-entry”, “book-entry form” and “book-entry positions” with respect to shares of Endo common stock includes shares of Endo common stock held through the DTC and the parties shall be entitled to treat the beneficial owner thereof as the holder of such shares of Endo common stock for purposes of the Transaction Agreement.
Upon surrender to the Exchange Agent of the Endo certificates (or affidavits of loss in lieu thereof) or Endo book-entry shares, as applicable, for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of eligible Endo certificates or Endo book-entry shares, as applicable, will be entitled to receive the transaction consideration that such holder is entitled to receive pursuant to the terms of the Transaction Agreement, and any amounts that such holder has the right to receive pursuant to the Transaction Agreement for each share of Endo common stock formerly represented by such Endo certificates or Endo book-entry shares, as applicable, to be mailed within five business days after the later to occur of (i) the merger effective time and (ii) the Exchange Agent’s receipt of such Endo certificate (or affidavit of loss in lieu thereof) or Endo book-entry shares, as applicable, and the Endo Certificate (or affidavit of loss in lieu thereof) or Endo book-entry shares, as applicable, so surrendered will be canceled. The Exchange Agent will accept such Endo certificates (or affidavits of loss in lieu thereof) or Endo book-entry shares, as applicable, upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the transaction consideration is to be made to a person other than the person in whose name the surrendered Endo certificates are registered, it will be a condition precedent to the payment of the transaction consideration that (A) the surrendered Endo certificate has been properly endorsed or otherwise in proper form for transfer and (B) the person requesting such payment has paid any required transfer or other taxes, or has established to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable. Payment of the transaction consideration with respect to Endo book-entry shares will only be made to the person in whose name such Endo book-entry shares are registered. Until surrendered as contemplated by the Transaction Agreement, each Endo certificate or Endo book-entry shares, as applicable, will be deemed after the merger effective time to represent only the right to receive the transaction consideration and any dividends or other distributions on Mallinckrodt ordinary shares (without interest and less applicable withholding taxes) which the holder has the right to receive pursuant to the Transaction Agreement.
At the merger effective time, the stock transfer books of Endo will be closed and thereafter there will be no further registration of transfers of shares of Endo common stock on the records of Endo. From and after the merger effective time, the holders of Endo certificates or Endo book-entry shares outstanding immediately prior to the merger effective time will cease to have any rights with respect to such Endo common stock, except as otherwise provided for in the Transaction Agreement or by applicable law. If, after the merger effective time, certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged as provided in the Transaction Agreement.
At any time following the 12-month anniversary of the merger effective time, Mallinckrodt will be entitled to require the Exchange Agent to deliver to Mallinckrodt any funds (including any interest received with respect thereto) or Mallinckrodt ordinary shares remaining in the exchange fund that have not been disbursed to holders of Endo certificates or Endo book-entry shares and thereafter such holders will be entitled to look only to the surviving corporation and Mallinckrodt (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable transaction consideration, including any cash in lieu of fractional Mallinckrodt ordinary shares, and any dividends or other distributions on Mallinckrodt ordinary shares, payable upon due surrender of their Endo certificates or Endo book-entry shares, without any interest thereon.
If any Endo certificate has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the transaction consideration payable in respect thereof pursuant to the terms of the Transaction Agreement and any dividends or other distributions on Mallinckrodt ordinary shares which the holder has the right to receive pursuant to the Transaction Agreement.
No dividends or other distributions with respect to Mallinckrodt ordinary shares with a record date after the merger effective time will be paid to the holder of any unsurrendered Endo certificate or Endo book-entry shares, as applicable, with respect to the Mallinckrodt ordinary shares issuable under the Transaction Agreement. Subject to applicable laws, following the surrender of any such Endo certificate (or affidavit of loss in lieu thereof), or Endo book-entry shares, as applicable, the holder will be paid, without interest and less applicable withholding taxes, (i) the amount of dividends or other distributions with a record date and payment date after the merger effective time but prior to such surrender that have been paid with respect to the Mallinckrodt ordinary shares the holder is entitled to pursuant to the terms of the Transaction Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the merger effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Mallinckrodt ordinary shares.
Treatment of Endo Equity and Long-Term Cash Awards
A summary of the effect under the Transaction Agreement of the transaction on outstanding Endo equity and long-term cash awards is as follows:
Endo RSU Awards
As of the merger effective time, each outstanding restricted stock unit award in respect of Endo common shares granted under Endo’s 2024 Stock Incentive Plan (which we refer to as an “Endo RSU award”) that is held by an employee of Endo or any Endo subsidiary will be assumed by Mallinckrodt and converted into a restricted stock unit award in respect of ordinary shares of Mallinckrodt (which we refer to as a “Mallinckrodt RSU award”) covering a number of Mallinckrodt ordinary shares (rounded down to the nearest whole number of shares) equal to the product of (i) the total number of Endo common shares underlying such Endo RSU award as of immediately prior to the merger effective time (in the case of performance-vesting Endo RSU awards, with applicable performance goals deemed achieved at the target level) multiplied by (ii) the sum of (x) the Per Share Stock Consideration portion of the transaction consideration plus (y) a number of Mallinckrodt ordinary shares with a value equal to the per share cash consideration portion of the transaction consideration. Such award will otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo RSU award immediately prior to the merger effective time (we refer to such awards as the “Replacement RSU awards”).
As of the merger effective time, each outstanding Endo RSU award that is held by a non-employee director of Endo will vest in full (to the extent unvested) and will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of Endo common shares underlying such Endo RSU award as of immediately prior to the merger effective time multiplied by (ii) the sum of (x) the value of the Per Share Stock Consideration portion of the transaction consideration plus (y) the per share cash consideration portion of the transaction consideration.
Endo PSU Awards
At the merger effective time, each Endo PSU Award will be assumed by Mallinckrodt and converted into a Mallinckrodt RSU Award in respect of a number of Mallinckrodt ordinary shares equal to the product of (i) the total number of Endo common stock underlying such Endo PSU Award as of immediately prior to the merger effective time, assuming performance goals are achieved based on target performance, multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Mallinckrodt Per Share Price. Such award will otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Endo PSU Award immediately prior to the merger effective time, except that such Mallinckrodt RSU Award will be accelerated upon certain terminations of employment, as described below.
Endo Long-Term Cash Awards
As of the merger effective time, each outstanding long-term cash award of Endo granted under Endo’s 2024 Stock Incentive Plan that is subject to time-based vesting requirements and/or performance-based vesting requirements (which we refer to as an “Endo Cash LTI Award”) will be assumed by Mallinckrodt and converted into a Mallinckrodt long-term cash award with the same terms and conditions (including vesting) as applied to the corresponding Endo Cash LTI Award immediately prior to the merger effective time, with applicable performance goals deemed achieved at the target level (we refer to such awards as the “Replacement Cash LTI Awards”, and together with the Replacement RSU awards, the “replacement awards”).
To the extent the holder of any replacement award experiences a qualifying termination during the 24-month period following the merger effective time, such replacement award will become fully vested at the time of such termination.
Withholding
Subject to the matters discussed below under the section entitled “Tax Matters — Tax Certificates” beginning on page [•] of this joint proxy statement/prospectus, Mallinckrodt, Endo, Merger Sub, the surviving corporation, the Exchange Agent and any other applicable withholding agent with respect to any payment made pursuant to the Transaction Agreement are entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to the terms of the Transaction Agreement, such amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable provisions of state, local or non-U.S. tax law. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of the Transaction Agreement as having been paid to the person in respect of which such deduction and withholding was made. For avoidance of doubt, to the extent that any such deduction or withholding must be satisfied by withholding of Mallinckrodt ordinary shares (due to insufficient cash being available), the relevant withholding agent will be permitted to withhold such Mallinckrodt ordinary shares and sell such Mallinckrodt ordinary shares on behalf of the applicable person for cash to be remitted to the relevant tax authority.
Governance of Mallinckrodt following the Transaction
Mallinckrodt will take such actions as are necessary to cause (i) four individuals who are members of the Endo board of directors as of immediately prior to the merger effective time to become members of the Mallinckrodt board of directors as of immediately following the merger effective time, (ii) four individuals who are members of the Mallinckrodt board of directors as of immediately prior to the merger effective time (including the chief executive officer of Mallinckrodt as of immediately prior to the merger effective time) to remain as members of the post-completion Mallinckrodt board, and (iii) one individual selected prior to the completion by a majority of the persons designated to be Endo selected directors and Mallinckrodt selected directors to become a member of the post-completion Mallinckrodt board; provided that the person who will be the chair of the post-completion Mallinckrodt board consents to such selection and will have a casting vote in the event of a tie. Any Endo selected directors and Mallinckrodt selected directors will: (A) be selected by Mallinckrodt (in the case of the Mallinckrodt selected directors) or Endo (in the case of the Endo selected directors) after consulting with the other party and considering the other party’s views in good faith, including considering the aims of balance of skills, experience and diversity; (B) be required to meet the independence standards of the NYSE with respect to Mallinckrodt as of the merger effective time as determined by the Mallinckrodt board of directors (except for the chief executive officer of Endo as of immediately prior to the merger effective time, and the chief executive officer of Mallinckrodt as of immediately prior to the merger effective time); and (C) be appointed to serve on the post-completion

Mallinckrodt board following the merger effective time until the next annual general meeting of Mallinckrodt shareholders in accordance with Mallinckrodt’s organizational documents, after giving effect to the constitution amendments. Immediately following the merger effective time, the post-completion Mallinckrodt board will consist only of the four Endo selected directors, the four Mallinckrodt selected directors, and the jointly selected director appointed in accordance with the foregoing. Mallinckrodt will cause to be delivered to Endo and Mallinckrodt resignations, in a form reasonably acceptable to Endo, executed by such directors on the Mallinckrodt board of directors prior to the merger effective time or the removal of such directors, as necessary to accomplish the Mallinckrodt board of directors composition contemplated herein.
Effective as of the merger effective time, (i) Paul Efron will serve as the chair of the post-completion Mallinckrodt board, unless he is not a member of the Endo board of directors immediately prior to the merger effective time, and if Paul Efron is not a member of the Endo board of directors immediately prior to the merger effective time, then the Endo board of directors will select the person who will be chair of the post-completion Mallinckrodt board following the merger effective time after consulting with the Mallinckrodt board of directors and considering the Mallinckrodt’s Board’s views in good faith and (ii) Sigurdur Olafsson will serve as the chief executive officer of Mallinckrodt unless he is not the chief executive officer of Mallinckrodt immediately prior to the merger effective time, and if Sigurdur Olafsson is not the chief executive officer of Mallinckrodt immediately prior to the merger effective time, then the Endo board of directors and Mallinckrodt board of directors will jointly select the person who will be the chief executive officer of Mallinckrodt following the merger effective time.
Representations and Warranties in the Transaction Agreement
The Transaction Agreement contains a number of representations and warranties made by Mallinckrodt and Endo that are subject in some cases to exceptions and qualifications (including exceptions for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party making such representations and warranties). See the section of this joint proxy statement/prospectus entitled “Definition of Material Adverse Effect” beginning on page [•] of this joint proxy statement/prospectus for a description of the definition of material adverse effect as it related to Mallinckrodt and Endo. These representations and warranties are also qualified by certain exceptions and disclosures set forth in the disclosure schedules delivered in connection with the Transaction Agreement. Certain representations and warranties of Mallinckrodt and Endo are qualified by disclosure in forms, documents and reports filed by Mallinckrodt and Endo, as applicable, with the SEC.
None of the representations and warranties contained in the Transaction Agreement or in any schedule, instrument or other document delivered pursuant to the Transaction Agreement survive completion.
Reciprocal Representations and Warranties
Under the Transaction Agreement, Mallinckrodt makes representations and warranties to Endo, and Endo makes representations and warranties to Mallinckrodt, relating to, among other things:
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qualification, organization, good standing and corporate or similar power and authority, and organizational documents;

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ownership of, and the valid issuance of the issued and outstanding shares of capital stock of, or other equity interests in, the party’s subsidiaries (free and clear of all liens, other than certain permitted liens);

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(i) capitalization or share capital, including details of authorized capitalization or share capital, equity awards or other equity-based compensation and shares reserved for issuance in connection therewith, (ii) the absence of outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or capital stock requiring (A) the issuance, transfer or sale of any shares or other equity interests of such party or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) the grant, extension or entry into any subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) the redemption or other acquisition of such party’s shares or other equity interests or (D) the provision of a material amount of funds to, or the making of any material investment in, a non-wholly owned subsidiary of such party;
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absence of outstanding bonds, debentures, notes and other similar obligations that grant holders the right to vote with the party’s shareholders on any matter;

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full ownership of each party’s significant subsidiary and non-ownership by the party’s subsidiary of any of shares of Mallinckrodt or Endo;

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absence of voting trusts or other agreements or understandings with respect to the voting of capital stock or shares (as applicable) or other equity interest of the party or such party’s subsidiaries;

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requisite corporate power or similar power (as applicable) and authority with respect to the entry into the Transaction Agreement and the consummation of the transaction, board approval of the Transaction Agreement and the transaction, and the due and valid execution and delivery and enforceability of the Transaction Agreement;

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authorizations, consents or approvals of, or filings with, governmental entities necessary under applicable law for the consummation of the transaction;

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that the execution and delivery of the Transaction Agreement and the consummation of the transaction do not (subject to certain exceptions): (i) result in any violation or breach of, or default or change of control under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under certain contracts or rights binding upon such party or its subsidiaries or result in the creation of any lien (other than certain permitted liens) upon any of the properties, rights or assets of such party or its subsidiaries, (ii) conflict with or violate organizational documents, or (iii) assuming compliance with and that the requisite authorizations, consents, approvals and filings described in the Transaction Agreement have been obtained or made, conflict with or violate any laws applicable to such party or its subsidiaries or any of their respective properties or assets;

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due filing and accuracy of forms, documents and reports required to be filed or furnished with the SEC;

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fair presentation and compliance with applicable accounting requirements and published rules and regulations and U.S. GAAP with respect to such party’s financial statements;

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disclosure controls and procedures and internal control over financial reporting;

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absence of undisclosed liabilities;

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compliance with laws and possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary to carry on their businesses;

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since January 1, 2023, compliance with environmental laws and permits;

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no release of hazardous substance;

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matters related to employee benefit plans and United States Employee Retirement Income Security Act of 1974 (as amended, and the regulations promulgated and rulings issued thereunder, “ERISA”) compliance;

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(i) absence of certain changes or events since September 30, 2024 that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party and (ii) absence of any action taken by a party or any of its subsidiaries, between September 30, 2024 and March 13, 2025, the date of the Transaction Agreement, that would have required consent pursuant to specified provisions of the Transaction Agreement had such action been taken after the execution of the Transaction Agreement;

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absence of certain investigations and litigation and the provision of information with respect to certain specified matters;

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accuracy and completeness of information supplied in connection with this joint proxy statement/prospectus, this registration statement, and any supplement or amendment thereto;

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the registration statement containing this joint proxy statement/prospectus and this joint proxy statement/prospectus (in the case of Mallinckrodt) and this joint proxy statement/prospectus (in the case of Endo), complying in all material respects with the applicable legal requirements;

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certain tax matters;

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certain labor matters;

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certain intellectual property matters and matters relating to information technology, data and security;

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real property matters;

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the votes of the Mallinckrodt shareholders or the Endo stockholders (as applicable) required to consummate the constitution amendments and the business combination, respectively;

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material contracts;

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insurance matters;

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fees or commission payable to any investment banker, broker or finder in connection with the transaction;

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matters relating to applicable bribery and corruption legislation, including the U.S. Foreign Corrupt Practices Act, and compliance with such legislation;

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possession of the permits, licenses, franchises, approvals, registrations, authorizations and clearances and authorizations of applicable governmental entities that are concerned with the quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of such party’s products, in each case, that are necessary for the lawful operation of such party’s businesses, and certain other healthcare regulatory compliance;

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certain other health-care regulatory matters; and

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the absence of other representations or warranties made outside of the Transaction Agreement.

Endo has also made additional representations and warranties in the Transaction Agreement relating to, among other things: (i) the receipt of oral opinions from Goldman Sachs & Co. LLC (to be confirmed in writing) as to the fairness of the transaction consideration, from a financial point of view, to Endo stockholders, subject to the respective assumptions, qualifications, limitations and other matters set forth therein; (ii) the inapplicability of anti-takeover laws or regulations to the transaction and the absence of any “poison pill” or shareholder rights plan; (iii) certain financing matters; and (iv) certain matters related to Endo’s existing indebtedness.
Mallinckrodt has also made additional representations and warranties in the Transaction Agreement relating to, among other things, the formation, conduct, and limited liability company interests and organizational documents of Merger Sub.
Definition of Material Adverse Effect
Certain of the representations and warranties in the Transaction Agreement made by Mallinckrodt or Endo are subject to materiality or material adverse effect qualifications (i.e., they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).
Under the Transaction Agreement, a material adverse effect with respect to Mallinckrodt or Endo is generally defined as any changes, developments, events or occurrences, which, individually or when taken together with all other changes, developments, events or occurrences that have occurred in the applicable determination period, has a material adverse effect on the business, financial condition or results of operations of the applicable party and its subsidiaries, taken as a whole, except that no such changes, developments, events or occurrences resulting or arising from any of the following will be deemed to constitute or contribute to a material adverse effect:

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any change in the market price or trading volume of Mallinckrodt ordinary shares or Endo common stock, respectively, or change in credit ratings (provided that that the underlying causes of any such change are not excluded);

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the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the transaction (except with respect to any representation or warranty to the extent such representation or warranty explicitly addresses the consequences of the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the transaction);

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changes, developments, events or occurrences generally affecting the industries in which Mallinckrodt or Endo and their respective subsidiaries, as applicable, operate, or in the economy generally or other general business, financial or market conditions;

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fluctuations in the value of any currency or interest rates;

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any act of terrorism, war, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event;

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any actual or potential stoppage, shutdown, default or similar event or occurrence with respect to a governmental entity;

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changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs or similar taxes;

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the failure of Mallinckrodt or Endo to meet internal or published expectations or projections (provided that this will not exclude the underlying causes of such failure);

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any action taken or omitted to be taken by Mallinckrodt or Endo at the written direction of the other party, or where the first party has specifically requested the other party’s consent with respect to an interim operating covenant and the other party has withheld such consent;

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any changes, developments, events or occurrences in, or action taken required to comply with any changes, developments, events or occurrences in, any law or GAAP or any interpretation or enforcement of any of the foregoing;

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the identity of Mallinckrodt or Endo as the counterparty to Endo or Mallinckrodt to the transaction, respectively; and

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any demands, litigations or similar actions brought by Mallinckrodt shareholders or Endo stockholders alleging breach of fiduciary duty or inadequate disclosure in connection with the Transaction Agreement or the transaction.

except that such changes, developments, events or occurrences referred to in the foregoing bullets three through seven and ten may be taken into account when determining whether there has been a material adverse effect to the extent such change, development, event or occurrence disproportionately affects the applicable party and its subsidiaries relative to other participants in the industries in which such party and its subsidiaries operate.
Covenants Regarding Conduct of Business
Each of Mallinckrodt and Endo has agreed to be bound by certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date of the Transaction Agreement and the earlier of completion and the termination of the Transaction Agreement in accordance with its terms.
In general, each of Mallinckrodt and Endo have agreed to use, and to cause each of their subsidiaries to use, commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other persons with whom it and they have material business relations, except (i) as may be required by law, (ii) as specifically required by the Transaction Agreement, (iii) as set forth in the applicable section of the applicable disclosure schedule to the Transaction Agreement, (iv) as undertaken pursuant to the contemplated separation, (v) with the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), or (vi) as set out in the specific exceptions to the conduct of business restrictions set forth below.
In addition, prior to the completion or the termination of the Transaction Agreement, except under the circumstances set forth in clauses (i) through (v) of the previous paragraph, as applicable, each of Mallinckrodt and Endo have agreed that it will not and will cause its respective subsidiaries not to, as applicable:
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authorize or pay any dividends on or make any distribution with respect to its outstanding shares or capital stock, as applicable (whether in cash, assets, shares/stock or other securities of Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries), except dividends and distributions paid or made on a pro rata basis by a subsidiary in the ordinary course of business consistent with past practice or by a wholly owned subsidiary to Mallinckrodt or Endo, as applicable, or another wholly owned subsidiary;

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split, combine, reduce or reclassify any of its capital stock or issued or unissued shares, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares or shares of its capital stock, as applicable, except for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction;

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except as required by applicable law, as expressly permitted under the Transaction Agreement or any Mallinckrodt benefit plan or Endo benefit plan, as applicable, as in effect as of the date of the Transaction Agreement:

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increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary below $300,000 at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date of the Transaction Agreement;

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grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay;

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pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation;

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enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired under the Transaction Agreement);

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establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Endo benefit plan or Mallinckrodt benefit plan, as applicable;

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take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees;

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terminate the employment of any employee with an annual base salary of $300,000 or above, other than for cause; or

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hire or promote any employee to a position with an annual base salary of $300,000 or above.

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make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP or SEC policy;

•
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any person or any business or division thereof, or any mergers, consolidations or business transactions or entry into any material joint venture, partnership or strategic alliance, except for (i) transactions between Mallinckrodt or Endo, as applicable, and a wholly owned subsidiary or between their respective wholly owned subsidiaries, (ii) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (iii) in one or more transactions with respect to which the aggregate consideration does not exceed $1,000,000 individually or $2,500,000 in the aggregate;
•
amend its organizational documents, or that of any or its significant subsidiaries, and in the case of Endo, the organizational documents of the Endo debt parties or in the case of Mallinckrodt, the organizational documents of any other material Mallinckrodt subsidiary;

•
issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its shares (including restricted stock or shares, as applicable), voting securities or other equity interest in Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries or any securities convertible into or exchangeable for any such shares or capital stock, as applicable, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its shares or capital stock, as applicable, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Mallinckrodt RSU awards or Endo RSU awards, as applicable, other than (A) issuances of shares in respect of any vesting or settlement of Mallinckrodt RSU awards or Endo RSU awards, as applicable, outstanding as of March 13, 2025, the date of the Transaction Agreement, or permitted to be granted under the Transaction Agreement, (B) transactions between Mallinckrodt or Endo, as applicable, and its wholly owned subsidiary or between its wholly owned subsidiaries or (C) with respect to any equity interest of any of their respective subsidiaries, certain permitted liens (as provided in the Transaction Agreement);

•
directly or indirectly, purchase, redeem or otherwise acquire any shares or any rights, warrants or options to acquire any such shares, except for (A) withholding of shares otherwise deliverable pursuant to Mallinckrodt RSU awards of Endo RSU awards, as applicable, to satisfy tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Mallinckrodt of Mallinckrodt RSU awards of by Endo of Endo RSU awards in connection with the forfeiture of such awards and (C) transactions between Mallinckrodt or Endo, as applicable, and its wholly owned subsidiary or between its wholly owned subsidiaries;

•
(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness owed by Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries or guarantee any indebtedness of another person (other than (x) guarantees of, or granting liens to secure, obligations of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries required to be made or granted in accordance with the terms of, in the case of Mallinckrodt, any indebtedness of Mallinckrodt or its subsidiaries, and, in the case of Endo, the existing Endo credit agreement and the existing Endo indenture, in each case as in effect on March 13, 2025, the date of the Transaction Agreement, (y) releases of guarantees of, or liens securing, obligations of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries under, in the case of Mallinckrodt, any indebtedness of Mallinckrodt or its subsidiaries, and, in the case of Endo, the existing Endo credit agreement and the existing Endo indenture, in accordance with the terms of such indebtedness, as applicable, as in effect on March 13, 2025, the date of the Transaction Agreement and (z) accrual of interest, breakage, make-whole fees, premiums, penalties, fees and expenses under (1) any indebtedness of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries existing on March 13, 2025, the date of the Transaction Agreement, pursuant to the terms of such indebtedness as in effect on March 13, 2025, the date of the Transaction Agreement, or (2) any indebtedness of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries permitted to be incurred, created, assumed or otherwise become liable or responsible for pursuant to the terms of the Transaction Agreement) or (B) issue or sell any debt securities of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of Mallinckrodt or Endo, as applicable, or any of its respective subsidiaries;

•
make any loans to any other person, except for loans among Mallinckrodt or Endo, as applicable, and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•
sell, lease, license, transfer, exchange, swap or otherwise dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, or subject to any lien (other than certain permitted liens), any of its properties or assets (including shares in the capital of its subsidiaries), except: (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice; (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $1,500,000 individually or $4,000,000 in the aggregate; (C) for transactions among Mallinckrodt or Endo, as applicable, and its wholly owned subsidiaries or among its wholly owned subsidiaries; (D) sales of products and services in the ordinary course of business consistent with past practice; (E) non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice; and (F) abandoning, permitting to lapse, or failing to take any action necessary to maintain, in each case in the ordinary course of business consistent with past practice, intellectual property that is not material to its businesses or that of any of its subsidiaries;

•
compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Mallinckrodt or Endo, as applicable, or any of the its subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Mallinckrodt or Endo, as applicable, or any of its subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $1,000,000 individually or $2,500,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Mallinckrodt or Endo, as applicable, or any of its subsidiaries, and (C) does not provide for the license of any intellectual property (excluding any claim, litigation, investigation or proceeding relating to taxes);

•
(A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material tax election, (B) adopt or change any annual tax accounting period, (C) adopt (other than in the ordinary course of business consistent with past practice) or revoke any material tax accounting method, (D) amend any material tax return, (E) settle or compromise any material liability for taxes or any tax audit, assessment, investigation or other proceeding relating to a material amount of taxes, (F) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, (H) surrender any right to claim a material tax refund, or (I) request any tax ruling from any tax authority;

•
make any new capital expenditure or capital expenditures in excess of 115% of the amounts set forth in the FY2025-2026 capital plan for Mallinckrodt or Endo, as applicable, provided to the other party prior to March 13, 2025, the date of the Transaction Agreement;

•
except in the ordinary course of business consistent with past practice or for any transaction to the extent specifically permitted by any of the foregoing restrictions, (A) enter into any contract that would, if entered into prior to the date of the Transaction Agreement, be a material contract, or (B) terminate, materially modify or materially amend any material contract or any other contract referred to in the foregoing clause (A) or waive, release or assign any material rights or claims thereunder; or

•
agree, in writing or otherwise, to take any of the foregoing actions.

Further, each of Mallinckrodt and Endo have agreed that notwithstanding anything in this section to the contrary, prior to (i) consummating any transaction that (A) is described in the foregoing bullets one, two, five and seven through eleven and (B) is not subject to the other party’s consent right on the basis that such transaction involves solely Mallinckrodt or Endo, as applicable, and one or more of its subsidiaries or solely its subsidiaries, or (ii) altering the ownership structure among Mallinckrodt or Endo, as applicable, and its wholly owned subsidiaries or among its wholly owned subsidiaries, Mallinckrodt or Endo, as applicable, will consult with the other party reasonably in advance of consummating any such transaction or taking any such action and will not proceed with any such transaction or action described in the preceding clauses (i) or (ii) without the other party’s written consent (which consent may not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to (x) impede, interfere with, or otherwise have an adverse impact on the ability to effect the integration of the Endo group and the Mallinckrodt group or the separation following completion or (y) have adverse tax consequences that, individually or in the aggregate, are material to Mallinckrodt or Endo, as applicable, and their subsidiaries, and Mallinckrodt and its subsidiaries after the merger effective time.
Non-Solicitation
The Transaction Agreement contains provisions outlining the circumstances in which Mallinckrodt and Endo may solicit, initiate or knowingly encourage or knowingly facilitate or engage in discussions or negotiations regarding, any potential competing proposals (as defined below) or inquiries, proposals or offers which constitute or would reasonably be expected to lead to a competing proposal.
Under these reciprocal (except as noted below) provisions, each of Mallinckrodt and Endo has agreed that, except as expressly provided by the Transaction Agreement, until the earlier of the merger effective time and the date on which the Transaction Agreement is terminated in accordance with its terms, it will not, and it will cause its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a competing proposal;

•
participate in any negotiations regarding, or furnish to any person any non-public information relating to the party or any subsidiary of such party in connection with a competing proposal;

•
engage in discussions with any person with respect to any competing proposal;

•
except as required by the duties of the members of the party’s board of directors under applicable law, waive, terminate, modify or release any person (other than, in the case of Endo, Mallinckrodt, Mallinckrodt and Merger Sub and their respective affiliates, and, in the case of Mallinckrodt, Endo and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;

•
make a change of recommendation (as defined below); or

•
resolve or agree to do any of the foregoing.

The Transaction Agreement also requires each of Mallinckrodt and Endo to, and to cause its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives to, immediately cease any existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted prior to the entry into the Transaction Agreement with respect to any competing proposal or potential competing proposal.
For purposes of this joint proxy statement/prospectus:
•
“change of recommendation” means, with respect to either Endo or Mallinckrodt:

•
approving or recommending, or proposing publicly to approve or recommend, any competing proposal;

•
withdrawing, changing, amending, modifying or qualifying, or proposing publicly to withdraw, change, amend, modify or qualify the board recommendation (as defined below);

•
entering into any letter of intent or similar document relating to, or any agreement or commitment providing for, any competing proposal;

•
(i) failing to send to such party’s shareholders, within 10 business days after the commencement of a tender or exchange offer relating to the party’s shares (or, if earlier, at least three business days prior to, in the case of Endo, the Endo special meeting, or, in the case of Mallinckrodt, the EGM or the court meetings) a statement disclosing that the party recommends rejection of such tender or exchange offer and reaffirming the board recommendation or (ii) stating that the party recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer; or

•
failing to publicly reaffirm the board recommendation within 10 business days of such other party’s written request to do so (or, if earlier, at least three business days prior to, in the case of Endo, the Endo special meeting, or, in the case of Mallinckrodt, the EGM or the court meetings) following the public announcement of any competing proposal (or any material amendment, including any change to the price or form of consideration); provided that the requesting party will not be entitled to make such written request, and the party will not be required to make such reaffirmation, more than once with respect to any competing proposal (or any material amendment thereto).

•
“board recommendation” means, with respect to Endo, the recommendation by the Endo board of directors to Endo stockholders that they approve and adopt the transaction (including the business combination) and adopt the Transaction Agreement, pursuant to the DGCL and approve the second Mallinckrodt distributable reserves creation pursuant to the second Endo distributable reserves proposals, and with respect to Mallinckrodt, the recommendation by the Mallinckrodt board of directors to Mallinckrodt shareholders that they vote in favor of the EGM proposals and the court meeting resolution.

With respective to each of Mallinckrodt and Endo, as applicable, “competing proposal” means any indication of interest, proposal or offer from any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, as applicable, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of such party or any of the its subsidiaries (including securities of subsidiaries) equal to 20% or more of the consolidated assets (by fair market value) of such party, or to which 20% or more of the revenues or earnings of such party on a consolidated basis are attributable for the preceding 12 months, or any license having a similar economic effect, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of such party, (iii) tender offer or exchange offer that, if consummated, would result in such person or group beneficially owning 20% or more of any class of equity or voting securities of such party, or (iv) merger, consolidation, share exchange, business transaction, joint venture, reorganization, recapitalization, liquidation, dissolution, scheme of arrangement, in the case of Mallinckrodt, or similar transaction or series of related transactions involving such party or any of its subsidiaries, under which such person or group or, in the case of clause (B) below, the stockholders or equity holders of any such person or group would, directly or indirectly, (A) acquire assets equal to 20% or more of the consolidated assets (by fair market value) of such party, or to which 20% or more of the revenues or earnings of such party on a consolidated basis are attributable for the preceding 12 months, or (B) immediately after giving effect to such transaction(s), beneficially own 20% or more of any class of equity or voting securities of such party or the surviving or resulting entity in such transaction(s), in each case of the foregoing clauses (i) through (iv) other than (w) the transaction or (x) any indication of interest, proposal or offer to acquire following the completion both (y) at least a majority of the businesses, operations and activities of the “Specialty Generics” reporting segment of Mallinckrodt as of immediately prior to the completion and (z) at least a majority of the businesses, operations and activities of the “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo as of immediately prior to the completion (with or without any other businesses, operations and activities of the Endo group or the Mallinckrodt group, provided that such other businesses, operations and activities do not constitute a majority of the businesses, operations and activities proposed to be acquired).
If a party receives, prior to the receipt of such party’s requisite shareholder approval required under the Transaction Agreement, a bona fide, unsolicited, written competing proposal which the relevant party’s board of directors determines in good faith after consultation with such party’s outside legal and financial advisors (i) constitutes a superior proposal (defined below) or (ii) would reasonably be expected to result, after such party takes any of the actions referred to in either of clause (x) or (y) below, in a superior proposal, then in either event (if such party has not breached (other than any de minimis breaches)) its non-solicitation obligations under the Transaction Agreement, the party may (x) furnish nonpublic information to the person making such superior proposal, if, and only if, prior to so furnishing such information, such party receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to such party than those contained in the confidentiality agreement between Mallinckrodt and Endo, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to competing proposals, and promptly (but in no event later than 24 hours thereafter) provide a copy thereof to the other party and (y) engage in discussions or negotiations with such person with respect to the competing proposal.
Each of Mallinckrodt and Endo, as applicable, is required to notify the other party promptly (but in any event no later than 24 hours) after (i) receipt of any competing proposal or any offers, proposals or inquiries that would reasonably be expected to lead to a competing proposal, (ii) any inquiry or request for nonpublic information relating to such party or any subsidiary of such party by any person who has made or would reasonably be expected to make any competing proposal. Such notice will indicate the identity of such person and the material terms and conditions (including any price or similar economic terms) of any such proposal or offer and the nature of the information requested. In addition, each of Mallinckrodt and Endo must promptly (but in any event within 24 hours) after the receipt thereof, provide to the other party copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions (including any price or similar economic terms) of such competing proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by such party with any person making such competing proposal or with whom discussions or negotiations would reasonably be expected to lead to a competing proposal. Each of Mallinckrodt and Endo, as applicable, is also required to keep the other party reasonably informed of the status and material terms (including any price or similar economic terms and any amendments thereto) of any such competing proposal and the nature of any information requested with respect thereto. Each party has agreed to promptly (but in any event within 24 hours) provide to the other party any material non-public information provided to any other person in connection with any potential competing proposal that was not previously provided to such other party. Mallinckrodt and Endo may not take any action to exempt any person from the restrictions on “business transactions” contained in any applicable takeover statute or otherwise cause such restrictions not to apply.
Board Change of Recommendation
Prior to the receipt of such party’s requisite shareholder approval required under the Transaction Agreement, the Endo board of directors and the Mallinckrodt board of directors, as applicable, may, subject to complying with certain obligations described below, make a change of recommendation following the receipt of a bona fide, unsolicited written competing proposal which such party’s board of directors determines in good faith after consultation with their outside legal and financial advisors is a superior proposal if, and only if, such party did not breach their non-solicitation obligations set forth in the Transaction Agreement (other than de minimis breaches) in connection with such competing proposal or in response to an intervening event (as defined below) which such party’s board of directors determines in good faith after consultation with its outside legal advisors is an Intervening Event.
In each case, such party’s board of directors must have determined in good faith after consultation with such party’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the party’s board of directors under applicable law and must comply with the “last look” obligations described below.
For purposes of this joint proxy statement/prospectus:
•
“intervening event” means a material changes, developments, events or occurrences that (a) was not known (or, if known, the material consequences of which were not known) on the date of the Transaction Agreement to such party’s board of directors and (b) does not relate to or involve (i) the receipt, existence of or terms of any competing proposal or any inquiry or other communication relating thereto or the consequences thereof, (ii) any change in the market price or trading volume of

Mallinckrodt ordinary shares or Endo common stock or change in Mallinckrodt’s or Endo’s credit ratings (provided that this clause (ii) does not operate to exclude the underlying causes of any such change), or (iii) the fact that Endo or Mallinckrodt exceeds (or fails to meet) internal or published expectations or projections (provided that this clause (iii) does not operate to exclude the underlying causes of such change).
•
“superior proposal” means a bona fide proposal or offer constituting a competing proposal (with references to 20% being deemed to be replaced with references to 80%), which the board of directors of such party determines in good faith after consultation with its outside legal and financial advisors to be (a) more favorable to its shareholders from a financial point of view than the transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and the Transaction Agreement (including any changes to the terms of the Transaction Agreement proposed by the other party in response to such offer or otherwise)), and (b) reasonably capable of being completed on its terms, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

Last Look.   Notwithstanding the above, each party’s board of directors may not make a change of recommendation, unless, prior to taking such action, such party:
•
in the case of an intervening event (i) provides the other party with five business days’ prior written notice advising the other party it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances relating to the applicable intervening event) and (ii) during such five-business day period such party will consider in good faith any proposal by such other party to amend the terms of the Transaction Agreement in a manner that would obviate the need to effect the change of recommendation and will, to the extent requested by the other party, negotiate in good faith in connection with the other party and its representatives (it being understood and agreed that any material change to the intervening event will require a new notice and an additional three-business day period); and

•
in the case of an intervening event (i) provides the other party with five business days’ prior written notice advising the other party it intends to effect a change of recommendation and specifying the material terms and conditions of the competing proposal (it being understood and agreed that any change to the amount or form of consideration payable in connection with the applicable competing proposal or any other material amendment to the competing proposal will require a new notice and an additional three-business day period) and (ii) during such five-business day period (or subsequent three-business day period) such party will consider in good faith any proposal by such other party to amend the terms of the Transaction Agreement such that such competing proposal would no longer constitute a superior proposal and will, to the extent requested by such other party, negotiate in good faith with such other party and its representatives in connection therewith.

No change of recommendation will relieve either party from its obligations to submit the matters which are subject to approval by its shareholders to its shareholders at the Endo special meeting, the EGM or court meetings, as applicable, in accordance with the terms of the Transaction Agreement.
Shareholder Meetings
Under the terms of the Transaction Agreement, the parties have agreed to use their reasonable best efforts to cause the Endo special meeting, the court meetings, and the extraordinary general meeting to be held on the same date.
Endo Special Meeting
Endo has agreed to, in accordance with applicable law and its organizational documents, use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to the Endo stockholders entitled to vote at the Endo special meeting and to hold the Endo special meeting as promptly as reasonably practicable after this registration statement is declared effective under the Securities Act. To the extent that the Endo board of directors has not made a change of board recommendation pursuant to the terms of the Transaction Agreement (as described in the section of this joint proxy statement/prospectus entitled “Board Change of Recommendation” beginning on page [•] of this joint proxy statement/prospectus), Endo will, through the Endo board of directors, make the Endo board of directors Recommendation, include such board recommendation in this joint proxy statement/prospectus and solicit and use its reasonable best efforts to obtain the Endo stockholder approval.
Endo will not adjourn or postpone the Endo special meeting, without the prior written consent of Mallinckrodt (such consent to not be unreasonably withheld, conditioned or delayed); provided, however, that Endo may, without the consent of Mallinckrodt, adjourn or postpone the Endo special meeting (i) if, on a date for which the Endo special meeting is scheduled, Endo has not received proxies representing a sufficient number of shares of Endo common stock to obtain the Endo stockholder approval whether or not a quorum is present, in which case Endo will have the right to make one or more successive postponements or adjournments of the Endo special meeting, but only until a meeting can be held at which there are a sufficient number of votes of holders of Endo common stock to obtain the Endo common stockholder Approval, provided that no postponement or adjournment of the Endo special meeting pursuant to this section (i) may be for a period of more than 10 business days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 days after the date for which the Endo special meeting was originally scheduled and (y) 20 business days before the end date or (ii) to the extent required by applicable law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided or made available to Endo stockholders or to permit dissemination of information which is material to the Endo stockholders voting at the Endo special meeting, but only for so long as the Endo board of directors determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give Endo stockholders sufficient time to evaluate any such supplement or amendment or other information. Endo will keep Mallinckrodt reasonably informed in the two weeks prior to the Endo special meeting of the number of proxy votes received in respect of resolutions to be proposed at the Endo special meeting and, in any event, provide such number promptly upon the reasonable request of Mallinckrodt.
Notwithstanding anything in the Transaction Agreement (including any change of recommendation by Endo), unless the Transaction Agreement is terminated in accordance with its terms prior to the time of the Endo special meeting, the Endo special meeting will be convened and the Transaction Agreement will be submitted to the Endo stockholders at the Endo special meeting in accordance with the terms of the Transaction Agreement, and nothing contained therein will be deemed to relieve Endo of its obligations to submit the Transaction Agreement to the Endo stockholders for a vote on the approval and adoption thereof.
Mallinckrodt Court Meetings and Extraordinary General Meeting
Mallinckrodt has agreed to:
(i)
be responsible for the preparation of the scheme document and all other documentation necessary to effect the scheme and to convene the court meetings and EGM;

(ii)
for the purpose of implementing the scheme of arrangement, instruct a barrister (of senior counsel standing) and, unless the Mallinckrodt board of directors has effected a change of recommendation, provide Endo and its representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the scheme of arrangement and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Mallinckrodt, a Mallinckrodt competing proposal or termination of the Transaction Agreement);

(iii)
provide Endo with drafts of any pleadings, affidavits, petitions, and other filings prepared by Mallinckrodt for submission to the Irish High Court in connection with the scheme of arrangement prior to their filing, and afford Endo and its counsel reasonable opportunities to review and make comments on all such documents (and will consider any such comments in good faith);

(iv)
as promptly as reasonably practicable, make all necessary applications to the Irish High Court in connection with the implementation of the scheme of arrangement (including issuing appropriate proceedings requesting the Irish High Court to order that the court meetings be convened as promptly as reasonably practicable following the effectiveness of this joint proxy statement/prospectus and registration statement), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the scheme document and seek such directions of the Irish High Court as they consider necessary or desirable in connection with such court meetings;
(v)
procure the publication of the requisite advertisements and despatch of the Mallinckrodt scheme document and the forms of proxy for use at the court meetings and the EGM to Mallinckrodt shareholders on the Mallinckrodt register of members on the record date as agreed with the Irish High Court, as promptly as reasonably practicable after the approval of the Irish High Court to despatch the documents has been obtained, and thereafter publish and/or post such other documents and information as the Irish High Court may approve or direct from time to time in connection with the implementation of the scheme of arrangement in accordance with applicable law as promptly as reasonably practicable after the approval of the Irish High Court to publish or post such documents has been obtained;

(vi)
unless the Mallinckrodt board of directors has affected a change of recommendation pursuant to the terms of the Transaction Agreement, procure that the Mallinckrodt scheme document include the board recommendation as it applies to Mallinckrodt;

(vii)
include in the Mallinckrodt scheme document a notice convening the EGM to be held immediately following the court meetings to consider and, if thought fit, approve the EGM proposals and such other resolutions as Mallinckrodt considers necessary or appropriate for the purposes of implementing the scheme of arrangement or the business combination;

(viii)
prior to the court meetings and the EGM, keep Endo reasonably informed following posting of the definitive joint proxy statement/ prospectus of the number of proxy votes received in respect of resolutions to be proposed at the court meetings and/or the EGM, and in any event provide such number promptly upon the reasonable request of Endo;

(ix)
subject to the clause (vii) above, hold the court meetings and the EGM on the date set forth in the scheme of arrangement document, or such later date as is permitted by the terms of the Transaction Agreement or as may be agreed in writing between the parties, and in such a manner as will be approved, if necessary, by the Irish High Court and propose the court meeting resolution at the court meetings and the EGM proposals at the EGM;

(x)
following the court meetings and the EGM, assuming the EGM proposals and the court meeting resolutions are duly passed and all other conditions (other than those conditions which by their nature are to be satisfied on the sanction date (but subject to those conditions being able to be satisfied or having been waived) and certain other conditions set forth in the Transaction Agreement) are satisfied or, in the sole discretion of the applicable party, waived where applicable (except as provided in the Transaction Agreement), take all necessary steps on the part of Mallinckrodt to prepare and issue such court documents as are required to seek the sanction of the Irish High Court to the scheme of arrangement as promptly as reasonably practicable thereafter, provided that Mallinckrodt will be permitted to make honest and complete disclosure to the Irish High Court at the scheme of arrangement hearing as required by applicable law (it being understood that the pendency of the marketing period will not prohibit Mallinckrodt from taking actions such that the hearing to sanction the scheme of arrangement can be held as promptly as practicable following the date specified in the Transaction Agreement);

(xi)
give such undertakings as are required by the Irish High Court in connection with the scheme of arrangement and as Mallinckrodt determines (acting in good faith) to be reasonable or desirable to implement; and

(xii)
unless the Mallinckrodt board of directors has effected a change of recommendation pursuant to the terms of the Transaction Agreement, keep Endo reasonably informed as to the performance of the obligations and responsibilities required of Mallinckrodt and Merger Sub pursuant to the scheme of arrangement.

Mallinckrodt may, at its direction but following prior consultation with Endo, discharge its obligations under the transaction in respect of the scheme of arrangement by proposing (and taking applicable relevant actions) a conditional scheme of arrangement, in which case, certain conforming changes to the terms and definitions in the Transaction Agreement are deemed to be made.
Save as required by law and/or the Irish High Court, Mallinckrodt may not:
•
amend the scheme of arrangement after despatch of the Mallinckrodt scheme document without the prior written consent of Endo (such consent not to be unreasonably withheld, conditioned or delayed);

•
adjourn or postpone the court meetings or the extraordinary general meeting after despatch of the Mallinckrodt scheme document without the prior written consent of Endo (such consent not to be unreasonably withheld, conditioned or delayed), except (i) in the case of adjournment, if requested by the Mallinckrodt shareholders (on a poll) to do so, provided that the resolution was not proposed by Mallinckrodt or any of its affiliates or any of its or its affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent required by applicable law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Mallinckrodt scheme document is provided or made available to the Mallinckrodt shareholders or to permit dissemination of information which is material to shareholders voting at the court meetings or the extraordinary general meeting, but only for so long as the Mallinckrodt board of directors determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Mallinckrodt shareholders sufficient time to evaluate any such supplement or amendment or other information or (iii) if as of the time the court meetings or extraordinary general meeting is scheduled (as set forth in the Mallinckrodt scheme of arrangement document), there are insufficient Mallinckrodt ordinary shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of such court meeting or the extraordinary general meeting, but only until a meeting can be held at which there are a sufficient number of Mallinckrodt ordinary shares represented to constitute a quorum or (B) voting for the approval of the scheme of arrangement resolution or the EGM proposals, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Mallinckrodt ordinary shares to approve the court meeting resolution or the EGM proposals, as applicable; provided, further, that no such postponement or adjournment pursuant to sub-clause (i) or (iii) above may be for a period of more than 10 business days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 business days after the date on which such court meeting or extraordinary general meeting was originally scheduled, as applicable, and (y) 20 business days before the end date; or

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amend the EGM proposals and the court meeting resolution (in each case, in the form set out in the Mallinckrodt scheme of arrangement document) after despatch of the Mallinckrodt scheme document without the prior written consent of Endo (such consent not to be unreasonably withheld, conditioned or delayed).

No change of recommendation by the Mallinckrodt board of directors will relieve Mallinckrodt from its obligations to submit the matters which are the subject of the approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) at the EGM and the court meetings in accordance with the terms of the Transaction Agreement.
Mallinckrodt Distributable Reserves Creation and Certain Shareholder Resolutions
Unless Endo and Mallinckrodt otherwise agree in writing, (i) Endo will use its reasonable best efforts to submit to the vote of the Endo stockholders at the Endo special meeting the Endo distributable reserves proposals; and (ii) Mallinckrodt will use its reasonable best efforts to submit to the vote of the Mallinckrodt shareholders at the EGM the second Mallinckrodt distributable reserves creation. The parties have agreed that none of the approvals in respect of the Mallinckrodt distributable reserves proposals and the Endo distributable reserves proposals (as applicable), will be a condition to the parties’ obligation to effect the transaction.
Subject to approval of the Mallinckrodt distributable reserves proposals by the Mallinckrodt shareholders, Mallinckrodt must, as promptly as reasonably practicable following completion, prepare and file the relevant applications to the Irish High Court for an order pursuant to the Irish Companies Act approving the second Mallinckrodt distributable reserves creation.

Efforts to Obtain Required Approvals
Subject to the terms and conditions of the Transaction Agreement, each of Mallinckrodt and Endo has agreed to, and to cause each of their respective subsidiaries to, cooperate and to use their respective reasonable best efforts to obtain any clearances required in connection with the consummation of the transaction under the HSR Act and any other antitrust laws. In particular, each party has agreed:
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to provide as promptly as reasonably practicable any additional information and documentary material as may be requested by a governmental entity;

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to jointly develop, and cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy relating to the obtaining of clearances from governmental entities under Antitrust Laws in connection with the transaction;

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to respond in good faith to any reasonable requests for information made by the other party in connection with such matters and allow the other party and its counsel a reasonable opportunity to review in advance and comment on the drafts of all such filings, submissions and other communications and consider such comments in good faith;

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not to, and cause their subsidiaries and affiliates not to, agree to stay, toll or extend any applicable waiting period under any Antitrust Laws, enter into or extend a timing agreement with any governmental entity or withdraw or refile any filing under any Antitrust Laws, without the prior written consent of the other party;

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to promptly advise each other of any material written or oral communication (received by it or any subsidiary) from any governmental entity in connection with the consummation of the transaction;

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not to participate in any meeting or material discussion with any governmental entity in respect of any filing, investigation, or enquiry concerning the Transaction Agreement or the transaction unless it consults with the other party in advance, and, unless prohibited by such governmental entity, gives the other party the opportunity to attend; and

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to promptly furnish the other party with copies of all material correspondence, filings, and written communications between them and their subsidiaries and representatives, on the one hand, and any governmental entity or its respective staff, on the other hand, with respect to the Transaction Agreement and the transaction.

In furtherance and not in limitation of the foregoing, and to resolve the objections, if any, that a governmental entity may assert under any antitrust laws with respect to any of the transactions contemplated by the Transaction Agreement, and to avoid or eliminate any impediment under any antitrust laws that may be asserted by any governmental entity with respect to any such transaction so as to enable completion to occur as promptly as reasonably practicable and in any event no later than the end date, Mallinckrodt and Endo agreed to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Mallinckrodt or Endo (or any of their respective subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Mallinckrodt’s, Endo’s, or any of their respective subsidiaries’ freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Mallinckrodt or Endo (or any of their respective subsidiaries) as may be required in order to obtain all clearances required under any antitrust laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transaction or delay completion, in each case to permit and cause the applicable conditions to be satisfied as promptly as reasonably practicable and in any event prior to the end date. Notwithstanding anything in the Transaction Agreement to the contrary, nothing in the Transaction Agreement will require, or be deemed to require, Mallinckrodt or Endo (or any of their respective subsidiaries), or permit, or be deemed to permit, Mallinckrodt or any of its subsidiaries, without the prior written consent of Endo, or permit, or to be deemed to permit Endo or any of its subsidiaries, without the prior written consent of Mallinckrodt, to take, agree to take, or consent to the taking of any remedial action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Mallinckrodt and its subsidiaries, taken together as a whole, following, and after giving effect to, the completion. To the extent that Mallinckrodt, Endo, or any of their respective subsidiaries are required to enter into one or more agreements prior to the completion with respect to any remedial action, the consummation of the transactions provided for in any such agreement for a remedial action will be conditioned upon the completion.
Neither Endo nor Mallinckrodt may, and each of Endo and Mallinckrodt may not permit any of its subsidiaries or affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any such clearances or (ii) materially increase the risk of any governmental entity entering an order or injunction prohibiting the consummation of the transaction.
Directors’ and Officers’ Insurance and Indemnification
Mallinckrodt has agreed that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of the Transaction Agreement in favor of each present and former director, officer or employee of Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries provided for in their respective organizational documents or in any agreement to which Mallinckrodt or Endo, as applicable, or any of the their respective subsidiaries is a party in respect of actions or omissions occurring at or prior to the merger effective time (including actions or omissions occurring at or prior to the merger effective time arising out of the transaction) will survive the consummation of the transaction and will continue in full force and effect in accordance with their terms. For a period of six years after the merger effective time, Mallinckrodt will maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the organizational documents of Mallinckrodt and Endo, as applicable, and their respective subsidiaries or in any agreement to which Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries is a party and will not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the merger effective time were directors, officers or employees of Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries in respect of actions or omissions occurring at or prior to the merger effective time (including actions or omissions occurring at or prior to the merger effective time arising out of the transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the merger effective time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this section in respect thereof will continue until disposition thereof.
At and after the merger effective time, Mallinckrodt will (and will cause the surviving corporation to, or with respect to Mallinckrodt, cause a Mallinckrodt subsidiary (not being a subsidiary incorporated in Ireland) to), to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer or employee of Mallinckrodt and Endo, as applicable, or any of their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Mallinckrodt or Endo, as applicable or any of their subsidiaries (each, together with his or her respective heirs and representatives, an “indemnified party”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law; provided that any indemnified party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the merger effective time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Mallinckrodt or Endo, as applicable, or any of their respective subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Mallinckrodt of Endo, as applicable, or any of their subsidiaries, in each case occurring or alleged to have occurred at or before the merger effective time (including actions or omissions occurring at or prior to the merger effective time arising out of the transaction).
For a period of six (6) years from the merger effective time, Mallinckrodt will cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the merger effective time maintained by Mallinckrodt and Endo, as applicable, and their respective subsidiaries with respect to matters arising on or before the merger effective time (provided that Mallinckrodt may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Mallinckrodt and Endo, as applicable, may purchase at its option prior to the merger effective time, and, in such case, Mallinckrodt will cause such policy to be in full force and effect, and will cause all obligations thereunder) under Mallinckrodt’s and Endo’s existing directors’ and officers’ insurance policy, as applicable, that covers those persons who are currently covered by Mallinckrodt’s and Endo’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the merger effective time, is from a carrier with comparable credit ratings to Mallinckrodt’s and Endo’s existing directors’ and officers’ insurance policy carrier, as applicable, and contains terms and conditions that are no less favorable to the insured than those of Mallinckrodt’s and Endo’s directors’ and officers’ insurance policy in effect as of the date hereof, as applicable; provided, however, that, after the merger effective time, Mallinckrodt will not be required to pay annual premiums in excess of (and if Mallinckrodt and Endo, as applicable, purchases such a tail policy, the cost thereof do not exceed) 300% of the last annual premium paid by Mallinckrodt or Endo, as applicable, prior to March 13, 2025, the date of the Transaction Agreement, in respect of the coverages required to be obtained pursuant to the Transaction Agreement, but in such case Mallinckrodt or Endo, as applicable, will purchase as much coverage as reasonably practicable for such amount.
The Transaction Agreement also provides that from the merger effective time, Mallinckrodt, to the fullest extent permitted under applicable law, will guarantee and stand surety for, and will cause the surviving corporation to honor, in accordance with their respective terms, each of the covenants contained in the foregoing covenants.
Employee Benefits
Mallinckrodt and Endo are required to cooperate in good faith in reviewing, evaluating and analyzing the Mallinckrodt benefit plans and Endo benefit plans with a view towards developing appropriate new benefit plans, or selecting the Mallinckrodt benefit plans or Endo benefit plans, as applicable, that will apply with respect to employees of Mallinckrodt and its subsidiaries (including the surviving corporation and its subsidiaries) after the merger effective time (collectively, the “new benefit plans”), which new benefit plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) not discriminate between employees who were covered by Mallinckrodt benefit plans, on the one hand, and those covered by Endo benefit plans, on the other hand, at the merger effective time.
Each individual who is an employee of Endo or any of the Endo subsidiaries or Mallinckrodt or any of the Mallinckrodt subsidiaries immediately prior to the merger effective time (including those on any paid time off or leave of absence) and continues to be an employee of Mallinckrodt or the surviving corporation or any subsidiary thereof immediately following the merger effective time is referred to as a “continuing employee”. For a period of 12 months following the merger effective time, Mallinckrodt will, and will cause its subsidiaries to, maintain for the benefit of each continuing employee (i) a base salary or wage rate that is no less favorable than those in effect for such employee as of the merger effective time, (ii) target annual (or other short-term periodic) cash incentive opportunities (including annual bonus and commission) and target long-term (including cash, and equity and equity-based) incentive opportunities (provided that Mallinckrodt or Mallinckrodt subsidiaries may elect to substitute cash incentive opportunities for equity and equity-based incentive opportunities and may set performance metrics and goals) that are no less favorable in the aggregate than those in effect for such employee as of the merger effective time, and (iii) severance benefits that are no less favorable than the benefits provided under the applicable Endo benefit plan or

Mallinckrodt benefit plan as of the merger effective time; provided that the foregoing clause (ii) to the extent relating to target long-term (including cash, equity and equity-based) incentive opportunities will not apply with respect to senior executives of Endo or Mallinckrodt. The employment terms and conditions of each continuing employee whose employment is covered by a collective bargaining agreement will be governed by the applicable collective bargaining agreement.
Tax Matters
After March 13, 2025, the date of the Transaction Agreement, and prior to the merger effective time, neither Mallinckrodt nor Endo are allowed to take, or cause any of their respective subsidiaries to take, or knowingly fail to take or knowingly cause any of their respective subsidiaries to fail to take, any action, which action or failure to act could reasonably be expected to prevent the business combination from qualifying for the Intended US Tax Treatment (as defined in the Transaction Agreement). Except as otherwise required by change in applicable law after the date hereof, the parties are required to, and are required to cause their subsidiaries to, treat, for U.S. federal income tax purposes, the business combination consistently with the Intended US Tax Treatment. Notwithstanding any provision in the Transaction Agreement to the contrary, none of Mallinckrodt, any Mallinckrodt subsidiary, Endo and any Endo subsidiary will have any liability or obligation to any shareholder of Mallinckrodt or Endo should the business combination or any party fail to qualify for the Intended US Tax Treatment.
Each party has agreed to use commercially reasonable efforts to notify the other party in writing if, before the merger effective time, such party becomes aware of any new fact or circumstance arising after the date hereof that could reasonably be expected to cause the business combination or any party to not qualify for the Intended US Tax Treatment.
Each party has agreed to use commercially reasonable efforts to cooperate with the other party and provide such information reasonably available to such party (and that such party is legally permitted to provide) as may be reasonably requested by such other party in connection with such other party obtaining an opinion from its tax advisors in connection with the transactions described in the Transaction Agreement, including with respect to the Intended US Tax Treatment.
Tax Certificates
The parties have agreed (i) to use their respective reasonable best efforts to cause the letter of transmittal for the business combination to include a customary form of certification to be completed by Endo stockholders certifying that the Redemption (as defined in the Transaction Agreement) with respect to such Endo stockholder qualifies as a “complete termination” of such Endo stockholder’s interest in Endo within the meaning of Section 302(b)(3) of the Code (a “Section 302(b)(3) Certificate”), and (ii) that they will instruct the Exchange Agent that, if an Endo stockholder provides a properly completed and executed Section 302(b)(3) Certificate, the Exchange Agent will treat, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and reporting purposes, the receipt by such Endo stockholder of the Per Share Tax Eagle Funded Cash Consideration (as defined in the Transaction Agreement) (the “Per Share Tax Endo Funded Cash Consideration”) as a distribution in exchange for Endo common stock under Section 302(a) of the Code, and not as a distribution of property to which Sections 302(d) and 301 of the Code apply, unless otherwise required by a change in applicable law after March 13, 2025, the date of the Transaction Agreement.
The parties have agreed (i) to use their respective reasonable best efforts to cause the letter of transmittal for the business combination to include a customary form of certification to be completed by Endo stockholders certifying that the Section 304 Transaction (as defined in the Transaction Agreement) with respect to such Endo stockholder qualifies as a “substantially disproportionate redemption of stock” within the meaning of Section 302(b)(2) of the Code (a “Section 302(b)(2) Certificate”), and (ii) that they will instruct the Exchange Agent that, if an Endo stockholder provides a properly completed and executed Section 302(b)(2) Certificate, the Exchange Agent will treat, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and reporting purposes, the receipt by such Endo stockholder of the Per Share Tax Base Cash Consideration (as defined in the Transaction Agreement) (the “Per Share Tax Base Cash Consideration”) as a distribution in exchange for Endo common stock under Section 302(a) of the Code, and not as a distribution of property to which Sections 302(d) and 301 of the Code apply, unless otherwise required by a change in applicable law after the date hereof. Notwithstanding anything herein to the contrary, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and information reporting purposes, with respect to the receipt of the Per Share Tax Base Cash Consideration by an Endo stockholder, except as otherwise reasonably agreed to by the parties before the merger effective time, Mallinckrodt and the Exchange Agent will assume that Section 304 of the Code applies to the business combination.
Certain Tax Representations and Covenants
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Endo will use its reasonable best efforts to fund (x) the aggregate Per Share Endo Funded Cash Consideration and (y) all other transaction expenses incurred by Endo and its subsidiaries in connection with the transactions contemplated by the Transaction Agreement from cash of Endo and its subsidiaries existing immediately prior to the completion on the completion date (less any cash reasonably necessary for ongoing business operations in the ordinary course) (such cash, not in excess of the sum of (A) the amount that can be distributed to Endo stockholders without breach of or default under any indebtedness of Endo or any Endo subsidiary or the financing and (B) the amount of all other transaction expenses incurred by Endo and its subsidiaries in connection with the transactions contemplated by the Transaction Agreement), and not directly or indirectly from any additional borrowing by Endo or its subsidiaries to fund such amounts (any such additional borrowing, the “subject debt”).

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In the event that, notwithstanding the foregoing, it is necessary for Endo and its subsidiaries to incur any subject debt in order to fund (in whole or in part) the aggregate Per Share Endo Funded Cash Consideration, such subject debt will be treated as “qualified subject debt” to the extent of the amount of such subject debt that (x) is incurred either pursuant to the existing Endo credit agreement or the financing (but only if the financing is structured as a syndicated lending arranged by an unrelated third party, and one or more unrelated third parties provide the majority of the funding thereunder), and (y) with respect to which, prior to incurring such subject debt, Endo makes the representations set forth in the Endo Disclosure Schedule to Mallinckrodt in writing, and delivers to Mallinckrodt the letter, reasonably satisfactory to Mallinckrodt, described in the Endo Disclosure Schedule to the Transaction Agreement.

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In order to satisfy the requirements for any subject debt to be treated as qualified subject debt described in (y) above, prior to incurring such subject debt, Endo will (x) make the representations set forth in the Endo Disclosure Schedule to Mallinckrodt in writing and (y) deliver to Mallinckrodt the letter described in the Endo Disclosure Schedule, which letter is reasonably satisfactory to Mallinckrodt.

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In the event that (x) Endo or any of its subsidiaries incurs qualified subject debt, and (y) Endo delivers to Mallinckrodt the representations set forth in, and the financial advisor letter, reasonably satisfactory to Mallinckrodt, described in, the Endo Disclosure Schedule, Mallinckrodt will not, and will not cause Endo or the Endo subsidiaries to, voluntarily repay or otherwise refinance any qualified subject debt (which for the purposes of this section of the Transaction Agreement means, if the qualified subject debt is part of a larger borrowing, the last remaining amount outstanding under such larger borrowing not in excess of the amount of the qualified subject debt) within one year of completion, other than (A) any refinancing in connection with a change of control transaction, the separation or any enterprise transformative event, (B) any repayment pursuant to the terms of the qualified subject debt, or (C) as a result of any circumstances arising following the completion that are not currently foreseen which would cause adverse consequences to Mallinckrodt or any of its subsidiaries if the qualified subject debt were not repaid or refinanced. For purposes of the Transaction Agreement, “enterprise transformative event” means any merger, acquisition, amalgamation, investment, dividend recapitalization, dissolution, liquidation, consolidation, disposition or other transaction or event that either (a) is not permitted by the terms of the qualified subject debt immediately prior to the consummation of such transaction or occurrence of such event or (b) if permitted by the terms of the qualified subject debt immediately prior to the consummation of such transaction or occurrence of such event, would leave Mallinckrodt and its subsidiaries without adequate flexibility under the terms of the qualified subject debt for the continuation and/or expansion of their combined operations following such consummation or occurrence, as reasonably determined by Mallinckrodt acting in good faith.
Stock Exchange Listing
The parties have agreed to use reasonable best efforts to cause the Mallinckrodt ordinary shares to be approved for listing on the NYSE as soon as reasonably practicable following the completion, subject to approval by the post-completion Mallinckrodt board.
Financing
In connection with the entry into the Transaction Agreement, a subsidiary of Endo entered into the debt commitment papers with the lenders party thereto (collectively, the “lenders”) pursuant to which the lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the debt commitment papers is collectively referred to as the “financing”. In connection with the financing, Endo or its subsidiaries or the Mallinckrodt Borrower may issue notes prior to the consummation of the transaction and the costs associated with such issuance may be shared between Endo and Mallinckrodt. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the committed financing set forth in the debt commitment papers.
Endo will (and will cause each of its subsidiaries to) use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financing on the terms and subject only to the conditions described in the commitment letter as promptly as possible but in any event prior to the merger effective time, including by using commercially reasonable efforts to (i) maintain in effect the commitment letter, (ii) negotiate and enter into definitive agreements with respect to the financing (the “definitive agreements”) reasonably acceptable to Mallinckrodt and consistent with the terms and conditions contained in the commitment letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any modification without Mallinckrodt’s prior written consent (and in connection with which Endo will consult with Mallinckrodt and afford Mallinckrodt a reasonable opportunity to review and comment on drafts of the definitive agreements), (iii) satisfy on a timely basis all conditions in the commitment letter and the definitive agreements, (iv) comply with its obligations under the commitment letter and the definitive agreements and (v) enforce its rights under the commitment letter and the definitive agreements in a timely and diligent manner.
Neither Endo nor any of its subsidiaries will, without the prior written consent of Mallinckrodt (which consent may be given by way of e-mail): (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the commitment letter or the definitive agreements; or (ii) terminate or cause the termination of the commitment letter or any definitive agreement. Endo shall promptly deliver to Mallinckrodt copies of any proposed amendment, replacement, supplement, termination, modification or waiver to the commitment letter and/or definitive agreements.
In the event that any portion of the financing becomes unavailable, regardless of the reason therefor, (i) Endo will promptly notify Mallinckrodt in writing of such unavailability and the reason therefor and (ii) all parties to the Transaction Agreement will use their commercially reasonable efforts, and cause each of their respective subsidiaries to use their commercially reasonable efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “alternative financing”) in an amount equal to the portion of the financing that has become unavailable and, without limiting the foregoing, shall use commercially reasonable efforts to cause such alternative financing not to include any modifications to the terms set forth in the commitment letter as of March 13, 2025 (as amended, replaced, supplemented, terminated or modified in accordance with the terms of the Transaction Agreement) or conditions to the consummation thereof that are different than those set forth in the commitment letter as of March 13, 2025 (as amended, replaced, supplemented, terminated or modified in accordance with the terms of the Transaction

Agreement). Endo will provide Mallinckrodt with prompt written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the commitment letter or any definitive agreement and a copy of any written notice or other written communication received by Endo from any lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the commitment letter or any definitive agreement of any provision thereof. Endo will keep Mallinckrodt reasonably informed on a current basis of the status of its efforts to consummate the financing.
To the extent any alternative financing is obtained or any of the financing is amended, replaced, supplemented, terminated, modified or waived, in each case pursuant to the applicable provisions of the Transaction Agreement and (as and to the extent required pursuant to the applicable provisions of the Transaction Agreement) only after receiving the prior written consent of either Mallinckrodt or Endo, as applicable, references to the “Financing”, “Financing Parties”, “Commitment Letter” and “Definitive Agreements” (and other like terms in the Transaction Agreement) will be deemed to refer to such alternative financing, the commitments thereunder and the agreements with respect thereto, or the financing as so amended, replaced, supplemented, terminated, modified or waived. If Mallinckrodt obtains any alternative financing, the covenants described under this section will apply mutatis mutandis to Mallinckrodt with respect to such alternative financing and the covenants set forth in the next section shall apply mutatis mutandis to Endo with respect to such alternative financing.
Notwithstanding anything to the contrary in the Transaction Agreement, Endo’s breach of any of the covenants required to be performed by it described under this section will not be considered in determining the satisfaction of certain conditions to the obligations of Mallinckrodt and Merger Sub set forth in the Transaction Agreement, unless such breach is a willful breach and is the primary cause of Endo being unable to obtain the proceeds of the financing at completion.
Mallinckrodt’s Financing Cooperation Covenant
Mallinckrodt will use its commercially reasonable efforts, and will cause its subsidiaries to use commercially reasonable efforts, and each of them will use their commercially reasonable efforts to cause their respective representatives to use their commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by Endo in writing, necessary for the arrangement of the financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Mallinckrodt or any of its affiliates), including using commercially reasonable efforts to:
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participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which may be virtual;

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to the extent required by the financing, facilitate the pledging and perfection of security interests with respect to the collateral of Mallinckrodt, effective no earlier than the merger effective time;

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furnish to Endo (i) the Financing Information (as defined in the Transaction Agreement) and (ii) such other historical financial information regarding Mallinckrodt as is customarily required in connection with the execution of financings of the same type as the financing and reasonably requested by Endo in writing in connection with the financing;

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provide reasonable and customary assistance to Endo and the lenders in the preparation of customary offering documents, lender presentations, private placement memoranda, syndication memoranda, ratings agency presentations and other customary marketing material for the financing;

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at least three business days prior to the merger effective time, provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to Mallinckrodt or any of Mallinckrodt’s subsidiaries, in each case as reasonably requested by Endo at least ten business days prior to the merger effective time;

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cooperate with Endo to obtain customary corporate and facilities credit ratings;

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cooperate with the lenders’ due diligence, to the extent customary and reasonable; and

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assist in the preparation of, and in the execution and delivery of, at completion, definitive agreements.

The foregoing notwithstanding, none of Mallinckrodt nor any of its affiliates will be required to take any action under the provisions of the Transaction Agreement described under this section that would:
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require Mallinckrodt or its subsidiaries or any of their respective affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that Mallinckrodt will, to the extent otherwise required by the Transaction Agreement, use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of Mallinckrodt or any of Mallinckrodt’s subsidiaries after the occurrence of completion, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in their capacities as such officers or directors, in each case which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of completion);

•
cause any representation or warranty in the Transaction Agreement to be breached by Mallinckrodt or any of its affiliates;

•
require Mallinckrodt or any of its affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the financing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of completion);

•
reasonably be expected to cause any director, officer, employee or stockholder of Mallinckrodt or any of its affiliates to incur any personal liability;

•
reasonably be expected to conflict with the organizational documents of Mallinckrodt or any of its affiliates or any laws;

•
reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Mallinckrodt or any of its affiliates is a party;

•
provide access to or disclose information that Mallinckrodt or any of its affiliates reasonably determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Mallinckrodt or any of its affiliates;

•
require the delivery of any opinion of counsel;

•
require Mallinckrodt to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (excluding, for the avoidance of doubt, the Financing Information (as defined in the Transaction Agreement)); or

•
require Mallinckrodt to prepare or deliver any Excluded Information (as defined in the Transaction Agreement).

Nothing contained in the Transaction Agreement will require Mallinckrodt or any of its affiliates, prior to completion, to be an issuer or other obligor with respect to any of the financing.
Notwithstanding anything to the contrary in the Transaction Agreement, Mallinckrodt’s breach of any of the covenants required to be performed by it under the provisions of the Transaction Agreement described under this section will not be considered in determining the satisfaction of certain conditions to the obligations of Endo set forth in the Transaction Agreement, unless such breach is a willful breach and is the primary cause of Endo being unable to obtain the proceeds of the financing at completion.
All nonpublic or otherwise confidential information regarding Mallinckrodt or any of its affiliates obtained by Endo or its representatives under the provisions of the Transaction Agreement described under this section will be kept confidential in accordance with the confidentiality agreement, except that Endo will be permitted to disclose such information to the Financing Parties (as defined in the Transaction

Agreement), other potential sources of capital, rating agencies and prospective lenders during any syndication of the financing or any alternative financing subject to the recipient entering into customary confidentiality undertakings for the benefit of Mallinckrodt with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
Treatment of Mallinckrodt Indebtedness
Mallinckrodt will (or will cause its applicable subsidiaries to) (a) use commercially reasonable efforts to deliver to Endo prior to the merger effective time (and at least three business days prior to the merger effective time, drafts of) customary payoff letters or other customary evidence of the repayment, prepayment, redemption and/or satisfaction and discharge of the Mallinckrodt existing term loan credit agreement, the Mallinckrodt existing indenture and, to the extent agreed by Mallinckrodt and Endo, any other material indebtedness for borrowed money of Mallinckrodt and its subsidiaries, in each case from the holders thereof or one or more trustees or other agents on their behalf, and to make arrangements for such holders, trustees or agents to deliver to Endo, subject to the receipt of the applicable payoff amounts, releases of all related liens and termination of all related guarantees at, and subject to the occurrence of, the merger effective time and (b) facilitate the repayment, prepayment, redemption and/or satisfaction and discharge, as applicable, by the surviving corporation of such indebtedness substantially concurrently with the merger effective time (including by executing any such payoff documentation or related documents regarding the release of liens or termination of guarantees).
Treatment of Endo Indebtedness
Endo will (or will cause its applicable subsidiaries to) (a) use commercially reasonable efforts to deliver to Mallinckrodt prior to the merger effective time (and at least three business days prior to the merger effective time, drafts of) customary payoff letters or other customary evidence of the repayment, prepayment, redemption and/or satisfaction and discharge of, to the extent agreed by Mallinckrodt and Endo, any material indebtedness for borrowed money of Endo and its subsidiaries from the holders thereof or one or more trustees or other agents on their behalf, and to make arrangements for such holders, trustees or agents to deliver to Mallinckrodt, subject to the receipt of the applicable payoff amounts, releases of all related liens and termination of all related guarantees at, and subject to the occurrence of, the merger effective time and (b) facilitate the repayment, prepayment, redemption and/or satisfaction and discharge, as applicable, by the surviving corporation of such indebtedness substantially concurrently with the merger effective time (including by executing any such payoff documentation or related documents regarding the release of liens or termination of guarantees). For the avoidance of doubt, nothing in the provisions of the Transaction Agreement described under this section will require Endo or the applicable subsidiaries of Endo to deliver any such payoff letters with respect to the existing Endo credit agreement or the existing Endo indenture except as otherwise mutually agreed by Mallinckrodt and Endo.
The Separation
From the date of the Transaction Agreement, Mallinckrodt and Endo have agreed to cooperate and use their reasonable best efforts to prepare for, and to effect as promptly as practicable following the completion, the separation, subject to approval of the Mallinckrodt board of directors following completion.
Subject to certain exceptions described in the Transaction Agreement, until the completion of the separation, Mallinckrodt and Endo must, and must cause their subsidiaries to, use commercially reasonable efforts to maintain the separate existence and corporate separateness of the legal entities that comprise (A) in the case of Mallinckrodt, the Mallinckrodt generics business from Mallinckrodt’s other legal entities that do not comprise the Mallinckrodt generics business (or, following the completion, the Endo generics business) and, following the completion, Endo’s legal entities that do not comprise the Mallinckrodt generics business or the Endo generics business and (B) in the case of Endo, the Endo generics business from Endo’s other legal entities. The parties are to do so in a manner that is consistent in all material respects with the manner in which Mallinckrodt or Endo, as applicable, currently maintain such separate existence and corporate separateness, including by using commercially reasonable efforts (x) to operate such legal entities that constitute the Mallinckrodt generics business or the Endo generics business, as applicable, separate from Mallinckrodt, Endo or any other subsidiary of Mallinckrodt or Endo (as applicable) that do not comprise the Mallinckrodt generics business or the Endo generics business, as applicable, to maintain separate books, records and accounts, to comply with necessary organizational formalities to maintain their separate existence, and (y) to hold out to other persons their identities as legal entities separate from any of Mallinckrodt, Endo or any other subsidiary of Mallinckrodt or Endo (as applicable) that do not comprise the Mallinckrodt generics business or the Endo generics business, as applicable, in each case of clauses (x) and (y), in a manner that is consistent in all material respects with the manner in which Mallinckrodt or Endo, as applicable, currently undertake such actions (it being understood, for the avoidance of doubt, that the foregoing will not require the taking of actions inconsistent with the fact that such entities remain subsidiaries of Mallinckrodt or Endo, as applicable). Notwithstanding anything to the contrary in the Transaction Agreement, any party’s breach of the covenants required to be performed by it under the provisions described in this paragraph will not be considered in determining the satisfaction of certain closing conditions, unless such breach is a willful breach.
Other Covenants and Agreements
The Transaction Agreement contains certain other covenants and agreements (with certain qualifications and exceptions specified in the Transaction Agreement), including covenants relating to, among others:
•
confidentiality and access by each party to certain information about the other party during the period prior to the merger effective time;

•
take all reasonably necessary or advisable steps to cause certain acquisitions and dispositions of shares of Endo common stock and Mallinckrodt ordinary shares to be exempt under Rule 16b-3 of the Exchange Act;

•
pre-completion structuring steps to be taken by Endo;

•
post-completion restructuring matters;

•
cooperation between Endo and Mallinckrodt regarding any litigation related to the Transaction Agreement or any transactions contemplated thereby;

•
Merger Sub’s performance of its obligations under the Transaction Agreement;

•
compliance with takeover laws applicable to the transaction;

•
the termination of the registration of Endo common stock under the Exchange Act;

•
finalizing the articles scheme amendment and the new Mallinckrodt constitution, which, in the case of the new Mallinckrodt constitution, must be in customary form for an Irish public limited company listed on the NYSE; and

•
Endo and its subsidiaries not failing to pay any principal of any loan or certain reimbursement obligations when and as the same become due and payable under the existing Endo credit agreement, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

Conditions That Must Be Satisfied or Waived for the Transaction to Occur
Each of the constitution amendments and business combination will be conditional upon the scheme of arrangement becoming effective and unconditional by not later than the end date (or such later date as Mallinckrodt and Endo may agree in writing and (if required) the Irish High Court may allow).
Conditions That Must Be Satisfied for the Scheme of Arrangement to Occur
The scheme of arrangement will be conditional upon:
•
the approval of the scheme of arrangement at each of the court meetings by a majority in number of each class of Mallinckrodt shareholders representing at least three fourths (75%) in value of such class that are present and voting either in person or by proxy at the Voting Record Time (as defined in the scheme of arrangement);

•
the Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i) being duly passed by the requisite majorities of Mallinckrodt shareholders at the extraordinary general meeting (or at any adjournment of such meeting) held no later than the end date;

•
the sanction by the Irish High Court (without material modification) of the scheme of arrangement pursuant to Section 453 of the Irish Companies Act occurring on or before the end date; and

•
a copy of the court order having been delivered to the registrar of companies within 21 days of the sanction date.

Conditions That Must Be Satisfied or Waived for the Transaction to Occur
Mutual Conditions
Each of the constitution amendments and the business combination will be conditional upon the following matters having been satisfied or, in the sole discretion of both parties, waived, as applicable:
•
obtaining each of the Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i), and the Endo stockholder approval;

•
the registration statement having become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued by the SEC and remaining in effect and no proceeding to that effect being pending or threatened by the SEC;

•
all required clearances under the HSR Act and the laws of any other specified jurisdictions in connection with the consummation of the transaction having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate);

•
absence of any statute, rule or regulation having been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the transaction; and

•
absence of any order or injunction of a court of competent jurisdiction preventing the consummation of the transaction.

The business combination is also conditional on the new Mallinckrodt constitution becoming effective.
Conditions to Obligations of Mallinckrodt and Merger Sub
The obligations of each of Mallinckrodt and Merger Sub to effect the constitution amendments and the business combination are also subject to the satisfaction or waiver (in writing) by Mallinckrodt in its sole discretion of the following conditions on or before the sanction date:
•
the representations and warranties of Endo with respect to certain capitalization matters being true and correct, except for any de minimis inaccuracies, as of March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Endo with respect to (i) qualification, organization, good standing and corporate or other similar powers, (ii) certain capitalization matters, (iii) certain corporate authority and non-violation matters, (iv) fees payable to investment bankers, brokers or finders in connection with the transaction, and (v) Endo’s existing indebtedness, being true and correct in all material respects as of March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Endo with respect to the absence of certain changes or events since September 30, 2024 that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Endo being true and correct in all respects as of March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date;

•
each of the other representations and warranties of Endo set forth in the Transaction Agreement being true and correct on March 13, 2025, the date of the Transaction Agreement, and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Endo;
•
Endo having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the sanction date; and

•
Mallinckrodt receiving a certificate signed on behalf of Endo by a duly authorized executive officer and dated as of the sanction date stating that the foregoing conditions have been satisfied.

Conditions to Obligations of Endo
The obligations of Endo to effect the business combination are subject to the satisfaction or waiver (in writing) by Endo in its sole discretion of each of the following conditions on or before the sanction date:
•
the representations and warranties of Mallinckrodt with respect to certain capitalization matters being true and correct, except for any de minimis inaccuracies on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date);

•
the representations and warranties of Mallinckrodt with respect to (i) qualification, organization, good standing and corporate or other similar powers, (ii) certain capitalization matters, (iii) certain corporate authority and non-violation matters, and (iv) fees payable to investment bankers, brokers or finders in connection with the transaction, being true and correct in all material respects on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of representations and warranties given as of another specified date, as of that date);

•
the representations and warranties of Mallinckrodt with respect to the absence of certain changes or events since September 30, 2024 that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mallinckrodt being true and correct in all respects as of March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date;

•
each of the other representations and warranties of Mallinckrodt set forth in the Transaction Agreement being true and correct on March 13, 2025, the date of the Transaction Agreement and as of the sanction date as if made on and as of the sanction date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Mallinckrodt;

•
each of Mallinckrodt and Merger Sub having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the sanction date; and

•
Endo receiving a certificate signed on behalf of Mallinckrodt by a duly authorized executive officer and dated as of the sanction date stating that the foregoing conditions have been satisfied.

Termination of the Transaction Agreement
Termination Prior to the Merger Effective Time.   The Transaction Agreement may be terminated at any time prior to the merger effective time under the following circumstances:
(i)
by either Mallinckrodt or Endo, if:

•
the court meetings or the EGM are completed and the court meeting resolution or the Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i), as applicable, are not approved by the requisite majorities and the Endo special meeting has been completed;

•
the Endo special meeting is completed and the Endo stockholder approval is not obtained and the court meetings and the EGM (in the case of the EGM, solely to the extent the court meeting resolution has been approved by the requisite majorities) have been completed;

•
the merger effective time has not occurred by 5:00 p.m., New York City time, on the end date; provided that the right to terminate the Transaction Agreement pursuant to this provision will not be available to a party whose breach of any provision of the Transaction Agreement has been the primary cause of the failure of the merger effective time to have occurred by such time;

•
the Irish High Court declines or refuses to sanction the scheme of arrangement, unless both parties agree in writing that the decision of the Irish High Court must be appealed (provided that an adjournment or postponement by the Irish High Court of a sanction hearing will not constitute a declination or refusal by the Irish High Court to sanction the scheme of arrangement); or

•
any injunction, restraint or prohibition has been enacted or entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transaction and, such injunction, restraint or prohibition has become final and non-appealable; provided that the right to terminate the Transaction Agreement pursuant to this provision will not be available to a party whose breach of any provision of the Transaction Agreement has been the primary cause of such injunction, restraint or prohibition.

(ii)
by Mallinckrodt:

•
if Endo has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (a) would result in the conditions to Mallinckrodt’s obligation to consummate the transaction under the Transaction Agreement to not be satisfied and (b) is either not reasonably capable of being cured by the end date or, if curable, Mallinckrodt must have given Endo written notice stating Mallinckrodt’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three business days prior to the end date and (ii) 30 days following written notice by Mallinckrodt thereof (provided that Mallinckrodt is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that Endo would have the right to terminate pursuant to the Endo material breach termination right); or

•
in the event that the Endo board of directors has effected a change of recommendation prior to the receipt of the Endo stockholder approval or there has been a willful breach by Endo of any of its non-solicitation obligations under the Transaction Agreement.

(iii)
by Endo:

•
if Mallinckrodt or Merger Sub has breached or failed to perform in any material respect any of their respective covenants or other agreements contained in the Transaction Agreement or if any of their respective representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would result in the conditions to Endo’s obligation to consummate the transaction under the Transaction Agreement to not be satisfied and (B) is either not reasonably capable of being cured by the end date or, if curable, Endo must have given Mallinckrodt written notice stating Endo’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three business days prior to the end date and (ii) 30 days following written notice by Endo thereof (provided that Endo is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that Mallinckrodt would have the right to terminate pursuant to the Mallinckrodt material breach termination right); or

•
in the event that the Mallinckrodt board of directors has effected a change of recommendation prior to receipt of the Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4 and 5(a)-(i), or there has been a willful breach by Mallinckrodt of any of its non-solicitation obligations under the Transaction Agreement (such termination right the “Endo change of recommendation termination right”).
(iv)
by mutual written consent of Mallinckrodt and Endo.

Effect of Termination
If the Transaction Agreement is validly terminated in accordance with its terms, the Transaction Agreement will become null and void and with no liability on the part of any party, except under the confidentiality agreement entered into between the parties and specified provisions of the Transaction Agreement that will survive such termination, including provisions relating to financing, the payment of termination amounts and fees and expenses. However, no such termination will relieve any party from liability for actual and intentional fraud or a willful breach of its representations, warranties, covenants or agreements set forth in the Transaction Agreement prior to such termination. For purposes of the Transaction Agreement, “willful breach” means an intentional and willful material breach of the Transaction Agreement by a party that is the consequence of an act or omission by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of the Transaction Agreement.
Termination Amounts
Endo has agreed to pay Mallinckrodt the Endo termination amount of $83 million if the Transaction Agreement is terminated:
•
by Mallinckrodt pursuant to the Mallinckrodt change of recommendation termination right; or

•
(i) by either Mallinckrodt or Endo pursuant to the end date termination right or the Endo stockholder approval failure termination right, or by Mallinckrodt pursuant to the Mallinckrodt material breach termination right; (ii) a competing proposal has been communicated to the Endo board of directors or publicly disclosed and not withdrawn without qualification (publicly, in the event that such competing proposal was publicly disclosed) at least four business days prior to (a) the Endo special meeting (in the case of termination pursuant to Endo stockholder approval failure termination right), (b) the applicable breach (in the case of termination pursuant to the Mallinckrodt material breach termination right), or (c) the end date (in the case of termination pursuant to the end date termination right); and (iii) within 12 months of such termination, Endo consummates a competing proposal or Endo enters into a definitive agreement providing for a competing proposal (provided that, solely for purposes of this bullet, all references to “20%” in the definition of “competing proposal” will be deemed to be references to “50%”).

Endo has agreed to pay Mallinckrodt an amount of $31.9 million if the Transaction Agreement is terminated pursuant to the Endo stockholder approval failure termination right and prior to such termination the court meeting resolution and the approval of EGM resolutions 1, 2, 3, 4, and 5(a)-(i) have been obtained. Such amount will be credited towards any subsequent termination amount payable by Endo.
Mallinckrodt has agreed to pay Endo the Mallinckrodt termination amount of $80.2 million if the Transaction Agreement is terminated:
•
by Endo pursuant to the Endo change of recommendation termination right; or

•
(i) by either Mallinckrodt or Endo pursuant to the end date termination right or the Mallinckrodt shareholder approval failure termination right, or by Endo pursuant to the Endo material breach termination right; (ii) a competing proposal has been communicated to the Mallinckrodt board of directors or publicly disclosed and not withdrawn without qualification (publicly, in the event that such competing proposal was publicly disclosed) at least four business days prior to (a) the earlier of the EGM and the court meetings (in the case of termination pursuant to the Mallinckrodt shareholder approval failure termination right), (b) the applicable breach (in the case of termination pursuant to the Endo material breach termination right), or (c) the end date (in the case of termination pursuant to the end date termination right); and (iii) within 12 months of such termination, Mallinckrodt consummates a competing proposal or Mallinckrodt enters into a definitive agreement providing for a competing proposal (provided that, solely for purposes of this bullet, all references to “20%” in the definition of “competing proposal” will be deemed to be references to “50%”).
Mallinckrodt has agreed to pay Endo an amount of $30.8 million if the Transaction Agreement is terminated pursuant to the Mallinckrodt shareholder approval failure termination right and prior to such termination the Endo stockholder approval has been obtained. Such amount will be credited towards any subsequent termination amount payable by Mallinckrodt.
Except in the case of fraud or willful breach, (i) upon payment of the Endo termination amount or the Endo no-vote termination amount (and any amount in respect of VAT if applicable), none of Endo, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby and (ii) upon payment of the Endo termination amount or the Endo no-vote termination amount (and any amount in respect of VAT if applicable), none of Mallinckrodt, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby. Mallinckrodt will not be required to pay the Mallinckrodt termination amount or the Mallinckrodt no-vote amount on more than one occasion, and Endo will not be required to pay the Endo termination amount or the Endo no-vote amount on more than one occasion.
No Third-Party Beneficiaries
The Transaction Agreement is not intended to, and does not, confer upon any person other than the Mallinckrodt and Endo parties any rights or remedies thereunder other than (i) in connection with the provisions of the Transaction Agreement described in the section of this joint proxy statement/prospectus entitled “Directors’ and Officers’ Insurance and Indemnification” beginning on page [•] of this joint proxy statement/prospectus; (ii) the Financing Parties (as defined in the Transaction Agreement) with respect to certain provisions of the Transaction Agreement; and (iii) from and after the merger effective time, the right of Endo stockholders to receive the transaction consideration subject to the terms and conditions of the Transaction Agreement.
Other Remedies; Specific Performance
Prior to the valid termination of the Transaction Agreement in accordance with its terms, the parties are entitled to the remedies of injunction, specific performance or other equitable relief for threatened or actual breach of the Transaction Agreement in addition to any remedy the parties may be entitled to at law or in equity.
Amendment
No amendment to the Transaction Agreement will be binding unless evidenced in writing executed by each of the parties, except that, following Endo stockholder approval or Mallinckrodt shareholder approval of EGM resolutions 1, 2, 3, 4, and 5(a)-(i), there will be no amendment to the provisions of the Transaction Agreement which by applicable law would require further approval by the Endo stockholders or the Mallinckrodt shareholders without such further approval, nor will there be any amendment or change not permitted under applicable law. Notwithstanding the foregoing, certain provisions of the Transaction Agreement may not be modified, waived or terminated in a manner that is adverse to any Financing Party (as defined in the Transaction Agreement) without the prior written consent of the Financing Entities (as defined in the Transaction Agreement) (such consent not to be unreasonably withheld, conditioned or delayed).
Governing Law
The Transaction Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware (without giving effect to conflicts of laws principles that would result in the application of the law of any other state or jurisdiction); provided that the constitution amendments and the scheme of arrangement and matters related thereto, as well as the matters relating to the conduct of directors of Mallinckrodt, are governed by, and will be construed in accordance with, the laws of Ireland to the extent required by such laws, without giving effect to conflicts of laws principles that would result in the application of the law of any other jurisdiction.

VOTING AGREEMENTS
The following is a summary of the material terms and conditions of the Mallinckrodt voting agreements and Endo voting agreements. The rights and obligations of the parties to the respective voting agreements are governed by the express terms and conditions of the respective voting agreements and not by this discussion, which is summary by nature. The summaries do not purport to be complete and may not contain all of the information about the voting agreements that is important to you. This discussion is qualified in its entirety by reference to the complete text of the form of the Mallinckrodt voting agreements and Endo voting agreements, which are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively, and which are incorporated by reference into this joint proxy statement/prospectus. We encourage you to read the voting agreements carefully and in their entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding the transaction. Additional information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Mallinckrodt and Endo make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.
The Mallinckrodt Voting Agreements
On March 13, 2025, concurrently with the execution of the Transaction Agreement, Mallinckrodt entered into voting agreements with certain of its shareholders in their respective capacities as record and/or beneficial owners of shares of Mallinckrodt ordinary shares, pursuant to which, the subject shareholders agreed, on the terms and subject to the conditions set forth in the respective voting agreements, among other things, until the expiration time, at every meeting of Mallinckrodt shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Mallinckrodt shareholders by written consent with respect to such matters, the Mallinckrodt subject shareholder will vote (including via proxy) all of the Mallinckrodt covered shares: (i) in favor of the approval of the EGM proposals and the court meeting resolution; and (ii) against any Mallinckrodt competing proposal (as defined in the section entitled “The Transaction Agreement — Non-Solicitation”, beginning on page [•] of this joint proxy statement/prospectus).
At the close of business on the Mallinckrodt record date, the covered shares represented approximately [    ]% of the outstanding number of the Mallinckrodt ordinary shares.
The “expiration time” means the earliest to occur of (a) the merger effective time, (b) receipt of the Mallinckrodt shareholder approval, and (c) such date and time as the Transaction Agreement is validly terminated pursuant to its terms. Certain voting agreements contain additional expiration time prongs, including for a Mallinckrodt change of recommendation solely in response to a Mallinckrodt superior proposal in compliance with the terms and conditions of the Transaction Agreement (and as set forth in the Transaction Agreement).
By entering into the voting agreement, the Mallinckrodt subject shareholders have agreed, on the terms and subject to the conditions set forth in the respective voting agreement, until the expiration time, at every meeting of Mallinckrodt’s shareholders (and at every adjournment or postponement thereof), to be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the covered shares to be counted as present for purposes of establishing a quorum.
Under the voting agreement, the Mallinckrodt subject shareholders have agreed that, until the expiration time, they will not transfer (or cause or permit the transfer of) any Mallinckrodt covered shares, other than with the prior written consent of Mallinckrodt and Endo (except for certain permitted transfers, including to other shareholders who have entered into a voting agreement with Mallinckrodt and Endo with respect to their Mallinckrodt ordinary shares, and in some cases, transfers to affiliates).
The Mallinckrodt subject shareholders have also agreed that and until the expiration time, such shareholder will not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such shareholder from performing any of its obligations under the voting agreement or that would prevent, materially delay or materially impair the consummation of any transactions contemplated by the Transaction Agreement or the performance by Mallinckrodt or Endo of their obligations under the Transaction Agreement.
The voting agreement will automatically terminate without further action by the parties and will have no further force or effect as of the expiration time (unless terminated with the prior written consent of each of the parties).
The voting agreements are governed under Delaware law.
The Endo Voting Agreements
On March 13, 2025, concurrently with the execution of the Transaction Agreement, Endo entered into voting agreements with certain of its stockholders in their respective capacities as record and/or beneficial owners of shares of Endo common stock, pursuant to which, the subject stockholders agreed, on the terms and subject to the conditions set forth in the respective voting agreements, among other things, until the expiration time, at every meeting of Endo stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Endo stockholders by written consent with respect to such matters, the Endo subject stockholder will vote (including via proxy) all of the Endo covered shares: (i) in favor of the approval of the Endo transaction proposal and the second Mallinckrodt distributable reserves creation pursuant to the Endo distributable reserves proposals; and (ii) against any Endo competing proposal (as defined in the section entitled “The Transaction Agreement — Non-Solicitation,” beginning on page [•] of this joint proxy statement/prospectus).
At the close of business on the record date, the Endo covered shares represented approximately [    ]% of the outstanding number of Endo common stock.
The “expiration time” means the earliest to occur of (a) the merger effective time, (b) receipt of the Endo stockholder approval, (c) such date and time as the Transaction Agreement is validly terminated pursuant to its terms, (d) an Endo change of recommendation solely in response to an Endo superior proposal in compliance with the terms and conditions of the Transaction Agreement (and as set forth in the Transaction Agreement), and (e) any amendment, modification or waiver of the Transaction Agreement that either (i) changes the amount of consideration payable to the Endo stockholder party to the voting agreement in an adverse manner or (ii) is otherwise material and adverse to the Endo stockholder party to the voting agreement.
By entering into the voting agreement, the Endo subject stockholders have agreed, on the terms and subject to the conditions set forth in the respective voting agreement, until the expiration time, at every meeting of Endo stockholders (and at every adjournment or postponement thereof), to be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Endo covered shares to be counted as present for purposes of establishing a quorum.
Under the voting agreement, the Endo subject stockholders have agreed that, until the expiration time, they will not transfer (or cause or permit the transfer of) any Endo covered shares, other than with the prior written consent of Mallinckrodt and Endo (except for certain permitted transfers, including to persons who have entered into a voting agreement with Endo or have agreed to be bound by the terms of a voting agreement with Endo).
The Endo subject stockholders have also agreed that and until the expiration time, such stockholder will not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such stockholder from performing any of its obligations under the voting agreement or that would prevent, materially delay or materially impair the consummation of any transactions contemplated by the Transaction Agreement or the performance by Mallinckrodt or Endo of their obligations under the Transaction Agreement.
The voting agreements will automatically terminate without further action by the parties and will have no further force or effect as of the expiration time (unless terminated earlier with the prior written consent of each of the parties).
The voting agreements are governed under Delaware law.

FINANCING RELATING TO THE TRANSACTION
In connection with the Transaction Agreement, Endo Finance, a wholly-owned subsidiary of Endo, entered into the debt commitment papers with Goldman Sachs Bank USA. The debt commitment papers provide for (i) up to $500 million aggregate principal amount of senior secured term loans in the form of the incremental term facility under the existing Endo credit agreement to be borrowed by the Mallinckrodt Borrower, as an additional borrower thereunder and (ii) up to $400 million aggregate principal amount of senior secured bridge loans less the gross proceeds of any senior secured notes issued by the Mallinckrodt Borrower and sold on or prior to the date of the consummation of the transactions contemplated by the Transaction Agreement. Mallinckrodt and Endo continue to evaluate options for sources of financing (including as to the amount thereof) in connection with the consummation of the transactions contemplated by the Transaction Agreement. The final terms of any financing incurred in connection with the transactions contemplated by the Transaction Agreement may differ materially from the terms of the committed financing set forth in the debt commitment papers.
Mallinckrodt International Finance S.A. or another new or existing wholly owned subsidiary of Mallinckrodt that will be a direct or indirect wholly owned subsidiary of Endo and formed or organized under the laws of any state of the United States of America, the District of Columbia, Luxembourg or another jurisdiction acceptable to Goldman Sachs Bank USA, in its capacity as lead arranger, in its sole discretion, will be the borrower under the incremental term facility and under the bridge facility (collectively, the “credit facilities”). Pursuant to the debt commitment papers, Goldman Sachs Bank USA agreed to act as the administrative agent for the credit facilities and Goldman Sachs Bank USA agreed to act as lead arranger and bookrunner under the credit facilities on the terms and subject to the conditions set forth therein. Except as otherwise set forth in the debt commitment papers, the covenants, defaults, prepayments, and guarantees for the incremental term facility are expected to be substantially similar to those under the existing Endo credit agreement, among Endo, Endo Finance, as the borrower representative, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent.
The credit facilities will be guaranteed by the guarantors and secured by liens on the collateral.
The relative rights and priorities in the collateral among the lenders under the incremental term facility and the bridge facility (and any senior secured notes issued in lieu thereof), shall be governed by a customary intercreditor agreement which will specify the relative ranking of the collateral securing each of the credit facilities.
The debt commitment papers contain conditions to funding of the credit facilities customary for commitments of this type, including but not limited to:
•
consummation of the transaction pursuant to the Transaction Agreement;

•
the absence of any change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mallinckrodt and its subsidiaries;

•
solvency on a consolidated basis after giving effect to the transaction and the transactions contemplated by the commitment letter;

•
delivery of customary financial information; and

•
the accuracy of certain specified representations and warranties.

Additionally, the availability of the bridge facility is subject to a customary marketing period of at least ten consecutive business days commencing on the date one or more investment banks reasonably satisfactory to Goldman Sachs Bank USA, in its capacity as lead arranger, have been engaged to sell or place, in an offering pursuant to Rule 144A of the Securities Act, the senior secured notes and have received a preliminary offering memorandum or preliminary private placement memorandum in customary form and suitable for “Rule 144A-for-life” offerings of non-convertible high yield debt securities; provided that (x) if such ten consecutive business day period shall not have ended on or prior to August 15, 2025, then such ten consecutive business day period shall not commence prior to September 2, 2025, (y) if such ten consecutive business day period shall not have ended on or prior to December 19, 2025, then such ten consecutive business day period shall not commence prior to January 5, 2026 and (z) each of June 20, 2025 and November 28,

2025 shall not constitute a business day for purposes of calculating such ten consecutive business day period (with such date being excluded for purposes of, but which shall not reset, the ten consecutive business day period).
Various economic and other terms of the credit facilities are subject to change in the process of syndication as set forth in the debt commitment papers. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt or equity securities of Endo or Mallinckrodt nor does it constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Endo or Mallinckrodt shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
The commitments to provide the financing under the credit facilities will terminate at 11:59 p.m., New York City time, on the day that is the earliest of (a) the satisfaction (or, if applicable, waiver) of all conditions precedent to, and the initial funding of, the credit facilities, (b) the termination by Endo of the Transaction Agreement prior to the closing of the transaction, (c) the closing of the transaction without the use of any of the credit facilities and (d) five business days following the end date.
The proceeds of the financing contemplated by the debt commitment papers will be applied (a) to fully repay or redeem (with any applicable premium) or otherwise satisfy and discharge in full (i) the indebtedness of certain subsidiaries of Mallinckrodt under that certain Credit Agreement, dated as of November 14, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among Mallinckrodt plc, as parent, Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as borrowers, the lenders referred to therein, Acquiom Agency Services LLC, as co-administrative agent and collateral agent, Seaport Loan Products LLC, as co-administrative agent, and the other parties thereto and (ii) the 14.75% First Lien Senior Secured Notes due 2028 issued under that certain Indenture dated as of November 14, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee, and Acquiom Agency Services LLC, as collateral agent, (b) for general corporate purposes and (c) to pay the fees and expenses incurred in accordance with the transactions contemplated by the Transaction Agreement. This joint proxy statement/prospectus does not constitute a notice of repayment or redemption of any of the foregoing.

THE MALLINCKRODT EGM PROPOSALS
RESOLUTION 1:   APPROVAL OF THE SCHEME OF ARRANGEMENT
Mallinckrodt shareholders are being asked to approve the scheme of arrangement between Mallinckrodt and its shareholders pursuant to Chapter 1 of Part 9 of the Irish Companies Act.
Under the terms of the scheme of arrangement, Mallinckrodt will amend the existing Mallinckrodt articles of association through the removal of certain Mallinckrodt shareholder consent rights under Article 6 of the existing Mallinckrodt articles of association. A description of such shareholder consent rights, and the effect of the scheme, is set out in “Part 2 — Scheme of Arrangement Explanatory Statement” and “Part 3 — The Scheme of Arrangement” beginning on page [•] and beginning on page [•], respectively of this joint proxy statement/prospectus.
The scheme is subject to a number of conditions, which are set out in full in the Transaction Agreement, and which include, among others, those set out below (see the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Conditions That Must Be Satisfied or Waived for the Transaction to Occur” beginning on page [•] for a more detailed description of the conditions):
1.
approval of the scheme by each class of Mallinckrodt shareholders at each of the court meetings;

2.
approval by Mallinckrodt shareholders of EGM resolutions 1, 2, 3, 4, and 5(a)-(i);

3.
sanction of the scheme by the Irish High Court (without material modification) pursuant to section 453 of the Irish Companies Act on or before the end date;

4.
receipt of Endo stockholder approval at the Endo special meeting; and

5.
relevant regulatory clearances being obtained.

Provided these and all other conditions are satisfied or, to the extent applicable and lawful, waived, the scheme of arrangement will become effective in accordance with its terms upon delivery to the registrar of companies, or, subject to the approval of the Irish High Court, on such date following the satisfaction or, to the extent applicable and lawful, waiver, of the conditions as specified in the court order.
If the scheme becomes effective, following the passing of Resolutions 1 and 2 approving the scheme and the articles scheme amendment, the articles of association of Mallinckrodt will automatically be duly amended in accordance with the terms of the scheme such that the Mallinckrodt constitution will be in the form attached to this joint proxy statement/prospectus as Annex H (Amended Articles of Association) beginning at page [•] of this joint proxy statement/prospectus.
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of a simple majority (>50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
Completion of the transaction is conditional upon the approval of Resolution 1 by the Mallinckrodt shareholders.
The Mallinckrodt board of directors unanimously recommends that you vote “FOR” Resolution 1.

RESOLUTION 2:   APPROVAL OF THE MALLINCKRODT ARTICLES SCHEME AMENDMENT
In connection with Resolution 1, and subject to the scheme becoming effective, Mallinckrodt shareholders are being asked to approve the amendment to Article 6 of the existing Mallinckrodt articles of association pursuant to the scheme.
If Resolution 2 is approved, Article 6 of the existing Mallinckrodt articles of association will read as follows:
“If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provision of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.”
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
Completion of the transaction is conditional upon the approval of Resolution 2 by the Mallinckrodt shareholders.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for Resolution 2.

RESOLUTION 3:   APPROVAL OF THE VARIATION OF AUTHORIZED SHARE CAPITAL
The authorized share capital of Mallinckrodt currently consists of 500,000,000 ordinary shares of $0.01 each and 25,000 Ordinary A shares of €1.00 each.
Subject to the approval of Resolutions 1 and 2, and the scheme becoming effective, Mallinckrodt shareholders are therefore being asked to approve a variation and increase in its authorized share capital by the creation of a new class of preferred shares of 500,000,000 of US$0.01 each, such that post-completion, the authorized share capital of Mallinckrodt shall be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.
This will create a new class of preferred shares, which will increase Mallinckrodt’s flexibility with respect to its share capital by permitting the directors to issue preferred shares with such rights attaching to them as the directors may fix.
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of a simple majority (>50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
Completion of the transaction is conditional upon the approval of Resolution 3 by the Mallinckrodt shareholders.
The Mallinckrodt board of directors unanimously recommends that you vote “FOR” for Resolution 3.

RESOLUTION 4:   APPROVAL OF THE AMENDED MEMORANDUM OF ASSOCIATION
In connection with Resolution 3, and subject to the approval of Resolutions 1, 2 and 3, and the scheme of arrangement becoming effective, Mallinckrodt shareholders are being asked to approve an amendment to Clause 4 of the existing Mallinckrodt memorandum of association. The updated Clause 4 will reflect the variation and increase in Mallinckrodt’s authorized share capital pursuant to Resolution 3.
If Resolution 4 is approved, Clause 4 of the existing Mallinckrodt memorandum of association will read as follows:
“The share capital of the Company is US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each”
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
Completion of the transaction is conditional upon the approval of Resolution 4 by the Mallinckrodt shareholders.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for Resolution 4.

RESOLUTIONS 5(a)-(i):   APPROVAL OF THE NEW ARTICLES OF ASSOCIATION
Subject to the approval of Resolutions 1, 2, 3 and 4, and the scheme becoming effective, Mallinckrodt shareholders are being asked to approve the adoption of new Mallinckrodt articles of association by approving each of Resolutions 5(a)-(i). This will ensure that Mallinckrodt’s articles of association are in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt’s shares on NYSE.
Set out below is a summary of the proposed amendments to the articles of association of Mallinckrodt. The description of the following proposed amendments is only a summary and is qualified in its entirety by reference to the complete text of the proposed amendments, which is attached to this joint proxy statement/prospectus as Annex I. You are therefore strongly urged to read carefully Annex I in its entirety before casting your vote.
Resolution 5(a):
•
Subject to and conditional on the approval of resolutions 5(b)-(i) the adoption of the new Mallinckrodt articles of association in the form attached to this joint proxy statement/prospectus at Annex I.

Resolution 5(b): Mallinckrodt Capital Structure
•
The authorized share capital of Mallinckrodt is being varied, including through the creation of a new class of preferred shares of US$500,000,000 of US$0.01 each, with such rights as the directors may fix. The rights attaching to Mallinckrodt’s other classes of shares may be subject to the terms of issue of any preferred shares allotted.

•
The existing pre-emption rights over newly issued shares to certain Mallinckrodt shareholders will be deleted.

•
Article 174 of the existing Mallinckrodt constitution, which capped the total number of shares issuable pursuant to Mallinckrodt’s management incentive plan at 10%, will be deleted.

Resolution 5(c): Dealings in Transfers and Registration of Mallinckrodt Shares
•
Articles 18 and 19 of the existing Mallinckrodt constitution restricted Mallinckrodt shareholders’ ability to deal in their Mallinckrodt shares where certain conditions applied. These restrictions will be deleted. In addition, the circumstances in which the directors can decline to register a transfer of shares are being amended to align with the customary approach of Irish-incorporated US-listed issuers.

•
The drag-along rights and tag-along rights in the existing Mallinckrodt constitution will be deleted.

Resolution 5(d): Mallinckrodt Shareholder Meetings
•
Article 50 of the existing Mallinckrodt constitution is being amended to set the quorum for general meetings of holders of any class of shares at two or more persons holding (or representing by proxy) at least one half in nominal value of the issued shares of the class.

•
Under the existing Mallinckrodt constitution, shareholder votes are decided on a show of hands, unless a poll is demanded. The articles of association of Mallinckrodt will be amended to require voting to be carried out by way of a poll and to clarify the manner in which such poll will be conducted.

•
Articles 69 – 82 of the existing Mallinckrodt constitution, which govern the procedures required for advance notice of members’ business and nominations, will be amended to reflect certain customary updates to such provisions that have been developed since the original adoption of Mallinckrodt’s constitution.

Resolution 5(e): Transactions involving Mallinckrodt
•
The existing Mallinckrodt constitution permits holders of more than one half of the Mallinckrodt shares to require the Mallinckrodt board to initiate a process for a review of strategic alternatives for Mallinckrodt and a sale of all or a portion of Mallinckrodt’s assets or business segments. This right will be deleted.

•
The existing Mallinckrodt constitution restricts the Mallinckrodt board from selling, leasing or exchanging all or substantially all of the Company’s property and assets without the prior consent of the holders of more than one half of the Mallinckrodt shares. This restriction will be deleted.

•
Article 171 of the existing Mallinckrodt constitution is being amended to align the provisions regarding shareholder rights plan with the customary approach adopted by Irish-incorporated US-listed companies.

•
The new Article 146 restricts Mallinckrodt from engaging in business combinations with ‘interested members’ (as defined in new Article 146) for a period of time, subject to certain exceptions.

Resolution 5(f): Proceedings of Mallinckrodt Directors
•
The Mallinckrodt board will be permitted to determine its own size subject to a minimum of two and a maximum of twenty directors (unless otherwise determined by shareholders at a general meeting). The Mallinckrodt board will also be permitted to elect its chair.

•
Article 115 of the existing Mallinckrodt constitution is being amended to allow for the vacation ipso facto of the office of a director where he/she is requested to resign in writing by not less than three quarters of the other directors.

Resolution 5(g): Appointment and Removal of Mallinckrodt Directors
•
Under the existing Mallinckrodt constitution, the Mallinckrodt board is currently comprised of seven directors as follows: (i) the chief executive officer of Mallinckrodt; (ii) one director appointed by the first designator; (iii) one director appointed by the second designators (as defined in the existing Mallinckrodt constitution); and (iv) up to four directors appointed by the Nominating and Selection Committee (as defined in the existing Mallinckrodt constitution). Mallinckrodt’s articles of association will be amended such that the Mallinckrodt board will be appointed as follows: (i) by Mallinckrodt shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for such purpose; (ii) by the Mallinckrodt board in accordance with the post-completion Mallinckrodt articles; or (iii) by the directors, either to fill a vacancy or as an addition to the existing directors. New provisions in the Mallinckrodt constitution regarding plurality voting of directors in the context of a contested election are being introduced to permit the appointment of those directors that have received the highest number of votes in favour of their election whether or not such votes in favour represent a majority of the votes cast. In connection with this, Schedules 1 – 3 to Mallinckrodt’s articles of association (which set out the lists of Mallinckrodt shareholders with rights in respect of the appointment of directors or the composition of the Nominating and Selection Committee) will be deleted. As noted above, under Mallinckrodt’s articles of association, the chair and up to four directors may currently be appointed by the Nominating and Selection Committee. It is proposed that the references to a Nominating and Selection Committee will be deleted.

Resolution 5(h): Information Rights and Board Observers
•
The existing Mallinckrodt constitution contains rights, in respect of information rights and board observers. These will be deleted.

Resolution 5(i): Miscellaneous Changes
•
Certain other minor miscellaneous changes, shown in Annex K-9, will be made to make Mallinckrodt’s articles of association in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt’s shares on NYSE.

Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve each of Resolutions 5(a)-(i).

Approval of the new Mallinckrodt articles of association requires approval of each of Resolutions 5(a)-(i). Given the related nature of Resolutions 5(a)-(i), the approval of each of Resolutions 5(a)-(i) is subject to and conditional upon the remaining Resolutions 5(a)-(i) being approved by shareholders, and as a result, the new Mallinckrodt articles of association will not be adopted if any of Resolutions 5(a)-(i) do not pass.
Completion of the transaction is conditional upon the approval of Resolutions 5(a)-(i) by the Mallinckrodt shareholders.
The description of the proposed amendments comprised in Resolutions 5(a)-(i) is intended only as a summary and is qualified in its entirety by reference to the complete text of our proposed amendments, which is attached to the notice of meeting and this joint proxy statement/prospectus as Annexes K-1 through K-9. We encourage you to read Annexes K-1 through K-9 in their entirety before casting your vote.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for each of Resolutions 5(a)-(i).

RESOLUTION 6:   APPROVAL OF THE FIRST MALLINCKRODT DISTRIBUTABLE RESERVES CREATION
It is common for Irish companies to seek shareholder approval to create additional “distributable reserves”. Under Irish law, dividends and distributions and, generally, share repurchases and redemptions may only be made from “distributable reserves” in Mallinckrodt’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act. Distributable reserves broadly means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and includes reserves created by way of a reduction in the share premium account. In addition, no distribution or dividend may be made by Mallinckrodt unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus undistributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Mallinckrodt has approximately $[   ] of distributable reserves as at the date of this joint proxy statement/prospectus. However, as at the date of this joint proxy statement/prospectus, Mallinckrodt has accumulated significant share premium (approximately $[   ] as of the date of this joint proxy statement/prospectus), which is not considered part of distributable reserves under Irish law.
Mallinckrodt shareholders are being asked to approve a proposal to reduce the company capital by the entire balance of the Mallinckrodt share premium account as at the date of this joint proxy statement/prospectus, or such lesser amount as the Mallinckrodt board of directors or the Irish High Court may determine, to create additional distributable reserves (the “first Mallinckrodt distributable reserves creation”) in order to allow Mallinckrodt greater flexibility with respect to allocating capital, and to allow Mallinckrodt to repurchase or redeem Mallinckrodt shares and/or pay dividends or other distributions to Mallinckrodt shareholders.
If Mallinckrodt shareholders approve this proposal, Mallinckrodt will seek the Irish High Court’s confirmation as soon as practicable. Although Mallinckrodt is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court, and there is no guarantee of such confirmation.
In addition, even if this resolution is approved by the Mallinckrodt shareholders (and by the Endo stockholders, on an advisory basis), and the Irish High Court approves the first Mallinckrodt distributable reserves creation, there is no guarantee that share repurchases and/or share redemptions will occur or that dividends will be paid to Mallinckrodt shareholders. Mallinckrodt share repurchases, if any, will depend on prevailing market conditions, Mallinckrodt’s liquidity requirements and other factors and Mallinckrodt currently does not anticipate paying any cash dividends for the foreseeable future.
The approval of Resolution 6 is not a condition to completion of the transaction. Accordingly, if the Mallinckrodt shareholders do not approve Resolution 6, the transaction may still be completed.
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for Resolution 6.

RESOLUTION 7:   APPROVAL OF THE SECOND MALLINCKRODT DISTRIBUTABLE RESERVES CREATION
As noted above in respect of Resolution 6, under Irish law, dividends and distributions and, generally, share repurchases and redemptions may only be made from “distributable reserves” in Mallinckrodt’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act.
Mallinckrodt shareholders are being asked to approve a proposal to reduce the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination (including but not limited to the share premium arising from the issuance of the merger consideration pursuant to the Transaction Agreement (or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of the Mallinckrodt ordinary shares pursuant to the Transaction Agreement)) or such lesser amount as the Mallinckrodt board of directors or the Irish High Court may determine to create additional distributable reserves for the same reasons as noted above in respect of Resolution 6. As soon as practicable following the merger effective time, Mallinckrodt intends to capitalize the merger reserve resulting from the merger by issuing one or more preferred share(s) to a nominee shareholder. Thereafter, if this approval is obtained, Mallinckrodt will, as soon as practicable following completion of the transaction, seek to have the reduction of capital and the creation of distributable reserves confirmed by the Irish High Court pursuant to the Irish Companies Act such application being for a reduction in the share capital of Mallinckrodt of a sum equal to the aggregate of the entire amount standing to the credit of the share premium account, including the share premium balance resulting from the capitalization of the merger reserve resulting from the issue of the preferred shares (or such lesser sum as the directors of Mallinckrodt may determine). If Mallinckrodt shareholders approve this proposal (and Endo stockholders approve it on an advisory basis), Mallinckrodt will seek the Irish High Court’s confirmation as soon as practicable. Although Mallinckrodt is not aware of any reason why the Irish High Court would not approve the second Mallinckrodt distributable reserves creation, the issuance of the required order is a matter for the discretion of the Irish High Court, and there is no guarantee of such confirmation. In addition, even if the Irish High Court approves the second Mallinckrodt distributable reserves creation there is no guarantee that share repurchases and/or share redemptions will occur or that dividends will be paid to Mallinckrodt shareholders. Mallinckrodt share repurchases, if any, will depend on prevailing market conditions, and Mallinckrodt liquidity requirements and other factors. Mallinckrodt currently does not anticipate paying any cash dividends for the foreseeable future.
The approval of Resolution 7 is not a condition to completion of the transaction. Accordingly, if the Mallinckrodt shareholders do not approve Resolution 7, the transaction may still be completed.
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for Resolution 7.

RESOLUTION 8:   APPROVAL OF THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
Mallinckrodt shareholders are being asked to approve the adoption of amended and restated registration rights agreement of Mallinckrodt, to be effective upon a Mallinckrodt IPO. This will help ensure that Mallinckrodt’s registration rights agreement is in a form customary for company with shares that are publicly traded on the NYSE.
In connection with its emergence from the Mallinckrodt 2023 bankruptcy proceedings, Mallinckrodt entered into a registration rights agreement with certain holders of Mallinckrodt ordinary shares, dated as of November 14, 2023 (the “original registration rights agreement”).
In preparation for the potential future listing of Mallinckrodt ordinary shares on the NYSE and in consideration of certain administrative burdens imposed by the original registration rights agreement, Mallinckrodt is proposing the adoption of the amended and restated registration rights agreement in the form produced to the meeting (attached hereto at Annex L).
The original registration rights agreement provides that following a Mallinckrodt IPO (as defined in the original registration rights agreement, and which includes a direct listing on a national securities exchange in the United States, such as the NYSE), certain Mallinckrodt shareholders that owned 1% or more of the registrable securities (calculated in accordance with the original registration rights agreement) have customary “piggyback” registration rights. The original registration rights agreement also provides that 180 days following a Mallinckrodt IPO, any Mallinckrodt shareholder owning at least 15% of registrable securities (calculated in accordance with the original registration rights agreement) has the right to initiate up to three (3) demand registrations each, subject to customary exceptions. The original registration rights agreement also requires Mallinckrodt to put up a shelf registration statement following a Mallinckrodt IPO covering the resale of all registrable securities beneficially owned by the holders of registrable securities.
The amended and restated registration rights agreement will provide that following a Mallinckrodt IPO, certain Holders of Registrable Securities shall have customary “piggyback” registration rights. In addition, 180 days following a Mallinckrodt IPO, any Holder of Registrable Securities owning at least 15% of Registrable Securities (as defined in the amended and restated registration rights agreement), and which includes a direct listing on a national securities exchange in the United States, such as the NYSE shall have the right to initiate up to three (3) demand registrations each, subject to customary exceptions. Under the amended and restated registration rights agreement, a Holder of Registrable Securities may only transfer such securities to an affiliate of such holder, subject to certain transfer conditions set forth therein. The amended and restated registration rights agreement will not require Mallinckrodt to put up a shelf registration statement following a Mallinckrodt IPO. In addition to other changes, the amended and restated registration rights agreement will also provide that Registrable Securities will cease being so on the date such Registrable Securities may be resold under Rule 144 of the Securities Act without any limitation as to volume or manner of sale. A redline showing the proposed amendments is attached as Annex M to this joint proxy statement/prospectus.
The approval of Resolution 8 is not a condition to completion of the transaction. Accordingly, if the Mallinckrodt shareholders do not approve Resolution 8, the transaction may still be completed.
This summary of the amended and restated registration rights agreement is only a summary and is qualified in its entirety by reference to the complete text of the proposed amended and restated registration rights agreement, which is attached to this joint proxy statement/prospectus as Annex L. We urge you to read Annex L in its entirety before casting your vote.
Vote Required and Recommendation of the Mallinckrodt Board of Directors
The affirmative vote of at least three-fourths (75%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy is required to approve this resolution.
The Mallinckrodt board of directors unanimously recommends a vote “FOR” for Resolution 8.

RESOLUTION 9:   APPROVAL FOR THE ADJOURNMENT OF THE EGM IN CERTAIN CIRCUMSTANCES
Mallinckrodt shareholders may be asked to vote on a resolution to adjourn the EGM to another time or place if necessary or appropriate in order to (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to adopt and approve the scheme and EGM proposals; (ii) to provide to the Mallinckrodt shareholders in advance of the EGM any supplement or amendment to the joint proxy statement/prospectus; or (iii) to disseminate any other information which is material to the Mallinckrodt shareholders voting at the EGM.
Vote Required and Board Recommendation
The affirmative vote of a simple majority (>50%) of the votes cast by the holders of Mallinckrodt ordinary shares present and voting, either in person or by proxy, at the EGM, whether or not a quorum is present, is required to approve this resolution.
The Mallinckrodt board of directors unanimously recommends that you vote “FOR” for Resolution 9.

THE ENDO PROPOSALS
PROPOSAL 1:   THE TRANSACTION PROPOSAL
This joint proxy statement/prospectus is being furnished to you as an Endo stockholder as part of the solicitation of proxies by the Endo board of directors for use at the Endo special meeting to, among other things, consider and vote on a proposal to approve and adopt the Transaction Agreement, including the plan of merger contained therein, and the transactions contemplated thereby, including the merger of Merger Sub with and into Endo, with Endo continuing as the surviving corporation, which is further described in the sections of this joint proxy statement/prospectus entitled “The Transaction” and “The Transaction Agreement”, and a copy of which is attached as Annex A to this joint proxy statement/prospectus accompanying this notice.
The Transaction Agreement provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein that: (i) the articles of association of Mallinckrodt will be amended by means of a scheme of arrangement under Section 450 of the Irish Companies Act, which requires shareholder approval and Irish High Court sanction; (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM; and (iii) Merger Sub will merge with and into Endo with Endo surviving the business combination as a wholly owned subsidiary of Mallinckrodt. As a result of the business combination, each share of Endo common stock issued and outstanding immediately prior to the business combination (other than any Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries) will be canceled and will automatically be converted into the right to receive a number of ordinary shares of Mallinckrodt (such number to be determined in accordance with the terms of the Transaction Agreement) and cash consideration (such cash consideration for all shares of Endo common stock to be $80.0 million in the aggregate (subject to potential increase)). All shares of Endo common stock owned by Endo, any Endo subsidiary, Mallinckrodt, Merger Sub or any of their respective subsidiaries will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of the outstanding shares of Endo common stock entitled to vote thereon is required to approve the Endo transaction proposal.
The Endo board of directors unanimously recommends that you vote “FOR” the Endo transaction proposal.

PROPOSAL 2:   NON-BINDING, ADVISORY VOTES ON THE ENDO DISTRIBUTABLE RESERVES PROPOSALS
Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in Mallinckrodt’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act. Distributable reserves broadly means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and can include reserves created by way of a capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus undistributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. See the section of this joint proxy statement/prospectus entitled “The Transaction Agreement — Mallinckrodt Distributable Reserves Creation and Certain Shareholder Resolutions.”
This joint proxy statement/prospectus is being furnished to you as an Endo stockholder as part of the solicitation of proxies by the Endo board of directors for use at the Endo special meeting to, among other things, to consider and vote on two non-binding, advisory proposals to approve (i) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account as at the date of this joint proxy statement/prospectus (being the first Mallinckrodt distributable reserves creation); and (ii) the reduction of the entire amount (or such lesser amount as the directors of Mallinckrodt or the Irish High Court may determine) standing to the credit of Mallinckrodt’s share premium account following the consummation of the business combination, (including but not limited to the share premium arising from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement or the amounts credited to Mallinckrodt’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the issuance of Mallinckrodt ordinary shares pursuant to the Transaction Agreement) (being the second Mallinckrodt distributable reserves creation) to allow for the creation of distributable reserves of Mallinckrodt which are required under Irish law in order to allow Mallinckrodt to make distributions and to pay dividends and repurchase or redeem shares.
The vote on the Endo distributable reserves proposals is a vote separate and apart from the vote on the Endo transaction proposal. Accordingly, the Endo stockholders may vote to approve the Endo transaction proposal and vote not to approve the Endo distributable reserves proposals (or any one of the Endo distributable reserves proposals) and vice versa. Endo stockholders should note that this proposal is not a condition to consummation of the business combination, and as an advisory vote, the result will not be binding on Endo, the Endo board of directors or the surviving corporation.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve the Endo distributable reserves proposals.
The Endo board of directors unanimously recommends that you vote “FOR” the Endo distributable reserves proposals.

PROPOSAL 3:   NON-BINDING, ADVISORY VOTE ON THE ENDO COMBINATION-RELATED COMPENSATION PROPOSAL
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Endo provide Endo stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Endo to its named executive officers in connection with the business combination, as disclosed in the section of this joint proxy statement/prospectus entitled “The Transaction — Interests of Certain Persons in the Transaction — Quantification of Payments and Benefits to Endo’s Named Executive Officers”.
This joint proxy statement/prospectus is being furnished to you as an Endo stockholder as part of the solicitation of proxies by the Endo board of directors for use at the Endo special meeting to, among other things, to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Endo to its named executive officers in connection with the transactions contemplated by the Transaction Agreement. These payments are set forth in the section of this joint proxy statement/prospectus entitled “The Transaction — Interests of Certain Persons in the Transaction — Quantification of Payments and Benefits to Endo’s Named Executive Officers” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made form part of Endo’s overall compensation program for its named executive officers, and previously have been disclosed to Endo stockholders as part of the “Compensation Discussion and Analysis” and related sections of Endo’s Annual Report on Form 10-K. These arrangements were adopted and approved by the Endo compensation committee.
The vote on the Endo combination-related compensation proposal is a vote separate and apart from the vote on the Endo transaction proposal. Accordingly, the Endo stockholders may vote to approve the Endo transaction proposal and vote not to approve the Endo combination-related compensation proposal and vice versa. Endo stockholders should note that this proposal is not a condition to consummation of the business combination, and as an advisory vote, the result will not be binding on Endo, the Endo board of directors or the surviving corporation. Accordingly, regardless of the outcome of the advisory vote, if the business combination is consummated, Endo’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the business combination in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding advisory vote, the Endo combination-related compensation proposal.
The Endo board of directors unanimously recommends that you vote “FOR” the Endo combination-related compensation proposal.

PROPOSAL 4:   NON-BINDING, ADVISORY VOTE ON THE NEW ARTICLES OF ASSOCIATION
Endo stockholders are being asked to approve on a non-binding, advisory basis the adoption of new Mallinckrodt articles of association by separately approving each of the numbered proposed amendments detailed below. This will ensure that Mallinckrodt’s articles of association are in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt’s shares on NYSE.
Set out below is a summary of each of the proposed amendments to the articles of association of Mallinckrodt. The description of the following proposed amendments is only a summary and is qualified in its entirety by reference to the complete text of the proposed amendments, which is attached to this joint proxy statement/prospectus as Annex [•]. You are therefore strongly urged to read carefully Annex [•] in its entirety before casting your vote.
Proposed Amendment 1:   Amendments relating to Mallinckrodt’s capital structure which would result in the following changes to the Mallinckrodt articles of association:
•
The authorized share capital of Mallinckrodt is being varied, including through the creation of a new class of preferred shares of US$500,000,000 of US$0.01 each, with such rights as the directors may fix. The rights attaching to Mallinckrodt’s other classes of shares may be subject to the terms of issue of any preferred shares allotted.

•
The existing pre-emption rights over newly issued shares to certain Mallinckrodt shareholders will be deleted.

•
Article 174 of the existing Mallinckrodt constitution, which capped the total number of shares issuable pursuant to Mallinckrodt’s management incentive plan at 10%, will be deleted.

Proposed Amendment 2:   Amendments relating to dealings in transfers and registration of Mallinckrodt shares which would result in the following changes to the Mallinckrodt articles of association:
•
Articles 18 and 19 of the existing Mallinckrodt constitution restricted Mallinckrodt shareholders’ ability to deal in their Mallinckrodt shares where certain conditions applied. These restrictions will be deleted. In addition, the circumstances in which the directors can decline to register a transfer of shares would be amended to align with the customary approach of Irish-incorporated US-listed issuers.

•
The drag-along rights and tag-along rights in the existing Mallinckrodt constitution will be deleted.

Proposed Amendment 3:   Amendments relating to Mallinckrodt shareholder meetings which would result in the following changes to the Mallinckrodt articles of association:
•
Article 50 of the existing Mallinckrodt constitution will be amended to set the quorum for general meetings of holders of any class of shares at two or more persons holding (or representing by proxy) at least one half in nominal value of the issued shares of the class.

•
Under the existing Mallinckrodt constitution, shareholder votes are decided on a show of hands, unless a poll is demanded. The articles of association of Mallinckrodt will be amended to require voting to be carried out by way of a poll and to clarify the manner in which such poll will be conducted.

•
Articles 69 – 82 of the existing Mallinckrodt constitution, which govern the procedures required for advance notice of members’ business and nominations, will be amended to align with the customary current approach by US-listed companies.

Proposed Amendment 4:   Amendments relating to transactions involving Mallinckrodt which would result in the following changes to the Mallinckrodt articles of association:
•
The existing Mallinckrodt constitution permits holders of more than one half of the Mallinckrodt shares to require the Mallinckrodt board to initiate a process for a review of strategic alternatives for Mallinckrodt and a sale of all or a portion of Mallinckrodt’s assets or business segments. This right will be deleted.

•
The existing Mallinckrodt constitution restricts the Mallinckrodt board from selling, leasing or exchanging all or substantially all of the Company’s property and assets without the prior consent of the holders of more than one half of the Mallinckrodt shares. This restriction will be deleted.

•
Article 171 of the existing Mallinckrodt constitution is being amended to align the provisions regarding shareholder rights plan with the customary approach adopted by Irish-incorporated US-listed companies.

•
The new Article 146 restricts Mallinckrodt from engaging in business combinations with ‘interested members’ (as defined in new Article 146) for a period of time, subject to certain exceptions.

Proposed Amendment 5:   Amendments relating to proceedings of Mallinckrodt directors which would result in the following changes to the Mallinckrodt articles of association:
•
The Mallinckrodt board will be permitted to determine its own size subject to a minimum of two and a maximum of twenty directors (unless otherwise determined by shareholders at a general meeting). The Mallinckrodt board will also be permitted to elect their chair.

•
Article 115 of the existing Mallinckrodt constitution will be amended to allow for the vacation ipso facto of the office of a director where he/she is requested to resign in writing by not less than three quarters of the other directors.

Proposed Amendment 6:   Amendments relating to appointment and removal of Mallinckrodt directors which would result in the following changes to the Mallinckrodt articles of association:
•
Under the existing Mallinckrodt constitution, the Mallinckrodt board is currently comprised of seven directors as follows: (i) the chief executive officer of Mallinckrodt; (ii) one director appointed by the first designator; (iii) one director appointed by the second designators (as defined in the existing Mallinckrodt constitution); and (iv) up to four directors appointed by the Nominating and Selection Committee (as defined in the existing Mallinckrodt constitution). Mallinckrodt’s articles of association will be amended such that the Mallinckrodt board will be appointed as follows: (i) by Mallinckrodt shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for such purpose; (ii) by the Mallinckrodt board in accordance with the post-completion Mallinckrodt articles; or (iii) by the directors, either to fill a vacancy or as an addition to the existing directors. New provisions in the Mallinckrodt constitution regarding plurality voting of directors in the context of a contested election are being introduced to permit the appointment of those directors that have received the highest number of votes in favour of their election whether or not such votes in favour represent a majority of the votes cast. In connection with this, Schedules 1 – 3 to Mallinckrodt’s articles of association (which set out the lists of Mallinckrodt shareholders with rights in respect of the appointment of directors or the composition of the Nominating and Selection Committee) will be deleted. As noted above, under Mallinckrodt’s articles of association, the chair and up to four directors may currently be appointed by the Nominating and Selection Committee. It is proposed that the references to a Nominating and Selection Committee will be deleted.

Proposed Amendment 7:   Amendments relating to information rights and board observers which would result in the following changes to the Mallinckrodt articles of association:
•
The existing Mallinckrodt constitution contains rights, in respect of information rights and board observers for certain Mallinckrodt shareholders. These will be deleted.

Proposed Amendment 8:   Certain other minor miscellaneous changes, shown in Annex [•], will be made to make Mallinckrodt’s articles of association in a form that is customary for an Irish public limited company effecting a transaction of the nature of the business combination and for a potential listing of Mallinckrodt’s shares on NYSE.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares of Endo common stock present in person or represented by proxy and entitled to vote at the Endo special meeting, provided a quorum is present, is required to approve, by means of a non-binding advisory vote, each of the numbered proposed amendments above.
The description of the proposed amendments above is intended only as a summary and is qualified in its entirety by reference to the complete text of our proposed amendments, which is attached to this joint proxy statement/prospectus as Annex [ • ]. We encourage you to read Annex [ • ] in its entirety before casting your vote.
The Endo board of directors unanimously recommends that you vote “FOR” each of the Endo amendment proposals.

DESCRIPTION OF MALLINCKRODT’S ORDINARY SHARES
As a result of the business combination, Endo stockholders will become shareholders of Mallinckrodt. The rights of former Endo stockholders following the consummation of the business combination will be governed by the new Mallinckrodt constitution (comprising the Mallinckrodt memorandum and articles of association as amended and adopted at the EGM), as well as the laws of Ireland, including the Irish Companies Act.
The following is a summary of the material terms of the Mallinckrodt shares as set forth in the new Mallinckrodt constitution and the material provisions of the laws of Ireland. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act and the form of the Mallinckrodt memorandum and articles of association that will become effective on the merger effective time (the new Mallinckrodt constitution) and that is attached as Annex I to this joint proxy statement/prospectus and is incorporated by reference herein.
For a summary of the differences between your current rights as an Endo stockholder and your rights as a Mallinckrodt shareholder following completion of the transaction, see the section of this joint proxy statement/prospectus entitled “Comparison of the Rights of Holders of Endo Common Stock and Mallinckrodt Ordinary Shares” beginning on page [•] of this joint proxy statement/prospectus.
Capital Structure
Authorized Share Capital
On completion of the transaction, the authorized share capital of Mallinckrodt will be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.
The authorized share capital may be increased or reduced (but not below the number of issued and outstanding ordinary shares, preferred shares or ordinary A shares, as applicable) by way of an ordinary resolution of Mallinckrodt shareholders. The shares comprising the authorized share capital of Mallinckrodt may be divided into shares of such par value as the resolution prescribes.
As a matter of Irish company law, the directors of Mallinckrodt may cause Mallinckrodt to issue new ordinary shares, preferred shares or ordinary A shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over one-half (>50%) of the votes of a company’s shareholders cast at a general meeting (in person or by proxy). The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. The articles of association of Mallinckrodt authorize the Mallinckrodt board of directors to issue new ordinary shares, preferred shares or ordinary A shares up to the amount of the authorized but unissued share capital, such authority to expire five years from the date of adoption of such articles of association, which are expected to become effective before completion of the business combination.
The rights and restrictions to which the ordinary shares are subject are prescribed in the articles of association of Mallinckrodt.
The articles of association of Mallinckrodt entitle the Mallinckrodt board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Mallinckrodt. Preferred shares may be preferred as to dividends, rights on a winding-up, voting or in such manner as the Mallinckrodt board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Mallinckrodt and may be convertible into or exchangeable for shares of any other class or classes of Mallinckrodt, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law.
Irish law does not recognize fractional shares held of record; accordingly, the articles of association of Mallinckrodt do not provide for the issuance of fractional ordinary shares of Mallinckrodt, and the official Irish register of Mallinckrodt will not reflect any fractional ordinary shares.

Whenever a consolidation of the share capital of Mallinckrodt would result in any Mallinckrodt shareholder becoming entitled to fractions of a share, the Mallinckrodt board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
Issued Share Capital
As of the Mallinckrodt record date, the issued share capital of Mallinckrodt consisted of [      ].
Based on the number of shares of Endo common stock as of the Endo record date, Mallinckrodt is expected to issue approximately [      ] ordinary shares to the former Endo stockholders as the transaction consideration on completion of the transaction.
Therefore post-completion of the transaction, the issued share capital of Mallinckrodt is expected to consist of approximately [      ].
Preemption Rights, Share Warrants and Share Options
Under Irish law, certain statutory preemption rights apply automatically in favor of Mallinckrodt shareholders where securities are to be issued for cash unless an opt-out has been approved by a shareholder resolution (requiring the support of at least three-fourths (75%) of votes cast) or in a company’s constitution. Mallinckrodt has opted-out of these preemption rights in the articles of association of Mallinckrodt as permitted under Irish law and this opt-out must be renewed every five years by a special resolution in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered to preexisting shareholders of Mallinckrodt pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or when shares are issued pursuant to an employee option or similar equity plan.
The articles of association of Mallinckrodt provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Mallinckrodt is subject, the Mallinckrodt board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that boards of directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Under Irish law, the Mallinckrodt board of directors may issue shares upon exercise of validly issued warrants or options without shareholder approval or authorization.
Dividends
Under Irish law, dividends and distributions may only be made from “distributable reserves”. Distributable reserves, broadly, means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and includes reserves created by way of a capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus distributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate.
Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of Mallinckrodt. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
Mallinckrodt and Endo will be taking steps to create distributable reserves, which steps include the proposal to create distributable reserves on which Mallinckrodt shareholders will vote at the EGM and Endo stockholders will vote at the Endo special meeting. Please see “Risk Factors”, “The Mallinckrodt EGM Proposals — Resolution 6: Approval of the First Mallinckrodt Distributable Reserves Creation”, “The Mallinckrodt EGM Proposals — Resolution 7: Approval of the Second Mallinckrodt Distributable Reserves Creation”, and“The Special Meetings of Mallinckrodt’s Shareholders”,“ beginning on page [•], page [•], page [•] and page [•], respectively, of this joint proxy statement/prospectus.
The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the articles of association of Mallinckrodt. The articles of association of Mallinckrodt authorize the Mallinckrodt board of directors to declare such dividends as appear justified from the profits of Mallinckrodt without the approval of the shareholders at a general meeting. The Mallinckrodt board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the Mallinckrodt board of directors. The dividends can be declared and paid in the form of assets, shares or cash.
The Mallinckrodt board of directors may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the Mallinckrodt shares.
The Mallinckrodt board of directors are also entitled to issue shares with preferred rights to participate in dividends declared by Mallinckrodt. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
The holders of Mallinckrodt ordinary A shares are not entitled to receive any dividend.
For information about the Irish tax issues relating to dividend payments, please see the section entitled “Material Tax Consequences of the Proposed Transaction — Material Irish Tax Consequences — Dividend Withholding Tax” beginning on page [•] of this joint proxy statement/prospectus.
Share Repurchases, Redemptions and Conversions
Overview
The articles of association of Mallinckrodt provide that unless the Mallinckrodt board of directors specifically resolves to treat such acquisition as a purchase for the purposes of the Irish Companies Act, any ordinary share or an interest in any ordinary share is deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Mallinckrodt and any third party pursuant to which Mallinckrodt acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party. Please see “Repurchases and Redemptions by Mallinckrodt” beginning on page [•] of this joint proxy statement/prospectus. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with the articles of association of Mallinckrodt except that it shall be redeemable in accordance with the agreement. If such shares were not to be deemed to be redeemable shares, their repurchase by Mallinckrodt would be subject to additional requirements imposed by Irish law. Neither Irish law nor any constituent document of Mallinckrodt places limitations on the right of non-resident or foreign owners to vote or hold Mallinckrodt ordinary shares.
Repurchases and Redemptions by Mallinckrodt
Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of the articles of association of Mallinckrodt described above, shareholder approval is not required to redeem Mallinckrodt ordinary shares.
The Mallinckrodt board of directors may also issue preferred shares which may be redeemed at the option of either Mallinckrodt or the shareholder, depending on the terms of such preferred shares. Please see “Capital Structure — Authorized Share Capital” beginning on page [•] of this joint proxy statement/prospectus for additional information on preferred shares.
Repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt. While Mallinckrodt holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be canceled by Mallinckrodt or re-issued subject to certain conditions.
Purchases by Subsidiaries of Mallinckrodt
Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase Mallinckrodt ordinary shares either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the Mallinckrodt shareholders is required to allow a subsidiary of Mallinckrodt to make on-market purchases of Mallinckrodt ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Mallinckrodt ordinary shares is required.
In order for a subsidiary of Mallinckrodt to make an overseas market purchase of the Mallinckrodt ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NYSE is specified as a recognized stock exchange for this purpose by Irish company law in the event that the shares of Mallinckrodt are listed on the NYSE.
For an off-market purchase by a subsidiary of Mallinckrodt, the proposed purchase contract must be authorized by special resolution of the shareholders of Mallinckrodt before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Mallinckrodt.
The number of shares held by the subsidiaries of Mallinckrodt at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Mallinckrodt. While a subsidiary of Mallinckrodt holds Mallinckrodt ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Mallinckrodt ordinary shares by an Irish subsidiary of Mallinckrodt must be funded out of distributable reserves of the subsidiary.
Lien on Shares, Calls on Shares and Forfeiture of Shares
The articles of association of Mallinckrodt provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt ordinary shares that have not been fully paid up. The ordinary shares to be issued to the former shareholders of Endo at the merger effective time as part of the transaction consideration will be fully paid up.
Bonus Shares
The articles of association of Mallinckrodt provide that the Mallinckrodt board of directors may resolve to capitalize any amount for the time being credited to any of the Mallinckrodt’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealized revaluation reserves, merger reserves or other reserve account not available for distribution) or credited to the profit and loss account, and use such amount for the issuance to shareholders of fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
Consolidation and Division; Subdivision
The articles of association of Mallinckrodt provide that it may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than are fixed by the articles of association of Mallinckrodt.
Reduction of Share Capital
Mallinckrodt may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Mallinckrodt also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes share premium) in anyway permitted by the Irish Companies Act.
Annual Meeting of Shareholders
Mallinckrodt intends to hold its annual general meeting on 15 May 2025, and is required to hold subsequent annual general meetings at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the previous annual general meeting and no more than nine months after Mallinckrodt’s fiscal year end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, Mallinckrodt’s memorandum and articles of association include a provision reflecting this requirement of Irish law.
Notice of an annual general meeting must be given to all Mallinckrodt shareholders as of the record date set by the Mallinckrodt board of directors and to the directors and auditors of Mallinckrodt. The articles of association of Mallinckrodt provide for a minimum notice period of 21 clear days, which is the minimum permitted under Irish law.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the statutory financial statements and reports of the directors and auditors, the appointment of new auditors or the re-appointment of an existing auditor and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) specified in Mallinckrodt’s notice of meeting (or any supplement thereto) given, or otherwise properly made at the annual general meeting, in each case by or at the direction of the Mallinckrodt board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law, or (iv) otherwise properly requested to be brought before the annual general meeting by a shareholder in accordance with Mallinckrodt’s articles of association.
Extraordinary General Meetings of Shareholders
Extraordinary general meetings of Mallinckrodt may be convened (i) by the Mallinckrodt board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of

Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Mallinckrodt as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.
Notice of an extraordinary general meeting must be given to all Mallinckrodt shareholders and to the directors and auditors of Mallinckrodt. Under Mallinckrodt’s articles of association, the minimum notice period for extraordinary general meetings is 21 clear days’ notice, except that an extraordinary general where no special resolution is proposed may be called by 14 clear days’ notice.
In the case of an extraordinary general meeting convened by shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, the Mallinckrodt board of directors has 21 days to convene a meeting of Mallinckrodt shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.
If the directors become aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, the Mallinckrodt board of directors must convene an extraordinary general meeting of Mallinckrodt shareholders not later than 28 days from the date they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.
Quorum for General Meetings
The articles of association of Mallinckrodt provide that no business shall be transacted at any general meeting of Mallinckrodt unless a quorum is present at the time when the meeting proceeds to business. The presence, in person or by proxy, of one or more holders of shares in Mallinckrodt entitling them to exercise a majority of the voting power of Mallinckrodt (whether or not such holder actually exercises his voting rights in whole, in part or at all at the meeting) on the relevant record date constitutes a quorum for the conduct of business. The Mallinckrodt board of directors has no authority to waive quorum requirements stipulated in the articles of association of Mallinckrodt.
Voting
The articles of association of Mallinckrodt provide that all shareholder votes will be decided on a poll and that the chairman of the Mallinckrodt board of directors may determine the manner in which the poll is to be taken.
Every Mallinckrodt shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting.
In accordance with the articles of association of Mallinckrodt, the board of directors of Mallinckrodt may from time to time authorize Mallinckrodt to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such class or series of preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares). Treasury shares or shares of Mallinckrodt that are held by subsidiaries of Mallinckrodt will not be entitled to be voted.
Neither Irish law nor any Mallinckrodt’s constitution places limitations on the right of non-resident or foreign owners to vote Mallinckrodt ordinary shares.
Voting rights may be exercised by shareholders registered in Mallinckrodt’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the articles of association of Mallinckrodt. The articles of association of

Mallinckrodt permit the appointment of proxies by the shareholders to be notified to Mallinckrodt electronically. Except where a greater majority is required by the Irish Companies Act, any question, business or resolution proposed at any general meeting shall be decided by a simple majority (>50%) of the votes cast. Irish company law requires “special resolutions” of the shareholders to approve certain matters. A special resolution requires not less than three-fourths (75%) of the votes cast of Mallinckrodt’s shareholders present in person or by proxy at a general meeting. This may be contrasted with “ordinary resolutions”, which require a simple majority of the votes of Mallinckrodt shareholders cast in person or by proxy at a general meeting. Examples of matters requiring special resolutions include:
•
amending the objects (i.e., main purposes) of Mallinckrodt;

•
amending the memorandum and articles of association of Mallinckrodt;

•
approving a change of name of Mallinckrodt;

•
authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or a person who is deemed to be “connected” to a director for the purposes of the Irish Companies Act;

•
opting out of preemption rights on the issuance of new shares;

•
re-registering of Mallinckrodt from a public limited company to a private company;

•
purchasing Mallinckrodt ordinary shares off-market;

•
reducing Mallinckrodt’s issued share capital;

•
resolving that Mallinckrodt be wound up by the Irish courts;

•
resolving in favor of a shareholders’ voluntary winding-up;

•
re-designating of shares into different share classes; and

•
setting the re-issue price of treasury shares.

Unanimous Shareholder Consent to Action Without Meeting
The Irish Companies Act provides that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. The articles of association of Mallinckrodt permit unanimous written resolutions of shareholders, as permitted under Irish law and subject to the requirements of the Exchange Act.
Variation of Rights Attaching to a Class or Series of Shares
Variation of all or any special rights attached to any class of shares of Mallinckrodt is addressed in the articles of association of Mallinckrodt as well as the Irish Companies Act. Any variation of class rights attaching to the issued shares of Mallinckrodt must be approved by a special resolution of the shareholders of the class affected. The articles of association of Mallinckrodt expressly provide that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of ordinary shareholders.
The provisions of the articles of association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum.
Inspection of Books and Records
Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive any statutory financial statement of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.
The auditors of Mallinckrodt also have the right to inspect the accounting records of Mallinckrodt. The auditors’ report must be circulated to the shareholders 21 clear days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Irish Companies Act and must be laid before the shareholders at Mallinckrodt’s annual general meeting.
Acquisitions
An Irish public limited company may be acquired in a number of ways, including:
1.
a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing three-fourths (75%) in value of the shareholders or each class of shareholders present and voting in person or by proxy at shareholder meeting(s) called to approve the scheme;

2.
through a tender offer or takeover offer by a third party for all of the shares of Mallinckrodt. Where the holders of 80% or more in value of a class of Mallinckrodt ordinary shares have accepted an offer for their Mallinckrodt ordinary shares, the remaining Mallinckrodt shareholders in that class may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Mallinckrodt were to be listed on the main market of Euronext Dublin or another regulated stock exchange in the European Economic Area (“EEA”), the “squeeze out” threshold would be increased to 90%;

3.
by way of a:

(i)
cross-border merger with an EEA-incorporated company under the EU Mobility Directive 2019/2121 (the “Mobility Directive”) as implemented in Ireland by the EU (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (the “Irish Mobility Regulations”); or

(ii)
domestic merger with an Irish-incorporated company under the Irish Companies Act.

Appraisal Rights
Generally under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights.
Under the Mobility Directive and Irish Mobility Regulations governing the cross-border conversion, merger or division of an Irish company limited by shares such as Mallinckrodt, a shareholder who voted against the special resolution approving the conversion, merger or division has the right to request that the company acquire its shares for cash at a price determined in accordance with common draft terms of conversion, merger or division, as applicable.
Under the Irish Companies Act governing domestic mergers of Irish companies, if the consideration being paid to shareholders is not all in the form of cash, a shareholder who voted against the special resolution approving the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with common draft terms of conversion, merger or division, as applicable.
In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze out provisions.
Disclosure of Interest in Shares
Under the Irish Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public company. A shareholder of Mallinckrodt must notify Mallinckrodt (but not the public at large) if as a result of a transaction the shareholder will be interested in 3% or more of any class of shares of Mallinckrodt carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Mallinckrodt (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Mallinckrodt within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Mallinckrodt concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.
In addition to the above disclosure requirement, Mallinckrodt, under the Irish Companies Act, may by notice in writing (a “disclosure notice”) require a person whom Mallinckrodt knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Mallinckrodt carrying voting rights to give such further information as may be required by Mallinckrodt, including particulars of such person’s own past or present interests in such class of shares of Mallinckrodt.
In addition, the Mallinckrodt board of directors, under the articles of association of Mallinckrodt, may in their absolute discretion, if they consider it to be in the interests of Mallinckrodt to do so, require a shareholder to notify Mallinckrodt in writing (i) of his interest in any shares in Mallinckrodt; (ii) if his interest in the share does not consist of the entire beneficial interest in it, the interests of all persons having a beneficial interest in the share; and (iii) of any arrangement (whether legally binding or not) entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken or the shareholder of such share can be required to transfer the share or any interest therein to any person (other than a joint shareholder of the share) or to act in relation to any meeting of Mallinckrodt or of any class of shares of Mallinckrodt in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint shareholder of such share) (an “investigation notice”).
Any information given in response to a disclosure notice or an investigation notice is required to be given in writing within such reasonable time as may be specified in such notices.
Where such a notice is served by Mallinckrodt on a person who is or was interested in shares of Mallinckrodt carrying voting rights and that person fails to give Mallinckrodt any information required within the prescribed time period specified, then the Mallinckrodt board of directors may, in their absolute discretion by notice in writing (a “disenfranchisement notice”) to such person(s) in respect of the shares in default (the “default shares”), direct that such person(s) shall not be entitled to attend or to vote either personally or by proxy at a general meeting of Mallinckrodt or any holders of any class of shares in Mallinckrodt. The disenfranchisement notice may additionally direct that:
1.
any dividend (or part thereof) or other money which would otherwise be payable in respect of the default shares shall be retained by Mallinckrodt without any liability to pay interest thereon when such money is finally paid to the member and/or;

2.
no transfer of any shares held by such member shall be registered unless;

(a)
the member is not himself in default as regards supplying the information required; and

(b)
the transfer is part only of the member’s holding and when presented for registration is accompanied by a certificate by the member in a form satisfactory to the Mallinckrodt board of directors to the effect that after due and careful enquiry, the member is satisfied that none of the shares, the subject of the transfer, are the default shares.

In addition, Mallinckrodt may apply to the court for an order directing that the affected shares are subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the court are:
1.
any transfer of those shares, or in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

2.
no voting rights are exercisable in respect of those shares;

3.
no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

4.
no payment may be made of any sums due from Mallinckrodt on those shares, whether in respect of capital or otherwise.

Where the shares in Mallinckrodt are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.
In the event that Mallinckrodt’s shares are listed on the NYSE and Mallinckrodt is in an offer period pursuant to the Irish Takeover Rules (as described in more detail below), accelerated disclosure provisions apply for persons holding an interest in Mallinckrodt securities of 1% or more.
Anti-Takeover Provisions — Irish Takeover Rules
In the event that Mallinckrodt’s shares are listed on the NYSE, a transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Mallinckrodt will be governed by the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:
•
in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•
the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•
the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•
false markets (i.e., a market based on erroneous, imperfect or unequally disclosed information) must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities become artificial and the normal functioning of the markets is distorted;

•
a bidder must announce an offer only after ensuring that he or she can pay in full the consideration offered and after taking all reasonable measures to secure the implementation of any other type of consideration;

•
a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities (this is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile, and the board of the target company must divert its attention to deal with the offer); and

•
a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid
In the event that Mallinckrodt’s shares are listed on the NYSE, under certain circumstances, a person who acquires shares or other voting rights in Mallinckrodt may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Mallinckrodt at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Mallinckrodt, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Mallinckrodt would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
In the event that Mallinckrodt’s shares are listed on the NYSE, if a person makes a voluntary offer to acquire outstanding Mallinckrodt ordinary shares, the offer price must be no less than the highest price paid for Mallinckrodt ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so. If the bidder or any of its concert parties has acquired Mallinckrodt ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Mallinckrodt ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Mallinckrodt ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Mallinckrodt ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence on the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
In the event that Mallinckrodt’s shares are listed on the NYSE, the Irish Takeover Rules also contain rules governing substantial acquisitions of shares that restrict the speed at which a person may increase his or her holding of voting shares and rights over voting shares to an aggregate of between 15% and 30% of the voting rights of Mallinckrodt. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Mallinckrodt and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such acquisitions.
Frustrating Action
In the event that Mallinckrodt’s shares are listed on the NYSE, under the Irish Takeover Rules, the Mallinckrodt board of directors is not permitted to take any action that might frustrate an offer for the shares of Mallinckrodt once the Mallinckrodt board of directors has received an approach that may lead to an offer, or has reason to believe an offer is imminent, except as noted below. Potentially frustrating actions such as:
1.
the issue of shares, options or convertible securities,

2.
the redemption or repurchase of securities by the company (save in certain circumstances);

3.
material acquisitions or disposals,

4.
entering into contracts other than in the ordinary course of business, or

5.
any action, other than seeking alternative offers, which may result in frustration of an offer,

are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent.
Exceptions to this prohibition are available:
1.
where the action is approved by Mallinckrodt shareholders at a general meeting; or

2.
with the consent of the Irish Takeover Panel where:

(a)
the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(b)
the Mallinckrodt shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(c)
such action is in accordance with a contract entered into prior to the announcement of the offer; or

(d)
the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Insider Dealing
In the event that Mallinckrodt’s shares are listed on the NYSE, the Irish Takeover Rules provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer, shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach; or (ii) the termination of discussions relating to such offer, whichever is earlier.
Anti-Takeover Provisions — Other
Business Combinations with Interested Shareholders
Mallinckrodt’s articles of association include a provision that generally prohibits Mallinckrodt from engaging in a business combination with an “interested shareholder” for a period of three years following the date the person became an “interested shareholder”, unless, in general:
1.
the Mallinckrodt board of directors approved the transaction that resulted in the shareholder becoming an “interested shareholder”;

2.
upon consummation of the transaction which resulted in the shareholder becoming an “interested shareholder”, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the “interested shareholder”), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

3.
at or subsequent to such time the business combination is approved by the Mallinckrodt board of directors and authorized by a special resolution of Mallinckrodt’s shareholders (excluding the “interested shareholder”).

A “business combination” is generally defined as a merger consolidation, scheme of arrangement, asset or share sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Mallinckrodt.
Shareholder Rights Plans and Share Issuances
Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In the event that Mallinckrodt’s shares are listed on the NYSE, such a plan is subject also to the Irish Takeover Rules described above.
The articles of association of Mallinckrodt allow the Mallinckrodt board of directors to adopt a shareholder rights plan upon such terms and conditions as the Mallinckrodt board of directors deems expedient and in the best interests of Mallinckrodt, subject to applicable law, in certain circumstances.
Subject to the Irish Takeover Rules described above that will apply in the event that Mallinckrodt’s shares are listed on the NYSE, the board also has power to cause Mallinckrodt to issue any of its authorized and unissued shares on such terms and conditions as the board may determine (as described under “Capital Structure — Authorized Share Capital” beginning on page [•] of this joint proxy statement/prospectus) and any such action must be taken in the best interests of Mallinckrodt. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.
For other provisions that could be considered to have an anti-takeover effect, see “Authorized Share Capital” (regarding issuance of preferred shares), “Preemption Rights, Share Warrants and Share Options,” “Disclosure of Interests in Shares”, and “Unanimous Shareholder Consent to Action Without Meeting”, in addition to “Appointment of Directors; Vacancies”, “Removal of Directors” and “Amendment of Governing Documents” and “Comparison of the Rights of Holders of Endo common stock and Mallinckrodt Ordinary Shares — Shareholder Proposals”.
Corporate Governance
The articles of association of Mallinckrodt delegate the day-to-day management of Mallinckrodt to the Mallinckrodt board of directors. The Mallinckrodt board of directors may then delegate management of Mallinckrodt to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Mallinckrodt. Committees may meet and adjourn as they determine proper.
Legal Name; Formation; Fiscal Year; Registered Office
The legal name of Mallinckrodt is Mallinckrodt public limited company. Mallinckrodt was incorporated in Ireland as a public limited company on January 9, 2013 with company registration number 522227. Mallinckrodt’s fiscal year ends on the last Friday in December and Mallinckrodt’s registered address is College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, D15 TX2V, Ireland.
Appointment of Directors; Vacancies
Appointment of Directors
The Irish Companies Act provides for a minimum of two directors. The articles of association of Mallinckrodt provide for a minimum of two directors and a maximum of 20 directors, with the Mallinckrodt board of directors authorized to determine the number of directors within such limits. The Mallinckrodt shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association of Mallinckrodt.
At each annual general meeting of Mallinckrodt, all the directors shall retire from office and be eligible for re-election in accordance with the articles of association of Mallinckrodt. Upon the resignation or termination of office of any director, if a new director shall be appointed to the Mallinckrodt board of directors, he will be designated to fill the vacancy arising. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his/her election, in accordance with the articles of association of Mallinckrodt, will hold office until his/her successor shall be elected.
No person shall be appointed director unless nominated in accordance with the articles of association of Mallinckrodt. The articles of association of Mallinckrodt provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the Mallinckrodt board of directors and the proposal of business to be considered by Mallinckrodt shareholders may be made only pursuant to Mallinckrodt’s notice of meeting by: (i) the Mallinckrodt board of directors; (ii) any Mallinckrodt shareholders pursuant to the valid exercise of power granted to them under the Irish Companies Act; (iii) a Mallinckrodt shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the articles of association of Mallinckrodt; or (iv) by holders of any class of shares in Mallinckrodt then outstanding having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue. The immediately preceding sentence shall be the exclusive means for a Mallinckrodt shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a 8 under the Exchange Act and included in the company’s notice of meeting) before an annual or extraordinary general meeting of members. In addition, the Irish Companies Act provides that Mallinckrodt shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.
Directors shall be appointed as follows:
1.
by Mallinckrodt shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

2.
by the Mallinckrodt board of directors in accordance with the articles of association of Mallinckrodt; or

3.
so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Mallinckrodt, the Mallinckrodt board of directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association of Mallinckrodt. A director so appointed shall hold office only until the next following Mallinckrodt annual general meeting.

If at the time Mallinckrodt files its definitive proxy statement for any general meeting, the number of persons who are validly nominated in accordance with the articles of association of Mallinckrodt for election or re-election as Directors exceeds the maximum number of directors determined by the Mallinckrodt board of directors from time to time (such an election, a “contested election”), then those director nominees in number equal to the number of available Director positions who receive the highest number of votes in favor of their election (whether or not such votes in favor represent a majority of the votes cast in respect of such director nominee) by the Mallinckrodt shareholders present in person or by proxy and entitled to vote at the election of Directors, shall be appointed Directors. Notwithstanding the withdrawal of any nominations for Directors in a contested election at a time subsequent to the time Mallinckrodt files its definitive proxy statement, the foregoing provision in respect of plurality voting will continue to apply to the election of Directors at any such meeting.
Vacancies
The articles of association of Mallinckrodt provide that the Mallinckrodt board of directors have the authority to appoint one or more directors to the Mallinckrodt board of directors, subject to the maximum number of directors allowed for in the articles of association of Mallinckrodt. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt shareholders. If not, it may be filled by the Mallinckrodt board of directors.
Any director appointed by the other directors will hold office until the next annual general meeting of Mallinckrodt. During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors may act for increasing the number of directors to that minimum number or of summoning a general meeting of Mallinckrodt but for no other purpose.
Removal of Directors
The Irish Companies Act provides that, notwithstanding anything contained in the articles of association of Mallinckrodt or in any agreement between Mallinckrodt and a director, the Mallinckrodt shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly, the Mallinckrodt shareholders may by an ordinary resolution remove a director from office before the expiration of his/her term (notwithstanding any agreement between Mallinckrodt and the director). The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Mallinckrodt in respect of his/her removal.
Duration; Dissolution; Rights upon Liquidation
Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding-up or a creditors’ voluntary winding-up. In the case of a shareholders’ voluntary winding-up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor or the Corporate Enforcement Authority (where the court is satisfied on a petition by the Corporate Enforcement Authority, that it is in the public interest that Mallinckrodt should be wound up), or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns.
The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding-up, following the settlement of all claims of creditors, are prescribed in the articles of association of Mallinckrodt, or will be prescribed in the terms of any preferred shares issued by the Mallinckrodt board of directors from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding-up of Mallinckrodt. If the articles of association were to contain no specific provisions in respect of a dissolution or winding-up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. The articles of association of Mallinckrodt provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding-up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.
Uncertificated Shares
The articles of association of Mallinckrodt provide that, no person whose name is entered as a member in the register of members will be entitled to receive a share certificate for the shares held by them.
Stock Exchange Listing
Mallinckrodt ordinary shares currently are not traded or quoted on a stock exchange or quotation system. It is expected that Mallinckrodt ordinary shares will be listed on the NYSE following the completion of the transaction, subject to approval by the post-completion Mallinckrodt board, and the necessary approvals. The parties expect that the listing will occur substantially concurrently with the intended separation, if the separation occurs. The listing is not a condition to the completion of the transaction.
No Sinking Fund
The Mallinckrodt ordinary shares have no sinking fund provisions.

Transfer and Registration of Shares
As of the date of this joint proxy statement/prospectus, Mallinckrodt’s official share register is maintained by its transfer agent and the transfer agent’s affiliates. Registration in this share register is determinative of membership in Mallinckrodt. A shareholder of Mallinckrodt who holds shares beneficially is not the holder of record of such shares. Instead, the depository or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee is not registered in Mallinckrodt’s official share register, as the depository or other nominee remains the record holder of such shares. Under Irish law, rights attaching to Mallinckrodt ordinary shares are generally only exercisable by the legal owner of the relevant shares on Mallinckrodt’s official Irish share register. A shareholder holding through a depository may only exercise such rights by either procuring the transfer of the shares from the depository into their direct legal ownership or by procuring the exercise by the depository nominee of those rights on their behalf in accordance with the applicable terms, procedures and rules of the depository.
A written instrument of transfer is required under Irish law in order to register on Mallinckrodt’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person; (ii) from a person who holds such shares beneficially to a person who holds such shares directly; or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa).
Such instruments of transfer may give rise to Irish stamp duty that must be paid prior to registration of the transfer on Mallinckrodt’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.
Mallinckrodt does not intend to pay (or cause one of its affiliates to pay) stamp duty, if any, in connection with transfers of Mallinckrodt ordinary shares. In other cases, Mallinckrodt may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. The articles of association of Mallinckrodt provide that, in the event of any such payment, Mallinckrodt (i) may seek reimbursement from the buyer or the seller; (ii) will have a lien against the Mallinckrodt ordinary shares acquired by such buyer and any dividends paid on such shares; and (iii) may set off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer should not assume that any stamp duty arising in respect of a transaction in Mallinckrodt ordinary shares has been paid unless one or both of such parties is otherwise notified by Mallinckrodt.
The articles of association of Mallinckrodt delegate to Mallinckrodt’s secretary and certain other persons the authority to execute an instrument of transfer on behalf of a transferring party.
Under specific exceptions outlined for certain circumstances, Mallinckrodt shareholders are restricted from encumbering, transferring, or entering agreements to do any of the foregoing related to their Mallinckrodt shares without meeting certain conditions.
The Mallinckrodt board of directors, in their absolute discretion, may decline to recognize any instrument of transfer unless (i) it is accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (ii) it is in respect of one class of share only; (iii) the instrument of transferor is properly stamped (where required); (iv) a fee of €10 or such lesser sum as the Mallinckrodt board of directors may require is paid to Mallinckrodt in respect of it; (v) it is in favor of not more than four transferees; (vi) it is lodged at the registered office of Mallinckrodt or at such other place as the directors may appoint; (vii) the Mallinckrodt board of directors is satisfied, acting reasonably, that all applicable consents, authorizations, permissions or approvals required to be obtained under relevant law prior to such transfer have been obtained; and (viii) the Mallinckrodt board of directors is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which Mallinckrodt (or any of its subsidiaries) and the transferor are party to or subject to. In the case of a transfer of shares by means other than a sale through a stock exchange on which the shares are listed, the Mallinckrodt board of directors have absolute discretion and without assigning any reason therefor to decline to register such transfer of a share that is not fully paid or that is transferred to or by a minor or person of unsound mind.
The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered on the register in respect thereof.
The registration of transfers may be suspended by the Mallinckrodt board of directors at such times and for such period, not exceeding in the whole 30 days in each year, as the Mallinckrodt board of directors may from time to time determine.
Amendment of Governing Documents
Irish companies, including Mallinckrodt, may only alter their memorandum of association and articles of association with the approval of a special resolution of a general meeting of the company.

COMPARISON OF THE RIGHTS OF HOLDERS OF ENDO COMMON STOCK AND MALLINCKRODT ORDINARY SHARES
The following is a summary discussion of the material differences between the rights of Endo stockholders before the merger effective date and the rights of Mallinckrodt shareholders after the merger effective date. The rights of the Endo stockholders are currently governed by the Endo bylaws, the Endo certificate of incorporation and Delaware law. Upon completion of the transaction, Endo stockholders will become shareholders of Mallinckrodt and the existing Mallinckrodt constitution will be amended to be in substantially the form attached as Annex I to this joint proxy statement/prospectus, which is incorporated by reference. As a result, the rights of Endo stockholders following the business combination will be governed by the new Mallinckrodt constitution and the laws of Ireland.
Except where otherwise indicated, the description below reflects the new Mallinckrodt constitution as will be in effect as of the merger effective time.
The following description does not purport to be a complete statement of all the differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.
This summary is qualified in its entirety by reference to the Endo bylaws, the Endo certificate of incorporation, the new Mallinckrodt constitution as will be in effect from and after completion of the transaction, Delaware law and Irish law (including the Irish Companies Act), which you are urged to read carefully.
	Endo	Mallinckrodt
Authorized and Outstanding Capital Stock
The Endo certificate of incorporation authorizes 1,025,000,000 shares, of which 1,000,000,000 are designated as common stock, par value of $0.001 per share, and 25,000,000 are designated as preferred stock, par value of $0.001 per share.
Endo common stock currently trades over-the-counter on the OTCQX under the ticker symbol “NDOI”.
As of [          ], 2025, the record date for the Endo special meeting, there were outstanding [          ] shares of Endo common stock, and there were no outstanding shares of any series of Endo preferred stock.
Under the Endo certificate of incorporation, the Endo board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the rights and preferences related thereto.

On completion of the transaction, the authorized share capital of Mallinckrodt will be US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each
As of completion of the business combination, there will be approximately [          ] issued and outstanding Mallinckrodt ordinary shares [and there will be no outstanding Mallinckrodt preferred shares or ordinary A shares].
The articles of association of Mallinckrodt entitle the Mallinckrodt board of directors, without shareholder approval, to determine the terms of each series or class of preferred shares issued by Mallinckrodt.

Preemption Rights	There are no preemptive rights relating to shares of Endo common stock.	Under Irish law, certain statutory preemption rights apply automatically in favor of

	Endo	Mallinckrodt
Mallinckrodt shareholders where securities are to be issued for cash unless an opt-out has been approved by a shareholder resolution (requiring the support of at least three-fourths (75%) of votes cast) or in a company’s constitution. Mallinckrodt has opted out of these preemption rights in the articles of association of Mallinckrodt as permitted under Irish law and this opt-out must be renewed every five years by a special resolution in accordance with Irish statutory requirements. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or when shares are issued pursuant to an employee option or similar equity plan.
Dividends, Repurchases and Redemptions
Dividends
Under Delaware law, stockholders of a corporation are entitled to receive dividends as may be declared from time to time by the board of directors of such corporation out of funds legally available for the payment of dividends.
Subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of Endo common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by the Endo board of directors.

Dividends
Under Irish law, dividends and distributions may only be made from “distributable reserves”. Distributable reserves, broadly, means the accumulated realized profits, so far as not previously utilized by distribution or capitalization, less the accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of a capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share

Endo	Mallinckrodt

Repurchases / Redemptions
If Endo proceeds with a public offering but does not meet the minimum number of shares needed for optimal price, liquidity, or exchange listing requirements, it may redeem up to 15% of its outstanding common stock at a price per share equal to the anticipated net proceeds of the offering (after underwriting discounts and commissions). This “Public Offering Redemption” occurs at the closing of the public offering — or as soon thereafter as practicable — and is allocated in a fair and equitable manner, with no stockholder forced to redeem more than its pro rata portion of the shares not otherwise being sold in the offering. The redemption is contingent upon the closing of the public offering and must also comply with Delaware law’s restrictions on distributions to stockholders.
Under Delaware law, a corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of such corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Endo were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares.

capital plus distributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate.
The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of Mallinckrodt. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
Mallinckrodt and Endo will be taking steps to create distributable reserves, which steps include the proposal to create distributable reserves on which Mallinckrodt shareholders will vote at the EGM and Endo stockholders will vote at the Endo special meeting.
The articles of association of Mallinckrodt authorize the Mallinckrodt board of directors to declare such interim dividends as appear justified from the profits of Mallinckrodt without shareholder approval. The Mallinckrodt board of directors may also recommend a final dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct

Endo	Mallinckrodt

that the payment be made by distribution of assets, shares or cash.
The Mallinckrodt board of directors may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the Mallinckrodt ordinary shares.
The Mallinckrodt board of directors are also entitled to issue shares with preferred rights to participate in dividends declared by Mallinckrodt. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
The articles of association of Mallinckrodt provide that the Mallinckrodt board of directors may resolve to capitalize any amount for the time being credited to any of Mallinckrodt’s reserve accounts or profit and loss account, and use such amount for the issuance to shareholders of fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
The holders of ordinary A shares are not entitled to receive any dividend.
Repurchases/Redemptions
Overview
The articles of association of Mallinckrodt provide that unless the Mallinckrodt board of directors specifically resolves to treat such acquisition as a purchase for the purposes of the Irish Companies Act, any ordinary share shall be deemed to

Endo	Mallinckrodt

be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Mallinckrodt and any third party pursuant to which Mallinckrodt acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party.
Repurchases and Redemptions by Mallinckrodt
Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of the articles of association of Mallinckrodt described above, shareholder approval is not required to redeem Mallinckrodt ordinary shares.
The Mallinckrodt board of directors may also issue preferred shares which may be redeemed at the option of either Mallinckrodt or the shareholder or both, depending on the terms of such class or series of preferred share being issued.
Repurchased and redeemed shares may be canceled or held as treasury shares, provided that the nominal value of any shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt.

	Endo	Mallinckrodt
Lien on Shares, Calls on Shares and Forfeiture of Shares	The organizational documents of Endo do not provide for a lien on every share for all moneys payable in respect of such shares.	The articles of association of Mallinckrodt provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt ordinary shares that have not been fully paid up. The ordinary shares to be issued to the former shareholders of Endo at the merger effective time as part of the transaction consideration will be fully paid up.
Share Certificates	The bylaws of Endo provide that the shares of Endo may be certificated or uncertificated. Any certificates shall be in such form as shall be determined by the Endo board of directors.	The articles of association of Mallinckrodt provide that no person whose name is entered as a member in the register of members will be entitled to receive a share certificate for the shares held by them.
Appointment of Directors; Vacancies
Appointment of Directors
Under the Endo certificate of incorporation and the Endo bylaws, the number of directors of Endo shall be seven or such other number as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the whole Endo board of directors(meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships).
Under the Endo bylaws, at each annual meeting or special meeting of Endo stockholders for the
The Irish Companies Act provides for a minimum of two directors. The articles of association of Mallinckrodt provide for a minimum of two directors and a maximum of twenty directors, with the Mallinckrodt board of directors authorized to determine the number of directors within such limits. The Mallinckrodt shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association of Mallinckrodt.

Endo	Mallinckrodt

election of directors, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast.
Each director shall serve for a term expiring at the next election of directors and shall hold office until his or her successor shall have been duly elected and qualified.
Vacancies
Under the Endo certificate of incorporation, any vacancies on the Endo board of directors caused by death, resignation, retirement, disqualification, removal from office or other cause and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the Endo directors then in office, even though less than a quorum, at any regular or special meeting of the Endo board of directors, and any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification.

At each annual general meeting of Mallinckrodt, all the directors shall retire from office and be eligible for re-election in accordance with the articles of association of Mallinckrodt.
No person shall be appointed director unless nominated as follows:
•
by the Mallinckrodt board of directors;

•
with respect to election at an annual general meeting or extraordinary general meeting, by any Mallinckrodt shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the Mallinckrodt articles of association; and

•
with respect to election at an extraordinary general meeting requisitioned by the shareholders in accordance with the Irish Companies Act, by a Mallinckrodt shareholder or shareholders who are entitled to vote at the meeting and who make such nomination in the written requisition of the extraordinary general meeting in accordance with the articles of association of Mallinckrodt.

Directors shall be appointed as follows:
•
by Mallinckrodt shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for such purpose;

•
so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Mallinckrodt, the Mallinckrodt board of directors shall have

Endo	Mallinckrodt

the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association of Mallinckrodt; or
•
in the event that either:

•
the number of directors is reduced below two, by the remaining directors; or

•
an election at an annual general meeting results in either only one or no directors receiving the required majority vote, by either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election, in the case, in accordance with the articles of association of Mallinckrodt.
If at the time Mallinckrodt files its definitive proxy statement for any general meeting and the number of persons who are nominated for election or re-election as Directors exceeds the maximum number of directors as determined by the Mallinckrodt board of directors, then those director nominees in number equal to the number of available director positions who receive the highest number of votes in favor of their election (whether or not such votes in favor represent a majority of the votes cast in respect of such director nominee) by the Mallinckrodt shareholders present and entitled to vote at the election of Directors, shall be appointed Directors.

	Endo	Mallinckrodt

Vacancies
The articles of association of Mallinckrodt provide that the Mallinckrodt board of directors have the authority to appoint one or more directors to the Mallinckrodt board of directors, subject to the maximum number of directors allowed for in the articles of association of Mallinckrodt. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt shareholders. If not, it may be filled by the Mallinckrodt board of directors. Any director appointed by the other directors will hold office until the next annual general meeting of Mallinckrodt. During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors may act for increasing the number of directors to that minimum number or of summoning a general meeting of Mallinckrodt but for no other purpose.

Removal of Directors	Under the Endo certificate of incorporation, any Endo director may be removed without cause, at any time, by the affirmative vote of the stockholders holding at least a majority of the voting power of the capital stock outstanding and entitled to vote thereon.	The Irish Companies Act provides that, notwithstanding anything contained in the articles of association of Mallinckrodt or in any agreement between Mallinckrodt and a director, the Mallinckrodt shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against

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Mallinckrodt in respect of his or her removal.
Duties of Directors
Under Delaware law, a corporation’s directors are charged with fiduciary duties of care and loyalty.
The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”, which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.
Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s

The Mallinckrodt board of directors have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of Mallinckrodt (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:
(i) to act in good faith and in the best interests of the company;
(ii) to act honestly and responsibly in relation to the company’s affairs;
(iii) to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;
(iv) not to misuse the company’s property, information and/or opportunity;
(v) not to fetter their independent judgment;
(vi) to avoid conflicts of interest;
(vii) to exercise care, skill and diligence; and
(viii) to have regard for the interests of the company’s shareholders.
The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings

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duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.
as well as disclosure of personal interests. For public limited companies like Mallinckrodt, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.
Under Irish law, a director is generally entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the Mallinckrodt board of directors of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.
Additionally, for public limited companies, like Mallinckrodt, the directors are required to include a statement in their directors’ report that the company is in compliance with certain obligations under the Irish Companies Act.

Conflicts of Interest of Directors
Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely by reason of such interest if:
(i)
the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Mallinckrodt are required to declare the nature of their interest at a meeting of the Mallinckrodt board of directors. Mallinckrodt is required to maintain a register of declared

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directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;
(ii)
the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

(iii)
the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

interests, which must be available for shareholder inspection.
The articles of association of Mallinckrodt provide that a director must declare any interest he or she may have in a contract with Mallinckrodt at a meeting of the Mallinckrodt board of directors in accordance with the Irish Companies Act.
Subject to the provisions of the Irish Companies Act and provided that he has disclosed to the Mallinckrodt board of directors the nature and extent of any material interest, a director, notwithstanding his office:
(i)
may hold and be remunerated in respect of any other office or place of profit under Mallinckrodt or any other company in which Mallinckrodt may be interested (other than the office of auditor of Mallinckrodt or any of its subsidiaries) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the Mallinckrodt board of directors may determine;

(ii)
may act by himself or his firm in a professional capacity for Mallinckrodt, and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(iii)
may exercise the voting powers conferred by shares of any other company held or owned by Mallinckrodt in such manner in all respects as they think fit and in particular may exercise his voting powers in favor of any resolution appointing the directors or any of them as

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directors or officers of such other company or providing for the payment of remuneration or pensions to the directors or officers of such other company; and
(iv)
shall not be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with Mallinckrodt or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any director so contracting or being so interested be liable to account to Mallinckrodt for any profits and advantages accruing to him from any such contract or arrangement by reason of such director holding that office or of the fiduciary relationship thereby established.

Save as otherwise provided in the articles of association of Mallinckrodt, a director shall not vote at a meeting of the Mallinckrodt board of directors or a committee of the Mallinckrodt board of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest that is material or a duty which conflicts or may conflict with the interests of Mallinckrodt. A director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.
A director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

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(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to Mallinckrodt or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of Mallinckrodt or any of its subsidiaries or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of Mallinckrodt or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by Mallinckrodt or any of its subsidiaries or associated companies for subscription, purchase or exchange in which offer he or she is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he or she is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company

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through which his or her interest is derived) (any such interest being deemed to be a material interest in all circumstances);
(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he or she may benefit;

(vi)
any proposal concerning the adoption, modification or operation of any scheme or plan for the remuneration or reward of any employee, officer or director (or any of them) of Mallinckrodt and/or any subsidiary thereof, including (without limitation) in relation to the award or acquisition of shares (or any interest in shares), under which the director benefits or may benefit; or

(vii)
any proposal concerning the giving of any indemnity in respect of every director and secretary of Mallinckrodt in the execution and discharge of their duties or the discharge of the cost of any insurance coverage purchased or maintained pursuant the articles of association of Mallinckrodt.

Indemnification of Officers and Directors	Under Delaware law, a corporation may indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. Delaware law permits a corporation to indemnify an	Pursuant to the articles of association of Mallinckrodt, its directors and secretary are indemnified to the extent permitted by the Irish Companies Act. Mallinckrodt may indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability or in which the indemnified party is acquitted, or where an Irish court determines that the director or the secretary

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officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person must have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnification for acted honestly and responsibly and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or secretary. This restriction in the Irish Companies Act does not apply to executives who are not directors or the secretary of Mallinckrodt. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.
The articles of association of Mallinckrodt also contain indemnification and expense advancement provisions for current or former executives (excluding any present or former directors or secretary of Mallinckrodt), or any person who is serving at the request of Mallinckrodt as a director or executive officer of another company, joint venture, trust or other enterprise, including any subsidiary of Mallinckrodt, except that such persons shall not be indemnified against any liability arising out of (a) fraud or dishonestly in the performance of such persons duty to Mallinckrodt or (b) such persons’ conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Mallinckrodt.
Due to more restrictive provisions of Irish law in relation to the indemnification of directors and the secretary, in connection with the transaction, it is expected that (i) Mallinckrodt will enter into deeds of indemnification with certain directors and officers of Mallinckrodt that are subject to

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such expenses that the relevant court deems proper.
Under the Endo bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of Endo or is or was serving at the request of Endo as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Endo (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by Endo to the fullest extent authorized by Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.
Under the Endo bylaws, indemnitees have the right to be paid by Endo the expenses incurred in defending any such proceeding in advance of its final disposition. However, if Delaware law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, the statutory restrictions outlined above; and (ii) a non-Irish subsidiary of Mallinckrodt will enter into indemnification agreements with certain directors and officers of Mallinckrodt that is intended to provide broader indemnity protection (subject to Irish laws to the extent applicable).

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service to an employee benefit plan) shall be made only upon delivery to Endo of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.
Under the Endo bylaws, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have.
Under the Endo bylaws, Endo may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Endo or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Endo would have the power to indemnify such person against such expense, liability or loss under Delaware law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Endo pursuant to the foregoing provisions, or otherwise, Endo has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Limitation on Director Liability	Under Section 102(b)(7) of Delaware law, the certificate of incorporation of a corporation may eliminate or limit the liability of a director for monetary	Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of statutory duty has been

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damages for breach of fiduciary duty as a director, except that such a provision may, not eliminate or limit the liability of a director:
(i)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(ii)
under Section 174 of the DGCL (regarding unlawful payment of dividends or unlawful purchase or redemption of stock); or for any transaction from which the director derived an improper personal benefit.

(iii)
The Endo certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director of Endo shall be personally liable to Endo or its stockholders for monetary damages for breach of fiduciary duty as a director.

established, directors may be statutorily exempted by an Irish court from personal liability for negligence or a breach of duty if, among other things, the court determines that the director or the secretary acted honestly and reasonably and, that they may be fairly excused as a result.
Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Annual Meetings of Shareholders
Under Delaware law, if a corporation has not held its annual meeting of stockholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, the court may summarily order a meeting to be held upon the application of any stockholders or director.
Under the Endo bylaws, annual meetings of Endo stockholders shall be held at such time and place as the Endo board of directors may designate, for the election of directors and for the transaction of such other business as may have been properly brought before the meeting in compliance with the provisions of the Endo bylaws.

Mallinckrodt is required to hold subsequent annual general meetings at intervals of no more than 15 months after the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the previous annual general meeting and no more than nine months after Mallinckrodt’s fiscal year end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the statutory financial statements and reports of the directors and auditors, the appointment of new

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auditors or the re-appointment of an existing auditor and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) specified in Mallinckrodt’s notice of meeting (or any supplement thereto) given, or otherwise properly made at the annual general meeting, in each case by or at the direction of the Mallinckrodt board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law, or (iv) otherwise properly requested to be brought before the annual general meeting by a shareholder in accordance with Mallinckrodt’s articles of association.

Extraordinary General Meetings of Shareholders
Under the Endo bylaws, special meetings of Endo stockholders (i) may be called at any time by the Endo board of directors and (ii) shall be called by the Chairperson of the Endo board of directors or Secretary of Endo upon the written request or requests of one or more persons who own shares representing 50% or more of the voting power of the stock outstanding and entitled to vote on the matters to be brought before the proposed special meeting (subject to compliance with the notice procedures set forth in the Endo bylaws).
Under the Endo bylaws, the date, time and place of the special meeting shall be fixed by the Endo board of directors, and the date of the special meeting shall

Extraordinary general meetings of Mallinckrodt may be convened (i) by the Mallinckrodt board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Mallinckrodt as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.
In the case of an extraordinary general meeting convened by

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not be more than 60 days after the date on which Endo receives special meeting requests in accordance with the procedures set forth in the bylaws. The record date for a special meeting shall not be more than 60 nor less than 10 days before the date of the meeting.
shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, the Mallinckrodt board of directors has 21 days to convene a meeting of Mallinckrodt shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.
If the directors become aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, the Mallinckrodt board of directors must convene an extraordinary general meeting of Mallinckrodt shareholders not later than 28 days from the date they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Notice Provisions	Under the Endo bylaws, whenever Endo stockholders are required or permitted to take any action at a meeting, a notice of the meeting of stockholders shall specify the place, if any, date and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), and the means of	Notice of an annual general meeting must be given to all Mallinckrodt shareholders as of the record date set by the Mallinckrodt board of directors and to the directors and auditors of Mallinckrodt. The articles of association of Mallinckrodt provide for a minimum notice period of 21 clear days, which is the minimum permitted under Irish law. “Clear days” means calendar days and excludes (i) the date on which a notice is given;

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remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting.
The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

and (ii) the date of the meeting itself.
Under Mallinckrodt’s articles of association the minimum notice period for extraordinary general meetings is 21 clear days’ notice, except that an extraordinary general meeting where no special resolution is proposed may be called by fourteen clear days’ notice.

Quorum at Shareholder Meetings
The Endo bylaws provide that at any meeting of stockholders, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting of stockholders, then the chairperson of the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time, until a quorum is present or represented.
Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.
The articles of association of Mallinckrodt provide that no business shall be transacted at any general meeting of Mallinckrodt unless a quorum is present at the time when the meeting proceeds to business. The presence, in person or by proxy, of one or more holders of shares in Mallinckrodt entitling them to exercise a majority of the voting power of Mallinckrodt (whether or not such holder actually exercises his voting rights in whole, in part or at all at the meeting) on the relevant record date constitutes a quorum for the conduct of business. The Mallinckrodt board of directors has no authority to waive quorum requirements stipulated in the articles of association of Mallinckrodt.

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Adjournment of Shareholder Meetings	Under the Endo bylaws, any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairperson of the meeting, subject to any rules and regulations adopted by the Endo board of directors. Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.	Under the articles of association of Mallinckrodt, the chairman of the shareholder meeting, may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the general meeting without notice other than by announcement of the time and place of the adjourned meeting. In addition, the chairman may, with the consent of the meeting adjourn the meeting if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Mallinckrodt board of directors. Save as set out above, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
Voting
Each holder of stock of Endo entitled to vote at any meeting of shareholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.
Except as otherwise required by law, the organizational documents of Endo, or any rule or regulation applicable to Endo or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders will be authorized by the affirmative vote of the holders of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter.

The articles of association of Mallinckrodt provide that all shareholder votes will be decided on a poll.
Every Mallinckrodt shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting.
Voting rights may be exercised by shareholders registered in Mallinckrodt’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the articles of association of Mallinckrodt. The articles of association of Mallinckrodt permit the appointment of proxies by the

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shareholders to be notified to Mallinckrodt electronically.
Irish company law requires special resolutions of the shareholders to approve certain matters. In order to be approved, a special resolution requires three-fourths (75%) of the votes cast of Mallinckrodt’s shareholders present in person or by proxy at a general meeting whereas an ordinary resolution, requires a simple majority (>50%) of the votes of Mallinckrodt shareholders cast in person or by proxy at a general meeting. Except where a greater majority is required by the Irish Companies Act, any question, business or resolution proposed at any general meeting shall be decided by ordinary resolution.

Shareholder Action by Written Consent	Under the Endo certificate of incorporation, any action by any Endo stockholders must be effected at a duly called meeting of Endo stockholders and may not be effected by any consent in writing in lieu of a meeting of Endo stockholders.	The Irish Companies Act and Mallinckrodt’s articles of association permit unanimous written resolutions of shareholders subject to the requirements of the U.S. Exchange Act.
Shareholder Proposals	Under the Endo bylaws, nominations of persons for election to the Endo board of directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Endo’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Endo board of directors (or any authorized committee thereof); or (C) by any Endo stockholder who is a shareholder of record at the time the notice is delivered to the Secretary (or other officer designated by the Endo board of directors), who is entitled to vote at the meeting and who complies with the notice procedures set	Under the articles of association of Mallinckrodt, for any business or nominations of individuals for election to the Mallinckrodt board of directors to be properly brought before an annual general meeting of Mallinckrodt by a Mallinckrodt shareholder, such shareholder must have given notice thereof in writing to the secretary of Mallinckrodt not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of Mallinckrodt; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary

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forth in this Endo bylaws.
For nominations or other business to be properly brought before an annual meeting by an Endo stockholder pursuant to clause (C) of the foregoing paragraph, the shareholder must have given timely notice thereof in writing to the Secretary (or other officer designated by the Endo board of directors) and, in the case of business other than nominations, such business must be a proper subject for stockholder action.
To be timely, a stockholder’s notice must be delivered to the Secretary (or other officer designated by the Endo board of directors) at the principal executive offices of Endo not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by Endo.

date, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made by Mallinckrodt.
Under the articles of association of Mallinckrodt, for any business or nominations of individuals for election to the Mallinckrodt board of directors to be properly brought before an extraordinary general meeting of Mallinckrodt by a Mallinckrodt shareholder, such shareholder must have given notice thereof in writing to the secretary of Mallinckrodt not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made by Mallinckrodt.
Please also see “Description of Mallinckrodt’s Ordinary Shares: Extraordinary General Meeting of Shareholders” and “Comparison of the Rights of Holders of Endo Common Stock And Mallinckrodt Ordinary Shares: Extraordinary General Meeting of Shareholders”.

	Endo	Mallinckrodt
Shareholder Suits
Endo may be sued under Delaware law, by an Endo stockholder, who may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person or entity may institute and maintain such a suit only if such person or entity was a stockholder at the time of the transaction that is the subject of the suit or if the person’s or entity’s shares thereafter devolved upon the person or entity by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
Endo may also be sued under U.S. federal securities laws.

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.
The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.
The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows: (1) where an ultra vires or illegal act is perpetrated; (2) where more than a bare majority is required to ratify the “wrong” complained of; (3) where the shareholders’ personal rights are infringed; (4) where a fraud has been perpetrated upon a minority by those in control; or (5) where the justice of the case requires a minority to be permitted to institute proceedings.
Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests.
Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the

	Endo	Mallinckrodt
company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.
Inspection of Books and Records	Under Delaware law, any stockholder may inspect a corporation’s books and records for a proper purpose.
Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive any statutory financial statement of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years.
The auditors’ report must be circulated to the shareholders 21 clear days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Irish Companies Act and must be laid before the shareholders at Mallinckrodt’s annual general meeting.

Disclosure of Interests in Shares	Holders of beneficial interests in Endo capital stock must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.	Under the Irish Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of Mallinckrodt to make certain notifications to Mallinckrodt. In addition to the above disclosure requirement, Mallinckrodt may by notice in writing require a person whom Mallinckrodt knows or has reasonable cause to believe to be

	Endo	Mallinckrodt

or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital to give details of such person’s past or current interest in the shares of Mallinckrodt. Mallinckrodt’s articles of association specify additional requirements in this regard. For further information as regards these requirements please see “Description of Mallinckrodt’s Ordinary Shares — Disclosure of Interest in Shares”.
In the event that Mallinckrodt’s shares are listed on the NYSE and Mallinckrodt is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Mallinckrodt securities of 1% or more.
Holders of beneficial interests in Mallinckrodt shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.

Shareholder Approval of transaction(s)	Delaware law requires approval of mergers (other than so-called “parent-subsidiary” mergers where the parent company owns at least 90% of the shares of the subsidiary), consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the issued and outstanding shares of the corporation entitled to vote thereon, unless the corporation’s certificate of incorporation specifies a different percentage. Endo’s certificate of incorporation does not specify a different percentage than that provided by Delaware law.
Shareholder approval in connection with a transaction involving Mallinckrodt would be required under the following circumstances:
1.
in connection with a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing three-fourths (75%) in value of the shareholders or each class of shareholders present and

	Endo	Mallinckrodt

Delaware law does not require stockholder approval for (a) majority share acquisitions, (b) mergers (i) involving the issuance of 20% or less of the voting power of the corporation, (ii) governed by an agreement of merger that does not amend in any respect the certificate of incorporation of the corporation, and (iii) in which each share of stock of the corporation outstanding immediately prior to the effective date of the merger remains identical after the effective date of the merger, or (c) other combinations, except for business combinations subject to Section 203 of Delaware law.
The Endo certificate of incorporation includes a provision expressly electing not to be governed by Section 203 of Delaware law. As such, Section 203 of Delaware law does not apply to Endo.

voting in person or by proxy at a meeting or meetings called to approve the scheme;
2.
in connection with a tender offer or takeover offer by a third party for all of the shares of Mallinckrodt. Where the holders of 80% or more in value of a class of Mallinckrodt ordinary shares have accepted an offer for their Mallinckrodt ordinary shares, the remaining Mallinckrodt shareholders in that class may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Mallinckrodt were to be listed on Euronext Dublin or another regulated stock exchange in the European Economic Area (“EEA”), the “squeeze out” threshold would be increased to 90%;

3.
in connection with an acquisition of Mallinckrodt by way of a:

(a)
cross-border merger with an EEA-incorporated company under the EU Mobility Directive 2019/2121 (the “Mobility Directive”) as implemented in Ireland by the EU (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (the “Irish Mobility Regulations”); or

(b)
domestic merger with an Irish-incorporated company under the Irish Companies Act.

Right of Dissenting Shareholders	Under Delaware law, stockholders may exercise appraisal rights to	Generally, under Irish law, shareholders of an Irish company

Endo	Mallinckrodt

receive payments in cash for the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations in lieu of the consideration otherwise provided thereby. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation (or, in the case of a merger pursuant to Section 251(h) of Delaware law, as of immediately prior to the execution of the agreement of merger), or on the record date with respect to action by written consent, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. This is sometimes referred to as the “market out” exception to appraisal rights. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation as provided in Section 251(f) of Delaware law.
Notwithstanding the “market out” exception described above, appraisal rights are available if stockholders are required by the terms of the transaction agreement to accept for their shares anything other than (1) shares of stock of the surviving or resulting corporation in the applicable merger or consolidation, or depositary receipts in respect thereof, (2) shares of stock or depositary receipts in respect thereof of another corporation that will either be listed on a national securities exchange or held of do not have dissenters’ or appraisal rights.
Under the Mobility Directive and Irish Mobility Regulations governing the cross-border conversion, merger, or division of an Irish company limited by shares such as Mallinckrodt, a shareholder who voted against the special resolution approving the conversion, merger or division has the right to request that the company acquire its shares for cash at a price determined in accordance with common draft terms of conversion, merger or division, as applicable.
Under the Irish Companies Act governing domestic mergers of Irish companies, if the consideration being paid to shareholders is not all in the form of cash, a shareholder who voted against the special resolution approving the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with common draft terms of conversion, merger or division, as applicable.
In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze out provisions.

	Endo	Mallinckrodt
record by more than 2,000 holders, (3) cash in lieu of fractional shares or depositary receipts in respect thereof described in clauses (1) – (2) or (4) any combination of clauses (1) – (3). Appraisal rights are also available under Delaware law where the certificate of incorporation so provides.
Anti-Takeover Measures
The Endo certificate of incorporation, Endo bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Endo board of directors. Among other things, the Endo certificate of incorporation and Endo bylaws include the following provisions:
(i)
limitations on convening special stockholder meetings, which could make it difficult for Endo’s stockholders to adopt desired governance changes;

(ii)
advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

(iii)
a forum selection clause, which means certain litigation against Endo can only be brought in Delaware;

(iv)
no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates; and

(v)
the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by Endo’s

In the event that Mallinckrodt’s shares are listed on the NYSE, a transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Mallinckrodt will be governed by the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action”. See the section titled “Description of Mallinckrodt’s Ordinary Shares — Anti-Takeover Provisions” beginning at page [•] of this joint proxy statement/prospectus, for additional details.

	Endo	Mallinckrodt
stockholders.
Variation of Rights Attaching to a Class or Series of Shares	Under the Endo certificate of incorporation, the Endo board of directors may provide for the issuance of the shares of preferred stock in one or more series, and by causing the filing of a Preferred Stock Designation, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the shares of each such series.
Variation of all or any special rights attached to any class of shares of Mallinckrodt is addressed in the articles of association of Mallinckrodt as well as the Irish Companies Act. Any variation of class rights attaching to the issued shares of Mallinckrodt must be approved by a special resolution of the shareholders of the class affected. The articles of association of Mallinckrodt expressly provide that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of ordinary shareholders.
The provisions of the articles of association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum.

Amendments of Governing Documents
Under Delaware law, subject to certain exceptions, the certificate of incorporation of a corporation may be amended from time to time in any respect. An amendment to the certificate of incorporation requires that: (i) the board of directors of such corporation adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders; and (ii) the holders of a majority of the outstanding shares of such company entitled to vote thereon affirmatively vote for the amendment at such meeting.
The Endo board of directors is expressly authorized to adopt, amend or repeal the Endo bylaws.
Irish companies, including Mallinckrodt, may only alter their memorandum of association and articles of association with the approval of a special resolution of a general meeting of the company.

	Endo	Mallinckrodt
The Endo stockholders also have power to adopt, amend or repeal the Endo bylaws. In addition to any vote of the holders of any class or series of stock of Endo required by law or by the Endo certificate of incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Endo entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Endo bylaws.
Rights Upon Liquidation
Under Delaware law, a corporation may voluntarily dissolve (i) if the board of directors of such corporation adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution at a meeting of shareholders; or (ii) by the written consent of the holders of record of all of the corporation’s outstanding shares entitled to vote on the dissolution.
Upon the dissolution, liquidation or winding-up of Endo, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock shall be entitled to receive the assets of Endo available for distribution to its stockholders ratably in proportion to the number of shares of common stock held by them.

Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding-up or a creditors’ voluntary winding-up. In the case of a shareholders’ voluntary winding-up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor or the Corporate Enforcement Authority (where the court is satisfied on a petition of the Corporate Enforcement Authority, that it is in the public interest that Mallinckrodt should be wound up), or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns.
The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding-up, following the settlement of all claims of creditors, are prescribed in the articles of association of Mallinckrodt, or will be prescribed in the terms of any preferred shares issued by the Mallinckrodt board of directors from time to time. The holders of

Endo	Mallinckrodt
preferred shares in particular may have the right to priority in a dissolution or winding-up of Mallinckrodt. If the articles of association were to contain no specific provisions in respect of a dissolution or winding-up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. The articles of association of Mallinckrodt provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding-up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF ENDO
The following table, together with the corresponding footnotes, sets forth, as of March 4, 2025, the name and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of Endo’s outstanding common stock. The table also sets forth, as of March 4, 2025, the number of shares of Endo common stock beneficially owned by each of Endo’s current directors and named executive officers, and by all current directors and executive officers of Endo as a group. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership”.
Name of Beneficial Owner	Number of Shares of Endo common stock Beneficially Owned (#)(1)	Percentage of Class (%)(1)
Directors and Named Executive Officers:
Paul Herendeen	12,695	*
Paul Efron	10,434	*
Scott Hirsch	10,434	*
Sophia Langlois	10,434	*
Andy Pasternak	10,434	*
Marc Yoskowitz	10,434	*
Mark T. Bradley	23,324	*
Matthew J. Maletta	23,672	*
Patrick A. Barry	21,932	*
James P. Tursi, M.D.	14,109	*
All current directors and executive officers of Endo as a group (10 persons)	147,902	*
Other Shareholders:
GoldenTree Entities(2)	15,047,641	19.7%
Silver Point Entities(3)	7,998,711	10.5%
Oaktree Entities(4)	6,124,446	8.0%
Franklin Resources, Inc.(5)	5,200,614	6.8%
Canyon Entities(6)	4,977,163	6.5%
Marathon Asset Management GP, L.L.C.(7)	3,927,370	5.2%

*
The percentage represents less than 1%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act. The term includes ownership of shares as to which a person, directly or indirectly, has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 4, 2025 that such person has the right to acquire within 60 days after March 4, 2025. The amounts in this table do not reflect future grants.

(2)
According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by the GoldenTree Entities (as defined herein). The registered holders of the referenced shares are the following funds and accounts: City of New York Group Trust; Clarence Master Fund LP — Series A; Copper Master Fund LP; Crown Managed Accounts SPC — Crown/GT Segregated Portfolio; FS Credit Income Fund; Ginkgo Tree, LLC; GN3 SIP Limited; GoldenTree Distressed Fund IV LP; GoldenTree Distressed Master Fund IV Ltd; GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.; GoldenTree Loan Management II LP; GoldenTree Loan Management III, LP; GoldenTree Loan Management US CLO 1, Ltd.; GoldenTree Loan Management US CLO 10, Ltd.; GoldenTree Loan Management US CLO 11, Ltd.; GoldenTree Loan Management US CLO 12, Ltd.; GoldenTree Loan Management US CLO 3, Ltd.; GoldenTree Loan Management US CLO 4, Ltd.; GoldenTree Loan Management US CLO 5, Ltd.; GoldenTree Loan Management US CLO 6, Ltd.; GoldenTree Loan Management US CLO 7, Ltd.;

GoldenTree Loan Management US CLO 8, Ltd.; GoldenTree Loan Management US CLO 9, Ltd.; GoldenTree Loan Management, LP; GoldenTree Loan Opportunities XII, Limited; GoldenTree Multi Sector-C LP; GoldenTree Structured Products — C II LP; GoldenTree US Loan & Bond Fund; Goldentree V1 Master Fund, L.P.; GoldenVest LLC; GT G Distressed Fund 2020 LP; GT Loan Financing I, Ltd.; GT NM, L.P.; GTAM 110 Designated Activity Company; Health Net of California, Inc.; Healthcare Employees’ Pension Plan — Manitoba; High Yield and Bank Loan Series Trust; Louisiana State Employees Retirement System; MA Multi-Sector Opportunistic Fund, LP; San Bernardino County Employees Retirement Association; and Syncora Guarantee Inc. (collectively, the “GoldenTree Entities”). Investment power over the GoldenTree Entities is held by GoldenTree Asset Management LP. The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022.
(3)
According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by Silver Point Capital, L.P. or its wholly owned subsidiaries. The registered holders of the referenced shares are the following funds and accounts: Silver Point Capital Fund, L.P.; Silver Point Capital Offshore Master Fund, L.P.; Silver Point Distressed Opportunity Institutional Partners, L.P.; and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. (collectively, the “Silver Point Entities”). The Silver Point Entities are managed by Silver Point Capital, L.P. or its wholly owned subsidiaries. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result, may be deemed to be the beneficial owner of all of the shares held by the Silver Point Entities. Messrs. Edward A. Mulé and Robert J. O’Shea are each members of Management and as a result, each may be deemed to be a beneficial owner of all of the shares held by the Silver Point Entities. Management and Messrs. Mulé and O’Shea disclaim beneficial ownership of the reported shares held by the Silver Point Entities except to the extent of their pecuniary interests. The address for the Silver Point Entities is 2 Greenwich Plaza, Suite 1, Greenwich, CT 06830.

(4)
According to information available to Endo, the number of shares of Endo common stock beneficially owned by the Oaktree Entities (as defined herein) consists of 6,124,446 shares previously issued, and the number of shares to be registered hereby consists solely of 1,378,816 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xi Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xii Holdings (Delaware), L.P.; Oaktree Capital Holdings, LLC; and Oaktree Capital Group Holdings GP, LLC (collectively, the “Oaktree Entities”). The address for the Oaktree Entities is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(5)
The business address for this entity is One Franklin Parkway, San Mateo, CA 94403. This ownership information is based on a Schedule 13G filed with the SEC on October 31, 2024.

(6)
According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by Canyon Capital Advisors LLC (“Canyon”) on behalf of the Canyon Entities (as defined herein). The registered holders of the referenced shares are the following funds and accounts: Canyon-ASP Fund, L.P.; Canyon Balanced Master Fund, Ltd.; Canyon Distressed Opportunity Master Fund III, L.P.; CDOF IV Master Fund, L.P.; Canyon ESG Master Fund, L.P.; Canyon IC Credit Master Fund L.P.; Canyon Distressed TX (A) LLC; Canyon Distressed TX (B) LLC; The Canyon Value Realization Master Fund, L.P.; Canyon-EDOF (Master) L.P.; Canyon NZ-DOF Investing, L.P.; and Canyon Value Realization Fund, L.P. (collectively, the “Canyon Entities”). Each of the Canyon Entities is currently a party to an investment advisory agreement with Canyon, pursuant to which Canyon is granted discretionary right, power and authority to manage and vote with respect to each Canyon Entity’s investments, including its investment in the shares. Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis. Canyon and each of Messrs. Friedman and Julis disclaim beneficial ownership of the shares, except to the extent of the voting and investment power in respect of the shares. The address for the Canyon Entities is 2728 N. Harwood Street, 2nd Floor, Dallas, TX 75201.

(7)
The business address for this entity is 2728 N. Harwood Street, 2nd Floor, Dallas, TX 75201. This ownership information is based on a Schedule 13G filed with the SEC on November 4, 2024.

LEGAL MATTERS
Arthur Cox LLP, counsel for Mallinckrodt, will provide an opinion regarding the validity of the Mallinckrodt ordinary shares to be issued in the transaction.

EXPERTS
The financial statements of Mallinckrodt plc as of December 27, 2024 and for the year ended December 27, 2024 incorporated in this joint proxy statement/prospectus by reference to Mallinckrodt’s Annual Report on Form 10-K for the year ended December 27, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Mallinckrodt plc as of December 29, 2023 (Successor Company balance sheet), and for the period from November 15, 2023 through December 29, 2023 (Successor Company operations), for the period from December 31, 2022 through November 14, 2023 (Predecessor Company operations), for the period from June 17, 2022 through December 30, 2022 (Predecessor Company operations), and for the period from January 1, 2022 through June 16, 2022 (Predecessor Company operations), incorporated by reference in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Endo, Inc. (Successor) as of December 31, 2024 and for the year ended December 31, 2024, included within this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the consummation of the Endo International plc Plan of Reorganization and Purchase and Sale Agreement as described in Notes 1, 2 and 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Endo International plc (Predecessor) as of December 31, 2023 and for the period from January 1, 2024 through April 23, 2024, and for each of the two years in the period ended December 31, 2023 included within this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the effectiveness of the Endo International plc Plan of Reorganization and application of fresh start accounting on April 23, 2024 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF MALLINCKRODT MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF MALLINCKRODT ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR MALLINCKRODT, OR TO ENFORCE AGAINST SUCH PERSONS OR MALLINCKRODT IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. MALLINCKRODT HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND AGAINST MALLINCKRODT AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

WHERE YOU CAN FIND MORE INFORMATION
Each of Endo and Mallinckrodt files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Endo or Mallinckrodt files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC’s website at www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.
This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Mallinckrodt in addition to being a joint proxy statement of Endo and Mallinckrodt for their respective special meetings. As allowed by SEC rules for Mallinckrodt, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or all of the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.
The SEC allows Mallinckrodt to “incorporate by reference” information relating to Mallinckrodt into this joint proxy statement/prospectus. This means Mallinckrodt can disclose important information to you by referring you to another document separately filed by Mallinckrodt with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Mallinckrodt files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Mallinckrodt has previously filed with the SEC. These documents contain important information, including about Mallinckrodt and its finances.
You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Mallinckrodt or Endo has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Endo or Mallinckrodt nor the issuance of ordinary shares of Mallinckrodt in the transaction shall create any implication to the contrary.
The following documents, which have been filed with the SEC by Mallinckrodt, are incorporated by reference into this joint proxy statement/prospectus:
•
Annual Report on Form 10-K of Mallinckrodt for the fiscal year ended December 27, 2024, filed with the SEC on March 13, 2025;

•
Current Report on Form 8-K of Mallinckrodt, filed on March 13, 2025 (as amended by amendments nos. 1 and 2 thereof on Form 8-K/A, each filed on March 13, 2025) (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•
Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2025.

All additional documents that Mallinckrodt may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Endo special meeting and the Mallinckrodt special meetings, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent that this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of Mallinckrodt or Endo, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a shareholder of Mallinckrodt, you can obtain any of the documents incorporated by reference through Mallinckrodt or the SEC. Documents incorporated by reference are available from Mallinckrodt without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:
Mallinckrodt plc
Attention: Investor Relations
College Business & Technology Park,
Cruiserath, Blanchardstown,
Dublin 15, D15 TX2V, Ireland
+353 1 696 0000
investor.relations@mnk.com
ir.mallinckrodt.com
A hard copy of such documents incorporated by reference shall not be sent to you unless requested.
In order to ensure timely delivery of the documents, Mallinckrodt shareholders must make their requests no later than five business days prior to the date of the Mallinckrodt special meetings, or no later than [     ].
If you are a shareholder of Endo, you can obtain any of the documents incorporated by reference by Mallinckrodt relating to Mallinckrodt through Endo or the SEC. Documents incorporated by reference by Mallinckrodt are available from Endo without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:
Endo, Inc.
Attention: Investor Relations
9 Great Valley Parkway
Malvern, PA 19355
(484) 216-0000
investor.relations@endo.com
investor.endo.com
A hard copy of such documents incorporated by reference shall not be sent to you unless requested.
In order to ensure timely delivery of the documents, Endo stockholders must make their requests no later than five business days prior to the date of the special meeting of Endo stockholders, or no later than [     ].
Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

FUTURE SHAREHOLDER PROPOSALS
Endo
Endo will hold an annual meeting in the year 2026 only if the transaction has not already been completed. If the annual meeting is held, any proposal that an Endo stockholder intends to present at the Endo 2026 annual meeting of shareholders must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2025 Annual Meeting. In each case, the notice must include the information specified in Endo’s bylaws. If the 2026 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2025 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Endo. Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on [     ], and no later than the close of business on [     ], except as described above. In addition, stockholders that intend to solicit proxies in support of director nominees other than Endo’s nominees for future stockholder meetings must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
Endo’s regulations provide that shareholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Holders of Endo common stock and Mallinckrodt Ordinary Shares — Appointment of Directors; Vacancies” beginning on page [•] of this joint proxy statement/prospectus. Such stockholder notices should be delivered to Endo’s secretary at [     ].
These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
Mallinckrodt
In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in Mallinckrodt’s proxy statement for its 2026 Annual General Meeting must be received by us no later than December 4, 2025. However, if the date of Mallinckrodt’s 2026 Annual General Meeting is changed by more than 30 days from the date of its 2025 Annual General Meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials. Such proposals should be sent to its Corporate Secretary at Mallinckrodt plc, College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, D15 TX2V, Ireland. To be included in Mallinckrodt’s proxy statement pursuant to Rule 14a-8, the proposal must be a proper subject for shareholder action under Irish law and otherwise comply with the requirements of Rule 14a-8, including as to eligibility, form and substance.
A shareholder may otherwise propose business for consideration or nominate persons for election to the Mallinckrodt board of directors in compliance with the Mallinckrodt memorandum and articles of association, without seeking to have the proposal included in Mallinckrodt’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. To bring a proposal before Mallinckrodt’s 2026 Annual General Meeting, a shareholder must deliver written notice of the proposed business to its Corporate Secretary at our registered office not earlier than the close of business on [           ] and not later than the close of business on [           ]; provided that, in the event the date of the 2026 Annual General Meeting is more than 30 days before or more than 60 days after the anniversary of Mallinckrodt’s 2025 Annual General Meeting, notice must be received no earlier than the close of business on the 90th day prior to the date of the 2026 Annual General Meeting and no later than the close of business on the later of the 60th day prior to the date of the 2026 Annual General Meeting or, if the first public announcement of the date of the 2026 Annual General Meeting is less than 100 days prior to the date of the 2026 Annual General Meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual General Meeting is first made, and otherwise comply with the requirements of the Mallinckrodt memorandum and articles of association.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Mallinckrodt’s nominees for its 2026 Annual General Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [     ]. However, if the date of Mallinckrodt’s 2026 Annual General Meeting has changed by more than 30 calendar days from the date of its 2025 Annual General Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual General Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual General Meeting is first made.

ENDO/MALLINCKRODT S-4 — EXCERPTS
The information contained in Parts 2, 3 and 4 of this joint proxy statement/prospectus is not required to be included pursuant to the rules and regulations of the U.S. Securities and Exchange Commission but is included solely to comply with the requirements of the Irish Companies Act in order to provide the information required under such laws to Mallinckrodt shareholders.
PART 2 — SCHEME OF ARRANGEMENT EXPLANATORY STATEMENT
(This “Part 2 — Scheme of Arrangement Explanatory Statement” sets out the explanatory statement in compliance with Section 452 of the Irish Companies Act).
Terms used but not defined in this “Part 2 — Scheme of Arrangement Explanatory Statement” have the meanings ascribed to such terms in “Part 3 — The Scheme of Arrangement” beginning at page [•].
To each Mallinckrodt shareholder at the court meetings.
AMENDMENT TO THE MALLINCKRODT ARTICLES OF ASSOCIATION BY MEANS OF A SCHEME OF ARRANGEMENT UNDER CHAPTER 1 OF PART 9 OF THE IRISH COMPANIES ACT
1.
Overview

On March 13, 2025, Mallinckrodt entered into the Transaction Agreement with Endo and Merger Sub, which provides that, among other things, and subject to the satisfaction or waiver of the conditions set forth therein: (i) the existing Mallinckrodt articles of association will be amended by means of a scheme of arrangement (the “articles scheme amendment”) under Section 450 of the Companies Act 2014 of Ireland (as amended) (the “scheme” or the “scheme of arrangement”) which requires shareholder approval and Irish High Court sanction; (ii) subject to the scheme of arrangement becoming effective, the memorandum and articles of association of Mallinckrodt will be further amended by shareholder approval at the EGM following the articles scheme amendment (the “post-scheme amendments” and together with the articles scheme amendment, the “constitution amendments”); and (iii) Merger Sub will merge with and into Endo, with Endo surviving the merger as a wholly owned subsidiary of Mallinckrodt (the “business combination”, and together with the scheme of arrangement, the post-scheme amendments and the other transactions contemplated by the Transaction Agreement to occur at completion are referred to collectively as the “transaction”).
The articles scheme amendment will require (i) approval by each class of Mallinckrodt shareholders at each of the applicable court meetings; (ii) approval by the Mallinckrodt shareholders of certain of the resolutions at the EGM; and (iii) the sanction of the Irish High Court at the court hearing.
The Mallinckrodt board of directors (the “Mallinckrodt board of directors”) held a board meeting on March 10, 2025 to, among other things, approve the transaction. The Mallinckrodt board of directors unanimously recommend that all Mallinckrodt shareholders vote “FOR” the articles scheme amendment and the other proposals presented at both (i) each of the court meetings and (ii) the EGM (as applicable).
As of the voting record time, the Mallinckrodt directors as a group, beneficially owned approximately [  ]% of the outstanding Mallinckrodt ordinary shares (see paragraph 4 of this “Part 2 — Scheme of Arrangement Explanatory Statement” for further details).
2.
Scheme of arrangement to amend the existing Mallinckrodt articles of association

The scheme will be effected by way of a scheme of arrangement between Mallinckrodt and the Mallinckrodt shareholders pursuant to Chapter 1 of Part 9 of the Irish Companies Act. The scheme is set out in full under Part 3 — The Scheme of Arrangement beginning on page [•] of this joint proxy statement/prospectus. Under the terms of the scheme of arrangement, Mallinckrodt will amend the articles of association within the existing Mallinckrodt constitution, in the manner set forth within the scheme of arrangement.
Under Irish law, a company’s constitution can typically be amended by way of a “special resolution”, which requires the approval of the holders of at least three-fourths (75%) of the votes cast by the holders of shares carrying voting rights present and voting, either in person or by proxy, at the relevant general meeting where the amendment is proposed.
Under the existing Mallinckrodt articles of association, there are additional requirements in connection with the amendment or modification of certain articles. In particular, under Article 6 of Mallinckrodt’s existing articles of association, the consent in writing of (i) any holder of Mallinckrodt shares (at present being the Mallinckrodt ordinary shares, as the only outstanding Mallinckrodt shares) is required, where any such amendment or modification of the articles of association would have a materially adverse effect on the rights of that shareholder of Mallinckrodt shares (in its capacity as a shareholder), in a manner disproportionate to the effect on the other shareholders holding the same class of Mallinckrodt shares (the “MAE consent rights”); and (ii) the “first designator” (being the first list shareholder (as such term is defined in the existing Mallinckrodt articles of association) holding the largest number of issued ordinary shares from time to time (when aggregated with the shareholdings of its affiliates)) and second designator shareholders (as applicable) is required where such amendment to the articles of association of Mallinckrodt results in an amendment or modification of the rights of the first designator, or the second designator shareholders (as applicable) to appoint and remove directors to the Mallinckrodt board of directors, as set forth in article 116 of the existing Mallinckrodt articles of association (the “designator consent rights,” and together with the MAE consent rights, the “Mallinckrodt shareholder consent rights”).
The rights under Article 116 which give rise to the designator consent rights are as follows:
•
the first designator is entitled to appoint one director and has the sole right to remove and replace such Mallinckrodt director, provided that this shall only be the case where the first designator holds at least 5% of the nominal value of the issued Mallinckrodt ordinary shares (on a fully-diluted basis but excluding management incentive shares or shares issued or issuable pursuant to the terms of the Opioid Trust CVR (as such term is defined in the existing Mallinckrodt articles of association)); and

•
second designator shareholders are entitled to appoint one director and shall have the sole right to remove and replace such Mallinckrodt director, provided that this shall only be the case where at least one member of the second designator shareholders hold at least 5% of the nominal value of the issued Mallinckrodt ordinary shares on a fully diluted basis but excluding management incentive shares or shares arising from issued or issuable pursuant to the terms of the Opioid Trust CVR.

As a result of the scheme of arrangement, (i) the Mallinckrodt shareholder consent rights under Article 6 of the existing Mallinckrodt articles of association shall be removed and (ii) under Article 6 (as amended), the rights attached to any class of Mallinckrodt shares, whether or not the Mallinckrodt is being wound up, will be capable of being varied or abrogated with the consent in writing of three-fourths (75%) of the Mallinckrodt shareholders in that class, or with the sanction of a special resolution at a separate general meeting of the shareholders of that class in accordance with the terms of the Mallinckrodt constitution. As Mallinckrodt only has one class of outstanding shares, being ordinary shares, this means that it will be possible to amend Mallinckrodt’s constitution by way of a “special resolution” at the EGM with no additional shareholder consent requirements.
The scheme is subject to a number of scheme conditions, in particular the conditions as noted in paragraph 3 of this “Part 2 — Scheme of Arrangement Explanatory Statement”. For further details as to all the conditions to the transaction, please see the section entitled “The Transaction Agreement — Conditions That Must be Satisfied or Waived for the Transaction to Occur” beginning at page [•] of this joint proxy statement/prospectus.
The scheme of arrangement will require, among other things, (i) approval by each class of Mallinckrodt shareholders as of the voting record time of the court meeting resolution at each of the court meetings; (ii) approval by the Mallinckrodt shareholders as of the voting record time of certain of the resolutions at the EGM; and (iii) an application by Mallinckrodt to the Irish High Court to sanction the scheme of arrangement at the court hearing.
Mallinckrodt intends to issue an application to the Irish High Court to set a date for the hearing to sanction the scheme, which hearing will not occur until after the special meetings of the Endo and Mallinckrodt shareholders. The precise timing of Mallinckrodt’s application to sanction the scheme will depend on a number of factors, including court availability. Mallinckrodt shall issue an application to the Irish High Court to sanction the scheme either (i) following satisfaction and/or waiver of all conditions to the scheme (other than those conditions that by their nature can only be satisfied on the date of completion) in which case the scheme shall take effect on the date and time as set out in the court order, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies, or (ii) prior to the satisfaction and/or waiver of certain conditions to the scheme in which case the scheme shall take effect following satisfaction and/or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion) on a date and time set in accordance with the terms of the court order and the scheme, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies. In each case, the effectiveness of the scheme will be notified to shareholders by (i) the filing of a Form 8-K with the SEC by Mallinckrodt; and (ii) in such other manner as the Irish High Court might direct. The date ultimately set by the Irish High Court for the sanction hearing is at the Irish High Court’s discretion. Upon the scheme becoming effective, it will be binding on all Mallinckrodt shareholders, irrespective of whether or not they attended or voted at the court meetings or the EGM (as applicable).
If the scheme becomes effective and subject to each of the following resolutions being approved at the EGM (i) Resolution 1 approving the scheme; and (ii) Resolution 2 approving the amendment to Article 6 of the existing Mallinckrodt articles of association as outlined above, the articles of association in the Mallinckrodt constitution will automatically be duly amended in accordance with the terms of the scheme such that the Mallinckrodt constitution will be in the form attached to this joint proxy statement/prospectus as Appendix H (Amended Articles of Association) beginning at page [•].
The implementation of the scheme and the approval of Resolutions 1 and 2 at the EGM will facilitate the subsequent approval and adoption of the new Mallinckrodt constitution pursuant to Resolutions 4 and 5 at the EGM, which resolutions provide for further amendments to the Mallinckrodt memorandum and articles of association, such that, subject to such resolutions being approved at the EGM, immediately prior to completion, the Mallinckrodt constitution shall be in a form that is customary for an Irish public limited company that is undertaking a transaction of this nature and that may seek a listing on the NYSE in accordance with the terms of the Transaction Agreement, being the form attached as Appendix B (New Mallinckrodt Constitution) to this joint proxy statement/prospectus. See the section entitled “The Transaction Agreement” beginning at page [•] of this joint proxy statement/prospectus for further details.
Upon the scheme becoming effective, it will be binding on all Mallinckrodt shareholders, irrespective of whether or not they attended or voted at the applicable court meetings or the EGM. It is expected that the scheme will become effective in [     ] 2025, subject to the satisfaction or waiver of the conditions in accordance with the terms of the Transaction Agreement.
3.
Conditions

The transaction is subject to the conditions, which are set out in full in the Transaction Agreement, and which include, among others, those set out below (see the section entitled “The Transaction Agreement — Conditions That Must be Satisfied or Waived for the Transaction to Occur” beginning at page [•] of this joint proxy statement/prospectus for a more detailed description of the conditions):
(i)
approval of the scheme by a majority in number of each class of Mallinckrodt shareholders representing three-fourths (75%) or more in value of the shares of such class at the voting record time, present and voting either in person or by proxy, at each of the court meetings (or at any adjournment of such meetings), which is required in order to approve the articles scheme amendment;

(ii)
approval by the requisite majorities of Mallinckrodt shareholders of certain of the resolutions at the EGM;

(iii)
sanction of the scheme by the Irish High Court (without material modification) pursuant to section 453 of the Irish Companies Act on or before the end date (the “sanction date”) and delivery to the registrar of companies of a copy of the court order of the Irish High Court sanctioning the scheme;

(iv)
approval by the Endo stockholders at the Endo special meeting of the relevant resolutions at the Endo special meeting to implement the Endo transaction proposal;

(v)
relevant regulatory clearances being obtained; and

(vi)
absence of the threat of any legal proceedings by a governmental entity under the relevant antitrust laws.

4.
Mallinckrodt directors and the effect of the scheme on their interests

In considering the recommendation of the Mallinckrodt board of directors with respect to the Transaction Agreement, you should be aware that some of the directors and executive officers of Mallinckrodt may have interests in the transaction, that are in addition to, or different from, the interests of Mallinckrodt shareholders generally. These interests are described in more detail below, and, with respect to the Mallinckrodt directors, are quantified in the table below. The members of the Mallinckrodt board of directors were aware of and considered these interests in reaching a determination to approve the transaction and recommended to the Mallinckrodt shareholders that they vote to approve the proposals to be voted on at the special meetings
As at the voting record time, the interests of the Mallinckrodt directors and executive officers, and of their connected persons, in the Mallinckrodt ordinary shares are set out below:
Shares Held
Name	[ ]
Sigurdur O. Olafsson	[ ]
Bryan M. Reasons	[ ]
Henriette Nielsen	[ ]
Lisa French	[ ]
Mark A. Tyndall	[ ]
Kassie Harrold	[ ]
Peter Richardson	[ ]
Stephen Welch	[ ]
Jason Goodson	[ ]
Paul O’Neill	[ ]
Paul M. Bisaro	[ ]
Katrina Dorton	[ ]
Abbas Hussain	[ ]
David Stetson	[ ]
Jonathan Zinman	[ ]

Note:
(1)
[[     ]’s holding is inclusive of an indirect interest in [     ] Mallinckrodt ordinary shares, held by a connected person.]

As at the voting record time, [     ] and [     ] held the following outstanding awards over the Mallinckrodt ordinary shares under the Mallinckrodt equity plans:
Name	Share Plan***	Date of Grant	Market Price on Grant Date	Share Awards Granted*	Deferral/ Performance Period**
Named Executive Officers [ ]
Sigurdur O. Olafsson	[ ]	[ ]	[ ]	[ ]	[ ]
Bryan M. Reasons	[ ]	[ ]	[ ]	[ ]	[ ]
Mark A. Tyndall	[ ]	[ ]	[ ]	[ ]	[ ]
Directors
Paul M. Bisaro	[ ]	[ ]	[ ]	[ ]	[ ]
Katrina Dorton	[ ]	[ ]	[ ]	[ ]	[ ]
Abbas Hussain	[ ]	[ ]	[ ]	[ ]	[ ]
David Stetson	[ ]	[ ]	[ ]	[ ]	[ ]
Wesley P. Wheeler	[ ]	[ ]	[ ]	[ ]	[ ]
Jonathan Zinman	[ ]	[ ]	[ ]	[ ]	[ ]

Note[s]:
*
[           ]

Other than as set out above, none of the Mallinckrodt directors held any outstanding awards over Mallinckrodt ordinary shares under the Mallinckrodt equity plans.
5.
Class composition

Mallinckrodt currently has one class of outstanding shares, being the Mallinckrodt ordinary shares. For the purposes of the scheme and the composition of the court meetings, the Irish High Court may require shareholders be divided into additional voting classes of shareholders, based on shareholders whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. Accordingly, due to the rights granted under the existing Mallinckrodt constitution to the first list shareholders, the second designator shareholders and the third designator shareholders respectively, it is possible that each of these shareholder groups may be considered a separate ‘class’ by the Irish High Court for the purpose of approving the scheme and Mallinckrodt considers that the following shareholder groups should vote as separate classes at the court meetings to approve the scheme, namely: (i) a meeting of first list shareholders; (ii) a meeting of the second designator shareholders; (iii) a meeting of the third designator shareholders; and (iv) a meeting of the non-designated shareholders (being all those Mallinckrodt ordinary shareholders at the record date other than the first list shareholders, the second designator shareholders and the third designator shareholders).
6.
Consents and meetings

The scheme of arrangement requires the approval by each class of Mallinckrodt shareholders at each of the respective court meetings (being the court meetings in respect of each of the first list shareholders, the second designator shareholders, the third designator shareholders and the non-designated shareholders), with each court meeting expected to take place immediately after the preceding meeting in below order.
The court meeting in respect of the first list shareholders (the “first list shareholders’ court meeting”) is to be held at the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ] 2025 at [     ], further details in respect of which are noted below.
The court meeting in respect of the second designator shareholders (the “second designator shareholders’ court meeting”) is to be held at the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ] 2025 at [     ] or, if later, immediately after the conclusion or adjournment of the first list shareholders’ court meeting, further details in respect of which are noted below.

The court meeting in respect of the third designator shareholders (the “third designator shareholders’ court meeting”) is to be held at the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ] 2025 at [     ] or, if later, immediately after the conclusion or adjournment of the second designator shareholders’ court meeting, further details in respect of which are noted below.
The court meeting in respect of the non-designated shareholders (the “non-designated shareholders’ court meeting”) is to be held at the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ] 2025 at [     ] or, if later, immediately after the conclusion or adjournment of the third designator shareholders’ court meeting, further details in respect of which are noted below.
In addition to requiring approval at each of the court meetings, implementation of the scheme also requires approval by the Mallinckrodt shareholders of certain of the resolutions at the EGM to be held at the same venue as the court meetings, being the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland on [           ] 2025 at [     ], or, if later, immediately after the conclusion or adjournment of the preceding court meetings. The EGM is being convened, among other things, to enable the Mallinckrodt directors to implement the scheme of arrangement, as described below.
Notices of the court meetings, and the EGM are set out in the sections entitled “Notice of Court Meetings” and “Notice of EGM” beginning on page [•] and page [•], respectively, of this joint proxy statement/prospectus. Entitlement to attend and vote at each meeting and the number of votes which may be cast at each meeting will be determined by reference to the Mallinckrodt register of members at the voting record time.
6.1
First list shareholders’ court meeting

The second designator shareholders, third designator shareholders and non-designated shareholders will not be entitled to vote any of their respective Mallinckrodt ordinary shares at the first list shareholders’ court meeting. The approval of such shareholders will be sought at their respective court meetings as per the below. The approval of the first list shareholders is that those present and voting (in person or by proxy) at such meeting (or any adjournment of such meeting) to approve the scheme should represent:
(i)
a majority in number of those first list shareholders (at the voting record time); and

(ii)
at least three-fourths (75%) or more in value of the Mallinckrodt ordinary shares held by such first list shareholders (at the voting record time).

6.2
Second designator shareholders’ court meeting

The first list shareholders, the third designator shareholders and the non-designated shareholders will not be entitled to vote any of their respective Mallinckrodt ordinary shares at the second designator shareholders’ court meeting. The approval of such shareholders will be sought at their respective court meetings as per the above and below. The approval of the second designator shareholders is that those present and voting (in person or by proxy) at such meeting (or any adjournment of such meeting) to approve the scheme should represent:
(i)
a majority in number of those second designator shareholders (at the voting record time); and

(ii)
at least three-fourths (75%) or more in value of the Mallinckrodt ordinary shares held by such second designator shareholders (at the voting record time).

6.3
Third designator shareholders’ court meeting

The first list shareholders, the second designator shareholders, and the non-designated shareholders will not be entitled to vote any of their respective Mallinckrodt ordinary shares at the third designator shareholders’ court meeting. The approval of such shareholders will be sought at their respective court meetings as per the above and below. The approval of the third designator shareholders is that those present and voting (in person or by proxy) at such meeting (or any adjournment of such meeting) to approve the scheme should represent:

(i)
a majority in number of those third designator shareholders (at the voting record time); and

(ii)
at least three-fourths (75%) or more in value of the Mallinckrodt ordinary shares held by such third designator shareholders (at the voting record time).

6.4
Non-designated shareholders’ court meeting

The first list shareholders, the second designator shareholders, and the third designator shareholders will not be entitled to vote any of their respective Mallinckrodt ordinary shares at the non-designated shareholders’ court meeting. The approval of such shareholders will be sought at their respective court meetings as per the above and below. The approval of the non-designated shareholders is that those present and voting (in person or by proxy) at such meeting (or any adjournment of such meeting) to approve the scheme should represent:
(i)
a majority in number of those non-designated shareholders (at the voting record time); and

(ii)
at least three-fourths (75%) or more in value of the Mallinckrodt ordinary shares held by such non-designated shareholders (at the voting record time).

It is important that as many votes as possible are cast at each of the court meetings so that the Irish High Court may be satisfied that there was at such meetings a fair representation of each of the first list shareholders’, the second designator shareholders’, the third designator shareholders’ and the non-designated shareholders’ respective opinions. You are therefore encouraged to sign and return the enclosed form of proxy for the respective court meeting(s) applicable to you as soon as possible by post to Mallinckrodt plc c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (which Broadridge will arrange to forward to Mallinckrodt plc’s registered address electronically) by no later than [     ] on [           ], 2025.
6.5
Extraordinary General Meeting

In addition to the court meetings, the EGM has been convened for the same date at the offices of Arthur Cox LLP, at Ten Earlsfort Terrace, Dublin 2, D02T380, Ireland at [           ] (or, if later, immediately after the conclusion or adjournment of the court meetings) to consider, and if thought fit, pass the resolutions at the EGM (which in the case of a special resolution require a vote in favor of not less than three-fourths (75%) of the votes cast in person or by proxy and in respect of an ordinary resolution requires a simple majority (>50%) of the votes cast in person or by proxy), including (i) Resolution 1 approving the scheme; and (ii) Resolution 2 approving the amendment to Article 6 of the existing Mallinckrodt constitution as outlined above.
6.6
Forms of proxy

Mallinckrodt shareholders are strongly urged to complete and return their forms of proxy as soon as possible.
First list shareholders who hold their Mallinckrodt ordinary shares in their own name have been sent a [Colour] form of proxy for their applicable court meeting.
Second designator shareholders who hold their Mallinckrodt ordinary shares in their own name have been sent a [Colour] form of proxy for their applicable court meeting.
Third designator shareholders who hold their Mallinckrodt ordinary shares in their own name have been sent a [Colour] form of proxy for their applicable court meeting.
Non-designated shareholders who hold their Mallinckrodt ordinary shares in their own name have been sent a [Colour] form of proxy for their applicable court meeting.
If you believe you have received the wrong proxy card for use at the respective court meetings and/or EGM (as applicable), or believe you should be entitled to attend an alternative Mallinckrodt court meeting, please contact Innisfree M&A Incorporated, the proxy solicitation agent for Mallinckrodt, by mail at 501 Madison Avenue, 20th floor New York, New York 10022, or by telephone at (888) 750-9498 (toll free in the United States and Canada) or (412) 232-3651 (from other countries), as soon as possible.

6.7
Court hearing

Subject to the approval (i) of the court meeting resolution at each of the court meetings; and (ii) certain of the resolutions at the EGM, it is expected that the court hearing will be held in mid-2025, subject to the discretion of the Irish High Court. The precise timing of Mallinckrodt’s application to sanction the scheme will depend on a number of factors, including court availability. Mallinckrodt shall issue an application to the Irish High Court to sanction the scheme either (i) following satisfaction and/or waiver of all conditions to the scheme (other than those conditions that by their nature can only be satisfied on the date of completion) in which case the scheme shall take effect on the date and time as set out in the court order, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies, or (ii) prior to the satisfaction and/or waiver of certain conditions to the scheme in which case the scheme shall take effect following satisfaction and/or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion) on a date and time set in accordance with the terms of the court order and the scheme, subject always to the discretion of the Irish High Court and a copy of the court order having been delivered to the registrar of companies. All Mallinckrodt shareholders are entitled to attend the court hearing in person, or may be represented by counsel or a solicitor at their own expense to support or oppose the sanctioning of the scheme of arrangement.
7.
Amendment, Termination or Delay

The scheme of arrangement may be amended, modified or supplemented at any time before or after its approval at each of the court meetings. However, after approval at the court meetings, no amendment, modification or supplement may be made or effected to the scheme of arrangement that legally requires further approval by the Mallinckrodt shareholders without obtaining such approval.
At the court hearing, the Irish High Court may impose such conditions as it deems appropriate in relation to the scheme. The Mallinckrodt board of directors may consent on behalf of all persons concerned to any modification of or addition to the scheme or any condition that the Irish High Court may approve or impose. The Irish High Court would be unlikely to approve or impose any modification of, or addition to, or a condition to, the scheme which might be materially adverse to the interests of Mallinckrodt shareholders, unless Mallinckrodt shareholders were informed of any such modification, addition or condition. It would be a matter for the Irish High Court to decide in its discretion whether or not a further meeting or meetings of Mallinckrodt shareholders should be held in these circumstances. Similarly, if a modification, addition or condition is put forward which, in the opinion of the Mallinckrodt board of directors, is of such a nature or importance that it requires the consent of Mallinckrodt shareholders at a further meeting or meetings, the Mallinckrodt board of directors will not take the necessary steps to enable the scheme to become effective unless and until such consent is obtained.
If completion has not occurred on or before the end date and the Transaction Agreement is terminated in accordance with its terms, the transaction will not proceed. The end date will be extended pursuant to the terms of the Transaction Agreement in circumstances where certain regulatory approvals and consents remain outstanding when all other conditions have been satisfied or waived (other than (a) those scheme conditions that by their nature can only be satisfied on the date on which the scheme is sanctioned at the court hearing, but subject to those scheme conditions being able to be satisfied or having been waived, and (b) the scheme conditions set forth in clause 8.1(a) and clause 8.1(b)(iv) of the Transaction Agreement, except in the case of a conditional scheme in accordance with clause 3.1(u) of the Transaction Agreement).
8.
Scheme effective date

If the scheme is (i) approved by the requisite shareholder majorities at each of the court meetings; and (ii) sanctioned by the Irish High Court, and the conditions to the transaction are satisfied or, to the extent applicable and lawful, waived, the scheme will become effective at the scheme effective date.
9.
No Appraisal or Similar Rights

Irish law does not provide for appraisal or similar rights in respect of the scheme, although dissenting Mallinckrodt shareholders will have the right to appear at the court hearing and make objections in respect of the scheme.

10.
Irish Takeover Rules

On 31 October 2024, the Irish Takeover Panel, pursuant to its powers under the Takeover Panel Act 1997 of Ireland (as amended), granted a waiver from the general application of the Irish Takeover Rules in respect of Mallinckrodt, until 12 October 2025. Consequently, the Irish Takeover Rules do not apply to Mallinckrodt nor to the transaction.
11.
Action to be Taken

Please refer to the section entitled “The Special Meetings of Mallinckrodt’s Shareholders” beginning on page [•] of this joint proxy statement/prospectus for a summary of the actions to be taken.
12.
Further Information

The terms of the scheme are set out in full in “Part 3 — The Scheme of Arrangement” beginning on page [•] of this joint proxy statement/prospectus.
13.
Court meeting resolution: approval of the scheme of arrangement

Mallinckrodt shareholders are requested to approve the following resolution at the court meeting:
“THAT the scheme of arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court be approved.”
EGM Resolution 1:   approval of the scheme of arrangement and authorization of Mallinckrodt’s directors to implement the scheme
Mallinckrodt shareholders are requested to approve the following resolution at the EGM:
“THAT, subject to the approval of the scheme of arrangement by the requisite majorities at the court meetings, the scheme (a copy of which has been produced to this meeting and for the purposes of identification signed by the chair thereof) in its original form or with or subject to any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court, be and is hereby approved and the Mallinckrodt board of directors be and is hereby authorized to take all such action as it (or any duly authorized committee thereof) consider necessary or appropriate for carrying the scheme of arrangement into effect.”
EGM Resolution 2:   approval of the Mallinckrodt articles scheme amendment
Mallinckrodt shareholders are requested to approve the following resolution at the EGM:
“THAT, subject to and conditional upon the scheme of arrangement becoming effective, the articles of association of Mallinckrodt produced to the meeting be amended by the deletion of Article 6 of the existing Mallinckrodt articles of association and the insertion of the following as the new Article 6:
Article 6
If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provision of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.”

THE MALLINCKRODT BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” (1) THE APPROVAL OF THE SCHEME OF ARRANGEMENT PROPOSAL AT THE RELEVANT COURT MEETINGS; (2) THE APPROVAL OF RESOLUTIONS 1 AND 2 AT THE EGM, AND (3) THE APPROVAL OF ALL OTHER PROPOSED RESOLUTIONS AT THE EGM, IN EACH CASE AS SET FORTH IN THE NOTICES OF COURT MEETINGS OR EGM (AS APPLICABLE) ACCOMPANYING THIS JOINT PROXY STATEMENT/PROSPECTUS AND AS DESCRIBED IN THIS EXPLANATORY STATEMENT OR OTHERWISE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

PART 3 — THE SCHEME OF ARRANGEMENT
THE HIGH COURT, 2025 No. [     ]
IN THE MATTER OF
MALLINCKRODT PLC
AND IN THE MATTER OF
THE COMPANIES ACT 2014 OF IRELAND
SCHEME OF ARRANGEMENT
(UNDER CHAPTER 1 OF PART 9 OF THE COMPANIES ACT 2014 OF IRELAND)
BETWEEN
MALLINCKRODT PLC
AND
THE HOLDERS OF THE MALLINCKRODT ORDINARY SHARES
(AS HEREINAFTER DEFINED)
PRELIMINARY
1.
In this scheme, unless inconsistent with the subject or context, the following expressions as used in this Part 3 bear the following meanings:

“amended articles of association” means the Mallinckrodt articles of association as amended by the scheme and resolutions 1 and 2 at the EGM (subject to such resolutions being passed at the EGM), effective as at the scheme effective date;
“antitrust laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, through merger or acquisition or otherwise, including the HSR Act, or (b) prohibit, restrict or regulate foreign investments or foreign subsidies”articles scheme amendment” means the amendment to the existing Mallinckrodt articles of association by means of a scheme of arrangement;
“business combination” means the merger of Merger Sub with and into Endo, with Endo surviving the merger as a wholly owned subsidiary of Mallinckrodt;
“clearances” means all consents, clearances, approvals, permissions, permits, nonactions, orders, authorizations and waivers, termination or expiration of waiting periods, to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity or other third party in connection with the execution and delivery of the Transaction Agreement and the implementation and consummation of the transaction;
“completion” means the completion of both the constitution amendments and the business combination, in accordance with the terms of the Transaction Agreement;
“conditions” means the conditions to the scheme as set out in the Transaction Agreement;
“constitution amendments” means both the post-scheme amendments, and the articles scheme amendment together;
“court meeting resolution” means the resolution to be considered and voted on at each of the court meetings proposing that the scheme, with or without amendment (but subject to such amendment being acceptable to Mallinckrodt and Endo, except for a technical or procedural amendment which is required for the proper implementation of the scheme and does not have a substantive consequence on the implementation of the scheme), be agreed to;
“court meetings” means the meetings of each of the first list shareholders, second designator shareholders, third designator shareholders and non-designated shareholders (including, but not limited to, as may be directed by the Irish High Court pursuant to Section 450(5) of the Irish Companies Act) (and any adjournment of any such meeting or meetings) convened by order of the Irish High Court to consider and vote on the court meeting resolution, including any adjournments thereof, and “court meeting” shall mean any one of them, as the context requires;
“court order” means the order or orders of the Irish High Court under Section 453 of the Irish Companies Act sanctioning the scheme;
“designator consent rights” means the underlying consent rights of the first designator and second designator shareholders (as applicable) pursuant to article 116 of the existing Mallinckrodt articles of association in connection with their respective rights to appoint and/or remove directors to the Mallinckrodt board of directors (as applicable);
“end date” means December 15, 2025 (as such date may be extended pursuant to the Transaction Agreement) or such later date as Mallinckrodt and Endo may agree in writing and (if required) the Irish High Court may allow, provided that the end date may not go beyond June 13, 2026;
“Endo” means Endo, Inc., a Delaware corporation;
“Endo special meeting” means the meeting of the Endo stock holders (and any adjournment thereof) to be convened in connection with the transaction;
“Endo stockholders” means each holder of shares of Endo common stock;
“Endo transaction proposal” means the proposal for Endo stockholders to approve and adopt the Transaction Agreement;
“extraordinary general meeting” or “EGM” means the extraordinary general meeting of the Mallinckrodt shareholders (and any adjournment thereof) to be convened in connection with the scheme, to be convened immediately after the conclusion or adjournment of the preceding court meetings;
“existing Mallinckrodt articles of association” means the articles of association of Mallinckrodt as at the date hereof;
“existing Mallinckrodt constitution” means the memorandum and articles of association of Mallinckrodt as at the date hereof;
“first designator” means pursuant to the existing Mallinckrodt articles of association, the largest shareholder from amongst the first list shareholders;
“first list shareholder” means any Mallinckrodt shareholder designated as a first list shareholder (as such term is defined in the existing Mallinckrodt articles of association), and “first list shareholders” shall mean all of them, as the context requires;
“first list shareholders’ court meeting” means the meeting of the first list shareholders (and any adjournment of any such meeting or meetings) convened by order of the Irish High Court to consider and vote on the court meeting resolution;
“first list shares” means the Mallinckrodt ordinary shares held by the first list shareholders as at the voting record time;
“forms of proxy” means the [Colour] form of proxy for the first list shareholders’ court meeting, the [Colour] form of proxy for the second designator shareholders’ court meeting, the [Colour] form of proxy for the third designator shareholders’ court meeting and the [Colour] form of proxy for the non-designated shareholders’ court meeting, and a [Colour] form of proxy for the EGM, as the context may require;

“governmental entity” means (a) any national, federal, state, county, municipal, local, foreign or supranational government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, or any arbitral authority, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition, including, for the avoidance of doubt, the Irish High Court and the SEC;
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder; “holder” means in relation to any Mallinckrodt ordinary share, the member whose name is entered in the Mallinckrodt register of members as the holder of that share;
“Irish Companies Act” means the Companies Act 2014 of Ireland, as amended;
“Irish High Court” means the High Court of Ireland;
“Irish Takeover Rules” means the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Act, 1997, Takeover Rules 2022;
“joint proxy statement/prospectus” means the joint proxy statement/prospectus prepared by Mallinckrodt and Endo dated [           ] 2025 of which this scheme of arrangement forms a part;
“Mallinckrodt disclosure schedule” means exceptions and disclosures set forth in the clause or sub-clause of the disclosure schedule delivered by Mallinckrodt to Endo concurrently with the execution of the Transaction Agreement;
“MAE consent rights” means the requirement of the written consent of any holder of Mallinckrodt shares (at present being the Mallinckrodt ordinary shares, as the only Mallinckrodt shares in issue) where an amendment or modification of the existing Mallinckrodt articles of association would have a materially adverse effect on the rights of that shareholder of Mallinckrodt shares (in its capacity as a shareholder), in a manner disproportionate to the effect on the other shareholders holding the same class of Mallinckrodt shares;
“Mallinckrodt board of directors” means the board of directors of Mallinckrodt as of the date of the joint proxy statement/prospectus;
“Mallinckrodt directors” means the directors of Mallinckrodt as of the date of the joint proxy statement/prospectus;
“Mallinckrodt ordinary shares” means the Mallinckrodt ordinary shares, par value $0.01;
“Mallinckrodt register of members” means the register of members maintained by Mallinckrodt pursuant to the Irish Companies Act;
“Mallinckrodt shareholder” means each holder of Mallinckrodt ordinary shares, and “Mallinckrodt shareholders” shall be construed accordingly;
“Mallinckrodt shareholder consent rights” means the MAE consent rights and the designator consent rights, together;
“Merger Sub” means Salvare Merger Sub LLC, a Delaware limited liability company;
“new Mallinckrodt constitution” means the further amended memorandum and articles of association of Mallinckrodt following shareholder approval at the EGM;
“non-designated shareholders” means the Mallinckrodt shareholders that are not first list shareholders, second designator shareholders or third designator shareholders;
“non-designated shareholders’ court meeting” means the meeting of the non-designated shareholders (and any adjournment of any such meeting or meetings) convened by order of the Irish High Court to consider and vote on the court meeting resolution, immediately after the conclusion or adjournment of the third designator shareholders’ court meeting;

“non-designated shares” means the Mallinckrodt ordinary shares held by the non-designated shareholders as at the voting record time;
“NYSE” means the New York Stock Exchange;
“post-scheme amendments” means the further amendments to the memorandum and articles of association of Mallinckrodt, subject to the scheme of arrangement becoming effective, by shareholder approval at the EGM following the articles scheme amendment;
“registrar of companies” means the Registrar of Companies in Dublin, Ireland (being the “Registrar” as defined in Section 2 of the Irish Companies Act);
“sanction date” means the sanction by the Irish High Court (without material modification) of the scheme of arrangement pursuant to Section 453 of the Irish Companies Act (such date occurring on or before the end date);
“scheme” or “scheme of arrangement” means this scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act between Mallinckrodt and Mallinckrodt shareholders as set out in this Part 3 (The Scheme of Arrangement) of this joint proxy statement/prospectus and on such other terms and in such form as Mallinckrodt and Endo mutually agree in writing, acting in good faith, including any revision thereof as may be so agreed between Mallinckrodt and Endo with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court; “scheme effective date” has the meaning given to such term in paragraph 4(a) of this scheme;
“SEC” means the U.S. Securities and Exchange Commission”second designator shareholders” means the Mallinckrodt shareholders designated as second designators (as such term is defined in the existing Mallinckrodt articles of association);
“second designator shareholders’ court meeting” means the meeting of the second designator shareholders (and any adjournment of any such meeting or meetings) convened by order of the Irish High Court to consider and vote on the court meeting resolution, immediately after the conclusion or adjournment of the first list shareholders’ court meeting;
“second designator shares” means the Mallinckrodt ordinary shares held by the second designator shareholders as at the voting record time;
“third designator shareholders” means the Mallinckrodt shareholders designated as third designators (as such term is defined in the existing Mallinckrodt articles of association);
“third designator shareholders’ court meeting” means the meeting of the third designator shareholders (and any adjournment of any such meeting or meetings) convened by order of the Irish High Court to consider and vote on the court meeting resolution, immediately after the conclusion or adjournment of the second designator shareholders’ court meeting;
“third designator shares” means the Mallinckrodt ordinary shares held by the Mallinckrodt third designator shareholders as at the voting record time;
“transaction” means the merger, the business combination, and, together with the scheme of arrangement, the constitution amendments and the other transactions contemplated by the Transaction Agreement;
“Transaction Agreement” means the agreement dated March 13, 2025 between Mallinckrodt, Endo, and Merger Sub, as amended from time to time; and
“voting record time” means [     ] (Eastern Time in the United States) on [                 ].
2.
Amendment to the existing Mallinckrodt articles of association

a.
Pursuant to Chapter 1 of Part 9 of the Act and upon and with effect from the scheme effective date, the following text of article 6 within the existing Mallinckrodt articles of association shall be and is hereby deleted:

“provided further that, whether or not the share capital is divided into different classes of shares, if any amendment or modification of these articles would have a materially adverse effect on the rights of a Holder (in its capacity as a Holder) in a manner disproportionate to its effect on the other Holders holding the same class(es) of Shares of the Company (solely in their respective capacity as a Holder of the same class(es) of Shares of the Company), that amendment or modification shall require the consent in writing of such Holder; provided, further, that notwithstanding the foregoing provisions of this article 6, any amendment or modification of the appointment or removal rights of the First Designator or Second Designators as set forth in article 116 shall require the prior written consent of the First Designator or Second Designators, as applicable.”
b.
Pursuant to Chapter 1 of Part 9 of the Act and upon and with effect from the scheme effective date, the following text shall be added to the end of article 6 within the articles of association of the existing Mallinckrodt constitution:

“For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.”
c.
Upon this scheme taking effect and following the passing of Resolutions 1 and 2 at the EGM, article 6 of the amended articles of association shall hereby read as follows:

“If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provision of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.”
3.
Conditions

a.
The effectiveness of the scheme will be conditional upon the conditions as set out in the Transaction Agreement (other than Clause 8.1(d) thereof), including but not limited to the following conditions, having been satisfied or waived by Endo and/or Mallinckrodt (as applicable) by not later than the end date:

i.
all required clearances under the HSR Act and the antitrust laws set forth in clause 8.1(c)(iii) of the Mallinckrodt disclosure schedule shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the transaction;

ii.
(A) no statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the transaction, and (B) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the transaction;

iii.
Mallinckrodt shall have received a certificate signed on behalf of Endo by a duly authorized executive officer of Endo on or before the scheme effective date and dated as of the scheme effective date stating that the conditions set forth in Clause 8.2(a) and Clause 8.2(b) of the Transaction Agreement have been satisfied; and

iv.
Endo shall have received a certificate signed on behalf of Mallinckrodt by a duly authorized executive officer of Mallinckrodt on or before the scheme effective date and dated as of the scheme effective date stating that the conditions set forth in Clause 8.3(a) and Clause 8.3(b) of the Transaction Agreement have been satisfied.

4.
The scheme effective date

a.
Subject always to the satisfaction or waiver of the conditions (other than clause 8.1(d) of the Transaction Agreement) and the discretion of the Irish High Court, this scheme shall become effective:

i.
in circumstances where the conditions have been satisfied or waived on or prior to the sanction date (other than those conditions that by their nature can only be satisfied on the date of completion), on the date and time as set out in the court order and subject always to a copy of the court order having been delivered to the registrar of companies in accordance with Section 454 of the Irish Companies Act; or

ii.
in circumstances where the conditions have been satisfied or waived on or prior to the sanction date other than those conditions that by their nature can only be satisfied on the date of completion and those conditions set out in para 3(a)(i) – (iv) of this scheme and subject always to a copy of the court order having been delivered to the registrar of companies in accordance with Section 454 of the Irish Companies Act, on a date and time to be agreed between Mallinckrodt and Endo in accordance with Clause 3.1(t)-(z) and Clause 8 of the Transaction Agreement following satisfaction or waiver of all such conditions (other than those conditions that by their nature can only be satisfied on the date of completion),

(the “scheme effective date”), and in each case, the scheme effective date shall be notified to holders: (i) by way of the filing of a Form 8-K with the SEC by Mallinckrodt; and (ii) in such other manner as the Irish High Court might direct.
b.
Unless the scheme shall have become effective on or before the end date, or such later date as Mallinckrodt and Endo may, with the consent of the Irish High Court (if required) agree, it shall not proceed and all undertakings given to the Irish High Court in respect of the scheme shall be deemed to have lapsed with immediate effect.

5.
Modification

Mallinckrodt and Endo may jointly consent on behalf of all persons concerned to any modification of or addition to this scheme or any condition that the Irish High Court may approve or impose.
6.
Costs

Mallinckrodt is authorized and permitted to pay all of its costs and expenses relating to the negotiation, preparation, approval and implementation of the scheme.
7.
Governing Law

This scheme shall be governed by, and construed in accordance with, the laws of Ireland and Mallinckrodt and the Mallinckrodt shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute, which may arise in relation thereto and the sanction thereof.
Dated: [           ] 2025

ANNEX A
INDEX TO FINANCIAL STATEMENTS
Page
Reports of Independent Registered Public Accounting Firm (PCAOB ID 238).	A-2
Consolidated Balance Sheets as of December 31, 2024 and 2023 .	A-8
Consolidated Statements of Operations for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the fiscal year ended December 31, 2022 (Predecessor)
A-9
Consolidated Statements of Comprehensive (Loss) Income for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor)
A-10
Consolidated Statements of Shareholders’ (Deficit) Equity for the Predecessor period January 1,
2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended
December 31, 2022 (Predecessor)
A-11
Consolidated Statement of Shareholders’ Equity for the Successor year ended December 31, 2024	A-12
Consolidated Statements of Cash Flows for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Successor) and the fiscal ended December 31, 2022 (Predecessor).
A-13
Notes to Consolidated Financial Statements	A-15
Financial Statement Schedule — Schedule II — Valuation and Qualifying Accounts for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor)
A-93

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Endo, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Endo, Inc. and its subsidiaries (Successor) (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, of comprehensive (loss) income, of stockholders’ equity and of cash flows for the year then ended, including the related notes and financial statement schedule listed in the accompanying index for the year ended December 31, 2024 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Basis of Accounting
As discussed in Notes 1, 2, and 3 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Endo International plc Plan of Reorganization (the Plan) on March 19, 2024 and all conditions required for Plan effectiveness were satisfied on April 23, 2024. Effectiveness of the Plan resulted in the discharge of substantially all claims against Endo International plc that arose before August 16, 2022, and terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on April 23, 2024 and pursuant to the Plan and the Purchase and Sale Agreement, Endo, Inc. acquired substantially all of the assets, as well as certain equity interests of and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Annual Indefinite-Lived Intangible Assets Impairment Test
As described in Notes 4 and 12 to the consolidated financial statements, the Company’s indefinite-lived intangible assets balance of $50.5 million is comprised of in-process research and development (IPR&D) as of December 31, 2024. Indefinite-lived intangible assets are tested for impairment annually, as of October 1, and when events or changes in circumstances indicate that the asset might be impaired. Management estimates the fair value of the intangible assets using an income approach that utilizes a discounted cash flow model. The discounted cash flow models reflect management’s estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of technical and regulatory success. As a result of the annual impairment test, management determined that the carrying amount of certain indefinite-lived assets exceeded their fair value; therefore, the Company recorded an impairment charge of $243.6 million during the fourth quarter of 2024.
The principal considerations for our determination that performing procedures relating to the annual indefinite-lived intangible assets impairment test is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the indefinite-lived intangible assets; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to future sales, gross margins, discount rates, and the probability of technical and regulatory success; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) testing management’s process for developing the fair value estimate of the indefinite-lived intangible assets; (ii) evaluating the appropriateness of the discounted cash flow models used by management; (iii) testing the completeness and accuracy of the underlying data used in the discounted cash flow models; and (iv) evaluating the reasonableness of the significant assumptions used by management related to future sales, gross margins, discount rates, and the probability of technical and regulatory success. Evaluating management’s assumptions related to future sales, gross margins, and the probability of technical and regulatory success involved considering (i) the current and past performance of the Company; (ii) the consistency with external market and industry data; and (iii) whether the assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the discounted cash flow models and (ii) the reasonableness of the discount rate assumptions.
Certain Sales Deduction Reserves
As described in Note 4 to the consolidated financial statements, the amount of revenue recognized by the Company is equal to the fixed amount of the transaction price, adjusted for management’s estimates of a number of significant variable components including, but not limited to, estimates for chargebacks, rebates, sales incentives and allowances, distribution service agreements, and other fees for services, returns and allowances (collectively “sales deductions”). Reserves for sales deductions relate primarily to estimates of unsettled obligations for returns and allowances, rebates and chargebacks. The total sales deduction reserves balance is $417.9 million as of December 31, 2024, of which a portion related to certain sales deduction reserves. Management estimates the reserves for sales deductions based on factors such as direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with direct and indirect customers and other competitive factors.
The principal considerations for our determination that performing procedures relating to certain sales deduction reserves is a critical audit matter are (i) the significant judgment by management when developing the estimate of certain sales deduction reserves and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, estimated future trends, estimated customer inventory levels, and current contract sales terms with direct and indirect customers.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of certain controls relating to management’s estimate of certain sales deduction reserves. These procedures also included, among others (i) developing an independent estimate of certain sales deduction reserves by utilizing third-party information related to direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, estimated future trends, estimated customer inventory levels, and current contract sales terms with direct and indirect customers; (ii) comparing the independent estimate for certain sales deduction reserves to management’s estimates to evaluate the reasonableness of management’s estimates; (iii) testing the completeness and accuracy of the underlying data used in the estimate of certain sales deduction reserves; and (iv) testing, on a sample basis, actual payments made and amounts credited to both direct and indirect customers to evaluate whether the payments and credits were made in accordance with the contractual and mandated terms of the Company’s agreements, programs, and returns policies.
/s/
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 13, 2025
We have served as the Company’s or its predecessor’s auditor since 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Endo, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Endo International plc and its subsidiaries (Predecessor) (the “Company”) as of December 31, 2023 and the related consolidated statements of operations, of comprehensive (loss) income, of shareholders’ (deficit) equity and of cash flows for the period from January 1, 2024 through April 23, 2024, and for each of the two years in the period ended December 31, 2023, including the related notes and financial statement schedule listed in the accompanying index for the period from January 1, 2024 through April 23, 2024, and for each of the two years in the period ended December 31, 2023 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from January 1, 2024 through April 23, 2024, and for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis of Accounting
As discussed in Notes 1, 2, and 3 to the consolidated financial statements, Endo International plc, together with certain of its direct and indirect subsidiaries, filed petitions on August 16, 2022 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Plan of Reorganization (the Plan) was substantially consummated on April 23, 2024. Pursuant to the Plan and the Purchase and Sale Agreement, Endo, Inc. acquired substantially all of the assets, as well as certain equity interests and assumed certain liabilities, of Endo International plc. In connection with the effectiveness of the Plan, fresh start accounting was applied and Endo International plc will be dissolved.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of Marketed Products and IPR&D Resulting from the Application of Fresh Start Accounting
As described in Notes 1, 2, and 3 to the consolidated financial statements, on August 16, 2022, Endo International plc, together with certain of its direct and indirect subsidiaries (the Debtors), filed voluntary petitions for relief under the Bankruptcy Code. Pursuant to the Plan of Reorganization and the Purchase and Sale Agreement, Endo, Inc. acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Applying fresh start accounting on the effective date resulted in a new basis of accounting. Under fresh start accounting, the reorganization value represents the fair value of the total assets and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The application of fresh start accounting required the reorganization value to be assigned to the identifiable tangible and intangible assets and liabilities (except for deferred income taxes) based on each of their estimated fair values. The fair value of marketed products and in-process research and development (IPR&D) intangible assets was determined using the income approach. The discounted cash flow models reflect management’s estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of achieving the estimated cash flows. The IPR&D discount rates and underlying cash flows reflect the uncertainties relevant to development projects, including consideration of the probability of technical and regulatory success based on the current stages of development. The fair value of marketed products and IPR&D resulting from the application of fresh start accounting as of April 23, 2024 was $1,857.4 million and $298.3 million, respectively, which was adjusted in the predecessor period.
The principal considerations for our determination that performing procedures relating to the valuation of marketed products and IPR&D resulting from the application of fresh start accounting is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the marketed products and IPR&D; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to (a) future sales, long-term growth rates, gross margins, operating expenses, and discount rates for the marketed products and IPR&D and (b) the probability of technical and regulatory success for IPR&D; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) reading the restructuring support agreement and related amendments, disclosure statement and subsequent updates, plan of reorganization and subsequent amendments, and settlement agreements; (ii) testing management’s process for developing the fair value estimate of the marketed products and IPR&D; (iii) evaluating the appropriateness of the discounted cash flow models used by management; (iv) testing the completeness and accuracy of the underlying data used in the discounted cash flow models; and (v) evaluating the reasonableness of the significant assumptions used by management related to (a) future sales, long-term growth rates, gross margins, operating expenses, and discount rates for the marketed products and IPR&D and (b) the probability of technical and regulatory success for IPR&D. Evaluating management’s assumptions related to (a) future sales, long-term growth rates, gross margins, and operating expenses for the marketed products and IPR&D and (b) the probability of technical and regulatory success for IPR&D involved considering (i) the current and past performance of the Company; (ii) the consistency with external market and industry data; and (iii) whether the assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the discounted cash flow models and (ii) the reasonableness of the discount rate assumptions for the marketed products and IPR&D.
Certain Sales Deduction Reserves
As described in Note 4 to the consolidated financial statements, the amount of revenue recognized by the Company is equal to the fixed amount of the transaction price, adjusted for management’s estimates of a number of significant variable components including, but not limited to, estimates for chargebacks, rebates, sales incentives and allowances, distribution service agreements, and other fees for services, returns and allowances (collectively “sales deductions”). Reserves for sales deductions relate primarily to estimates of unsettled obligations for returns and allowances, rebates and chargebacks. As disclosed by management, the total sales deduction reserves balance is $409.0 million as of April 23, 2024, of which a portion related to certain sales deduction reserves. Management estimates the reserves for sales deductions based on factors such as direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with direct and indirect customers and other competitive factors.
The principal considerations for our determination that performing procedures relating to certain sales deduction reserves is a critical audit matter are (i) the significant judgment by management when developing the estimate of certain sales deduction reserves and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, estimated future trends, estimated customer inventory levels, and current contract sales terms with direct and indirect customers.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of certain controls relating to management’s estimate of certain sales deduction reserves. These procedures also included, among others (i) developing an independent estimate of certain sales deduction reserves by utilizing third-party information related to direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, estimated future trends, estimated customer inventory levels, and current contract sales terms with direct and indirect customers; (ii) comparing the independent estimate for certain sales deduction reserves to management’s estimates to evaluate the reasonableness of management’s estimates; (iii) testing the completeness and accuracy of the underlying data used in the estimate of certain sales deduction reserves; and (iv) testing, on a sample basis, actual payments made and amounts credited to both direct and indirect customers to evaluate whether the payments and credits were made in accordance with the contractual and mandated terms of the Company’s agreements, programs, and returns policies.
/s/
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 13, 2025
We served as the Company’s auditor from 2014 to 2025.

ENDO, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	Successor	Predecessor
	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$387,247	$777,919
Restricted cash and cash equivalents	89,183	167,702
Accounts receivable, net	415,924	386,919
Inventories, net	527,736	246,017
Prepaid expenses and other current assets	53,288	82,163
Income taxes receivable	2,509	7,781
Total current assets	$1,475,887	$1,668,501
PROPERTY, PLANT AND EQUIPMENT, NET	548,818	476,240
OPERATING LEASE ASSETS	39,193	23,033
GOODWILL	—	1,352,011
OTHER INTANGIBLES, NET	1,815,861	1,477,883
DEFERRED INCOME TAXES	240,192	—
OTHER ASSETS	232,950	139,626
TOTAL ASSETS	$4,352,901	$5,137,294
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$475,485	$537,736
Current portion of legal settlement accrual	1,342	—
Current portion of operating lease liabilities	3,994	956
Current portion of long-term debt	15,000	—
Income taxes payable	19,172	102
Total current liabilities	$514,993	$538,794
DEFERRED INCOME TAXES	46,389	16,248
LONG-TERM DEBT, LESS CURRENT PORTION, NET	2,422,721	—
LONG-TERM LEGAL SETTLEMENT ACCRUAL, LESS CURRENT PORTION	6,088	—
OPERATING LEASE LIABILITIES, LESS CURRENT PORTION	34,759	4,132
OTHER LIABILITIES	75,613	79,812
LIABILITIES SUBJECT TO COMPROMISE	—	11,095,868
COMMITMENTS AND CONTINGENCIES (NOTE 17)
SHAREHOLDERS’ EQUITY (DEFICIT):
Endo International plc Euro deferred shares, $0.01 par value; 4,000,000 shares authorized and issued at December 31, 2023	—	44
Endo International plc ordinary shares, $0.0001 par value; 1,000,000,000 shares authorized; 235,219,612 shares issued and outstanding at December 31, 2023	—	24
Endo, Inc. common stock, $0.001 par value; 1,000,000,000 shares authorized; 76,211,329 shares issued and outstanding at December 31, 2024	76	—
Endo, Inc. additional paid-in capital	1,986,133	—
Endo International plc additional paid-in capital	—	8,980,561
Accumulated deficit	(730,864)	(15,354,427)
Accumulated other comprehensive loss	(3,007)	(223,762)
Total shareholders’ equity (deficit)	$1,252,338	$(6,597,560)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$4,352,901	$5,137,294
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
TOTAL REVENUES, NET	$1,178,166	$581,974	$2,011,518	$2,318,875
COSTS AND EXPENSES:
Cost of revenues	1,184,469	259,552	946,415	1,092,499
Selling, general and administrative	382,629	158,391	567,727	777,169
Research and development	70,715	32,022	115,462	128,033
Acquired in-process research and development	1,750	750	—	68,700
Litigation-related and other contingencies, net	203	200	1,611,090	478,722
Asset impairment charges	243,635	2,103	503	2,142,746
Acquisition-related and integration items, net	2,370	(196)	1,972	408
Interest expense (income), net	164,051	(2)	—	349,776
Reorganization items, net	—	(6,125,099)	1,169,961	202,978
Other (income) expense, net	(9,769)	5,262	(9,688)	(34,054)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(861,887)	$6,248,991	$(2,391,924)	$(2,888,102)
INCOME TAX (BENEFIT) EXPENSE	(131,023)	58,511	55,862	21,516
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(730,864)	$6,190,480	$(2,447,786)	$(2,909,618)
DISCONTINUED OPERATIONS, NET OF TAX (NOTE 5)	—	182,838	(2,021)	(13,487)
NET (LOSS) INCOME	$(730,864)	$6,373,318	$(2,449,807)	$(2,923,105)
NET (LOSS) INCOME PER SHARE – BASIC:
Continuing operations	$(9.60)	$26.32	$(10.41)	$(12.39)
Discontinued operations	—	0.78	(0.01)	(0.06)
Basic	$(9.60)	$27.10	$(10.42)	$(12.45)
NET (LOSS) INCOME PER SHARE – DILUTED:
Continuing operations	$(9.60)	$26.32	$(10.41)	$(12.39)
Discontinued operations	—	0.78	(0.01)	(0.06)
Diluted	$(9.60)	$27.10	$(10.42)	$(12.45)
WEIGHTED AVERAGE SHARES:
Basic	76,156	235,220	235,219	234,840
Diluted	76,156	235,220	235,219	234,840
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands)
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
NET (LOSS) INCOME	$(730,864)	$6,373,318	$(2,449,807)	$(2,923,105)
OTHER COMPREHENSIVE (LOSS) INCOME:
Net unrealized (loss) gain on foreign currency	$(3,007)	$223,762	$3,179	$(10,496)
Total other comprehensive (loss) income	$(3,007)	$223,762	$3,179	$(10,496)
COMPREHENSIVE (LOSS) INCOME	$(733,871)	$6,597,080	$(2,446,628)	$(2,933,601)
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY
(In thousands, except share data)
	Ordinary Shares / Common Stock		Euro Deferred Shares / Preferred Stock		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ (Deficit) Equity
	Number of Shares	Amount	Number of Shares	Amount
BALANCE, DECEMBER 31, 2021 (PREDECESSOR)	233,690,816	$23	4,000,000	$45	$8,953,906	$(9,981,515)	$(216,445)	$(1,243,986)
Net loss	—	—	—	—	—	(2,923,105)	—	(2,923,105)
Other comprehensive loss	—	—	—	—	—	—	(10,496)	(10,496)
Compensation related to share-based awards	—	—	—	—	17,314	—	—	17,314
Ordinary shares issued	1,517,223	1	—	—	(1)	—	—	—
Tax withholding for restricted shares	—	—	—	—	(1,898)	—	—	(1,898)
Other	—	—	—	(2)	1	—	—	(1)
BALANCE, DECEMBER 31, 2022 (PREDECESSOR)	235,208,039	$24	4,000,000	$43	$8,969,322	$(12,904,620)	$(226,941)	$(4,162,172)
Net loss	—	—	—	—	—	(2,449,807)	—	(2,449,807)
Other comprehensive income	—	—	—	—	—	—	3,179	3,179
Compensation related to share-based awards	—	—	—	—	11,240	—	—	11,240
Ordinary shares issued	11,573	—	—	—	—	—	—	—
Other	—	—	—	1	(1)	—	—	—
BALANCE, DECEMBER 31, 2023 (PREDECESSOR)	235,219,612	$24	4,000,000	$44	$8,980,561	$(15,354,427)	$(223,762)	$(6,597,560)
Net income	—	—	—	—	—	6,373,318	—	6,373,318
Other comprehensive income	—	—	—	—	—	—	223,762	223,762
Cancellation of Predecessor equity	(235,219,612)	(24)	(4,000,000)	(43)	(8,980,561)	8,980,628	—	—
Issuance of Successor common stock	76,155,520	76	—	—	1,981,480	—	—	1,981,556
Other	—	—	—	(1)	—	481	—	480
BALANCE, APRIL 23, 2024 (PREDECESSOR)	76,155,520	$76	—	$—	$1,981,480	$—	$—	$1,981,556
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)
	Common Stock		Preferred Stock		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount
BALANCE, DECEMBER 31, 2023 (SUCCESSOR)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Successor common stock	76,155,520	76	—	—	1,981,480	—	—	1,981,556
Net loss	—	—	—	—	—	(730,864)	—	(730,864)
Other comprehensive loss	—	—	—	—	—	—	(3,007)	(3,007)
Compensation related to share-based awards	—	—	—	—	3,286	—	—	3,286
Other	55,809	—	—	—	1,367	—	—	1,367
BALANCE, DECEMBER 31, 2024 (SUCCESSOR)	76,211,329	$76	—	$—	$1,986,133	$(730,864)	$(3,007)	$1,252,338
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
OPERATING ACTIVITIES:
Net (loss) income	$(730,864)	$6,373,318	$(2,449,807)	$(2,923,105)
Adjustments to reconcile Net (loss) income to Net cash provided by (used in) operating activities:
Depreciation and amortization	219,758	92,556	306,448	391,629
Inventory step-up	612,871	—	—	—
Share-based compensation	3,286	—	11,240	17,314
Amortization of debt issuance costs and discount	5,623	—	—	9,406
Deferred income taxes	(232,783)	9,345	4,702	(7,303)
Change in fair value of contingent consideration	2,407	284	1,972	408
Acquired in-process research and development charges	1,750	750	—	68,700
Asset impairment charges	243,635	2,103	503	2,142,746
Non-cash impacts of the reorganization, inclusive of certain reorganization-related income tax expenses	—	(6,471,963)	905,868	89,197
Gain on sale of business and other assets	(6,630)	(115)	(10,392)	(26,183)
Other	6,569	1,577	(222)	2,776
Changes in assets and liabilities which (used) provided cash:
Accounts receivable	(17,022)	(19,173)	106,506	105,912
Inventories	(5,530)	(11,660)	22,195	(4,359)
Prepaid and other assets	29,733	4,565	38,006	80,350
Accounts payable, accrued expenses and other liabilities	(36,210)	(27,762)	1,500,094	321,055
Income taxes payable/receivable, net	16,826	3,687	(2,015)	650
Liabilities subject to compromise, excluding financing activities	—	(702,153)	—	—
Net cash provided by (used in) operating activities	$113,419	$(744,641)	$435,098	$269,193
INVESTING ACTIVITIES:
Capital expenditures, excluding capitalized interest	(36,993)	(19,751)	(94,325)	(99,722)
Capitalized interest payments	—	—	—	(3,140)
Proceeds from the U.S. Government Agreement	12,195	7,728	39,397	18,635
See accompanying Notes to Consolidated Financial Statements.

	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Acquisitions, including in-process research and development, net of cash and restricted cash acquired	(1,750)	(750)	—	(90,320)
Proceeds from sale of business and other assets	5,674	2,188	5,134	41,400
Net cash used in investing activities	$(20,874)	$(10,585)	$(49,794)	$(133,147)
FINANCING ACTIVITIES:
Proceeds from issuance of notes	—	1,000,000	—	—
Proceeds from issuance of term loans	—	1,500,000	—	—
Payments for settlement of first lien claims	—	(2,591,609)	—	—
Repayments of term loans	(3,750)	—	—	(180,342)
Proceeds from draw of revolving debt	—	—	—	(10,000)
Adequate protection payments	—	(192,341)	(592,759)	—
Repayments of other indebtedness	(4,761)	(2,381)	(6,733)	(313,109)
Payments for debt issuance and extinguishment costs	—	(58,485)	—	(6,062)
Payments for contingent consideration	(4,409)	(2,134)	(5,136)	—
Proceeds from issuance of common stock	—	500,321	—	(2,462)
Payments for backstop commitment premium	—	(25,540)	—	—
Payments for equity issuance	—	(4,223)	—	—
Proceeds from exercise of options	—	—	—	(1,898)
Net cash (used in) provided by financing activities	$(12,920)	$123,608	$(604,628)	$(513,873)
Effect of foreign exchange rate	(200)	(1,998)	704	(4,242)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS	$79,425	$(633,616)	$(218,620)	$(382,069)
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, BEGINNING OF PERIOD	397,005	1,030,621	1,249,241	1,631,310
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, END OF PERIOD	$476,430	$397,005	$1,030,621	$1,249,241
SUPPLEMENTAL INFORMATION:
Cash paid for interest, excluding capitalized interest and adequate protection payments	$141,875	$—	$—	$289,664
Cash paid for income taxes, gross	$84,915	$2,406	$10,465	$14,101
Cash refunds from income taxes, gross	$—	$—	$1,776	$3,092
See accompanying Notes to Consolidated Financial Statements.

ENDO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF BUSINESS
Background and Basis of Presentation
Unless otherwise indicated or required by the context, references throughout to “Endo,” the “Company,” the “Successor,” “we,” “our” or “us” refer to Endo, Inc. and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Effective Date. References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, refer to the predecessor entity to Endo, Inc. for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Effective Date. The accompanying Consolidated Financial Statements of Endo, Inc. and its subsidiaries, as well as Endo International plc and its subsidiaries, have been prepared in accordance with U.S. GAAP.
Historically, our business has been operated by Endo International plc, together with its subsidiaries. On August 16, 2022 (the Petition Date), Endo International plc, together with certain of its direct and indirect subsidiaries (the Debtors), filed voluntary petitions for relief under the Bankruptcy Code. The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) to jointly administer their chapter 11 cases (the Chapter 11 Cases) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Endo International plc, et al. On December 19, 2023, the Debtors filed a proposed chapter 11 plan of reorganization (as amended, including on January 5, 2024, January 9, 2024 and March 18, 2024, and including any exhibits and supplements filed with respect thereto, the Plan or Plan of Reorganization) and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness (the Effective Date) on April 23, 2024. Pursuant to the Plan and the PSA, Endo, Inc. acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan. Refer to Note 2. Effectiveness of the Plan of Reorganization for additional information about the effects of the Plan.
Endo, Inc. was incorporated as a Delaware corporation on December 5, 2023 for the express purpose of completing the transactions contemplated in the Plan and PSA, which was entered into among Endo, Inc., certain other applicable purchaser entities, certain Debtors and certain non-debtor affiliates. From its formation on December 5, 2023 through the Effective Date, Endo, Inc. had no operations or business transactions or activities other than those taken in furtherance of the transactions contemplated by the Plan including in connection with the incurrence of the Exit Financing Debt (as defined below) and those incidental to the preparation of its registration statement. Accordingly, all incidental charges have been capitalized in Endo, Inc.’s Consolidated Balance Sheet as incurred, primarily concentrated in the lead up to, or on, the Effective Date and, where applicable, reflected as Reorganization Adjustments (as defined below) in the application of fresh start accounting. Immediately prior to the consummation of the Plan, Endo, Inc. had approximately $8 million of assets and liabilities in connection with Exit Financing Debt activities. Endo, Inc. had no other assets, liabilities or operating costs prior to the consummation of the Plan.
In accordance with ASC 852, Endo, Inc. has become the Successor reporting entity. As the application of fresh start accounting resulted in a new basis of accounting, our financial statements and notes for the Successor are not comparable to the historical financial statements and notes of Endo International plc.
NOTE 2.   EFFECTIVENESS OF THE PLAN OF REORGANIZATION
Beginning on the Petition Date, the Debtors filed voluntary petitions for relief under the Bankruptcy Code. Certain additional then-newly formed Debtors filed petitions for relief under the Bankruptcy Code on May 25, 2023 and May 31, 2023. Certain entities consolidated by Endo International plc and included in these Consolidated Financial Statements were not party to the Chapter 11 Cases. These entities are collectively referred to herein as the Non-Debtor Affiliates. On and after the Petition Date, the Debtors operated their businesses and managed their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
On the Petition Date, the Debtors entered into a Restructuring Support Agreement (as amended, the RSA) with an ad hoc group of certain creditors holding in excess of 50% of the aggregate outstanding principal amount of Endo International plc’s first lien secured indebtedness (the Ad Hoc First Lien Group). Following extensive negotiations with their key stakeholders, including in connection with a mediation process authorized by the Bankruptcy Court, the Debtors filed the Plan. The Plan incorporates settlements reached with, among others, the two official committees that were appointed in the Chapter 11 Cases, the future claimants’ representative, the ad hoc groups of first lien claimants and unsecured note holders, all forty-five states who had not previously settled with the Debtors and several U.S. territories, representatives of thirteen Canadian provinces and territories and an ad hoc group of public school districts. These settlements are discussed in more detail in the annual financial statements of Endo International plc within the Company’s Prospectus, in connection with the Company’s Registration Statement and Note 17. Commitments and Contingencies. In addition to the other settlements reached with various stakeholders during the Chapter 11 Cases, the Plan also incorporates the U.S. Government Economic Settlement (as defined below) and sets forth a post-reorganization governance structure and includes releases for the Debtors and certain other parties.
The resolution reached with the Ad Hoc First Lien Group and the DOJ with respect to claims filed in the Chapter 11 Cases by the United States of America, acting through the United States Attorney’s Office for the Southern District of New York, for and on behalf of: (i) the United States Department of Justice Civil Division’s Consumer Protection Branch; (ii) the United States Attorney’s Office for the Southern District of Florida (S.D. Florida); (iii) the United States Department of Justice Civil Division’s Fraud Section, acting on behalf of the Office of Inspector General of the Department of Health and Human Services, the Defense Health Agency, as administrator of the TRICARE program, the Office of Personnel Management, as administrator of the Federal Employees Health Benefits program, and the Department of Veteran Affairs (VA); (iv) the IRS; (v) HHS, CMS and Indian Health Service; and (vi) the VA (collectively, the U.S. Government), including criminal, civil and tax-related claims provided for payment by Endo International plc of $364.9 million over 10 years, or $200 million if the obligation is paid in full on the Effective Date of the Plan, plus contingent consideration of $25 million in each of 2024 through 2028 (up to $100 million in aggregate) if our Earnings Before Interest, Taxes Depreciation and Amortization (EBITDA) sufficiently exceeds defined baselines (U.S. Government Economic Settlement). Refer below for further discussion of the payments made on the Effective Date.
Under the Plan, the Debtors’ first lien creditors received 96.3% of equity in Endo, Inc. (subject to dilution) and an opportunity to participate in a $340 million rights offering (First Lien Rights Offering). The second lien creditors and unsecured noteholders received the remaining 3.7% of the equity (also subject to dilution) and the amount of Escrowed Equity as determined by the “Net Debt Equity Split Adjustment” as set forth in the Plan. Second lien creditors and unsecured noteholders also received $23.3 million in cash, certain proceeds of litigation claims and insurance rights, and the opportunity to participate in a $160 million rights offering (GUC Rights Offering) which was subscribed in July 2023. Holders of allowed other general unsecured claims received approximately $2 million in cash and a small percentage of the proceeds of trust litigation claims and insurance rights, subject to certain qualifications. Opioid claimants received distributions from certain trusts and sub-trusts as detailed further below.
To facilitate the First Lien Rights Offering, certain first lien claim holders (the First Lien Backstop Parties), entered into an agreement to purchase the shares not purchased by the non-First Lien Backstop Parties in the First Lien Rights Offering (the First Lien BCA). In exchange for providing the backstop commitments, Endo, Inc. agreed to issue 0.8 million shares of common stock and Endo International plc agreed to pay certain First Lien Backstop Parties a cash amount not to exceed approximately $25.5 million as an “Additional Premium” in exchange for their commitments (First Lien Backstop Premium). To facilitate the GUC Rights Offering, certain first lien claim holders (GUC Backstop Parties) entered into an agreement to purchase any unsubscribed shares in the GUC Rights Offering (GUC BCA). In exchange for providing the backstop commitments, Endo, Inc. agreed to issue a certain number of shares of common stock (GUC Backstop Premium).

To protect Endo International plc’s Irish entities and assets from the risk of value-destructive litigation and enforcement efforts not enjoined by the Plan, the Debtors also executed an Irish scheme of arrangement in parallel with the Plan to implement certain terms of the Plan as a matter of Irish law. The scheme of arrangement was widely approved by creditors and sanctioned by the High Court of Ireland on April 18, 2024. The final order approving the scheme was filed on April 19, 2024. In connection with approval of the scheme, on the Effective Date, all claims against the Debtors covered by the scheme were completely released and discharged as a matter of Irish law.
On January 12, 2024, the Bankruptcy Court entered an order conditionally approving the disclosure statement which authorized Endo International plc to solicit votes on the Plan. The Bankruptcy Court also scheduled a combined hearing for: (i) final approval of the disclosure statement as containing “adequate information” as required by the Bankruptcy Code; and (ii) confirmation of the Plan for March 19, 2024. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness on the Effective Date.
On or following the Effective Date and pursuant to the terms of the Plan, the following occurred or became effective:
•
Endo, Inc. appointed six new members to its board of directors to replace all of the directors of Endo International plc, other than the director also serving as the President and Chief Executive Officer, who was re-appointed pursuant to the Plan;

•
All equity interests of Endo International plc that were outstanding immediately prior to the Effective Date were terminated and cancelled;

•
Endo, Inc.’s authorized capital stock now consists of 1 billion shares of common stock, par value $0.001 per share, and 25 million shares of preferred stock, par value $0.001 per share;

•
Shares of Endo, Inc. common stock issued in reliance upon section 1145 of the Bankruptcy Code (except with respect to any entity that is an underwriter) are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration for the offer or sale of securities and (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of Endo, Inc. or any of its subsidiaries; (2) has not been such an “affiliate” within 90 days of such transfer; and (3) is not an entity that is an underwriter;

•
The shares of Endo, Inc. common stock issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder, are “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only in a transaction registered, or exempt from registration, under the Securities Act and other applicable law. In that regard, each of the recipients of such shares of common stock issued pursuant to the Plan made customary representations, including that each was an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act);

•
Endo, Inc. issued approximately 33.0 million shares of common stock, in transactions exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (Unrestricted Shares), as further described above, to holders of first lien claims and holders of second lien deficiency claims and unsecured notes claims in exchange for the satisfaction of their claims;

•
Endo, Inc. issued approximately 0.2 million of Unrestricted Shares deposited in escrow with a third-party escrow agent (Escrowed Equity) with such Escrowed Equity to be distributed to holders of second lien deficiency claims and unsecured notes claims in accordance with the “Net Debt Equity Split Adjustment” defined under the Plan, which is excluded for purposes of calculating basic net income (loss) per share in the Consolidated Statements of Operations for the Successor year ended December 31, 2024;

•
Endo, Inc. issued approximately 25.8 million of Unrestricted Shares to first lien creditors who participated in the Endo, Inc. First Lien Rights Offering;

•
Endo, Inc. issued approximately 3.6 million shares, of which approximately 2.8 million were Unrestricted Shares and approximately 0.8 million were issued in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D or Regulation S thereunder (Restricted Shares), as further described above, to First Lien Backstop Parties and Endo International plc paid approximately $25.5 million in satisfaction of the First Lien Backstop Premium owed pursuant to the First Lien BCA;

•
Endo, Inc. issued less than 0.1 million of Restricted Shares to holders of claims that participated in the GUC Rights Offering;

•
Endo, Inc. issued approximately 13.7 million shares, including approximately 12.5 million Restricted Shares to GUC Backstop Parties in connection with the GUC Rights Offering and approximately 1.2 million Unrestricted Shares in satisfaction of the GUC Backstop Premium owed pursuant to the GUC BCA;

•
Endo, Inc., through its wholly-owned subsidiary Endo Finance Holdings, Inc. incurred funded indebtedness, collectively Exit Financing Debt, of: (i) a $400 million senior secured five-year superpriority revolving credit facility (New Revolving Credit Facility); (ii) a $1,500 million senior secured seven-year term loan facility (New Term Facility); and (iii) senior secured notes in the aggregate principal amount of $1,000 million, due in 2031 (New Senior Secured Notes);

•
The Debtors established and funded various trusts and sub-trusts for the benefit of specified claimants in exchange for the resolution of specified claims against the Debtors, as further described in the Plan and in the applicable settlement and trust agreements and Note 17. Commitments and Contingencies. Where a settlement or trust agreement provided for an option to prepay the settlement consideration at a discounted amount on the Effective Date, such trusts were fully funded on the Effective Date in an aggregate amount equal to approximately $445.5 million;

•
The Debtors paid approximately $200.0 million in connection with the U.S. Government Economic Settlement;

•
Endo, Inc. received cash of approximately $340.0 million and approximately $160.0 million from the First Lien Rights Offering and GUC Rights Offering, respectively, less certain issuance costs;

•
The net proceeds received from the Exit Financing Debt of approximately $2,485.0 million was paid to holders of first lien claims;

•
Cash in excess of $200 million (as defined in the Plan as Exit Cash), of approximately $141.9 million was paid to the holders of first lien claims; and

•
Intercompany interests among Endo International plc and its direct and indirect subsidiaries were either transferred, directly or indirectly, to the applicable purchaser entities, reinstated or deemed automatically cancelled. Subordinated, Recharacterized or Disallowed Claims (each as defined in the Plan) were cancelled and did not receive any distribution under the Plan. Existing equity interests in subsidiaries and affiliates of the Debtors were cancelled.

Remaining Debtors.   Prior to the Effective Date, in accordance with the Plan, Endo, Inc. designated assets and liabilities as “excluded assets” and “excluded liabilities,” respectively. Such excluded assets and excluded liabilities remained in the possession of the entities that were not purchased by or transferred to Endo, Inc. (Remaining Debtors). Refer to Note 3. Fresh Start Accounting for additional information about the assets and liabilities that were excluded from the purchase and therefore remained in possession of the Remaining Debtors. The Plan with respect to the Remaining Debtors following the Effective Date is being implemented by a plan administrator pursuant to a plan administrator agreement. On the Effective Date, an initial $39 million was funded by the Debtors, of which $38 million was funded pursuant to the plan administrator agreement. This amount has been, and may be adjusted as agreed to between the plan administrator and Endo, Inc. Any amounts required beyond the initial amount will be funded by Endo, Inc. and any residual amounts that may remain shall be subject to a reversionary interest to Endo, Inc. While it is reasonably possible that the Company will become obligated to fund additional amounts, as of December 31, 2024, the Company has no accrual for loss contingencies related to the wind down of the Remaining Debtors.

2024 Stock Incentive Plan.   As contemplated by the Plan, after the Effective Date, Endo, Inc. adopted a long-term incentive plan and authorized and reserved 3.6 million shares for issuance pursuant to equity incentive awards to be granted under such plan. Refer to Note 20. Share-based Compensation for additional information about the 2024 Stock Incentive Plan (the Stock Incentive Plan).
Sources of Cash for Plan Distribution.   On the Effective Date, the Debtors (or Endo, Inc.) used cash on hand (including certain restricted cash), proceeds from the GUC Rights Offering and the First Lien Rights Offering and proceeds from the Exit Financing Debt to, among other things to: (i) make settlement payments under the Plan to the various trust beneficiaries and the U.S. federal government; (ii) make distributions of cash to holders of first lien claims; and (iii) pay certain professional fees. A portion of the proceeds of the First Lien Rights Offering and GUC Rights Offering was retained by Endo, Inc. and will be used for general corporate purposes, referred to elsewhere as Exit Cash.
Reorganization Items, Net
In accordance with ASC 852, certain expenses, gains and losses resulting from and recognized during the Debtors’ bankruptcy proceedings were recorded in Reorganization items, net in the Predecessor Consolidated Statements of Operations. The following table sets forth information about the amounts presented as Reorganization items, net in the Predecessor Consolidated Statements of Operations (in thousands):
	Predecessor
	Period From January 1, 2024 through April 23, 2024	2023	2022
Professional fees	$68,163	$264,093	$113,781
Debt valuation adjustments(1)	192,342	905,868	89,197
Reorganization Adjustments	(5,996,096)	—	—
Fresh Start Adjustments	(389,508)	—	—
Total	$(6,125,099)	$1,169,961	$202,978

(1)
For the period January 1, 2024 through April 23, 2024, adequate protection payments were $192.3 million and recognized as a reduction to the carrying amount of the respective Predecessor First Lien Debt Instruments. Concurrently, as a result of adjusting to the estimated allowed claim amount for the corresponding debt instruments, a charge was recognized within Reorganization items, net. For the year ended December 31, 2023, adequate protection payments were $592.8 million. In December 2023, the Plan and related disclosure statement were filed with the Bankruptcy Court, which included for the first time, among other things, the estimated allowed claims with respect to outstanding debt obligations. As a result, the unsecured and potentially undersecured debt obligations as of December 31, 2023 were adjusted to equal the expected amount of the allowed claim as detailed in the Plan, resulting in an adjustment of approximately $905.9 million to Liabilities subject to compromise and a corresponding expense recognized within Reorganization items, net in the Consolidated Statements of Operations.

During the period January 1, 2024 through April 23, 2024 and in 2023 and 2022, the Predecessor operating cash flows included net cash outflows of $848.2 million, $261.3 million and $53.7 million, respectively, related to certain amounts classified as Reorganization items, net. During the period January 1, 2024 through April 23, 2024, operating cash outflows primarily related to, among other things, settlement payments under the Plan to the various trust beneficiaries and U.S. Government, plan administrator funding, described in more detail above, as well as payments for professional fees made prior to or on the Effective Date. Also funded, but not reflected in the $848.2 million net cash outflow described above, were payments of $80.5 million placed into escrow prior to or on the Effective Date and reflected as Restricted cash and cash equivalents in the Successor Consolidated Balance Sheet until disbursed to third party vendors or returned to the Company. Following the Effective Date, the Successor operating cashflows included net cash outflows of approximately $79.1 million related to certain amounts classified as Reorganization items, net in the

Predecessor Consolidated Statements of Operations. At December 31, 2024, there are no remaining funds in escrow included in Restricted cash and cash equivalents. Refer to Note 3. Fresh Start Accounting for additional information about cash payments made pursuant to the Plan. During the years ended December 31, 2023 and 2022, operating cash outflows primarily consisted of payments for professional fees.
Refer also to Note 16. Debt for information about the non-cash debt valuation adjustments reflected in Reorganization items, net, as well as how the bankruptcy proceedings and certain related developments have affected our debt service payments and how such payments are being reflected in the Consolidated Financial Statements.
Liabilities Subject to Compromise
Since the Petition Date, Endo International plc operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with provisions of the Bankruptcy Code. In accordance with ASC 852, on the Predecessor Consolidated Balance Sheets prior to the Effective Date, the caption “Liabilities subject to compromise” reflects the expected allowed amount of the prepetition claims that were not fully secured and that have at least a possibility of not being repaid at the full claim amount. Endo International plc considered the chapter 11 motions approved by the Bankruptcy Court with respect to the amount and classification of its prepetition liabilities, as applicable. Endo International plc evaluated and adjusted the amount of classification of its prepetition liabilities through the Effective Date, as applicable.
NOTE 3.   FRESH START ACCOUNTING
Pursuant to the Plan, on the Effective Date, Endo, Inc. purchased substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. In accordance with ASC 852, fresh start accounting was applied on the Effective Date because (i) the holders of existing Endo International plc voting shares received less than 50% of the voting shares of Endo, Inc., and (ii) the reorganization value of assets, which approximated $5.0 billion, immediately prior to the confirmation of the Plan was less than the corresponding total of all post-petition liabilities and allowed claims, which approximated $11.8 billion. Applying fresh start accounting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. Accordingly, our financial statements and notes of the Successor are not comparable to the Predecessor financial statements and notes on and prior to the Effective Date.
The application of fresh start accounting required the reorganization value be assigned to Endo, Inc.’s identifiable tangible and intangible assets and liabilities (except for deferred income taxes) based on each of their estimated fair values, as determined in conformity with ASC Topic 805, Business Combinations (ASC 805). The amount of deferred taxes was determined in accordance with ASC Topic 740, Income Taxes (ASC 740) and ASC 852.
Fresh start accounting requires that the reorganization value be assigned to Endo, Inc.’s identified tangible and intangible assets based on their respective fair values, with any excess recorded as goodwill, if applicable; post-petition liabilities have generally been assumed by Endo, Inc. at their historical carrying values; Exit Financing Debt liabilities are measured and recorded by Endo, Inc. at their fair values; and historical accumulated deficit and accumulated other comprehensive loss of Endo International plc is reset to zero by Endo, Inc. As applicable, Endo International plc’s liabilities subject to compromise and certain other liabilities were satisfied in accordance with the Plan’s terms. The Effective Date fair values of our assets and liabilities differed materially from their recorded values as reflected on the historic balance sheets of Endo International plc.
Reorganization Value
Reorganization value represents the fair value of Endo, Inc.’s total assets and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. Reorganization value was derived from an estimate of the enterprise value of Endo, Inc., which represents the estimated fair value of Endo, Inc.’s long-term debt and equity, excluding non-operating assets. The Plan and disclosure statement approved by the Bankruptcy Court did not include an enterprise value or reorganization value.

With the assistance of a third-party valuation firm, we estimated the enterprise value to be approximately $4.5 billion on the Effective Date. Enterprise value was estimated using an income approach that utilized a discounted cash flow (DCF) model. The net cash flows were discounted using an after-tax weighted average cost of capital (WACC), methodology reflecting a rate of return that would be expected by a market participant. The WACC also takes into consideration a company specific risk premium reflecting the risk associated with the financial projections used to estimate future cash flows. The present value of future expected net cash flows projected through 2046 is calculated using a discount rate of approximately 16.6%. The enterprise value and corresponding equity value are dependent upon achieving future financial results set forth in our valuations, as well as the realization of certain other assumptions. All estimates, assumptions, valuations and financial projections, including fair value adjustments, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, the estimates, assumptions, valuations or financial projections may not be realized and actual results could vary materially.
The following table reconciles the enterprise value to the reorganization value as of the Effective Date (in thousands):
April 23, 2024
Enterprise value	$4,456,000
Plus: Other non-operating assets	20,450
Plus: Fair value of non-debt current liabilities excluding Escrowed Equity	504,344
Plus: Fair value of non-debt, non-current liabilities excluding long-term acquisition- related contingent consideration	155,073
Less: Debt issuance costs attributable to the New Term Facility and New Senior Secured Notes	(48,469)
Reorganization value of Endo, Inc.’s assets to be allocated	$5,087,398
The following table reconciles the enterprise value to the implied value of Endo, Inc.’s common stock as of the Effective Date (in thousands):
April 23, 2024
Enterprise value	$4,456,000
Less: Exit Financing Debt	(2,485,000)
Less: Unsecured creditors committee Escrowed Equity	(6,382)
Less: Long-term acquisition-related contingent consideration	(3,512)
Plus: Other non-operating assets	20,450
Implied value of Endo, Inc.’s common stock	$1,981,556
Valuation Process
With the assistance of third-party valuation experts, we conducted an analysis of the Condensed Consolidated Balance Sheet to determine if any of the net assets would require a fair value adjustment as of the Effective Date. The results of our analysis indicated that the principal assets requiring fair value adjustments on the Effective Date include inventory, property plant and equipment, identified intangible assets and leased assets. Further detail regarding the valuation process is described below.
Inventory
The fair value of inventory was determined using both the bottom-up and top-down approach. The bottom-up approach considers the inventory value that had been created by the seller including costs incurred, profit realized and tangible and intangible assets used. The top-down approach measures the incremental inventory value created by the market participant buyer as part of its selling effort. It begins with the estimated selling price and is adjusted for the costs to complete the production process (for work-in-process), including consideration of the tangible and intangible assets that will be used by Endo, Inc. as well as costs associated with the selling efforts and consideration of a normal profit margin.
Property, Plant and Equipment
Personal property consisted of computer hardware, computer software, furniture and fixtures, leasehold improvements, machinery and equipment, office equipment and vehicles. The cost approach was primarily utilized for personal property. This approach considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, and functional and economic obsolescence. Physical deterioration is an adjustment made in the cost approach to reflect the real operating age of an asset with regard to wear and tear, decay and deterioration that is not prevented by maintenance. Functional obsolescence is the loss in value or usefulness of an asset caused by inefficiencies or inadequacies, as compared to a more efficient or less costly replacement asset or newer technology. Economic obsolescence is the loss in value or usefulness of an asset due to factors external to the asset, such as the economics of the industry, reduced demand, increased competition or similar factors.
The valuation of owned land improvements, building and building improvements was performed using either the direct or indirect cost approach. The owned land was valued using the sales comparison approach.
Intangible Assets
The fair value of marketed products, licenses and in-process research and development (IPR&D) intangible assets were determined using the income approach. The discounted cash flow models reflect our estimates of future cash flows and other factors including estimates of: (i) future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates and the probability of achieving the estimated cash flows, and (ii) future economic conditions. The cash flows were discounted commensurate with the level of risk associated with each asset or its projected cash flows. The valuation used discount rates ranging from approximately 12.3% to 30.8%, depending on the asset. The IPR&D discount rates and underlying cash flows reflect the uncertainties relevant to development projects, including consideration of probability of technical and regulatory success based on the current stages of development, inherent uncertainty in the FDA approval process and risks associated with commercialization of a new product.
Lease Liabilities and Right of Use Assets
Finance and operating lease liabilities were estimated as the present value of the remaining lease payments. The Company estimated an incremental borrowing rate as of the Effective Date and used it as the discount rate in the analysis. Right of use asset values were estimated by adjusting the lease liability estimates of off-market value of leases. Off-market (or above/below market) value was estimated as the present value of the differential between contract rates and market rates of the remaining term of the lease.
Condensed Consolidated Balance Sheet on the Effective Date
The adjustments set forth in the following Condensed Consolidated Balance Sheet as of April 23, 2024 reflect the consummation of the transactions contemplated by the Plan and effectuated by the Debtors (Reorganization Adjustments) and the fair value adjustments as a result of the application of fresh start accounting (Fresh Start Adjustments). The explanatory notes provide additional information with regard to the adjustments recorded, the methods used to determine fair values and significant assumptions or inputs.
During the third quarter 2024, the Company made certain adjustments to the Fresh Start Adjustments impacting Inventories, net, Other assets, Other intangibles, net, Property, plant and equipment, net, and Deferred income tax assets and liabilities included in this footnote, which were immaterial to the previously issued financial statements.
Supplemental disclosures of non-cash financing activities that occurred pursuant to the Plan are primarily addressed in tick mark (16) below.

The following table reflects the reorganization and application of ASC 852 on our Condensed Consolidated Balance Sheet as of April 23, 2024 (in thousands):
	Predecessor	Reorganization Adjustments(1)	Fresh Start Adjustments	Successor
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$716,594	$(495,987)(2)	$—	$220,607
Restricted cash and cash equivalents	211,224	(34,827)(3)	—	176,397
Accounts receivable, net	400,519	—	—	400,519
Inventories, net	252,677	—	620,396(18)	873,073
Prepaid expenses and other current assets	105,858	(20,730)(4)	—	85,128
Income taxes receivable	7,305	(7,182)(5)	—	123
Total current assets	$1,694,177	$(558,726)	$620,396	$1,755,847
PROPERTY, PLANT AND EQUIPMENT, NET	472,290	—	75,820(19)	548,110
OPERATING LEASE ASSETS	20,476	—	897(20)	21,373
GOODWILL	1,352,011	—	(1,352,011)(21)	—
OTHER INTANGIBLES, NET	1,399,755	—	825,736(22)	2,225,491
DEFERRED INCOME TAXES	—	171,075(5)	(132,735)(23)	38,340
OTHER ASSETS	56,567	6,264(6)	435,406(24)	498,237
TOTAL ASSETS	$4,995,276	$(381,387)	$473,509	$5,087,398
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$506,979	$(4,258)(7)	$2,516(25)	$505,237
Current portion of legal settlement accrual	—	1,234(8)	—	1,234
Current portion of operating lease liabilities	1,036	3,518(9)	(298)(20)	4,256
Current portion of long-term debt	—	7,500(10)	—	7,500
Income taxes payable	3,393	(3,393)(5)	—	—
Total current liabilities	$511,408	$4,601	$2,218	$518,227
DEFERRED INCOME TAXES	25,558	(25,558)(5)	69,010(23)	69,010
LONG-TERM DEBT, LESS CURRENT PORTION, NET	—	2,429,031(11)	—	2,429,031
LONG-TERM LEGAL SETTLEMENT ACCRUAL, LESS CURRENT PORTION	—	5,624(12)	—	5,624
OPERATING LEASE LIABILITIES, LESS CURRENT PORTION	3,755	13,749(9)	(590)(20)	16,914
OTHER LIABILITIES	108,421	(38,915)(13)	(2,470)(25)	67,036
LIABILITIES SUBJECT TO COMPROMISE	11,125,054	(11,125,054)(14)	—	—
COMMITMENTS AND CONTINGENCIES (NOTE 17)
SHAREHOLDERS’ (DEFICIT) EQUITY:
Euro deferred shares (Predecessor)	43	(43)(15)	—	—
Ordinary shares (Predecessor)	24	(24)(15)	—	—
Common stock (Successor)	—	76(16)	—	76
Additional paid-in capital (Predecessor)	8,980,561	(8,980,561)(15)	—	—
Additional paid-in capital (Successor)	—	1,981,480(16)	—	1,981,480
(Accumulated deficit) retained earnings	(15,531,502)	15,354,207(17)	177,295(26)	—
Accumulated other comprehensive (loss) income	(228,046)	—	228,046(26)	—
Total shareholders’ (deficit) equity	$(6,778,920)	$8,355,135	$405,341	$1,981,556
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$4,995,276	$(381,387)	$473,509	$5,087,398

Reorganization Adjustments
(1)
Represents amounts recorded as of the Fresh Start Reporting Date for the implementation of the Plan, including among other items, settlement of the Predecessor’s liabilities subject to compromise, distributions of cash, execution of the Exit Financing Debt and the issuance of the Successor common stock.

(2)
Changes in cash and cash equivalents include the following (in thousands):

Proceeds from the issuance of Exit Financing Debt (see tick mark 14 below)	$2,485,000
Proceeds from the equity First Lien Rights Offering(a)	340,219
Proceeds from the GUC Rights Offering(a)	160,102
Transfers from restricted cash	135
Distribution of Exit Financing Debt proceeds to holders of first lien claims	(2,449,679)
Payments to fund trusts for settlement of claims	(441,377)
Payment of cash in excess of Exit Cash to holders of first lien claims	(141,930)
Payment for settlement of U.S. Government Economic Settlement	(200,075)
Payment of professional fees, including success fees	(53,389)
Payment of plan administration fees and expenses related to the wind-down of Remaining Debtors	(39,113)
Payment of First Lien Backstop Premium	(25,540)
Payment for cure and other amounts related to the assumption of executory contracts	(36,069)
Payment of debt issuance costs associated with Exit Financing Debt	(43,485)
Payment of other costs	(6,992)
Payment to fund other trusts at the Effective Date for settlement of claims classified as restricted cash due to certain reversionary interest rights	(1,400)
Payment of adequate protection to holders of first lien claims	(41,394)
Transfer of cash to restricted cash to fund escrow to pay non-retained professionals	(1,000)
Net change in cash and cash equivalents	$(495,987)

(a)
Excess proceeds of $0.3 million related to the Equity Rights Offering represents rounding of fractional shares issued.

(3)
Changes in restricted cash and cash equivalents include the following (in thousands):

Payment to fund other trusts at the Effective Date for settlement of claims classified as restricted cash due to certain reversionary interest rights	$1,400
Restricted cash of Qualified Settlement Funds, (QSFs) for mesh-related matters classified as liabilities subject to compromise to stay with Remaining Debtors	(37,092)
Transfer of cash to restricted cash to fund escrow to pay non-retained professionals	1,000
Transfer of restricted cash to cash for release of utility deposit	(135)
Net change in restricted cash and cash equivalents	$(34,827)

(4)
Changes in prepaid expenses and other current assets include the following (in thousands):

Reclassification of prepaid debt issuance costs to capitalized debt issuance costs	$(20,977)
Capitalization of debt issuance costs classified as short-term related to the New Revolving Credit Facility	1,566
Transfer of recovery insurance asset to fund GUC Trust	(1,319)
Net change in prepaid expenses and other current assets	$(20,730)

(5)
Reflects the change in deferred tax assets and liabilities and elimination of a tax receivable as a result of implementation of the Plan. Refer to Note 22. Income Taxes for additional information about the deferred tax assets and liabilities of the Successor. Certain tax obligations were generated pursuant to the Plan and treated as an excluded liability, as further explained in the Plan and purchase and sale agreement. These liabilities will be settled by the plan administrator with wind-down funding provided pursuant to the Plan.

(6)
Reflects changes in other assets as a result of capitalized debt issuance costs classified as long-term related to the New Revolving Credit Facility.

(7)
Changes in accounts payable and accrued expenses include the following (in thousands):

Reinstatement of short-term finance lease liabilities	$5,337
Payment of other Plan related amounts	(13,710)
Payment of professional fees, including hold-backs	(19,664)
Reinstatement of short-term contingent consideration liabilities related to executory contracts	4,125
Reinstatement of certain contracts	1,173
Accrual of derivative classified liability related to the Escrowed Equity as a result of the implementation of the Plan	6,382
Accrual for future payment of excess cash to holders of first lien claims	12,099
Net change in accounts payable and accrued expenses	$(4,258)

(8)
Reflects the accrual for funding of certain trusts for settlements of claims expected to be paid within one year.

(9)
Reflects the reinstatement of operating lease liabilities.

(10)
Reflects the short-term obligations (undiscounted) related to the New Term Facility due over the twelve-month period from the Effective Date.

(11)
Reflects the proceeds from the issuance of the Exit Financing Debt net of original issuance discounts and capitalized debt issuance costs, as set forth below (in thousands). No borrowings were made under the New Revolving Credit Facility at the Effective Date.

Proceeds from issuance of the New Term Facility (net of stated 1% unamortized original issue discount)	$1,477,500
Proceeds from issuance of the New Senior Secured Notes	1,000,000
Capitalized debt issuance costs for the New Term Facility and New Senior Secured Notes	(48,469)
Net change in long-term debt	$2,429,031

(12)
Reflects the accrual for funding of certain trusts for settlements of claims expected to be funded beyond one year ($4.2 million) and liabilities related to the funding of other trusts at the Effective Date for the settlement of claims where Endo, Inc. has certain reversionary interest rights ($1.4 million).

(13)
Change in other liabilities include the following (in thousands):

Reinstatement of finance lease liabilities	$2,202
Settlement of tax liabilities in connection with resolution of the U.S. Government Economic Settlement	(46,707)
Reinstatement of long-term contingent consideration liabilities related to executory contracts	5,590
Net change in other liabilities	$(38,915)

(14)
Liabilities subject to compromise settled in accordance with the Plan and the resulting gain were determined as follows (in thousands):

Liabilities subject to compromise	$11,125,054
Distribution of Exit Financing Debt proceeds to holders of first lien claims	(2,449,679)
Issuance of Endo, Inc. common stock to creditors	(857,968)
Excess implied value of Endo, Inc. common stock ascribed to creditors participating in the First Lien Rights Offering and GUC Rights Offering(a)	(517,643)
Issuance of Endo, Inc. common stock for the First Lien and GUC BCA	(105,624)
Payment of cash in excess of Exit Cash to holders of first lien claims	(141,930)
Accrual for future payment of excess cash to holders of first lien claims	(12,100)
Payment of adequate protection to holders of first lien claims	(41,394)
Payment for settlement of U.S. Government Economic Settlement	(200,075)
Payments and other considerations to fund trusts for settlement of claims	(444,089)
Reinstatement of liabilities subject to compromise to accrued liabilities(b)	(35,693)
Payment of restricted cash of QSFs for mesh-related matters classified as liabilities subject to compromise	(37,092)
Payment for cure and other amounts related to the assumption of executory contracts	(23,591)
Accrual of derivative classified liability related to the Escrowed Equity as a result of the implementation of the Plan	(6,382)
Accrual for funding of certain trusts for settlement of claims	(5,458)
Gain on settlement of liabilities subject to compromise(c)	$6,246,336

(a)
Difference between implied value of Endo, Inc. common stock sold, amounting to approximately $1,018.0 million, and proceeds received under the terms of the First Lien Rights Offering and GUC Rights Offering, amounting to approximately $500.3 million.

(b)
Primarily includes lease liabilities, contingent obligations and certain tax liabilities.

(c)
See tick mark (17).

(15)
Reflects the cancellation of Endo International plc’s ordinary shares, Euro deferred shares and additional paid-in capital.

(16)
Reflects the issuance of 76.2 million shares of Endo, Inc. common stock at a par value of $0.001, and additional paid-in capital (in thousands):

Issuance of Endo, Inc. common stock, at par, to holders of first lien claims, second lien claims and unsecured notes claims	$33
Issuance of Endo, Inc. common stock, at par, in connection with the First Lien Rights Offering and GUC Rights Offering	39
Issuance of Endo, Inc. common stock, at par, for the First Lien and GUC Backstop Commitments	4
Net change in Endo, Inc. common stock	$76
Issuance of Endo, Inc. common stock to holders of claims	$857,935
Issuance of Endo, Inc. common stock in connection with the First Lien Rights Offering and GUC Rights Offering	1,017,925
Issuance of Endo, Inc. common stock for the First Lien and GUC Backstop Commitments	105,620
Net change in Endo, Inc. additional paid-in capital	$1,981,480

(17)
The decrease in accumulated deficit resulted from the items in the below table (in thousands):

Cancellation of Endo International plc ordinary shares and additional paid-in capital (direct charge to equity)	$8,980,628
Net deferred tax impacts and the elimination of a tax receivable on the effectiveness of the Plan	$192,844
Reorganization items, net:
Gain on settlement of liabilities subject to compromise(a)	$6,246,336
Gain on settlement of U.S. tax liabilities as part of the resolution of U.S. Government Claims	46,707
Payment of success fees	(46,113)
Payment of First Lien Backstop Premium	(25,540)
Payment of other costs	(2,775)
Payment for plan administration fees and expense related to the wind-down of remaining debtor entities (net of sales & use and franchise tax liabilities)	(37,880)
Total reorganization items, net	$6,180,735
Net change in accumulated deficit	$15,354,207

(a)
$184.6 million represents the reorganization items expense classified as discontinued operations related to the Company’s Astora business. Refer to Note 5. Discontinued Operations and Asset Sales for additional information.

Fresh Start Accounting Adjustments
Amounts presented for “Predecessor Historical Value” represents the carrying value of the asset/liability prior to the implementation of the Plan.
(18)
Reflects adjustments to inventory as its estimated fair value to the adoption of fresh start accounting. The following table summarizes the components of current inventory (in thousands):

	Successor Fair Value	Predecessor Historical Value
Raw materials	$100,082	$100,082
Work in process	143,906	40,185
Finished goods	629,085	112,410
Total current inventory	$873,073	$252,677

(19)
Reflects the fair value adjustment to property, plant and equipment, net due to the adoption of fresh start accounting. The following table summarizes the components of property, plant and equipment, net (in thousands):

	Successor Fair Value	Predecessor Historical Value
Land and buildings	$141,460	$245,428
Machinery and equipment	159,190	253,298
Leasehold improvements	18,524	41,286
Computer equipment and software	21,915	99,266
Furniture and fixtures	2,160	7,928
Assets under construction	204,861	204,622
Total property, plant and equipment, at cost	$548,110	$851,828
Less accumulated depreciation	—	(379,538)
Total property, plant and equipment, net	$548,110	$472,290

(20)
Reflects changes in the fair value of operating lease assets and liabilities due to the adoption of fresh start accounting.

(21)
Reflects the elimination of Predecessor goodwill due to the adoption of fresh start accounting. The

Successor’s reorganization value has been assigned to the estimated fair value of identifiable tangible and intangible assets with no excess recorded as goodwill.
(22)
Reflects the fair value adjustments to other intangibles, net due to the adoption of fresh start accounting. The following table summarizes the components of identified intangible assets (in thousands):

	Successor Fair Value	Predecessor Historical Value
In-process research and development	$298,334	$—
Marketed products(a)	1,857,400	6,355,961
Licenses	69,757	—
Total other intangibles, at cost	$2,225,491	$6,355,961
Less accumulated amortization	—	(4,956,206)
Total other intangibles, net	$2,225,491	$1,399,755

(a)
In the Predecessor period, Endo International plc identified the components of identified intangible assets as either developed technology or license rights. For comparability, the Company has recharacterized the prior period balances as marketed products. There were no capitalized intangibles in the Predecessor period classified as Licenses consistent with the policy applied by Endo, Inc. and discussed in more detail in Note 4. Summary of Significant Accounting Policies.

(23)
Reflects the adjustment to deferred tax assets and liabilities as a result of the adoption of fresh start accounting.

(24)
Reflects fair value adjustments to noncurrent inventory and equity method investments ($1.7 million increase) within other assets due to the adoption of fresh start accounting. The following table summarizes the components of noncurrent inventory (in thousands):

	Successor Fair Value	Predecessor Historical Value
Raw materials	$1,008	$1,008
Work in process	439,571	32,902
Finished goods	27,036	—
Total noncurrent inventory	$467,615	$33,910

(25)
Reflects, on a combined net basis between short term and long term liabilities, changes in the fair value of finance leases ($0.4 million decrease) and contingent consideration liabilities ($0.5 million increase) due to the adoption of fresh start accounting.

(26)
Reflects the cumulative impact of Fresh Start Adjustments discussed above and the elimination of Endo International plc accumulated other comprehensive loss. The following table summarizes the aforementioned activity (in thousands):

Inventory	$1,054,101
Other intangibles	825,736
Property, plant and equipment	75,820
Goodwill	(1,352,011)
Other assets fair value adjustments	2,598
Other liabilities fair value adjustments	842
Fresh start valuation gain	$607,086
Deferred income taxes	(201,745)
Elimination of Predecessor accumulated other comprehensive (loss)(a)	(228,046)
Net change in accumulated deficit	$177,295

(a)
$0.9 million represents the reorganization items expense as a result of the elimination of Predecessor other comprehensive loss classified as discontinued operations related to the Company’s Astora business. Refer to Note 5. Discontinued Operations and Asset Sales for additional information.

NOTE 4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Significant Accounting Policies
Predecessor/Successor Accounting Policies.   There were no significant policy changes as a result of the adoption of fresh start accounting. Unless otherwise noted, Endo, Inc. has adopted the existing policies of Endo International plc.
References in this section to “Endo,” the “Company,” “we,” or “our” policy therefore represent the accounting policy in place for all periods presented.
Consolidation and Basis of Presentation.   The Consolidated Financial Statements include the accounts of subsidiaries and affiliates over which control is maintained after the elimination of intercompany accounts and transactions.
Reclassifications.   Certain prior period amounts have been reclassified to conform to the current period presentation for comparability purposes. The reclassification adjustments primarily relate to, among others: (i) while maintaining the same segment profitability measure as the Predecessor, the Company has updated the categories presented to reconcile to segment adjusted income from continuing operations in Note 7. Segment Results and aligned the 2023 and 2022 categories for comparability; and (ii) while maintaining the same historical balances of the Predecessor, the Company has updated the previously disclosed categories of intangible assets to align with Endo, Inc.’s naming convention in Note 3. Fresh Start Accounting and Note 12. Goodwill and Other Intangibles.
Bankruptcy Accounting.   Refer to Note 2. Effectiveness of the Plan of Reorganization for a discussion of accounting considerations during the Debtor’s bankruptcy proceedings.
Fresh Start Accounting.   Refer to Note 3. Fresh Start Accounting for a discussion of accounting considerations related to the adoption of Fresh Start Accounting.
Use of Estimates.   The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts and disclosures in our Consolidated Financial Statements, including the Notes thereto, and elsewhere in this report. For example, we are required, or were required in the predecessor period, to make significant estimates and assumptions related to revenue recognition, including sales deductions, long-lived assets, goodwill, intangible assets, income taxes, contingencies, financial instruments, share-based compensation, estimated allowed claim amounts, liabilities subject to compromise and reorganization items, net, among others. Some of these estimates can be subjective and complex. Uncertainties related to the magnitude and duration of potential public health crises, like the COVID-19 pandemic, and epidemics, the extent to which it may impact our estimated future financial results, worldwide macroeconomic conditions including interest rates, employment rates, consumer spending and health insurance coverage, among others, have increased the complexity of developing these estimates, including the allowance for expected credit losses and the carrying amounts of long-lived assets and intangible assets. Additionally, we may sell or otherwise dispose of or liquidate assets or settle liabilities for amounts other than those reflected in the accompanying Consolidated Financial Statements. The possibility or occurrence of any such actions could materially impact the amounts and classifications of such assets and liabilities reported in our Consolidated Balance Sheets. Although we believe that our estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, our estimates and assumptions are based upon information available at the time they were made. Actual results may differ significantly from our estimates, including as a result of the uncertainties described in this report, those described in our other reports filed with the SEC or other uncertainties.
We regularly evaluate our estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic downturns, can increase the uncertainty already inherent in our estimates and assumptions. We also are subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our Consolidated Financial Statements on a prospective basis.
Customer, Product and Supplier Concentration.   We primarily sell our products to wholesalers, retail drug store chains, supermarket chains, mass merchandisers, distributors, mail order accounts, hospitals and/or government agencies. Our wholesalers and/or distributors purchase products from us and, in turn, supply products to retail drug store chains, independent pharmacies, hospitals, long-term care facilities, clinics, home infusion pharmacies, government facilities and MCOs. Net revenues from direct customers that accounted for 10% or more of our total consolidated net revenues are as follows:
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Cencora, Inc.(1)	31%	30%	29%	35%
McKesson Corporation	25%	26%	25%	26%
Cardinal Health, Inc.	14%	16%	17%	20%
CVS Health Corporation(1)	17%	16%	16%	4%

(1)
During the second quarter of 2022, CVS Health Corporation finalized the acquisition of US Bioservices from Cencora, Inc. (known as AmerisourceBergen Corporation at the time).

Net revenues from these customers are generally included within each of our segments.
XIAFLEX® accounted for 31%, 26%, 24% and 19% of net revenues for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively. Varenicline tablets accounted for 13% of net revenues for the year ended December 31, 2022 (Predecessor). VASOSTRICT® accounted for 11% of net revenues for the year ended December 31, 2022 (Predecessor). No other products accounted for 10% or more of net revenues during any of the years/periods presented in this report.
We have agreements with certain third parties for the manufacture, supply and processing of certain of our existing pharmaceutical products. See Note 17. Commitments and Contingencies for information on any material manufacturing, supply and other service agreements.
We are subject to risks and uncertainties associated with these concentrations that could have a material adverse effect on our business, financial condition, results of operations and cash flows in future periods, including in the near term.
Revenue Recognition and Sales Deductions.   With respect to contracts with commercial substance that establish payment terms and each party’s rights regarding goods or services to be transferred, we recognize revenue when (or as) we satisfy our performance obligations for such contracts by transferring control of the underlying promised goods or services to our customers, to the extent collection of substantially all of the related consideration is probable. The amount of revenue we recognize reflects our estimate of the consideration we expect to be entitled to receive, subject to certain constraints, in exchange for such goods or services. This amount is referred to as the transaction price.
Our revenue consists almost entirely of sales of our products to customers, whereby we ship products to a customer pursuant to a purchase order. For contracts such as these, revenue is recognized when our contractual performance obligations have been fulfilled and control has been transferred to the customer pursuant to the contract’s terms, which is generally upon delivery to the customer. The amount of revenue we recognize is equal to the fixed amount of the transaction price, adjusted for our estimates of a number of significant variable components including, but not limited to, estimates for chargebacks, rebates, sales incentives and allowances, DSAs and other fees for services, returns and allowances (collectively “sales deductions”).

The Company utilizes the expected value method when estimating the amount of variable consideration to include in the transaction price with respect to each of the foregoing variable components and the most likely amount method when estimating the amount of variable consideration to include in the transaction price with respect to future potential milestone payments that do not qualify for the sales- and usage-based royalty exception. Variable consideration is included in the transaction price only to the extent it is probable that a significant revenue reversal will not occur when the uncertainty associated with the variable consideration is resolved. Payment terms for these types of contracts generally fall within 30 to 120 days of invoicing.
At December 31, 2024 and December 31, 2023, reserves for sales deductions totaled $417.9 million and $434.0 million, respectively. Reserves for sales deductions relate primarily to estimates of unsettled obligations for returns and allowances, rebates and chargebacks. The most significant sales deduction reserves relate to returns, wholesaler chargebacks and rebates for the Sterile Injectables and Generic Pharmaceuticals segments. These estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.
Returns and Allowances — Consistent with industry practice, we maintain a return policy that generally allows customers to receive credit for expired products six months prior to expiration and between six months and one year after expiration.
Rebates — Our provision for rebates, sales incentives and other allowances can generally be categorized into the following four types:
•
direct rebates;

•
indirect rebates;

•
governmental rebates, including those for Medicaid, Medicare Part B and Part D, and TRICARE, among others; and

•
managed-care rebates.

We establish contracts with wholesalers, chain stores and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described above. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler or distributor under a contract with us.
We are subject to rebates on sales made under governmental and managed-care pricing programs based on relevant statutes with respect to governmental pricing programs and contractual sales terms with respect to managed-care providers and GPOs. For example, for qualifying sales made through December 31, 2024 we were required to provide a discount on certain of our products to patients who fell within the Medicare Part D coverage gap, also referred to as the donut hole. The Medicare Part D coverage gap program sunset on December 31, 2024 and was replaced by the Manufacturer Discount Program, effective January 1, 2025, which extends discounts beyond the coverage gap. Under the Manufacturer Discount Program, coverage begins after a covered individual meets their Medicare Part D deductible, and imposes a $2,000 annual cap on covered drugs.
We participate in various federal and state government-managed programs whereby discounts and rebates are provided to participating government entities. For example, Medicaid rebates are amounts owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant.
Chargebacks — We market and sell products to both: (i) direct customers including wholesalers, distributors, warehousing pharmacy chains and other direct purchasing entities and (ii) indirect customers including independent pharmacies, non-warehousing chains, MCOs, GPOs, hospitals and other healthcare institutions and government entities. We enter into agreements with certain of our indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, we may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, we provide credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. Such credit is called a chargeback.
Contract Assets and Contract Liabilities.   Contract assets represent our right to consideration in exchange for goods or services that we have transferred when that right is conditioned on something other than the passage of time. We record income and a corresponding contract asset when we fulfill a contractual performance obligation, but must also fulfill one or more additional performance obligations before being entitled to payment. Once our right to consideration becomes unconditional, the contract asset amount is reclassified as Accounts receivable.
Contract liabilities represent our obligation to transfer goods or services to a customer. We record a contract liability generally upon receipt of consideration in advance of fulfilling one or more of our contractual performance obligations. Upon completing each performance obligation, the corresponding contract liability amount is reversed and income is recognized.
Contract assets and liabilities related to rights and obligations arising from a single contract, or a series of contracts combined and accounted for as a single contract, are generally presented on a net basis. Contract assets and liabilities are further described in Note 14. Contract Assets and Liabilities.
Acquisitions.   We evaluate acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.
For asset acquisitions, a cost accumulation model is used to determine the cost of an asset acquisition. Direct transaction costs are recognized as part of the cost of an asset acquisition. We also evaluate which elements of a transaction should be accounted for as a part of an asset acquisition and which should be accounted for separately. The cost of an asset acquisition, including transaction costs, is allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. Goodwill is not recognized in an asset acquisition. Any difference between the cost of an asset acquisition and the fair value of the net assets acquired is allocated to the non-monetary identifiable assets based on their relative fair values.
The accounting for costs associated with acquiring in-process research and development assets, including contractual upfront and milestone payments to third parties, is further discussed below.
R&D.   Expenditures for R&D are expensed as incurred and included as Research and development in the Consolidated Statements of Operations. Such expenses include, among other things, the costs of discovery research, preclinical development, early- and late-clinical development and drug formulation, clinical trials, materials and medical support of marketed products. R&D spending also includes enterprise-wide costs which support our overall R&D infrastructure. Property, plant and equipment that are acquired or constructed for R&D activities and that have alternate future uses are capitalized and depreciated over their estimated useful lives on a straight-line basis. The accounting for costs associated with acquiring in-process research and development assets, including contractual upfront and milestone payments to third parties, is further discussed below.

Cash and Cash Equivalents.   Highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. At December 31, 2024 and December 31 2023, cash equivalents were deposited in financial institutions and consisted almost entirely of immediately available fund balances. The Company maintains its cash deposits and cash equivalents with financial institutions it believes to be well-known and stable.
Restricted Cash and Cash Equivalents.   Cash and cash equivalents that are legally restricted as to withdrawal or use are excluded from Cash and cash equivalents and reported separately as Restricted cash and cash equivalents in the Consolidated Balance Sheets. For additional information see Note 8. Fair Value Measurements.
Accounts Receivable.   Our accounts receivable balance is stated at amortized cost less an allowance determined using the expected credit loss model. In addition, our accounts receivable balance is reduced by certain sales deduction reserves where we have the right of offset with the customer. We generally do not require collateral.
Concentrations of Credit Risk and Credit Losses.   Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash equivalents, restricted cash equivalents and accounts receivable. From time to time, we invest our excess cash in high-quality, liquid money market instruments maintained by major banks and financial institutions. We have not experienced any losses on our cash equivalents.
With respect to our accounts receivable, we have no history of significant losses. Approximately 83% and 81% of our gross trade accounts receivable balances represent amounts due from three customers (Cardinal Health, Inc., McKesson Corporation and Cencora, Inc.) at December 31, 2024 and December 31, 2023, respectively. We perform ongoing credit evaluations of these and our other customers based on information available to us. We consider these and other factors, including changes in the composition and aging of our accounts receivable, in developing our allowance for expected credit losses. The estimated allowance was not material to the Consolidated Financial Statements at December 31, 2024 or December 31, 2023, nor were the changes to the allowance during any of the periods presented.
We do not currently expect our current or future exposures to credit losses to have a significant impact on us. However, our customers’ ability to pay us on a timely basis, or at all, could be affected by factors specific to their respective businesses and/or by economic conditions, the extent of which cannot be fully predicted.
Inventories.   Inventories consist of raw materials, work-in-process and finished goods. Inventory that is in excess of the amount expected to be sold within one year is classified as long-term inventory and is recorded in Other assets in the Consolidated Balance Sheets. The Company capitalizes inventory costs associated with certain products prior to regulatory approval and product launch when it is reasonably certain, based on management’s judgment of future commercial use and net realizable value, that the pre-launch inventories will be saleable. The determination to capitalize is made on a product-by-product basis. The Company could be required to write down previously capitalized costs related to pre-launch inventories upon a change in such judgment, a denial or delay of approval by regulatory bodies, a delay in commercialization or other potential factors. Our inventories are stated at the lower of cost or net realizable value.
Cost is determined by the first-in, first-out method. It includes materials, direct labor and an allocation of overhead, but excludes certain period charges and unallocated overheads that are charged to expense in the period in which they are incurred. Unallocated overheads can occur as a consequence of abnormally low production or idle facilities.
Net realizable value is determined by the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. When necessary, we write-down inventories to net realizable value based on forecasted demand and market and regulatory conditions, which may differ from actual results.
Refer to Note 3. Fresh Start Accounting for discussion of the fair value adjustments to inventory on the Effective Date. The amortization of the fair value adjustment will be recognized as Cost of revenues in future periods as the inventory is sold.

Property, Plant and Equipment.   Property, plant and equipment is generally stated at cost less accumulated depreciation. Major improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Costs incurred during the construction or development of property, plant and equipment are capitalized as assets under construction. Once an asset has been placed into service, depreciation expense is taken on a straight-line basis over the estimated useful life of the related assets or, in the case of leasehold improvements and finance lease assets, over the shorter of the estimated useful life and the lease term. As of December 31, 2024, the useful lives of our property, plant and equipment range from 1 year to up to 30 years for buildings, 10 years for machinery and equipment, 5 years for computer equipment and software and 10 years for furniture and fixtures. As of December 31, 2023, the useful lives of Endo International plc property, plant and equipment ranged from 1 year to up to 30 years for buildings, 15 years for machinery and equipment, 10 years for computer equipment and software and 10 years for furniture and fixtures. Depreciation expense is not recorded on assets held for sale. Gains and losses on disposals are included in Other expense (income), net in the Consolidated Statements of Operations. As further described below under the heading “Long-Lived Asset Impairment Testing,” our property plant and equipment assets are also subject to impairment reviews.
Computer Software.   The Company capitalizes certain costs incurred in connection with obtaining or developing internal-use software, including external direct costs of material and services, and payroll costs for employees directly involved with the software development. Capitalized software costs are included in Property, plant and equipment, net in the Consolidated Balance Sheets and depreciated beginning when the software project is substantially complete and the asset is ready for its intended use. Costs incurred during the preliminary project stage and post-implementation stage, as well as maintenance and training costs, are expensed as incurred.
Lease Accounting.   Whenever the Company enters into a new arrangement, it must determine, at the inception date, whether the arrangement is or contains a lease. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset.
If a lease exists, the Company must then determine the separate lease and nonlease components of the arrangement. Each right to use an underlying asset conveyed by a lease arrangement should generally be considered a separate lease component if it both: (i) can benefit the Company without depending on other resources not readily available to the Company and (ii) does not significantly affect and is not significantly affected by other rights of use conveyed by the lease. Aspects of a lease arrangement that transfer other goods or services to the Company but do not meet the definition of lease components are considered nonlease components. The consideration owed by the Company pursuant to a lease arrangement is generally allocated to each lease and nonlease component for accounting purposes. However, the Company has elected, for all of its leases, to not separate lease and nonlease components. Each lease component is accounted for separately from other lease components, but together with the associated nonlease components.
For each lease, the Company must then determine the lease term, the present value of lease payments and the classification of the lease as either an operating or finance lease.
The lease term is the period of the lease not cancellable by the Company, together with periods covered by: (i) renewal options the Company is reasonably certain to exercise; (ii) termination options the Company is reasonably certain not to exercise; and (iii) renewal or termination options that are controlled by the lessor.
The present value of lease payments is calculated based on:
•
Lease payments — Lease payments include fixed and certain variable payments, less lease incentives, together with amounts probable of being owed by the Company under residual value guarantees and, if reasonably certain of being paid, the cost of certain renewal options and early termination penalties set forth in the lease arrangement. Lease payments exclude consideration that is not related to the transfer of goods and services to the Company.

•
Discount rate — The discount rate must be determined based on information available to the Company upon the commencement of a lease. Lessees are required to use the rate implicit in the lease whenever such rate is readily available; however, as the implicit rate in the Company’s leases is generally not readily determinable, the Company generally uses the hypothetical incremental borrowing rate it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis, over a timeframe similar to the lease term.

In making the determination of whether a lease is an operating lease or a finance lease, the Company considers the lease term in relation to the economic life of the leased asset, the present value of lease payments in relation to the fair value of the leased asset and certain other factors, including the lessee’s and lessor’s rights, obligations and economic incentives over the term of the lease.
Generally, upon the commencement of a lease, the Company will record a lease liability and a right-of-use asset. However, the Company has elected, for all underlying assets with initial lease terms of twelve months or less (known as short-term leases), to not recognize a lease liability or right-of-use asset. In connection with fresh start accounting, lease liabilities and right-of-use assets were recorded for lease assets that had an initial lease term greater than twelve months at commencement but had a remaining lease term of twelve months or less as of the Effective Date. Lease liabilities are initially recorded at lease commencement as the present value of future lease payments. Right-of-use assets are initially recorded at lease commencement as the initial amount of the lease liability, together with the following, if applicable: (i) initial direct costs incurred by the lessee and (ii) lease payments made by the lessor, net of lease incentives received, prior to lease commencement.
Over the lease term, the Company generally increases its lease liabilities using the effective interest method and decreases its lease liabilities for lease payments made. For finance leases, amortization expense and interest expense are recognized separately in the Consolidated Statements of Operations, with amortization expense generally recorded on a straight-line basis over the lease term and interest expense recorded using the effective interest method. For operating leases, a single lease cost is generally recognized in the Consolidated Statements of Operations on a straight-line basis over the lease term unless an impairment has been recorded with respect to a leased asset. Lease costs for short-term leases not recognized in the Consolidated Balance Sheets are recognized in the Consolidated Statements of Operations on a straight-line basis over the lease term. Variable lease costs not initially included in the lease liability and right-of-use asset impairment charges are expensed as incurred. Right-of-use assets are assessed for impairment, similar to other long-lived assets.
Cloud Computing Arrangements.   The Company may from time to time incur costs in connection with the implementation of hosting arrangements that are service contracts. The Company capitalizes any such implementation costs, expenses them over the terms of the respective hosting arrangements and subjects them to impairment testing consistent with other long-lived assets.
Finite-Lived Intangible Assets.   Our finite-lived intangible assets consist of marketed products and licenses. Intangible assets are generally initially recorded at fair value if acquired in a business combination, or at cost if acquired in an asset acquisition. There are several methods that can be used to determine fair value. For intangible assets, we typically use an income approach. This approach starts with our projections of the expected future net cash flows. Revenues are estimated based on relevant market size and growth factors, expected industry trends, individual project life cycles and, if applicable, the life of any estimated period of marketing exclusivity, such as that granted by a patent. The pricing, margins and expense levels of similar products are considered if available. For certain licensed assets, our estimates of future cash flows consider periods covered by renewal options. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams.
To the extent an intangible asset is deemed to have a finite life and to be held and used, it is amortized over its estimated useful life using either the straight-line method or, in the case of certain assets in certain situations, an accelerated amortization model if such model better reflects the consumption of benefits of the asset. The values of these various assets are subject to continuing scientific, medical and marketplace uncertainty. Factors giving rise to our initial estimate of useful lives are subject to change. Significant changes to any of these factors may result in adjustments to the useful life of the asset and an acceleration of related amortization expense, which could cause our Net (loss) income and Net (loss) income per share to (increase) decrease. Amortization expense is not recorded on assets held for sale.
As further described under the heading “Long-Lived Asset Impairment Testing,” our finite-lived intangible assets are also subject to impairment reviews.
Marketed Products.   Intellectual property that generates operating profit through sales of products to customers is presented herein as marketed product intangible assets. We determine amortization periods and methods of amortization for marketed product assets based on our assessment of various factors impacting estimated useful lives and the timing and extent of estimated cash flows of the acquired assets, including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive and regulatory issues. Refer to Note 12. Goodwill and Other Intangibles, for additional information about the range of useful lives of certain marketed product assets.
Licenses.   Contracts with other parties that generate operating profit, other than through sales of products to customers, are presented herein as licensed intangible assets. We determine amortization periods for licenses based on our assessment of various factors including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive, developmental and regulatory issues. Refer to Note 12. Goodwill and Other Intangibles, for additional information about the range of useful lives of certain licensed assets.
Long-Lived Asset Impairment Testing.   Long-lived assets, including property, plant and equipment and finite-lived intangible assets, are assessed for impairment whenever events or changes in circumstances indicate the assets may not be recoverable. Recoverability of an asset that will continue to be used in our operations is measured by comparing the carrying amount of the asset to the forecasted undiscounted future cash flows related to the asset. In the event the carrying amount of the asset exceeds its undiscounted future cash flows and the carrying amount is not considered recoverable, impairment may exist. An impairment loss, if any, is measured as the excess of the asset’s carrying amount over its fair value, generally determined using an income approach based on a discounted future cash flow method, independent appraisals or binding offers from prospective buyers. An impairment loss would be recognized in the Consolidated Statements of Operations in the period that the impairment occurs.
In the case of long-lived assets to be disposed of by sale or otherwise, including assets held for sale, the assets and the associated liabilities to be disposed of together as a group in a single transaction (the disposal group) are measured at the lower of their carrying amount or fair value less cost to sell. Prior to disposal, losses are recognized for any initial or subsequent write-down to fair value less cost to sell, while gains are recognized for any subsequent increase in fair value less cost to sell, but not in excess of any cumulative losses previously recognized. Any gains or losses not previously recognized that result from the sale of a disposal group shall be recognized at the date of sale.
Acquired in-Process Research and Development Assets.   Costs incurred to acquire in-process research and development in an asset acquisition are expensed in the period incurred, which may be at the time of acquisition or when applicable future milestone payments prior to regulatory approval are made. In-process research and development assets acquired in a business combination are generally recognized as indefinite-lived intangible assets at fair value. Indefinite-lived intangible assets are not subject to amortization. Instead, they are tested for impairment annually, as of October 1, and when events or changes in circumstances indicate that the asset might be impaired. If the fair value of the intangible assets is less than its carrying amount, an impairment loss is recognized for the difference. Assets that receive regulatory approval are reclassified and accounted for as finite-lived intangible assets.
Refer to the section captioned “Intangible Assets” in Note 3. Fresh Start Accounting for additional information about the methodology for recognizing the acquired in-process research and development assets pursuant to the Plan.
Contingencies.   The Company could be subject to various loss contingencies, including those arising from litigation claims, contractual disputes, government investigations or other matters arising in the ordinary course of business. Liabilities for loss contingencies are recorded in the Consolidated Statements of Operations when the Company determines that a loss is both probable and reasonably estimable. Legal fees and other expenses related to litigation are expensed as incurred and are generally included in Selling, general and administrative expenses in the Consolidated Statements of Operations, as applicable.
Due to the fact that loss contingencies are inherently unpredictable, our determination of the probability of loss and the estimated amount of any such loss involve significant judgment.
The Company recognizes loss recoveries and records related receivables only when the realization of the potential claim for recovery is considered probable.
Contingent Consideration.   Certain prior acquisitions involved the potential for future payment of consideration that is contingent upon the occurrence of a future event, such as: (i) the achievement of specified regulatory, operational and/or commercial milestones or (ii) royalty payments, such as those relating to future product sales. Contingent consideration liabilities related to an asset acquisition are initially recorded when considered probable and reasonably estimable, which may occur subsequent to the acquisition date. Subsequent changes in the recorded amounts are generally recorded as adjustments to the cost of the acquired assets. Contingent consideration liabilities related to a business combination are initially recorded at fair value on the acquisition date using unobservable inputs. These inputs include the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Pre-existing contingent consideration liabilities of Endo International plc were recognized and measured at fair value on the Effective Date. Subsequent to the Effective Date, at each reporting period, the Company remeasures its contingent consideration liabilities to their current estimated fair values, with changes recorded in earnings. Changes to any of the inputs used in determining fair value may result in fair value adjustments that differ significantly from the actual remeasurement adjustments recognized.
Advertising Costs.   Advertising costs are expensed as incurred and included in Selling, general and administrative expenses in the Consolidated Statements of Operations. Advertising costs amounted to $73.1 million, $28.9 million, $98.2 million and $130.4 million for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively.
Cost of Revenues.   Cost of revenues includes all costs directly related to bringing both purchased and manufactured products to their final selling destination. Amounts include purchasing and receiving costs, direct and indirect costs to manufacture products including direct materials, direct labor and direct overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods, royalties paid or owed by Endo on certain in-licensed products, inspection costs, depreciation of certain property, plant and equipment, amortization of intangible assets, amortization of inventory step up, lease costs, warehousing costs, freight charges, costs to operate our equipment and other shipping and handling costs, among others.
Restructuring.   Restructuring charges related to nonretirement postemployment benefits that fall under Accounting Standards Codification Topic 712, Compensation — Nonretirement Postemployment Benefits are recognized when the severance liability is determined to be probable of being paid and reasonably estimable. One-time benefits related to restructurings, if any, are recognized in accordance with Accounting Standards Codification Topic 420, Exit or Disposal Cost Obligations when the programs are approved, the affected employees are identified, the terms of the arrangement are established, it is determined changes to the plan are unlikely to occur and the arrangements are communicated to employees. Other restructuring costs are generally expensed as incurred.
Share-Based Compensation.   From time to time, the Company grants share-based compensation awards to certain employees and non-employee directors. Generally, the grant-date fair value of each award is recognized as expense over the requisite service period. Share-based compensation expense is not reduced for estimated future forfeitures. Expense is trued up in future periods for actual forfeitures. New shares of common stock are generally issued upon the vesting of stock awards held by employees and non-employee directors. Refer to Note 20. Share-based Compensation for additional discussion.
Foreign Currency.   The Company operates in various jurisdictions both inside and outside of the U.S. While the Company’s reporting currency is the U.S. dollar, the Company has concluded that certain of its distinct and separable foreign operations have functional currencies other than the U.S. dollar. Further, certain of the Company’s foreign operations hold assets and liabilities and recognize income and expenses denominated in various local currencies, which may differ from their functional currencies.
Assets and liabilities are first remeasured from local currency to functional currency, generally using end-of-period exchange rates. Foreign currency income and expenses are generally remeasured using average exchange rates in effect during the year. In the case of nonmonetary assets and liabilities such as inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, and related income statement amounts, such as depreciation expense, historical exchange rates are used for remeasurement. The net effect of remeasurement is included in Other expense (income), net in the Consolidated Statements of Operations.
As part of the Company’s consolidation process, assets and liabilities of entities with functional currencies other than the U.S. dollar are translated into U.S. dollars at end-of-period exchange rates. Income and expenses are translated using average exchange rates in effect during the year. The net effect of translation, as well as any foreign currency gains or losses on intercompany transactions considered to be of a long-term investment nature, are recognized as foreign currency translation, a component of Other comprehensive (loss) income. Upon the sale or liquidation of an investment in a foreign operation, the Company records a reclassification adjustment out of Accumulated other comprehensive loss for the corresponding accumulated amount of foreign currency translation gain or loss.
Income Taxes.   The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company initially records deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including projected future taxable income, tax-planning strategies and results of recent operations. The Company routinely evaluates whether the recognized deferred tax assets will more likely than not be realized. A valuation allowance is established for deferred tax assets when it is more likely than not that they will not be realized. If the Company were to later determine that it would be able to realize a portion or all of its deferred tax assets in the future in excess of their net recorded amount, the Company would release a portion or all of the valuation allowance.
The Company records UTPs on the basis of a two-step process whereby the Company first determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and then measures those tax positions that meet the more-likely-than-not recognition threshold. The Company recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the tax authority. The Company generally recognizes changes in UTPs, interest and penalties in the Income tax (benefit) expense line in the Consolidated Statements of Operations.
Comprehensive Income.   Comprehensive income or loss includes all changes in equity during a period except those that resulted from investments by or distributions to a company’s shareholders. Other comprehensive income or loss refers to revenues, expenses, gains and losses that are included in comprehensive income, but excluded from net income as these amounts are recorded directly as an adjustment to shareholders’ equity.
Government Assistance Transactions.   We are party to the U.S. Government Cooperative Agreement (as defined and discussed in more detail below). Under the terms of the U.S. Government Cooperative Agreement, our Rochester facility will establish new sterile fill-finish manufacturing assets capable of processing liquid or lyophilized products requiring Biosafety Level (BSL) 2 containment in order to establish and sustain BSL 2 sterile fill-finish production capacity to create and maintain industrial base capabilities for the national defense.
The Company has concluded that reimbursements it receives pursuant to the U.S. Government Cooperative Agreement, which are further described below, are not within the scope of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) because the U.S.

government does not meet the definition of a “customer” as defined by ASC 606. We are instead accounting for the U.S. Government Cooperative Agreement under other guidance including, for elements of the contract for which there is no authoritative guidance under U.S. GAAP, by applying the relevant accounting principles contained in International Accounting Standards (IAS) 20 — Accounting for Government Grants and Disclosure of Government Assistance (IAS 20) by analogy.
Under this model, reimbursements we receive from the U.S. government for qualifying capital expenditures meet the definition of grants related to assets as the primary purpose for the reimbursements is to fund the purchase and construction of capital assets to increase production capacity. Under IAS 20, government grants related to assets are presented in the Consolidated Balance Sheets either by presenting the grant as deferred income or by deducting the grant in arriving at the carrying amount of the asset. Either of these two methods of presentation of grants related to assets in the Consolidated Balance Sheets are regarded as acceptable alternatives under IAS 20. Reimbursements received prior to the asset being placed into service are recognized as deferred income in the Consolidated Balance Sheets as either Accounts payable and accrued expenses (for any current portion) or Other liabilities (for any noncurrent portion) when there is reasonable assurance the conditions of the grant will be met and the grant will be received. When the constructed capital assets are placed into service we deduct the grant reimbursement from Property, plant and equipment and the grant income is recognized over the useful life of the asset as a reduction to depreciation expense.
Refer to Note 15. Commitments and Contingencies for additional discussion of this agreement.
Share Repurchases (Predecessor only).   Endo International plc accounted for the repurchase of ordinary shares, if any, at par value. Under applicable Irish law, ordinary shares repurchased are retired and not displayed separately as treasury stock. Upon retirement of the ordinary shares, Endo International plc recorded the difference between the weighted average cost of such ordinary shares and the par value of the ordinary shares as an adjustment to Accumulated deficit in the Consolidated Balance Sheets.
Goodwill (Predecessor only).   While amortization expense is not recorded on goodwill, goodwill is subject to impairment reviews. An impairment assessment was conducted as of October 1, or more frequently whenever events or changes in circumstances indicated that the asset might be impaired.
Endo International plc performed the goodwill impairment test by estimating the fair value of the reporting units using an income approach that utilizes a discounted cash flow model or, where appropriate, a market approach. Any goodwill impairment charge recognized for a reporting unit is equal to the lesser of: (i) the total goodwill allocated to that reporting unit and (ii) the amount by which that reporting unit’s carrying amount exceeds its fair value.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Not Yet Adopted at December 31, 2024
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures (ASU 2023-09) to enhance the transparency and decision usefulness of income tax disclosures, primarily related to standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standards update on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40) (ASU 2024-03), which responds to longstanding investor requests for more detailed information about an entity’s expenses. ASU 2024-03 requires disclosures about specified categories of expenses — including purchases of inventory, employee compensation, and depreciation and amortization —  within certain expense captions presented on the face of the income statement. Additional disclosures about selling expenses will also be required. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued after the effective date or retrospectively to all prior periods presented in the financial statements. The

Company is currently evaluating the impact of this accounting standards update on its consolidated financial statements and related disclosures.
Recent Accounting Pronouncements Adopted as of December 31, 2024
In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07) to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 14, 2024, on a retrospective basis. Endo, Inc. adopted ASU 2023-07 on a retrospective basis in this report. Endo International plc, the predecessor entity for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Effective Date, did not adopt ASU 2023-07. Refer to Note 7. Segment Results for additional information.
NOTE 5.   DISCONTINUED OPERATIONS AND ASSET SALES
The operating results of Endo International plc’s legacy Astora business, which was resolved to be wound down in 2016, are reported as Discontinued operations, net of tax in the Predecessor Consolidated Statements of Operations for all periods presented, if applicable. The following tables provide the operating results of Astora Discontinued operations, net of tax (in thousands):
	Predecessor
	Period From January 1, 2024 through April 23, 2024	2023	2022
Litigation-related and other contingencies, net	$—	$495	$—
Income (loss) from discontinued operations before income taxes	$182,696	$(2,329)	$(15,543)
Income tax benefit	$(142)	$(308)	$(2,056)
Discontinued operations, net of tax	$182,838	$(2,021)	$(13,487)
For the Predecessor period from January 1, 2024 through April 23, 2024, the income from discontinued operations before income taxes is primarily related to the impacts of the Plan. Refer to Note 3. Fresh Start Accounting for additional information about the impacts of the Plan. For 2023 and 2022, the loss from discontinued operations is primarily related to mesh-related legal defense costs and certain other items.
For the Predecessor period January 1, 2024 through April 23, 2024, the cash out flows from discontinued operating activities related to Astora included the impact of net loss, prior to the impacts of the Plan, of approximately $0.9 million as well as cash out flows in connection with the Plan of approximately $37.1 million. For 2023 (Predecessor) and 2022 (Predecessor), the cash flows from discontinued operating activities related to Astora included the impact of net loss of $2.0 million and $13.5 million, respectively, and the impact of cash activity related to vaginal mesh cases. During the periods presented above, there were no material net cash flows related to Astora discontinued investing activities and there was no depreciation or amortization expense related to Astora.
There are no discontinued operations in the Successor period. Refer to Note 3. Fresh Start Accounting and Note 17. Commitments and Contingencies for amounts and additional information relating to vaginal mesh-related matters and the impacts of the Plan.
Certain Assets and Liabilities of Endo’s Retail Generics Business
In 2022, Endo International plc entered into a definitive agreement to sell certain additional assets located in Chestnut Ridge, New York to Ram Ridge Partners BH LLC. The assets primarily consisted of property, plant and equipment. In October 2022, the Bankruptcy Court approved the sale of the assets. The sale closed during the fourth quarter of 2022. As a result of this sale, Endo International plc became entitled to aggregate cash consideration of approximately $18.5 million, substantially all of which was received by December 31, 2022. In connection with this sale, Endo International plc recognized a pre-tax disposal gain of approximately $8.4 million in 2022, which it recorded in Other expense (income), net in the Consolidated Statements of Operations.
The assets described in this section, which primarily related to Endo International plc’s Generic Pharmaceuticals segment, did not meet the requirements for treatment as a discontinued operation. The amounts described in this section that were recognized in the Consolidated Statements of Operations are included in the quantitative disclosures of the 2020 Restructuring Initiative included in Note 6. Restructuring.
NOTE 6.   RESTRUCTURING
2020 Restructuring Initiative
As noted above, in November 2020, Endo International plc announced the initiation of several strategic actions to optimize its operations and increase overall efficiency. These actions were initiated with the expectation of, among other things, generating significant cost savings to be reinvested, among other things, to support Endo International plc’s key strategic priority to expand and enhance its product portfolio. These actions included the following:
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Optimizing Endo International plc’s retail generics business cost structure by exiting manufacturing and other sites in Irvine, California; Chestnut Ridge, New York and India.

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Improving operating flexibility and reducing general and administrative costs by transferring certain transaction processing activities to third-party global business process service providers.

•
Increasing organizational effectiveness by further integrating the Company’s commercial, operations and research and development functions, respectively, to support the Company’s key strategic priorities.

As a result of the 2020 Restructuring Initiative, Endo International plc’s global workforce was reduced by approximately 300 net full-time positions. Future costs associated with the 2020 Restructuring Initiative are not expected to be material.
There have been no material charges or cash payments associated with the 2020 Restructuring Initiative in 2024 or 2023.
The following pre-tax net amounts related to the 2020 Restructuring Initiative are included in the Consolidated Statements of Operations during the year ended December 31, 2022 (Predecessor) (in thousands):
Predecessor
2022
Net restructuring charges related to:
Accelerated depreciation	$3,773
Inventory adjustments	1,494
Employee separation, continuity and other benefit-related costs	1,216
Certain other restructuring costs	795
Total	$7,278
These pre-tax net amounts were primarily attributable to Endo International plc’s Generic Pharmaceuticals segment, which incurred $5.4 million of pre-tax net charges during the year ended December 31, 2022 (Predecessor). The remaining amounts related to Endo International plc’s other segments and certain corporate unallocated costs.
As of December 31, 2022, cumulative amounts incurred to date included charges related to accelerated depreciation of $51.0 million, asset impairments related to certain identifiable intangible assets, operating lease assets and disposal groups totaling $49.5 million, inventory adjustments of $11.6 million, employee separation, continuity and other benefit-related costs, net of $53.9 million and certain other restructuring costs of $3.5 million. Of these amounts, $134.3 million was attributable to the Generic Pharmaceuticals segment, with the remaining amounts relating to our other segments and certain corporate unallocated costs.
The following pre-tax net amounts related to the 2020 Restructuring Initiative are included in the Consolidated Statements of Operations during the year ended December 31, 2022 (Predecessor) (in thousands):
Predecessor
2022
Net restructuring charges related to:
Cost of revenues	$3,966
Selling, general and administrative	208
Research and development	3,104
Total	$7,278
In addition to the pre-tax net amounts summarized above, as part of the 2020 Restructuring Initiative, Endo International plc recognized a pre-tax disposal gain of approximately $8.4 million during the fourth quarter of 2022 as a result of the Chestnut Ridge, New York sale transaction, which is further described in Note 5. Discontinued Operations and Asset Sales. The assets sold primarily related to Endo International plc’s Generic Pharmaceuticals segment.
Changes to the liability for the 2020 Restructuring Initiative during the years ended December 31, 2023 and 2022 were as follows (in thousands):
	Employee Separation, Continuity and Other Benefit- Related Costs	Certain Other Restructuring Costs	Total
Liability balance as of December 31, 2021 (Predecessor)	$10,979	$205	$11,184
Net charges	1,216	796	2,012
Cash payments	(11,926)	(1,001)	(12,927)
Liability balance as of December 31, 2022 (Predecessor)	$269	$—	$269
Net (charge reversals) charges	(198)	—	(198)
Cash payments	(71)	—	(71)
Liability balance as of December 31, 2023 (Predecessor)	$—	$—	$—
2022 Restructuring Initiative
In April 2022, Endo International plc communicated the initiation of actions to streamline and simplify certain functions, including its commercial organization, to increase its overall organizational effectiveness and better align with then-current and future needs. In December 2022, Endo International plc announced it would be taking certain additional actions to cease the production and sale of QWO® in light of market concerns about the extent and variability of bruising following initial treatment as well as the potential for prolonged skin discoloration. These actions, which are collectively referred to herein as the 2022 Restructuring Initiative, were initiated with the expectation of, among other things, generating cost savings, with a portion to be reinvested to support Endo International plc’s key strategic priority to expand and enhance its product portfolio. In December 2022, the Bankruptcy Court approved an order authorizing Endo International plc to cease the production and commercialization of QWO® and granting related relief.
As a result of the 2022 Restructuring Initiative, Endo International plc’s global workforce was reduced by approximately 175 net full-time positions. Future costs associated with the 2022 Restructuring Initiative are not expected to be material.

There have been no material charges or cash payments associated with the 2022 Restructuring Initiative in 2024.
The following pre-tax net amounts related to the 2022 Restructuring Initiative are included in the Consolidated Statements of Operations during the year ended December 31, 2022 (Predecessor) (in thousands):
Predecessor
2022
Net restructuring charges related to:
Asset impairments	$180,248
Inventory adjustments	34,870
Employee separation, continuity and other benefit-related costs	28,345
Certain other restructuring costs	8,656
Total	$252,119
These pre-tax net amounts were primarily attributable to Endo International plc’s Branded Pharmaceuticals segment, which incurred $238.6 million of pre-tax net charges during the year ended December 31, 2022 (Predecessor). The remaining amounts related to Endo International plc’s Generic Pharmaceuticals segment and certain corporate unallocated costs.
As of December 31, 2024, cumulative amounts incurred to date included charges related to asset impairments related to certain identifiable intangible assets of $180.2 million, inventory adjustments of $34.9 million, employee separation, continuity and other benefit-related costs, net of $28.3 million and certain other restructuring costs of $8.7 million. Of these amounts, $238.6 million was attributable to the Branded Pharmaceuticals segment, with the remaining amounts related to our Generic Pharmaceuticals segment and certain corporate unallocated costs.
The following pre-tax net amounts related to the 2022 Restructuring Initiative are included in the Consolidated Statements of Operations during the year ended December 31, 2022 (Predecessor) (in thousands):
Predecessor
2022
Net restructuring charges included in:
Cost of revenues	$49,078
Selling, general and administrative	18,692
Research and development	4,101
Asset impairment charges	180,248
Total	$252,119
Changes to the liability for the 2022 Restructuring Initiative were as follows (in thousands):
Employee Separation, Continuity and Other Benefit- Related Costs
Liability balance as of December 31, 2022 (Predecessor)	$14,997
Net (charge reversals) charges	(248)
Cash payments	(13,376)
Liability balance as of December 31, 2023 (Predecessor)	$1,373
Net (charge reversals) charges	(282)
Cash payments	(1,091)
Liability balance as of April 23, 2024 (Predecessor)	$—

NOTE 7.   SEGMENT RESULTS
The Company’s four reportable business segments are Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. These reportable segments represent our strategic business units. Each segment derives revenue from the sales or licensing of its respective products. They are managed separately because the segments contain different types of products with different target end-consumers, differing sales and marketing requirements, differing distribution channels and differing pricing strategies, among other reasons. We have not aggregated operating segments.
Branded Pharmaceuticals
Our Branded Pharmaceuticals segment includes a variety of branded products in the therapeutic areas of urology, orthopedics, endocrinology and bariatrics, among others. Products in this segment include XIAFLEX®, SUPPRELIN® LA, AVEED®, PERCOCET®, TESTOPEL® and EDEX®, among others.
Sterile Injectables
Our Sterile Injectables segment consists primarily of branded sterile injectable products such as ADRENALIN®, VASOSTRICT® and APLISOL®, among others, and certain generic sterile injectable products.
Generic Pharmaceuticals
The Generic Pharmaceuticals segment includes a product portfolio including patches, solid oral extended-release products, solid oral immediate-release products, liquids, semi-solids, powders, ophthalmics and sprays and includes products that treat and manage a wide variety of medical conditions.
International Pharmaceuticals
Our International Pharmaceuticals segment includes a variety of specialty pharmaceutical products, including OTC products, sold outside the U.S., primarily in Canada through our operating company Paladin.
The CODM is the Company’s Interim Chief Executive Officer. The CODM uses Segment adjusted income from operations before income tax to evaluate segment performance and to allocate resources, including as it relates to employees and capital resources, among others predominantly in the annual budget and forecasting process. The CODM considers budget-to-actual variances, as well as period over period variances, on a quarterly basis when making decisions about allocation of capital and personnel to segments. The CODM is not provided, nor does he review, asset information at the segment level. Therefore, the Company has not disclosed asset information for each reportable segment.
The accounting policies of the segments are the same as those applied to the consolidated financial statements as described in Note 4. Summary of Significant Accounting Policies. Segment results exclude the impact of certain income and expenses that are not reflective of the underlying operations of the business and are therefore not considered by the CODM in evaluating the performance of the segments.
Segment adjusted income from operations before income tax is defined as Loss from continuing operations before income tax, excluding: acquired in-process research and development charges; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, continuity payments, other exit costs and certain costs associated with integrating an acquired company’s operations; certain amounts related to strategic review initiatives; asset impairment charges; amortization of intangible assets; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs; gains or losses from early termination of debt; debt modification costs; gains or losses from the sales of businesses and other assets; foreign currency gains or losses on intercompany financing arrangements; reorganization items, net (in the Predecessor periods); and certain other items. For the year ended December 31, 2024, the Successor does not have operating results classified as Discontinued operations, net of tax.

Interest income and expense and certain other corporate expenses incurred by the Company are not directly attributable to any specific segment. Accordingly, these costs are not reflected in any of the Company’s segments and are included in the results below as “Corporate unallocated costs.” The Company’s Total segment adjusted income from continuing operations before income tax is equal to the combined results of each of its segments.
The Company disaggregated its revenue from contracts with customers into the categories included in the tables below (in thousands). The Company believes these categories depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors.
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Branded Pharmaceuticals:
Specialty Products:
XIAFLEX®	$362,985	$152,638	$475,014	$438,680
SUPPRELIN® LA	59,307	26,213	96,849	113,011
Other Specialty(1)	36,147	21,120	73,797	70,009
Total Specialty Products	$458,439	$199,971	$645,660	$621,700
Established Products:
PERCOCET®	$63,486	$33,892	$106,375	$103,943
TESTOPEL®	27,872	13,225	42,464	38,727
Other Established(2)	60,413	32,626	64,588	86,772
Total Established Products	$151,771	$79,743	$213,427	$229,442
Total Branded Pharmaceuticals(3)	$610,210	$279,714	$859,087	$851,142
Sterile Injectables:
ADRENALIN®	$60,207	$38,601	$99,910	$114,304
VASOSTRICT®	36,354	34,309	93,180	253,696
Other Sterile Injectables(4)	132,307	59,621	236,473	221,633
Total Sterile Injectables(3)	$228,868	$132,531	$429,563	$589,633
Total Generic Pharmaceuticals(5)	$291,430	$143,677	$650,352	$795,457
Total International Pharmaceuticals(6)	$47,658	$26,052	$72,516	$82,643
Total revenues, net	$1,178,166	$581,974	$2,011,518	$2,318,875

(1)
Products included within Other Specialty include, but are not limited to, AVEED®.

(2)
Products included within Other Established include, but are not limited to, EDEX®.

(3)
Individual products presented above represent the top two performing products in each product category for either the Successor year ended December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024 and/or any product having revenues in excess of $25 million during any quarter presented for 2024 or 2023.

(4)
Products included within Other Sterile Injectables include, but are not limited to, APLISOL®. No individual product within Other Sterile Injectables has exceeded 5% of consolidated total revenues for the periods presented.

(5)
The Generic Pharmaceuticals segment is comprised of a portfolio of products that are generic versions of branded products, are distributed primarily through the same wholesalers, generally have limited or no intellectual property protection and are sold within the U.S. During the Successor year ended December 31, 2024 Lidocaine patch 5% made up 9% of consolidated revenues. Varenicline tablets, which launched in September 2021, made up 8% and 13% for the Predecessor years ended December 31,

2023 and 2022, respectively, of consolidated total revenues. Dexlansoprazole delayed release capsules, which launched in November 2022, made up 6% for the Predecessor year ended December 31 2023 of consolidated total revenues. No other individual product within the segment has exceeded 5% of consolidated total revenues for the periods presented.
(6)
No individual product within the International Pharmaceuticals segment accounted for more than 5% of consolidated total revenues for any of the periods presented. The International Pharmaceuticals segment includes a variety of specialty pharmaceutical products sold outside the U.S. primarily in Canada.

There were no material revenues from external customers attributed to an individual country outside of the U.S. during any of the periods presented.
Successor period segment disclosure.   The following tables represent the information, including significant segment expenses, regularly provided to and reviewed by the Company’s CODM (in thousands):
	For the Successor year ended December 31, 2024(4)
	Branded Pharmaceuticals	Sterile Injectables	Generic Pharmaceuticals	International Pharmaceuticals	Total
Total revenues, net(1)	$610,210	$228,868	$291,430	$47,658	$1,178,166
Less:(2)
Cost of revenues	38,990	138,405	200,234	22,223
Selling and marketing	155,287	10,802	3,905	10,191
General and administrative	26,339	11,997	12,905	10,139
Research and development	38,711	24,919	6,707	378
Segment adjusted income from operations before income tax	$350,883	$42,745	$67,679	$4,727	$466,034
Other segment disclosures:
Depreciation(3)	$4,861	$17,530	$11,495	$601

(1)
Total revenues, net represent revenue from external customers and amounts align with the segment-level information that is regularly provided to the CODM. There are no intersegment revenues reflected in the information provided to or reviewed by the CODM.

(2)
The significant expenses categories and amounts align with the segment-level information that is regularly provided to the CODM. There are no intersegment expenses reflected in the information provided to or reviewed by the CODM. Significant segment expense captions are adjusted to exclude: acquired in-process research and development charges; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, continuity payments, other exit costs and certain costs associated with integrating an acquired company’s operations; certain amounts related to strategic review initiatives; asset impairment charges; amortization of intangible assets; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs; and certain other items.

(3)
Depreciation expense disclosed by reportable segment is included in segment expense captions, such as Cost of revenues, Selling, general and administrative, and Research and development.

(4)
The Successor year ended December 31, 2024 reflects partial year of operating activity for the segments presented. The CODM is provided and reviews this information for the Successor year ended December 31, 2024 and the Predecessor period January 1, 2024 through April 23, 2024, on a combined basis.

Predecessor period segment disclosure.   The following represents selected information for the Company’s reportable segments (in thousands):
	Predecessor
	Period From January 1, 2024 through April 23, 2024	2023	2022
Net revenues from external customers:
Branded Pharmaceuticals	$279,714	$859,087	$851,142
Sterile Injectables	132,531	429,563	589,633
Generic Pharmaceuticals	143,677	650,352	795,457
International Pharmaceuticals(1)	26,052	72,516	82,643
Total net revenues from external customers	$581,974	$2,011,518	$2,318,875
Segment adjusted income from continuing operations before income tax:
Branded Pharmaceuticals	$161,592	$459,309	$366,554
Sterile Injectables	51,977	157,179	349,424
Generic Pharmaceuticals	42,378	237,870	336,133
International Pharmaceuticals	7,735	16,733	19,920
Total segment adjusted income from continuing operations before income tax	$263,682	$871,091	$1,072,031

(1)
Revenues generated by our International Pharmaceuticals segment are primarily attributable to external customers located in Canada.

Successor and Predecessor reconciliations.   The tables below provide reconciliations of our Total segment adjusted income from continuing operations before income tax to our Total consolidated (loss) income from continuing operations before income tax (in thousands):
	Successor	Predecessor
	2024	January 1, 2024 through April 23, 2024	2023	2022
Reconciliation of profit or loss (Segment adjusted income from operations before income tax):
Segment adjusted income from operations before income tax	$466,034	$263,682	$871,091	$1,072,031
Interest expense, net	(164,051)	2	—	(349,776)
Unallocated amounts:
Corporate unallocated costs(1)	(110,875)	(48,238)	(158,717)	(182,335)
Asset impairment charges	(243,635)	(2,103)	(503)	(2,142,746)
Acquisitions and divestitures(2)	(810,281)	(77,543)	(258,655)	(406,419)
Debt or equity financing activities	(2,126)	—	—	—
Restructuring or similar transactions(3)	(6,765)	(4,960)	(44,098)	(198,381)
Certain litigation-related and other contingencies, net(4)	—	—	(1,611,090)	(478,722)
Reorganization items, net	—	6,125,099	(1,169,961)	(202,978)
Other, net(5)	9,812	(6,948)	(19,991)	1,224
Total consolidated (loss) income from continuing operations before income tax	$(861,887)	$6,248,991	$(2,391,924)	$(2,888,102)

(1)
For all periods presented, amounts include certain corporate overhead costs, such as headcount, facility and corporate litigation expenses and certain other income and expenses.

(2)
Amounts for the Successor year ended December 31, 2024, primarily relate to approximately $612.9 million of inventory step up amortization and approximately $173.6 million of intangible assets amortization, respectively. Refer to Note 3. Fresh Start Accounting for additional information about the fair value adjustments to the Company’s inventory and intangible assets. Amounts for the Predecessor period from January 1, 2024 through April 23, 2024 as well as the year ended December 31, 2023 primarily relate to amortization of intangible assets.

(3)
Amounts for the Successor year ended December 31, 2024 primarily relate to net separation charges associated with the former President and Chief Executive Officer departure, effective August 29, 2024. Amounts for the Predecessor period from January 1, 2024 through April 23, 2024 primarily relate to net employee separation charges. The amount for the Predecessor year ended December 31, 2023 included net employee separation, continuity and other benefit-related charges of $43.7 million and other net charges of $0.4 million.

(4)
Amounts include adjustments to our accruals for litigation-related settlement charges. Endo International plc’s, and as applicable Endo, Inc.’s, material legal proceedings and other contingent matters are described in more detail in Note 17. Commitments and Contingencies.

(5)
Amounts for the Successor year ended December 31, 2024 primarily relate to gains from adjustments to contract assets associated with prior intellectual property sales and cancellation of shares released from escrow during the fourth quarter of 2024. Amounts for the Predecessor period from January 1, 2024 through April 23, 2024 primarily relate to a charge of approximately $6 million associated with the rejection of an executory contract, which was approved by the Bankruptcy Court in February 2024. Amounts for the Predecessor year ended December 31, 2023 includes a charge of approximately $9.2 million associated with the rejection of certain equity award agreements, which was approved by the Bankruptcy Court in March 2023.

The following represents depreciation expense by reportable segments (in thousands):
	Predecessor
	January 1, 2024 through April 23, 2024	2023	2022
Branded Pharmaceuticals	$946	$9,252	$9,862
Sterile Injectables	$7,536	$22,652	$20,224
Generic Pharmaceuticals	$3,906	$11,829	$16,952
International Pharmaceuticals	$169	$3,561	$3,638
NOTE 8.   FAIR VALUE MEASUREMENTS
Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments
The financial instruments recorded in the Consolidated Balance Sheets include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, acquisition-related contingent consideration and debt obligations. Included in cash and cash equivalents and restricted cash and cash equivalents are money market funds representing a type of mutual fund required by law to invest in low-risk securities (for example, U.S. government bonds, U.S. Treasury Bills and commercial paper). Money market funds pay dividends that generally reflect short-term interest rates. Due to their initial maturities, the carrying amounts of non-restricted and restricted cash and cash equivalents (including money market funds), accounts receivable, accounts payable and accrued expenses approximate their fair values.
Restricted Cash and Cash Equivalents
The following table presents current and noncurrent restricted cash and cash equivalent balances (in thousands):
		Successor	Predecessor
	Balance Sheet Line Items	December 31, 2024	December 31, 2023
Restricted cash and cash equivalents – current(1)	Restricted cash and cash equivalents	$89,183	$167,702
Restricted cash and cash equivalents – noncurrent(2)	Other assets	—	85,000
Total restricted cash and cash equivalents		$89,183	$252,702

(1)
The amount at December 31, 2024 primarily relates to certain self-insurance related matters of approximately $85.9 million. Amounts at December 31, 2023 primarily relate to: (i) restricted cash and cash equivalents associated with litigation-related matters, including $49.8 million held in Qualified Settlement Funds (QSFs) for mesh and/or opioid-related matters, and (ii) approximately $85.9 million of restricted cash and cash equivalents related to certain self-insurance related matters. These balances are classified as current assets in the Consolidated Balance Sheets as the potential for, and timing of, future claims and/or payment is unknown and could result in distributions within the next twelve months.

(2)
The amount at December 31, 2023 relates to the Predecessor TLC Agreement. This balance, which was anticipated to be used to fund certain future contractual obligations or returned upon satisfaction of certain conditions, was classified as a noncurrent asset at December 31, 2023 and subsequently released to the Predecessor as part of the TLC Settlement discussed in more detail in see Note 13. License, Collaboration and Asset Acquisition Agreements.

Acquisition-Related Contingent Consideration
The fair value of contingent consideration liabilities is determined using unobservable inputs; hence, these instruments represent Level 3 measurements within the above-defined fair value hierarchy. These inputs include the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at current fair value with changes recorded in earnings. The estimates of fair value are uncertain and changes in any of the estimated inputs used as of the date of this report could have resulted in significant adjustments to fair value. See the “Recurring Fair Value Measurements” section below for additional information on acquisition-related contingent consideration.

Recurring Fair Value Measurements
The financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):
	Successor
	Fair Value Measurements at December 31, 2024 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Assets:
Money market funds	$141,315	$—	$—	$141,315
Liabilities:
Acquisition-related contingent consideration – current	$—	$—	$3,303	$3,303
Acquisition-related contingent consideration – noncurrent	$—	$—	$4,041	$4,041
	Predecessor
	Fair Value Measurements at December 31, 2023 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Assets:
Money market funds(1)	$7,123	$—	$—	$7,123
Liabilities:
Acquisition-related contingent consideration(2)	$—	$—	$12,447	$12,447

(1)
At December 31, 2023, money market funds include $7.1 million in QSFs. Amounts in QSFs were considered restricted cash equivalents. Pursuant to the Plan, on the Effective Date these funds were distributed to the applicable trusts in settlement of claims against the Debtors. See Note 3. Fresh Start Accounting and Note 17. Commitments and Contingencies for further discussion.

(2)
At December 31, 2023, the Predecessor’s liabilities for acquisition-related contingent consideration, which are governed by executory contracts and recorded at the expected amount of the total allowed claim, were classified within Liabilities subject to compromise in the Consolidated Balance Sheets. The relevant executory contracts were assumed and assigned to Endo, Inc. and recognized at fair value on the Effective Date and as of December 31, 2024 and classified as current or noncurrent as of December 31, 2024 based on the anticipated timing of payment of such obligations.

Fair Value Measurements Using Significant Unobservable Inputs
The following tables present changes to the liability for acquisition-related contingent consideration, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):
	Successor	Predecessor
	2024(1)	Period From January 1, 2024 through April 23, 2024	2023
Beginning of period	$—	$12,447	$16,571
Acquisition of contingent consideration from Predecessor	10,195	—	—
Amounts settled	(5,287)	(2,475)	(6,177)
Changes in fair value recorded in earnings	2,407	284	1,972
Effect of currency translation	29	(61)	81
End of period	$7,344	$10,195	$12,447

(1)
Prior to the Effective Date, the Successor entity had no liabilities for acquisition-related contingent consideration. The Successor entity assumed the liabilities for acquisition-related contingent consideration in connection with the Plan.

At December 31, 2024, the fair value measurements of the contingent consideration obligations were determined using risk-adjusted discount rates ranging from 8.9% to 19.0% (weighted average rate of approximately 18.0%, weighted based on relative fair value). Changes in fair value recorded in earnings related to acquisition-related contingent consideration are included in our Consolidated Statements of Operations as Acquisition-related and integration items, net.
The following tables present changes to the liability for acquisition-related contingent consideration by acquisition (in thousands):
	Successor
	Balance as of December 31, 2023(1)	Acquisition of Contingent Consideration from Predecessor	Changes in Fair Value Recorded in Earnings	Amounts Settled and Other	Balance as of December 31, 2024
Auxilium acquisition	$—	$8,262	$861	$(2,476)	$6,647
Other	—	1,933	1,546	(2,782)	697
Total	$—	$10,195	$2,407	$(5,258)	$7,344
	Predecessor
	Balance as of December 31, 2023(2)	Acquisition of Contingent Consideration from Predecessor	Changes in Fair Value Recorded in Earnings	Amounts Settled and Other	Balance as of April 23, 2024
Auxilium acquisition	$9,494	$—	$(85)	$(1,147)	$8,262
Other	2,953	—	369	(1,389)	1,933
Total	$12,447	$—	$284	$(2,536)	$10,195
	Predecessor
	Balance as of December 31, 2022(2)	Acquisition of Contingent Consideration from Predecessor	Changes in Fair Value Recorded in Earnings	Amounts Settled and Other	Balance as of December 31, 2023(2)
Auxilium acquisition	$10,618	$—	$1,041	$(2,165)	$9,494
Other	5,953	—	931	(3,931)	2,953
Total	$16,571	$—	$1,972	$(6,096)	$12,447

(1)
Prior to the Effective Date, the Successor entity had no liabilities for acquisition-related contingent consideration. The Successor entity assumed the liabilities for acquisition-related contingent consideration in connection with the Plan.

(2)
At December 31, 2023 and 2022, the Predecessor’s liabilities for acquisition-related contingent consideration, which are governed by executory contracts and recorded at the expected amount of the total allowed claim, were classified within Liabilities subject to compromise in the Consolidated Balance Sheets.

Nonrecurring Fair Value Measurements
Property, plant and equipment, goodwill and other intangible assets have been and may in the future be subject to nonrecurring fair value measurement for the evaluation of potential impairment.

The Company’s financial assets and liabilities measured at fair value on a nonrecurring basis were as follows (in thousands):
	Fair Value Measurements during the Successor Year Ended December 31, 2024(1) using:			Total Expense for the Successor Year Ended December 31, 2024
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Intangible assets, excluding goodwill(2)	$—	$—	$54,700	$243,635
Total	$—	$—	$54,700	$243,635

(1)
The fair value amounts are presented as of the date of the fair value measurement as these assets are not measured at fair value on a recurring basis. Such measurements generally occur in connection with our quarter-end financial reporting close procedures.

(2)
These fair value measurements were determined using a risk-adjusted discount rates ranging from 25% to 28% (weighted average rate of approximately 27.0%, weighted based on relative fair value).

During the periods covered by this report, nonrecurring fair value measurements, which related to certain property, plant and equipment, were not material.
NOTE 9.    INVENTORIES
Inventories, net of applicable reserves, consisted of the following (in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Raw materials	$94,758	$103,336
Work-in-process	274,321	29,827
Finished goods	158,657	112,854
Total	$527,736	$246,017
Inventory in excess of the amount expected to be sold within one year is classified as noncurrent inventory and is not included in the table above. At December 31, 2024 and December 31, 2023, $203.5 million and $29.7 million, respectively, of noncurrent inventory was included in Other assets in the Consolidated Balance Sheets. The December 31, 2024 noncurrent inventory balance reflects the impact of fresh start accounting, as discussed in more detail in Note 3. Fresh Start Accounting. As of December 31, 2024, the reported inventory balances include approximately $440.2 million of remaining unamortized step up in fair value, including $170.6 million classified as long term inventory and classified as Other assets in the Successor Consolidated Balance Sheet, which will be reflected as Cost of revenue in future periods as the inventory is sold.
As of December 31, 2024 and December 31, 2023, the Company’s Consolidated Balance Sheets included approximately $0.1 million and $2.7 million, respectively, of capitalized pre-launch inventories related to products that were not yet available to be sold.
NOTE 10.   LEASES
We have entered into contracts with third parties to lease a variety of assets, including certain real estate, machinery, equipment, automobiles and other assets.
Our leases frequently allow for lease payments that could vary based on factors such as inflation or the degree of utilization of the underlying asset and the incurrence of contractual charges such as those for common area maintenance or utilities.
Renewal and/or early termination options are common in our lease arrangements, particularly with respect to our real estate leases. Our right-of-use assets and lease liabilities generally exclude periods covered by renewal options and include periods covered by early termination options (based on our conclusion that it is not reasonably certain that we will exercise such options).
We were party to certain sublease arrangements, primarily related to our real estate leases, where we acted as the lessee and intermediate lessor. For example, we subleased portions of our Malvern, Pennsylvania facility through a sublease arrangement that ended in 2024.
The following table presents information about the Company’s right-of-use assets and lease liabilities (in thousands):
		Successor	Predecessor
	Balance Sheet Line Items	December 31, 2024	December 31, 2023
Right-of-use assets:
Operating lease right-of-use assets	Operating lease assets	$39,193	$23,033
Finance lease right-of-use assets	Property, plant and equipment, net	3,822	18,668
Total right-of-use assets		$43,015	$41,701
Operating lease liabilities, excluding amounts classified as Liabilities subject to compromise:
Current operating lease liabilities	Current portion of operating lease liabilities	$3,994	$956
Noncurrent operating lease liabilities	Operating lease liabilities, less current portion	34,759	4,132
Total operating lease liabilities		$38,753	$5,088
Finance lease liabilities, excluding amounts classified as Liabilities subject to compromise:
Current finance lease liabilities	Accounts payable and accrued expenses	$634	$—
Noncurrent finance lease liabilities	Other liabilities	2,794	1,386
Total finance lease liabilities		$3,428	$1,386
Operating and finance leases, amounts classified as Liabilities subject to compromise:
Operating lease liabilities	Liabilities subject to compromise	$—	$20,635
Finance lease liabilities	Liabilities subject to compromise	—	9,981
Total operating and finance leases classified as Liabilities subject to compromise		$—	$30,616
The following table presents information about lease costs and expenses and sublease income (in thousands):
		Successor	Predecessor
	Statement of Operations Line Items	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Operating lease cost	Various(1)	$4,090	$550	$6,811	$10,959
Finance lease cost:
Amortization of right-of-use assets	Various(1)	$4,953	$2,519	$8,096	$8,479
Interest on lease liabilities	Interest expense, net	$270	$169	$781	$1,127
Other lease costs and income:
Variable lease costs(2)	Various(1)	$7,676	$3,588	$10,913	$11,707
Finance lease right-of-use asset impairment charges	Asset impairment charges	$—	$—	$—	$3,063
Sublease income	Various(1)	$(1,605)	$(1,129)	$(5,616)	$(6,436)

(1)
Amounts are included in the Consolidated Statements of Operations based on the function that the underlying leased asset supports. The following table presents the components of such aggregate amounts (in thousands):

	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Cost of revenues	$4,153	$2,130	$6,150	$6,189
Selling, general and administrative	$10,961	$3,398	$13,952	$18,305
Research and development	$—	$—	$102	$215

(2)
Amounts represent variable lease costs incurred that were not included in the initial measurement of the lease liability such as common area maintenance and utilities costs associated with leased real estate and certain costs associated with our automobile leases.

The following table provides the undiscounted amount of future cash flows included in our lease liabilities at December 31, 2024 for each of the five years subsequent to December 31, 2024 and thereafter, as well as a reconciliation of such undiscounted cash flows to our lease liabilities at December 31, 2024 (in thousands):
	Operating Leases	Finance Leases
2025	$6,575	$892
2026	7,033	892
2027	7,186	892
2028	6,233	296
2029	5,295	97
Thereafter	22,721	8,579
Total future lease payments	$55,043	$11,648
Less: amounts representing interest	16,290	8,220
Present value of future lease payments (lease liabilities)	$38,753	$3,428
The following table provides the weighted average remaining lease term and weighted average discount rates for our leases:
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Weighted average remaining lease term (years), weighted based on lease liability balances:
Operating leases	8.5 years	4.7 years
Finance leases	33.5 years	13.4 years
Weighted average discount rate (percentages), weighted based on the remaining balance of lease payments:
Operating leases	8.1%	6.2%
Finance leases	8.5%	7.3%

The following table provides certain additional information related to our leases (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash payments for operating leases	$4,886	$1,863	$10,476	$13,152
Operating cash payments for finance leases	$530	$366	$1,148	$1,673
Financing cash payments for finance leases	$4,761	$2,381	$6,733	$6,062
Lease liabilities arising from obtaining right-of-use assets:
Operating leases(1)	$21,175	$—	$—	$1,296

(1)
The amount in 2024 (Successor) primarily relates to an increase of $11.9 million in lease liabilities and right-of-use assets related to lease modifications and an increase of $9.3 million for a new lease agreement. The amount in 2022 primarily relates to a new lease agreement.

NOTE 11.   PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net consists of the following at December 31, 2024 and December 31, 2023 (in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Land and buildings	$145,467	$243,679
Machinery and equipment	182,367	251,895
Leasehold improvements	19,229	41,074
Computer equipment and software	20,263	97,782
Furniture and fixtures	4,099	8,595
Assets under construction	211,045	197,670
Total property, plant and equipment, gross	$582,470	$840,695
Less: accumulated depreciation	(33,652)	(364,455)
Total property, plant and equipment, net	$548,818	$476,240
Depreciation expense was $46.2 million, $15.6 million, $50.5 million and $54.3 million for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively. During the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), the Company recorded property, plant and equipment impairment charges totaling $2.1 million, $0.5 million and $9.0 million, respectively. These charges are included in the Asset impairment charges line item in our Consolidated Statements of Operations and primarily reflect the write-off of certain property, plant and equipment.
At December 31, 2024 and December 31, 2023, $247.9 million and $226.0 million of the Company’s Property, plant and equipment, net, representing net book amounts, were located in India. At December 31, 2024 and December 31, 2023, there were no other material tangible long-lived assets located outside of the U.S., individually or in the aggregate.

NOTE 12.   GOODWILL AND OTHER INTANGIBLES
Goodwill
The Successor has no goodwill balance as of December 31, 2024. Refer to Note 3. Fresh Start Accounting for additional information about the impact of fresh start accounting on the Predecessor goodwill balance.
The following table presents changes in the carrying amounts of Predecessor goodwill (in thousands):
	Branded Pharmaceuticals	Sterile Injectables	Generic Pharmaceuticals	International Pharmaceuticals	Total
Goodwill as of December 31, 2022 (Predecessor)	$828,818	$523,193	$—	$—	$1,352,011
Goodwill as of December 31, 2023 (Predecessor)	$828,818	$523,193	$—	$—	$1,352,011
Impact of fresh start accounting	(828,818)	(523,193)	—	—	(1,352,011)
Goodwill as of April 23, 2024 (Predecessor)	$—	$—	$—	$—	$—
The carrying amounts of goodwill are net of the following accumulated impairments, if applicable (in thousands):
	Branded Pharmaceuticals	Sterile Injectables	Generic Pharmaceuticals	International Pharmaceuticals	Total
Accumulated impairment losses as of December 31, 2023 (Predecessor)	$855,810	$2,208,000	$3,142,657	$525,244	$6,731,711
Impact of fresh start accounting	(855,810)	(2,208,000)	(3,142,657)	(525,244)	(6,731,711)
Accumulated impairment losses as of April 23, 2024 (Predecessor)	$—	$—	$—	$—	$—
Other Intangible Assets
The Company’s intangible assets consist of the following components (in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Cost basis:
Indefinite-lived intangibles:
In-process research and development	$50,509	$—
Total indefinite-lived intangibles	$50,509	$—
Finite-lived intangibles:
Licenses (Predecessor)	$—	$432,107
Tradenames (Predecessor)	—	6,409
Developed technology (Predecessor)	—	5,925,662
Marketed products (weighted average life of 8 years) (Successor)	1,869,140	—
Licenses (weighted average life of 5 years) (Successor)	69,757	—
Total finite-lived intangibles (weighted average life of 8 years)	$1,938,897	$6,364,178
Total other intangibles	$1,989,406	$6,364,178

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Accumulated amortization:
Finite-lived intangibles:
Licenses (Predecessor)	$—	$(419,084)
Tradenames (Predecessor)	—	(6,409)
Developed technology (Predecessor)	—	(4,460,802)
Marketed products (Successor)	(163,654)	—
Licenses (Successor)	(9,891)	—
Total other intangibles	$(173,545)	$(4,886,295)
Net other intangibles	$1,815,861	$1,477,883

As part of fresh start accounting, as of the Effective Date, the Company wrote-off the existing intangible assets and accumulated amortization of the Predecessor and recorded $2,225.5 million to reflect the fair value of intangible assets of the Successor, as discussed in Note 3. Fresh Start Accounting. The following table summarizes the components of the estimated fair value of identified intangible assets (dollars in thousands):
	Carrying Amount	Amortization Method	Useful Life Range	Discount Rate Range
Intangible assets subject to amortization
Marketed products	$1,857,400	Straight-line	3 years to 11 years	12.3% to 30.8%
Licenses	69,757	Straight-line	5 years	26.7%
Intangible assets not subject to amortization
In-process research and development	298,334	n/a	n/a	24.8% to 27.7%
Total identified intangible assets	$2,225,491
Amortization expense for the Successor in 2024 and the Predecessor during January 1, 2024 through April 23, 2024, 2023 and 2022, totaled approximately $173.5 million, $77.0 million, $255.9 million and $337.3 million, respectively. Amortization expense is included in Cost of revenues in the Consolidated Statements of Operations.
For intangible assets subject to amortization, estimated amortization expense for the five fiscal years subsequent to December 31, 2024 (Successor) is as follows (in thousands):
2025	$251,898
2026	$250,579
2027	$235,581
2028	$235,581
2029	$222,946
Impairments
If applicable, goodwill and indefinite-lived intangible assets are tested for impairment annually, as of October 1, and when events or changes in circumstances indicate that the asset might be impaired.
We estimate the fair values of our reporting units and our intangible assets using an income approach that utilizes a discounted cash flow model.
The discounted cash flow models reflect our estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of technical and regulatory success. These assumptions are based on significant inputs and judgments not observable in the market, and thus represent Level 3 measurements within the fair value hierarchy. The discount rates used in the determination of fair value reflect our judgments regarding the risks and uncertainties inherent in the estimated future cash flows and may differ over time depending on the risk profile of the particular assets and other market factors. We believe the discount rates and other inputs and assumptions are consistent with those a market participant would use. Any impairment charges resulting from annual or interim goodwill and intangible asset impairment assessments are recorded to Asset impairment charges in our Consolidated Statements of Operations.
Annual Indefinite-Lived Intangible Impairment Tests
The Company completed its annual long-term plan update during the fourth quarter 2024. The Company’s long term plan is used to complete the Company’s annual indefinite-lived intangible asset impairment tests as of October 1, 2024. In connection with the 2024 long-term plan update, the Company, at the request of its Board of Directors, commissioned a third-party to assess the Generic Pharmaceuticals and Sterile Injectable pipeline development programs and related operational capabilities. The long-term plan incorporated the output from this assessment which included, but was not limited to, updates in assumptions regarding probability of technical and regulatory success, the timing of future product launches and the competitive landscape that may exist at the time of launch and the estimated costs to develop and/or manufacture the pipeline products. In addition, the long-term plan reflects the Company’s decision to terminate certain pipeline development programs in its Generic Pharmaceuticals and Sterile Injectable that were no longer considered viable. The discount rates used for these annual tests ranged from 25% and 28%. As a result of the test, the Company determined that the carrying amount of certain indefinite-lived assets exceeded their fair value; therefore, the Company recorded a pre-tax non-cash impairment charge of $243.6 million during the fourth quarter of 2024.
The discount rate is a key assumption when determining the estimated fair value of the Company’s pipeline products. In evaluating the reasonableness of the assumed discount rates, the Company considers all available information, including but not limited to: (i) the proximity to recent valuations, such as those performed on the Effective Date; (ii) a market participants perception of risk related to pre-launch pharmaceutical assets; and (iii) the Company’s current estimated market capitalization as compared to recent data points, such as its initial reorganization value. The Company believes the discount rates are reasonable and reflective of an internal rate of return that a market participant would expect to achieve in light of the inherent risk of these assets in development.
Annual Goodwill Impairment Tests
Endo International plc performed its annual goodwill impairment tests as of October 1, 2023 and 2022. For the purposes of these annual tests, Endo International plc had two reporting units with goodwill: Branded Pharmaceuticals and Sterile Injectables. The discount rates used for the Branded Pharmaceuticals reporting units in these annual tests were 14.5%, and 15.0%, respectively, and the discount rates used for the Sterile Injectables reporting units in these annual tests were 14.5% and 19.5%, respectively.
Endo International plc did not record any other goodwill impairment charges as a result of its October 1, 2023 and 2022 annual impairment tests.
Second-Quarter 2022 Interim Goodwill Impairment Tests
Beginning in May 2022, Endo International plc’s share price and the aggregate estimated fair value of its debt experienced significant declines. Endo International plc believed these declines, which persisted through the end of the second quarter of 2022, were predominantly attributable to continuing and increasing investor and analyst uncertainty with respect to: (i) ongoing opioid and other litigation matters for which it had been unable to reach a broad-based resolution of outstanding claims and (ii) speculation surrounding the possibility of a bankruptcy filing. Further, rising inflation and interest rates unfavorably affected the cost of borrowing, which is one of several inputs used in the determination of the discount rates used in its discounted cash flow models. For example, the U.S. Federal Reserve raised its benchmark interest rate by 50 basis points in May 2022 and by an additional 75 basis points in June 2022. Taken together, Endo International plc determined that these factors represented triggering events that required the performance of interim goodwill impairments tests for both of its Sterile Injectables and Branded Pharmaceuticals reporting units as of June 30, 2022.

When performing these goodwill impairment tests, Endo International plc estimated the fair values of its reporting units taking into consideration management’s continued commitment to Endo International plc’s strategic plans and the corresponding projected cash flows, as well as the fact that management’s views on litigation risk had not materially changed since its annual goodwill impairment tests performed on October 1, 2021. However, when analyzing its aggregated estimated internal valuation of its reporting units as of June 30, 2022 compared to its market capitalization and the aggregate estimated fair value of its debt, Endo International plc also considered the increased level of investor and analyst uncertainty described above, coupled with its belief that investors and analysts were unlikely to modify their projections or valuation models unless or until it could demonstrate significant progression on the resolution of outstanding litigation matters and/or demonstrate that the risks of potential future strategic alternatives, including the possibility of a future bankruptcy filing, were no longer applicable. After performing this analysis, Endo International plc made certain adjustments to incorporate these factors into the valuations of its reporting units, primarily through adjustments to the discount rate resulting from an increase in the CSRP, and determined that: (i) the estimated fair value of our Sterile Injectables reporting unit was less than its carrying amount, resulting in a pre-tax non-cash goodwill impairment charge of $1,748.0 million, and (ii) while the estimated fair value declined, there was no goodwill impairment for its Branded Pharmaceuticals reporting unit, for which the estimated fair value exceeded the carrying amount by more than 10%. The discount rates used in the June 30, 2022 goodwill tests were 13.5% and 18.5% for the Branded Pharmaceuticals and Sterile Injectables reporting units, respectively.
Third-Quarter 2022 Interim Goodwill Impairment Tests
As further updated and described in Note 2. Effectiveness of the Plan of Reorganization, during the third quarter of 2022, in connection with a planned sale transaction pursuant to section 363 of the Bankruptcy Code (the Sale), Endo International plc received a bid from an Ad Hoc First Lien Group (the Purchaser), referred to as a Stalking Horse Bid, subject to higher or otherwise better bids from other parties. The value of the bid, as well as its market capitalization and the aggregate estimated fair value of its debt, was considered when determining whether it was more likely than not that the carrying amounts of one or more of its reporting units exceeded their respective fair values. Further, rising inflation and interest rates unfavorably affected the cost of borrowing, which is one of several inputs used in the determination of the discount rates used in its discounted cash flow models. For example, the U.S. Federal Reserve raised its benchmark interest rate by 75 basis points in July 2022 and by an additional 75 basis points in September 2022. Taken together, Endo International plc determined that these factors represented triggering events that required the performance of interim goodwill impairments tests for both of its Sterile Injectables and Branded Pharmaceuticals reporting units as of September 30, 2022.
When performing these goodwill impairment tests, Endo International plc estimated the fair values of its reporting units taking into consideration management’s continued commitment to Endo International plc’s strategic plans and the corresponding projected cash flows. However, when analyzing its aggregated estimated internal valuation of its reporting units as of September 30, 2022 compared to its market capitalization and the aggregate estimated fair value of its debt, as well as the par value and fair value of the Stalking Horse Bid, Endo International plc made adjustments to reflect certain risks and uncertainties, including those related to the Chapter 11 Cases and the anticipated Sale, into the valuations of its reporting units, primarily through adjustments to the discount rate resulting from an increase in the CSRP, and determined that: (i) the estimated fair value of its Sterile Injectables reporting unit was less than its carrying amount, resulting in a pre-tax non-cash goodwill impairment charge of $97.0 million, and (ii) the estimated fair value of its Branded Pharmaceuticals reporting unit exceeded the carrying amount by more than 10%. The discount rates used in the September 30, 2022 goodwill tests were 15.0% and 19.5% for the Branded Pharmaceuticals and Sterile Injectables reporting units, respectively.
Fourth-Quarter 2022 Interim Goodwill Impairment Test
Beginning in late fourth-quarter 2022 and concluding in February 2023, the Endo International plc completed its annual enterprise-wide long-term strategic planning process, which resulted in updates to its projected future cash flows. Among other items, these updates primarily reflected the anticipated impacts on the Endo International plc’s projected future cash flows resulting from: (i) the discontinuation of QWO®; (ii) the disruption to XIAFLEX® revenues that occurred in the second half of 2022; (iii) routine updates to its assumptions regarding anticipated competitive events for currently marketed products, as well as probabilities of success, launch timing and the anticipated competitive landscape surrounding new product launches, including with respect to TLC599 and certain product candidates in our Sterile Injectables reporting unit pipeline; (iv) expected changes in Endo International plc’s future manufacturing expense profile, including delays related to construction, FDA inspections and product transfers to its Sterile Injectables facility in Indore, India; and (v) changes in Endo International plc’s future operating expense profile. Due to the extent of the changes to the projected future cash flows, coupled with the fact that it had recorded impairments for its Sterile Injectables reporting unit during the second and third quarters of 2022, Endo International plc concluded that it was more likely than not that the carrying amount of its Sterile Injectables reporting unit may exceed its fair value. As a result, an interim impairment test was performed as of December 31, 2022. The updates to the projected future cash flows did not result in an interim goodwill impairment test for the Branded Pharmaceuticals reporting unit due to the significant headroom in this reporting unit.
When performing the goodwill impairment test, Endo International plc estimated the fair value of its Sterile Injectables reporting unit taking into consideration management’s updated forecasts of projected cash flows, as further discussed above. The updated forecast of projected future cash flows was reduced in comparison to the prior 2022 tests. However, in reducing the cash flows, Endo International plc believed the level of risk and uncertainty of the cash flows also decreased resulting in a corresponding decrease in the CSRP and, in turn, the discount rate used in the determination of fair value of its Sterile Injectables reporting unit. The discount rate used in the December 31, 2022 goodwill impairment test was 14.5%. Endo International plc believed this discount rate and the other inputs and assumptions used to estimate fair value were consistent with those that a market participant would have used in light of the degree of risk associated with the most recent estimated future cash flows. Consistent with the goodwill impairment tests performed earlier in 2022, Endo International plc compared its aggregated estimated internal valuation of its reporting units as of December 31, 2022 to its market capitalization and the aggregate estimated fair value of its debt, as well as the par value and fair value of the Stalking Horse Bid. As a result of the December 31, 2022 test, Endo International plc determined that there was no impairment of goodwill.
Other Intangible Asset Impairments
With respect to other intangible assets, we did not record an asset impairment charge during the Successor year ended December 31, 2024 and Endo International plc did not record an asset impairment charge during the Predecessor period January 1, 2024 through April 23, 2024 or the year ended December 31, 2023. Endo International plc recorded asset impairment charges of $288.7 million during the year ended December 31, 2022. These pre-tax non-cash asset impairment charges related primarily to certain developed technology intangible assets that were tested for impairment following changes in market conditions and certain other factors impacting recoverability. The amount recorded in 2022 included charges related to the 2022 Restructuring Initiative, as further discussed in Note 6. Restructuring.
NOTE 13.   LICENSE, COLLABORATION AND ASSET ACQUISITION AGREEMENTS
We have entered into certain license, collaboration and asset acquisition agreements with third parties. Generally, these agreements require us to share in the costs of developing, manufacturing, commercializing and/or selling product candidates and/or products with third parties, who in turn grant us marketing rights for such product candidates and/or products. Under these agreements we are generally required to: (i) make upfront payments and/or other payments upon successful completion of regulatory, sales and/or other milestones and/or (ii) pay royalties on sales and/or other costs arising from these agreements. We have also, from time to time, entered into agreements to directly acquire certain assets from third parties.
Nevakar Agreements
In May 2022, Endo International plc announced that it had entered into an agreement to acquire six development-stage RTU injectable product candidates from Nevakar Injectables, Inc., a subsidiary of Nevakar, Inc., for an upfront cash payment of $35.0 million (the 2022 Nevakar Agreement). The acquisition closed during the second quarter of 2022. The acquired set of assets and activities did not meet the definition of a business. As a result, Endo International plc accounted for the transaction as an asset acquisition. Upon closing, the upfront payment was recorded as Acquired in-process research and development in the Consolidated Statements of Operations.

The product candidates, which relate to the Sterile Injectables segment, are in various stages of development. The first commercial launch is expected in 2025; however, there can be no assurance this will occur within this timeframe or at all. With this acquisition, Endo will control all remaining development, regulatory, manufacturing and commercialization activities for the acquired product candidates.
In August 2022, within the ongoing bankruptcy proceedings, Endo International plc and/or its subsidiaries filed an adversary proceeding (the Nevakar Litigation) against Nevakar, Inc. and Nevakar Injectables Inc. (collectively, Nevakar) to enforce: (i) a 2018 development, license and commercialization agreement (the 2018 Nevakar Agreement) and (ii) the 2022 Nevakar Agreement. In September 2022, Nevakar filed counterclaims against the Endo International plc and/or its subsidiaries. In December 2022, Endo International and/or its subsidiaries and Nevakar reached a settlement with respect to the Nevakar Litigation (the Nevakar Settlement) subject to Bankruptcy Court approval. The Nevakar Settlement provided for the amendment (the Nevakar Amendment) of the 2018 Nevakar Agreement to revoke the Endo International plc’s and/or its subsidiaries license of two products covered by the 2018 Nevakar Agreement, modify Endo International plc’s and/or its subsidiaries license to the remaining three products covered by the 2018 Nevakar Agreement to reduce the royalty owed to Nevakar, terminate any obligations of Endo International plc and/or its subsidiaries to make payments to Nevakar upon achievement of contingent milestones and eliminate Nevakar’s ability to terminate the remaining licenses for Endo International plc’s and/or its subsidiaries breach or material breach. The Nevakar Settlement also provided that Endo International plc and/or its subsidiaries and Nevakar would agree to a mutual release of certain claims under both the 2018 Nevakar Agreement and the 2022 Nevakar Agreement. The Nevakar Settlement was approved by the Bankruptcy Court in January 2023. The Nevakar Settlement had no effect on the Consolidated Financial Statements in 2022.
In the first quarter of 2023, Endo International plc concluded that the Nevakar Amendment met the definition of a nonmonetary exchange. The Nevakar Amendment did not result in the sale or acquisition of additional rights by Endo International plc and/or its subsidiaries. Endo International plc determined that the estimated value of the product rights revoked is approximately equal to the estimated reduction in the future royalty costs associated with the three products retained. There was no carrying value associated with the revoked product rights as the associated payments to Nevakar were previously expensed as Acquired in-process research and development. Based on these factors, the Nevakar Amendment had no effect on the Consolidated Financial Statements for the year ended December 31, 2023.
TLC Agreement
In June 2022, Endo International plc announced that it had entered into an agreement with Taiwan Liposome Company, Ltd. (TLC) to commercialize TLC599 (the TLC Agreement). Endo International plc accounted for the agreement as an asset acquisition. During the second quarter of 2022, Endo International plc made an upfront payment of $30.0 million to TLC and recorded a corresponding charge to Acquired in-process research and development in the Consolidated Statements of Operations. Pursuant to the terms of the TLC Agreement, Endo International plc deposited $85.0 million into an escrow account which was anticipated to be used to fund certain future obligations or returned to Endo International plc upon satisfaction of certain conditions.
On October 13, 2023, the Debtors commenced an adversary proceeding against TLC in the Bankruptcy Court. In March 2024, the parties to the adversary proceeding entered into a settlement agreement which was filed with the Bankruptcy Court and became effective upon Bankruptcy Court approval in April 2024 (TLC Settlement), prior to the Effective Date.
In connection with the TLC Settlement the Debtors agreed to settle all disputes arising out of or relating to, and terminate the TLC Agreement. Under the terms of the TLC Settlement, among other things, TLC relinquished any liens on, claims to, rights to payment from, or control over the $85.0 million restricted cash and returned the $85.0 million to the Debtors prior to the Effective Date.
NOTE 14.   CONTRACT ASSETS AND LIABILITIES
Our revenue consists almost entirely of sales of our products to customers, whereby we ship products to a customer pursuant to a purchase order. Revenue contracts such as these do not generally give rise to contract assets or contract liabilities because: (i) the underlying contracts generally have only a single performance obligation and (ii) we do not generally receive consideration until the performance obligation is fully satisfied. At December 31, 2024, the unfulfilled performance obligations for these types of contracts relate to ordered but undelivered products. We generally expect to fulfill the performance obligations and recognize revenue within one week of entering into the underlying contract. Based on the short-term initial contract duration, additional disclosure about the remaining performance obligations is not required.
Certain of our other income-generating contracts, including license and collaboration agreements, may result in contract assets and/or contract liabilities. For example, we may recognize contract liabilities upon receipt of certain upfront and milestone payments from customers when there are remaining performance obligations.
The following table shows the opening and closing balances of contract assets and contract liabilities from contracts with customers (dollars in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Contract assets(1)	$11,728	$11,387
Contract liabilities(2)	$2,969	$3,534

(1)
At December 31, 2024 and December 31, 2023, approximately $2.4 million and $2.1 million, respectively, of these contract asset amounts are classified as current and are included in Prepaid expenses and other current assets in the Company’s Consolidated Balance Sheets. The remaining amounts are classified as noncurrent and are included in Other assets.

(2)
At both December 31, 2024 and December 31, 2023, approximately $0.6 million of these contract liability amounts are classified as current and are included in Accounts payable and accrued expenses in the Company’s Consolidated Balance Sheets. The remaining amounts are classified as noncurrent and are included in Other liabilities. During the Successor year ended December 31, 2024 and Predecessor period January 1, 2024 through April 23, 2024, approximately $0.4 million and $0.2 million, respectively, of revenue was recognized that was included in the contract liability balance at December 31, 2023.

During the Successor year ended December 31, 2024 and Predecessor period January 1, 2024 through April 23, 2024, we recognized revenue of $8.9 million and $7.2 million, respectively, relating to performance obligations satisfied, or partially satisfied, in prior periods. Such revenue generally relates to changes in estimates with respect to our variable consideration.
NOTE 15.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses included the following at December 31, 2024 and December 31, 2023 (in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Trade accounts payable	$107,635	$94,735
Returns and allowances	99,425	119,577
Rebates	108,831	105,428
Other sales deductions	3,367	3,212
Accrued interest	17,772	—
Accrued payroll and related benefits	68,808	81,145
Accrued royalties and other distribution partner payables	20,281	35,856
Acquisition-related contingent consideration – current	3,303	—
Other(1)	46,063	97,783
Total	$475,485	$537,736

(1)
Amounts include a wide variety of accrued expenses, the most significant of which, at December 31,

2023, relate to accrued legal and other professional fees incurred prior to the Effective Date. Approximately $80.5 million was placed into escrow prior to or on the Effective Date for the settlement of certain of these liabilities. At December 31, 2024, all funds included in these escrow accounts have been disbursed in full satisfaction of the corresponding accrued legal and other professional fee liabilities.
The decrease in the Returns and allowances and Rebates accruals are primarily due to changes in gross sales and customer mix, as well as other factors. The increase in accrued interest expense is directly related to Exit Financing Debt, described in more detail in Note 16. Debt. The decrease in the Other accrued expense category, inclusive of accrued legal and other professional fee accruals, is primarily a result of timing of payments.
The amounts in the table above at December 31, 2023 do not include amounts classified as Liabilities subject to compromise in the Predecessor Consolidated Balance Sheets. Refer to Note 2. Effectiveness of the Plan of Reorganization for additional information about Liabilities subject to compromise.
NOTE 16.   DEBT
The following table presents information about the Company’s total indebtedness at December 31, 2024 and December 31, 2023 (dollars in thousands):
	Successor			Predecessor
	December 31, 2024			December 31, 2023
	Effective Interest Rate	Principal Amount(2)	Carrying Amount(4)	Effective Interest Rate(1)	Principal Amount(2)	Carrying Amount(3)
5.375% Senior Notes due 2023		$—	$—	5.38%	$6,127	$6,127
6.00% Senior Notes due 2023		—	—	6.00%	56,436	56,436
5.875% Senior Secured Notes due 2024		—	—	6.88%	300,000	300,000
6.00% Senior Notes due 2025		—	—	6.00%	21,578	21,578
7.50% Senior Secured Notes due 2027		—	—	8.50%	2,015,479	2,015,479
9.50% Senior Secured Second Lien Notes due 2027		—	—	9.50%	940,590	940,590
6.00% Senior Notes due 2028		—	—	6.00%	1,260,416	1,260,416
6.125% Senior Secured Notes due 2029		—	—	7.13%	1,295,000	1,295,000
8.50% Senior Notes Due 2031	8.87%	1,000,000	982,291		—	—
Term Loan Facility (Successor)	9.16%	1,496,250	1,455,430		—	—
Term Loan Facility (Predecessor)		—	—	14.50%	1,975,000	1,975,000
Revolving Credit Facility (Predecessor)		—	—	12.00%	277,200	277,200
Total		$2,496,250	$2,437,721		$8,147,826	$8,147,826
Less: current portion, net		15,000	15,000		—	—
Total long-term debt, less current portion, net		$2,481,250	$2,422,721		$8,147,826	$8,147,826

(1)
Beginning on the Petition Date, the Predecessor ceased recognition of interest expense related to all debt instruments and began to incur “adequate protection payments” related to First Lien Debt Instruments (representing all debt instruments except for the senior unsecured notes and the 9.50% Senior Secured Second Lien Notes due 2027). The December 31, 2023 “effective interest rates” included in the table above represent the rates in effect on such dates used to calculate: (i) future adequate protection payments related Predecessor First Lien Debt Instruments and (ii) future contractual interest related to the Predecessor’s other debt instruments, notwithstanding the fact that such interest is not currently being recognized. These rates are expressed as a percentage of the contractual principal amounts outstanding as of such date.

(2)
The December 31, 2024 and December 31, 2023 principal amounts represent the amount of unpaid contractual principal owed on the respective instruments.

(3)
As of December 31, 2023, the entire carrying amount of the Predecessor debt, as well as any related remaining accrued and unpaid interest that existed as of the Petition Date, was included in the Liabilities subject to compromise line in the Predecessor Consolidated Balance Sheets.

(4)
As of December 31, 2024, the carrying amount of the respective debt instruments represents the unpaid contractual principal amounts owed less applicable deferred financing fees and original issue discounts.

General Information
The aggregate estimated fair value of long-term debt, which was determined based on Level 2 quoted market price inputs for the same or similar debt issuances, was approximately $2.6 billion at December 31, 2024 and $4.1 billion at December 31, 2023.
Exit Financing Debt
New Credit Facilities
On the Effective Date, as contemplated in the Plan, Endo Finance Holdings, Inc., a wholly owned subsidiary of Endo, Inc., also referred to herein as the Issuer, entered into the New Credit Agreement by and among the Issuer, as borrower, Endo, Inc., as parent guarantor, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender, which provides for, among other things: (i) the New Revolving Credit Facility, and (ii) the New Term Facility, presented in the table above as Term Loan Facility (Successor) (the New Term Facility and, together with the New Revolving Credit Facility, the New Credit Facilities). The New Credit Agreement provides the Issuer with the option to raise certain incremental credit facilities, subject to certain limitations and conditions specified in the New Credit Agreement. The New Revolving Credit Facility has a maturity date of April 23, 2029 and the New Term Facility has a maturity date of April 23, 2031. At December 31, 2024, approximately $396 million of capacity under the New Revolving Credit Facility is undrawn and available to the Company, net of outstanding standby letters of credit.
The New Credit Agreement contains affirmative and negative covenants that the Company believes to be customary for a senior secured credit facility of this type. The negative covenants include, among other things, indebtedness, fundamental changes, dispositions of property and assets (including sale-leaseback transactions), investments, restricted payments, restrictive agreements, transactions with affiliates, swap arrangements, amending subordinated debt documents, changes in fiscal year and changes in the nature of business. If we draw more than 40% of total available credit under our New Revolving Credit Facility (other than (a) undrawn letters of credit in an amount not to exceed $20.0 million and (b) cash collateralized or backstopped letters of credit), we will be required to comply with a maximum first lien net leverage ratio not to exceed 6.10 to 1.00. As of December 31, 2024, we were in compliance with all such covenants.
Borrowings under the New Revolving Credit Facility bear interest, at the borrower’s election, based on: (i) the alternate base rate; (ii) the Canadian prime rate; (iii) Term SOFR (as defined in the New Credit Agreement); or (iv) adjusted Term CORRA (which includes a credit spread adjustment based on the interest period, and as defined in the New Credit Agreement), in each case, plus the applicable margin; provided that Term SOFR and adjusted Term CORRA shall not be less than, with respect to loans under the New Revolving Credit Facility, 0.00% per annum, and with respect to loans under the New Term Facility, 0.50%. The applicable margins are based upon a first lien net leverage ratio as set forth in the New Credit Agreement, which range from: (i) for loans under the New Revolving Credit Facility based on (x) Term SOFR or adjusted Term CORRA, 3.00% to 3.50% and (y) alternate base rate or Canadian prime rate, 2.00% to 2.50%; and (ii) for loans under the New Term Facility based on (x) Term SOFR, 4.25% to 4.50% and (y) alternate base rate, 3.25% to 3.50%.
The obligations under the New Credit Agreement are guaranteed by Endo, Inc. and certain subsidiaries of the borrower from time to time, or the guarantors, and secured by a lien on substantially all the assets (with certain exceptions) of the borrower and the guarantors in accordance with the terms of the New Credit

Agreement and the other related security documents and that certain first-lien intercreditor agreement, dated as of the Effective Date, among the New Senior Secured Notes collateral agent, the New Credit Agreement collateral agent, the Issuer, the guarantors and the other agents from time to time party thereto (the Intercreditor Agreement).
Pursuant to the Intercreditor Agreement, with respect to any Shared Collateral (as defined in the Intercreditor Agreement) proceeds received after the occurrence, and during the continuance, of an event of default under the applicable secured debt documents, holders of the obligations under the New Revolving Credit Facility and certain specified cash management and hedging obligations secured in connection therewith (the Revolving Facility Obligations), shall be paid prior to the lenders under the New Term Facility and the noteholders. Moreover, the New Credit Agreement collateral agent is the controlling agent under the Intercreditor Agreement and, prior to the discharge of the Revolving Facility Obligations, will take direction from lenders holding a majority of the commitments under the New Revolving Credit Facility in respect of the exercise of rights and remedies including in any insolvency proceeding, consent to debtor-in-possession (DIP) financing, sale of collateral, use of cash collateral, adequate protection and other customary bankruptcy provisions.
October 2024 New Credit Agreement Repricing
On October 29, 2024, the Company entered into the First Amendment (the “Amendment”) to the New Credit Agreement, and as amended by the Amendment, the “Amended Credit Agreement,” among Endo, Endo Finance Holdings, Inc., the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender. The Amendment provides for, among other things, the refinancing of all outstanding initial term loans with a new tranche of term loans that bears interest at a rate per annum equal to, at our option, (x) Term SOFR plus a range of 3.75% to 4.00% or (y) an alternate base rate plus a range of 2.75% to 3.00%, in each case based upon our First Lien Net Leverage Ratio (as defined in the Amended Credit Agreement). The Amendment resulted in a 0.50% reduction in our term loan interest rate margins.
New Senior Secured Notes
On the Effective Date, the Issuer issued the New Senior Secured Notes (presented in the table above as 8.50% Senior Notes Due 2031) at an issue price of 100%. The New Senior Secured Notes were issued in a private offering to qualified institutional buyers pursuant to Rule 144A and outside the United States to non-U.S. persons pursuant to Regulation S. The New Senior Secured Notes are the Issuer’s senior secured obligations and are guaranteed on a senior secured basis by Endo, Inc. and the subsidiaries that guarantee the New Credit Agreement. The New Senior Secured Notes are secured on a pari passu basis by first-priority liens, subject to permitted liens and certain other exceptions, and the prior payment of the Revolving Facility Obligations from proceeds of the collateral, on the same collateral that secures the New Credit Agreement. The New Senior Secured Notes will mature on April 15, 2031, subject to earlier repurchase or redemption in accordance with the terms of the Indenture (as defined below), and bear interest at 8.50% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2024.
Before April 15, 2027, the New Senior Secured Notes are redeemable by the Issuer, in whole or in part, at a redemption price equal to 100.00% of the principal amount of the New Senior Secured Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. In addition, at any time prior to April 15, 2027, the Issuer may redeem up to 10.00% of the original aggregate principal amount of the New Senior Secured Notes during each twelve-month period commencing with the Effective Date at a redemption price equal to 103.00% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. In addition, at any time prior to April 15, 2027, the Issuer may redeem up to 40.00% of the aggregate principal amount of the New Senior Secured Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.50% of the aggregate principal amount of the New Senior Secured Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. If Endo, Inc. experiences certain change of control events, the Issuer must offer to repurchase the New Senior Secured

Notes at 101.00% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.
The New Senior Secured Notes are redeemable by the Issuer, in whole or in part, at any time on or after April 15, 2027 at a redemption price expressed as a percentage of the principal amount thereof, which percentage is 104.25%, approximately 102.13% and 100.00% during the twelve-month period beginning on April 15 of 2027, 2028 and 2029 and thereafter, respectively, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.
The New Senior Secured Notes and guarantees were issued pursuant to an indenture by and among the Issuer, Endo, Inc., the subsidiary guarantors and Computershare Trust Company, National Association, as trustee and notes collateral agent (the Indenture). The Indenture contains covenants that, among other things, restrict Endo, Inc.’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make certain dividend payments, distributions, investments and other restricted payments, sell certain assets, agree to any restrictions on the ability of restricted subsidiaries to make payments to the Issuer, create certain liens, merge, consolidate, or sell all or substantially all of Endo, Inc.’s or any restricted subsidiary’s assets, or enter into certain transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications, including the suspension of certain of these covenants upon the New Senior Secured Notes receiving investment grade credit ratings. As of December 31, 2024, we were in compliance with all such covenants.
Maturities
For each of the five fiscal years subsequent to December 31, 2024, the maturities on our Exit Financing Debt are as follows (in thousands):
Maturities(1)
2025	$15,000
2026	$15,000
2027	$15,000
2028	$15,000
2029	$15,000

(1)
The amounts in this maturities table do not reflect any potential early repayments or refinancings.

Endo International plc Events of Default and Bankruptcy-Related Matters
Endo International plc and certain of its subsidiaries were party to the Legacy Credit Agreement (as amended from time to time, the Legacy Credit Agreement), including: (i) a $1,000.0 million senior secured revolving credit facility (the Legacy Revolving Credit Facility) and (ii) a $2,000.0 million senior secured term loan facility (the Legacy Term Loan Facility and, together with the Legacy Revolving Credit Facility, the Legacy Credit Facilities).
On the Petition Date, the Debtors filed voluntary petitions for relief under the Bankruptcy Code, which constituted an event of default that accelerated Endo International plc’s obligations under substantially all of its then-outstanding debt instruments. Section 362 of the Bankruptcy Code stayed creditors from taking any action to enforce the related financial obligations and creditors’ rights of enforcement in respect of the debt instruments were subject to the applicable provisions of the Bankruptcy Code until the Effective Date.
As a result of the Chapter 11 Cases, from the Petition Date through the Effective Date, Endo International plc did not make any scheduled principal or interest payments on the Legacy Credit Facilities or its various then-outstanding senior notes and senior secured notes but was required to make certain adequate protection payments as further discussed below.
As a result of uncertainties regarding the ultimate allowance of claims in connection with the Chapter 11 Cases, all secured and unsecured debt instruments were classified as Liabilities subject to compromise in the

Predecessor Consolidated Balance Sheets, and Endo International plc ceased the recognition of interest expense related to these instruments as of the Petition Date through the Effective Date. During the Predecessor period January 1, 2024 through April 23, 2024, Endo International plc did not recognize approximately $204 million, respectively, of contractual interest expense that would have been recognized if not for the Chapter 11 Cases. Endo International plc was, among other things, obligated to make certain adequate protection payments during the bankruptcy proceedings on each of certain debt instruments. On a cumulative basis through April 23, 2024, Endo International plc made the following adequate protection payments:
•
$54.1 million with respect to the Legacy Revolving Credit Facility;

•
$471.2 million with respect to the Legacy Term Loan Facility; and

•
$572.0 million with respect to the applicable senior secured notes.

During the period January 1, 2024 through April 23, 2024, adequate protection payments of $192.3 million were recorded as a reduction of the carrying amount of the respective first lien debt instruments. The respective debt instruments were then adjusted to the estimated allowed claim amount resulted in a charge within Reorganization items, net in the Predecessor Consolidated Statements of Operations.
NOTE 17.   COMMITMENTS AND CONTINGENCIES
Manufacturing, Supply and Other Service Agreements
Our subsidiaries contract with various third-party manufacturers, suppliers and service providers to provide raw materials used in our subsidiaries’ products and semi-finished and finished goods, as well as certain packaging, labeling services, customer service support, warehouse and distribution services. If, for any reason, we are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for our products or services needed to conduct our business, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.
In addition to the manufacturing and supply agreements described above, we have agreements with various companies for clinical development and certain other services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows.
U.S. Government Cooperative Agreement
In November 2021, Endo International plc and/or certain subsidiaries entered into a cooperative agreement with the U.S. Department of Defense (DoD), pursuant to an interagency agreement with HHS whereby the DoD provided contracting support to HHS during the COVID-19 pandemic. The cooperative agreement with the DoD concluded in the third quarter of 2023 and a new cooperative agreement with HHS, containing substantially the same terms, was simultaneously executed (the U.S. Government Cooperative Agreement). The U.S. Government Cooperative Agreement and the relationship with HHS was transitioned to Endo, Inc. and/or certain of its subsidiaries. The purpose of the U.S. Government Cooperative Agreement, is to expand our Sterile Injectables segment’s fill-finish manufacturing production capacity and capabilities at our Rochester, Michigan facility to support the U.S. government’s national defense efforts regarding production of critical medicines advancing pandemic preparation. The U.S. Government Cooperative Agreement is part of the U.S. government’s efforts, authorized under the Defense Production Act, to address potential vulnerabilities in critical product supply chains and strengthen the advancement of domestic manufacturing capabilities critical to the national defense, including essential medicines production.
Under the terms of the U.S. Government Cooperative Agreement, our Rochester facility will establish new sterile fill-finish manufacturing assets capable of processing liquid or lyophilized products requiring Biosafety Level (BSL) 2 containment in order to establish and sustain BSL 2 sterile fill-finish production capacity to create and maintain industrial base capabilities for the national defense. Certain qualifying costs are eligible for reimbursement by the U.S. government under a cost share arrangement, generally within

30 days of us submitting requests for reimbursement. The Company must generally incur the costs before subsequently seeking reimbursement of qualifying costs from the U.S. government. Amounts reimbursed are subject to audit and may be recaptured by the U.S. government in certain circumstances.
Construction is currently in progress. During the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (Predecessor), we incurred costs of approximately $14.6 million, $6.1 million and $52.9 million, respectively, associated with the U.S. Government Cooperative Agreement. The following table summarizes certain information about the activity under the U.S. Government Cooperative Agreement at December 31, 2024 and December 31, 2023 (dollars in thousands):
	Successor	Predecessor
	2024	2023
Cumulative grant proceeds received to reimburse asset construction	$77,267	$58,032
Capex reimbursement receivable, included in Accounts receivable, net	289	5,514
Cumulative amounts applied against assets placed in service(1)	(20,482)	(18,922)
Total deferred grant income(2)	$57,074	$44,624
Assets under construction, gross	$74,396	$58,359
Assets placed in service, gross	26,950	24,898
Endo’s portion of costs included in Property, plant and equipment, net	(23,790)	(19,711)
Cumulative amounts applied against assets placed in service(1)	(20,482)	(18,922)
Total deferred grant income(2)	$57,074	$44,624

(1)
Portions of the facility constructed under the U.S. Government Cooperative Agreement, including machinery and equipment, have been placed into service. Consistent with our policy election, discussed in Note 4. Summary of Significant Accounting Policies, we have deducted the corresponding grant reimbursement from Property, plant and equipment, net when the asset was placed in service.

(2)
These balances represent the reimbursable portion of costs included in assets under construction included in Other liabilities in the Consolidated Balance Sheets.

Approximately $0.5 million, $0.6 million, $1.3 million and $1.0 million has been charged to expense, including depreciation for assets placed into service, during the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the years ended December 31, 2023 (Predecessor) and 2022 (Predecessor), respectively, with the majority of such expense included within Selling, general and administrative expenses and Cost of revenues in our Consolidated Statements of Operations. During the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the years ended December 31, 2023 (Predecessor) and 2022 (Predecessor), these amounts are net of reimbursements of approximately $1.4 million, $1.9 million, $4.1 million and $3.1 million, respectively.
Amounts included in the Consolidated Statements of Operations for the year ended December 31, 2022 (Predecessor) were not material.
We estimate that approximately ninety percent of our expected capital expenditures related to this agreement, as well as the corresponding reimbursements from the U.S. government, have occurred through December 31, 2024. We anticipate that facility readiness will occur in 2026, but there can be no assurance this will occur.
The new sterile fill-finish manufacturing assets will be available to support our future commercial operations, subject to the U.S. government’s conditional priority access and certain preferred pricing obligations under the U.S. Government Cooperative Agreement. The U.S. government will have conditional priority access to the facility for an initial period of ten years from the completion of the expansion project, which could be extended in the future after good faith negotiation and on commercially reasonable terms and conditions. Specifically, the U.S. government (or a third-party U.S. government supporting entity) will have priority access to utilize the new sterile fill-finish manufacturing assets for the production of a medical countermeasure if a determination is made in writing by the Secretary of HHS that the priority access is needed to respond to a disease, health condition or other threat to the public health that causes a public health emergency or a credible risk of such an emergency. The U.S. Government Cooperative Agreement also contemplates the establishment of separate supply agreements to be negotiated in good faith on mutually-acceptable commercially reasonable terms. Refer to Note 4. Summary of Significant Accounting Policies for additional information about our accounting for the U.S. Government Cooperative Agreement.
Legal Proceedings and Investigations
Endo, Inc. and certain of its subsidiaries as well as Endo International plc and certain of its subsidiaries, including certain Debtors, are involved in various claims, legal proceedings and internal and governmental investigations (collectively, proceedings) arising from time to time, including, among others, those relating to product liability, intellectual property, regulatory compliance, consumer protection, tax and commercial matters. An adverse outcome in certain proceedings described herein could have a material adverse effect on our business, financial condition, results of operations and cash flows. Endo, Inc. and certain of its subsidiaries are also subject to a number of matters that are not being disclosed herein because, in the opinion of our management, these matters are immaterial both individually and in the aggregate with respect to our financial position, results of operations and cash flows.
As further discussed in Note 2. Effectiveness of the Plan of Reorganization, on the Petition Date, certain of the Debtors filed voluntary petitions for relief under the Bankruptcy Code. Certain additional Debtors filed voluntary petitions for relief under the Bankruptcy Code on May 25, 2023 and May 31, 2023. Under the Bankruptcy Code, third-party actions to collect prepetition indebtedness owed by the Debtors, as well as most litigation pending against the Debtors as of the Petition Date were generally subject to an automatic stay. Such automatic stay remained in place until the Effective Date, at which point claims against the Debtors were discharged and channeled to the applicable trusts in accordance with the Plan.
Endo, Inc. believes that certain settlements and judgments, as well as legal defense costs are or may be covered in whole or in part under our insurance policies with a number of insurance carriers. In certain circumstances, insurance carriers reserve their rights to contest or deny coverage. Amounts recovered under our insurance policies could be materially less than stated coverage limits and may not be adequate to cover damages, other relief and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims in the amounts we expect or that coverage will otherwise be available. Even where claims are submitted to insurers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. Accordingly, we will record receivables with respect to amounts due under these policies only when the realization of the potential claim for recovery is considered probable.
We may not have and may be unable to obtain or maintain insurance on acceptable terms or with adequate coverage against potential liabilities or other losses, including costs, judgments, settlements and other liabilities incurred in connection with current or future legal proceedings, regardless of the success or failure of the claim. Additionally, we may be limited by the surviving insurance policies of acquired entities, which may not be adequate to cover potential liabilities or other losses. Even where claims are submitted to insurance carriers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. The failure to generate sufficient cash flow or to obtain other financing could affect our ability to pay amounts due under those liabilities not covered by insurance. Additionally, the nature of our business, the legal proceedings to which we are exposed and any losses we suffer may increase the cost of insurance, which could impact our decisions regarding our insurance programs.
Pursuant to the Plan, on the Effective Date thereof, all persons (subject to limited exceptions) who had or may have had in the future claims based on, arising out of, attributable to or in any way connected with certain specified Debtor insurance policies (Specified Policies), including those that may provide coverage for the claims that were filed against the Debtors, were enjoined from taking any action to collect, recover or receive payment with respect to any such claims. The foregoing injunction does not preclude the General Unsecured Creditors Trust (GUC Trust) from pursuing any claim based on, arising under or attributable to the Specified Policies or any claim that may exist under any Specified Policy against the insurer(s) thereof.

The rights under the Specified Policies were effectively transferred to the GUC Trust and we do not have the right to pursue claims against such policies.
As of December 31, 2024, our accrual for loss contingencies of approximately $7.4 million represents the unpaid portion of the settlement consideration payable under the Debtors’ settlement with the FCR, which Endo, Inc. assumed on the Effective Date. As of December 31, 2023, Endo International plc had an accrual for loss contingencies of $2,431.5 million, the most significant components of which related to: (i) various opioid-related matters as further described herein and (ii) product liability and related matters associated with transvaginal surgical mesh products. Although there is a possibility that a loss in excess of the amount recognized exists, we are unable to estimate the possible loss or range of loss in excess of the amount recognized at the time. As of December 31, 2023, Endo International plc’s entire accrual for loss contingencies was classified as Liabilities subject to compromise in the Consolidated Balance Sheets and recorded at the expected allowed claim amount, even if they were ultimately settled for different amounts. As noted above, pursuant to the Plan, on the Effective Date thereof, all such claims against the Debtors were discharged and channeled to the applicable trusts.
As part of the Chapter 11 Cases, persons and entities believing that they have claims or causes of action against the Debtors, including litigants, were instructed to file proofs of claim evidencing such claims. On April 3, 2023, the Bankruptcy Court entered the Bar Date Order, as subsequently amended on June 23, 2023 and July 14, 2023, setting July 7, 2023 as the general bar date (deadline) for persons and non-governmental entities to file proofs of claim against the Debtors. The Bankruptcy Court also set May 31, 2023 as the bar date for governmental entities to file claims other than certain claims relating to opioids against the Debtors. Certain claims, including most governmental claims relating to opioids, were subject to separate bar date procedures as set forth in more detail in the Bar Date Order.
At the Debtors’ request, the Bankruptcy Court appointed the FCR in the Chapter 11 Cases. As further described in the applicable Bankruptcy Court filings, the FCR represents the rights of individuals who may in the future assert one or more personal injury claims against the Debtors or a successor of the Debtors’ businesses relating to the Debtors’ opioid or transvaginal surgical mesh products, but who could not assert such claims in the Chapter 11 Cases because, among other reasons, such individuals were unaware of the alleged injury, had a latent manifestation of the alleged injury or were otherwise unable to assert or incapable of asserting claims based on the alleged injury. Although the FCR was initially appointed to represent the rights of individuals who may in the future assert one or more personal injury claims against the Debtors or a successor of the Debtors’ businesses relating to the Debtors’ ranitidine products, in August 2023 the Bankruptcy Court entered an order terminating the FCR’s appointment with respect to claims relating to the Debtors’ ranitidine products.
Vaginal Mesh Matters
Since 2008, certain Debtors, including American Medical Systems Holdings, Inc. (AMS) (which subsequently converted to Astora Women’s Health Holdings, LLC and merged into Astora Women’s Health LLC (Astora)), have been named as defendants in multiple lawsuits in various state and federal courts in the U.S., and in the United Kingdom, Australia and other countries, alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat pelvic organ prolapse (POP) and stress urinary incontinence (SUI). Endo International plc and its subsidiaries have not sold such products since March 2016. Plaintiffs claim a variety of personal injuries, including chronic pain, incontinence, inability to control bowel function and permanent deformities, and seek compensatory and punitive damages, where available.
At various times from June 2013 through the Petition Date, Endo International plc and/or certain of its subsidiaries entered into various Master Settlement Agreements (MSAs) and other agreements intended to resolve approximately 71,000 filed and unfiled U.S. mesh claims. These MSAs and other agreements were solely by way of compromise and settlement and were not an admission of liability or fault by Endo International plc or any of its subsidiaries. All MSAs were subject to a process that included guidelines and procedures for administering the settlements and the release of funds. In certain cases, the MSAs provided for the creation of QSFs into which settlement funds were deposited, established participation requirements and allowed for a reduction of the total settlement payment in the event participation thresholds were not met. In certain circumstances, participation requirements or other conditions for payment were not satisfied prior to the Petition Date. Prior to the Effective Date, funds deposited in QSFs were considered restricted cash and/or restricted cash equivalents. Distribution of funds to any individual claimant was conditioned upon the receipt of documentation substantiating product use, the dismissal of any lawsuit and the release of the claim as to us and all affiliates. Prior to receiving funds, an individual claimant was required to represent and warrant that liens, assignment rights or other claims identified in the claims administration process have been or will be satisfied by the individual claimant. Confidentiality provisions applied to the settlement funds, amounts allocated to individual claimants and other terms of the agreements.
The following table presents the changes in the mesh-related QSFs and liability accrual balances during the period from December 31, 2023 through the Effective Date (in thousands):
	Predecessor
	Mesh Qualified Settlement Funds	Mesh Liability Accrual(1)
Balance as of December 31, 2023	$49,464	$222,592
Cash received for reversionary interests	(11,048)	—
Cash distributions to settle disputes from Qualified Settlement Funds	(1,523)	(1,523)
Other	199	199
Impacts of the Plan(2)	(37,092)	(221,268)
Balance as of April 23, 2024	$—	$—

(1)
As of December 31, 2023, the entire accrual is classified as Liabilities subject to compromise in the Consolidated Balance Sheets.

(2)
Pursuant to the Plan, on the Effective Date thereof, all mesh claims against the Debtors were discharged and channeled to the applicable trusts. Additionally, the QSFs were not transferred to Endo, Inc. Refer to Note 3. Fresh Start Accounting for additional information about the impacts of the Plan.

Charges related to vaginal mesh associated legal fees and other expenses for all predecessor periods presented are reported in Discontinued operations, net of tax in our Consolidated Statements of Operations.
As of the Effective Date, Endo International and/or its subsidiaries made total cumulative mesh liability payments of approximately $3.6 billion. Pursuant to the Plan, on the Effective Date thereof, all mesh claims against the Debtors were discharged and channeled to the applicable trusts, and as such, we do not expect to make new payments under previously executed MSAs.
In June 2023, the Debtors filed a motion in the Bankruptcy Court seeking: (i) confirmation that the automatic stay does not apply to certain distributions to mesh claimants under the QSFs and (ii) authorization to request the return of the QSF funds to relevant parties (the QSF Motion). In July 2023, the Bankruptcy Court entered an order confirming that the automatic stay does not apply to certain distributions from QSFs for mesh claimants for whom the Debtors do not have a reversionary interest, as scheduled in the QSF Motion, and authorizing the Debtors to request the return of the QSF funds for the mesh claimants who did not object to the QSF Motion (the QSF Order). Objecting mesh claimants had until April 11, 2024 to file a formal objection to the QSF Motion, unless otherwise agreed by the Debtors and such claimants. No such objections were filed, and in April 2024, the Debtors filed amended schedules to the QSF Order, which became immediately subject to terms of the QSF Order upon filing. The amended schedules to the QSF Order fully resolved each mesh claim subject to the QSF Motion. During the period December 31, 2023 through the Effective Date, approximately $11.0 million of the undisputed reversionary QSF funds were returned to the Debtors.
As of the Petition Date, mesh personal injury claims against AMS and Astora, in the U.S., became subject to the automatic stay applicable under the Bankruptcy Code, and stays of mesh litigation have been obtained in the United Kingdom and Australia, and recognized as to claims in other jurisdictions as well. Pursuant to the Plan, on the Effective Date thereof, all mesh claims against the Debtors were discharged and channeled to the applicable trusts.

Certain of Endo International plc’s subsidiaries were contacted in October 2012 regarding a civil investigation initiated by various U.S. state attorneys general into mesh products, including transvaginal surgical mesh products designed to treat POP and SUI. In November 2013, certain of Endo International plc’s subsidiaries received a subpoena relating to this investigation from the state of California, and subsequently received additional subpoenas from California and other states. Following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.
The resolution reached with the unsecured creditors’ committee (the UCC), as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain mesh claimants. Additionally, on April 13, 2023, an ad hoc group (the Ad Hoc First Lien Group) of certain creditors and the FCR filed a resolution with the Bankruptcy Court, which is also embodied in the Plan, that contemplated that the Future PI Trust allocate an aggregate amount of approximately $0.5 million to eligible future mesh claimants in exchange for certain releases provided to (among others) the Ad Hoc First Lien Group (Purchaser) and Endo International plc, its subsidiaries and affiliated entities and persons. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the GUC Trust (and the sub-trusts thereunder) contemplated under the Plan occurred. In connection therewith, all mesh claims against the Debtors were discharged and channeled to such trusts.
Opioid-Related Matters
Since 2014, multiple U.S. states as well as other governmental persons or entities and private plaintiffs in the U.S. and Canada have filed suit against Endo International plc and/or certain of its subsidiaries, including EHSI, Endo Pharmaceuticals Inc. (EPI), Par Pharmaceutical, Inc. (PPI), Par Pharmaceutical Companies, Inc. (PPCI), Endo Generics Holdings, Inc. (EGHI), Vintage Pharmaceuticals, LLC, Generics Bidco I, LLC, DAVA Pharmaceuticals, LLC, Par Sterile Products, LLC (PSP LLC) and in Canada, Paladin Labs Inc. (PLI) and Endo Ventures Unlimited (EVU), as well as various other manufacturers, distributors, pharmacies and/or others, asserting claims relating to the defendants’ alleged sales, marketing and/or distribution practices with respect to prescription opioid medications, including certain of Endo International plc’s subsidiaries products. Prior to the Effective Date of the Plan, pending cases against the Debtors in the U.S. of which the Debtors were aware included, but are not limited to, approximately 15 cases filed by or on behalf of states; approximately 2,570 cases filed by counties, cities, Native American tribes and/or other government-related persons or entities; approximately 310 cases filed by hospitals, health systems, unions, health and welfare funds or other third-party payers and approximately 220 cases filed by individuals, including, but not limited, to legal guardians of children born with neonatal abstinence syndrome. Certain of the U.S. cases were putative class actions. The Canadian cases included an action filed by British Columbia on behalf of a proposed class of all federal, provincial and territorial governments and agencies in Canada that paid healthcare, pharmaceutical and treatment costs related to opioids; an action filed in Alberta on behalf of a proposed class of all local or municipal governments in Canada; an action filed in Saskatchewan on behalf of a proposed class of all First Nations communities and local or municipal governments in Canada; and three additional putative class actions, filed in British Columbia, Ontario and Quebec, seeking relief on behalf of Canadian residents who were prescribed and/or consumed opioid medications. Pursuant to the Plan, on the Effective Date thereof, all such cases against the Debtors were discharged and channeled to the applicable trusts.
The complaints in the cases that were pending as against the Debtors prior to the Effective Date of the Plan asserted a variety of claims, including but not limited to statutory claims asserting violations of public nuisance, consumer protection, unfair trade practices, racketeering, Medicaid fraud and/or drug dealer liability laws and/or common law claims for public nuisance, fraud/misrepresentation, strict liability, negligence and/or unjust enrichment. The claims were generally based on alleged misrepresentations and/or omissions in connection with the sale and marketing of prescription opioid medications and/or alleged failures to take adequate steps to identify and report suspicious orders and to prevent abuse and diversion. Plaintiffs sought various remedies including, without limitation, declaratory and/or injunctive relief; compensatory, punitive and/or treble damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees, costs and/or other relief. The damages sought exceeded Endo International plc’s applicable insurance.

Many of the U.S. cases were coordinated in a federal multidistrict litigation (MDL) pending in the U.S. District Court for the Northern District of Ohio; however, in April 2022, the Judicial Panel on Multidistrict Litigation issued an order suggesting that, based on the progress of the MDL, it would no longer transfer new cases filed in or removed to federal court to the MDL. Other cases were pending in various federal or state courts. Following the Petition Date, litigation activity against Endo International plc and its subsidiaries ceased in nearly all pending cases as a result of the automatic stay and a November 2022 preliminary injunction order issued by the Bankruptcy Court. In February 2024, the Bankruptcy Court extended the preliminary injunction through and including June 30, 2024. A similar cessation of litigation activity was in place in Canada. Pursuant to the Plan, on the Effective Date thereof, such litigation activity as against the Debtors was discharged and channeled to the applicable trusts.
In June 2020, the New York State Department of Financial Services (DFS) commenced an administrative action against Endo International plc, EPI, EHSI, PPI and PPCI alleging violations of the New York Insurance Law and New York Financial Services Law. In July 2021, DFS filed an amended statement of charges. The amended statement of charges alleged that fraudulent or otherwise wrongful conduct in the marketing, sale and/or distribution of opioid medications caused false claims to be submitted to insurers. DFS sought civil penalties for each allegedly fraudulent prescription as well as injunctive relief. In July 2021, EPI, EHSI, PPI and PPCI, among others, filed a petition in New York state court seeking to prohibit DFS from proceeding with its administrative enforcement action. In December 2021, DFS filed a motion to dismiss that petition, which the court granted in June 2022. Endo International’s subsidiaries, among others, appealed that ruling in July 2022. Both the appeal and the DFS administrative matter were stayed following commencement of the Chapter 11 Cases and have since been discharged and channeled following the Effective Date of the Plan.
Between 2019 and the Petition Date, Endo International plc and/or certain of its subsidiaries executed a number of settlement agreements to resolve governmental opioid claims brought by certain states, counties, cities and/or other governmental entities. Certain related developments include but are not limited to the following:
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In September 2019, EPI, EHSI, PPI and PPCI executed a settlement agreement with two Ohio counties providing for payments totaling $10 million and up to $1 million of VASOSTRICT® and/or ADRENALIN®. The settlement amount was paid during the third quarter of 2019.

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In January 2020, EPI and PPI executed a settlement agreement with the state of Oklahoma providing for a payment of $8.75 million. The settlement amount was paid during the first quarter of 2020.

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In August 2021, EPI, EHSI, nine counties in eastern Tennessee, eighteen municipalities within those counties and a minor individual executed a settlement agreement providing for a payment of $35 million. The settlement amount was paid during the third quarter of 2021.

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In September 2021, Endo International plc, EPI, EHSI, PPI and PPCI executed a settlement agreement with the state of New York and two of its counties providing for a payment of $50 million. The settlement amount was paid during the third quarter of 2021.

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In October 2021, EPI and EHSI executed a settlement agreement with the Alabama Attorney General’s office intended to resolve opioid-related cases and claims of the state and other Alabama governmental persons and entities in exchange for a total payment of $25 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

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In December 2021, Endo International plc, EPI, EHSI, PPI and PPCI executed a settlement agreement with the Texas Attorney General’s office and four Texas counties intended to resolve opioid-related cases and claims of the state and other Texas governmental persons and entities in exchange for a total payment of $63 million, subject to certain participation thresholds. The settlement amount was deposited into a QSF during the first quarter of 2022.

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In January 2022, EPI and EHSI executed a settlement agreement with the Florida Attorney General’s office intended to resolve opioid-related cases and claims of the state and other Florida governmental persons and entities in exchange for a total payment of up to $65 million, subject to certain participation thresholds. The settlement amount was deposited into a QSF during the second quarter of 2022. The State of Florida elected to return a portion of the settlement amount in accordance with the Plan and in resolution of any claims the Company or the Debtors may have for the return of the settlement amount pursuant to the Bankruptcy Code. The resolution was approved by the Bankruptcy Court in August 2024.
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In February 2022, EPI and EHSI executed a settlement agreement with the Louisiana Attorney General’s office intended to resolve opioid-related cases and claims of the state and other Louisiana governmental persons and entities in exchange for a total payment of $7.5 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

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In March 2022, EPI, EHSI and PPI executed a settlement agreement with the West Virginia Attorney General’s office intended to resolve opioid-related cases and claims of the state and other West Virginia governmental persons and entities in exchange for a total payment of $26 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

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In June 2022, EPI and EHSI executed a settlement agreement with the Arkansas Attorney General’s office and certain Arkansas local governments intended to resolve opioid-related cases and claims of the state and other Arkansas governmental persons and entities in exchange for a total payment of $9.75 million, subject to certain participation thresholds. With the exception of certain amounts held back pursuant to an MDL common benefit fund order, the settlement amount was paid during the third quarter of 2022. The State of Arkansas elected to return a portion of the settlement amount in accordance with the Plan and in resolution of any claims the Company or the Debtors may have for the return of the settlement amount pursuant to the Bankruptcy Code. The resolution was approved by the Bankruptcy Court in May 2024.

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In July 2022, EPI and EHSI executed a settlement agreement with the Mississippi Attorney General’s office intended to resolve opioid-related cases and claims of the state and other Mississippi governmental persons and entities in exchange for a total payment of $9 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

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In July 2022, EPI, EHSI, PPI and PPCI executed a settlement agreement with the City and County of San Francisco providing for an initial payment of $5 million and subsequent payments of $500,000 a year over ten years. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

While the specific terms of the agreements vary, each agreement was solely by way of compromise and settlement and was not in any way an admission of wrongdoing, fault or liability of any kind by Endo International or any of its subsidiaries. Certain settlement agreements provided for the creation of QSFs, the repayment of some or all of the settlement amount under certain conditions and/or additional payments in the event certain conditions were met. Depending on the terms of the respective agreements, funds deposited in QSFs may have been considered restricted cash and/or restricted cash equivalents for a period of time subsequent to the initial funding. Distribution of funds from the QSFs was conditioned upon certain criteria that vary by agreement.
Certain of the settlement agreements described above provided for injunctive relief. The RSA also provided for certain voluntary injunctive terms that bound the Debtors during the course of the bankruptcy proceedings and were intended to apply to any purchaser of our opioid business in conjunction with the bankruptcy proceedings. The Bankruptcy Court also approved certain injunctive terms in connection with its November 2022 preliminary injunction against the continued litigation of opioid actions brought by public plaintiffs. These voluntary injunctive terms were updated and amended in the Plan and binds Endo, Inc. and certain of its subsidiaries’ business following the Effective Date.
The Plan provided for the establishment by the Debtors of opioid trusts, and other forms of funding, for the benefit of certain public, tribal and private present and future opioid claimants in exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc, its subsidiaries and affiliated entities and persons. In particular, under the Plan, the opioid trusts would be funded over a period of ten years (subject to prepayment mechanics), with up to a total of approximately $613 million to be distributed to eligible claimants, and the opioid school district recovery trust would be funded, over a period of two years, with up to $3 million to be distributed to public school districts that elect to participate in such initiative. As previously noted, on the Effective Date, where a prepayment option was available, the various opioid trusts were funded in an aggregate amount equal to approximately $446 million. Under the public claimant opioid trust, states which previously entered into settlement agreements and received payments from us may elect to participate in the trust. In doing so, those states would agree to return the amounts previously received under the prior settlement agreement(s), net of the amounts allocated to them by the trust, and would receive in return a release from any claim for the return of settlement funds under the applicable section of the Bankruptcy Code. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the opioid trusts and the opioid school district recovery trust (including the trusts for certain future opioid claimants) contemplated under the Plan occurred. In connection therewith, the applicable opioid claims against the Debtors were discharged and channeled to such trusts and/or otherwise administered in accordance with the Plan.
Although the opioid trusts and opioid school district recovery trust were initially contemplated to be funded by the Purchaser in connection with the standalone Sale, and not by the Company or any of its subsidiaries, we previously concluded that these funding amounts, which are now reflected in the Plan, represent Endo International plc’s best estimate of the allowed claims related to the contingencies associated with various opioid claims against Endo International plc and its subsidiaries. As such, during the third quarter of 2022, certain subsidiaries of Endo International plc recorded charges of approximately $419 million to adjust the aggregate opioid liability accrual to approximately $550 million based on the terms set forth in the public opioid trust term sheet attached to the original RSA. In March 2023, the Ad Hoc First Lien Group (and Purchaser) reached certain resolutions in principle with both the UCC and opioid claimants’ committee (the OCC) appointed in the Chapter 11 Cases and certain ad hoc groups of debtholders. These resolutions, documented in the stipulation filed with the Bankruptcy Court on March 24, 2023, were supported by the Debtors. The resolutions include, among other things, a $34 million increase to the funding amount for the voluntary private opioid trust. In addition, the Ad Hoc First Lien Group agreed to a $15 million increase to the funding amount for the voluntary public opioid trust. As a result of the agreement to increase the funding amount for the voluntary private opioid trust certain subsidiaries of Endo International plc recorded an additional charge of $34 million in the fourth quarter of 2022 to increase its aggregate opioid liability accrual to approximately $584 million. In the first quarter of 2023, certain subsidiaries of Endo International plc recorded an additional charge of $15 million to increase its aggregate opioid liability accrual to approximately $599 million. On July 13, 2023, the Purchaser and the FCR filed with the Bankruptcy Court both a term sheet for a resolution among such parties (the FCR Term Sheet) and an amended term sheet for the voluntary private opioid trust. The resolution with the FCR provides that, in exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund a trust of $11.5 million to be established for the benefit of certain future opioid claimants. The amended term sheet for the voluntary private opioid trust provides for a $0.5 million increase to the funding amount for the voluntary private opioid trust. Accordingly, certain subsidiaries of Endo International plc recorded an additional charge of $12 million in the second quarter of 2023 to increase its aggregate opioid liability to approximately $611 million. In August 2023, the Purchaser and an ad hoc group of public school district creditors (the Public School District Creditors) filed with the Bankruptcy Court a term sheet for a resolution among such parties. In exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund an opioid school district recovery trust up to $3 million for the purpose of funding opioid abuse/misuse abatement or remediation programs to be implemented by the Public School District Creditors. In September 2023, the Purchaser and the Canadian Provinces filed with the Bankruptcy Court a term sheet for a resolution among such parties. In exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund a voluntary trust of approximately $7 million to be established for the benefit of the Canadian Provinces. Accordingly, we recorded an additional charge of approximately $10 million in the third quarter of 2023 to increase our aggregate opioid liability to approximately $621 million. In December 2023, in connection with the Plan, state opioid claimants agreed to decrease the gross amount of the initial public opioid trust settlement by approximately $5 million in exchange for certain prepayment rights. In February 2024, the resolutions reached with the DOJ with respect to claims filed in the Chapter 11 Cases by the U.S. Government provides that the U.S. Government will have in connection with its opioid-related criminal and civil investigations of certain of the Debtors: (i) an allowed, general unsecured claim in the amount of $1,086 million in connection with a criminal fine arising from a plea agreement entered into by EHSI and; (ii) an allowed, general unsecured claim in the amount of approximately $476 million in connection with a civil settlement agreement entered into by EHSI. Accordingly, certain subsidiaries of Endo International plc recorded an additional charge of approximately $1,557 million in the fourth quarter of 2023 to increase aggregate opioid liability to approximately $2,178 million. These liabilities represent Endo International plc’s best estimate of the allowed claims related to the contingencies associated with various opioid claims against Endo International plc and its subsidiaries for the applicable periods covered by this Quarterly Report. Pursuant to the Plan, on the Effective Date thereof, all opioid claims against the Debtors were discharged and channeled to the applicable trusts or otherwise administered in accordance with the Plan.
In addition to the lawsuits and administrative matters described above, Endo International plc and/or its subsidiaries have received certain subpoenas, civil investigative demands (CIDs) and informal requests for information concerning the sale, marketing and/or distribution of prescription opioid medications, including, but not limited to, the following:
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Various state attorneys general have served subpoenas and/or CIDs on EHSI and/or EPI. Some of these state attorneys general subsequently filed lawsuits against Endo International plc and/or its subsidiaries and/or have indicated their support for the opioid trusts described above. Prior to the Effective Date of the Plan, Endo International plc cooperated with any ongoing state attorney general investigations.

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In January 2018, EPI received a federal grand jury subpoena from the U.S. District Court for the Southern District of Florida (S.D. Florida) seeking documents and information related to OPANA® ER, other oxymorphone products and marketing of opioid medications. S.D. Florida’s investigation was resolved in accordance with Endo International plc’s resolution with the DOJ as embodied in the Plan, including that in April 2024, EHSI entered a guilty plea to a single count of misdemeanor misbranding pursuant to the terms of the resolutions with the U.S. Government. The judgment and conviction were entered in May 2024 against EHSI. Given the payments on the Effective Date, EHSI has satisfied the criminal fine, forfeiture judgment and civil settlement amount.

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In December 2020, Endo International plc received a subpoena issued by the U.S. Attorney’s Office for the Western District of Virginia seeking documents related to McKinsey & Company. Endo International plc received a related subpoena in May 2021, also issued by the U.S. Attorney’s Office for the Western District of Virginia. Prior to the Effective Date of the Plan, Endo International plc cooperated with the investigation, and following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.

Ranitidine Matters
In June 2020, an MDL pending in the U.S. District Court for the Southern District of Florida, In re Zantac (Ranitidine) Products Liability Litigation, was expanded to add PPI and numerous other manufacturers and distributors of generic ranitidine as defendants. The claims are generally based on allegations that under certain conditions the active ingredient in ranitidine medications can break down to form an alleged carcinogen known as N-Nitrosodimethylamine (NDMA). The complaints assert a variety of claims, including, but not limited to, various product liability, breach of warranty, fraud, negligence, statutory and unjust enrichment claims. Plaintiffs generally seek various remedies including, without limitation, compensatory, punitive and/or treble damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees and costs as well as injunctive and/or other relief. Similar complaints against various defendants, in some instances including PPI, have also been filed in certain state courts, including, but not limited to, California, Illinois and Pennsylvania. Neither PPI nor its subsidiaries have manufactured or sold ranitidine since 2016.
The MDL court has issued various case management orders, including orders directing the filing of “master” and short-form complaints, establishing a census registry process for potential claimants and addressing various discovery issues. In December 2020, the court dismissed the master complaints as to PPI and other defendants with leave to amend certain claims. Certain plaintiffs, including a third-party payer pursuing class action claims, appealed the dismissal orders. PPI was dismissed from the third-party payer appeal in September 2022. In November 2022, the U.S. Court of Appeals for the Eleventh Circuit (Eleventh Circuit) affirmed the dismissal of the third-party payer complaint and dismissed the other appeals on procedural grounds.
In February 2021, various other plaintiffs filed an amended master personal injury complaint, a consolidated amended consumer economic loss class action complaint and a consolidated medical monitoring class action complaint. PPI was not named as a defendant in the consumer economic loss complaint or the medical monitoring complaint. In July 2021, the MDL court dismissed all claims in the master complaints as to PPI and other generic defendants with prejudice on federal preemption grounds. In November 2021, the MDL court issued a final judgment as to PPI and other generic defendants.
In December 2022, the MDL court granted summary judgment in favor of certain remaining defendants with respect to five “designated cancers” (bladder, esophageal, gastric, liver and pancreatic), holding that plaintiffs had failed to provide sufficient evidence of causation.
In May 2023, the MDL court issued orders extending its December 2022 summary judgment ruling to all MDL defendants. In July 2023, the MDL court entered an order dismissing plaintiffs’ non-designated cancer claims for failure to produce expert reports. To facilitate entry of these final judgments notwithstanding the automatic stay applicable to PPI, the MDL court entered orders severing PPI in thousands of pending cases on September 26, 2023.
At various times, certain MDL plaintiffs appealed the MDL court’s various orders and judgments, with PPI dismissed from certain of them, and the appeals stayed as to PPI due to the PPI bankruptcy in the remainder. Pursuant to the Plan, on the Effective Date thereof, all ranitidine claims against PPI were discharged and channeled to the applicable trusts. In connection therewith, any potential claims against PPI relating to the prepetition conduct at issue in these remaining appeals were also discharged.
In July 2022, claimants alleging non-designated cancer claims were “exited” from the MDL census registry. Some of these claimants subsequently filed lawsuits in various courts. Following the MDL court’s December 2022 summary judgment order, the MDL court closed the census registry, and the registry-related tolling of the statute of limitations for registry participants remaining in the census registry at the time of its closure expired in April 2023.
As of the Petition Date, the claims against PPI (including new complaints and related appeals) became subject to the automatic stay; PPI was subsequently voluntarily dismissed from several pending matters, including the appeal from the MDL court’s dismissal of the third-party payer class action complaint.
The resolution reached with the UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain ranitidine claimants. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the ranitidine claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all ranitidine claims against PPI were discharged and channeled to such trust.
Generic Drug Pricing Matters
Since March 2016, various private plaintiffs, state attorneys general and other governmental entities have filed cases against Endo International plc’s subsidiary PPI and/or, in some instances, Endo International plc, Generics Bidco I, LLC, DAVA Pharmaceuticals, LLC, DAVA International, LLC, EPI, EHSI and/or PPCI, as well as other pharmaceutical manufacturers and, in some instances, other corporate and/or individual defendants, alleging price-fixing and other anticompetitive conduct with respect to generic pharmaceutical products. These cases, which include proposed class actions filed on behalf of direct purchasers, end-payers and indirect purchaser resellers, as well as non-class action suits, have generally been consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Eastern District of Pennsylvania; three cases commenced by writ of summons in Pennsylvania state court are in deferred status. There is also a proposed class action filed in the Federal Court of Canada on behalf of a proposed class of Canadian purchasers.

The various complaints and amended complaints generally assert claims under federal and/or state antitrust law, state consumer protection statutes and/or state common law, and generally seek damages, treble damages, civil penalties, disgorgement, declaratory and injunctive relief, costs and attorneys’ fees. Some claims are based on alleged product-specific conspiracies; other claims allege broader, multiple-product conspiracies. Under their overarching conspiracy theories, plaintiffs generally seek to hold all alleged participants in a particular conspiracy jointly and severally liable for all harms caused by the alleged conspiracy, not just harms related to the products manufactured and/or sold by a particular defendant.
The MDL court has issued various case management and substantive orders, including orders denying certain motions to dismiss in whole or in part, and discovery is ongoing.
As of the Petition Date, the claims against Endo International plc and its subsidiaries in the U.S. became subject to the automatic stay. A similar cessation of litigation activity is in place in Canada. Pursuant to the Plan, on the Effective Date thereof, all such claims against the Debtors were discharged and channeled to the applicable trusts.
In December 2014, Endo International plc’s subsidiary PPI received from the Antitrust Division of the DOJ a federal grand jury subpoena issued by the U.S. District Court for the Eastern District of Pennsylvania addressed to “Par Pharmaceuticals.” The subpoena requested documents and information focused primarily on product and pricing information relating to the authorized generic version of Lanoxin® (digoxin) oral tablets and generic doxycycline products, and on communications with competitors and others regarding those products. Following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.
In May 2018, Endo International plc and its subsidiary PPCI each received a CID from the DOJ in relation to an FCA investigation concerning whether generic pharmaceutical manufacturers engaged in price-fixing and market allocation agreements, paid illegal remuneration and caused the submission of false claims. Following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.
The resolution reached with the UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain holders of generic drug pricing claims. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the generic drug pricing claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all such claims against the Debtors were discharged and channeled to such trust.
Other Antitrust Matters
Beginning in June 2014, multiple alleged purchasers of OPANA® ER sued Endo International plc’s subsidiaries EHSI and EPI; Penwest Pharmaceuticals Co. (Penwest), which Endo International plc’s subsidiary EPI had acquired; and Impax Laboratories, LLC (formerly Impax Laboratories, Inc. and referred to herein as Impax), alleging among other things violations of antitrust law arising out of an agreement between EPI and Impax to settle certain patent infringement litigation. Some cases were filed on behalf of putative classes of direct and indirect purchasers; others were non-class action suits. The cases were consolidated and/or coordinated in a federal MDL pending in the U.S. District Court for the Northern District of Illinois. The various complaints asserted claims under Sections 1 and 2 of the Sherman Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally sought damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees. In June 2021, the court certified a direct purchaser class and an end-payer class; in August 2021, following an appeal, the district court amended its class certification order to certify a narrower end-payer class. Trial on all plaintiffs’ claims began in June 2022. In July 2022, the jury returned a verdict in favor of EHSI, EPI and Penwest (Impax settled during trial). Later that month, plaintiffs filed a motion for judgment as a matter of law or in the alternative for a new trial. As of the Petition Date, the matter became subject to the automatic stay.
Beginning in February 2009, the FTC and certain private plaintiffs sued Endo International plc’s subsidiaries PPCI (since June 2016, EGHI) and/or PPI as well as other pharmaceutical companies alleging violations of antitrust law arising out of the settlement of certain patent litigation concerning the generic version of AndroGel® and seeking damages, treble damages, equitable relief and attorneys’ fees and costs. The cases were consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Northern District of Georgia. In May 2016, plaintiffs representing a putative class of indirect purchasers voluntarily dismissed their claims with prejudice. In February 2017, the FTC voluntarily dismissed its claims against EGHI with prejudice. In June 2018, the MDL court granted in part and denied in part various summary judgment and evidentiary motions filed by defendants. In particular, among other things, the court rejected two of the remaining plaintiffs’ causation theories and rejected damages claims related to AndroGel® 1.62%. In July 2018, the court denied certain plaintiffs’ motion for certification of a direct purchaser class. Between November 2019 and April 2021, PPI and PPCI entered into settlement agreements with all of the plaintiffs remaining in the MDL. The settlement agreements were solely by way of compromise and settlement and were not in any way an admission of wrongdoing, fault or liability of any kind. Separately, in August 2019, several alleged direct purchasers filed suit against PPI and other pharmaceutical companies in the U.S. District Court for the Eastern District of Pennsylvania asserting claims substantially similar to those asserted in the MDL, as well as additional claims against other defendants relating to other alleged conduct. As of the Petition Date, the claims against PPI became subject to the automatic stay.
Beginning in May 2018, multiple complaints were filed in the U.S. District Court for the Southern District of New York against PPI, EPI and/or Endo International plc, as well as other pharmaceutical companies, alleging violations of antitrust law arising out of the settlement of certain patent litigation concerning the generic version of Exforge® (amlodipine/valsartan). Some cases were filed on behalf of putative classes of direct and indirect purchasers; others are non-class action suits. The various complaints assert claims under Sections 1 and 2 of the Sherman Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In September 2018, the putative class plaintiffs stipulated to the dismissal without prejudice of their claims against EPI and Endo International plc; the retailer plaintiffs later did the same. PPI filed a partial motion to dismiss certain claims in September 2018; the court granted the motion in August 2019. In March 2022, the putative class plaintiffs filed motions for class certification. In May 2022, defendants filed motions for summary judgment. As of the Petition Date, the claims against PPI became subject to the automatic stay. In January 2023, certain direct purchaser plaintiffs dismissed their claims against PPI, EPI and Endo International plc with prejudice and, in February 2023, certain indirect purchaser plaintiffs agreed to do the same. In July 2023, the court dismissed the remaining claims filed against PPI, EPI and Endo International plc.
Beginning in August 2019, multiple complaints were filed in the U.S. District Court for the Southern District of New York against PPI and other pharmaceutical companies alleging violations of antitrust law arising out the settlement of certain patent litigation concerning generic versions of Seroquel XR® (extended-release quetiapine fumarate). The claims against PPI are based on allegations that PPI entered into an exclusive acquisition and license agreement with Handa Pharmaceuticals, LLC (Handa) in 2012 pursuant to which Handa assigned to PPI certain rights under a prior settlement agreement between Handa and AstraZeneca resolving certain patent litigation. Some cases were filed on behalf of putative classes of direct and indirect purchasers; others are non-class action suits. The various complaints assert claims under Sections 1 and 2 of the Sherman Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In August 2020, the litigation was transferred to the U.S. District Court for the District of Delaware. In July 2022, the court dismissed certain claims asserted under state law but otherwise denied defendants’ motions to dismiss. As of the Petition Date, the claims against PPI became subject to the automatic stay.
Beginning in June 2020, multiple complaints were filed against Jazz and other pharmaceutical companies, including PPI, alleging violations of state and/or federal antitrust laws in connection with the settlement of certain patent litigation concerning generic versions of Xyrem® (sodium oxybate). Some cases were filed on behalf of putative classes of indirect purchasers; others are non-class action suits. The cases have generally been consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Northern District of California; Aetna Inc. (Aetna) filed a similar case in May 2022 in California state court. The various complaints allege that Jazz entered into a series of “reverse-payment” settlements, including with PPI, to delay generic competition for Xyrem® and assert claims under Sections 1 and 2 of the Sherman Act, Section 16 of the Clayton Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In April 2021, the defendants moved to dismiss the MDL complaints that had been filed as of that time. In August 2021, the MDL court issued an order dismissing certain aspects of the plaintiffs’ claims but otherwise denying the motions to dismiss. In July 2022, PPI, among others, filed a motion to quash the Aetna action for lack of personal jurisdiction; the defendants also filed a demurrer, motion to strike and motion to stay Aetna’s action. As of the Petition Date, the claims against PPI became subject to the automatic stay. In December 2022, the California state court overseeing the Aetna action granted the motion to quash for lack of personal jurisdiction and, in January 2023, Aetna filed an amended complaint that did not name PPI as a defendant.
In August 2021, a putative class action complaint was filed in the U.S. District Court for the Eastern District of Pennsylvania against Takeda Pharmaceuticals USA Inc., EPI, PPI and others, alleging violations of federal antitrust law in connection with the settlement of certain patent litigation related to generic versions of Colcrys® (colchicine). In particular, the complaint alleged, among other things, that a distribution agreement between Takeda Pharmaceuticals USA Inc. and PPI, with respect to an authorized generic, was in effect an output restriction conspiracy; the plaintiffs asserted claims under Section 1 and Section 2 of the Sherman Act and sought damages, treble damages and attorneys’ fees and costs. In November 2021, the plaintiffs dismissed all claims against EPI and in December 2021, the court dismissed the complaint for failure to state a claim. In January 2022, the plaintiffs filed an amended complaint. In February 2022, the defendants filed a motion to dismiss the amended complaint, which the court granted in part and denied in part in March 2022. As of the Petition Date, the claims against PPI became subject to the automatic stay. In September 2022, the plaintiffs voluntarily dismissed all claims against PPI with prejudice, and PPI agreed to provide certain limited discovery as a non-party. In March 2023, the court denied the plaintiffs’ motion for class certification. In April 2023, the court authorized the filing of an amended complaint adding certain additional plaintiffs and combining the litigation with the proceedings from which PPI was dismissed; the amended complaint named PPI as a defendant. In September 2023, the court entered an order dismissing the case.
In January 2021, the FTC filed a lawsuit in the U.S. District Court for the District of Columbia against us, EPI, Impax Laboratories, LLC and Amneal Pharmaceuticals, Inc., generally alleging that the 2017 settlement of a contract dispute between EPI and Impax (now Amneal) constituted unfair competition in violation of Section 5(a) of the FTC Act. The complaint generally sought injunctive and equitable monetary relief. In April 2021, the defendants filed motions to dismiss, which the court granted in March 2022. The FTC filed a notice of appeal in May 2022. Briefing on the appeal has concluded and oral argument took place in May 2023. The dismissal was affirmed on appeal in September 2023.
The resolution reached with UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain antitrust claimants. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the antitrust claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all these other antitrust claims against the Debtors were discharged and channeled to such trust.
Securities Litigation
In June 2020, a putative class action entitled Benoit Albiges v. Endo International plc, Paul V. Campanelli, Blaise Coleman, and Mark T. Bradley was filed in the U.S. District Court for the District of New Jersey by an individual shareholder on behalf of himself and all similarly situated shareholders. The lawsuit alleged violations of Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder relating to the marketing and sale of opioid medications and DFS’s administrative action against Endo International plc, EPI, EHSI, PPI and PPCI. In September 2020, the court appointed Curtis Laakso lead plaintiff in the action. In November 2020, the plaintiffs filed an amended complaint that among other things added Matthew J. Maletta as a defendant. In January 2021, the defendants filed a motion to dismiss, which the court granted in August 2021. In November 2021, the plaintiffs filed a second amended complaint, which among other things added allegations about discovery issues in certain opioid-related lawsuits. In January 2022, the defendants moved to dismiss the second amended complaint. As of the Petition Date, the claims against Endo International plc became subject to the automatic stay. In August 2022, the court granted the motion and dismissed the case with prejudice. Due to the automatic stay, the plaintiffs’ time to appeal the dismissal as to Endo International plc was tolled. Pursuant to the Plan, on the Effective Date thereof, all prepetition claims against the Debtors, including any claims or rights to appeal relating to this action, were discharged and channeled to the applicable trusts or otherwise administered in accordance with the Plan. The automatic stay did not apply to the individual defendants, and the plaintiffs’ time to appeal the ruling as to those defendants has run.
Miscellaneous Government Investigations
In March 2022, EPI received a CID from the Texas Attorney General’s office seeking documents and information related to hormone blocker products. This followed the Texas Attorney General’s December 2021 announcement of an investigation into whether EPI and AbbVie Inc. had advertised or promoted such products, including SUPPRELIN® LA and VANTAS®, for unapproved uses. Prior to the Effective Date of the Plan, Endo International plc cooperated with the investigation, and following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.
In March 2025, Endo USA, Inc. received a subpoena issued by the U.S. Attorney’s Office for the Western District of Virginia requesting documents and information from 1996 through the present related to any interactions by Endo USA, Inc., its affiliates, predecessors or other related parties with pharmacy benefit managers, including (i) renumeration provided, (ii) negotiation of rebates, (iii) communications regarding the prescription, administration or payment for opioid medications, and (iv) communications regarding the safety or efficacy of opioid medications. We plan to provide the requested documents and information, including to the extent that Endo USA, Inc. serves as custodian of records for Debtors Endo Health Solutions Inc. and Endo Pharmaceuticals Inc. with respect to the period from 1996 through the April 2024 Effective Date.
Patent Matters
Endo Operations Limited exclusively licenses several patents that relate to Endo USA Inc.’s ADRENALIN® (epinephrine in sodium chloride injection) product. On March 5, 2025, Endo USA, Inc. and Endo Operations Limited filed an action against Baxter Healthcare Corporate in the U.S. District Court for the Northern District of Illinois for infringement of the licensed patents (Endo USA, Inc. & Endo Operations Ltd. v. Baxter Healthcare Corp., C.A. No. 25-2365 (N.D. III.)).
Other Proceedings and Investigations
Proceedings similar to those described above may also be brought in the future. Additionally, the Debtors have been involved in, arbitrations or various other proceedings that arise in the normal course of business. We cannot predict the timing or outcome of these other proceedings. Currently, neither we nor our subsidiaries are involved in any other proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.
NOTE 18.   OTHER COMPREHENSIVE (LOSS) INCOME
During the periods covered by this report, substantially all of the Accumulated other comprehensive loss balances at December 31, 2024 and December 31, 2023 consist of Foreign currency translation loss. There were no tax effects in Other comprehensive (loss) income and there were no reclassifications out of Accumulated other comprehensive loss.
In connection with the adoption of fresh start accounting, Accumulated other comprehensive loss of the Predecessor was eliminated as part of the Fresh Start Adjustments, as discussed in more detail in Note 3. Fresh Start Accounting.
NOTE 19.   SHAREHOLDERS’ (DEFICIT) EQUITY
Equity holders of Endo, Inc.’s common stock and Endo International plc’s ordinary shares are referenced throughout as “shareholders” and/or “stockholders.”

Endo International plc issued 4,000,000 euro deferred shares of $0.01 each at par. The euro deferred shares were held by nominees in order to satisfy an Irish legislative requirement to maintain a minimum level of issued share capital denominated in euro and to have at least seven registered shareholders. The euro deferred shares carried no voting rights and were not entitled to receive any dividend or distribution. Pursuant to the Plan, on the Effective Date thereof, the euro deferred shares were cancelled.
Share Repurchase Program
Pursuant to Article 11 of the Endo International plc’s Articles of Association, Endo International plc had broad shareholder authority to conduct ordinary share repurchases by way of redemptions. Endo International plc’s authority to repurchase ordinary shares was subject to legal limitations, including restrictions imposed by the Bankruptcy Code and related rules and guidelines during the pendency of the Chapter 11 Cases, and the existence of sufficient distributable reserves. For example, the Companies Act requires Irish companies to have distributable reserves equal to or greater than the amount of any proposed ordinary share repurchase amount.
Endo International plc’s board of directors approved a share buyback program (the 2015 Share Buyback Program) that authorized the Company to redeem, in the aggregate, $2.5 billion of its outstanding ordinary shares. As of the Effective Date, the Company redeemed and cancelled approximately 4.4 million of its ordinary shares under the 2015 Share Buyback Program for $250.0 million, not including related fees. Pursuant to the Plan, on the Effective Date thereof, the 2015 Share Buyback Program was terminated.
NOTE 20.   SHARE-BASED COMPENSATION
Endo, Inc. (Successor) Stock Incentive Plan
As contemplated by the Plan and approved on July 23, 2024, Endo, Inc. adopted a long-term incentive plan (the 2024 Stock Incentive Plan). Under the 2024 Stock Incentive Plan, stock options, stock appreciation rights, restricted stock awards, performance awards and other share- or cash-based awards may be issued at the discretion of the Compensation & Human Capital Committee of the Board from time to time.
At December 31, 2024, approximately 2.3 million common stock were reserved for future grants under the 2024 Stock Incentive Plan. As of December 31, 2024, PSUs and RSUs have been granted under the stock incentive plan.
Generally, the grant-date fair value of each award is recognized as expense over the requisite service period. Presented below are the components of total share-based compensation as recorded in the Successor’s Consolidated Statements of Operations (in thousands):
Successor
2024
Selling, general and administrative expenses	$2,687
Research and development expenses	322
Cost of revenues	277
Total share-based compensation expense	$3,286
Restricted Stock Units and Performance Share Units
From time to time, the Company grants RSUs and PSUs to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with the Company.
RSUs vest ratably, in equal amounts, over an approximately three-year service period. PSUs cliff vest after an approximately three-year service period subject to the degree of achievement relative to specified absolute total shareholder return (TSR) thresholds, which is measured as the compound annual growth rate of Endo, Inc.’s stock over a three-year performance period beginning April 23, 2024 and ending April 23, 2027.

PSUs awarded in 2024 were based upon a single measure: absolute TSR. TSR performance is measured against the approximately three-year TSR of Endo, Inc. Upon the completion of the approximately three-year performance period, the actual number of shares awarded is adjusted to between zero and 150% of the target award amount based upon the actual TSR compared to the target TSR, subject to continued employment by the award recipient. TSR is considered a market condition under applicable authoritative guidance.
RSUs are valued based on the closing price of Endo’s common shares on the date of grant. PSUs are valued using a Monte-Carlo variant valuation model. The Monte-Carlo variant valuation model used considers a variety of potential future share prices for Endo, Inc.
A summary of Endo, Inc.’s non-vested RSUs and PSUs is presented below:
	Number of Shares	Aggregate Intrinsic Value(1)
Non-vested as of December 31, 2023 (Successor)	—
Granted	1,308,657
Non-vested as of December 31, 2024 (Successor)	1,308,657	$32,062,097
Vested and expected to vest as of December 31, 2024 (Successor)	1,308,657	$32,062,097

(1)
The aggregate intrinsic value presented in the table above were calculated by multiplying the closing price of the Company’s common shares on the last trading day of the fiscal year by the corresponding quantities above.

As of December 31, 2024, the weighted average remaining requisite service period of the units presented in the table above was 2.3 years and the corresponding total remaining unrecognized compensation cost amounted to $11.4 million for RSUs and $11.4 million for PSUs. The weighted average grant date fair value of the units granted during the year ended December 31, 2024 was $19.97 per unit.
Endo International plc Stock Incentive Plans
In June 2015, the Endo International plc’s shareholders approved the 2015 Stock Incentive Plan (the 2015 Plan), which was subsequently amended, as approved by Endo International plc’s shareholders, on multiple occasions. Under the 2015 Plan, stock options (including incentive stock options), stock appreciation rights, restricted stock awards, performance awards and other share- or cash-based awards were issued at the discretion of Endo International plc’s Compensation & Human Capital Committee of the Endo International plc Board of Directors (Predecessor’s Board) from time to time. No ordinary shares were to be granted under previously approved plans, including Endo International plc’s 2000, 2004, 2007, 2010 and Assumed Stock Incentive Plans. Any awards previously granted and outstanding under these prior plans remain subject to the terms of those prior plans.
In February 2023, the Endo International plc filed post-effective amendments to its Registration Statements on Form S-8 with respect to the 2015 Plan in order to deregister all remaining unissued securities.
In March 2023, in connection with the Debtor’s ongoing bankruptcy proceedings, the Debtor’s took action to reject all outstanding award agreements associated with stock options and stock awards. In connection with the rejection of these agreements, Endo International plc recorded a charge of approximately $9.2 million during the first quarter of 2023 to recognize all remaining unrecognized compensation cost associated with these agreements.
Generally, Endo International plc recognized the grant-date fair value of each award as expense over the requisite service period. However, expense recognition differed in the case of certain PSUs where the ultimate payout was performance-based. For these awards, at each reporting period, Endo International plc generally estimated the ultimate payout and adjusted the cumulative expense based on its estimate and the percent of the requisite service period that elapsed.

Presented below are the components of total share-based compensation as recorded in the Predecessor’s Consolidated Statements of Operations (in thousands):
	Predecessor
	Period From January 1, 2024 through April 23, 2024	2023	2022
Selling, general and administrative expenses	$—	$10,593	$16,019
Research and development expenses	—	107	1,059
Cost of revenues	—	540	1,136
Total share-based compensation expense	$—	$11,240	$18,214
As of the December 31, 2023, there was no unrecognized compensation cost related to non-vested share-based compensation awards for which a grant date has been established as of the December 31, 2023.
Stock Options
From time to time, Endo International plc granted stock options to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with the Endo International plc.
Although Endo International plc had not granted employee stock options since 2018, previous grants have generally vested ratably, in equal amounts, over a three or four-year service period. As of the end of the Effective Date, there are no remaining stock options outstanding.
Endo International plc estimated the fair value of stock option grants at the date of grant using the Black-Scholes option-pricing model. This model utilized assumptions related to volatility, the risk-free interest rate, the dividend yield (which was assumed to be zero as Endo International plc had not paid cash dividends) and the expected term of the option. Expected volatilities utilized in the model were based mainly on the historical volatility of Endo International plc’s share price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate was derived from the U.S. Treasury yield curve in effect at the time of grant. Endo International plc estimated the expected term of options granted based on its historical experience with its employees’ exercise of stock options and other factors.
A summary of Endo International plc activity is presented below:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2021 (Predecessor)	6,383,914	$16.70
Expired	(1,304,602)	$20.04
Outstanding as of December 31, 2022 (Predecessor)	5,079,312	$15.84
Forfeited(1)	(2,854,056)	$14.73
Expired	(2,225,256)	$17.27
Outstanding as of December 31, 2023 (Predecessor)(1)	—	$—
Outstanding as of the Effective Date (Predecessor)(1)	—	$—	0 years	$—
Vested and expected to vest as of the Effective Date (Predecessor)(1)	—	$—	0 years	$—
Exercisable as of the Effective Date (Predecessor)(1)	—	$—	0 years	$—

(1)
In March 2023, the Bankruptcy Court entered orders authorizing the Company to reject outstanding stock option agreements, restricted stock award agreements and performance award agreements.

Restricted Stock Units and Performance Share Units
From time to time, Endo International plc granted RSUs and PSUs to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with Endo International plc.
As of December 31, 2023, there are no unvested RSUs or PSUs. Previous unvested RSUs were subject to three-year vesting periods, with ratable vesting on the first, second and third anniversaries of the respective grant dates, and unvested PSUs were subject to three-year service periods, after which the awards would vest in full (conditioned upon the achievement of performance and/or market conditions established by Endo International plc’s Compensation & Human Capital Committee of the Predecessor’s Board and certain continued employment conditions), with the actual number of shares awarded adjusted to between zero and 200% of the target award amount based upon the level of achievement of the performance criteria described below.
No PSUs were awarded from the period January 1, 2024 through April 23, 2024, 2023 or 2022.
RSUs were valued based on the closing price of Endo International plc’s ordinary shares on the date of grant. PSUs with TSR conditions were valued using a Monte-Carlo variant valuation model, while those with FCF conditions were valued taking into consideration the probability of achieving the specified performance goal. The Monte-Carlo variant valuation model used considered a variety of potential future share prices for Endo International plc as well as our peer companies in a selected market index.
A summary of Endo International plc’s non-vested RSUs and PSUs is presented below:
	Number of Shares	Aggregate Intrinsic Value
Non-vested as of December 31, 2021 (Predecessor)	8,141,110
Granted	280,373
Forfeited	(1,116,960)
Vested	(2,324,696)
Non-vested as of December 31, 2022 (Predecessor)	4,979,827
Forfeited(1)	(4,960,249)
Vested	(19,578)
Non-vested as of December 31, 2023 (Predecessor)(1)	—
Non-vested as of the Effective Date (Predecessor)(1)	—	$—
Vested and expected to vest as of the Effective Date (Predecessor)(1)	—	$—

(1)
In March 2023, the Bankruptcy Court entered orders authorizing the Company to reject outstanding stock option agreements, restricted stock award agreements and performance award agreements. In connection with the rejection of these agreements, the Company recognized the remaining unrecognized compensation cost associated with these agreements in 2023.

As of December 31, 2023, there was no weighted average remaining requisite service period of the units presented in the table above or remaining unrecognized compensation costs.
The weighted average grant-date fair value of the units granted during the year ended December 31, 2022 was $3.21 per unit.

NOTE 21.   OTHER (INCOME) EXPENSE, NET
The components of Other (income) expense, net are as follows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Net gain on sale of business and other assets(1)	$(6,630)	$(115)	$(10,392)	$(26,183)
Foreign currency (gain) loss, net(2)	(2,614)	(376)	1,779	(2,087)
Net loss (gain) from our investments in the equity of other companies(3)	163	5	(199)	378
Other miscellaneous, net(4)	(688)	5,748	(876)	(6,162)
Other (income) expense, net	$(9,769)	$5,262	$(9,688)	$(34,054)

(1)
Amounts primarily relate to the sales of certain intellectual property rights and certain other assets including, in 2022, assets associated with the sale transactions that are further discussed in Note 5. Discontinued Operations and Asset Sales.

(2)
Amounts relate to the remeasurement of foreign currency denominated assets and liabilities.

(3)
Amounts relate to the income statement impacts of our investments in the equity of other companies, including investments accounted for under the equity method.

(4)
The amount for the Predecessor period January 1, 2024 through April 23, 2024 primarily relates to a charge of approximately $6 million associated with the rejection of an executory contract, which was approved by the Bankruptcy Court in February 2024.

NOTE 22.   INCOME TAXES
Loss from Continuing Operations before Income Tax
Our operations are conducted through our various subsidiaries in numerous jurisdictions throughout the world. We have provided for income taxes based upon the tax laws and rates in the jurisdictions in which our operations are conducted.
The components of our Loss from continuing operations before income tax by geography are as follows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
U.S.	$(35,127)	$6,208,817	$(1,609,064)	$(2,429,315)
International	(826,760)	40,174	(782,860)	(458,787)
Total loss from continuing operations before income tax	$(861,887)	$6,248,991	$(2,391,924)	$(2,888,102)

Income tax from continuing operations consists of the following (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Current:
U.S. Federal	$70,038	$28,549	$44,304	$21,057
U.S. State	16,077	4,598	2,900	1,731
International	15,645	1,178	3,956	6,031
Total current income tax	$101,760	$34,325	$51,160	$28,819
Deferred:
U.S. Federal	$(138,918)	$62,648	$5,126	$(622)
U.S. State	(17,786)	5,592	451	1,065
International	(76,079)	(44,054)	(875)	(7,746)
Total deferred income tax	$(232,783)	$24,186	$4,702	$(7,303)
Total income tax	$(131,023)	$58,511	$55,862	$21,516
Tax Rate
A reconciliation of income tax from continuing operations at the U.S. federal statutory income tax rate to the total income tax provision from continuing operations is as follows (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Notional U.S. federal income tax provision at the statutory rate	$(180,996)	$(28,689)	$(502,304)	$(606,502)
State income tax, net of federal benefit	3,408	2,075	3,283	(9,517)
Uncertain tax positions	166	1,787	32,191	21,930
Residual tax on non-U.S. net earnings	64,858	(5,427)	(610,200)	(32,257)
Non-deductible goodwill impairment	—	—	—	385,459
Change in valuation allowance	342	44,508	6,449,891	306,497
Capital gains tax	—	4,234	—	—
Non-deductible expenses	—	75,172	109,629	47,221
Executive compensation limitation	1,559	104	7,254	5,580
Equity based compensation	—	—	4,522	3,247
Financing activities(1)	8,787	(54,995)	(3,035,598)	73,629
Investment activities(2)	—	—	(2,681,806)	(178,018)
Non-deductible legal settlement	—	—	279,216	—
Intra-entity transfers of assets	(32,033)	—	—	—
Emergence(3)	—	18,982	—	—
Other	2,886	760	(216)	4,247
Income tax	$(131,023)	$58,511	$55,862	$21,516

(1)
The amount in the Successor period ended December 31, 2024 primarily relates to the tax impact of forgiveness of OUS intercompany trading receivables. The amount in 2023 (Predecessor) primarily relates to tax deductible losses associated with receivables in consolidated subsidiaries, which is fully offset by an increase to the valuation allowance. The 2022 (Predecessor) amount primarily relates to nondeductible foreign currency gains and losses on intercompany debt.
(2)
The amounts in Predecessor years ended December 31, 2023 and 2022 primarily relate to tax deductible losses associated with the investment in consolidated subsidiaries. The tax benefit is fully offset by an increase to the valuation allowance.

(3)
Relates to impacts from plan effects and fresh start accounting.

The income tax benefit of $131 million for the Successor period ended December 31, 2024 primarily related to a $96.5 million tax benefit on pre-tax losses outside of the United States (OUS). Additionally, there was a $32.2 million tax benefit associated with a deferred tax benefit on a post-emergence intra-entity transfer.
The income tax expense of $58.5 million for the Predecessor period from January 1, 2024 through April 23, 2024 includes income tax expense of $19 million related to the impact of the Plan and Fresh Start Adjustments. Related to the impact of the Plan, Endo International plc recorded an income tax benefit of $171.1 million for a release to the historical valuation allowances associated with certain deferred tax assets, $25.6 million for the reduction of certain net deferred tax liabilities and an income tax expense of $3.8 million for the reduction in income tax payable/receivables. These benefits are partially offset by $211.4 million of income tax expense for the deferred tax impact from Fresh Start Adjustments. The Company also recorded income tax expenses of $30.1 million related to increases in accrued interest on uncertain tax position, $4.2 million Indian capital gain tax on the intercompany transfer of shares, and $9.3 million related to changes in valuation allowances. This was offset by an income tax benefit of $10.3 million associated with a reduction to our net UTP liability related to a Canadian statute lapse.
The income tax expense for the Predecessor years ended December 31, 2023 and 2022 primarily relates to accrued interest on uncertain tax positions.
The change in income tax benefit for the Successor period ending December 31, 2024 versus the Predecessor period ending April 23, 2024 primarily relates to the tax benefit on the Successor period pre-tax loss with no valuation allowance coupled with a deferred tax benefit on a post-emergence intra-entity transfer and the lack of impact related to the Plan and Fresh Start Adjustments. The change in income tax expense for the Predecessor period ending April 23, 2024 versus the Predecessor period ending December 31, 2023 primarily relates to the income tax expense resulting from the impact of the Plan and Fresh Start Adjustments offset by a decrease in the accrued interest on uncertain tax positions. The change in 2023 (Predecessor) income tax expense compared to 2022 (Predecessor) primarily relates to an increase in accrued interest on uncertain tax positions.

Deferred Tax Assets and Liabilities
Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The significant components of the net deferred income tax asset (liability) shown on the balance sheets are as follows (in thousands):
	Successor	Predecessor
	December 31, 2024	December 31, 2023
Deferred tax assets:
Accrued expenses and reserves	$45,183	$274,424
Deferred interest deduction	26,826	492,394
Fixed assets, intangible assets and deferred amortization	101,967	549,715
Loss on capital assets	—	4,755
Investments	20	—
Net operating loss carryforward	160	15,478,840
Other	23,558	59,145
Research and development and other tax credit carryforwards	—	7,402
Total gross deferred income tax assets	$197,714	$16,866,675
Deferred tax liabilities:
Other	$(3,569)	$(9,148)
Investments	—	(136)
Total gross deferred income tax liabilities	$(3,569)	$(9,284)
Valuation allowance	(342)	(16,873,639)
Net deferred income tax asset (liability)	$193,803	$(16,248)
A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company assesses the available positive and negative evidence to estimate whether the existing deferred tax assets will be realized. It is possible in the future we may be required to establish a valuation allowance on a portion of a jurisdiction’s deferred tax assets. Establishing these valuation allowances would result in a charge to income tax expense for the period the establishment is recorded, which could have a material impact on net earnings. The timing and amount of the potential valuation allowance establishment are subject to significant management judgment and prospective earnings. As of December 31, 2024, the total valuation allowance was $0.3 million.
Historically, Endo International plc, an Irish-domiciled entity, was the parent company and the reinvestment analysis was completed from an Irish parent perspective. Endo, Inc. is a U.S.-based parent company and therefore our reinvestment analysis has been completed from a U.S.-based parent perspective. Endo, Inc. has determined that the undistributed earnings of all of its foreign subsidiaries will be indefinitely reinvested. The additional income taxes related to indefinitely reinvested earnings for which a deferred tax liability is not recorded is expected to be immaterial.
Uncertain Tax Positions
The Company and its subsidiaries are subject to income taxes in the U.S., various states and numerous foreign jurisdictions with varying statutes as to which tax years are subject to examination by the tax authorities. The Company has taken positions on its tax returns that may be challenged by various tax authorities. The Company believes it has appropriately established reserves for tax-related uncertainties. The Company endeavors to resolve matters with a tax authority at the examination level and could reach agreement with a tax authority at any time. The accruals for tax-related uncertainties are based on the Company’s best estimate of the potential tax exposures. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. The final outcome with a tax authority may result in a tax liability that is more or less than that reflected in our financial statements. Favorable resolution of such matters could be recognized as a reduction of the Company’s effective tax rate in the year of resolution, while a resolution that is not favorable could increase the effective tax rate and may require the use of cash. Uncertain tax positions are reviewed quarterly and adjusted as necessary when events occur that affect potential tax liabilities, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, identification of new issues and issuance of new legislation, regulations or case law.
As of December 31, 2024, the Company had total UTPs, including accrued interest and penalties, of $4.3 million. If recognized in future years, $4.3 million of such amounts would impact the income tax provision and effective tax rate. As of December 31, 2023, the Predecessor had total UTPs, including accrued interest and penalties, of $680.2 million. If recognized in future years, $295.9 million of such amounts would have impacted the income tax provision and effective tax rate. The following table summarizes the activity related to UTPs (in thousands):
Unrecognized Tax Positions Federal, State and Foreign Tax
UTP Balance at December 31, 2021 (Predecessor)	$566,439
Gross additions for current year positions	20,061
Decrease due to lapse of statute of limitations	(4,451)
Currency translation adjustment	(2,419)
UTP Balance at December 31, 2022 (Predecessor)	$579,630
Gross additions for current year positions	12,457
Decrease due to lapse of statute of limitations	(186)
Currency translation adjustment	(199)
UTP Balance at December 31, 2023 (Predecessor)	$591,702
Gross additions for current year positions	3,764
Gross reductions for prior period positions	(10,214)
Currency translation adjustments	(1,329)
Adjustments related to plan effects	(581,073)
UTP Balance at April 23, 2024 (Predecessor)	$2,850
Currency translation adjustment	(787)
UTP Balance at December 31, 2024 (Successor)	$2,063
Accrued interest and penalties	2,250
Total UTP balance including accrued interest and penalties	$4,313
The Company records accrued interest and penalties, where applicable, related to uncertain tax positions as part of the provision for income taxes. The cumulative accrued interest and penalties related to uncertain tax positions were $2.3 million and $88.5 million as of December 31, 2024 and 2023, respectively.
During the year ended December 31, 2024, the Successor recognized net expense of $0.2 million associated with UTPs primarily related to interest. During the year ended December 31, 2023, the Predecessor recognized net expense of $43.8 million associated with UTPs, primarily related to interest. During the year ended December 31, 2022, the Predecessor recognized net expense of $16.2 million associated with UTPs, primarily related to interest and penalties. At December 31, 2024, the UTP liability is included in the Consolidated Balance Sheets within Other liabilities. At December 31, 2023, the UTP liability is included in the Consolidated Balance Sheets within Liabilities subject to compromise, Other liabilities and, where appropriate, as a reduction to Deferred tax assets.

As of December 31, 2024, we may be subject to examination in the following major tax jurisdictions:
Jurisdiction	Open Years
Canada	2024
India	2012 through 2024
Ireland	2022 through 2024
U.S. – federal, state and local	2024
NOTE 23.   NET (LOSS) INCOME PER SHARE
The following is a reconciliation of the numerator and denominator of basic and diluted net (loss) income per share (in thousands):
	Successor	Predecessor
	2024	Period From January 1, 2024 through April 23, 2024	2023	2022
Numerator:
(Loss) income from continuing operations	$(730,864)	$6,190,480	$(2,447,786)	$(2,909,618)
Income (loss) from discontinued operations	—	182,838	(2,021)	(13,487)
Net (loss) income	$(730,864)	$6,373,318	$(2,449,807)	$(2,923,105)
Denominator:
For basic per share data – weighted average shares	76,156	235,220	235,219	234,840
Dilutive effect of common stock/ordinary share equivalents	—	—	—	—
For diluted per share data – weighted average shares	76,156	235,220	235,219	234,840
Basic per share amounts are computed based on the weighted average number of common stock or ordinary shares outstanding, as applicable, during the period. Diluted per share amounts are computed based on the weighted average number of common stock or ordinary shares, as applicable, outstanding and, if there is net income from continuing operations during the period, the dilutive effect of common stock/ordinary share equivalents outstanding during the period.
The dilutive effect of common stock/ordinary share equivalents, if any, is measured using the treasury stock method.
Endo, Inc. issued approximately 244 thousand shares of Escrowed Equity, with such Escrowed Equity to be distributed to holders of second lien deficiency claims and unsecured notes claims in accordance with the “Net Debt Equity Split Adjustment” defined under the Plan, which is excluded for purposes of calculating basic net income (loss) per share in the Consolidated Statements of Operations for the Successor year ended December 31, 2024. Escrowed Equity to be distributed were determined on the Fallback Date, which was 210 days after emergence, or November 19, 2024. Effective December 31, 2024, approximately 189 thousand shares were returned to the Company and cancelled and the remaining shares were released from the escrow account to holders of second lien deficiency claims and unsecured notes claims. The non-cash impact of the distribution of equity to holders of second lien deficiency claims and unsecured notes claims was approximately $1.4 million, recorded as an adjustment to Endo Inc.’s additional paid-in capital.
As contemplated by the Plan and approved on July 23, 2024, Endo, Inc. adopted a long-term incentive plan and authorized and reserved 3.6 million shares for issuance pursuant to equity incentive awards to be granted under such plan. On September 30, 2024, Endo, Inc. granted 1.3 million awards under the Endo, Inc.

2024 Stock Incentive Plan. As of March 4, 2025, up to approximately 2.3 million shares are issuable subject to the terms of equity awards granted under Endo, Inc.’s 2024 Stock Incentive Plan.
Diluted shares used in the calculation of the diluted loss per share for the year ended December 31, 2024 represented basic shares. Due to the net loss experienced by the Company for the year ended December 31, 2024, the inclusion of the potentially dilutive effect of approximately 1.3 million equity awards in the calculation of actual diluted shares would have resulted in anti-dilution.
On March 3, 2023, in connection with its bankruptcy proceedings, Endo International plc took action to reject all outstanding award agreements associated with its stock options and stock awards.
NOTE 24.   SAVINGS AND INVESTMENT PLAN AND DEFERRED COMPENSATION PLANS
Savings and Investment Plan
The Company maintains a defined contribution Savings and Investment Plan (the Endo 401(k) Plan) covering all U.S.-based eligible employees. The Company matches 100% of the first 3% of eligible cash compensation that a participant contributes to the Endo 401(k) Plan plus 50% of the next 2% for a total of up to 4%, subject to statutory limitations. The Company’s matching contributions generally vest ratably over a two-year period.
Costs incurred for contributions made to the Endo 401(k) Plan amounted to $3.8 million, $2.2 million, $5.7 million and $6.5 million for the Successor year ended December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively.
NOTE 25.   SUBSEQUENT EVENTS
Divestiture of International Pharmaceutical Business
On March 10, 2025, the Company entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The total consideration for the transaction is up to $99 million, which includes an upfront cash payment of $84 million and up to an additional $15 million in potential future payments contingent upon the achievement of certain milestones. The transaction is expected to close in mid-2025, pending customary regulatory approvals and satisfaction of other customary closing conditions. The assets subject to sale are classified as held and used as of December 31, 2024 as the criteria for classification as held for sale were not met as of that date. Such assets are expected to be classified as held for sale as of March 31, 2025 in the Company’s first quarter Form 10-Q. Among other potential accounting considerations, the Company is in the process of assessing whether the transaction represents a strategic shift to the Company’s overall business.
Combination of Mallinckrodt and Endo
On March 13, 2025, Endo, Inc. and Mallinckrodt plc (“Mallinckrodt”) entered the Transaction Agreement. Under the terms of the agreement, upon completion of the combination transaction, Endo’s shareholders will receive shares of Mallinckrodt stock and their pro rata share of cash, totaling $80 million (subject to an adjustment of up to an additional $20 million) in the aggregate, for each share of Endo stock owned as of the specified record date, such that upon completion of the combination transaction, Mallinckrodt will be the parent entity of the combined group and Mallinckrodt shareholders will own 50.1% and Endo shareholders will own 49.9% of the combined company. Mallinckrodt will continue as the holding company for the combined business, and Endo will become a wholly owned subsidiary of Mallinckrodt, with all of Mallinckrodt’s operating assets being contributed to Endo or its subsidiaries.
The transaction is expected to close in the second half of 2025, subject to approval by shareholders of both companies, regulatory approvals and customary closing conditions.

FINANCIAL STATEMENT SCHEDULE
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)
	Balance at Beginning of Period	Additions, Costs and Expenses	Deductions, Write-offs(1)	Other(2)	Balance at End of Period
Valuation Allowance For Deferred Tax Assets:
Year Ended December 31, 2022 (Predecessor)	$10,169,294	$273,538	$(46)	$(6,367)	$10,436,419
Year Ended December 31, 2023 (Predecessor)	$10,436,419	$6,431,095	$—	$6,125	$16,873,639
Period from January 1, 2024 through April 23, 2024 (Predecessor)	$16,873,639	$81,197	$(16,954,070)	$(766)	$—
Year Ended December 31, 2024 (Successor)	$—	$342	$—	$—	$342

(1)
Deductions for the Predecessor period January 1, 2024 through April 23, 2024 include the elimination of the Predecessor valuation allowance in conjunction with the application of fresh start accounting, as described in Note 3. Fresh Start Accounting in this report.

(2)
Represents the remeasurement of net deferred tax assets due to changes in statutory rates.

All other financial statement schedules have been omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or the Notes thereto.

ANNEX B
EXECUTION VERSION
TRANSACTION AGREEMENT
by and among
Mallinckrodt plc,
Endo, Inc.,
and
Salvare Merger Sub LLC,
dated as of
March 13, 2025

B-i

Exhibits:
Exhibit A:
Form of Surviving Corporation Certificate of Incorporation

Exhibit B:
Form of Surviving Corporation Bylaws

B-ii

THIS TRANSACTION AGREEMENT is made on March 13, 2025
BY AND AMONG:
(1)   Mallinckrodt plc, a public limited company incorporated in Ireland with registered number 522227 having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland (hereinafter called “Macaw”);
(2)   Endo, Inc., a corporation incorporated in the State of Delaware (hereinafter called “Eagle”); and
(3)   Salvare Merger Sub LLC, a limited liability company formed in the State of Delaware (hereinafter called “Merger Sub”).
RECITALS:
(A)   The Parties (as defined below) are entering into this Transaction Agreement (this “Agreement”) for the purposes of amalgamating the businesses of the Macaw Group (as defined below) and the Eagle Group (as defined below) through the Merger (as defined below).
(B)   This Agreement sets out certain matters relating to the conduct of the Macaw Articles Amendment (as defined below) and the Merger that have been agreed by the Parties, including certain representations, warranties, covenants and agreements in connection therewith and various conditions thereto.
(C)   The Parties intend that the Macaw Articles Amendment will be implemented by way of the Scheme (as defined below) and the EGM Resolutions (as defined below).
(D)   The board of directors of Eagle (the “Eagle Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated by this Agreement (collectively, including the Macaw Articles Amendment and the Merger, the “Transaction”) are advisable and fair to, and in the best interests of, Eagle and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction, (iii) adopted the Eagle Board Recommendation (as defined below) and (iv) directed that the adoption of this Agreement and the Eagle Distributable Reserves Resolution (as defined below) be submitted for consideration at the Eagle Special Meeting.
(E)   The board of directors of Macaw (the “Macaw Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Transaction are in the best interests of Macaw and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction, including the Macaw Articles Amendment, (iii) adopted the Macaw Board Recommendation (as defined below) and (iv) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meetings (each such defined term as defined below).
(F)   Concurrently with the execution of this Agreement, certain Macaw Shareholders (as defined below) and Eagle Shareholders (as defined below) are entering into voting agreements in support of the Transaction with Macaw and Eagle (the “Voting Agreements”).
(G)   For U.S. federal (and to the extent applicable, state and local) income tax purposes, it is the intent of the Parties (A) that with respect to the Merger, (i) the receipt by the Eagle Shareholders of the Per Share Tax Eagle Funded Cash Consideration shall be treated as a redemption by Eagle of a portion of each share of Eagle Common Stock, with a value equal to such Per Share Tax Eagle Funded Cash Consideration (the “Redemption”) that is integrated with the disposition of the remaining portion of each share of Eagle Common Stock in the Merger pursuant to Zenz v. Quinlivan, 213 F.2d 917 (6th Cir. 1954), resulting in a complete termination of each Eagle Shareholder’s interest in the aggregate equity interests in Eagle owned by such Eagle Shareholder before the Merger within the meaning of Section 302(b)(3) of the Code (other than with respect to any Eagle Shareholder that, after the Merger, owns, directly or constructively under Section 318 of the Code, 50% or more of the stock of Macaw and thus is treated as owning, under Section 318(a)(2)(C) of the Code, stock of Eagle after the Merger), (ii) the receipt by the Eagle Shareholders of the Per Share Stock Consideration (other than any Fractional Entitlements) shall be treated as a taxable exchange of a portion of each share of Eagle Common Stock, with a value equal to the value of such Per Share Stock Consideration, governed by Section 1001 of the Code, and (iii) subject to the last sentence of

Clause 7.5(f), the receipt by the Eagle Shareholders of the Per Share Tax Base Cash Consideration (together with any cash in lieu of Fractional Entitlements) shall be treated as taxable exchange of a portion of each share of Eagle Common Stock, with a value equal to such Per Share Tax Base Cash Consideration (and the amount of any cash in lieu of Fractional Entitlements), governed by Section 1001 of the Code unless Section 304 of the Code applies to the Merger, and, if, as anticipated by the Parties, Section 304 of the Code applies to the Merger, a distribution of property in a transaction described in Section 304(a)(1) of the Code (the “Section 304 Transaction” and clauses (i), (ii) and (iii), the “Intended Merger Consideration Tax Treatment”) and (B) Macaw shall not become, as a result of the Merger, an Inverted Company (the “Intended Section 7874 Treatment,” and, together with the Intended Merger Consideration Tax Treatment, the “Intended US Tax Treatment”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.   INTERPRETATION
1.1   Certain Definitions
In this Agreement, the following words and expressions shall have the meanings set opposite them:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Macaw or Eagle, as applicable, than those contained in the Confidentiality Agreement (described in clause (x) of the definition thereof), except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to Macaw Competing Proposals or Eagle Competing Proposals, as applicable;
“Act” means the Companies Act 2014 of Ireland;
“Aggregate Cash Consideration” means $80,000,000 (eighty million dollars), as it may be adjusted pursuant to the definition of “Per Share Stock Consideration”.
“Amended Macaw Constitution” means the memorandum and articles of association of Macaw to be adopted pursuant to the EGM Resolutions in a form to be agreed between the Parties acting in good faith, subject to and conditional on the adoption of the Macaw Scheme Constitution;
“Antitrust Laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, through merger or acquisition or otherwise, including the HSR Act, or (b) prohibit, restrict or regulate foreign investments or foreign subsidies;
“Bribery Legislation” means any and all of the following if and as they may be applicable: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Eagle Group or the Macaw Group has business operations;
“business day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorized or required by Law to be closed;
“Changes” means changes, developments, events or occurrences.
“Clearances” means all consents, clearances, approvals, permissions, permits, nonactions, orders, authorizations and waivers, termination or expiration of waiting periods, to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity or other third party in connection with the execution and delivery of this Agreement and the implementation and consummation of the Transaction;

“Code” means the United States Internal Revenue Code of 1986, as amended;
“Completion” means the completion of the Macaw Articles Amendment and the Merger;
“Compliant” shall mean, with respect to any Financing Information described in clauses (a) through (b) of the definition thereof, that (i) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make such Financing Information, in light of the circumstances under which the statements contained in the financial information are made, not materially misleading, (ii) Macaw’s auditor has not withdrawn, or have not advised Macaw in writing that they intend to withdraw, its audit opinion with respect to any financial statements contained in such Financing Information, (iii) Macaw has not stated its intent to, or determined that it must, restate any historical financial information included in such Financing Information, (iv) is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), and (v) contains financial information on the first day of the Marketing Period that would not be required to be updated under Rule 3-12 of Regulation S-X in order to be current on any day of the Marketing Period to permit a registration statement on Form S-1 by a non-reporting issuer using such financial statements to be declared effective by the SEC and is sufficient to permit Macaw’s applicable independent accountants to issue comfort letters to the Financing Entities (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period;
“Conditional Scheme” means the Scheme, where it is expressed in the Court Order, or otherwise so expressed in the terms of the Scheme, that the effectiveness of the Macaw Articles Scheme Amendment will be subject to the satisfaction (or, in the sole discretion of the applicable Party, waiver) of the Conditions (or any of them) or otherwise expressed such that such effectiveness will occur subsequent to the filing of the Court Order but prior to Completion;
“Conditions” means the conditions to the Macaw Articles Amendment and the Merger set forth in Clause 8.1, Clause 8.2 and Clause 8.3, and “Condition” means any one of the Conditions;
“Confidentiality Agreement” means, collectively, (x) the confidentiality agreement between Eagle and Macaw, dated as of November 29, 2024, as it may be amended from time to time, and (y) the clean team agreement between Eagle and Macaw, dated as of January 21, 2025, as it may be amended from time to time;
“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, guarantee, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Eagle Benefit Plan or Macaw Benefit Plan;
“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act;
“Court Meetings” means the meeting or meetings of the Macaw Shareholders or, if applicable, the meeting or meetings of any class or classes of Macaw Shareholder (and any adjournment or postponement thereof) convened by order of the High Court pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);
“Court Meeting Resolution” means the resolutions to be proposed at the Court Meetings for the purposes of approving and implementing the Scheme;
“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act;
“Data Security Requirements” means, with respect to a Party or its Subsidiaries, all of the following to the extent relating to the processing of Personal Information or otherwise relating to data privacy, data protection, cybersecurity or data breach notification: (i) Laws, (ii) binding industry standards, (iii) publicly-posted policies or (iv) Contracts and other binding obligations to which such Party or any such Subsidiary is bound;
“DGCL” means General Corporation Law of the State of Delaware, as amended;
“DSOS” means the Secretary of State of the State of Delaware;
“Eagle Board Recommendation” means the recommendation of the Eagle Board that the Eagle Shareholders (x) approve and adopt the Transaction (including the Merger) and adopt this Agreement, pursuant to the DGCL and (y) approve the Eagle Distributable Reserves Resolution;
“Eagle Borrower” means Endo Finance Holdings, Inc., a Delaware corporation.
“Eagle Bylaws” means the amended and restated bylaws of Eagle, as in effect on the date hereof;
“Eagle Charter” means the amended and restated certificate of incorporation of Eagle, as in effect on the date hereof;
“Eagle Common Stock” means common stock of Eagle, par value $0.001 per share;
“Eagle Competing Proposal” means any indication of interest, proposal or offer from any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Macaw and the Macaw Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Eagle or any of the Eagle Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets (by fair market value) of Eagle, or to which twenty percent (20%) or more of the revenues or earnings of Eagle (including any predecessor thereto) on a consolidated basis are attributable for the preceding 12 months, or any license having a similar economic effect, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of Eagle, (iii) tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Eagle, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving Eagle or any of the Eagle Subsidiaries, under which such Person or group or, in the case of clause (B), the stockholders or equityholders of any such Person or group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets (by fair market value) of Eagle, or to which twenty percent (20%) or more of the revenues or earnings of Eagle (including any predecessor thereto) on a consolidated basis are attributable for the preceding 12 months, or (B) immediately after giving effect to such transaction(s), beneficially own twenty percent (20%) or more of any class of equity or voting securities of Eagle or the surviving or resulting entity in such transaction(s), in each case of (i) through (iv) other than (x) the Transaction or (y) any Generics Proposal;
“Eagle Debt Parties” means any member of the Eagle Group that is a party (whether as primary obligor or a guarantor) to any Eagle Indebtedness;
“Eagle Equity Plan” means Eagle’s 2024 Stock Incentive Plan;
“Eagle Existing Credit Agreement” means the Credit Agreement, dated as of April 23, 2024, among Eagle, Eagle Borrower, the additional borrowers from time to time party thereto, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender, as amended by the First Amendment, dated as of October 29, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time;
“Eagle Existing Indenture” means the Indenture, dated as of April 23, 2024, among Eagle Borrower, as the issuer, Eagle, as the parent, the subsidiary guarantors and Computershare Trust Company, National Association, a national banking association and limited purpose trust company organized under the laws of the United States, as trustee and as notes collateral agent, relating to the 8.500% senior secured notes due 2031, as supplemented by the First Supplemental Indenture, dated as of May 23, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time;

“Eagle Group” means Eagle and all of its Subsidiaries;
“Eagle Indebtedness” means Indebtedness of the Eagle Group, including the Eagle Existing Credit Agreement and the Eagle Existing Indenture;
“Eagle IP” means, collectively, the Eagle Owned IP and the Eagle Licensed IP.
“Eagle Intervening Event” means a material Change that (a) was not known (or, if known, the material consequences of which were not known) on the date of this Agreement to the Eagle Board and (b) does not relate to or involve (i) the receipt, existence of or terms of any Eagle Competing Proposal or any inquiry or other communication relating thereto or the consequences thereof, (ii) any change in the market price or trading volume of Eagle Shares or Macaw Shares or change in Eagle’s or Macaw’s credit ratings (provided that this clause (ii) shall not exclude the underlying causes of any such change), or (iii) the fact that Eagle or Macaw exceeds (or fails to meet) internal or published expectations or projections (provided that this clause (iii) shall not exclude the underlying causes of such change);
“Eagle Licensed IP” means any and all Intellectual Property exclusively licensed by a third party to Eagle or any Eagle Subsidiary.
“Eagle Material Adverse Effect” means any Change which, individually or when taken together with all other Changes that have occurred in the applicable determination period for an Eagle Material Adverse Effect, has a material adverse effect on the business, financial condition or results of operations of Eagle and the Eagle Subsidiaries, taken as a whole; provided, however, that no Change resulting or arising from or relating to any of the following shall be deemed to constitute or contribute to an Eagle Material Adverse Effect: (i) any change in the market price or trading volume of Eagle Common Stock or change in Eagle’s credit ratings (provided that this clause (i) shall not exclude the underlying causes of any such change); (ii) the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the Transaction (provided that this clause (ii) does not apply to any representation or warranty to the extent such representation or warranty explicitly addresses the consequences of the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the Transaction); (iii) Changes generally affecting the industries in which Eagle and the Eagle Subsidiaries operate, or in the economy generally or other general business, financial or market conditions; (iv) fluctuations in the value of any currency or interest rates; (v) any act of terrorism, war, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event; (vi) any actual or potential stoppage, shutdown, default or similar event or occurrence with respect to a Governmental Entity; (vii) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs or similar Taxes; (viii) the failure of Eagle to meet internal or published expectations or projections (provided that this clause (viii) shall not exclude the underlying causes of such failure); (ix) any action taken or omitted to be taken by Eagle at the written direction or with the written consent of Macaw or where Eagle has specifically requested Macaw’s consent in accordance with Clause 5.1 and Macaw has withheld such consent; (x) any Change in, or action taken required to comply with any Change in, any Law or GAAP or any interpretation or enforcement of any of the foregoing; (xi) the identity of Macaw as the counterparty to Eagle to the Transaction; or (xii) any demands, litigations or similar actions brought by Eagle Shareholders or Macaw Shareholders alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or the Transaction; provided that any Change referred to in the foregoing clauses (iii), (iv), (v), (vi), (vii) or (x) may be taken into account in determining whether there has been an Eagle Material Adverse Effect to the extent such Change disproportionately affects Eagle and the Eagle Subsidiaries relative to other participants in the industries in which Eagle and the Eagle Subsidiaries operate;
“Eagle Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Eagle or any Eagle Subsidiary;
“Eagle Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding Eagle Shares entitled to vote upon the adoption of this Agreement at the Eagle Special Meeting;
“Eagle Shareholders” means the holders of Eagle Shares;
“Eagle Shares” means the shares of Eagle Common Stock;

“Eagle Special Meeting” means the meeting of the Eagle Shareholders for the purpose of seeking the Eagle Shareholder Approval and the Eagle Distributable Reserves Resolution, including any postponement or adjournment thereof;
“Eagle Specified Matters” means, as of any particular time, any proceeding, investigation, litigation or review by a Governmental Entity against Eagle, Endo International plc or their Subsidiaries that has been disclosed as of such time in the section entitled “Legal Proceedings and Investigations” (or any comparable section) of the most recent annual report on Form 10-K or any subsequent quarterly report on Form 10-Q that has been filed as of such time by Eagle or Endo International plc, or is reasonably expected as of such time to be required to be disclosed in the next annual report on Form 10-K or quarterly report on Form 10-Q to be filed by Eagle.
“Eagle Subsidiaries” means the Subsidiaries of Eagle;
“Eagle Superior Proposal” means a bona fide proposal or offer constituting an Eagle Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Eagle Board determines in good faith after consultation with Eagle’s outside legal and financial advisors to be (a) more favorable to the Eagle Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Macaw in response to such offer or otherwise)) and (b) reasonably capable of being completed on its terms, taking into account all financial, legal, regulatory and other aspects of such proposal or offer;
“Eagle Surplus Cash” has the meaning set forth in Clause 7.5(d);
“EGM Resolutions” means the following resolutions to be proposed at the EGM (and which will be set out in the Scheme Document for the purposes of approving): (w) approval of the Scheme and authorization of the directors of Macaw to implement the Scheme; (x) subject to the sanction of the High Court, amendment of the Macaw Constitution in accordance with the Macaw Articles Scheme Amendment; (y) subject to the foregoing resolutions being approved and the Scheme becoming effective, (i) approval of a variation in Macaw’s share capital and (ii) adoption of the Amended Macaw Constitution; and (z) approval of the Macaw Distributable Reserves Resolution;
“End Date” means December 15, 2025 (as such date may be extended pursuant to the following provisos); provided that if, on such date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(iv) (if the statute, rule, regulation or injunction relates to Antitrust Laws) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)), then the End Date shall be automatically further extended to March 13, 2026 (the “Initial Extended End Date”); provided, further, that if, on the Initial Extended End Date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(iv) (if the statute, rule, regulation or injunction relates to Antitrust Laws) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)), then the End Date shall be automatically further extended to June 13, 2026; provided, further, that (x) if the Marketing Period has commenced and is in effect on a date that would otherwise be the End Date, the End Date shall be automatically extended to the date that is 20 business days after the then scheduled expiration of the Marketing Period (without regard to any potential early termination thereof) (provided, that if the dates of such Marketing Period are such that it would be scheduled to expire on a date that would require such Marketing Period to be re-commenced pursuant to clause (A) or (B) of the first proviso to the definition of “Marketing Period”, then the End Date shall be automatically extended to the date that is 20 business days after the expiration of such re-commenced Marketing Period, assuming such Marketing Period is re-commenced on the first available date specified in the applicable clause (A) or (B) of such first proviso to the definition of “Marketing Period”); provided further, that if the condition set forth in Clause 8.1(b)(iii) is satisfied less than four business days before a date that would otherwise be the End Date, the End Date shall be automatically extended to the date that is four Business Days following such scheduled End Date. Notwithstanding the foregoing, the End Date shall not be extended pursuant to the foregoing provisos beyond the date that is fifteen (15) months after the date of this Agreement;
“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dividend recapitalization, dissolution, liquidation, consolidation, disposition or other transaction or event that either (a) is not permitted by the terms of the Qualified Subject Debt immediately prior to the consummation of such transaction or occurrence of such event or (b) if permitted by the terms of the Qualified Subject Debt immediately prior to the consummation of such transaction or occurrence of such event, would leave Macaw and its Subsidiaries without adequate flexibility under the terms of the Qualified Subject Debt for the continuation and/or expansion of their combined operations following such consummation or occurrence, as reasonably determined by Macaw acting in good faith.
“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing;
“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws;
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Exchange Agent” means a bank or trust company appointed by Macaw, and reasonably acceptable to Eagle, who will act as exchange agent for the payment of the Merger Consideration, as well as the agent for the Eagle Shareholders for the purpose of receiving and holding their Eagle Certificates and Eagle Book-Entry Shares (provided that the Exchange Agent shall obtain no rights or interests in the shares represented thereby);
“Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of the Macaw Shareholders and, if applicable, the meeting or meetings of any class or classes of Macaw Shareholders (and any adjournment or postponement thereof), to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meetings shall have been concluded or adjourned (it being understood that if the Court Meetings are adjourned or postponed, the EGM shall be correspondingly adjourned or postponed), to consider, and if thought fit, approve the EGM Resolutions, provided that, without limiting Clause 3.1 and 3.4(g), Macaw may elect to present the EGM Resolutions at its 2025 Annual General Meeting of Shareholders (the “AGM” and such election, the “AGM Election”), in which case references to the “Extraordinary General Meeting” or “EGM” in this Agreement shall be deemed to be to the AGM;
“FCPA” means United States Foreign Corrupt Practices Act of 1977, as amended;
“Financing Information” shall mean:
(a)   (i)   audited consolidated balance sheets of Macaw and the Macaw Subsidiaries, and the related audited statements of operations, cash flows and stockholders’ equity of Macaw and the Macaw Subsidiaries for (A) the fiscal years ended December 31, 2022 and December 31, 2023 (which Eagle hereby acknowledges receiving) and (B) any subsequent fiscal year ended at least 90 days prior to the Completion, and in each case, the audit report of Macaw’s independent auditors related thereto (which Eagle hereby acknowledges receiving for the fiscal years ended December 31, 2022 and December 31, 2023); and
(ii)   an unaudited consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity of Macaw and the Macaw Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 45 days prior to the Completion, and for the comparable period of the prior fiscal year, reviewed by Macaw’s independent auditor;
in the case of each of clauses (i) and (ii), prepared based on GAAP;
(b)   historical financial information regarding Macaw that is reasonably required by Eagle to produce customary pro forma financial statements required by paragraph 6 of Exhibit D of the Commitment Letter to the extent relating to the periods described in clauses (a)(i) and (a)(ii) of this definition (subject to the limitations set forth in the definition of Excluded Information); and
(c)   drafts of customary comfort letters (including as to customary “negative assurance” comfort and change period) from Macaw’s independent accountants with respect to any of the foregoing information described in clause (a), subject to the completion by such accountants of customary procedures relating thereto;
provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require Macaw or its Affiliates to provide (or be deemed to require Macaw or its Affiliates to prepare) any (1) description of all or any portion of the Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, (5) consolidating financial statements, separate Subsidiary financial statements, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (6) financial statements for any period earlier than the year ended December 31, 2022, (7) financial information that Macaw or its Affiliates do not maintain in the ordinary course of business, (8) information not reasonably available to Macaw or its Affiliates under their respective current reporting systems, or (9) pro forma financial information or pro forma financial statements. For purposes of this Agreement, the information described in this proviso is collectively referred to as the “Excluded Information”.
If Macaw shall in good faith believe that the Financing Information has been delivered to Eagle, Macaw may deliver to Eagle a written notice to that effect (stating when it believes the delivery of the Financing Information to Eagle was completed), in which case Macaw shall be deemed to have complied with such obligation to furnish the Financing Information and Eagle shall be deemed to have received the Financing Information, unless Eagle in good faith reasonably believes that Macaw has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two business days after the delivery of such notice by Macaw, delivers a written notice to Macaw to that effect (stating with specificity which such Financing Information Eagle believes Macaw has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Eagle shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by Macaw.
Macaw’s or its Affiliates’ filing with the SEC pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or other filing or required unaudited financial statements with respect to it that is publicly available on Form 10-Q or other filing, in each case, will satisfy the requirements under clause (a) or (b), as applicable, of this definition.
“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Eagle or any of its Subsidiaries Financing pursuant to the Commitment Letter (the “Financing Entities”) or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or parties functioning in a similar capacity, and their respective Representatives and other Affiliates, in each case solely in their capacity as such; provided, that neither Eagle nor any of its Subsidiaries shall be a Financing Party;
“GAAP” means generally accepted accounting principles in the United States;
“Generics Proposal” means any indication of interest, proposal or offer to acquire following the Completion both (x) at least a majority of the businesses, operations and activities of the “Specialty Generics” reporting segment of Macaw as of immediately prior to the Completion and (y) at least a majority of the businesses, operations and activities of the “Generic Pharmaceuticals” reporting segment of Eagle as of immediately prior to the Completion (with or without any other businesses, operations and activities of the Eagle Group or the Macaw Group, provided that such other businesses, operations and activities do not constitute a majority of the businesses, operations and activities proposed to be acquired);
“Governmental Entity” means (a) any national, federal, state, county, municipal, local, foreign or supranational government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, or any arbitral authority, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition, including, for the avoidance of doubt, the High Court and the SEC;
“Group” means, in relation to any Party, such Party and its Subsidiaries;
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, per- and polyfluoroalkyl substances, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins;
“High Court” means the High Court of Ireland;
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;
“Indebtedness” of any Person means, without duplication:
(a) the principal amount of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments;
(b) all obligations of such Person under leases required to be capitalized and treated as financing leases in accordance with GAAP (and excluding any operating leases);
(c) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions;
(d) all obligations of such Person under any swap, hedging, derivative or similar agreements or arrangements that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person to the counterparties in the event of an early unwind or early termination of such instruments or transactions on such date less any amount payable to such Person by such counterparties in connection to such unwind or termination;

(e) all obligations of such Person for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations);
(f) all obligations of the type referred to in the foregoing clauses (a) through (e) of another Person secured by any Lien on any property or asset of such first Person (it being understood that the amount of any such obligations shall be the lesser of the principal amount of such obligations and the fair market value of any property or asset secured by any such Lien); and
(g) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (a) through (f) in respect of any other Person.
The amount of any of the foregoing Indebtedness described in clauses (a) through (g) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with Completion. Notwithstanding anything to the contrary in the foregoing, Indebtedness shall not include (x) trade payables arising in the ordinary course of business, (y) obligations solely between or among Macaw and/or its wholly owned Subsidiaries and (z) obligations solely between or among Eagle and/or its wholly owned Subsidiaries;
“Intellectual Property” means any and all rights, including all common law or statutory rights, anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (including provisionals, non-provisionals, divisionals, continuations, continuations-in-part, renewals, extensions, reexaminations or reissues thereof); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, and other designations or indicia of origins (including all goodwill associated with the foregoing); (c) domain name registrations, uniform resource locators and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship; (e) trade secrets and intellectual property rights in other confidential or proprietary information, including know-how, methods, processes, designs, technical data, and specifications, (f) intellectual property rights in software, databases and data collections and industrial design rights, (g) any other intellectual property or equivalent rights anywhere in the world; and (h) any application for, or registration of, or issuance of any of the foregoing by any Governmental Entity or other registering or issuing authority (such applications, registrations or issuances described in this clause (h), “Registered Intellectual Property”);
“Inverted Company” means a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) domestic corporation pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder;
“Ireland” means the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;
“Irish Revenue” means the Revenue Commissioners of Ireland;
“Irrecoverable VAT” means, in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit, deduction or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws;
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation;
“knowledge” means, in relation to Eagle, the actual knowledge of the Persons listed in Clause 1.1(a) of the Eagle Disclosure Schedule, and in relation to Macaw, the actual knowledge of the Persons listed in Clause 1.1(a) of the Macaw Disclosure Schedule;
“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter;

“Lien” means any lien, pledge, hypothecation, mortgage, charge, security assignment, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), it being understood that, notwithstanding the foregoing, licenses, sublicenses, covenants not to sue and similar rights granted in or to Intellectual Property are not “Liens” as defined hereunder;
“Macaw Articles Amendment” means (i) the Macaw Articles Scheme Amendment and (ii) the adoption of the Amended Macaw Constitution pursuant to the EGM Resolutions;
“Macaw Articles Scheme Amendment” means the proposed amendment (in the form of the Macaw Scheme Constitution) to the Macaw Constitution to be effected by means of the Scheme (and any such Scheme as it may be revised, amended or extended from time to time) and the EGM Resolutions, pursuant to this Agreement;
“Macaw Board Recommendation” means the Macaw Board recommendation that the Macaw Shareholders vote in favor of the Macaw Resolutions;
“Macaw Competing Proposal” means any indication of interest, proposal or offer from any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Eagle and the Eagle Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Macaw or any of the Macaw Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets (by fair market value) of Macaw, or to which twenty percent (20%) or more of the revenues or earnings of Macaw on a consolidated basis are attributable for the preceding 12 months, or any license having a similar economic effect, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of Macaw, (iii) tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Macaw, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution, scheme of arrangement or similar transaction or series of related transactions involving Macaw or any of the Macaw Subsidiaries, under which such Person or group or, in the case of clause (B) below, the stockholders or equityholders of any such Person or group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets (by fair market value) of Macaw, or to which twenty percent (20%) or more of the revenues or earnings of Macaw on a consolidated basis are attributable for the preceding 12 months, or (B) immediately after giving effect to such transaction(s), beneficially own twenty percent (20%) or more of any class of equity or voting securities of Macaw or the surviving or resulting entity in such transaction(s), in each case of (i) through (iv) other than (x) the Transaction or (y) any Generics Proposal;
“Macaw Constitution” means the memorandum and articles of association of Macaw as at the date hereof;
“Macaw Equity Plan” means Macaw’s 2024 Stock and Incentive Plan, as amended;
“Macaw Existing ABL Credit Agreement” means the ABL Credit Agreement, dated as of June 16, 2022, by and among ST US AR Finance LLC, the lenders party thereto, the L/C Issuers (as defined in the ABL Credit Agreement) party thereto and Barclays Bank plc, as administrative agent and collateral agent (as amended by Amendment No. 1 to ABL Credit Agreement, dated as of August 23, 2023, Amendment No. 2 to ABL Credit Agreement, dated as of September 19, 2024 and Omnibus Amendment Agreement, dated as of November 22, 2024), as further amended, restated, amended and restated, supplemented or otherwise modified from time to time;
“Macaw Existing Indenture” means the Indenture, dated as of November 14, 2023, among Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and being registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B 172865, Mallinckrodt CB LLC, a Delaware limited liability company, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as trustee, registrar and paying agent, and Acquiom Agency Services LLC, as first lien collateral agent, relating to the 14.750% first lien senior secured notes due 2028, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;
“Macaw Existing Term Loan Credit Agreement” means the Credit Agreement, dated as of November 14, 2023, among Macaw, Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865, Mallinckrodt CB LLC, a Delaware limited liability company, the lenders party thereto from time to time, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents for the lenders, and Acquiom Agency Services LLC, as collateral agent for the lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;
“Macaw Group” means Macaw and all of its Subsidiaries;
“Macaw Indebtedness” means Indebtedness of the Macaw Group, including the Macaw Existing ABL Credit Agreement, the Macaw Existing Term Loan Credit Agreement and the Macaw Existing Indenture;
“Macaw IP” means, collectively, the Macaw Owned IP and the Macaw Licensed IP;
“Macaw Intervening Event” means a material Change that (a) was not known (or, if known, the material consequences of which were not known) on the date of this Agreement to the Macaw Board and (b) does not relate to or involve (i) the receipt, existence of or terms of any Macaw Competing Proposal or any inquiry or other communication relating thereto or the consequences thereof, (ii) any change in the market price or trading volume of Eagle Shares or Macaw Shares or change in Eagle’s or Macaw’s credit ratings (provided that this clause (ii) shall not exclude the underlying causes of any such change), or (iii) the fact that Eagle or Macaw exceeds (or fails to meet) internal or published expectations or projections (provided that this clause (iii) shall not exclude the underlying causes of such change);
“Macaw Licensed IP” means any and all Intellectual Property exclusively licensed by a third party to Macaw or any Macaw Subsidiary;
“Macaw Material Adverse Effect” means any Change which, individually or when taken together with all other Changes that have occurred in the applicable determination period for a Macaw Material Adverse Effect, has a material adverse effect on the business, financial condition or results of operations of Macaw and the Macaw Subsidiaries, taken as a whole; provided, however, that no Change resulting or arising from or relating to any of the following shall be deemed to constitute or contribute to an Macaw Material Adverse Effect: (i) any change in the market price or trading volume of Macaw Shares or change in Macaw’s credit ratings (provided that this clause (i) shall not exclude the underlying causes of any such change); (ii) the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the Transaction (provided that this clause (ii) does not apply to any representation or warranty to the extent such representation or warranty explicitly addresses the consequences of the execution, announcement, pendency or performance of the Transaction Agreement, including the consummation of the Transaction); (iii) Changes generally affecting the industries in which Macaw and the Macaw Subsidiaries operate, or in the economy generally or other general business, financial or market conditions; (iv) fluctuations in the value of any currency or interest rates; (v) any act of terrorism, war, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event; (vi) any actual or potential stoppage, shutdown, default or similar event or occurrence with respect to a Governmental Entity; (vii) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs or similar Taxes; (viii) the failure of Macaw to meet internal or published expectations or projections (provided that this clause (viii) shall not exclude the underlying causes of such failure); (ix) any action taken or omitted to be taken by Macaw at the written direction of Eagle or where Macaw has specifically requested Eagle’s consent in accordance with Clause 5.2 and Macaw has withheld such consent; (x) any Change in, or action taken required to comply with any Change in, any Law or GAAP or any interpretation or enforcement of any of the foregoing; (xi) the identity of Eagle as the counterparty to Macaw to the Transaction; or (xii) any demands, litigations or similar actions brought by Macaw Shareholders or Eagle

Shareholders alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or the Transaction; provided that any Change referred to in the foregoing clauses (iii), (iv), (v), (vi), (vii) or (x) may be taken into account in determining whether there has been a Macaw Material Adverse Effect to the extent such Change disproportionately affects Macaw and the Macaw Subsidiaries relative to other participants in the industries in which Macaw and the Macaw Subsidiaries operate;
“Macaw Per Share Price” means the U.S. dollar amount equal to the quotient of (x) (i) average of the volume-weighted average price per share of Eagle Shares during the twenty (20) full trading days with respect to Eagle Shares immediately preceding (but not including) the Completion Date less (ii) the Per Share Cash Consideration (without giving effect to the proviso to the first sentence of the definition of Per Share Stock Consideration) divided by (y) the Per Share Stock Consideration (without giving effect to the proviso to the first sentence of the definition of Per Share Stock Consideration).
“Macaw Parties” means, collectively, Macaw and Merger Sub;
“Macaw Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Macaw or any Macaw Subsidiary;
“Macaw Related Parties” means the Macaw Group, the Macaw Shareholders, any Affiliate of any of the foregoing, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns;
“Macaw Resolutions” means the EGM Resolutions and the Court Meeting Resolution;
“Macaw RSU Award” means a restricted stock unit award in respect of Macaw Shares;
“Macaw Scheme Constitution” means the memorandum and articles of association of Macaw to be adopted pursuant to the Scheme and the EGM Resolutions in a form to be agreed between the Parties, acting in good faith;
“Macaw Shareholder Approval” means (i) the approval of the Scheme by a majority in number of members of each class of Macaw Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy five percent (75%) in value of the Macaw Shares held by Macaw Shareholders who are members of that class and that are present and voting either in person or by proxy, at each Court Meeting (or at any adjournment or postponement of any such meeting); and (ii) the EGM Resolutions being duly passed by the requisite majorities of Macaw Shareholders at the Extraordinary General Meeting (or at any adjournment or postponement of such meeting);
“Macaw Shareholders” means the holders of Macaw Shares;
“Macaw Shares” means the ordinary shares of Macaw, par value US$0.01 each;
“Macaw Specified Matters” means, as of any particular time, any proceeding, investigation, litigation or review by a Governmental Entity against Macaw or the Macaw Subsidiaries that has been disclosed as of such time in the section entitled “Legal Proceedings” (or any comparable section) of the most recent annual report on Form 10-K or any subsequent quarterly report on Form 10-Q that has been filed as of such time by Macaw, or is reasonably expected as of such time to be required to be disclosed in the next annual report on Form 10-K or quarterly report on Form 10-Q to be filed by Macaw.
“Macaw Subsidiaries” means the Subsidiaries of Macaw;
“Macaw Superior Proposal” means a bona fide proposal or offer constituting a Macaw Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Macaw Board determines in good faith after consultation with Macaw’s outside legal and financial advisors to be (a) more favorable to the Macaw Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Eagle in response to such offer or otherwise)) and (b) reasonably capable of being completed on its terms, taking into account all financial, legal, regulatory and other aspects of such proposal or offer;

“Marketing Period” shall mean the first period of (15) fifteen consecutive business days commencing on or after the date of this Agreement on the date of which Eagle has received the Financing Information (with the term “Completion” as used in such definition being deemed for the purpose of this definition to be replaced by the last day of such fifteen consecutive Business Day Period) and throughout which (i) such Financing Information is Compliant and (ii)(A) no event has occurred and no conditions exist that would cause any of the conditions set forth in Clause 8.1 and 8.3 to fail to be satisfied (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)), assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period and (B) the conditions set forth in Clause 8.1 and 8.3 have been satisfied (other than (a) conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)); provided that (a) (A) if the Marketing Period shall not have ended on or prior to August 15, 2025, then such Marketing Period shall not commence prior to September 2, 2025, (B) if such Marketing Period shall not have ended on or prior to December 19, 2025, then such Marketing Period shall not commence prior to January 5, 2026, and (C) each of June 20, 2025 and November 28, 2025 shall not constitute a business day for purposes of calculating such Marketing Period (with such date being excluded for purposes of, but which shall not reset, the Marketing Period); provided further that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is fully consummated;
“Merger” means the merger of Merger Sub with and into Eagle in accordance with Clause 8.6;
“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;
“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;
“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;
“NYSE” means the New York Stock Exchange;
“Organizational Documents” means articles of association, articles of incorporation, constitution, certificate of incorporation or by-laws or other equivalent organizational document, as appropriate;
“Parties” means Eagle and the Macaw Parties, and “Party” means either Eagle, on the one hand, or Macaw or the Macaw Parties (whether individually or collectively), on the other hand (as the context requires);
“Per Share Base Cash Consideration” means $0.05;
“Per Share Tax Base Cash Consideration” means an amount equal to (x) the Aggregate Cash Consideration divided by the number of outstanding Eagle Shares as of immediately prior to the Merger Effective Time minus (y) the Per Share Tax Eagle Funded Cash Consideration;
“Per Share Cash Consideration” means the Per Share Base Cash Consideration plus the Per Share Eagle Funded Cash Consideration;
“Per Share Eagle Funded Cash Consideration” means the amount equal to the (x) Aggregate Cash Consideration divided by the number of outstanding Eagle Shares as of immediately prior to the Merger Effective Time, minus (y) the Per Share Base Cash Consideration;
“Per Share Tax Eagle Funded Cash Consideration” means an amount equal to the lesser of (a) the quotient obtained by dividing (i) an amount equal to the (A) Eagle Surplus Cash, minus (B) the amount of all transaction expenses incurred or to be incurred by Eagle and its Subsidiaries in connection with the Transaction that are unpaid as of immediately prior to the Merger Effective Time, plus (C) the amount of Qualified Subject Debt, if any by (ii) the number of outstanding Eagle Shares as of immediately prior to the Merger Effective Time and (b) the Per Share Eagle Funded Cash Consideration;

“Per Share Stock Consideration” means the number (rounded to the nearest four decimal places) of validly issued, fully paid and non-assessable Macaw Shares (which may be a fraction of a Macaw Share) in respect of an Eagle Share that would result in the following calculation (expressed as a percentage) being equal to 50.1%: (x) the total number of Macaw Shares outstanding immediately following the Merger Effective Time held by Persons who were holders of Macaw Shares immediately prior to the Merger Effective Time (disregarding for purposes of this clause (x) any Macaw Shares issued pursuant to the Merger to any such holders) (calculated assuming that all outstanding Macaw RSU Awards other than Replacement RSU Awards and Replacement PSU Awards have been exercised for, converted into or exchanged for Macaw Shares) divided by (y) the total number of Macaw Shares outstanding (calculated assuming that all outstanding Macaw RSU Awards (including for clarity the Replacement RSU Awards and Replacement PSU Awards) have been exercised for, converted into or exchanged for Macaw Shares) immediately following the Merger Effective Time; provided that if, in the absence of this proviso, (1) the total number of Macaw Shares outstanding immediately following the Merger Effective Time held by Persons who were holders of Macaw Shares immediately prior to the Merger Effective Time (disregarding for purposes of this clause (1) any Macaw Shares issued pursuant to the Merger to any such holders) divided by (2) the total number of Macaw Shares outstanding (including for this purpose any Macaw Shares underlying vested equity awards) immediately following the Merger Effective Time (such percentage, the “Macaw Shareholder Pro Forma Ownership Percentage”) expressed as a percentage would be less than 50.1%, then (A) the Per Share Stock Consideration shall be reduced to be equal to the highest number (rounded to the nearest four decimal places) that would cause the Macaw Shareholder Pro Forma Ownership Percentage to not be less than 50.1% and (B) the Aggregate Cash Consideration shall be increased by an amount (not to exceed $20,000,000 in aggregate) equal to the product of (I) the absolute value of the amount by which the Per Share Stock Consideration is reduced pursuant to clause (A), multiplied by (II) the number of outstanding Eagle Shares as of immediately prior to the Merger Effective Time, multiplied by (III) Macaw Per Share Price;
“Person” or “person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization;
“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case, as defined under applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data;
“Petition” means the petition to the High Court seeking the Court Order;
“Qualified Subject Debt” has the meaning set forth in Clause 7.5(d);
“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland;
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material);
“Representatives” means, when used with respect to a Person, its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives;
“Scheme” means the proposed scheme of arrangement under Section 450 of the Act to sanction the Macaw Article Scheme Amendment pursuant to this Agreement, in such terms and form as the Parties mutually agree in writing, acting in good faith, including any revision of the scheme of arrangement as may be so agreed between the Parties and, if required, by the High Court;
“Scheme Document” means a document or the relevant sections of the Joint Proxy Statement/Prospectus comprising the scheme document (including any amendments or supplements thereto) to be distributed to Macaw Shareholders containing (i) the Scheme, (ii) the notice or notices of the Court Meetings and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and (v) such other information as Macaw may reasonably determine in consultation with Eagle;

“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Significant Subsidiary” means any Subsidiary of Macaw or Eagle, as applicable, that is material or constitutes a “significant subsidiary” of Macaw or Eagle, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act;
“Subject Debt” has the meaning set forth in Clause 7.5(d);
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership;
“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law;
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges, assessments or fees imposed by any Tax Authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, goods and services, use, net worth, wealth, capital, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, license, registration and documentation fees, or any other charges, assessments or fees in the nature of or in lieu of any tax, whether disputed or not, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing;
“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the U.S. Internal Revenue Service and Irish Revenue and any similar state, local, or non-U.S. revenue agency);
“Tax Return” means any return (including any information return), report, form, notice, certificate, claim for refund, election, estimated tax filing, statement, declaration or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority, including any schedule or attachment thereto, and including any amendment or supplement thereof;
“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;
“US$” or “$” means United States dollars, the lawful currency of the United States of America;
“VAT” means (a) any Tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;
“VAT Group” means a group for VAT purposes, as defined in Section 15 of the Value Added Tax Consolidation Act 2010 of Ireland (as amended) and otherwise as applicable a group for VAT purposes under any applicable Law implementing Article 11 of the directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and
“Willful Breach” means an intentional and willful material breach of this Agreement by a Party that is the consequence of an act or omission by such Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

1.2   Terms Defined Elsewhere
The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Clause
Agreement	Recitals
Alternative Financing	7.8©
Certificate of Merger	8.6(b)
COBRA	6.1(i)(iii)
Commitment Letter	6.1(y)(i)
Completion Date	8.4(a)(i)
Continuing Employee	7.4(b)
Definitive Agreements	7.8(a)
Dissenting Rights	8.6(g)(vii)(A)
Dissenting Shares	8.6(g)(vii)(A)
Eagle	Preamble
Eagle Balance Sheet Date	6.1(f)
Eagle Benefit Plan	6.1(i)(i)
Eagle Board	Recitals
Eagle Book-Entry Shares	8.6(g)(ii)(A)
Eagle Capitalization Date	6.1(b)(i)
Eagle Certificates	8.6(g)(ii)(A)
Eagle Change of Recommendation	5.3(a)
Eagle Directors	7.7(a)
Eagle Disclosure Schedule	6.1
Eagle Distributable Reserves Resolution	7.13(a)
Eagle Exchange Fund	8.6(g)(i)
Eagle Healthcare Laws	6.1(w)(ii)
Eagle Indemnified Party	7.3(c)
Eagle Material Contracts	6.2(r)(i)
Eagle No Vote Termination Amount	9.2(a)(ii)
Eagle Owned IP	6.1(o)(i)
Eagle Permits	6.1(g)(ii)
Eagle Permitted Liens	6.1(p)(ii)
Eagle Preferred Stock	6.1(b)(i)
Eagle PSU Award	4.2
Eagle Regulatory Agency	6.1(w)(i)
Eagle Regulatory Permits	6.1(w)(i)
Eagle RSU Award	4.1(a)
Eagle SEC Documents	6.1(d)(i)
Eagle Termination Amount	9.2(a)(i)
FDA	6.1(w)(i)
FDCA	6.1(w)(i)
Financing	6.1(y)(i)
Fractional Entitlements	8.6(g)(viii)

Term	Clause
Generics Separation	7.14
Indemnified Parties	7.3(d)
Joint Proxy Statement/Prospectus	3.4(a)
Jointly Selected Director	7.7(a)
Lenders	6.1(y)(i)
Macaw	Preamble
Macaw Balance Sheet Date	6.2(f)
Macaw Benefit Plan	6.2(i)(i)
Macaw Board	Recitals
Macaw Capitalization Date	6.2(b)(i)
Macaw Change of Recommendation	5.4(a)
Macaw Directors	7.7(a)
Macaw Disclosure Schedule	6.2
Macaw Distributable Reserves Creation	7.13(a)
Macaw Distributable Reserves Resolution	7.13(a)
Macaw Healthcare Laws	6.2(v)(ii)
Macaw Indemnified Party	7.3(d)
Macaw Material Contracts	6.2(r)(i)
Macaw No Vote Termination Amount	9.2(b)(ii)
Macaw Ordinary A Shares	6.2(b)(i)
Macaw Owned IP	6.2(o)(i)
Macaw Permits	6.2(g)(ii)
Macaw Permitted Liens	6.2(p)(ii)
Macaw Regulatory Agency	6.2(v)(i)
Macaw Regulatory Permits	6.2(v)(i)
Macaw SEC Documents	6.2(d)(i)6.2(d)
Macaw Termination Amount	9.2(b)(i)
Merger Consideration	8.6(f)(i)
Merger Effective Time	8.6(b)
Merger Sub	Preamble
Merger Sub Organizational Documents	6.2(a)(iii)(C)
New Benefit Plans	7.4(a)
PHSA	6.1(w)(i)
Post-Closing Macaw Board	7.7(a)
Proposed Dissenting Shares	8.6(g)(vii)(A)
Qualifying Termination	4.3
Registration Statement	3.4(a)
Remedial Action	7.2(f)
Replacement Awards	4.2
Replacement PSU Awards	4.2
Replacement RSU Awards	4.1(a)
Sanction Date
Section 302(b)(2) Certificate	7.5(f)

Term	Clause
Section 302(b)(3) Certificate	7.5(e)
Surviving Corporation	8.6(a)
Termination Amounts	9.2(b)(ii)
Transaction	Recitals
Voting Agreements	Recitals
WARN Act	6.1(n)(i)
1.3   Construction
(a)   In this Agreement, words such as “hereunder,” “hereto,” “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.
(b)   In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.
(c)   In this Agreement, the term “affiliates” or “Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
(d)   In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.
(e)   In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.
(f)   In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.
(g)   In this Agreement, when reference is made to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(h)   In this Agreement, the word “including” and words of similar import shall mean “including without limiting the generality of the foregoing,” unless otherwise specified, and any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
(i)    In this Agreement, “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.
(j)    In this Agreement, “or” means “and/or” unless the context otherwise requires.
(k)   In this Agreement, “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other Parties or their Representatives on the certain “data rooms” maintained by either company for the purpose of the Transaction, in each case prior to the date hereof and including any information in the designated “clean team” areas of such data rooms or (b) provided via electronic mail or in person or in any other manner (including in telephone, internet-based or other discussions or communications) prior to the date hereof.
1.4   Captions
The table of contents and the headings or captions to the clauses of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.5   Time
References to times are to New York City times, unless otherwise specified.
2.
SCHEME

2.1   Scheme
(a)   Macaw agrees that it will put the Scheme to the Macaw Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions set forth in Clause 8.1(b)(iii), Clause 8.1(b)(iv) and Clause 8.1(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Macaw Articles Scheme Amendment; and
(b)   each of the Parties agrees that it will use commercially reasonable efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme.
2.2   Change in Shares
If at any time during the period between the date of this Agreement and the Merger Effective Time, the outstanding Eagle Shares or Macaw Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Eagle Shares or the Macaw Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Eagle Shares and Macaw Shares the same economic effect as contemplated by this Agreement prior to such event, it being understood that nothing in this Clause 2.2 shall be construed to permit a Party to take any action that is prohibited by the terms of this Agreement.
3.   IMPLEMENTATION OF THE SCHEME; COURT MEETINGS AND EGM
3.1   Responsibilities of the Macaw Parties in Respect of the Scheme and EGM
Notwithstanding any Macaw Change of Recommendation (except as otherwise set forth in Clauses 3.1(b), 3.1(f) and 3.1(l)), unless this Agreement has been terminated pursuant to Clause 9.1, the Macaw Parties shall:
(a)   be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the Court Meetings and EGM;
(b)   for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and, unless the Macaw Board has effected a Macaw Change of Recommendation pursuant to Clause 5.4, provide Eagle and its Representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Macaw, a Macaw Competing Proposal or termination of this Agreement pursuant to Clause 9);
(c)   provide Eagle with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Macaw for submission to the High Court in connection with the Scheme prior to their filing, and afford Eagle and its counsel reasonable opportunities to review and make comments on all such documents (and shall consider any such comments in good faith);
(d)   as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meetings be convened as promptly as reasonably practicable following the effectiveness of the Registration Statement), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meetings;
(e)   procure the publication of the requisite advertisements and despatch of the Scheme Document and the forms of proxy for the use at the Court Meetings and the EGM to Macaw Shareholders on the register of members of Macaw on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents has been obtained, and thereafter shall publish and/or post such other documents and information as the High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court to publish or post such documents has been obtained;
(f)    unless the Macaw Board has effected a Macaw Change of Recommendation pursuant to Clause 5.4, procure that the Scheme Document include the Macaw Board Recommendation;
(g)   include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meetings to consider and, if thought fit, approve the EGM Resolutions and such other resolutions as Macaw considers necessary or appropriate for the purposes of implementing the Scheme or the Merger;
(h)   prior to the Court Meetings and EGM, keep Eagle reasonably informed following posting of the definitive Joint Proxy Statement/ Prospectus of the number of proxy votes received in respect of resolutions to be proposed at the Court Meetings and/or the EGM, and in any event provide such number promptly upon the reasonable request of Eagle;
(i)    subject to Clause 3.4(g), hold the Court Meetings and EGM on the date set out in the Scheme Document, or such later date as is permitted by Clause 3.3(b) or as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and propose the Court Meeting Resolution at the Court Meetings and the EGM Resolutions at the EGM;
(j)    following the Court Meetings and EGM, assuming the Macaw Resolutions are duly passed (including by the requisite majority required under Section 453 of the Act in the case of each Court Meeting) and all other Conditions (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)) are satisfied or, in the sole discretion of the applicable Party, waived where applicable, subject to the proviso to Clause 8.4(a)(i), take all necessary steps on the part of Macaw to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as promptly as reasonably practicable thereafter; provided that Macaw shall be permitted to make honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law (it being understood, for the avoidance of doubt, that the pendency of the Marketing Period shall not prohibit Macaw from taking actions such that the hearing to sanction the Scheme can be held as promptly as practicable following the date specified in the proviso to Clause 8.4(a)(i));
(k)   give such undertakings as are required by the High Court in connection with the Scheme and as Macaw determines (acting in good faith) to be reasonable or desirable to implement the Scheme; and
(l)    unless the Macaw Board has effected a Macaw Change of Recommendation pursuant to Clause 5.4, keep Eagle reasonably informed as to the performance of the obligations and responsibilities required of the Macaw Parties pursuant to the Scheme.
Macaw may, at its discretion but following prior consultation with Eagle, discharge its obligations under this Agreement in respect of the Scheme by proposing (and taking applicable relevant actions) a Conditional Scheme, in which case:
(t) references in this Agreement to the “Scheme” shall be deemed to be references to the “Conditional Scheme”;
(u) the reference to “and all other Conditions (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) Conditions set forth in Clause 8.1(a),

Clause 8.1(b)(iv) and Clause 8.1(d)) are satisfied or, in the sole discretion of the applicable Party, waived where applicable, subject to the proviso to Clause 8.4(a)(i)” shall be deemed to be deleted from Clause 3.1(j), and the reference to “as promptly as reasonably practicable thereafter” shall be deemed to be deleted and in its place the following shall be deemed inserted: “at such time as Macaw, following prior consultation with Eagle, considers reasonably appropriate”;
(v) each of the references to “Sanction Date (including Clause 8.1(b)(iii))” in the definition of “End Date” and “Marketing Period” shall be deemed to be references to “Completion Date”;
(w) each of the references to “Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)” in the definition of “End Date” and “Marketing Period” shall be deemed to be references to “Clause 8.1(a), Clause 8.1(b)(iii), Clause 8.1(b)(iv) and Clause 8.1(d)”;
(x) the reference to “if the condition set forth in Clause 8.1(b)(iii) is satisfied” in the last proviso to the definition of “End Date” shall be deemed to be deleted and in its place the following shall be deemed inserted: “if the Macaw Article Scheme Amendment becomes effective”;
(y) each of the references to “Sanction Date” in Clauses 8.2 and 8.3 shall be deemed to be references to “Completion Date”; and
(z) the text in Clause 8.4(a)(i) shall be deemed to be deleted and in its place the following shall be deemed inserted:
(i)    Completion shall take place on a date to be agreed between the Parties, such date to be as promptly as reasonably practicable following, but not later than the third (3rd) business day after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature can only be satisfied at the Completion Date (but subject to the satisfaction or, in the sole discretion of the applicable Party, waiver of such Conditions at the Completion Date)), or at such other date and/or time as may be mutually agreed to by Macaw and Eagle in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (other than (a) those conditions that by their nature can only be satisfied on the Completion Date, but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iii), Clause 8.1(b)(iv) and Clause 8.1(d)), then either (A) where the Condition in Clause 8.1(b)(iii) has been satisfied, the Completion Date shall be three business days or such shorter period as Eagle may specify on notice to Macaw after the final day of the Marketing Period, subject to the satisfaction of all of the Conditions other than (a) those conditions that by their nature can only be satisfied on the Completion Date but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)), or (B) where the Conditions in Clause 8.1(b)(iii) and Clause 8.1(b)(iv) have not been satisfied Macaw shall schedule the hearing to sanction the Scheme as promptly as practicable after the earlier to occur of (x) a date during the Marketing Period specified by Eagle on notice to Macaw and (y) three business days (or such shorter period as Eagle may specify on notice to Macaw) after the final day of the Marketing Period (subject, in the case of each of (x) and (y), to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (other than (a) those conditions that by their nature can only be satisfied on the Completion Date, but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iii) Clause 8.1(b)(iv) and Clause 8.1(d)).
3.2   Responsibilities of Eagle in Respect of the Scheme and EGM
Eagle shall:
(a)   if, and to the extent that, it or any of its controlled Affiliates owns or is interested in Macaw Shares, exercise all of its rights, and procure that each of its controlled Affiliates exercise any of their rights, in respect of such Macaw Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Macaw held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Macaw Shares to vote) in favor of the Macaw Resolutions or, if required by Law or the High Court or other rules or requested by Macaw, refraining from voting, at any Court Meetings and/or EGM, as the case may be;
(b)   procure that the other members of the Eagle Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including those required pursuant to Clause 0 and Clause 8.6 in connection with Completion; and
(c)   review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.
3.3   No Scheme Amendment by Macaw
Save as required by Law and/or the High Court, Macaw shall not:
(a)   amend the Scheme after despatch of the Scheme Document without the prior written consent of Eagle (such consent not to be unreasonably withheld, conditioned or delayed);
(b)   adjourn or postpone the Court Meetings or the EGM after despatch of the Scheme Document without the prior written consent of Eagle (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Macaw may, without the consent of Eagle, adjourn or postpone the Court Meetings or EGM, (i) in the case of adjournment, if requested by the Macaw Shareholders (on a poll) to do so; provided that the resolution was not proposed by Macaw or any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document is provided or made available to the Macaw Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meetings or the EGM, but only for so long as the Macaw Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Macaw Shareholders sufficient time to evaluate any such supplement or amendment or other information, or (iii) if as of the time each Court Meeting or EGM is scheduled (as set forth in the Scheme Document), there are insufficient Macaw Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of such Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Macaw Shares represented to constitute a quorum or (B) voting for the approval of the Court Meeting Resolution or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Macaw Shares to approve the Court Meeting Resolution or the EGM Resolutions, as applicable; provided, further, that no such postponement or adjournment pursuant to the foregoing sub-clauses (i) or (iii) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) business days after the date on which such Court Meeting or EGM was originally scheduled, as applicable and (y) twenty (20) business days before the End Date; or
(c)   amend the Macaw Resolutions (in each case, in the form set out in the Scheme Document) after despatch of the Scheme Document without the prior written consent of Eagle (such consent not to be unreasonably withheld, conditioned or delayed).
3.4
Preparation of the Registration Statement, the Joint Proxy Statement/Prospectus; Eagle Special Meeting

(a)   As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable joint proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Macaw Shareholders at the Court Meetings and the EGM and (B) the proxy statement relating to the matters to be submitted to the Eagle Shareholders at the Eagle Special Meeting (such joint proxy materials, and any amendments or supplements thereto, together with the prospectus for Macaw Shares, the “Joint Proxy Statement/Prospectus”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus will form a part) with respect to the issuance of Macaw Shares in respect of the Merger (the “Registration Statement”).

(b)   Each of the Parties shall use their respective reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as reasonably practicable after their filing, to ensure that each of the Registration Statement and the Joint Proxy Statement/Prospectus complies in all material respects with the provisions of the Exchange Act or Securities Act, to keep the Registration Statement effective as long as is necessary to consummate the Merger and Scheme, and to mail the Joint Proxy Statement/Prospectus to Eagle Shareholders and Macaw Shareholders as promptly as reasonably practicable after the Registration Statement is declared effective, to the extent required by applicable Law.
(c)   Each Party agrees that the Registration Statement and the Joint Proxy Statement/Prospectus shall include all information reasonably requested by the other Parties to be included therein in order to comply with the applicable requirements (including, for the avoidance of doubt, information reasonably requested for purposes of preparing required historical or pro forma financial information), and each Party shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution thereof.
(d)   Each of the Parties shall promptly notify the other Parties upon receipt of any written or oral comments from the SEC or any request from the SEC for amendments or supplements or amendments to the Joint Proxy Statement/Prospectus or the Registration Statement and shall, as promptly as reasonably practicable after the receipt thereof, provide the other Parties with copies of any written comments and advise the other Parties of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement received from the SEC. Each Party shall cooperate and provide the other Parties and their respective counsel with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement prior to filing such with the SEC, each Party will consider reasonable changes suggested by the other Parties and their counsel in good faith, and each Party will promptly provide the other Parties with a copy of all such filings made with the SEC. Each Party shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comment from the SEC and to take any action required to be taken by it under any applicable state securities Laws in connection with the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the Macaw Shares issuable in connection with the Transaction for offering or sale in any jurisdiction. In the event of the issuance of any stop order or suspension described in the prior sentence, Macaw shall use its reasonable best efforts, and Eagle shall provide such cooperation as is reasonably requested by Macaw, to have such stop order or suspension lifted, reversed or otherwise terminated. Macaw shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Macaw Shares in connection with the Merger, and Eagle shall furnish all information concerning Eagle and the Eagle Shareholders as may be reasonably requested in connection with such actions.
(e)   If, at any time prior to the Merger Effective Time, any information relating to Macaw or Eagle or any of their respective affiliates, as applicable, should be discovered by Macaw or Eagle which, in the reasonable judgment of Macaw or Eagle, should be set forth in an amendment of, or a supplement to, any of the Registration Statement, the Joint Proxy Statement/Prospectus or the Scheme Document, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of the Scheme Document, should be included for the purposes of any supplement or amendment required in connection with any postponement or adjournment of any Court Meeting or the EGM pursuant to Clause 3.3(b)), the Party which discovers such information shall promptly notify the other Parties, and Macaw and Eagle shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Registration Statement, the Joint Proxy Statement/Prospectus or the Scheme Document and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Macaw Shareholders and the Eagle Shareholders. For purposes of this Clause 3.4, any information concerning or related to Eagle, its affiliates or the Eagle Special Meeting will be deemed to have been provided by Eagle, and any information concerning or related to Macaw, its affiliates or the EGM or a Court Meeting will be deemed to have been provided by Macaw.
(f)    As promptly as reasonably practicable following the effectiveness of the Registration Statement, Eagle shall, in accordance with applicable Law and Eagle’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold the Eagle Special Meeting. Eagle shall conduct rolling broker searches to permit a record date to be set promptly after the effectiveness of the Registration Statement. Eagle shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Eagle Shareholders entitled to vote at the Eagle Special Meeting and to hold the Eagle Special Meeting as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Eagle shall, through the Eagle Board, recommend to its shareholders that they give the Eagle Shareholder Approval and approve the Eagle Distributable Reserves Resolution, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Eagle Shareholder Approval, except in each case to the extent that the Eagle Board shall have made an Eagle Change of Recommendation pursuant to Clause 5.3. Eagle shall not adjourn or postpone the Eagle Special Meeting without the prior written consent of Macaw (such consent to not be unreasonably withheld, conditioned or delayed) (provided, however, that Eagle may, without the consent of Macaw, adjourn or postpone the Eagle Special Meeting (i) if, on a date for which the Eagle Special Meeting is scheduled, Eagle has not received proxies representing a sufficient number of Eagle Shares to obtain the Eagle Shareholder Approval, whether or not a quorum is present, in which case Eagle shall have the right to make one or more successive postponements or adjournments of the Eagle Special Meeting, but only until a meeting can be held at which there are a sufficient number of votes of holders of Eagle Shares to obtain the Eagle Shareholder Approval; provided that no postponement or adjournment of the Eagle Special Meeting pursuant to this clause (i) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) days after the date for which the Eagle Special Meeting was originally scheduled and (y) twenty (20) business days before the End Date or (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Eagle Shareholders or to permit dissemination of information which is material to shareholders voting at the Eagle Special Meeting, but only for so long as the Eagle Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Eagle Shareholders sufficient time to evaluate any such supplement or amendment or other information). Eagle shall keep Macaw reasonably informed in the two (2) weeks prior to the Eagle Special Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Eagle Special Meeting, and in any event provide such number promptly upon the reasonable request of Macaw or its Representatives. Notwithstanding anything to the contrary herein (including any Eagle Change of Recommendation), unless this Agreement has been terminated in accordance with its terms prior to the time of the Eagle Special Meeting, the Eagle Special Meeting shall be convened and this Agreement shall be submitted to the Eagle Shareholders at the Eagle Special Meeting in accordance with the terms hereof, and nothing contained in this Agreement shall be deemed to relieve Eagle of its obligations to submit this Agreement to the Eagle Shareholders for a vote on the approval and adoption thereof.
(g)   Each of the Parties shall use its reasonable best efforts to cause the Eagle Special Meeting, the Court Meetings and the EGM to be held on the same date.
(h)   Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, the Eagle Distributable Reserves Resolution and any advisory votes on executive compensation in connection with the Transaction shall be the only matters that Eagle shall propose be acted on by the Eagle Shareholders at the Eagle Special Meeting and (ii) the EGM Resolutions, the Court Meeting Resolution and any votes on executive compensation shall be the only matters that Macaw shall propose be acted on by the Macaw Shareholders at the EGM and Court Meetings (other than, in each case, matters of procedure and matters required by or advisable for the purposes of the Transaction under applicable Law, stock exchange rules or pursuant to the terms of any Macaw Equity Plan or Eagle Equity Plan); provided that if Macaw has made the AGM Election, Macaw may present matters at the EGM and Court Meetings that are customarily presented by an Irish public company at an annual general meeting of its shareholders, including proposals to elect directors and appointment of the independent auditor.

(i)    Additionally, the Parties agree to comply with the covenants set forth in Clause 3.4(i) of the Macaw Disclosure Schedule.
4.   TREATMENT OF EQUITY AWARDS
4.1   Eagle RSU Awards
(a)   As of the Merger Effective Time, each outstanding restricted stock unit award in respect of Eagle Shares granted under the Eagle Equity Plan that is subject only to time-based vesting requirements (“Eagle RSU Award”) and that is held by an employee of Eagle or any Eagle Subsidiary shall, by virtue of the Merger and without any action required on the part of Eagle or the holder of such Eagle RSU Award, be assumed by Macaw and converted into a Macaw RSU Award in respect of a number of Macaw Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the total number of Eagle Shares underlying such Eagle RSU Award as of immediately prior to the Merger Effective Time multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Macaw Per Share Price. Such award shall otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Eagle RSU Award immediately prior to the Merger Effective Time (the “Replacement RSU Awards”).
(b)   As of the Merger Effective Time, each outstanding Eagle RSU Award that is held by a non-employee director of Eagle shall vest in full (to the extent unvested) and shall, by virtue of the Merger and without any required action on the part of Eagle or the holder of Eagle RSU Award, be cancelled and converted into the right to receive from the Surviving Corporation, at the Merger Effective Time or as soon as practicable thereafter (or at such later time as required by Section 409A of the Code), an amount in cash equal to the product of (i) the number of Eagle Shares underlying such Eagle RSU Award multiplied by (ii) the sum of (x) the Macaw Per Share Price plus (y) the Per Share Cash Consideration.
4.2   Eagle PSU Awards
As of the Merger Effective Time, each outstanding restricted stock unit award in respect of Eagle Shares granted under the Eagle Equity Plan that is subject, in whole or in part, to performance-based vesting requirements (“Eagle PSU Award”) immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action required on the part of Eagle or the holder of such Eagle PSU Award, be assumed by Macaw and converted into a Macaw RSU Award in respect of a number of Macaw Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the total number of Eagle Shares underlying such Eagle PSU Award as of immediately prior to the Merger Effective Time, assuming performance goals are achieved based on target performance, multiplied by (ii) the sum of (x) the Per Share Stock Consideration plus (y) the quotient obtained by dividing the Per Share Cash Consideration by the Macaw Per Share Price, which award shall otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Eagle PSU Award immediately prior to the Merger Effective Time (the “Replacement PSU Awards” ).
4.3   Eagle Long-Term Cash Awards
As of the Merger Effective Time, each outstanding long-term cash award of Eagle granted under the Eagle Equity Plan that is subject to time-based vesting requirements and/or performance-based vesting requirements (“Eagle Cash LTI Award”) immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action required on the part of Eagle or the holder of such Eagle Cash LTI Award, be assumed by Macaw and converted into a Macaw Cash LTI Award which award shall otherwise be subject to the same terms and conditions (including vesting) as applied to the corresponding Eagle Cash LTI Award immediately prior to the Merger Effective Time; provided that any performance goals that applied to the Eagle Cash LTI Award shall be assumed to have been earned at the target level as of immediately prior to the Merger Effective Time (the “Replacement Cash LTI Awards”, and together with the Replacement RSU Awards and the Replacement PSU Awards, the “Replacement Awards”).
4.4   Additional Actions
Prior to the Merger Effective Time, Eagle shall pass resolutions and take such other actions as are necessary or appropriate to provide for the treatment of Eagle RSU Awards and Eagle PSU Awards as contemplated by this Clause 4. Prior to the Merger Effective Time, Macaw shall pass resolutions and take such other actions as are necessary or appropriate to provide for the assumption of Eagle RSU Awards and Eagle PSU Awards as contemplated by this Clause 4 and the issuance or granting of the Replacement Awards, which resolutions shall be conditional only upon the Macaw Articles Amendments taking effect.
Notwithstanding anything to the contrary in this Clause 4, to the extent the holder of any Replacement Award experiences a Qualifying Termination during the twenty-four (24) month period following the Merger Effective Time, such Replacement Award shall become fully vested at the time of such termination. “Qualifying Termination” means the termination of employment of the holder of any Replacement Award (i) by the Surviving Corporation, Macaw or any Macaw Subsidiary, without “cause” (as defined in the Eagle Equity Plan) or (ii) by the holder for “good reason” to the extent such holder has an employment agreement as of the date hereof that provides for severance benefits upon a resignation for “good reason” (and in such case as defined in such employment agreement).
5.   EAGLE AND MACAW CONDUCT
5.1   Conduct of Business by Eagle
(a)   Eagle agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as set forth in Clause 5.1(a) of the Eagle Disclosure Schedule, (y) as undertaken pursuant to Clause 7.14 or (z) with the prior written consent of Macaw (such consent not to be unreasonably withheld, conditioned or delayed), Eagle shall, and shall cause each of the Eagle Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.1(b) shall be deemed a breach of this Clause 5.1(a).
(b)   Eagle agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as set forth in the corresponding sub-clause of Clause 5.1(b) of the Eagle Disclosure Schedule, (y) as undertaken pursuant to Clause 7.14 or (z) with the prior written consent of Macaw (such consent not to be unreasonably withheld, conditioned or delayed), Eagle shall not, and shall cause the Eagle Subsidiaries not to:
(i)   authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Eagle or any Eagle Subsidiary), except dividends and distributions paid or made on a pro rata basis by an Eagle Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Eagle Subsidiary to Eagle or another wholly owned Eagle Subsidiary;
(ii)   split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Eagle Subsidiary which remains a wholly owned Eagle Subsidiary after consummation of such transaction;
(iii)   except (w) as required by applicable Law, (x) as expressly permitted under this Agreement or (y) as required by the terms of any Eagle Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary below $300,000 at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Eagle Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary of $300,000 or above, other than for cause, or (H) hire or promote any employee to a position with an annual base salary of $300,000 or above;
(iv)   make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP or SEC policy;
(v)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Eagle and a wholly owned Eagle Subsidiary or between wholly owned Eagle Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed $1,000,000 individually or $2,500,000 in the aggregate;
(vi)   amend the Organizational Documents of Eagle, any Significant Subsidiary of Eagle or any of the Eagle Debt Parties;
(vii)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Eagle or any Eagle Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Eagle RSU Awards, other than (A) issuances of Eagle Shares in respect of any vesting or settlement of Eagle RSU Awards outstanding on the date hereof or permitted to be granted hereunder, (B) transactions between Eagle and a wholly owned Eagle Subsidiary or between wholly owned Eagle Subsidiaries or (C) with respect to any equity interest of any Eagle Subsidiary, Eagle Permitted Liens;
(viii) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Eagle Shares otherwise deliverable pursuant to Eagle RSU Awards in order to satisfy Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Eagle of Eagle RSU Awards in connection with the forfeiture of such awards and (C) transactions between Eagle and a wholly owned Eagle Subsidiary or between wholly owned Eagle Subsidiaries;
(ix)   (A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Eagle or any Eagle Subsidiary or guarantee any Indebtedness of another Person (other than (x) guarantees of, or granting Liens to secure, obligations of Eagle or any Eagle Subsidiary required to be made or granted in accordance with the terms of the Eagle Existing Credit Agreement and the Eagle Existing Indenture, in each case as in effect on the date hereof, (y) releases of guarantees of, or Liens securing, obligations of Eagle or any Eagle Subsidiary under the Eagle Existing Credit Agreement or the Eagle Existing Indenture in accordance with the terms of the Eagle Existing Credit Agreement or the Eagle Existing Indenture, as applicable, as in effect on the date hereof and (z) accrual of interest, breakage, make-whole fees, premiums, penalties, fees and expenses under (1) any Indebtedness of Eagle or any Eagle Subsidiary existing on the date hereof (including, without limitation, the Eagle Existing Credit Agreement and the Eagle Existing Indenture) pursuant to the terms of such Indebtedness as in effect on the date hereof or (2) any Indebtedness of Eagle or any Eagle Subsidiary permitted to be incurred, created, assumed or other become liable or responsible for pursuant to the terms hereof) or (B) issue or sell any debt securities of Eagle or any Eagle Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Eagle or any Eagle Subsidiary;

(x)   make any loans to any other Person, except for loans among Eagle and its wholly owned Eagle Subsidiaries or among Eagle’s wholly owned Eagle Subsidiaries;
(xi)   sell, lease, license, transfer, exchange, swap or otherwise dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, or subject to any Lien (other than Eagle Permitted Liens), any of its properties or assets (including shares in the capital of the Eagle Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $1,500,000 individually or $4,000,000 in the aggregate, (C) for transactions among Eagle and its wholly owned Eagle Subsidiaries or among wholly owned Eagle Subsidiaries, (D) sales of products and services in the ordinary course of business consistent with past practice; (E) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and (F) abandoning, permitting to lapse, or failing to take any action necessary to maintain, in each case in the ordinary course of business consistent with past practice, Intellectual Property that is not material to the businesses of Eagle or any Eagle Subsidiary;
(xii)   compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Eagle or any of the Eagle Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Eagle or any of the Eagle Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $1,000,000 individually or $2,500,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Eagle or any of the Eagle Subsidiaries, and (C) does not provide for the license of any Intellectual Property, provided that this clause (xii) shall not apply to any claim, litigation, investigation or proceeding relating to Taxes, which shall be governed exclusively by clause (xiii) below;
(xiii)   (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) adopt or change any annual Tax accounting period, (C) adopt (other than in the ordinary course of business consistent with past practice) or revoke any material Tax accounting method, (D) amend any material Tax Return, (E) settle or compromise any material liability for Taxes or any Tax audit, assessment, investigation or other proceeding relating to a material amount of Taxes, (F) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (H) surrender any right to claim a material Tax refund, or (I) request any Tax ruling from any Tax Authority;
(xiv)   make any new capital expenditure or capital expenditures in excess of 115% of the amounts set forth in the FY2025-2026 capital plan for Eagle provided to Macaw prior to the date of this Agreement;
(xv)   except in the ordinary course of business consistent with past practice or for any transaction to the extent specifically permitted by any other subclause of this Clause 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be an Eagle Material Contract, or (B) terminate, materially modify or materially amend any Eagle Material Contract or any other Contract referred to in clause (A) or waive, release or assign any material rights or claims thereunder; or
(xvi)   agree, in writing or otherwise, to take any of the foregoing actions.
(c)   Notwithstanding anything to the contrary in Clause 5.1(a) or Clause 5.1(b), prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vii), (viii), (ix), (x) or (xi) of Clause 5.1(b) and (B) is not subject to Macaw’s consent right provided in sub-clause (z) of Clause 5.1(b) on the basis that such transaction involves solely Eagle and one or more Eagle Subsidiaries or solely Eagle Subsidiaries, or (ii) altering the ownership structure among Eagle and the wholly owned Eagle Subsidiaries or among wholly owned Eagle Subsidiaries, Eagle shall consult with Macaw reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Macaw’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to (x) impede, interfere with, or otherwise have an adverse impact on the ability to effect the integration of the Eagle group and the Macaw group or the Generics Separation following Completion or (y) have adverse Tax consequences that, individually or in the aggregate, are material to Eagle and the Eagle Subsidiaries or, after the Merger Effective Time, to Macaw and the Macaw Subsidiaries.
5.2   Conduct of Business by Macaw
(a)   Macaw agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as set forth in Clause 5.2(a) of the Macaw Disclosure Schedule, (y) as undertaken pursuant to Clause 7.14 or (z) with the prior written consent of Eagle (such consent not to be unreasonably withheld, conditioned or delayed), Macaw shall, and shall cause each of the Macaw Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.2(b) shall be deemed a breach of this Clause 5.2(a).
(b)   Macaw agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as set forth in the corresponding sub-clause of Clause 5.2(b) of the Macaw Disclosure Schedule, (y) as undertaken pursuant to Clause 7.14 or (z) with the prior written consent of Eagle (such consent not to be unreasonably withheld, conditioned or delayed), Macaw shall not, and shall cause the Macaw Subsidiaries not to:
(i)   authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Macaw or any Macaw Subsidiary), except dividends and distributions paid or made on a pro rata basis by a Macaw Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Macaw Subsidiary to Macaw or another wholly owned Macaw Subsidiary;
(ii)   split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Macaw Subsidiary which remains a wholly owned Macaw Subsidiary after consummation of such transaction;
(iii)   except (w) as required by applicable Law, (x) as expressly permitted under this Agreement, or (y) as required by the terms of any Macaw Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary below $300,000 at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Macaw Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary of $300,000 or above, other than for cause, or (H) hire or promote any employee to a position with an annual base salary of $300,000 or above;

(iv)   make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP or SEC policy;
(v)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Macaw and a wholly owned Macaw Subsidiary or between wholly owned Macaw Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed $1,000,000 individually or $2,500,000 in the aggregate;
(vi)   amend the Organizational Documents of Macaw, Merger Sub, any Significant Subsidiary of Macaw or other material Macaw Subsidiary;
(vii)   issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares (including restricted shares), voting securities or other equity interest in Macaw or any Macaw Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Macaw RSU Awards, other than (A) issuances of Macaw Shares in respect of any vesting or settlement of Macaw RSU Awards, in each case outstanding on the date hereof or permitted to be granted hereunder, (B) transactions between Macaw and a wholly owned Macaw Subsidiary or between wholly owned Macaw Subsidiaries or (C) with respect to equity interests of any Macaw Subsidiary, Macaw Permitted Liens;
(viii)   directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Macaw Shares otherwise deliverable pursuant to Macaw RSU Awards in order to satisfy Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Macaw of Macaw RSU Awards in connection with the forfeiture of such awards and (C) transactions between Macaw and a wholly owned Macaw Subsidiary or between wholly owned Macaw Subsidiaries;
(ix)   (A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Macaw or any Macaw Subsidiary or guarantee any Indebtedness of another Person (other than (x) guarantees of, or granting Liens to secure, obligations of Macaw or any Macaw Subsidiary required be made or granted in accordance with the terms of the Macaw Indebtedness as in effect on the date hereof, (y) releases of guarantees of, or Liens securing, obligations of Macaw or any Macaw Subsidiary under any Macaw Indebtedness in accordance with the terms of such Macaw Indebtedness as in effect on the date hereof and (z) accrual of interest, breakage, make-whole fees, premiums, penalties, fees and expenses under (1) any Indebtedness of Macaw or any Macaw Subsidiary existing on the date hereof (including, without limitation, the Macaw Indebtedness) pursuant to the terms of such Indebtedness as in effect on the date hereof or (2) any Indebtedness of Macaw or any Macaw Subsidiary permitted to be incurred, created, assumed or other become liable or responsible for pursuant to the terms hereof) or (B) issue or sell any debt securities of Macaw or any Macaw Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Macaw or any Macaw Subsidiary;
(x)   make any loans to any other Person, except for loans among Macaw and its wholly owned Macaw Subsidiaries or among Macaw’s wholly owned Macaw Subsidiaries;
(xi)   sell, lease, license, transfer, exchange, swap or otherwise dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, or subject to any Lien (other than Macaw Permitted Liens), any of its properties or assets (including shares in the capital of the Macaw Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $1,500,000 individually or $4,000,000 in the aggregate, (C) for transactions among Macaw and its wholly owned Macaw Subsidiaries or among wholly owned Macaw Subsidiaries, (D) sales of products and services in the ordinary course of business consistent with past practice; (E) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and (F) abandoning, permitting to lapse or failing to take any action necessary to maintain, in each case in the ordinary course of business consistent with past practice, Intellectual Property that is not material to the businesses of Macaw or any Macaw Subsidiary;
(xii)   compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Macaw or any of the Macaw Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Macaw or any of the Macaw Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $1,000,000 individually or $2,500,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Macaw or any of the Macaw Subsidiaries, and (C) does not provide for the license of any Intellectual Property, provided that this clause 5.1(b)(xii) shall not apply to any claim, litigation, investigation or proceeding relating to Taxes, which shall be governed exclusively by clause (xiii) below;
(xiii)   (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) adopt or change any annual Tax accounting period, (C) adopt (other than in the ordinary course of business consistent with past practice) or revoke any material Tax accounting method, (D) amend any material Tax Return, (E) settle or compromise any material liability for Taxes or any Tax audit, assessment, investigation or other proceeding relating to a material amount of Taxes, (F) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (H) surrender any right to claim a material Tax refund, or (I) request any Tax ruling from any Tax Authority;
(xiv)   make any new capital expenditure or capital expenditures in excess of 115% of the amounts set forth in the FY2025-2026 capital plan for Macaw provided to Eagle prior to the date of this Agreement;
(xv)   except in the ordinary course of business consistent with past practice or for any transaction to the extent specifically permitted by any other subclause of this Clause 5.2(b) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Macaw Material Contract, or (B) terminate, materially modify or materially amend any Macaw Material Contract or any other Contract referred to in clause (A) or waive, release or assign any material rights or claims thereunder; or
(xvi)   agree, in writing or otherwise, to take any of the foregoing actions.
(c)   Notwithstanding anything to the contrary in Clause 5.2(a) or Clause 5.2(b), prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vii), (viii), (ix), (x) or (xi) of Clause 5.2(b) and (B) is not subject to Eagle’s consent right provided in sub-clause (z) of Clause 5.2(b) on the basis that such transaction involves solely Macaw and one or more Macaw Subsidiaries or solely Macaw Subsidiaries, or (ii) altering the ownership structure among Macaw and the wholly owned Macaw Subsidiaries or among wholly owned Macaw Subsidiaries, Macaw shall consult with Eagle reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Eagle’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to (x) impede, interfere with, or otherwise have an adverse impact on the ability to effect the integration of the Eagle group and the Macaw group or the Generics Separation following

Completion or (y) have adverse Tax consequences that, individually or in the aggregate, are material to Macaw and the Macaw Subsidiaries before or after the Merger Effective Time.
5.3   Non-Solicitation Applicable to Eagle
(a)   From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Eagle agrees that it shall not and that it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to an Eagle Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Eagle or any Eagle Subsidiary in connection with an Eagle Competing Proposal, (iii) engage in discussions with any Person with respect to any Eagle Competing Proposal, (iv) except as required by the duties of the members of the Eagle Board under applicable Law, waive, terminate, modify or release any Person (other than the Macaw Parties and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Eagle Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Eagle Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Eagle Competing Proposal, (viii) (A) fail to send to the Eagle Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Eagle Shares (or, if earlier, at least three (3) business days prior to the Eagle Special Meeting) a statement disclosing that Eagle recommends rejection of such tender or exchange offer and reaffirming the Eagle Board Recommendation or (B) state that Eagle recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Eagle Board Recommendation within ten (10) business days of Macaw’s written request to do so (or, if earlier, at least three (3) business days prior to the Eagle Special Meeting) following the public announcement of any Eagle Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Macaw shall not be entitled to make such written request, and the Eagle Board shall not be required to make such reaffirmation, more than once with respect to any Eagle Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v) – (ix) above, an “Eagle Change of Recommendation”). Eagle shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) with respect to any Eagle Competing Proposal or potential Eagle Competing Proposal. Eagle shall promptly inform its Representatives of Eagle’s obligations under this Clause 5.3. For purposes of this Clause 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.
(b)   Notwithstanding the limitations set forth in Clause 5.3(a), if Eagle receives, prior to the Eagle Shareholder Approval being obtained, a bona fide, unsolicited, written Eagle Competing Proposal, which the Eagle Board determines in good faith after consultation with Eagle’s outside legal and financial advisors (i) constitutes an Eagle Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in an Eagle Superior Proposal, then in either event (if Eagle has not breached the provisions of this Clause 5.3 (other than any de minimis breaches)) Eagle may take the following actions: (x) furnish nonpublic information to the Person making such Eagle Competing Proposal, if, and only if, prior to so furnishing such information, Eagle receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Macaw and (y) engage in discussions or negotiations with such Person with respect to the Eagle Competing Proposal.
(c)   Eagle shall notify Macaw promptly (but in no event later than twenty-four (24) hours) after receipt of any Eagle Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to an Eagle Competing Proposal, or any inquiry or request for nonpublic information relating to Eagle or any Eagle Subsidiary by any Person who has made or would reasonably be expected to make any Eagle Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Eagle Competing Proposal, inquiry or request or with whom Eagle is engaging in discussions or negotiations, and the material terms and conditions (including any price or similar economic terms) of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Eagle shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Macaw copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions (including any price or similar economic terms) of such Eagle Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Eagle or its Representatives with any Person (or any Representatives of such Person) making such Eagle Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to an Eagle Competing Proposal. Eagle shall keep Macaw reasonably informed of the status and material terms (including any price or similar economic terms and any amendments or proposed amendments to such material terms) of any such Eagle Competing Proposal or potential Eagle Competing Proposal and keep Macaw reasonably informed as to the nature of any information requested of Eagle with respect thereto. Eagle shall promptly (but in any event within twenty-four (24) hours) provide to Macaw any material nonpublic information concerning Eagle provided to any other Person in connection with any Eagle Competing Proposal that was not previously provided to Macaw. Eagle shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)   Notwithstanding anything in this Clause 5.3 or Clauses 3.4 or 7.2(b)(i) to the contrary, at any time prior to the receipt of the Eagle Shareholder Approval, the Eagle Board may make an Eagle Change of Recommendation (i) in response to an Eagle Intervening Event, which the Eagle Board determines in good faith after consultation with Eagle’s outside legal advisor is an Eagle Intervening Event or (ii) following receipt of a bona fide, unsolicited, written Eagle Competing Proposal, which the Eagle Board determines in good faith after consultation with Eagle’s outside legal and financial advisors is an Eagle Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Eagle did not breach the provisions of this Clause 5.3 (other than de minimis breaches) in connection with such Eagle Competing Proposal and (y) in the case of sub-clauses (i) and (ii), (I) the Eagle Board has determined in good faith after consultation with Eagle’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the Eagle Board under applicable Law and (II) Eagle complies with Clause 5.3(e).
(e)   Prior to Eagle taking any action permitted (i) under Clause 5.3(d)(i), Eagle shall provide Macaw with five (5) business days’ prior written notice advising Macaw it intends to effect an Eagle Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Eagle Intervening Event), and during such five (5) business day period, Eagle shall consider in good faith any proposal by Macaw to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect an Eagle Change of Recommendation and shall, to the extent requested by Macaw, negotiate in good faith with Macaw and its Representatives in connection therewith (it being understood and agreed that any material change to the Eagle Intervening Event shall require a new notice and an additional three (3) business day period) or (ii) under Clause 5.3(d)(ii), Eagle shall provide Macaw with five (5) business days’ prior written notice (it being understood and agreed that any change to the amount or form of consideration payable in connection with the applicable Eagle Competing Proposal or any other material amendment to the Eagle Competing Proposal shall require a new notice and an additional three (3) business day period) advising Macaw that the Eagle Board intends to take such action and specifying the material terms and conditions of the Eagle Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Eagle shall consider in good faith any proposal by Macaw to amend the terms and conditions of this Agreement such that such Eagle Competing Proposal would no longer constitute an Eagle Superior Proposal and shall, to the extent requested by Macaw, negotiate in good faith with Macaw and its Representatives in connection therewith.
(f)   Nothing contained in this Agreement shall prohibit Eagle or the Eagle Board from (i) disclosing to the Eagle Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Eagle Board has reasonably determined in good faith after consultation with Eagle’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Eagle Board under applicable Law; provided that this Clause 5.3(f) shall not permit the Eagle Board to make an Eagle Change of Recommendation except to the extent permitted by Clause 5.3(d) and Clause 5.3(e).
(g)   No Eagle Change of Recommendation shall relieve Eagle from its obligations to submit the matters which are the subject of the Eagle Shareholder Approval to the Eagle Shareholders at the Eagle Special Meeting in accordance with the terms of this Agreement.
(h)   References in this Clause 5.3 to the “Eagle Board” shall mean the Eagle Board or, to the extent applicable, a committee thereof.
5.4   Non-Solicitation Applicable to Macaw
(a)   From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Macaw agrees that it shall not and that it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Macaw Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Macaw or any Macaw Subsidiary in connection with a Macaw Competing Proposal, (iii) engage in discussions with any Person with respect to any Macaw Competing Proposal, (iv) except as required by the duties of the members of the Macaw Board under applicable Law, waive, terminate, modify or release any Person (other than Eagle and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Macaw Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Macaw Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Macaw Competing Proposal, (viii) (A) fail to send to the Macaw Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Macaw Shares (or, if earlier, at least three (3)  business days prior to the EGM or Court Meetings) a statement disclosing that Macaw recommends rejection of such tender or exchange offer and reaffirming the Macaw Board Recommendation or (B) state that Macaw recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Macaw Board Recommendation within ten (10) business days of Eagle’s written request to do so (or, if earlier, at least three (3) business days prior to the EGM or Court Meetings) following the public announcement of any Macaw Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Eagle shall not be entitled to make such written request, and the Macaw Board shall not be required to make such reaffirmation, more than once with respect to any Macaw Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v) – (ix) above, a “Macaw Change of Recommendation”). Macaw shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) with respect to any Macaw Competing Proposal or potential Macaw Competing Proposal. Macaw shall promptly inform its Representatives of Macaw’s obligations under this Clause 5.4. For purposes of this Clause 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.
(b)   Notwithstanding the limitations set forth in Clause 5.4(a), if Macaw receives, prior to the Macaw Shareholder Approval being obtained, a bona fide, unsolicited, written Macaw Competing Proposal, which the Macaw Board determines in good faith after consultation with Macaw’s outside legal and financial advisors (i) constitutes a Macaw Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Macaw Superior Proposal, then in either event (if Macaw has not breached (other than any de minimis breaches) the provisions of this Clause 5.4) Macaw may take the following actions: (x) furnish nonpublic information to the Person making such Macaw Competing Proposal, if, and only if, prior to so furnishing such information, Macaw receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Eagle and (y) engage in discussions or negotiations with such Person with respect to the Macaw Competing Proposal.
(c)   Macaw shall notify Eagle promptly (but in no event later than twenty-four (24) hours) after receipt of any Macaw Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to a Macaw Competing Proposal, or any inquiry or request for nonpublic information relating to Macaw or any Macaw Subsidiary by any Person who has made or would reasonably be expected to make any Macaw Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Macaw Competing Proposal, inquiry or request or with whom Macaw is engaging in discussions or negotiations, and the material terms and conditions (including any price or similar economic terms) of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Macaw shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Eagle copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions (including any price or similar economic terms) of such Macaw Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Macaw or its Representatives with any Person (or any Representatives of such Person) making such Macaw Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Macaw Competing Proposal. Macaw shall keep Eagle reasonably informed of the status and material terms (including any price or similar economic terms and any amendments or proposed amendments to such material terms) of any such Macaw Competing Proposal or potential Macaw Competing Proposal and keep Eagle reasonably informed as to the nature of any information requested of Macaw with respect thereto. Macaw shall promptly (but in any event within twenty-four (24) hours) provide to Eagle any material nonpublic information concerning Macaw provided to any other Person in connection with any Macaw Competing Proposal that was not previously provided to Eagle. Macaw shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)   Notwithstanding anything in this Clause 5.4 or Clauses 2, 3.1 – 3.3, 7.2(a) or 7.2(b)(i) to the contrary, at any time prior to the receipt of the Macaw Shareholder Approval, the Macaw Board may make a Macaw Change of Recommendation (i) in response to a Macaw Intervening Event, which the Macaw Board determines in good faith after consultation with Macaw’s outside legal advisor is a Macaw Intervening Event or (ii) following receipt of a bona fide, unsolicited, written Macaw Competing Proposal, which the Macaw Board determines in good faith after consultation with Macaw’s outside legal and financial advisors is a Macaw Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Macaw did not breach the provisions of this Clause 5.4 (other than de minimis breaches) in connection with such Macaw Competing Proposal and (y) in the case of sub-clauses (i) and (ii), (I) the Macaw Board has determined in good faith after consultation with Macaw’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the Macaw Board under applicable Law and (II) Macaw complies with Clause 5.4(e).
(e)   Prior to Macaw taking any action permitted (i) under Clause 5.4(d)(i), Macaw shall provide Eagle with five (5) business days’ prior written notice advising Eagle it intends to effect a Macaw Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Macaw Intervening Event), and during such five (5) business day period, Macaw shall consider in good faith any proposal by Eagle to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Macaw Change of Recommendation and shall, to the extent requested by Eagle, negotiate in good faith with Eagle and its Representatives in connection therewith (it being understood and agreed that any material change to the Macaw Intervening Event shall require a new notice and an additional three (3) business day period) or (ii) under Clause 5.4(d)(ii), Macaw shall provide Eagle with five (5) business days’ prior written notice (it being understood and agreed that any change to the amount or form of consideration payable in connection with the applicable Macaw Competing Proposal or any other material amendment to the Macaw Competing Proposal shall require a new notice and an additional three (3) business day period) advising Eagle that the Macaw Board intends to take such action and specifying the material terms and conditions of the Macaw Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Macaw shall consider in good faith any proposal by Eagle to amend the terms and conditions of this Agreement such that such

Macaw Competing Proposal would no longer constitute a Macaw Superior Proposal and shall, to the extent requested by Eagle, negotiate in good faith with Eagle and its Representatives in connection therewith.
(f)   Nothing contained in this Agreement shall prohibit Macaw or the Macaw Board from (i) disclosing to the Macaw Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its shareholders if the Macaw Board has reasonably determined in good faith after consultation with Macaw’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Macaw Board under applicable Law; provided that this Clause 5.4(f)(i) – (ii) shall not permit the Macaw Board to make a Macaw Change of Recommendation, except to the extent permitted by Clause 5.4(d) and Clause 5.4(e); or (iii) making honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law.
(g)   No Macaw Change of Recommendation shall relieve Macaw from its obligations to submit the matters which are the subject of the Macaw Shareholder Approval to the Macaw Shareholders at the EGM and the Court Meetings in accordance with the terms of this Agreement.
(h)   References in this Clause 5.4 to the “Macaw Board” shall mean the Macaw Board or, to the extent applicable, a committee thereof.
6.   REPRESENTATIONS AND WARRANTIES
6.1   Eagle Representations and Warranties
Eagle hereby represents and warrants to Macaw and Merger Sub as follows, it being understood that each representation and warranty contained in this Clause 6.1 is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the Eagle Disclosure Schedule corresponding to the particular clause or sub-clause of this Clause 6.1; (2) any exception or disclosure set forth in any other clause or sub-clause of this Clause 6.1 of the disclosure schedule delivered by Eagle to Macaw concurrently with the execution of this Agreement (the “Eagle Disclosure Schedule”) to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; and (3) disclosure in the Eagle SEC Documents filed on or after January 1, 2023 and that are publicly available as of the date that is two (2) days prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Eagle SEC Documents or other cautionary, predictive or forward-looking statements in any other sections of such Eagle SEC Documents be deemed to be an exception to or disclosure for purposes of Eagle’s representations and warranties contained in this Clause 6.1). For purposes of the representations and warranties in this Clause 6.1, references to Eagle and Eagle Subsidiaries for the period prior to April 23, 2024 shall be deemed to refer to Endo International plc and its Subsidiaries.
(a)   Qualification, Organization, Subsidiaries, etc.
(i)   Each of Eagle and the Eagle Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect. Eagle has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Eagle Charter and the Eagle Bylaws as amended to the date hereof. The Eagle Charter and the Eagle Bylaws are in full force and effect and Eagle is not in material violation of either the Eagle Charter or the Eagle Bylaws.
(ii)   Subsidiaries.   All the issued and outstanding shares of capital stock of, or other equity interests in, each Eagle Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Eagle free and clear of all Liens, other than Eagle Permitted Liens.

(b)   Capitalization.
(i)   The authorized capital stock of Eagle consists of 1,000,000,000 shares of Eagle Common Stock and 25,000,000 shares of preferred stock of $0.001 par value (“Eagle Preferred Stock”). As of March 11, 2025 (the “Eagle Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A) (1) 76,211,329 Eagle Shares were issued and outstanding, (2) 0 Eagle Shares were held in treasury and (3) no Eagle Shares were held by Eagle Subsidiaries, (B) Eagle RSU Awards with respect to 1,698,577 Eagle Shares were outstanding (including performance-based Eagle RSU Awards with respect to 779,836 Eagle Shares at the target level of performance and 1,169,756 Eagle Shares at the maximum level of performance), (C) 2,291,343 Eagle Shares were reserved for issuance pursuant to the Eagle Equity Plan, and (D) no shares of Eagle Preferred Stock were issued or outstanding. All the outstanding Eagle Shares are, and all Eagle Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.
(ii)   Except as set forth in Clause 6.1(b)(i) above, as of the date hereof: (A) Eagle does not have any shares of capital stock issued or outstanding other than the Eagle Shares that have become outstanding after the Eagle Capitalization Date, but were reserved for issuance as set forth in Clause 6.1(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Eagle or any of the Eagle Subsidiaries is a party obligating Eagle or any of the Eagle Subsidiaries to: (1) issue, transfer or sell any shares in the capital or other equity interests of Eagle or any Eagle Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eagle or a wholly owned Eagle Subsidiary); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares in its capital or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Eagle Subsidiary that is not wholly owned.
(iii)   Neither Eagle nor any Eagle Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Eagle Shareholders on any matter. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Eagle are wholly owned, directly or indirectly, by Eagle free and clear of all Liens, other than Eagle Permitted Liens. No Eagle Subsidiary owns any Eagle Shares or any Macaw Shares.
(iv)   There are no voting trusts or other agreements or understandings to which Eagle or any Eagle Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Eagle or any Eagle Subsidiary.
(c)   Corporate Authority Relative to this Agreement; No Violation.
(i)   Eagle has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Eagle Shareholder Approval, to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Eagle Board and (in the case of the Merger, except for (A) the Eagle Shareholder Approval and (B) the filing of the Certificate of Merger with the DSOS), no other corporate proceedings on the part of Eagle are necessary to authorize the consummation of the Transaction.
(ii)   The Eagle Board has unanimously (A) resolved that this Agreement and the Transaction, including the Merger, are fair to and in the best interests of Eagle and the Eagle Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, (C) adopted a resolution to make the Eagle Board Recommendation and, unless an Eagle Change of Recommendation has been made pursuant to Clause 5.3, such resolution has not been modified or withdrawn and (D) directed that the adoption of this Agreement and the Eagle Distributable Reserves Resolution (on an advisory basis) be submitted for consideration at the Eagle Special Meeting.

(iii)   This Agreement has been duly and validly executed and delivered by Eagle and, assuming this Agreement constitutes the valid and binding agreement of the Macaw Parties, constitutes the valid and binding agreement of Eagle, enforceable against Eagle in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(iv)   Other than in connection with or in compliance with (A) the provisions of the DGCL, (B) the Securities Act, (C) the Exchange Act, (D) the HSR Act, (E) any applicable requirements of other Antitrust Laws, and (F) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Eagle of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(v)   The execution and delivery by Eagle of this Agreement do not and the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Eagle or any of the Eagle Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Eagle or any Eagle Subsidiaries, other than Eagle Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Eagle or any of the Eagle Subsidiaries or (C) assuming compliance with and that the authorizations, consents, approvals and filings described in Clause 6.1(c)(iv) have been obtained or made, conflict with or violate any Laws applicable to Eagle or any of the Eagle Subsidiaries or any of their respective properties or assets, other than in the case of sub-clauses (A), (B) (with respect to Eagle Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(d)   Reports and Financial Statements.
(i)   Since January 1, 2023, Eagle (or, for avoidance of doubt, Endo International plc) has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Eagle SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Eagle SEC Documents complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Eagle SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)   The consolidated financial statements (including all related notes and schedules) of Eagle (or, for avoidance of doubt, Endo International plc) included in the Eagle SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Eagle and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)   Internal Controls and Procedures.   Eagle has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Eagle’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eagle in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Eagle’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Eagle’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Eagle’s financial reporting and the preparation of Eagle financial statements for external purposes in accordance with GAAP. Since January 1, 2023, Eagle’s principal executive officer and its principal financial officer have disclosed to Eagle’s auditors and the audit committee of the Eagle Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Eagle’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Eagle’s internal controls. Eagle has made available to Macaw all such disclosures made by management to Eagle’s auditors and audit committee from January 1, 2023 to the date hereof.
(f)   No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in Eagle’s consolidated balance sheet (or the notes thereto) as of September 30, 2024 (such date, the “Eagle Balance Sheet Date”) included in the Eagle SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Eagle Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Eagle nor any Eagle Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect. For purposes of this Clause 6.1(f), the term “liabilities” shall not include obligations of Eagle or any Eagle Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Eagle or any Eagle Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.
(g)   Compliance with Law; Permits.
(i)   Eagle and each Eagle Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to Eagle, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(ii)   Eagle and the Eagle Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Eagle and the Eagle Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Eagle Permits”), except where the failure to have any of the Eagle Permits would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. All Eagle Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(h)   Environmental Laws and Regulations.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect: (i) Eagle and the Eagle Subsidiaries are now and have been since January 1, 2023 in compliance with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining and maintaining all Environmental Permits; (ii) no Hazardous Substance has been Released at, on, under, to, in or from (A) any property or facility to now or previously owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case Eagle and the Eagle Subsidiaries (or any of their respective predecessors); (iii) since January 1, 2023 (or earlier if unresolved), neither Eagle nor any Eagle Subsidiary has received any notice, demand letter, claim or request for information, and no investigation, claim, suit, proceeding or review is pending, or to the knowledge of Eagle threatened, in each case alleging that Eagle or any Eagle Subsidiary may be in violation of or subject to liability under any Environmental Law; and (iv) neither Eagle nor any Eagle Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance.
(i)   Employee Benefit Plans.
(i)   For purposes of this Agreement, “Eagle Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) each bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, transaction bonus, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical, dental vision, life insurance, disability, other group insurance, employee assistance program, education or tuition assistance plan, program, policy, agreement or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of Eagle or any Eagle Subsidiary or with respect to which Eagle or any Eagle Subsidiary may have any obligation or liability (whether actual or contingent).
(ii)   Eagle has made available to Macaw, as applicable to each material Eagle Benefit Plan (i) a copy of such material Eagle Benefit Plan (or a description, if such plan is not written), (ii) the summary plan description and each summary of material modifications, and (iii) any material correspondence regarding audits or investigations by any Governmental Entity sent or received by Eagle within the last year.
(iii)   Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect, (A) each of the Eagle Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Eagle Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Eagle or the Eagle Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (C) all contributions or other amounts payable by Eagle or the Eagle Subsidiaries pursuant to each Eagle Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (D) neither Eagle nor any Eagle Subsidiary has engaged in a transaction in connection with which Eagle or the Eagle Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Eagle, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Eagle Benefit Plans or any trusts related thereto before any arbitrator or any Governmental Entity, including the U.S. Internal Revenue Service (the “IRS”), the Department of Labor or the Pension Benefit Guaranty Corporation (the “PBGC”).
(iv)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, (A) none of Eagle, any of the Eagle Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, a Multiemployer Plan or a Multiple Employer Plan, and (B) none of Eagle, any of the Eagle Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(v)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, (A) each of the Eagle Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of the qualified status of any such Eagle Benefit Plan.
(vi)   Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former officer, director, employee or individual consultant of Eagle or any Eagle Subsidiary under any Eagle Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Eagle or any Eagle Subsidiary under any Eagle Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Eagle or any Eagle Subsidiary to amend, merge, terminate or receive a reversion of assets from any Eagle Benefit Plan or related trust.
(vii)   Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect, each Eagle Benefit Plan, if any, which is maintained outside of the United States (A) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Eagle Benefit Plan is present or operates and, to the extent relevant, the United States, (B) if intended to qualify for special tax treatment, meets all requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(viii)   Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect, each Eagle Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Eagle is not a party to nor does it have any obligation under any Eagle Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(j)   Absence of Certain Changes or Events.
(i)    From the Eagle Balance Sheet Date, there has not occurred any Change that has had, or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(ii)   From the Eagle Balance Sheet Date through the date of this Agreement, neither Eagle nor any Eagle Subsidiary has taken any action that would require consent pursuant to Clause 5.1(b) (other than clauses (iii), (vi), (vii), (ix), (xiv) and (xv) and (solely to the extent relating to clause(iii), (vi), (vii), (ix), (xiv) or (xv)) (xvi) thereof) had such action been taken after the execution of this Agreement.
(k)   Investigations; Litigation.
(i)
There is no investigation or review pending (or, to the knowledge of Eagle, threatened) by any Governmental Entity with respect to Eagle or any Eagle Subsidiary or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Eagle, threatened) against Eagle or any Eagle Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(ii)
As of the date of this Agreement, Eagle has made available to Macaw all facts or circumstances of which Eagle has knowledge, that are, individually or in the aggregate, material to the Eagle Specified Matters.

(l)   Information Supplied.   The information relating to Eagle and the Eagle Subsidiaries to be contained in (i) the Joint Proxy Statement/Prospectus on the date the Joint Proxy Statement/Prospectus is first mailed to the Eagle Shareholders or Macaw Shareholders (or any supplement or amendment thereto) or at the time of the Eagle Special Meeting or at the time of the EGM and Court Meetings, or (ii) the Registration Statement at the time the Registration Statement is declared effective, at the time of the Eagle Special Meeting or at the time of the EGM and Court Meetings, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Eagle with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement that were not supplied by or on behalf of Eagle.
(m)   Tax Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect:
(i)   all Tax Returns that are required to be filed by or with respect to Eagle or any of the Eagle Subsidiaries have been duly and timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii)   Eagle and the Eagle Subsidiaries have timely paid all Taxes due and owing by any of them (whether or not shown on any Tax Return), except with respect to matters for which adequate reserves have been established in accordance with GAAP on the financial statements of Eagle included in the Eagle SEC Documents;
(iii)   Eagle and the Eagle Subsidiaries have (i) duly and timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or owing from, their employees, creditors, stockholders, independent contractors, customers and other third parties (and have duly and timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority in accordance with applicable Law) and (ii) have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);
(iv)   there is neither (i) any audit, examination, investigation, dispute, action or other proceeding pending or threatened in writing with respect to any Taxes of Eagle or any of the Eagle Subsidiaries, nor (ii) any deficiency for Taxes that has been assessed by any Tax Authority against Eagle or any of the Eagle Subsidiaries and that has not been fully satisfied or otherwise resolved;
(v)   in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Eagle or any Eagle Subsidiary does not file Tax Returns of a particular type that any of such entities may be required to file Tax Returns or be subject to Tax of such type or in that jurisdiction;
(vi)   neither Eagle nor any Eagle Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or has agreed to, requested, or been granted, or is the beneficiary of, any extension of time with respect to a Tax assessment, deficiency or collection;
(vii)   in the two (2) years prior to the date of this Agreement, neither Eagle nor any Eagle Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;
(viii)   neither Eagle nor any Eagle Subsidiary (A) is a party to, or is bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Eagle and/or the Eagle Subsidiaries or (y) any customary Tax indemnification provisions contained in commercial agreements entered in the ordinary course that are not primarily related to Taxes), (B) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is Eagle), (C) has any liability for Taxes of any Person (other than Eagle or any of the Eagle Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S.

Law) or as transferee or successor, or (D) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other written agreement with a Tax Authority, in each case, with respect to Taxes;
(ix)   there are no Liens for Taxes upon any property or assets of Eagle or any of the Eagle Subsidiaries, except for the Eagle Permitted Liens;
(x)   neither Eagle nor any Eagle Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and
(xi)   neither Eagle nor any Eagle Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8.
(n)   Labor Matters.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect, neither Eagle nor any Eagle Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Eagle or any of the Eagle Subsidiaries and, to the knowledge of Eagle, no such investigation is in progress. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Eagle or any of the Eagle Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, neither Eagle nor any Eagle Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and to the knowledge of Eagle, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Eagle or any of the Eagle Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect, (A) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Eagle, threatened against Eagle or any of the Eagle Subsidiaries, and (B) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, interruption of work or work stoppage in effect or, to the knowledge of Eagle, threatened, with respect to any employees of Eagle or any of the Eagle Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect, to the knowledge of Eagle, neither Eagle nor any Eagle Subsidiary has, or is reasonably expected to have (or has had during the three (3)-year period preceding the date of this Agreement), any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”). Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect, Eagle and each of the Eagle Subsidiaries are in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(ii)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, neither Eagle nor any Eagle Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect, during the three (3)-year period preceding the date of this Agreement,

(i) no formal allegations of sexual harassment have been made against any director or officer of Eagle and (ii) neither Eagle nor any Eagle Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.
(o)   Intellectual Property; IT Assets; Data Privacy and Security.
(i)   Eagle has made available to Macaw a true and complete list of all Intellectual Property owned by Eagle or any Eagle Subsidiary (“Eagle Owned IP”) that is Registered Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) all Eagle Owned IP (x) is solely and exclusively owned, free and clear of all Liens (other than Eagle Permitted Liens), by Eagle or an Eagle Subsidiary and (y) is subsisting, and to the knowledge of Eagle, valid and enforceable, (B) no Person has, since January 1, 2023, challenged the validity, enforceability or ownership of any Eagle Owned IP or, to the knowledge of Eagle, any Eagle Licensed IP, and (C) Eagle and each Eagle Subsidiary owns, or has a valid and enforceable license to use, all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the businesses of Eagle and each Eagle Subsidiary as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (1) to the knowledge of Eagle, the conduct of the businesses of Eagle and the Eagle Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and (2) since January 1, 2023 there have been no pending or, to the knowledge of Eagle, threatened claims against Eagle or any Eagle Subsidiary by any Person alleging infringement, misappropriation or other violation of any Intellectual Property. Neither Eagle nor any Eagle Subsidiary has, since January 1, 2023, alleged that any Person has infringed, misappropriated or otherwise violated any Eagle IP, which infringement, misappropriation or other violation would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.
(ii)   Except as would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, Eagle and the Eagle Subsidiaries have used their commercially reasonable efforts to protect and maintain the confidentiality, integrity and security of all trade secrets, Personal Information, confidential or proprietary information and IT Assets owned, used, held for use or processed by or on behalf of Eagle or any Eagle Subsidiary from any unauthorized use, access, misappropriation, interruption or modification by any Person. Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect, since January 1, 2023, neither Eagle nor any Eagle Subsidiary nor, to the knowledge of Eagle, any third party has experienced any cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, unauthorized processing, misappropriation or unauthorized disclosure of, and no Person has gained unauthorized access to, any trade secrets, Personal Information, confidential or proprietary information or IT Assets, in each case, owned, used, held for use or processed by or on behalf of Eagle or any of the Eagle Subsidiaries and, in each case, except as has since been fully resolved. Except as would not, individually or in the aggregate, reasonably be expected to have an Eagle Material Adverse Effect, Eagle and the Eagle Subsidiaries and, to the knowledge of Eagle, any third parties to the extent they process Personal Information of Eagle or any Eagle Subsidiary, have, since January 1, 2023, complied with all, and have not received any notice or claim from any third party alleging any non-compliance with or other violation of any, Data Security Requirements.
(p)   Real Property.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect:
(A)   Eagle and each Eagle Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Eagle Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Eagle Permits and applicable laws with respect to Eagle and the Eagle Subsidiaries; and
(B)   with respect to all such leased real property, Eagle and each of the Eagle Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Eagle nor any Eagle Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.
(ii)   As used herein, “Eagle Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Eagle SEC Documents, together with the following (without duplication): (A) (1) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or (2) such other Liens arising out of judgments or awards against Eagle, with respect to which Eagle shall then be proceeding with an appeal or other proceedings for review if, in the case of this clause (2), adequate reserves with respect thereto are maintained on the books of Eagle in accordance with GAAP, (B) Liens for (1) Taxes not yet due and payable or (2) the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and, in the case of this clause (2), for which adequate reserves have been established in accordance with GAAP on the financial statements of Eagle, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encroachments, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), easements, declarations, occupancy rights, covenants, conditions, occupancy rights, community property interests, matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property and other encumbrances affecting title to real property, in each case, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Eagle in the ordinary course of business, (F) leases, subleases, licenses, sublicenses and occupancy agreements by Eagle as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Eagle in existence on the date hereof, (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages, deeds of trust and other Liens now or hereafter placed on the leased property by the third-party landlord, (I) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (2) pledges and deposits to secure the performance of bids, trade contracts, leases or sub-leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (3) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (J) in the case of an equity interest of Eagle or any Eagle Subsidiary, Liens set forth in the Organizational Documents of Eagle or Subsidiary thereof, (K) Liens arising under applicable securities Laws and other applicable Law (other than Tax law), (L) Liens created by this Agreement, (M) Liens securing the Eagle Existing Credit Agreement and the Eagle Existing Indenture, and (N) other Liens described under Clause 6.1(p)(ii) of the Eagle Disclosure Schedule.
(q)   Opinion of Financial Advisor.   The Eagle Board has received the oral opinion of Goldman Sachs & Co. LLC (to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the respective assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders (other than Macaw and its affiliates) of Eagle Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.
(r)   Required Vote of Eagle Shareholders.   The Eagle Shareholder Approval is the only vote of holders of securities of Eagle which is required to consummate the Merger.

(s)   Material Contracts.
(i)   Except for this Agreement, Clause 6.1(s) of the Eagle Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.1(s) under which Eagle or any Eagle Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Eagle or any Eagle Subsidiary is party or any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.1(s) being referred to herein as the “Eagle Material Contracts”):
(A)   any partnership, joint venture, strategic alliance or similar Contract which is material to Eagle and the Eagle Subsidiaries, taken as a whole;
(B)   each Contract that (1) is reasonably expected to involve future payments by or to Eagle or any Eagle Subsidiary of more than $10,000,000 (ten million dollars) in the one (1)-year period following the date hereof and (2) cannot be terminated by Eagle or such Eagle Subsidiary on less than sixty (60) days’ notice without material payment or penalty;
(C)   each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 (ten million dollars) in the twelve (12)-month period following the date hereof;
(D)   each Contract between Eagle or any Eagle Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Eagle Subsidiary) of Eagle or any Eagle Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Eagle or any Eagle Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;
(E)   any Contract pursuant to which (1) any third party grants to Eagle or any Eagle Subsidiary any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of Eagle and the Eagle Subsidiaries, taken as a whole (excluding non-exclusive licenses for generally commercially available software or information technology services), or (2) Eagle or any Eagle Subsidiary grants to any third party any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of Eagle and the Eagle Subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business to (x) vendors or service providers to facilitate their provision of services for Eagle or any Eagle Subsidiary or (y) customers for their authorized use of the products and services of Eagle and the Eagle Subsidiaries), and, in each case of (1) and (2), excluding confidential patent settlement Contracts;
(F)   any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement;
(G)   any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Eagle or any Eagle Subsidiary, taken as a whole, is or would be conducted;
(H)   any Contract with respect to licensing, development or clinical studies pursuant to which Eagle or any Eagle Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Eagle or any Eagle Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $10,000,000 (ten million dollars) in the twelve (12) month period following the date hereof and (y) that cannot be terminated by Eagle or such Eagle Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(I)   any Contract involving the settlement of any action or threatened action (or series of related actions) which will involve payments after the date hereof of consideration in excess of $10,000,000 (ten million dollars) or impose obligations on the part of Eagle or any Eagle Subsidiaries to any other Person outside the ordinary course of business;
(J)    each Contract relating to outstanding Indebtedness of Eagle or any of its Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000 (ten million dollars) other than Contracts solely among Eagle and any wholly owned Eagle Subsidiary; and
(K)   any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Eagle.
(ii)   Neither Eagle nor any Eagle Subsidiary is in breach of or default under the terms of any Eagle Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. To the knowledge of Eagle, as of the date hereof, no other party to any Eagle Material Contract is in breach of or default under the terms of any Eagle Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, each Eagle Material Contract is a valid and binding obligation of Eagle or the Eagle Subsidiary which is party thereto and, to the knowledge of Eagle, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(t)   Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, all material insurance policies and Contracts of Eagle and the Eagle Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Eagle and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business.
(u)   Finders or Brokers.   Neither Eagle nor any Eagle Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.1(u) of the Eagle Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.
(v)   FCPA and Anti-Corruption.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect:
(i)   neither Eagle nor any Eagle Subsidiary, nor any director, manager or employee of Eagle or any Eagle Subsidiary, has in the past five (5) years, in connection with the business of Eagle or any Eagle Subsidiary, itself or, to Eagle’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Eagle or any Eagle Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable); and
(ii)   neither Eagle nor any Eagle Subsidiary, nor any director, manager or employee of Eagle or any Eagle Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Eagle or any Eagle Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.
(w)   Regulatory Matters.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have an Eagle Material Adverse Effect:

(i)   (a) each of Eagle and the Eagle Subsidiaries holds all (x) all permits, licenses, franchises, approvals, registrations, authorizations and clearances under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, labelling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Eagle Products (any such Governmental Entity, an “Eagle Regulatory Agency”), in each case, that are necessary for the lawful operating of the businesses of Eagle or any Eagle Subsidiary (the “Eagle Regulatory Permits”); (b) all such Eagle Regulatory Permits are valid and in full force and effect and neither Eagle nor any Eagle Subsidiary has received any written notice of any proceedings or other actions relating to the suspension, modification, revocation or cancellation of any such Eagle Regulatory Permits; and (c) Eagle and each Eagle Subsidiary is in compliance with the terms of all Eagle Regulatory Permits;
(ii)   the businesses of each of Eagle and each Eagle Subsidiary are being conducted in compliance with (a) the FDCA; (b) the PHSA; (c) federal Medicare and Medicaid statutes and related state or local statutes; (d) provincial formulary and drug pricing statutes; (e) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any Eagle Products are sold; (f) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any comparable federal, state, provincial or local healthcare Laws); (g) state or provincial licensing, disclosure and reporting requirements; and (h) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Eagle Healthcare Laws”). Since January 1, 2023, neither Eagle nor any of the Eagle Subsidiaries has received any written notification or communication from any Eagle Regulatory Agency, including the FDA, the Drug Enforcement Administration, the U.S. Department of Justice (including any United States Attorney’s Office), the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Eagle or any Eagle Subsidiaries under, any Eagle Healthcare Laws;
(iii)   (a) since January 1, 2023, all reports, documents, claims, permits, notices and other records required to be filed, maintained or furnished to the FDA or any other Eagle Regulatory Agency by Eagle and the Eagle Subsidiaries have been so filed, maintained or furnished, and (b) all such reports, documents, claims, permits, notices and other records were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing);
(iv)   as to each Eagle Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Law applicable in any foreign jurisdiction in which material quantities of such Eagle Product are sold (where such Eagle Product is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Eagle or any of the Eagle Subsidiaries), each such Eagle Product is being or has been developed, manufactured, stored, sold, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, reporting, and security;
(v)   since January 1, 2023, neither Eagle nor any of the Eagle Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Eagle Product;
(vi)   since January 1, 2023, none of Eagle, any Eagle Subsidiary nor, to the knowledge of Eagle, any officer, employee or agent of Eagle or any Eagle Subsidiary has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in disqualification or debarment by any Governmental Entity or debarment, suspension or exclusion under any federal healthcare programs or by the General Services Administration, and, as of the date of this Agreement, there are no actions pending or, to the knowledge of Eagle, threatened that would reasonably be expected to result in any such criminal liability or debarment or disqualification; and
(vii)   since January 1, 2023, none of Eagle, any Eagle Subsidiary nor any of their respective directors, officers, or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy.
(x)   Takeover Statutes.   The Eagle Board has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations are applicable to the Transaction. Eagle does not have in effect any “poison pill” or shareholder rights plan.
(y)   Financing.
(i)   Eagle or an Eagle Subsidiary is a party to and has accepted a fully executed commitment letter dated as of March 13, 2025 (together with all exhibits and schedules thereto, the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing”.
(ii)   Eagle has delivered to Macaw a true, complete and correct copy of the executed Commitment Letter and any fee letters related thereto.
(iii)   As of the date hereof, except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing or any contingencies that would permit the Lenders to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date hereof, Eagle does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in the Commitment Letter on or prior to the Merger Effective Time, nor does Eagle have knowledge that any Lender will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter or the Financing, except for any such side letters, understandings, agreements, contracts or arrangements true and correct copies of which have been delivered by Eagle to Macaw on or prior to the date hereof.
(iv)   As of the date hereof, the Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Eagle and all the other parties thereto and is in full force and effect. As of the date hereof, no event has occurred and is continuing which (with or without notice, lapse of time or both) constitutes, or would constitute, a default, breach or failure to satisfy a condition by Eagle under the terms and conditions of the Commitment Letter. As of the date hereof, Eagle does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Eagle on a timely basis or that the Financing will not be available to Eagle on the Merger Effective Time. Eagle has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement and will pay in full any such amounts due on or before the Merger Effective Time as and when due. As of the date hereof, the Commitment Letter has not been modified, amended or altered, nor is it anticipated that the Commitment Letter be amended, modified or altered at any time through the Merger Effective Time, except as permitted by Clause 7.7(b) (with any such modification, amendment or alteration promptly notified in writing to Macaw) and none of the commitments under the Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Eagle, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated. As of the date hereof, no modification of, or amendment to, the Commitment Letter is currently contemplated.
(z)   Eagle’s Existing Indebtedness.   Eagle has made a Limited Condition Transaction Election (under, and as defined in, the Eagle Existing Indenture) with respect to the Transaction and the other transactions to be entered into in connection therewith (including the incurrence of the Financing and the use of the proceeds thereof). As of the date of this Agreement, no Default or Event of Default (each under, and as defined in, each of the Eagle Existing Credit Agreement and the Eagle Existing Indenture) exists or would exist after giving effect to the Financing (including on a pro forma basis). As of the date of this Agreement, the Transaction and the other transactions to be entered into in connection therewith (including the incurrence of the Financing and the use of the proceeds thereof) are permitted under the Eagle Existing Credit Agreement on the date of this Agreement, giving effect to such transactions on a pro forma basis as if they had occurred at the beginning of the most recent Reference Period (as defined in the Eagle Existing Credit Agreement) ending prior to the date of this Agreement for which Financials (as defined in the Eagle Existing Credit Agreement) have been (or are required to be) delivered under the Eagle Existing Credit Agreement. As of the date of this Agreement, the Transaction and the other transactions to be entered into in connection therewith (including the incurrence of the Financing and the use of the proceeds thereof) are permitted under the Eagle Existing Indenture on the date of this Agreement (and on the basis of the financial statements for the most recently ended fiscal period for which financial statements are available on such date), giving effect to such transactions on a pro forma basis.
(aa)    No Other Representations.   Except for the representations and warranties contained in Clause 6.2, Eagle acknowledges that neither Macaw nor any Representative of Macaw makes, and Eagle acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Macaw or any of the Macaw Subsidiaries or with respect to any other information provided or made available to Eagle in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Eagle or to Eagle’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.
6.2   Macaw Representations and Warranties
Macaw hereby represents and warrants to Eagle as follows, it being understood that each representation and warranty contained in this Clause 6.2 is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the disclosure schedule delivered by Macaw to Eagle concurrently with the execution of this Agreement (the “Macaw Disclosure Schedule”) corresponding to the particular clause or sub-clause of this Clause 6.2; (2) any exception or disclosure set forth in any other clause or sub-clause of Clause 6.2 of the Macaw Disclosure Schedule to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; and (3) disclosure in the Macaw SEC Documents filed on or after January 1, 2023 and that are publicly available as of the date that is two (2) days prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Macaw SEC Documents or other cautionary, predictive or forward looking statements in any other sections of such Macaw SEC Documents be deemed to be an exception to or disclosure for purposes of Macaw’s representations and warranties contained in this Clause 6.2).
(a)   Qualification, Organization, Subsidiaries, etc.
(i)   Each of Macaw and the Macaw Subsidiaries (including Merger Sub) is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect. Macaw has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Macaw Constitution as amended to the date hereof. The Macaw Constitution is in full force and effect and Macaw is not in material violation of the Macaw Constitution.
(ii)   Subsidiaries.   All the issued and outstanding shares of capital stock of, or other equity interests in, each Macaw Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Macaw free and clear of all Liens, other than Macaw Permitted Liens.
(iii)   Merger Sub.
(A)   Since its date of formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.
(B)   All of the limited liability company interests in Merger Sub are fully paid and non-assessable and are owned directly or indirectly by Macaw, free and clear of any Liens. All of the Per Share Stock Consideration, when issued pursuant to the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorized, validly issued, fully paid and non-assessable and free of all Liens and preemptive rights (other than any statutory preemptive rights granted under the Act).
(C)   Merger Sub is an entity that is disregarded as separate from Macaw for U.S. federal income tax purposes.
(D)   Macaw has made available to Eagle, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of Merger Sub (the “Merger Sub Organizational Documents”) as amended to the date hereof. The Macaw Constitution and the Merger Sub Organizational Documents are in full force and effect and Merger Sub is not in violation of the Merger Sub Organizational Documents, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(b)   Share Capital.
(i)
The authorized share capital of Macaw consists of 500,000,000 Macaw Shares and 25,000 Ordinary A Shares of €1.00 each (the “Macaw Ordinary A Shares”). As of March 7, 2025 (the “Macaw Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A) (1) 19,762,306 Macaw Shares were issued and outstanding and (2) 25,547 Macaw Shares were held in treasury in relation to the Macaw Equity Plan, (B) time-vesting Macaw RSU Awards with respect to 175,076 Macaw Shares were outstanding, (C) performance-vesting Macaw RSU Awards with respect to 262,624 Macaw Shares at the target level of performance and 525,247 Macaw Shares at the maximum level of performance, (D) 954,868 Macaw Shares were reserved for issuance pursuant to the Macaw Equity Plan, and (E) 0 Macaw Ordinary A Shares were issued and outstanding. All the outstanding Macaw Shares are, and all Macaw Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(ii)   Except as set forth in Clause 6.2(b)(i) above, as of the date hereof: (A) Macaw does not have any shares issued or outstanding other than Macaw Shares that have become outstanding after the Macaw Capitalization Date, but were reserved for issuance as set forth in Clause 6.2(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Macaw or any of the Macaw Subsidiaries is a party obligating Macaw or any of the Macaw Subsidiaries to (1) issue, transfer or sell any shares or other equity interests of Macaw or any Macaw Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Macaw or a wholly owned Macaw Subsidiary); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Macaw Subsidiary that is not wholly owned.
(iii)   Neither Macaw nor any Macaw Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Macaw Shareholders on any matter. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Macaw are wholly owned, directly or indirectly, by Macaw free and clear of all Liens, other than Macaw Permitted Liens. No Macaw Subsidiary owns any Eagle Shares or any Macaw Shares.
(iv)   There are no voting trusts or other agreements or understandings to which Macaw or any of the Macaw Subsidiaries is a party with respect to the voting of the shares or other equity interest of Macaw or any of the Macaw Subsidiaries.
(c)   Corporate Authority Relative to this Agreement; No Violation.
(i)   Macaw and Merger Sub have all requisite corporate power or similar power and authority to enter into this Agreement and, subject to receipt of the Macaw Shareholder Approval and of the required approval of the Scheme by the High Court, to consummate the Transaction (and, in the case of the Macaw Distributable Reserves Creation, to the approval of the Macaw Distributable Reserves Resolution by the Macaw Shareholders and to receipt of the required approval by the High Court). The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Macaw Board and the sole member of Merger Sub and, except for (A) the Macaw Shareholder Approval, (B) the filing of the Certificate of Merger with the DSOS and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court and the delivery of the Court Order to the Registrar of Companies within twenty-one (21) days of the Sanction Date, no other corporate proceedings on the part of Macaw or Merger Sub is necessary to authorize the consummation of the Transaction.
(ii)   The Macaw Board has unanimously (A) resolved that this Agreement and the Transaction, including the Macaw Articles Amendment, are fair to and in the best interests of Macaw and the Macaw Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Macaw Articles Amendment, on the terms and subject to the conditions set forth herein, (C) adopted a resolution to make the Macaw Board Recommendation and, unless a Macaw Change of Recommendation has been made pursuant to Clause 5.4, such resolution has not been modified or withdrawn and (D) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meetings.
(iii)   This Agreement has been duly and validly executed and delivered by Macaw and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Eagle, constitutes the valid and binding agreement of Macaw and Merger Sub, enforceable against Macaw and Merger Sub in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(iv)   Other than in connection with or in compliance with (A) the provisions of the Act, (B) the provisions of the DGCL, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, and (F) any applicable requirements of other Antitrust Laws, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Macaw and Merger Sub of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(v)   The execution and delivery by Macaw and Merger Sub of this Agreement do not, and the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Macaw or any of the Macaw Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Macaw or any of the Macaw Subsidiaries, other than Macaw Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Macaw or any of the Macaw Subsidiaries (including Merger Sub) or (C) assuming compliance with and that the authorizations, consents, approvals and filings described in Clause 6.2(c)(iv) have been obtained or made, conflict with or violate any Laws applicable to Macaw or any of the Macaw Subsidiaries or any of their respective properties or assets, other than, in the case of sub-clauses (A), (B) (with respect to Macaw Subsidiaries that are not Significant Subsidiaries or Merger Sub) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(d)   Reports and Financial Statements.
(i)   Since January 1, 2023, Macaw has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Macaw SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Macaw SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Macaw SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)   The consolidated financial statements (including all related notes and schedules) of Macaw included in the Macaw SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Macaw and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(e)   Internal Controls and Procedures.   Macaw has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Macaw’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Macaw in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Macaw’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Macaw’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Macaw’s financial reporting and the preparation of Macaw financial statements for external purposes in accordance with GAAP. Since January 1, 2023, Macaw’s principal executive officer and its principal financial officer have disclosed to Macaw’s auditors and the audit committee of the Macaw Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Macaw’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Macaw’s internal controls. Macaw has made available to Eagle all such disclosures made by management to Macaw’s auditors and audit committee from January 1, 2023 to the date hereof.

(f)   No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in Macaw’s consolidated balance sheet (or the notes thereto) as of September 30, 2024 (such date, the “Macaw Balance Sheet Date”) included in the Macaw SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Macaw Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Macaw nor any Macaw Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect. For purposes of this Clause 6.2(f), the term “liabilities” shall not include obligations of Macaw or any Macaw Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Macaw or any Macaw Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.
(g)   Compliance with Law; Permits.
(i)   Macaw and each of the Macaw Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Macaw, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(ii)   Macaw and each of the Macaw Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Macaw and Macaw’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Macaw Permits”), except where the failure to have any of the Macaw Permits would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect. All Macaw Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(h)   Environmental Laws and Regulations.   Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect: (i) Macaw and the Macaw Subsidiaries are now and have been, since January 1, 2023, in compliance with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining and maintaining all Environmental Permits; (ii) no Hazardous Substance has been Released at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case Macaw and the Macaw Subsidiaries (or any of their respective predecessors); (iii) since January 1, 2023 (or earlier if unresolved), neither Macaw nor any Macaw Subsidiary has received any notice, demand letter, claim or request for information, and no investigation, claim, suit, proceeding or review is pending, or to the knowledge of Eagle threatened, in each case alleging that Macaw or any of the Macaw Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Macaw nor any Macaw Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance.
(i)   Employee Benefit Plans.
(i)   For purposes of this Agreement, “Macaw Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, transaction bonus, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical, dental, vision, life insurance, disability, other group insurance, employee assistance program, education or tuition assistance plan, program, policy, agreement or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of Macaw or any Macaw Subsidiary or with respect to which Macaw or any Macaw Subsidiary may have any obligation or liability (whether actual or contingent).

(ii)   Macaw has made available to Eagle, as applicable to each material Macaw Benefit Plan (i) a copy of such material Macaw Benefit Plan (or a description, if such plan is not written), (ii) the summary plan description and each summary of material modifications, and (iii) any material correspondence regarding audits or investigations by any Governmental Entity sent or received by Macaw within the last year.
(iii)   Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect, (A) each of the Macaw Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Macaw Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Macaw or the Macaw Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or comparable U.S. state Law; (C) all contributions or other amounts payable by Macaw or its Subsidiaries pursuant to each Macaw Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (D) neither Macaw nor any Macaw Subsidiary has engaged in a transaction in connection with which Macaw or the Macaw Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Macaw, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Macaw Benefit Plans or any trusts related thereto before any arbitrator or any Governmental Entity, including the IRS, the Department of Labor or the PBGC.
(iv)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, (A) none of Macaw, any of the Macaw Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, a Multiemployer Plan or a Multiple Employer Plan, and (B) none of Macaw, any of the Macaw Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(v)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, (A) each of the Macaw Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of the qualified status of any such Macaw Benefit Plan.
(vi)   Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former officer, director, employee or individual consultant of Macaw or any Macaw Subsidiary under any Macaw Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Macaw or any Macaw Subsidiary under any Macaw Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Macaw or any Macaw Subsidiary to amend, merge, terminate or receive a reversion of assets from any Macaw Benefit Plan or related trust.
(vii)   Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect, each Macaw Benefit Plan, if any, which is maintained outside of the United States (A) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Macaw Benefit Plan is present or operates and, to the extent relevant, the United States, (B) if intended to qualify for special tax treatment, meets all requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(viii)   Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect, each Macaw Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Macaw is not a party to nor does it have any obligation under any Macaw Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(j)   Absence of Certain Changes or Events.
(i)   Since the Macaw Balance Sheet Date, there has not occurred any Change that has had, or would reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(ii)   From the Macaw Balance Sheet Date through the date of this Agreement, neither Macaw nor any Macaw Subsidiary has taken any action that would require consent pursuant to Clause 5.2(b) (other than clauses (iii), (vi), (vii), (x), (xii) and (solely to the extent relating to clause (iii), (vi), (vii), (x) and (xii)) (xiii) thereof) had such action been taken after the execution of this Agreement.
(k)   Investigations; Litigation.
(i)
(A) There is no investigation or review pending (or, to the knowledge of Macaw, threatened) by any Governmental Entity with respect to Macaw or any of Macaw’s Subsidiaries or any of their respective properties, rights or assets, and (B) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Macaw, threatened) against Macaw or any of Macaw’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of sub-clause (A) or (B), would reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.

(ii)
As of the date of this Agreement, Macaw has made available to Eagle all facts or circumstances of which Macaw has knowledge that are, individually or in the aggregate, material to the Macaw Specified Matters.

(l)   Information Supplied.   The information relating to Macaw and the Macaw Subsidiaries (including Merger Sub) to be contained in (i) the Joint Proxy Statement/Prospectus on the date the Joint Proxy Statement/Prospectus is first mailed to the Eagle Shareholders or Macaw Shareholders (or any supplement or amendment thereto) or at the time of the Eagle Special Meeting or at the time of the EGM and Court Meetings, or (ii) the Registration Statement at the time the Registration Statement is declared effective, at the time of the Eagle Special Meeting or at the time of the EGM and Court Meetings, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Macaw with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement made in connection therewith that were not supplied by or on behalf of Macaw.
(m)   Tax Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect:
(i)   all Tax Returns that are required to be filed by or with respect to Macaw or any of the Macaw Subsidiaries have been duly and timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)   Macaw and the Macaw Subsidiaries have timely paid all Taxes due and owing by any of them (whether or not shown on any Tax Return), except with respect to matters for which adequate reserves have been established in accordance with GAAP on the financial statements of Macaw included in the Macaw SEC Documents;
(iii)   Macaw and the Macaw Subsidiaries have (i) duly and timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or owing from, their employees, creditors, stockholders, independent contractors, customers and other third parties (and have duly and timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority in accordance with applicable Law) and (ii) have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);
(iv)   there is neither (i) any audit, examination, investigation, dispute, action or other proceeding pending or threatened in writing with respect to any Taxes of Macaw or any of the Macaw Subsidiaries, nor (ii) any deficiency for Taxes that has been assessed by any Tax Authority against Macaw or any of the Macaw Subsidiaries and that has not been fully satisfied or otherwise resolved;
(v)   in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Macaw or any Macaw Subsidiary does not file Tax Returns of a particular type that any of such entities may be required to file Tax Returns or be subject to Tax of such type or in that jurisdiction;
(vi)   neither Macaw nor any Macaw Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or has agreed to, requested, or been granted, or is the beneficiary of, any extension of time with respect to a Tax assessment, deficiency or collection;
(vii)   in the two (2) years prior to the date of this Agreement, neither Macaw nor any Macaw Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;
(viii)   neither Macaw nor any Macaw Subsidiary (A) is a party to, or is bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Macaw and/or the Macaw Subsidiaries or (y) any customary Tax indemnification provisions contained in commercial agreements entered in the ordinary course that are not primarily related to Taxes), (B) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is Macaw), (C) has any liability for Taxes of any Person (other than Macaw or any of the Macaw Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or (D) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other written agreement with a Tax Authority, in each case, with respect to Taxes;
(ix)   there are no Liens for Taxes upon any property or assets of Macaw or any of the Macaw Subsidiaries, except for the Macaw Permitted Liens;
(x)   neither Macaw nor any Macaw Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and
(xi)   neither Macaw nor any Macaw Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8.
(n)   Labor Matters.
(i)    Except as, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect, neither Macaw nor any Macaw Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Macaw or any of the Macaw Subsidiaries and, to the knowledge of Macaw, no such investigation is in progress. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Macaw or any Macaw Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, neither Macaw nor any Macaw Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and to the knowledge of Macaw, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Macaw or any of the Macaw Subsidiaries. Except as, individually or in the aggregate, would not reasonable be expected to have a Macaw Material Adverse Effect, (A) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Macaw, threatened against Macaw or any of the Macaw Subsidiaries, and (B) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, interruption of work or work stoppage in effect or, to the knowledge of Macaw, threatened, with respect to any employees of Macaw or any of the Macaw Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect, to the knowledge of Macaw, neither Macaw nor any Macaw Subsidiary has, or is reasonably expected to have (or has had during the three (3)-year period preceding the date of this Agreement), any liabilities under the WARN Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect, Macaw and each of the Macaw Subsidiaries are in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(ii)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Macaw and its Subsidiaries following the Merger Effective Time, neither Macaw nor any Macaw Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect, during the three (3)-year period preceding the date of this Agreement, (i) no formal allegations of sexual harassment have been made against any director or officer of Macaw and (ii) neither Macaw nor any Macaw Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.
(o)   Intellectual Property; IT Assets; Data Privacy and Security.
(i)   Macaw has made available to Eagle a true and complete list of all Intellectual Property owned by Macaw or any Macaw Subsidiary (“Macaw Owned IP”) that is Registered Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect, (A) all Macaw Owned IP (x) is solely and exclusively owned, free and clear of all Liens (other than Macaw Permitted Liens) by Macaw or a Macaw Subsidiary and (y) is subsisting, and to the knowledge of Macaw, valid and enforceable, (B) no Person has, since January 1, 2023, challenged the validity, enforceability or ownership of any Macaw Owned IP or, to the knowledge of Macaw, any Macaw Licensed IP, and (C) Macaw and each Macaw Subsidiary owns, or has a valid and enforceable license to use, all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the businesses of Macaw and each Macaw Subsidiary as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect, (1) to the knowledge of Macaw, the conduct of the businesses of Macaw and the Macaw Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and (2) since January 1, 2023 there have been no pending or, to the knowledge of Macaw, threatened claims against Macaw or any Macaw Subsidiary by any Person alleging infringement, misappropriation or other violation of any Intellectual Property. Neither Macaw nor any Macaw Subsidiary has, since January 1, 2023, alleged that any Person has infringed, misappropriated or otherwise violated any Macaw IP which infringement, misappropriation or other violation would reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect.
(ii)   Except as would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect, Macaw and the Macaw Subsidiaries have used their commercially reasonable efforts to protect and maintain the confidentiality, integrity and security of all trade secrets, Personal Information, confidential or proprietary information and IT Assets owned, used, held for use or processed by or on behalf of Macaw or any Macaw Subsidiary from any unauthorized use, access, misappropriation, interruption or modification by any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect, since January 1, 2023, neither Macaw nor any Macaw Subsidiary nor, to the knowledge of Macaw, any third party has experienced any cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, unauthorized processing, misappropriation or unauthorized disclosure of, and no Person has gained unauthorized access to, any trade secrets, Personal Information, confidential or proprietary information or IT Assets, in each case, owned, used, held for use or processed by or on behalf of Macaw or any of the Macaw Subsidiaries and, in each case, except as has since been fully resolved. Except as would not, individually or in the aggregate, reasonably be expected to have a Macaw Material Adverse Effect, Macaw and the Macaw Subsidiaries and, to the knowledge of Macaw, any third parties to the extent they process Personal Information of Macaw or any Macaw Subsidiary, have, since January 1, 2023, complied with all, and have not received any notice or claim from any third party alleging any non-compliance with or other violation of any, Data Security Requirements.
(p)   Real Property.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect:
(A)   Macaw and each Macaw Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Macaw Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Macaw Permits and applicable laws with respect to Macaw and the Macaw Subsidiaries; and
(B)   with respect to all such leased real property, Macaw and each of the Macaw Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Macaw nor any Macaw Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.
(ii)   As used herein, “Macaw Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Macaw SEC Documents, together with the following (without duplication): (A) (1) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or (2) such other Liens arising out of judgments or awards against Macaw, with respect to which Macaw shall then be proceeding with an appeal or other proceedings for review if, in the case of this clause (2) adequate reserves with respect thereto are maintained on the books of Macaw in accordance with GAAP, (B) Liens for Taxes (1) not yet due and payable or (2) the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and, in the case of this clause (2), for which adequate reserves have been established in accordance with

GAAP on the financial statements of Macaw, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encroachments, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), easements, declarations, occupancy rights, covenants, conditions, occupancy rights, community property interests, matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property and other encumbrances affecting title to real property, in each case which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Macaw in the ordinary course of business, (F) leases, subleases, licenses, sublicenses and occupancy agreements by Macaw as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Macaw in existence on the date hereof, (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages, deeds of trust and other Liens now or hereafter placed on the leased property by the third-party landlord, (I) (1) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (2) pledges and deposits to secure the performance of bids, trade contracts, leases or sub-leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (3) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (J) in the case of an equity interest of Macaw or any Macaw Subsidiary, Liens set forth in the Organizational Documents of Macaw or any Macaw Subsidiary, (K) Liens arising under applicable securities Laws and other applicable Law (other than Tax law), (L) Liens created by this Agreement, (M) Liens securing obligations under the Macaw Existing ABL Credit Agreement or any other Loan Document (as defined in the Macaw Existing ABL Credit Agreement), the Macaw Existing Term Loan Credit Agreement or any other Loan Document (as defined in the Macaw Existing Term Loan Credit Agreement) or the Macaw Existing Indenture or any other Note Document (as defined in the Macaw Existing Indenture), and (N) other Liens described under Clause 6.2(p)(ii) of the Macaw Disclosure Schedule.
(q)   Required Vote of Macaw Shareholders.   The Macaw Shareholder Approval is the only vote of holders of securities of Macaw which is required to consummate the Macaw Articles Amendment.
(r)   Material Contracts.
(i)    Except for this Agreement, Clause 6.2(r) of the Macaw Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.2(r) under which Macaw or any Macaw Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), Macaw or a Macaw Subsidiary is a party or to which any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.2(r) being referred to herein as the “Macaw Material Contracts”):
(A)   any partnership, joint venture, strategic alliance or similar Contract which is material to Macaw and the Macaw Subsidiaries, taken as a whole;
(B)   each Contract that (1) is reasonably expected to involve future payments by or to Macaw or any Macaw Subsidiary of more than $10,000,000 (ten million dollars) in the one (1)-year period following the date hereof and (2) cannot be terminated by Macaw or such Macaw Subsidiary on less than sixty (60) days’ notice without material payment or penalty;
(C)   each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 (ten million dollars) in the twelve (12)-month period following the date hereof;
(D)   each Contract between Macaw or any Macaw Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Macaw Subsidiary) of Macaw or any Macaw Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Macaw or any Macaw Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;
(E)   any Contract pursuant to which (1) any third party grants to Macaw or any Macaw Subsidiary any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of Macaw and the Macaw Subsidiaries, taken as a whole (excluding non-exclusive licenses for generally commercially available software or information technology services), or (2) Macaw or any Macaw Subsidiary grants to any third party any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of Macaw and the Macaw Subsidiaries, taken as a whole (excluding non-exclusive licenses granted in the ordinary course of business to (x) vendors or service providers to facilitate their provision of services for Macaw or any Macaw Subsidiary or (y) customers for their authorized use of the products and services of Macaw and the Macaw Subsidiaries), and, in each case of (1) and (2), excluding confidential patent settlement Contracts;
(F)   any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement;
(G)   any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Macaw or any Macaw Subsidiary, taken as a whole, is or would be conducted;
(H)   any Contract with respect to licensing, development or clinical studies pursuant to which Macaw or any Macaw Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Macaw or any Macaw Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $10,000,000 (ten million dollars) in the twelve (12)-month period following the date hereof and (y) that cannot be terminated by Macaw or such Macaw Subsidiary without more than sixty (60) days’ notice without material payment or penalty;
(I)   any Contract involving the settlement of any action or threatened action (or series of related actions) which will involve payments after the date hereof of consideration in excess of $10,000,000 (ten million dollars) or impose obligations on the part of Macaw or any Macaw Subsidiaries to any other Person outside the ordinary course of business;
(J)    each Contract relating to outstanding Indebtedness of Macaw or any of the Macaw Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000 (ten million dollars) other than Contracts solely among Macaw and any wholly owned Macaw Subsidiary; and
(K)   any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Macaw.
(ii)   Neither Macaw nor any Macaw Subsidiary is in breach of or default under the terms of any Macaw Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect. To the knowledge of Macaw, as of the date hereof, no other party to any Macaw Material Contract is in breach of or default under the terms of any Macaw Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect, each Macaw Material Contract is a valid and binding obligation of Macaw or the Macaw Subsidiary which is party thereto and, to the knowledge of Macaw, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(s)   Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect, all material insurance policies and Contracts of Macaw and the Macaw Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Macaw and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business.
(t)   Finders or Brokers.   Neither Macaw nor any Macaw Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.2(t) of the Macaw Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.
(u)   FCPA and Anti-Corruption.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have an Macaw Material Adverse Effect:
(i)   neither Macaw nor any Macaw Subsidiary, nor any director, manager or employee of Macaw or any Macaw Subsidiary, has in the past five (5) years, in connection with the business of Macaw or any Macaw Subsidiary, itself or, to Macaw’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Macaw or any Macaw Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable); and
(ii)   neither Macaw nor any Macaw Subsidiary, nor any director, manager or employee of Macaw or any Macaw Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Macaw or any Macaw Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.
(v)   Regulatory Matters.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Macaw Material Adverse Effect:
(i)   (a) each of Macaw and the Macaw Subsidiaries holds all (x) all permits, licenses, franchises, approvals, registrations, authorizations and clearances under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, labelling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Macaw Products (any such Governmental Entity, a “Macaw Regulatory Agency”), in each case, that are necessary for the lawful operating of the businesses of Macaw or any Macaw Subsidiary (the “Macaw Regulatory Permits”); (b) all such Macaw Regulatory Permits are valid and in full force and effect and neither Macaw nor any Macaw Subsidiary has received any written notice of any proceedings or other actions relating to the suspension, modification, revocation or cancellation of any such Macaw Regulatory Permits; and (c) Macaw and each Macaw Subsidiary is in compliance with the terms of all Macaw Regulatory Permits;
(ii)   the businesses of each of Macaw and each Macaw Subsidiary are being conducted in compliance with (a) the FDCA; (b) the PHSA; (c) federal Medicare and Medicaid statutes and related state or local statutes; (d) provincial formulary and drug pricing statutes; (e) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any Macaw Products are sold; (f) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False

Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any comparable federal, state, provincial or local healthcare Laws); (g) state or provincial licensing, disclosure and reporting requirements; and (h) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Macaw Healthcare Laws”). Since January 1, 2023, neither Macaw nor any of the Macaw Subsidiaries has received any written notification or communication from any Macaw Regulatory Agency, including the FDA, the Drug Enforcement Administration, the United Stated States Department of Justice (including any United States Attorney’s Office), the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Macaw or any Macaw Subsidiaries under, any Macaw Healthcare Laws;
(iii)   (a) since January 1, 2023, all reports, documents, claims, permits, notices and other records required to be filed, maintained or furnished to the FDA or any other Macaw Regulatory Agency by Macaw and the Macaw Subsidiaries have been so filed, maintained or furnished, and (b) all such reports, documents, claims, permits, notices and other records were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing);
(iv)   as to each Macaw Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Law applicable in any foreign jurisdiction in which material quantities of such Macaw Product are sold (where such Macaw Product is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Macaw or any of the Macaw Subsidiaries), each such Macaw Product is being or has been developed, manufactured, stored, sold, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, reporting, and security;
(v)   since January 1, 2023, neither Macaw nor any of the Macaw Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Macaw Product;
(vi)   since January 1, 2023, none of Macaw, any Macaw Subsidiary nor, to the knowledge of Macaw, any officer, employee or agent of Macaw or any Macaw Subsidiary has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in disqualification or debarment by any Governmental Entity or debarment, suspension or exclusion under any federal healthcare programs or by the General Services Administration, and, as of the date of this Agreement, there are no actions pending or, to the knowledge of Macaw, threatened that would reasonably be expected to result in any such criminal liability or debarment or disqualification; and
(vii)   since January 1, 2023, none of Macaw, any Macaw Subsidiary nor any of their respective directors, officers, or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy.
(w)   No Other Representations.   Except for the representations and warranties contained in Clause 6.1, Macaw acknowledges that neither Eagle nor any Representative of Eagle makes, and Macaw acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Eagle or any of the Eagle Subsidiaries or with respect to any other information provided or made available to Macaw in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Macaw or to Macaw’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.
7.   ADDITIONAL AGREEMENTS
7.1   Access; Confidentiality
(a)   From the date of this Agreement until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, each of Macaw and Eagle shall, and shall cause each of the Macaw Subsidiaries and the Eagle Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Macaw and Eagle shall, and shall cause each of the Macaw Subsidiaries and the Eagle Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel (including, for the avoidance of doubt, any claims, actions, suits, proceedings or investigations concerning or related to its business, properties or personnel) as such other Party may reasonably request. In furtherance of the foregoing, each of Macaw and Eagle shall promptly advise the other Party of any material developments in respect of the Macaw Specified Matters or the Eagle Specified Matters that Macaw or Eagle, as applicable, acquires knowledge of following the date of this Agreement. Notwithstanding the foregoing, neither Macaw nor Eagle shall be required by this Clause 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) the disclosure of which would breach the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, such disclosure shall be made to external counsel for Macaw or Eagle, as applicable, in compliance with applicable Antitrust Laws) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that in the case of clauses (i)-(iii), the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such a breach or violation or loss of any such attorney-client, attorney work product or other legal privilege). Each of Macaw and Eagle will use their commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Notwithstanding anything in this Agreement to the contrary, neither Eagle nor Macaw (nor any of their respective Representatives) shall conduct any invasive sampling of the air, surface water, groundwater, land surface, subsurface strata or building materials at any of the other Party’s or its Subsidiaries’ properties prior to the Merger Effective Time.
(b)   Each of Macaw and Eagle will hold, and will cause their Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Clause 7.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.
7.2   Consents and Regulatory Approvals
(a)   Subject to the terms hereof, including Clause 7.2(f), the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable and in any event no later than the End Date.
(b)   Subject to the terms hereof, including Clause 7.2(f), each of Eagle, on the one hand, and Macaw and Merger Sub, on the other hand, shall use its reasonable best efforts to:
(i)   take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transaction as promptly as reasonably practicable;
(ii)   as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the

Transaction, including (A) under the HSR Act no later than twenty (20) business days after the date hereof (or later if mutually agreed by the Parties), (B) under any other Antitrust Laws, or (C) as required by the High Court;
(iii)   keep the other Parties reasonably informed of all material written or oral communications to or from third parties (including any Governmental Entity) with respect to the Clearances;
(iv)   in the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated by this Agreement, and such litigation, action or proceeding seeks to prevent, impede or delay any such transaction, cooperate with each other and contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such litigation, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any such transaction; and
(v)   as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party (including any Governmental Entity) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(c)) required to be obtained, made or provided by Eagle, Macaw or any of their respective Subsidiaries in connection with the consummation of the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Eagle, Macaw or any of their respective Subsidiaries be required to pay, prior to the Merger Effective Time, any material fee, penalty or other consideration to any third party for any Clearance (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(h)) required in connection with the consummation of the Transaction under any contract or agreement.
(c)   Subject to the terms hereof, including Clause 7.2(f), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required in connection with the consummation of the Transaction under the HSR Act and any other Antitrust Laws. Each Party shall provide as promptly as reasonably practicable any additional information and documentary material as may be requested by a Governmental Entity. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Macaw and Eagle shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy relating to the obtaining of Clearances from Governmental Entities under Antitrust Laws in connection with the Transaction. In furtherance of the foregoing, each Party shall respond in good faith to any reasonable requests for information made by the other Party in connection with such matters and shall allow the other Party and its counsel a reasonable opportunity to review in advance and comment on the drafts of all such filings, submissions and other communications and shall consider such comments in good faith. Neither Macaw nor Eagle shall (and each of Macaw and Eagle shall cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Laws, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under any Antitrust Laws, without the prior written consent of the other Party.
(d)   Subject to Clause 7.2(c) and to the fullest extent permissible under applicable Law, Macaw and Eagle shall (i) promptly advise each other of (and Macaw or Eagle shall so advise with respect to material communications received by any Macaw Subsidiary or Eagle Subsidiary, as the case may be) any material written or oral communication from any Governmental Entity in connection with the consummation of the Transaction; (ii) not participate in any meeting or material discussion with any Governmental Entity in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Governmental Entity, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all material correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Eagle or Macaw or their respective Affiliates, (y) as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (z) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(d), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.
(e)   In the event that the latest date on which the High Court would permit Completion to occur is prior to the End Date, then the Parties shall use their respective reasonable efforts to obtain consent of the High Court to an extension of such latest date (but not beyond the End Date). If (i) the High Court requires the lapsing of the Scheme prior to the End Date or (ii) the Condition set forth in Clause 8.1(a) fails to be satisfied, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9.1) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).
(f)   In furtherance and not in limitation of the other covenants contained in this Clause 7.2, and to resolve the objections, if any, that a Governmental Entity may assert under any Antitrust Laws with respect to any of the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Antitrust Laws that may be asserted by any Governmental Entity with respect to any such transaction so as to enable the Completion to occur as promptly as reasonably practicable and in any event no later than the End Date, Macaw and Eagle agree to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license or disposition of any businesses, assets, equity interests, product lines or properties of Macaw or Eagle (or any of their respective Subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Macaw’s, Eagle’s, or any of their respective Subsidiaries’ freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Macaw or Eagle (or any of their respective Subsidiaries) (any of the foregoing, a “Remedial Action”) as may be required in order to obtain all Clearances required under any Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Transaction or delay Completion, in each case to permit and cause the Condition set forth in Clause 8.1(c)(iii) to be satisfied as promptly as reasonably practicable and in any event prior to the End Date; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Macaw or Eagle (or any of their respective Subsidiaries), or permit, or be deemed to permit Macaw or any of its Subsidiaries, without the prior written consent of Eagle, or permit, or be deemed to permit Eagle or any of its Subsidiaries, without the prior written consent of Macaw, to take, agree to take, or consent to the taking of any Remedial Action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Macaw and the Macaw Subsidiaries, taken together as a whole, following, and giving effect to, the Completion. To the extent that Macaw, Eagle, or any of their respective Subsidiaries are required to enter into one or more agreements prior to the Completion with respect to any Remedial Action with respect to any of their businesses, assets, equity interests, product lines or properties, the consummation of the transactions provided for in any such agreement for a Remedial Action shall be conditioned upon the Completion.
(g)   Neither Eagle nor Macaw shall, and each of Eagle and Macaw shall not permit any of its Subsidiaries or affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any such Clearances or

(ii) materially increase the risk of any Governmental Entity entering an order or injunction prohibiting the consummation of the Transaction.
(h)   In no event shall Eagle, Macaw, Merger Sub or any of their Subsidiaries be required to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable Antitrust Laws, other than customary filing or application fees in connection with any such Clearance.
7.3   Directors’ and Officers’ Indemnification and Insurance
(a)   Macaw agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Eagle or any of the Eagle Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Eagle or any of the Eagle Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction) shall survive the consummation of the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Macaw shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Eagle and the Eagle Subsidiaries or in any agreement to which Eagle or any of the Eagle Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Eagle or any of the Eagle Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.
(b)   Macaw agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Macaw or any of the Macaw Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Macaw or any of the Macaw Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction) shall survive the consummation of the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Macaw shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Macaw and the Macaw Subsidiaries or in any agreement to which Macaw or any of the Macaw Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Macaw or any of the Macaw Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof.
(c)   At and after the Merger Effective Time, Macaw shall (and shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Eagle or any of the Eagle Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eagle or any of the Eagle Subsidiaries (each, together with his or her respective heirs and representatives, a “Eagle Indemnified Party” and, collectively, the “Eagle Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Eagle Indemnified Party to the fullest extent permitted by Law; provided that any Eagle Indemnified

Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Eagle Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Eagle or any of the Eagle Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eagle or any of the Eagle Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction).
(d)   At and after the Merger Effective Time, Macaw shall (and shall cause the Surviving Corporation or another Macaw Subsidiary (not being a Macaw Subsidiary incorporated in Ireland) to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Macaw or any of the Macaw Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Macaw or any of the Macaw Subsidiaries (each, together with his or her respective heirs and representatives, a “Macaw Indemnified Party” and, collectively, the “Macaw Indemnified Parties” and, collectively with the Eagle Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Macaw Indemnified Party to the fullest extent permitted by Law; provided that any Macaw Indemnified Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Macaw Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Macaw or any of the Macaw Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Macaw or any of the Macaw Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction).
(e)   For a period of six (6) years from the Merger Effective Time, Macaw shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Eagle and the Eagle Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Macaw may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Eagle may purchase at its option prior to the Merger Effective Time, and, in such case, Macaw shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Eagle) under Eagle’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Eagle’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Eagle’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Eagle’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Macaw shall not be required to pay annual premiums in excess of (and if Eagle purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Eagle prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case Macaw or Eagle, as applicable, shall purchase as much coverage as reasonably practicable for such amount.
(f)   For a period of six (6) years from the Merger Effective Time, Macaw shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Macaw and the Macaw Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Macaw may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Macaw may purchase at its option prior to the Merger Effective Time, and, in such case, Macaw shall cause such policy to be in full force and effect, and shall honour all obligations thereunder) under Macaw’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Macaw’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Macaw’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Macaw’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Macaw shall not be required to pay annual premiums in excess of (and if Macaw purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Macaw prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case Macaw shall purchase as much coverage as reasonably practicable for such amount.
(g)   The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of Eagle or any of the Eagle Subsidiaries or the Organizational Documents of Macaw or any of the Macaw Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Transaction and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Macaw shall pay (or cause to be paid) all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.
(h)   From and after the Merger Effective Time, Macaw, to the fullest extent permitted under applicable Law, shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Clause 7.3.
(i)   In the event Macaw or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than fifty percent (50%) of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Macaw or the Surviving Corporation, as applicable, assumes the obligations set forth in this Clause 7.3.
7.4   Employment and Benefit Matters
(a)   In order to further an orderly transition and integration, and subject to applicable Law, Macaw and Eagle shall cooperate in good faith in reviewing, evaluating and analyzing the Macaw Benefit Plans and Eagle Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Macaw Benefit Plans or Eagle Benefit Plans, as applicable, that shall apply with respect to employees of Macaw and the Macaw Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Merger Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable Law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Macaw Benefit Plans, on the one hand, and those covered by Eagle Benefit Plans, on the other hand, at the Merger Effective Time.
(b)   Each individual who is an employee of Eagle or any of the Eagle Subsidiaries or Macaw or any of the Macaw Subsidiaries immediately prior to the Merger Effective Time (including those on any paid time off or leave of absence) and continues to be an employee of Macaw or the Surviving Corporation or any Subsidiary thereof immediately following the Merger Effective Time is referred to as a “Continuing Employee”. For a period of twelve (12) months following the Merger Effective Time, Macaw shall, and shall cause the Macaw Subsidiaries to, maintain for the benefit of each Continuing Employee (A) a base salary or wage rate that is no less favorable than that in effect for such employee as of the Merger Effective Time,

(B) target annual (or other short-term periodic) cash incentive opportunities (including annual bonus and commission) and target long-term (including cash, equity and equity-based) incentive opportunities (provided that Macaw or the Macaw Subsidiaries may elect to substitute cash incentive opportunities for equity and equity-based incentive opportunities and may set performance metrics and goals) that are no less favorable in the aggregate than those in effect for such employee as of the Merger Effective Time, and (C) severance benefits that are no less favorable than the benefits provided under the applicable Eagle Benefit Plan or Macaw Benefit Plan as of the Merger Effective Time; provided that clause (B) to the extent relating to target long-term (including cash, equity and equity-based) incentive opportunities shall not apply with respect to members of the Eagle Senior Executive Team (as defined in the Eagle Disclosure Schedule) or members of the Macaw Executive Committee. The employment terms and conditions of each Continuing Employee whose employment is covered by a collective bargaining agreement shall be governed by the applicable collective bargaining agreement.
(c)   Effective as of the Merger Effective Time and thereafter, Macaw shall provide or cause to be provided that periods of employment with Eagle or Macaw (including any current or former affiliate or predecessor thereof) shall be taken into account for all purposes under all employee benefit plans maintained by Macaw or an affiliate of Macaw for the benefit of the Continuing Employees following the Merger Effective Time, as applicable, including paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than as would result in a duplication of benefits or for any purpose under any defined benefit pension plan, postretirement welfare plan, or plan that is grandfathered or frozen, in each case, in which the applicable Continuing Employee did not participate prior to the Merger Effective Time).
(d)   Effective as of the Merger Effective Time and thereafter, Macaw shall, and shall cause the Macaw Subsidiaries to, use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Macaw or any affiliate of Macaw (except to the extent applicable under Eagle Benefit Plans or Macaw Benefit Plans, as applicable, immediately prior to the Merger Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent that such evidence of insurability requirements were not applicable to the Continuing Employees under the Eagle Benefit Plans or Macaw Benefit Plans, as applicable, immediately prior to the Merger Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Eagle Benefit Plans or Macaw Benefit Plans, as applicable, prior to the Completion Date during the year in which the Completion Date occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Macaw or an affiliate of Macaw for such year.
(e)   Between the date hereof and the Merger Effective Time, any notices or communication materials (including website postings) from Eagle or its Affiliates or Macaw or its Affiliates to their respective employees with respect to the Transaction or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transaction or employment thereafter, shall be subject to the reasonable prior review and comment of Macaw or Eagle, as applicable, which comments shall be considered in good faith by the receiving party.
(f)   Between the date hereof and the Merger Effective Time, the Surviving Corporation shall, or shall cause any Subsidiary thereof, to be bound by, and to comply with the terms of, the collective bargaining agreements of Eagle or any of the Eagle Subsidiaries as in effect as of the Merger Effective Time until the Surviving Corporation or any Subsidiary thereof negotiate a new collective bargaining agreement. Notwithstanding anything to the contrary in this Section 7.4(f), the Surviving Corporation further agrees that the provisions of this Section 7.4(f) shall be subject to any applicable provisions of the applicable collective bargaining agreement in respect of the Continuing Employee, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such collective bargaining agreement as in effect as of the date of this Agreement.
(g)   Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to continue in the employ or service of Macaw, the Surviving Corporation, Eagle or any other affiliate thereof, or shall interfere with or restrict in any way the rights of Macaw, the Surviving Corporation,

Eagle or any affiliate thereof, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (i) be deemed or construed to be an amendment or other modification of any Eagle Benefit Plan or Macaw Benefit Plan, or (ii) create any third party rights in any current or former service provider of Eagle or Macaw or their respective affiliates (or any beneficiaries or dependents thereof).
(h)   Eagle and Macaw hereby acknowledge and agree that a “change of control” (or similar term) will occur for purposes of any Eagle Benefit Plan that includes provisions that apply in the event of a “change of control” (or similar term) as of the Merger Effective Time.
7.5   Certain Tax Matters.
(a)   After the date hereof and prior to the Merger Effective Time, neither Macaw nor Eagle shall take, or cause any of its Subsidiaries to take, or knowingly fail to take or knowingly cause any of its Subsidiaries to fail to take, any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended US Tax Treatment. Except as otherwise required by change in applicable Law after the date hereof, the Parties shall, and shall cause their Subsidiaries to, treat, for U.S. federal income tax purposes, the Merger consistently with the Intended US Tax Treatment. Notwithstanding any provision in this Agreement to the contrary, none of Macaw, any Macaw Subsidiary, Eagle and any Eagle Subsidiary shall have any liability or obligation to any shareholder of Macaw or Eagle should the Merger or any Party fail to qualify for the Intended US Tax Treatment.
(b)   Each Party shall use commercially reasonable efforts to notify the other Party in writing if, before the Merger Effective Time, such Party becomes aware of any new fact or circumstance arising after the date hereof that could reasonably be expected to cause the Merger or any Party to not qualify for the Intended US Tax Treatment.
(c)   Each Party shall use commercially reasonable efforts to cooperate with the other Party and provide such information reasonably available to such Party (and that such Party is legally permitted to provide) as may be reasonably requested by such other Party in connection with such other Party obtaining an opinion from its tax advisors in connection with the transactions described herein, including with respect to the Intended US Tax Treatment.
(d)   Certain Tax Representations and Covenants.
(i)   Eagle shall use its reasonable best efforts to fund (x) the aggregate Per Share Eagle Funded Cash Consideration and (y) all other transaction expenses incurred by Eagle and its Subsidiaries in connection with the Transactions from cash of Eagle and its Subsidiaries existing immediately prior to the Completion on the Completion Date (less any cash reasonably necessary for ongoing business operations in the ordinary course) (such cash, not in excess of the sum of (A) the amount that can be distributed to Eagle Shareholders without breach of or default under the Eagle Indebtedness, any other Indebtedness of Eagle or any Eagle Subsidiary or the Financing and (B) the amount of all other transaction expenses incurred by Eagle and its Subsidiaries in connection with the Transactions, the “Eagle Surplus Cash”), and not directly or indirectly from any additional borrowing by Eagle or its Subsidiaries to fund such amounts (any such additional borrowing, the “Subject Debt”).
(ii)   In the event that, notwithstanding the foregoing, it is necessary for Eagle and its Subsidiaries to incur any Subject Debt in order to fund (in whole or in part) the aggregate Per Share Eagle Funded Cash Consideration, such Subject Debt shall be treated as “Qualified Subject Debt” to the extent of the amount of such Subject Debt that (x) is incurred either pursuant to the Eagle Existing Credit Agreement or the Financing (but only if the Financing is structured as a syndicated lending arranged by an unrelated third party, and one or more unrelated third parties provide the majority of the funding thereunder), and (y) with respect to which, prior to incurring such Subject Debt, Eagle makes the representations set forth in Clause 7.5(d) of the Eagle Disclosure Schedule to Macaw in writing, and delivers to Macaw the letter, reasonably satisfactory to Macaw, described in paragraph 7.5(d)(5) of the Eagle Disclosure Schedule.

(iii)   In order to satisfy the requirements for any Subject Debt to be treated as Qualified Subject Debt described in clause (y) of Clause 7.5(d)(ii) above, prior to incurring such Subject Debt, Eagle shall (x) make the representations set forth in Clause 7.5(d) of the Eagle Disclosure Schedule to Macaw in writing and (y) deliver to Macaw the letter described in Clause 7.5(d)(5) of the Eagle Disclosure Schedule, which letter is reasonably satisfactory to Macaw.
(iv)   In the event that (x) Eagle or any of its Subsidiaries incurs Qualified Subject Debt, and (y) Eagle delivers to Macaw the representations set forth in, and the financial advisor letter, reasonably satisfactory to Macaw, described in, Clause 7.5(d)(5) of the Eagle Disclosure Schedule, Macaw will not, and will not cause Eagle or the Eagle Subsidiaries to, voluntarily repay or otherwise refinance any Qualified Subject Debt (which for the purposes of this covenant shall mean, if the Qualified Subject Debt is part of a larger borrowing, the last remaining amount outstanding under such larger borrowing not in excess of the amount of the Qualified Subject Debt) within one year of Completion, other than (A) any refinancing in connection with a change of control transaction, Generics Separation or any Enterprise Transformative Event, (B) any repayment pursuant to the terms of the Qualified Subject Debt, or (C) as a result of any circumstances arising following the Closing that are not currently foreseen which would cause adverse consequences to Macaw or any of its Subsidiaries if the Qualified Subject Debt were not repaid or refinanced.
(e)   The Parties agree (i) to use their respective reasonable best efforts to cause the letter of transmittal for the Merger to include a customary form of certification to be completed by Eagle Shareholders certifying that the Redemption with respect to such Eagle Shareholder qualifies as a “complete termination” of such Eagle Shareholder’s interest in Eagle within the meaning of Section 302(b)(3) of the Code (a “Section 302(b)(3) Certificate”), and (ii) that they shall instruct the Exchange Agent that, if an Eagle Shareholder provides a properly completed and executed Section 302(b)(3) Certificate, the Exchange Agent shall treat, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and reporting purposes, the receipt by such Eagle Shareholder of the Per Share Tax Eagle Funded Cash Consideration as a distribution in exchange for Eagle Common Stock under Section 302(a) of the Code, and not as a distribution of property to which Sections 302(d) and 301 of the Code apply, unless otherwise required by a change in applicable Law after the date hereof.
(f)   The Parties agree (i) to use their respective reasonable best efforts to cause the letter of transmittal for the Merger to include a customary form of certification to be completed by Eagle Shareholders certifying that the Section 304 Transaction with respect to such Eagle Shareholder qualifies as a “substantially disproportionate redemption of stock” within the meaning of Section 302(b)(2) of the Code (a “Section 302(b)(2) Certificate”), and (ii) that they shall instruct the Exchange Agent that, if an Eagle Shareholder provides a properly completed and executed Section 302(b)(2) Certificate, the Exchange Agent shall treat, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and reporting purposes, the receipt by such Eagle Shareholder of the Per Share Tax Base Cash Consideration as a distribution in exchange for Eagle Common Stock under Section 302(a) of the Code, and not as a distribution of property to which Sections 302(d) and 301 of the Code apply, unless otherwise required by a change in applicable Law after the date hereof. Notwithstanding anything herein to the contrary, for all U.S. federal (and to the extent applicable, state and local) income tax withholding and information reporting purposes, with respect to the receipt of the Per Share Tax Base Cash Consideration by an Eagle Shareholder, except as otherwise reasonably agreed to by the Parties before the Merger Effective Time, Macaw and the Exchange Agent shall assume that Section 304 of the Code applies to the Merger.
7.6   Stock Exchange Listing
The Parties agree to use reasonable best efforts to cause the Macaw Shares to be approved for listing on the NYSE as soon as reasonably practicable following the Completion, subject to approval by the Post-Closing Macaw Board.
From and after listing on the NYSE, Macaw and the Macaw Board will be subject to the NYSE listing rules, including as to independence and other matters, in addition to the Macaw Directors having fiduciary duties, which require the Directors to have regard to the interests of shareholders as a whole as opposed to any individual shareholder, in accordance with Irish law.

7.7   Corporate Governance
(a)   Macaw shall take such actions as are necessary to cause: (i) four (4) individuals who are members of the Eagle Board as of immediately prior to the Merger Effective Time (such individuals, the “Eagle Directors”) to become members of the Macaw Board as of immediately following the Merger Effective Time (the “Post-Closing Macaw Board”), (ii) four (4) individuals who are members of the Macaw Board as of immediately prior to the Merger Effective Time, including the Chief Executive Officer of Macaw as of immediately prior to the Merger Effective Time (such individuals, the “Macaw Directors” ) to remain as members of the Post-Closing Macaw Board, and (iii) one (1) individual selected prior to the Completion by a majority of the persons designated to be Eagle Directors or Macaw Directors; provided, that the person who shall be the Chair of the Post-Closing Board consents to such selection and shall have a casting vote in the event of a tie (such individual, the “Jointly Selected Director”) to become a member of the Post-Closing Macaw Board. Any Eagle Director or Macaw Director shall (i) be selected by Eagle (in the case of Eagle Directors) or Macaw (in the case of Macaw Directors) after consulting with the other Party and considering the other Party’s views in good faith, including considering the aims of balance of skills, experience and diversity, (ii) except for the Chief Executive Officer of Eagle as of immediately prior to the Merger Effective Time, if such individual will be a member of the Post-Closing Macaw Board, and the Chief Executive Officer of Macaw as of immediately prior to the Merger Effective Time, be required to meet the independence standards of the NYSE with respect to Macaw as of the Merger Effective Time as determined by the Macaw Board and (iii) be appointed to serve on the Post-Closing Macaw Board until the next annual meeting of Macaw Shareholders in accordance with Macaw’s Organizational Documents, after giving effect to the Macaw Articles Amendment. Immediately following the Merger Effective Time, the Post-Closing Macaw Board shall consist only of the four (4) Eagle Directors, the four (4) Macaw Directors, and the Jointly Selected Director appointed in accordance with the foregoing. Macaw shall cause (x) to be delivered to Eagle and Macaw resignations, in a form reasonably acceptable to Eagle, executed by such directors on the Macaw Board prior to the Merger Effective Time or (y) the removal of such directors, as necessary to accomplish the Macaw Board composition contemplated by this Clause 7.7(a).
(b)   Effective as of the Merger Effective Time:
(i)    Paul Efron shall serve as the Chair of the Post-Closing Macaw Board, unless he is not a member of the Eagle Board immediately prior to the Merger Effective Time. If Paul Efron is not a member of the Eagle Board immediately prior to the Merger Effective Time, then the Eagle Board will select the person who shall be Chair of the Post-Closing Macaw Board following the Merger Effective Time after consulting with the Macaw Board and considering the Macaw Board’s views in good faith.
(ii)   Sigurdur Olafsson shall serve as the Chief Executive Officer of Macaw following the Merger Effective Time, unless he is not the Chief Executive Officer of Sigurdur Olafsson immediately prior to the Merger Effective Time. If Sigurdur Olafsson is not the Chief Executive Officer of Macaw immediately prior to the Merger Effective Time, then the Eagle Board and Macaw Board will jointly select the person who shall be the Chief Executive Officer of Macaw following the Merger Effective Time.
7.8   Financing Covenant
(a)   Eagle shall (and shall cause each of the Eagle Subsidiaries to) use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the Merger Effective Time, including by using commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) reasonably acceptable to Macaw and consistent with the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any modification without Macaw’s prior written consent (and in connection with which Eagle shall consult with Macaw and afford Macaw a reasonable opportunity to review and comment on drafts of Definitive Agreements), (iii) satisfy on a timely basis all conditions in the Commitment Letter and the Definitive Agreements, (iv) comply with its obligations under the Commitment Letter and the Definitive Agreements and (iv) enforce its rights under the Commitment Letter and the Definitive Agreements in a timely and diligent manner.

(b)   Neither Eagle nor any of the Eagle Subsidiaries shall, without the prior written consent of Macaw (which consent may be given by way of e-mail): (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Commitment Letter or the Definitive Agreements; or (ii) terminate or cause the termination of the Commitment Letter or any Definitive Agreement. Eagle shall promptly deliver to Macaw copies of any proposed amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.
(c)   In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, (i) Eagle shall promptly notify Macaw in writing of such unavailability and the reason therefor and (ii) all Parties shall use their commercially reasonable efforts, and cause each of their respective Subsidiaries to use their commercially reasonable efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount equal to the portion of the Financing that has become unavailable and, without limiting the foregoing, shall use commercially reasonable efforts to cause such Alternative Financing not to include any modifications to the terms set forth in the Commitment Letter as of the date hereof (as amended, replaced, supplemented, terminated or modified in accordance with the terms hereof) or conditions to the consummation thereof that are different than those set forth in Commitment Letter as of the date hereof (as amended, replaced, supplemented, terminated or modified in accordance with the terms hereof). Eagle shall provide Macaw with prompt written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication received by Eagle from any Lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Eagle shall keep Macaw reasonably informed on a current basis of the status of its efforts to consummate the Financing.
(d)   To the extent any Alternative Financing is obtained or any of the Financing is amended, replaced, supplemented, terminated, modified or waived, in each case pursuant to this Clause 7.8 and (as and to the extent required pursuant to this Clause 7.8) only after receiving the prior written consent of either Macaw or Eagle, as applicable, references to the “Financing,” “Financing Parties,” “Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived. If Macaw obtains any Alternative Financing, the covenants set forth in this Clause 7.8 shall apply mutatis mutandis to Macaw with respect to such Alternative Financing and the covenants set forth in Clause 7.9 shall apply mutatis mutandis to Eagle with respect to such Alternative Financing.
(e)   Notwithstanding anything to the contrary in this Agreement, Eagle’s breach of any of the covenants required to be performed by it under this Clause 7.8 shall not be considered in determining the satisfaction of the condition set forth in Clause 8.2(a), unless such breach is a Willful Breach and is the primary cause of Eagle being unable to obtain the proceeds of the Financing at Completion.
7.9   Macaw’s Financing Cooperation Covenant
(a)   Macaw shall use its commercially reasonable efforts, and shall cause the Macaw Subsidiaries to use commercially reasonable efforts, and each of them shall use their commercially reasonable efforts to cause their respective Representatives to use their commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by Eagle in writing, necessary for the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Macaw or any of its Affiliates), including using commercially reasonable efforts to:
(i)
participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which may be virtual;

(ii)
to the extent required by the Financing, facilitate the pledging and perfection of security interests with respect to the collateral of Macaw, effective no earlier than the Merger Effective Time;

(iii)
furnish to Eagle (i) the Financing Information and (ii) such other historical financial information regarding Macaw as is customarily required in connection with the execution of financings of the same type as the Financing and reasonably requested by Eagle in writing in connection with the Financing;

(iv)
provide reasonable and customary assistance to Eagle and the Lenders in the preparation of customary offering documents, lender presentations, private placement memoranda, syndication memoranda, ratings agency presentations and other customary marketing material for the Financing;

(v)
at least three (3) business days prior to the Merger Effective Time, provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to Macaw or any of the Macaw Subsidiaries, in each case as reasonably requested by Eagle at least ten (10) business days prior to the Merger Effective Time;

(vi)
cooperate with Eagle to obtain customary corporate and facilities credit ratings;

(vii)
cooperate with the Lenders’ due diligence, to the extent customary and reasonable; and

(viii)
assist in the preparation of, and in the execution and delivery of, at Completion, Definitive Agreements.

(b)   The foregoing notwithstanding, none of Macaw nor any of its Affiliates shall be required to take any action pursuant to this Clause 7.9 that would:
(i)
require Macaw or the Macaw Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that the Macaw will, to the extent otherwise required hereby, use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of Macaw or any of the Macaw Subsidiaries after the occurrence of Completion, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in their capacities as such officers or directors, in each case which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of Completion,

(ii)
cause any representation or warranty in this Agreement to be breached by Macaw or any of its Affiliates,

(iii)
require Macaw or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Completion),

(iv)
reasonably be expected to cause any director, officer, employee or stockholder of Macaw or any of its Affiliates to incur any personal liability,

(v)
reasonably be expected to conflict with the organizational documents of Macaw or any of its Affiliates or any Laws,

(vi)
reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Macaw or any of its Affiliates is a party,

(vii)
provide access to or disclose information that Macaw or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Macaw or any of its Affiliates,

(viii)
require the delivery of any opinion of counsel,

(ix)
require Macaw to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (excluding, for the avoidance of doubt, the Financing Information), or

(x)
require Macaw to prepare or deliver any Excluded Information.

Nothing contained in this Clause 7.9 or otherwise in this Agreement shall require Macaw or any of its Affiliates, prior to Completion, to be an issuer or other obligor with respect to any of the Financing.
(c)   Notwithstanding anything to the contrary in this Agreement, Macaw’s breach of any of the covenants required to be performed by it under this Clause 7.9 shall not be considered in determining the satisfaction of the condition set forth in Clause 8.3(b)), unless such breach is a Willful Breach and is the primary cause of Eagle being unable to obtain the proceeds of the Financing at Completion.
(d)   All non-public or otherwise confidential information regarding Macaw or any of its Affiliates obtained by Eagle or its representatives pursuant to this Clause 7.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that Eagle shall be permitted to disclose such information to the Financing Parties, other potential sources of capital, rating agencies and prospective lenders during any syndication of the Financing or any Alternative Financing subject to the recipient entering into customary confidentiality undertakings for the benefit of Macaw with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
7.10   Treatment of Macaw Indebtedness
Macaw shall (or shall cause the applicable Macaw Subsidiaries to) (a) use commercially reasonable efforts to deliver to Eagle prior to the Merger Effective Time (and at least three (3) business days prior to the Merger Effective Time, drafts of) customary payoff letters or other customary evidence of the repayment, prepayment, redemption and/or satisfaction and discharge of the Macaw Existing Term Loan Credit Agreement, the Macaw Existing Indenture and, to the extent agreed by Macaw and Eagle, any other material indebtedness for borrowed money of the Macaw Group, in each case from the holders thereof or one or more trustees or other agents on their behalf, and to make arrangements for such holders, trustees or agents to deliver to Eagle, subject to the receipt of the applicable payoff amounts, releases of all related Liens and termination of all related guarantees at, and subject to the occurrence of, the Merger Effective Time and (b) facilitate the repayment, prepayment, redemption and/or satisfaction and discharge, as applicable, by the Surviving Corporation of such Indebtedness substantially concurrently with the Merger Effective Time (including by executing any such payoff documentation or related documents regarding the release of Liens or termination of guarantees).
7.11   Treatment of Eagle Indebtedness
Eagle shall (or shall cause the applicable Eagle Subsidiaries to) (a) use commercially reasonable efforts to deliver to Macaw prior to the Merger Effective Time (and at least three (3) business days prior to the Merger Effective Time, drafts of) customary payoff letters or other customary evidence of the repayment, prepayment, redemption and/or satisfaction and discharge of, to the extent agreed by Macaw and Eagle, any material indebtedness for borrowed money of the Eagle Group from the holders thereof or one or more trustees or other agents on their behalf, and to make arrangements for such holders, trustees or agents to deliver to Macaw, subject to the receipt of the applicable payoff amounts, releases of all related Liens and termination of all related guarantees at, and subject to the occurrence of, the Merger Effective Time and (b) facilitate the repayment, prepayment, redemption and/or satisfaction and discharge, as applicable, by the Surviving Corporation of such Indebtedness substantially concurrently with the Merger Effective Time (including by executing any such payoff documentation or related documents regarding the release of Liens or termination of guarantees). For the avoidance of doubt, nothing in this Clause 7.11 shall require Eagle or the applicable Eagle Subsidiaries to deliver any such payoff letters with respect to the Eagle Existing Credit Agreement or the Eagle Existing Indenture except as otherwise mutually agreed by Macaw and Eagle.

7.12   Rule 16b-3 Actions
Prior to the Merger Effective Time, Eagle shall take all such steps as may be reasonably necessary or advisable hereto to cause any disposition of Eagle Shares (including derivative securities with respect to Eagle Shares) resulting from the Transaction by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Eagle immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Merger Effective Time, Macaw shall take all such steps as may be reasonably necessary or advisable hereto to cause any acquisitions of Macaw Shares (including derivative securities with respect to Macaw Shares) resulting from the Transaction by each individual who, may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Macaw to be exempt under Rule 16b-3 promulgated under the Exchange Act.
7.13   Creation of Macaw Distributable Reserves
(a)   Unless Eagle and Macaw otherwise agree in writing, (i) Eagle shall use its reasonable best efforts to submit to the vote of the Eagle Shareholders at the Eagle Special Meeting a resolution (the “Eagle Distributable Reserves Resolution”) to approve, on an advisory basis, subject to Completion, the creation of distributable reserves of Macaw (the “Macaw Distributable Reserves Creation”) in such amount and using such means as agreed between the Parties, acting in good faith, and (ii) Macaw shall use its reasonable best efforts to submit to the vote of the Macaw Shareholders at the EGM a resolution to approve the Macaw Distributable Reserves Creation (the “Macaw Distributable Reserves Resolution”).
(b)   The Parties agree that none of the approval of the Eagle Distributable Reserves Resolution, the approval of the Macaw Distributable Reserves Resolution or the implementation of the Macaw Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Transaction.
(c)   Subject to approval of the Macaw Distributable Reserves Resolution by the Macaw Shareholders, Macaw shall, as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Macaw Distributable Reserves Creation.
7.14   Generics Separation
From the date of this Agreement, each of Macaw and Eagle agrees to cooperate with the other Party and use its reasonable best efforts to prepare for, and to effect as promptly as practicable following the Completion, the separation of the combined businesses of the “Specialty Generics” reporting segment of Macaw and the “Generic Pharmaceuticals” reporting segment of Eagle, whether by spin-off, split-off sale or otherwise, from Macaw (after giving effect to the Completion), subject to approval of the Macaw Board following Completion (the “Generics Separation”). If the Post-Closing Macaw Board determines to implement the Generics Separation through a spin-off or split-off, it shall seek to maximize tax efficiency for Macaw and its Subsidiaries and all Macaw Shareholders, subject in all respects to applicable law, structuring limitations and commercial and financial considerations.
7.15   Merger Sub’s Obligations
Macaw agrees that, prior to the Merger Effective Time, it will (a) cause Merger Sub to perform its obligations under this Agreement in accordance with the terms hereof and (b) be responsible for any liability of Merger Sub under this Agreement.
7.16   Takeover Statutes
The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transaction and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transaction may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transaction.
7.17   Security Holder Litigation
Each of Eagle and Macaw shall provide prompt oral notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to this Agreement or any of the transactions contemplated by this Agreement. Each of Eagle and Macaw shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Merger Effective Time upon Macaw or any of its affiliates (giving effect to the Completion). In the event of, and to the extent of, any conflict or overlap between the provisions of this Clause 7.17 and Clause 5.1, Clause 5.2 or Clause 7.2, the provisions of this Clause 7.17 shall control.
7.18   Director Resignations
Eagle shall use its reasonable best efforts to cause to be delivered to Macaw resignations, in form reasonably acceptable to Macaw, executed by each current member of the Eagle Board in office as of immediately prior to the Merger Effective Time and effective upon the Merger Effective Time.
7.19   Deregistration
Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Eagle Shares under the Exchange Act, provided that such termination shall not be effective until after the Merger Effective Time. If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act prior to the first business day that is at least ten (10) days after the Completion Date, Eagle will deliver to Macaw at least five (5) business days prior to the Completion Date a substantially final draft of any such reports, which shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the provisions of applicable Laws.
7.20   Post-Completion Restructuring
Immediately following the Completion, Macaw and Eagle shall, and shall cause their respective Subsidiaries to, take all actions as are required to transfer (whether by contribution, sale, disposition or other transfer) of some or all of the assets of Macaw and its Subsidiaries to Eagle and/or one or more of its Subsidiaries pursuant to reorganization actions and steps agreed by Macaw and Eagle, acting reasonably and in good faith.
7.21   Certain Structuring and Tax Matters
(a)   Prior to the Completion, Eagle shall, and shall cause the Eagle Subsidiaries to, take the actions and implement the transactions set forth in Clause 7.21(a) of the Eagle Disclosure Schedule.
(b)   Subject to the terms and conditions of this Agreement and except as (w) may be required by Law, (x) as contemplated by this Agreement, including Clause 7.14, (y) as undertaken pursuant to Clause 7.20 or Clause 7.21(a) or (z) actions in furtherance of the Generics Separation, until the completion of the Generics Separation, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain the separate existence and corporate separateness of the legal entities that comprise (A) in the case of Macaw, the Macaw Generics Business from Macaw’s other legal entities that do not comprise the Macaw Generics Business (or, following the Completion, the Eagle Generics Business) and, following the Completion, Eagle’s legal entities that do not comprise the Macaw Generics Business or the Eagle Generics Business and (B) in the case of Eagle, the Eagle Generics Business from Eagle’s other legal entities, in each case of (A) and (B), in a manner that is consistent in all material respects with the manner in which Macaw or Eagle, as applicable, currently maintain such separate existence and corporate separateness, including by using commercially reasonable efforts (x) to operate such legal entities that constitute the Macaw Generics Business or the Eagle Generics Business, as applicable, separate from Macaw, Eagle or any other Subsidiary of Macaw or Eagle (as applicable) that do not comprise the Macaw Generics Business or the Eagle Generics Business, as applicable, to maintain separate books, records and accounts, to comply with necessary organizational formalities to maintain their separate existence, and (y) to hold out to other persons their identities as legal entities separate from any of Macaw, Eagle or any other Subsidiary of Macaw or Eagle

(as applicable) that do not comprise the Macaw Generics Business or the Eagle Generics Business, as applicable, in each case of (x) and (y), in a manner that is consistent in all material respects with the manner in which Macaw or Eagle, as applicable, currently undertake such actions (it being understood, for the avoidance of doubt, that the foregoing shall not require the taking of actions inconsistent with the fact that such entities remain Subsidiaries of Macaw or Eagle, as applicable). Notwithstanding anything to the contrary in this Agreement, any Party’s breach of any of the covenants required to be performed by it under this Clause 7.21(b) shall not be considered in determining the satisfaction of the condition set forth in Clause 8.3(b) or Clause 8.2(b), as applicable), unless such breach is a Willful Breach.
7.22   Amended Macaw Constitution
Macaw and Eagle shall act reasonably and in good faith to finalize, as promptly as practicable after the date of this Agreement and in any event prior to the initial filing of the Registration Statement, the Macaw Scheme Constitution and the Amended Macaw Constitution, which, in the case of the Amended Macaw Constitution, shall be in customary form for an Irish public limited company listed on the NYSE.
7.23   Eagle’s Obligations under Eagle Existing Credit Agreement
Eagle and the Eagle Subsidiaries shall not fail to pay any principal of any Loan (as defined in the Eagle Existing Credit Agreement) or any reimbursement obligation in respect of any LC Disbursement (as defined in the Eagle Existing Credit Agreement) when and as the same shall become due and payable under the Eagle Existing Credit Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.
8.   COMPLETION
8.1   Conditions to Each Party’s Obligations
(a)   Each of the Macaw Articles Amendment and the Merger will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such later date as Macaw and Eagle may agree in writing and (if required) the High Court may allow).
(b)   The Scheme will be conditional upon:
(i)   the approval of the Scheme by a majority in number of members of each class of Macaw Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) present and voting either in person or by proxy at each Court Meeting (or at any adjournment or postponement of such meeting) held no later than the End Date representing, at the Voting Record Time (as defined in the Scheme), at least 75% in value of the Macaw Shares held by such Macaw Shareholders who are members of that class and are present and voting either in person or by proxy;
(ii)   the EGM Resolutions being duly passed by the requisite majorities of Macaw Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;
(iii)   the sanction by the High Court (without material modification) of the Scheme pursuant to Section 453 of the Act on or before the End Date (the date on which the condition in this Clause 8.1(b)(iii) is satisfied, the “Sanction Date”); and
(iv)   a copy of the Court Order having been delivered for registration to the Registrar of Companies within twenty-one (21) days of the Sanction Date.
(c)   Each of the Macaw Articles Amendment and the Merger will also be conditional upon the following matters having been satisfied or, in the sole discretion of both Parties, waived:
(i)   each of the Macaw Shareholder Approval and the Eagle Shareholder Approval having been obtained;
(ii)   the Registration Statement shall have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall be pending or threatened by the SEC;

(iii)   all required Clearances under the HSR Act and the Antitrust Laws set forth in Clause 8.1(c)(iii) of the Macaw Disclosure Schedule shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Transaction; and
(iv)   (A) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transaction, and (B) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Transaction.
(d)   The Merger will also be conditional upon the Amended Macaw Constitution becoming effective.
8.2   Conditions to Obligations of the Macaw Parties
The obligations of the Macaw Parties to effect each of the Macaw Articles Amendment and the Merger are also subject to the satisfaction or waiver (in writing) by Macaw in its sole discretion of each of the following conditions on or before the Sanction Date:
(a)   (i) The representations and warranties of Eagle set forth in Clause 6.1(b)(i) and Clause 6.1(b)(ii) shall be true and correct (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Eagle set forth in Clause 6.1(a)(i), Clause 6.1(b)(iii), Clauses 6.1(c)(i), (ii) and (iii), Clause 6.1(u) and Clause 6.1(z) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (iii) the representations and warranties of Eagle set forth in Clause 6.1(j)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date and (iv) each of the other representations and warranties of Eagle set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Eagle Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect;
(b)   Eagle shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Sanction Date; and
(c)   Macaw shall have received a certificate signed on behalf of Eagle by a duly authorized executive officer of Eagle and dated as of the Sanction Date stating that the conditions set forth in Clause 8.2(a) and Clause 8.2(a) have been satisfied.
8.3   Conditions to Obligations of Eagle
The obligations of Eagle to effect the Merger are also subject to the satisfaction or waiver (in writing) by Eagle in its sole discretion of each of the following conditions on or before the Sanction Date:
(a)   (i) the representations and warranties of Macaw set forth in Clause 6.2(b)(i) and Clause 6.2(b)(ii) shall be true and correct (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Macaw set forth in Clause 6.2(a)(i), Clause 6.2(b)(iii), Clauses 6.2(c)(i), (ii) and (iii) and Clause 6.2(t) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (iii) the representations and warranties of Macaw set forth in Clause 6.2(j)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date and (iv) each of the other representations and warranties of Macaw set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Macaw Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Macaw Material Adverse Effect;
(b)   the Macaw Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Sanction Date; and
(c)   Eagle shall have received a certificate signed on behalf of Macaw by a duly authorized executive officer of Macaw and dated as of the Sanction Date stating that the conditions set forth in Clause 8.3(a) and Clause 8.3(b) have been satisfied.
8.4   Completion
(a)   Completion Date:
(i)   Completion shall take place on a date to be agreed between the Parties, such date to be as promptly as reasonably practicable following, but not later than the third (3rd) business day after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature can only be satisfied at the Completion Date (including the Condition set forth in Clause 8.1(b)(iv)) (but subject to the satisfaction or, in the sole discretion of the applicable Party, waiver of such Conditions at the Completion Date)), or at such other date and/or time as may be mutually agreed to by Macaw and Eagle in writing, it being agreed that, if reasonably practicable, Completion shall take place on the date that Clause 8.1(b)(iii) is satisfied; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)), then Macaw shall schedule the hearing to sanction the Scheme as promptly as practicable after the earlier to occur of (x) a date during the Marketing Period specified by Eagle on notice to Macaw and (y) three business days (or such shorter period as Eagle may specify on notice to Macaw) after the final day of the Marketing Period (subject, in the case of each of (x) and (y), to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a), Clause 8.1(b)(iv) and Clause 8.1(d)).
(ii)   Completion shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 or at such other place as may be mutually agreed to by the Parties in writing.
(b)   On or prior to Completion, Macaw shall cause a meeting of the Macaw Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional on Completion) approving:
(i)   the resignation or removal of certain Macaw directors as contemplated by Clause 7.6(a);
(ii)   the appointment of such persons contemplated by Clause 7.6(a) as Macaw directors; and
(iii)   the allotment and issue of the aggregate Per Share Stock Consideration pursuant to the Merger and this Agreement.

(c)   Subject to and in accordance with the terms and conditions of the Scheme, Macaw shall:
(i)   on or substantially concurrently with the Completion (or in the case of a Conditional Scheme, prior to Completion), cause a copy of the Court Order and Macaw Scheme Constitution to be delivered to the Registrar of Companies and shall cause a copy to be provided to Eagle as promptly as reasonably practicable following Macaw’s receipt thereof; and
(ii)   on or substantially concurrently with the Completion, cause a copy of the Amended Macaw Constitution to be delivered to the Registrar of Companies.
8.5   [Intentionally Omitted]
8.6   Merger
(a)   Completion of Merger.   On Completion and in accordance with the DGCL, the Limited Liability Company Act of the State of Delaware (the “LLC Act”) and the conditions set forth in this Agreement, Merger Sub shall be merged with and into Eagle at the Merger Effective Time. Following the Merger, the separate existence of Merger Sub shall cease, with Eagle continuing as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned Macaw Subsidiary.
(b)   Merger Effective Time.   Subject to the provisions of this Agreement, the Parties will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by Eagle or Merger Sub under the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective on the Completion Date at such time the Certificate of Merger is duly filed with the DSOS, or at such other date and time as shall be agreed to by Macaw and Eagle and specified in the Certificate of Merger; provided that in no event shall the Merger be effective prior to the effectiveness of the Macaw Articles Amendment (the time the Merger becomes effective being the “Merger Effective Time”).
(c)   Effects of the Merger.   At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger, the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Eagle and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Eagle and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(d)   Governing Documents.   At the Merger Effective Time, the Eagle Charter and the Eagle Bylaws shall be amended and restated in their entirety to read as set forth on Exhibit A and Exhibit B, respectively, and as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(e)   Officers and Directors.   From and after the Merger Effective Time, (i) the officers of Merger Sub immediately before the Merger Effective Time shall be the officers of the Surviving Corporation from and after the Merger Effective Time and (ii) the persons designated by Macaw prior to the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time.
(f)   Effect on Capital Stock.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:
(i)   Treatment of Eagle Common Stock.   Except as provided in Clause (g)(vii)(A), each Eagle Share issued and outstanding immediately prior to the Merger Effective Time (other than Eagle Shares to be cancelled pursuant to Clause 8.6(f)(ii)), and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the following consideration (collectively, the “Merger Consideration”), without interest: (A) the Per Share Base Cash Consideration, (B) the Per Share Eagle Funded Cash Consideration, (C) the Per Share Stock Consideration and (D) any cash in lieu of Fractional Entitlements due to an Eagle Shareholder, subject to Clause 8.6(g)(viii). From and after the Merger Effective Time, all such Eagle Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of Eagle Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Eagle Shares in accordance with Clause 8.6(g).
(ii)   Cancellation of Eagle Company Stock.   All Eagle Shares owned by Eagle, any Eagle Subsidiary, Macaw, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)   Treatment of Merger Sub LLC Interests.   The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and in exchange for the cancellation of such limited liability company interests, the Surviving Corporation shall issue one fully paid and non-assessable share of common stock of the Surviving Corporation.
(g)   Exchange of Certificates and Book-Entry Shares.
(i)   Exchange Agent. At or immediately after the Merger Effective Time, (x) Macaw shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of Eagle Shareholders, (A) evidence of Macaw Shares issuable pursuant to Clause 8.6(f)(i) in book-entry form equal to the aggregate Per Share Stock Consideration, and (B) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Base Cash Consideration, any cash required to be paid pursuant to Clause 8.6(g)(viii) and any dividends under Clause 8.6(g)(vi) and (y) Eagle shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of Eagle Shareholders, cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Eagle Funded Cash Consideration. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Eagle Exchange Fund.” In the event that the Eagle Exchange Fund shall be insufficient to pay the cash required under Clause 8.6(g)(vi), Macaw shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment (provided that, to the extent such deficiency is in respect of the aggregate Per Share Eagle Funded Cash Consideration, Eagle shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to such deficiency). Macaw shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on Eagle Shares in accordance with Clause 8.6(g)(vi) out of the Eagle Exchange Fund in accordance with this Agreement. The Eagle Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Eagle Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Macaw; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Eagle Certificates or Eagle Book-Entry Shares pursuant to this Clause 8.6. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (x) one (1) year after the Merger Effective Time or (y) the full payment of the Eagle Exchange Fund.
(ii)   Exchange Procedures.
(A)   Promptly after the Merger Effective Time, Macaw shall cause the Surviving Corporation to cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Eagle Shares (the “Eagle Certificates”) or non-certificated Eagle Shares represented by book-entry (“Eagle Book-Entry Shares”) and whose Eagle Shares were converted pursuant to Clause 8.6(f) into the right to receive the Merger Consideration (1) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Eagle Certificates shall pass, only upon delivery of the Eagle Certificates to the Exchange Agent or, in the case of Eagle Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and shall be in such form and have such other provisions as Macaw may reasonably specify and (2) instructions for use in effecting the surrender of the Eagle Certificates (or affidavits of loss in lieu thereof) and Eagle Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor.
(B)   Upon surrender of Eagle Certificates (or affidavits of loss in lieu thereof) or Eagle Book-Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Eagle Certificates or Eagle Book-Entry Shares (as applicable) shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of Clause 8.6(f)(i), and any amounts that such holder has the right to receive pursuant to Clause 8.6(g)(vi) for each Eagle Share formerly represented by such Eagle Certificate or Eagle Book-Entry Share, to be mailed within five (5) business days after the later to occur of (x) the Merger Effective Time and (y) the Exchange Agent’s receipt of such Eagle Certificate (or affidavit of loss thereof) or Eagle Book-Entry Share, and the Eagle Certificate (or affidavit of loss thereof) or Eagle Book-Entry Share so surrendered shall be forthwith cancelled.
(C)   The Exchange Agent shall accept such Eagle Certificates (or affidavits of loss in lieu thereof) or Eagle Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange agent practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Eagle Certificate is registered, it shall be a condition precedent of payment that (1) the Eagle Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Eagle Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Eagle Book-Entry Shares shall only be made to the Person in whose name such Eagle Book-Entry Shares are registered. Until surrendered as contemplated by this Clause 8.6(g), each Eagle Certificate and Eagle Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Clause 8.6(g), and any dividends or other distributions on Macaw Shares in accordance with Clause 8.6(g)(vi), without interest thereon.
(iii)   Transfer Books; No Further Ownership Rights in Eagle Shares.   At the Merger Effective Time, the stock transfer books of Eagle shall be closed and thereafter there shall be no further registration of transfers of Eagle Shares on the records of Eagle. From and after the Merger Effective Time, the holders of Eagle Certificates or Eagle Book-Entry Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Eagle Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Eagle Certificates or Eagle Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(iv)   Termination of Eagle Exchange Fund; No Liability.   At any time following twelve (12) months after the Merger Effective Time, Macaw shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Eagle Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Eagle Certificates or Eagle Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Macaw (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, and any dividends or other distributions on Eagle Shares in accordance with Clause 8.6(g)(vi), payable upon due surrender of their Eagle Certificates or Eagle Book-Entry Shares and compliance with the procedures in this Clause 8.6(g), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Macaw or the Exchange Agent shall be liable to any holder of an Eagle Certificate or Eagle Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(v)   Lost, Stolen or Destroyed Certificates.   In the event that any Eagle Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Eagle Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Clause 8.6(f), and any dividends or other distributions on Macaw Shares in accordance with Clause 8.6(g)(vi).
(vi)   Dividends or Distributions with Respect to Macaw Shares.   No dividends or other distributions with respect to Macaw Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Eagle Certificate or Eagle Book-Entry Share with respect to the Macaw Shares issuable hereunder, and all such dividends and other distributions shall be paid by Macaw to the Exchange Agent and shall be included in the Eagle Exchange Fund, in each case until the surrender of such Eagle Certificate or Eagle Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Eagle Certificate or Eagle Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (A) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such Macaw Shares to which such holder is entitled pursuant to this Agreement and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Macaw Shares.
(vii)   Dissenter’s Rights.
(A)   Notwithstanding anything in this Agreement to the contrary, Eagle Shares issued and outstanding immediately prior to the Merger Effective Time and held by a holder of record who did not vote in favor of the approval and adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Eagle Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Clause 8.6(f), but instead at the Merger Effective Time shall be converted into the right to receive payment of the fair value of such Eagle Shares in accordance with the Dissenting Rights (it being understood and acknowledged that, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by the Dissenting Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Dissenting Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration (less any applicable withholding Tax). “Proposed Dissenting Shares” means Eagle Shares whose holders provide demands for fair value to Eagle prior to the Eagle Special Meeting and do not vote in favor of the approval and adoption of this Agreement, in each case in accordance with the Dissenting Rights.
(B)   Eagle shall give prompt notice to Macaw of any demands received by Eagle for fair value of any Eagle Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by Eagle relating to Dissenting Rights, and Macaw shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, Eagle shall not, without the prior written consent of Macaw, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
(viii)   Fractional Entitlements.   No fractions of Macaw Shares (the “Fractional Entitlements”) shall be issued by Macaw in connection with the Merger, no dividends or distributions of Macaw shall relate to such Fractional Entitlements, no certificates or book-entry positions for any such Fractional Entitlements shall be issued, and such Fractional Entitlements shall not entitle the owner thereof to vote or to any rights as a shareholder of Macaw. Notwithstanding any other provision of this Agreement, each holder of Eagle Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a Fractional Entitlement shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of the fraction constituting such Fractional Entitlement and the fair market value of a Macaw Share as determined by the Post-Closing Macaw Board in good faith. The Parties acknowledge and agree that, for U.S. federal income tax purposes, to the extent that the payments contemplated by this Clause 8.6(g)(viii) are made, such payments shall be treated in the same manner as the receipt by the Eagle Shareholders of the Per Share Tax Base Cash Consideration.
8.7   Withholding
Subject to Clause 7.5(e) and Clause 7.5(f), Macaw, Eagle, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable provisions of state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, to the extent that any such deduction or withholding must be satisfied by withholding of Macaw Shares (due to insufficient cash being available), the relevant withholding agent shall be permitted to withhold such Macaw Shares and sell such Macaw Shares on behalf of the applicable Person for cash to be remitted to the relevant Tax Authority.
9.   TERMINATION
9.1   Termination
(a)   This Agreement may be terminated at any time prior to the Merger Effective Time as follows:
(i)   by either Eagle or Macaw, if:
(A)   (x) any Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions (excluding the Macaw Distributable Reserves Resolution), as applicable, shall not have been approved by the requisite majorities and (y) the Eagle Special Meeting shall have been completed; or
(B)   (x) the Eagle Special Meeting shall have been completed and the Eagle Shareholder Approval shall not have been obtained and (y) the Court Meeting and the EGM (in the case of the EGM, solely to the extent the Court Meeting Resolution has been approved by the requisite majorities) shall have been completed shall have been completed;
(ii)   by either Eagle or Macaw, if the Merger Effective Time shall not have occurred by 5:00 p.m. on the End Date; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Merger Effective Time to have occurred by such time;
(iii)   by either Eagle or Macaw, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed (provided that an adjournment or postponement by the High Court of a sanction hearing shall not constitute a declination or refusal by the High Court to sanction the Scheme);
(iv)   by either Eagle or Macaw, if any injunction, restraint or prohibition shall have been enacted or entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction, restraint or prohibition;
(v)   by Eagle, if any Macaw Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in the conditions in Clause 8.1 or Clause 8.3 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Eagle shall have given Macaw written notice stating Eagle’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(v) by Eagle if Eagle is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Macaw would have the right to terminate this Agreement pursuant to Clause 9.1(a)(vi);
(vi)   by Macaw, if Eagle shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in the conditions in Clause 8.1 or Clause 8.2 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Macaw shall have given Eagle written notice stating Macaw’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(vi) by Macaw if any Macaw Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Eagle would have the right to terminate this Agreement pursuant to Clause 9.1(a)(v);
(vii)   by Macaw, in the event that (A) the Eagle Board shall have effected an Eagle Change of Recommendation prior to the receipt of the Eagle Shareholder Approval or (B) there has been a Willful Breach by Eagle of any of the provisions set forth in Clause 5.3;
(viii)   by Eagle, in the event that (A) the Macaw Board shall have effected a Macaw Change of Recommendation prior to the receipt of the Macaw Shareholder Approval or (B) there has been a Willful Breach by Macaw of any of the provisions set forth in Clause 5.4; or
(ix)   by mutual written consent of Eagle and Macaw.
(b)   In the event of the valid termination of this Agreement in accordance with Clause 9.1(a), written notice shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Parties, except that the Confidentiality Agreement, the last sentence of Clause 7.9(b), Clause 7.9(c), this Clause 9.1(b), Clause 9.2, Clause 10 (other than Clause 10.1, Clause 10.5, the first sentence of Clause 10.9(a) and Clause 10.11) of this Agreement shall survive such termination, and continue in full force and effect, notwithstanding its termination; provided, however, that nothing herein shall relieve any Party from liability for actual and intentional fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
9.2   Certain Effects of Termination
(a)   Eagle Termination Amounts:
(i)   If (A) Macaw or Eagle terminates this Agreement pursuant to Clause 9.1(a)(i)(B), Clause 9.1(a)(ii) or Clause 9.1(a)(vi), (B) an Eagle Competing Proposal shall have been communicated to the Eagle Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Eagle Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the Eagle Special Meeting (in the case of termination pursuant to Clause 9.1(a)(i)(B)), (ii) the applicable breach (in the case of termination pursuant to Clause 9.1(a)(vi)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, an Eagle Competing Proposal is consummated or Eagle enters into a definitive agreement providing for an Eagle Competing Proposal, Eagle shall thereupon pay or cause to be paid to Macaw (or a designated Macaw Subsidiary as appropriate) an amount of $83 million in cash (such payment, the “Eagle Termination Amount”). Solely for purposes of this Clause 9.2(a)(i) the term “Eagle Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.

(ii)   If Macaw or Eagle terminates this Agreement pursuant to Clause 9.1(a)(i)(B) and prior to such termination the Court Meeting Resolution and the EGM Resolutions (excluding the Macaw Distributable Reserves Resolution) have been approved, within one (1) business day after such termination, Eagle (or an Eagle Subsidiary as appropriate) shall pay or cause to be paid to Macaw (or a designated Macaw Subsidiary, as appropriate) an amount of $31.9 million in cash (the “Eagle No Vote Termination Amount”). The Eagle No Vote Termination Amount shall be credited towards any subsequent Eagle Termination Amount.
(iii)   If Macaw terminates this Agreement pursuant to Clause 9.1(a)(vii) (or either Macaw or Eagle terminates this Agreement pursuant to any other sub-clause of Clause 9.1 at a time when this Agreement may be terminated by Macaw pursuant to Clause 9.1(a)(vii)), within one (1) business day after such termination, Eagle (or an Eagle Subsidiary as appropriate) shall pay or cause to be paid to Macaw (or a designated Macaw Subsidiary, as appropriate) the Eagle Termination Amount.
(iv)   In the event that any amount is payable by Eagle pursuant to the preceding Clauses 9.2(a)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Macaw (or a designated Macaw Subsidiary as appropriate). For the avoidance of doubt, in no event shall Eagle be obligated to pay the Eagle Termination Amount or Eagle No Vote Termination Amount on more than one occasion.
(b)   Macaw Termination Amounts:
(i)   If (A) Macaw or Eagle terminates this Agreement pursuant to Clause 9.1(a)(i)(A), Clause 9.1(a)(ii) or Clause 9.1(a)(v), (B) a Macaw Competing Proposal shall have been communicated to the Macaw Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Macaw Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the earlier of the EGM and the Court Meetings (in the case of termination pursuant to Clause 9.1(a)(i)(A)), (ii) the applicable breach (in the case of termination pursuant to Clause 9.1(a)(v)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, a Macaw Competing Proposal is consummated or Macaw enters into a definitive agreement providing for a Macaw Competing Proposal, Macaw (or a Macaw Subsidiary as appropriate) shall thereupon pay or cause to be paid to Eagle an amount of $80.2 million in cash (such payment, the “Macaw Termination Amount”). Solely for purposes of this Clause 9.2(b)(i), the term “Macaw Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.
(ii)   If Macaw or Eagle terminates this Agreement pursuant to Clause 9.1(a)(i)(A) and the Eagle Shareholder Approval has been obtained, within one (1) business day after such termination, Macaw (or a Macaw Subsidiary as appropriate) shall pay or cause to be paid to Eagle (or a designated Eagle Subsidiary, as appropriate) an amount of $30.8 million in cash (the “Macaw No Vote Termination Amount” and, together with the Eagle Termination Amount, the Eagle No Vote Termination Amount and the Macaw Termination Amount, the “Termination Amounts”). The Macaw No Vote Termination Amount shall be credited towards any subsequent Macaw Termination Amount.
(iii)   If Eagle terminates this Agreement pursuant to Clause 9.1(a)(viii) (or either Macaw or Eagle terminates this Agreement pursuant to any other sub-clause of Clause 9.1 at a time when this Agreement may be terminated by Eagle pursuant to Clause 9.1(a)(viii)), within one (1) business day after such termination, Macaw (or a Macaw Subsidiary as appropriate) shall pay or cause to be paid to Eagle (or a designated Eagle Subsidiary, as appropriate) the Macaw Termination Amount.
(iv)   In the event that any amount is payable by Macaw (or a Macaw Subsidiary) pursuant to the preceding Clauses 9.2(b)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Eagle. For the avoidance of doubt, in no event shall Macaw (or a Macaw Subsidiary) be obligated to pay the Macaw Termination Amount or Macaw No Vote Termination Amount on more than one occasion.
(c)   Each of the Parties acknowledges that the agreements contained in this Clause 9.2 are an integral part of the Transaction and that (i) each of the Eagle Termination Amount and the Eagle No Vote

Termination Amount is not a penalty, but rather is a reasonable amount that will compensate the Macaw Group in the circumstances in which the Eagle Termination Amount or the Eagle No Vote Termination Amount, as applicable, is payable for the costs (direct and indirect) incurred by the Macaw Group and operational impact and profit-making opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and (ii) each of the Macaw Termination Amount and the Macaw No Vote Termination Amount is not a penalty, but rather is a reasonable amount that will compensate the Eagle Group in the circumstances in which the Macaw Termination Amount or the Macaw No Vote Termination Amount, as applicable, is payable for the costs (direct and indirect) incurred by the Eagle Group and efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, each of which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of actual and intentional fraud or Willful Breach, (A) upon payment of the Eagle Termination Amount or the Eagle No Vote Termination Amount (and any amount in respect of VAT if applicable) pursuant to this Clause 9.2, none of Eagle, any of the Eagle Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (B) upon payment of the Macaw Termination Amount or the Macaw No Vote Termination Amount pursuant to this Clause 9.2, none of Macaw, any of the Macaw Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement (including Clause 9.1(b) and this Clause 9.2) shall in any way limit the provisions of Clause 10.7.
(d)   VAT on the Termination Amounts:
(i)   Each of the Parties intend that any payment in respect of the Termination Amounts, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, each of Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall (i) use reasonable best efforts to secure that any amounts payable in respect of the Termination Amounts under this Clause 9.2 will not be subject to any VAT and (ii) pay the full amount of any such Termination Amounts for which they are liable free and clear of any deduction or adjustment pursuant to the following Clause 9.2(d)(ii).
(ii)   If:
(A)
a Tax Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Amounts constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the sum (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input VAT, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input VAT equals the amount of the sum had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is Irrecoverable VAT as respects the payor (or the representative member of the VAT group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the sum shall, to that extent, be deemed for the purposes of this Agreement to be VAT inclusive; and

(B)
a Tax Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Amounts constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the payor of the sum (or the representative member of the VAT group of which the payor is a party) is liable to account for VAT under the reverse charge mechanism, then to the extent that any VAT chargeable on the supply is Irrecoverable VAT as respects such payor (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input VAT, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such Irrecoverable VAT (and any applicable interest and penalties) equals the amount of the sum had no such Irrecoverable VAT arisen.
(iii)
Such adjusting payment as may be required between the Parties to give effect to this Clause 9.2(d)(ii) shall be made ten Business Days after the date on which the determination by the Tax Authority (or court or tribunal, as the case may be) has been communicated to either party (and such party shall, if applicable, notify the party required to make the adjusting payment pursuant to Clause 9.2(d)(ii) within five Business Days of receiving notice of such determination) (together with such evidence of it as it is reasonable in the circumstances to provide and, together with the provision of a valid VAT invoice, where applicable)) or, if later, five Business Days (y) in the case of Clause 9.2(d)(ii)(A) after the date on which the VAT is recovered or (z) in the case of Clause 9.2(d)(ii)(B) before the date on which the Irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Clause 9.2(d)(ii)(B) the Party making the adjusting payment has been given written notice of such date not less than fifteen Business Days before

(iv)   A Party making any payment in respect of the Termination Amounts shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Clause 9.2(d)(iv)) and for the purposes of this Clause 9.2(d)(iv) the extent of such repayment or credit shall be determined by such Party, or the relevant representative member of the VAT group, acting reasonably.
(v)   If, and to the extent, an Eagle Termination Amount or Eagle No Vote Termination Amount becomes payable, Eagle shall use commercially reasonable efforts to cooperate with Macaw to provide such factual information reasonably available to Eagle (and that Eagle is legally permitted to provide) as may be reasonably requested by Macaw to enable Macaw to determine (i) whether Eagle is carrying on an economic activity for VAT purposes at the time such Eagle Termination Amount or Eagle No Vote Termination Amount becomes payable; and (ii) from which establishment Eagle is exercising its rights and obligations under this Agreement for VAT purposes.
10.   GENERAL
10.1   Announcements
Subject to the requirements of applicable Law, so long as this Agreement is in effect, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Macaw Articles Amendment, the Scheme, the Merger or this Agreement, and no Party nor any of their respective affiliates shall issue or cause the publication of any public announcement or press release without the prior consent of the other Parties, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or cause the publication of any press release or other public announcement regarding the Macaw Articles Amendment, the Scheme, the Merger or this Agreement, in which case such Party shall, to the extent legally permissible, provide a reasonable opportunity to review and comment upon any such public announcement or press release and shall consider in good faith any comments received. For the avoidance of doubt, this Clause 10.1 (a) shall not require Eagle to provide any such review or comment to Macaw in connection with the receipt or existence of an Eagle Competing Proposal or Eagle Superior Proposal or an Eagle Change of Recommendation or matters related thereto, (b) shall not require Macaw to provide any such review or comment to Eagle in connection with the receipt or existence of a Macaw Competing Proposal or Macaw Superior Proposal or a Macaw Change of Recommendation or matters related thereto and (c) shall not prohibit a Party and its respective affiliates from making statements that are not inconsistent with previous press releases, public disclosures or public statements made by Macaw or Eagle in compliance with this Clause 10.1.

10.2   Notices
(a)   Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:
(i)   if to Macaw or Merger Sub, to:
Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
Attention:
Executive Vice President and Chief Legal Officer

Email:
Mark.Tyndall@mnk.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Adam O. Emmerich

Victor Goldfeld
Viktor Sapezhnikov
Email:
AOEmmerich@wlrk.com

VGoldfeld@wlrk.com
VSapezhnikov@wlrk.com
and
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:
Stephen Ranalow

Email:
stephen.ranalow@arthurcox.com

(ii)   if to Eagle, to:
Endo, Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
Attention:
Executive Vice President, Chief Legal Officer and Secretary

Email:
maletta.matthew@endo.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:
Michael Kaplan

Michael Davis
E-mail:
michael.kaplan@davispolk.com

michael.davis@davispolk.com

and
A&L Goodbody LLP
International Financial Services Centre, North Wall Quay,
Dublin 1, Ireland
Attention:
Alan Casey

Deirdre Geraghty
Email:
acasey@algoodbody.com

dgeraghty@algoodbody.com
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:
James E. Langston

Chelsea N. Darnell
Email:
jlangston@paulweiss.com

cdarnell@paulweiss.com
or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Clause 10.2.
10.3   Assignment
No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.4   Counterparts
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).
10.5   Amendment
No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Eagle Shareholders or the Macaw Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Eagle Shareholders or the Macaw Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding the foregoing, the final sentence of this Clause 10.5, Clause 10.14 (solely as it relates to the Financing Parties) and Clause 10.16 (and the definitions of the defined terms used therein (including the definition of “Financing Parties”) to the extent an amendment, supplement, waiver or other modification of such definitions would modify the substance of Clause 10.16) may not be modified, waived or terminated in a manner that is adverse to any Financing Party without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed).
10.6   Entire Agreement
This Agreement, together with the Confidentiality Agreement, the Voting Agreements and any documents delivered by Macaw and Eagle in connection herewith (including the Macaw Disclosure Schedule and the Eagle Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Macaw and Eagle with respect to the subject matter hereof.

10.7   Inadequacy of Damages
(a)   Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the valid termination of this Agreement pursuant to Clause 9.1, without proof of special damages or otherwise or posting or securing any bond, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity.
(b)   The Parties’ rights in this Clause 10.7 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Clause 10.7 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).
10.8   Remedies and Waivers
No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:
(a)   affect that right, power or remedy; or
(b)   operate as a waiver of it.
The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
10.9   Severability
(a)   If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b) and 9.2) shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder.
(b)   If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:
(i)   the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(ii)   the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.
10.10   No Partnership and No Agency
(a)   Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.
(b)   Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of any of the other Parties for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of any of the other Parties to this Agreement.
10.11   Further Assurance
Subject to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Macaw Articles Amendment or the Merger or carry out the purposes of this Agreement.
10.12   Costs and Expenses
Save for:
(a)   the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement/Prospectus, Registration Statement and Scheme Document and any other materials required to be posted to Eagle Shareholders or Macaw Shareholders pursuant to SEC rules and all SEC and other regulatory filing fees incurred in connection therewith (which shall be borne and discharged one half by Macaw and one half by Eagle); and
(b)   the filing fees incurred in connection with notifications with any Governmental Entity under any Antitrust Laws (which shall be borne and discharged one half by Macaw and one half by Eagle), each Party shall pay its own costs and expenses of and incidental to this Agreement, the Macaw Articles Amendment, the Merger and all other transactions contemplated by this Agreement, except as otherwise provided in this Agreement.
10.13   Governing Law; Jurisdiction; Waiver of Jury Trial
(a)   Except as expressly set forth in Clause 10.16, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction, provided, however, that Macaw Articles Amendment and the Scheme and the matters related thereto, as well as the matters relating to the conduct of directors of Macaw, shall be governed by, and construed in accordance with, the Laws of Ireland to the extent required by the Laws of Ireland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.
(b)   Except as expressly set forth in Clause 10.16, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Clause 10.13 in the manner provided for notices in Clause 10.2. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.
(c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE SUN SHARE EXCHANGE AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 10.13.
10.14   Third Party Beneficiaries
This Agreement is not intended to confer upon any person other than Eagle and the Macaw Parties any rights or remedies under or by reason of this Agreement, except as expressly provided in (a) Clause 7.3 for the Indemnified Parties, (b) the final sentence of Clause 10.5, this Clause 10.14 (solely as it relates to the Financing Parties) and Clause 10.16 for the Financing Parties and (c) from and after the Merger Effective Time, the right of Eagle Shareholders to receive the Merger Consideration subject to the terms and conditions of this Agreement.
10.15   Non Survival of Representations and Warranties
None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Completion. This Clause 10.15 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Completion.
10.16   Financing Provisions
Notwithstanding anything in this Agreement to the contrary (but subject to the last sentence of this Clause 10.16), the Macaw Parties, on behalf of themselves, their Subsidiaries and their controlled Affiliates, hereby: (a) agree that any action, suit, proceeding or claim, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Parties, arising out of or relating to, this Agreement or the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit, proceeding or claim to the exclusive jurisdiction of such court, (b) agree that any such action, suit, proceeding or claim shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Commitment Letter or in any definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) agree not to bring or support, or permit any their Subsidiaries or controlled Affiliates to bring or support, any action, suit, proceeding or claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement or the Financing (including the Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable law trial by jury in any such action, suit, proceeding or claim brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Financing (including the Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agree that service of process upon any Macaw Party in any such action, suit, proceeding or claim shall be effective if notice is given in accordance with Clause 10.2, (f) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit, proceeding or claim in any such court, (g) agree that none of the Financing Parties shall have any liability to Macaw, any of its Subsidiaries or controlled Affiliates or any of their respective Representatives relating to or arising out of this Agreement or the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agree that no Financing Party shall be subject to any special, consequential, punitive or indirect damages in any such action, suit, proceeding or claim and (i) agrees that the Financing

Parties are express third-party beneficiaries of, and may enforce, any of the provisions of the final sentence Clause 10.5, Clause 10.14 (solely as it relates to the Financing Parties) and this Clause 10.16 and that such provisions (and any other provision of this Agreement, including the definition of “Financing Parties”, to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Clause 10.16) may not be amended in a manner than is adverse to the Financing Parties without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Clause 10.16 shall in any way limit or modify the rights and obligations of Eagle and the Eagle Subsidiaries under this Agreement, or any Financing Party’s obligations under the Commitment Letter, or the rights of the Macaw Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Merger Effective Time.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date first specified above.
MALLINCKRODT PLC
By
/s/ Sigurdur Olafsson

Name: Sigurdur Olafsson
Title:   President and Chief Executive Officer
[Signature Page to Transaction Agreement]

ENDO, INC.
By
/s/ Scott Hirsch

Name: Scott Hirsch
Title:   Interim Chief Executive Officer
[Signature Page to Transaction Agreement]

SALVARE MERGER SUB LLC
By
/s/ Bryan M. Reasons

Name: Bryan M. Reasons
Title:   President
[Signature Page to Transaction Agreement]

Exhibit A
FINAL FORM
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[EAGLE]
[DATE]
FIRST:   The name of the corporation (which is hereinafter referred to as the “Corporation”) is [EAGLE], Inc.
SECOND:   The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).
FOURTH:   The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1000 shares of common stock with a par value of $0.01 per share.
FIFTH:   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
SIXTH:   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. All references in this SIXTH ARTICLE to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Amended and Restated Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL. All references in this SIXTH ARTICLE to an officer shall mean only a person who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to Section 3114(b) of Title 10 of the Delaware Code (for purposes of this sentence only, treating residents of Delaware as if they were nonresidents to apply Section 3114(b) of Title 10 of the Delaware Code to this sentence). Any amendment, repeal or elimination of this SIXTH ARTICLE, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this SIXTH ARTICLE, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.
SEVENTH:   Subject to the last sentence of the SIXTH ARTICLE, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Exhibit A-1

Exhibit B
FINAL FORM
AMENDED AND RESTATED BYLAWS
OF
[EAGLE], INC.
ARTICLE I.
OFFICES
Section 1.   Registered Office.   The registered office of [EAGLE], Inc. (the “Corporation”) in the State of Delaware shall be located at such location as stated in the Certificate of Incorporation of the Corporation, which may be changed from time to time.
Section 2.   Special Meetings.   The Corporation may also have offices at such other places, both within and without the State of Delaware as the board of directors (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.
ARTICLE II.
MEETING OF STOCKHOLDERS
Section 1.   Annual Meeting.   The annual meeting of stockholders shall be held on such date and at such time as may be chosen by the Board of Directors. Any other proper business may be transacted at the annual meeting of stockholders.
Section 2.   Special Meetings.   Special meetings of the stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the Board of Directors or the President and shall be called by the President upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, such written request shall state the purpose or purposes of the meeting and shall be delivered to the President.
Section 3.   Place of Meeting.   The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. A waiver of notice signed by all stockholders may designate any place, either within or without the State of Delaware, as the place for the holding of such meeting.
Section 4.   Notice of Meetings.   Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.
Section 5.   Meeting of All Stockholders.   If all of the stockholders shall meet at any time and place, either within or without the State of Delaware, and shall consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any corporate action may be taken at such meeting.
Section 6.   Adjournments.   Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Exhibit B-1

Section 7.   Stockholder List.   The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.
Section 8.   Quorum.   The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If a quorum is not present, the holders of majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.
Section 9.   Proxies.   At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his or her duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.
Section 10.   Voting of Shares.   Unless otherwise provided in the Certificate of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote in person or by proxy upon each matter submitted to a vote of the stockholders.
Section 11.   Action by Written Consent.   Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed (i) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, or (ii) by all of the stockholders entitled to vote with respect to the subject matter thereof. If such consent is signed by less than all of the stockholders entitled to vote, then such consent shall become effective only if at least five days prior to the execution of the consent a notice in writing is delivered to all the stockholders entitled to vote with respect to the subject matter thereof and, after the effective date of the consent, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be delivered in writing to those stockholders who have not consented in writing.
ARTICLE III.
DIRECTORS
Section 1.   Number and Tenure.   The Board of Directors shall consist of not less than one nor more than ten members, the exact number of which shall initially be fixed from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.
Section 2.   Vacancies.   Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.
Section 3.   Duties and Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and

Exhibit B-2

do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws required to be exercised or done by the stockholders.
Section 4.   Meetings.   The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, by telephone or email on twenty-four hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 5.   Quorum.   Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
Section 6.   Actions by Written Consent.   Unless otherwise provided in the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
Section 7.   Meetings by Means of Conference Telephone.   Unless otherwise provided in the Certificate of Incorporation, members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.
Section 8.   Presumption of Assent.   A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered or certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
Section 9.   Removal of Directors.   One or more of the directors of the Corporation may be removed, with or without cause, at a meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors except as otherwise provided by law.
Section 10.   Committees.   The Board of Directors may create one or more committees of the Board of Directors and appoint directors to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the Board of Directors. Each committee may exercise the authority of the Board of Directors except as otherwise provided by law.
ARTICLE IV.
OFFICERS
Section 1.   Number.   The officers of the Corporation shall be chosen by the Board of Directors and may consist of a President, one or more Vice-Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers and such other officers as may be designated by the Board of Directors. Any number of offices may be held by the same person.
Section 2.   Election and Term of Office.   The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of

Exhibit B-3

stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer or agent shall not of itself create contract rights.
Section 3.   Compensation.   The salaries of all officers of the Corporation shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.
Section 4.   Resignations.   Any officer may resign at any time by giving notice to the Board of Directors or to the President or Secretary. A resignation of an officer need not be accepted in order to be effective.
Section 5.   Removal.   Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 6.   Vacancies.   A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.
Section 7.   Duties of Officers.   The duties and powers of the officers shall be as follows:
President
The President shall be the principal executive officer of the Corporation and shall be responsible for the administration and operation of the business and affairs of the Corporation. He or she shall preside at all meetings of the stockholders and the Board of Directors. He or she may sign with the Secretary, or any other proper officer of the Corporation thereunto authorized by the Board of Directors, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.
Vice-Presidents
The Vice-President, if there shall be one, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence, disability or refusal to act of the President, perform the duties of the President, and when so acting, shall have all the power of and be subject to all the restrictions upon the President.
Secretary
The Secretary shall: (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees thereof in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep a register of the post-office address of each stockholder, which shall be furnished to the Secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) generally perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.
Treasurer
If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Exhibit B-4

The Treasurer shall: (a) have the charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys not otherwise employed in the name of the Corporation in such bank, savings and loan association, trust company or other depositories as shall be selected in accordance with the provisions of Article IV of these bylaws; and (c) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.
Assistant Secretaries and Assistant Treasurers
The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such duties as shall be assigned to them from time to time by the Treasurer or the Secretary, respectively, or by the President or the Board of Directors.
ARTICLE V.
CONTRACTS, LOANS, CHECKS AND DEPOSITS
Section 1.   Contracts.   The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.
Section 2.   Loans.   No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.
Section 3.   Deposits.   All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such bank, savings and loan association, trust company or other depositories as the Board of Directors may select.
ARTICLE VI.
INDEMNIFICATION
Section 1.   Right to Indemnification.
(a)
Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or an officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, the Employee Retirement Income Security Act of 1974 (ERISA) excise taxes, penalties and amounts paid in settlement by or on behalf of the Indemnitee) actually and reasonably incurred by such Indemnitee in connection therewith, all on the terms and conditions set forth in these bylaws; provided, however, that, except as otherwise required by law or provided in Section 4 of this Article VI with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding, or part thereof, voluntarily initiated by such Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by such Indemnitee or the Corporation in a Proceeding initiated by such Indemnitee) only if such Proceeding, or part thereof,

Exhibit B-5

was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.
(b)
To receive indemnification under this Article VI, an Indemnitee shall submit a written request to the Secretary (or other officer designated by the Board of Directors) of the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Secretary (or other officer designated by the Board of Directors) of the Corporation of such a written request, unless indemnification is required by Section 3 of this Article VI, the entitlement of the Indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 1(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Secretary (or other officer designated by the Board of Directors) of the Corporation of a written request for indemnification. For purposes of this Section 1(b), a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

(c)
Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the President, Vice-Presidents, Secretary, Treasurer, Assistant Secretaries and Assistant Treasurers and any officer of the Corporation appointed by the Board of Directors pursuant to Section 1 of Article IV or otherwise specifically appointed as “officer” for purposes of these bylaws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other enterprise pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not, by itself, result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VI.

Section 2.   Right to Advancement of Expenses.
(a)
In addition to the right to indemnification conferred in Section 1 of this Article VI, an Indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall

Exhibit B-6

ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.
(b)
To receive an advancement of expenses under this Section 2, an Indemnitee shall submit a written request to the Secretary of the Corporation (or other officer designated by the Board of Directors). Such request shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be accompanied by the undertaking required by Section 2(a) of this Article VI. Each such advancement of expenses shall be made within 20 days after the receipt by the Secretary of the Corporation (or other officer designated by the Board of directors) of a written request for advancement of expenses.

(c)
Notwithstanding the foregoing Section 2(a) of this Article VI, the Corporation shall not make or continue to make advancements of expenses to an Indemnitee pursuant to 2(a) of this Article VI (except in connection with any Proceeding initiated against such Indemnitee by reason of the fact that he or she is a current director of the Corporation, in which event this Section 2(c) of this Article VI shall not apply) if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith or in a manner that the Indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee.

Section 3.   Indemnification for Successful Defense.   Notwithstanding anything to the contrary, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such Indemnitee shall be indemnified under this Section 3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 4 of this Article VI (notwithstanding anything to the contrary therein).
Section 4.   Right of Indemnitee to Bring Suit.   In the event that a determination is made that the Indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 1(b) of this Article VI, if a request for indemnification under Section 3 of this Article VI is not paid in full by the Corporation within 60 days after a written request has been received by the Secretary of the Corporation, or if an advancement of expenses is not timely made under Section 2(b) of this Article VI, the Indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder, it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. In connection with any suit brought by an Indemnitee for advancement (except in connection with any Proceeding initiated against such Indemnitee by reason of the fact that he or she is a current director of the Corporation), the Corporation shall be entitled to raise a defense as to any suit clear and convincing evidence that the Indemnitee acted in bad faith or in a manner that the Indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal proceeding, that such Indemnitee had reasonable cause to believe that his or her conduct was unlawful. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms

Exhibit B-7

of an undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met such applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.
Section 5.   Non-Exclusivity of Rights.   The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.
Section 6.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7.   Indemnification of Employees and Agents of the Corporation; Services at Subsidiaries.   The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation. In addition, the Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to individuals with respect to their service as a director, officer, employee or agent of subsidiaries of the Corporation.
Section 8.   Nature of Rights.   The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
Section 9.   Settlement of Claims.   Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any Indemnitee under this Article VI for any amounts paid in settlement of any Proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.
Section 10.   Subrogation.   In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (excluding insurance obtained on the Indemnitee’s own behalf), and the Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
Section 11.   Severability.   If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest

Exhibit B-8

extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest extent set forth in this Article VI.
ARTICLE VII.
Section 1.   Certificates For Shares.   The issued shares of the Corporation shall be represented by certificates or shall be uncertified shares. Certificates representing shares of the Corporation shall be in such form as may be determined by the Board of Directors. Such certificates shall be signed by the President or a Vice-President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.
Section 2.   Transfer of Shares.   Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.
ARTICLE VIII.
VOTING OF SECURITIES
The President shall have full authority, in the name and on behalf of the Corporation, to attend, act and vote at any meeting of security holders of any corporation in which the Corporation may hold securities, and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the holder thereof, the Corporation might possess and exercise if personally present, and may exercise such power and authority through the execution of proxies or may delegate such power and authority to any other officer, agent or employee of the Corporation.
ARTICLE IX.
FISCAL YEAR
The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate..
ARTICLE X.
WAIVER OF NOTICE
Whenever any notice is required to be given under the provisions of these bylaws, the Certificate of Incorporation or the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE XI.
AMENDMENTS
These bylaws may be altered, amended or repealed and new bylaws may be adopted at any properly constituted meeting of the stockholders or Board of Directors by a majority vote of a quorum (as defined in these bylaws).
***
Effective as of [  ]

Exhibit B-9

Annex C
Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
APRIL 23, 2025
Endo, Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
Attention: Executive Vice President, Chief Legal Officer and Secretary
Ladies and Gentlemen:
We refer to the Transaction Agreement, dated as of March 13, 2025 (the “Agreement”), by and among Mallinckrodt plc, Endo, Inc. and Salvare Merger Sub LLC. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings given to such terms in the Agreement.
Pursuant to Clause 10.5 of the Agreement, the Parties hereby agree that:
(i)   EGM Resolutions for purposes of Clause 8.1(b)(ii) shall exclude approval of the Macaw Distributable Reserves Resolution, and not for any other purpose;
(ii)   Macaw Resolutions for purposes of Clause 3.1(j) shall exclude approval of the Macaw Distributable Reserves Resolution, and not for any other purpose;
(iii)   Macaw Shareholder Approval for purposes of Clauses 6.2(c)(i) and 8.1(c)(i) shall exclude approval of the Macaw Distributable Reserves Resolution, and not for any other purpose;
(iv)   in Clause 4.1(b) of the Agreement, “multiplied by the Per Share Stock Consideration” shall be deemed added after the phrase “the Macaw Per Share Price”;
(v)   in Clause 6.2(a)(iii)(B), “other than Macaw Permitted Liens” shall be deemed to be added after “free and clear of any Liens” in the first sentence; and
(vi)   in Clause 8.6(g) of the Agreement, the references to “book-entry”, “book-entry form” and “book-entry positions” with respect to Eagle Shares shall be deemed to include Eagle Shares held through the Depository Trust Company and the Parties shall be entitled to treat the beneficial owner thereof as the holder of such Eagle Shares for purposes of the Agreement.
Except as expressly set forth above, all of the terms and conditions of the Agreement shall remain in effect without modification and the Parties reserve all other rights thereunder, and the provisions of Clause 10 of the Agreement shall apply to this Letter Agreement mutatis mutandis.
Please acknowledge your understanding of our agreement as set forth herein by signing this Letter Agreement in the space provided below and returning a copy to the undersigned.

C-1

Very truly yours,
MALLINCKRODT PLC
By:
/s/ Sigurdur Olafsson

Name:  Sigurdur Olafsson
Title:   President and Chief Executive Officer
SALVARE MERGER SUB LLC
By:
/s/ Bryan M. Reasons

Name:  Bryan M. Reasons
Title:   President
Acknowledged and agreed to as of
the date set forth above:
ENDO, INC.
By: /s/ Scott Hirsch Name: Scott Hirsch Title: Interim Chief Executive Officer

C-2

Annex D
FORM OF VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of March 13, 2025 (the “Agreement Date”), by and among (i) Mallinckrodt plc,, a public limited company incorporated in Ireland (hereinafter called “Macaw”), (ii) Endo, Inc., a Delaware corporation (hereinafter called “Eagle”), and (iii) [], a shareholder of Macaw (the “Shareholder1”). Each of Macaw, Eagle and the Shareholder is sometimes referred to as a “Party” and collectively as the “Parties”.
RECITALS
A.   Concurrently with the execution and delivery of this Agreement, Macaw, Eagle and Salvare Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Macaw (“Merger Sub”), are entering into a Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”).
B.   The Transaction Agreement provides for, among other things, the Macaw Articles Amendment and Macaw submitting the EGM Resolutions for consideration by Macaw Shareholders at the EGM and the Court Meeting Resolution for consideration by Macaw Shareholders at the Court Meeting.
C.   As of the Agreement Date, except as set forth on Schedule A hereto, the Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of [    ] Macaw Shares, such Macaw Shares being all of the Macaw Shares owned of record or beneficially by the Shareholder as of the Agreement Date (the “Owned Shares”, and the Owned Shares together with any additional Macaw Shares that the Shareholder may acquire the record and/or beneficial ownership of after the Agreement Date, however so acquired (including pursuant to a stock split, reverse stock split, share swap, stock dividend or distribution or any change in the Macaw Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares, similar transaction or otherwise), together, the “Covered Shares”).
D.   As an inducement to the willingness of Macaw and Eagle to enter into the Transaction Agreement, Macaw and Eagle have required that the Shareholder enter into this Agreement with respect to the Covered Shares, and the Shareholder desires to enter into this Agreement to induce Macaw and Eagle to enter into the Transaction Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1.   “Expiration Time” shall mean the earliest to occur of (a) the Merger Effective Time, (b) receipt of the Macaw Shareholder Approval, and (c) such date and time as the Transaction Agreement shall be validly terminated pursuant to Section 9 thereof.2
1.2.   “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to

1
NTD: Reference to “Shareholder” to be revised to “Shareholders” if multiple affiliated shareholders sign same voting agreement.

2
NTD: Certain agreements contain additional Expiration Time prong for “a Macaw Change of Recommendation solely as set forth in Section 5.4(d)(ii) of the Transaction Agreement in response to a Macaw Superior Proposal in compliance with the terms and conditions of the Transaction Agreement.”

any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.
2.   Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements
2.1.   No Transfer of Covered Shares.   Until the Expiration Time, the Shareholder agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares, other than with the prior written consent of Macaw and Eagle or in compliance with Section 3 of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be ab initio null and void and of no effect whatsoever. If any involuntary Transfer of any Covered Shares shall occur prior to the Expiration Time, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time.
2.2.   No Inconsistent Arrangements.   The Shareholder hereby agrees that, from and after the date hereof and until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Shareholder from performing any of its obligations under this Agreement or that would prevent, materially delay or materially impair the consummation of the Merger, the Scheme, the Macaw Articles Amendment or any of the other transactions contemplated by the Transaction Agreement or the performance by Macaw or Eagle of their obligations under the Transaction Agreement.
3.   Permitted Transfers.   Section 2.1 above shall not prohibit the Transfer of Covered Shares by the Shareholder to a transferee who prior to the date of such Transfer, enters into a written agreement, reasonably satisfactory in form and substance to Macaw and Eagle, to be bound by all of the terms of this Agreement.
4.   Agreement to Vote the Covered Shares.
4.1.   Voting Agreement.   Until the Expiration Time, at every meeting of Macaw’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Macaw’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) all of such Shareholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Shareholder’s Covered Shares) (a) in favor of the approval of the EGM Resolutions and the Court Meeting Resolution, and (b) against any Macaw Competing Proposal (clauses (a) and (b), the “Covered Proposals”). Notwithstanding any recommendation (including any change thereof) or any other action or inaction of the Board of Directors of Macaw with respect to a Covered Proposal, the Shareholder shall vote all of the Shareholder’s Covered Shares in favor of any Covered Proposals of the type described in clause (a) of the definition of Covered Proposals and in opposition to any Covered Proposals of the type described in clause (b) of the definition of Covered Proposals.
4.2.   Quorum.   Until the Expiration Time, at every meeting of Macaw’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
5.   Waiver of Certain Actions.   The Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against Macaw, Eagle, any of their respective Affiliates or successors or any of their respective directors, managers or officers (as applicable), (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the closing of the Merger, the completion of the Scheme or the consummation of the

Macaw Articles Amendment), or (b) alleging a breach of any duty of the Board of Directors of Macaw in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby.
6.   Representations and Warranties of the Shareholder.   The Shareholder hereby represents and warrants to Macaw and Eagle, with respect to the Shareholder and the Shareholder’s ownership of the Covered Shares, that:
6.1.   Due Authority.   The Shareholder has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. The Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and the execution and delivery of this Agreement, the performance of the Shareholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Macaw and Eagle, constitutes a valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the applicable court before which any proceeding therefor may be brought.
6.2.   Ownership of the Covered Shares.   Except as set for on Schedule A hereto: (a) the Shareholder is, as of the Agreement Date, the beneficial and record owner of the Shareholder’s Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of such Covered Shares other than those (i) created by this Agreement, or (ii) arising under applicable securities Laws, and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, such Shareholder does not own, beneficially or of record, any Macaw Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Macaw Shares) other than the Owned Shares.
6.3.   No Conflict; Consents.
a.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the compliance by the Shareholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Shareholder, (b) violate its organizational documents, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares pursuant to any Contract or obligation to which the Shareholder is a party or by which the Shareholder is subject.
b.   No consent, approval, order, authorization or permit of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
6.4.   Absence of Litigation.   As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

6.5.   No Other Arrangements.   Other than this Agreement, the Shareholder does not have any agreements, arrangements or understandings of any kind with Macaw, Eagle, Merger Sub or any other Person (a) with respect to the Transfer or voting of the Covered Shares or the transactions contemplated hereby, or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Shareholder’s covenants and obligations hereunder.
7.   Miscellaneous.
7.1.   Other Agreements.   Each Shareholder further agrees that, from and after the date hereof until the Expiration Time, such Shareholder will not, and will not permit any entity under such Shareholder’s control to (and shall procure that any such entity does not), (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal of the type described in clause (a) of the definition of the Covered Proposal and in support of any Covered Proposal of the type described in clause (b) of the definition of the Covered Proposal, (B) initiate a shareholders’ vote with respect to a Macaw Competing Proposal, or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Macaw with respect to a Macaw Competing Proposal.
7.2.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Macaw or Eagle any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Macaw and Eagle shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
7.3.   Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Macaw Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Macaw Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
7.4.   Amendments and Modifications; Waivers.
a.   This Agreement may be modified, amended, altered or supplemented, if and only if, such modification or amendment is in writing and signed by each of Macaw, Eagle and the Shareholder.
b.   No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
7.5.   Expenses.   All costs and expenses incurred by any Party in connection with this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (including attorneys’ and accountants’ fees and expenses) shall be paid by the Party incurring such cost or expense.
7.6.   Notices.   Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:
(i)
if to Macaw, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
Attention:	Executive Vice President and Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich Victor Goldfeld Viktor Sapezhnikov
Email:	AOEmmerich@wlrk.com VGoldfeld@wlrk.com VSapezhnikov@wlrk.com
and
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com
(ii)
if to Eagle, to:

Endo Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
Attention:	Executive Vice President, Chief Legal Officer and Secretary
Email:	[***]
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Michael Kaplan Michael Davis
E-mail:	michael.kaplan@davispolk.com michael.davis@davispolk.com
(iii)   if to the Shareholder, to:
[ ]
or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Section 7.6.
7.7.   Governing Law; Jurisdiction; Waiver of Jury Trial.
a.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction.
b.   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.7 in the manner provided for notices in Section 7.6.
c.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.
7.8.   Documentation and Information.   A Shareholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both Eagle and Macaw (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that to the extent legal permissible, advanced reasonable notice of any such disclosure will be provided to Eagle and Macaw before the publication of such disclosure, and the Shareholder will consider in good faith the reasonable comments of Eagle and Macaw with respect to such disclosure and otherwise cooperate with Eagle and Macaw in obtaining confidential treatment with respect to such disclosure). The Shareholder consents to and authorizes the publication and disclosure by Macaw and Eagle of such Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy Statement/Prospectus, the Registration Statement and any other disclosure document required in connection with the Transaction Agreement, the Macaw Articles Amendment, the Merger, the other transactions contemplated by the Transaction Agreement and as may otherwise be required by applicable Law, and the Shareholder acknowledges that Macaw and Eagle may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. The Shareholder agrees to promptly give Eagle and Macaw any information it may reasonably require for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Eagle and Macaw of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
7.9.   Further Assurances.   Each Shareholder agrees, from time to time, at the reasonable request of Macaw and Eagle and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and to otherwise carry out the intent of the Parties under this Agreement.
7.10.   Inadequacy of Damages.   Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the valid termination of this Agreement pursuant to Section 7.17, without proof of special damages or otherwise or posting or securing any bond, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity. The Parties’ rights in this Section 7.10 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Section 7.10 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).
7.11.   Entire Agreement; Counterparts.   This Agreement, together with the confidentiality agreement, dated as of [], between ST Shared Services LLC and the Shareholder (as it may be amended from time to time) and the Transaction Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).
7.12.   Interpretation.   All references in this Agreement to Sections and other subdivisions refer to the corresponding Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and words of similar import, refer only to the Section hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder as of the referenced time. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
7.13.   Assignment.   No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of each of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
7.14.   No Third Party Beneficiaries.   This Agreement is not intended to confer upon any person other than Macaw, Eagle and the Shareholder any rights or remedies (express or implied) under or by reason of this Agreement.
7.15.   Severability.   If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the matters contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.
7.16.   Non-survival of Representations and Warranties.   None of the representations, warranties or agreements contained in this Agreement shall survive the Expiration Time.
7.17.   Termination.   This Agreement may be terminated with the prior written consent of each of the Parties, and absent which, shall automatically terminate without further action by any of the

Parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 7.4, 7.5, 7.6, 7.7, 7.10 through 7.17 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
MALLINCKRODT PLC
By:

Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
ENDO, INC.
By:

Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
[SHAREHOLDER]
By:

Name:
Title:

Schedule A

ANNEX E
FORM OF VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of March 13, 2025 (the “Agreement Date”), by and among (i) Mallinckrodt plc, a public limited company incorporated in Ireland (hereinafter called “Macaw”), (ii) Endo, Inc., a Delaware corporation (hereinafter called “Eagle”), and (iii) [      ], a shareholder of Eagle (the “Shareholder1”). Each of Macaw, Eagle and the Shareholder is sometimes referred to as a “Party” and collectively as the “Parties”.
RECITALS
A.   Concurrently with the execution and delivery of this Agreement, Macaw, Eagle and Salvare Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Macaw (“Merger Sub”), are entering into a Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”).
B.   The Transaction Agreement provides for, among other things, Eagle submitting the adoption of the Transaction Agreement and the Eagle Distributable Reserves Resolution for consideration by Eagle Shareholders at the Eagle Special Meeting (such resolutions, the “Eagle Resolutions”).
C.   As of the Agreement Date, except as set forth on Schedule A hereto, the Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of [      ] Eagle Shares, such Eagle Shares being all of the Eagle Shares owned of record or beneficially by the Shareholder as of the Agreement Date (the “Owned Shares”, and the Owned Shares together with any additional Eagle Shares that the Shareholder may acquire the record and/or beneficial ownership of after the Agreement Date, however so acquired (including pursuant to a stock split, reverse stock split, share swap, stock dividend or distribution or any change in the Eagle Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares, similar transaction or otherwise), together, the “Covered Shares”).
D.   As an inducement to the willingness of Macaw and Eagle to enter into the Transaction Agreement, Macaw and Eagle have required that the Shareholder enter into this Agreement with respect to the Covered Shares, and the Shareholder desires to enter into this Agreement to induce Macaw and Eagle to enter into the Transaction Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1.   “Expiration Time” shall mean the earliest to occur of (a) the Merger Effective Time, (b) receipt of the Eagle Shareholder Approval, (c) an Eagle Change of Recommendation solely as set forth in Section 5.3(d)(ii) of the Transaction Agreement in response to an Eagle Superior Proposal in compliance with the terms and conditions of the Transaction Agreement, (d) any amendment, modification or waiver of the Transaction Agreement that either (i) changes the amount of consideration payable to Shareholder in an adverse manner or (ii) is otherwise material and adverse to Shareholder and (e) such date and time as the Transaction Agreement shall be validly terminated pursuant to Section 9 thereof.
1.2.   “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or

1
NTD: Reference to “Shareholder” to be revised to “Shareholders” if multiple affiliated shareholders sign same voting agreement.

arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above, unless the consummation of the offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, deposit or other transfer contemplated by such Contract or commitment is expressly conditioned on the execution of a written agreement, reasonably satisfactory in form and substance to Macaw and Eagle, by the transferee to be bound by all of the terms of this Agreement and conditioned upon the consummation of such transfer.
2.   Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements.
2.1.   No Transfer of Covered Shares.   Until the Expiration Time, the Shareholder agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares, other than with the prior written consent of Macaw and Eagle or in compliance with Section 3 of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be ab initio null and void and of no effect whatsoever. If any involuntary Transfer of any Covered Shares shall occur prior to the Expiration Time, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time.
2.2.   No Inconsistent Arrangements.   The Shareholder hereby agrees that, from and after the date hereof and until the Expiration Time, the Shareholder shall not, directly or indirectly, knowingly take any action that would have the effect of preventing, materially delaying or materially impairing such Shareholder from performing any of its obligations under this Agreement or that would prevent, materially delay or materially impair the consummation of the Merger, the Scheme, the Macaw Articles Amendment or any of the other transactions contemplated by the Transaction Agreement or the performance by Macaw or Eagle of their obligations under the Transaction Agreement.
3.   Permitted Transfers. Section 2.1 above shall not prohibit the Transfer of Covered Shares by the Shareholder to a transferee who prior to the date of such Transfer, enters into a written agreement, reasonably satisfactory in form and substance to Macaw and Eagle, to be bound by all of the terms of this Agreement.
4.   Agreement to Vote the Covered Shares.
4.1.   Voting Agreement.   Until the Expiration Time, at every meeting of Eagle’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Eagle’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) all of such Shareholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Shareholder’s Covered Shares) (a) in favor of the approval of the Eagle Resolutions, and (b) against any Eagle Competing Proposal (clauses (a) and (b), the “Covered Proposals”). Notwithstanding any recommendation (including any change thereof) or any other action or inaction of the Board of Directors of Eagle with respect to a Covered Proposal, the Shareholder shall vote all of the Shareholder’s Covered Shares in favor of any Covered Proposals of the type described in clause (a) of the definition of Covered Proposals and in opposition to any Covered Proposals of the type described in clause (b) of the definition of Covered Proposals.
4.2.   Quorum.   Until the Expiration Time, at every meeting of Eagle’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
5.   Waiver of Certain Actions.   The Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against Macaw, Eagle, any of their respective Affiliates or successors or any of their respective directors, managers or officers (as applicable), (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the closing of the Merger, the completion of the Scheme or the consummation of the Macaw Articles Amendment), or (b) alleging a breach of any duty of the Board of Directors of Eagle in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby.
6.   Representations and Warranties of the Shareholder.   The Shareholder hereby represents and warrants to Macaw and Eagle, with respect to the Shareholder and the Shareholder’s ownership of the Covered Shares, that:
6.1.   Due Authority.   The Shareholder has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. The Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and the execution and delivery of this Agreement, the performance of the Shareholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Macaw and Eagle, constitutes a valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the applicable court before which any proceeding therefor may be brought.
6.2.   Ownership of the Covered Shares.   Except as set for on Schedule A hereto: (a) the Shareholder is, as of the Agreement Date, the beneficial and record owner of the Shareholder’s Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of such Covered Shares other than those (i) created by this Agreement, or (ii) arising under applicable securities Laws, and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, such Shareholder does not own, beneficially or of record, any Eagle Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Eagle Shares) other than the Owned Shares.
6.3.   No Conflict; Consents.
a.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the compliance by the Shareholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Shareholder, (b) violate its organizational documents, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares pursuant to any Contract or obligation to which the Shareholder is a party or by which the Shareholder is subject.
b.   No consent, approval, order, authorization or permit of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
6.4.   Absence of Litigation.   As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

6.5.   No Other Arrangements.   Other than this Agreement, the Shareholder does not have any agreements, arrangements or understandings of any kind with Macaw, Eagle, Merger Sub or any other Person (a) with respect to the Transfer or voting of the Covered Shares or the transactions contemplated hereby, or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Shareholder’s covenants and obligations hereunder.
7.   Miscellaneous.
7.1.   Other Agreements.   Each Shareholder further agrees that, from and after the date hereof until the Expiration Time, such Shareholder will not, and will not permit any entity under such Shareholder’s control to (and shall procure that any such entity does not), (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal of the type described in clause (a) of the definition of the Covered Proposal and in support of any Covered Proposal of the type described in clause (b) of the definition of the Covered Proposal, (B) initiate a shareholders’ vote with respect to a Eagle Competing Proposal, or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Eagle with respect to a Eagle Competing Proposal.
7.2.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Macaw or Eagle any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Macaw and Eagle shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
7.3.   Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Eagle Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Eagle Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
7.4.   Amendments and Modifications; Waivers.
a.   This Agreement may be modified, amended, altered or supplemented, if and only if, such modification or amendment is in writing and signed by each of Macaw, Eagle and the Shareholder.
b.   No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
7.5.   Expenses.   All costs and expenses incurred by any Party in connection with this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (including attorneys’ and accountants’ fees and expenses) shall be paid by the Party incurring such cost or expense.
7.6.   Notices.   Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:
(i)
if to Macaw, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
Attention:	Executive Vice President and Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich Victor Goldfeld Viktor Sapezhnikov
Email:	AOEmmerich@wlrk.com VGoldfeld@wlrk.com VSapezhnikov@wlrk.com
and
Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com
(ii)
if to Eagle, to:

Endo, Inc.
9 Great Valley Parkway
Malvern, Pennsylvania 19355
Attention:	Executive Vice President, Chief Legal Officer and Secretary
Email:	[***]
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Michael Kaplan Michael Davis
E-mail:	michael.kaplan@davispolk.com michael.davis@davispolk.com
(iii)   if to the Shareholder, to:
[ ]
or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Section 7.6.
7.7.   Governing Law; Jurisdiction; Waiver of Jury Trial.
a.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction.
b.   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.7 in the manner provided for notices in Section 7.6.
c.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.
7.8.   Documentation and Information.   A Shareholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both Eagle and Macaw (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that to the extent legal permissible, advanced reasonable notice of any such disclosure will be provided to Eagle and Macaw before the publication of such disclosure, and the Shareholder will consider in good faith the reasonable comments of Eagle and Macaw with respect to such disclosure and otherwise cooperate with Eagle and Macaw in obtaining confidential treatment with respect to such disclosure). The Shareholder consents to and authorizes the publication and disclosure by Macaw and Eagle of such Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy Statement/Prospectus, the Registration Statement and any other disclosure document required in connection with the Transaction Agreement, the Macaw Articles Amendment, the Merger, the other transactions contemplated by the Transaction Agreement and as may otherwise be required by applicable Law, and the Shareholder acknowledges that Macaw and Eagle may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. The Shareholder agrees to promptly give Eagle and Macaw any information it may reasonably require for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Eagle and Macaw of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
7.9.   Further Assurances.   Each Shareholder agrees, from time to time, at the reasonable request of Macaw and Eagle and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and to otherwise carry out the intent of the Parties under this Agreement.
7.10.   Inadequacy of Damages.   Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the valid termination of this Agreement pursuant to Section 7.17, without proof of special damages or otherwise or posting or securing any bond, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity. The Parties’ rights in this Section 7.10 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Section 7.10 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).
7.11.   Entire Agreement; Counterparts.   This Agreement, together with the confidentiality agreement, dated as of [ ], between Eagle and the Shareholder (as it may be amended from time to time)

and the Transaction Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).
7.12.   Interpretation.   All references in this Agreement to Sections and other subdivisions refer to the corresponding Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and words of similar import, refer only to the Section hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder as of the referenced time. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
7.13.   Assignment.   No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of each of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
7.14.   No Third Party Beneficiaries.   This Agreement is not intended to confer upon any person other than Macaw, Eagle and the Shareholder any rights or remedies (express or implied) under or by reason of this Agreement.
7.15.   Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the matters contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.
7.16.   Non-survival of Representations and Warranties.   None of the representations, warranties or agreements contained in this Agreement shall survive the Expiration Time.
7.17.   Termination.   This Agreement may be terminated with the prior written consent of each of the Parties, and shall automatically terminate (without any further action of the Parties) upon (and shall have no further force or effect as of) the Expiration Time; provided that the provisions of Sections 7.4, 7.5, 7.6, 7.7 and 7.10 through 7.17 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
MALLINCKRODT PLC
By:

Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
ENDO, INC.
By:

Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
[SHAREHOLDER]
By:

Name:
Title:

Schedule A

Annex F
PRIVILEGED & CONFIDENTIAL
March 13, 2025
The Board of Directors
Mallinckrodt plc
College Business & Technology Park, Cruiserath
Blanchardstown, Dublin 15, Ireland
Dear Members of the Board:
We understand that Mallinckrodt plc, a public limited company incorporated in Ireland (“Mallinckrodt”), Salvare Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Mallinckrodt (“Merger Sub”), and Endo, Inc., a Delaware corporation (“Endo”), propose to enter into a Transaction Agreement (the “Agreement”), pursuant to which the businesses of the Macaw Group (as defined in the Agreement) and the Eagle Group (as defined in the Agreement) will be amalgamated through the Merger (as defined below) (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Endo (the “Merger” and the effective time of the Merger, the “Merger Effective Time”) and each outstanding share of the common stock, par value $0.001 per share, of Endo (“Endo Common Stock”), other than shares of Endo Common Stock (i) owned by Endo, Mallinckrodt, Merger Sub or any of their respective subsidiaries or (ii) held by holders who are entitled to and properly demand an appraisal of their shares of Endo Common Stock, will be converted into the right to receive (x) $0.05 in cash (the “Per Share Base Cash Consideration”), (y) the Per Share Eagle Funded Cash Consideration (as defined in the Agreement), subject to adjustment, if applicable, pursuant to the terms of the Agreement and (z) a number (rounded to the nearest four decimal places) of ordinary shares, par value $0.01 per share, of Mallinckrodt (“Mallinckrodt Ordinary Shares”), subject to adjustment, if applicable, pursuant to the terms of the Agreement, such that the Macaw Shareholder Pro Forma Ownership Percentage (as defined in the Agreement) is 50.1%, as further described in the Agreement (the “Per Share Stock Consideration” and together with the Per Share Base Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Mallinckrodt of the Consideration to be paid by Mallinckrodt in the Transaction (taking into account the payment of the Per Share Eagle Funded Cash Consideration).
In connection with this opinion, we have:
(i)
Reviewed the financial terms and conditions of a draft, dated March 13, 2025 of the Agreement;

(ii)
Reviewed certain historical business and financial information relating to Mallinckrodt and Endo;

(iii)
Reviewed various financial forecasts and other data provided to us by Mallinckrodt relating to the business of Mallinckrodt, financial forecasts and other data provided to us by Endo, as adjusted by management of Mallinckrodt, relating to the business of Endo and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Mallinckrodt to be realized from the Transaction;

(iv)
Held discussions with members of the senior management of Mallinckrodt and Endo with respect to the businesses and prospects of Mallinckrodt and Endo, respectively, and with members of the senior management of Mallinckrodt with respect to the projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the Transaction;

(v)
Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Mallinckrodt and Endo, respectively;

(vi)
Reviewed historical stock prices and trading volumes of Mallinckrodt Ordinary Shares and Endo Common Stock;

(vii)
Reviewed the potential pro forma financial impact of the Transaction on Mallinckrodt based on the financial forecasts referred to above relating to Mallinckrodt and Endo and the projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the Transaction; and

(viii)
Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mallinckrodt or Endo or concerning the solvency or fair value of Mallinckrodt or Endo, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Mallinckrodt to be realized from the Transaction, we have assumed, with the consent of Mallinckrodt, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Mallinckrodt and Endo, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Mallinckrodt, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Endo or Mallinckrodt or the Transaction and we are not expressing an opinion as to the effects of such volatility on Endo or Mallinckrodt or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which Mallinckrodt Ordinary Shares or Endo Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Mallinckrodt. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Mallinckrodt might engage or the merits of the underlying decision by Mallinckrodt to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Mallinckrodt, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Mallinckrodt have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Mallinckrodt, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Mallinckrodt, Endo or the Transaction. We have been advised by Endo’s management that, and have assumed with the consent of Mallinckrodt, that the sale of Endo’s International Pharmaceuticals segment will be consummated in accordance with the terms of the definitive agreement that was entered into with respect to such sale prior to the date hereof. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Mallinckrodt obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise. In addition, we express no view or opinion as to the Eagle Distributable Reserves Resolution, the Macaw Distributable Reserves Resolution, the Generics Separation or any other sale, spin-off, split-off or other disposition of any of the businesses or assets of Mallinckrodt, Endo or their respective subsidiaries. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which Mallinckrodt, Endo or their respective subsidiaries are or may be parties or are or may be subject, and this opinion does not consider the potential effects of any such litigation, actions, claims, other contingent liabilities or settlements.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to ST Shared Services LLC, an affiliate of Mallinckrodt (“ST”), in connection with the Transaction and will receive a fee for such services, a portion of which is payable in quarterly installments, a portion of which is payable five business days following the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Mallinckrodt, for which we have received and may receive compensation, including during the past two years, having advised Mallinckrodt on various strategic alternatives, including Mallinckrodt’s sale of its Therakos business in November 2024. In addition, we in the past have provided, currently are providing and in the future may provide certain investment banking services to GoldenTree Asset Management LP, a significant shareholder of Mallinckrodt and Endo (“GoldenTree”), and certain of its affiliates, for which we have received and may receive compensation, including during the past two years, having advised three ad hoc groups of creditors where GoldenTree was a member of such ad hoc groups and currently advising an ad hoc group of creditors where GoldenTree is a member. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers and, accordingly, hold and/or may at any time hold a long or short position in securities of Mallinckrodt, Endo, GoldenTree and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Mallinckrodt, Endo, GoldenTree and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Mallinckrodt (in its capacity as such) and our opinion is rendered to the Board of Directors of Mallinckrodt in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Mallinckrodt in the Transaction (taking into account the payment of the Per Share Eagle Funded Cash Consideration) is fair, from a financial point of view, to Mallinckrodt.
Very truly yours,
By
/s/ Michael Lefferts

Michael Lefferts
Managing Director

Annex G
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
March 13, 2025
Board of Directors
Endo, Inc.
9 Great Valley Parkway
Malvern, PA 19355
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Mallinckrodt plc (“Macaw”) and its affiliates) of all of the outstanding shares of common stock, par value $0.001 per share (the “Company Shares”), of Endo, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Transaction Agreement, dated as of March 13, 2025 (the “Agreement”), by and among Macaw, the Company and Merger Sub (as defined in the Agreement). The term “Aggregate Consideration” means the aggregate of the Per Share Base Cash Consideration, the Per Share Eagle Funded Cash Consideration and the Per Share Stock Consideration (each as defined in the Agreement).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Macaw, any of their respective affiliates and third parties, including GoldenTree Asset Management, LP, a significant shareholder of the Company and Macaw (the “Significant Shareholder”), and any of its affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At the Company’s request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the combined company with a term loan in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which such affiliate expects to receive compensation. We have provided certain investment banking and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as arranger on a revolving credit facility and issuing a letter of credit. We also have provided certain financial advisory and/or underwriting services to GoldenTree Asset Management and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a financing to Travelodge Hotels Limited, a portfolio company of the Significant Shareholder, in April 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Macaw, any of their respective affiliates and third parties, including the Significant Shareholder and any of its affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also are invested in equity interests of affiliates of the Significant Shareholder.

Such affiliates may co-invest with, and invest in equity interests of, the Significant Shareholder and/or its respective affiliates or funds managed thereby in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; Amendment No. 1 to the Registration Statement of the Company on Form S-1, dated July 25, 2024, including the prospectus incorporated therein, dated July 31, 2024, and each of the six supplements thereto, dated August 28, 2024, August 29, 2024, October 4, 2024, October 29, 2024, November 5, 2024 and January 7, 2024; annual reports to stockholders and Annual Reports on Form 10-K of Endo International plc, a predecessor to the Company, for the five fiscal years ending December 31, 2023; annual reports to stockholders and Annual Reports on Form 10-K of Macaw for the five fiscal years ended December, 29, 2023; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Macaw; certain other communications from the Company and Macaw to their respective stockholders; certain publicly available research analyst reports for the Company and Macaw; certain internal financial analyses and forecasts for Macaw prepared for its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Macaw standalone and pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain internal estimates of the Per Share Eagle Funded Cash Consideration and the Per Share Stock Consideration prepared by the management of the Company in each case, as approved for our use by the Company (the “Consideration Estimates”). We have also held discussions with members of the senior managements of the Company and Macaw regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Macaw; reviewed the reported price and trading activity for the Company Shares and the Ordinary shares, par value $0.01, of Macaw (the “Macaw Shares”); compared certain financial and stock market information for the Company and Macaw with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty pharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the Consideration Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Macaw or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Macaw or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Macaw and its Affiliates) of the Company Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including Sections 7.14 Generics Separation, 7.20 Post-Closing Restructuring and 7.21 Pre-Closing Restructuring of the Agreement, any allocation of the Aggregate Consideration, and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other Macaw and its affiliates) of the Company Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Macaw Shares or the Company Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Macaw or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Macaw or the ability of the Company or Macaw to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Macaw and its affiliates) of Company Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC (GOLDMAN SACHS & CO. LLC)

ANNEX H
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM and ARTICLES OF ASSOCIATION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on [•])

Cert. No.: 522227
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
MEMORANDUM OF ASSOCIATION
1.
The name of the Company is Mallinckrodt public limited company.

2.
The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.
The objects for which the Company is established are:

3.1   (a)
To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)
To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2
To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3
To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4
To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.
3.5
To sell or otherwise dispose of any of the property or investments of the Company.

3.6
To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7
To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9
To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13
To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15
To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17
To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19
To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20
To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22
To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.
3.24
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25
To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28
To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30
To procure the Company to be registered or recognised in any part of the world.

3.31
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32
To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33
To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35
To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.
NOTE:
It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.
The share capital of the Company is US$5,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. “Bankruptcy Code” in this memorandum of association means title 11 of the United States Code §§101-1532.

5.
The liability of the members is limited.

6.
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
-of-
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on [ • ])
PRELIMINARY
1.   (a)
The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

(b)
For the avoidance of doubt, the regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

2.   (a)
In these articles:

“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.
“Acts” means the Act and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.
“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.
“Adoption Date” means the effective date of adoption of these articles.
“Affiliate” means in relation to a person (including, for the avoidance of doubt, a company or other corporate entity):
(a)
any holding company of that person and any subsidiary of: (i) that person; (ii) any holding company of that person; or (iii) a subsidiary or any other subsidiaries of any such holding company;

(b)
any other person which (either directly or indirectly) Controls, is Controlled by or is under Common Control with such person; and

(c)
any fund, account or similar vehicle managed for investment purposes (a “fund”) Controlled by, associated with or managed by (i) such person, including (1) such fund’s general partner or trustee and (2) any entity Controlled or managed by such fund, (ii) an Affiliate of such person or (iii) the same investment manager, advisor or subadvisor that Controls or manages such person or Affiliate or such investment manager, advisor or issuer;

in all cases from time to time; provided, that for purposes of these articles, no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries.
“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.
“articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.
“Bankruptcy Code” means title 11 of the United States Code §§101-1532.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are generally open for business in Ireland and the State of New York.
“CEO” means the Chief Executive Officer (or the person discharging the functions of the Chief Executive Officer by whatever name called other than on an interim basis) of the Company as appointed by the Board from time to time.
“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“Chairman” means the chairperson of the Board appointed in accordance with article 102.
“Company” means the company whose name appears in the heading to these articles.
“Company Competitor” means any person designated on the list of Company competitors maintained, and updated from time to time, by the Board in its good faith discretion (and which the Board shall provide to a Holder upon written request in good faith), provided that no Holders or their Affiliates on the Adoption Date shall be deemed a Company Competitor.
“Confidentiality Agreement” means a confidentiality agreement in respect of any items delivered to an Information Rights Member, which shall be in a customary form reasonably acceptable to the Company; provided, that such confidentiality agreement shall (a) include a customary acknowledgment of the restrictions under U.S. federal securities laws on trading while in possession of material non-public information, and (b) not restrict the disclosure of information received from the Company to other members of the Company or prospective transferees of shares, so long as such members and prospective transferees have entered into a substantially similar confidentiality agreement (or agreed to be subject thereto) and are not Company Competitors.
“Control” means the ability of a person or persons, directly or indirectly, to direct or cause the direction of the management, affairs or policies of another person howsoever arising, or actual direction of the affairs of the other person whether or not under a legal right to do so, including in each case, whether through (including through one or more intermediary entities):
(a)
provisions contained in its constitutional documents or, as the case may be, certificate of incorporation, by-laws or other documentation regulating or managing the affairs of that or any other person;

(b)
by any powers confirmed by any applicable law or regulations;

(c)
the ownership of any interest in, or rights over, voting securities; or

(d)
powers granted under a power of attorney or otherwise;

and “Common Control” and “Controlled” shall be construed accordingly.
“Directors” or the “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.
“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.
“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.
“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or Share interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Issuance” means any allotment or issue of Shares or an Interest in Shares by the Company under or in connection with:
(a)
the issue of Shares (or Interest in Shares) by means of a pro rata distribution to all Holders of any class of Shares;

(b)
the issue of Shares (or Interest in Shares) to any employees, Directors, officers or consultants of the Company or any subsidiary of the Company (both pursuant to and outside of the MIP);

(c)
entry into the Opioid Trust CVR or the issue of Shares (or Interest in Shares) pursuant to the terms of the Opioid Trust CVR;

(d)
the issue or allotment of Shares or Interests in Shares as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company (or any subsidiary of the Company) of another body corporate, firm, partnership or entity;

(e)
the issue of Shares (or Interest in Shares) to banks or other lending or financial institutions, pursuant to a bona fide debt financing or refinancing approved in good faith by the Board;

(f)
the issue of Shares (or Interests in Shares) pursuant to the terms of an examiner’s scheme of arrangement approved by the High Court under the Act; or

(g)
the issue of Shares in a transaction if compliance with the pre-emption rights herein in connection with such issue would require registration under the Securities Act or Exchange Act, if the Board determines that: (i) such issue of Shares and compliance with pre-emption rights cannot be reasonably structured to avoid such registration requirement, whether by limiting the offering of such shares to those Holders that could participate in an offering exempt from the registration requirements of the Securities Act or otherwise, (ii) the Company intends to deregister under the Exchange Act once the Company is eligible to do so or the Company is not then registered under the Exchange Act, and (iii) such registration would reasonably impede or delay the Company’s ability to deregister or maintain deregistration under the Exchange Act.

“First Designator” means the First List Shareholder holding the largest number of issued ordinary shares from time to time (when its holding of ordinary shares is aggregated with those of its Affiliates).
“First List Shareholder” means a person set out in Schedule 1 to these articles of association or any Affiliate of such person, in each case only for so long as such persons are Holders.
“Group” means the Company and its subsidiaries from time to time and for the time being and “Group Company” means any one of them as the case may be.
“Holder” in relation to any Share, means the member whose name is entered in the Register as the holder of the Share or, where the context permits, the members whose names are entered in the Register as the joint holders of Shares.
“Information Rights Members” means the Holders who (i) have executed and delivered to the Company a Confidentiality Agreement and (ii) are not Company Competitors.
“Interest in Shares” means, in relation to any Share or Shares a “disclosable interest” as set out in section 258 of the Act, any right convertible into or exercisable or exchangeable for Shares whether directly or indirectly through one or more intermediary rights, or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for Shares, or any right to receive, or to direct the payment or receipt of, any dividend referable to any Share or Shares.
“MIP” means any management incentive plan adopted by the Company, which shall authorise the issuance of up to 10% of the total ordinary shares (calculated on a fully-diluted basis) to the directors, officers, and/or employees of Company and/or its subsidiaries, in each case, in accordance with the terms and conditions of such MIP and as authorized from time to time by the Board or any compensation committee (by whatever name called) of the Board.
“MIP Awards” means any equity awards granted pursuant to the MIP.
“MIP Shares” means any shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.
“Nominating and Selection Committee” means the nominating and selection committee (or any successor committee by whatever name called), which shall be comprised as set out in article 125 (and, for the avoidance of doubt, the members of the Nominating and Selection Committee may comprise persons who are not Directors).
“Office” means the registered office from time to time and for the time being of the Company.
“Opioid Trust CVR” has the meaning assigned to “MDT II CVR” in the restructuring and support agreement entered into by the Company on 23 August 2023.
“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.
“Pre-Emption Shareholder” means a Holder which, together with any Affiliates, represents 1% or more in nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).
“Proportionate Entitlement” means in relation to any Holder, the proportion as nearly as may be (without involving fractions of Shares) which the aggregate nominal value of the ordinary shares held by that Holder, bears to the aggregate nominal value of all the issued ordinary shares.
“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Redeemable Shares” means redeemable shares in accordance with the Act.
“Register” means the register of members maintained by the Company’s transfer agent, to be kept as required in accordance with the Act.
“Required Consent” means any merger control, competition law, regulatory, licencing or other consent, clearance, approval, authorisation or permission of a governmental body that is required to enable a proposed transfer of Shares.
“Sale Transaction” means (a) any direct or indirect merger, consolidation, recapitalization, sale or other transfer, issuance or disposition of equity securities or other transaction or series of related transactions, the result of which is that the Holders of Shares immediately prior to such transaction cease to own, directly or indirectly, Shares representing at least 50% of the economic or voting rights of the issued Shares (or in the respective successor entity thereto resulting from such transaction) immediately after such transaction (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), or (b) the sale, transfer or other disposition of all or a majority of the assets of the Company and its subsidiaries, taken as a whole, to one or more third parties.
“seal” means the common seal of the Company and any duplicate of such common seal of the Company.
“Second Designators” means, collectively, the persons set out in Schedule 2 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.

“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any joint secretary.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Share” means any share for the time being in the issued share capital of the Company, and unless the context otherwise provides, includes any Interest in Shares.
“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.
“Third Designators” means, collectively, the persons set out in Schedule 3 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.
(b)
Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)
Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)
A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)
any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)
any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)
The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)
Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

(g)
References to “days” are to calendar days unless otherwise indicated.

(h)
For purposes of these articles (including any ancillary agreements entered into in connection with these articles), when calculating a Holder’s ownership percentage, such Holder’s Shares shall be aggregated together with the Shares held by such Holder’s Affiliates (including any Affiliated funds that are under common management) including Shares held through nominees of such Affiliates, provided that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under these articles, the same Share and/or Interest in Shares shall not be counted more than once.

SHARE CAPITAL AND VARIATION OF RIGHTS
3.   (a)
The share capital of the Company is US$5,000,000 and €25,000 divided into 500,000,000 ordinary shares of US$0.01 each, and 25,000 ordinary A shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

(b)
The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)
the right to participate pro rata in all dividends declared by the Company; and

(iii)
the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

(c)
The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)
Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article 3) and shall not entitle its holder to any further or other right of participation in the assets of the Company.
(ii)
Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.
(iii)
Acquisition of Ordinary A Shares

The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article 3(c)(iii) shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 159 – 164.
(iv)
Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.
(d)
Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any ordinary share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.

4.
Subject to the provisions of the Act and the other provisions of these articles, the Company may:

(a)
pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)
subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

5.
Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.
If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting referred to in this article 6 the provisions of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.

7.
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8.   (a)
Subject to the provisions of these articles relating to new shares, the Shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no Share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.
(b)
Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)
The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)
The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article 8 as if section 1022 of the Act did not apply to any such allotment provided such allotment is pursuant to either paragraph (e) or is an Exempted Issuance. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)
Save for the allotment of securities under an Exempted Issuance, all new Shares (or Interest in Shares) which the Directors propose to issue (“New Shares”) shall be offered first to each of the Pre-Emption Shareholders in proportion to their respective Proportionate Entitlements and at the same price, in accordance with the following procedure:

(i)
The Company shall by notice in writing offer to each Pre-Emption Shareholder the opportunity to subscribe for New Shares specifying:

(A)
the number of New Shares offered;

(B)
the subscription price per New Share; and

(C)
the time period (not being less than ten Business Days) within which the offer, if not accepted in writing, shall be deemed to be declined (in this article 8(e), the “Offer Period”).

(ii)
It shall be also open to each such Pre-Emption Shareholder to specify if it is willing to subscribe for New Shares in excess of its respective Proportionate Entitlement (in this article 8(e), “Excess Shares”) and, if the Pre-Emption Shareholder does so specify, it shall state the number of Excess Shares.

(iii)
Following expiry of the Offer Period, the Board shall allocate the New Shares among the Pre-Emption Shareholders in the following manner:

(A)
if the total number of New Shares applied for is equal to or less than the available number of New Shares, the Company shall allocate the number of new shares applied for under the applications; or

(B)
if the total number of New Shares applied for is more than the available number of New Shares, those New Shares shall be allocated to each Pre-Emption Shareholder in proportion to its Proportionate Entitlement (or such lesser number of New Shares for which he may have applied) and applications for Excess Shares by Pre-Emption Shareholders shall be allocated under such applications or, in the event of competition, to each such Pre-Emption Shareholder applying for Excess Shares in the proportion which the aggregate nominal value of the ordinary shares held by such Pre-Emption Shareholder bears to the aggregate nominal value of the ordinary shares held by all Pre-Emption Shareholders applying for Excess Shares (as nearly as may be), provided that no such applicant Pre-Emption Shareholder shall be allocated more Excess Shares than it shall have stated itself willing to take.
(iv)
The Company shall within five Business Days of the expiry of the Offer Period give notice of each such allocation (in this article 8(e), an “Allocation Notice”) to the applicant Pre-Emption Shareholders and shall specify in the Allocation Notice the place and time (being not earlier than five Business Days and not later than ten Business Days after the date of the Allocation Notice) at which the subscription for the New Shares shall be completed.

(v)
Any New Shares in respect of which an offer made under article 8(e)(i) is accepted shall be allotted and issued on the basis of such offer and each relevant applicant Pre-Emption Shareholder shall be obliged to subscribe accordingly.

(vi)
To the extent that any New Shares so offered are not taken up during the Offer Period the Board may, within five Business Days, at its sole discretion, allot such unallocated New Shares to such persons as the Board thinks proper, provided that such New Shares shall be offered on terms no more favourable than such New Shares were first offered to the Pre Emption Shareholders under Article 8(e)(i).

(vii)
The provisions set out in this article 8(e) shall not apply to an Exempted Issuance.

(viii)
Notwithstanding the provisions of these articles, the Company shall also comply with all applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder to the extent applicable to the matters set forth in this article 8.

(f)
Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any Shares by any allottee in favour of some other person.

9.
If by the conditions of allotment of any Share, the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the Share.

10.
The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.

12.
No person shall be entitled to a share certificate in respect of any ordinary share held by them in the share capital of the Company, whether such ordinary share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

13.
The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

14.   (a)
The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this article 14. The Company’s lien on a Share shall extend to all moneys payable in respect of it.

(b)
The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 Clear Days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the Holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)
To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the Share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

15.   (a)
Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

(b)
A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)
The joint Holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(d)
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)
An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)
Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

(g)
The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) 15% per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)   (i)
If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(ii)
The notice shall name a further day (not earlier than the expiration of 14 Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

(iii)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Shares and not paid before forfeiture. The Directors may accept a surrender of any Share liable to be forfeited hereunder.

(iv)
On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and thereupon he shall be registered as the Holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(j)
A person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the Shares.

(k)
A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

(l)
The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)
The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

TRANSFER OF SHARES
16.   (a)
The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)
Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

17.
Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the Shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

18.
Save in respect of Dragged Shares, Tag Shares, any Shares issued pursuant to the terms of the Opioid Trust CVR or the sale of the entire issued share capital of the Company, a Holder may only:

(a)
pledge, mortgage, or otherwise create (or permit to be created) any Encumbrance over or in respect of any of its Shares or any Interest in Shares;

(b)
transfer, dispose of, assign, licence, surrender, create any rights over or otherwise alienate all or any part of its Shares or any Interest in Shares;

(c)
enter into any agreement, arrangement, or understanding (whether legally binding or not) in respect of the votes attached to any of its Shares; or

(d)
enter into any agreement to do any of the foregoing;

in each case, where none of the circumstances set out in article 19 apply and the Board shall refuse to register any other purported transfer.
19. The circumstances referred to in article 18 are as follows:
(a)
the transfer would have adverse regulatory or tax consequences to the Company (including any transfers that would result in a violation of U.S. securities laws or the Company being required to register under the Investment Company Act);

(b)
the transferee is a Company Competitor (provided that a transfer of ordinary shares to a private equity fund or financial investor that owns an equity interest in a Company Competitor shall not be deemed to be a transfer to a Company Competitor); or

(c)
the transferor has failed to comply with its obligations in articles 26 – 35.

20.  (a)
The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)
any transfer of a share which is not fully paid;

(ii)
any transfer to or by a minor or person of unsound mind;

(iii)
any transfer where the Board is not reasonably satisfied that the transfer restrictions contained in these articles have been complied with in respect of such transfer (provided that, for the avoidance of doubt, the Board may not decline to register any transfer of shares to a Company Competitor if such transfer is made pursuant to the drag-along and tag-along processes set forth in articles 26 – 35 or a sale in connection with a sale process as set forth in article 43);

(iv)
any transfer where the instrument of transfer has not been correctly stamped in respect of stamp duty; and

(v)
any transfer where the Board is satisfied, based on written advice from outside legal counsel, that any Required Consent has not been obtained.

(b)
The Directors may decline to recognise any instrument of transfer unless:

(i)
the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)
the instrument of transfer is in respect of one class of share only;

(iii)
the instrument of transfer is in favour of not more than four transferees; and

(iv)
it is lodged at the Office or at such other place as the Directors may appoint.

21.
If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

22.   (a)
The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment or postponement of the meeting.

(b)
In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.
23.
Registration of transfers may be suspended at such times and for such period, not exceeding 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

24.
All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

25.
Subject to the provisions of these articles, whenever as a result of a consolidation of Shares or otherwise any members would become entitled to fractions of a Share, the Directors may sell or cause to be sold, on behalf of those members, the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

DRAG ALONG
26.
Drag Along Right

(a)
Notwithstanding any other provision relating to the transfer of Shares under these articles, if a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 26 – 30, the “Selling Shareholder(s)”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a shareholder vote is required) to or with a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) (the “Drag Buyer”), the Selling Shareholder(s) shall have the right, but not the obligation (the “Drag Along Right”) to require all other Holders (the “Dragged Shareholders”) to sell and transfer all of the Shares held by them (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) (the “Dragged Shares”) to the Drag Buyer under these articles (a “Drag Sale”).

27.
Drag Along Mechanism

(a)
The Selling Shareholder(s) may exercise the Drag Along Right by giving notice in writing to the Company (the “Drag Along Notice”) at least 15 Business Days prior to the date upon which the Drag-Along Sale is to be consummated, specifying:

(i)
the name and address of the Drag Buyer;

(ii)
that the Dragged Shareholders are required to transfer all of their Dragged Shares to the Drag Buyer on the same terms (subject to the provisions of article 28) as the Selling Shareholders(s);

(iii)
the proposed consideration payable for the Dragged Shares which shall, for each Dragged Share, be on the same terms, be the same per Share consideration and be in the same form (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) as the consideration offered by the Drag Buyer for the Selling Shareholder’s Shares and the terms and conditions of payment offered by the Drag Buyer;

(iv)
the proposed date, place and time for completion of the Drag Sale which will not be less than ten Business Days from the date of the Drag Along Notice (the “Drag Completion Date”); and

(v)
any other terms and conditions (including warranties, representations or indemnities as to title, capacity or authority) of the Drag Sale which shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries and subject to the provisions of article 28) be the same or less onerous than the terms and conditions applicable to the Selling Shareholder’s transfer of the Selling Shareholder’s Shares to the Drag Buyer.

(b)
Following receipt of a Drag Along Notice in compliance with the requirements set forth in the foregoing clause (a), the Company shall promptly distribute copies of the Drag Along Notice to the Dragged Shareholders. The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(c)
The Drag Sale shall be conditional on the contemporaneous (or earlier) completion of the transfer to the Drag Buyer of all of the Shares held by the Selling Shareholders.

(d)
A Drag Along Notice, once served, shall be irrevocable unless the Selling Shareholder(s) send a written notice to the Company that the Drag Sale will not be completed, in which case, the Drag Along Notice shall (along with all obligations under such Drag Along Notice) lapse.

(e)
The Selling Shareholder(s) shall be entitled to serve a further Drag Along Notice following the lapse of any particular Drag Along Notice.

28.
Commitments of the Dragged Shareholders

(a)
If a Drag Along Notice is delivered by the Company or by or on behalf of the Selling Shareholder(s) to the Dragged Shareholders, each of the Dragged Shareholders shall be required to:

(i)
(A) vote (including by written consent) such Dragged Shareholders’ Shares (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favour of the Drag Sale and (B) not raise any objection against such Drag Sale (including objections relating to consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(ii)
if such Drag Sale is structured as a sale or transfer of Shares, be obligated to sell or transfer to the Drag Buyer, at the closing of such Drag Sale, all Shares held by such Dragged Shareholder (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Shares of the Selling Shareholder(s) of the same class (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), free and clear of any Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws); provided, that the transaction consideration received by the Dragged Shareholders be on the same terms, be the same per Share consideration and be in the same form (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries);

(iii)
if such Drag Sale is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of Shares or other equity interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iv)
execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, confidentiality agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag Sale that the Company, the Selling Shareholder(s) or the Drag Buyer may request and which are executed and delivered by the Selling Shareholder(s) (other than any agreements or documents that relate to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) (the “Drag Sale Documents”), and agree to (A) the same covenants, obligations, indemnities (pro rata with respect to Company matters) and agreements as made by the Selling Shareholder(s) set forth therein, including any obligations as to confidentiality of the terms of the Drag Sale (other than non-competition, non-solicitation and other similar restrictive covenants) on a several and not joint basis and (B) make representations or warranties, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Shareholder, the power and authority of such Dragged Shareholder to enter into the Drag Sale, due authorization, execution and delivery by such Dragged Shareholder of the Drag Sale Documents, enforceability against such Dragged Shareholder of the Drag Sale Documents, good and marketable title (free and clear of all Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws)) of the Shares of such Dragged Shareholder, the consents and notices required to be obtained or made by such Dragged Shareholder in connection with such Drag Sale, and no brokers’ fees owed by such Dragged Shareholder in connection with such Drag Sale; provided, however, that any indemnity and participation in any escrow to be provided in a Drag Sale shall be pro rata and the aggregate amount of liability for each Dragged Shareholder to the Drag Buyer under any indemnity and any escrow to be provided by a Dragged Shareholder in a Drag Sale shall not exceed the amount of gross proceeds payable to such Dragged Shareholder in connection with such Drag Sale (other than, in the case of an indemnity, on account of such Dragged Shareholder’s own fraud);
(v)
use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Shareholder to effectuate such Drag Sale;

(vi)
waive and refrain from exercising any appraisal, dissenters or similar rights;

(vii)
not assert any claim against the Company, any member of the Board or any committee thereof or any other Holder or any of its Affiliates in connection with the Drag Sale;

(viii)
if required by the Selling Shareholder(s), elect, and agree to reimburse and indemnify (subject to a customary cap and customary limitations), a shareholder representative appointed by the Selling Shareholder(s)in connection with a Drag Sale; and

(ix)
not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag Sale, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), or any other Holder or any of its Affiliates (including any Selling Shareholder and any of its Affiliates) in connection with such Drag Sale, or (C) except as permitted under and pursuant to article 95 or as required by law, rule, regulation or legal process, disclose to any person any information related to such Drag Sale (including the identity of the Drag Buyer, the fact that discussions or negotiations are taking place concerning such Drag Sale, or any of the terms, conditions or other information with respect to such Drag Sale); and

(x)
take any and all reasonably necessary actions in furtherance of the consummation of the Drag Sale.

29.
Drag Completion

(a)
Each Dragged Shareholder, on receipt of the Drag Along Notice and accompanying documents, shall be obliged to return to the Company no later than two Business Days prior to the Drag Completion Date:

(i)
if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)
duly executed stock transfer form(s) for its Shares in favour of the Drag Buyer; and

(iii)
duly executed copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(b)
On the Drag Completion Date, subject to receipt by the Company from the Drag Buyer of the consideration in respect of the Dragged Shares, the Company shall deliver to the Drag Buyer the executed share transfer forms and share certificates (or indemnities) in respect of the Dragged Shares and any documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale and shall pay the consideration so received to the Dragged Shareholders in accordance with their entitlements.

(c)
If any Dragged Shareholder fails to execute and deliver transfer(s) in respect of any Dragged Shares held by it under this article 29 (the “Defaulting Dragged Shareholder”):

(i)
the Company may authorise any Director or officer, to execute and deliver as agent and attorney for and on behalf of the Defaulting Dragged Shareholder the transfer of those Dragged Shares to the Drag Buyer and any other documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale;

(ii)
the Company may receive and give a good discharge for the consideration on behalf of the Defaulting Dragged Shareholder and (subject to a stamp certificate being issued in respect of the transfer) enter the name of the Drag Buyer in the Register of members as the registered holder of the Drag Shares so purchased by it, and it shall be no impediment to registration of Shares under this article 29(c) that no share certificate has been produced; and

(iii)
the Board shall, where the consideration is cash, pay the consideration (net of any applicable deductions) in respect of such Defaulting Dragged Shareholder’s Shares into a separate bank account in the Company’s name and shall hold such consideration on trust (but without interest) for the Defaulting Dragged Shareholder and, where the consideration is not cash, hold the consideration on trust (but without interest) and until:

(A)
the Defaulting Dragged Shareholder delivers its share certificate(s) in respect of the relevant Dragged Shares (or an indemnity, in a form reasonably satisfactory to the Company, in respect of any lost share certificate) to the Company; or

(B)
such time as the Board may determine when it shall be paid the consideration (but without interest).

(d)
To secure each Holder’s obligations under these articles, each Holder irrevocably appoints the Company as its attorney and/or agent with authority to act in that Holder’s name and on its behalf to execute and deliver any and all agreements, transfers, instruments, deeds and other documents necessary to give full effect to this article 29 (but no other) (including, without limitations, article 29(a)) and the Company shall be entitled to delegate the exercise of such authority to any Director or officer from time to time.

(e)
Each Selling Shareholder and each Dragged Shareholder will bear its pro rata share (based upon the allocation among each such Dragged Shareholder of the consideration payable in respect of Shares in the Drag Sale) of the costs and expenses of any Drag Sale to the extent such costs and expenses are incurred for the benefit of all Dragged Shareholders or the Company and are not otherwise paid by the Company or the Drag Buyer. Costs and expenses incurred by any Selling Shareholder or Dragged Shareholder on its own behalf will not be considered costs and expenses of the Drag Sale and will be borne solely by such Selling Shareholder or Dragged Shareholder, as applicable.

30.
New Members

(a)
A Drag Along Notice shall be deemed to have been served, on the same terms as the previous Drag Along Notice, on any person who becomes a member of the Company following the issue of a Drag Along Notice but prior to the completion of a Drag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise, following the issue of a Drag Along

Notice but prior to completion of a Drag Sale (a “New Drag Member”). Such New Drag Member shall be required sell and transfer its Shares, and the provisions of articles 26, 27, 28, 29 and this article 30 shall apply mutatis mutandis to such New Drag Member.
TAG ALONG
31.
Tag Along Rights

(a)
If a Holder or Holders that collectively own or hold 50% or more in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 31 – 35, the “Selling Shareholder(s)”) proposes to transfer those Shares (in any transaction or series of related transactions) to a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) or their Affiliates (the “Tag Buyer”), other than a transfer where a Drag Along Notice has been served under the terms of article 27, (a “Tag Sale”), the Selling Shareholder(s) shall offer, or procure that the Tag Buyer offers, each of the other Holders of ordinary shares (each, including, for the avoidance of doubt, the Holders of any MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR, a “Remaining Shareholder”) the opportunity to participate in such Tag Sale (a “Tag Offer”), on the same terms as the Selling Shareholder(s) (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), up to that number of Shares owned or held by such Remaining Shareholder equal to the product of (x) the total number of Shares to be acquired by the Tag Buyer in the proposed Tag Sale and (y) such Remaining Shareholder’s proportionate percentage of the issued Shares collectively owned or held by the Selling Shareholder(s) and all participating Remaining Shareholders (the “Tag Shares”).

32.
Tag Along Mechanism

(a)
The Selling Shareholder(s) shall deliver to the Company notice in writing of the Tag Offer (the “Tag Offer Notice”), at least 15 Business Days before the proposed date for completion of the Tag Sale (which date shall take account of the grant of any Required Consent in respect of the proposed transfer (and if a Required Consent is required, the Selling Shareholder(s), the Company and the Remaining Shareholders shall at their own cost co-operate with each other party, and provide all necessary information and assistance reasonably required by any other party, in connection with (and to facilitate) the grant of such Required Consent, including the making of any necessary applications for such Required Consent) (the “Tag Completion Date”).

(b)
The Tag Offer Notice shall set out:

(i)
the name and address of the Tag Buyer;

(ii)
the number of Tag Shares proposed to be purchased by the Tag Buyer;

(iii)
the Tag Completion Date;

(iv)
the consideration for the Tag Shares;

(v)
where the consideration comprises, in whole or in part, non-cash consideration, a description of such non-cash consideration;

(vi)
the time period within which the Tag Offer must be accepted, which shall not be less than ten Business Days from the date of the Tag Offer Notice (the “Tag Acceptance Period”); and

(vii)
any other terms and conditions (including any warranties, representations or indemnities) of the Tag Offer, provided that:

(A)
the consideration to be received by the Tagging Shareholder shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) be on the same terms, the same per ordinary share consideration and in the same form as the consideration received by the Selling Shareholder(s);

(B)
the Tagging Shareholders shall only be required to make representations and warranties, on a several and not joint basis, regarding: (I) organization, existence and good standing of such Tagging Shareholder; (II) the power and authority of such Tagging Shareholder to enter into the Tag Sale; (III) due authorisation, execution and delivery by such Tagging Shareholder of such documents and agreements required to be executed by the Tagging Shareholders to give effect to the Tag Sale (the “Tag Sale Documents”) and enforceability against such Tagging Shareholder of such documents and agreements; (IV) good and marketable title (free and clear of all Encumbrances) of the Shares of such Tagging Shareholder; (V) the consents and notices required to be obtained or made by such Tagging Shareholder in connection with such Tag Sale; (VI) no conflicts with organizational documents, contracts or law applicable to such Tagging Shareholder; (VII) no legal proceedings against such Tagging Shareholder; and (VIII) no brokers’, finders’ or other fees owed by such Tagging Shareholder in connection with such Tag Sale; and

(C)
any indemnity and participation in any escrow to be provided in such Tag Sale shall be pro rata and not exceed the amount of proceeds payable to such Tagging Shareholder in connection with such Tag Sale (other than, in the case of an indemnity, on account of such Tagging Shareholder’s own fraud).

(c)
Following receipt of a Tag Along Notice in compliance with the requirements set forth in the foregoing clause (b), the Company shall promptly distribute copies of the Tag Along Notice to the Remaining Shareholders. The Tag Offer Notice shall be accompanied by copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(d)
If a Remaining Shareholder wishes to accept the Tag Offer (in such event, a “Tagging Shareholder”), the Tagging Shareholder shall notify the Company in writing within the Tag Acceptance Period (any such notice, a “Tag Response Notice”). Any Remaining Shareholder that does not deliver a Tag Response Notice to the Company prior to expiry of the Tag Acceptance Period shall be deemed to have declined the Tag Offer.

(e)
If any Tagging Shareholder accepts the Tag Offer, completion of the Tag Sale shall be conditional on completion of the sale and purchase of all the Tag Shares held by Tagging Shareholders. The consummation of any proposed Tag Sale (in whole or part) shall occur in the sole discretion of the Selling Shareholder(s), who shall have no liability or obligation whatsoever to any other Holder of Shares participating therein in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Tag Sale (it being understood that any consummation or cancellation in part shall apply proportionally with respect to the Selling Shareholder(s) and the Tagging Shareholders).

(f)
Each Tagging Shareholder shall be obliged to return to the Company no later than two Business Days prior to the Tag Completion Date:

(i)
if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)
duly executed stock transfer form(s) for its Shares in favour of the Tag Buyer; and

(iii)
duly executed copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(g)
Each Tagging Shareholder shall bear its share of the costs of the Tag Sale pro rata to the proceeds received by it in the Tag Sale. Each Tagging Shareholder shall be entitled to receive the consideration in respect of its Tag Shares (less its share of the costs) at the same time as the Selling Shareholder(s) in respect of their Shares.

(h)
If the Tag Buyer fails to make a Tag Offer to all Remaining Shareholders in the Company under these articles 31 – 35, the Selling Shareholder(s) shall not be entitled to complete the Tag Sale, the Company shall not register any transfer and any purported registration of a transfer shall be void.

(i)
If any Tagging Shareholder (a “Defaulting Tagging Shareholder”) electing to participate in a Tag Sale materially breaches any of its obligations under articles 31 or 32 in respect of such Tag Sale or any of its representations or obligations under any of the Tag Sale Documents, then, (i) at the option of the Selling Shareholder(s), such Tagging Shareholder will not be permitted to participate in such Tag Sale and the Tagging Shareholder(s) can proceed to close such Tag Sale excluding the sale of such Tagging Shareholder’s Shares therefrom and (ii) at the option of the Selling Shareholder(s), the number of Shares to be transferred or sold by the Selling Shareholder(s) and the Tagging Shareholder (excluding the Defaulting Tagging Shareholder) shall be recalculated pursuant to article 31 excluding the Defaulting Tagging Shareholder from such calculation.

(j)
The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag Sale and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag Sale. Pending the completion of any proposed Tag Sale, the Company shall comply with the terms of the Tag Sale Documents to which it is a party and shall use commercially reasonable efforts to operate the Company and its subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag Sale Documents).

(k)
If, within 120 calendar days after delivery of the Tag-Along Response Notice, the Selling Shareholder(s) have not completed the transfer or sale of its Shares on the same terms and conditions set forth in the Tag Offer Notice, the Selling Shareholder(s) shall return to each Tagging Shareholder any documents in the possession of the Selling Shareholder(s) executed by the Tagging Shareholders in connection with the proposed Tag Sale.

(l)
Notwithstanding the provisions of these articles, the Company and any Selling Shareholder shall also comply with all applicable requirements of the Securities Act and the rules and regulations thereunder with respect to the matters set forth in articles 31 – 35.

33.
New Members

(a)
A Tag Offer Notice shall be deemed to have been served, on the same terms as the previous Tag Offer Notice, on any person who becomes a member of the Company following the issue of a Tag Offer Notice but prior to completion of a Tag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise (for the purposes of these articles 31 – 35, a “New Tag Member”). Such New Tag Member may elect to sell and transfer such proportion of the Shares acquired by it as represents, as nearly as may be, the proportion which the total number of Tag Shares bears to the total number of Shares in issue and the provisions of articles 31 – 35 shall apply mutatis mutandis to the New Tag Member.

34.
Non-Acceptance by Shareholders

(a)
If some or all of the Remaining Shareholders decline, or are deemed to have declined, the Tag Offer, the Tag Sale is permitted to be made provided:

(i)
it is completed within 90 Business Days of the expiry of the Tag Acceptance Period or if applicable, the long-stop date for the satisfaction of the Required Consent (as agreed between the Selling Shareholder and the Tag Buyer); and

(ii)
it takes place on terms and conditions no more favourable in any material respect to those stated on the Tag Offer Notice.

(b)
All Holders agree to vote their Shares for the Tag Sale at any meeting of Holders (or any class) called to vote on or approve the Tag Sale and/or consent in writing to the Tag Sale.

35.
Non Completion of Tag Sale

(a)
If the Tag Sale is not completed within the period set out in article 34, the Selling Shareholder shall promptly return to the Tagging Shareholders all documents (if any) previously delivered in respect of the Tag Sale, and all the restrictions on transfer contained in these articles with respect to Shares held or owned by the Selling Shareholder and such Tagging Shareholder shall again be in effect.
TRANSMISSION OF SHARES
36.
In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any Share which had been jointly held by him with other persons.

37.
Any person becoming entitled to a Share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Shares by that member before his death or bankruptcy, as the case may be.

38.
If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the Share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

39.
A person becoming entitled to a Share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the Share, except that he shall not, before being registered as a member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL
40.
The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

41.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)
subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(c)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

42.
The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its share capital, any capital redemption reserve fund, any share premium account or any undenominated capital in any manner and with and subject to any incident authorised, and consent required, by law.

SALE PROCESS
43.
A Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) shall be entitled, upon reasonable written notice to the Board, to require the Board to initiate a process for a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) and appoint a financial advisor, in each case, within a reasonable time specified by such Holder or Holders. The Board and the Company shall, and shall cause their respective employees and representatives to, co-operate with and assist fully such financial advisor who shall have full access to all relevant information of the Company (subject to such financial advisor entering into a confidentiality agreement which shall be in a customary form reasonably acceptable to the Company) to enable a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) to be effected and shall meet with such financial advisor and / or any prospective purchaser if required. Subject to all applicable laws, the fees and expenses of such financial advisor shall be borne by the Company or another Group Company.

44.
Where article 43 applies, the Company shall provide Information Rights Members with regular updates on the sale process and prompt notice of any material developments of such process.

SALE, LEASE OR EXCHANGE OF ASSETS
45.
The Directors shall not sell, lease or exchange all or substantially all of the Company’s property and assets, including the Company’s goodwill and its corporate franchises, (a “Substantially Entire Asset Sale”) without the prior consent of a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), but subject to obtaining such consent, the Directors are authorised to effect such a Substantially Entire Asset Sale upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other company or companies, as the Directors deem expedient and for the best interests of the Company. Notwithstanding authorisation or consent to a Substantially Entire Asset Sale by the members, the Board may, in good faith consistent with the Directors’ fiduciary duties, abandon such sale, lease or exchange without further action of the members, subject to the rights, if any, of third parties under any contract relating thereto. Notwithstanding the foregoing, no approval or resolution adopted by the members shall be required for a sale, lease or exchange of property and assets of the Company to a subsidiary.

This article 45 shall not be deemed to limit or otherwise modify articles 43 or 44. For the purposes of this article 45:
(a)
the property and assets of the Company include the property and assets of any subsidiary of the Company; and

(b)
“subsidiary” means any entity wholly owned and controlled, directly or indirectly, by the Company and includes, without limitation, companies, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.

GENERAL MEETINGS
46.
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next. This article 46 shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

47.
Subject to the Act, all general meetings of the Company may be held outside of Ireland.

48.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

49.
The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or on requisition of the Company’s auditors, or in default may be convened by such requisitionists, as provided in section 178(3) Act.

50.
All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum shall be one or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting;

(b)
any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)
on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

51.
A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS
52.   (a)
Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice.

(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Company’s auditors.

(c)
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

53.
Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than 28 days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PROCEEDINGS AT GENERAL MEETINGS
54.
All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.
55.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, at any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in articles 116, 118, 122 and 123 and must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, such nomination or proposal must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in 116, 118, 122 and 123 and a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

56.
At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

57.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating and appointing Directors set out therein, nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, (b) by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that Directors shall be elected at such meeting, by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination, provided always no Director shall be proposed contrary to the limitations on the nomination and appointment of Directors set out in articles 116, 118, 122 and 123. The immediately preceding sentence shall be the exclusive means for a member to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members.

58.
Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

59.
No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Holders, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

60.
Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 52 in the event that such meeting is to be reconvened.

61.
The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person nominated by the Board (or if the Board has not nominated any such person prior to the meeting or such person is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

62.
If at any general meeting no person nominated in accordance with article 61 is willing to act as Chairman or if no such person is present within 15 minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

63.
The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:

(a)
the Chairman; or

(b)
by at least three members present in person or by proxy; or

(c)
by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)
by a member or members holding Shares in the Company conferring the right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right.

Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
The demand for a poll may be withdrawn.
65.
Except as provided in article 66, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.
A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

67.
Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to any other vote he may have.

68.
Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of Shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any Share held by him unless all monies then payable by him in respect of that Share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS
69.
Without qualification or limitation, subject to article 81, and subject to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set out in articles 116 and 118, for nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 55, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

70.
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual general meeting and not later than the close of business on the later of the 60th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; provided, further, that with respect to the 2024 annual general meeting, notice by the member must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

71.
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

72.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, and subject to article 81, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing, to the Secretary.

73.
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.
74.
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

75.
To be in proper form, a member’s notice (whether given pursuant to articles 69 – 71 or articles 72 – 74) to the Secretary must include the following, as applicable:

76.
As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective Affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member, such beneficial owner and their respective Affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (I) any direct or indirect interest of such member in any contract with the Company, any Affiliate of the Company or any Company Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such member and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
77.
If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 76 above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

78.
As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 76 above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

79.
With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 76 and 78 above, also include a completed and signed questionnaire, representation and agreement required by article 82. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.

80.
Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in articles 69 – 82; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered pursuant to articles 54 – 58.

81.
Nothing in these articles shall be deemed to affect any rights (i) of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or directors or any other business proposal.

82.
Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, and without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116 and 118, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 69 – 81) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS
83.
Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a show of hands every member present in person and every proxy shall have one vote, but so that no one member shall on a show of hands have more than one vote in respect of the aggregate number of shares of which he is the Holder, and on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

84.
When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

85.
A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.

86.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

87.
Votes may be given either personally or by proxy.

88.   (a)
Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting; provided, that each proxy is appointed to exercise the rights attached to a different share or shares held by the member. The appointment of a proxy shall be in any form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Acts and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Acts. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Acts, if not so delivered the appointment shall not be treated as valid.

(b)
Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

89.
Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

90.
An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

91.
Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

92.   (a)
A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.

(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

93.
The instrument appointing a proxy shall, be deemed to confer authority to demand or join in demanding a poll.

94.
Subject to the Act and the Exchange Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Act. Any such resolution shall be served on the Company.

INFORMATION RIGHTS
95.
The Company shall enter into an information rights deed (“Information Rights Deed”) for the benefit of the Information Rights Members from time to time in a form agreed between the Information Rights Members and the Company, governing the provision of information by the Company to such Information Rights Members. Upon becoming an Information Rights Member, a Holder shall be deemed to have the benefit of and be bound by the obligations of the Information Rights Deed.

DIRECTORS
96.
The number of Directors constituting the Board shall be seven; provided, that the Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

97.
The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed number in article 96 the provisions of article 123 shall apply. If, at any annual general meeting of the Company, the number of Directors is reduced below the minimum number prescribed in the Act due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the minimum number prescribed in the Act in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.

98.
Each Director shall be paid a fee for their services at such rate as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

99.
If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

100.
A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

101.
Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

CHAIRMAN
102.
The Chairman will be selected from amongst the Directors by the Nominating and Selection Committee. In the event that the Nominating and Selection Committee ceases to exist, any replacement of the Chairman will be determined by a majority of the Board.

BORROWING POWERS
103.
Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS
104.
The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts and to such directions, not being inconsistent with the Acts or these articles, as may be given by the Board in general meeting.

105.
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

106.
The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

107. (a)
Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the Directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)
As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

(d)
Nothing in section 228(1)(d) or section 228(1)(f) of the Act shall restrict a Director from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that may from time to time be presented to Directors other than in their role as directors of the Company, even if the opportunity is one that the Company or its subsidiaries might reasonably be expected to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Directors shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be deemed to have breached any fiduciary or other duty solely by reason of the fact that such Director pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. Without prejudice to the generality of the foregoing, a business opportunity shall not be deemed to be an opportunity of the Company if it is an opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in line with the Company’s business or is of no advantage to it or is one in which the Company has no interest or reasonable prospect.
108.
Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(a)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article 108 to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate tax authorities;

(vi)
any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire Shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit; or

(vii)
any proposal concerning the giving of any indemnity pursuant to article 168(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article 114 and article 168(b).

(b)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph 108(a)(iv)) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)
For the purposes of this article 108, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)
The Company by Ordinary Resolution may suspend or relax the provisions of this article 108 to any extent or ratify any transaction not duly authorised by reason of a contravention of this article 108.

109.
A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

110.
The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

111.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

112.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

113.
The Directors shall cause minutes to be made in books provided for the purpose:

(a)
of all appointments of officers made by the Directors;

(b)
of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

114.
The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article 114, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.
DISQUALIFICATION OF DIRECTORS
115.
The office of a Director shall be vacated ipso facto if the Director:

(a)
is restricted or disqualified to act as a Director under the Acts; or

(b)
resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)
is removed from office under article 116 or 122.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS
116.
The Board shall be constituted as follows:

(a)
the CEO for the time being;

(b)
the First Designator shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “First Designated Director”), in each case, by notice in writing to the Company, provided that this shall only be the case where the First Designator holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(c)
the Second Designators shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “Second Designated Director” and together with the First Designated Director, the “Designated Directors”), in each case, by notice in writing to the Company, provided that this shall only be the case where at least one member of the Second Designators holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and

(d)
up to four other directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Remaining Directors”),

provided that the Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Company, as such agreement is amended or replaced from time to time.
117.
Where the First Designator or at least one member of the Second Designators ceases to hold at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), their respective appointment and removal rights pursuant to article 116(b), article 116(c), article 122 and article 123 shall be deemed rescinded.
118.
Notwithstanding anything to the contrary in these articles, but subject to the Acts, the Remaining Directors may only be persons nominated by a resolution of the Nominating and Selection Committee pursuant to articles 125 and 126, provided that when articles 125 and 126 empower the Nominating and Selection Committee to nominate less than four persons, any such Remaining Directors that are not to be nominated by the Nominating and Selection Committee may be nominated or appointed in accordance with the other provisions of these articles.

119.
For the avoidance of doubt, subject always to compliance with article 116(a), at every annual general meeting of the Company, all of the Directors (other than the Designated Directors) shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

120.
Subject to the appointment rights of the First Designator and Second Designators set out in article 116, every Director shall be eligible to stand for re-election at an annual general meeting.

121.
For the avoidance of doubt, subject always to compliance with article 116(a), if a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

122.
The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director; provided, that notwithstanding the foregoing and insofar as permitted by the Act, (i) so long as the First Designator retains its appointment and removal rights pursuant to article 116, the First Designated Director may only be removed or replaced at any time by the First Designator, (ii) so long as the Second Designators retain their appointment and removal rights pursuant to article 116, the Second Designated Director may only be removed or replaced at any time by the Second Designators, (iii) other than removals by the Board for cause, so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, the Remaining Directors in respect of which it retains such rights may only be removed or replaced by the Nominating and Selection Committee, and (iv) the CEO may only be removed or replaced as a Director by resolution of the Board. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

123.
The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office at an annual general meeting or under article 122 and the Company by Ordinary Resolution may appoint any person to be a Director to fill a Board vacancy; provided that in any circumstance in which the number of Director nominees exceeds the number of Directors to be elected (whether to fill a vacancy pursuant to this article 123 arising from a removal or if members have the right to nominate directors for election at an annual general meeting or otherwise) (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors (by which it is meant in priority of those receiving the highest number of votes in absolute terms (and not by relative percentage of votes cast) in their respective separate resolutions until the maximum number of Directors have been appointed (provided that no such Director shall be elected where their separate resolution has not been passed)); provided further that if such members do not appoint a Director to fill such vacancy within 45 days after the occurrence of such vacancy, the Board may appoint a Director to fill such vacancy until the next meeting of the members held for the purpose of electing Directors; provided, further, that, notwithstanding the foregoing, (i) so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, any vacancy on the Board previously held by a Remaining Director (whether due to resignation, removal, failure to be re-elected or otherwise) in respect of which it retains such rights shall remain open until the Nominating and Selection Committee has appointed a replacement (subject to re-election at the next annual general meeting),

(ii) so long as the First Designator and Second Designators retain their appointment and removal rights pursuant to article 116, any vacancy on the Board previously held by a First Designated Director or Second Designated Director (whether due to resignation, removal, failure to be re-elected or otherwise), as applicable, shall remain open until the First Designator or Second Designators, as applicable, has designated a replacement, and (iii) the CEO may only be removed or replaced as a Director by resolution of the Board.
124.
The Directors may appoint any person to fill the following positions:

(a)
Secretary (including more than one Secretary to act as joint secretary):

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.
A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.
The Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.
(b)
Assistant Secretaries:

The Assistant Secretaries shall have such duties as the Secretary shall determine.
In addition to the Board’s power to delegate to committees pursuant to article 131, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, CEO, President, Vice President, Treasurer, Controller and Assistant Treasurer.
NOMINATING AND SELECTION COMMITTEE
125.
Composition of the Nominating and Selection Committee

(a)
The Nominating and Selection Committee shall be comprised of:

(i)
four members appointed by the First List Shareholders (by notice in writing to the Company) (the “First List Members”), who may be removed and replaced from time to time by the First List Shareholders by notice in writing to the Company, in each case for so long as the First List Shareholders collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(ii)
four members appointed by the Second Designators (by notice in writing to the Company) (the “Second List Members”), who may be removed and replaced from time to time by the Second Designators by notice in writing to the Company, in each case for so long as the Second Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and

(iii)
two members appointed by the Third Designators (by notice in writing to the Company) (the “Third List Members” and together with the First List Members and the Second List Members, the “Committee Members”), who may be removed and replaced from time to time by the Third Designators by notice in writing to the Company, in each case for so long as the Third Designators collectively own or hold at least 5% of the issued ordinary shares

(calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).
(b)
Where any of the First List Shareholders, Second Designators or Third Designators, in each case, collectively, cease to own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the First List Members, Second List Members or Third List Members (as applicable) shall immediately cease to be members of the Nominating and Selection Committee and shall give notice in writing of same to the Company; provided that if any of the First List Shareholders, Second Designators or Third Designators, having ceased to be members of the Nominating and Selection Committee pursuant to this article (b), subsequently own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), such First List Shareholders, Second Designators or Third Designators (as applicable) shall (upon notice in writing to the Company) become entitled to exercise the appointment rights set out in article (a).

(c)
All provisions of these articles relating to proceedings of the Board shall, mutatis mutandis, apply to proceedings of the Nominating and Selection Committee; provided that the Nominating and Selection Committee shall act only by unanimous resolution.

(d)
The Nominating and Selection Committee shall have authority to retain and terminate, at the expense of the Company, any third-party recruiting firm as it determines appropriate to assist it in the nomination of the Remaining Directors, and to approve the fees and other retention terms of any such recruiting firm. Such recruiting firm shall report directly to the Nominating and Selection Committee.

126.
Rights of the Nominating and Selection Committee to nominate the Remaining Directors

(a)
The number of Remaining Directors (or their replacements) which the Nominating and Selection Committee may nominate shall be as follows:

(i)
For so long as the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 40% or more of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall continue to be entitled to nominate four Remaining Directors (or their replacements);

(ii)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 30% or more (but less than 40%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate three Remaining Directors (or their replacements);

(iii)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 20% or more (but less than 30%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate two Remaining Directors (or their replacements);

(iv)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 10% or more (but less than 20%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate one Remaining Director (or their replacement).

(b)
Where the number of Remaining Directors that were nominated by the Nominating and Selection Committee at any time falls below the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a), the Nominating and Selection Committee shall, at least 20 Business Days prior to the publication of the notice of meeting for the Company’s next annual general meeting, notify the Company in writing of the Remaining Directors who shall be nominated by the Nominating and Selection Committee (which number shall not exceed the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a)).

(c)
The Nominating and Selection Committee shall no longer be entitled to nominate, remove or replace any Remaining Directors where:

(i)
the First List Shareholders, the Second Designators and the Third Designators collectively own or hold less than 10% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); or

(ii)
no Committee Member remains on the Nominating and Selection Committee,

and in such case the Nominating and Selection Committee shall cease to exist.
(d)
The initial Remaining Directors on the Adoption Date shall be appointed by the Nominating and Selection Committee on, or as soon as reasonably practicable after, the Adoption Date by notice in writing to the Company (and shall be subject to re-election at the next occurring annual general meeting).

(e)
For the avoidance of doubt, the rights set forth in article 125 and this article 126 shall not be transferable to any third party.

PROCEEDINGS OF DIRECTORS
127. (a)
The Directors shall meet together, at least quarterly and as often as necessary for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit.

(b)
The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Such majority must include each of the Designated Directors; provided that if a Designated Director fails to attend three successive meetings of the Board and consequently a quorum is not available at such meetings, a quorum will not require the attendance of such Designated Director solely for the next duly called meeting.

(c)
Questions arising at any meeting shall be decided by a majority of votes cast by Directors present or represented at such meeting. Each Director present and voting shall have one vote.

(d)
Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any Director may be situated in any part of the world for any such meeting.

128.
The Chairman or any two Directors acting together may, and the Secretary on the requisition of the Chairman or any two Directors shall, at any time summon a meeting of the Directors.

129.
The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the minimum number fixed by the Act as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

130.
If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may designate any other person to be Chairman of the meeting.

131.
The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. The members of committees of the Board will be appointed by a majority of the Board and shall include in all cases each of the Designated Directors unless any Designated Director(s) declines, in his or her sole discretion, to serve on any such committee (subject to the exclusion of Directors from meetings of committees considering transactions (i) with such Director or such Director’s Affiliates, or (ii) in the case of a Designated Director, with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director). Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum (which shall include the Designated Directors, unless any Designated Director(s) declined to serve on such committee, subject to the exclusion of Designated Directors from meetings of committees considering transactions (i) in respect of which the Designated Director has a conflict or (ii) with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director) unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees. This article 131 is subject to articles 125, 126 and 132.

132.
The members of the Nominating and Selection Committee shall be as set out in article 125. For the avoidance of doubt, members of the Nominating and Selection Committee may include one or more Holders, including one or more persons listed on Schedule 1, Schedule 2 or Schedule 3 attached to these articles.

133.
A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

134.
All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

135.
Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail, telephone, email, or any other electronic means not less than 48 hours before the date of the meeting or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances and shall specify the purpose of such meeting and provide other customary information regarding the topics to be considered. Any Director may waive any notice required to be given under these articles, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director.

136.
A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

137.
Unless otherwise agreed by the Board, and except as otherwise required by applicable law or the tax residency requirements of any relevant jurisdiction, the Board shall procure that the board of directors

(or similar governing body) (the “Subsidiary Boards”) of each wholly-owned subsidiary of the Company shall include such of the Directors then serving on the Board that request such appointment; provided, that each Designated Director may, in his or her sole discretion, decline to serve on any such Subsidiary Board. Each Director shall upon request be provided with a list of the Company’s wholly-owned subsidiaries (which list shall be updated from time to time).
BOARD OBSERVERS
138.
The following parties shall each be entitled, at any time and from time to time by notice in writing to the Company to nominate one board observer (the “Observers”) to attend (but not to vote) at meetings of the Board and to request the removal from office of any such person so nominated with or without the appointment of some other person in their place:

(a)
the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 1 to these articles (the “First Appointer”); and

(b)
the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 2 to these articles (the “Second Appointer”), for such time as the First Appointer or (as the case may be) the Second Appointer holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR).
139.
The Observers shall be entitled to receive notice of Board meetings, copies of the Board minutes of meetings and copies of all other papers circulated to the Board and any committees as if he / she were a Director, provided that the Observers shall have entered into a confidentiality agreement, which shall be in a customary form reasonably acceptable to the Company, in respect of any information concerning the Company which may come into their possession in their role as Observers.

140.
The Board shall have the right to exclude the Observers from portions of a Board meeting or omit to provide the Observers with certain information if the Observer or an Affiliate thereof is a Company Competitor or if the Board believes in good faith, that such exclusion or omission is necessary to:

(a)
preserve the Company’s legal privilege; or

(b)
fulfil the Company’s obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observers shall not be so excluded unless all other persons whose receipt of such materials or presence at a Board meeting would result in a violation of such third party confidentiality obligations are also excluded); or

(c)
protect the Company’s trade secrets, mysteries of trade, or secret processes which relate to the conduct of the business of the Company, or protect against a conflict of interest.

THE SEAL
141. (a)
The Directors shall ensure that the Company seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)
The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES
142.
The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

143.
The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

144.
No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

145.
The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

146.
Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

147.
The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the Shares of the Company.

148.
Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

149.
Any dividend or other moneys payable in respect of any Share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

150.
No dividend shall bear interest against the Company.

151.
If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS
152. (a)
The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(i)
correctly record and explain the transactions of the Company;

(ii)
will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)
will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Acts; and

(iv)
will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.
(b)
The accounting records shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Acts to be prepared and laid before such meeting.

(d)
A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and the Company auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

153.
Subject to the rights granted to Information Rights Members under the Information Rights Deed, the Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors, the Information Rights Deed, or by the Company in general meeting. Subject to the rights granted to Information Rights Members under the Information Rights Deed, no member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading. No member shall be entitled to require discovery of or any information respecting or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would be inexpedient and contrary to the interests of the members of the Company to communicate to the public.
CAPITALISATION OF PROFITS
154.
Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealised revaluation reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article 154, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

155.
Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Acts.

156.
The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five Business Days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five Business Days:

(A)
if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)
if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)
if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five Business Days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.
(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject ordinary shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject ordinary shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject ordinary shares on such basis.

157. (a)
The additional ordinary shares allotted pursuant to articles 154, 155 or 156 shall rank pari passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)
The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 154, 155 and 156 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)
The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

AUDIT
158.
Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES
159.
Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

160. (a)
A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)
by handing same to him or his authorised agent;

(ii)
by leaving the same at his registered address;

(iii)
by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article 160(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)
For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)
Notwithstanding anything to the contrary contained in this article 160, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)
Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the Directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)
Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article 160, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

161.
A notice may be given by the Company to the joint Holders of a Share by giving the notice to the joint Holder whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

162. (a)
Every person who becomes entitled to a Share shall before his name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom he derives his title.

(b)
A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

163.
The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

164.
A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP
165.
If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this article 165 shall not affect the rights of the Holders of Shares issued upon special terms and conditions.

166. (a)
In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

167.
If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.
INDEMNITY
168. (a)
Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by a court of competent jurisdiction.

(b)
The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act. As soon as practicable, but in any event within 30 days of the Adoption Date, the Company shall obtain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions reasonably satisfactory to the Board and shall thereafter use commercially reasonable efforts to cause such insurance policies to be maintained until both (i) the Board and (ii) Holders representing 75% or more in nominal value of the issued ordinary shares (excluding the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) by resolution at a general meeting approve the discontinuance of such insurance (subject and without prejudice to any rights of directors and officers under their indemnification or similar agreements).

(c)
As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(d)
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.
(e)
Any indemnification under this article 168 (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article 168. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)
As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article 168 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)
It being the policy of the Company that indemnification of the persons specified in this article 168 shall be made to the fullest extent permitted by law, the indemnification provided by this article 168 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article 168, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article 168 shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS
169. (a)
The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)
for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)
at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article 169 is located of its intention to sell such share or stock; and

(iii)
the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any Share of any member and any unclaimed cash payments relating to such Share in any manner which it sees fit, including (but not limited to) transferring or selling such Share and transferring to third parties any unclaimed cash payments relating to such Share.

(d)
The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 16(a).

DESTRUCTION OF DOCUMENTS
170.
The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)
any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)
any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:
(i)
the foregoing provisions of this article 170 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)
nothing contained in this article 170 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)
references in this article 170 to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN
171.
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company where, by a resolution of the Directors (including approval from each of the Designated Directors), the Directors are of the good faith opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein, in each case by any third party that is not a Holder or any Affiliate thereof as of the Adoption Date, and subject to the foregoing opinion being in good faith as provided for in this article, the common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors shall be deemed to constitute an action in the best interests of the Company in all circumstances.

172.
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

173.
For the purposes of effecting an exchange of Rights for ordinary shares in the share capital of the Company (an “Exchange”), the Directors may, in accordance with the terms of a Rights Plan:

(a)
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares which are to be exchanged for the Rights; and

(b)
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

MANAGEMENT INCENTIVE PLAN
174.
Notwithstanding anything in these articles to the contrary, unless approved by a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the total number of ordinary shares issued or issuable pursuant to the MIP shall not exceed 10% of the total ordinary shares (calculated on a fully-diluted basis).

SCHEDULE 1
1.
Silver Point;

2.
Marathon;

3.
Eaton Vance;

4.
Hein Park;

5.
Glendon;

6.
Caspian.

SCHEDULE 2
1.
Arini Credit Master Fund Limited;

2.
Square Point Master Fund Limited;

3.
FFI III S.à r.l;

4.
FYI S.à r.l;

5.
Olifant Luxco S.à r.l;

6.
Deerfield Partners, L.P;

7.
Deerfield Private Design Fund IV, L.P;

8.
Hudson Bay Master Fund Ltd;

9.
HB SPV I Master Sub LLC;

10.
J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A., solely as investment adviser and/or trustee on behalf of certain discretionary accounts and/or funds it manages;

11.
Sculptor SC II, LP;

12.
Sculptor Credit Opportunities Master Fund, Ltd;

13.
Sculptor Master Fund, Ltd;

14.
Sculptor Tactical Credit Master Fund I, LP.

SCHEDULE 3
1.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by ADK Soho Fund LP or a subsidiary thereof;

2.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Bardin Hill Investment Partners LP, or a subsidiary thereof;

3.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Brean Asset Management, LLC, or a subsidiary thereof;

4.
Funds and/or accounts, or subsidiaries or affiliates of such funds and/or accounts, managed, advised or controlled by Capital Research and Management Company, or a subsidiary or an affiliate thereof;

5.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Kite Lake Capital Management (UK) LLP, or a subsidiary thereof;

6.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Pentwater Capital Management LP, or a subsidiary thereof;

7.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Stonehill Capital Management LLC;

8.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Two Seas Capital LP, or a subsidiary thereof;

9.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by VR Global Partners, L.P., or a subsidiary thereof;

10.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Whitebox Advisors LLC, or a subsidiary thereof.

Names, addresses and descriptions of subscribers
J. MCGOWAN-SMYTH
For and on behalf of
Fand Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
DIJR Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
AC Administration Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Registrars Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trust Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trustees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Solicitor
Dated 21 December 2012
Witness to the above signatures:
Name:
MAIREAD FOLEY

Address:
ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2

Occupation:
COMPANY SECRETARY

Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on [ • ])

ANNEX I
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM and ARTICLES OF ASSOCIATION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
(as amended by Special Resolution passed on [ • ])
DUBLIN

Cert. No.: 522227
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
MEMORANDUM OF ASSOCIATION
1.
The name of the Company is Mallinckrodt public limited company.

2.
The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.
The objects for which the Company is established are:

3.1	(a)	To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.
(b)
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)
To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2
To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3
To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4
To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.
3.5
To sell or otherwise dispose of any of the property or investments of the Company.

3.6
To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7
To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9
To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13
To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15
To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17
To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19
To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20
To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22
To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.
3.24
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25
To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28
To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30
To procure the Company to be registered or recognised in any part of the world.

3.31
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32
To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33
To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35
To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.
NOTE:
It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.
The share capital of the Company is US$10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each.

5.
The liability of the members is limited.

6.
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.
Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
J. MCGOWAN-SMYTH For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of DIJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of AC Administration Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor	One Ordinary Share
Dated 21 December 2012
Witness to the above signatures:
Name:
MAIREAD FOLEY

Address:
ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2

Occupation:
COMPANY SECRETARY

COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
-of-
MALLINCKRODT PUBLIC LIMITED COMPANY
(as amended by Special Resolution passed on [ • ])
PRELIMINARY
1.
(a)
The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

2.
(a)
In these articles:

“Act” means the Companies Act 2014 and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.
“address” includes, without limitation, any number or address used for the purposes of communication by way of electronic mail or other electronic communication.
“Adoption Date” means the effective date of adoption of these articles.
“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.
“articles” means these articles of association of the Company, as amended from time to time by Special Resolution.
“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“Chairman” means the Director who is elected by the Directors from time to time to preside as chairman at all meetings of the Board and at general meetings of the Company.
“Company” means the company whose name appears in the heading to these articles.
“Court” means the High Court of Ireland.
“Directors” or “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.
“Disclosure Notice” means the notice issued in accordance with Section 1062 of the Act or other applicable law;
“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.
“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

“Group” means the Company and its subsidiaries from time to time and for the time being.
“Holder” in relation to any share, means the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares.
“Office” means the registered office from time to time and for the time being of the Company.
“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.
“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Redeemable Shares” means redeemable shares in accordance with the Act.
“Register” means the register of members to be kept as required in accordance with the Act.
“seal” means the common seal of the Company and any duplicate of such common seal of the Company.
“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any Assistant Secretary or joint secretary.
“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.
(b)
Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)
Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Act or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)
A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)
any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)
any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)
The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)
Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

SHARE CAPITAL AND VARIATION OF RIGHTS
3.	(a)	The share capital of the Company is US$10,000,000 and €25,000 divided into 500,000,000 ordinary shares of US$0.01 each, 500,000,000 preferred shares of US$0.01 each and 25,000 ordinary A shares of €1.00 each.
(b)
The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)
the right to participate pro rata in all dividends declared by the Company; and

(iii)
the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).
(c)
The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)
Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article) and shall not entitle its holder to any further or other right of participation in the assets of the Company.
(ii)
Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.
(iii)
Acquisition of Ordinary A Shares

The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 130 to 135 inclusive.

(iv)
Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.
The rights attaching to the ordinary A shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).
(d)
The Directors are authorised to issue all or any of the authorised but unissued preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

(i)
redeemable at the option of the Company, or the Holders, or both, with the manner of the redemption to be set by the Board including, without limitation that any such class or series may be redeemable

(A)
at such time or times, including upon a fixed date;

(B)
at such price or prices; and

(C)
for such consideration which may be in cash or in specie (with the ability for each Holder to receive a particular form of consideration being subject to such additional requirements to be set by the Board from time to time);

(ii)
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(iii)
entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or

(iv)
convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this article 3(d). The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.
The rights conferred upon the Holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of preferred shares in accordance with this article 3(d).
(e)
Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.
4.
Subject to the provisions of the Act and the other provisions of these articles, the Company may:

(a)
pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)
subject to and in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

5.
Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.	(a)	Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting the provisions of article 39 shall apply.
(b)
The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders.

(c)
The issue, redemption or purchase of any of the 500,000,000 preferred shares of US$0.01 shall not constitute a variation of the rights of the Holders of ordinary shares.

(d)
The issue of preferred shares or any class of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7.
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8.	(a)	Subject to the provisions of these articles relating to new shares, the shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.
(b)
Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.
(c)
The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)
The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article as if section 1022 of the said Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)
Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.
If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the share.

10.
The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.
The Company shall maintain or cause to be maintained the Register in accordance with the Act.

12.
If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register at such location or locations within or outside Ireland as the Board thinks fit. The original Register shall be treated as the register of members of the Company for the purposes of these articles and the Act.

13.
The Company, or any agent(s) appointed by it to maintain the duplicate Register in accordance with these articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of all transfers of shares effected on any duplicate Register and shall at all times maintain the original Register in such manner as to show at all times the member for the time being and the shares respectively held by them, in all respects in accordance with the Act.

14.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring the members or the transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

15.	(a)	The Directors may at any time and in their absolute discretion, if they consider it to be in the interests of the Company to do so, give to any shareholder or shareholders a notice (hereinafter referred to as an “Investigation Notice”) requiring such shareholder or shareholders to notify the Company in writing within the prescribed period of full and accurate particulars of all or any of the following matters, namely:
(i)
his interest in any shares in the Company;

(ii)
if his interest in the share does not consist of the entire beneficial interest in it, the interests of all persons having a beneficial interest in the share (provided that one joint shareholder of a share shall not be obliged to give particulars of interests of persons in the share which arise only through another joint shareholder of the Company); and

(iii)
any arrangement (whether legally binding or not) entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken or the shareholder of such share can be required to transfer the share or any interest therein to any person (other than a joint shareholder of the share) or to act in relation to any meeting of the Company or of any class of shares of the Company in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint shareholder of such share).

(b)
Where an intermediary receives a Disclosure Notice and is in possession or control of the information which is required to be provided pursuant to these articles and applicable law, it shall as soon as practicable provide the Company with that information. Any intermediary that receives a Disclosure Notice and is not in possession or control of the information which is required to be provided pursuant to applicable law, shall as soon as practicable:

(i)
inform the Company that it is not in possession or control of the information;

(ii)
where the intermediary is part of a chain of intermediaries, transmit the request to each other intermediary in the chain known to the first mentioned intermediary as being part of the chain; and

(iii)
provide the Company with the details of each intermediary, if any, to which the request has been transmitted under sub-paragraph (ii).

(c)
If, pursuant to an Investigation Notice, the person stated to own any beneficial interest in a share or the person in favour of whom any shareholder (or other person having any beneficial interest in the share) has entered into any arrangements referred to in paragraph (a)(iii) is a body corporate, trust, society or any other legal entity or association of individuals and/or entities, the Directors may in their absolute discretion give a further Investigation Notice to the shareholders of, and/or any person whom such shareholder has stated as having any beneficial interest in, such a share requiring them to notify the Company in writing within the prescribed period of full and accurate particulars of the names and Addresses of the individuals who control (whether directly or indirectly and through any number of vehicles, entities or arrangements) the beneficial ownership of all the shares, interests, units or other measure of ownership of such body corporate, trust, society or other entity or association wherever the same shall be incorporated, registered or domiciled or wherever such individuals shall reside provided that if at any stage of such chain of ownership the beneficial interest in any share shall be established to the satisfaction of the Directors to be in the ownership of any body corporate any of whose share capital is listed or dealt in on any bona fide stock exchange, unlisted securities market or over the counter securities market, it shall not be necessary to disclose details of the individuals ultimately controlling the beneficial interests in the shares of such body corporate.

(d)
Unless otherwise required by applicable law, where a notice is served pursuant to the terms of this article on the holder of a share and such holder is a central securities depository (or its nominee(s)) acting in its capacity as operator of a securities settlement system, the obligations of the central securities depository (or its nominee(s)) as a holder pursuant to this article shall be limited to disclosing to the Company in accordance with this article such information relating to the ownership of or interests in the share concerned as has been recorded by it pursuant to the rules made and practices instituted by the central securities depository, provided that nothing in this article shall in any other way restrict the powers of the Directors under this article. For the purposes of this article, a person, other than the holder of a share, shall be treated as appearing to be or to have been interested in that share if the holder has informed the Company that the person is, or may be, or has been, or may have been, so interested, or if the Company (after taking account of any information obtained from the registered holder or, pursuant to a Disclosure Notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, or has been, or may have been, so interested.
(e)
Where any member, or any other person with an interest in shares held by such member, is deemed by Section 1048 or 1050 of the Act to have an interest in 3% or more of the issued share capital of the Company, such member or person shall be required to notify the Company both of the existence of such interest and any event which results in the member or person ceasing to be so interested. Such notification shall be made in the same manner and within the same time period as specified in Sections 1052 and 1053 of the Act.

(f)
If at any time the Directors are satisfied that:

(i)
any member has been served with an Investigation Notice, or

(ii)
any member, or any other person appearing to be interested in shares held by such member, has been served with a Disclosure Notice,

and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice has made a statement which is false or inadequate, then the Directors may, in their absolute discretion at any time thereafter by notice (a “Disenfranchisement Notice”) to such member direct that in respect of the shares in relation to which the default occurred (the “Default Shares”) (which expression shall include any further shares which are issued in respect of such shares) the member shall not be entitled to attend or to vote either personally or by proxy at a general meeting of the Company or a meeting of the holders of any class of shares of the Company or to exercise any other rights conferred by membership in relation to general meetings of the Company or meetings of the holders of any class of shares of the Company. Where a Disenfranchisement Notice is served on a central securities depository or its nominee(s) acting in its capacity as operator of a securities settlement system, the provisions of this article shall be treated as applying only to such number of shares as is equal to the number of Default Shares held by the central securities depository or its nominee(s) and not to any other shares held by the central securities depository or its nominee(s).
(g)
Where the Default Shares represent at least three per cent. (3%) of the issued shares of that class (or such other percentage as may be determined under the provisions of Section 1052 of the Act), then the Disenfranchisement Notice may additionally direct that:

(i)
any dividend (or part thereof) or other money which would otherwise be payable in respect of the Default Shares shall be retained by the Company without any liability to pay interest thereon when such money is finally paid to the member and/or

(ii)
no transfer of any shares held by such member shall be registered unless;

(A)
the member is not himself in default as regards supplying the information required; and

(B)
the transfer is part only of the member’s holding and when presented for registration is accompanied by a certificate by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry, the member is satisfied that none of the shares, the subject of the transfer, is a Default Share.

(h)
The Company shall send to each other person appearing to be interested in the shares, the subject of any Disenfranchisement Notice, a copy of the Disenfranchisement Notice but the failure or omission by the Company to do so shall not invalidate such Disenfranchisement Notice.

(i)
Save as herein provided, any Disenfranchisement Notice shall have effect in accordance with its terms for so long as the default in respect of which the Disenfranchisement Notice was issued continues and for a period of one week thereafter provided that the Directors may at the request of the member concerned reduce or waive such one week period if they think fit.
(j)
Any Disenfranchisement Notice shall cease to have effect in relation to any shares which are transferred by such member by means of an Approved Transfer (as defined in article 15(k)(iii)).

(k)
For the purpose of this article:

(i)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has in response to a Disclosure Notice or Investigation Notice either:

(A)
named such person as being so interested; or

(B)
fails to establish the identities of those interested in the shares;

and (after taking into account the said response and any other relevant Disclosure Notice or Investigation Notice) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the Shares;
(ii)
in the case of both an Investigation Notice and a Disclosure Notice, the prescribed period is twenty-eight days from the date of service of the notice except that if the Default Shares represent at least five per cent. (5%) of the issued shares of that class, the prescribed period is fourteen days from such date; and

(iii)
a transfer of shares is an “Approved Transfer” if, but only if:

(A)
it is a transfer of shares to an offeror by way of or in pursuance of an acceptance of a takeover offer, merger, scheme or arrangement or consolidation of the Company; or

(B)
the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(C)
the transfer results from a sale made through a recognised stock exchange.

16.
No person shall be entitled to a share certificate in respect of any Ordinary Share held by them in the share capital of the Company, whether such Ordinary Share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

17.
The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

18.	(a)	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a share shall extend to all moneys payable in respect of it.
(b)
The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the share may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)
To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.
(d)
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

19.	(a)	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.
(b)
A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)
The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(d)
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Act) but the Directors may waive payment of the interest wholly or in part.

(e)
An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)
Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

(g)
The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen percent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)	(i)	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.
(ii)
The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(iii)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(iv)
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)
A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

(j)
A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

(k)
A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(l)
The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)
The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

TRANSFER OF SHARES
20.	(a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or transferor, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)
Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

21.
Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

22.	(a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:
(i)
any transfer of a share which is not fully paid; or

(ii)
any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.
(b)
The Directors may decline to recognise any instrument of transfer unless:

(i)
the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)
the instrument of transfer is in respect of one class of share only;

(iii)
the instrument of transfer is properly stamped (in circumstances where stamping is required);

(iv)
a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company in respect of it;

(v)
the instrument of transfer is in favour of not more than four transferees;

(vi)
it is lodged at the Office or at such other place as the Directors may appoint;

(vii)
the Board is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland and any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

(viii)
the Board is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party to or subject.

23.
If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

24.	(a)	The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment, recess, rescheduling or postponement of the meeting.
(b)
In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than thirty nor less than two days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

25.
Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

26.
All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

27.
Subject to the provisions of these articles, whenever as a result of a consolidation of shares or otherwise any members would become entitled to fractions of a share, the Directors may sell or cause to be sold, on behalf of those members, the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

TRANSMISSION OF SHARES
28.
In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons.

29.
Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be.

30.
If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.
31.
A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL
32.	(a)	The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.
(b)
Subject to the provisions of the Act, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct, or if no such direction be given, as the Directors shall determine.

(c)
Except so far as otherwise provided by the conditions of issue or by these articles, any capital raised by the creation of new shares shall be subject to the provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

33.
The Company may by Ordinary Resolution:

(a)
divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)
subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(d)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled; and

(e)
subject to applicable law, change the currency denomination of its share capital.

34.
The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its company capital (including its share capital, any capital redemption reserve fund or any share premium account or undenominated capital account) in any manner and with and subject to any incident authorised, and consent required, by law.

GENERAL MEETINGS
35.
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next.

36.
Subject to the Act, all general meetings of the Company may be held outside of Ireland.

37.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

38.
The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided in section 178(3) of the Act.

39.
All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum shall be two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

(b)
each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

40.
A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS
41.	(a)	Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a special resolution, shall be called by not less than twenty-one Clear Days’ notice and all other extraordinary general meetings shall be called by not less than fourteen Clear Days’ notice.
(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with, and the proposal is otherwise made in compliance with, the provisions of these articles, including articles 44 to 45 and articles 56 to 65. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Auditors.

(c)
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

42.
Where, by any provision contained in the Act, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Act permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act.

PROCEEDINGS AT GENERAL MEETINGS
43.
All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

44.
At any annual general meeting of the members, only such nominations of individuals for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and for other business to be properly brought before an annual general meeting, such nominations and other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board; (b) otherwise made at the annual general meeting, by or at the direction of the Board; (c) or otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with this article 44 and articles 56 to 65. For nominations of individuals for election to the Board or other business to be properly requested by a member to be made at or brought before an annual general meeting pursuant to this article 44(c), a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board, on the record date for determination of members entitled to vote at such meeting, and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such nomination or other business. This article 44 shall be the exclusive means for a member to make nominations or to bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.
45.
At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting. To be properly brought before an extraordinary general meeting, such business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the extraordinary general meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Act to submit a requisition to the Company to convene an extraordinary general meeting (such requisition, an “EGM Request”) and in accordance with this article 45 and articles 56 to 65; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to members at any such extraordinary general meeting. Nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, or (b) by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting, on the record date for determination of members entitled to vote at such meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination. This article 45 shall be the exclusive means for a member to make nominations or bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members. For the avoidance of doubt, nothing in these articles shall be construed to confer on any member the right to request an extraordinary general meeting or to make nominations or to bring any other business at any extraordinary general meeting (whether requisitioned by members pursuant to an EGM Request or otherwise), or to expand any rights that members have with respect to any extraordinary general meeting that is held in connection with an EGM Request (including any such extraordinary general meeting that is convened by the Board in response to an EGM Request) beyond those rights provided to members under the Act.

46.
No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Holders of shares, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

47.
Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 41 in the event that such meeting is to be reconvened.

48.
The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present at the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person nominated by the Board (or if the Board has not nominated any such person prior to the meeting or the Chairman or such person is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

49.
If at any general meeting no person nominated in accordance with article 48 is willing to act as Chairman or if no such person is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

50.
The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

51.
At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

52.
A poll shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.

53.
On a poll taken at any general meeting or any separate meeting of the Holders of any class of shares in the Company, a Holder, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

54.
Where there is an equality of votes, the Chairman of the meeting shall be entitled to a casting vote in addition to any other vote he may have.

55.
Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all monies then payable by him in respect of that share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS
56.
Subject to article 63, but otherwise without qualification or limitation, for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 44, the member must have given timely notice thereof in writing to the Secretary in proper form, and in accordance with this article 56 and articles 58 to 65, and such other business must otherwise be a proper matter for member action.

(a)
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that no annual general meeting was held in the previous year or the date of the annual general meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than one hundred (100) days prior to the date of such annual general meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment, recess, rescheduling or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these articles.

(b)
Notwithstanding anything in article 56(a) to the contrary, in the event that the number of Directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this article 56, a member’s notice required by this article 56 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.
57.
Subject to article 63, but otherwise without qualification or limitation, for any business to be properly requested to be brought before an extraordinary general meeting by a member, the member must have given timely notice thereof in writing to the Secretary in proper form and in accordance with this article 57 and articles 58 to 65, and such business must otherwise be a proper matter for member action.

(a)
Subject to article 63, in the event that an extraordinary general meeting of members is called by a member of the Company pursuant to an EGM Request, the purpose of which is the election of one or more Directors to the Board, the right of any member to nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting shall be subject to such member having given timely notice thereof. To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than one hundred (100) days prior to the date of such extraordinary general meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the extraordinary general meeting and, if applicable, of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment, recess, rescheduling or postponement of an extraordinary general meeting of members, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these articles.

(b)
Notwithstanding anything in article 57(a) to the contrary, in the event that the number of Directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this article 57, a member’s notice required by this article 57 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

58.
Without prejudice to the generality of articles 56 and 57, to be in proper form, a member’s notice pursuant to articles 44 to 45 and articles 56 to 65 must include the following, as applicable:

(a)
As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or business is brought, as applicable, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Register, of such beneficial owner, if any, and any persons that are acting in concert therewith: (ii) a representation that the member giving the notice is a Holder of shares carrying voting rights entitled to vote at such meeting, will continue to be a Holder of shares carrying voting rights entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to make such nomination or to propose such business; (iii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned of record and owned beneficially by such member, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Company or with a value derived in whole or in part from the value of any security of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any security of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any security of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any security of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying securities of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder, the beneficial owner, if any, or any of their respective affiliates, or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of securities of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any of their respective affiliates or associates, or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith has or pursuant to any proxy, contract, understanding or relationship may acquire any right to vote any security of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, directly or indirectly, the intent, purpose or effect of which may be to mitigate loss to, transfer to or from any such person, in whole or in part, any of the economic consequences of ownership or reduce the economic risk (of ownership or otherwise) of any security of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, with respect to any security of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any securities of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in securities of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or is the manager or managing member, or directly or indirectly, beneficially owns any interest in the manager or managing member of such general or limited partnership or similar entity, (G) any performance-related fees (other than an asset-based fee) that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is entitled to based on any increase or decrease in the value of securities of the Company or Derivative Instruments or Short Interests, if any; (H) any direct or indirect interest, including any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, and (I) any direct or indirect interest of such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, in any contract with, or any litigation involving, the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iv) if any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, intends to engage in a solicitation with respect to a nomination or other business pursuant to this article 58, a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert, therewith intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the shares carrying voting rights; (v) a certification that each such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Company and such person’s acts or omissions as a member of the Company; (vi) the names and addresses of other members (including beneficial owners) known by any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, to financially or otherwise materially support (it being understood, for example, that statement of an intent to vote for, or delivery of a revocable proxy to such proponent, does not require disclosure under this section, but solicitation of other members by such supporting member would require disclosure under this section) such nomination(s) or proposal(s), and to the extent known the class and number of all shares of the Company’s share capital owned beneficially or of record by, and any other information contemplated by clause (iii) of this article 58(a) with respect to, such other member(s) or other beneficial owner(s); (vii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) of the Exchange Act or an amendment pursuant to Rule 13d-2(a) of the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such member, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, if any; and (viii) any other information relating to such member such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(b)
If the notice includes any business other than a nomination of a Director or Directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 58(a), also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member such beneficial owner and each of their respective affiliates or associates, or others acting in concert therewith, if any, in such business, (ii) the text of the business proposal (including the text of any resolutions proposed for consideration and, in the event that such proposal includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member, such beneficial owner and each of their respective affiliates or associates, or others acting in concert therewith, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the business proposal by such member.

(c)
As to each individual, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 58(a), also set forth: (i) the name, age, business and residence address of such person; (ii) the principal occupation or employment of such person (present and for the past five (5) years);(iii) the completed and signed questionnaire and representation agreement required by article 64; (iv) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in a proxy statement as a nominee) and a written statement of intent to serve as a Director for the full term if elected; and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant.

(d)
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) and as of the date that is ten

(10) days prior to the meeting (or any adjournment, recess, rescheduling or postponement thereof), and such update and supplement shall be delivered to the Secretary at the Office not later than (a) the later of (i) ten (10) days after the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) or (ii) the first public announcement of the date of notice of such record date in the case of the update and supplement required to be made as of the record date, and (b) not later than eight (8) days prior to the date for the meeting (or any adjournment, recess, rescheduling or postponement thereof) in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. The obligation to update and supplement as set forth in this article 58(d) or any other article shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a member, extend any applicable deadlines under these articles or enable or be deemed to permit a member who has previously submitted notice under these articles to amend or update any nomination or business proposal or to submit any new nomination or business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the members. In addition, if the member giving the notice has delivered to the Company a notice relating to the nomination of Directors, the member giving the notice shall deliver to the Company no later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.
(e)
The Company may also, as a condition to any such nomination or business being deemed properly brought before an annual or extraordinary general meeting, require any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made, or any proposed nominee to deliver to the Secretary, within five (5) business days of any such request, such other information as may reasonably be required by the Company or the Board, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a Director, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Company or (c) such other information that the Board determines, in its sole discretion, could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these articles, including, without limitation, articles 44 to 45 and articles 56 to 65 shall be eligible for election as Directors; and

(f)
Notwithstanding anything to the contrary in these articles 56 to 65, to the extent the Holder giving the notice is acting solely at the direction of the beneficial owner and not also on its own behalf or in concert with a beneficial owner, and is not an affiliate or associate or such beneficial owner, information otherwise required by clauses (iii), (iv), (v) and (vi) of article 58(a) shall not be required of or with respect to such Holder.

59.
Notwithstanding the provisions of these articles, a member giving the notice shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these articles; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered.

60.
Only persons who are nominated by members in accordance with the procedures set forth in article 44 to 45 and articles 56 to 65 shall be eligible to be elected at an annual or extraordinary general meeting of members of the Company to serve as Directors and only such business shall be conducted at a meeting of members as shall have been brought before the meeting in accordance with the procedures set forth in articles 44 to 45 and articles 56 to 65. The procedures set forth in articles 44 to 45 and articles 56 to 65 for nomination for the election of Directors by members are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.

61.
Notwithstanding the foregoing provisions of article 44 and articles 56 to 65, if the member giving the notice (or a qualified representative thereof) does not appear at the annual or extraordinary general meeting of members of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

62.
Except as otherwise provided by law, the Board or the Chairman of the meeting shall have the power (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in articles 44 and 45 and articles 56 to 65 (including whether the member or beneficial owner, if any, on whose behalf the nomination or business proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such member’s nominee or business proposal in compliance with such member’s representation as required by article 59(a)(v)) and (b) if any nomination or proposal was not made or proposed in compliance with articles 44 and 45 and articles 56 to 65, or if any of the information provided to the Company pursuant to articles 44 and 45 and articles 56 to 65 was inaccurate, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

63.
Nothing in these articles shall be deemed to affect any rights: (a) of members to request inclusion of business proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; (b) of the holders of any series of preferred shares if and to the extent provided for under law, the memorandum of association or these articles or (c) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under Section 178 of the Act. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of Director or Directors or any other business proposal, unless such Member has complied with these articles, including the provision to the Company of notices required thereunder in a timely manner.

64.
To be eligible to be a nominee of any member for election or re-election as a Director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under these articles 56 to 65) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and a written representation and agreement (in the form of such questionnaire and representation and agreement provided by the Secretary, which form shall be provided by the Secretary upon written request of any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made; provided such written request identifies both the member making such request and the beneficial owner(s), if any, on whose behalf such request is being made) that such individual:

(a)
(1) is not and will not become a party to: (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; and (b) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director, with such individual’s fiduciary duties under applicable law; and (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(b)
agrees to promptly provide to the Company such other information as the Company may reasonably request and;

(c)
in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

65.
Any individual who is nominated for election to the Board, including pursuant to these articles 44 and 45 and articles 56 to 65 shall tender an irrevocable resignation in advance of the general meeting. Unless otherwise resolved by the Board, such resignation shall become effective if the Board resolves that (a) the information provided to the Company by an individual who is nominated for election to the Board, including pursuant to any of articles 44 to 45 and articles 56 to 65, as applicable, or, if applicable, by the member who nominated such person under any of articles 44 to 45 and articles 56 to 65, applicable, and the beneficial owner, if any, on whose behalf the nomination was made, was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (b) such individual or, if applicable, the member who nominated such individual under any of articles 44 to 45 and articles 56 to 65, as applicable, and the beneficial owner, if any, on whose behalf the nomination was made, shall have breached any representations or obligations owed to the Company under these articles.

VOTES OF MEMBERS
66.
Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

67.
When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

68.
A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.

69.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

70.
Votes may be given either personally or by proxy.

71.	(a)	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Act and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Act. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Act, if not so delivered the appointment shall not be treated as valid.

(b)
Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. For the avoidance of doubt, such appointments of proxy as made by electronic or internet communication or facility as permitted by the Directors will be deemed to be deposited at the place specified for such purpose once received by the Company. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

72.
Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

73.
An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

74.
Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

75.	(a)	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.
(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

76.
Subject to the Act and the Exchange Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Act. Any such resolution shall be served on the Company.

DIRECTORS
77.
The number of Directors shall be as the Board may determine from time to time, but shall not be less than two nor more than twenty unless otherwise determined by the Company in a general meeting. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Act and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.
78.
Each Director (whether or not an employee) shall be paid a fee or other remuneration for their services at such rate and/or on such basis as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company. The amount, rate or basis of the fees, remuneration or expenses paid to the Directors shall not require approval or ratification by the Company in a general meeting.

79.
If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

80.
A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

81.
Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

BORROWING POWERS
82.
Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS
83.
The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Act.

84.
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
85.
The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

86.
(a)
Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)
As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

(d)
Nothing in section 228(1)(d) or section 228(1)(f) of the Act shall restrict a Director from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that may from time to time be presented to Directors other than in their role as directors of the Company, even if the opportunity is one that the Company or its subsidiaries might reasonably be expected to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Directors shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be deemed to have breached any fiduciary or other duty solely by reason of the fact that such Director pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. Without prejudice to the generality of the foregoing, a business opportunity shall not be deemed to be an opportunity of the Company if it is an opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in line with the Company’s business or is of no advantage to it or is one in which the Company has no interest or reasonable prospect.

87.
Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(a)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit;

(vi)
any proposal concerning the adoption, modification or operation of any scheme or plan for the remuneration or reward of any employee, officer or Director (or any of them) of the Company and/or any subsidiary thereof, including (without limitation) in relation to the award or acquisition of shares (or any interest in shares), under which the Director benefits or may benefit; or

(vii)
any proposal concerning the giving of any indemnity pursuant to article 139(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article 94 and article 139(b).

(b)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph (a)(iv) of this article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)
For the purposes of this article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)
The Company by Ordinary Resolution may suspend or relax the provisions of this article to any extent or ratify any transaction not duly authorised by reason of a contravention of this article.

88.
A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.
89.
The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

90.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

91.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

92.
The Directors shall cause minutes to be made in books provided for the purpose:

(a)
of all appointments of officers made by the Directors;

(b)
of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

93.
The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Act require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS
94.
The office of a Director shall be vacated ipso facto if the Director:

(a)
is restricted or disqualified to act as a Director under the Act; or

(b)
resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)
is requested to resign in writing by not less than three quarters of the other Directors; or

(d)
is removed from office under article 99.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS
95.
At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

96.
Every Director shall be eligible to stand for re-election at an annual general meeting in accordance with articles 44 to 65.

97.
If a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

98.
The Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

99.
The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

100.
The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office under article 99 and without prejudice to the powers of the Directors under article 77, the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a casual vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed the maximum number of Directors as determined by the Board in accordance with article 77, and further provided that if, at the time the Company files its definitive proxy statement for any general meeting of the Company, the number of persons who are at such time validly nominated in accordance with these articles for election or re-election as Directors (such person collectively, the “Director Nominees”) exceeds the maximum number of Directors as determined by the Board in accordance with article 77 (the “Available Director Positions”, and such an election, a “contested election”) (whether to fill a vacancy pursuant to this article 100 arising from a removal or if members have the right to nominate directors for election at an annual general meeting or otherwise), then those Director Nominees in number equal to the Available Director Positions who receive the highest number of votes in favour of their election (whether or not such votes in favour represent, with respect to each such Director Nominee, a majority of the votes cast in respect of the election of such Director Nominee) by the members present in person or represented by proxy at such meeting and entitled to vote on the election of Directors shall be appointed Directors. For clarity, notwithstanding the withdrawal of any nominations for Directors in a contested election subsequent to the time the Company files its definitive proxy statement, the plurality voting provisions of the proviso in this article 100 will continue to apply to the election of Directors at any such meeting. If such members do not appoint a Director to fill such vacancy within 45 days after the occurrence of such vacancy, the Board may appoint a Director to fill such vacancy until the next meeting of the members held for the purpose of electing Directors. If not re-appointed at such general meeting, such Director shall vacate office at the conclusion thereof. The Directors are not entitled to appoint alternate directors.

101.
The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed the maximum number of Directors as determined by the Board in accordance with article 77. A Director so appointed shall hold office only until the next following annual general meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof. The Directors are not entitled to appoint alternate directors.

102.
(a)
The Directors may appoint (and remove) any person to fill the position of Secretary (including more than one Secretary to act as joint secretary).

(b)
It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

(c)
A provision of the Act or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

(d)
The Secretary may appoint (and remove) any one or more persons as Assistant Secretary from time to time, who may be delegated such functions of the Secretary as the Secretary may determine from time to time.

(e)
Without limitation to the preceding paragraph, the Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.

(f)
In addition to the Board’s power to delegate to committees pursuant to article 107, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, chief executive officer, president, vice president, treasurer, controller and assistant treasurer.

PROCEEDINGS OF DIRECTORS
103.	(a)	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes cast by Directors present or represented at such meeting. Each Director present and voting shall have one vote.
(b)
Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any director may be situated in any part of the world for any such meeting.

104.
The Chairman or any four Directors may, and the Secretary on the requisition of the Chairman or any four Directors shall, at any time summon a meeting of the Directors.

105.
The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

106.
The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office. Any Director may be elected no matter by whom he was appointed but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

107.
The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

108.
A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

109.
All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

110.
Notwithstanding anything in these articles or in the Act which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail, telephone, email, or any other electronic means on not less than 48 hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances and shall specify the purpose of such meeting and provide other customary information regarding the topics to be considered. Any Director may waive any notice required to be given under these articles, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director.

111.
A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

THE SEAL
112.	(a)	The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Act) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.
(b)
The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES
113.
The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

114.
The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

115.
No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

116.
The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

117.
Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.
118.
The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the shares of the Company.

119.
Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

120.
Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

121.
No dividend shall bear interest against the Company.

122.
If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS
123.	(a)	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:
(i)
correctly record and explain the transactions of the Company;

(ii)
will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)
will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Act; and

(iv)
will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.
(b)
The accounting records shall be kept at the Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Act to be prepared and laid before such meeting.

(d)
A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

124.
The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or authorised by the Directors or by the Company in general meeting. No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

CAPITALISATION OF PROFITS
125.
Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealised revaluation reserves, merger reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of-this article, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

126.
Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Act.

127.
The Directors may from time to time at their discretion, subject to the provisions of the Act and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five business days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five business days:

(A)
if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)
if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)
if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.
(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject Ordinary Shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject Ordinary Shares on such basis.

128.	(a)	Any additional ordinary shares allotted pursuant to articles 125, 126 or 127 shall rank pari passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.
(b)
The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 125, 126 or 127 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)
The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

ΑUDΙΤ
129.
Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES
130.
Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

131.	(a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;
(i)
by handing same to him or his authorised agent;

(ii)
by leaving the same at his registered address;

(iii)
by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article 131(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)
For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twelve hours after despatch.

(f)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)
Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)
Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)
Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

132.
A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

133.	(a)	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

(b)
A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

134.
The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

135.
A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP
136.
If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

137.	(a)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.
(b)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

138.
If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY
139.	(a)	Subject to the provisions of and so far as may be admitted by the Act, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(b)
The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act.

(c)
As far as is permissible under the Act, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

(d)
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

(e)
Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)
As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)
It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.
UNTRACED HOLDERS
140.	(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:
(i)
for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)
at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such share or stock; and

(iii)
the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(d)
The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 20(a).

DESTRUCTION OF DOCUMENTS
141.
The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)
any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)
any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:
(i)
the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)
nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)
references in this article to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN
142.
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

143.
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

144.
For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

(a)
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

(b)
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

145.
The common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

BUSINESS COMBINATION
146.	(a)	Notwithstanding anything to the contrary contained in these articles, the Company shall not engage in any business combination with any Interested Member for a period of three years following the time that such member became an Interested Member, unless:
(i)
prior to such time the Directors approved either the business combination or the transaction which resulted in the member becoming an Interested Member;

(ii)
upon consummation of the transaction which resulted in the member becoming an Interested Member, the Interested Member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the Interested Member) those shares owned (A) by persons who are directors and also officers and (B) employee shares plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)
at or subsequent to such time the business combination is approved by the Directors and authorised by way of Special Resolution without the Interested Member.

(b)
The Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this article, including, without limitation, (i) whether a Person is an Interested Member, (ii) the number of shares or other securities beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, and (iv) the fair market value of the Company’s securities or securities of any subsidiary of the Company, and the good faith determination of the Directors on such matters shall be conclusive and binding for all the purposes of this article.

(c)
As used in this article only, the term:

(i)
“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person.

(ii)
“Associate”, when used to indicate a relationship with any person, means: (A) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)
“Business combination”, when used in reference to any company and any Interested Member of such company, means:

(A)
any scheme of arrangement, merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (1) the Interested Member, or (2) any other company, partnership, unincorporated association or other entity if the scheme of arrangement, merger or consolidation is caused by the Interested Member;

(B)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of such company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the

Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;
(C)
any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Member, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such company subsequent to the time the Interested Member became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (4) any issuance or transfer of shares by the Company; provided however, that in no case under items (3) and (4) of this subparagraph shall there be an increase in the Interested Member’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

(D)
any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of shares not caused, directly or indirectly, by the Interested Member; or

(E)
any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a member of such company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A) – (D) of this paragraph) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(iv)
“Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)
“Interested Member” means any Person, including its Affiliates and Associates (other than the Company and any direct or indirect majority-owned subsidiary of the Company), that is, or was at any time within the three-year period immediately prior to the date in question, the Owner of 15% or more of the outstanding voting shares of the Company; provided, however, that the term “Interested Member” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Member if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of (viii) of this subsection but shall not include any other unissued shares of such company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(vi)
“Person” means any individual, company, partnership, unincorporated association or other entity.

(vii)
“Shares” means, with respect to any company, capital shares and, with respect to any other entity, any equity interest.

(viii)
“Voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting shares shall refer to such percentage of the votes of such voting shares.

(ix)
“Owner”, including the terms “own” and “owned”, when used with respect to any Shares, means a person that individually or with or through any of its Affiliates or Associates:

(A)
beneficially owns such Shares, directly or indirectly; or

(B)
has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered Shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Owner of any Shares because of such person’s right to vote such Shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subparagraph (B) of this paragraph), or disposing of such Shares with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Shares.

Names, addresses and descriptions of subscribers
J. MCGOWAN-SMYTH For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2
J. MCGOWAN-SMYTH For and on behalf of DIJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2
J. MCGOWAN-SMYTH For and on behalf of AC Administration Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor
Dated 21 December 2012
Witness to the above signatures:
Name:
MAIREAD FOLEY

Address:
ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2

Occupation:
COMPANY SECRETARY

Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
MALLINCKRODT PUBLIC LIMITED COMPANY
(as amended by Special Resolution passed on [ • ])
Arthur Cox
Arthur Cox Building
Earlsfort Terrace
Dublin

Annex J
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM and ARTICLES OF ASSOCIATION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on ~~14 November 2023~~[•])

Cert. No.: 522227
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
MEMORANDUM OF ASSOCIATION
1.
The name of the Company is Mallinckrodt public limited company.

2.
The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.
The objects for which the Company is established are:

3.1	(a)	To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.
(b)
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)
To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2
To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3
To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4
To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.
3.5
To sell or otherwise dispose of any of the property or investments of the Company.

3.6
To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7
To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9
To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13
To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15
To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17
To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19
To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20
To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22
To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.
3.24
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25
To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28
To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30
To procure the Company to be registered or recognised in any part of the world.

3.31
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32
To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33
To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35
To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.
NOTE:
It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.
The share capital of the Company is US$5,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01 each and 25,000 Ordinary A Shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. “Bankruptcy Code” in this memorandum of association means title 11 of the United States Code §§101-1532.

5.
The liability of the members is limited.

6.
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
-of-
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on ~~14 November 2023~~[•])
PRELIMINARY
1.
(a)
The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

(b)
For the avoidance of doubt, the regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

2.
(a)
In these articles:

“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.
“Acts” means the Act and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.
“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.
“Adoption Date” means the effective date of adoption of these articles.
“Affiliate” means in relation to a person (including, for the avoidance of doubt, a company or other corporate entity):
(a)
any holding company of that person and any subsidiary of: (i) that person; (ii) any holding company of that person; or (iii) a subsidiary or any other subsidiaries of any such holding company;

(b)
any other person which (either directly or indirectly) Controls, is Controlled by or is under Common Control with such person; and

(c)
any fund, account or similar vehicle managed for investment purposes (a “fund”) Controlled by, associated with or managed by (i) such person, including (1) such fund’s general partner or trustee and (2) any entity Controlled or managed by such fund, (ii) an Affiliate of such person or (iii) the same investment manager, advisor or subadvisor that Controls or manages such person or Affiliate or such investment manager, advisor or issuer;

in all cases from time to time; provided, that for purposes of these articles, no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries.
“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.

“articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.
“Bankruptcy Code” means title 11 of the United States Code §§101-1532.
“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are generally open for business in Ireland and the State of New York.
“CEO” means the Chief Executive Officer (or the person discharging the functions of the Chief Executive Officer by whatever name called other than on an interim basis) of the Company as appointed by the Board from time to time.
“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“Chairman” means the chairperson of the Board appointed in accordance with article 102.
“Company” means the company whose name appears in the heading to these articles.
“Company Competitor” means any person designated on the list of Company competitors maintained, and updated from time to time, by the Board in its good faith discretion (and which the Board shall provide to a Holder upon written request in good faith), provided that no Holders or their Affiliates on the Adoption Date shall be deemed a Company Competitor.
“Confidentiality Agreement” means a confidentiality agreement in respect of any items delivered to an Information Rights Member, which shall be in a customary form reasonably acceptable to the Company; provided, that such confidentiality agreement shall (a) include a customary acknowledgment of the restrictions under U.S. federal securities laws on trading while in possession of material non-public information, and (b) not restrict the disclosure of information received from the Company to other members of the Company or prospective transferees of shares, so long as such members and prospective transferees have entered into a substantially similar confidentiality agreement (or agreed to be subject thereto) and are not Company Competitors.
“Control” means the ability of a person or persons, directly or indirectly, to direct or cause the direction of the management, affairs or policies of another person howsoever arising, or actual direction of the affairs of the other person whether or not under a legal right to do so, including in each case, whether through (including through one or more intermediary entities):
(a)
provisions contained in its constitutional documents or, as the case may be, certificate of incorporation, by-laws or other documentation regulating or managing the affairs of that or any other person;

(b)
by any powers confirmed by any applicable law or regulations;

(c)
the ownership of any interest in, or rights over, voting securities; or

(d)
powers granted under a power of attorney or otherwise;

and “Common Control” and “Controlled” shall be construed accordingly.
“Directors” or the “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.
“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.
“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.
“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or Share interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exempted Issuance” means any allotment or issue of Shares or an Interest in Shares by the Company under or in connection with:
(a)
the issue of Shares (or Interest in Shares) by means of a pro rata distribution to all Holders of any class of Shares;

(b)
the issue of Shares (or Interest in Shares) to any employees, Directors, officers or consultants of the Company or any subsidiary of the Company (both pursuant to and outside of the MIP);

(c)
entry into the Opioid Trust CVR or the issue of Shares (or Interest in Shares) pursuant to the terms of the Opioid Trust CVR;

(d)
the issue or allotment of Shares or Interests in Shares as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company (or any subsidiary of the Company) of another body corporate, firm, partnership or entity;

(e)
the issue of Shares (or Interest in Shares) to banks or other lending or financial institutions, pursuant to a bona fide debt financing or refinancing approved in good faith by the Board;

(f)
the issue of Shares (or Interests in Shares) pursuant to the terms of an examiner’s scheme of arrangement approved by the High Court under the Act; or

(g)
the issue of Shares in a transaction if compliance with the pre-emption rights herein in connection with such issue would require registration under the Securities Act or Exchange Act, if the Board determines that: (i) such issue of Shares and compliance with pre-emption rights cannot be reasonably structured to avoid such registration requirement, whether by limiting the offering of such shares to those Holders that could participate in an offering exempt from the registration requirements of the Securities Act or otherwise, (ii) the Company intends to deregister under the Exchange Act once the Company is eligible to do so or the Company is not then registered under the Exchange Act, and (iii) such registration would reasonably impede or delay the Company’s ability to deregister or maintain deregistration under the Exchange Act.

“First Designator” means the First List Shareholder holding the largest number of issued ordinary shares from time to time (when its holding of ordinary shares is aggregated with those of its Affiliates).
“First List Shareholder” means a person set out in Schedule 1 to these articles of association or any Affiliate of such person, in each case only for so long as such persons are Holders.
“Group” means the Company and its subsidiaries from time to time and for the time being and “Group Company” means any one of them as the case may be.
“Holder” in relation to any Share, means the member whose name is entered in the Register as the holder of the Share or, where the context permits, the members whose names are entered in the Register as the joint holders of Shares.
“Information Rights Members” means the Holders who (i) have executed and delivered to the Company a Confidentiality Agreement and (ii) are not Company Competitors.
“Interest in Shares” means, in relation to any Share or Shares a “disclosable interest” as set out in section 258 of the Act, any right convertible into or exercisable or exchangeable for Shares whether directly or indirectly through one or more intermediary rights, or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for Shares, or any right to receive, or to direct the payment or receipt of, any dividend referable to any Share or Shares.
“MIP” means any management incentive plan adopted by the Company, which shall authorise the issuance of up to 10% of the total ordinary shares (calculated on a fully-diluted basis) to the directors, officers, and/or employees of Company and/or its subsidiaries, in each case, in accordance with the terms and conditions of such MIP and as authorized from time to time by the Board or any compensation committee (by whatever name called) of the Board.
“MIP Awards” means any equity awards granted pursuant to the MIP.
“MIP Shares” means any shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.
“Nominating and Selection Committee” means the nominating and selection committee (or any successor committee by whatever name called), which shall be comprised as set out in article 125 (and, for the avoidance of doubt, the members of the Nominating and Selection Committee may comprise persons who are not Directors).
“Office” means the registered office from time to time and for the time being of the Company.
“Opioid Trust CVR” has the meaning assigned to “MDT II CVR” in the restructuring and support agreement entered into by the Company on 23 August 2023.
“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.
“Pre-Emption Shareholder” means a Holder which, together with any Affiliates, represents 1% or more in nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).
“Proportionate Entitlement” means in relation to any Holder, the proportion as nearly as may be (without involving fractions of Shares) which the aggregate nominal value of the ordinary shares held by that Holder, bears to the aggregate nominal value of all the issued ordinary shares.
“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Redeemable Shares” means redeemable shares in accordance with the Act.
“Register” means the register of members maintained by the Company’s transfer agent, to be kept as required in accordance with the Act.
“Required Consent” means any merger control, competition law, regulatory, licencing or other consent, clearance, approval, authorisation or permission of a governmental body that is required to enable a proposed transfer of Shares.
“Sale Transaction” means (a) any direct or indirect merger, consolidation, recapitalization, sale or other transfer, issuance or disposition of equity securities or other transaction or series of related transactions, the result of which is that the Holders of Shares immediately prior to such transaction cease to own, directly or indirectly, Shares representing at least 50% of the economic or voting rights of the issued Shares (or in the respective successor entity thereto resulting from such transaction) immediately after such transaction (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), or (b) the sale, transfer or other disposition of all or a majority of the assets of the Company and its subsidiaries, taken as a whole, to one or more third parties.

“seal” means the common seal of the Company and any duplicate of such common seal of the Company.
“Second Designators” means, collectively, the persons set out in Schedule 2 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.
“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any joint secretary.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Share” means any share for the time being in the issued share capital of the Company, and unless the context otherwise provides, includes any Interest in Shares.
“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.
“Third Designators” means, collectively, the persons set out in Schedule 3 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.
(b)
Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)
Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)
A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)
any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)
any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)
The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)
Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

(g)
References to “days” are to calendar days unless otherwise indicated.

(h)
For purposes of these articles (including any ancillary agreements entered into in connection with these articles), when calculating a Holder’s ownership percentage, such Holder’s Shares shall be aggregated together with the Shares held by such Holder’s Affiliates (including any Affiliated funds that are under common management) including Shares held through nominees of such Affiliates, provided that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under these articles, the same Share and/or Interest in Shares shall not be counted more than once.
SHARE CAPITAL AND VARIATION OF RIGHTS
3.	(a)	The share capital of the Company is US$5,000,000 and €25,000 divided into 500,000,000 ordinary shares of US$0.01 each, and 25,000 ordinary A shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
(b)
The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)
the right to participate pro rata in all dividends declared by the Company; and

(iii)
the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

(c)
The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)
Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article 3) and shall not entitle its holder to any further or other right of participation in the assets of the Company.
(ii)
Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.
(iii)
Acquisition of Ordinary A Shares

The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article 3(c)(iii) shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 159 – 164.
(iv)
Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.
(d)
Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any ordinary share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.

4.
Subject to the provisions of the Act and the other provisions of these articles, the Company may:

(a)
pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)
subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

5.
Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.
If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum~~; provided further that, whether or not the share capital is divided into different classes of shares, if any amendment or modification of these articles would have a materially adverse effect on the rights of a Holder (in its capacity as a Holder) in a manner disproportionate to its effect on the other Holders holding the same class(es) of Shares of the Company (solely in their respective capacity as a Holder of the same class(es) of Shares of the Company), that amendment or modification shall require the consent in writing of such Holder; provided, further, that notwithstanding the foregoing provisions of this article 6, any amendment or modification of the appointment or removal rights of the First Designator or Second Designators as set forth in article 116 shall require the prior written consent of the First Designator or Second Designators, as applicable~~. To every such meeting referred to in this article 6 the provisions of article 50 shall apply. For the avoidance of doubt, none of the rights conferred on any

Holder under articles 116 to 126 of these articles shall be rights attached to any class of shares for the purposes of this article 6 or the provisions of the Acts.
7.
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8.	(a)	Subject to the provisions of these articles relating to new shares, the Shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no Share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.
(b)
Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)
The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)
The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article 8 as if section 1022 of the Act did not apply to any such allotment provided such allotment is pursuant to either paragraph (e) or is an Exempted Issuance. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)
Save for the allotment of securities under an Exempted Issuance, all new Shares (or Interest in Shares) which the Directors propose to issue (“New Shares”) shall be offered first to each of the Pre-Emption Shareholders in proportion to their respective Proportionate Entitlements and at the same price, in accordance with the following procedure:

(i)
The Company shall by notice in writing offer to each Pre-Emption Shareholder the opportunity to subscribe for New Shares specifying:

(A)
the number of New Shares offered;

(B)
the subscription price per New Share; and

(C)
the time period (not being less than ten Business Days) within which the offer, if not accepted in writing, shall be deemed to be declined (in this article 8(e), the “Offer Period”).

(ii)
It shall be also open to each such Pre-Emption Shareholder to specify if it is willing to subscribe for New Shares in excess of its respective Proportionate Entitlement (in this article 8(e), “Excess Shares”) and, if the Pre-Emption Shareholder does so specify, it shall state the number of Excess Shares.
(iii)
Following expiry of the Offer Period, the Board shall allocate the New Shares among the Pre-Emption Shareholders in the following manner:

(A)
if the total number of New Shares applied for is equal to or less than the available number of New Shares, the Company shall allocate the number of new shares applied for under the applications; or

(B)
if the total number of New Shares applied for is more than the available number of New Shares, those New Shares shall be allocated to each Pre-Emption Shareholder in proportion to its Proportionate Entitlement (or such lesser number of New Shares for which he may have applied) and applications for Excess Shares by Pre-Emption Shareholders shall be allocated under such applications or, in the event of competition, to each such Pre-Emption Shareholder applying for Excess Shares in the proportion which the aggregate nominal value of the ordinary shares held by such Pre-Emption Shareholder bears to the aggregate nominal value of the ordinary shares held by all Pre-Emption Shareholders applying for Excess Shares (as nearly as may be), provided that no such applicant Pre-Emption Shareholder shall be allocated more Excess Shares than it shall have stated itself willing to take.

(iv)
The Company shall within five Business Days of the expiry of the Offer Period give notice of each such allocation (in this article 8(e), an “Allocation Notice”) to the applicant Pre-Emption Shareholders and shall specify in the Allocation Notice the place and time (being not earlier than five Business Days and not later than ten Business Days after the date of the Allocation Notice) at which the subscription for the New Shares shall be completed.

(v)
Any New Shares in respect of which an offer made under article 8(e)(i) is accepted shall be allotted and issued on the basis of such offer and each relevant applicant Pre-Emption Shareholder shall be obliged to subscribe accordingly.

(vi)
To the extent that any New Shares so offered are not taken up during the Offer Period the Board may, within five Business Days, at its sole discretion, allot such unallocated New Shares to such persons as the Board thinks proper, provided that such New Shares shall be offered on terms no more favourable than such New Shares were first offered to the Pre Emption Shareholders under Article 8(e)(i).

(vii)
The provisions set out in this article 8(e) shall not apply to an Exempted Issuance.

(viii)
Notwithstanding the provisions of these articles, the Company shall also comply with all applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder to the extent applicable to the matters set forth in this article 8.

(f)
Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any Shares by any allottee in favour of some other person.

9.
If by the conditions of allotment of any Share, the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the Share.

10.
The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.
12.
No person shall be entitled to a share certificate in respect of any ordinary share held by them in the share capital of the Company, whether such ordinary share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

13.
The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

14.	(a)	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this article 14. The Company’s lien on a Share shall extend to all moneys payable in respect of it.
(b)
The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 Clear Days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the Holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)
To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the Share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

15.	(a)	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
(b)
A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)
The joint Holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(d)
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)
An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)
Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

(g)
The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) 15% per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)	(i)	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.
(ii)
The notice shall name a further day (not earlier than the expiration of 14 Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

(iii)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Shares and not paid before forfeiture. The Directors may accept a surrender of any Share liable to be forfeited hereunder.

(iv)
On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and thereupon he shall be registered as the Holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(j)
A person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the Shares.

(k)
A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

(l)
The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)
The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

TRANSFER OF SHARES
16.	(a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.
(b)
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)
Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

17.
Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the Shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

18.
Save in respect of Dragged Shares, Tag Shares, any Shares issued pursuant to the terms of the Opioid Trust CVR or the sale of the entire issued share capital of the Company, a Holder may only:

(a)
pledge, mortgage, or otherwise create (or permit to be created) any Encumbrance over or in respect of any of its Shares or any Interest in Shares;

(b)
transfer, dispose of, assign, licence, surrender, create any rights over or otherwise alienate all or any part of its Shares or any Interest in Shares;

(c)
enter into any agreement, arrangement, or understanding (whether legally binding or not) in respect of the votes attached to any of its Shares; or

(d)
enter into any agreement to do any of the foregoing;

in each case, where none of the circumstances set out in article 19 apply and the Board shall refuse to register any other purported transfer.
19.
The circumstances referred to in article 18 are as follows:

(a)
the transfer would have adverse regulatory or tax consequences to the Company (including any transfers that would result in a violation of U.S. securities laws or the Company being required to register under the Investment Company Act);

(b)
the transferee is a Company Competitor (provided that a transfer of ordinary shares to a private equity fund or financial investor that owns an equity interest in a Company Competitor shall not be deemed to be a transfer to a Company Competitor); or

(c)
the transferor has failed to comply with its obligations in articles 26-35.

20.	(a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:
(i)   any transfer of a share which is not fully paid;
(ii)
any transfer to or by a minor or person of unsound mind;

(iii)
any transfer where the Board is not reasonably satisfied that the transfer restrictions contained in these articles have been complied with in respect of such transfer (provided that, for the avoidance of doubt, the Board may not decline to register any transfer of shares to a Company Competitor if such transfer is made pursuant to the drag-along and tag-along processes set forth in articles 26 – 35 or a sale in connection with a sale process as set forth in article 43);

(iv)
any transfer where the instrument of transfer has not been correctly stamped in respect of stamp duty; and

(v)
any transfer where the Board is satisfied, based on written advice from outside legal counsel, that any Required Consent has not been obtained.

(b)
The Directors may decline to recognise any instrument of transfer unless:

(i)
the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)
the instrument of transfer is in respect of one class of share only;

(iii)
the instrument of transfer is in favour of not more than four transferees; and

(iv)
it is lodged at the Office or at such other place as the Directors may appoint.

21.
If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

22.	(a)	The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment or postponement of the meeting.
(b)
In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

23.
Registration of transfers may be suspended at such times and for such period, not exceeding 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

24.
All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

25.
Subject to the provisions of these articles, whenever as a result of a consolidation of Shares or otherwise any members would become entitled to fractions of a Share, the Directors may sell or cause to be sold, on behalf of those members, the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

DRAG ALONG
26.
Drag Along Right

(a)
Notwithstanding any other provision relating to the transfer of Shares under these articles, if a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 26 – 30, the “Selling Shareholder(s)”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a shareholder vote is required) to or with a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) (the “Drag Buyer”), the Selling Shareholder(s) shall have the right, but not the obligation (the “Drag Along Right”) to require all other Holders (the “Dragged Shareholders”) to sell and transfer all of the Shares held by them (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) (the “Dragged Shares”) to the Drag Buyer under these articles (a “Drag Sale”).

27.
Drag Along Mechanism

(a)
The Selling Shareholder(s) may exercise the Drag Along Right by giving notice in writing to the Company (the “Drag Along Notice”) at least 15 Business Days prior to the date upon which the Drag-Along Sale is to be consummated, specifying:

(i)
the name and address of the Drag Buyer;

(ii)
that the Dragged Shareholders are required to transfer all of their Dragged Shares to the Drag Buyer on the same terms (subject to the provisions of article 28) as the Selling Shareholders(s);

(iii)
the proposed consideration payable for the Dragged Shares which shall, for each Dragged Share, be on the same terms, be the same per Share consideration and be in the same form (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) as the consideration offered by the Drag Buyer for the Selling Shareholder’s Shares and the terms and conditions of payment offered by the Drag Buyer;

(iv)
the proposed date, place and time for completion of the Drag Sale which will not be less than ten Business Days from the date of the Drag Along Notice (the “Drag Completion Date”); and

(v)
any other terms and conditions (including warranties, representations or indemnities as to title, capacity or authority) of the Drag Sale which shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries and subject to the provisions of article 28) be the same or less onerous than the terms and conditions applicable to the Selling Shareholder’s transfer of the Selling Shareholder’s Shares to the Drag Buyer.

(b)
Following receipt of a Drag Along Notice in compliance with the requirements set forth in the foregoing clause (a), the Company shall promptly distribute copies of the Drag Along Notice to the Dragged Shareholders. The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(c)
The Drag Sale shall be conditional on the contemporaneous (or earlier) completion of the transfer to the Drag Buyer of all of the Shares held by the Selling Shareholders.

(d)
A Drag Along Notice, once served, shall be irrevocable unless the Selling Shareholder(s) send a written notice to the Company that the Drag Sale will not be completed, in which case, the Drag Along Notice shall (along with all obligations under such Drag Along Notice) lapse.

(e)
The Selling Shareholder(s) shall be entitled to serve a further Drag Along Notice following the lapse of any particular Drag Along Notice.

28.
Commitments of the Dragged Shareholders

(a)
If a Drag Along Notice is delivered by the Company or by or on behalf of the Selling Shareholder(s) to the Dragged Shareholders, each of the Dragged Shareholders shall be required to:

(i)
(A) vote (including by written consent) such Dragged Shareholders’ Shares (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favour of the Drag Sale and (B) not raise any objection against such Drag Sale (including objections relating to consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(ii)
if such Drag Sale is structured as a sale or transfer of Shares, be obligated to sell or transfer to the Drag Buyer, at the closing of such Drag Sale, all Shares held by such Dragged Shareholder (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Shares of the Selling Shareholder(s) of the same class (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), free and clear of any Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws); provided, that the transaction consideration received by the Dragged Shareholders be on the same terms, be the same per Share consideration and be in the same form (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries);

(iii)
if such Drag Sale is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of Shares or other equity interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iv)
execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, confidentiality agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag Sale that the Company, the Selling Shareholder(s) or the Drag Buyer may request and which are executed and delivered by the Selling Shareholder(s) (other than any agreements or documents that relate to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) (the “Drag Sale Documents”), and agree to (A) the same covenants, obligations, indemnities (pro rata with respect to Company matters) and agreements as made by the Selling Shareholder(s) set forth therein, including any obligations as to confidentiality of the terms of the Drag Sale (other than non-competition, non-solicitation and other similar restrictive covenants) on a several and not joint basis and (B) make representations or warranties, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Shareholder, the power and authority of such Dragged Shareholder to enter into the Drag Sale, due authorization, execution and delivery by such Dragged Shareholder of the Drag Sale Documents, enforceability against such Dragged Shareholder of the Drag Sale Documents, good and marketable title (free and clear of all Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws)) of the Shares of such Dragged Shareholder, the consents and notices required to be obtained or made by such Dragged Shareholder in connection with such Drag Sale, and no brokers’ fees owed by such Dragged Shareholder in connection with such Drag Sale; provided, however, that any indemnity and participation in any escrow to be provided in a Drag Sale shall be pro rata and the aggregate amount of liability for each Dragged Shareholder to the Drag Buyer under any indemnity and any escrow to be provided by a Dragged Shareholder in a Drag Sale shall not exceed the amount of gross proceeds payable to such Dragged Shareholder in connection with such Drag Sale (other than, in the case of an indemnity, on account of such Dragged Shareholder’s own fraud);

(v)
use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Shareholder to effectuate such Drag Sale;

(vi)
waive and refrain from exercising any appraisal, dissenters or similar rights;

(vii)
not assert any claim against the Company, any member of the Board or any committee thereof or any other Holder or any of its Affiliates in connection with the Drag Sale;

(viii)
if required by the Selling Shareholder(s), elect, and agree to reimburse and indemnify (subject to a customary cap and customary limitations), a shareholder representative appointed by the Selling Shareholder(s)in connection with a Drag Sale; and

(ix)
not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag Sale, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), or any other Holder or any of its Affiliates (including any Selling Shareholder and any of its Affiliates) in connection with such Drag Sale, or (C) except as permitted under and pursuant to article 95 or as required by law, rule, regulation or legal process, disclose to any person any information related to such Drag Sale (including the identity of the Drag Buyer, the fact that discussions or negotiations are taking place concerning such Drag Sale, or any of the terms, conditions or other information with respect to such Drag Sale); and

(x)
take any and all reasonably necessary actions in furtherance of the consummation of the Drag Sale.

29.
Drag Completion

(a)
Each Dragged Shareholder, on receipt of the Drag Along Notice and accompanying documents, shall be obliged to return to the Company no later than two Business Days prior to the Drag Completion Date:

(i)
if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)
duly executed stock transfer form(s) for its Shares in favour of the Drag Buyer; and

(iii)
duly executed copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(b)
On the Drag Completion Date, subject to receipt by the Company from the Drag Buyer of the consideration in respect of the Dragged Shares, the Company shall deliver to the Drag Buyer the executed share transfer forms and share certificates (or indemnities) in respect of the Dragged Shares and any documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale and shall pay the consideration so received to the Dragged Shareholders in accordance with their entitlements.

(c)
If any Dragged Shareholder fails to execute and deliver transfer(s) in respect of any Dragged Shares held by it under this article 29 (the “Defaulting Dragged Shareholder”):

(i)
the Company may authorise any Director or officer, to execute and deliver as agent and attorney for and on behalf of the Defaulting Dragged Shareholder the transfer of those Dragged Shares to the Drag Buyer and any other documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale;

(ii)
the Company may receive and give a good discharge for the consideration on behalf of the Defaulting Dragged Shareholder and (subject to a stamp certificate being issued in respect of the transfer) enter the name of the Drag Buyer in the Register of members as the registered holder of the Drag Shares so purchased by it, and it shall be no impediment to registration of Shares under this article 29(c) that no share certificate has been produced; and

(iii)
the Board shall, where the consideration is cash, pay the consideration (net of any applicable deductions) in respect of such Defaulting Dragged Shareholder’s Shares into a separate bank account in the Company’s name and shall hold such consideration on trust (but without interest) for the Defaulting Dragged Shareholder and, where the consideration is not cash, hold the consideration on trust (but without interest) and until:

(A)
the Defaulting Dragged Shareholder delivers its share certificate(s) in respect of the relevant Dragged Shares (or an indemnity, in a form reasonably satisfactory to the Company, in respect of any lost share certificate) to the Company; or

(B)
such time as the Board may determine when it shall be paid the consideration (but without interest).

(d)
To secure each Holder’s obligations under these articles, each Holder irrevocably appoints the Company as its attorney and/or agent with authority to act in that Holder’s name and on its behalf to execute and deliver any and all agreements, transfers, instruments, deeds and other documents necessary to give full effect to this article 29 (but no other) (including, without limitations, article 29(a)) and the Company shall be entitled to delegate the exercise of such authority to any Director or officer from time to time.

(e)
Each Selling Shareholder and each Dragged Shareholder will bear its pro rata share (based upon the allocation among each such Dragged Shareholder of the consideration payable in respect of Shares in the Drag Sale) of the costs and expenses of any Drag Sale to the extent such costs and expenses are incurred for the benefit of all Dragged Shareholders or the Company and are not

otherwise paid by the Company or the Drag Buyer. Costs and expenses incurred by any Selling Shareholder or Dragged Shareholder on its own behalf will not be considered costs and expenses of the Drag Sale and will be borne solely by such Selling Shareholder or Dragged Shareholder, as applicable.
30.
New Members

(a)
A Drag Along Notice shall be deemed to have been served, on the same terms as the previous Drag Along Notice, on any person who becomes a member of the Company following the issue of a Drag Along Notice but prior to the completion of a Drag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise, following the issue of a Drag Along Notice but prior to completion of a Drag Sale (a “New Drag Member”). Such New Drag Member shall be required sell and transfer its Shares, and the provisions of articles 26, 27, 28, 29 and this article 30 shall apply mutatis mutandis to such New Drag Member.

TAG ALONG
31.
Tag Along Rights

(a)
If a Holder or Holders that collectively own or hold 50% or more in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 31 – 35, the “Selling Shareholder(s)”) proposes to transfer those Shares (in any transaction or series of related transactions) to a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) or their Affiliates (the “Tag Buyer”), other than a transfer where a Drag Along Notice has been served under the terms of article 27, (a “Tag Sale”), the Selling Shareholder(s) shall offer, or procure that the Tag Buyer offers, each of the other Holders of ordinary shares (each, including, for the avoidance of doubt, the Holders of any MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR, a “Remaining Shareholder”) the opportunity to participate in such Tag Sale (a “Tag Offer”), on the same terms as the Selling Shareholder(s) (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), up to that number of Shares owned or held by such Remaining Shareholder equal to the product of (x) the total number of Shares to be acquired by the Tag Buyer in the proposed Tag Sale and (y) such Remaining Shareholder’s proportionate percentage of the issued Shares collectively owned or held by the Selling Shareholder(s) and all participating Remaining Shareholders (the “Tag Shares”).

32.
Tag Along Mechanism

(a)
The Selling Shareholder(s) shall deliver to the Company notice in writing of the Tag Offer (the “Tag Offer Notice”), at least 15 Business Days before the proposed date for completion of the Tag Sale (which date shall take account of the grant of any Required Consent in respect of the proposed transfer (and if a Required Consent is required, the Selling Shareholder(s), the Company and the Remaining Shareholders shall at their own cost co-operate with each other party, and provide all necessary information and assistance reasonably required by any other party, in connection with (and to facilitate) the grant of such Required Consent, including the making of any necessary applications for such Required Consent) (the “Tag Completion Date”).

(b)
The Tag Offer Notice shall set out:

(i)
the name and address of the Tag Buyer;

(ii)
the number of Tag Shares proposed to be purchased by the Tag Buyer;

(iii)
the Tag Completion Date;

(iv)
the consideration for the Tag Shares;

(v)
where the consideration comprises, in whole or in part, non-cash consideration, a description of such non-cash consideration;

(vi)
the time period within which the Tag Offer must be accepted, which shall not be less than ten Business Days from the date of the Tag Offer Notice (the “Tag Acceptance Period”); and

(vii)
any other terms and conditions (including any warranties, representations or indemnities) of the Tag Offer, provided that:

(A)
the consideration to be received by the Tagging Shareholder shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) be on the same terms, the same per ordinary share consideration and in the same form as the consideration received by the Selling Shareholder(s);

(B)
the Tagging Shareholders shall only be required to make representations and warranties, on a several and not joint basis, regarding: (I) organization, existence and good standing of such Tagging Shareholder; (II) the power and authority of such Tagging Shareholder to enter into the Tag Sale; (III) due authorisation, execution and delivery by such Tagging Shareholder of such documents and agreements required to be executed by the Tagging Shareholders to give effect to the Tag Sale (the “Tag Sale Documents”) and enforceability against such Tagging Shareholder of such documents and agreements; (IV) good and marketable title (free and clear of all Encumbrances) of the Shares of such Tagging Shareholder; (V) the consents and notices required to be obtained or made by such Tagging Shareholder in connection with such Tag Sale; (VI) no conflicts with organizational documents, contracts or law applicable to such Tagging Shareholder; (VII) no legal proceedings against such Tagging Shareholder; and (VIII) no brokers’, finders’ or other fees owed by such Tagging Shareholder in connection with such Tag Sale; and

(C)
any indemnity and participation in any escrow to be provided in such Tag Sale shall be pro rata and not exceed the amount of proceeds payable to such Tagging Shareholder in connection with such Tag Sale (other than, in the case of an indemnity, on account of such Tagging Shareholder’s own fraud).

(c)
Following receipt of a Tag Along Notice in compliance with the requirements set forth in the foregoing clause (b), the Company shall promptly distribute copies of the Tag Along Notice to the Remaining Shareholders. The Tag Offer Notice shall be accompanied by copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(d)
If a Remaining Shareholder wishes to accept the Tag Offer (in such event, a “Tagging Shareholder”), the Tagging Shareholder shall notify the Company in writing within the Tag Acceptance Period (any such notice, a “Tag Response Notice”). Any Remaining Shareholder that does not deliver a Tag Response Notice to the Company prior to expiry of the Tag Acceptance Period shall be deemed to have declined the Tag Offer.

(e)
If any Tagging Shareholder accepts the Tag Offer, completion of the Tag Sale shall be conditional on completion of the sale and purchase of all the Tag Shares held by Tagging Shareholders. The consummation of any proposed Tag Sale (in whole or part) shall occur in the sole discretion of the Selling Shareholder(s), who shall have no liability or obligation whatsoever to any other Holder of Shares participating therein in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Tag Sale (it being understood that any consummation or cancellation in part shall apply proportionally with respect to the Selling Shareholder(s) and the Tagging Shareholders).

(f)
Each Tagging Shareholder shall be obliged to return to the Company no later than two Business Days prior to the Tag Completion Date:

(i)
if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)
duly executed stock transfer form(s) for its Shares in favour of the Tag Buyer; and

(iii)
duly executed copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(g)
Each Tagging Shareholder shall bear its share of the costs of the Tag Sale pro rata to the proceeds received by it in the Tag Sale. Each Tagging Shareholder shall be entitled to receive the consideration in respect of its Tag Shares (less its share of the costs) at the same time as the Selling Shareholder(s) in respect of their Shares.

(h)
If the Tag Buyer fails to make a Tag Offer to all Remaining Shareholders in the Company under these articles 31 – 35, the Selling Shareholder(s) shall not be entitled to complete the Tag Sale, the Company shall not register any transfer and any purported registration of a transfer shall be void.

(i)
If any Tagging Shareholder (a “Defaulting Tagging Shareholder”) electing to participate in a Tag Sale materially breaches any of its obligations under articles 31 or 32 in respect of such Tag Sale or any of its representations or obligations under any of the Tag Sale Documents, then, (i) at the option of the Selling Shareholder(s), such Tagging Shareholder will not be permitted to participate in such Tag Sale and the Tagging Shareholder(s) can proceed to close such Tag Sale excluding the sale of such Tagging Shareholder’s Shares therefrom and (ii) at the option of the Selling Shareholder(s), the number of Shares to be transferred or sold by the Selling Shareholder(s) and the Tagging Shareholder (excluding the Defaulting Tagging Shareholder) shall be recalculated pursuant to article 31 excluding the Defaulting Tagging Shareholder from such calculation.

(j)
The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag Sale and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag Sale. Pending the completion of any proposed Tag Sale, the Company shall comply with the terms of the Tag Sale Documents to which it is a party and shall use commercially reasonable efforts to operate the Company and its subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag Sale Documents).

(k)
If, within 120 calendar days after delivery of the Tag-Along Response Notice, the Selling Shareholder(s) have not completed the transfer or sale of its Shares on the same terms and conditions set forth in the Tag Offer Notice, the Selling Shareholder(s) shall return to each Tagging Shareholder any documents in the possession of the Selling Shareholder(s) executed by the Tagging Shareholders in connection with the proposed Tag Sale.

(l)
Notwithstanding the provisions of these articles, the Company and any Selling Shareholder shall also comply with all applicable requirements of the Securities Act and the rules and regulations thereunder with respect to the matters set forth in articles 31 – 35.

33.
New Members

(a)
A Tag Offer Notice shall be deemed to have been served, on the same terms as the previous Tag Offer Notice, on any person who becomes a member of the Company following the issue of a Tag Offer Notice but prior to completion of a Tag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise (for the purposes of these articles 31 – 35, a “New Tag Member”). Such New Tag Member may elect to sell and transfer such proportion of the Shares acquired by it as represents, as nearly as may be, the proportion which the total number of Tag Shares bears to the total number of Shares in issue and the provisions of articles 31 – 35 shall apply mutatis mutandis to the New Tag Member.

34.
Non-Acceptance by Shareholders

(a)
If some or all of the Remaining Shareholders decline, or are deemed to have declined, the Tag Offer, the Tag Sale is permitted to be made provided:

(i)
it is completed within 90 Business Days of the expiry of the Tag Acceptance Period or if applicable, the long-stop date for the satisfaction of the Required Consent (as agreed between the Selling Shareholder and the Tag Buyer); and

(ii)
it takes place on terms and conditions no more favourable in any material respect to those stated on the Tag Offer Notice.

(b)
All Holders agree to vote their Shares for the Tag Sale at any meeting of Holders (or any class) called to vote on or approve the Tag Sale and/or consent in writing to the Tag Sale.

35.
Non Completion of Tag Sale

(a)
If the Tag Sale is not completed within the period set out in article 34, the Selling Shareholder shall promptly return to the Tagging Shareholders all documents (if any) previously delivered in respect of the Tag Sale, and all the restrictions on transfer contained in these articles with respect to Shares held or owned by the Selling Shareholder and such Tagging Shareholder shall again be in effect.

TRANSMISSION OF SHARES
36.
In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any Share which had been jointly held by him with other persons.

37.
Any person becoming entitled to a Share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Shares by that member before his death or bankruptcy, as the case may be.

38.
If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the Share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

39.
A person becoming entitled to a Share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the Share, except that he shall not, before being registered as a member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL
40.
The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

41.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)
subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(c)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

42.
The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its share capital, any capital redemption reserve fund, any share premium account or any undenominated capital in any manner and with and subject to any incident authorised, and consent required, by law.

SALE PROCESS
43.
A Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) shall be entitled, upon reasonable written notice to the Board, to require the Board to initiate a process for a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) and appoint a financial advisor, in each case, within a reasonable time specified by such Holder or Holders. The Board and the Company shall, and shall cause their respective employees and representatives to, co-operate with and assist fully such financial advisor who shall have full access to all relevant information of the Company (subject to such financial advisor entering into a confidentiality agreement which shall be in a customary form reasonably acceptable to the Company) to enable a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) to be effected and shall meet with such financial advisor and / or any prospective purchaser if required. Subject to all applicable laws, the fees and expenses of such financial advisor shall be borne by the Company or another Group Company.

44.
Where article 43 applies, the Company shall provide Information Rights Members with regular updates on the sale process and prompt notice of any material developments of such process.

SALE, LEASE OR EXCHANGE OF ASSETS
45.
The Directors shall not sell, lease or exchange all or substantially all of the Company’s property and assets, including the Company’s goodwill and its corporate franchises, (a “Substantially Entire Asset Sale”) without the prior consent of a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), but subject to obtaining such consent, the Directors are authorised to effect such a Substantially Entire Asset Sale upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other company or companies, as the Directors deem expedient and for the best interests of the Company. Notwithstanding authorisation or consent to a Substantially Entire Asset Sale by the members, the Board may, in good faith consistent with the Directors’ fiduciary duties, abandon such sale, lease or exchange without further action of the members, subject to the rights, if any, of third parties under any contract relating thereto. Notwithstanding the foregoing, no approval or resolution adopted by the members shall be required for a sale, lease or exchange of property and assets of the Company to a subsidiary.

This article 45 shall not be deemed to limit or otherwise modify articles 43 or 44. For the purposes of this article 45:
(a)
the property and assets of the Company include the property and assets of any subsidiary of the Company; and

(b)
“subsidiary” means any entity wholly owned and controlled, directly or indirectly, by the Company and includes, without limitation, companies, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.

GENERAL MEETINGS
46.
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next. This article 46 shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

47.
Subject to the Act, all general meetings of the Company may be held outside of Ireland.

48.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

49.
The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or on requisition of the Company’s auditors, or in default may be convened by such requisitionists, as provided in section 178(3) Act.

50.
All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum shall be one or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting;

(b)
any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)
on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

51.
A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS
52.	(a)	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice.
(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Company’s auditors.

(c)
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

53.
Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than 28 days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PROCEEDINGS AT GENERAL MEETINGS
54.
All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

55.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, at any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in articles 116, 118, 122 and 123 and must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, such nomination or proposal must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in 116, 118, 122 and 123 and a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

56.
At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

57.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating and appointing Directors set out therein, nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, (b) by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that Directors shall be elected at such meeting, by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination, provided always no Director shall be proposed contrary to the limitations on the nomination and appointment of Directors set out in articles 116,

118, 122 and 123. The immediately preceding sentence shall be the exclusive means for a member to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members.
58.
Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

59.
No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Holders, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

60.
Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 52 in the event that such meeting is to be reconvened.

61.
The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person nominated by the Board (or if the Board has not nominated any such person prior to the meeting or such person is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

62.
If at any general meeting no person nominated in accordance with article 61 is willing to act as Chairman or if no such person is present within 15 minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

63.
The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:

(a)
the Chairman; or

(b)
by at least three members present in person or by proxy; or

(c)
by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)
by a member or members holding Shares in the Company conferring the right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right.

Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.
65.
Except as provided in article 66, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.
A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

67.
Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to any other vote he may have.

68.
Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of Shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any Share held by him unless all monies then payable by him in respect of that Share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS
69.
Without qualification or limitation, subject to article 81, and subject to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set out in articles 116 and 118, for nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 55, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

70.
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual general meeting and not later than the close of business on the later of the 60th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; provided, further, that with respect to the 2024 annual general meeting, notice by the member must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

71.
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

72.
Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, and subject to article 81, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing, to the Secretary.
73.
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

74.
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

75.
To be in proper form, a member’s notice (whether given pursuant to articles 69 – 71 or articles 72 – 74) to the Secretary must include the following, as applicable:

76.
As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective Affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member, such beneficial owner and their respective Affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (I) any direct or indirect interest of such member in any contract with the Company, any Affiliate of the Company or any Company Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such member and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
77.
If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 76 above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

78.
As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 76 above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

79.
With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 76 and 78 above, also include a completed and signed questionnaire, representation and agreement required by article 82. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.
80.
Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in articles 69 – 82; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered pursuant to articles 54 – 58.

81.
Nothing in these articles shall be deemed to affect any rights (i) of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or directors or any other business proposal.

82.
Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, and without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116 and 118, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 69 – 81) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS
83.
Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a show of hands every member present in person and every proxy shall have one vote, but so that no one member shall on a show of hands have more than one vote in respect of the aggregate number of shares of which he is the Holder, and on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

84.
When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

85.
A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.
86.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

87.
Votes may be given either personally or by proxy.

88.	(a)	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting; provided, that each proxy is appointed to exercise the rights attached to a different share or shares held by the member. The appointment of a proxy shall be in any form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Acts and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Acts. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Acts, if not so delivered the appointment shall not be treated as valid.
(b)
Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

89.
Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

90.
An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

91.
Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

92.	(a)	A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.
(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

93.
The instrument appointing a proxy shall, be deemed to confer authority to demand or join in demanding a poll.

94.
Subject to the Act and the Exchange Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Act. Any such resolution shall be served on the Company.

INFORMATION RIGHTS
95.
The Company shall enter into an information rights deed (“Information Rights Deed”) for the benefit of the Information Rights Members from time to time in a form agreed between the Information Rights Members and the Company, governing the provision of information by the Company to such Information Rights Members. Upon becoming an Information Rights Member, a Holder shall be deemed to have the benefit of and be bound by the obligations of the Information Rights Deed.

DIRECTORS
96.
The number of Directors constituting the Board shall be seven; provided, that the Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

97.
The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed number in article 96 the provisions of article 123 shall apply. If, at any annual general meeting of the Company, the number of Directors is reduced below the minimum number prescribed in the Act due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the minimum number prescribed in the Act in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.

98.
Each Director shall be paid a fee for their services at such rate as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.
99.
If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

100.
A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

101.
Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

CHAIRMAN
102.
The Chairman will be selected from amongst the Directors by the Nominating and Selection Committee. In the event that the Nominating and Selection Committee ceases to exist, any replacement of the Chairman will be determined by a majority of the Board.

BORROWING POWERS
103.
Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS
104.
The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts and to such directions, not being inconsistent with the Acts or these articles, as may be given by the Board in general meeting.

105.
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

106.
The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

107.
(a)
Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the Directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)
As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

(d)
Nothing in section 228(1)(d) or section 228(1)(f) of the Act shall restrict a Director from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that may from time to time be presented to Directors other than in their role as directors of the Company, even if the opportunity is one that the Company or its subsidiaries might reasonably be expected to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Directors shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be deemed to have breached any fiduciary or other duty solely by reason of the fact that such Director pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. Without prejudice to the generality of the foregoing, a business opportunity shall not be deemed to be an opportunity of the Company if it is an opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in line with the Company’s business or is of no advantage to it or is one in which the Company has no interest or reasonable prospect.

108.
Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(a)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article 108 to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate tax authorities;

(vi)
any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire Shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit; or

(vii)
any proposal concerning the giving of any indemnity pursuant to article 168(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article 114 and article 168(b).

(b)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph 108(a)(iv)) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)
For the purposes of this article 108, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)
The Company by Ordinary Resolution may suspend or relax the provisions of this article 108 to any extent or ratify any transaction not duly authorised by reason of a contravention of this article 108.

109.
A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

110.
The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

111.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

112.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.
113.
The Directors shall cause minutes to be made in books provided for the purpose:

(a)
of all appointments of officers made by the Directors;

(b)
of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

114.
The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article 114, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS
115.
The office of a Director shall be vacated ipso facto if the Director:

(a)
is restricted or disqualified to act as a Director under the Acts; or

(b)
resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)
is removed from office under article 116 or 122.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS
116.
The Board shall be constituted as follows:

(a)
the CEO for the time being;

(b)
the First Designator shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “First Designated Director”), in each case, by notice in writing to the Company, provided that this shall only be the case where the First Designator holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(c)
the Second Designators shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “Second Designated Director” and together with the First Designated Director, the “Designated Directors”), in each case, by notice in writing to the Company, provided that this shall only be the case where at least one member of the Second Designators holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and
(d)
up to four other directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Remaining Directors”),

provided that the Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Company, as such agreement is amended or replaced from time to time.
117.
Where the First Designator or at least one member of the Second Designators ceases to hold at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), their respective appointment and removal rights pursuant to article 116(b), article 116(c), article 122 and article 123 shall be deemed rescinded.

118.
Notwithstanding anything to the contrary in these articles, but subject to the Acts, the Remaining Directors may only be persons nominated by a resolution of the Nominating and Selection Committee pursuant to articles 125 and 126, provided that when articles 125 and 126 empower the Nominating and Selection Committee to nominate less than four persons, any such Remaining Directors that are not to be nominated by the Nominating and Selection Committee may be nominated or appointed in accordance with the other provisions of these articles.

119.
For the avoidance of doubt, subject always to compliance with article 116(a), at every annual general meeting of the Company, all of the Directors (other than the Designated Directors) shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

120.
Subject to the appointment rights of the First Designator and Second Designators set out in article 116, every Director shall be eligible to stand for re-election at an annual general meeting.

121.
For the avoidance of doubt, subject always to compliance with article 116(a), if a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

122.
The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director; provided, that notwithstanding the foregoing and insofar as permitted by the Act, (i) so long as the First Designator retains its appointment and removal rights pursuant to article 116, the First Designated Director may only be removed or replaced at any time by the First Designator, (ii) so long as the Second Designators retain their appointment and removal rights pursuant to article 116, the Second Designated Director may only be removed or replaced at any time by the Second Designators, (iii) other than removals by the Board for cause, so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, the Remaining Directors in respect of which it retains such rights may only be removed or replaced by the Nominating and Selection Committee, and (iv) the CEO may only be removed or replaced as a Director by resolution of the Board. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

123.
The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office at an annual general meeting or under article 122 and the Company by Ordinary Resolution may appoint any person to be a Director to fill a Board vacancy; provided that in any circumstance in which the number of Director nominees exceeds the number of Directors to be elected (whether to fill a vacancy pursuant to this article 123 arising from a removal or if members have the right to nominate directors for election at an annual general meeting or otherwise) (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors (by which it is meant in priority of those receiving the highest number of votes in absolute terms (and not by relative percentage of votes cast) in their respective separate resolutions until the maximum number of Directors have been appointed (provided that no such Director shall be elected where their separate resolution has not been passed)); provided further that if such members do not appoint a Director to fill such vacancy within 45 days after the occurrence of such vacancy, the Board may appoint a Director to fill such vacancy until the next meeting of the members held for the purpose of electing Directors; provided, further, that, notwithstanding the foregoing, (i) so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, any vacancy on the Board previously held by a Remaining Director (whether due to resignation, removal, failure to be re-elected or otherwise) in respect of which it retains such rights shall remain open until the Nominating and Selection Committee has appointed a replacement (subject to re-election at the next annual general meeting), (ii) so long as the First Designator and Second Designators retain their appointment and removal rights pursuant to article 116, any vacancy on the Board previously held by a First Designated Director or Second Designated Director (whether due to resignation, removal, failure to be re-elected or otherwise), as applicable, shall remain open until the First Designator or Second Designators, as applicable, has designated a replacement, and (iii) the CEO may only be removed or replaced as a Director by resolution of the Board.
124.
The Directors may appoint any person to fill the following positions:

(a)
Secretary (including more than one Secretary to act as joint secretary):

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.
A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.
The Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.
(b)
Assistant Secretaries:

The Assistant Secretaries shall have such duties as the Secretary shall determine.
In addition to the Board’s power to delegate to committees pursuant to article 131, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, CEO, President, Vice President, Treasurer, Controller and Assistant Treasurer.
NOMINATING AND SELECTION COMMITTEE
125.
Composition of the Nominating and Selection Committee

(a)
The Nominating and Selection Committee shall be comprised of:

(i)
four members appointed by the First List Shareholders (by notice in writing to the Company) (the “First List Members”), who may be removed and replaced from time to time by the First List Shareholders by notice in writing to the Company, in each case for so long as the First List Shareholders collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(ii)
four members appointed by the Second Designators (by notice in writing to the Company) (the “Second List Members”), who may be removed and replaced from time to time by the Second Designators by notice in writing to the Company, in each case for so long as the Second Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and

(iii)
two members appointed by the Third Designators (by notice in writing to the Company) (the “Third List Members” and together with the First List Members and the Second List Members, the “Committee Members”), who may be removed and replaced from time to time by the Third Designators by notice in writing to the Company, in each case for so long as the Third Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).

(b)
Where any of the First List Shareholders, Second Designators or Third Designators, in each case, collectively, cease to own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the First List Members, Second List Members or Third List Members (as applicable) shall immediately cease to be members of the Nominating and Selection Committee and shall give notice in writing of same to the Company; provided that if any of the First List Shareholders, Second Designators or Third Designators, having ceased to be members of the Nominating and Selection Committee pursuant to this article (b), subsequently own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), such First List Shareholders, Second Designators or Third Designators (as applicable) shall (upon notice in writing to the Company) become entitled to exercise the appointment rights set out in article (a).

(c)
All provisions of these articles relating to proceedings of the Board shall, mutatis mutandis, apply to proceedings of the Nominating and Selection Committee; provided that the Nominating and Selection Committee shall act only by unanimous resolution.

(d)
The Nominating and Selection Committee shall have authority to retain and terminate, at the expense of the Company, any third-party recruiting firm as it determines appropriate to assist it in the nomination of the Remaining Directors, and to approve the fees and other retention terms of any such recruiting firm. Such recruiting firm shall report directly to the Nominating and Selection Committee.

126.
Rights of the Nominating and Selection Committee to nominate the Remaining Directors

(a)
The number of Remaining Directors (or their replacements) which the Nominating and Selection Committee may nominate shall be as follows:

(i)
For so long as the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 40% or more of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall continue to be entitled to nominate four Remaining Directors (or their replacements);

(ii)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 30% or more (but less than 40%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate three Remaining Directors (or their replacements);

(iii)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 20% or more (but less than 30%) of the issued ordinary shares

(calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate two Remaining Directors (or their replacements);
(iv)
Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 10% or more (but less than 20%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate one Remaining Director (or their replacement).

(b)
Where the number of Remaining Directors that were nominated by the Nominating and Selection Committee at any time falls below the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a), the Nominating and Selection Committee shall, at least 20 Business Days prior to the publication of the notice of meeting for the Company’s next annual general meeting, notify the Company in writing of the Remaining Directors who shall be nominated by the Nominating and Selection Committee (which number shall not exceed the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a)).

(c)
The Nominating and Selection Committee shall no longer be entitled to nominate, remove or replace any Remaining Directors where:

(i)
the First List Shareholders, the Second Designators and the Third Designators collectively own or hold less than 10% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); or

(ii)
no Committee Member remains on the Nominating and Selection Committee,

and in such case the Nominating and Selection Committee shall cease to exist.
(d)
The initial Remaining Directors on the Adoption Date shall be appointed by the Nominating and Selection Committee on, or as soon as reasonably practicable after, the Adoption Date by notice in writing to the Company (and shall be subject to re-election at the next occurring annual general meeting).

(e)
For the avoidance of doubt, the rights set forth in article 125 and this article 126 shall not be transferable to any third party.

PROCEEDINGS OF DIRECTORS
127.	(a)	The Directors shall meet together, at least quarterly and as often as necessary for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit.
(b)
The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Such majority must include each of the Designated Directors; provided that if a Designated Director fails to attend three successive meetings of the Board and consequently a quorum is not available at such meetings, a quorum will not require the attendance of such Designated Director solely for the next duly called meeting.

(c)
Questions arising at any meeting shall be decided by a majority of votes cast by Directors present or represented at such meeting. Each Director present and voting shall have one vote.

(d)
Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any Director may be situated in any part of the world for any such meeting.

128.
The Chairman or any two Directors acting together may, and the Secretary on the requisition of the Chairman or any two Directors shall, at any time summon a meeting of the Directors.

129.
The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the minimum number fixed by the Act as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

130.
If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may designate any other person to be Chairman of the meeting.

131.
The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. The members of committees of the Board will be appointed by a majority of the Board and shall include in all cases each of the Designated Directors unless any Designated Director(s) declines, in his or her sole discretion, to serve on any such committee (subject to the exclusion of Directors from meetings of committees considering transactions (i) with such Director or such Director’s Affiliates, or (ii) in the case of a Designated Director, with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director). Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum (which shall include the Designated Directors, unless any Designated Director(s) declined to serve on such committee, subject to the exclusion of Designated Directors from meetings of committees considering transactions (i) in respect of which the Designated Director has a conflict or (ii) with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director) unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees. This article 131 is subject to articles 125, 126 and 132.

132.
The members of the Nominating and Selection Committee shall be as set out in article 125. For the avoidance of doubt, members of the Nominating and Selection Committee may include one or more Holders, including one or more persons listed on Schedule 1, Schedule 2 or Schedule 3 attached to these articles.

133.
A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

134.
All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

135.
Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail, telephone, email, or any other electronic means not less than 48 hours before the date of the meeting or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances and shall specify the purpose of such meeting and provide other customary information regarding the topics to be considered. Any Director may waive any notice required to be given under these articles, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director.

136.
A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the

Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.
137.
Unless otherwise agreed by the Board, and except as otherwise required by applicable law or the tax residency requirements of any relevant jurisdiction, the Board shall procure that the board of directors (or similar governing body) (the “Subsidiary Boards”) of each wholly-owned subsidiary of the Company shall include such of the Directors then serving on the Board that request such appointment; provided, that each Designated Director may, in his or her sole discretion, decline to serve on any such Subsidiary Board. Each Director shall upon request be provided with a list of the Company’s wholly-owned subsidiaries (which list shall be updated from time to time).

BOARD OBSERVERS
138.
The following parties shall each be entitled, at any time and from time to time by notice in writing to the Company to nominate one board observer (the “Observers”) to attend (but not to vote) at meetings of the Board and to request the removal from office of any such person so nominated with or without the appointment of some other person in their place:

(a)
the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 1 to these articles (the “First Appointer”); and

(b)
the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 2 to these articles (the “Second Appointer”), for such time as the First Appointer or (as the case may be) the Second Appointer holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR).
139.
The Observers shall be entitled to receive notice of Board meetings, copies of the Board minutes of meetings and copies of all other papers circulated to the Board and any committees as if he / she were a Director, provided that the Observers shall have entered into a confidentiality agreement, which shall be in a customary form reasonably acceptable to the Company, in respect of any information concerning the Company which may come into their possession in their role as Observers.

140.
The Board shall have the right to exclude the Observers from portions of a Board meeting or omit to provide the Observers with certain information if the Observer or an Affiliate thereof is a Company Competitor or if the Board believes in good faith, that such exclusion or omission is necessary to:

(a)
preserve the Company’s legal privilege; or

(b)
fulfil the Company’s obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observers shall not be so excluded unless all other persons whose receipt of such materials or presence at a Board meeting would result in a violation of such third party confidentiality obligations are also excluded); or

(c)
protect the Company’s trade secrets, mysteries of trade, or secret processes which relate to the conduct of the business of the Company, or protect against a conflict of interest.

THE SEAL
141.	(a)	The Directors shall ensure that the Company seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.
(b)
The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES
142.
The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

143.
The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

144.
No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

145.
The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

146.
Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

147.
The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the Shares of the Company.

148.
Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

149.
Any dividend or other moneys payable in respect of any Share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.
150.
No dividend shall bear interest against the Company.

151.
If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS
152.	(a)	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:
(i)
correctly record and explain the transactions of the Company;

(ii)
will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)
will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Acts; and

(iv)
will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.
(b)
The accounting records shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Acts to be prepared and laid before such meeting.

(d)
A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and the Company auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

153.
Subject to the rights granted to Information Rights Members under the Information Rights Deed, the Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors, the Information Rights Deed, or by the Company in general meeting. Subject to the rights granted to Information Rights Members under the Information Rights Deed, no member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading. No member shall be entitled to require discovery of or any information respecting or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would be inexpedient and contrary to the interests of the members of the Company to communicate to the public.

CAPITALISATION OF PROFITS
154.
Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealised revaluation reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article 154, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

155.
Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Acts.

156.
The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five Business Days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five Business Days:
(A)
if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)
if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)
if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five Business Days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.
(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject ordinary shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject ordinary shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject ordinary shares on such basis.

157.	(a)	The additional ordinary shares allotted pursuant to articles 154, 155 or 156 shall rank pari passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.
(b)
The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 154, 155 and 156 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)
The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.
AUDIT
158.
Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES
159.
Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

160.	(a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;
(i)
by handing same to him or his authorised agent;

(ii)
by leaving the same at his registered address;

(iii)
by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article 160(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)
For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)
Notwithstanding anything to the contrary contained in this article 160, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)
Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the Directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)
Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article 160, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

161.
A notice may be given by the Company to the joint Holders of a Share by giving the notice to the joint Holder whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

162.	(a)	Every person who becomes entitled to a Share shall before his name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom he derives his title.
(b)
A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

163.
The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

164.
A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP
165.
If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this article 165 shall not affect the rights of the Holders of Shares issued upon special terms and conditions.

166.	(a)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.
(b)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

167.
If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY
168.	(a)	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by a court of competent jurisdiction.
(b)
The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act. As soon as practicable, but in any event within 30 days of the Adoption Date, the Company shall obtain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions reasonably satisfactory to the Board and shall thereafter use commercially reasonable efforts to cause such insurance policies to be maintained until both (i) the Board and (ii) Holders representing 75% or more in nominal value of the issued ordinary shares (excluding the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) by resolution at a general meeting approve the discontinuance of such insurance (subject and without prejudice to any rights of directors and officers under their indemnification or similar agreements).

(c)
As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.
(d)
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(e)
Any indemnification under this article 168 (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article 168. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)
As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article 168 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)
It being the policy of the Company that indemnification of the persons specified in this article 168 shall be made to the fullest extent permitted by law, the indemnification provided by this article 168 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article 168, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article 168 shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS
169.	(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:
(i)
for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and
(ii)
at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article 169 is located of its intention to sell such share or stock; and

(iii)
the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any Share of any member and any unclaimed cash payments relating to such Share in any manner which it sees fit, including (but not limited to) transferring or selling such Share and transferring to third parties any unclaimed cash payments relating to such Share.

(d)
The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 16(a).

DESTRUCTION OF DOCUMENTS
170.
The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)
any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)
any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:
(i)
the foregoing provisions of this article 170 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)
nothing contained in this article 170 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)
references in this article 170 to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN
171.
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company where, by a resolution of the Directors (including approval from each of the Designated Directors), the Directors are of the good faith opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein, in each case by any third party that is not a Holder or any Affiliate thereof as of the Adoption Date, and subject to the foregoing opinion being in good faith as provided for in this article, the common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors shall be deemed to constitute an action in the best interests of the Company in all circumstances.

172.
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

173.
For the purposes of effecting an exchange of Rights for ordinary shares in the share capital of the Company (an “Exchange”), the Directors may, in accordance with the terms of a Rights Plan:

(a)
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares which are to be exchanged for the Rights; and

(b)
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

MANAGEMENT INCENTIVE PLAN
174.
Notwithstanding anything in these articles to the contrary, unless approved by a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the total number of ordinary shares issued or issuable pursuant to the MIP shall not exceed 10% of the total ordinary shares (calculated on a fully-diluted basis).

(A)
SCHEDULE 1
1.
Silver Point;

2.
Marathon;

3.
Eaton Vance;

4.
Hein Park;

5.
Glendon;

6.
Caspian.

SCHEDULE 2
1.
Arini Credit Master Fund Limited;

2.
Square Point Master Fund Limited;

3.
FFI III S.à r.l;

4.
FYI S.à r.l;

5.
Olifant Luxco S.à r.l;

6.
Deerfield Partners, L.P;

7.
Deerfield Private Design Fund IV, L.P;

8.
Hudson Bay Master Fund Ltd;

9.
HB SPV I Master Sub LLC;

10.
J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A., solely as investment adviser and/or trustee on behalf of certain discretionary accounts and/or funds it manages;

11.
Sculptor SC II, LP;

12.
Sculptor Credit Opportunities Master Fund, Ltd;

13.
Sculptor Master Fund, Ltd;

14.
Sculptor Tactical Credit Master Fund I, LP.

SCHEDULE 3
1.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by ADK Soho Fund LP or a subsidiary thereof;

2.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Bardin Hill Investment Partners LP, or a subsidiary thereof;

3.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Brean Asset Management, LLC, or a subsidiary thereof;

4.
Funds and/or accounts, or subsidiaries or affiliates of such funds and/or accounts, managed, advised or controlled by Capital Research and Management Company, or a subsidiary or an affiliate thereof;

5.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Kite Lake Capital Management (UK) LLP, or a subsidiary thereof;

6.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Pentwater Capital Management LP, or a subsidiary thereof;

7.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Stonehill Capital Management LLC;

8.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Two Seas Capital LP, or a subsidiary thereof;

9.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by VR Global Partners, L.P., or a subsidiary thereof;

10.
Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Whitebox Advisors LLC, or a subsidiary thereof.

Names, addresses and descriptions of subscribers
J. MCGOWAN-SMYTH
For and on behalf of
Fand Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
DIJR Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
AC Administration Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Registrars Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trust Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trustees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Solicitor
Dated 21 December 2012

Witness to the above signatures:
Name:	MAIREAD FOLEY
Address:	ARTHUR COX BUILDING EARLSFORT TERRACE DUBLIN 2
Occupation:	COMPANY SECRETARY

Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
MALLINCKRODT PUBLIC LIMITED COMPANY
(Adopted on ~~14 November 2023~~[• ])

ANNEX K

Annex K – 1

Resolution 5(a) –proposed amendments to the existing Mallinckrodt articles of association – approval of the adoption of the new Mallinckrodt articles of association.

Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM and ARTICLES OF ASSOCIATION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
(~~Adopted on 14 November 2023~~as amended by Special Resolution passed on [ • ])
DUBLIN

Cert. No.: 522227
Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
of
MALLINCKRODT PUBLIC LIMITED COMPANY
MEMORANDUM OF ASSOCIATION
1.
The name of the Company is Mallinckrodt public limited company.

2.
The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.
The objects for which the Company is established are:

3.1
(a)   To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)
To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2
To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3
To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4
To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.
3.5
To sell or otherwise dispose of any of the property or investments of the Company.

3.6
To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7
To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9
To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13
To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15
To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17
To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19
To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20
To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22
To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.
3.24
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25
To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28
To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30
To procure the Company to be registered or recognised in any part of the world.

3.31
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32
To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33
To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35
To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.
NOTE:
It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.
The share capital of the Company is US$~~5~~10,000,000 and €25,000 divided into 500,000,000 Ordinary Shares of US$0.01, 500,000,000 Preferred Shares of US$0.01 each and 25,000 Ordinary ~~A~~A Shares of €1.00 each. ~~For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. “Bankruptcy Code” in this memorandum of association means title 11 of the United States Code §§101-1532.~~

5.
The liability of the members is limited.

6.
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.
Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
J. MCGOWAN-SMYTH For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of DIJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of AC Administration Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share
J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor	One Ordinary Share
Dated 21 December 2012
Witness to the above signatures:
Name:
MAIREAD FOLEY

Address:
ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2

Occupation:
COMPANY SECRETARY

COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
-of-
MALLINCKRODT PUBLIC LIMITED COMPANY
(~~Adopted on 14 November 2023~~as amended by Special Resolution passed on [ • ])
PRELIMINARY
1.
(a)
The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

~~(b)~~
~~For the avoidance of doubt, the regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.~~

2.
(a)
In these articles:

~~“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.~~
“Act~~s~~” means the Companies Act 2014 and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.
“address” includes, without limitation, any number or address used for the purposes of communication by way of electronic mail or other electronic communication. “Adoption Date” means the effective date of adoption of these articles.
~~“Affiliate” means in relation to a person (including, for the avoidance of doubt, a company or other corporate entity):~~
~~(a)~~
~~any holding company of that person and any subsidiary of: (i) that person; (ii) any holding company of that person; or (iii) a subsidiary or any other subsidiaries of any such holding company;~~

~~(b)~~
~~any other person which (either directly or indirectly) Controls, is Controlled by or is under Common Control with such person; and~~

~~(c)~~
~~any fund, account or similar vehicle managed for investment purposes (a “fund”) Controlled by, associated with or managed by (i) such person, including (1) such fund’s general partner or trustee and (2) any entity Controlled or managed by such fund, (ii) an Affiliate of such person or (iii) the same investment manager, advisor or subadvisor that Controls or manages such person or Affiliate or such investment manager, advisor or issuer;~~

~~in all cases from time to time; provided, that for purposes of these articles, no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries.~~
“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.
“articles” means ~~the~~ these articles of association of ~~which this article 2 forms part, as the same may be~~the Company, as amended ~~and may be~~ from time to time ~~and for the time being in force~~by Special Resolution.

~~“Bankruptcy Code” means title 11 of the United States Code §§101-1532.~~
~~“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are generally open for business in Ireland and the State of New York.~~
~~“CEO” means the Chief Executive Officer (or the person discharging the functions of the Chief Executive Officer by whatever name called other than on an interim basis) of the Company as appointed by the Board from time to time.~~
“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“Chairman” means the ~~chairperson~~Director who is elected by the Directors from time to time to preside as chairman at all meetings of the Board ~~appointed in accordance with article 102~~and at general meetings of the Company.
“Company” means the company whose name appears in the heading to these articles.
“Court” means the High Court of Ireland.
~~“Company Competitor” means any person designated on the list of Company competitors maintained, and updated from time to time, by the Board in its good faith discretion (and which the Board shall provide to a Holder upon written request in good faith), provided that no Holders or their Affiliates on the Adoption Date shall be deemed a Company Competitor.~~
~~“Confidentiality Agreement” means a confidentiality agreement in respect of any items delivered to an Information Rights Member, which shall be in a customary form reasonably acceptable to the Company; provided, that such confidentiality agreement shall (a) include a customary acknowledgment of the restrictions under U.S. federal securities laws on trading while in possession of material non-public information, and (b) not restrict the disclosure of information received from the Company to other members of the Company or prospective transferees of shares, so long as such members and prospective transferees have entered into a substantially similar confidentiality agreement (or agreed to be subject thereto) and are not Company Competitors.~~
~~“Control” means the ability of a person or persons, directly or indirectly, to direct or cause the direction of the management, affairs or policies of another person howsoever arising, or actual direction of the affairs of the other person whether or not under a legal right to do so, including in each case, whether through (including through one or more intermediary entities):~~
~~(a)~~
~~provisions contained in its constitutional documents or, as the case may be, certificate of incorporation, by-laws or other documentation regulating or managing the affairs of that or any other person;~~

~~(b)~~
~~by any powers confirmed by any applicable law or regulations;~~

~~(c)~~
~~the ownership of any interest in, or rights over, voting securities; or~~

~~(d)~~
~~powers granted under a power of attorney or otherwise;~~

~~and “Common Control” and “Controlled” shall be construed accordingly.~~
“Directors” or ~~the~~ “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.
“Disclosure Notice” means the notice issued in accordance with Section 1062 of the Act or other applicable law;
“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.
“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.

~~“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or Share interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.~~
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.
~~“Exempted Issuance” means any allotment or issue of Shares or an Interest in Shares by the Company under or in connection with:~~
~~(a)~~
~~the issue of Shares (or Interest in Shares) by means of a pro rata distribution to all Holders of any class of Shares;~~

~~(b)~~
~~the issue of Shares (or Interest in Shares) to any employees, Directors, officers or consultants of the Company or any subsidiary of the Company (both pursuant to and outside of the MIP);~~

~~(c)~~
~~entry into the Opioid Trust CVR or the issue of Shares (or Interest in Shares) pursuant to the terms of the Opioid Trust CVR;~~

~~(d)~~
~~the issue or allotment of Shares or Interests in Shares as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company (or any subsidiary of the Company) of another body corporate, firm, partnership or entity;~~

~~(e)~~
~~the issue of Shares (or Interest in Shares) to banks or other lending or financial institutions, pursuant to a bona fide debt financing or refinancing approved in good faith by the Board; the~~

~~(f)~~
~~issue of Shares (or Interests in Shares) pursuant to the terms of an examiner’s scheme of arrangement approved by the High Court under the Act; or~~

~~(g)~~
~~the issue of Shares in a transaction if compliance with the pre-emption rights herein in connection with such issue would require registration under the Securities Act or Exchange Act, if the Board determines that: (i) such issue of Shares and compliance with pre-emption rights cannot be reasonably structured to avoid such registration requirement, whether by limiting the offering of such shares to those Holders that could participate in an offering exempt from the registration requirements of the Securities Act or otherwise, (ii) the Company intends to deregister under the Exchange Act once the Company is eligible to do so or the Company is not then registered under the Exchange Act, and (iii) such registration would reasonably impede or delay the Company’s ability to deregister or maintain deregistration under the Exchange Act.~~

~~“First Designator” means the First List Shareholder holding the largest number of issued ordinary shares from time to time (when its holding of ordinary shares is aggregated with those of its Affiliates).~~
~~“First List Shareholder” means a person set out in Schedule 1 to these articles of association or any Affiliate of such person, in each case only for so long as such persons are Holders.~~
“Group” means the Company and its subsidiaries from time to time and for the time being ~~and “Group Company” means any one of them as the case may be~~.
“Holder” in relation to any ~~S~~share, means the member whose name is entered in the Register as the holder of the ~~S~~share or, where the context permits, the members whose names are entered in the Register as the joint holders of ~~S~~shares.
~~“Information Rights Members” means the Holders who (i) have executed and delivered to the Company a Confidentiality Agreement and (ii) are not Company Competitors.~~
~~“Interest in Shares” means, in relation to any Share or Shares a “disclosable interest” as set out in section 258 of the Act, any right convertible into or exercisable or exchangeable for Shares whether directly or indirectly through one or more intermediary rights, or which are convertible into or~~

~~exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for Shares, or any right to receive, or to direct the payment or receipt of, any dividend referable to any Share or Shares.~~
~~“MIP” means any management incentive plan adopted by the Company, which shall authorise the issuance of up to 10% of the total ordinary shares (calculated on a fully-diluted basis) to the directors, officers, and/or employees of Company and/or its subsidiaries, in each case, in accordance with the terms and conditions of such MIP and as authorized from time to time by the Board or any compensation committee (by whatever name called) of the Board.~~
~~“MIP Awards” means any equity awards granted pursuant to the MIP.~~
~~“MIP Shares” means any shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.~~
~~“Nominating and Selection Committee” means the nominating and selection committee (or any successor committee by whatever name called), which shall be comprised as set out in article 125 (and, for the avoidance of doubt, the members of the Nominating and Selection Committee may comprise persons who are not Directors).~~
“Office” means the registered office from time to time and for the time being of the Company.
~~“Opioid Trust CVR” has the meaning assigned to “MDT II CVR” in the restructuring and support agreement entered into by the Company on 23 August 2023.~~
“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.
~~“Pre-Emption Shareholder” means a Holder which, together with any Affiliates, represents 1% or more in nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).~~
~~“Proportionate Entitlement” means in relation to any Holder, the proportion as nearly as may be (without involving fractions of Shares) which the aggregate nominal value of the ordinary shares held by that Holder, bears to the aggregate nominal value of all the issued ordinary shares.~~
“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Redeemable Shares” means redeemable shares in accordance with the Act.
“Register” means the register of members ~~maintained by the Company’s transfer agent,~~ to be kept as required in accordance with the Act.
~~“Required Consent” means any merger control, competition law, regulatory, licencing or other consent, clearance, approval, authorisation or permission of a governmental body that is required to enable a proposed transfer of Shares.~~
~~“Sale Transaction” means (a) any direct or indirect merger, consolidation, recapitalization, sale or other transfer, issuance or disposition of equity securities or other transaction or series of related transactions, the result of which is that the Holders of Shares immediately prior to such transaction cease to own, directly or indirectly, Shares representing at least 50% of the economic or voting rights of the issued Shares (or in the respective successor entity thereto resulting from such transaction) immediately after such transaction (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), or~~

~~(b) the sale, transfer or other disposition of all or a majority of the assets of the Company and its subsidiaries, taken as a whole, to one or more third parties.~~
“seal” means the common seal of the Company and any duplicate of such common seal of the Company.
~~“Second Designators” means, collectively, the persons set out in Schedule 2 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.~~
“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any Assistant Secretary or joint secretary.
~~“Securities Act” means the U.S. Securities Act of 1933, as amended.~~
~~“Share” means any share for the time being in the issued share capital of the Company, and unless the context otherwise provides, includes any Interest in Shares.~~
“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.
~~“Third Designators” means, collectively, the persons set out in Schedule 3 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.~~
(b)
Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)
Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Act~~s~~ or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)
A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)
any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)
any repealed statute or statutory provision which it ~~re-~~re-enacts (with or without modification); and

(iii)
any statute or statutory provision which modifies, consolidates, ~~re-~~re-enacts or supersedes it.

(e)
The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)
Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

~~(g)~~
~~References to “days” are to calendar days unless otherwise indicated.~~

~~(h)~~
~~For purposes of these articles (including any ancillary agreements entered into in connection with these articles), when calculating a Holder’s ownership percentage, such Holder’s Shares shall be aggregated together with the Shares held by such Holder’s Affiliates (including any Affiliated funds that are under common management) including Shares held through nominees of such Affiliates,~~

~~provided that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under these articles, the same Share and/or Interest in Shares shall not be counted more than once.~~
SHARE CAPITAL AND VARIATION OF RIGHTS
3.
(a)   The share capital of the Company is US$~~5~~10,000,000 and €25,000 divided into 500,000,000 ordinary shares of US$0.01 each, 500,000,000 preferred shares of US$0.01 each and 25,000 ordinary A shares of €1.00 each. ~~For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.~~

(b)
The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)
the right to participate pro rata in all dividends declared by the Company; and

(iii)
the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).
(c)
The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)
Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article ~~3~~) and shall not entitle its holder to any further or other right of participation in the assets of the Company.
(ii)
Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.
(iii)
Acquisition of Ordinary A Shares

The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the

Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article ~~3(c)(iii)~~ shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles ~~159 -164~~130 to 135 inclusive.
(iv)
Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.
The rights attaching to the ordinary A shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).
(d)
The Directors are authorised to issue all or any of the authorised but unissued preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

(i)
redeemable at the option of the Company, or the Holders, or both, with the manner of the redemption to be set by the Board including, without limitation that any such class or series may be redeemable

(A)
at such time or times, including upon a fixed date;

(B)
at such price or prices; and

(C)
for such consideration which may be in cash or in specie (with the ability for each Holder to receive a particular form of consideration being subject to such additional requirements to be set by the Board from time to time);

(ii)
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(iii)
entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or

(iv)
convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this article 3(d). The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.
The rights conferred upon the Holder of any pre -existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of preferred shares in accordance with this article 3(d).
(e)
~~(d)~~ Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an ~~o~~Ordinary ~~s~~Share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any ~~o~~Ordinary ~~s~~Share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.
4.
Subject to the provisions of the Act and the other provisions of these articles, the Company may:

(a)
pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)
subject to and in accordance with the provisions of the Act~~s~~ and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

5.
Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.
~~If~~ (a)   Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum~~; provided further that, whether or not the share capital is divided into different classes of shares, if any amendment or modification of these articles would have a materially adverse effect on the rights of a Holder (in its capacity as a Holder) in a manner disproportionate to its effect on the other Holders holding the same class(es) of Shares of the Company (solely in their respective capacity as a Holder of the same class(es) of Shares of the Company), that amendment or modification shall require the consent in writing of such Holder; provided, further, that notwithstanding the foregoing provisions of this article 6, any amendment or modification of the appointment or removal rights of the First Designator or Second Designators as set forth in article 116 shall require the prior written consent of the First Designator or Second Designators, as applicable~~. To every such meeting ~~referred to in this article 6~~ the provisions of article ~~50~~39 shall apply.

(b)
The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders.

(c)
The issue, redemption or purchase of any of the 500,000,000 preferred shares of US$0.01 shall not constitute a variation of the rights of the Holders of ordinary shares.

(d)
The issue of preferred shares or any class of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7.
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
8.
(a)   Subject to the provisions of these articles relating to new shares, the ~~S~~shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Act~~s~~) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no ~~S~~share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each ~~S~~share shall not be less than one-quarter of the nominal amount of the ~~S~~share and the whole of any premium thereon.

(b)
Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)
The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)
The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article ~~8~~ as if section 1022 of the said Act did not apply to any such allotment ~~provided such allotment is pursuant to either paragraph (e) or is an Exempted Issuance~~. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (~~d~~)(d) had not expired.

~~(e)~~
~~Save for the allotment of securities under an Exempted Issuance, all new Shares (or Interest in Shares) which the Directors propose to issue (“New Shares”) shall be offered first to each of the Pre-Emption Shareholders in proportion to their respective Proportionate Entitlements and at the same price, in accordance with the following procedure:~~

~~(i)~~
~~The Company shall by notice in writing offer to each Pre-Emption Shareholder the opportunity to subscribe for New Shares specifying:~~

~~(A)~~
~~the number of New Shares offered;~~

~~(B)~~
~~the subscription price per New Share; and~~

~~(C)~~
~~the time period (not being less than ten Business Days) within which the offer, if not accepted in writing, shall be deemed to be declined (in this article 8(e), the “Offer Period”).~~

~~(ii)~~
~~It shall be also open to each such Pre-Emption Shareholder to specify if it is willing to subscribe for New Shares in excess of its respective Proportionate Entitlement (in this article 8(e), “Excess Shares”) and, if the Pre-Emption Shareholder does so specify, it shall state the number of Excess Shares.~~

~~(iii)~~
~~Following expiry of the Offer Period, the Board shall allocate the New Shares among the Pre-Emption Shareholders in the following manner:~~

~~(A)~~
~~if the total number of New Shares applied for is equal to or less than the available number of New Shares, the Company shall allocate the number of new shares applied for under the applications; or~~

~~(B)~~
~~if the total number of New Shares applied for is more than the available number of New Shares, those New Shares shall be allocated to each Pre-Emption Shareholder in proportion to its Proportionate Entitlement (or such lesser number of New Shares for which he may have applied) and applications for Excess Shares by Pre-Emption Shareholders shall be allocated under such applications or, in the event of competition, to each such Pre-Emption Shareholder applying for Excess Shares in the proportion which the aggregate nominal value of the ordinary shares held by such Pre-Emption Shareholder bears to the aggregate nominal value of the ordinary shares held by all Pre-Emption Shareholders applying for Excess Shares (as nearly as may be), provided that no such applicant Pre-Emption Shareholder shall be allocated more Excess Shares than it shall have stated itself willing to take.~~

~~(iv)~~
~~The Company shall within five Business Days of the expiry of the Offer Period give notice of each such allocation (in this article 8(e), an “Allocation Notice”) to the applicant Pre-Emption Shareholders and shall specify in the Allocation Notice the place and time (being not earlier than five Business Days and not later than ten Business Days after the date of the Allocation Notice) at which the subscription for the New Shares shall be completed.~~

~~(v)~~
~~Any New Shares in respect of which an offer made under article 8(e)(i) is accepted shall be allotted and issued on the basis of such offer and each relevant applicant Pre-Emption Shareholder shall be obliged to subscribe accordingly.~~

~~(vi)~~
~~To the extent that any New Shares so offered are not taken up during the Offer Period the Board may, within five Business Days, at its sole discretion, allot such unallocated New Shares to such persons as the Board thinks proper, provided that such New Shares shall be offered on terms no more favourable than such New Shares were first offered to the Pre Emption Shareholders under Article 8(e)(i).~~

~~(vii)~~
~~The provisions set out in this article 8(e) shall not apply to an Exempted Issuance.~~

~~(viii)~~
~~Notwithstanding the provisions of these articles, the Company shall also comply with all applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder to the extent applicable to the matters set forth in this article 8.~~

(e)
~~(f)~~ Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any ~~S~~shares by any allottee in favour of some other person.

9.
If by the conditions of allotment of any ~~S~~share~~,~~ the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the ~~S~~share.

10.
The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.
The Company shall maintain or cause to be maintained the Register in accordance with the Act.

12.
If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register at such location or locations within or outside Ireland as the Board thinks fit. The original Register shall be treated as the register of members of the Company for the purposes of these articles and the Act. 13.

13.
The Company, or any agent(s) appointed by it to maintain the duplicate Register in accordance with these articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of all transfers of shares effected on any duplicate Register and shall at all times maintain the original Register in such manner as to show at all times the member for the time being and the shares respectively held by them, in all respects in accordance with the Act.

14.
~~11.~~ Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring the members or the transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

15.
(a)    The Directors may at any time and in their absolute discretion, if they consider it to be in the interests of the Company to do so, give to any shareholder or shareholders a notice (hereinafter referred to as an “Investigation Notice”) requiring such shareholder or shareholders to notify the Company in writing within the prescribed period of full and accurate particulars of all or any of the following matters, namely:

(i)
his interest in any shares in the Company;

(ii)
if his interest in the share does not consist of the entire beneficial interest in it, the interests of all persons having a beneficial interest in the share (provided that one joint shareholder of a share shall not be obliged to give particulars of interests of persons in the share which arise only through another joint shareholder of the Company); and

(iii)
any arrangement (whether legally binding or not) entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken or the shareholder of such share can be required to transfer the share or any interest therein to any person (other than a joint shareholder of the share) or to act in relation to any meeting of the Company or of any class of shares of the Company in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint shareholder of such share).

(b)
Where an intermediary receives a Disclosure Notice and is in possession or control of the information which is required to be provided pursuant to these articles and applicable law, it shall as soon as practicable provide the Company with that information. Any intermediary that receives a Disclosure Notice and is not in possession or control of the information which is required to be provided pursuant to applicable law, shall as soon as practicable:

(i)
inform the Company that it is not in possession or control of the information;

(ii)
where the intermediary is part of a chain of intermediaries, transmit the request to each other intermediary in the chain known to the first mentioned intermediary as being part of the chain; and

(iii)
provide the Company with the details of each intermediary, if any, to which the request has been transmitted under sub-paragraph (ii).

(c)
If, pursuant to an Investigation Notice, the person stated to own any beneficial interest in a share or the person in favour of whom any shareholder (or other person having any beneficial interest in the share) has entered into any arrangements referred to in paragraph (a)(iii) is a body corporate, trust, society or any other legal entity or association of individuals and/or entities, the Directors may in their absolute discretion give a further Investigation Notice to the shareholders of, and/or any person whom such shareholder has stated as having any beneficial interest in, such a share requiring them to notify the Company in writing within the prescribed period of full and accurate particulars of the names and Addresses of the individuals who control (whether directly or indirectly and through any number of vehicles, entities or arrangements) the beneficial ownership of all the shares, interests, units or other measure of ownership of such body corporate, trust, society or other entity or association wherever the same shall be incorporated, registered or domiciled or wherever such individuals shall reside provided that if at any stage of such chain of ownership the beneficial interest in any share shall be established to the satisfaction of the Directors to be in the ownership of any body corporate any of whose share capital is listed or dealt in on any bona fide stock exchange, unlisted securities market or over the counter securities market, it shall not be necessary to disclose details of the individuals ultimately controlling the beneficial interests in the shares of such body corporate.
(d)
Unless otherwise required by applicable law, where a notice is served pursuant to the terms of this article on the holder of a share and such holder is a central securities depository (or its nominee(s)) acting in its capacity as operator of a securities settlement system, the obligations of the central securities depository (or its nominee(s)) as a holder pursuant to this article shall be limited to disclosing to the Company in accordance with this article such information relating to the ownership of or interests in the share concerned as has been recorded by it pursuant to the rules made and practices instituted by the central securities depository, provided that nothing in this article shall in any other way restrict the powers of the Directors under this article. For the purposes of this article, a person, other than the holder of a share, shall be treated as appearing to be or to have been interested in that share if the holder has informed the Company that the person is, or may be, or has been, or may have been, so interested, or if the Company (after taking account of any information obtained from the registered holder or, pursuant to a Disclosure Notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, or has been, or may have been, so interested.

(e)
Where any member, or any other person with an interest in shares held by such member, is deemed by Section 1048 or 1050 of the Act to have an interest in 3% or more of the issued share capital of the Company, such member or person shall be required to notify the Company both of the existence of such interest and any event which results in the member or person ceasing to be so interested. Such notification shall be made in the same manner and within the same time period as specified in Sections 1052 and 1053 of the Act.

(f)
If at any time the Directors are satisfied that:

(i)
any member has been served with an Investigation Notice, or

(ii)
any member, or any other person appearing to be interested in shares held by such member, has been served with a Disclosure Notice,

and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice has made a statement which is false or inadequate, then the Directors may, in their absolute discretion at any time thereafter by notice (a “Disenfranchisement Notice”) to such member direct that in respect of the shares in relation to which the default occurred (the “Default Shares”) (which expression shall include any further shares which are issued in respect of such shares) the member shall not be entitled to attend or to vote either personally or by proxy at a general meeting of the Company or a meeting of the holders of any class of shares of the Company or to exercise any other rights conferred by membership in relation to general meetings of the Company or meetings of the holders of any class of shares of the Company. Where a Disenfranchisement Notice is served on a central securities depository or its nominee(s) acting in its capacity as operator of a securities settlement system, the provisions of this article shall be treated as applying only to such number of shares as is equal to the number of Default Shares held by the central securities depository or its nominee(s) and not to any other shares held by the central securities depository or its nominee(s).
(g)
Where the Default Shares represent at least three per cent. (3%) of the issued shares of that class (or such other percentage as may be determined under the provisions of Section 1052 of the Act), then the Disenfranchisement Notice may additionally direct that:

(i)
any dividend (or part thereof) or other money which would otherwise be payable in respect of the Default Shares shall be retained by the Company without any liability to pay interest thereon when such money is finally paid to the member and/or

(ii)
no transfer of any shares held by such member shall be registered unless;

(A)
the member is not himself in default as regards supplying the information required; and

(B)
the transfer is part only of the member’s holding and when presented for registration is accompanied by a certificate by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry, the member is satisfied that none of the shares, the subject of the transfer, is a Default Share.

(h)
The Company shall send to each other person appearing to be interested in the shares, the subject of any Disenfranchisement Notice, a copy of the Disenfranchisement Notice but the failure or omission by the Company to do so shall not invalidate such Disenfranchisement Notice.

(i)
Save as herein provided, any Disenfranchisement Notice shall have effect in accordance with its terms for so long as the default in respect of which the Disenfranchisement Notice was issued continues and for a period of one week thereafter provided that the Directors may at the request of the member concerned reduce or waive such one week period if they think fit.

(j)
Any Disenfranchisement Notice shall cease to have effect in relation to any shares which are transferred by such member by means of an Approved Transfer (as defined in article 15(k)(iii)).

(k)
For the purpose of this article:

(i)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has in response to a Disclosure Notice or Investigation Notice either:

(A)
named such person as being so interested; or

(B)
fails to establish the identities of those interested in the shares;

and (after taking into account the said response and any other relevant Disclosure Notice or Investigation Notice) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the Shares;
(ii)
in the case of both an Investigation Notice and a Disclosure Notice, the prescribed period is twenty-eight days from the date of service of the notice except that if the Default Shares represent at least five per cent. (5%) of the issued shares of that class, the prescribed period is fourteen days from such date; and

(iii)
a transfer of shares is an “Approved Transfer” if, but only if:

(A)
it is a transfer of shares to an offeror by way of or in pursuance of an acceptance of a takeover offer, merger, scheme or arrangement or consolidation of the Company; or

(B)
the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(C)
the transfer results from a sale made through a recognised stock exchange.

16.
~~12.~~ No person shall be entitled to a share certificate in respect of any ~~o~~Ordinary ~~s~~ Share held by them in the share capital of the Company, whether such ~~o~~Ordinary ~~s~~Share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

17.
~~13.~~ The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

18.
~~14.~~ (a)   The Company shall have a first and paramount lien on every ~~S~~share (not being a fully paid ~~S~~share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that ~~S~~share. The Directors, at any time, may declare any ~~S~~share to be wholly or in part exempt from the provisions of this article ~~14~~. The Company’s lien on a ~~S~~share shall extend to all moneys payable in respect of it.
(b)
The Company may sell in such manner as the Directors determine any ~~S~~share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within ~~14~~fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the ~~S~~share may be sold, has been given to the Holder of the ~~S~~share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)
To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the ~~S~~share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the ~~S~~share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the ~~S~~shares at the date of the sale.

19.
~~15.~~ (a)   Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least ~~14~~fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his ~~S~~shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the ~~S~~shares in respect of which the call was made.

(b)
A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)
The joint Holders of a ~~S~~share shall be jointly and severally liable to pay all calls in respect thereof.

(d)
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Act~~s~~) but the Directors may waive payment of the interest wholly or in part.

(e)
An amount payable in respect of a ~~S~~share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)
Subject to the terms of allotment, the Directors may make arrangements on the issue of ~~S~~shares for a difference between the Holders in the amounts and times of payment of calls on their ~~S~~shares.

(g)
The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any ~~S~~shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) ~~15%~~fifteen percent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)
~~(i)~~(i)   If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.
(ii)
~~(ii)~~ The notice shall name a further day (not earlier than the expiration of ~~14~~fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the ~~S~~shares in respect of which the call was made will be liable to be forfeited.

(iii)
~~(iii)~~ If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any ~~S~~shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited ~~S~~shares and not paid before forfeiture. The Directors may accept a surrender of any ~~S~~share liable to be forfeited hereunder.

(iv)
~~(iv)~~ On the trial or hearing of any action for the recovery of any money due for any call~~,~~ it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the ~~S~~shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)
~~A~~A forfeited ~~S~~share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a ~~S~~share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the ~~S~~share to that person. The Company may receive the consideration, if any, given for the ~~S~~share on any sale or disposition thereof and may execute a transfer of the ~~S~~share in favour of the person to whom the ~~S~~share is sold or disposed of and thereupon he shall be registered as the Holder of the ~~S~~share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the ~~S~~share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the ~~S~~share.

(j)
~~A~~A person whose ~~S~~shares have been forfeited shall cease to be a member in respect of the forfeited ~~S~~shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the ~~S~~shares, without any deduction or allowance for the value of the ~~S~~shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the ~~S~~shares.

(k)
~~A~~A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a ~~S~~share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the ~~S~~share.

(l)
The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a ~~S~~share, becomes payable at a fixed time, whether on account of the nominal value of the ~~S~~share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)
The Directors may accept the surrender of any ~~S~~share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered ~~S~~share shall be treated as if it has been forfeited.

TRANSFER OF SHARES
20.
~~16.~~ (a)    The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.
(b)
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or transferor, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and ~~permanent~~paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)
Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

21.
~~17.~~ Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the ~~S~~shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

~~18.~~
~~Save in respect of Dragged Shares, Tag Shares, any Shares issued pursuant to the terms of the Opioid Trust CVR or the sale of the entire issued share capital of the Company, a Holder may only:~~

~~(a)~~
~~pledge, mortgage, or otherwise create (or permit to be created) any Encumbrance over or in respect of any of its Shares or any Interest in Shares;~~

~~(b)~~
~~transfer, dispose of, assign, licence, surrender, create any rights over or otherwise alienate all or any part of its Shares or any Interest in Shares;~~

~~(c)~~
~~enter into any agreement, arrangement, or understanding (whether legally binding or not) in respect of the votes attached to any of its Shares; or~~

~~(d)   enter into any agreement to do any of the foregoing;~~
~~in each case, where none of the circumstances set out in article 19 apply and the Board shall refuse to register any other purported transfer.~~
~~19.~~
~~The circumstances referred to in article 18 are as follows:~~

~~(a)~~
~~the transfer would have adverse regulatory or tax consequences to the Company (including any transfers that would result in a violation of U.S. securities laws or the Company being required to register under the Investment Company Act);~~

~~(b)~~
~~the transferee is a Company Competitor (provided that a transfer of ordinary shares to a private equity fund or financial investor that owns an equity interest in a Company Competitor shall not be deemed to be a transfer to a Company Competitor); or~~

~~(c)~~
~~the transferor has failed to comply with its obligations in articles 26-35.~~

22.
~~20.~~ (a) The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)
any transfer of a share which is not fully paid; or

(ii)
any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.
~~(iii)~~
~~any transfer where the Board is not reasonably satisfied that the transfer restrictions contained in these articles have been complied with in respect of such transfer (provided that, for the avoidance of doubt, the Board may not decline to register any transfer of shares to a Company Competitor if such transfer is made pursuant to the drag-along and tag-along processes set forth in articles 26-35 or a sale in connection with a sale process as set forth in article 43);~~

~~(iv)~~
~~any transfer where the instrument of transfer has not been correctly stamped in respect of stamp duty; and~~

~~(v)~~
~~any transfer where the Board is satisfied, based on written advice from outside legal counsel, that any Required Consent has not been obtained.~~

(b)
The Directors may decline to recognise any instrument of transfer unless:

(i)
the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)
the instrument of transfer is in respect of one class of share only;

(iii)
the instrument of transfer is properly stamped (in circumstances where stamping is required);

(iv)
a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company in respect of it;

(v)
~~(iii)~~ the instrument of transfer is in favour of not more than four transferees; ~~and~~

(vi)
~~(iv)~~ it is lodged at the Office or at such other place as the Directors may appoint~~.~~;

(vii)
the Board is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland and any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

(viii)
the Board is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party to or subject.

23.
~~21.~~ If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

24.
~~22.~~ (a) The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment, recess, rescheduling or postponement of the meeting.
(b)
In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than ~~60~~thirty nor less than two days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

25.
~~23.~~ Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

26.
~~24.~~ All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

27.
~~25.~~ Subject to the provisions of these articles, whenever as a result of a consolidation of ~~S~~shares or otherwise any members would become entitled to fractions of a ~~S~~share, the Directors may sell or cause to be sold, on behalf of those members, the ~~S~~shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the ~~S~~shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the ~~S~~shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

~~DRAG ALONG~~
~~26.~~
~~Drag Along Right~~

~~(a)~~
~~Notwithstanding any other provision relating to the transfer of Shares under these articles, if a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 26-30, the “Selling Shareholder(s)”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a shareholder vote is required) to or with a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) (the “Drag Buyer “), the Selling Shareholder(s) shall have the right, but not the obligation (the “ Drag Along Right”) to require all other Holders (the “Dragged Shareholders”) to sell and transfer all of the Shares held by them (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) (the “Dragged Shares”) to the Drag Buyer under these articles (a “Drag Sale”).~~

~~27.~~
~~Drag Along Mechanism~~

~~(a)~~
~~The Selling Shareholder(s) may exercise the Drag Along Right by giving notice in writing to the Company (the “Drag Along Notice”) at least 15 Business Days prior to the date upon which the Drag-Along Sale is to be consummated, specifying:~~

~~(i)~~
~~the name and address of the Drag Buyer;~~

~~(ii)~~
~~that the Dragged Shareholders are required to transfer all of their Dragged Shares to the Drag Buyer on the same terms (subject to the provisions of article 28) as the Selling Shareholders(s);~~

~~(iii)~~
~~the proposed consideration payable for the Dragged Shares which shall, for each Dragged Share, be on the same terms, be the same per Share consideration and be in the same form (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) as the consideration offered by the Drag Buyer for the Selling Shareholder’s Shares and the terms and conditions of payment offered by the Drag Buyer;~~

~~(iv)~~
~~the proposed date, place and time for completion of the Drag Sale which will not be less than ten Business Days from the date of the Drag Along Notice (the “Drag Completion Date”); and~~

~~(v)~~
~~any other terms and conditions (including warranties, representations or indemnities as to title, capacity or authority) of the Drag Sale which shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries and subject to the provisions of article 28) be the same or less onerous than the terms and conditions applicable to the Selling Shareholder’s transfer of the Selling Shareholder’s Shares to the Drag Buyer.~~

~~(b)~~
~~Following receipt of a Drag Along Notice in compliance with the requirements set forth in the foregoing clause (a), the Company shall promptly distribute copies of the Drag Along Notice to the Dragged Shareholders. The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.~~

~~(c)~~
~~The Drag Sale shall be conditional on the contemporaneous (or earlier) completion of the transfer to the Drag Buyer of all of the Shares held by the Selling Shareholders.~~

~~(d)~~
~~A Drag Along Notice, once served, shall be irrevocable unless the Selling Shareholder(s) send a written notice to the Company that the Drag Sale will not be completed, in which case, the Drag Along Notice shall (along with all obligations under such Drag Along Notice) lapse.~~

~~(e)~~
~~The Selling Shareholder(s) shall be entitled to serve a further Drag Along Notice following the lapse of any particular Drag Along Notice.~~

~~28.~~
~~Commitments of the Dragged Shareholders~~

~~(a)~~
~~If a Drag Along Notice is delivered by the Company or by or on behalf of the Selling Shareholder(s) to the Dragged Shareholders, each of the Dragged Shareholders shall be required to:~~

~~(i)~~
~~(A) vote (including by written consent) such Dragged Shareholders’ Shares (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favour of the Drag Sale and (B) not raise any objection against such Drag Sale (including objections relating to consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;~~

~~(ii)~~
~~if such Drag Sale is structured as a sale or transfer of Shares, be obligated to sell or transfer to the Drag Buyer, at the closing of such Drag Sale, all Shares held by such Dragged Shareholder (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Shares of the Selling Shareholder(s) of the same class (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), free and clear of any Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws); provided, that the transaction consideration received by the Dragged Shareholders be on the same terms, be the same per Share consideration and be in the same form (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries);~~

~~(iii)~~
~~if such Drag Sale is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of Shares or other equity interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct~~

~~and/or indirect subsidiary or subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;~~
~~(iv)~~
~~execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, confidentiality agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag Sale that the Company, the Selling Shareholder(s) or the Drag Buyer may request and which are executed and delivered by the Selling Shareholder(s) (other than any agreements or documents that relate to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) (the “Drag Sale Documents”), and agree to (A) the same covenants, obligations, indemnities (pro rata with respect to Company matters) and agreements as made by the Selling Shareholder(s) set forth therein, including any obligations as to confidentiality of the terms of the Drag Sale (other than non-competition, non-solicitation and other similar restrictive covenants) on a several and not joint basis and (B) make representations or warranties, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Shareholder, the power and authority of such Dragged Shareholder to enter into the Drag Sale, due authorization, execution and delivery by such Dragged Shareholder of the Drag Sale Documents, enforceability against such Dragged Shareholder of the Drag Sale Documents, good and marketable title (free and clear of all Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws)) of the Shares of such Dragged Shareholder, the consents and notices required to be obtained or made by such Dragged Shareholder in connection with such Drag Sale, and no brokers’ fees owed by such Dragged Shareholder in connection with such Drag Sale; provided, however, that any indemnity and participation in any escrow to be provided in a Drag Sale shall be pro rata and the aggregate amount of liability for each Dragged Shareholder to the Drag Buyer under any indemnity and any escrow to be provided by a Dragged Shareholder in a Drag Sale shall not exceed the amount of gross proceeds payable to such Dragged Shareholder in connection with such Drag Sale (other than, in the case of an indemnity, on account of such Dragged Shareholder’s own fraud);~~

~~(v)~~
~~use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Shareholder to effectuate such Drag Sale;~~

~~(vi)~~
~~waive and refrain from exercising any appraisal, dissenters or similar rights;~~

~~(vii)~~
~~not assert any claim against the Company, any member of the Board or any committee thereof or any other Holder or any of its Affiliates in connection with the Drag Sale;~~

~~(viii)~~
~~if required by the Selling Shareholder(s), elect, and agree to reimburse and indemnify (subject to a customary cap and customary limitations), a shareholder representative appointed by the Selling Shareholder(s)in connection with a Drag Sale; and~~

~~(ix)~~
~~not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag Sale, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), or any other Holder or any of its Affiliates (including any Selling Shareholder and any of its Affiliates) in connection with such Drag Sale, or (C) except as permitted under and pursuant to article 95 or as required by law, rule, regulation or legal process, disclose to any person any information related to such Drag Sale (including the identity of the Drag Buyer, the fact that discussions or negotiations are taking place concerning such Drag Sale, or any of the terms, conditions or other information with respect to such Drag Sale); and~~

~~(x)~~
~~take any and all reasonably necessary actions in furtherance of the consummation of the Drag Sale.~~

~~29.~~
~~Drag Completion~~

~~(a)~~
~~Each Dragged Shareholder, on receipt of the Drag Along Notice and accompanying documents, shall be obliged to return to the Company no later than two Business Days prior to the Drag Completion Date:~~

~~(i)~~
~~if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;~~

~~(ii)~~
~~duly executed stock transfer form(s) for its Shares in favour of the Drag Buyer; and~~

~~(iii)~~
~~duly executed copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.~~

~~(b)~~
~~On the Drag Completion Date, subject to receipt by the Company from the Drag Buyer of the consideration in respect of the Dragged Shares, the Company shall deliver to the Drag Buyer the executed share transfer forms and share certificates (or indemnities) in respect of the Dragged Shares and any documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale and shall pay the consideration so received to the Dragged Shareholders in accordance with their entitlements.~~

~~(c)~~
~~If any Dragged Shareholder fails to execute and deliver transfer(s) in respect of any Dragged Shares held by it under this article 29 (the “Defaulting Dragged Shareholder”):~~

~~(i)~~
~~the Company may authorise any Director or officer, to execute and deliver as agent and attorney for and on behalf of the Defaulting Dragged Shareholder the transfer of those Dragged Shares to the Drag Buyer and any other documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale;~~

~~(ii)~~
~~the Company may receive and give a good discharge for the consideration on behalf of the Defaulting Dragged Shareholder and (subject to a stamp certificate being issued in respect of the transfer) enter the name of the Drag Buyer in the Register of members as the registered holder of the Drag Shares so purchased by it, and it shall be no impediment to registration of Shares under this article 29(c) that no share certificate has been produced; and~~

~~(iii)~~
~~the Board shall, where the consideration is cash, pay the consideration (net of any applicable deductions) in respect of such Defaulting Dragged Shareholder’s Shares into a separate bank account in the Company’s name and shall hold such consideration on trust (but without interest) for the Defaulting Dragged Shareholder and, where the consideration is not cash, hold the consideration on trust (but without interest) and until:~~

~~(A)~~
~~the Defaulting Dragged Shareholder delivers its share certificate(s) in respect of the relevant Dragged Shares (or an indemnity, in a form reasonably satisfactory to the Company, in respect of any lost share certificate) to the Company; or~~

~~(B)~~
~~such time as the Board may determine when it shall be paid the consideration (but without interest).~~

~~(d)~~
~~To secure each Holder’s obligations under these articles, each Holder irrevocably appoints the Company as its attorney and/or agent with authority to act in that Holder’s name and on its behalf to execute and deliver any and all agreements, transfers, instruments, deeds and other documents necessary to give full effect to this article 29 (but no other) (including, without limitations, article 29(a)) and the Company shall be entitled to delegate the exercise of such authority to any Director or officer from time to time.~~

~~(e)~~
~~Each Selling Shareholder and each Dragged Shareholder will bear its pro rata share (based upon the allocation among each such Dragged Shareholder of the consideration payable in respect of Shares in the Drag Sale) of the costs and expenses of any Drag Sale to the extent such costs and expenses are incurred for the benefit of all Dragged Shareholders or the Company and are not otherwise paid by the Company or the Drag Buyer. Costs and expenses incurred by any Selling Shareholder or Dragged Shareholder on its own behalf will not be considered costs and expenses of the Drag Sale and will be borne solely by such Selling Shareholder or Dragged Shareholder, as applicable.~~

~~30.~~
~~New Members~~

~~(a)~~
~~A Drag Along Notice shall be deemed to have been served, on the same terms as the previous Drag~~

~~Along Notice, on any person who becomes a member of the Company following the issue of a Drag Along Notice but prior to the completion of a Drag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise, following the issue of a Drag Along Notice but prior to completion of a Drag Sale (a “New Drag Member”). Such New Drag Member shall be required sell and transfer its Shares, and the provisions of articles 26, 27, 28, 29 and this article 30 shall apply mutatis mutandis to such New Drag Member.~~
~~TAG ALONG~~
~~31.~~
~~Tag Along Rights~~

~~(a)~~
~~If a Holder or Holders that collectively own or hold 50% or more in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 31-35, the “Selling Shareholder(s)”) proposes to transfer those Shares (in any transaction or series of related transactions) to a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder (s) or their Affiliates (the “Tag Buyer”), other than a transfer where a Drag Along Notice has been served under the terms of article 27, (a “Tag Sale “), the Selling Shareholder(s) shall offer, or procure that the Tag Buyer offers, each of the other Holders of ordinary shares (each, including, for the avoidance of doubt, the Holders of any MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR, a “Remaining Shareholder “) the opportunity to participate in such Tag Sale (a “Tag Offer”), on the same terms as the Selling Shareholder(s) (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) , up to that number of Shares owned or held by such Remaining Shareholder equal to the product of (x) the total number of Shares to be acquired by the Tag Buyer in the proposed Tag Sale and (y) such Remaining Shareholder’s proportionate percentage of the issued Shares collectively owned or held by the Selling Shareholder(s) and all participating Remaining Shareholders (the “Tag Shares”).~~

~~32.~~
~~Tag Along Mechanism~~

~~(a)~~
~~The Selling Shareholder(s) shall deliver to the Company notice in writing of the Tag Offer (the “Tag Offer Notice”), at least 15 Business Days before the proposed date for completion of the Tag Sale (which date shall take account of the grant of any Required Consent in respect of the proposed transfer (and if a Required Consent is required, the Selling Shareholder(s), the Company and the Remaining Shareholders shall at their own cost co-operate with each other party, and provide all necessary information and assistance reasonably required by any other party, in connection with (and to facilitate) the grant of such Required Consent, including the making of any necessary applications for such Required Consent) (the “Tag Completion Date”).~~

~~(b)~~
~~The Tag Offer Notice shall set out:~~

~~(i)~~
~~the name and address of the Tag Buyer;~~

~~(ii)~~
~~the number of Tag Shares proposed to be purchased by the Tag Buyer;~~

~~(iii)~~
~~the Tag Completion Date;~~

~~(iv)~~
~~the consideration for the Tag Shares;~~

~~(v)~~
~~where the consideration comprises, in whole or in part, non-cash consideration, a description of such non-cash consideration;~~

~~(vi)~~
~~the time period within which the Tag Offer must be accepted, which shall not be less than ten Business Days from the date of the Tag Offer Notice (the “Tag Acceptance Period”); and~~

~~(vii)~~
~~any other terms and conditions (including any warranties, representations or indemnities) of the Tag Offer, provided that:~~

~~(A)~~
~~the consideration to be received by the Tagging Shareholder shall (subject to any investment~~

~~or reinvestment opportunity given to management of the Company or any of its subsidiaries) be on the same terms, the same per ordinary share consideration and in the same form as the consideration received by the Selling Shareholder(s);~~
~~(B)~~
~~the Tagging Shareholders shall only be required to make representations and warranties, on a several and not joint basis, regarding: (I) organization, existence and good standing of such Tagging Shareholder; (II) the power and authority of such Tagging Shareholder to enter into the Tag Sale; (III) due authorisation, execution and delivery by such Tagging Shareholder of such documents and agreements required to be executed by the Tagging Shareholders to give effect to the Tag Sale (the “Tag Sale Documents”) and enforceability against such Tagging Shareholder of such documents and agreements; (IV) good and marketable title (free and clear of all Encumbrances) of the Shares of such Tagging Shareholder; (V) the consents and notices required to be obtained or made by such Tagging Shareholder in connection with such Tag Sale; (VI) no conflicts with organizational documents, contracts or law applicable to such Tagging Shareholder; (VII) no legal proceedings against such Tagging Shareholder; and (VIII) no brokers’, finders’ or other fees owed by such Tagging Shareholder in connection with such Tag Sale; and~~

~~(C)~~
~~any indemnity and participation in any escrow to be provided in such Tag Sale shall be pro rata and not exceed the amount of proceeds payable to such Tagging Shareholder in connection with such Tag Sale (other than, in the case of an indemnity, on account of such Tagging Shareholder’s own fraud).~~

~~(c)~~
~~Following receipt of a Tag Along Notice in compliance with the requirements set forth in the foregoing clause (b), the Company shall promptly distribute copies of the Tag Along Notice to the Remaining Shareholders. The Tag Offer Notice shall be accompanied by copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.~~

~~(d)~~
~~If a Remaining Shareholder wishes to accept the Tag Offer (in such event, a “Tagging Shareholder”), the Tagging Shareholder shall notify the Company in writing within the Tag Acceptance Period (any such notice, a “Tag Response Notice”). Any Remaining Shareholder that does not deliver a Tag Response Notice to the Company prior to expiry of the Tag Acceptance Period shall be deemed to have declined the Tag Offer.~~

~~(e)~~
~~If any Tagging Shareholder accepts the Tag Offer, completion of the Tag Sale shall be conditional on completion of the sale and purchase of all the Tag Shares held by Tagging Shareholders. The consummation of any proposed Tag Sale (in whole or part) shall occur in the sole discretion of the Selling Shareholder(s), who shall have no liability or obligation whatsoever to any other Holder of Shares participating therein in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Tag Sale (it being understood that any consummation or cancellation in part shall apply proportionally with respect to the Selling Shareholder(s) and the Tagging Shareholders).~~

~~(f)~~
~~Each Tagging Shareholder shall be obliged to return to the Company no later than two Business Days prior to the Tag Completion Date:~~

~~(i)~~
~~if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;~~

~~(ii)~~
~~duly executed stock transfer form(s) for its Shares in favour of the Tag Buyer; and~~

~~(iii)~~
~~duly executed copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.~~

~~(g)~~
~~Each Tagging Shareholder shall bear its share of the costs of the Tag Sale pro rata to the proceeds received by it in the Tag Sale. Each Tagging Shareholder shall be entitled to receive the consideration in respect of its Tag Shares (less its share of the costs) at the same time as the Selling Shareholder(s) in respect of their Shares.~~

~~(h)~~
~~If the Tag Buyer fails to make a Tag Offer to all Remaining Shareholders in the Company under these articles 31-35, the Selling Shareholder(s) shall not be entitled to complete the Tag Sale, the Company shall not register any transfer and any purported registration of a transfer shall be void.~~

~~(i)~~
~~If any Tagging Shareholder (a “Defaulting Tagging Shareholder”) electing to participate in a Tag Sale materially breaches any of its obligations under articles 31 or 32 in respect of such Tag Sale or any of its representations or obligations under any of the Tag Sale Documents, then, (i) at the option of the Selling Shareholder(s), such Tagging Shareholder will not be permitted to participate in such Tag Sale and the Tagging Shareholder(s) can proceed to close such Tag Sale excluding the sale of such Tagging Shareholder’s Shares therefrom and (ii) at the option of the Selling Shareholder(s), the number of Shares to be transferred or sold by the Selling Shareholder(s) and the Tagging Shareholder (excluding the Defaulting Tagging Shareholder) shall be recalculated pursuant to article 31 excluding the Defaulting Tagging Shareholder from such calculation.~~

~~(j)~~
~~The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag Sale and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag Sale. Pending the completion of any proposed Tag Sale, the Company shall comply with the terms of the Tag Sale Documents to which it is a party and shall use commercially reasonable efforts to operate the Company and its subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag Sale Documents).~~

~~(k)~~
~~If, within 120 calendar days after delivery of the Tag-Along Response Notice, the Selling Shareholder(s) have not completed the transfer or sale of its Shares on the same terms and conditions set forth in the Tag Offer Notice, the Selling Shareholder(s) shall return to each Tagging Shareholder any documents in the possession of the Selling Shareholder(s) executed by the Tagging Shareholders in connection with the proposed Tag Sale.~~

~~(l)~~
~~Notwithstanding the provisions of these articles, the Company and any Selling Shareholder shall also comply with all applicable requirements of the Securities Act and the rules and regulations thereunder with respect to the matters set forth in articles 31-35.~~

~~33.~~
~~New Members~~

~~(a)~~
~~A Tag Offer Notice shall be deemed to have been served, on the same terms as the previous Tag Offer Notice, on any person who becomes a member of the Company following the issue of a Tag Offer Notice but prior to completion of a Tag Sale, under the exercise of a pre -existing option to acquire Shares in the Company or otherwise (for the purposes of these articles 31-35, a “New Tag Member”). Such New Tag Member may elect to sell and transfer such proportion of the Shares acquired by it as represents, as nearly as may be, the proportion which the total number of Tag Shares bears to the total number of Shares in issue and the provisions of articles 31-35 shall apply mutatis mutandis to the New Tag Member.~~

~~34.~~
~~Non-Acceptance by Shareholders~~

~~(a)~~
~~If some or all of the Remaining Shareholders decline, or are deemed to have declined, the Tag Offer, the Tag Sale is permitted to be made provided:~~

~~(i)~~
~~it is completed within 90 Business Days of the expiry of the Tag Acceptance Period or if applicable, the long-stop date for the satisfaction of the Required Consent (as agreed between the Selling Shareholder and the Tag Buyer); and~~

~~(ii)~~
~~it takes place on terms and conditions no more favourable in any material respect to those stated on the Tag Offer Notice.~~

~~(b)~~
~~All Holders agree to vote their Shares for the Tag Sale at any meeting of Holders (or any class) called to vote on or approve the Tag Sale and/or consent in writing to the Tag Sale.~~

~~35.~~
~~Non Completion of Tag Sale~~

~~(a)~~
~~If the Tag Sale is not completed within the period set out in article 34, the Selling Shareholder shall~~

~~promptly return to the Tagging Shareholders all documents (if any) previously delivered in respect of the Tag Sale, and all the restrictions on transfer contained in these articles with respect to Shares held or owned by the Selling Shareholder and such Tagging Shareholder shall again be in effect.~~
TRANSMISSION OF SHARES
28.
~~36.~~ In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the ~~S~~shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any ~~S~~share which had been jointly held by him with other persons.

29.
~~37.~~ Any person becoming entitled to a ~~S~~share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the ~~S~~shares by that member before his death or bankruptcy, as the case may be.

30.
~~38.~~ If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the ~~S~~share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of ~~S~~shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

31.
~~39.~~ A person becoming entitled to a ~~S~~share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the ~~S~~share, except that he shall not, before being registered as a member in respect of the ~~S~~share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the ~~S~~share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the ~~S~~share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL
32.
~~40.~~ (a)   The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

(b)
Subject to the provisions of the Act, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct, or if no such direction be given, as the Directors shall determine.

(c)
Except so far as otherwise provided by the conditions of issue or by these articles, any capital raised by the creation of new shares shall be subject to the provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

33.
~~41.~~ The Company may by Ordinary Resolution:

(a)
divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)
~~(a)~~ consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)
~~(b)~~ subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(d)
~~(c)~~ cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled~~.~~; and

(e)
subject to applicable law, change the currency denomination of its share capital.

34.
~~42.~~ The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its company capital (including its share capital, any capital redemption reserve fund~~,~~ or any share premium account or ~~any~~ undenominated capital account) in any manner and with and subject to any incident authorised, and consent required, by law.

~~SALE PROCESS~~
~~43.~~
~~A Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) shall be entitled, upon reasonable written notice to the Board, to require the Board to initiate a process for a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) and appoint a financial advisor, in each case, within a reasonable time specified by such Holder or Holders. The Board and the Company shall, and shall cause their respective employees and representatives to, co-operate with and assist fully such financial advisor who shall have full access to all relevant information of the Company ( subject to such financial advisor entering into a confidentiality agreement which shall be in a customary form reasonably acceptable to the Company) to enable a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) to be effected and shall meet with such financial advisor and / or any prospective purchaser if required. Subject to all applicable laws, the fees and expenses of such financial advisor shall be borne by the Company or another Group Company.~~

~~44.~~
~~Where article 43 applies, the Company shall provide Information Rights Members with regular updates on the sale process and prompt notice of any material developments of such process.~~

~~SALE, LEASE OR EXCHANGE OF ASSETS~~
~~45.~~
~~The Directors shall not sell, lease or exchange all or substantially all of the Company’s property and assets, including the Company’s goodwill and its corporate franchises, (a “Substantially Entire Asset Sale”) without the prior consent of a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), but subject to obtaining such consent, the Directors are authorised to effect such a Substantially Entire Asset Sale upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other company or companies, as the Directors deem expedient and for the best interests of the Company. Notwithstanding authorisation or consent to a Substantially Entire Asset Sale by the members, the Board may, in good faith consistent with the Directors’ fiduciary duties, abandon such sale, lease or exchange without further action of the members, subject to the rights, if any, of third parties under any contract relating thereto. Notwithstanding the foregoing, no approval or resolution adopted by the members shall be required for a sale, lease or exchange of property and assets of the Company to a subsidiary.~~

~~This article 45 shall not be deemed to limit or otherwise modify articles 43 or 44. For the purposes of this article 45:~~
~~(a)~~
~~the property and assets of the Company include the property and assets of any subsidiary of the Company; and~~

~~(b)~~
~~“subsidiary” means any entity wholly owned and controlled, directly or indirectly, by the Company~~

~~and includes, without limitation, companies, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.~~
GENERAL MEETINGS
35.
~~46.~~ The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than ~~15~~fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. ~~This article 46 shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.~~

36.
~~47.~~ Subject to the Act, all general meetings of the Company may be held outside of Ireland.

37.
~~48.~~ All general meetings other than annual general meetings shall be called extraordinary general meetings.

38.
~~49.~~ The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or ~~on requisition of the Company’s auditors, or~~ in default may be convened by such requisitionists, as provided in section 178(3) of the Act.

39.
~~50.~~ All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum shall be ~~one~~two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

~~(b)~~
~~any Holder of shares of the class present in person or by proxy may demand a poll; and~~

(b)
~~(c) on a poll,~~ each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

40.
~~51.~~ A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS
41.
~~52.~~ (a) Subject to the provisions of the Act~~s~~ allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a ~~S~~special ~~R~~resolution, shall be called by not less than ~~21~~twenty-one Clear Days’ notice and all other extraordinary general meetings shall be called by not less than ~~14~~fourteen Clear Days’ notice.

(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with, and the proposal is otherwise made in compliance with, the provisions of these articles, including articles 44 to 45 and articles 56 to 65. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the ~~Company’s a~~Auditors.

(c)
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

42.
~~53.~~ Where, by any provision contained in the Act~~s~~ , extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than ~~28~~twenty-eight days (or such shorter period as the Act~~s~~ permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act~~s~~.

PROCEEDINGS AT GENERAL MEETINGS
43.
~~54.~~ All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

44.
~~55. Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, at~~At any annual general meeting of the members, only such nominations of ~~persons~~individuals for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and ~~proposals of~~for other business to be properly brought before an annual general meeting, such nominations and ~~proposals of~~ other business ~~must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in articles 116, 118, 122 and 123 and~~ must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board~~,~~; (b) otherwise ~~properly~~ made at the annual general meeting, by or at the direction of the Board ~~or~~; (c) or otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with ~~these~~ this article 44 and articles 56 to 65. For nominations of ~~persons~~individuals for election to the Board or ~~proposals of~~ other business to be properly requested by a member to be made at or brought before an annual general meeting~~, such nomination or proposal must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in 116, 118, 122 and 123 and~~ pursuant to this article 44(c), a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board, on the record date for determination of members entitled to vote at such meeting, and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such ~~business or~~ nomination~~. The immediately preceding sentence~~ or other business. This article 44 shall be the exclusive means for a member to make nominations or to bring other business ~~proposals~~ (other than matters properly brought under Rule 14a−8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

45.
~~56.~~ At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting ~~pursuant to the Company’s notice of meeting~~. To be properly brought before an extraordinary general meeting, ~~proposals of~~such business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise ~~properly~~ brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the extraordinary general meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Act~~s.~~

~~57.~~
~~Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating and appointing Directors set out therein,~~ to submit a requisition to the Company to convene an extraordinary general meeting (such requisition, an “EGM Request”) and in accordance with this article 45 and articles 56 to 65; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to members at any such extraordinary general meeting. ~~n~~Nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, or (b) ~~by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that Directors shall be elected at such meeting,~~ by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting, on the record date for determination of members entitled to vote at such meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination~~, provided always no Director shall be proposed contrary to the limitations on the nomination and appointment of Directors set out in articles 116, 118, 122 and 123. The immediately preceding sentence~~. This article 45 shall be the exclusive means for a member to make nominations or bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members. For the avoidance of doubt, nothing in these articles shall be construed to confer on any member the right to request an extraordinary general meeting or to make nominations or to bring any other business at any extraordinary general meeting (whether requisitioned by members pursuant to an EGM Request or otherwise), or to expand any rights that members have with respect to any extraordinary general meeting that is held in connection with an EGM Request (including any such extraordinary general meeting that is convened by the Board in response to an EGM Request) beyond those rights provided to members under the Act.
~~58.~~
~~Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.~~

46.
~~59.~~ No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Holders of shares, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

47.
~~60.~~ Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article ~~52~~41 in the event that such meeting is to be reconvened.

48.
~~61.~~ The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present ~~within 15 minutes after~~at the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person nominated by the Board (or if the Board has not nominated any such person prior to the meeting or the Chairman or such person is not present within ~~15~~fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

49.
~~62.~~ If at any general meeting no person nominated in accordance with article ~~61~~48 is willing to act as Chairman or if no such person is present within ~~15~~fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

50.
~~63.~~ The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

51.
~~64.~~ At any general meeting a resolution put to the vote of the meeting shall be decided ~~on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:~~by poll.

~~(a)~~
~~the Chairman; or~~

~~(b)~~
~~by at least three members present in person or by proxy; or~~

~~(c)~~
~~by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or~~

~~(d)~~
~~by a member or members holding Shares in the Company conferring the right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right.~~

~~Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.~~
~~The demand for a poll may be withdrawn.~~
52.
~~65. Except as provided in article 66, if a poll is duly demanded it~~A poll shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting ~~at which the poll was demanded~~.

~~66.~~
~~A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.~~

53.
On a poll taken at any general meeting or any separate meeting of the Holders of any class of shares in the Company, a Holder, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

54.
~~67.~~ Where there is an equality of votes, ~~whether on a show of hands or on a poll,~~ the Chairman of the meeting ~~at which the show of hands takes place or at which the poll is demanded~~ shall be entitled to a casting vote in addition to any other vote he may have.

55.
~~68.~~ Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of ~~S~~shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any ~~S~~share held by him unless all monies then payable by him in respect of that ~~S~~share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS
56.
~~69.~~ Subject to article 63, but otherwise ~~W~~without qualification or limitation, ~~subject to article 81, and subject to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set out in articles 116 and 118, for~~for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article ~~55~~44, the member must have given timely notice thereof ~~(including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof,~~ in writing to the Secretary~~,~~ in proper form, and in accordance with this article 56 and articles 58 to 65, and such other business must otherwise be a proper matter for member action.

(a)
~~70.~~ To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the ~~90th~~one hundred and twentieth (120th) day and not later than the close of business on the ninetieth (~~6~~90th) day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that no annual general meeting was held in the previous year or the date of the annual general meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the ~~90th~~one hundred and twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on the later of the ninetieth (~~6~~90th) day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than one hundred (100) days prior to the date of such annual general meeting, the tenth (10th ~~day following the day on which public announcement of the date of such meeting is first made by the Company; provided, further, that with respect to the 2024 annual general meeting, notice by the member must be so delivered not later than the 10th~~) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment, recess, rescheduling or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these articles.
~~71.~~
~~In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.~~

(b)
Notwithstanding anything in article 56(a) to the contrary, in the event that the number of Directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this article 56, a member’s notice required by this article 56 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

57.
Subject to article 63, but otherwise without qualification or limitation, for any business to be properly requested to be brought before an extraordinary general meeting by a member, the member must have given timely notice thereof in writing to the Secretary in proper form and in accordance with this article 57 and articles 58 to 65, and such business must otherwise be a proper matter for member action.

(a)
~~72. Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, and s~~Subject to article ~~81~~63, in the event ~~the Company calls~~that an extraordinary general meeting of members ~~for~~ is called by a member of the Company pursuant to an EGM Request, the purpose of which is the election~~g~~ of one or more ~~d~~Directors to the Board, the right of any member ~~may~~to nominate ~~a person or persons~~an individual or individuals (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting~~, provided that the~~ shall be subject to such member having give~~s~~n timely notice thereof ~~(including the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing, to the Secretary.~~

~~73.~~.
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than one hundred (100) days prior to the date of such extraordinary general meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the extraordinary general meeting and, if applicable, of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment, recess, rescheduling or postponement of an extraordinary general meeting of members, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these articles.
~~74.~~
~~In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.~~

(b)
Notwithstanding anything in article 57(a) to the contrary, in the event that the number of Directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this article 57, a member’s notice required by this article 57 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

58.
~~75. To~~ Without prejudice to the generality of articles 56 and 57, to be in proper form, a member’s notice ~~(whether given~~ pursuant to articles ~~69-71 or~~44 to 45 and articles ~~72-74) to the Secretary~~56 to 65 must include the following, as applicable:

(a)
~~76.~~ As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination ~~or proposal~~ is made or business is brought, as applicable, a member’s notice must set forth: (i) the name and address of such member, as they appear on the ~~Company’s books~~Register, of such beneficial owner, if any, and ~~of their respective Affiliates or associates or others~~any persons that are acting in concert therewith~~,~~: (ii) a representation that the member giving the notice is a Holder of shares carrying voting rights entitled to vote at such meeting, will continue to be a Holder of shares carrying voting rights entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to make such nomination or to propose such business; (iii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned ~~beneficially and~~ of record and owned beneficially by such member, such beneficial owner and their respective ~~A~~affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any ~~class or series of shares~~ security of the Company or with a value derived in whole or in part from the value of any ~~class or series of shares~~security of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any ~~class or series of shares~~security of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any ~~class or series of shares~~security of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any ~~class or series of shares~~security of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying ~~class or series of shares~~securities of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the ~~member~~Holder, the beneficial owner, if any, or any of their respective ~~A~~affiliates, or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of ~~shares~~securities of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any of their respective ~~A~~affiliates or associates, or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member ~~has a~~, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith has or pursuant to any proxy, contract, understanding or relationship may acquire any right to vote any ~~class or series of shares~~security of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, directly or indirectly, the intent, purpose or effect of which ~~is~~may be to mitigate loss to, transfer to or from any such person~~, in whole or in part,~~ any of the economic consequences of ownership or reduce the economic risk (of ownership or otherwise) of any ~~class or series of the shares of~~security of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, with respect to any ~~class or series~~security of the ~~shares of the~~ Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any ~~class or series~~ securities of the ~~shares of the~~ Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in ~~shares~~ securities of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or is the manager or managing member, or directly or indirectly, beneficially owns any interest in the manager or managing member of such general or limited partnership or similar entity, (G) any performance-related fees (other than an asset-based fee) that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is entitled to based on any increase or decrease in the value of ~~shares~~securities of the Company or Derivative Instruments, if any, ~~including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H)~~ or Short Interests, if any; (H) any direct or indirect interest, including any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, and (I) any direct or indirect interest of such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, in any contract with, or any litigation involving, the Company, any ~~A~~affiliate of the Company or any principal competitor of the Company ~~Competitor~~ (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), ~~and (iii~~(iv) if any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, intends to engage in a solicitation with respect to a nomination or other business pursuant to this article 58, a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert, therewith intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the shares carrying voting rights; (v) a certification that each such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Company and such person’s acts or omissions as a member of the Company; (vi) the names and addresses of other members (including beneficial owners) known by any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, to financially or otherwise materially support (it being understood, for example, that statement of an intent to vote for, or delivery of a revocable proxy to such proponent, does not require disclosure under this section, but solicitation of other members by such supporting member would require disclosure under this section) such nomination(s) or proposal(s), and to the extent known the class and number of all shares of the Company’s share capital owned beneficially or of record by, and any other information contemplated by clause (iii) of this article 58(a) with respect to, such other member(s) or other beneficial owner(s); (vii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) of the Exchange Act or an amendment pursuant to Rule 13d-2(a) of the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such member, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, if any; and (viii) any other information relating to such member ~~and~~such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of ~~d~~Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(b)
~~77.~~ If the notice ~~relates to~~includes any business other than a nomination of a ~~d~~Director or ~~d~~Directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article ~~76 above~~58(a), also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member ~~and~~such beneficial owner and each of their respective affiliates or associates, or others acting in concert therewith, if any, in such business, (ii) the text of the business proposal ~~or business~~ (including the text of any resolutions proposed for consideration and, in the event that such proposal ~~or business~~ includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member ~~and~~, such beneficial owner~~, if any,~~ and each of their respective affiliates or associates, or others acting in concert therewith, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the business proposal ~~of such business~~ by such member.

(c)
~~78.~~ As to each ~~person~~individual, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article ~~76 above~~58(a), also set forth: (i) the name, age, business and residence address of such person; (ii) the principal occupation or employment of such person (present and for the past five (5) years);(iii) the completed and signed questionnaire and representation agreement required by article 64; (iv) all information relating to such ~~person~~individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of ~~d~~Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such ~~person’s~~individual’s written consent to being named in ~~the~~a proxy statement as a nominee) and ~~to serving~~a written statement of intent to serve as a ~~d~~Director for the full term if elected~~)~~; and (~~ii~~v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective ~~A~~affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective ~~A~~affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-~~K~~K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any ~~A~~affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a ~~d~~Director or executive officer of such registrant.

~~79.~~
~~With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 76 and 78 above, also include a completed and signed questionnaire, representation and agreement required by article 82. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent~~

~~Director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.~~
(d)
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) and as of the date that is ten (10) days prior to the meeting (or any adjournment, recess, rescheduling or postponement thereof), and such update and supplement shall be delivered to the Secretary at the Office not later than (a) the later of (i) ten (10) days after the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) or (ii) the first public announcement of the date of notice of such record date in the case of the update and supplement required to be made as of the record date, and (b) not later than eight (8) days prior to the date for the meeting (or any adjournment, recess, rescheduling or postponement thereof) in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. The obligation to update and supplement as set forth in this article 58(d) or any other article shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a member, extend any applicable deadlines under these articles or enable or be deemed to permit a member who has previously submitted notice under these articles to amend or update any nomination or business proposal or to submit any new nomination or business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the members. In addition, if the member giving the notice has delivered to the Company a notice relating to the nomination of Directors, the member giving the notice shall deliver to the Company no later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.

(e)
The Company may also, as a condition to any such nomination or business being deemed properly brought before an annual or extraordinary general meeting, require any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made, or any proposed nominee to deliver to the Secretary, within five (5) business days of any such request, such other information as may reasonably be required by the Company or the Board, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a Director, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Company or (c) such other information that the Board determines, in its sole discretion, could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these articles, including, without limitation, articles 44 to 45 and articles 56 to 65 shall be eligible for election as Directors; and

(f)
Notwithstanding anything to the contrary in these articles 56 to 65, to the extent the Holder giving the notice is acting solely at the direction of the beneficial owner and not also on its own behalf or in concert with a beneficial owner, and is not an affiliate or associate or such beneficial owner, information otherwise required by clauses (iii), (iv), (v) and (vi) of article 58(a) shall not be required of or with respect to such Holder.

59.
~~80.~~ Notwithstanding the provisions of these articles, a member giving the notice shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these articles ~~69 — 82~~; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered ~~pursuant to articles 54 — 58~~.

60.
Only persons who are nominated by members in accordance with the procedures set forth in article 4445 to 45 and articles 56 to 65 shall be eligible to be elected at an annual or extraordinary general meeting of members of the Company to serve as Directors and only such business shall be conducted at a meeting of members as shall have been brought before the meeting in accordance with the procedures set forth in articles 4445 to 45 and articles 56 to 65. The procedures set forth in articles 44 to 45 and articles 56 to 65 for nomination for the election of Directors by members are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.
61.
Notwithstanding the foregoing provisions of article 4445 and articles 56 to 65, if the member giving the notice (or a qualified representative thereof) does not appear at the annual or extraordinary general meeting of members of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

62.
Except as otherwise provided by law, the Board or the Chairman of the meeting shall have the power (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in articles 44 and 45 and articles 56 to 65 (including whether the member or beneficial owner , if any, on whose behalf the nomination or business proposal is made solicited ( or is part of a group which solicited) or did not so solicit , as the case may be, proxies in support of such member’s nominee or business proposal in compliance with such member’s representation as required by article 59(a)(v)) and (b) if any nomination or proposal was not made or proposed in compliance with articles 44 and 4545 and articles 56 to 65, or if any of the information provided to the Company pursuant to articles 44 and 4545 and articles 56 to 65 was inaccurate, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

63.
~~81.~~ Nothing in these articles shall be deemed to affect any rights: (~~i~~a) of members to request inclusion of business proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act ~~or~~ ; (~~ii~~b) of the holders of any series of preferred shares if and to the extent provided for under law, the memorandum of association or these articles or (c) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under Section 178 of the Act~~s~~. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of ~~a d~~Director or ~~d~~Directors or any other business proposal, unless such Member has complied with these articles, including the provision to the Company of notices required thereunder in a timely manner.

64.
~~Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, and without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116 and 118, to~~To be eligible to be a nominee of any member for election or re-election as a ~~d~~Director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under these articles ~~69 — 81~~56 to 65) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such ~~person~~individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made ~~(which questionnaire shall be provided by the Secretary upon written request)~~, and a written representation and agreement (in the form of such questionnaire and representation and agreement provided by the Secretary, which form shall be provided by the Secretary upon written request~~) that such person~~ of any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made; provided such written request identifies both the member making such request and the beneficial owner(s), if any, on whose behalf such request is being made) that such individual:

(a)
~~82.~~ (~~A~~1) is not and will not become a party to: (~~1~~a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a ~~d~~Director ~~of the Company~~, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company ~~or~~; and (~~2~~b) any Voting Commitment that could limit or interfere with such ~~person’s~~individual’s ability to comply, if elected as a ~~d~~Director ~~of the Company~~, with such ~~person’s~~individual’s fiduciary duties under applicable law~~,~~; and (~~B~~2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a ~~d~~Director that has not been disclosed therein~~, and~~ ;
(b)
agrees to promptly provide to the Company such other information as the Company may reasonably request and;

(c)
~~(C)~~ in such ~~person’s~~ individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director ~~of the Company~~, and will comply with all applicable corporate governance, conflict of interest, confidentiality and ~~share~~stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

65.
Any individual who is nominated for election to the Board, including pursuant to these articles 44 and 45 and articles 56 to 65 shall tender an irrevocable resignation in advance of the general meeting. Unless otherwise resolved by the Board, such resignation shall become effective if the Board resolves that (a) the information provided to the Company by an individual who is nominated for election to the Board, including pursuant to any of articles 44 to 4545 and articles 56 to 65, as applicable, or, if applicable, by the member who nominated such person under any of articles 44 to 4545 and articles 56 to 65, applicable, and the beneficial owner, if any, on whose behalf the nomination was made, was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (b) such individual or, if applicable, the member who nominated such individual under any of articles 44 to 4545 and articles 56 to 65, as applicable, and the beneficial owner, if any, on whose behalf the nomination was made, shall have breached any representations or obligations owed to the Company under these articles.

VOTES OF MEMBERS
66.
~~83.~~ Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, ~~on a show of hands every member present in person and every proxy shall have one vote, but so that no one member shall on a show of hands have more than one vote in respect of the aggregate number of shares of which he is the Holder, and on a poll~~ every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

67.
~~84.~~ When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

68.
~~85.~~ A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, ~~whether on a show of hands or~~ on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a ~~show of hands or on a~~ poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.

69.
~~86.~~ No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

70.
~~87.~~ Votes may be given either personally or by proxy.

71.
~~88.~~ (a)   Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting~~; provided, that each proxy is appointed to exercise the rights attached to a different share or shares held by the member~~. The appointment of a proxy shall be in any form which the

Directors may approve (subject to compliance with any requirements as to form prescribed by the Act~~s~~ and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Act ~~s~~. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Act~~s~~, if not so delivered the appointment shall not be treated as valid.
(b)
Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. For the avoidance of doubt, such appointments of proxy as made by electronic or internet communication or facility as permitted by the Directors will be deemed to be deposited at the place specified for such purpose once received by the Company. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

72.
~~89.~~ Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

73.
~~90.~~ An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

74.
~~91.~~ Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

75.
~~92.~~ (a)   A vote given ~~or poll demanded~~ in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.

(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.
~~93.~~
~~The instrument appointing a proxy shall, be deemed to confer authority to demand or join in demanding a poll.~~

76.
~~94.~~ Subject to the Act and the Exchange Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a ~~S~~special ~~R~~resolution shall be deemed to be a ~~S~~special ~~R~~resolution within the meaning of the Act. Any such resolution shall be served on the Company.

~~INFORMATION RIGHTS~~
~~95.~~
~~The Company shall enter into an information rights deed (“Information Rights Deed”) for the benefit of the Information Rights Members from time to time in a form agreed between the Information Rights Members and the Company, governing the provision of information by the Company to such Information Rights Members. Upon becoming an Information Rights Member, a Holder shall be deemed to have the benefit of and be bound by the obligations of the Information Rights Deed.~~

DIRECTORS
~~96.~~
~~The number of Directors constituting the Board shall be seven; provided, that the Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.~~

77.
~~97.~~ The number of Directors shall be as the Board may determine from time to time, but shall not be less than two nor more than twenty unless otherwise determined by the Company in a general meeting. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed ~~number in article 96 the provisions of article 123 shall apply~~minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum ~~number prescribed in the Act~~ due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum ~~number prescribed in the Act~~ in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Act~~s~~ and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.

78.
~~98.~~ Each Director (whether or not an employee) shall be paid a fee or other remuneration for their services at such rate and/or on such basis as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company. The amount, rate or basis of the fees, remuneration or expenses paid to the Directors shall not require approval or ratification by the Company in a general meeting.

79.
~~99.~~ If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.
80.
~~100.~~ A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

81.
~~101.~~ Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

~~CHAIRMAN~~
~~102.~~
~~The Chairman will be selected from amongst the Directors by the Nominating and Selection Committee. In the event that the Nominating and Selection Committee ceases to exist, any replacement of the Chairman will be determined by a majority of the Board.~~

BORROWING POWERS
82.
~~103.~~ Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS
83.
~~104.~~ The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act~~s~~ or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Act~~s and to such directions, not being inconsistent with the Acts or these articles, as may be given by the Board in general meeting~~.

84.
~~105.~~ The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

85.
~~106.~~ The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

86.
~~107.~~

(a)
Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the ~~D~~directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)
As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

(d)
Nothing in section 228(1)(d) or section 228(1)(f) of the Act shall restrict a Director from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that may from time to time be presented to Directors other than in their role as directors of the Company, even if the opportunity is one that the Company or its subsidiaries might reasonably be expected to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Directors shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be deemed to have breached any fiduciary or other duty solely by reason of the fact that such Director pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. Without prejudice to the generality of the foregoing, a business opportunity shall not be deemed to be an opportunity of the Company if it is an opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in line with the Company’s business or is of no advantage to it or is one in which the Company has no interest or reasonable prospect.

87.
~~108.~~ Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(a)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article ~~108~~ to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit ~~and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate tax authorities~~;

(vi)
any proposal concerning the adoption, modification or operation of any scheme ~~for enabling~~or plan for the remuneration or reward of any employee~~s (including full time executive Directors~~, officer or Director (or any of them) of the Company and/or any subsidiary thereof ~~to acquire Shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries~~, including (without limitation) in relation to the award or acquisition of shares (or any interest in shares), under which the Director benefits or may benefit; or

(vi)
any proposal concerning the giving of any indemnity pursuant to article ~~168(a)~~139(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article ~~114~~94 and article ~~168(b)~~139(b).

(b)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph ~~108(a)(iv)~~(a)(iv) of this article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)
For the purposes of this article ~~108~~, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)
The Company by Ordinary Resolution may suspend or relax the provisions of this article ~~108~~ to any extent or ratify any transaction not duly authorised by reason of a contravention of this article ~~108~~.

88.
~~109.~~ A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

89.
~~110.~~ The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

90.
~~111.~~ Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

91.
~~112.~~ All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.
92.
~~113.~~ The Directors shall cause minutes to be made in books provided for the purpose:

(a)
of all appointments of officers made by the Directors;

(b)
of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

93.
~~114.~~ The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and ~~well-being~~well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article ~~114~~, subject only, where the Act~~s~~ require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS
94.
~~115.~~ The office of a Director shall be vacated ipso facto if the Director:

(a)
is restricted or disqualified to act as a Director under the Act~~s~~; or

(b)
resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)
is requested to resign in writing by not less than three quarters of the other Directors; or

(d)
~~(c)~~ is removed from office under article ~~116 or 122~~99.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS
~~116.~~
~~The Board shall be constituted as follows:~~

~~(a)~~
~~the CEO for the time being;~~

~~(b)~~
~~the First Designator shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “First Designated Director”), in each case, by notice in writing to the Company, provided that this shall only be the case where the First Designator holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);~~

~~(c)~~
~~the Second Designators shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “Second Designated Director” and together with the First Designated Director, the “Designated Directors”), in each case, by notice in writing to the Company,~~

~~provided that this shall only be the case where at least one member of the Second Designators holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and~~
~~(c)~~
~~up to four other directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Remaining Directors”),~~

~~provided that the Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Company, as such agreement is amended or replaced from time to time.~~
~~117.~~
~~Where the First Designator or at least one member of the Second Designators ceases to hold at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), their respective appointment and removal rights pursuant to article 116(b), article 116(c), article 122 and article 123 shall be deemed rescinded.~~

~~118.~~
~~Notwithstanding anything to the contrary in these articles, but subject to the Acts, the Remaining Directors may only be persons nominated by a resolution of the Nominating and Selection Committee pursuant to articles 125 and 126, provided that when articles 125 and 126 empower the Nominating and Selection Committee to nominate less than four persons, any such Remaining Directors that are not to be nominated by the Nominating and Selection Committee may be nominated or appointed in accordance with the other provisions of these articles.~~

95.
~~119. For the avoidance of doubt, subject always to compliance with article 116(a), at~~At every annual general meeting of the Company, all of the Directors ~~(other than the Designated Directors)~~ shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

96.
~~120. Subject to the appointment rights of the First Designator and Second Designators set out in article 116, e~~Every Director shall be eligible to stand for re-election at an annual general meeting in accordance with articles 44 to 65.

97.
~~121. For the avoidance of doubt, subject always to compliance with article 116(a), if~~If a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

98.
The Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

99.
~~122.~~ The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director~~; provided, that notwithstanding the foregoing and insofar as permitted by the Act, (i) so long as the First Designator retains its appointment and removal rights pursuant to article 116, the First Designated Director may only be removed or replaced at any time by the First Designator, (ii) so long as the Second Designators retain their appointment and removal rights pursuant to article 116, the Second Designated Director may only be removed or replaced at any time by the Second Designators, (iii) other than removals by the Board for cause, so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, the Remaining Directors in respect of which it retains such rights may only be removed or replaced by the Nominating and Selection Committee, and (iv) the CEO may only be removed or replaced as a Director by resolution of the Board. Any such~~. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

100.
~~123.~~ The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office ~~at an annual general meeting or~~ under article ~~122 and~~99 and without prejudice to the powers ~~of the~~ Directors under article 77, the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a ~~Board~~casual vacancy or as an additional Director; provided that ~~in any circumstance in which~~the appointment does not cause the number of Directors ~~nominees~~to exceed~~s~~ the maximum number of Directors ~~to be elected~~ as determined by the Board in accordance with article 77, and further provided that if, at the time the Company files its definitive proxy statement for any general meeting of the Company, the number of persons who are at such time validly nominated in accordance with these articles for election or re- election as Directors (such person collectively, the “Director Nominees”) exceeds the maximum number of Directors as determined by the Board in accordance with article 77 (the “Available Director Positions”, and such an election, a “contested election”) (whether to fill a vacancy pursuant to this article ~~123~~100 arising from a removal or if members have the right to nominate directors for election at an annual general meeting or otherwise) ~~(a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares~~ , then those Director Nominees in number equal to the Available Director Positions who receive the highest number of votes in favour of their election (whether or not such votes in favour represent, with respect to each such Director Nominee, a majority of the votes cast in respect of the election of such Director Nominee) by the members present in person or represented by proxy at ~~any~~ such meeting and entitled to vote on the election of Directors ~~(by which it is meant in priority of those receiving the highest number of votes in absolute terms (and not by relative percentage of votes cast ) in their respective separate resolutions until the maximum number of Directors have been appointed (provided that no such Director shall be elected where their separate resolution has not been passed)); provided further that if~~ shall be appointed Directors. For clarity, notwithstanding the withdrawal of any nominations for Directors in a contested election subsequent to the time the Company files its definitive proxy statement, the plurality voting provisions of the proviso in this article 100 will continue to apply to the election of Directors at any such meeting. If such members do not appoint a Director to fill such vacancy within 45 days after the occurrence of such vacancy, the Board may appoint a Director to fill such vacancy until the next meeting of the members held for the purpose of electing Directors~~; provided, further, that, notwithstanding the foregoing, (i) so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, any vacancy on the Board previously held by a Remaining Director (whether due to resignation, removal, failure to be re-elected or otherwise) in respect of which it retains such rights shall remain open until the Nominating and Selection Committee has appointed a replacement (subject to re-election at the next annual general meeting), (ii) so long as the First Designator and Second Designators retain their appointment and removal rights pursuant to article 116, any vacancy on the Board previously held by a First Designated Director or Second Designated Director (whether due to resignation, removal, failure to be re-elected or otherwise), as applicable, shall remain open until the First Designator or Second Designators, as applicable, has designated a replacement, and (iii) the CEO may only be removed or replaced as a Director by resolution of the Board.~~. If not re- appointed at such general meeting, such Director shall vacate office at the conclusion thereof. The Directors are not entitled to appoint alternate directors.
~~124.~~
~~The Directors may appoint any person to fill the following positions:~~

101.
The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed the maximum number of Directors as determined by the Board in accordance with article 77. A Director so appointed shall hold office only until the next following annual general meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof. The Directors are not entitled to appoint alternate directors.

102.
(a)
The Directors may appoint (and remove) any person to fill the position of Secretary (including more than one Secretary to act as joint secretary)~~:~~.

(b)
It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.
(c)
A provision of the Act~~s~~ or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

(d)
The Secretary may appoint (and remove) any one or more persons as Assistant Secretary from time to time, who may be delegated such functions of the Secretary as the Secretary may determine from time to time.

(e)
~~The~~Without limitation to the preceding paragraph, the Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.

~~(b)~~
~~Assistant Secretaries:~~

~~The Assistant Secretaries shall have such duties as the Secretary shall determine.~~
(f)
In addition to the Board’s power to delegate to committees pursuant to article ~~131~~107, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, ~~CEO,~~chief executive officer, ~~P~~president~~,~~, ~~V~~vice ~~P~~president~~,~~, ~~T~~treasurer~~,~~, ~~C~~controller and ~~A~~assistant ~~T~~treasurer.

~~NOMINATING AND SELECTION COMMITTEE~~
~~125.~~
~~Composition of the Nominating and Selection Committee~~

~~(a)~~
~~The Nominating and Selection Committee shall be comprised of:~~

~~(i)~~
~~four members appointed by the First List Shareholders (by notice in writing to the Company) (the “First List Members”), who may be removed and replaced from time to time by the First List Shareholders by notice in writing to the Company, in each case for so long as the First List Shareholders collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);~~

~~(ii)~~
~~four members appointed by the Second Designators (by notice in writing to the Company) (the “Second List Members”), who may be removed and replaced from time to time by the Second Designators by notice in writing to the Company, in each case for so long as the Second Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and~~

~~(iii)~~
~~two members appointed by the Third Designators (by notice in writing to the Company) (the “Third List Members” and together with the First List Members and the Second List Members, the “Committee Members”), who may be removed and replaced from time to time by the Third Designators by notice in writing to the Company, in each case for so long as the Third Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).~~

~~(b)~~
~~Where any of the First List Shareholders, Second Designators or Third Designators, in each case, collectively, cease to own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the First List Members, Second List Members or Third List Members (as applicable) shall immediately cease to be members of the Nominating and~~

~~Selection Committee and shall give notice in writing of same to the Company; provided that if any of the First List Shareholders, Second Designators or Third Designators, having ceased to be members of the Nominating and Selection Committee pursuant to this article (b), subsequently own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), such First List Shareholders, Second Designators or Third Designators (as applicable) shall (upon notice in writing to the Company) become entitled to exercise the appointment rights set out in article (a).~~
~~(c)~~
~~All provisions of these articles relating to proceedings of the Board shall, mutatis mutandis , apply to proceedings of the Nominating and Selection Committee; provided that the Nominating and Selection Committee shall act only by unanimous resolution.~~

~~(d)~~
~~The Nominating and Selection Committee shall have authority to retain and terminate, at the expense of the Company, any third-party recruiting firm as it determines appropriate to assist it in the nomination of the Remaining Directors, and to approve the fees and other retention terms of any such recruiting firm. Such recruiting firm shall report directly to the Nominating and Selection Committee.~~

~~126.~~
~~Rights of the Nominating and Selection Committee to nominate the Remaining Directors~~

~~(a)~~
~~The number of Remaining Directors (or their replacements) which the Nominating and Selection Committee may nominate shall be as follows:~~

~~(i)~~
~~For so long as the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 40% or more of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall continue to be entitled to nominate four Remaining Directors (or their replacements);~~

~~(ii)~~
~~Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 30% or more (but less than 40%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate three Remaining Directors (or their replacements);~~

~~(iii)~~
~~Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 20% or more (but less than 30%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate two Remaining Directors (or their replacements);~~

~~(iv)~~
~~Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 10% or more (but less than 20%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate one Remaining Director (or their replacement).~~

~~(b)~~
~~Where the number of Remaining Directors that were nominated by the Nominating and Selection Committee at any time falls below the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a), the Nominating and Selection Committee shall, at least 20 Business Days prior to the publication of the notice of meeting for the Company’s next annual general meeting, notify the Company in writing of the Remaining Directors who shall be nominated by the Nominating and Selection Committee (which number shall~~

~~not exceed the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a)).~~
~~(c)~~
~~The Nominating and Selection Committee shall no longer be entitled to nominate, remove or replace any Remaining Directors where:~~

~~(i)~~
~~the First List Shareholders, the Second Designators and the Third Designators collectively own or hold less than 10% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); or~~

~~(ii)~~
~~no Committee Member remains on the Nominating and Selection Committee, and in such case the Nominating and Selection Committee shall cease to exist.~~

~~(d)~~
~~The initial Remaining Directors on the Adoption Date shall be appointed by the Nominating and Selection Committee on, or as soon as reasonably practicable after, the Adoption Date by notice in writing to the Company (and shall be subject to re-election at the next occurring annual general meeting).~~

~~(e)~~
~~For the avoidance of doubt, the rights set forth in article 125 and this article 126 shall not be transferable to any third party.~~

PROCEEDINGS OF DIRECTORS
103.
~~127.~~ (a) The Directors ~~shall~~may meet together~~, at least quarterly and as often as necessary~~ for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit.

~~(b)~~ The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. ~~Such majority must include each of the Designated Directors; provided that if a Designated Director fails to attend three successive meetings of the Board and consequently a quorum is not available at such meetings, a quorum will not require the attendance of such Designated Director solely for the next duly called meeting.~~
~~(c)~~ Questions arising at any meeting shall be decided by a majority of votes cast by Directors present or represented at such meeting. Each Director present and voting shall have one vote.
(b)
~~(d)~~ Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any ~~D~~director may be situated in any part of the world for any such meeting.

104.
~~128.~~ The Chairman or any ~~two~~four Directors ~~acting together~~ may, and the Secretary on the requisition of the Chairman or any ~~two~~four Directors shall, at any time summon a meeting of the Directors.

105.
~~129.~~ The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the ~~minimum~~ number fixed by ~~the Act~~or pursuant to these articles as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

~~130.~~
~~If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may designate any other person to be Chairman of the meeting.~~

106.
The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office . Any Director may be elected no matter by whom he was appointed but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

107.
~~131.~~ The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a ~~D~~director or ~~D~~directors to serve as the member or members, designating, if it desires, other ~~D~~directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. ~~The members of committees of the Board will be appointed by a majority of the Board and shall include in all cases each of the Designated Directors unless any Designated Director(s) declines, in his or her sole discretion, to serve on any such committee (subject to the exclusion of Directors from meetings of committees considering transactions (i) with such Director or such Director’s Affiliates, or (ii) in the case of a Designated Director, with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director) .~~ Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum ~~(which shall include the Designated Directors, unless any Designated Director(s) declined to serve on such committee, subject to the exclusion of Designated Directors from meetings of committees considering transactions (i) in respect of which the Designated Director has a conflict or (ii) with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director)~~ unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees. ~~This article 131 is subject to articles 125, 126 and 132.~~
~~132.~~
~~The members of the Nominating and Selection Committee shall be as set out in article 125. For the avoidance of doubt, members of the Nominating and Selection Committee may include one or more Holders, including one or more persons listed on Schedule 1, Schedule 2 or Schedule 3 attached to these articles.~~

108.
~~133.~~ A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

109.
~~134.~~ All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

110.
~~135.~~ Notwithstanding anything in these articles or in the Act~~s~~ which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail, telephone, email, or any other electronic means on not less than 48 hours ~~before the date of the meeting~~’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances and shall specify the purpose of such meeting and provide other customary information regarding the topics to be considered. Any Director may waive any notice required to be given under these articles, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director.

111.
~~136.~~ A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

~~137.~~
~~Unless otherwise agreed by the Board, and except as otherwise required by applicable law or the tax residency requirements of any relevant jurisdiction, the Board shall procure that the board of directors (or similar governing body) (the “Subsidiary Boards”) of each wholly-owned subsidiary of the Company shall include such of the Directors then serving on the Board that request such appointment; provided, that each Designated Director may, in his or her sole discretion, decline to serve on any such Subsidiary~~

~~Board. Each Director shall upon request be provided with a list of the Company’s wholly-owned subsidiaries (which list shall be updated from time to time).~~
~~BOARD OBSERVERS~~
~~138.~~
~~The following parties shall each be entitled, at any time and from time to time by notice in writing to the Company to nominate one board observer (the “Observers”) to attend (but not to vote) at meetings of the Board and to request the removal from office of any such person so nominated with or without the appointment of some other person in their place:~~

~~(a)~~
~~the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 1 to these articles (the “First Appointer”); and~~

~~(b)~~
~~the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 2 to these articles (the “Second Appointer”),~~

~~for such time as the First Appointer or (as the case may be) the Second Appointer holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR).~~
~~139.~~
~~The Observers shall be entitled to receive notice of Board meetings, copies of the Board minutes of meetings and copies of all other papers circulated to the Board and any committees as if he / she were a Director, provided that the Observers shall have entered into a confidentiality agreement, which shall be in a customary form reasonably acceptable to the Company, in respect of any information concerning the Company which may come into their possession in their role as Observers.~~

~~140.~~
~~The Board shall have the right to exclude the Observers from portions of a Board meeting or omit to provide the Observers with certain information if the Observer or an Affiliate thereof is a Company Competitor or if the Board believes in good faith, that such exclusion or omission is necessary to:~~

~~(a)~~
~~preserve the Company’s legal privilege; or~~

~~(b)~~
~~fulfil the Company’s obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observers shall not be so excluded unless all other persons whose receipt of such materials or presence at a Board meeting would result in a violation of such third party confidentiality obligations are also excluded); or~~

~~(c)~~
~~protect the Company’s trade secrets, mysteries of trade, or secret processes which relate to the conduct of the business of the Company, or protect against a conflict of interest.~~

THE SEAL
112.
~~141.~~ (a) The Directors shall ensure that the ~~Company s~~Seal (including any official securities seal kept pursuant to the Act~~s~~) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)
The Company may exercise the powers conferred by the Act~~s~~ with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES
113.
~~142.~~ The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

114.
~~143.~~ The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

115.
~~144.~~ No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

116.
~~145.~~ The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

117.
~~146.~~ Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

118.
~~147.~~ The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the ~~S~~shares of the Company.

119.
~~148.~~ Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

120.
~~149.~~ Any dividend or other moneys payable in respect of any ~~S~~share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

121.
~~150.~~ No dividend shall bear interest against the Company.

122.
~~151.~~ If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS
123.
~~152.~~ (a) The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(i)
correctly record and explain the transactions of the Company;

(ii)
will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)
will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Act~~s~~; and

(iv)
will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.
(b)
The accounting records shall be kept at the Office or, subject to the provisions of the Act~~s~~, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
In accordance with the provisions of the Act~~s~~, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Act~~s~~ to be prepared and laid before such meeting.

(d)
A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and ~~the Company a~~Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than ~~21~~twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act~~s~~ to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

124.
~~153. Subject to the rights granted to Information Rights Members under the Information Rights Deed, the~~The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act~~s~~ or authorised by the Directors~~, the Information Rights Deed,~~ or by the Company in general meeting. ~~Subject to the rights granted to Information Rights Members under the Information Rights Deed, no~~No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading~~. No member shall be entitled to require discovery of or any information respecting or~~, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient ~~and contrary to~~in the interests of the members of the Company to communicate to the public.

CAPITALISATION OF PROFITS
125.
~~154.~~ Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under articles 8(c) and ~~article~~ 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealised revaluation reserves, merger reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance ~~of this~~of-this article ~~154~~, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

126.
~~155.~~ Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under articles 8(c) and ~~article~~ 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Act~~s~~.

127.
~~156.~~ The Directors may from time to time at their discretion, subject to the provisions of the Act~~s~~ and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five ~~B~~business ~~D~~days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five ~~B~~business ~~D~~days:

(A)
if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)
if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)
if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five ~~B~~business ~~D~~days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.
(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject ~~o~~Ordinary ~~s~~Shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject ~~o~~Ordinary ~~s~~Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject ~~o~~Ordinary ~~s~~Shares on such basis.

128.
~~157. (a) The~~ (a) Any additional ordinary shares allotted pursuant to articles ~~154~~125, ~~155~~126 or ~~156~~127 shall rank pari passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)
~~(b)~~ The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles ~~154, 155 and 156~~ 125, 126 or 127 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the ~~H~~holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)
~~(c)~~ The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

~~AUDIT~~ AUDIT
129.
~~158.~~ Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES
130.
~~159.~~ Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

131.
~~160.~~ (a) A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)
by handing same to him or his authorised agent;

(ii)
by leaving the same at his registered address;

(iii)
by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article ~~160(a)(iv)~~ 131(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)
For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article ~~160~~, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article ~~160~~, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article ~~160~~, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of ~~48~~twelve hours after despatch.

(f)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)
Notwithstanding anything ~~to the contrary~~ contained in this article ~~160,~~ the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)
Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the ~~D~~directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)
Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article ~~160~~, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

132.
~~161.~~ A notice may be given by the Company to the joint Holders of a ~~S~~share by giving the notice to the joint Holder whose name stands first in the Register in respect of the ~~S~~share and notice so given shall be sufficient notice to all the joint Holders.

133.
~~162.~~ (a) Every person who becomes entitled to a ~~S~~share shall before his name is entered in the Register in respect of the ~~S~~s hare, be bound by any notice in respect of that ~~S~~share which has been duly given to a person from whom he derives his title.

(b)
A notice may be given by the Company to the persons entitled to a ~~S~~share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

134.
~~163.~~ The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

135.
~~164.~~ A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP
136.
~~165.~~ If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the ~~S~~shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said ~~S~~shares held by them respectively. Provided that this article ~~165~~ shall not affect the rights of the Holders of ~~S~~shares issued upon special terms and conditions.

137.
~~166.~~ (a) In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

138.
~~167.~~ If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act~~s~~, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.
INDEMNITY
139.
~~168.~~ (a) Subject to the provisions of and so far as may be admitted by the Act~~s~~ , every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by ~~a~~the ~~c~~Court ~~of competent jurisdiction~~.

(b)
The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act. ~~As soon as practicable, but in any event within 30 days of the Adoption Date, the Company shall obtain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions reasonably satisfactory to the Board and shall thereafter use commercially reasonable efforts to cause such insurance policies to be maintained until both (i) the Board and (ii) Holders representing 75% or more in nominal value of the issued ordinary shares (excluding the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) by resolution at a general meeting approve the discontinuance of such insurance (subject and without prejudice to any rights of directors and officers under their indemnification or similar agreements).~~

(c)
As far as is permissible under the Act~~s~~, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered ~~Person’s~~Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act~~s~~ or to any person holding the office of auditor in relation to the Company.

(d)
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the ~~High~~ Court ~~of Ireland~~ or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act~~s~~ or to any person holding the office of auditor in relation to the Company.

(e)
Any indemnification under this article ~~168~~ (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article ~~168~~. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)
As far as permissible under the Act~~s~~, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article ~~168~~ shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)
It being the policy of the Company that indemnification of the persons specified in this article ~~168~~ shall be made to the fullest extent permitted by law, the indemnification provided by this article ~~168~~ shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested ~~D~~directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article ~~168~~, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article ~~168~~ shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS
140.
~~169.~~ (a) The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)
for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)
at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article ~~169~~ is located of its intention to sell such share or stock; and

(iii)
the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.
(c)
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any ~~S~~share of any member and any unclaimed cash payments relating to such ~~S~~share in any manner which it sees fit, including (but not limited to) transferring or selling such ~~S~~share and transferring to third parties any unclaimed cash payments relating to such ~~S~~share.

(d)
The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article ~~16(a)~~20(a).

DESTRUCTION OF DOCUMENTS
141.
~~170.~~ The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)
any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)
any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:
(i)
the foregoing provisions of this article ~~170~~ shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)
nothing contained in this article ~~170~~ shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)
references in this article ~~170~~ to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN
142.
~~171.~~ Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company ~~where, by a resolution of the Directors (~~, including ~~approval from each of the Designated Directors),~~, without limitation, where the Directors are of the ~~good faith~~ opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein~~, in each case by any third party that is not a Holder or any Affiliate thereof as of the Adoption Date, and subject to the foregoing opinion being in good faith as provided for in this article, the common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors shall be deemed to constitute an action in the best interests of the Company in all circumstances.~~.
143.
~~172.~~ The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

144.
~~173.~~ For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may~~, in accordance with the terms of a Rights Plan~~:

(a)
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

(b)
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

~~MANAGEMENT INCENTIVE PLAN~~
145.
The common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

BUSINESS COMBINATION
146.
~~174.~~ (a) Notwithstanding anything to the contrary contained in these articles ~~to the contrary, unless approved by a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the total number of ordinary shares issued or issuable pursuant to the MIP shall not exceed 10% of the total ordinary shares (calculated on a fully-diluted basis).~~, the Company shall not engage in any business combination with any Interested Member for a period of three years following the time that such member became an Interested Member, unless:

(i)
prior to such time the Directors approved either the business combination or the transaction which resulted in the member becoming an Interested Member;

(ii)
upon consummation of the transaction which resulted in the member becoming an Interested Member, the Interested Member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the Interested Member) those shares owned (A) by persons who are directors and also officers and (B) employee shares plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)
at or subsequent to such time the business combination is approved by the Directors and authorised by way of Special Resolution without the Interested Member.

(b)
The Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this article, including, without limitation, (i) whether a Person is an Interested Member, (ii) the number of shares or other securities beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, and (iv) the fair market value of the Company’s securities or securities of any subsidiary of the Company, and the good faith determination of the Directors on such matters shall be conclusive and binding for all the purposes of this article.

(c)
As used in this article only, the term:

(i)
“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person.

(ii)
“Associate”, when used to indicate a relationship with any person, means: (A) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)
“Business combination”, when used in reference to any company and any Interested Member of such company, means:

(A)
any scheme of arrangement, merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (1) the Interested Member, or (2) any other company, partnership, unincorporated association or other entity if the scheme of arrangement, merger or consolidation is caused by the Interested Member;

(B)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of such company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

(C)
any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Member, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such company subsequent to the time the Interested Member became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (4) any issuance or transfer of shares by the Company; provided however, that in no case under items (3) and (4) of this subparagraph shall there be an increase in the Interested Member’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

(D)
any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested

Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of shares not caused, directly or indirectly, by the Interested Member; or
(E)
any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a member of such company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this paragraph) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(iv)
“Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)
“Interested Member” means any Person, including its Affiliates and Associates (other than the Company and any direct or indirect majority-owned subsidiary of the Company), that is, or was at any time within the three-year period immediately prior to the date in question, the Owner of 15% or more of the outstanding voting shares of the Company; provided, however, that the term “Interested Member” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Member if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of (viii) of this subsection but shall not include any other unissued shares of such company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)
“Person” means any individual, company, partnership, unincorporated association or other entity.

(vii)
“Shares” means, with respect to any company, capital shares and, with respect to any other entity, any equity interest.

(viii)
“Voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting shares shall refer to such percentage of the votes of such voting shares.

(ix)
“Owner”, including the terms “own” and “owned”, when used with respect to any Shares, means a person that individually or with or through any of its Affiliates or Associates:

(A)
beneficially owns such Shares, directly or indirectly; or

(B)
has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered Shares are accepted for purchase or exchange;

or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Owner of any Shares because of such person’s right to vote such Shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(C)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subparagraph (B) of this paragraph), or disposing of such Shares with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Shares.

~~Schedule 1~~
~~1.~~
~~Silver Point;~~

~~2.~~
~~Marathon;~~

~~3.~~
~~Eaton Vance;~~

~~4.~~
~~Hein Park;~~

~~5.~~
~~Glendon;~~

~~6.~~
~~Caspian.~~

~~Schedule 2~~
~~1.~~
~~Arini Credit Master Fund Limited;~~

~~2.~~
~~Square Point Master Fund Limited;~~

~~3.~~
~~FFI III S.à r.l;~~

~~4.~~
~~FYI S.à r.l;~~

~~5.~~
~~Olifant Luxco S.à r.l;~~

~~6.~~
~~Deerfield Partners, L.P;~~

~~7.~~
~~Deerfield Private Design Fund IV, L.P;~~

~~8.~~
~~Hudson Bay Master Fund Ltd;~~

~~9.~~
~~HB SPV I Master Sub LLC;~~

~~10.~~
~~J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A., solely as investment adviser and/or trustee on behalf of certain discretionary accounts and/or funds it manages;~~

~~11.~~
~~Sculptor SC II, LP;~~

~~12.~~
~~Sculptor Credit Opportunities Master Fund, Ltd;~~

~~13.~~
~~Sculptor Master Fund, Ltd;~~

~~14.~~
~~Sculptor Tactical Credit Master Fund I, LP.~~

~~Schedule 3~~
~~1.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by ADK Soho Fund LP or a subsidiary thereof;~~

~~2.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Bardin Hill Investment Partners LP, or a subsidiary thereof;~~

~~3.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Brean Asset Management, LLC, or a subsidiary thereof;~~

~~4.~~
~~Funds and/or accounts, or subsidiaries or affiliates of such funds and/or accounts, managed, advised or controlled by Capital Research and Management Company, or a subsidiary or an affiliate thereof;~~

~~5.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Kite Lake Capital Management (UK) LLP, or a subsidiary thereof;~~

~~6.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Pentwater Capital Management LP, or a subsidiary thereof;~~

~~7.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Stonehill Capital Management LLC;~~

~~8.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Two Seas Capital LP, or a subsidiary thereof;~~

~~9.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by VR Global Partners, L.P., or a subsidiary thereof;~~

~~10.~~
~~Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Whitebox Advisors LLC, or a subsidiary thereof.~~

Names, addresses and descriptions of subscribers
J. MCGOWAN-SMYTH
For and on behalf of
Fand Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
DIJR Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
AC Administration Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Nominees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2

J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Registrars Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trust Services Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
J. MCGOWAN-SMYTH
For and on behalf of
Arthur Cox Trustees Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Solicitor
~~Names, addresses and descriptions of subscribers~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~Fand Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~DIJR Nominees Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~AC Administration Services Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~Arthur Cox Nominees Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~Arthur Cox Registrars Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~

~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~Arthur Cox Trust Services Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~J. MCGOWAN-SMYTH~~
~~For and on behalf of~~
~~Arthur Cox Trustees Limited~~
~~Arthur Cox Building~~
~~Earlsfort Terrace~~
~~Dublin 2~~
~~Solicitor~~
Dated 21 December 2012
Witness to the above signatures:
Name:
MAIREAD FOLEY

Address:
ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2

Occupation:
COMPANY SECRETARY

Companies Act 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
MALLINCKRODT PUBLIC LIMITED COMPANY
(~~Adopted on 14 November 2023~~as amended by Special Resolution passed on [ • ])
Arthur Cox
Arthur Cox Building
Earlsfort Terrace
Dublin

ANNEX L
EXECUTION VERSION
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (including all exhibits hereto and as may be amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of the Effective Date, by and among Mallinckrodt plc, an Irish public limited company (the “Company”), and the Holders (as defined below).
WHEREAS, the Company and certain Persons (as defined below) entered into that certain Registration Rights Agreement, dated as of November 14, 2023 (the “Original Registration Rights Agreement”);
WHEREAS, on March 13, 2025, the Company entered into a Transaction Agreement with Endo, Inc. (“Endo”) and Salvare Merger Sub LLC (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into Endo, with Endo continuing as the surviving corporation and a wholly owned subsidiary of Macaw (the “Merger” and the time of such Merger, the “Merger Effective Time”);
WHEREAS, in connection with the Merger and in accordance with Section 15(e) of the Original Registration Rights Agreement, the Parties desire to amend and restate the Original Registration Rights Agreement in its entirety, as set forth herein.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holders agree as follows:
1.   Definitions.   Capitalized terms used and not otherwise defined herein that are defined in the Plan have the meanings given to such terms in the Plan. As used in this Agreement, the following terms shall have the following meanings:
“Advice” has the meaning set forth in Section 14(c).
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person within the meaning of Rule 405 (including, for the avoidance of doubt, any fund, account or investment vehicle that is controlled, advised, sub-advised, managed or co-managed by such Person or that is for investment purposes under common management).
“Agreement” has the meaning set forth in the Preamble.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405, as such definition may be amended from time to time.
“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules, without giving effect to any contractual or other “blocker” provisions that might affect such Person’s ability to acquire such securities.
“Board” means the Board of Directors of the Company.
“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required or permitted by law to be closed.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the Preamble.
“Counsel to the Holders” means the counsel selected by Holders of a Majority of Registrable Securities.

“Demand Registration Request” has the meaning set forth in Section 2(a).
“Effective Date” means the date of an IPO.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.
“Form S-1 Shelf” has the meaning set forth in Section 2(a).
“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.
“Form S-3 Shelf” has the meaning set forth in Section 2(a).
“Form S-4” means Form S-4 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-4.
“Form S-8” means Form S-8 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-8.
“FINRA” has the meaning set forth in Section 7.
“Grace Period” has the meaning set forth in Section 4(a).
“Holder” or “Holder of Registrable Securities” means (a) (i) any Person who, as of immediately following the Merger Effective Time, together with its Affiliates, beneficially owns five percent (5%) or more of the Ordinary Shares, as set forth on Schedule I hereto and (ii) any Person that beneficially owns MIP Shares and executes a joinder to this Agreement substantially in the form of Exhibit B hereto and (b) any Affiliate of any Holder described in clause (a) who acquires Registrable Securities from such Holder (or from an Affiliate of any such Holder that is itself a Holder) pursuant to (and otherwise in compliance with) Section 11 of this Agreement (including becoming a party to this Agreement by signing a joinder substantially in the form of Exhibit A hereto). A Person (other than a beneficial owner of MIP Shares) shall cease to be a Holder hereunder at such time as such Person and its Affiliates beneficially own less than five percent (5%) of the issued and outstanding Ordinary Shares.
“Holders of a Majority of Registrable Securities” means, as of any date, Holders of greater than fifty percent (50%) in voting power of all Registrable Securities outstanding as of such date, voting as a single class.
“IPO” means (A) an initial underwritten offering of the Ordinary Shares (or any other equity interests of any successor to the Company formed for the purpose of facilitating an IPO of the Company) pursuant to an effective Registration Statement filed under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan) or (B) a “direct listing”, following which Ordinary Shares are listed on a national securities exchange in the United States.
“Indemnified Party” has the meaning set forth in Section 9(c).
“Indemnifying Party” has the meaning set forth in Section 9(c).
“Lockup Period” has the meaning set forth in Section 9(a).
“Losses” has the meaning set forth in Section 9(a).
“MIP” means any management incentive plan adopted by the Company.

“MIP Awards” means any equity awards granted pursuant to the MIP.
“MIP Shares” means any Ordinary Shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.
“Opioid Trust CVR” has the meaning assigned to “CVR” in the Contingent Value Right Agreement, dated as of November 14, 2023, between the Company and Opioid Master Disbursement Trust II.
“Ordinary Shares” means the Company’s ordinary shares, nominal value $0.01 per share and any securities into which such ordinary shares may hereinafter be reclassified.
“Other Holders” has the meaning set forth in Section 5(b).
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Piggyback Notice” has the meaning set forth in Section 5(a).
“Piggyback Offering” has the meaning set forth in Section 5(a).
“Plan” means the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and its Debtor Affiliates on September 29, 2023 (including all exhibits, schedules and supplements thereto and as amended or modified from time to time).
“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Registrable Securities” means, collectively, with respect to any Holder, (a) all Ordinary Shares held by a Holder, including any MIP Shares and including any Ordinary Shares acquired or beneficially held in connection with open market or other purchases or acquisitions, and (b) any additional Ordinary Shares paid, issued or distributed in respect of shares described in the foregoing clause (a) by way of dividend, split or distribution, or in connection with a combination of securities, and any security into which such Ordinary Shares, including any MIP Shares, shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to an effective Registration Statement; (ii) the date on which any Registrable Securities may be resold under Rule 144 without any limitation as to volume or manner of sale; and (iii) the date on which such Registrable Securities cease to be outstanding. Any provision herein requiring the calculation of the number of Registrable Securities as of any date, or the computation of a percentage of Registrable Securities, unless provided otherwise, shall be deemed to refer to the number of Registrable Securities as of such date, and such percentage shall be calculated on a fully-diluted basis.
“Registration Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.
“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any Shelf Registration Statement), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Stockholder Questionnaire” means a fully completed notice and questionnaire in customary form.
“Shelf Registration” means the registration of an offering of Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on an immediate, delayed or continuous basis under Rule 415.
“Shelf Registration Statement” has the meaning set forth in Section 2(a).
“Transfer” has the meaning set forth in Section 11.
“Transferee” has the meaning set forth in Section 11.
“Underwritten Offering” means an offering of Registrable Securities under a Registration Statement in which the Registrable Securities are sold to an underwriter for reoffering to the public.
“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.
2.   Demand Registration.
(a)   Subject to the terms and conditions of this Agreement, at any time after one hundred eighty (180) days after an IPO, any Holder of Registrable Securities constituting at least fifteen percent (15%) or more of the outstanding Registrable Securities may request in writing (“Demand Registration Request”) that the Company facilitate an Underwritten Offering in the manner and subject to the conditions described in this Section 2 and Section 3 hereof. If a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or Form S-1 (the “Form S-1 Shelf”, and, together with the Form S-3 Shelf and any Automatic Shelf Registration Statement, if available, the “Shelf Registration Statement”) has previously been filed and been declared effective, then the Company shall facilitate such Underwritten Offering pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”) pursuant to such Shelf Registration Statement as promptly as practicable after receipt of such request. If no Shelf Registration Statement has previously been filed, then the Company will file a Registration Statement covering the Holder’s Registrable Securities requested to be registered, and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective, as promptly as practicable after receipt of such request, and facilitate such

Underwritten Offering as an Underwritten Shelf Takedown; provided, however, that the Company will not be required to file a Registration Statement pursuant to this Section 2(a) or effect an Underwritten Offering:
(A)   unless either (i) the number of Registrable Securities requested to be offered and sold in such Underwritten Offering equals at least ten percent (10%) of the outstanding Registrable Securities or (ii) the Registrable Securities requested to be sold by the Holders pursuant to such Registration Statement would have an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $50.0 million;
(B)   if an Underwritten Offering pursuant to this Section 2 shall previously have been consummated within the one hundred twenty (120) days preceding the date such Demand Registration Request is made;
(C)   if the number of Demand Registration Requests previously made pursuant to this Section 2(a) shall equal or exceed two (2) in any twelve (12)-month period; provided, however, that a Demand Registration Request shall not be considered made for purposes of this clause (C) unless more than seventy-five percent (75%) of the full amount of Registrable Securities for which registration has been requested have been sold pursuant thereto; or
(D)   if the requesting Holder(s) have previously made, in aggregate, three (3) or more Demand Registration Requests.
(b)   A Demand Registration Request shall specify (i) the then-current name and address of the requesting Holders, (ii) the aggregate number of Registrable Securities requested to be registered and sold in an Underwritten Offering, (iii) the total number of Registrable Securities then beneficially owned by the requesting Holders, and (iv) the intended means of distribution for such Underwritten Offering (including whether such Underwritten Offering will be accomplished as an underwritten “block trade”).
(c)   The Company may satisfy its obligations under Section 2(a) hereof by amending (to the extent permitted by applicable law) any registration statement previously filed by the Company under the Securities Act, so that such amended registration statement will permit the disposition of all of the Registrable Securities for which a Demand Registration Request has been properly made under Section 2(b) hereof in an Underwritten Offering. If the Company so amends a previously filed registration statement, the Registration Date of the amended registration statement, as amended pursuant to this Section 2(c) shall be the “the first day of effectiveness” of such Registration Statement for purposes of determining the period during which the Registration Statement is required to be maintained effective in accordance with Section 2(d) hereof.
(d)   The Company will use its commercially reasonable efforts to keep a Registration Statement that has become effective as contemplated by this Section 2 continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission:
(A)   in the case of a Registration Statement other than a Shelf Registration Statement, until all Registrable Securities registered thereunder have been sold pursuant to such Registration Statement, but in no event later than two hundred seventy (270) days from the Registration Date of such Registration Statement; and
(B)   in the case of a Shelf Registration Statement, until all Registrable Securities covered by such Shelf Registration Statement shall cease to be Registrable Securities.
(e)   The requesting Holders may, in connection with making a Demand Registration Request, at any time prior to the Registration Date of the Registration Statement relating to such registration, revoke their request for the Company to effect an Underwritten Offering of all or part of the requesting Holders’ Registrable Securities by providing a written notice to the Company. If, pursuant to the preceding sentence, the entire Demand Registration Request is revoked, then, either (i) the requesting Holders shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement (and the Company shall not be required to reimburse the Holders for expenses of their counsel pursuant to Section 7 hereof), which out-of-pocket expenses, for the avoidance of doubt, shall not include overhead expenses, and the requested registration shall not count as one of the permitted Demand Registration Requests hereunder or (ii) within ten (10) Business Days from the date of revocation, the Holders of a Majority of Registrable Securities may consent, by written notice to the Company, to the requested Underwritten Offering that has been revoked being deemed to have been effected for purposes of Section 2(a); provided, however, that the Company shall not have the right to be reimbursed as provided in clause (i) above (and shall be required to reimburse the Holders for expenses of their counsel pursuant to Section 7 hereof), and the cancelled Underwritten Offering may not be deemed to have been effected pursuant to clause (ii) above if the reason for the requesting Holders’ revocation of the Demand Registration Request was either (a) the Company’s failure to comply in any material respect with its obligations hereunder, or (b) the commencement of a Grace Period.
(f)   Upon the Company first becoming a WKSI, the Company may, and, if requested by the Holders of a Majority of Registrable Securities with securities registered on an existing Shelf Registration Statement, the Company will convert such existing Shelf Registration Statement to an Automatic Shelf Registration Statement.
3.   Procedures for Underwritten Offerings.   The following procedures shall govern Underwritten Offerings pursuant to Section 2.
(a)   The requesting Holders shall select one or more investment banking firm(s) of national standing to be the managing underwriter or underwriters for any Underwritten Offering pursuant to a Demand Registration Request with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)   As a condition for inclusion of the requesting Holders’ Registrable Securities in any Underwritten Offering, the requesting Holders shall agree to enter into an underwriting agreement with the underwriters; provided, however that the underwriting agreement is in customary form and reasonably acceptable to the requesting Holders and provided, further, however that the requesting Holders shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) the requesting Holders’ ownership of its Registrable Securities to be sold or transferred, (ii) the requesting Holders’ power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested).
(c)   If the managing underwriter or underwriters for an Underwritten Offering pursuant to a Demand Registration Request advises the requesting Holders that the total number of Registrable Securities permitted to be registered is such as to materially adversely affect the success of such Underwritten Offering, the number of Registrable Securities or other Ordinary Shares to be registered on such Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities of the Company to be included by any Person other than a Holder or the Company; second, the Company shall reduce or eliminate any securities of the Company to be included by the Company; and third, the Company shall reduce the number of Registrable Securities to be included by the Holders, on a pro rata basis based on the amount of Registrable Securities requested to be sold.
4.   Grace Periods.
(a)   Notwithstanding anything to the contrary herein:
(A)   the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission suspend the use of, a Registration Statement (including the Prospectus included therein) or postpone any Underwritten Offering pursuant to a Demand Registration Request, if in the good faith judgment of the Board, such registration, offering or use would reasonably be expected to materially affect in an adverse manner or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would reasonably be expected, in the good faith judgment of the Board, to materially affect the Company in an adverse manner; provided, however, that the requesting Holders of such Underwritten Offering or Underwritten Shelf Takedown shall be entitled to withdraw the applicable request and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 2(a)(C), and the Company shall pay all registration expenses in connection with such registration; and
(B)   at any time after a Registration Statement has been declared effective by the Commission and there is no duty to disclose under applicable law, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time would, in the good faith judgment of the Board, reasonably be expected to materially affect the Company in an adverse manner
(the period of a postponement or suspension as described in clause (A) and/or a delay described in this clause (B), a “Grace Period”).
(b)   The Company shall promptly (i) notify the applicable Holders in writing of the existence of the event or material non-public information giving rise to a Grace Period (provided that the Company shall not disclose the content of such material non-public information to such Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use commercially reasonable efforts to terminate a Grace Period as promptly as practicable and (iii) notify the applicable Holders in writing of the date on which the Grace Period ends.
(c)   A Grace Period may not be called by the Company more than three (3) times in any three hundred sixty-five (365) day period, the duration of any one Grace Period shall not exceed forty-five (45) days, and the aggregate of all Grace Periods in total during any three hundred sixty-five (365) day period shall not exceed ninety (90) days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holder receives the notice referred to in clause (i) of Section 4(b) and shall end on and include the later of the date the Holder receives the notice referred to in clause (iii) of Section 4(b) and the date referred to in such notice. In the event the Company declares a Grace Period, the period during which the Company is required to maintain the effectiveness of a Registration Statement filed pursuant to a Demand Registration Request shall be extended by the number of days during which such Grace Period is in effect.
5.   Piggyback Registration.
(a)   If at any time, and from time to time, after an IPO, the Company proposes to:
(A)   file a registration statement under the Securities Act with respect to an underwritten offering of Ordinary Shares (other than with respect to a registration statement (i) on Form S-8, (ii) on Form S-4 or (iii) another form not available for registering the Registrable Securities for sale to the public), whether or not for its own account; or
(B)   conduct an underwritten offering constituting a “takedown” of Ordinary Shares registered under a Shelf Registration Statement previously filed by the Company;
the Company shall give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to each Holder at least twenty (20) Business Days before the anticipated filing date. Such notice shall include the number and class of securities proposed to be registered or offered, the proposed date of filing of such registration statement or the conduct of such underwritten offering and any proposed means of distribution of such securities, and shall offer the Holder the opportunity to register such amount of Registrable Securities as the Holder may request on the same terms and conditions as the registration of the Company’s and/or the holders of other of the Company’s securities, as the case may be (a “Piggyback Offering”), in each case provided that such Holder’s Registrable Securities are the same class of security having the same terms as the securities originally proposed by the Company to be offered in such underwritten offering. Subject to Section 5(b), the Company will include in each Piggyback Offering all such Registrable Securities for which the Company has received written request for inclusion within ten (10) Business Days after the date the Piggyback Notice is given (for the avoidance of doubt, only Holders of Registrable Securities shall be entitled to participate in such Piggyback Offering); provided, however, that in the case of the filing of a registration statement, such Registrable Securities are not otherwise registered pursuant to an existing and effective Shelf Registration Statement under this Agreement pursuant to which such Registrable Securities may be included in a Piggyback Offering under such Shelf Registration Statement.
(b)   The Company will cause the managing underwriter or underwriters of the proposed offering to permit the requesting Holders to include all such Registrable Securities in the Piggyback Offering on the same terms and conditions as the securities originally proposed by the Company to be offered in such underwritten offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the requesting Holders in writing that, in its view, the total amount of securities that the Company, the requesting Holders and any other holders of the Company’s securities entitled to participate in such offering pursuant to registration rights or similar rights granted by the Company to such holders (“Other Holders”) propose to include in such offering is such as to adversely affect the success of such underwritten offering, then:
(A)   if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; and (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the requesting Holders and the Other Holders entitled to participate in such offering, allocated pro rata among such holders on the basis of the amount of securities requested to be included therein by each such holder;
(B)   if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights pursuant to another registration rights agreement with the Company, the Company will include in such registration: (i) first, all securities that the Other Holders exercising “demand” rights requested to be included therein; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the requesting Holders; and (iii) third, up to the full amount of securities proposed to be included in the registration by the Company;
such that, in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such Piggyback Offering.
(c)   If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the registration of the Piggyback Offering, the Company may, at its election, give notice of its determination to the requesting Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.
(d)   Any Holder may withdraw its request for inclusion in a Piggyback Offering by giving written notice to the Company, at least three (3) Business Days prior to the anticipated Registration Date of the Registration Statement filed in connection with such Piggyback Offering, or, in the case of a Piggyback Offering constituting a “takedown” off of a Shelf Registration Statement, at least three (3) Business Days prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, such Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.
6.   Registration Procedures.   If and when the Company is required to effect any registration under the Securities Act as provided in Section 2 or Section 5 of this Agreement, the Company shall use its commercially reasonable efforts to:
(a)   prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its commercially reasonable efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;

(b)   prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;
(c)   (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by the Holders (which may be furnished by email), and afford Counsel to the Holders a reasonable opportunity to review and comment on such documents; and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and Exchange Act, and (B) upon reasonable advance notice to the Company and during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;
(d)   notify the Holders, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
(e)   with respect to any offering of Registrable Securities, furnish to the Holders, and the managing underwriters for such Underwritten Offering, if any, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;
(f)   (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such states or other jurisdictions of the United States of America as the Holders shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;
(g)   cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or counsel to the Holder of Registrable Securities included in such Registration Statement to enable the Holder to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;
(h)   with respect to any Underwritten Offering, obtain a signed
(A)   opinion of outside counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters,

reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any, and
(B)   “comfort” letter, dated the date of the underwriting agreement and a “bring-down” comfort letter dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountant customarily given in such an offering) in form and substance to such underwriters, if any, in each case, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;
(i)   notify each Holder at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company believes in its reasonable good faith judgement it must suspend the use of the Registration Statement and Prospectus until an amendment or supplement to such Registration Statement necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act may be filed (which the Company shall use its commercially reasonable efforts to file and have declared effective as soon as possible), and promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;
(j)   notify each Holder promptly of any request by the Commission for the amending or supplementing of the applicable Registration Statement or Prospectus or for additional information;
(k)   advise each Holder promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a registration statement relating to the Registrable Securities at the earliest practicable moment and promptly use its commercially reasonable efforts to obtain the withdrawal;
(l)   otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first (1st) full calendar month after the Registration Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;
(m)   provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Registration Date thereof;
(n)   enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as the Holders or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of the Registrable Securities, including customary indemnification; and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that nothing in this Agreement shall require the Company to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation shall not unreasonably interfere with the business operations of the Company;
(o)   if requested by the managing underwriter(s) or the Holders in connection with an Underwritten Offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for the applicable Registrable Securities provided to the Company in writing by the managing underwriters and the Holders and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after being notified of the information;
(p)   cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such amounts and registered in such names as the managing underwriters, if any, or the Holders, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and
(q)   otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.
In addition, at least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from such Holder, including any update to or confirmation of the information contained in the Selling Stockholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless the Holder has returned to the Company a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 3(b). If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude the Holder from being a selling security holder in the Registration Statement or any pre-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 6 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement. As used in this Section 6, the words “Holder” and “Holders” shall be limited to Holders of Registrable Securities expected to be included, in compliance with the provisions of this Agreement, in a Registration Statement referred to herein.
7.   Registration Expenses.   Except as otherwise specifically provided herein, all fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts, fees or selling commissions or broker or similar commissions or fees, or transfer taxes of the Holder) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any stock exchange on which any Registrable Securities are then listed for trading, (B) with respect to compliance with applicable state securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holder) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with the Financial Industry Regulatory Authority (“FINRA”) pursuant to the FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holder), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) the reasonable fees and expenses incurred in connection with any road show for underwritten offerings, (vi) Securities Act liability insurance, if the Company so desires such insurance, and (vii) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company will pay the reasonable and documented fees and disbursements of the Counsel to the Holders (not to exceed $75,000 per offering), including, for the avoidance of doubt, any expenses of Counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or free writing prospectus hereunder. The Holder shall bear and pay all underwriting discounts, fees and commissions applicable to the Registrable Securities sold for the Holder’s account.
8.   Lockups.   In connection with any Underwritten Shelf Takedown or Underwritten Offering pursuant to Section 2, Piggyback Offering or other underwritten public offering of equity securities by the Company, to the extent advised by the managing underwriter for such offering, such Holder shall agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Company or such managing underwriter, during the ninety (90)-day period beginning on the date of the pricing of such offering (the “Lockup Period”), except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Company and all of its and its subsidiaries’ executive officers and directors and any other stockholder participating in such offering or such persons are otherwise obligated pursuant to an agreement with the Company to enter into a lock-up agreement, without giving effect to any waiver or amendment thereof.
9.   Indemnification.
(a)   Indemnification by the Company.   The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, trustees, trust beneficiaries, managers, investment managers, stockholders, Affiliates and employees of such Holder, each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, trustees, trust beneficiaries, investment managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder in writing to the Company expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (B) in the case of an occurrence of an event of the type specified in Section 6(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by the Holder of the Advice contemplated and defined in Section 14(c) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 9(c)), shall survive the transfer of the Registrable Securities by the Holder, and shall be in addition to any liability which the Company may otherwise have.
(b)   Indemnification by Holder.   Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based solely upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder in writing to the Company expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 6(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 14(c), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of a Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 9(c)), shall survive the transfer of the Registrable Securities by the Holder, and shall be in addition to any liability which the Holder may otherwise have.
(c)   Conduct of Indemnification Proceedings.   If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.
An Indemnified Party shall have the right to employ separate counsel (and one local counsel in each relevant jurisdiction) in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties (and more than one local counsel in each relevant jurisdiction). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No

Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 9(c)) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 9, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.
(d)   Contribution.   If the indemnification provided for in Section 9(a) or ((b)) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 9(d), a Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
10.   Section 4(a)(7); Rule 144 and Rule 144A; Other Exemptions.   With a view to making available to the Holder the benefits of Section 4(a)(7) of the Securities Act and Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit the Holders of Registrable Securities to sell securities of the Company without registration, until such time as when no Registrable Securities remain outstanding, the Company covenants that it will use commercially reasonable efforts to (i) so long as it remains subject to the reporting provisions of the Exchange Act, file in a timely manner all reports and other documents, if any, required to be filed by it under the Exchange Act and the rules and regulations adopted thereunder, and (ii) make available information necessary to comply with Section 4(a)(7) of the Securities Act, Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Section 4(a)(7) of the Securities Act, Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of a Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

11.   Transfer of Registration Rights.   Each Holder may assign its rights hereunder on a pro rata basis in connection with any sale, transfer, assignment, or other conveyance (any of the foregoing, a “Transfer”) of Registrable Securities to any transferee or assignee that is an Affiliate of the Holder (a “Transferee”); provided, that all of the following additional conditions are satisfied: (a) such Transfer is effected in accordance with applicable securities laws and the restrictions with respect to the transfer of Ordinary Shares set forth in the Company’s organizational documents and applicable Irish law; (b) such Transferee agrees in writing to become subject to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit A hereto; and (c) the Company is given written notice by the Holder of such Transfer, stating the date of Transfer, name and address of the Transferee, identifying the Registrable Securities with respect to which such rights are being assigned, and any other information which the Company’s registrar may reasonably request to identify the Registrable Securities with respect to which such rights are being assigned.
12.   Reserved.
13.   Further Assurances.   Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.
14.   Miscellaneous.
(a)   Remedies.   Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
(b)   Compliance.   Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in each Registration Statement.
(c)   Discontinued Disposition.   Each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section 6(i), such Holder will immediately discontinue disposition of Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(d)   No Inconsistent Agreements.   The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holder in this Agreement. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.
(e)   Amendments and Waivers.   The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless such amendment, modification, supplement or waiver has been approved by Holders of a majority of the total Registrable Securities; provided, that any amendment, modification, supplement or waiver that would have a materially adverse and disproportionate effect on the rights of any Holder will require the written consent of such Holder. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time in compliance with the terms of this Agreement without the consent of the other parties. Any amendment, modification, termination, or waiver effected in accordance with this Section 14(e) shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
(f)   Notices.   Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by electronic mail. Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, one (1) Business Day after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by electronic mail, on the Business Day such electronic mail is transmitted, in each case as follows:
(A)   If to the Company:
Mallinckrodt plc
c/o ST Shared Services LLC
675 McDonnell Boulevard
Hazelwood, MO 63042
Attention: Mark Tyndall; Bryan Reasons
E-mail: mark.tyndall@mnk.com; bryan.reasons@mnk.com
with copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Victor Goldfeld
Email: VGoldfeld@wlrk.com
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Michael Kaplan; Michael Davis,
Email: michael.kaplan@davispolk.com;
michael.davis@davispolk.com
(B)   If to the Holders, to the respective Holders at the addresses set forth on Schedule I hereto or otherwise provided by such Holder in accordance with this Section 14(f).
If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
(g)   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy), including any Transferee of any Registrable Securities (or any portion thereof) who hereafter becomes a party to this Agreement by signing a joinder hereto pursuant to (and otherwise in compliance with) Section 11 hereof. No assignment or delegation of this Agreement by the Company of any of the Company’s rights, interests or obligations hereunder shall be effective against a Holder without the prior written consent of such Holder. For the avoidance of doubt, Indemnified Parties shall be third party beneficiaries with respect to Section 9 hereunder.

(h)   Execution and Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
(i)   Delivery by Electronic Transmission.   This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of portable document format (pdf.) or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(j)   Governing Law; Venue.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties to this Agreement consents and agrees that any action to enforce this Agreement or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State Court sitting in the Borough of Manhattan, New York City. The parties hereto consent and agree to submit to the exclusive jurisdiction of such courts. Each of the parties to this Agreement waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party and such party’s property is immune from any legal process issued by such courts or (ii) any litigation or other Proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or Proceeding to an address provided in writing by the recipient of such mailing, or in compliance with the notice provisions of this Agreement, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service in the manner herein provided.
(k)   Waiver of Jury Trial.   Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14(k) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
(l)   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(m)   Descriptive Headings; Interpretation; No Strict Construction.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.
(n)   Entire Agreement.   This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(o)   Termination.   The obligations of the Company and each Holder, other than those obligations contained in Section 9, and this Section 14 (other than Section 14(d)), shall terminate with respect to the Company and such Holder as soon as such Holder no longer beneficially owns any Registrable Securities, and this Agreement (other than such sections) shall terminate when no Holders beneficially own any Registrable Securities.
(p)   Aggregation of Interests.   For the purposes of this Agreement (including any ancillary agreements entered into in connection with this Agreement), when calculating an ownership percentage in any security or interest of any Person, such Person’s ownership interests shall be aggregated together with the securities or interests held by such Person’s Affiliates; it being understood that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under this Agreement, the same security or interest therein shall not be counted more than once.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.
MALLINCKRODT PLC
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE I
[•]
Schedule I

EXHIBIT A
Form of Joinder Agreement
Reference is made to that certain Amended and Restated Registration Rights Agreement (as amended, restated and/or modified from time to time, the “Agreement”) dated as of [•], 2025 (the “Effective Date”), by and among Mallinckrodt plc, an Irish public limited company (the “Company”) and the Holders (as defined in the Agreement) named therein. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Agreement.
This Joinder Agreement is being entered into in respect of a Transfer of Registrable Securities to the undersigned Transferee. The undersigned Transferor hereby represents and warrants to the Company that the Transferor was a Holder of Registrable Securities as of immediately prior to the Transfer. The undersigned Transferee hereby represents and warrants to the Company that (i) such Transfer, as set forth in Annex 1 hereto, is effected in accordance with the terms and conditions of the Agreement, applicable securities laws and the restrictions with respect to the transfer of Ordinary Shares set forth in the Company’s organizational documents and (ii) the Transferee meets the definition of a “Holder” set forth in the Agreement after giving effect to the Transfer.
The undersigned Transferee hereby agrees, effective as of the date set forth below, to become a party to, and to become subject to and bound by the terms of, the Agreement, and for all purposes of the Agreement the undersigned Transferee will be included within the term “Holder”.
[NAME OF TRANSFEREE]
By:

Name:
Title:
[NAME OF TRANSFEROR]
[“Transferor”]
By:

Name:
Title:
Exhibit A

ACCEPTED AND AGREED:
MALLINCKRODT PLC
By:

Name:
Title:
Exhibit A

Annex 1
Name of Transferee	[•]
Address of Transferee (including email)	[•]
Number of Registrable Securities Transferred	[•]
Date of Transfer	[•]
Exhibit A

EXHIBIT B
Form of Joinder Agreement
Reference is made to that certain Amended and Restated Registration Rights Agreement (as amended, restated and/or modified from time to time, the “Agreement”) dated as of [•], 2025 (the “Effective Date”), by and among Mallinckrodt plc, an Irish public limited company (the “Company”) and the Holders (as defined in the Agreement) named therein. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Agreement.
The undersigned hereby agrees, effective as of the date set forth below, to become a party to, and to become subject to and bound by the terms of, the Agreement, and for all purposes of the Agreement the undersigned will be included within the term “Holder”.
The address and email address to which notices may be sent to the undersigned are as follows:
Address:

Email:
Date:

By:

Name:
Title:
Exhibit B

ANNEX M
EXECUTION VERSION
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (including all exhibits hereto and as may be amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of ~~November 14, 2023~~the Effective Date, by and among Mallinckrodt plc, an Irish public limited company (the “Company”), and the ~~Initial~~ Holders (as defined below).
WHEREAS, the Company and certain ~~affiliated debtors filed the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and its Debtor Affiliates on September 29, 2023 (including all exhibits, schedules and supplements thereto and as amended or modified from time to time, the “Plan”);~~ Persons (as defined below) entered into that certain Registration Rights Agreement, dated as of November 14, 2023 (the “Original Registration Rights Agreement”);
WHEREAS, on March 13, 2025, the Company entered into a Transaction Agreement with Endo, Inc. (“Endo”) and Salvare Merger Sub LLC (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into Endo, with Endo continuing as the surviving corporation and a wholly owned subsidiary of Macaw (the “Merger” and the time of such Merger, the “Merger Effective Time”);
WHEREAS, in connection with the ~~Company’s emergence from bankruptcy pursuant to the Plan, the Company agreed to issue under the Plan 19,696,335 Ordinary Shares (as defined below); and~~ Merger and in accordance with Section 15(e) of the Original Registration Rights Agreement, the Parties desire to amend and restate the Original Registration Rights Agreement in its entirety, as set forth herein.
~~WHEREAS, the Company and the Initial Holders hereunder have agreed to enter into this Agreement regarding registration rights with respect to the Registrable Securities and certain other matters.~~
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the ~~Initial~~ Holders agree as follows:
1. Definitions.   Capitalized terms used and not otherwise defined herein that are defined in the Plan have the meanings given to such terms in the Plan. As used in this Agreement, the following terms shall have the following meanings:
“Advice” has the meaning set forth in Section ~~15~~14(c).
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person within the meaning of Rule 405 (including, for the avoidance of doubt, any fund, account or investment vehicle that is controlled, advised, sub-advised, managed or co-managed by such Person or that is for investment purposes under common management).
“Agreement” has the meaning set forth in the Preamble.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405, as such definition may be amended from time to time.
“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules, without giving effect to any contractual or other “blocker” provisions that might affect such Person’s ability to acquire such securities.
“Board” means the Board of Directors of the Company.
“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required or permitted by law to be closed.

“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the Preamble.
“Counsel to the Holders” means the counsel selected by Holders of a Majority of Registrable Securities.
“Demand Registration Request” has the meaning set forth in Section 2(a).
“Effective Date” means the date ~~that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission~~of an IPO.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.
“Form S-1 Shelf” has the meaning set forth in Section 2(a).
“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.
“Form S-3 Shelf” has the meaning set forth in Section 2(a).
“Form S-4” means Form S-4 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-4.
“Form S-8” means Form S-8 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-8.
“FINRA” has the meaning set forth in Section ~~8~~7.
“Grace Period” has the meaning set forth in Section ~~5~~4(a).
“Holder” or “Holder of Registrable Securities” means ~~the Initial Holders~~(a) (i) any Person who, as of immediately following the Merger Effective Time, together with its Affiliates, beneficially owns five percent (5%) or more of the Ordinary Shares, as set forth on Schedule I hereto and (ii) any Person that beneficially owns MIP Shares and executes a joinder to this Agreement substantially in the form of Exhibit B hereto and (b) any ~~Transferee of~~Affiliate of any Holder described in clause (a) who acquires Registrable Securities ~~who hereafter becomes a party to this Agreement by signing a joinder hereto~~from such Holder (or from an Affiliate of any such Holder that is itself a Holder) pursuant to (and otherwise in compliance with) Section 11 of this Agreement (including becoming a party to this Agreement by signing a joinder substantially in the form of Exhibit A hereto). A Person (other than a beneficial owner of MIP Shares) shall cease to be a Holder hereunder at such time as ~~it ceases to own any Registrable Securities~~such Person and its Affiliates beneficially own less than five percent (5%) of the issued and outstanding Ordinary Shares.
“Holders of a Majority of Registrable Securities” means, as of any date, Holders of greater than fifty percent (50%) in voting power of all Registrable Securities outstanding as of such date, voting as a single class.
“IPO” means (A) an initial underwritten offering of the Ordinary Shares (or any other equity interests of any successor to the Company formed for the purpose of facilitating an IPO of the Company) pursuant to an effective Registration Statement filed under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan) or (B) a “direct listing”, following which Ordinary Shares are listed on a national securities exchange in the United States.
“Indemnified Party” has the meaning set forth in Section ~~10~~9(c).

“Indemnifying Party” has the meaning set forth in Section ~~10~~9(c)~~.~~
~~“Initial Holders” means (a) the Persons identified on Schedule I hereto and (b) any Person that beneficially owns MIP Shares and executes a joinder to this Agreement in the form of Exhibit A hereto~~.
“Lockup Period” has the meaning set forth in Section 9(a).
“Losses” has the meaning set forth in Section 9(a).
“MIP” means any management incentive plan adopted by the Company.
“MIP Awards” means any equity awards granted pursuant to the MIP.
“MIP Shares” means any Ordinary Shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.
“Opioid Trust CVR” has the meaning assigned to “CVR” in the Contingent Value Right Agreement, dated as of November 14, 2023, between the Company and Opioid Master Disbursement Trust II.
“Ordinary Shares” means the Company’s ordinary shares, nominal value $0.01 per share and any securities into which such ordinary shares may hereinafter be reclassified.
“Other Holders” has the meaning set forth in Section 5(b).
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Piggyback Notice” has the meaning set forth in Section 5(a).
“Piggyback Offering” has the meaning set forth in Section 5(a).
“Plan” ~~has the meaning set forth in the Preamble~~means the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and its Debtor Affiliates on September 29, 2023 (including all exhibits, schedules and supplements thereto and as amended or modified from time to time).
“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Registrable Securities” means, collectively, with respect to any Holder, (a) all Ordinary Shares held by a Holder, including any MIP Shares and including any Ordinary Shares acquired or beneficially held in connection with open market or other purchases or acquisitions, and (b) any additional Ordinary Shares paid, issued or distributed in respect of shares described in the foregoing clause (a) by way of dividend, split or distribution, or in connection with a combination of securities, and any security into which such Ordinary Shares, including any MIP Shares, shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to an effective Registration Statement; (ii) the date on which any Registrable Securities ~~have been transferred to or been acquired by any Person (other than (x) an Initial Holder (so long as such Initial Holder has not ceased to otherwise beneficially own Registrable Securities), (y) an Affiliate Transferee of a Holder or (z) prior to an IPO, any other Transferee of an Initial Holder, in each case that becomes a party to this Agreement by signing a joinder hereto pursuant to (and otherwise in compliance with) Section 12 of this Agreement) in a transaction exempt from registration~~

~~under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or Rule 144 and the securities so acquired~~ may be resold ~~by the transferee or acquirer~~under Rule 144 without any limitation as to volume or manner of sale ~~and without the need for current public information required by Rule 144(c)(1)~~; and (iii) the date on which such Registrable Securities cease to be outstanding. ~~For the avoidance of doubt, any~~Any provision herein requiring the calculation of the number of Registrable Securities as of any date, or the computation of a percentage of Registrable Securities, unless provided otherwise, shall be deemed to refer to the number of Registrable Securities as of such date, and such percentage shall be calculated on a fully-diluted basis~~, but excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Ordinary Shares issued or issuable pursuant to the terms of the Opioid Trust CVR~~.
“Registration Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.
“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any Shelf Registration Statement), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Stockholder Questionnaire” means a fully completed notice and questionnaire in customary form.
~~“Shelf Period” has the meaning set forth in Section 3(a).~~
“Shelf Registration” means the registration of an offering of Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on an immediate, delayed or continuous basis under Rule 415.
“Shelf Registration Statement” has the meaning set forth in Section 2(a).
“Transfer” has the meaning set forth in Section 1111.
“Transferee” has the meaning set forth in Section 1111.
“Underwritten Offering” means an offering of Registrable Securities under a Registration Statement in which the Registrable Securities are sold to an underwriter for reoffering to the public.
“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

2.
Demand Registration.

(a)   Subject to the terms and conditions of this Agreement, at any time after one hundred eighty (180) days after an IPO, any Holder of Registrable Securities constituting at least fifteen percent (15%) or more of the outstanding Registrable Securities ~~(excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR)~~ may request in writing (“Demand Registration Request”) that the Company facilitate an Underwritten Offering in the manner and subject to the conditions described in this Section 2 and Section ~~4~~3 hereof. If a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or Form S-1 (the “Form S-1 Shelf ”, and, together with the Form S-3 Shelf and any Automatic Shelf Registration Statement, if available, the “Shelf Registration Statement”) has previously been filed and been declared effective, then the Company shall facilitate such Underwritten Offering ~~as~~pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”) pursuant to such Shelf Registration Statement as promptly as practicable after receipt of such request. If no Shelf Registration Statement has previously been filed, then the Company will file a Registration Statement covering the Holder’s Registrable Securities requested to be registered, and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective, as promptly as practicable after receipt of such request, and facilitate such Underwritten Offering as an Underwritten Shelf Takedown; provided, however , that the Company will not be required to file a Registration Statement pursuant to this Section 2(a) or effect an Underwritten Offering:
(A)   unless either (i) the number of Registrable Securities requested to be offered and sold in such Underwritten Offering equals at least ten percent (10%) of the outstanding Registrable Securities ~~(excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR)~~ or (ii) the Registrable Securities requested to be sold by the Holders pursuant to such Registration Statement would have an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $50.0 million;
(B)   if an Underwritten Offering pursuant to this Section 2 shall previously have been consummated within the one hundred twenty (120) days preceding the date such Demand Registration Request is made;
(C)   if the number of Demand Registration Requests previously made pursuant to this Section 2(a) shall equal or exceed two (2) in any twelve (12)-month period; provided, however, that a Demand Registration Request shall not be considered made for purposes of this clause (C) unless more than seventy-five percent (75%) of the full amount of Registrable Securities for which registration has been requested have been sold pursuant thereto; or
(D)   if the requesting Holder(s) have previously made, in aggregate, three (3) or more Demand Registration Requests.
(b)   A Demand Registration Request shall specify (i) the then-current name and address of the requesting Holders, (ii) the aggregate number of Registrable Securities requested to be registered and sold in an Underwritten Offering, (iii) the total number of Registrable Securities then beneficially owned by the requesting Holders, and (iv) the intended means of distribution for such Underwritten Offering (including whether such Underwritten Offering will be accomplished as an underwritten “block trade”).
(c)   The Company may satisfy its obligations under Section 2(a) hereof by amending (to the extent permitted by applicable law) any registration statement previously filed by the Company under the Securities Act, so that such amended registration statement will permit the disposition of all of the Registrable Securities for which a Demand Registration Request has been properly made under Section 2(b) hereof in an Underwritten Offering. If the Company so amends a previously filed registration statement, the ~~Effective~~Registration Date of the amended registration statement, as amended pursuant to this Section 2(c) shall be the “the first day of effectiveness” of such Registration Statement for purposes of determining the period during which the Registration Statement is required to be maintained effective in accordance with Section 2(d) hereof.

(d)   The Company will use its commercially reasonable efforts to keep a Registration Statement that has become effective as contemplated by this Section 2 continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission:
(A)   in the case of a Registration Statement other than a Shelf Registration Statement, until all Registrable Securities registered thereunder have been sold pursuant to such Registration Statement, but in no event later than two hundred seventy (270) days from the ~~Effective~~Registration Date of such Registration Statement; and
(B)   in the case of a Shelf Registration Statement, until all Registrable Securities covered by such Shelf Registration Statement shall cease to be Registrable Securities.
~~(e)~~   The requesting Holders may, in connection with making a Demand Registration Request, at any time prior to the ~~Effective~~Registration Date of the Registration Statement relating to such registration, revoke their request for the Company to effect an Underwritten Offering of all or part of the requesting Holders’ Registrable Securities by providing a written notice to the Company. If, pursuant to the preceding sentence, the entire Demand Registration Request is revoked, then, either (i) the requesting Holders shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement (and the Company shall not be required to reimburse the Holders for expenses of their counsel pursuant to Section ~~8~~7 hereof), which out-of-pocket expenses, for the avoidance of doubt, shall not include overhead expenses, and the requested registration shall not count as one of the permitted Demand Registration Requests hereunder or (ii) within ten (10) Business Days from the date of revocation, the Holders of a Majority of Registrable Securities may consent, by written notice to the Company, to the requested Underwritten Offering that has been revoked being deemed to have been effected for purposes of Section 2(a); provided, however, that the Company shall not have the right to be reimbursed as provided in clause (i) above (and shall be required to reimburse the Holders for expenses of their counsel pursuant to Section ~~8~~7 hereof), and the cancelled Underwritten Offering may not be deemed to have been effected pursuant to clause (ii) above if the reason for the requesting Holders’ revocation of the Demand Registration Request was either (a) the Company’s failure to comply in any material respect with its obligations hereunder, or (b) the commencement of a Grace Period.
~~3.   Shelf Registration Statement.~~
~~(a)   After one hundred eighty (180) days after an IPO and prior to two hundred seventy (270) days after an IPO, the Company will file a Shelf Registration Statement covering the resale of all Registrable Securities beneficially owned by the Holders on an immediate, delayed or continuous basis; provided, however, that the Company shall not be required to include in such Registration Statement an amount of Registrable Securities in excess of the amount as may be permitted to be included in such Registration Statement under the rules and regulations of the Commission and the applicable interpretations thereof by the staff of the Commission. If the Company files a Form S-1 Shelf, then as soon as reasonably practicable after the Company becomes eligible to use Form S-3, the Company shall convert the Form S-1 Shelf to a Form S-3 Shelf (or other appropriate short form registration statement then permitted by the Commission’s rules and regulations) covering the resale of all applicable Registrable Securities beneficially owned by the Holders (which shall be an Automatic Shelf Registration Statement if the Company is a WKSI). Subject to the terms of this Agreement, including any applicable Grace Period, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable following the filing of the Shelf Registration Statement. The Company shall use commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement are no longer Registrable Securities, including, to the extent a Form S-1 Shelf is converted to a Form S-3 Shelf and the Company thereafter becomes ineligible to use Form S-3, by using commercially reasonable efforts to file a Form S-1 Shelf or other appropriate form specified by the Commission’s rules and regulations as promptly as reasonably practicable after the date of such ineligibility and using its commercially reasonable efforts to have such Shelf Registration Statement declared effective as promptly as reasonably practicable after the filing thereof (the period during which the Company is required to keep the Shelf Registration Statement continuously effective under the Securities Act in accordance with this clause (a), the “Shelf Period”). For so long as any Registrable Securities~~

~~covered by any Form S-1 Shelf remain unsold, the Company will file any supplements to the Prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such Prospectus any Current Reports on Form 8-K necessary or required to be filed by applicable law, any Quarterly Reports on Form 10-Q or any Annual Reports on Form 10-K filed by the Company with the Commission, or any other information necessary to the extent required so that (x) such Form S-1 Shelf shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading, and (y) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K promulgated under the Exchange Act. The Company shall as promptly as reasonably practicable notify the Holders named in the Shelf Registration Statement via e-mail to the addresses set forth on Schedule I hereof of the effectiveness of a Shelf Registration Statement (it being understood that no notice other than to such e-mail addresses is required to be given). The Company shall file a final Prospectus in respect of such Shelf Registration Statement with the Commission to the extent required by Rule 424. The “Plan of Distribution” section of such Shelf Registration Statement shall include a plan of distribution section in customary form, as reasonably agreed by the Holders and the Company.~~
~~(b)   Notwithstanding any other provision hereof, no Holder of Registrable Securities shall be entitled to include any of its Registrable Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder agrees in writing to be bound by all of the provisions of this Agreement applicable to such Holder, and the Holder furnishes to the Company a fully completed Selling Stockholder Questionnaire and such other information in writing as the Company may reasonably request in writing for use in connection with the Shelf Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws. In order to be named as a selling shareholder in the Shelf Registration Statement at the time it is first made available for use, a Holder must furnish the completed Selling Stockholder Questionnaire and such other information that the Company may reasonably request in writing, if any, to the Company in writing no later than the fifth (5th) Business Day prior to the anticipated filing date of the Shelf Registration Statement (the “Targeted Filing Date”); provided that any Holder providing a completed Selling Stockholder Questionnaire within that time period may provide updated information regarding such Holder’s beneficial ownership and the number of shares requested to be included up to the second (2nd) Business Day prior to the Targeted Filing Date. Each Holder of Registrable Securities included in a Shelf Registration Statement agrees to furnish to the Company all information with respect to such Holder necessary to make the information previously furnished to the Company by such Holder not materially misleading.~~
~~(c)   From and after the Effective Date of the Shelf Registration Statement, upon receipt of a completed Selling Stockholder Questionnaire and such other information that the Company may reasonably request in writing, if any, the Company will use its commercially reasonable efforts to file as promptly as reasonably practicable, but in any event on or prior to the tenth (10th) Business Day after receipt of such information (or, if a Grace Period is then in effect or initiated within five (5) Business Days following the date of receipt of such information, the tenth (10th) Business Day following the end of such Grace Period) either (i) if then permitted by the Securities Act or the rules and regulations thereunder (or then-current Commission interpretations thereof), a supplement to the Prospectus contained in the Shelf Registration Statement naming such Holder as a selling shareholder and containing such other information as necessary to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Registrable Securities, or (ii) if it is not then permitted under the Securities Act or the rules and regulations thereunder (or then-current Commission interpretations thereof) to name such Holder as a selling shareholder in a supplement to the Prospectus, a post-effective amendment to the Shelf Registration Statement or an additional Shelf Registration Statement as necessary for such Holder to be named as a selling shareholder in the Prospectus contained therein to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Registrable Securities (subject, in the case of either clause (i) or clause (ii), to the Company’s right to delay filing or suspend the use of the Shelf Registration Statement as described in Section 5 hereof).~~
~~(d)   At any time during the Shelf Period (subject to any Grace Period), any Holder of at least fifteen percent (15%) or more of the Registrable Securities (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR) may request in writing (each such Holder, a “Shelf Public Offering Requesting Holder”) to sell all or any portion~~

~~of their Registrable Securities in an underwritten public offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, that the Company shall not be obligated to effect (x) more than two (2) Underwritten Shelf Takedowns in any twelve-month period; or (y) any Underwritten Shelf Takedown unless either (i) the number of Registrable Securities requested to be offered and sold in such Underwritten Offering exceeds at least ten percent (10%) of the number of Registrable Securities outstanding on the date hereof (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR) or (ii) the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Underwritten Shelf Takedown, in the good faith judgment of the managing underwriter(s) therefor, exceed $50.0 million as of the date the Company receives a Shelf Takedown Request.~~
~~(e)   All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Shelf Takedown Request”). Each Shelf Takedown Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Subject to Section 5 below, after receipt of any Shelf Takedown Request, the Company shall give written notice (the “Shelf Takedown Notice”) of such requested Underwritten Shelf Takedown (which notice shall state the material terms of such proposed Underwritten Shelf Takedown, to the extent known) to all other Holders of Registrable Securities that have Registrable Securities registered for sale under a Shelf Registration Statement (“Shelf Registrable Securities”). Such notice shall be given not more than ten (10) Business Days and not less than five (5) Business Days, in each case prior to the expected date of commencement of marketing efforts for such Underwritten Shelf Takedown. The Company shall include in such Underwritten Shelf Takedown all Shelf Registrable Securities with respect to which the Company has received written requests for inclusion therein within (x) in the case of a “bought deal” or “overnight transaction”, two (2) Business Days; (y) in the case any other Underwritten Shelf Takedown, five (5) Business Days, in each case after the giving of the Shelf Takedown Notice. For the avoidance of doubt, the Company shall not be required to provide a Shelf Takedown Notice with respect to a public offering utilizing a Shelf Registration Statement other than an Underwritten Shelf Takedown, and Holders shall not have rights to participate therein under this Section 3(e).~~
~~(f)   If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the Holders of Shelf Registrable Securities proposed to be included in such Underwritten Shelf Takedown that in their reasonable view the number of Shelf Registrable Securities proposed to be included in such Underwritten Shelf Takedown exceeds the number of Shelf Registrable Securities which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a Majority of Registrable Securities requested to be included in the Underwritten Shelf Takedown (the “Maximum Offering Size”), then the Company shall promptly give written notice to all Holders of Shelf Registrable Securities proposed to be included in such Underwritten Shelf Takedown of such Maximum Offering Size, and shall include in such Underwritten Shelf Takedown the number of Shelf Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Shelf Registrable Securities requested to be included in such Underwritten Shelf Takedown by the Holders of such Shelf Registrable Securities, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the number of Shelf Registrable Securities requested to be included therein by each such Holder, (B) second, any securities proposed to be offered by the Company, and (C) other securities requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective holders of such other securities on the basis of the number of securities requested to be included therein by each such holder.~~
~~(g)   The Company shall not be obligated to effect an Underwritten Shelf Takedown (A) within sixty (60) days (or such longer period specified in any applicable lock-up agreement entered into with underwriters) after the consummation of a previous Underwritten Shelf Takedown or Demand Registration or consummation of a Company-initiated public offering or (B) within sixty (60) days prior to the Company’s good faith estimate of the date of filing of a Company-initiated registration statement.~~
~~(h)   The Holders of a Majority of Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to: (A) select the investment banker(s) and manager(s) to administer~~

~~the offering (which shall consist of one (1) or more reputable nationally recognized investment banks, subject to the Company’s approval (which shall not be unreasonably withheld, conditioned or delayed)) and one (1) firm of legal counsel to represent all of the Holders (along with one local counsel, to the extent reasonably necessary, for any applicable jurisdiction), in connection with such Underwritten Shelf Takedown, and (B) determine the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities included in such Underwritten Shelf Takedown; provided that the Company shall select such investment banker(s), manager(s) and counsel (including local counsel) if the Holders of such Majority of Registrable Securities cannot so agree on the same within a reasonable time period.~~
~~(i)~~(e)   ~~Any Holder whose Registrable Securities were to be included in any such registration pursuant to Section 3(d) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder or Holders to include Registrable Securities in any future registration (or registrations), by written notice to the Company delivered prior to the effective date (i.e., the date of execution of the corresponding underwriting agreement) of the relevant Underwritten Shelf Takedown. If, pursuant to the preceding sentence, the entire Underwritten Shelf Takedown is cancelled, then, either (i) the requesting Holders shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred prior to the cancellation of the Underwritten Shelf Takedown request (and the Company shall not be required to reimburse the Holders for expenses of their counsel pursuant to Section 8 hereof), which out-of-pocket expenses, for the avoidance of doubt, shall not include overhead expenses, and the requested takedown shall not count as one of the permitted Underwritten Shelf Takedowns hereunder or (ii) within 10 Business Days from the date of revocation, Holders of a Majority of Registrable Securities may consent, by written notice to the Company, to the cancelled Underwritten Shelf Takedown being deemed to have been effected for purposes of Section 3(d); provided, however, that the Company shall not have the right to be reimbursed as provided in clause (i) above (and the Company shall reimburse the Holders for expenses of their counsel pursuant to Section 8 hereof), and the cancelled Underwritten Shelf Takedown may not be deemed to have been effected pursuant to clause (ii) above if the reason for the requesting Holders’ cancellation of the Underwritten Shelf Takedown request was either (a) the Company’s failure to comply in any material respect with its obligations hereunder, or (b) the commencement of a Grace Period.~~
~~(j)~~(f)    Upon the Company first becoming a WKSI, the Company may, and, if requested by the Holders of a Majority of Registrable Securities with securities registered on an existing Shelf Registration Statement, the Company will convert such existing Shelf Registration Statement to an Automatic Shelf Registration Statement.
4,3.    Procedures for Underwritten Offerings. The following procedures shall govern Underwritten Offerings pursuant to Section 2.
(a)   The requesting Holders shall select one or more investment banking firm(s) of national standing to be the managing underwriter or underwriters for any Underwritten Offering pursuant to a Demand Registration Request with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)   As a condition for inclusion of the requesting Holders’ Registrable Securities in any Underwritten Offering, the requesting Holders shall agree to enter into an underwriting agreement with the underwriters; provided, however that the underwriting agreement is in customary form and reasonably acceptable to the requesting Holders and provided, further, however that the requesting Holders shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) the requesting Holders’ ownership of its Registrable Securities to be sold or transferred, (ii) the requesting Holders’ power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested).
(c)   If the managing underwriter or underwriters for an Underwritten Offering pursuant to a Demand Registration Request advises the requesting Holders that the total number of Registrable Securities permitted to be registered is such as to materially adversely affect the success of such Underwritten Offering, the number of Registrable Securities or other Ordinary Shares to be registered on such Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities of the Company to be included by any Person other than a Holder or the Company; second, the Company shall reduce or eliminate any securities of the Company to be included by the Company; and third, the Company shall reduce the number of Registrable Securities to be included by the Holders, on a pro rata basis based on the amount of Registrable Securities requested to be sold.
5.4.   Grace Periods.
(a)   Notwithstanding anything to the contrary herein:
(A)   the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission suspend the use of, a Registration Statement (including the Prospectus included therein) or postpone any Underwritten Offering pursuant to a Demand Registration Request ~~or Underwritten Shelf Takedown pursuant to a Shelf Takedown Request, in each case~~, if in the good faith judgment of the Board, such registration, offering or use would reasonably be expected to materially affect in an adverse manner or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would reasonably be expected, in the good faith judgment of the Board, to materially affect the Company in an adverse manner; provided, however, that the requesting Holders of such Underwritten Offering or Underwritten Shelf Takedown shall be entitled to withdraw the applicable request and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 2(a)(C)~~, as applicable~~, and the Company shall pay all registration expenses in connection with such registration; and
(B)   at any time after a Registration Statement has been declared effective by the Commission and there is no duty to disclose under applicable law, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time would, in the good faith judgment of the Board, reasonably be expected to materially affect the Company in an adverse manner
(the period of a postponement or suspension as described in clause (A) and/or a delay described in this clause (B), a “Grace Period”).
(b)   The Company shall promptly (i) notify the applicable Holders in writing of the existence of the event or material non-public information giving rise to a Grace Period (provided that the Company shall not disclose the content of such material non-public information to ~~the~~such Holder, without the express consent of ~~the~~such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use commercially reasonable efforts to terminate a Grace Period as promptly as practicable and (iii) notify the applicable Holders in writing of the date on which the Grace Period ends.
(c)   A Grace Period may not be called by the Company more than three (3) times in any three hundred sixty-five (365) day period, the duration of any one Grace Period shall not exceed forty-five (45) days, and the aggregate of all Grace Periods in total during any three hundred sixty-five (365) day period shall not exceed ninety (90) days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holder receives the notice referred to in clause (i) of Section ~~5~~4(b) and shall end on and include the later of the date the Holder receives the notice referred to in clause (iii) of Section ~~5~~4(b) and the date referred to in such notice. In the event the Company declares a Grace Period, the period during which the Company is required to maintain the effectiveness of a Registration Statement filed pursuant to a Demand Registration Request shall be extended by the number of days during which such Grace Period is in effect.
6.5.   Piggyback Registration.
(a)   If at any time, and from time to time, after an IPO, the Company proposes to:
(A)   file a registration statement under the Securities Act with respect to an underwritten offering of Ordinary Shares (other than with respect to a registration statement (i) on Form S-8,

(ii) on Form S-4 or (iii) another form not available for registering the Registrable Securities for sale to the public), whether or not for its own account; or
(B)   conduct an underwritten offering constituting a “takedown” of Ordinary Shares registered under a Shelf Registration Statement previously filed by the Company;
the Company shall give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to each Holder at least twenty (20) Business Days before the anticipated filing date. Such notice shall include the number and class of securities proposed to be registered or offered, the proposed date of filing of such registration statement or the conduct of such underwritten offering and any proposed means of distribution of such securities, and shall offer the Holder the opportunity to register such amount of Registrable Securities as the Holder may request on the same terms and conditions as the registration of the Company’s and/or the holders of other of the Company’s securities, as the case may be (a “Piggyback Offering”), in each case provided that ~~(i) such Holder holds at least one percent (1%) or more of the Registrable Securities (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR) and (ii)~~ such Holder’s Registrable Securities are the same class of security having the same terms as the securities originally proposed by the Company to be offered in such underwritten offering. Subject to Section 5(b), the Company will include in each Piggyback Offering all such Registrable Securities for which the Company has received written request for inclusion within ten (10) Business Days after the date the Piggyback Notice is given (for the avoidance of doubt, only Holders of Registrable Securities shall be entitled to participate in such Piggyback Offering); provided, however, that in the case of the filing of a registration statement, such Registrable Securities are not otherwise registered pursuant to an existing and effective Shelf Registration Statement under this Agreement pursuant to which such Registrable Securities may be included in a Piggyback Offering under such Shelf Registration Statement.
(b)   The Company will cause the managing underwriter or underwriters of the proposed offering to permit the requesting Holders to include all such Registrable Securities in the Piggyback Offering on the same terms and conditions as the securities originally proposed by the Company to be offered in such underwritten offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the requesting Holders in writing that, in its view, the total amount of securities that the Company, the requesting Holders and any other holders of the Company’s securities entitled to participate in such offering pursuant to registration rights or similar rights granted by the Company to such holders (“Other Holders”) propose to include in such offering is such as to adversely affect the success of such underwritten offering, then:
(A)   if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; and (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the requesting Holders and the Other Holders entitled to participate in such offering, allocated pro rata among such holders on the basis of the amount of securities requested to be included therein by each such holder;
(B)   if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights pursuant to another registration rights agreement with the Company, the Company will include in such registration: (i) first, all securities that the Other Holders exercising “demand” rights requested to be included therein; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the requesting Holders; and (iii) third, up to the full amount of securities proposed to be included in the registration by the Company;
such that, in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such Piggyback Offering.
(c)   If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the registration of the Piggyback Offering, the Company may, at its election, give notice of its determination to the requesting Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.
(d)   Any Holder may withdraw its request for inclusion in a Piggyback Offering by giving written notice to the Company, at least three (3) Business Days prior to the anticipated ~~Effective~~Registration Date of the Registration Statement filed in connection with such Piggyback Offering, or, in the case of a Piggyback Offering constituting a “takedown” off of a Shelf Registration Statement, at least three (3) Business Days prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, such Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.
7.6.   Registration Procedures.   If and when the Company is required to effect any registration under the Securities Act as provided in Section 2~~, Section 3~~ or Section 5 of this Agreement, the Company shall use its commercially reasonable efforts to:
(a)   prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its commercially reasonable efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;
(b)   prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;
(c)   (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by the Holders (which may be furnished by email), and afford Counsel to the Holders a reasonable opportunity to review and comment on such documents; and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and Exchange Act, and (B) upon reasonable advance notice to the Company and during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;
(d)   notify the Holders, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
(e)   with respect to any offering of Registrable Securities, furnish to the Holders, and the managing underwriters for such Underwritten Offering, if any, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;
(f)   (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such states or other jurisdictions of the United States of America as the Holders shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;
(g)   cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or counsel to the Holder of Registrable Securities included in such Registration Statement to enable the Holder to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;
(h)   with respect to any Underwritten Offering, obtain a signed
(A)   opinion of outside counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters, reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any, and
(B)   “comfort” letter, dated the date of the underwriting agreement and a “bring-down” comfort letter dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountant customarily given in such an offering) in form and substance to such underwriters, if any, in each case, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;
(i)   notify each Holder at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company believes in its reasonable good faith judgement it must suspend the use of the Registration Statement and Prospectus until an amendment or supplement to such Registration Statement necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act may be filed (which the Company shall use its commercially reasonable efforts to file and have declared effective as soon as possible), and promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(j)   notify each Holder promptly of any request by the Commission for the amending or supplementing of the applicable Registration Statement or Prospectus or for additional information;
(k)   advise each Holder promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a registration statement relating to the Registrable Securities at the earliest practicable moment and promptly use its commercially reasonable efforts to obtain the withdrawal;
(l)   otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first (1st) full calendar month after the ~~Effective~~Registration Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;
(m)   provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the ~~Effective~~Registration Date thereof;
(n)   enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as the Holders or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of the Registrable Securities, including customary indemnification; and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that nothing in this Agreement shall require the Company to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation shall not unreasonably interfere with the business operations of the Company;
(o)   if requested by the managing underwriter(s) or the Holders in connection with an Underwritten Offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for the applicable Registrable Securities provided to the Company in writing by the managing underwriters and the Holders and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after being notified of the information;
~~(p)~~   cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such amounts and registered in such names as the managing underwriters, if any, or the Holders, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;
~~(q)~~(p)   ~~cause all Registrable Securities included in a Registration Statement to be listed on a national securities exchange selected by Holders of a Majority of Registrable Securities on which similar securities issued by the Company are then listed, if at all (it being understood that the Company shall have no obligation to list the Ordinary Shares on any national securities exchange if no Ordinary Shares of the Company are then-listed on a national securities exchange);~~ and
~~(r)~~(q)      otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, at least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from such Holder, including any update to or confirmation of the information contained in the Selling Stockholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless the Holder has returned to the Company a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section ~~4~~3(b). If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude the Holder from being a selling security holder in the Registration Statement or any pre-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section ~~7~~6 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement. As used in this Section ~~7~~6, the words “Holder” and “Holders” shall be limited to Holders of Registrable Securities expected to be included, in compliance with the provisions of this Agreement, in a Registration Statement referred to herein.
8.7.    Registration Expenses.   Except as otherwise specifically provided herein, all fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts, fees or selling commissions or broker or similar commissions or fees, or transfer taxes of the Holder) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any stock exchange on which any Registrable Securities are then listed for trading, (B) with respect to compliance with applicable state securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holder) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with the Financial Industry Regulatory Authority (“FINRA”) pursuant to the FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holder), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) the reasonable fees and expenses incurred in connection with any road show for underwritten offerings, (vi) Securities Act liability insurance, if the Company so desires such insurance, and (vii) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company will pay the reasonable and documented fees and disbursements of the Counsel to the Holders (not to exceed $75,000 per offering), including, for the avoidance of doubt, any expenses of Counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or free writing prospectus hereunder. The Holder shall bear and pay all underwriting discounts, fees and commissions applicable to the Registrable Securities sold for the Holder’s account.
9.8.   Lockups.   ~~(a)~~ In connection with any Underwritten Shelf Takedown~~,~~ or Underwritten Offering pursuant to Section 2, Piggyback Offering or other underwritten public offering of equity securities by the Company, ~~except with~~to the ~~written consent of~~extent advised by the ~~underwriters~~ managing ~~such offering, if a Holder either participates in such offering or beneficially owns five percent (5%) or more of the outstanding Ordinary Shares at such time (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR)~~underwriter for such offering, such Holder shall agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Company or such managing underwriter, during the ninety (90)-day period beginning on the date of the pricing of such offering (the “Lockup Period”), except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Company and all of its and its subsidiaries’ executive officers and directors and any other stockholder participating in such offering or such persons are otherwise obligated pursuant to an agreement with the Company to enter into a lock-up agreement, without giving effect to any waiver or amendment thereof.
~~(b) In connection with any Underwritten Shelf Takedown or Underwritten Offering, the Company shall not effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Holders of a Majority of Registrable Securities, during the Lockup Period, except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Holders. The Company agrees to execute a lock-up agreement in favor of the Holders’ underwriters to such effect and, in any event, that the Holder’s underwriters in any relevant offering shall be third party beneficiaries of this Section 9(b)~~. ~~Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or as part of any registration of securities or offering and sale to employees, directors or consultants of the company and its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement.~~
(c)9.   Indemnification.
~~(d)~~(a)   Indemnification by the Company.   The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, trustees, trust beneficiaries, managers, investment managers, stockholders, Affiliates and employees of such Holder, each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, trustees, trust beneficiaries, investment managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder in writing to the Company expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (B) in the case of an occurrence of an event of the type specified in Section 6(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by the Holder of the Advice contemplated and defined in Section 14(c) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 9(c)), shall survive the transfer of the Registrable Securities by the Holder, and shall be in addition to any liability which the Company may otherwise have.
~~(e)~~(b)   Indemnification by Holder.   Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based solely upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder in writing to the Company expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 6(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 14(c), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of a Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 9(c)), shall survive the transfer of the Registrable Securities by the Holder, and shall be in addition to any liability which the Holder may otherwise have.
~~(f)~~(c)   Conduct of Indemnification Proceedings.   If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.
An Indemnified Party shall have the right to employ separate counsel (and one local counsel in each relevant jurisdiction) in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties (and more than one local counsel in each relevant jurisdiction). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section ~~10~~9(c)) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 9, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.
~~(g)~~(d)   Contribution.   If the indemnification provided for in Section 9(a) or ((b)) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section ~~10~~9(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section ~~10~~9(d), a Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
10.   Section 4(a)(7); Rule 144 and Rule 144A; Other Exemptions.   With a view to making available to the Holder the benefits of Section 4(a)(7) of the Securities Act and Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit the Holders of Registrable Securities to sell securities of the Company without registration, until such time as when no Registrable Securities remain outstanding, the Company covenants that it will use commercially reasonable efforts to (i) ~~if at any time the Company has an obligation to file reports under~~so long as it remains subject to the reporting provisions of the Exchange Act, file in a timely manner all reports and other documents, if any, required to be filed by it under the Exchange Act and the rules and regulations adopted thereunder, and (ii) make available information necessary to comply with Section 4(a)(7) of the Securities Act, Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Section 4(a)(7) of the Securities Act, Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of a Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.
11.   Transfer of Registration Rights.   Each ~~Initial~~ Holder may assign its rights hereunder on a pro rata basis in connection with any sale, transfer, assignment, or other conveyance (any of the foregoing, a “Transfer”) of Registrable Securities to any transferee or assignee that is an Affiliate of the Holder (a “Transferee”)~~, including any Affiliate of the Holder~~; provided, that all of the following additional conditions are satisfied: (a) such Transfer is effected in accordance with applicable securities laws and the restrictions with respect to the transfer of Ordinary Shares set forth in the Company’s organizational documents and applicable Irish law; (b) such Transferee agrees in writing to become subject to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit A hereto; and (c) the Company is given written notice by the Holder of such Transfer, stating the date of Transfer, name and address of the Transferee, identifying the Registrable Securities with respect to which such rights are being assigned, and any other information which the Company’s registrar may reasonably request to identify the Registrable Securities with respect to which such rights are being assigned~~; and (d) either (1) the Transferee is an Affiliate of such Initial Holder, or (2) such Transfer is prior to an IPO and after giving effect to such Transfer, the Transferee owns at least one percent (1%) of the Registrable Securities (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary Shares issued pursuant to the terms of the Opioid Trust CVR). Each Holder (other than an Initial Holder) that becomes a Holder in accordance with this Section 12 may assign its rights hereunder in connection with any Transfer of Registrable Securities to any Affiliate of such Holder; provided, that all of the conditions of clauses (a), (b) and (c) of the immediately preceding sentence are satisfied. Notwithstanding any of the foregoing, with respect to any Transfer, (i) any rights assigned hereunder shall apply only in respect of the Registrable Securities that are Transferred and not in respect of any other securities that the Transferee may hold, and (ii) any Registrable Securities that are Transferred may cease to constitute Registrable Securities following such Transfer in accordance with the definition of Registrable Securities.~~ .
12.   Reserved.
13.   Further Assurances.   Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.
14.   Miscellaneous.
(a)   Remedies.   Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
(b)   Compliance.   Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in each Registration Statement.
(c)   Discontinued Disposition.   Each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section ~~7~~6(i), such Holder will immediately discontinue disposition of Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(d)   No Inconsistent Agreements.   The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holder in this Agreement. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.
(e)   Amendments and Waivers.   The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless such amendment, modification, supplement or waiver has been approved by ~~a resolution at a general meeting of the Company’s members by shareholders representing seventy-five percent (75%) or more in nominal value of the issued Ordinary Shares (excluding, solely for purposes of calculating the number of issued Ordinary Shares used in the denominator of that calculation, the MIP Shares, the MIP Awards and any Ordinary~~

~~Shares issued pursuant to the terms of the Opioid Trust CVR)~~Holders of a majority of the total Registrable Securities; provided, that any amendment, modification, supplement or waiver that would have a materially adverse and disproportionate effect on the rights of any Holder will require the written consent of such Holder. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. Notwithstanding the foregoing, Schedule I hereto may be amended by the Company from time to time ~~to add Transferees of any Registrable Securities~~ in compliance with the terms of this Agreement without the consent of the other parties. Any amendment, modification, termination, or waiver effected in accordance with this Section 14(e) shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
(f)   Notices.   Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by electronic mail. Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, one (1) Business Day after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by electronic mail, on the Business Day such electronic mail is transmitted, in each case as follows:
(A)
If to the Company:

Mallinckrodt plc
c/o ST Shared Services LLC
675 McDonnell Boulevard
Hazelwood, MO 63042
Attention: Mark Tyndall; Bryan Reasons
E-mail: mark.tyndall@mnk.com; bryan.reasons@mnk.com

with copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Victor Goldfeld
Email: VGoldfeld@wlrk.com
~~Latham & Watkins LLP 1271~~
Davis Polk & Wardwell LLP
450 Lexington Avenue ~~of the Americas~~
New York, NY ~~10020~~ 10017
Attention: ~~Benjamin D. Stern~~ Michael Kaplan; Michael Davis,
Email: ~~Benjamin.Stern@lw~~michael.kaplan@davispolk.com;
michael.davis@davispolk.com
(B) If to the Holders, to the respective Holders at the addresses set forth on Schedule I hereto or otherwise provided by such Holder in accordance with this Section 14(f).
If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
(g)   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy), including any Transferee of any Registrable Securities (or any portion thereof) who hereafter becomes a party to this Agreement by signing a joinder hereto pursuant to (and otherwise in compliance with) Section 11 hereof. No assignment or delegation of this Agreement by the Company of any of the Company’s rights, interests or obligations hereunder shall be effective against a Holder without the prior written consent of such Holder. For the avoidance of doubt, Indemnified Parties shall be third party beneficiaries with respect to Section 9 hereunder.
(h)   Execution and Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
(i)   Delivery by Electronic Transmission.   This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of portable document format (pdf.) or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(j)   Governing Law; Venue.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties to this Agreement consents and agrees that any action to enforce this Agreement or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State Court sitting in the Borough of Manhattan, New York City. The parties hereto consent and agree to submit to the exclusive jurisdiction of such courts. Each of the parties to this Agreement waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party and such party’s property is immune from any legal process issued by such courts or (ii) any litigation or other Proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or Proceeding to an address provided in writing by the recipient of such mailing, or in compliance with the notice provisions of this Agreement, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service in the manner herein provided.
(k)   Waiver of Jury Trial.   Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14(k) AND EXECUTED

BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
(l)   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(m)   Descriptive Headings; Interpretation; No Strict Construction.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.
(n)   Entire Agreement.   This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(o)   Termination.   The obligations of the Company and each Holder, other than those obligations contained in Section 9, and this Section 14 (other than Section ~~15~~14(d)), shall terminate with respect to the Company and such Holder as soon as such Holder no longer beneficially owns any Registrable Securities, and this Agreement (other than such sections) shall terminate when no Holders beneficially own any Registrable Securities.
(p)   Aggregation of Interests.   For the purposes of this Agreement (including any ancillary agreements entered into in connection with this Agreement), when calculating an ownership percentage in any security or interest of any Person, such Person’s ownership interests shall be aggregated together with the securities or interests held by such Person’s Affiliates; it being understood that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under this Agreement, the same security or interest therein shall not be counted more than once.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.
MALLINCKRODT PLC
By:
~~/s/~~

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

~~IN WITNESS WHEREOF, each Initial Holder has executed this Agreement as set forth on Schedule I hereto.~~
[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE I
~~[•]~~[•]
Schedule I

EXHIBIT A
Form of Joinder Agreement
Reference is made to that certain Amended and Restated Registration Rights Agreement (as amended, restated and/or modified from time to time, the “Agreement”) dated as of [•], ~~2023~~2025 (the “Effective Date”), by and among Mallinckrodt plc, an Irish public limited company (the “Company”) and the ~~Initial~~ Holders (as defined in the Agreement) named therein. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Agreement.
This Joinder Agreement is being entered into ~~(a)~~ in respect of a Transfer of Registrable Securities to the undersigned ~~or (b) by a Person that beneficially owns MIP Shares. In the case of clause (a), the~~ Transferee. The undersigned Transferor hereby represents and warrants to the Company that the Transferor was a Holder of Registrable Securities as of immediately prior to the Transfer. The undersigned Transferee hereby represents and warrants to the Company that (i) such Transfer, as set forth in Annex 1 hereto, is effected in accordance with the terms and conditions of the Agreement, applicable securities laws and the restrictions with respect to the transfer of Ordinary Shares set forth in the Company’s organizational documents and (ii) the Transferee meets the definition of a “Holder” set forth in the Agreement after giving effect to the Transfer.
The undersigned Transferee hereby agrees, effective as of the date set forth below, to become a party to, and to become subject to and bound by the terms of, the Agreement, and for all purposes of the Agreement the undersigned Transferee will be included within the term “Holder”.
[NAME OF TRANSFEREE]
By:

Name:
Title:
[NAME OF TRANSFEROR]
[“Transferor”]
By:

Name:
Title:
Exhibit A

ACCEPTED AND AGREED:
MALLINCKRODT PLC
By:

Name:
Title:
Exhibit A

Annex 1
Name of Transferee	[•]
Address of Transferee (including email)	[•]
Number of Registrable Securities Transferred	[•]
Date of Transfer	[•]
Exhibit A

EXHIBIT B
Form of Joinder Agreement
Reference is made to that certain Amended and Restated Registration Rights Agreement (as amended, restated and/or modified from time to time, the “Agreement”) dated as of [•], 2025 (the “Effective Date”), by and among Mallinckrodt plc, an Irish public limited company (the “Company”) and the Holders (as defined in the Agreement) named therein. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Agreement.
The undersigned hereby agrees, effective as of the date set forth below, to become a party to, and to become subject to and bound by the terms of, the Agreement, and for all purposes of the Agreement the undersigned will be included within the term “Holder”.
The address and email address to which notices may be sent to the undersigned are as follows:
Address:
Email:
Date:
~~[If entity]~~
~~[ENTITY NAME]~~By:

Name:
~~Title:~~
~~[If individual]~~

~~Individual Name:~~
Exhibit B

~~ACCEPTED AND AGREED:~~
~~MALLINCKRODT PLC~~
~~By:~~

~~Name:~~
Title:
Exhibit B

ANNEX N
ANNEX N
LIST OF RELEVANT TERRITORIES
1.
Albania

2.
Armenia

3.
Australia

4.
Austria

5.
Bahrain

6.
Belarus

7.
Belgium

8.
Bosnia & Herzegovina

9.
Botswana

10.
Bulgaria

11.
Canada

12.
Chile

13.
China

14.
Croatia

15.
Cyprus

16.
Czech Republic

17.
Denmark

18.
Egypt

19.
Estonia

20.
Ethiopia

21.
Finland

22.
France

23.
Georgia

24.
Germany

25.
Ghana1

26.
Greece

27.
Hong Kong

28.
Hungary

29.
Iceland

1
Not yet in effect

30.
India

31.
Israel

32.
Italy

33.
Japan

34.
Kazakhstan

35.
Kenya2

36.
Korea

37.
Kosovo

38.
Kuwait

39.
Latvia

40.
Liechtenstein3

41.
Lithuania

42.
Luxembourg

43.
Macedonia

44.
Malaysia

45.
Malta

46.
Mexico

47.
Moldova

48.
Montenegro

49.
Morocco

50.
Netherlands

51.
New Zealand

52.
Norway

53.
Oman

54.
Pakistan

55.
Panama

56.
Poland

57.
Portuguese Republic

58.
Qatar

59.
Romania

60.
Russian Federation

61.
Saudi Arabia

2
Not yet in effect.

3
Not yet in effect.

62.
Serbia

63.
Singapore

64.
Slovak Republic

65.
Slovenia

66.
South Africa

67.
Spain

68.
Sweden

69.
Switzerland

70.
Thailand

71.
Turkey

72.
Ukraine

73.
United Arab Emirates

74.
United Kingdom

75.
United States of America

76.
Uzbekistan

77.
Vietnam

78.
Zambia

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Mallinckrodt is incorporated under the laws of Ireland.
The articles of association of Mallinckrodt confer an indemnity on its directors and secretary to the extent permitted by the Irish Companies Act. The Irish Companies Act only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability or in which they are acquitted, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or the secretary. This restriction does not apply to executives who are not directors or the secretary of Mallinckrodt. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company to a greater extent will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the Irish company.
In addition, the articles of association of Mallinckrodt also contain an indemnity for current or former executive officers (other than the present or former directors and secretary of Mallinckrodt), or any person who is serving or has served at the request of Mallinckrodt as a director or executive officer of another company, joint venture, trust or other enterprise, including any Mallinckrodt subsidiary (each individually, a “covered person”), from any liability arising from his or her position as a covered person as a director of Mallinckrodt. However, this discretion must be exercised bona fide in the best interests of Mallinckrodt as a whole.
Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. Mallinckrodt maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of Mallinckrodt or its affiliated companies.
In addition, it is expected that Mallinckrodt will indemnify its directors and certain officers, as well as individuals serving as directors or officers of its subsidiaries to the fullest extent permitted by the Irish Companies Act, pursuant to indemnification agreements existing or to be entered into by Mallinckrodt and/or one or more of its subsidiaries.
Endo’s directors and executive officers are entitled to continued indemnification and insurance under Endo’s organizational documents, Delaware law and the Transaction Agreement.
The foregoing summaries are qualified in their entirety by the terms and provisions of such arrangements.
Item 21.   Exhibits
(a)   The following exhibits are filed herewith unless otherwise indicated:
Exhibit Number	Description
2.1	Transaction Agreement, dated as of March 13, 2025, by and among Mallinckrodt plc, Salvare Merger Sub LLC and Endo, Inc. (included as Annex B to the joint proxy statement/prospectus).
2.2	Form of Voting Agreement, by and among, Mallinckrodt, Endo and the Mallinckrodt shareholder(s) party thereto (included as Annex D to this joint proxy statement/prospectus that is a part of this registration statement).
2.3	Form of Voting Agreement, by and among, Mallinckrodt, Endo and the Endo stockholder(s) party thereto (included as Annex E to this joint proxy statement/prospectus that is a part of this registration statement).

Exhibit Number	Description
2.4	Amendment to the Transaction Agreement, dated as of April 23, 2025, by and among Mallinckrodt plc, Salvare Merger Sub LLC and Endo, Inc. (included as Annex C to the joint proxy statement/prospectus).
3.1	Memorandum and articles of association of Mallinckrodt plc (incorporated by reference to Exhibit 3.1 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
3.2	Form of articles of association of Mallinckrodt plc to be adopted immediately prior to the scheme effective date (included as Annex H to the joint proxy statement/prospectus).
3.3	Form of articles of association of Mallinckrodt plc to be adopted upon the merger effective time (included as Annex I to the joint proxy statement/prospectus).
4.1	Indenture, dated as of November 14, 2023, by and among the Issuers, the Guarantors, Wilmington Savings Fund Society, FSB, as First Lien Trustee and Acquiom Agency Services LLC, as Collateral Agent (incorporated by reference to Exhibit 4.1 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
4.2	Supplemental Indenture No. 1, dated as of May 1, 2024, to the Indenture, dated as of November 14, 2023, by and among the Issuers, the Guarantors, Wilmington Savings Fund Society, FSB, as First Lien Trustee and Acquiom Agency Services LLC, as Collateral Agent (incorporated by reference to Exhibit 4.3 to Mallinckrodt’s Quarterly Report on Form 10-Q filed August 6, 2024).
4.3	Form of 14.750% senior secured first lien notes due 2028 (incorporated by reference to Exhibit 4.1 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
4.4	Supplemental Indenture No. 2, dated November 29, 2024, to the Indenture, dated as of November 14, 2023, by and among the Issuers, the Guarantors, Wilmington Savings Fund Society, FSB, as First Lien Trustee and Acquiom Agency Services LLC, as Collateral Agent (incorporated by reference to Exhibit 4.3 to Mallinckrodt’s Quarterly Report on Form 10-Q filed August 6, 2024).
5.1*	Opinion of Arthur Cox as to the validity of the ordinary shares to be issued by Mallinckrodt plc
8.1*	Opinion of Davis Polk & Wardwell LLP as to certain tax matters
10.1	Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, amended September 8, 2021 (incorporated by reference to Exhibit 10.1 to Mallinckrodt’s Current Report on Form 10-Q filed November 2, 2021).
10.2	Mallinckrodt Pharmaceuticals Change in Control Severance Plan for Certain U.S. Officers and Executives, amended May 18, 2017 (incorporated by reference to Exhibit 10.2 to Mallinckrodt’s Quarterly Report on Form 10-Q filed August 8, 2017).
10.3	Contingent Value Right Agreement, dated as of November 14, 2023, between Mallinckrodt and the Opioid Master Disbursement Trust II (incorporated by reference to Exhibit 10.1 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
10.4	Registration Rights Agreement, dated as of November 14, 2023, by and among Mallinckrodt and the initial holders identified therein (incorporated by reference to Exhibit 10.2 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
10.5	Deed Poll Relating to the Information Rights of Members of Mallinckrodt plc, dated as of November 14, 2023 (incorporated by reference to Exhibit 10.3 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
10.6	Credit Agreement, dated as of November 14, 2023, by and among the Issuers, Mallinckrodt, the Lenders Party thereto from time to time, Acquiom Agency Services LLC and Seaport Loan Products LLC, as Co-Administrative Agents, and Acquiom Agency Services LLC, as Collateral Agent (incorporated by reference to Exhibit 10.4 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).

Exhibit Number	Description
10.7	Form of First Lien Intercreditor Agreement, dated as of November 14, 2023, by and among the Issuers, Mallinckrodt, the other Grantors from time to time party thereto, Acquiom Agency Services LLC, as Collateral Agent and as Authorized Representative, Wilmington Savings Fund Society, FSB, as Initial Additional Authorized Representative, and each additional Authorized Representative from time to time party thereto (incorporated by reference to Exhibit 10.5 to Mallinckrodt’s Current Report on Form 8-K filed November 15, 2023).
10.8	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt, Mallinckrodt ARD LLC and James Landolt (incorporated by reference to Exhibit 10.1 to Mallinckrodt’s Current Report on Form 8-K filed March 11, 2022).
10.9	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt, Mallinckrodt ARD LLC, Charles Strunck, Lisa Pratta and Scott Clark (incorporated by reference to Exhibit 10.2 to Mallinckrodt’s Current Report on Form 8-K filed March 11, 2022).
10.10	Second Amended and Restated Employment Agreement, dated as of February 2, 2024, by and between ST Shared Services LLC and Sigurdur Olafsson (incorporated by reference to Exhibit 10.1 to Mallinckrodt’s Current Report on Form 8-K filed February 2, 2024).
10.11	Form of Second Amended and Restated Employment Agreement for Executive Officers (incorporated by reference to Exhibit 10.2 to Mallinckrodt’s Current Report on Form 8-K filed February 2, 2024).
10.12	First Amended and Restated Employment Agreement, dated as of February 28, 2024, between Mallinckrodt Pharmaceuticals Ireland, Ltd. and Paul O’Neill (incorporated by reference to Exhibit 10.16 to Mallinckrodt’s Annual Report on Form 10-K filed March 26, 2024).
10.13	Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan, dated as of February 2, 2024 (incorporated by reference to Exhibit 10.3 to Mallinckrodt’s Current Report on Form 8-K filed February 2, 2024).
10.14	Amendment No. 1 to the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan, dated as of December 2, 2024 (incorporated by reference to Exhibit 10.3 to Mallinckrodt’s Current Report on Form 8-K filed February 2, 2024).
10.15	Form of Second Amended and Restated Restricted Unit Award for the CEO under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.16 to Mallinckrodt’s Annual Report on Form 10-K filed March 13, 2025).
10.16	Form of Second Amended and Restated Restricted Unit Award for Executive Officers under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.17 to Mallinckrodt’s Annual Report on Form 10-K filed March 13, 2025).
10.17	Form of Second Amended and Restated Restricted Unit Award for Directors under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.18 to Mallinckrodt’s Annual Report on Form 10-K filed March 13, 2025).
10.18	Form of Second Amended and Restated Performance Unit Award for the CEO under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.2 to Mallinckrodt’s Current Report on Form 8-K filed December 5, 2024).
10.19	Form of Second Amended and Restated Performance Unit Award for Executive Officers under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.3 to Mallinckrodt’s Current Report on Form 8-K filed December 5, 2024).
10.20	Form of Second Amended and Restated Performance Unit Award for Directors under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (incorporated by reference to Exhibit 10.4 to Mallinckrodt’s Current Report on Form 8-K filed December 5, 2024).

Exhibit Number	Description
10.21	Mallinckrodt plc Second Amended and Restated Long-Term Transaction Incentive Plan, amended as of December 2, 2024 (incorporated by reference to Exhibit 10.1 to Mallinckrodt’s Current Report on Form 8-K filed December 5, 2024).
10.22	Form of Award Forfeiture Agreement, by and between Mallinckrodt and the Grantee named therein (incorporated by reference to Exhibit 10.23 to Mallinckrodt’s Annual Report on Form 10-K filed March 13, 2025).
21.1	Subsidiaries of Mallinckrodt plc
21.2	Subsidiaries of Endo, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Mallinckrodt plc).
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm (Mallinckrodt plc).
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Endo, Inc.).
23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Endo International plc.).
24.1	Powers of Attorney (included on signature page).
99.1*	Form of Proxy Card of Mallinckrodt, plc Court Meeting.
99.2*	Form of Proxy Card of Mallinckrodt, plc Extraordinary General Meeting.
99.3*	Form of Proxy Card of Endo, Inc.
99.4	Fairness Opinion of Lazard Frères & Co. LLC (included as Annex F to the joint proxy statement/prospectus).
99.5	Fairness Opinion of Goldman Sachs (included as Annex G to the joint proxy statement/prospectus).
99.6	Consent of Lazard Frères & Co. LLC
99.7	Consent of Goldman Sachs.
99.8	Consent of Paul S. Efron.
107	Filing Fee Table

*
To be filed by amendment

Item 22.   Undertakings
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•
any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

•
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

•
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

•
any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(d)
The Registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on April 23, 2025.
By:
/s/ Mark Tyndall

Name: Mark Tyndall
Title: Executive Vice President and Chief Legal Officer & Corporate Secretary
We, the undersigned officers and directors of Mallinckrodt plc, hereby severally constitute and appoint Sigurdur (Siggi) Olafsson, Bryan M. Reasons and Mark Tyndall, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement filed herewith and any and all subsequent pre-effective and post-effective amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Mallinckrodt plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the U.S. Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments (including post-effective amendments) thereto.
Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Sigurdur Olafsson	Sigurdur (Siggi) Olafsson, President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2025
/s/ Bryan M. Reasons	Bryan M. Reasons, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2025
/s/ Paul M. Bisaro	Paul M. Bisaro, Chair of the Board, Director	April 23, 2025
/s/ Katina Dorton	Katina Dorton, Director	April 23, 2025
/s/ Abbas Hussain	Abbas Hussain, Director	April 23, 2025
/s/ David Stetson	David Stetson, Director	April 23, 2025
/s/ Wesley Wheeler	Wesley P. Wheeler, Director	April 23, 2025
/s/ Jonathan Zinman	Jonathan Zinman, Director	April 23, 2025